Form 10-K, Exhibit 13
period 1995-12-31
POCAHONTAS BANKSHARES CORP
filed 1996-03-28
CIK 723594

                                                                     Exhibit 13








                      [Pocahontas Bankshares Corporation
                              Logo Appears Here]

                       Pocahontas Bankshares Corporation






                                     1995


                                 Annual Report

Common Shares
Common shares are not traded on any stock exchange nor over-the-counter.

Stockholder Inquiries
Communications regarding transfer requirements and lost certificates should be directed to the transfer agent.

Transfer Agent/Registrar
First Century Bank, N.A., Stock Transfer Department, Trust Division, P.O. Box 1559, Bluefield, WV 24701.

Form 10-K Information
Copies of the Pocahontas Bankshares Corporation's Annual Report to the Securities and Exchange Commission, Form 10-K, may be obtained by writing J. Ronald Hypes, Treasurer, Pocahontas Bankshares Corporation, P.O. Box 1559, Bluefield, WV 24701.

Annual Meeting
The annual meeting of the stockholders will be held at 11:00 AM, Tuesday, April 16, 1996, at Fincastle Country Club, Bluefield, Virginia. All stockholders are cordially invited to attend.



                    Table of Contents

Financial Highlights.........................................                  1
Letter to the Stockholders...................................                  2
Management's Discussion and Analysis of Financial Condition
     and Results of Operation................................                  3
Consolidated Statements of Financial Condition...............                 16
Consolidated Statements of Income............................                 17
Consolidated Statements of Cash Flows........................                 18
Consolidated Statements of Changes in Stockholders' Equity...                 19
Notes to Consolidated Financial Statements...................                 20
Report of Independent Accountants............................                 35
Boards of Directors..........................................                 36
Corporate and Bank Officers..................................  Inside back cover
Pocahontas Bankshares Corporation Subsidiaries...............         Back cover

                                                1995          1994          1993
                                      ----------------------------------------------------                Financial
                                         (Dollars in Thousands, Except Per Share Data)                    Highlights
------------------------------------------------------------------------------------------
FOR THE YEAR
------------------------------------------------------------------------------------------
 Total operating income                      $  22,208     $  20,041     $  18,796
 Total operating expense                        17,613        16,409        16,327
 Net income                                      2,414         2,257         1,547
 Cash dividends declared                         1,100         1,000           875
------------------------------------------------------------------------------------------
AT YEAR END
------------------------------------------------------------------------------------------
 Assets                                      $ 265,980     $ 261,299     $ 261,974
 Deposits                                      232,172       230,882       229,451
 Loans                                         177,794       171,325       177,331
 Securities                                     58,859        64,295        58,980
 Stockholders' equity                           23,186        21,161        20,366
------------------------------------------------------------------------------------------
PER COMMON SHARE
------------------------------------------------------------------------------------------
 Net income                                  $    2.41     $    2.26     $    1.55
 Cash dividends declared                          1.10          1.00         0.875
 Book value                                      23.19         21.16         20.37

-----------------------------------------------
LOANS
-----------------------------------------------
1995                    $177,794

1994                    $171,325

1993                    $177,331
-----------------------------------------------

-----------------------------------------------
ASSETS
-----------------------------------------------
1995                    $265,980

1994                    $261,299

1993                    $261,974
-----------------------------------------------

-----------------------------------------------
DEPOSITS
-----------------------------------------------
1995                    $232,172

1994                    $230,882

1993                    $229,451
-----------------------------------------------

-----------------------------------------------
BOOK VALUE PER SHARE
-----------------------------------------------
1995                    $23.19

1994                    $21.16

1993                    $20.37
-----------------------------------------------

                                       Pocahontas Bankshares Corporation  Page 1

Letter to the Stockholders

To Our Stockholders,
Customers and Friends:


  The directors, officers and employees of Pocahontas Bankshares Corporation and its wholly-owned subsidiaries, First Century Bank, N.A. and First Century Bank, Virginia, are pleased to present this Annual Report for 1995.

  Pocahontas Bankshares Corporation had the most profitable year in its history with net income of $2,414,000. This represented an increase for 1995 of 7% over the previous year. On a per share basis, net income rose to $2.41 compared to $2.26 the previous year. Total assets were $265,980,000, the highest in the history of the Corporation. The return on average assets for 1995 was 0.92% and the return on average equity was 10.79%. Although slightly lower than our peers, these performance ratios continue to improve through our efforts to expand our customer base and maintain high asset quality standards.

  The year 1995 was the first full year that we operated our West Virginia operations as one bank under the name of First Century Bank, N.A. Management is pleased with the performance of the bank since the merger which has resulted in reduced expenses and more efficient operations. Management believes the merger is accomplishing its primary goal of providing better service and quality financial products for our customers.

  During 1995, the Corporation began a major renovation of its main office location in downtown Bluefield, West Virginia. This renovation will result in a state-of-the-art operations center, along with a modern retail and commercial financial center. The refurbished main office building will be enhanced with new drive-in facilities, a 24-hour automated teller machine and additional parking for the convenience of our customers. This much needed renovation of the Corporation's antiquated facilities will allow for our continued growth and expansion efforts well into the next century. Completion of this project is anticipated for early fall 1996.

  Pocahontas Bankshares Corporation continues to be locally owned and managed and is dedicated to giving quality service and quick response to its customers. We continue to build and enhance our strong tradition of community banking excellence and personal service by meeting the financial needs of our customers on a timely and cost effective basis. We are committed to providing outstanding service and quality financial products, both personal and electronic, that will permit us to meet the needs of our customers and provide them with the technology that will be required for survival as we enter the new millennium.

  We ask for your continued support of Pocahontas Bankshares Corporation and its banking subsidiaries as we make every effort to provide quality service to the people in our region. Your confidence and continued support are greatly appreciated.


Sincerely,


/s/ R. W. "Buz" Wilkinson
R. W. "Buz" Wilkinson
President & Chief Executive Officer

Page . 2  Pocahontas Bankshares Corporation

Management's Discussion and Analysis of Financial Condition and Results of Operations

---------------------------------------------------------------------------------------------------------
AVERAGE STATEMENTS OF CONDITION AND NET INTEREST DIFFERENTIAL
---------------------------------------------------------------------------------------------------------
                                                   1995                            1994                          1993
                                        --------------------------------------------------------------------------------------------

                                                                            (Dollars in Thousands)
                                        Average             Average     Average             Average    Average             Average
ASSETS:                                 Balance   Interest    Rate      Balance   Interest    Rate     Balance   Interest    Rate
                                        --------------------------------------------------------------------------------------------

Interest-bearing deposits with banks    $ 1,525   $     86     5.64%    $     90  $      3     3.33%   $     30  $      1     3.33%
Securities:
 U. S. Government securities             36,863      1,880     5.10%      43,666     2,167     4.96%     38,666     2,149     5.56%
 U. S. Government agency                 13,706        857     6.25%       9,708       514     5.29%     11,266       704     6.25%
 State and Municipal securities           3,797        287     7.56%       3,313       265     8.00%      3,724       297     7.98%
 Other securities                         6,290        450     7.15%       5,882       438     7.45%      5,426       431     7.94%
------------------------------------------------------------------------------------------------------------------------------------
  Total securities                       60,656      3,474     5.73%      62,569     3,384     5.41%     59,082     3,581     6.06%
------------------------------------------------------------------------------------------------------------------------------------
Federal funds sold                        8,853        531     6.00%       4,347       205     4.72%      9,064       269     2.97%
Loans                                   175,280     16,566     9.45%     177,888    14,746     8.29%    167,891    13,263     7.90%
------------------------------------------------------------------------------------------------------------------------------------
 Total interest-earning assets          246,314     20,657     8.39%     244,894    18,338     7.49%    236,067    17,114     7.25%
------------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses                (2,059)                          (1,903)                        (1,592)
Cash and due from banks - demand          7,670                            9,623                          8,597
Premises and equipment - net              4,909                            4,837                          4,116
Other assets                              5,622                            5,190                          5,724
------------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                           $262,456                         $262,641                       $252,912
===================================================================================================================================

LIABILITIES AND STOCKHOLDERS'
 EQUITY:
Interest-bearing demand deposits       $ 48,920      1,660     3.39%    $ 53,365     1,600     3.00%   $ 45,984     1,575     3.43%
Savings deposits                         69,118      2,502     3.62%      79,757     2,616     3.28%     73,496     2,671     3.63%
Time deposits                            85,862      4,441     5.17%      72,634     2,849     3.92%     77,613     3,115     4.01%
------------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing deposits       203,900      8,603     4.22%     205,756     7,065     3.43%    197,093     7,361     3.73%
Short-term debt                           9,661        449     4.65%       7,496       221     2.95%      7,903       202     2.56%
Long-term debt                               --         --       --        1,823       138     7.57%      2,597       164     6.31%
------------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities    213,561      9,052     4.24%     215,075     7,424     3.45%    207,593     7,727     3.72%
------------------------------------------------------------------------------------------------------------------------------------
Demand deposits                          24,668                           25,194                         23,401
Other liabilities                         1,858                            1,555                          1,510
------------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                       240,087                          241,824                        232,504
------------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                     22,369                           20,817                         20,408
------------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                   $262,456                         $262,641                       $252,912
====================================================================================================================================
Average rate paid to fund earning
 assets                                                        3.67%                           3.03%                          3.27%
------------------------------------------------------------------------------------------------------------------------------------
NET INTEREST DIFFERENTIAL                         $ 11,605     4.71%              $ 10,914     4.46%             $  9,387     3.98%
====================================================================================================================================

For purposes of this schedule, interest on nonaccrual loans has been included only to the extent reflected in the income statement. However, the loan balance is included in the average amount outstanding. Interest income on tax-exempt securities is shown based on the actual yield.

------------------------------------------------------------------------------------------------------------------------------------

VOLUME/RATE ANALYSIS
------------------------------------------------------------------------------------------------------------------------------------


                                                                         Increase (Decrease) in Interest

                                          ------------------------------------------------------------------------------------------

                                                    1995 vs. 1994                  1994 vs. 1993                1993 vs. 1992
                                          ------------------------------------------------------------------------------------------

                                                                             (Dollars in Thousands)
                                                Due to Change in (1)           Due to Change in (1)        Due to Change in (1)
                                          ------------------------------------------------------------------------------------------

Interest income on:                         Volume      Rate    Total      Volume     Rate     Total   Volume      Rate     Total
                                          ------------------------------------------------------------------------------------------
  Loans                                     $ (231)   $2,051   $1,820      $  809    $ 674    $1,483   $1,531    $  (843)  $   688
  Securities                                  (107)      197       90         200     (397)     (197)    (281)      (739)   (1,020)
  Federal funds sold                           241        85      326        (181)     117       (64)      37        (33)        4
  Interest?bearing deposits with banks          64        19       83           2       --         2        0          0         0
------------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST INCOME                          (33)    2,352    2,319         830      394     1,224    1,287     (1,615)     (328)
------------------------------------------------------------------------------------------------------------------------------------
Interest expense on:
  Interest?bearing demand deposits            (142)      202       60         237     (211)       26      540       (144)      396
  Savings deposits                            (367)      253     (114)        216     (271)      (55)     559       (279)      280
  Time deposits                                602       990    1,592        (198)     (68)     (266)    (596)      (649)   (1,245)
  Short-term borrowings                         82       146      228         (11)      30        19      (39)       (10)      (49)
  Long-term debt                              (138)        0     (138)        (54)      27       (27)     (44)         1       (43)
------------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                          37     1,591    1,628         190     (493)     (303)     420     (1,081)     (661)
------------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                         $  (70)   $  761   $  691      $  640    $ 887    $1,527   $  867    $  (534)  $   333
====================================================================================================================================

(1) Changes due to a combination of volume and rate have been allocated equally to volume and rate.

                                       Pocahontas Bankshares Corporation  Page 3

     The purpose of this discussion is to focus and expand on certain information about the Corporation's financial condition and results of operations which is not otherwise apparent from the audited consolidated financial statements included in this Annual Report. Reference should be made to those statements and the selected financial data presented elsewhere in this report for a thorough understanding of the following discussion and analysis. Management is not aware of any market or institutional trends, events or uncertainties that will have or are reasonably likely to have a material effect on the liquidity, capital resources or operations of the Corporation, except as discussed herein. Management is also not aware of any current recommendations by any regulatory authorities which would have such a material effect if implemented.

Corporate Structure and Acquisitions

     Pocahontas Bankshares Corporation ("Corporation"), was chartered under the laws of West Virginia and operates as a multi-bank, interstate bank holding company, headquartered in Bluefield, WV. The Corporation began active operations in March 1984, in a business combination with its then sole subsidiary, The First National Bank of Bluefield. Pocahontas has acquired and currently operates two subsidiary banks, First Century Bank, N.A., Bluefield, WV ("Bluefield"), and First Century Bank, Wytheville, VA ("Wytheville"). These subsidiaries are engaged in commercial banking activities which provide financial services to individuals and businesses throughout southern West Virginia and southwestern Virginia.

     On August 30, 1993, Wytheville completed the acquisition of approximately $6.6 million of deposits and the fixed assets of the Fort Chiswell Branch of Dominion Bank, N. A. (now First Union Bank). This purchase improved the Corporation's market presence in Wythe County, Virginia. Additionally, the staff has worked diligently to retain the customer base and only nominal depletion of the deposit base has occurred.

     During 1994, the Corporation merged the Bank of Oceana into The First National Bank of Bluefield. The name of the resulting bank was changed to First Century Bank, N.A. This decision was carefully evaluated prior to its implementation, because of the long-standing tradition of both institutions within their local communities. The merger will afford the Corporation the ability to streamline operations, as well as provide for more consistent marketing opportunities with Wytheville. Additionally, benefits will accrue for any future expansion as systems are consistently applied throughout the organization.

     Management continues to evaluate its current corporate structure for ways to increase efficiency and reduce its overhead expenses. The commitment to streamline the operations of the Corporation is expected to result in continued improvement in its financial performance.

Balance Sheet Analysis

     The Corporation functions as a financial intermediary, and as such, its financial condition can best be examined in terms of trends in its sources and uses of funds.

Loans

     The Corporation's primary use of funds is loan demand, its most profitable deployment of funds. Total loans increased $6.5 million or 3.8% in 1995 following a $6.0 million or 3.4% decrease in 1994. Expanding affiliate markets has contributed to loan growth, however, some of the Corporation's large credits were paid off unexpectedly before year end 1994 and those funds were redeployed during 1995.

Page 4  Pocahontas Bankshares Corporation

------------------------------------------------------------------------------------------------------------------------------------

AMOUNTS OF LOANS OUTSTANDING
------------------------------------------------------------------------------------------------------------------------------------

                                                                 Years Ended December 31,
                                        --------------------------------------------------------------------------------------------

                                                  1995            1994           1993           1992           1991
                                        --------------------------------------------------------------------------------------------

                                                                  (Dollars in Thousands)
Commercial, financial and agricultural         $ 45,592        $ 46,173       $ 51,240       $ 46,402       $ 46,856
Real estate construction                          3,541           2,202          1,911            829          1,043
Real estate mortgage                            102,178          97,020        101,781         89,167         70,851
Installment                                      26,483          25,930         22,399         21,283         22,088
------------------------------------------------------------------------------------------------------------------------------------

TOTAL LOANS OUTSTANDING                        $177,794        $171,325       $177,331       $157,681       $140,838
====================================================================================================================================


------------------------------------------------------------------------------------------------------------------------------------

MATURITY SCHEDULE OF LOANS
------------------------------------------------------------------------------------------------------------------------------------


                                                                                Remaining maturity at December 31, 1995
                                                                 -------------------------------------------------------------------

                                                                                      (Dollars in Thousands)
                                                                     1 Year or      1 to 5      After 5     Total
                                                                       Less         Years        Years
                                                                 -------------------------------------------------------------------

Commercial, financial and agricultural                                $ 36,371      $ 5,965     $ 3,256     $ 45,592
Real estate construction                                                 3,154          387          --        3,541
Real estate mortgage                                                    60,169       27,785      14,224      102,178
Installment                                                              7,483       18,234         766       26,483
------------------------------------------------------------------------------------------------------------------------------------

TOTAL                                                                 $107,177      $52,371     $18,246     $177,794
------------------------------------------------------------------------------------------------------------------------------------

Loans with fixed
 interest rates                                                       $  9,224      $49,935     $18,246     $ 77,405
Loans with floating
 interest rates                                                         97,953        2,436          --      100,389
------------------------------------------------------------------------------------------------------------------------------------

TOTAL                                                                 $107,177      $52,371     $18,246     $177,794
====================================================================================================================================


------------------------------------------------------------------------------------------------------------------------------------

NONPERFORMING ASSETS AND LOAN LOSS ANALYSIS
------------------------------------------------------------------------------------------------------------------------------------

                                                      1995          1994          1993          1992          1991
                                                  ----------------------------------------------------------------------------------

                                                                           (Dollars in Thousands)
Average amount of loans outstanding                $175,280       $177,888      $167,891      $149,138      $130,372
Allowance for loan losses:
 Balance at beginning of period                    $  1,985       $  1,858      $  1,540      $  1,228      $  1,075
 Loans charged off
  Commercial, financial and agricultural                225            270           106           207           188
  Real estate construction                               --             --            --            --            --
  Real estate mortgage                                  235            438            57           145           120
  Installment loans to individuals                      254            165           137           141           182
------------------------------------------------------------------------------------------------------------------------------------

TOTAL LOANS CHARGED OFF                                 714            873           300           493           490
------------------------------------------------------------------------------------------------------------------------------------

 Loan recoveries
  Commercial, financial and agricultural                  8            577           148            91             3
  Real estate construction                               --             --            --            --            --
  Real estate mortgage                                   --             14            --             2             4
  Installment loans to individuals                       27             14            11            14             7
------------------------------------------------------------------------------------------------------------------------------------

TOTAL LOAN RECOVERIES                                    35            605           159           107            14
------------------------------------------------------------------------------------------------------------------------------------

 Net loans charged off                                 (679)          (268)         (141)         (386)         (476)
 Provision for loan losses                              839            395           459           698           629
------------------------------------------------------------------------------------------------------------------------------------

BALANCE AT END OF PERIOD                           $  2,145       $  1,985      $  1,858      $  1,540      $  1,228
====================================================================================================================================

Ratio of net loans charged off to
  average loans outstanding                            0.39%          0.15%         0.08%         0.26%         0.37%

Allowance at year end as a percent of loans            1.21%          1.15%         1.05%         0.98%         0.87%
Provision for loan losses as a percent of loans        0.47%          0.23%         0.26%         0.44%         0.45%
------------------------------------------------------------------------------------------------------------------------------------

Nonperforming assets (at year end)
  Nonaccrual                                       $  3,194       $  1,564      $  1,716      $  1,386      $  2,845
  Past-due ninety days or more and still accruing       781            536           411           479         1,197
Other real estate owned                               1,206            928         1,205         2,482         3,377
------------------------------------------------------------------------------------------------------------------------------------

TOTAL NONPERFORMING ASSETS                         $  5,181       $  3,028      $  3,332      $  4,347      $  7,419
------------------------------------------------------------------------------------------------------------------------------------

  Nonperforming assets/total loans                      2.9%           1.8%          1.9%          2.8%          5.3%
  Nonperforming assets/total assets                     1.9%           1.2%          1.3%          1.8%          3.1%
====================================================================================================================================


                                       Pocahontas Bankshares Corporation  Page 5

------------------------------------------------------------------------------------------------------------------------------------

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
------------------------------------------------------------------------------------------------------------------------------------

                                             1995                     1994                   1993                  1992
                                        --------------------------------------------------------------------------------------------

                                                                             (Dollars in Thousands)
                                                  Percent of             Percent of           Percent of            Percent of
                                                 loans in each         loans in each         loans in each         loans in each
                                                  Category to           Category to           Category to           Category to
                                          Amount  Total Loans   Amount  Total Loans   Amount  Total Loans   Amount  Total Loans
                                        --------------------------------------------------------------------------------------------

Commercial, financial and agricultural    $  443      25.64%    $  594      26.95%    $  551     28.90%     $  495     29.43%
Real estate construction                      20       1.99%        30       1.29%        25      1.08%         10      0.53%
Real estate mortgage                         502      57.47%       781      56.63%       749     57.40%        652     56.54%
Installment                                  290      14.90%       245      15.13%       205     12.62%        176     13.50%
Unallocated                                  890        N/A        335        N/A        328       N/A         207       N/A
------------------------------------------------------------------------------------------------------------------------------------

TOTAL                                     $2,145     100.00%    $1,985     100.00%    $1,858    100.00%     $1,540    100.00%
====================================================================================================================================



                                                                1991
                                        --------------------------------------------------------------------------------------------

                                                                        (Dollars in Thousands)
                                                                 Percent of
                                                                loans in each
                                                                 Category to
                                                       Amount    Total Loans
                                        --------------------------------------------------------------------------------------------

Commercial, financial and agricultural                 $  488      33.27%
Real estate construction                                   11       0.74%
Real estate mortgage                                      551      50.31%
Installment                                               101      15.68%
Unallocated                                                77        N/A
------------------------------------------------------------------------------------------------------------------------------------

TOTAL                                                  $1,228     100.00%
====================================================================================================================================


At December 31, 1995, the loan portfolio comprised 72.0% of total interest-earning assets as compared to 70.7% of total interest-earning assets at December 31, 1994, and contributed 80.2% of total interest income in 1995, compared to 80.4% of total interest income in 1994. Loan demand continued to be relatively strong through most of 1995 in all the major categories of the loan portfolio.

     During 1995, the growth in the loan portfolio was primarily accomplished by aggressive solicitation of small and middle-market companies within the Corporation's primary trade areas. Emphasis continued to be on strong local companies with known local management and excellent financial stability. Consistent with management's philosophy on relationship banking, most borrowers are also depositors and utilize other banking services. Most of the commercial loans in the portfolio were made at variable rates of interest. The average yield of the loan portfolio increased to an average rate of 9.45% in 1995 compared to 8.29% in 1994. This reflected the effects of rising rates during most of 1994.

     Although the commercial loan portfolio is generally diversified and geographically dispersed within the region, aggregate loans to three specific lines of business represent greater than 25% of the Corporation's equity. These lines of business are Coal Related, Hotel/Motel, and Health Care Professionals. Although none of these industries represent more than 10% of the total loan portfolio, management closely monitors these lines. Within each specific industry, borrowers are well diversified as to specialty, service or other unique feature of the overall industry. A substantial portion of the customers' ability to honor their contractual commitment is largely dependent upon the economic conditions of the respective industry and overall economic conditions of southern West Virginia and southwestern Virginia.

     The consumer portion of the loan portfolio which increased approximately 2% in 1995, consisted of both secured and unsecured loans made to individuals and families for various reasons including the purchase of automobiles, home improvements, educational expenses and other worthwhile purposes. The Corporation's expansion into Virginia greatly enhanced the opportunities for increased consumer lending. As interest rates continue to increase, the weakening economy that is being predicted may reduce these opportunities. As the region moves through these economic cycles, management believes the Corporation is well positioned to serve this important market segment.

     Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total amount of commitments does not necessarily represent future cash requirements. At December 31, 1995 and 1994, the subsidiary banks had outstanding commitments to extend credit of approximately $20,280,000 and $15,721,000, respectively.

Page 6  Pocahontas Bankshares Corporation

     Any discussion of the loan portfolio would not be complete without mentioning nonperforming assets. Nonperforming assets, including nonaccrual loans, loans past-due 90 days or more and other real estate owned, increased $2,153,000 from December 31, 1994 to December 31, 1995. This increase of approximately 71% is primarily the result of two commercial loans which the Corporation has identified and is aggressively pursuing collection efforts to limit the exposure to losses. The Corporation's policy is to discontinue the accrual of interest on loans that are past due more than 90 days, unless such loans are well collateralized and in process of collection. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment of principal or interest is in doubt.

     Management continues to enhance the methodology and procedures for determining the adequacy of the allowance for loan losses. These enhancements have been approved by each of the respective subsidiaries' boards of directors. The procedures that are utilized entail analyzing the loan "watch" list and assigning classifications to each loan, as set forth by the appropriate regulatory agency. Other real estate owned is also analyzed and assigned a classification. Subsequently, classified loans are categorized and appropriate reserves are assigned as follows: Substandard - 1% - 20%, Doubtful - 50%, and Loss - 100%. Other loans, more than 90 days past due, that have not been considered in the aforementioned procedures are assigned a classification of Substandard and are reserved for accordingly. The remaining portfolio is segregated into consumer, commercial, and residential real estate loans, and the historical net charge off percentage of each category is applied to the current amount outstanding in that category. Also, a review of concentrations of credit, classes of loans and pledged collateral is performed to determine the existence of any deterioration. In addition, volume and trends in delinquencies and nonaccruals, off-balance sheet credit risks, the loan portfolio composition, loan volume and maturity of the portfolio, national and local economic conditions and the experience, ability and depth of lending management and staff are given consideration.

     The Corporation maintains, through its provision, an allowance for loan losses believed by managment to be adequate to absorb potential credit losses inherent in the portfolio. The $444,000 increase in the provision for loan losses in 1995 compared to 1994 was primarily a result of increased net loans charged off in 1995 of $411,000 compared to 1994. The allowance for loan losses was 1.21% of year-end loans in 1995 compared to 1.15% in 1994.

Securities

     Securities, another major use of funds, decreased by $5.4 million or 8.5% during 1995. At December 31, 1995, securities comprised 23.9% of total interest-earning assets compared to 26.5% of total interest-earning assets at December 31, 1994. The composition of the Corporation's securities portfolio reflects management's investment strategy of maximizing portfolio yields subject to risk and liquidity considerations. The primary objective of the Corporation's investment strategy is to maintain an appropriate level of asset liquidity and provide management a tool to assist in controlling and managing the Corporation's

--------------------------------------------------------------------------------
SECURITIES
--------------------------------------------------------------------------------
                                                           December 31
                                                -------------------------------
                                                   1995       1994      1993
                                                -------------------------------
                                                     (Dollars in Thousands)
U.S. Government securities                         $31,381    $41,974   $39,282
U.S. Government agency securities                   17,186     12,647    10,725
State, county and municipal securities               3,830      3,700     3,687
Other securities                                     6,462      5,974     5,286
--------------------------------------------------------------------------------
TOTAL SECURITIES                                   $58,859    $64,295   $58,980
================================================================================

                                    Pocahontas Bankshares Corporation  Page .  7

--------------------------------------------------------------------------------
MATURITIES OF SECURITIES
--------------------------------------------------------------------------------
The following table shows the maturities of securities at December 31, 1995, and the weighted average yield of such securities:

                                                            After One           After Five
                                           Within           But Within          But Within         After
                                          One year          Five Years          Ten Years        Ten Years          Total
                                           Amount   Yield     Amount   Yield      Amount   Yield  Amount   Yield    Amount    Yield
                                       --------------------------------------------------------------------------------------------
                                                                       (Dollars in Thousands)

U.S. Government securities               $18,165   4.97%   $13,216    5.34%    $   --       --     $ --      --    $31,381   5.13%
U.S. Government agency securities          3,551   5.18%    12,868    5.28%    $   767     6.00%      --      --     17,186   5.29%
State, county and municipal securities        500   7.50%     2,838    7.45%       492     6.24%      --      --      3,830   7.30%
* Other securities                          4,427   7.20%     1,018    6.06%        25     7.80%    $992    6.00%     6,462   6.84%
------------------------------------------------------------------------------------------------------------------------------------
TOTAL SECURITIES                          $26,643   5.42%   $29,940    5.54%    $1,284     6.13%    $992    6.00%   $58,859   5.50%
====================================================================================================================================

* Other securities includes marketable equity securities with no stated maturity. Yields on tax-exempt obligations have not been computed on a tax equivalent basis.


--------------------------------------------------------------------------------
AVERAGE DEPOSITS
--------------------------------------------------------------------------------

                                                                     1995                   1994                   1993
                                                                    Average                Average                Average
                                                               ---------------------------------------------------------------------
                                                                Amount     Rate        Amount     Rate        Amount     Rate
                                                               ---------------------------------------------------------------------
                                                                                    (Dollars in Thousands)
Noninterest-bearing demand deposits                             $ 24,668     N/A       $ 25,194     N/A       $ 23,401     N/A
Interest-bearing demand deposits                                  48,920   3.39%         53,365   3.00%         45,984   3.42%
Savings deposits                                                  69,118   3.62%         79,757   3.28%         73,496   3.63%
Time deposits                                                     85,862   5.17%         72,634   3.92%         77,613   4.01%
------------------------------------------------------------------------------------------------------------------------------------
TOTAL AVERAGE DEPOSITS                                          $228,568   3.76%       $230,950   3.06%       $220,494   3.34%
====================================================================================================================================


--------------------------------------------------------------------------------
MATURITIES OF TIME CERTIFICATES OF DEPOSIT OF $100,000 OR MORE
--------------------------------------------------------------------------------

                                                           December 31, 1995
                                                       -------------------------
                                                        (Dollars in Thousands)
Under 3 months                                                      $ 8,161
3 to 6 months                                                         4,943
6 to 12 months                                                        5,098
Over 12 months                                                        3,832
--------------------------------------------------------------------------------
TOTAL CERTIFICATES OF DEPOSIT OF $100,000 OR MORE                   $22,034
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
SHORT-TERM BORROWED FUNDS
--------------------------------------------------------------------------------

                                                                                                               December 31,
                                                                                                     1995        1994        1993
                                                                                                    --------------------------------
                                                                                                        (Dollars in Thousands)
Federal funds purchased and securities
 sold under agreements to repurchase                                                                 $8,922      $5,661      $6,944
U. S. Treasury demand notes and others                                                                  720       1,302       2,313
------------------------------------------------------------------------------------------------------------------------------------
TOTAL BORROWED FUNDS                                                                                 $9,642      $6,963      $9,257
------------------------------------------------------------------------------------------------------------------------------------


The approximate average interest rates, average amounts outstanding, and maximum amounts outstanding at any month-end for federal funds purchased and securities sold under agreements to repurchase are as follows:

------------------------------------------------------------------------------------------------------------------------------------

                                                                                                     1995        1994        1993
Average interest rates at December 31                                                                3.79%       3.75%       2.09%
Maximum amounts outstanding at any
 month-end                                                                                          $9,035      $7,991      $8,959
Average daily amount outstanding                                                                    $7,775      $6,461      $6,640
Weighted average interest rates                                                                      4.10%       2.83%       2.32%

------------------------------------------------------------------------------------------------------------------------------------

The weighted average interest rates are calculated by dividing the annual interest expense by the related average daily amounts outstanding.

Page . 8 Pocahontas Bankshares Corporation interest rate position while at the same time producing adequate levels of interest income. Management of the maturity of the portfolio is necessary to ensure adequate liquidity and manage interest rate risk. During 1994, the Corporation adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," (SFAS 115). At adoption, the Corporation classified its debt securities portfolio as held to maturity. The equity portfolio was classified as available for sale. Management determined that it had the positive intent and ability to hold its debt securities to maturity. The portfolio is structured so that maturities of securities, along with other available sources, will provide for sufficient liquidity. Net unrealized gains in the held to maturity portfolio amounted to approximately $491,000 at December 31, 1995, compared to $1,661,000 in net unrealized losses at December 31, 1994. This was indicative of the effects of the stable to declining rate environment during 1995.

    As of December 31, 1995, the Corporation had an investment in Van Kampen American Capital U.S. Government Fund, a mutual fund comprised primarily of U.S. agency mortgage-backed securities. The investment is classified as available for sale. The aggregate book and market value of this investment was $4,427,000 at December 31, 1995 and $4,057,000 at December 31, 1994. The mutual fund is composed primarily of GNMA and FNMA pools of mortgages which have weighted average maturities of approximately seven years. Management is not aware of any adverse information regarding this issue with regard to regulatory action, downgrading of debt ratings or cessation of dividends. Due to activities within the fund during 1995, management determined that the unrealized losses which it had accumulated were other than temporary and therefore, approximately $341,000 of losses were recognized for the year ended December 31, 1995.

     State, county and municipal securities contained no issues in excess of 10% of stockholders' equity.

Deposits

     Deposits, the major source of funds, increased approximately $1.3 million or 0.6% in 1995, following an increase of $1.4 million or 0.6% in 1994. The average rate paid on interest-bearing deposits in 1995 was 4.22%, an increase from the average rate of 3.43% paid in 1994, reflecting the rising interest rates prevailing during late 1994 which increased interest expense on certificates of deposit for most of 1995. Competition for deposits continues to intensify among commercial banks, savings banks, thrift institutions, credit unions, mutual funds, brokerage houses, insurance companies, and certain national retailers. Despite this intense competition management is pleased with the deposit growth during the last few years. This growth was maintained in 1995 despite this fierce competition.

Capital Resources

     Cash dividends paid to stockholders during 1995 amounted to $1,100,000 compared to $1,000,000 paid to stockholders in 1994 and $875,000 in 1993. This represents a dividend pay out (dividends divided by net income) of 46% in 1995, 44% for 1994 and 57% for 1993. Cash dividends per share equaled $1.10 per share in 1995, $1.00 per share in 1994 and $0.875 per share in 1993. The Corporation is dependent upon dividends paid by the subsidiary banks to fund dividends to the shareholders and to cover other operating costs, including debt service. The Corporation's Board of Directors considers historical financial performance, future prospects, and anticipated needs for capital in formulating the dividend payment policy. Future dividends are dependent upon the Corporation's financial results, capital requirements and general economic conditions.

                                    Pocahontas Bankshares Corporation  Page .  9

     One of management's primary objectives is to maintain a strong capital position. Stockholders' equity, net of unrealized losses on securities, increased $2,025,000 or 9.6% in 1995. The percentage of earnings reinvested in the business (net income less dividends as a percentage of net income) for the years 1995, 1994 and 1993 was 54.4%, 55.7% and 43.4%, respectively. The internal capital formation rate (net income less dividends as a percentage of average stockholders' equity) indicates the rate at which assets can grow while maintaining the current ratio of stockholders' equity to assets. The internal capital formation rate was 5.9% in 1995, 6.0% in 1994, and 3.3% in 1993.

     Risk-based capital regulations require all banks and bank holding companies to have a minimum total risk-based capital ratio of 8% with half of the capital composed of core capital. Conceptually, risk-based capital requirements assess the risk of a financial institution's balance sheet and off-balance sheet commitments in relation to its capital. Under the guidelines, capital strength is measured in two tiers which are used in conjunction with risk adjusted assets in determining the risk-based capital ratios. The Corporation's Tier I capital, which consists of stockholders' equity, adjusted for certain intangible assets, amounted to $22,755,000 at December 31, 1995, or 12.26% of total risk-weighted assets. Tier II capital, or supplementary capital, includes capital components such as qualifying allowance for loan losses, and can equal up to 100% of an institution's Tier I capital with certain limitations. The Corporation's Tier II capital amounted to $2,145,000 at December 31, 1995 or 1.16% of total risk-weighted assets. The Corporation's total consolidated risk-based capital was $24,900,000, or 13.42% of total risk-weighted assets as of December 31, 1995. Additionally, risk-based capital guidelines require a minimum leverage ratio (Tier I capital divided by average adjusted total consolidated assets) of 3%, which may be increased for institutions with higher levels of risk or that are experiencing or anticipating significant growth. The Corporation has not been advised by any regulatory agency of any specific minimum leverage ratio applicable to it. As of December 31, 1995, the Corporation's leverage ratio was 8.55%; therefore, the Corporation exceeded all current minimum capital requirements.

--------------------------------------------------------------------------------
REGULATORY CAPITAL REQUIREMENTS
--------------------------------------------------------------------------------

                                              Combined Capital
      Entity                      Tier 1    (Tier 1 and Tier 2)    Leverage
--------------------------------------------------------------------------------
Consolidated                      12.26%           13.42%          8.55%
First Century Bank, N.A.          12.08%           13.23%          8.37%
First Century Bank                11.17%           12.32%          8.04%
--------------------------------------------------------------------------------

Liquidity and Interest Rate Sensitivity Management

     The primary functions of asset/liability management are to assure adequate liquidity and maintain an appropriate balance between interest-sensitive earning assets and interest-bearing liabilities. Liquidity management involves the ability to meet the cash flow requirements of customers who may be depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Interest rate sensitivity management seeks to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing interest rates.

     Maturities of securities and loan payments are the principal source of liquidity. Interest rate sensitivity varies with different types of interest-earning assets and interest-bearing liabilities. Overnight federal funds on which rates change daily and loans which are tied to the prime rate, differ considerably from long-term securities and fixed rate loans. Similarly, time deposits over $100,000 and money market certificates are much more interest sensitive than passbook savings accounts and other interest-bearing liabilities. The shorter term interest rate sensitivities are the key to measurement of the interest sensitiv-

Page . 10 Pocahontas Bankshares Corporation ity gap, or excess interest-sensitive earning assets over interest-bearing liabilities. Trying to minimize this gap is a continual challenge in a changing interest rate environment and one of the objectives of the Corporation's asset/liability management strategy.

     Management's continued efforts in generating variable rate loans has resulted in a positive cumulative gap of 11.00% at three months, 5.92% at six months and a one-year positive cumulative gap of 7.66%. Management structured the Corporation to be somewhat asset sensitive at December 31, 1993, in anticipation of rising interest rates which were expected in 1994. During 1995, management maintained this position, however, due to approaching maturities in the investment portfolio, these gaps became more positive at year-end. Management continues to monitor the Corporation's asset/liability gap positions, and thus has produced interest sensitivity ratios which are well within targeted levels established in the Corporation's asset/liability management guidelines. The Corporation's asset sensitive position at December 31, 1995, will afford the opportunity to offer fixed rate financing through 1996. Additionally, certain deposits, such as passbook savings deposits, are assumed not to be as rate sensitive as other deposits, such as NOW accounts and money market deposit accounts.

     Liquidity can best be demonstrated by an analysis of the Corporation's cash flows. In 1995 and 1994, the primary source of cash flows was from operations, illustrating management's goal to turn its expansion efforts of the past several years into profitability. The Corporation's principal source of cash flows in 1993 was from financing activities, primarily increases in demand and savings deposits, commonly called core deposits. This increase in core deposits reduced the Corporation's dependence on higher cost sources of liquidity. A secondary source of liquidity came from investing activities in the maturities of investment securities. This demonstrated management's attempts to maintain the investment portfolio with short-term, high quality investments. The Corporation's primary use of cash was from investing activities, primarily increases in earning assets deployed in investments and loans. This also demonstrated the Corporation's ability to accommodate loan demand within its service areas.

--------------------------------------------------------------------------------
ANALYSIS OF INTEREST RATE SENSITIVITY
--------------------------------------------------------------------------------

                                                                    Months                                Years
                                                    Less Than 3     3 - 6      6 - 12          1 - 5      Over 5     Totals
------------------------------------------------------------------------------------------------------------------------------------

                                                                               (Dollars in Thousands)
Securities                                          $  9,442        $  5,532   $11,667         $29,941    $ 2,277    $ 58,859
Federal funds sold and interest-bearing
   balances with banks                                10,133              --        --              --         --      10,133
Loans                                                102,530           6,896    11,365          47,311      9,692     177,794
------------------------------------------------------------------------------------------------------------------------------------

   Interest-earning assets                           122,105          12,428    23,032          77,252     11,969     246,786
------------------------------------------------------------------------------------------------------------------------------------

Time deposits                                         29,264          24,546    18,730          19,457         46      92,043
Other interest-bearing deposits                       56,496              --        --          56,272         --     112,768
Other interest-bearing liabilities                     9,209             407        --              --         26       9,642
------------------------------------------------------------------------------------------------------------------------------------

   Interest-bearing liabilities                       94,969          24,953    18,730          75,729         72     214,453
------------------------------------------------------------------------------------------------------------------------------------

Interest sensitivity gap                            $ 27,136        $(12,525)  $ 4,302         $ 1,523    $11,897    $ 32,333
Cumulative interest sensitivity gap                 $ 27,136        $ 14,611   $18,913         $20,436    $32,333
------------------------------------------------------------------------------------------------------------------------------------

Ratio of interest-earning assets to
   interest-bearing liabilities                         1.29 x          0.50 x    1.23 x          1.02 x   166.24 x
----------------------------------------------------------------------------------------------------------------------
Ratio of cumulative interest sensitivity
   gap to total earning assets                         11.00 %          5.92 %    7.66 %          8.28 %    13.10 %
----------------------------------------------------------------------------------------------------------------------
====================================================================================================================================


                                    Pocahontas Bankshares Corporation  Page . 11

Income Statement Analysis

Earnings

     Net income for 1995 was $2,414,000 or $2.41 per share, an increase of $157,000 or 7% from the $2,257,000 or $2.26 per share earned in 1994, and $867,000 more than the $1,547,000 or $1.55 per share earned in 1993. This increase occurred primarily as a result of a $2,319,000 or 12.6% increase in interest income, which continued to be enhanced by the repricing loan portfolio during the rapidly rising rate environment experienced during 1994 and early 1995.

Earnings Per Share

     The Corporation's net income, on a per share basis, amounted to $2.41 in 1995 compared to $2.26 in 1994 and $1.55 in 1993. The Earnings Per Share Table summarizes the principal sources of changes in earnings per share for 1995.

--------------------------------------------------------------------------------
    EARNINGS PER SHARE
--------------------------------------------------------------------------------

Net income per share - 1994                                         $  2.26
--------------------------------------------------------------------------------
Increase (decrease) due to change in:
   Net interest income                                                 0.69
   Provision for loan losses                                          (0.44)
   Other operating income                                             (0.15)
   Personnel expense                                                  (0.05)
   Other expense                                                       0.10
--------------------------------------------------------------------------------
Net income per share - 1995                                         $  2.41
================================================================================

Net Interest Margin

     The major portion of the Corporation's earnings are derived from the net interest margin, which is the interest income on interest-earning assets less the interest expense on interest-bearing liabilities. During 1995 the net interest margin increased $671,000 or 6.3%. This followed a 16% increase in 1994, and a 4% increase in 1993. The net interest margin is affected by many factors, but most significantly by the level of interest rates prevailing during the period, the spread between the various sources and uses of funds, and by changes in the volume of various assets and liabilities.

Noninterest Income and Expense

     Noninterest income decreased $152,000 or 8.9% in 1995, following a $21,000 or 1.2% increase in 1994, and a decrease of $54,000 or 3.1% in 1993. The largest component of noninterest income is fees from trust services. Fees from trust services increased $101,000 or 15% for 1995 and $56,000 or 9% for 1994, after remaining level in 1993. The second largest component of noninterest income is service charges on deposit accounts. These fees decreased approximately $23,000 or 3% in 1995, after an increase of approximately $14,000 or 2% in 1994, and $51,000 or 7% in 1993. Securities losses were approximately $341,000 in 1995, $117,000 in 1994 and $61,000 in 1993.

--------------------------------------------------------------------------------
RETURN ON EQUITY AND ASSETS
--------------------------------------------------------------------------------

                                                       December 31,
                                             -----------------------------------
                                               1995        1994        1993
                                             -----------------------------------
Percentage of net income to:
 Average stockholders' equity                  10.79%      10.84%      7.58%
 Average total assets                           0.92%       0.86%      0.61%
Percentage of dividends declared per
 common share to net income per
 common share                                  45.64%      44.25%     56.63%
Percentage of average stockholders'
 equity to average total assets                 8.52%       7.93%      8.07%
================================================================================

     Noninterest expense, excluding the provision for loan losses, decreased 4.7% in 1995, following a 4.5% increase in 1994 and a 10.3% increase in 1993. Personnel expense is the largest component of noninterest expense. Personnel expense increased 1.1% in 1995,

Page . 12 Pocahontas Bankshares Corporation following an increase of 5.4% in 1994, and 16.1% in 1993. Effective January 1, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 106, "Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106), prospectively. SFAS 106 requires expense relating to postretirement benefits to be recognized during the employee's time of service instead of the cash basis. The effect of this accounting change for 1993 was an additional increase in personnel expense of approximately $133,000 compared with the cash basis method. For a complete discussion of the Corporation's employee benefits, refer to Note 8 of the Notes to Consolidated Financial Statements, presented elsewhere in this report. The smaller increases for 1995 and 1994 demonstrate management's ongoing commitment to improve operational efficiency throughout the organization. The largest decline in noninterest expense was the result of reduced FDIC insurance premiums paid on the Corporation's deposits for 1995 of approximately $272,000, down from $522,000 in 1994. These premiums will be essentially eliminated for 1996.

Income Taxes

     In 1993, the Corporation implemented Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). The cumulative effect of adopting this statement was approximately $123,000 or $0.25 per common share. In 1995, the Corporation's effective tax rate increased by approximately 6% due to the nondeductible nature of the writedown which was recognized on the Van Kampen American Capital mutual fund. For a complete discussion of the Corporation's tax position, refer to Note 8 of the Notes to Consolidated Financial Statements, presented elsewhere in this report.

The Effects of Inflation and Changing Prices

     Inflation affects the Corporation in several ways, but not to the same extent that it does a company which makes large capital expenditures or has a large investment in inventory. The Corporation's asset and liability structure is primarily monetary in nature and, therefore, its financial results are more affected by changes in interest rates than by inflation. However, the actions of the Federal Reserve Board during 1995 indicates that interest rate management will be the primary tool used to curtail inflationary pressures. Inflation does affect noninterest expense, such as personnel expense and the cost of services and supplies. These increases must be offset, to the extent possible, by increases in noninterest income and by control of noninterest expense.

Per Share Data By Quarter

     No established public market presently exists for the common stock of the Corporation. The per share data by quarter table shows the approximate high and low bid as reported by the transfer agent and local brokers for 1995 and 1994. Also presented below are the dividends paid for those respective years. The number of stockholders of record on December 31, 1995, was 593 and outstanding shares totaled 1,000,000.

--------------------------------------------------------------------------------
PER SHARE DATA BY QUARTER
--------------------------------------------------------------------------------

                                                                                            Market Quotations
                                                                         -----------------------------------------------------------

                                                Dividends                        1995                             1994
                                            ----------------             -----------------------------------------------------------

Quarter                                      1995      1994               High          Low                High          Low
------------------------------------------------------------------------------------------------------------------------------------

First Quarter                                $0.20     $0.20              $30.00        $27.25             $22.50        $20.50
Second Quarter                                0.20      0.20               30.00         26.50              27.00         21.50
Third Quarter                                 0.25      0.20               32.00         28.00              30.00         25.00
Fourth Quarter                                0.45      0.40               33.75         28.00              30.00         26.00
====================================================================================================================================


                                    Pocahontas Bankshares Corporation  Page . 13

Trust Asset Responsibility

     Assets managed by the Trust Division are presented at book value which is the Federal income tax basis of the assets and is not representative of current market value. Trust responsibility, as measured by market value, is substantially greater than book value.

                             [GRAPH APPEARS HERE]

----------------------------------------------
TRUST ASSET RESPONSIBILITY AT BOOK VALUE
----------------------------------------------

1995                             $163 MM
1994                             $162 MM
1993                             $161 MM
1992                             $162 MM
1991                             $150 MM
----------------------------------------------



Page .  14  Pocahontas Bankshares Corporation

--------------------------------------------------------------------------------
CONDENSED STATEMENTS OF FINANCIAL CONDITION
Statistical Summary, 1995 - 1991
--------------------------------------------------------------------------------

                                                                                   December 31,
                                          ------------------------------------------------------------------------------------------

                                            1995       %      1994       %      1993       %      1992       %      1991       %
                                          ------------------------------------------------------------------------------------------

                                                                   (Dollars in Thousands, Except Per Share Data)
Loans                                       $ 177,794  67     $ 171,325  66     $ 177,331  68     $ 157,681  64     $ 140,838  59
Securities                                     58,859  23        64,295  25        58,980  22        62,612  25        66,929  28
Federal funds sold                              6,300   2         6,400   2         7,770   3         6,970   3        14,455   6
Interest-bearing deposits with banks            3,833   1           245  --            46  --             8  --            --  --
------------------------------------------------------------------------------------------------------------------------------------

INTEREST-EARNING ASSETS                       246,786  93       242,265  93       244,127  93       227,271  92       222,222  93
------------------------------------------------------------------------------------------------------------------------------------

Cash and due from banks                        10,000   4        10,732   4         9,749   4        11,275   4         8,328   3
Premises and equipment                          5,417   2         4,811   2         4,640   2         3,714   2         3,689   2
Other assets                                    5,922   2         5,476   2         5,316   2         6,310   3         6,961   3
Allowance for loan losses                      (2,145) (1)       (1,985) (1)       (1,858) (1)       (1,540) (1)       (1,228) (1)
------------------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                $ 265,980 100     $ 261,299 100     $ 261,974 100     $ 247,030 100     $ 239,972 100
====================================================================================================================================

Savings deposits                            $ 112,768  42     $ 128,582  49     $ 127,905  49     $ 110,924  45     $  77,519  32
Time deposits                                  92,043  35        75,464  29        75,570  29        79,420  32       100,101  42
Other interest-bearing liabilities              9,642   4         8,163   3        11,457   4        11,784   5        14,939   6
------------------------------------------------------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES                  214,453  81       212,209  81       214,932  82       202,128  82       192,559  80
------------------------------------------------------------------------------------------------------------------------------------

Demand deposits                                27,361  10        26,836  10        25,976  10        24,372  10        26,878  11
Other liabilities                                 980  --         1,093   1           700  --           886  --         1,626   1
------------------------------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES                             242,794  91       240,138  92       241,608  92       227,386  92       221,063  92
----------------------------------------------------------   ---------------   ---------------   ---------------   -----------------

STOCKHOLDERS' EQUITY                           23,186   9        21,161   8        20,366   8        19,644   8        18,909   8
------------------------------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES & EQUITY                  $ 265,980 100     $ 261,299 100     $ 261,974 100     $ 247,030 100     $ 239,972 100
====================================================================================================================================

                 TOTAL DEPOSITS             $ 232,172         $ 230,882         $ 229,451         $ 214,716         $ 204,498
           BOOK VALUE PER SHARE             $   23.19         $   21.16         $   20.37         $   19.65         $   18.91
====================================================================================================================================



--------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Statistical Summary, 1995 - 1991
--------------------------------------------------------------------------------

                                                                                    Years Ended December 31,
                                                                --------------------------------------------------------------------

                                                                       1995       1994       1993       1992       1991
                                                                --------------------------------------------------------------------

                                                                         (Dollars in Thousands, Except Per Share Data)
Interest income                                                        $ 20,657   $ 18,338   $ 17,114   $ 17,442   $ 19,011
Interest expense                                                          9,052      7,424      7,727      8,388     11,135
------------------------------------------------------------------------------------------------------------------------------------

NET INTEREST MARGIN                                                      11,605     10,914      9,387      9,054      7,876
------------------------------------------------------------------------------------------------------------------------------------

Provision for loan losses                                                   839        395        459        698        629
------------------------------------------------------------------------------------------------------------------------------------

Net credit margin                                                        10,766     10,519      8,928      8,356      7,247
------------------------------------------------------------------------------------------------------------------------------------

Noninterest income                                                        1,551      1,703      1,682      1,736      1,568
Noninterest expense                                                       8,561      8,985      8,600      7,799      6,971
------------------------------------------------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                                                3,756      3,237      2,010      2,293      1,844
------------------------------------------------------------------------------------------------------------------------------------

Provision for income taxes                                                1,342        980        586        588        434
------------------------------------------------------------------------------------------------------------------------------------

Income before cumulative effect of accounting change                      2,414      2,257      1,424      1,705      1,410
Cumulative effect of accounting change                                       --         --        123         --         --
NET INCOME                                                             $  2,414   $  2,257   $  1,547   $  1,705   $  1,410
====================================================================================================================================

EARNINGS PER COMMON SHARE:
Income before cumulative effect of accounting change                   $   2.41   $   2.26   $   1.42   $   1.71   $   1.41
Cumulative effect of accounting change                                       --         --       0.13         --         --
------------------------------------------------------------------------------------------------------------------------------------

NET INCOME                                                             $   2.41   $   2.26   $   1.55   $   1.71   $   1.41
====================================================================================================================================

Dividends per common share                                             $   1.10   $   1.00   $  0.875   $   0.85   $   0.85
Payout ratio                                                                 46%        44%        57%        50%        60%
====================================================================================================================================


                                    Pocahontas Bankshares Corporation  Page . 15

Consolidated
Statements of
Financial
Condition

                                                                                                              December 31,
                                                                                                    -----------------------------
                                                                                                          1995         1994
                                                                                                    -----------------------------
ASSETS                                                                                                 (Dollars in Thousands)
Cash and due from banks                                                                                 $  10,000     $  10,732
Interest-bearing balances with banks                                                                        3,833           245
Securities available for sale                                                                               5,419         4,919
Securities held to maturity (estimated market value of $53,931 in 1995 and $57,715 in 1994)                53,440        59,376
Federal funds sold                                                                                          6,300         6,400
Loans                                                                                                     177,794       171,325
     Less allowance for loan losses                                                                        (2,145)       (1,985)
------------------------------------------------------------------------------------------------------------------------------------

Net loans                                                                                                 175,649       169,340
Premises and equipment                                                                                      5,417         4,811
Other assets                                                                                                5,922         5,476
------------------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                                                            $ 265,980     $ 261,299
====================================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
     Noninterest-bearing                                                                                $  27,361     $  26,836
     Interest-bearing                                                                                     204,811       204,046
------------------------------------------------------------------------------------------------------------------------------------

Total deposits                                                                                            232,172       230,882
Federal funds purchased and securities sold under
     agreements to repurchase                                                                               8,922         5,661
Demand notes to U. S. Treasury and other indebtedness                                                         720         1,302
Long-term debt                                                                                                 --         1,200
Other liabilities                                                                                             980         1,093
------------------------------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES                                                                                         242,794       240,138
------------------------------------------------------------------------------------------------------------------------------------

Commitments  (Notes 9 and 10)                                                                                  --            --
STOCKHOLDERS' EQUITY
Common stock -$1.25 par value; 2,000,000 shares authorized;
   1,000,000 shares issued and outstanding                                                                  1,250         1,250
Paid-in capital                                                                                             2,035         2,035
Retained earnings                                                                                          19,901        18,587
Unrealized losses on securities                                                                                --          (711)
------------------------------------------------------------------------------------------------------------------------------------

TOTAL STOCKHOLDERS' EQUITY                                                                                 23,186        21,161
------------------------------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                              $ 265,980     $ 261,299
====================================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

Page .  16  Pocahontas Bankshares Corporation

                                                                   Consolidated
                                                                   Statements of
                                                                   Income

                                                                                               Years Ended December 31,
                                                                                   -------------------------------------------------
                                                                                         1995          1994         1993
                                                                                   -------------------------------------------------
INTEREST INCOME                                                                     (Dollars in Thousands, Except Per Share Data)
Interest and fees on loans                                                               $16,566       $14,746      $13,263
Interest on balances with banks                                                               86             3            1
Interest and dividends from securities:
     Taxable                                                                               3,187         3,119        3,284
     Tax-exempt                                                                              287           265          297
Interest on federal funds sold                                                               531           205          269
------------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST INCOME                                                                     20,657        18,338       17,114
------------------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Interest on time certificates of $100,000 or more                                          1,089           591          645
Interest on other deposits                                                                 7,514         6,474        6,716
Interest on federal funds purchased and securities
     sold under agreements to repurchase                                                     320           183          154
Interest on demand notes to U.S. Treasury and other indebtedness                             129            38           48
Interest on long-term borrowings                                                              --           138          164
------------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                                                                     9,052         7,424        7,727
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                                       11,605        10,914        9,387
Provision for loan losses                                                                    839           395          459
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                                       10,766        10,519        8,928
------------------------------------------------------------------------------------------------------------------------------------

NONINTEREST INCOME
Income from fiduciary activities                                                             757           656          600
Service charges on deposit accounts                                                          816           839          825
Other noninterest income                                                                     319           325          318
Securities gains (losses)                                                                   (341)         (117)         (61)
------------------------------------------------------------------------------------------------------------------------------------
TOTAL NONINTEREST INCOME                                                                   1,551         1,703        1,682
------------------------------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSE
Salaries, wages, and other employee benefits                                               4,210         4,164        3,950
Furniture and equipment expense                                                            1,031         1,020          960
Data procession expense                                                                      470           472          429
Advertising and public relations                                                             340           364          359
Insurance and bonding                                                                        406           656          637
Supplies and printing                                                                        334           267          273
Other noninterest expense                                                                  1,770         2,042        1,992
------------------------------------------------------------------------------------------------------------------------------------
TOTAL NONINTEREST EXPENSE                                                                  8,561         8,985        8,600
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                                 3,756         3,237        2,010
Applicable income taxes                                                                    1,342           980          586
Income before cumulative effect of accounting change                                       2,414         2,257        1,424
Cumulative effect of accounting change                                                        --            --          123
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                               $ 2,414       $ 2,257      $ 1,547
====================================================================================================================================

EARNINGS PER COMMON SHARE:
Income before cumulative effect of accounting change                                     $  2.41       $  2.26      $  1.42
Cumulative effect of accounting change                                                        --            --         0.13
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                               $  2.41       $  2.26      $  1.55
====================================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

                                    Pocahontas Bankshares Corporation  Page . 17

Consolidated
Statements of
Cash Flows



                                                                                                  Years Ended December 31,
                                                                                       ---------------------------------------------
                                                                                              1995         1994         1993
                                                                                       ---------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES                                                             (Dollars in Thousands)
Income before cumulative effect of accounting change                                          $ 2,414      $ 2,257      $ 1,424
Adjustments to reconcile income before cumulative effect of
   accounting change to net cash provided by operating activities:
   Provision for loan losses                                                                      839          395          459
   Depreciation and amortization                                                                  499          478          429
   Deferred income tax benefit                                                                    (46)        (254)          (3)
   Securities losses                                                                              341          117           61
   (Increase) decrease in interest receivable                                                     (94)        (176)          41
   Net investment amortization and accretion                                                      753          856          774
   Net (increase) decrease in other assets                                                       (226)         257         (312)
   Net increase (decrease) in interest payable and other liabilities                             (224)         344         (188)
------------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                       4,256        4,274        2,685
------------------------------------------------------------------------------------------------------------------------------------


CASH FLOWS FROM INVESTING ACTIVITIES
Net decrease (increase) in federal funds sold                                                     100        1,370         (800)
Purchases of securities held to maturity                                                       (9,671)     (22,828)     (21,653)
Proceeds from sales of securities held to maturity                                                --           --         2,189
Proceeds from maturities of securities held to maturity                                        14,354       16,078       22,361
Net (increase) decrease in loans                                                               (6,787)       5,678      (18,414)
Acquisition of premises and equipment                                                          (1,087)        (585)      (2,178)
Proceeds from disposal of premises and equipment                                                   22           58          789
------------------------------------------------------------------------------------------------------------------------------------
NET CASH USED BY INVESTING ACTIVITIES                                                          (3,069)        (229)     (17,706)
------------------------------------------------------------------------------------------------------------------------------------


CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in demand and savings deposits                                        (15,289)       1,537       18,585
Net increase (decrease) in time deposits                                                       16,579         (106)      (3,850)
Net increase (decrease) in short-term borrowings                                                2,679       (2,294)          73
Principal repayments of long-term debt                                                         (1,200)      (1,000)        (400)
Cash dividends paid                                                                            (1,100)      (1,000)        (875)
------------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                                                1,669       (2,863)      13,533
------------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and due from banks                                              2,856        1,182       (1,488)
Cash and due from banks at beginning of year                                                   10,977        9,795       11,283
------------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                                        $13,833      $10,977      $ 9,795
====================================================================================================================================


SUPPLEMENTAL DISCLOSURES

OF CASH FLOW INFORMATION

Cash paid during the year for:

   Interest                                                                                   $ 9,037      $ 7,647      $ 7,874

   Income taxes                                                                               $ 1,456      $ 1,046      $   755

The accompanying notes are an integral part of the consolidated financial statements.

Page .  18  Pocahontas Bankshares Corporation

                                                                   Consolidated
                                                                   Statements of
                                                                   Changes in
                                                                   Stockholders'
                                                                   Equity



                                                        Common Stock                                               Unrealized
                                                    --------------------           Paid-In         Retained        Losses on
                                                    Shares        Amount           Capital         Earnings        Securities
YEAR ENDED DECEMBER 31, 1993                  --------------------------------------------------------------------------------------
                                                                  (Dollars in Thousands, Except Number of Shares)
Balance at January 1, 1993                          1,000,000       1,250            2,035           16,658              (299)
Net income                                                 --          --               --            1,547                --
Change in unrealized losses on securities                  --          --               --               --                50
Cash dividends declared--$0.875 per share                  --          --               --             (875)               --
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                        1,000,000     $ 1,250          $ 2,035         $ 17,330            $ (249)
------------------------------------------------------------------------------------------------------------------------------------


YEAR ENDED DECEMBER 31, 1994
Net income                                                 --          --               --            2,257                --
Change in unrealized losses on securities                  --          --               --               --              (462)
Cash dividends declared--$1.00 per share                   --          --               --           (1,000)               --
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                        1,000,000     $ 1,250          $ 2,035         $ 18,587            $ (711)
====================================================================================================================================


YEAR ENDED DECEMBER 31, 1995
Net income                                                 --          --               --            2,414                --
Change in unrealized losses on securities                  --          --               --               --               711
Cash dividends declared--$1.10 per share                   --          --               --           (1,100)               --
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                        1,000,000     $ 1,250          $ 2,035         $ 19,901            $   --
====================================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

                                    Pocahontas Bankshares Corporation  Page . 19

Notes to
Consolidated
Financial
Statements

1.  Summary of Significant Accounting and Reporting Policies

  Pocahontas Bankshares Corporation and its subsidiaries (the "Corporation"), First Century Bank, N.A. and First Century Bank, Virginia operate eight branches in southern West Virginia and southwestern Virginia. The Corporation's primary source of revenue is derived from loans to customers who are predominately small to medium size businesses and middle income individuals. The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and to general practices within the banking industry. Certain reclassifications have been made to the prior years' financial statements to place them on a comparable basis with the current year's financial statements. The following is a summary of the more significant accounting and reporting policies:

  Management Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Principles of Consolidation -- The consolidated financial statements include the accounts of Pocahontas Bankshares Corporation and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

  Cash and Due From Banks -- For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks (including cash items in process of collection).

  Securities -- The Corporation adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" as of January 1, 1994. Management reviewed the securities portfolio upon adoption and classified securities as either held to maturity or available for sale. Classification of securities is generally determined on the date of purchase. In determining such classification, securities that the Corporation had the positive intent and ability to hold to maturity are classified as held to maturity and are carried at amortized cost. All other securities are classified as available for sale and are carried at fair value with unrealized gains and losses included in stockholders' equity on an after-tax basis.

  Realized gains and losses, determined using the specific identification method, and declines in value judged to be other than temporary are included in noninterest income. Premiums and discounts are amortized into interest income using a level yield method.

  Loans -- Loans are reported at their principal outstanding balance net of charge-offs and certain other deferred or unearned income. Interest income is generally recognized when income is earned using the interest method.

  Allowance for loan losses -- Effective January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114). Under the new standard, a loan is considered impaired, based on current information and events, if it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual

Page . 20 Pocahontas Bankshares Corporation terms of the loan agreement. The measurement of impaired loans that are collateral dependent is based on the fair value of the collateral. The measurement of other impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate. The initial adoption of this standard had no impact on the Corporation's allowance for loan losses.

  The Corporation uses several factors in determining if a loan is impaired. The internal asset classification procedures include a thorough review of significant loans and lending relationships and include the accumulation of related data. This data includes loan payment status, borrowers' financial data and borrowers' operating factors such as cash flows, operating income or loss, etc.

  The adequacy of the allowance for loan losses is periodically evaluated by the Corporation in order to maintain the allowance at a level that is sufficient to absorb probable credit losses. Management's evaluation of the adequacy of the allowance is based on a review of the Corporation's historical loss experience, known and inherent risks in the loan portfolio, including adverse circumstances that may affect the ability of the borrower to repay interest and/or principal, the estimated value of collateral, and an analysis of the levels and trends of delinquencies, charge-offs, and the risk ratings of the various loan categories. Such factors as the level and trend of interest rates and the condition of the national and local economies are also considered.

  The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of the impaired loans are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable.

  When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

  Income recognition on impaired and nonaccrual loans -- Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-collateralized and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

  Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of interest and principal.

  While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which

                                    Pocahontas Bankshares Corporation  Page . 21
would have been recognized on the recorded loan balance at the contractual interest rate. Cash receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

Premises and Equipment -- Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed by the straight-line method based upon the estimated useful lives of the assets. The cost of major improvements is capitalized. The expenditures for maintenance and repairs are charged to expense as incurred. Gains or losses on assets sold are included in other operating income.

Goodwill And Other Intangibles -- The cost of the investments in the subsidiaries in excess of amounts attributable to tangible and identified intangible assets at dates of acquisition is recorded as goodwill and is being amortized to operations over a period of 25 years using the straight-line method. A portion of the cost of purchased subsidiaries has been allocated to value associated with the future earnings potential of the acquired core deposit base and is being amortized over eight years, the estimated life of the deposit base. The unamortized balance of intangibles totaled approximately $431,000 at December 31, 1995 and $471,000 at December 31, 1994, net of accumulated amortization of $753,000 and $713,000 respectively, and is included in other assets.

Income Taxes -- Effective January 1, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). This statement requires that all deferred tax asset and liability balances be determined by application to temporary differences of the tax rate expected to be in effect when taxes will become payable or receivable. Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. The Corporation's temporary differences consist primarily of provision for loan losses, accelerated depreciation and postretirement costs.

Other Real Estate Owned -- Other real estate owned includes properties on which the Corporation's subsidiaries have foreclosed and taken title. Real estate properties acquired as a result of foreclosures are carried at the lower of the recorded investment in the loan or the fair value less estimated selling costs. Any excess of the outstanding principal loan balance over the fair value of the foreclosed property is charged to the allowance for loan losses. Any subsequent fair value adjustments and net operating expenses are charged to noninterest expense.

Per Share Data -- Earnings per common share are computed on the weighted average number of shares of common stock outstanding during each year.

Page . 22  Pocahontas Bankshares Corporation

2.   Securities

Securities available for sale at December 31, 1995 and 1994 are summarized as follows:

                                                                     1995
                                                               Gross      Gross    Estimated
                                                  Amortized  Unrealized Unrealized   Market
                                                     Cost      Gains      Losses      Value
                                                ----------------------------------------------
                                                             (Dollars in Thousands)
----------------------------------------------------------------------------------------------
    Equity Securities                              $  5,419      $  --      $  --   $  5,419
==============================================================================================

                                                                     1994
                                                               Gross      Gross    Estimated
                                                  Amortized  Unrealized Unrealized   Market
                                                     Cost      Gains      Losses      Value
                                                ----------------------------------------------
                                                             (Dollars in Thousands)
----------------------------------------------------------------------------------------------
    Equity Securities                              $  5,630      $  --     $  711   $  4,919
==============================================================================================

Securities held to maturity at December 31, 1995 and 1994 are summarized as follows:

                                                                     1995
                                                               Gross      Gross    Estimated
                                                  Amortized  Unrealized Unrealized   Market
                                                     Cost      Gains      Losses      Value
                                                ----------------------------------------------
                                                             (Dollars in Thousands)
U.S. Government obligations                       $  31,381    $     97   $     94   $  31,384
U.S. Government agency obligations                   15,589         278         14      15,853
Mortgage-backed securities                            1,597          12         19       1,590
State and municipal obligations                       3,830         222         --       4,052
Other debt securities                                 1,043           9         --       1,052
----------------------------------------------------------------------------------------------
TOTAL SECURITIES HELD TO MATURITY                 $  53,440    $    618   $    127   $  53,931
==============================================================================================

                                                                     1994
                                                               Gross      Gross    Estimated
                                                  Amortized  Unrealized Unrealized   Market
                                                     Cost      Gains      Losses      Value
                                                ----------------------------------------------
                                                             (Dollars in Thousands)
U.S. Government obligations                       $  41,974    $     --   $  1,422   $  40,552
U.S. Government agency obligations                   10,686           1        223      10,464
Mortgage-backed securities                            1,961           3        128       1,836
State and municipal obligations                       3,700         163          7       3,856
Other debt and equity securities                      1,055          --         48       1,007
----------------------------------------------------------------------------------------------
TOTAL SECURITIES HELD TO MATURITY                 $  59,376    $    167   $  1,828   $  57,715
==============================================================================================

  Securities with an aggregate par value of $37,550,000 at December 31, 1995 and 1994, were pledged to secure public and trust deposits and for other purposes required or permitted by law, including approximately $13,000,000 at December 31, 1995 and $12,000,000 at December 31, 1994 pledged to secure repur-chase agreements.

  There were no sales of securities for the years ended December 31, 1995 and 1994. Proceeds from the sale of securities during 1993 were $2,189,000. Gross losses of $341,000 in 1995, $118,000 in 1994 and $68,000 in 1993 were realized on writedowns of marketable equity securities.

                                    Pocahontas Bankshares Corporation  Page . 23

  The amortized cost and estimated market value for securities available for sale and securities held to maturity by expected maturities at December 31, 1995 were as follows:

Securities available for sale

                                                                           Net
                                                  Amortized    Market   Unrealized
                                                     Cost      Value     (Losses)
                                                ------------------------------------
                                                        (Dollars in Thousands)
------------------------------------------------------------------------------------
    Securities with no contractual maturities     $   5,419  $  5,419   $       --
====================================================================================

Securities held to maturity
                                                                           Net
                                                  Amortized    Market   Unrealized
                                                     Cost      Value    (Losses)
                                                ------------------------------------
                                                        (Dollars in Thousands)
------------------------------------------------------------------------------------
    Due in one year or less                       $  22,215  $ 22,195   $      (20)
    Due after one year through five years            22,940    30,434          494
    Due after five years through ten years            1,285     1,302           17
------------------------------------------------------------------------------------
    TOTAL SECURITIES HELD TO MATURITY             $  53,440  $ 53,931   $      491
====================================================================================

3.   Loans

  Loans at December 31, 1995 and 1994 consisted of the following:

                                                                   December 31,
                                                            ------------------------
                                                                 1995        1994
                                                            ------------------------
                                                              (Dollars in Thousands)
    Commercial, financial and agricultural                   $  45,592  $  46,173
    Real estate - construction                                   3,541      2,202
    Real estate - mortgage (residential and commercial)        102,178     97,020
    Loans to individuals                                        26,483     25,930
-----------------------------------------------------------------------------------
       Total loans                                             177,794    171,325
    Less: allowance for credit losses                            2,145      1,985
-----------------------------------------------------------------------------------
       Net loans                                             $ 175,649  $ 169,340
===================================================================================

  The Corporation's subsidiaries have had and can be expected to have in the future various banking transactions with directors, executive officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties). The total amount of loans was $9,772,000 and $9,812,000 at December 31, 1995 and 1994,
respectively. During 1995, $5,872,000 in new loans were made and repayments were $5,912,000.

Page . 24  Pocahontas Bankshares Corporation

4.   Allowance for Loan Losses

  An analysis of the allowance for loan losses for 1995, 1994 and 1993 was as follows:

                                                          Years Ended December 31,
                                                        ------------------------------
                                                           1995      1994      1993
                                                        ------------------------------
                                                            (Dollars in Thousands)
    Balance at beginning of year                          $ 1,985   $ 1,858   $ 1,540
    Provision for loan losses                                 839       395       459
    Recoveries on loans previously charged off                 35       605       159
    Loans charged off                                        (714)     (873)     (300)
--------------------------------------------------------------------------------------
    Balance at end of year                                $ 2,145   $ 1,985   $ 1,858
======================================================================================

  At December 31, 1995, the recorded investment in loans for which impairment has been recognized in accordance with SFAS 114 totaled approximately $2,377,000 of which $118,000 related to loans with no valuation allowance because the loans have been partially written down through charge-offs and $2,790,000 related to loans with a corresponding valuation allowance of $531,000. For the year ended December 31, 1995, the average recorded investment in impaired loans was approximately $1,652,000. The Corporation recognized no interest on impaired loans (during the portion of the period they were impaired) for the year ended December 31, 1995.

  At December 31, 1995, 1994 and 1993, the Corporation had nonaccrual loans of $3,194,000, $1,564,000 and $1,716,000, respectively. Interest income of
$129,000, $26,000 and $14,000 was recognized on these loans in 1995, 1994 and 1993, respectively. Had these loans performed in accordance with their original terms, interest income of $408,000, $213,000 and $162,000 would have been recorded in 1995, 1994 and 1993, respectively.

5.  Premises and Equipment

  Premises and equipment at December 31, 1995 and 1994 consisted of the following:

                                                                      December 31,
                                                                ----------------------
                                                                   1995       1994
                                                                ----------------------
                                                                (Dollars in Thousands)
    Land                                                        $     921   $    927
    Buildings and improvements                                      5,435      4,680
    Equipment and fixtures                                          3,569      3,418
--------------------------------------------------------------------------------------
       Total                                                        9,925      9,025
--------------------------------------------------------------------------------------
    Less accumulated depreciation                                   4,508      4,214
--------------------------------------------------------------------------------------
    NET PREMISES AND EQUIPMENT                                   $  5,417   $  4,811
======================================================================================

  Depreciation charged to operating expense amounted to $459,000 in 1995, $438,000 in 1994, and $366,000 in 1993.

                                    Pocahontas Bankshares Corporation  Page . 25

6.  Deposits

  Deposits at December 31, 1995 and 1994 were as follows:

                                                                      December 31,
                                                                ----------------------
                                                                   1995       1994
                                                                ----------------------
                                                                (Dollars in Thousands)
Individuals, partnerships and corporations:
  Demand deposits                                               $  25,293   $  24,883
  Time and savings deposits                                       194,739     192,976
U.S. Government                                                       319         491
States and political subdivisions                                  10,378      11,380
Commercial banks                                                        7           7
Certified and official checks                                       1,436       1,145
--------------------------------------------------------------------------------------
TOTAL DEPOSITS                                                   $232,172    $230,882
======================================================================================

  Time deposits included certificates of deposit issued in amounts of $100,000 or more totaling approximately $22,034,000 and $17,247,000 at December 31, 1995 and 1994, respectively.

7.  Post Employment Benefits

  The Corporation has a noncontributory, trusteed pension plan covering all eligible employees with six months of service who have attained the age of twenty and one-half. Contributions to the plan are based on computations by independent actuarial consultants. Due to the present excess funded position of the pension plan, no contributions have been made since 1985.

  The components of the net periodic pension benefit were as follows:

                                                           Years Ended December 31,
                                                       ------------------------------
                                                           1995      1994      1993
                                                       ------------------------------
                                                            (Dollars in Thousands)
    Service cost                                        $   197   $   246   $   225
    Interest cost                                           290       311       278
    Actual return on plan assets                         (1,025)       21      (202)
    Unrecognized gain (loss)                                560      (570)     (341)
    Net amortizations and deferrals                         (49)      (51)      (75)
-------------------------------------------------------------------------------------
    NET PERIODIC PENSION BENEFIT                        $   (27)  $   (43)  $  (115)
=====================================================================================

Page 26 .  Pocahontas Bankshares Benefit

  The actuarial present value of the projected benefit obligation was determined using a discount rate of 7.25% for 1995 and 8% for 1994, a rate of compensation increases of 4% and expected long-term rate of return on plan assets of 9% for 1995 and 1994. The funded status of the plan as of December 31, 1995 and 1994 was as follows:

                                                                      1995      1994
                                                                   ---------------------
                                                                   (Dollars in Thousands)
    Accumulated benefit obligation:
    Vested                                                          $  3,490  $  2,512
    Non-vested                                                           152       142
----------------------------------------------------------------------------------------
    Total                                                              3,642     2,654
----------------------------------------------------------------------------------------
    Projected benefit obligation                                       4,861     3,681
    Market value of plan assets                                        6,150     5,231
----------------------------------------------------------------------------------------
    Plan assets in excess of projected
       benefit obligation                                              1,289     1,550
    Unrecognized prior service costs                                     406       436
    Unrecognized net transition asset                                   (648)     (713)
    Unrecognized net gain                                               (525)     (779)
----------------------------------------------------------------------------------------
    Prepaid pension costs recorded in
      the consolidated statements of financial condition            $    522  $    494
----------------------------------------------------------------------------------------

  The plan's assets include common stock, fixed income securities, short-term investments and cash.

  The Corporation sponsors two defined benefit postretirement plans that cover both salaried and nonsalaried employees. One plan provides medical benefits, and the other provides life insurance benefits. The postretirement health care plan is contributory and the life insurance plan is noncontributory.

  The health plan has an annual limitation (a "cap") on the dollar amount of the employer's share of the cost of covered benefits incurred by a plan participant. The retiree is responsible, therefore, for the amount by which the cost of the benefit coverage under the plan incurred during a year exceeds that cap.

  Effective January 1, 1993, the Corporation adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards 106, "Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106), prospectively. This statement requires expense relating to postretirement benefits to be recognized during an employee's time of service instead of the cash basis. The Corpora-tion's transition obligation under SFAS 106 was approximately $1,107,000 at January 1, 1993. The Corporation elected to recognize this obligation over 20 years as a component of the annual postretirement benefit cost.

  The liability for postretirement benefits is unfunded. The funded status of each plan at December 31, 1995 and 1994 was as follows:

                                                     1995                   1994
                                              Health      Life       Health      Life
                                          ------------------------------------------------
    Accumulated postretirement
      benefit obligations:
      Retirees                            $  (307,809) $ (324,505) $ (362,199) $ (260,212)
      Fully eligible plan participants        (73,736)   (174,313)    (76,750)   (122,718)
      Other active plan participants          (82,728)    (96,691)    (95,057)   (123,134)
------------------------------------------------------------------------------------------
    Total                                    (464,273)   (595,509)   (534,006)   (506,064)
    Unrecognized net (gain) or loss          (210,751)    (11,332)   (151,718)    (75,381)
    Unrecognized prior service cost                --          --          --          --
    Unrecognized transition obligation        538,338     402,661     570,005     426,347
------------------------------------------------------------------------------------------
    ACCRUED POSTRETIREMENT BENEFIT COST   $  (136,686) $ (204,180) $ (115,719) $ (155,098)
==========================================================================================

                                    Pocahontas Bankshares Corporation  Page . 27

  The Corporation's actuary has estimated the expense for 1995, 1994 and 1993 for each plan as follows:

                                                     1995                  1994                  1993
                                              Health      Life      Health      Life      Health      Life
                                             ----------------------------------------------------------------
    Service cost                             $  6,907   $  8,098  $  16,657  $  27,593  $  26,022  $  16,596
    Interest cost                              32,424     40,457     39,867     36,334     42,934     33,041
    Actual return on plan assets                   --         --         --         --         --         --
    Amortization of transition obligation      31,667     23,686     31,667     23,686     31,667     23,686
    Net amortization of prior service
         cost and net gain                    (11,511)      (674)        --         --         --         --
-------------------------------------------------------------------------------------------------------------
    NET POSTRETIREMENT EXPENSE               $ 59,487   $ 71,567  $  88,191  $  87,613  $ 100,623  $  73,323
=============================================================================================================

  For measurement purposes, a 10.5% annual rate of increase in the per capita cost of covered health care benefits is assumed for 1994 and 9.0% for 1995. The rate is assumed to decrease gradually to 5.0% by 2003 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would not have a significant impact.

  The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.25% for 1995 and 8% for 1994.

  The Corporation maintains a qualified 401(k) retirement savings plan. All full time employees are eligible to participate on a voluntary basis, after completing their first year of service. All employee contributions were matched by the Corporation at a rate of fifty percent (50%) of the employee
contributions.   Total amounts charged to operating expense for payments
pursuant to this plan were approximately $82,000 in 1995, $86,000 in 1994 and $80,000 in 1993.

8.  Income Taxes

  The provision for income taxes consisted of the following:

                                                                         Years Ended December 31,
                                                                       ----------------------------
    Tax provision attributed to income from operations:                  1995      1994      1993
                                                                       ----------------------------
       Federal                                                            (Dollars in Thousands)
          Current                                                     $ 1,087     $ 994     $ 407
          Deferred                                                        (46)     (254)       (3)
       State
          Current                                                         301       240       182
   ------------------------------------------------------------------------------------------------
    INCOME TAX PROVISION                                              $ 1,342     $ 980     $ 586
   ================================================================================================

  There was no tax benefit to securities losses for 1995 and 1994. Tax expense applicable to securities gains approximated $2,000 in 1993. Effective January 1, 1993, the Corporation adopted Statement of Financial Accounting Standards
No. 109, "Accounting for Income Taxes" (SFAS 109). The cumulative effect of the adoption of SFAS 109 was $123,000 for the year ended December 31, 1993.

Page 28 .  Pocahontas Bankshares Corporation

    The components of deferred tax liabilities (assets) at December 31, 1995 and 1994 were as follows:

                                                             1995    1994
                                                       -----------------------
                                                        (Dollars in Thousands)
    Depreciation                                           $  105  $    73
    Postretirement                                             30       58
   ------------------------------------------------------------------------
    Gross deferred tax liabilities                            135      131
   ------------------------------------------------------------------------
    Foreclosures                                              (56)     (43)
    Provision for loan losses                                (613)    (600)
    Marketable equity securities                             (179)    (305)
    Other-net                                                 (81)     (57)
   ------------------------------------------------------------------------
    Gross deferred tax assets                                (929)  (1,005)
   ------------------------------------------------------------------------
    Valuation allowance                                       179      305
   ------------------------------------------------------------------------
    NET DEFERRED TAX ASSETS                                $ (615) $  (569)
   ========================================================================

  A valuation allowance was established for the "temporary" and "other than temporary" writedowns of marketable equity securities because their recognition is limited to future capital gains generated by the Corporation. No tax benefit has been recognized in the financial statements for the writedowns.

  The principal differences between the effective tax rate and the federal statutory rate was as follows:

                                                                           Years Ended December 31,
                                                           -------------------------------------------------------------
                                                                1995                    1994                1993
                                                           -------------------------------------------------------------
                                                                               (Dollars in Thousands)
                                                             Amount          %    Amount         %    Amount          %
                                                           --------------------  ------------------  -------------------
    Provision at statutory rate                             $  1,277        34    $ 1,101       34    $   683        34
    Tax-exempt interest income from certain investment
       securities and loans                                     (203)       (5)      (232)      (7)      (253)      (14)
    State income tax expense, net of federal benefit             198         5        159        5        172        10
    Nondeductible (income) expense                                70         2        (48)      (2)       (16)       (1)
   ----------------------------------------------------------------------------------------------------------------------
    APPLICABLE INCOME TAXES                                 $  1,342        36    $   980       30    $   586        29
   ======================================================================================================================

9.  Commitments and Contingencies

    In the normal course of business, the Corporation is involved in various legal suits and proceedings. In the opinion of management based on the advice of legal counsel, these suits are without substantial merit and should not result in judgments which in the aggregate would have a material adverse effect on the Corporation's financial statements.

10. Financial Instruments, Concentrations of Credit and Fair Values

    The subsidiaries of the Corporation are parties to various financial instruments with off-balance sheet risk arising in the normal course of business to meet the financing needs of their customers. Those financial instruments include commitments to extend credit and standby letters of credit. These commitments include standby letters of credit of approximately $599,000 at December 31, 1995 and $795,000 at December 31, 1994. These instruments contain various elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition.

                                    Pocahontas Bankshares Corporation  Page . 29

     The subsidiaries' exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is the contractual amount of those instruments. The subsidiaries use the same credit policies in making commitments and conditional obligations that they do for on-balance sheet instruments.

     The Corporation's subsidiaries grant various types of credit including, but not limited to, agribusiness, commercial, consumer, and residential loans to customers primarily located throughout southern West Virginia and southwestern Virginia. Each customer's creditworthiness is examined on a case by case basis. The amount of collateral obtained, if any, is determined by management's credit evaluation of the customer. Collateral held varies, but may include property, accounts receivable, inventory, plant and equipment, securities, or other income producing property. Although the loan portfolio is generally well diversified and geographically dispersed within the region, aggregate loans to three specific lines of business represent greater than 25% of the Corporation's equity. These lines of business are Coal, Hotel/Motel, and Health Care. Although none of these industries represent more than 10% of the total loan portfolio, management closely monitors these lines. Within each specific industry, borrowers are well diversified as to specialty, service, or other unique feature of the overall industry. A substantial portion of the customers' ability to honor their contractual commitment is largely dependent upon the economic conditions of the respective industry and overall economic conditions of the region.

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," (SFAS 107), requires the disclosure of the estimated fair value of on and off-balance sheet financial instruments. For the Corporation, as for most financial institutions, approximately 95% of its assets and liabilities are considered financial instruments as defined by SFAS 107. Most of the Corporation's financial instruments, however, lack an available trading market characterized by a willing buyer and a willing seller engaging in an exchange transaction. It is also the Corporation's general practice and intent to hold its financial instruments to maturity and not to engage in trading or sales activities. Therefore, significant estimations and present value calculations were used by the Corporation for the purposes of this disclosure.

     Estimated fair values have been determined by the Corporation using the best available data and an estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates it is presumed that the estimated fair value generally approximated the recorded book balances. The carrying amounts of accrued interest approximated fair value. The estimated fair value and the recorded book balances at December 31, 1995 and 1994 was as follows:

                                                    1995                     1994
                                          ------------------------------------------------
                                           Estimated    Recorded    Estimated     Recorded
                                          Fair Value  Book Value   Fair Value   Book Value
                                          ------------------------------------------------
                                                       (Dollars in Thousands)
Assets:
Cash and due from banks                     $ 13,833    $ 13,833     $ 10,977     $ 10,977
Federal funds sold                             6,300       6,300        6,400        6,400
Securities                                    59,350      58,859       62,634       64,295
Net loans                                    177,378     175,649      163,396      169,340

Liabilities:
Deposits with no stated maturities          $140,129    $140,129     $155,418     $155,418
Deposits with stated maturities               92,098      92,043       73,753       75,464
Short-term borrowings                          9,642       9,642        6,963        6,963
Long-term debt                                    --          --        1,206        1,200
------------------------------------------------------------------------------------------

Page .  30 Pocahontas Bankshares Corporation

     The estimation methodologies used to determine fair value are as follows:
Financial instruments actively traded in a secondary market have been valued using quoted available market prices. Financial instruments with stated maturities have been valued using a present value discounted cash flow with a discount rate approximating current market rates for similar assets and liabilities. Financial instrument liabilities with no stated maturities have an estimated fair value equal to both the amount payable on demand and the recorded book balance. The net loan portfolio has been valued using a present value discounted cash flow. The discount rate used in these calculations is the federal funds sold rate adjusted for noninterest operating costs, credit loss, and assumed prepayment risk. Fair values for nonperforming loans are estimated using discounted cash flow analyses, or underlying collateral values, where applicable. Changes in assumptions or estimation methodologies may have a material effect on these estimated fair values.

     The Corporation's remaining assets and liabilities which are not considered financial instruments have not been valued differently than has been customary with historical cost basis accounting. Additionally, certain off-balance sheet items of approximately $20,280,000 at December 31, 1995, and $15,721,000 at December 31, 1994, comprised primarily of unfunded loan commitments, have an estimated fair value that is not materially different from the notional amount.

11.  Restriction on Dividends from Subsidiaries

     The Corporation's principal source of funds for dividend payment and debt service is dividends received from the subsidiary banks.

     Under applicable Federal laws, the Comptroller of the Currency, the primary regulator of First Century Bank, N.A., restricts the total dividend payments of a national bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits of the two preceding years. At December 31, 1995, retained net profits for the years 1995 and 1994, which were free of such regulatory restrictions, approximated $323,000.

     Under applicable laws of the Commonwealth of Virginia, the Commissioner of Financial Institutions, the primary regulator of First Century Bank, restricts the dividend payment of a newly chartered institution, until any deficit in capital funds originally paid in are restored by earnings to their initial level.

12.  Long-Term Debt

     In January 1995, the Corporation refinanced its long-term debt which resulted in an expedited payment schedule and a lower interest rate. The new obligation was repaid as of December 31, 1995.

13.  Stock Split

     At the 1994 Annual Meeting of Stockholders, an amendment to the Articles of Incorporation was approved whereby the par value per share of the Corporation's common stock was reduced from $2.50 to $1.25. The stockholders also approved a 2 for 1 stock split. Accordingly, all per common share data has been adjusted to reflect the stock split.

                                   Pocahontas Bankshares Corporation  Page .  31

14.  Quarterly Financial Data (Unaudited)

     The summary financial data by quarter for the years ended December 31, 1995, 1994 and 1993 was as follows:

                                                                                   Quarter Ended
                                                                   ------------------------------------------------
                                                                   Mar. 31      June 30      Sept. 30       Dec. 31
                                                                   ------------------------------------------------
                                                                     (Dollars in Thousands, Except Per Share Data)
1995
Interest income                                                    $ 4,960      $ 5,164       $ 5,235       $ 5,298
Net interest income                                                  2,890        2,942         2,873         2,900
Provision for possible loan losses                                     101          245           311           182
Securities gains (losses)                                               --           --            --           341
Income before taxes                                                  1,033          980           974           769
Net income                                                             706          656           639           413
-------------------------------------------------------------------------------------------------------------------
NET INCOME PER SHARE                                               $  0.70      $  0.66       $  0.64       $  0.41
-------------------------------------------------------------------------------------------------------------------

1994
Interest income                                                    $ 4,274      $ 4,539       $ 4,660       $ 4,865
Net interest income                                                  2,441        2,721         2,836         2,916
Provision for possible loan losses                                      60           50            46           239
Securities gains (losses)                                               --           --             1          (118)
Income before taxes                                                    642          977         1,013           605
Net income                                                             447          652           678           480
-------------------------------------------------------------------------------------------------------------------
NET INCOME PER SHARE                                               $  0.45      $  0.65       $  0.68       $  0.48
-------------------------------------------------------------------------------------------------------------------

1993
Interest income                                                    $ 4,194      $ 4,217       $ 4,318       $ 4,385
Net interest income                                                  2,290        2,292         2,344         2,461
Provision for possible loan losses                                      64          (21)          124           292
Securities losses                                                       (1)          --            --           (60)
Income before taxes                                                    586          659           601           164
Income before cumulative effect of accounting change                   437          493           380           114
Net income                                                             560          493           380           114
-------------------------------------------------------------------------------------------------------------------
Income per share before cumulative effect of accounting change        0.43         0.49          0.38          0.12
NET INCOME PER SHARE                                               $  0.56      $  0.49       $  0.38       $  0.12
-------------------------------------------------------------------------------------------------------------------


Page .  32 Pocahontas Bankshares Corporation

15.   Parent Company Financial Data

     Condensed financial information of Pocahontas Bankshares Corporation (parent company only) is presented below:

    Statements of Financial Condition

                                                                             December 31,
                                                                        ----------------------
                                                                           1995        1994
                                                                        ----------------------
Assets:                                                                 (Dollars in Thousands)
Cash                                                                     $   204      $   179
Investment in subsidiaries at equity                                      22,673       21,879
Other assets                                                                 362          329
----------------------------------------------------------------------------------------------
TOTAL ASSETS                                                              23,239       22,387
----------------------------------------------------------------------------------------------
Liabilities:
Long-term debt                                                                --        1,200
Other liabilities                                                             53           26
----------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                             53        1,226
----------------------------------------------------------------------------------------------
Stockholders' Equity:
Common stock -$1.25 par value; 2,000,000 shares authorized;
   1,000,000 shares issued and outstanding                                 1,250        1,250
Paid-in capital                                                            2,035        2,035
Retained earnings (less unrealized losses on securities)                  19,901       17,876
----------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                23,186       21,161
----------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $23,239      $22,387
----------------------------------------------------------------------------------------------

Statements of Income

                                                               Years ended December 31,
                                                             ----------------------------
                                                              1995       1994       1993
                                                             ----------------------------
                                                                (Dollars in Thousands)
Income:
   Dividends from subsidiary banks                           $2,400     $1,800     $1,660
-----------------------------------------------------------------------------------------
TOTAL INCOME                                                  2,400      1,800      1,660
-----------------------------------------------------------------------------------------
Expenses:
   Interest on long-term borrowings                              56        138        165
   Other                                                         37        106         90
-----------------------------------------------------------------------------------------
TOTAL EXPENSES                                                   93        244        255
-----------------------------------------------------------------------------------------
Applicable income taxes (benefits)                              (24)      (156)       (46)
Income before equity in undistributed
   net income of subsidiaries                                 2,331      1,712      1,451
Equity in undistributed net income of subsidiaries               83        545         96
-----------------------------------------------------------------------------------------
NET INCOME                                                   $2,414     $2,257     $1,547
-----------------------------------------------------------------------------------------


                                   Pocahontas Bankshares Corporation  Page .  33

Statement of Cash Flows

                                                       Years ended December 31,
                                                      -------------------------
                                                        1995    1994    1993
                                                      -------------------------
Cash flows from operating activities                   (Dollars in Thousands)
Net income                                            $ 2,414 $ 2,257 $ 1,547
Adjustments to reconcile net income to net cash
Provided by operating activities:
  Equity in undistributed net income of subsidiaries      (83)   (545)    (96)
  Other adjustments, net                                   (6)   (136)     51
-------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES               2,325   1,576   1,502
-------------------------------------------------------------------------------
Cash flows from financing activities
  Principal repayments of long term debt               (1,200) (1,000)   (400)
  Cash dividends paid                                  (1,100) (1,000)   (875)
-------------------------------------------------------------------------------
NET CASH USED BY FINANCING ACTIVITIES                  (2,300) (2,000) (1,275)
-------------------------------------------------------------------------------
Net increase (decrease) in cash                            25    (424)    227
Cash at January 1,                                        179     603     376
-------------------------------------------------------------------------------
Cash at December 31,                                  $   204 $   179 $   603
-------------------------------------------------------------------------------
Supplemental disclosures of cash flow information:
Cash paid during the year for:
  Interest                                            $    56 $   138 $   165
  Income taxes                                        $ 1,456 $ 1,046 $   755
-------------------------------------------------------------------------------


Page .  34 Pocahontas Bankshares Corporation

The Board of Directors and Stockholders                              Report of
Pocahontas Bankshares Corporation:                                   Independent
                                                                     Accountants

We have audited the accompanying consolidated statements of financial condition of Pocahontas Bankshares Corporation and Subsidiaries (the "Corporation") as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pocahontas Bankshares Corporation and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, in 1994 the Corporation changed its method of accounting for certain investments in debt and equity securities. As discussed in Notes 1 and 7 to the financial statements, in 1993 the Corporation changed its methods of accounting for income taxes and postretirement benefits, respectively.



Charlotte, North Carolina
January 26, 1996

/s/ Coopers & Lybrand
---------------------------




                                   Pocahontas Bankshares Corporation  Page .  35

Boards of
Directors
---------------------------

                       POCAHONTAS BANKSHARES CORPORATION
--------------------------------------------------------------------------------
Stelio J. Corte
Vice President, Secretary &
Treasurer
Corte Construction, Inc.

Eustace Frederick
Retired, Senior Vice President-
Mining, Consolidation Coal Co.,
Southern Appalachia Region

P. Stanley Hodges
C.P.A., Hodges, Jones & Terry

B. L. Jackson, Jr.
Chairman of the Board
Pocahontas Bankshares
Corporation

Robert M. Jones, Jr., M.D.
Physician

Harold Lee Miller, Jr.
President
Flat Top Insurance Agency

Charles A. Peters
President,
Peters Equipment, Inc.
Secretary, Pocahontas
Bankshares Corporation

C. E. Richner
President
C. E. Richner Drilling Co.

Byron K. Satterfield
Executive Vice President &
Trust Officer, First Century
Bank, N.A.

John C. Shott
Chairman of the Board
Paper Supply Company

Scott H. Shott
Shott Foundation

Walter L. Sowers
President
Pemco Corporation

J. Brookins Taylor, M.D.
Physician

James P. Thomas, M.D.
Physician and Surgeon

R. W. Wilkinson
President & Chief Executive
Officer, Pocahontas Bankshares
Corporation, First Century
Bank, N.A.
Chairman, First Century Bank


                            FIRST CENTURY BANK, N.A.
--------------------------------------------------------------------------------
Eustace Frederick
Retired, Senior Vice President-
Mining, Consolidation Coal Co.,
Southern Appalachia Region

B. L. Jackson, Jr.
Chairman of the Board
Pocahontas Bankshares
Corporation

Robert M. Jones, Jr.
Physician

Harold Lee Miller, Jr.
President
Flat Top Insurance Agency

Marshall S. Miller
President, Marshall Miller
& Associates

Charles A. Peters
President, Peters Equipment, Inc.
Secretary, Pocahontas
Bankshares Corporation

Robert L. Raines
Retired, President
Pocahontas Land Corporation

C. E. Richner
President
C. E. Richner Drilling Co.

Byron K. Satterfield
Executive Vice President &
Trust Officer, First Century
Bank, N.A.

John  H. Shott
Attorney

Scott H. Shott
Shott Foundation

Walter L. Sowers
President, Pemco Corporation

William Chandler Swope
President
Swope Construction
Services, Inc.

J. Brookins Taylor, M.D.
Physician

James P. Thomas, M.D.
Physician and Surgeon

Frank Wilkinson
Vice President, Marketing and
Branch Administration,
First Century Bank, N.A.

R. W. Wilkinson
President & Chief Executive
Officer, Pocahontas Bankshares
Corporation,
First Century Bank, N.A.
Chairman, First Century Bank


                           FIRST CENTURY BANK, N.A.
                           WYOMING COUNTY OPERATIONS
                                ADVISORY BOARD
--------------------------------------------------------------------------------
Ted Bailey
President, Pineville Land Co.

Tom Evans, Jr.
President, Evans Funeral Home

Randall D. Price
Vice President, Wyoming
County Area, First Century
Bank, N.A.

C. E. Richner
President,
C. E. Richner Drilling Co.

Byron K. Satterfield
Executive Vice President &
Trust Officer, First Century
Bank, N.A.

Frank. W. Wilkinson
Vice President, Marketing and
Branch Administration,
First Century Bank, N.A.

R. W. Wilkinson
President & Chief Executive
Officer, Pocahontas Bankshares
Corporation, First Century
Bank, N.A.
Chairman, First Century Bank

Dennis Worrell
Partner, Worrell Exxon &
Owner, D & T Car Wash


                              FIRST CENTURY BANK
--------------------------------------------------------------------------------
Dallas E. Carico
Retired, President, Ft. Chiswell
Construction, Co.

James W. Caudill
President, R. P. Johnson & Sons

Robert T. Dupuis
President, P & T Products, Inc.

Jeffery L. Forlines
Chief Executive Officer, First
Century Bank

P. Stanley Hodges
C.P.A., Hodges, Jones & Terry

Stephen A. Lester
Ewald-Lester Insurance
Agency, Inc.

R. W. Wilkinson
President & Chief Executive
Officer, Pocahontas Bankshares
Corporation,
First Century Bank, N.A.
Chairman, First Century Bank


Page .  36 Pocahontas Bankshares Corporation

                                                                Officers

                       POCAHONTAS BANKSHARES CORPORATION
--------------------------------------------------------------------------------

B. L. Jackson, Jr.
Chairman of the Board

R. W. Wilkinson
President & Chief Executive
Officer

Charles A. Peters
Secretary

W. E. Albert
Assistant Secretary

J. Ronald Hypes
Treasurer


                           FIRST CENTURY BANK, N.A.
--------------------------------------------------------------------------------

ADMINISTRATION

R. W. Wilkinson
President &
Chief Executive Officer

J. Ronald Hypes
Vice President & Comptroller

John D. Lay
Assistant Comptroller

Wayne L. Blevins
Assistant Comptroller

Barbara Moore-Ray
Community
Development Officer

Kenneth W. Beard
Vice President &
Compliance Officer

Zella W. Dillon
Auditor

Lisa A. Keene
Training Director

Barry W. Whitt
Loan Review Officer


BRANCH ADMINISTRATION

Frank W. Wilkinson
Vice President, Marketing and
Branch Administration

Marshall V. Lytton
Vice President & Manager,
Princeton Office

Randall Price
Vice President, Wyoming
County Area

Angela M. James
Assistant Cashier

Karen Kidd
Assistant Cashier

Revonda D. Helms
Assistant Cashier

Juanita Growe
Branch Manager, Pineville
Branch

Jean Stanley
Assistant Cashier

Rhonda G. Sutherland
Assistant Cashier

Rita Toler
Assistant Cashier, Oceana Office


LOANS

R. S. Kennett
Senior Vice President, Loans

Garnett L. Little
Vice President, Loans

Hal Absher
Director of Secondary
Mortgage Lending

Robert Sexton
Manager, Consumer Loan
Department

Debra Brunty
Consumer Loan Manager,
Wyoming County Area

James Goodwin
Real Estate Loan Officer

Christopher W. Nipper
Loan Collection Officer

Charles Lester
Loan Officer and
Collection Officer

Shela D. Fortner
Consumer Loan Officer

Charlene Maynard
Consumer Loan Officer


OPERATIONS

W. E. Albert
Vice President & Cashier

Jack M. Forbes
Assistant Vice
President, Transit

Erwin C. Browning
Assistant Vice President &
Security Officer

Nina C. Crockett
Manager, Administrative
Support Group

Christina H. Naylor
Assistant Vice President
Teller Operations

Martha Cooper
Assistant Cashier

Harold Mitchell
Assistant Cashier

Rebecca Lynn Daniels
Assistant Cashier, Wyoming
County Operations


TRUST

Byron K. Satterfield
Executive Vice President &
Trust Officer

Patsy R. Sykes
Vice President & Trust Officer

Elizabeth Pruett
Trust Operations Officer

Gary R. Mills
Trust Officer and
Director of Human Resources



                               FIRST CENTURY BANK
--------------------------------------------------------------------------------

R. W. Wilkinson
Chairman &
Trust Officer

Jeffery L. Forlines
President &
Chief Executive Officer

W. Edward Smith
Assistant Vice President

James B. Litton
Vice President & Security Officer,
Wytheville Office

Lisa H. Lester
Assistant Cashier

Zerna Felts
Branch and Security Officer,
Fort Chiswell Office

                Pocahontas Bankshares Corporation Subsidiaries


                           FIRST CENTURY BANK, N.A.

                              500 Federal Street
                              Bluefield, WV 24701
                                (304) 325-8181

                             200 Princeton Avenue
                              Bluefield, WV 24701
                                (304) 325-6600

                              2020 College Avenue
                              Bluefield, WV 24701
                                (304) 327-5660

                              1223 Stafford Drive
                        Pine Plaza, Princeton, WV 24740
                                (304) 425-0856

                             Rt. 10, Cook Parkway
                               Oceana, WV 24870
                                (304) 682-6221

                            Rt. 10, East Pineville
                              Pineville, WV 24874
                                (304) 732-8850


                              FIRST CENTURY BANK

                               Wytheville Office
                            200 Pepper's Ferry Road
                             Wytheville, VA 24382
                                (540) 223-1115

                             Fort Chiswell Office
                                    Rt. 94
                            Max Meadows, VA  24360
                                (540) 637-3100