Form 10-K, Exhibit 13
period 1996-12-31
POCAHONTAS BANKSHARES CORP
filed 1997-03-26
CIK 723594

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

                              Rt. 10 Cook Parkway
                               Oceana, WV 24870
                                (304) 682-6221

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

Annual Meeting
The annual meeting of the stockholders will be held at 11:00 AM, Tuesday, April 15, 1997, at Fincastle Country Club, Bluefield, Virginia. All stockholders are cordially invited to attend.

                               Table of Contents

Financial Highlights...........................................................1
Letter to the Stockholders.....................................................2
Management's Discussion and Analysis of Financial Condition
     and Results of Operation..................................................4
Consolidated Statements of Financial Condition................................18
Consolidated Statements of Income.............................................19
Consolidated Statements of Cash Flows.........................................20
Consolidated Statements of Changes in Stockholders' Equity....................21
Notes to Consolidated Financial Statements....................................22
Report of Independent Accountants.............................................39
Boards of Directors...........................................................40
Corporate and Bank Officers....................................Inside back cover
Pocahontas Bankshares Corporation Subsidiaries........................Back cover

Financial Highlights

                                             1996            1995              1994
                                          (Dollars in Thousands, Except Per Share Data)
FOR THE YEAR
  Total operating income                  $ 23,076         $ 22,208          $ 20,041
  Total operating expense                   18,145           17,613            16,409
  Net income                                 2,830            2,414             2,257
  Cash dividends declared                    1,210            1,100             1,000
AT YEAR END
  Assets                                  $278,572          265,980           261,299
  Deposits                                 236,722          232,172           230,882
  Loans                                    179,956          177,794           171,325
  Securities                                65,500           58,859            64,295
  Stockholders' equity                      24,629           23,186            21,161
PER COMMON SHARE
  Net income                              $   1.42         $   1.21          $   1.13
  Cash dividends declared                    0.605            0.500             0.500
  Book value                                 12.31            10.58             10.58

[GRAPH OF LOANS]                                               [GRAPH OF ASSETS]


[GRAPH OF DEPOSITS]                              [GRAPH OF BOOK VALUE PER SHARE]


                                       Pocahontas Bankshares Corporation  Page 1

Letter to the
Stockholders


To Our Stockholders,
Customers and Friends:


[PHOTO OF R.W. WILKINSON]


  The directors, officers and employees of Pocahontas Bankshares Corporation and its wholly-owned subsidiaries, First Century Bank, N.A. and First Century Bank, are pleased to present this Annual Report for 1996.

  Pocahontas Bankshares Corporation had the most profitable year in its history with net income of $2,830,000. This represented an increase for 1996 of 17% over the previous year. On a per share basis, net income rose to $1.42 compared to $1.21 the previous year. Total assets were $278,572,000, the highest in the history of the Corporation. The return on average assets for 1996 was 1.04% and the return on average equity was 11.84%. Although slightly lower than our peers, these performance ratios continue to improve through our efforts to expand our customer base and maintain high asset quality standards.

  Pocahontas Bankshares has continued to operate First Century Bank, N.A., a national association in West Virginia and First Century Bank, a state-chartered bank in Virginia. Management is exceptionally pleased with the performance of our Virginia bank which continues to grow and contribute to the corporation's earnings. Both banks continued to improve earnings and asset quality which was reflected in the performance of the corporation for 1996.

  1996 was also an important year for your Corporation because of the major renovations to the main office located in downtown Bluefield, West Virginia. The renovations have resulted in a state-of-the-art operations center and dramatically changed the main office lobby by increasing its use as a modern retail and commercial financial center. The additional parking on our third floor has improved service to


Page 2 Pocahontas Bankshares Corporation our customers and provided a major convenience with the on-premise parking made available out of the weather. The new drive-in facility was delayed in construction due to the weather in the last quarter of 1996 and site preparation. This new facility, which we will call First Century Square, will provide added service for our customers with one commercial lane, three retail lanes and a 24-hour automatic teller machine. This dramatic improvement will provide a direction for the City into the next millennium. These improvements to the drive-in and main office have enhanced the Bank's ability to provide quality service and convenience for our customers in the Bluefield area, and will allow our continued growth and expansion efforts with minimal renovations or additional personnel.

  We ask for your continued support of Pocahontas Bankshares Corporation and its banking subsidiaries as we make every effort to provide quality service to the people in our region. Your confidence and continued support are greatly appreciated.

Sincerely,

/s/ R. W. "Buz" Wilkinson

R. W. "Buz" Wilkinson
President & Chief Executive Officer

                    [LINE DRAWING OF FIRST CENTURY SQUARE]

                               First Century Square

                                       Pocahontas Bankshares Corporation  Page 3

Management's
Discussion and
Analysis of
Financial
Condition and
Results of
Operations


AVERAGE STATEMENTS OF CONDITION AND NET INTEREST DIFFERENTIAL

                                                            1996                          1995                           1994
                                        --------------------------------------------------------------------------------------------

                                                                                (Dollars in Thousands)
                                            Average     Income/  Yield/  Average      Income/   Yield/  Average      Income/  Yield/

ASSETS:                                     Balance     Expense   Rate   Balance      Expense    Rate   Balance      Expense   Rate
                                        --------------------------------------------------------------------------------------------

Interest-bearing deposits with banks        $  2,009    $ 106    5.28%   $  1,525     $   86    5.64%   $     90     $    3   3.33%
Securities available for sale:
  U. S. Government securities                  5,138       299   5.82%          --         --     --           --         --     --
  U. S. Government agency securities           3,458       228   6.59%          --         --     --           --         --     --
  Other securities                             5,426       377   6.95%       5,241        386   7.37%       5,097        390  7.65%
                                        --------------------------------------------------------------------------------------------

    Total securities available for sale       14,022       904   6.45%       5,241        386   7.37%       5,097        390  7.65%
                                        --------------------------------------------------------------------------------------------

Securities held to maturity:
  U. S. Government securities                 24,549     1,279   5.21%      36,863      1,880   5.10%      43,666      2,167  4.96%
  U. S. Government agency securities          18,513     1,185   6.40%      13,706        857   6.25%       9,708        514  5.29%
  State and Municipal securities               5,563       382   6.87%       3,797        287   7.56%       3,313        265  8.00%
  Other securities                             1,037        64   6.17%       1,049         64   6.10%         785         48  6.11%
                                        --------------------------------------------------------------------------------------------

    Total securities held to maturity         49,662     2,910   5.86%      55,415      3,088   5.57%      57,472      2,994  5.21%
                                        --------------------------------------------------------------------------------------------

Federal funds sold                             5,918       312   5.27%       8,853        531   6.00%       4,347        205  4.72%
Loans                                        180,341    16,837   9.34%     175,280     16,566   9.45%     177,888     14,746  8.29%
                                        --------------------------------------------------------------------------------------------

  Total interest-earning assets              251,952    21,069   8.36%     246,314     20,657   8.39%     244,894     18,338  7.49%
                                        --------------------------------------------------------------------------------------------

Allowance for loan losses                     (2,150)                       (2,059)                        (1,903)
Cash and due from banks - demand               8,994                         7,670                          9,623
Premises and equipment - net                   6,914                         4,909                          4,837
Other assets                                   6,159                         5,622                          5,190
------------------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                $271,869                      $262,456                       $262,641
------------------------------------------------------------------------------------------------------------------------------------


LIABILITIES AND STOCKHOLDERS'
   EQUITY:
Interest-bearing demand deposits           $ 49,685     1,670   3.36%    $ 48,920      1,660   3.39%    $ 53,365      1,600  3.00%
Savings deposits                             64,703     2,360   3.65%      69,118      2,502   3.62%      79,757      2,616  3.28%
Time deposits                                93,612     5,023   5.37%      85,862      4,441   5.17%      72,634      2,849  3.92%
                                       --------------------------------------------------------------------------------------------
  Total interest-bearing deposits           208,000     9,053   4.35%     203,900      8,603   4.22%     205,756      7,065  3.43%
                                       --------------------------------------------------------------------------------------------
Short-term debt                              11,265       428   3.80%       9,661        449   4.65%       7,496        221  2.95%
                                       --------------------------------------------------------------------------------------------
Long-term debt                                   --        --     --           --         --     --        1,823        138  7.57%
                                       --------------------------------------------------------------------------------------------
  Total interest-bearing liabilities        219,265     9,481   4.32%     213,561      9,052   4.24%     215,075      7,424  3.45%
                                       --------------------------------------------------------------------------------------------
Demand deposits                              26,832                        24,668                         25,194
Other liabilities                             1,695                         1,858                          1,555
                                       --------------------------------------------------------------------------------------------
TOTAL LIABILITIES                           247,792                       240,087                        241,824
                                       --------------------------------------------------------------------------------------------
Stockholders' equity                         23,897                        22,369                         20,817
                                       --------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                       $271,689                      $262,456                       $262,641
-----------------------------------------------------------------------------------------------------------------------------------
Average rate paid to fund earning
  assets                                                        3.76%                          3.67%                         3.03%
NET INTEREST DIFFERENTIAL                             $11,588   4.60%               $ 11,605   4.71%               $ 10,914  4.46%
-----------------------------------------------------------------------------------------------------------------------------------

For purposes of this schedule, interest on nonaccrual loans has been included only to the extent reflected in the income statement. However, the nonaccrual loan balance is included in the average amount outstanding. Average balances of securities available for sale are reported at amortized cost; excludes pretax unrealized losses of $213,000 in 1996, $484,000 in 1995 and $582,000 in 1994.
Interest income on tax exempt securities is shown based on the actual yield.

VOLUME/RATE ANALYSIS

                                                           Increase (Decrease) in Interest
                                            1996 vs. 1995           1995 vs. 1994              1994 vs. 1993
                                       --------------------- --------------------------- -------------------------
                                                               (Dollars in Thousands)
                                        Due to Change in (1)    Due to Change in (1)       Due to Change in (1)
                                       --------------------- --------------------------- -------------------------
Interest income on:                    Volume   Rate  Total   Volume    Rate     Total    Volume   Rate    Total
                                       ----------------------------------------------------------------------------
   Loans                               $ 475   $ (204) $ 271   $(231)  $ 2,051  $ 1,820    $ 809   $ 674   $ 1,483
   Securities available for sale          606     (88)   518      11       (15) $   (4)      195     195       390
   Securities held to maturity           (329)    151   (178)   (111)      205       94      (91)   (496)     (587)
   Federal funds sold                    (165)    (54)  (219)    241        85      326     (181)    117       (64)
   Interest-bearing deposits with banks    26      (6)    20      64        19       83        2      --         2
-------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST INCOME                     613    (201)   412     (26)    2,345    2,319      734     490     1,224
-------------------------------------------------------------------------------------------------------------------
Interest expense on:
   Interest-bearing demand deposits        32     (22)    10    (142)      202       60      237    (211)       26
   Savings deposits                      (160)     18   (142)   (367)      253     (114)     216    (271)      (55)
   Time deposits                          408     174    582     602       990    1,592     (198)    (68)     (266)
   Short-term borrowings                   68     (89)   (21)     82       146      228      (11)     30        19
   Long-term debt                          --      --     --    (138)       --     (138)     (54)     27       (27)
-------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                    348      81    429      37     1,591    1,628      190    (493)     (303)
-------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                    $  265  $ (282) $ (17)  $ (63)  $   754  $   691    $ 544    $983   $ 1,527
-------------------------------------------------------------------------------------------------------------------

(1) Changes due to a combination of volume and rate have been allocated equally to volume and rate.

Page 4  Pocahontas Bankshares Corporation

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

  On August 30, 1993, Wytheville completed the acquisition of approximately $6.6 million of deposits and the fixed assets of the Fort Chiswell Branch of Dominion Bank, N. A. (now First Union Bank). This purchase improved the Corporation's market presence in Wythe County, Virginia. Additionally, the staff has worked diligently to retain the original customer base and add new customers as the economy of this section of Wythe County continues to expand.

  During 1994, the Corporation merged the Bank of Oceana into The First National Bank of Bluefield. The name of the resulting bank was changed to First Century Bank, N.A. This decision was carefully evaluated prior to its implementation, because of the long-standing tradition of both institutions within their local communities. The merger has afforded the Corporation the ability to streamline operations, as well as provide for more consistent marketing opportunities with Wytheville. Additionally, benefits are accruing for any future expansion as systems are consistently applied throughout the organization.

  Management continues to evaluate its current corporate structure for ways to increase efficiency and reduce its overhead expenses. The commitment to streamline the operations of the Corporation is expected to result in continued improvement in its financial performance. Management also continues to seek and evaluate opportunities to increase its market share throughout the region.


                                       Pocahontas Bankshares Corporation  Page 5

AMOUNTS OF LOANS OUTSTANDING
                                                          Years Ended December 31,
                                         ----------------------------------------------------------

                                            1996       1995        1994        1993        1992
                                         ----------------------------------------------------------
                                                           (Dollars in Thousands)
Commercial, financial and agricultural    $ 44,209   $ 45,592    $ 46,173    $ 51,240    $ 46,402
Real estate construction                     5,603      3,541       2,202       1,911         829
Real estate mortgage                       105,564    102,178      97,020     101,781      89,167
Installment                                 24,580     26,483      25,930      22,399      21,283
---------------------------------------------------------------------------------------------------
TOTAL LOANS OUTSTANDING                   $179,956   $177,794    $171,325    $177,331    $157,681
---------------------------------------------------------------------------------------------------

MATURITY SCHEDULE OF LOANS
                                          Remaining maturity at December 31, 1996
                                         ------------------------------------------
                                                (Dollars in Thousands)
                                         1 Year or    1 to 5   After 5
                                           Less       Years     Years     Total
                                         ------------------------------------------
Commercial, financial and agricultural   $21,290    $  20,391  $ 2,528  $  44,209
Real estate construction                   5,522           81       --      5,603
Real estate mortgage                      14,636       76,590   14,338    105,564
Installment                                5,178       18,549      853     24,580
                                         ------------------------------------------
TOTAL                                    $46,626    $ 115,611  $17,719  $ 179,956
                                         ------------------------------------------
Loans with fixed
  interest rates                         $18,101    $  50,770  $17,719  $  86,590
Loans with floating
  interest rates                          28,525       64,841       --     93,366
-----------------------------------------------------------------------------------
TOTAL                                    $46,626    $ 115,611  $17,719  $ 179,956
-----------------------------------------------------------------------------------

NONPERFORMING ASSETS AND LOAN LOSS ANALYSIS
                                                         1996       1995       1994      1993        1992
                                                       ----------------------------------------------------
                                                                    (Dollars in Thousands)
Average amount of loans outstanding                    $180,341   $175,280   $177,888   $167,891   $149,138
Allowance for loan losses:
   Balance at beginning of period                      $  2,145   $  1,985   $  1,858   $  1,540   $  1,228
   Loans charged off
      Commercial, financial and agricultural                135        225        270        106        207
      Real estate construction
      Real estate mortgage                                  140        235        438         57        145
      Installment loans to individuals                      297        254        165        137        141
                                                       ----------------------------------------------------
TOTAL LOANS CHARGED OFF                                     572        714        873        300        493
                                                       ----------------------------------------------------
   Loan recoveries
      Commercial, financial and agricultural                  3          8        577        148         91
      Real estate construction                               --         --         --         --         --
      Real estate mortgage                                   --         --         14         --          2
      Installment loans to individuals                       20         27         14         11         14
                                                       ----------------------------------------------------
TOTAL LOAN RECOVERIES                                        23         35        605        159        107
                                                       ----------------------------------------------------
   Net loans charged off                                   (549)      (679)      (268)      (141)      (386)
   Provision for loan losses                                644        839        395        459        698
-----------------------------------------------------------------------------------------------------------
BALANCE AT END OF PERIOD                               $  2,240   $  2,145   $  1,985   $  1,858   $  1,540
-----------------------------------------------------------------------------------------------------------
Ratio of net loans charged off to
   average loans outstanding                               0.30%      0.39%      0.15%      0.08%      0.26%

Allowance at year end as a percent of loans                1.24%      1.21%      1.15%      1.05%      0.98%
Provision for loan losses as a percent of loans            0.36%      0.47%      0.23%      0.26%      0.44%
                                                       ----------------------------------------------------
Nonperforming assets (at year end)
   Nonaccrual                                          $  1,398   $  3,194   $  1,564   $  1,716   $  1,386
   Past-due ninety days or more and still accruing        1,427        781        536        411        479
Other real estate owned                                   1,976      1,206        928      1,205      2,482
                                                       ----------------------------------------------------
TOTAL NONPERFORMING ASSETS                             $  4,801   $  5,181   $  3,028   $  3,332   $  4,347
                                                       ----------------------------------------------------
   Nonperforming assets/total loans                         2.7%       2.9%       1.8%       1.9%       2.8%
   Nonperforming assets/total assets                        1.7%       1.9%       1.2%       1.3%       1.8%
-----------------------------------------------------------------------------------------------------------

Page 6  Pocahontas Bankshares Corporation

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                  1996                1995                1994                1993                 1992
                           --------------------------------------------------------------------------------------------------------
                                                                 (Dollars in Thousands)
                                    Percent of           Percent of           Percent of           Percent of           Percent of
                                  loans in each        loans in each        loans in each        loans in each        loans in each
                                   Category to          Category to          Category to          Category to          Category to
                           Amount  Total Loans  Amount  Total Loans  Amount  Total Loans  Amount  Total Loans  Amount  Total Loans
Commercial, financial and
  agricultural             $  481   24.57%      $  443     25.64%    $  594     26.95%    $  551      28.90%   $  495    29.43%
Real estate construction       --    3.11%          20      1.99%        30      1.29%        25       1.08%       10     0.53%
Real estate mortgage          239   58.66%         502     57.47%       781     56.63%       749      57.40%      652    56.54%
Installment                   191   13.66%         290     14.90%       245     15.13%       205      12.62%      176    13.50%
Unallocated                 1,329    N/A           890       N/A        335       N/A        328        N/A       207      N/A
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL                      $2,240  100.00%      $2,145    100.00%    $1,985    100.00%    $1,858     100.00%   $1,540   100.00%
-----------------------------------------------------------------------------------------------------------------------------------

Balance Sheet Analysis

Loans

  The Corporation's primary use of funds is loan demand, its most profitable deployment of funds. Total loans increased $2.2 million or 1.2% in 1996 following a $6.5 million or 3.8% increase in 1995. Expanding affiliate markets has contributed to loan growth, however, some of the Corporation's large credits were paid off unexpectedly before year end 1996 which limited the growth recognized during the first half of 1996. At December 31, 1996, the loan portfolio comprised 71.1% of total interest-earning assets as compared to 72.0% of total interest-earning assets at December 31, 1995, and contributed 79.9% of total interest income in 1996, compared to 80.2% of total interest income in 1995. Loan demand continued to be relatively strong through most of 1996 mostly in the residential and commercial mortgage categories of the loan portfolio.

  During 1996, the growth in the loan portfolio was primarily accomplished by solicitation of small and middle-market companies within the Corporation's primary trade areas. Emphasis continued to be on strong local companies with known local management and excellent financial stability. Consistent with management's philosophy on relationship banking, most borrowers are also depositors and utilize other banking services. Most of the commercial loans in the portfolio were made at variable rates of interest. The average yield of the loan portfolio decreased to an average rate of 9.34% in 1996 compared to 9.45% in 1995. This reflected relatively stable interest rates during 1995 and 1996.

  Although the commercial loan portfolio is generally diversified and geographically dispersed within the region, aggregate loans to three specific lines of business represent greater than 20% of the Corporation's equity. These lines of business are Coal Related, Hotel/Motel, and Health Care Professionals. Although none of these industries represent more than 10% of the total loan portfolio, management closely monitors these lines. Within each specific industry, borrowers are well diversified as to specialty, service or other unique feature of the overall industry. A substantial portion of the customers' ability to honor their contractual commitment is largely dependent upon the economic conditions of the respective industry and overall economic conditions of southern West Virginia and southwestern Virginia.

                                       Pocahontas Bankshares Corporation  Page 7

  The consumer portion of the loan portfolio which decreased approximately 7% in 1996, consisted of both secured and unsecured loans made to individuals and families for various reasons including the purchase of automobiles, home improvements, educational expenses and other worthwhile purposes. The Corporation continues to carefully monitor the consumer sector as consumer debt continues to increase. If any major weakening in the economy occurs, the likelihood for increased volatility arises as consumers are servicing higher credit card and other installment borrowings.

  Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total amount of commitments does not necessarily represent future cash requirements. At December 31, 1996 and 1995, the subsidiary banks had outstanding commitments to extend credit of approximately $24,474,000 and $20,280,000, respectively.

  Any discussion of the loan portfolio would not be complete without mentioning nonperforming assets. Nonperforming assets, including nonaccrual loans, loans past-due 90 days or more and other real estate owned, decreased $380,000, or approximately 7%, from December 31, 1995 to December 31, 1996. This decrease occurred primarily in nonaccrual loans, as there were increases in loans past-due 90 days or more and other real estate owned. The Corporation's policy is to discontinue the accrual of interest on loans that are past due more than 90 days, unless such loans are well collateralized and in process of collection. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment of principal or interest is in doubt.

  Management continues to enhance the methodology and procedures for determining the adequacy of the allowance for loan losses. These enhancements have been approved by each of the respective subsidiaries' boards of directors. The procedures that are utilized entail analyzing a loan "watch" list and assigning classifications to each loan, as set forth by the appropriate regulatory agency. Other real estate owned is also analyzed and assigned a classification. Subsequently, classified loans are categorized and appropriate reserves are assigned as follows: Substandard - 1% - 20%, Doubtful - 50%, and Loss - 100%. Other loans, more than 90 days past due, that have not been considered in the aforementioned procedures are assigned a classification of Substandard and are reserved for accordingly. The remaining portfolio is segregated into consumer, commercial, and residential real estate loans, and the historical net charge off percentage of each category is applied to the current amount outstanding in that category. Also, a review of concentrations of credit, classes of loans and pledged collateral is performed to determine the existence of any deterioration. In addition, volume and trends in delinquencies and nonaccruals, off-balance sheet credit risks, the loan portfolio composition, loan volume and maturity of the portfolio, national and local economic conditions and the experience, ability and depth of lending management and staff are given consideration.

Page 8  Pocahontas Bankshares Corporation

MATURITIES OF SECURITIES HELD TO MATURITY

The following table shows the contractual maturities of securities held to maturity at December 31, 1996, and the weighted average yield of such securities:

                                                        After One         After Five
                                         Within         But Within        But Within           After
                                        One year        Five Years        Ten Years          Ten Years           Total
                                         Amount  Yield    Amount   Yield    Amount   Yield     Amount   Yield     Amount  Yield
                                       -----------------------------------------------------------------------------------------
                                                                      (Dollars in Thousands)
U. S. Government securities              $12,058  5.27%    $3,523   5.53%   $    --    --    $      --     --    $15,581  5.33%
U. S. Government agency securities         4,440  7.38%    11,276   6.24%   $   635   6.00%         --     --    $16,351  6.54%
State, county and municipal securities     1,278  7.76%     2,117   6.66%     2,264   5.63%        440    5.63%   $6,099  6.43%
Other securities                           1,006  6.06%        --     --         25   7.80%         --      --    $1,031  6.10%
--------------------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT SECURITIES              $18,782  5.98%   $16,916   6.15%    $2,924   5.73%       $440    5.63%  $39,062  6.03%
--------------------------------------------------------------------------------------------------------------------------------

Yields on tax-exempt obligations have not been computed on a tax equivalent basis.

AVERAGE DEPOSITS
                                              1996              1995               1994
                                             Average           Average            Average
                                         Amount    Rate    Amount    Rate     Amount    Rate
                                       ------------------------------------------------------
                                                          (Dollars in Thousands)
Noninterest-bearing demand deposits    $  26,832    N/A   $ 24,668    N/A    $ 25,194    N/A
Interest-bearing demand deposits          49,865   3.36%    48,920   3.39%     53,365   3.00%
Savings deposits                          64,703   3.65%    69,118   3.62%     79,757   3.28%
Time deposits                             93,612   5.37%    85,862   5.17%     72,634   3.92%
---------------------------------------------------------------------------------------------
TOTAL AVERAGE DEPOSITS                 $ 235,012   3.85%  $228,568   3.76%   $230,950   3.06%
---------------------------------------------------------------------------------------------

There are no foreign offices. Average balances are computed on daily balances.

MATURITIES OF TIME CERTIFICATES OF DEPOSIT OF $100,000 OR MORE

                                                                                        December 31, 1996
                                                                                    ----------------------
                                                                                    (Dollars in Thousands)
     Under 3 months                                                                                $9,989
     3 to 6 months                                                                                  5,118
     6 to 12 months                                                                                 4,097
     Over 12 months                                                                                 3,526
-----------------------------------------------------------------------------------------------------------
TOTAL CERTIFICATES OF DEPOSIT OF $100,000 OR MORE                                                $ 22,730
-----------------------------------------------------------------------------------------------------------

SHORT-TERM BORROWED FUNDS
                                                               December 31,
                                                      1996      1995         1994
                                                    --------------------------------
                                                        (Dollars in Thousands)
Securities sold under agreements to repurchase      $14,514    $ 8,922     $ 5,661
U. S. Treasury demand notes and others                1,756        720       1,302
------------------------------------------------------------------------------------
TOTAL BORROWED FUNDS                                $16,270    $ 9,642     $ 6,963
------------------------------------------------------------------------------------

The approximate average interest rates, average amounts outstanding, and maximum amounts outstanding at any month-end for securities sold under agreements to repurchase are as follows:

                                                      1996      1995         1994
                                                    --------------------------------
Average interest rates at December 31                  3.50%      3.79%       3.75%
Maximum amounts outstanding at any
 month-end                                          $14,514    $ 9,035     $ 7,991
Average daily amount outstanding                    $10,104    $ 7,775     $ 6,461
Weighted average interest rates                        3.66%      4.10%       2.83%
------------------------------------------------------------------------------------

The weighted average interest rates are calculated by dividing the annual interest expense by the related average daily amounts outstanding.

                                       Pocahontas Bankshares Corporation  Page 9

  The Corporation maintains, through its provision, an allowance for loan losses believed by management to be adequate to absorb potential credit losses inherent in the portfolio. The $195,000 decrease in the provision for loan losses in 1996 compared to 1995 was primarily a result of decreased net loans charged off in 1996 of $130,000 compared to 1995. The allowance for loan losses was 1.24% of year-end loans in 1996 compared to 1.21% in 1995.

Securities

Securities, another major use of funds, increased by $6.6 million or 11.3% during 1996. At December 31, 1996, securities comprised 25.9% of total interest-earning assets compared to 23.9% of total interest-earning assets at December 31, 1995. The composition of the Corporation's securities portfolio reflects management's investment strategy of maximizing portfolio yields subject to risk and liquidity considerations. The primary objective of the Corporation's investment strategy is to maintain an appropriate level of asset liquidity and provide management a tool to assist in controlling and managing the Corporation's interest rate position while at the same time producing adequate levels of interest income. Management of the maturity of the portfolio is necessary to ensure adequate liquidity and manage interest rate risk. During 1994, the Corporation adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," (SFAS
115). At adoption, the Corporation classified its debt securities portfolio as held to maturity. The equity portfolio was classified as available for sale. Management determined that it had the positive intent and ability to hold its debt securities to maturity. During 1996, in order to enhance liquidity, management began to increase the available for sale portfolio, as securities matured in the held to maturity portfolio. Management believes that the potential of increased loan demand merits enhancing the liquidity of the securities portfolio. Net unrealized gains in the held to maturity portfolio amounted to approximately $156,000 at December 31, 1996, compared to $491,000 in net unrealized gains at December 31, 1995. This was indicative of the effects of the relatively stable rate environment during 1996, along with the reduction in the held to maturity portfolio from $53,440,000 at December 31, 1995, to $39,062,000 at December 31, 1996.

SECURITIES
                                                 1996        1995       1994
                                               --------------------------------
                                                   (Dollars in Thousands)
Securities available for sale
   U. S. Government securities                  $13,156                    --
   U. S. Government agency securities             7,999                    --
   Other securities                               5,283      5,419      4,919
                                               --------------------------------
      Total securities available for sale        26,438      5,419      4,919
                                               --------------------------------
Securities held to maturity
   U. S. Government securities                   15,580     31,381     41,974
   U. S. Government agency securities            16,352     17,186     12,647
   State, county and municipal securities         6,099      3,830      3,700
   Other securities                               1,031      1,043      1,055
                                               --------------------------------
      Total securities held to maturity         $39,062   $ 53,440   $ 59,376
                                               --------------------------------


Page 10  Pocahontas Bankshares Corporation

  As of December 31, 1996, the Corporation had an investment in Van Kampen American Capital U.S. Government Fund, a mutual fund comprised primarily of U.S. agency mortgage-backed securities. The investment is classified as available for sale. The aggregate book and market value of this investment was $4,282,000 at December 31, 1996 and $4,427,000 at December 31, 1995. The mutual fund is composed primarily of GNMA and FNMA pools of mortgages which have weighted average maturities of approximately seven years. Management is not aware of any adverse information regarding this issue with regard to regulatory action, downgrading of debt ratings or cessation of dividends. Due to activities within the fund during 1995, management determined that the unrealized losses which it had accumulated were other than temporary and therefore, approximately $341,000 of losses were recognized for the year ended December 31, 1995. No unrealized losses were recognized for the year ended December 31, 1996.

  State, county and municipal securities contained no issues in excess of 10% of stockholders' equity.

Deposits

  Deposits, the major source of funds, increased approximately $4.6 million or 2.0% in 1996, following an increase of $1.3 million or 0.6% in 1995. The average rate paid on interest-bearing deposits in 1996 was 4.35%, an increase from the average rate of 4.22% paid in 1995, reflecting the stable rate environment prevailing during most of 1995 and 1996. Competition for deposits continues to intensify among commercial banks, savings banks, thrift institutions, credit unions, mutual funds, brokerage houses, insurance companies, and certain national retailers. Despite this intense competition management is pleased with the deposit growth during the last few years. This growth was maintained in 1996 despite this fierce competition.

Capital Resources

  Cash dividends paid to stockholders during 1996 amounted to $1,210,000 compared to $1,100,000 paid to stockholders in 1995 and $1,000,000 in 1994. This represents a dividend pay out (dividends divided by net income) of 43% in 1996, 46% for 1995 and 44% for 1994. Cash dividends per share equaled $0.605 per share in 1996, $0.550 per share in 1995 and $0.500 per share in 1994. The Corporation is dependent upon dividends paid by the subsidiary banks to fund dividends to the shareholders and to cover other operating costs, including debt service. The Corporation's Board of Directors considers historical financial performance, future prospects, and anticipated needs for capital in formulating the dividend payment policy. Future dividends are dependent upon the Corporation's financial results, capital requirements and general economic conditions.

REGULATORY CAPITAL REQUIREMENTS

                                         Combined Capital
           Entity           Tier 1       (Tier 1 and Tier 2) Leverage
---------------------------------------------------------------------
Consolidated                 12.79%        13.97%           8.85%
First Century Bank, N.A.     12.62%        13.80%           8.63%
First Century Bank           11.55%        12.70%           8.36%
---------------------------------------------------------------------


                                      Pocahontas Bankshares Corporation  Page 11

  One of management's primary objectives is to maintain a strong capital position. Stockholders' equity, net of unrealized losses on securities, increased $1,443,000 or 6.2% in 1996. The percentage of earnings reinvested in the Corporation (net income less dividends as a percentage of net income) for the years 1996, 1995 and 1994 was 57.2%, 54.4% and 55.7%, respectively. The internal capital formation rate (net income less dividends as a percentage of average stockholders' equity) indicates the rate at which assets can grow while maintaining the current ratio of stockholders' equity to assets. The internal capital formation rate was 6.8% in 1996, 5.9% in 1995, and 6.0% in 1994.

  Risk-based capital regulations require all banks and bank holding companies to have a minimum total risk-based capital ratio of 8% with half of the capital composed of core capital. Conceptually, risk-based capital requirements assess the risk of a financial institution's balance sheet and off-balance sheet commitments in relation to its capital. Under the guidelines, capital strength is measured in two tiers which are used in conjunction with risk adjusted assets in determining the risk-based capital ratios. The Corporation's Tier I capital, which consists of stockholders' equity, adjusted for certain intangible assets, amounted to $24,270,000 at December 31, 1996, or 12.79% of total risk-weighted assets. Tier II capital, or supplementary capital, includes capital components such as qualifying allowance for loan losses, and can equal up to 100% of an institution's Tier I capital with certain limitations. The Corporation's Tier II capital amounted to $2,240,000 at December 31, 1996 or 1.18% of total risk-weighted assets. The Corporation's total consolidated risk-based capital was $26,510,000, or 13.97% of total risk-weighted assets as of December 31, 1996. Additionally, risk-based capital guidelines require a minimum leverage ratio (Tier I capital divided by average adjusted total consolidated assets) of 4%, which may be increased for institutions with higher levels of risk or that are experiencing or anticipating significant growth. The Corporation has not been advised by any regulatory agency of any specific minimum leverage ratio applicable to it. As of December 31, 1996, the Corporation's leverage ratio was 8.85%; therefore, the Corporation exceeded all current minimum capital requirements.

Liquidity and Interest Sensitivity

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


Page 12  Pocahontas Bankshares Corporation

ANALYSIS OF INTEREST RATE SENSITIVITY

                                                  Months                             Years
                                          ---------------------------------    ------------------
                                          Less Than 3    3-6        6-12         1-5       Over 5     Totals
                                          -------------------------------------------------------------------
                                                                (Dollars in Thousands)
Securities                                $  9,291    $  5,071     $ 8,701     $37,091    $ 5,346    $65,500
Federal funds sold and interest-bearing
   balances with banks                       7,732         --           --          --         --      7,732
Loans                                      102,069      8,860       11,143      48,886      8,998     179,956
                                          -------------------------------------------------------------------
   Interest-earning assets                 119,092     13,931       19,844      85,977     14,344     253,188
                                          -------------------------------------------------------------------
Time deposits                               31,591     25,613       19,057      16,880         49      93,190
Other interest-bearing deposits             57,906         --           --      55,064         --     112,970
Other interest-bearing liabilities          15,744         --          200         300         26      16,270
                                          -------------------------------------------------------------------
   Interest-bearing liabilities            105,241     25,613       19,257      72,244         75     222,430
                                          -------------------------------------------------------------------
Interest sensitivity gap                  $ 13,851    $(11,682)    $   587     $13,733    $14,269     $30,758
Cumulative interest sensitivity gap       $ 13,851    $  2,169     $ 2,756     $16,489    $30,758
                                          -------------------------------------------------------------------
Ratio of interest-earning assets to
   interest-bearing liabilities               1.13x       0.54x       1.03x       1.19x    191.25x
                                          --------------------------------------------------------
Ratio of cumulative interest sensitivity
   gap to total earning assets                5.47%       0.86%       1.09%       6.51%     12.15%
                                          --------------------------------------------------------


  Maturities of securities and loan payments are the principal source of liquidity. Interest rate sensitivity varies with different types of interest-earning assets and interest-bearing liabilities. Overnight federal funds on which rates change daily and loans which are tied to the prime rate, differ considerably from long-term securities and fixed rate loans. Similarly, time deposits over $100,000, now accounts and money market deposit accounts are much more interest sensitive than passbook savings accounts and other interest-bearing liabilities. The primary tool used by management to measure interest rate risk is to monitor the difference or gap between interest-sensitive earning assets and interest-bearing liabilities over various periods of time. Trying to minimize this gap is a continual challenge in a changing interest rate environment and one of the objectives of the Corporation's asset/liability management strategy.

  Management's continued efforts in generating variable rate loans has resulted in a positive cumulative gap of 5.47% at three months, 0.86% at six months and a one-year positive cumulative gap of 1.09%. The Corporation was somewhat asset sensitive at December 31, 1995, due to a significant portion of the securities portfolio maturing during 1996. As these securities were reinvested, the balance sheet was restructured to reduce asset sensitivity. Management continues to monitor the Corporation's asset/liability gap positions, and thus has produced interest sensitivity ratios which are well within targeted levels established in the Corporation's asset/liability management guidelines. During 1996, management began to evaluate more sophisticated risk measurement tools, including simulation modeling which calculates expected net interest income based on projected interest-earning assets, interest-bearing liabilities and interest rates. Utilizing simulation modeling will allow the Corporation to evaluate earnings and capital at risk due to significant changes in interest rates.


                                      Pocahontas Bankshares Corporation  Page 13

  Liquidity can best be demonstrated by an analysis of the Corporation's cash flows. In 1996, the primary source of cash flows was from financing activities. This was due to increases in both core deposits and other short-term borrowings. Cash flows from operations were also significant for 1996. In 1995 and 1994, the primary source of cash flows was from operations, illustrating management's goal to turn its expansion efforts of the past several years into profitability. A secondary source of liquidity came from investing activities in the maturities of investment securities. This demonstrated management's attempts to maintain the investment portfolio with short-term, high quality investments. The Corporation's primary use of cash was from investing activities, primarily increases in earning assets deployed in investments and loans. This also demonstrated the Corporation's ability to accommodate loan demand within its service areas.

Income Statement Analysis

Earnings

  Net income for 1996 was $2,830,000 or $1.42 per share, an increase of $416,000 or 17% from the $2,414,000 or $1.21 per share earned in 1995, and $573,000 more than the $2,257,000 or $1.13 per share earned in 1994. This increase occurred primarily as a result of reductions in the provision for loan losses and securities losses.

Earnings Per Share

The Corporation's net income, on a per share basis, amounted to $1.42 in 1996 compared to $1.21 in 1995 and $1.13 in 1994. The Earnings Per Share Table summarizes the principal sources of changes in earnings per share for 1996.

EARNINGS PER SHARE
Net income per share - 1995               $ 1.21
-------------------------------------------------
Increase (decrease) due to change in:
   Net interest income                     (0.01)
   Provision for loan losses                0.10
   Other operating income                   0.23
   Personnel expense                       (0.08)
   Other expense                           (0.03)
-------------------------------------------------
Net income per share - 1996               $ 1.42
-------------------------------------------------

Net Interest Margin

  The major portion of the Corporation's earnings are derived from the net interest margin, which is the interest income on interest-earning assets less the interest expense on interest-bearing liabilities. During 1996 the net interest margin decreased $17,000 or 0.1%. This followed a 6.3% increase in 1995, and a 16% increase in 1994. For the year ended December 31, 1996, interest income increased $412,000, or approximately 2.0%, compared to increases of $2,319,000, or 12.6% for 1995, and $1,224,000, or 7.2% for 1994. The increase for 1996 was evenly distributed between the loan and securities portfolios, resulting from increased volume in both of those portfolios. This increase was offset by an increase in interest expense of $429,000, or 4.7% for 1996. This followed an increase in interest expense of $1,628,000, or 21.9% for 1995, and a decrease of $303,000, or 3.9% for 1994. For 1996, increased interest expense on time deposits due to

Page 14 Pocahontas Bankshares Corporation increased volume was the primary contributor to the increase in total interest expense. The net interest margin is affected by many factors, but most significantly by the prevailing interest rates during the period, the spread between the various sources and uses of funds, and by changes in the volume of various assets and liabilities. The performance for 1996 is indicative of the relatively stable rate environment prevailing through most of 1995 and 1996.

Noninterest Income and Expense

  Noninterest income increased $456,000 or 29% in 1996, following a $152,000 or 8.9% decrease in 1995, and an increase of $21,000 or 1.2% in 1994. The largest component of noninterest income is fees from trust services. Fees from trust services increased $73,000 or 10% for 1996 and $101,000 or 15% for 1995, and $56,000 or 9% for 1994. The second largest component of noninterest income is service charges on deposit accounts. These fees increased approximately $13,000 or 2% in 1996, after a decrease of approximately $23,000 or 3% in 1995, and an increase of approximately $14,000 or 2% in 1994. Securities gains of approximately $1,000 were recognized in 1996. Securities losses were approximately $341,000 in 1995 and $117,000 in 1994.

RETURN ON EQUITY AND ASSETS
                                                       December 31,
                                              ----------------------------
                                               1996       1995       1994
                                              ----------------------------
Percentage of net income to:
 Average stockholders' equity                 11.84%     10.79%     10.84%
 Average total assets                          1.04%      0.92%      0.86%
Percentage of dividends declared per
 common share to net income per
 common share                                 42.61%     45.64%     44.25%
Percentage of average stockholders'
 equity to average total assets                8.79%      8.52%      7.93%

  Noninterest expense, excluding the provision for loan losses, increased 1.2% in 1996, following a 4.7% increase in 1995 and a 4.5% increase in 1994. Personnel expense is the largest component of noninterest expense. Personnel expense increased 3.9% in 1996, following an increase of 1.1% in 1995, and 5.4% in 1994. In addition to salaries, employee benefits are a significant component of personnel expense. For a complete discussion of the Corporation's employee benefits, refer to Note 7 of the Notes to Consolidated Financial Statements, presented elsewhere in this report. These increases demonstrate management's ongoing commitment to improve operational efficiency throughout the organization while keeping personnel expense within current inflationary levels. The largest decline in noninterest expense was the result of reduced FDIC insurance premiums paid on the Corporation's deposits for 1996 and 1995. These premiums were essentially eliminated for 1996.

Income Taxes

  Applicable income taxes for 1996 increased $115,000 or 8.6%. This followed a $362,000 or 36.9% increase for 1995. Income taxes computed at the statutory rate are reduced primarily by interest earned on state and municipal obligations. For a complete discussion of the Corporation's tax position, refer to Note 8 of the Notes to Consolidated Financial Statements, presented elsewhere in this report.


                                      Pocahontas Bankshares Corporation  Page 15

The Effects of Inflation and Changing Prices

  Inflation affects the Corporation in several ways, but not to the same extent that it does a company which makes large capital expenditures or has a large investment in inventory. The Corporation's asset and liability structure is primarily monetary in nature and, therefore, its financial results are more affected by changes in interest rates than by inflation. However, the actions of the Federal Reserve Board during 1996 indicates that interest rate management will be the primary tool used to curtail inflationary pressures. Inflation does affect noninterest expense, such as personnel expense and the cost of services and supplies. These increases must be offset, to the extent possible, by increases in noninterest income and by control of noninterest expense.


Per Share Data By Quarter

  No established public market presently exists for the common stock of the Corporation. The per share data by quarter table shows the approximate high and low bid as reported by the transfer agent and local brokers for 1996 and 1995. Also presented below are the dividends paid for those respective years. The number of stockholders of record on December 31, 1996, was 613 and outstanding shares totaled 2,000,000.

PER SHARE DATA BY QUARTER
                                                             Market Quotations
                                                ------------------------------------------
                             Dividends                 1996                    1995
                       --------------------     ------------------------------------------
Quarter                  1996        1995        High        Low         High        Low
                       -------------------------------------------------------------------
First Quarter          $ 0.125      $0.100      $16.50      $14.50      $15.00      $13.63
Second Quarter         $ 0.150      $0.100       18.00       16.00       15.00       13.25
Third Quarter          $ 0.150      $0.125       19.00       18.50       16.00       14.00
Fourth Quarter           0.180       0.225       18.75       18.50       16.88       14.00
------------------------------------------------------------------------------------------

Trust Asset Responsibility

  Assets managed by the Trust Division are presented at book value which is the Federal income tax basis of the assets and is not representative of current market value. Trust responsibility, as measured by market value, is substantially greater than book value.

              [GRAPH OF TRUST ASSET RESPONSIBILITY AT BOOK VALUE]



Page 16  Pocahontas Bankshares Corporation

CONDENSED STATEMENTS OF FINANCIAL CONDITION
Statistical Summary, 1996 - 1992

                                                                          December 31,
                                          --------------------------------------------------------------------------
                                            1996      %     1995     %     1994     %     1993     %     1992     %
                                          --------------------------------------------------------------------------
                                                         (Dollars in Thousands, Except Per Share Data)
Loans                                     $179,956   65  $177,794   67  $171,325   66  $177,331   68  $157,681   64
Securities                                  65,500   23    58,859   23    64,295   25    58,980   22    62,612   25
Federal funds sold                           5,750    2     6,300    2     6,400    2     7,770    3     6,970    3
Interest-bearing deposits with banks         1,982    1     3,833    1       245   --        46   --         8   --
                                          --------------------------------------------------------------------------
INTEREST-EARNING ASSETS                    253,188   91   246,786   93   242,265   93   244,127   93   227,271   92
                                          --------------------------------------------------------------------------
Cash and due from banks                     12,421    4    10,000    4    10,732    4     9,749    4    11,275    4
Premises and equipment                       8,052    3     5,417    2     4,811    2     4,640    2     3,714    2
Other assets                                 7,151    3     5,922    2     5,476    2     5,316    2     6,310    3
Allowance for loan losses                   (2,240)  (1)   (2,145)  (1)   (1,985)  (1)   (1,858)  (1)   (1,540)  (1)
--------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                              $278,572  100  $265,980  100  $261,299  100  $261,974  100  $247,030  100
--------------------------------------------------------------------------------------------------------------------
Savings deposits                          $112,970   41  $112,768   42  $128,582   49  $127,905   49  $110,924   45
Time deposits                               93,190   33    92,043   35    75,464   29    75,570   29    79,420   32
Other interest-bearing liabilities          16,270    6     9,642    4     8,163    3    11,457    4    11,784    5
                                          --------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES               222,430   80   214,453   81   212,209   81   214,932   82   202,128   82
                                          --------------------------------------------------------------------------
Demand deposits                             30,562   11    27,361   10    26,836   10    25,976   10    24,372   10
Other liabilities                              951   --       980   --     1,093    1       700   --       886   --
                                          --------------------------------------------------------------------------
TOTAL LIABILITIES                          253,943   91   242,794   91   240,138   92   241,608   92   227,386   92
                                          --------------------------------------------------------------------------
STOCKHOLDERS' EQUITY                        24,629    9    23,186    9    21,161    8    20,366    8    19,644    8
--------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES & EQUITY                $278,572  100  $265,980  100  $261,299  100  $261,974  100  $247,030  100
--------------------------------------------------------------------------------------------------------------------
                     TOTAL DEPOSITS       $236,722       $232,172       $230,882       $229,451       $214,716
                BOOK VALUE PER SHARE      $  12.31       $  11.60       $  10.58       $  10.18       $   9.82
--------------------------------------------------------------------------------------------------------------------

SUMMARY OF OPERATIONS
Statistical Summary, 1996 - 1992
                                                                      Years Ended December 31,
                                                          --------------------------------------------------
                                                             1996      1995      1994      1993      1992
                                                          --------------------------------------------------
                                                             (Dollars in Thousands, Except Per Share Data)
Interest income                                            $21,069   $20,657   $18,338   $17,114   $17,442
Interest expense                                             9,481     9,052     7,424     7,727     8,388
                                                          --------------------------------------------------
NET INTEREST MARGIN                                         11,588    11,605    10,914     9,387     9,054
                                                          --------------------------------------------------
Provision for loan losses                                      644       839       395       459       698
                                                          --------------------------------------------------
Net credit margin                                           10,944    10,766    10,519     8,928     8,356
                                                          --------------------------------------------------
Noninterest income                                           2,007     1,551     1,703     1,682     1,736
Noninterest expense                                          8,664     8,561     8,985     8,600     7,799
                                                          --------------------------------------------------
INCOME BEFORE INCOME TAXES                                   4,287     3,756     3,237     2,010     2,293
                                                          --------------------------------------------------
Provision for income taxes                                   1,457     1,342       980       586       588
                                                          --------------------------------------------------
Income before cumulative effect of accounting change         2,830     2,414     2,257     1,424     1,705
Cumulative effect of accounting change                          --        --        --       123        --
------------------------------------------------------------------------------------------------------------
NET INCOME                                                 $ 2,830   $ 2,414   $ 2,257   $ 1,547   $ 1,705
------------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE:
Income before cumulative effect of accounting change       $  1.42    $ 1.21   $  1.13   $  0.71   $  0.85
Cumulative effect of accounting change                          --        --        --       0.06       --
------------------------------------------------------------------------------------------------------------
NET INCOME                                                 $  1.42    $ 1.21   $  1.13   $   0.77  $  0.85
------------------------------------------------------------------------------------------------------------
Dividends per common share                                 $ 0.605    $0.550   $ 0.500   $  0.438  $ 0.425
Payout ratio                                                    43%       45%       44%        57%      50%


                                      Pocahontas Bankshares Corporation  Page 17

Consolidated
Statements of
Financial
Condition

                                                                                                  December 31,
                                                                                              ---------------------
                                                                                                 1996      1995
                                                                                              ---------------------
ASSETS                                                                                        (Dollars in Thousands)
Cash and due from banks                                                                       $ 12,421  $ 10,000
Interest-bearing balances with banks                                                             1,982     3,833
Securities available for sale                                                                   26,438     5,419
Securities held to maturity (estimated market value of $39,218 in 1996 and $53,931 in 1995)     39,062    53,440
Federal funds sold                                                                               5,750     6,300
Loans                                                                                          179,956   177,794
     Less allowance for loan losses                                                             (2,240)   (2,145)
                                                                                              ---------------------
Net loans                                                                                      177,716   175,649
Premises and equipment, net                                                                      8,052     5,417
Other assets                                                                                     7,151     5,922
-------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                  $278,572  $265,980
-------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
     Noninterest-bearing                                                                      $ 30,562  $ 27,361
     Interest-bearing                                                                          206,160   204,811
                                                                                              ---------------------
Total deposits                                                                                 236,722   232,172
Short-term borrowings                                                                           16,270     9,642
Other liabilities                                                                                  951       980
                                                                                              ---------------------
TOTAL LIABILITIES                                                                              253,943   242,794
                                                                                              ---------------------
Commitments  (Notes 9 and 10)                                                                       --        --
STOCKHOLDERS' EQUITY
Common stock -$1.25 par value; shares issued and outstanding:
   2,000,000 at December 31, 1996 and 1,000,000 at December 31, 1995                             2,500     1,250
Paid-in capital                                                                                    785     2,035
Retained earnings                                                                               21,521    19,901
Unrealized losses on securities                                                                   (177)       --
                                                                                              ---------------------
TOTAL STOCKHOLDERS' EQUITY                                                                      24,629    23,186
-------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                    $278,572  $265,980
-------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

Page 18  Pocahontas Bankshares Corporation

Consolidated
Statements of
Income

                                                                         Year Ended December 31,
                                                                 ---------------------------------------
                                                                      1996        1995          1994
                                                                 ---------------------------------------
INTEREST INCOME                                                  (Dollars in Thousands, Except Per Share Data)
Interest and fees on loans                                          $   16,837  $16,566       $14,746
Interest on balances with banks                                            106       86             3
Interest and dividends from securities available for sale:
     Taxable                                                               904      386           390
Interest and dividends from securities held to maturity:
     Taxable                                                             2,528    2,801         2,729
     Tax-exempt                                                            382      287           265
Interest on federal funds sold                                             312      531           205
                                                                 ---------------------------------------
TOTAL INTEREST INCOME                                                   21,069   20,657        18,338
                                                                 ---------------------------------------

INTEREST EXPENSE
Interest on time certificates of $100,000 or more                        1,231    1,089           591
Interest on other deposits                                               7,822    7,514         6,474
Interest on federal funds purchased and securities
     sold under agreements to repurchase                                   370      320           183
Interest on demand notes to U. S. Treasury and other indebtedness           58      129            38
Interest on long-term borrowings                                            --       --           138
                                                                 ---------------------------------------
TOTAL INTEREST EXPENSE                                                   9,481    9,052         7,424
                                                                 ---------------------------------------
Net interest income                                                     11,588   11,605        10,914
Provision for loan losses                                                  644      839           395
                                                                 ---------------------------------------
Net interest income after provision for loan losses                     10,944   10,766        10,519
                                                                 ---------------------------------------

NONINTEREST INCOME
Income from fiduciary activities                                           830      757           656
Service charges on deposit accounts                                        829      816           839
Other noninterest income                                                   347      319           325
Securities gains (losses)                                                    1     (341)         (117)
                                                                 ---------------------------------------
TOTAL NONINTEREST INCOME                                                 2,007    1,551         1,703
                                                                 ---------------------------------------

NONINTEREST EXPENSE
Salaries, wages, and other employee benefits                             4,376    4,210         4,164
Furniture and equipment expense                                          1,051    1,031         1,020
Data procession expense                                                    467      470           472
Advertising and public relations                                           331      340           364
Insurance and bonding                                                      128      406           656
Supplies and printing                                                      331      334           267
Other noninterest expense                                                1,980    1,770         2,042
                                                                 ---------------------------------------
TOTAL NONINTEREST EXPENSE                                                8,664    8,561         8,985
                                                                 ---------------------------------------
Income before income taxes                                               4,287    3,756         3,237
Applicable income taxes                                                  1,457    1,342           980
--------------------------------------------------------------------------------------------------------
NET INCOME                                                          $    2,830  $ 2,414       $ 2,257
--------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE                                         $     1.42    $1.21         $1.13
--------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.


                                      Pocahontas Bankshares Corporation  Page 19

Consolidated
Statements of
Cash Flows

                                                                                               Years Ended December 31,
                                                                                          ----------------------------------
                                                                                             1996        1995        1994
                                                                                          ----------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES                                                             (Dollars in Thousands)
Net Income                                                                                   $2,830   $  2,414      $2,257
Adjustments to reconcile net income
  to net cash provided by operating activities:
   Provision for loan losses                                                                    644        839         395
   Depreciation and amortization                                                                473        499         478
   Deferred income tax benefit                                                                  (46)       (46)       (254)
   Securities (gains) losses                                                                     (1)       341         117
   (Increase) decrease in interest receivable                                                   106        (94)       (176)
   Net investment amortization and accretion                                                    496        753         856
   Net (increase) decrease in other assets                                                     (164)      (226)        257
   Net increase (decrease) in interest payable and other liabilities                           (118)      (224)        344
                                                                                          ----------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                     4,220      4,256       4,274
                                                                                          ----------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Net decrease in federal funds sold                                                              550        100       1,370
Purchases of securities held to maturity                                                     (9,397)    (9,671)    (22,828)
Purchases of securities available for sale                                                  (21,998)        --          --
Proceeds from maturities and calls of securities held to maturity                            23,297     14,354      16,078
Net (increase) decrease in loans                                                             (3,305)    (6,787)      5,678
Purchases of premises and equipment                                                          (2,770)    (1,087)       (585)
Proceeds from disposal of premises and equipment                                                  5         22          58
                                                                                          ----------------------------------
NET CASH USED BY INVESTING ACTIVITIES                                                       (13,618)    (3,069)       (229)
                                                                                          ----------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in demand and savings deposits                                        3,403    (15,289)      1,537
Net increase (decrease) in time deposits                                                      1,147     16,579        (106)
Net increase (decrease) in short-term borrowings                                              6,628      2,679      (2,294)
Principal repayments of long-term debt                                                           --     (1,200)     (1,000)
Cash dividends paid                                                                          (1,210)    (1,100)     (1,000)
                                                                                          ----------------------------------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                                              9,968      1,669      (2,863)
                                                                                          ----------------------------------
Net increase in cash and cash equivalents                                                       570      2,856       1,182
Cash and cash equivalents at beginning of year                                               13,833     10,977       9,795
----------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                                   $ 14,403   $ 13,833    $ 10,977
----------------------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURES
OF CASH FLOW INFORMATION
Cash paid during the year for:
   Interest                                                                                  $9,517     $9,037      $7,647
   Income taxes                                                                              $1,751     $1,456      $1,046

The accompanying notes are an integral part of the consolidated financial statements.

Page 20  Pocahontas Bankshares Corporation

Consolidated
Statements of
Changes in
Stockholder's
Equity

                                                         Common Stock                                        Unrealized
                                                  ----------------------------     Paid-In       Retained    Losses on
                                                     Shares          Amount        Capital       Earnings    Securities
                                                  ---------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1994                                   (Dollars in Thousands, Except Number of Shares)
Balance at January 1, 1994                             1,000,000      $1,250        $2,035        $17,330      $(249)
Net income                                                    --          --            --          2,257         --
Unrealized losses on securities, net                          --          --            --             --       (462)
Cash dividends declared -- $0.50 per share                    --          --            --         (1,000)        --
---------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                           1,000,000       1,250         2,035         18,587       (711)
----------------------------------------------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31, 1995
Net income                                                    --          --            --          2,414         --
Unrealized gain on securities, net                            --          --            --             --        711
Cash dividends declared -- $0.55 per share                    --          --            --         (1,100)        --
---------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                           1,000,000       1,250         2,035         19,901         --
---------------------------------------------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31, 1996
Additional shares issued in two-for-one stock split
    effected in the form of a stock dividend           1,000,000       1,250        (1,250)            --         --
Net income                                                    --          --            --          2,830         --
Unrealized losses on securities, net                          --          --            --                      (177)
Cash dividends declared -- $0.605 per share                   --          --            --         (1,210)        --
---------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                           2,000,000      $2,500         $ 785       $ 21,521      $(177)
---------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.


                                      Pocahontas Bankshares Corporation  Page 21

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

  Principles of Consolidation -- The consolidated financial statements include the accounts of Pocahontas Bankshares Corporation and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  Statement of Cash Flows -- For purposes of reporting cash flows, cash equivalents include cash on hand and amounts due from banks (including cash items in process of collection); and interest-bearing balances with banks.

  Securities --Securities are classified as either held to maturity, available for sale or trading. Classification of securities is generally determined on the date of purchase. In determining such classification, securities that the Corporation has the positive intent and ability to hold to maturity are classified as held to maturity and are carried at amortized cost. All other securities are classified as available for sale and are carried at fair value with unrealized gains and losses included in stockholders' equity on an after-tax basis. The Corporation has no securities classified as trading.

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


Page 22  Pocahontas Bankshares Corporation

  Allowance for loan losses -- Effective January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114). Under the new standard, a loan is considered impaired, based on current information and events, if it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans that are collateral dependent is based on the fair value of the collateral. The measurement of other impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate. The initial adoption of this standard had no impact on the Corporation's allowance for loan losses.

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

  Income recognition on impaired and nonaccrual loans -- Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-collateralized



                                      Pocahontas Bankshares Corporation  Page 23
and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

  Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of interest and principal.

  While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

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

Goodwill And Other Intangibles -- The cost of the investments in the subsidiaries in excess of amounts attributable to tangible and identified intangible assets at dates of acquisition is recorded as goodwill and is being amortized to operations over a period of 25 years using the straight-line method. A portion of the cost of purchased subsidiaries has been allocated to value associated with the future earnings potential of the acquired core deposit base and is being amortized over eight years, the estimated life of the deposit base. The unamortized balance of intangibles totaled approximately $391,000 at December 31, 1996 and $431,000 at December 31, 1995, net of accumulated amortization of $793,000 and $753,000 respectively, and is included in other assets.

Income Taxes -- The Corporation files a consolidated federal income tax return. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities




Page 24 Pocahontas Bankshares Corporation and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilites of a change in tax rates is recognized as income or expense in the period that includes the enactment date.

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

Common Stock and Per Share Data -- On April 16, 1996, shareholders approved an increase in the number of authorized shares of the Corporation's common stock from 2,000,000 to 10,000,000. Additionally, on the same date, the Board of Directors approved a two-for-one stock split which was effected in the form of a 100% stock dividend, payable on May 6, 1996, to shareholders of record on April 26, 1996. Accordingly, all per common share data has been adjusted to reflect the stock split. Earnings per common share are computed on the weighted average number of shares of common stock outstanding during each year.


2.   Securities

Securities available for sale at December 31, 1996 and 1995 are summarized as follows:

                                                                 1996
                                                          Gross       Gross    Estimated
                                          Amortized     Unrealized  Unrealized  Market
                                             Cost         Gains       Losses    Value
                                    ----------------------------------------------------
                                                      (Dollars in Thousands)
U.S. Government obligations               $ 13,201     $25         $ 70        $13,156
U.S. Government agency obligations           8,003      46           50          7,999
Equity Securities                            5,428      --          145          5,283
----------------------------------------------------------------------------------------
TOTAL SECURITIES AVAILABLE FOR SALE       $ 26,632     $71         $265        $26,438
----------------------------------------------------------------------------------------


                                                               1995
                                                          Gross       Gross    Estimated
                                          Amortized     Unrealized  Unrealized  Market
                                             Cost         Gains       Losses    Value
                                    ----------------------------------------------------
                                                      (Dollars in Thousands)
Equity Securities                        $5,419       $     --      $    --     $5,419
----------------------------------------------------------------------------------------
TOTAL SECURITIES AVAILABLE FOR SALE      $5,419       $     --      $    --     $5,419
----------------------------------------------------------------------------------------


                                      Pocahontas Bankshares Corporation  Page 25

Securities held to maturity at December 31, 1996 and 1995 are summarized as follows:

                                                                 1996
                                                          Gross       Gross     Estimated
                                             Amortized  Unrealized  Unrealized   Market
                                              Cost        Gains       Losses     Value
                                             --------------------------------------------
U.S. Government obligations                  $ 15,580    $  20        $  50     $ 15,550
U.S. Government agency obligations             15,057       92           73       15,076
Mortgage-backed securities                      1,295       10           21        1,284
State and municipal obligations                 6,099      185            8        6,276
Other debt securities                           1,031        1           --        1,032
----------------------------------------------------------------------------------------
TOTAL SECURITIES HELD TO MATURITY            $ 39,062    $ 308        $ 152     $ 39,218
----------------------------------------------------------------------------------------


                                                                 1995
                                                          Gross       Gross     Estimated
                                             Amortized  Unrealized  Unrealized   Market
                                              Cost        Gains       Losses     Value
                                             --------------------------------------------
U.S. Government obligations                  $ 31,381    $  97        $  94     $ 31,384
U.S. Government agency obligations             15,589      278           14       15,853
Mortgage-backed securities                      1,597       12           19        1,590
State and municipal obligations                 3,830      222           --        4,052
Other debt securities                           1,043        9           --        1,052
----------------------------------------------------------------------------------------
TOTAL SECURITIES HELD TO MATURITY            $ 53,440    $ 618        $ 127     $ 53,931
----------------------------------------------------------------------------------------

  Securities with an aggregate par value of $43,800,000 at December 31, 1996 and $37,550,000 at December 31, 1995, were pledged to secure public and trust deposits and for other purposes required or permitted by law, including approximately $17,000,000 at December 31, 1996 and $13,000,000 at December 31, 1995 pledged to secure repurchase agreements.

  There were no sales of securities for the years ended December 31, 1996, 1995 and 1994. Gross losses of $341,000 in 1995 and $118,000 in 1994 were realized on writedowns of marketable equity securities. Gross gains of $1,000 in 1996 were realized on calls of securities purchased at a discount.

  The amortized cost and estimated market value for securities available for sale and securities held to maturity by expected maturities at December 31, 1996 were as follows:

Securities available for sale


                                                                     Net
                                              Amortized   Market   Unrealized
                                                 Cost      Value   (Losses)
                                              -------------------------------
                                                   (Dollars in Thousands)
                                              -------------------------------
Due in one year or less                       $ 20,191   $ 20,175  $  (16)
Due after one year through five years            1,013        980     (33)
Securities with no contractual maturities        5,428      5,283    (145)
-----------------------------------------------------------------------------
TOTAL SECURITIES AVAILABLE FOR SALE           $ 26,632   $ 26,438  $ (194)
-----------------------------------------------------------------------------



Page 26  Pocahontas Bankshares Corporation

Securities held to maturity
                                                           Net
                                       Amortized Market    Unrealized
                                        Cost     Value     Gains
                                       ------------------------------
                                           (Dollars in Thousands)
Due in one year or less                $ 18,782  $ 18,869  $  87
Due after one year through five years    16,916    16,930     14
Due after five years through ten years    2,924     2,979     55
Due after ten years                         440       440     --
---------------------------------------------------------------------
TOTAL SECURITIES HELD TO MATURITY      $ 39,062  $ 39,218  $ 156
---------------------------------------------------------------------

3.   Loans

Loans at December 31, 1996 and 1995 consisted of the following:

                                                            December 31,
                                                      -----------------------
                                                         1996         1995
                                                      -----------------------
                                                       (Dollars in Thousands)
Commercial, financial and agricultural                $ 44,209     $ 45,592
Real estate - construction                               5,603        3,541
Real estate - mortgage (residential and commercial)    105,564      102,178
Loans to individuals                                    24,580       26,483
                                                      -----------------------
  Total loans                                          179,956      177,794
Less: allowance for credit losses                        2,240        2,145
-----------------------------------------------------------------------------
  NET LOANS                                           $177,716     $175,649
-----------------------------------------------------------------------------

  The Corporation's subsidiaries have had and can be expected to have in the future various banking transactions with directors, executive officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties). The total amount of loans was $4,685,000 and $9,772,000 at December 31, 1996 and 1995, respectively. During 1996, $3,523,000 in new loans were made and repayments were $8,610,000.


4.   Allowance for Loan Losses

  An analysis of the allowance for loan losses for 1996, 1995 and 1994 was as follows:

                                                   Years Ended December 31,
                                                   --------------------------
                                                    1996     1995     1994
                                                   --------------------------
                                                     (Dollars in Thousands)
Balance at beginning of year                       $2,145  $ 1,985  $ 1,858
Provision for loan losses                             644      839      395
Recoveries on loans previously charged off             23       35      605
Loans charged off                                    (572)    (714)    (873)
-----------------------------------------------------------------------------
BALANCE AT END OF YEAR                             $2,240  $ 2,145  $ 1,985
-----------------------------------------------------------------------------


                                      Pocahontas Bankshares Corporation  Page 27

The following is a summary of loans considered impaired under SFAS 114, as amended by SFAS 118:

                                                                          December 31,
                                                                     ----------------------
                                                                        1996        1995
                                                                     ----------------------
                                                                     (Dollars in Thousands)
Gross impaired loans                                                 $ 1,416     $ 2,908
Valuation allowance for impaired loans                                   281         531
                                                                     ----------------------
Record investment in impaired loans                                    1,135       2,377
Average recorded investment in impaired loans for the year ended       1,988       1,652
-------------------------------------------------------------------------------------------

  There was no interest income recognized on impaired loans (during the portion of the year they were impaired) for the years ended December 31, 1996 and 1995. At December 31, 1996, 1995 and 1994, the Corporation had nonaccrual loans of $1,398,000, $3,194,000 and $1,564,000, respectively. Interest income of $5,000,
$129,000 and $26,000 was recognized on these loans in 1996, 1995 and 1994, respectively. Had these loans performed in accordance with their original terms, interest income of $176,000, $408,000 and $213,000 would have been recorded in 1996, 1995 and 1994, respectively.

5.  Premises and Equipment

Premises and equipment at December 31, 1996 and 1995 consisted of the following:

                                                               December 31,
                                                          --------------------
                                                            1996      1995
                                                          --------------------
                                                         (Dollars in Thousands)
Land                                                        $ 1,051    $ 921
Buildings and improvements                                    7,117    5,435
Equipment and fixtures                                        4,572    3,569
                                                            -------------------
   Total                                                     12,740    9,925
                                                            -------------------
Less accumulated depreciation                                 4,688    4,508
-------------------------------------------------------------------------------
NET PREMISES AND EQUIPMENT                                  $ 8,052  $ 5,417
-------------------------------------------------------------------------------


  Depreciation charged to operating expense amounted to $432,000 in 1996, $459,000 in 1995, and $438,000 in 1994.

6.  Deposits

Deposits at December 31, 1996 and 1995 were as follows:

                                                            December 31,
                                                       ----------------------
                                                          1996       1995
                                                       ----------------------
                                                       (Dollars in Thousands)
Individuals, partnerships and corporations:
   Demand deposits                                      $ 26,492   $ 25,293
   Time and savings deposits                             195,311    194,739
U.S. Government                                              297        319
States and political subdivisions                         11,205     10,378
Commercial banks                                              --          7
Certified and official checks                              3,417      1,436
-----------------------------------------------------------------------------
TOTAL DEPOSITS                                          $236,722   $232,172
-----------------------------------------------------------------------------


Page 28  Pocahontas Bankshares Corporation

  Time deposits included certificates of deposit issued in amounts of $100,000 or more totaling approximately $22,730,000 and $22,034,000 at December 31, 1996 and 1995, respectively.

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

  The components of the net periodic pension benefit were as follows:

                                              Years Ended December 31,
                                             1996       1995       1994
                                            ----------------------------
                                               (Dollars in Thousands)
Service cost                                $ 239     $   197     $ 246
Interest cost                                 348         290       311
Actual return on plan assets                 (983)     (1,025)       21
Unrecognized gain (loss)                      435         560      (570)
Net amortizations and deferrals               (35)        (49)      (51)
------------------------------------------------------------------------
NET PERIODIC PENSION (BENEFIT) COST         $   4     $   (27)    $ (43)
------------------------------------------------------------------------

  The actuarial present value of the projected benefit obligation was determined using a discount rate of 7.50% for 1996 and 7.25% for 1995; a rate of compensation increases of 3% for 1996 and 4% for 1995; and expected long-term rate of return on plan assets of 9% for 1996 and 1995. The funded status of the plan as of December 31, 1996 and 1995 was as follows:

                                                                1996     1995
                                                              -------------------
                                                              (Dollars in Thousands)
Accumulated benefit obligation:
Vested                                                        $ 3,860  $ 3,490
Non-vested                                                         19      152
                                                              -------------------
Total                                                           3,879    3,642
                                                              -------------------
Projected benefit obligation                                    4,842    4,861
Market value of plan assets                                     7,025    6,150
                                                              -------------------
Plan assets in excess of projected
   benefit obligation                                           2,183    1,289
Unrecognized prior service costs                                  376      406
Unrecognized net transition asset                                (583)    (648)
Unrecognized net gain                                          (1,458)    (525)
---------------------------------------------------------------------------------
Prepaid pension costs recorded in
  the consolidated statements of financial condition            $ 518    $ 522
---------------------------------------------------------------------------------

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


                                      Pocahontas Bankshares Corporation  Page 29

  The health plan has an annual limitation (a "cap") on the dollar amount of the employer's share of the cost of covered benefits incurred by a plan participant. The retiree is responsible, therefore, for the amount by which the cost of the benefit coverage under the plan incurred during a year exceeds that cap.

  Financial Accounting Standards Board's Statement of Financial Accounting Standards 106, "Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106) requires expense relating to postretirement benefits to be recognized during an employee's time of service instead of the cash basis. The Corporation's transition obligation under SFAS 106 was approximately $1,107,000 at January 1, 1993. The Corporation elected to recognize this obligation over 20 years as a component of the annual postretirement benefit cost.

  The liability for postretirement benefits is unfunded. The funded status of each plan at December 31, 1996 and 1995 was as follows:

                                                               1996                      1995
                                                        Health       Life        Health         Life
                                                     ----------------------------------------------------
Accumulated postretirement benefit obligations:
     Retirees                                        $ (298,727) $ (315,628)   $(307,809)    $(324,505)
     Fully eligible plan participants                   (76,926)   (179,765)     (73,736)     (174,313)
     Other active plan participants                     (92,449)   (104,489)     (82,728)      (96,691)
                                                     ----------------------------------------------------
Total                                                  (468,102)   (599,882)    (464,273)     (595,509)
Unrecognized net gain                                  (212,950)    (56,160)    (210,751)      (11,332)
Unrecognized prior service cost                              --          --           --            --
Unrecognized transition obligation                      506,671     378,975      538,338       402,661
---------------------------------------------------------------------------------------------------------
ACCRUED POSTRETIREMENT BENEFIT COST                  $ (174,381) $ (277,067)   $(136,686)    $(204,180)
---------------------------------------------------------------------------------------------------------

  The Corporation's actuary has estimated the net postretirement expense for 1996, 1995, 1994 for each plan as follows:

                                                               1996                      1995                     1994
                                                        Health       Life        Health         Life      Health         Life
                                                     ------------------------------------------------------------------------------
Service cost                                         $ 8,517     $ 8,912       $  6,907     $ 8,098     $16,657      $27,593
Interest cost                                         32,236      42,277         32,424      40,457      39,867       36,334
Actual return on plan assets                              --          --             --          --          --           --
Amortization of transition obligation                 31,667      23,686         31,667      23,686      31,667       23,686
Net amortization of prior service
  cost and net gain                                   (9,129)         --        (11,511)       (674)        --           --
-----------------------------------------------------------------------------------------------------------------------------------
NET POSTRETIREMENT EXPENSE                           $63,291     $74,875       $ 59,487     $71,567     $88,191      $87,613
-----------------------------------------------------------------------------------------------------------------------------------

  For measurement purposes, a 9.0% annual rate of increase in the per capita cost of covered health care benefits is assumed for 1995 and 8.5% for 1996. The rate is assumed to decrease gradually to 5.0% by 2003 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would not have a significant impact. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.50% for 1996 and 7.25% for 1995.


Page 30  Pocahontas Bankshares Corporation

  The Corporation maintains a qualified 401(k) retirement savings plan. All full time employees are eligible to participate on a voluntary basis, after completing their first year of service. All employees may elect to make pretax contributions up to a maximum of fifteen percent (15%) of their salary, which is matched fifty percent (50%) by the Corporation. Total amounts charged to operating expense for payments pursuant to this plan were approximately $88,000 in 1996, $82,000 in 1995 and $86,000 in 1994.

8.  Income Taxes

The provision for income taxes consisted of the following:

                                                          Year ended December 31,
                                                         -------------------------
                                                           1996      1995    1994
                                                         -------------------------
                                                          (Dollars in Thousands)
Tax provision attributed to income from operations:
 Federal
  Current                                                $1,225   $1,087    $ 994
  Deferred                                                  (46)     (46)    (254)
 State
  Current                                                   278      301      240
----------------------------------------------------------------------------------
INCOME TAX PROVISION                                     $1,457   $1,342    $ 980
----------------------------------------------------------------------------------

  The components of deferred tax liabilities (assets) at December 31, 1996 and 1995 were as follows:

                                                        1996    1995
                                                      ----------------
                                                      (Dollars in Thousands)
Depreciation                                             $125  $ 105
Postretirement                                             --     30
                                                      ----------------
   Gross deferred tax liabilities                         125    135
                                                      ----------------
Foreclosures                                              (54)   (56)
Provision for loan losses                                (641)  (613)
Marketable equity securities                             (229)  (179)
Other net                                                 (91)   (81)
                                                      ----------------
    Gross deferred tax assets                          (1,015)  (929)
                                                      ----------------
Valuation allowance                                       229    179
----------------------------------------------------------------------
NET DEFERRED TAX ASSETS                                $ (661) $(615)
----------------------------------------------------------------------

  A valuation allowance was established for the "temporary" and "other than temporary" writedowns of marketable equity securities because their recognition is limited to future capital gains generated by the Corporation. No tax benefit has been recognized in the financial statements for the writedowns.

  The principal differences between the effective tax rate and the federal statutory rate was as follows:

                                                                       Year Ended December 31,
                                                         ----------------------------------------------
                                                                1996            1995            1994
                                                         ----------------------------------------------
                                                                      (Dollars in Thousands)
                                                          Amount     %    Amount     %    Amount     %
                                                         --------------   -------------   -------------
Provision at statutory rate                              $ 1,458    34    $1,277    34    $1,101    34
Tax-exempt interest income from certain investment
  securities and loans                                      (200)   (5)     (203)   (5)     (232)   (7)
State income tax expense, net of federal benefit             177     4       198     5       159     5
Nondeductible (income) expense                                22     1        70     2       (48)   (2)
-------------------------------------------------------------------------------------------------------
APPLICABLE INCOME TAXES                                  $ 1,457    34    $1,342    36    $  980    30
-------------------------------------------------------------------------------------------------------


                                      Pocahontas Bankshares Corporation  Page 31

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

10.  Financial Instruments, Concentrations of Credit and Fair Values

  The subsidiaries of the Corporation are parties to various financial instruments with off-balance sheet risk arising in the normal course of business to meet the financing needs of their customers. Those financial instruments include commitments to extend credit and standby letters of credit. These commitments include standby letters of credit of approximately $919,000 at December 31, 1996 and $599,000 at December 31, 1995. These instruments contain various elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. Additionally, certain off-balance sheet items of approximately $24,474,000 at December 31, 1996, and $20,280,000 at December 31, 1995, comprised primarily of unfunded loan commitments, have an estimated fair value that is not materially different from the notional amount.

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

 Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," (SFAS 107), requires the disclosure of the estimated fair value of on and off-balance sheet

Page 32 Pocahontas Bankshares Corporation financial instruments. For the Corporation, as for most financial institutions, approximately 95% of its assets and liabilities are considered financial instruments as defined by SFAS 107. Most of the Corporation's financial instruments, however, lack an available trading market characterized by a willing buyer and a willing seller engaging in an exchange transaction. It is also the Corporation's general practice and intent to hold its financial instruments to maturity and not to engage in trading or sales activities. Therefore, significant estimations and present value calculations were used by the Corporation for the purposes of this disclosure.

  Estimated fair values have been determined by the Corporation using the best available data and an estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates it is presumed that the estimated fair value generally approximated the recorded book balances. The carrying amounts of accrued interest approximated fair value. The estimated fair value and the recorded book balances at December 31, 1996 and 1995 was as follows:

                                              1996                 1995
                                      ----------------------------------------
                                      Estimated  Carrying  Estimated  Carrying
                                      Fair Value  Amount   Fair Value  Amount
                                      ----------------------------------------
                                                (Dollars in Thousands)
Assets:
Cash and due from banks                $ 14,403  $ 14,403  $ 13,833   $ 13,833
Federal funds sold                        5,750     5,750     6,300      6,300
Securities available for sale            26,438    26,438     5,419      5,419
Securities held to maturity              39,218    39,062    53,931     53,440
Net loans                               180,235   177,716   177,378    175,649

Liabilities:
Deposits with no stated maturities     $143,532  $143,532  $140,129   $140,129
Deposits with stated maturities          92,914    93,190    92,098     92,043
Short-term borrowings                    16,270    16,270     9,642      9,642


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


                                      Pocahontas Bankshares Corporation  Page 33

11.  Regulatory Matters

  The Corporation's principal source of funds for dividend payment and debt service is dividends received from the subsidiary banks.

  Under applicable Federal laws, the Comptroller of the Currency, the primary regulator of First Century Bank, N.A., restricts the total dividend payments of a national bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits of the two preceding years. At December 31, 1996, retained net profits for the years 1996 and 1995, which were free of such regulatory restrictions were approximately $1,121,000.

  Under applicable laws of the Commonwealth of Virginia, the Commissioner of Financial Institutions, the primary regulator of First Century Bank, restricts the dividend payment of a newly chartered institution, until any deficit in capital funds originally paid in are restored by earnings to their initial level. It is anticipated that capital will be fully restored to its initial level by earnings in 1997.

  The Corporation and its subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and each of its subsidiaries must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

  Quantitative measures established by regulation to ensure adequcy require the Corporation and its subsidiaries to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Corporation and each of its subsidiaries meet all captial adequacy requirements to which they are subject.

  As of December 31, 1996, First Century Bank, N.A., and First Century Bank have each received notification from their respective regulators that they are well-capitalized under the regulatory framework for prompt corrective action. To be adequately capitalized, minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table must be maintained. There are no conditions or events since the recent notifications that management believes have changed the institutions' categories.



Page 34  Pocahontas Bankshares Corporation

                                                                                             To Be Well
                                                                                          Capitalized Under
                                                                       For Capital        Prompt Corrective
                                                   Actual           Adequacy Purposes     Action Provisions
                                             ------------------    ------------------     ----------------------
                                               Amount     Ratio       Amount    Ratio       Amount      Ratio
                                             -------------------------------------------------------------------
As of December 31, 1996:
   Total Capital (to Risk Weighted Assets):
      Consolidated                              $26,510   13.97%      >$15,181   > 8.00%                N/A
                                                                      -          -
      First Century Bank, N.A.                  $22,844   13.80%      >$13,242   > 8.00%       >$16,552   > 10.00%
                                                                      -          -             -          -
      First Century Bank                         $3,081   12.70%      >$ 1,940   > 8.00%       > $2,425   > 10.00%
                                                                      -          -             -          -
   Tier I Capital (to Risk Weighted Assets):
      Consolidated                              $24,270   12.79%      >$ 7,590   > 4.00%                N/A
                                                                      -          -
      First Century Bank, N.A.                  $20,884   12.62%      >$ 6,621   > 4.00%       > $9,931   >  6.00%
                                                                      -          -             -          -
      First Century Bank                         $2,801   11.55%      >$   970   > 4.00%       > $1,455   >  6.00%
                                                                      -          -             -          -
   Tier I Capital (to Average Assets):
      Consolidated                              $24,270    8.85%      >$10,971   > 4.00%                N/A
                                                                      -          -
      First Century Bank, N.A.                  $20,884    8.63%      >$ 9,681   > 4.00%       >$12,101   >  5.00%
                                                                      -          -             -          -
      First Century Bank                         $2,801    8.36%      >$ 1,340   > 4.00%       > $1,675   >  5.00%
                                                                      -          -             -          -

                                                                                             To Be Well
                                                                                          Capitalized Under
                                                                       For Capital        Prompt Corrective
                                                   Actual           Adequacy Purposes     Action Provisions
                                             ------------------    ------------------     ----------------------
                                               Amount     Ratio       Amount    Ratio       Amount      Ratio
                                             -------------------------------------------------------------------
As of December 31, 1995:
   Total Capital (to Risk Weighted Assets):
      Consolidated                              $24,900   13.42%      >$14,849   > 8.00%                N/A
                                                                      -          -
      First Century Bank, N.A.                  $21,663   13.23%      >$13,099   > 8.00%       >$16,374   > 10.00%
                                                                      -          -             -          -
      First Century Bank                         $2,724   12.32%      >$ 1,768   > 8.00%       >$ 2,211   > 10.00%
                                                                      -          -             -          -
   Tier I Capital (to Risk Weighted Assets):
      Consolidated                              $22,755   12.26%      >$ 7,425   > 4.00%                N/A
                                                                      -          -
      First Century Bank, N.A.                  $19,773   12.08%      >$ 6,550   > 4.00%       >$ 9,825   >  6.00%
                                                                      -          -             -          -
      First Century Bank                         $2,469   11.17%      >$   884   > 4.00%       >$ 1,326   >  6.00%
                                                                      -          -             -          -
   Tier I Capital (to Average Assets):
      Consolidated                              $22,755    8.55%      >$10,647   > 4.00%                N/A
                                                                      -          -
      First Century Bank, N.A.                  $19,773    8.37%      >$ 9,435   > 4.00%       >$11,794   >  5.00%
                                                                      -          -             -          -
      First Century Bank                         $2,469    8.04%      >$ 1,228   > 4.00%       >$ 1,536   >  5.00%
                                                                      -          -             -          -

12.  Short-term Borrowings

  Short-term borrowings consist of treasury tax and loan deposits, which are generally repaid within 30 days from the transaction date, and securities sold under agreements to repurchase. Securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                  1996          1995
                                                ----------------------
                                                (Dollars in Thousands)
Average balance during the year                 $10,104       $ 7,775
Average interest rate during the year              3.66%         4.10%
Maximum month-end balance during the year       $14,514       $ 8,922
-----------------------------------------------------------------------

                                     Pocahontas Bankshares Corporations  Page 35

13.   Quarterly Financial Data (Unaudited)

  The summary financial data by quarter for the years ended December 31, 1996, 1995 and 1994 was as follows:

                                                      Quarter Ended
                                       ----------------------------------------
                                       Mar. 31    June 30   Sept. 30   Dec. 31
                                       ----------------------------------------
                                       (Dollars in Thousands, Except Per Share Data)
1996
Interest income                        $ 5,182   $ 5,278    $ 5,320    $ 5,289
Net interest income                      2,819     2,929      2,944      2,896
Provision for possible loan losses         109       257         82        196
Securities gains (losses)                   --        --          1         --
Income before taxes                        988     1,063      1,148      1,088
Net income                                 648       712        742        728
------------------------------------------------------------------------------
NET INCOME PER SHARE                   $  0.33   $  0.36    $  0.37    $  0.36
------------------------------------------------------------------------------

1995
Interest income                        $ 4,960   $ 5,164    $ 5,235    $ 5,298
Net interest income                      2,890     2,942      2,873      2,900
Provision for possible loan losses         101       245        311        182
Securities gains (losses)                   --        --         --        341
Income before taxes                      1,033       980        974        769
Net income                                 706       656        639        413
------------------------------------------------------------------------------
NET INCOME PER SHARE                   $  0.35   $  0.33    $  0.32    $  0.21
------------------------------------------------------------------------------

1994
Interest income                        $ 4,274   $ 4,539    $ 4,660    $ 4,865
Net interest income                      2,441     2,721      2,836      2,916
Provision for possible loan losses          60        50         46        239
Securities gains (losses)                   --        --          1       (118)
Income before taxes                        642       977      1,013        605
Net income                                 447       652        678        480
------------------------------------------------------------------------------
NET INCOME PER SHARE                   $  0.22   $  0.33    $  0.34    $  0.24
------------------------------------------------------------------------------



Page 36  Pocahontas Bankshares Corporation

14.   Parent Company Financial Data

  Condensed financial information of Pocahontas Bankshares Corporation (parent company only) is presented below:

STATEMENTS OF FINANCIAL CONDITION
                                                                                       December 31,
                                                                               ---------------------------
                                                                                 1996                1995
                                                                               ---------------------------
                                                                                  (Dollars in Thousands)
Assets:
Cash                                                                           $   287             $   204
Investment in subsidiaries at equity                                            24,031              22,673
Other assets                                                                       339                 362
----------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                   $24,657              23,239
----------------------------------------------------------------------------------------------------------
Liabilities:
Other liabilities                                                              $    28             $    53
                                                                               ---------------------------
TOTAL LIABILITIES                                                                   28                  53
                                                                               ---------------------------
Stockholders' Equity:
Common Stock -$1.25 par value; shares issued and outstanding:
  2,000,000 at December 31, 1996 and 1,000,000 at December 31, 1995              2,500               1,250
Paid-in capital                                                                    785               2,035
Retained earnings (less unrealized losses on securities)                        21,344              19,901
----------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                      24,629              23,186
----------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                     $24,657             $23,239
----------------------------------------------------------------------------------------------------------

STATEMENTS OF INCOME
                                                                     Years ended December 31,
                                                                ---------------------------------
                                                                 1996         1995         1994
                                                                ---------------------------------
                                                                      (Dollars in Thousands)
Income:
  Dividends from subsidiary banks                               $1,350      $ 2,400      $ 1,800
                                                                ---------------------------------
TOTAL INCOME                                                     1,350        2,400        1,800
                                                                ---------------------------------
Expenses:
  Interest on long-term borrowings                                  --           56          138
  Other                                                             64           37          106
                                                                ---------------------------------
TOTAL EXPENSES                                                      64           93          244
                                                                ---------------------------------
Applicable income taxes (benefits)                                  (9)         (24)        (156)
Income before equity in undistributed
  net income of subsidiaries                                     1,295        2,331        1,712
Equity in undistributed net income of subsidiaries               1,535           83          545
------------------------------------------------------------------------------------------------
NET INCOME                                                      $2,830      $ 2,414      $ 2,257
------------------------------------------------------------------------------------------------


                                      Pocahontas Bankshares Corporation  Page 37

STATEMENT OF CASH FLOWS
                                                                       Years ended December 31,
                                                                   -------------------------------
                                                                     1996        1995       1994
                                                                   -------------------------------
                                                                       (Dollars in Thousands)
Cash flows from operating activities
Net income                                                         $ 2,830     $ 2,414    $ 2,257
Adjustments to reconcile net income to net cash
Provided by operating activities
  Equity in undistributed net income of subsidiaries                (1,535)        (83)      (545)
  Other adjustments, net                                                (2)         (6)      (136)
                                                                   -------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                            1,293       2,325      1,576
                                                                   -------------------------------
Cash flows from financing activities
  Principal repayments of long term debt                                --      (1,200)    (1,000)
  Cash dividends paid                                               (1,210)     (1,200)    (1,000)
                                                                   -------------------------------
NET CASH USED BY FINANCING ACTIVITIES                               (1,210)     (2,300)    (2,000)
                                                                   -------------------------------
Net increase (decrease) in cash                                         83          25       (424)
Cash at January 1,                                                     204         179        603
--------------------------------------------------------------------------------------------------
Cash at December 31,                                               $   287     $   204    $   179
--------------------------------------------------------------------------------------------------
Supplemental disclosures of cash flow information:
Cash paid during the year for:
  Interest                                                         $    --     $    56    $   138
  Income taxes                                                     $ 1,751     $ 1,456    $ 1.046



Page 38  Pocahontas Bankshares Corporation

Report of
Independent
Accountants


The Board of Directors and Stockholders
Pocahontas Bankshares Corporation:


We have audited the accompanying consolidated statements of financial condition of Pocahontas Bankshares Corporation and Subsidiaries (the "Corporation") as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pocahontas Bankshares Corporation and Subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                            /s/ Coopers & Lybrand L.L.P.

Charlotte, North Carolina
January 24, 1997


                                      Pocahontas Bankshares Corporation  Page 39

Boards of
Directors


                       POCAHONTAS BANKSHARES CORPORATION
--------------------------------------------------------------------------------
Eustace Frederick
Retired, Senior Vice President-
Mining, Consolidation Coal Co.,
Southern Appalachia Region

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

C.E. Richner
President
C.E. Richner Drilling Co.

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

John D. Lay
Vice President, Wyoming
County Area, First Century
Bank, N.A.

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

James W. Caudill
President, R.P. Johnson & Sons

Robert T. Dupuis
President, P & T Products, Inc.

Jeffery L. Forlines
Chief Executive Officer, First
Century Bank

Stephen A. Lester
Ewald-Lester Insurance
Agency, Inc.

Frank Wilkinson
Vice President, Marketing and
Branch Administration,
First Century Bank, N.A.

R. W. Wilkinson
President & Chief Executive
Officer, Pocahontas Bankshares
Corporation,
First Century Bank, N.A.
Chairman, First Century Bank


Page 40  Pocahontas Bankshares Corporation

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

Barry W. Whitt
Loan Review Officer


BRANCH ADMINISTRATION

Frank W. Wilkinson
Vice President, Marketing and
Branch Administration

Marshall V. Lytton
Vice President & Manager,
Princeton Office

John D. Lay
Vice President, Wyoming
County Area

Randall Price
Vice President,
Corporate Development

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

Christopher W. Nipper
Loan Officer

Charles Lester
Loan Officer and
Collection Officer

Shela D. Fortner
Consumer Loan Officer

Charlene Maynard
Consumer Loan Officer

OPERATIONS

W. E. Albert
Vice President & Cashier

Jack M. Forbes
Assistant Vice
President, Transit

Erwin C. Browning
Assistant Vice President &
Security Officer

Nina C. Crockett
Manager, Administrative
Support Group

Christina H. Naylor
Office and Teller Operations
Manager

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

Zerna Felts
Branch and Security Officer,
Fort Chiswell Office