Form 10-K405, Exhibit 13
period 1997-12-31
POCAHONTAS BANKSHARES CORP
filed 1998-03-25
CIK 723594

                                                                      EXHIBIT 13

                                                                   Annaul Report


                                                                            1997

                                                                     LOGO
                                                                     Pocahontas
                                                                     Bankshares
                                                                     Corporation

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

Annual Meeting

The annual meeting of the stockholders will be held at 11:00 AM, Tuesday, April 21, 1998, at Fincastle Country Club, Bluefield, Virginia. All stockholders are cordially invited to attend.


                               Table of Contents

Financial Highlights...........................................................1
Letter to the Stockholders.....................................................2
Managements' Discussion and Analysis of Financial Condition
  and Results of Operation.....................................................3
Consolidated Statements of Financial Condition................................18
Consolidated Statements of Income.............................................19
Consolidated Statements of Cash Flows.........................................20
Consolidated Statement of Changes in Stockholders' Equity.....................21
Notes to Consolidated Financial Statements....................................22
Report of Independent Accountants.............................................38
Boards of Directors...........................................................39
Corporate and Bank Officers...................................................40
Pocahontas Bankshares Corporation Subsidiaries.................Inside back cover

Financial
Highlights

                                  1997            1996              1995
                                ---------------------------------------------
                                (Dollars in Thousands, Except Per Share Data)
-----------------------------------------------------------------------------
FOR THE YEAR

  Total operating income        $ 24,118         $ 23,076           $ 22,208
  Total operating expense         18,770           18,145             17,613
  Net income                       3,002            2,830              2,414
  Cash dividends declared          1,300            1,210              1,100
-----------------------------------------------------------------------------
AT YEAR END

  Assets                        $276,747         $278,572           $265,980
  Deposits                       232,337          236,722            232,172
  Loans                          197,094          179,956            177,794
  Securities                      53,511           65,500             58,859
  Stockholders' equity            26,589           24,629             23,186
-----------------------------------------------------------------------------
PER COMMON SHARE

  Net income                    $   1.50         $   1.42           $   1.21
  Cash dividends declared          0.650            0.605              0.550
  Book value                       13.29            12.31              11.60


     [GRAPH OF LOANS]                       [GRAPH OF ASSETS]
     ($ in millions)                        ($ in millions)
-----------------------------        -------------------------------
 1995       1996        1997           1995        1996       1997
-----------------------------        -------------------------------
177.8      179.9       197.1          266.0       278.6      276.7


    [GRAPH OF DEPOSITS]              [GRAPH OF BOOK VALUE PER SHARE]
      ($ in millions)                      ($ per common share)
-----------------------------        -------------------------------
 1995       1996        1997           1995        1996       1997
-----------------------------        -------------------------------
232.2      236.7       232.3          11.60       12.31      13.29


                                   Pocahontas Bankshares Corporation     Page  1

Letter to the
Stockholders


To Our Stockholders, Customers, and Friends:

  The directors, officers and employees of Pocahontas Bankshares Corporation and its wholly-owned subsidiaries, First Century Bank, N.A. and First Century Bank, are pleased to present this Annual Report for 1997.

  Pocahontas Bankshares Corporation had the most profitable year in its history with net income of $3,002,000. This represented an increase for 1997 of 6% over the previous year. On a per share basis, net income rose to $1.50 compared to $1.42 the previous year. Total assets were $276,747,000. The return on average assets for 1997 was 1.09%, and the return on average equity was 11.66%.
Although slightly lower than our peers, these performance ratios continue to improve through our efforts to expand our customer base and maintain high asset quality standards.

  Pocahontas Bankshares has continued to operate First Century Bank, N.A. a national association in West Virginia and First Century Bank, a state-chartered bank in Virginia. Management is exceptionally pleased with the performance of our Virginia bank which continues to grow and contribute to the Corporation's earnings. Both banks continued to improve earnings and asset quality which was reflected in the performance of the Corporation for 1997.

  Pocahontas Bankshares has purchased the Bluefield, Virginia branch of First American Federal Savings Bank of Roanoke, Virginia. This new branch will operate as a branch of First Century Bank, N.A. This transaction will close during the second quarter of 1998. We are excited about this new opportunity to provide outstanding quality service for our Tazewell County customers and look forward to expanding our commitment to Tazewell County in the coming years.

  Pocahontas Bankshares is continuing to look for expansion opportunities in both West Virginia and Virginia. We will consider possible associations with other financial institutions; and, as we have done in the past, will open new offices in locations where we feel we can give quality service to our present and future customers.

  During 1997, we retained a technology consulting firm to help us upgrade our systems and technology skills to make us even more competitive in the 21st Century. We evaluated our personnel and equipment and developed a five-year strategic plan to upgrade our systems so that our customer services and products would further enhance our competitiveness as a community bank. Additionally, as a result of this evaluation, we retained a new data processing provider. We hope this conversion was transparent to you, our stockholders, and customers. We now believe that we will better accommodate you by providing faster and more accurate service. We will also be better equipped to develop new products and services as we move forward in the future.

  These two major improvements in the quality of service will permit us to
provide better service to you.   They will also permit us to compete
aggressively against large regional institutions that we feel will not provide the personal service that the First Century Banks provide.

  We ask for your continued support of Pocahontas Bankshares Corporation and its banking subsidiaries as we make every effort to provide maximum banking service to the people in our region. Your confidence and continued support are greatly appreciated.

Sincerely,


/s/ R. W. Wilkinson
R. W. "Buz" Wilkinson
President & Chief Executive Officer


Page  2     Pocahontas Bankshares Corporation

Management's
Discussion and
Analysis of
Financial
Condition and
Results of
Operations


AVERAGE STATEMENTS OF CONDITION AND NET INTEREST DIFFERENTIAL


                                                     1997                           1996                          1995
                                          ----------------------------------------------------------------------------------------
                                                                          (Dollars in Thousands)
                                          Average   Income/    Yield/    Average   Income/   Yield/    Average   Income/     Yield/
ASSETS:                                   Balance   Expense     Rate     Balance   Expense    Rate     Balance   Expense     Rate
                                          ----------------------------------------------------------------------------------------
Interest-bearing deposits with banks      $  1,563  $    86     5.50%    $  2,009  $   106    5.28%    $  1,525  $    86     5.64%
Securities available for sale:
  U. S. Government securities               18,326    1,109     6.05%       5,138      299    5.82%          --       --       --
  U. S. Government agency securities        11,587      766     6.61%       3,458      228    6.59%          --       --       --
  Other securities                           4,506      302     6.70%       5,426      377    6.95%       5,241      386     7.37%
                                          ----------------------------------------------------------------------------------------
    Total securities available for sale     34,419    2,177     6.32%      14,022      904    6.45%       5,241      386     7.37%
                                          ----------------------------------------------------------------------------------------
Securities held to maturity:
  U. S. Government securities                7,796      428     5.49%      24,549    1,279    5.21%      36,863    1,880     5.10%
  U. S. Government agency securities        13,369      875     6.54%      18,513    1,185    6.40%      13,706      857     6.25%
  State and Municipal securities             6,375      403     6.32%       5,563      382    6.87%       3,797      287     7.56%
  Other securities                             501       31     6.19%       1,037       64    6.17%       1,049       64     6.10%
                                          ----------------------------------------------------------------------------------------
    Total securities held to maturity       28,041    1,737     6.19%      49,662    2,910    5.86%      55,415    3,088     5.57%
                                          ----------------------------------------------------------------------------------------
Federal funds sold                           3,769      207     5.49%       5,918      312    5.27%       8,853      531     6.00%
Loans                                      185,986   17,610     9.47%     180,341   16,837    9.34%     175,280   16,566     9.45%
                                          ----------------------------------------------------------------------------------------
  Total interest-earning assets            253,778   21,817     8.60%     251,952   21,069    8.36%      246,314   20,657    8.39%
                                          ----------------------------------------------------------------------------------------
Allowance for loan losses                   (2,273)                        (2,150)                        (2,059)
Cash and due from banks -- demand            9,650                          8,994                          7,670
Premises and equipment -- net                8,562                          6,914                          4,909
Other assets                                 6,454                          6,159                          5,622
----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                              $276,171                       $271,869                      $ 262,456
----------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS'
   EQUITY:
Interest-bearing demand deposits          $ 52,849    1,751     3.31%    $ 49,685    1,670    3.36%    $  48,920    1,660    3.39%
Savings deposits                            63,591    2,308     3.63%      64,703    2,360    3.65%       69,118    2,502    3.62%
Time deposits                               89,837    4,700     5.23%      93,612    5,023    5.37%       85,862    4,441    5.17%
                                       --------------------------------------------------------------------------------------------
  Total interest-bearing deposits          206,277    8,759     4.25%     208,000    9,053    4.35%      203,900    8,603    4.22%
                                       --------------------------------------------------------------------------------------------
Short-term debt                             15,139      620     4.10%      11,265      428    3.80%        9,661      449    4.65%
                                       --------------------------------------------------------------------------------------------
Long-term debt                                  --       --       --           --       --      --           --       --      --
                                       --------------------------------------------------------------------------------------------
  Total interest-bearing liabilities       221,416    9,379     4.24%     219,265    9,481    4.32%      213,561    9,052    4.24%
                                       --------------------------------------------------------------------------------------------
Demand deposits                             27,342                         26,832                         24,668
Other liabilities                            1,669                          1,695                          1,858
                                       --------------------------------------------------------------------------------------------
TOTAL LIABILITIES                          250,427                        247,792                        240,087
                                       --------------------------------------------------------------------------------------------
Stockholders' equity                        25,744                         23,897                         22,369
                                       --------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                      $276,171                       $271,689                       $262,456
-----------------------------------------------------------------------------------------------------------------------------------
Average rate paid to fund earning
  assets                                                        3.70%                         3.76%                          3.67%
-----------------------------------------------------------------------------------------------------------------------------------
NET INTEREST DIFFERENTIAL                          $ 12,438     4.90%              $11,588    4.60%              $ 11,605    4.71%
-----------------------------------------------------------------------------------------------------------------------------------

For purposes of this schedule, interest on nonaccrual loans have been included only to the extent reflected in the income statement. However, the nonaccrual loan balance is included in the average amount outstanding. Income on loans includes loan fees of $372,000 in 1997, $250,000 in 1996 and $155,000 in 1995.
Average balances of securities available for sale are reported at amortized cost; excludes pretax unrealized losses of $156,000 in 1997, $213,000 in 1996, and $484,000 in 1995. Interest income on tax exempt securities is shown based on the actual yield.








VOLUME/RATE ANALYSIS
                                                                  Increase (Decrease) in Interest
                                       --------------------------------------------------------------------------------
                                               1997 vs. 1996              1996 vs. 1995              1995 vs. 1994
                                       --------------------------------------------------------------------------------
                                        (Dollars in Thousands)                  (Dollars in Thousands)
                                         Due to Change in (1)       Due to Change in (1)       Due to Change in (1)
                                       --------------------------------------------------------------------------------
                                       Volume  Rate    Total      Volume   Rate   Total      Volume   Rate     Total
                                       --------------------------------------------------------------------------------
Interest income on:
   Loans                               $   531  $ 242  $   773      $ 475  $ (204) $ 271      $ (231) $ 2,051  $ 1,820
   Securities available for sale         1,303    (30)   1,273        606     (88)   518          11      (15)  $  (4)
   Securities held to maturity          (1,303)   130   (1,173)      (329)    151   (178)       (111)     205       94
   Federal funds sold                     (116)    11     (105)      (165)    (54)  (219)        241       85      326
   Interest-bearing deposits with banks    (24)     4      (20)        26      (6)    20          64       19       83
-----------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST INCOME                      391    357      748        613    (201)   412         (26)   2,345    2,319
-----------------------------------------------------------------------------------------------------------------------
Interest expense on:
   Interest-bearing demand deposits         99    (18)      81         32     (22)    10        (142)     202       60
   Savings deposits                        (40)   (12)     (52)      (160)     18   (142)       (367)     253     (114)
   Time deposits                          (200)  (123)    (323)       408     174    582         602      990    1,592
   Short-term borrowings                   153     39      192         68     (89)   (21)         82      146      228
   Long-term debt                           --     --       --         --      --     --        (138)      --     (138)
-----------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                      12   (114)    (102)       348      81    429          37    1,591    1,628
-----------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                    $   379  $ 471  $   850      $ 265  $ (282) $ (17)     $  (63) $   754  $   691
-----------------------------------------------------------------------------------------------------------------------

(1) Changes due to a combination of volume and rate have been allocated equally to volume and rate.







                                   Pocahontas Bankshares Corporation     Page  3

Management's
Discussion and
Analysis of
Financial
Condition and
Results of
Operations


The purpose of this discussion is to focus and expand on certain information about the Corporation's financial condition and results of operations which is not otherwise apparent from the audited consolidated financial statements included in this Annual Report. Reference should be made to those statements and the selected financial data presented elsewhere in this report for a thorough understanding of the following discussion and analysis. Management is not aware of any market or institutional trends, events or uncertainties that will have or are reasonably likely to have a material effect on the liquidity, capital resources or operations of the Corporation, except as discussed herein. Management is also not aware of any current recommendations by any regulatory authorities, which would have such a material effect if implemented.

Corporate Structure and Acquisitions

Pocahontas Bankshares Corporation ("Corporation") was chartered under the laws of West Virginia and operates as a multi-bank, interstate bank holding company,
headquartered in Bluefield, WV.   The Corporation began active operations in
March 1984, in a business combination with its then sole subsidiary, The First National Bank of Bluefield. Pocahontas has acquired and currently operates two subsidiary banks, First Century Bank, N.A., Bluefield, WV ("Bluefield"), and First Century Bank, Wytheville, VA ("Wytheville"). These subsidiaries are engaged in commercial banking activities that provide financial services to individuals and businesses throughout southern West Virginia and southwestern Virginia.

During the fourth quarter of 1997, Bluefield entered into an agreement with First American Federal Savings Bank, Roanoke, Virginia ("FAFSB") to acquire the assets and assume the liabilities of FAFSB's Bluefield, Virginia branch. Although it is not a large banking office, it has approximately $15 million in deposits, and is a natural extension for the West Virginia subsidiary. It is anticipated that this transaction will be completed during the second quarter of 1998.

Management continues to evaluate its current corporate structure for ways to increase efficiency and reduce its overhead expenses. The commitment to streamline the operations of the Corporation is expected to result in continued improvement in its financial performance. Management also continues to seek and evaluate opportunities to increase its market share throughout the region.

Balance Sheet Analysis

Loans

The Corporation's primary use of funds is loan demand, its most profitable deployment of funds. Total loans increased $17.1 million or 9.5% in 1997 following a $2.2 million or 1.2% increase in 1996. A significant portion of the loan growth in 1997 occurred during the fourth quarter when loans increased approximately $7.5 million, or 4.0%. Expanding affiliate markets have contributed to loan growth, however, some of the Corporation's larger credits were paid off unexpectedly before year-end 1996. This also affected the growth percentages during 1997. At December 31, 1997, the loan portfolio comprised 77.0% of total interest-earning assets as compared to 71.1% of total interest-earning assets at December 31, 1996, and contributed 80.7% of total interest income


Page  4     Pocahontas Bankshares Corporation

AMOUNTS OF LOANS OUTSTANDING

                                                             Years Ended December 31,
                                          ------------------------------------------------------------
                                            1997         1996         1995       1994        1993
                                          ------------------------------------------------------------
                                                             (Dollars in Thousands)
Commercial, financial and agricultural    $ 46,012     $ 44,209     $ 45,592   $ 46,173     $ 51,240
Real estate construction                     8,068        5,603        3,541      2,202        1,911
Real estate mortgage                       116,728      105,564      102,178     97,020      101,781
Installment                                 26,286       24,580       26,483     25,930       22,399
------------------------------------------------------------------------------------------------------
TOTAL LOANS OUTSTANDING                   $197,094     $179,956     $177,794   $171,325     $177,331
------------------------------------------------------------------------------------------------------

MATURITY SCHEDULE OF LOANS

                                         Remaining maturity at December 31, 1997
                                         ---------------------------------------
                                                (Dollars in Thousands)
                                         1 Year    1 to 5    After 5
                                         or Less    Years     Years     Total
                                         ---------------------------------------
Commercial, financial and agricultural   $21,717  $ 14,873   $ 9,422  $ 46,012
Real estate construction                   5,743     1,654       671     8,068
Real estate mortgage                      17,628    45,721    53,379   116,728
Installment                                6,025    19,194     1,067    26,286
                                         ---------------------------------------
TOTAL                                    $51,113  $ 81,442   $64,539  $197,094
                                         ---------------------------------------
Loans with fixed
  interest rates                         $18,126  $ 60,497   $21,427  $100,050
Loans with floating
  interest rates                          32,987    20,945    43,112    97,044
--------------------------------------------------------------------------------
TOTAL                                    $51,113  $ 81,442   $64,539  $197,094
--------------------------------------------------------------------------------

NONPERFORMING ASSETS AND LOAN LOSS ANALYSIS

                                                      1997         1996         1995         1994         1993
                                                   --------------------------------------------------------------
                                                                       (Dollars in Thousands)
Average amount of loans outstanding                $ 185,986    $ 180,341    $ 175,280    $ 177,888    $ 167,891
Allowance for loan losses:
   Balance at beginning of the year                $   2,240    $   2,145    $   1,985    $   1,858    $   1,540
   Loans charged off
      Commercial, financial and agricultural             337          135          225          270          106
      Real estate construction                            --           --           --           --           --
      Real estate mortgage                                 9          140          235          438           57
      Installment loans to individuals                   266          297          254          165          137
                                                   --------------------------------------------------------------
TOTAL LOANS CHARGED OFF                                  612          572          714          873          300
                                                   --------------------------------------------------------------
   Loan recoveries
      Commercial, financial and agricultural               3            3            8          577          148
      Real estate construction                            --           --           --           --           --
      Real estate mortgage                                31           --           --           14           --
      Installment loans to individuals                    17           20           27           14           11
                                                   --------------------------------------------------------------
TOTAL LOAN RECOVERIES                                     51           23           35          605          159
                                                   --------------------------------------------------------------
   Net loans charged off                                (561)        (549)        (679)        (268)        (141)
   Provision for loan losses                             691          644          839          395          459
-----------------------------------------------------------------------------------------------------------------
BALANCE AT END OF THE YEAR                         $   2,370    $   2,240    $   2,145    $   1,985    $   1,858
-----------------------------------------------------------------------------------------------------------------
Ratio of net loans charged off to
   average loans outstanding                            0.30%        0.30%        0.39%        0.15%        0.08%

Allowance at year end as a percent of loans             1.20%        1.24%        1.21%        1.15%        1.05%
Provision for loan losses as a percent of loans         0.35%        0.36%        0.47%        0.23%        0.26%
                                                   --------------------------------------------------------------
Nonperforming assets (at year end)
   Nonaccrual                                      $     828    $   1,398    $   3,194    $   1,564    $   1,716
   Past-due ninety days or more and still accruing       165         1427          781          536          411
Restructured loans                                       645           --           --           --           --
Other real estate owned                                  993         1976         1206          928         1205
                                                   --------------------------------------------------------------
TOTAL NONPERFORMING ASSETS                         $   2,631    $   4,801    $   5,181    $   3,028    $   3,332
                                                   --------------------------------------------------------------
   Nonperforming assets/total loans                      1.3%         2.7%         2.9%         1.8%         1.9%
   Nonperforming assets/total assets                     1.0%         1.7%         1.9%         1.2%         1.3%
-----------------------------------------------------------------------------------------------------------------

                                   Pocahontas Bankshares Corporation     Page  5

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                        1997                1996                1995                1994               1993
                                ---------------------------------------------------------------------------------------------------
                                                                          (Dollars in Thousands)
                                        Percent of          Percent of          Percent of          Percent of         Percent of
                                       loans in each       loans in each       loans in each       loans in each      loans in each
                                        Category to         Category to         Category to         Category to         Category to
                                Amount  Total Loans Amount  Total Loans Amount  Total Loans Amount  Total Loans Amount  Total Loans
                                ---------------------------------------------------------------------------------------------------
Commercial, financial and
 agricultural                   $  392    23.35%    $  481    24.57%    $  443    25.64%    $  594    26.95%    $  551    28.90%
Real estate construction            --     4.09%        --     3.11%        20     1.99%        30     1.29%        25    1.08%
Real estate mortgage               456    59.22%       239    58.66%       502    57.47%       781    56.63%       749    57.40%
Installment                        250    13.34%       191    13.66%       290    14.90%       245    15.13%       205    12.62%
Unallocated                      1,272       N/A     1,329       N/A       890       N/A       335       N/A       328       N/A
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL                           $2,370   100.00%    $2,240   100.00%    $2,145   100.00%    $1,985   100.00%    $1,858   100.00%
-----------------------------------------------------------------------------------------------------------------------------------


in 1997, compared to 79.9% of total interest income in 1996. Loan demand was relatively strong through most of 1997, primarily in the residential and commercial mortgage categories of the loan portfolio.

During 1997, the growth in the loan portfolio was primarily accomplished by solicitation of small and middle-market companies within the Corporation's primary trade areas. Emphasis continued to be on strong local companies with known local management and excellent financial stability. Consistent with management's philosophy on relationship banking, most borrowers are also depositors and utilize other banking services. Most of the commercial loans in the portfolio were made at variable rates of interest. The average yield of the loan portfolio increased to an average rate of 9.47% in 1997 compared to 9.34% in 1996. This reflected relatively stable interest rates during 1997 and 1996.

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

The consumer portion of the loan portfolio, which increased approximately 7% in 1997, consisted of both secured and unsecured loans made to individuals and families for various reasons including the purchase of automobiles, home improvements, educational expenses and other worthwhile purposes. The Corporation continues to carefully monitor the consumer sector as consumer bankruptcies continue to increase. If any major weakening in the economy occurs, the likelihood for increased volatility arises as consumers are servicing higher credit card and other installment borrowings.

Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total amount of commitments does not necessarily represent future cash requirements. At December 31, 1997 and 1996, the subsidiary banks had outstanding commitments to extend credit of approximately $24,909,000 and $24,474,000, respectively.


Page  6     Pocahontas Bankshares Corporation

Nonperforming assets, including nonaccrual loans, loans past-due 90 days or more, restructured loans and other real estate owned, decreased $2,170,000, or approximately 45%, from December 31, 1996 to December 31, 1997. This decrease occurred primarily in loans past-due 90 days or more and other real estate owned. During 1997, two pieces of other real estate totaling approximately $600,000 were sold. The corporation recognized losses of approximately $175,000 on this real estate. Nonaccrual and restructured loans remained relatively the same from 1996 to 1997. The Corporation's policy is to discontinue the accrual of interest on loans that are past due more than 90 days, unless such loans are well collateralized and in process of collection. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment of principal or interest is in doubt.

Management continues to enhance the methodology and procedures for determining the adequacy of the allowance for loan losses. These enhancements have been approved by each of the respective subsidiaries' boards of directors. The procedures that are utilized entail analyzing a loan "watch" list and assigning classifications to each loan, as set forth by the appropriate regulatory agency. Other real estate owned is also analyzed and assigned a classification. Subsequently, classified loans are categorized and appropriate reserves are assigned as follows: Substandard -- 1% -- 20%, Doubtful -- 50%, and Loss -- 100%. Other loans, more than 90 days past due and restructured loans, that have not been considered in the aforementioned procedures are assigned a classification of Substandard and are reserved for accordingly. The remaining portfolio is segregated into consumer, commercial, and residential real estate loans, and the historical net charge off percentage of each category is applied to the current amount outstanding in that category. Also, a review of concentrations of credit, classes of loans and pledged collateral is performed to determine the existence of any deterioration. In addition, volume and trends in delinquencies and nonaccruals, off-balance sheet credit risks, the loan portfolio composition, loan volume and maturity of the portfolio, national and local economic conditions and the experience, ability and depth of lending management and staff are given consideration.

The Corporation maintains, through its provision, an allowance for loan losses believed by management to be adequate to absorb potential credit losses inherent in the portfolio. The $47,000 increase in the provision for loan losses in 1997 compared to 1996 was a result of increased net loans charged off in 1997 of $12,000 compared to 1996, and additions to the allowance for loan losses due to the growth in the loan portfolio during 1997. The allowance for loan losses was 1.20% of year-end loans in 1997 compared to 1.24% in 1996.

Securities

Securities, another major use of funds, decreased by $12.0 million or 18.3% during 1997. Most of this decrease was used as a source of funding for the loan portfolio. At December 31, 1997, securities comprised 20.9% of total interest-earning assets compared to 25.9% of total interest-earning assets at December 31, 1996. The composition of the Corporation's securities portfolio reflects management's investment strategy of maximizing portfolio yields subject to risk and liquidity considerations. The primary objective of the Corporation's investment strategy is to maintain an appropriate level of asset liquidity and provide management a tool to assist in controlling and managing the Corporation's interest rate position while at the same time producing adequate levels of interest income. Management of the maturity of the portfolio is necessary to ensure adequate liq-


                                   Pocahontas Bankshares Corporation     Page  7

MATURITIES OF SECURITIES HELD TO MATURITY

The following table shows the contractual maturities of securities held to maturity at December 31, 1997, and the weighted average yield of such securities:

                                                         After One        After Five
                                         Within         But Within        But Within          After
                                        One year        Five Years         Ten Years        Ten Years          Total
                                         Amount  Yield   Amount    Yield    Amount   Yield   Amount   Yield   Amount  Yield
                                        -----------------------------------------------------------------------------------
                                                                       (Dollars in Thousands)
U. S. Government securities             $1,499   5.99%   $2,018   5.20%               --       --      --   $ 3,517   5.54%
U. S. Government agency securities       2,000   7.45%    5,162   5.87%   $  497   6.00%       --      --     7,659   6.29%
State, county and municipal securities      50   4.25%    2,055   5.24%    2,592   5.39%    1,361   7.27%     6,058   5.75%
Other securities                                    --               --      100   7.35%       --      --       100   7.35%
---------------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT SECURITIES             $3,549   6.79%   $9,235   5.58%   $3,189   5.55%   $1,361   7.27%   $17,334   5.96%
---------------------------------------------------------------------------------------------------------------------------

Yields on tax-exempt obligations have not been computed on a tax equivalent basis.


uidity and manage interest rate risk. During 1997, in order to enhance liquidity, management continued its strategy of increasing the available for sale portfolio, as securities matured in the held to maturity portfolio. Management believes that the potential of increased loan demand merits enhancing the liquidity of the securities portfolio. Net unrealized gains in the held to maturity portfolio amounted to approximately $182,000 at December 31, 1997, compared to $156,000 in net unrealized gains at December 31, 1996. This was indicative of the effects of the declining rate environment during the last quarter of 1997, offset by the reduction in the held to maturity portfolio from $39,062,000 at December 31, 1996, to $17,334,000 at December 31, 1997.

As of December 31, 1997, the Corporation had an investment in Van Kampen American Capital U.S. Government Fund, a mutual fund comprised primarily of U.S. agency mortgage-backed securities. The investment is classified as available for sale. The aggregate book and market value of this investment was $2,558,000 at December 31, 1997 and $4,282,000 at December 31, 1996. The mutual fund is composed primarily of GNMA and FNMA pools of mortgages that have weighted average maturities of approximately seven years. Management is not aware of any adverse information regarding this issue with regard to regulatory action, downgrading of debt ratings or cessation of dividends. Due to activities within the fund during 1995, management determined that the unrealized losses that it had accumulated were other than temporary and therefore, approximately $341,000 of losses was recognized for the year ended December 31, 1995. No unrealized losses


SECURITIES

                                                             December 31
                                                 ------------------------------------
                                                     1997        1996        1995
                                                 ------------------------------------
                                                       (Dollars in Thousands)
Securities available for sale
   U. S. Government securities                      $ 19,287    $ 13,156          --
   U. S. Government agency securities                 13,304       7,999          --
   Other securities                                    3,586       5,283       5,419
-------------------------------------------------------------------------------------
      TOTAL SECURITIES AVAILABLE FOR SALE             36,177      26,438       5,419
-------------------------------------------------------------------------------------
Securities held to maturity
   U. S. Government securities                         3,517      15,580      31,381
   U. S. Government agency securities                  7,659      16,352      17,186
   State, county and municipal securities              6,058       6,099       3,830
   Other securities                                      100       1,031       1,043
-------------------------------------------------------------------------------------
      TOTAL SECURITIES HELD TO MATURITY             $ 17,334    $ 39,062    $ 53,440
-------------------------------------------------------------------------------------


Page  8     Pocahontas Bankshares Corporation
were recognized for the years ended December 31, 1997 and 1996.  During
1997, management began a strategy to reduce its position in this mutual fund. As a result, approximately $59,000 in losses was recognized from the partial sale of the fund for the year ended December 31, 1997.

State, county and municipal securities contained no issues in excess of 10% of stockholders' equity.

Deposits

Deposits, the major source of funds, decreased approximately $4.4 million or 2.0% in 1997, following an increase of $4.6 million or 2.0% in 1996. The average rate paid on interest-bearing deposits in 1997 was 4.25%, a decrease from the average rate of 4.35% paid in 1996, reflecting the stable to declining rate environment during most of 1997. Competition for deposits continues to intensify among commercial banks, savings banks, thrift institutions, credit unions, mutual funds, brokerage houses, insurance companies, and certain national retailers. Despite this intense competition, management continues to evaluate pricing strategies that will insure the Corporation's long-term benefit of maintaining market share without sacrificing the Corporation's profitability.

Capital Resources

Cash dividends paid to stockholders during 1997 amounted to $1,300,000 compared to $1,210,000 paid to stockholders in 1996 and $1,100,000 in 1995. This represents a dividend pay out (dividends divided by net income) of 43% in 1997 and 1996 and 46% for 1995. Cash dividends per share equaled $0.650 per share in 1997, $0.605 per share in 1996 and $0.550 per share in 1995. The


AVERAGE DEPOSITS

                                              1997                 1996                1995
                                             Average              Average             Average
                                       ----------------------------------------------------------
                                        Amount    Rate       Amount    Rate      Amount    Rate
                                       ----------------------------------------------------------
                                                        (Dollars in Thousands)
Noninterest-bearing demand deposits    $ 27,342     N/A     $ 26,832     N/A     $ 24,668     N/A
Interest-bearing demand deposits         52,849   3.31%       49,865   3.36%       48,920   3.39%
Savings deposits                         63,591   3.63%       64,703   3.65%       69,118   3.62%
Time deposits                            89,837   5.23%       93,612   5.37%       85,862   5.17%
-------------------------------------------------------------------------------------------------
TOTAL AVERAGE DEPOSITS                 $233,619   3.75%     $235,012   3.85%     $228,568   3.76%
-------------------------------------------------------------------------------------------------

There are no foreign offices.  Average balances are computed on daily balances.



SHORT-TERM BORROWED FUNDS

                                                                  December 31,
                                                          1997        1996       1995
                                                       -------------------------------
                                                            (Dollars in Thousands)
Securities sold under agreements to repurchase         $12,838     $14,514     $ 8,922
U. S. Treasury demand notes and others                   4,200       1,756         720
---------------------------------------------------------------------------------------
TOTAL BORROWED FUNDS                                   $17,038     $16,270     $ 9,642
---------------------------------------------------------------------------------------

The approximate average interest rates, average amounts outstanding, and maximum amounts outstanding at any month-end for securities sold under agreements to repurchase are as follows:


                                                          1997        1996       1995
                                                       --------------------------------
Average interest rates at December 31                     4.16%       3.50%       3.79%
Maximum amounts outstanding at any
 month-end                                             $18,783     $14,514     $ 9,035
Average daily amount outstanding                       $13,589     $10,104     $ 7,775
Weighted average interest rates                           3.93%       3.66%       4.10%
---------------------------------------------------------------------------------------

The weighted average interest rates are calculated by dividing the annual interest expense by the related average daily amounts outstanding.


                                   Pocahontas Bankshares Corporation     Page  9

MATURITIES OF TIME CERTIFICATES OF DEPOSIT OF $100,000 OR MORE


                                                  December 31, 1997
                                                ----------------------
                                                (Dollars in Thousands)
     Under 3 months                                    $ 9,785
     3 to 6 months                                       4,092
     6 to 12 months                                      4,497
     Over 12 months                                      3,878
----------------------------------------------------------------
TOTAL CERTIFICATES OF DEPOSIT OF $100,000 OR MORE      $22,252
----------------------------------------------------------------

Corporation is dependent upon dividends paid by the subsidiary banks to fund dividends to the stockholders and to cover other operating costs, including debt service. The Corporation's Board of Directors considers historical financial performance, future prospects, and anticipated needs for capital in formulating the dividend payment policy. Future dividends are dependent upon the Corporation's financial results, capital requirements and general economic conditions.

REGULATORY CAPITAL REQUIREMENTS


                                          Combined Capital
             Entity              Tier 1   (Tier 1 and Tier 2)  Leverage
-----------------------------------------------------------------------
Consolidated                     12.88%      14.05%            9.46%
First Century Bank, N.A.         12.56%      13.71%            9.23%
First Century Bank               12.70%      13.95%            8.77%



One of management's primary objectives is to maintain a strong capital position. Stockholders' equity, net of unrealized gains (losses) on securities, increased $1,960,000 or 8.0% in 1997. The percentage of earnings reinvested in the Corporation (net income less dividends as a percentage of net income) for the years 1997, 1996 and 1995 was 56.7%, 57.2% and 54.4%, respectively. The internal capital formation rate (net income less dividends as a percentage of average stockholders' equity) indicates the rate at which assets can grow while maintaining the current ratio of stockholders' equity to assets. The internal capital formation rate was 6.6% in 1997, 6.8% in 1996, and 5.9% in 1995.

Risk-based capital regulations require all banks and bank holding companies to have a minimum total risk-based capital ratio of 8% with half of the capital composed of core capital. Conceptually, risk-based capital requirements assess the risk of a financial institution's balance sheet and off-balance sheet commitments in relation to its capital. Under the guidelines, capital strength is measured in two tiers which are used in conjunction with risk adjusted assets in determining the risk-based capital ratios. The Corporation's Tier I capital, which consists of stockholders' equity, adjusted for certain intangible assets, amounted to $26,100,000 at December 31, 1997, or 12.88% of total risk-weighted assets. Tier II capital, or supplementary capital, includes capital components such as qualifying allowance for loan losses, and can equal up to 100% of an institution's Tier I capital with certain limitations. The Corporation's Tier II capital amounted to $2,370,000 at December 31, 1997 or 1.17% of total risk-weighted assets. The Corporation's total consolidated risk-based capital was $28,470,000, or 14.05% of total risk-weighted assets as of December 31, 1997. Additionally, risk-based capital guidelines require a minimum leverage ratio (Tier I capital divided by average adjusted total consolidated assets) of 4%, which may be increased


Page  10     Pocahontas Bankshares Corporation
for institutions with higher levels of risk or that are experiencing or anticipating significant growth. The Corporation has not been advised by any regulatory agency of any specific minimum leverage ratio applicable to it. As of December 31, 1997, the Corporation's leverage ratio was 9.46%; therefore, the Corporation exceeded all current minimum capital requirements.

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

Maturities of securities and loan payments are the principal source of liquidity. Interest rate sensitivity varies with different types of interest-earning assets and interest-bearing liabilities. Overnight federal funds, on which rates change daily and loans that are tied to the prime rate, differ considerably from long-term securities and fixed rate loans. Similarly, time deposits of $100,000 and over, now accounts and money market deposit accounts are much more interest sensitive than passbook savings accounts and other interest-bearing liabilities. The primary tool used by management to measure interest rate risk is to monitor the difference or gap between interest-sensitive earning assets and interest-bearing liabilities over various periods of time. Trying to minimize this gap is a continual challenge in a changing interest rate environment and one of the objectives of the Corporation's asset/liability management strategy.

ANALYSIS OF INTEREST RATE SENSITIVITY


                                                          Months                             Years
                                            -------------------------------------   ------------------------
                                            Less Than 3     3 - 6        6 - 12        1 - 5        Over 5       Totals
                                            -------------------------------------------------------------------------------
                                                                        (Dollars in Thousands)
Securities                                  $  7,587      $    551      $  2,006      $ 37,585      $ 5,782       $ 53,511
Federal funds sold and interest-bearing
   balances with banks                         5,413            --            --            --           --          5,413
Loans                                         99,282         5,570        11,141        60,288       20,813        197,094
                                            -------------------------------------------------------------------------------
   Interest-earning assets                   112,282         6,121        13,147        97,873       26,595        256,018
                                            -------------------------------------------------------------------------------
Time deposits                                 30,308        23,606        17,705        17,526           --         89,145
Other interest-bearing deposits               59,763            --            --        55,506           --        115,269
Other interest-bearing liabilities            16,485            --           211           316           26         17,038
                                            -------------------------------------------------------------------------------
   Interest-bearing liabilities              106,556        23,606        17,916        73,348           26        221,452
                                            -------------------------------------------------------------------------------
Interest sensitivity gap                    $  5,726      $(17,485)     $ (4,769)     $ 24,525      $26,569       $ 34,566
Cumulative interest sensitivity gap         $  5,726      $(11,759)     $(16,528)     $  7,997      $34,566
                                            -------------------------------------------------------------------------------
Ratio of interest-earning assets to
   interest-bearing liabilities                 1.05 x        0.26 x        0.73 x        1.33 x    1022.88 x
                                            -----------------------------------------------------------------
Ratio of cumulative interest sensitivity
   gap to total earning assets                  2.24 %       (4.59)%       (6.46)%        3.12 %      13.50 %
                                            -----------------------------------------------------------------


                                   Pocahontas Bankshares Corporation     Page 11

Management continues its efforts to generate variable rate loans. However, with the lower interest rate environment, customers are requiring more fixed rate commitments. As a result, the Corporation had a positive cumulative gap of 2.24% at three months and negative cumulative gaps of 4.59% at six months and 6.46% at one year. The Corporation was more asset sensitive at December 31, 1996, due to a significant portion of the securities portfolio maturing during 1997. As these securities were reinvested, the balance sheet became more liability sensitive. Management continues to monitor the Corporation's asset/liability gap positions, and thus has produced interest sensitivity ratios that are well within targeted levels established in the Corporation's asset/liability management guidelines.

During 1997, management began incorporating more sophisticated risk measurement tools, including simulation modeling which calculates expected net interest income based on projected interest-earning assets, interest-bearing liabilities and interest rates. Utilizing simulation modeling allows the Corporation to evaluate earnings and capital at risk due to significant changes in interest rates. The Corporation monitors exposure to the effect of an instantaneous change in rates of 200 basis points up or down over the same period. As of December 31, 1997, the model indicated the impact of a 200 basis point increase in rates would approximate a 1.40% increase in net interest income, while a 200 basis point decline in rates would approximate a 1.26% decrease from an unchanged rate environment. These changes are well within the Corporation's policy limits for the maximum negative impact on net interest income from a change in interest rates.

Liquidity can best be demonstrated by an analysis of the Corporation's cash flows. In 1997, the primary source of cash flows was from operating activities. This was due to increased funding requirements to meet the needs of the loan portfolio. Cash flows from operations were also significant for 1996, however, the primary source of cash flows was from financing activities. In 1995, the primary source of cash flows was also from operations, illustrating management's goal to turn its expansion efforts of the preceding several years into
profitability.   A secondary source of liquidity for the Corporation comes from investing activities in the maturities of investment securities. This demonstrates management's strategy to maintain the investment portfolio with short-term, high quality investments. The Corporation's primary use of cash was from investing activities, primarily increases in earning assets deployed in investments and loans. This also demonstrated the Corporation's ability to accommodate loan demand within its service areas.

Income Statement Analysis

Earnings

Net income for 1997 was $3,002,000 or $1.50 per share, an increase of $172,000 or 6% from the $2,830,000 or $1.42 per share earned in 1996, and $588,000 more than the $2,414,000 or $1.21 per share earned in 1995. This increase occurred primarily as a result of an increased net interest margin due to the deployment of funds in the loan portfolio.


Page  12     Pocahontas Bankshares Corporation

Earnings Per Share

The Earnings Per Share Table summarizes the principal sources of changes in earnings per share for 1997.


EARNINGS PER SHARE
Net income per share -- 1996                          $1.42
-------------------------------------------------------------
Increase (decrease) due to change in:
   Net interest income                                 0.42
   Provision for loan losses                          (0.02)
   Other operating income                              0.14
   Personnel expense                                  (0.06)
   Other expense                                      (0.40)
-------------------------------------------------------------
Net income per share -- 1997                          $1.50
-------------------------------------------------------------



Net Interest Margin

The major portion of the Corporation's earnings are derived from the net interest margin, which is the interest income on interest-earning assets less the interest expense on interest-bearing liabilities. During 1997 the net interest margin increased $850,000 or 7.3%. This followed a 0.1% decrease in 1996, and a 6.3% increase in 1995. For the year ended December 31, 1997, interest income increased $748,000, or approximately 3.6%, compared to increases of $412,000, or 2.0% for 1996, and $2,319,000, or 12.6% for 1995. The increase for 1997 was primarily in the loan portfolio, resulting from increased volume. The net interest margin was enhanced by a decrease in interest expense of $102,000 or 1.1% for 1997. This followed increases in interest expense of $429,000, or 4.7% for 1996, and $1,628,000, or 21.9% for 1995. For 1997,
decreased interest expense on time deposits due to decreased volume was the primary contributor to the decrease in total interest expense. The net interest margin is affected by many factors, but most significantly by the prevailing interest rates during the period, the spread between the various sources and uses of funds, and by changes in the volume of various assets and liabilities. The performance for 1997 is indicative of the relatively stable rate environment prevailing through most of 1997 and 1996 as most changes in the net interest margin were due to changes in the mix of loans and investments.

Noninterest Income and Expense

Noninterest income increased $294,000 or 15% in 1997, following a $456,000 or 29% increase in 1996, and a decrease of $152,000 or 8.9% in 1995. The largest component of noninterest income is fees from trust services. Fees from trust services increased $194,000 or 23% for 1997 and $73,000 or 10% for 1996, and $101,000 or 15% for 1995. The second largest component of noninterest income is service charges on deposit accounts. These fees increased approximately $100,000 or 12% in 1997, after an increase of approximately $13,000 or 2% in 1996, and a decrease of approximately $23,000 or 3% in 1995. Securities losses of approximately $59,000 were recognized in 1997 and $341,000 in 1995. Securities gains of approximately $1,000 were recognized in 1996.

                                     Pocahontas Bankshares Corporation  Page  13

RETURN ON EQUITY AND ASSETS
                                                                 December 31,
                                                        ----------------------------
                                                         1997       1996      1995
                                                        ----------------------------
Percentage of net income to:
 Average stockholders' equity                            11.66%    11.84%     10.79%
 Average total assets                                     1.09%     1.04%      0.92%
Percentage of dividends declared per
 common share to net income per
 common share                                            43.33%    42.61%     45.64%
Percentage of average stockholders'
 equity to average total assets                           9.32%     8.79%      8.52%


Noninterest expense, excluding the provision for loan losses, increased 8.4% in 1997, following a 1.2% increase in 1996 and a 4.7% increase in 1995. Personnel expense is the largest component of noninterest expense. Personnel expense increased 2.7% in 1997, following an increase of 3.9% in 1996, and 1.1% in 1995. In addition to salaries, employee benefits are a significant component of personnel expense. For a complete discussion of the Corporation's employee benefits, refer to Note 7 of the Notes to Consolidated Financial Statements, presented elsewhere in this report. Additionally, the increase in noninterest expense for 1997 was affected by approximately $200,000 in losses sustained by the disposition of certain parcels of other real estate. Management remains committed to improving operational efficiency throughout the organization while keeping personnel expense within current inflationary levels.

Income Taxes

Applicable income taxes for 1997 increased $198,000 or 13.6%. This followed a $115,000 or 8.6% increase for 1996. Income taxes computed at the statutory rate are reduced primarily by interest earned on state and municipal obligations. For a complete discussion of the Corporation's tax position, refer to Note 8 of the Notes to Consolidated Financial Statements, presented elsewhere in this report.

The Effects of Inflation and Changing Prices

Inflation affects the Corporation in several ways, but not to the same extent that it does a company that makes large capital expenditures or has a large investment in inventory. The Corporation's asset and liability structure is primarily monetary in nature and, therefore, its financial results are more affected by changes in interest rates than by inflation. However, the actions of the Federal Reserve Board during 1997 indicate that interest rate management will be the primary tool used to curtail inflationary pressures. Inflation does affect noninterest expense, such as personnel expense and the cost of services and supplies. These increases must be offset, to the extent possible, by increases in noninterest income and by control of noninterest expense.

Accounting, Legislative and Regulatory Matters

In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share". This statement amends APB Opinion No. 15, "Earnings Per Share". The provisions of the SFAS are applicable for financial statements issued for periods ending after December 15,


Page  14  Pocahontas Bankshares Corporation

1997. SFAS No. 128 provides standards for computing and presenting earnings per share. Upon retroactive adoption to January 1,1995, this statement did not have an impact on the Corporation's disclosures as the Corporation has no common stock equivalents.

In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income". The provisions of the SFAS are applicable for financial statements issued for fiscal years beginning after December 15, 1997, with reclassification of financial statements for earlier periods provided for comparison purposes. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements.

In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This statement supersedes SFAS No. 14, "Financial Reporting for Segments of an Enterprise" and amends SFAS No. 94, "Consolidation of all Majority-Owned Subsidiaries". The provisions of the SFAS are applicable for financial statements issued for fiscal years beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers.

During 1997, federal banking regulators issued guidance for banks to plan and prepare for the upcoming century date change, commonly referred to as the Year 2000, or Y2K, problem. Previous to this guidance, management recognized the necessity to insure that the Corporation's operating systems and software could handle the upcoming century date change without adversely impacting operations. In early 1997, a senior level project was commissioned to review compliance regarding this issue. The stated goal of this project was "to achieve Mission Critical Compliance...by December 31, 1998." Management is currently in the assessment phase of this project. It is anticipated that the testing phase of the project will be completed by mid 1998. At the present time, the Corporation does not anticipate the incurrence of material incremental costs related to the Y2K problem in any single future year.

Per Share Data By Quarter

No established public market presently exists for the common stock of the Corporation. The per share data by quarter table shows the approximate high and low bid as reported by the transfer agent and local brokers for 1997 and 1996. Also presented below are the dividends paid for those

PER SHARE DATA BY QUARTER
                                                    Market Quotations
                                           -------------------------------------
                          Dividends              1997               1996
                       ---------------     -------------------------------------
Quarter                 1997    1996         High     Low         High    Low
                       ---------------------------------------------------------
First Quarter          $0.150  $0.125       $19.50   $18.50      $16.50  $14.50
Second Quarter         $0.150  $0.150        20.00    18.75       18.00   16.00
Third Quarter          $0.150  $0.150        20.00    19.00       19.00   18.50
Fourth Quarter         $0.200  $0.180        21.00    18.50       18.75   18.50
--------------------------------------------------------------------------------


                                     Pocahontas Bankshares Corporation  Page  15
respective years. The number of stockholders of record on December 31, 1997, was 603 and outstanding shares totaled 2,000,000.

Trust Asset Responsibility

Assets managed by the Trust Division are presented at book value which is the Federal income tax basis of the assets and is not representative of current market value. These assets are not included in the financial statements contained elsewhere in this report. Trust responsibility, as measured by market value, is substantially greater than book value.


             [GRAPH OF TRUST ASSET RESPONSIBILITY AT BOOK VALUE]

Page  16  Pocahontas Bankshares Corporation

CONDENSED STATEMENTS OF FINANCIAL CONDITION
Statistical Summary, 1997 -- 1993

                                                                              December 31,
                                        ---------------------------------------------------------------------------------
                                            1997      %      1996     %      1995     %      1994      %      1993     %
                                        ----------------------------------------------------------------------------------
                                                           (Dollars in Thousands, Except Per Share Data)
Loans                                    $197,094     72   $179,956   65   $177,794   67   $171,325     66   $177,331   68
Securities                                 53,511     19     65,500   23     58,859   23     64,295     25     58,980   22
Federal funds sold                          3,400      1      5,750    2      6,300    2      6,400      2      7,770    3
Interest-bearing deposits with banks        2,013      1      1,982    1      3,833    1        245     --         46   --
                                        -----------------------------------------------------------------------------------
INTEREST-EARNING ASSETS                   256,018     93    253,188   91    246,786   93    242,265     93    244,127   93
                                        -----------------------------------------------------------------------------------
Cash and due from banks                     8,883      3     12,421    4     10,000    4     10,732      4      9,749    4
Premises And Equipment                      8,660      3      8,052    3      5,417    2      4,811      2      4,640    2
Other Assets                                5,556      2      7,151    3      5,922    2      5,476      2      5,316    2
Allowance for loan losses                  (2,370)    (1)    (2,240)  (1)    (2,145)  (1)    (1,985)    (1)    (1,858)  (1)
----------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                             $276,747    100   $278,572  100   $265,980  100   $261,299    100   $261,974  100
----------------------------------------------------------------------------------------------------------------------------
Savings deposits                         $115,269     42   $112,970   41   $112,768   42   $128,582     49   $127,905   49
Time deposits                              89,145     32     93,190   33     92,043   35     75,464     29     75,570   29
Other interest-bearing liabilities         17,038      6     16,270    6      9,642    4      8,163      3     11,457    4
                                        ------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES              221,452     80    222,430   80    214,453   81    212,209     81    214,932   82
                                        ------------------------------------------------------------------------------------
Demand deposits                            27,923     10     30,562   11     27,361   10     26,836   10       25,976   10
Other liabilities                             783     --        951   --        980   --      1,093    1          700   --
                                        ------------------------------------------------------------------------------------
TOTAL LIABILITIES                         250,158     90    253,943   91    242,794   91    240,138   92      241,608   92
                                        ---------          --------        ---------       --------          --------
STOCKHOLDERS' EQUITY                       26,589     10     24,629    9     23,186    9     21,161    8       20,366    8
-----------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES & EQUITY               $276,747    100   $278,572  100   $265,980  100   $261,299  100     $261,974  100
-----------------------------------------------------------------------------------------------------------------------------
                  TOTAL DEPOSITS         $232,337          $236,722        $232,172        $230,882           $229,451
            BOOK VALUE PER SHARE         $  13.29            $12.31        $  11.60        $  10.58           $  10.18
-----------------------------------------------------------------------------------------------------------------------------


SUMMARY OF OPERATIONS
Statistical Summary, 1997 -- 1993
                                                                              Years Ended December 31,
                                                         ------------------------------------------------------------------
                                                           1997            1996         1995         1994         1993
                                                         ------------------------------------------------------------------
                                                                   (Dollars in Thousands, Except Per Share Data)
Interest income                                           $21,817        $21,069       $20,657       $18,338       $17,114
Interest expense                                            9,379          9,481         9,052         7,424         7,727
                                                         ------------------------------------------------------------------
NET INTEREST MARGIN                                        12,438         11,588        11,605        10,914         9,387
                                                         ------------------------------------------------------------------
Provision for loan losses                                     691            644           839           395           459
                                                         ------------------------------------------------------------------
Net credit margin                                          11,747         10,944        10,766        10,519         8,928
                                                         ------------------------------------------------------------------
Noninterest income                                          2,301          2,007         1,551         1,703         1,682
Noninterest expense                                         9,391          8,664         8,561         8,985         8,600
                                                         ------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                  4,657          4,287         3,756         3,237         2,010
                                                         ------------------------------------------------------------------
Provision for income taxes                                  1,655          1,457         1,342           980           586
                                                         ------------------------------------------------------------------
Income before cumulative effect of accounting change        3,002          2,830         2,414         2,257         1,424
Cumulative effect of accounting change                         --             --            --            --           123
---------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                $ 3,002        $ 2,830       $ 2,414       $ 2,257       $ 1,547
---------------------------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE:
Income before cumulative effect of accounting change      $  1.50        $  1.42       $  1.21       $  1.13       $  0.71
Cumulative effect of accounting change                        --              --            --            --          0.06
---------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                $  1.50        $  1.42       $  1.21       $  1.13       $  0.77
---------------------------------------------------------------------------------------------------------------------------
Dividends per common share                                $ 0.650        $ 0.605       $ 0.550       $ 0.500       $ 0.438
Payout ratio                                                   43%            43%           45%           44%           57%



                                     Pocahontas Bankshares Corporation  Page  17

Consolidated Statements of Financial Condition

                                                                          December 31,
                                                                   ------------------------
                                                                      1997           1996
                                                                   ------------------------
ASSETS                                                               (Dollars in Thousands)
Cash and due from banks                                              $ 8,883        $12,421
Interest-bearing balances with banks                                   2,013          1,982
Securities available for sale                                         36,177         26,438
Securities held to maturity (estimated market value of $17,516
  in 1997 and $39,218 in 1996)                                        17,334         39,062
Federal funds sold                                                     3,400          5,750
Loans                                                                197,094        179,956
     Less allowance for loan losses                                    2,370          2,240
                                                                   ------------------------
Net loans                                                            194,724        177,716
Premises and equipment, net                                            8,660          8,052
Other assets                                                           5,556          7,151
---------------------------------------------------------------------------------------------
TOTAL ASSETS                                                       $ 276,747      $ 278,572
---------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
     Noninterest-bearing                                             $27,923        $30,562
     Interest-bearing                                                204,414        206,160
                                                                   ------------------------
Total deposits                                                       232,337        236,722
Short-term borrowings                                                 17,038         16,270
Other liabilities                                                        783            951
                                                                   ------------------------
TOTAL LIABILITIES                                                    250,158        253,943
                                                                   ------------------------
Commitments  (Notes 9 and 10)                                             --             --
STOCKHOLDERS  EQUITY
Common stock -$1.25 par value; shares issued and outstanding:
   2,000,000 at December 31, 1997 and 1996                             2,500          2,500
Paid-in capital                                                          785            785
Retained earnings                                                     23,223         21,521
Unrealized gains (losses) on securities, net of tax                       81           (177)
                                                                   ------------------------
TOTAL STOCKHOLDERS' EQUITY                                            26,589         24,629
---------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $ 276,747      $ 278,572
---------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.


Page  18  Pocahontas Bankshares Corporation

Consolidated Statements of Income

                                                                                  Years Ended December 31,
                                                                          ------------------------------------------
                                                                            1997              1996           1995
                                                                          ------------------------------------------
INTEREST INCOME                                                          (Dollars in Thousands, Except Per Share Data)
Interest and fees on loans                                                 $17,610           $16,837         $16,566
Interest on balances with banks                                                 86               106              86
Interest and dividends from securities available for sale:
     Taxable                                                                 2,177               904             386
Interest and dividends from securities held to maturity:
     Taxable                                                                 1,334             2,528           2,801
     Tax-exempt                                                                403               382             287
Interest on federal funds sold                                                 207               312             531
                                                                          ------------------------------------------
TOTAL INTEREST INCOME                                                       21,817            21,069          20,657
                                                                          ------------------------------------------

INTEREST EXPENSE
Interest on time certificates of $100,000 or more                            1,121             1,231           1,089
Interest on other deposits                                                   7,638             7,822           7,514
Interest on federal funds purchased and securities
     sold under agreements to repurchase                                       534               370             320
Interest on demand notes to U. S. Treasury and other indebtedness               86                58             129
                                                                          ------------------------------------------
TOTAL INTEREST EXPENSE                                                       9,379             9,481           9,052
                                                                          ------------------------------------------
Net interest income                                                         12,438            11,588          11,605
Provision for loan losses                                                      691               644             839
                                                                          ------------------------------------------
Net interest income after provision for loan losses                         11,747            10,944          10,766
                                                                          ------------------------------------------

NONINTEREST INCOME
Income from fiduciary activities                                             1,024               830             757
Service charges on deposit accounts                                            929               829             816
Other noninterest income                                                       407               347             319
Securities gains (losses)                                                      (59)                1            (341)
                                                                          ------------------------------------------
TOTAL NONINTEREST INCOME                                                     2,301             2,007           1,551
                                                                          ------------------------------------------

NONINTEREST EXPENSE
Salaries, wages, and other employee benefits                                 4,493             4,376           4,210
Premises and equipment expense                                               1,275             1,051           1,031
Data procession expense                                                        575               467             470
Advertising and public relations                                               359               331             340
Insurance and bonding                                                          122               128             406
Supplies and printing                                                          328               331             334
Other noninterest expense                                                    2,239             1,980           1,770
                                                                          ------------------------------------------
TOTAL NONINTEREST EXPENSE                                                    9,391             8,664           8,561
                                                                          ------------------------------------------
Income before income taxes                                                   4,657             4,287           3,756
Applicable income taxes                                                      1,655             1,457           1,342
--------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                 $ 3,002           $ 2,830         $ 2,414
--------------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE                                                $  1.50           $  1.42         $  1.21
--------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of the consolidated financial statements.


                                     Pocahontas Bankshares Corporation  Page  19

Consolidated Statements of Cash Flows

                                                                                           Years Ended December 31,
                                                                                       ---------------------------------
                                                                                          1997        1996       1995
                                                                                       ----------- ---------------------
                                                                                            (Dollars in Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income before adjustments to reconcile net income                                    $ 3,002     $ 2,830   $ 2,414
to net cash provided by operating activities:
   Provision for loan losses                                                                 691         644       839
   Depreciation and amortization                                                             620         473       499
   Deferred income tax (benefit) liability                                                    57         (46)      (46)
   Securities (gains) losses                                                                  59          (1)      341
   (Increase) decrease in interest receivable                                                (45)        106       (94)
   Net investment amortization and accretion                                                 239         496       753
   Net (increase) decrease in other assets                                                 1,424        (164)     (226)
   Net decrease in interest payable and other liabilities                                   (285)       (118)     (224)
                                                                                         -----------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                   5,762      4,220     4,256
                                                                                         -----------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Net decrease in federal funds sold                                                         2,350         550       100
Purchases of securities held to maturity                                                  (1,400)     (9,397)   (9,671)
Purchases of securities available for sale                                               (13,373)    (21,998)       --
Proceeds from maturities and calls of securities held to maturity                         22,986      23,297    14,354
Proceeds from maturities and calls of securities available for sale                        2,000          --        --
Proceeds from sales of securities available for sale                                       1,751          --        --
Net increase in loans                                                                    (17,478)     (3,305)   (6,787)
Acquisition of premises and equipment                                                     (1,195)     (2,770)   (1,087)
Proceeds from disposal of premises and equipment                                               7           5        22
                                                                                         -----------------------------
NET CASH USED BY INVESTING ACTIVITIES                                                     (4,352)    (13,618)   (3,069)
                                                                                         -----------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in demand and savings deposits                                      (340)      3,403   (15,289)
Net increase (decrease) in time deposits                                                  (4,045)      1,147    16,579
Net increase in short-term borrowings                                                        768       6,628     2,679
Principal repayments of long-term debt                                                        --          --    (1,200)
Cash dividends paid                                                                       (1,300)     (1,210)   (1,100)
                                                                                         -----------------------------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                                          (4,917)      9,968     1,669
                                                                                         -----------------------------
Net increase (decrease) in cash and due from banks                                        (3,507)        570     2,856
Cash and due from banks at beginning of year                                              14,403      13,833    10,977
-----------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                                   $10,896     $14,403   $13,833
-----------------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURES
OF CASH FLOW INFORMATION
Cash paid during the year for:
   Interest                                                                              $ 9,404     $ 9,517   $ 9,037
   Income taxes                                                                          $ 1,369     $ 1,751   $ 1,456


The accompanying notes are an integral part of the consolidated financial statements.

Page  20  Pocahontas Bankshares Corporation

Consolidated Statements of Changes in Stockholders' Equity


                                                                  Common Stock                                  Unrealized Gains
                                                            ------------------------    Paid-In     Retained      (Losses) on
                                                               Shares      Amount       Capital     Earnings       Securities
                                                            ---------------------------------------------------------------------
                                                                       (Dollars in Thousands, Except Number of Shares)
YEAR ENDED DECEMBER 31, 1995
Balance at January 1, 1995                                    1,000,000    $1,250        $2,035     $ 18,587         $(711)
Net income                                                           --        --            --        2,414            --
Changes in unrealized gains (losses) on securities, net              --        --            --           --           711
Cash dividends declared -- $0.55 per share                           --        --            --       (1,100)           --
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                                  1,000,000     1,250         2,035       19,901            --
---------------------------------------------------------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31, 1996
Additional shares issued in two-for-one stock split
    effected in the form of a stock dividend                  1,000,000     1,250        (1,250)          --            --
Net income                                                           --        --            --        2,830            --
Changes in unrealized gains (losses) on securities, net              --        --            --           --          (177)
Cash dividends declared -- $0.605 per share                          --        --            --       (1,210)           --
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                                  2,000,000     2,500           785       21,521          (177)
---------------------------------------------------------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31, 1997
Net income                                                           --        --            --        3,002            --
Changes in unrealized gains (losses) on securities, net              --        --            --           --           258
Cash dividends declared -- $0.65 per share                           --        --            --       (1,300)           --
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                                  2,000,000    $2,500        $  785      $23,223         $  81
---------------------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of the consolidated financial statements.



                                     Pocahontas Bankshares Corporation  Page  21

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

Cash and due from banks -- For purposes of reporting cash flows, cash equivalents include cash on hand and amounts due from banks (including cash items in process of collection); and interest-bearing balances with banks. To comply with Federal Reserve regulations, the subsidiary banks are required to maintain reserve balances with the Federal Reserve Bank of Richmond. The amount of those reserve balances at December 31, 1997, was approximately $209,000.

Securities -- Securities are classified as either held to maturity, available for sale or trading. Classification of securities is generally determined on the date of purchase. In determining such classification, debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as held to maturity and are carried at amortized cost. All other securities are classified as available for sale and are carried at fair value with unrealized gains and losses included in stockholders' equity on an after-tax basis. The Corporation has no securities classified as trading.

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

Allowance for loan losses -- The adequacy of the allowance for loan losses is periodically evaluated by the Corporation in order to maintain the allowance at a level that is sufficient to absorb probable credit losses. Management's evaluation of the adequacy of the allowance is based on a review of the Corporation's historical loss experience, known and inherent risks in the loan portfolio, including adverse circumstances that may affect the ability of the borrower to repay interest and/or principal, the estimated value of collateral, and an analysis of the levels and trends of delinquencies, charge-offs, and the risk ratings of the various loan categories. Such factors as the level and trend of interest rates and the condition of the national and local economies are also considered.

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

                                     Pocahontas Bankshares Corporation  Page  23

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

Restructured loans -- Loans are considered troubled debt restructurings if, for economic or legal reasons, a concession has been granted to the borrower related to the borrower's financial difficulties that the Corporation would not have otherwise considered. The Corporation has restructured certain loans in instances where a determination was made that greater economic value will be realized under new terms than through foreclosure, liquidation, or other disposition. The terms of the renegotiation generally involve some or all of the following characteristics: a reduction in the interest pay rate to reflect actual operating income, an extension of the loan maturity date to allow time for stabilization of operating income, and partial forgiveness of principal and interest.

The carrying value of a restructured loan is reduced by the fair value on any assets or equity interest received. In addition, if the present value of future cash receipts required under the new terms does not equal the recorded investment in the loan at the time of restructuring the carrying value would be further reduced by a charge to the allowance. In addition, at the time of restructuring, loans are generally classified as impaired.

Premises and Equipment -- Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed by the straightline method based upon the estimated useful lives of the assets. Buildings and improvements have estimated useful lives of 20 to 40 years. Equipment and fixtures have estimated useful lives of 3 to 10 years. The cost of major improvements is capitalized. The expenditures for maintenance and repairs are charged to expense as incurred. Gains or losses on assets sold are included in other operating income.

Goodwill And Other Intangibles -- The cost of the investments in the subsidiaries in excess of amounts attributable to tangible and identified intangible assets at dates of acquisition is recorded as goodwill and is being amortized to operations over a period of 25 years using the straightline method. A portion of the cost of purchased subsidiaries has been allocated to the value associated with the future earnings potential of the acquired core deposit base and is being amortized over eight years, the estimated life of the deposit base. The unamortized balance of intangibles totaled


Page 24 Pocahontas Bankshares Corporation approximately $350,000 at December 31, 1997 and $391,000 at December 31, 1996, net of accumulated amortization of $834,000 and $793,000, respectively, and is included in other assets.

Income Taxes -- The Corporation files a consolidated federal income tax return. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.

Common Stock and Per Share Data -- On April 16, 1996, stockholders approved an increase in the number of authorized shares of the Corporation's common stock from 2,000,000 to 10,000,000. Additionally, on the same date, the Board of Directors approved a two-for-one stock split which was effected in the form of a 100% stock dividend, payable on May 6, 1996, to stockholders of record on April 26, 1996. Accordingly, all per common share data has been adjusted to reflect the stock split. Earnings per common share are computed on the weighted average number of shares of common stock outstanding during each year. There are no stock options or other common stock equivalents that would dilute the Corporation's earnings per share.

2.   Securities

Securities available for sale at December 31, 1997 and 1996 are summarized as follows:

                                                              1997
                                                       Gross        Gross    Estimated
                                          Amortized  Unrealized  Unrealized   Market
                                             Cost      Gains       Losses     Value
                                         ---------------------------------------------
                                                    (Dollars in Thousands)
U.S. Government obligations               $19,155    $149        $17         $19,287
U.S. Government agency obligations         11,991      83          4          12,070
Mortgage-back securities                   1,234       --         --           1,234
Equity Securities                          3,644       --         58           3,586
--------------------------------------------------------------------------------------
TOTAL SECURITIES AVAILABLE FOR SALE       $36,024    $232        $79         $36,177
--------------------------------------------------------------------------------------

                                                              1996
                                                       Gross        Gross    Estimated
                                          Amortized  Unrealized  Unrealized   Market
                                             Cost      Gains       Losses     Value
                                         ---------------------------------------------
                                                    (Dollars in Thousands)
U.S. Government obligations               $13,201    $ 25        $  70       $13,156
U.S. Government agency obligations          8,003      46           50         7,999
Equity Securities                           5,428      --          145         5,283
--------------------------------------------------------------------------------------
TOTAL SECURITIES AVAILABLE FOR SALE       $26,632    $ 71        $ 265       $26,438
--------------------------------------------------------------------------------------



                                      Pocahontas Bankshares Corporation  Page 25

Securities held to maturity at December 31, 1997 and 1996 are summarized as follows:

                                                                  1997
                                                           Gross       Gross     Estimated
                                             Amortized   Unrealized  Unrealized   Market
                                                Cost       Gains       Losses      Value
                                             ---------------------------------------------
                                                         (Dollars in Thousands)
U.S. Government obligations                  $  3,517       --        $11        $ 3,506
U.S. Government agency obligations              7,024        6         28          7,002
Mortgage-backed securities                        635       --         10            625
State and municipal obligations                 6,058      225         --          6,283
Other debt securities                             100       --         --            100
------------------------------------------------------------------------------------------
TOTAL SECURITIES HELD TO MATURITY            $ 17,334    $ 231        $49        $17,516
------------------------------------------------------------------------------------------

                                                                  1996
                                                           Gross       Gross     Estimated
                                             Amortized   Unrealized  Unrealized   Market
                                                Cost       Gains       Losses      Value
                                             ---------------------------------------------
                                                         (Dollars in Thousands)
U.S. Government obligations                  $ 15,580    $  20       $  50       $15,550
U.S. Government agency obligations             15,057       92          73        15,076
Mortgage-backed securities                      1,295       10          21         1,284
State and municipal obligations                 6,099      185           8         6,276
Other debt securities                           1,031        1          --         1,032
------------------------------------------------------------------------------------------
TOTAL SECURITIES HELD TO MATURITY            $ 39,062    $ 308       $ 152       $39,218
------------------------------------------------------------------------------------------

Securities with an aggregate par value of $41,060,000 at December 31, 1997 and $43,800,000 at December 31, 1996, were pledged to secure public and trust deposits and for other purposes required or permitted by law, including approximately $17,000,000 at December 31, 1997 and December 31, 1996 pledged to secure repurchase agreements.

Gross losses of $59,000 were recognized on sales of available for sale securities for the year ended December 31, 1997. There were no sales of securities for the years ended December 31, 1996 and 1995. Gross losses of $341,000 in 1995 were realized on writedowns of marketable equity securities. Gross gains of $1,000 in 1996 were realized on calls of held to maturity securities purchased at a discount.

The amortized cost and estimated market value for securities available for sale and securities held to maturity by contractual maturities at December 31, 1997 are shown in the following tables. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                                                       Net
                                                         Estimated  Unrealized
                                            Amortized     Market      Gains
                                              Cost         Value     (Losses)
                                            ----------------------------------
                                                  (Dollars in Thousands)
                                            ----------------------------------
Due in one year or less                       $ 1,997     $ 2,006     $  9
Due after one year through five years          28,245      28,351      206
Due after five years through ten years          2,238       2,234       (4)
Securities with no contractual maturities       3,644       3,586      (58)
------------------------------------------------------------------------------
TOTAL SECURITIES AVAILABLE FOR SALE           $36,024     $36,177     $153
------------------------------------------------------------------------------


Page 26  Pocahontas Bankshares Corporation

                                                                       Net
                                                         Estimated  Unrealized
                                            Amortized     Market      Gains
                                              Cost         Value     (Losses)
                                            ----------------------------------
                                                  (Dollars in Thousands)
Due in one year or less                       $ 3,549     $ 3,553     $  4
Due after one year through five years           9,235       9,264       29
Due after five years through ten years          3,189       3,318      129
Due after ten years                             1,361       1,381       20
------------------------------------------------------------------------------
TOTAL SECURITIES HELD TO MATURITY             $17,334     $17,516     $182
------------------------------------------------------------------------------


3.   Loans

Loans at December 31, 1997 and 1996 consisted of the following:

                                                              December 31,
                                                       ---------------------------
                                                             1997         1996
                                                       ---------------------------
                                                         (Dollars in Thousands)
Commercial, financial and agricultural                     $  46,012   $  44,209
Real estate - construction                                     8,068       5,603
Real estate - mortgage (residential and commercial)          116,728     105,564
Loans to individuals                                          26,286      24,580
                                                       ---------------------------
   Total loans                                               197,094     179,956
Less: allowance for credit losses                              2,370       2,240
----------------------------------------------------------------------------------
   NET LOANS                                               $ 194,724   $ 177,716
----------------------------------------------------------------------------------

The Corporation's subsidiaries have had and can be expected to have in the future various banking transactions with directors, executive officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties). The total amount of loans was $5,109,000 and $4,685,000 at December 31, 1997 and 1996,
respectively. During 1997, $9,470,000 in new loans were made and repayments were $9,046,000.

4.   Allowance for Loan Losses

An analysis of the allowance for loan losses for 1997, 1996 and 1995 is as follows:

                                                           Years Ended December 31,
                                                   ---------------------------------------
                                                        1997          1996         1995
                                                   ---------------------------------------
                                                           (Dollars in Thousands)
Balance at beginning of year                           $ 2,240      $ 2,145      $ 1,985
Provision for loan losses                                  691          644          839
Recoveries on loans previously charged off                  51           23           35
Loans charged off                                         (612)        (572)        (714)
-------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                 $ 2,370      $ 2,240      $ 2,145
-------------------------------------------------------------------------------------------


                                      Pocahontas Bankshares Corporation  Page 27

The following is a summary of loans considered impaired under SFAS 114, as amended by SFAS 118:

                                                                              December 31,
                                                                         ----------------------
                                                                             1997       1996
                                                                         ----------------------
                                                                         (Dollars in Thousands)
Gross impaired loans                                                         $ 1,441  $1,416
Valuation allowance for impaired loans                                           347     281
-----------------------------------------------------------------------------------------------
Recorded investment in impaired loans                                        $ 1,094  $1,135
-----------------------------------------------------------------------------------------------
Average recorded investment in impaired loans for the year ended             $ 1,245  $1,988
-----------------------------------------------------------------------------------------------

There was no interest income recognized on impaired loans (during the portion of the year they were impaired) for the years ended December 31, 1997, 1996 and 1995. At December 31, 1997, 1996 and 1995, the Corporation had nonaccrual loans of $828,000, $1,398,000 and $3,194,000, respectively. Interest income of $5,000, $5,000 and $129,000 was recognized on these loans in 1997, 1996 and 1995, respectively. Had these loans performed in accordance with their original terms, interest income of $142,000, $176,000 and $408,000 would have been recorded in 1997, 1996 and 1995, respectively.

5.  Premises and Equipment

Premises and equipment at December 31, 1997 and 1996 consisted of the following:

                                                                December 31,
                                                          -----------------------
                                                                1997     1996
                                                          -----------------------
                                                           (Dollars in Thousands)
Land                                                          $  1,291  $ 1,051
Buildings and improvements                                       8,034    7,117
Equipment and fixtures                                           3,973    4,572
                                                          -----------------------
   Total                                                        13,298   12,740
                                                          -----------------------
Less accumulated depreciation                                    4,638    4,688
---------------------------------------------------------------------------------
NET PREMISES AND EQUIPMENT                                    $  8,660  $ 8,052
---------------------------------------------------------------------------------

Depreciation charged to operating expense amounted to $579,000 in 1997, $432,000 in 1996, and $459,000 in 1995.

6.  Deposits

Deposits at December 31, 1997 and 1996 were as follows:

                                                        December 31,
                                                    ----------------------
                                                       1997      1996
                                                    ----------------------
                                                    (Dollars in Thousands)
Individuals, partnerships and corporations:
   Demand deposits                                  $ 25,886   $ 26,492
   Time and savings deposits                         192,972    195,311
U.S. Government                                           54        297
States and political subdivisions                     11,889     11,205
Certified and official checks                          1,536      3,417
--------------------------------------------------------------------------
TOTAL DEPOSITS                                      $232,337   $236,722
--------------------------------------------------------------------------


Page 28  Pocahontas Bankshares Corporation

Time deposits included certificates of deposit issued in amounts of $100,000 or more totaling approximately $22,252,000 and $22,730,000 at December 31, 1997 and 1996, respectively.

7.  Post Employment Benefits

The Corporation has a noncontributory, trusteed pension plan covering all eligible employees with six months of service who have attained the age of twenty and one-half. Contributions to the plan are based on computations by independent actuarial consultants. Due to the present excess funded position of the pension plan, no contributions have been made since 1985.

The components of the net periodic pension benefit were as follows:

                                                           Years Ended December 31,
                                                      --------------------------------
                                                         1997       1996       1995
                                                      --------------------------------
                                                           (Dollars in Thousands)
Service cost                                          $    245    $  239   $    197
Interest cost                                              359       348        290
Actual return on plan assets                            (1,662)     (983)    (1,025)
Unrecognized gain (loss)                                 1,035       435        560
Net amortizations and deferrals                            (76)      (35)       (49)
--------------------------------------------------------------------------------------
NET PERIODIC PENSION (BENEFIT) COST                   $    (99)   $    4   $    (27)
--------------------------------------------------------------------------------------

The actuarial present value of the projected benefit obligation was determined using a discount rate of 7.00% for 1997, and 7.50% for 1996; a rate of compensation increases of 3% for 1997 and 1996; and expected long-term rate of return on plan assets of 9% for 1997 and 1996. The funded status of the plan as of December 31, 1997 and 1996 was as follows:

                                                              1997     1996
                                                            -------------------
                                                            (Dollars in Thousands)
Accumulated benefit obligation:
Vested                                                      $ 4,633  $ 3,860
Non-vested                                                       65       19
                                                            -------------------
Total                                                         4,698    3,879
                                                            -------------------
Projected benefit obligation                                  5,877    4,842
Market value of plan assets                                   8,581    7,025
                                                            -------------------
Plan assets in excess of projected
   benefit obligation                                         2,704    2,183
Unrecognized prior service costs                                345      376
Unrecognized net transition asset                              (518)    (583)
Unrecognized net gain                                        (1,914)  (1,458)
-------------------------------------------------------------------------------
Prepaid pension costs recorded in
  the consolidated statements of financial condition        $   617  $   518
-------------------------------------------------------------------------------

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

The liability for postretirement benefits is unfunded. The funded status of each plan at December 31, 1997 and 1996 was as follows:

                                                           1997                         1996
                                                   Health         Life          Health         Life
                                                --------------------------------------------------------
Accumulated postretirement benefit obligations:
     Retirees                                    $(311,014)    $(332,619)     $ (298,727)  $ (315,628)
     Fully eligible plan participants              (87,707)     (204,958)        (76,926)    (179,765)
     Other active plan participants               (114,680)     (128,839)        (92,449)    (104,489)
                                                ------------   --------------------------- -------------
Total                                             (513,401)     (666,416)       (468,102)    (599,882)
Unrecognized net gain                             (178,002)      (40,528)       (212,950)     (56,160)
Unrecognized prior service cost                         --            --              --           --
Unrecognized transition obligation                 475,004       355,289         506,671      378,975
-------------------------------------------------------------------------------------------------------
ACCRUED POSTRETIREMENT BENEFIT COST              $(216,399)    $(351,655)     $ (174,381)  $ (277,067)
-------------------------------------------------------------------------------------------------------

The Corporation's actuary has estimated the net postretirement expense for 1997, 1996, 1995 for each plan as follows:

                                               1997                 1996                  1995
                                        Health     Life      Health       Life     Health      Life
                                       ----------------------------------------------------------------
Service cost                           $ 8,745   $ 9,151    $  8,517    $ 8,912   $  6,907    $  8,098
Interest cost                           34,148    44,063      32,236     42,277     32,424      40,457
Actual return on plan assets                --        --          --         --         --          --
Amortization of transition obligation   31,667    23,686      31,667     23,686     31,667      23,686
Net amortization of prior service
     cost and net gain                  (9,443)       --      (9,129)        --    (11,511)       (674)
-------------------------------------------------------------------------------------------------------
NET POSTRETIREMENT EXPENSE             $65,117   $76,900    $ 63,291    $74,875   $ 59,487    $ 71,567
-------------------------------------------------------------------------------------------------------

For measurement purposes, a 9.0% annual rate of increase in the per capita cost of covered health care benefits is assumed for 1995, 8.5% for 1996, and 8.0% for 1997. The rate is assumed to decrease gradually to 5.0% by 2003 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would not have a significant impact. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.00% for 1997 and 7.50% for 1996.

Page 30  Pocahontas Bankshares Corporation

The Corporation maintains a qualified 401(k) retirement savings plan. All full time employees are eligible to participate on a voluntary basis, after completing their first year of service. All employees may elect to make pretax contributions up to a maximum of fifteen percent (15%) of their salary, which is matched fifty percent (50%) by the Corporation. Total amounts charged to operating expense for payments pursuant to this plan were approximately $99,000 in 1997, $88,000 in 1996 and $82,000 in 1995.

8.  Income Taxes

The provision for income taxes consisted of the following:

                                                          Years Ended December 31,
                                                    ------------------------------------
Tax provision attributed to income from operations     1997         1996        1995
                                                    ------------------------------------
                                                          (Dollars in Thousands)
   Federal
      Current                                         $1,342       $1,225      $1,087
      Deferred                                           (31)         (46)        (46)
   State
      Current                                            344          278         301
-----------------------------------------------------------------------------------------
INCOME TAX PROVISION                                  $1,655       $1,457      $1,342
-----------------------------------------------------------------------------------------

The components of deferred tax assets and liabilities at December 31, 1997 and 1996 were as follows:

                                                            1997         1996
                                                      -----------------------------
                                                          (Dollars in Thousands)
Foreclosures                                              $    61          54
Provision for loan losses                                     665         641
Marketable equity securities                                  126         229
Capital loss carryforward                                      93          --
Unrealized loss on securities available for sale               --          17
Other net                                                      93          91
                                                      -----------------------------
    Gross deferred tax assets                               1,038       1,032
                                                      -----------------------------
Depreciation                                                  127         125
Unrealized gains on securities available for sale              72          --
                                                      -----------------------------
   Gross deferred tax liabilities                             199         125
                                                      -----------------------------
Valuation allowance                                           219         229
-----------------------------------------------------------------------------------
NET DEFERRED TAX ASSETS                                   $   620     $   678
-----------------------------------------------------------------------------------


A valuation allowance was established for the "temporary" and "other than temporary" writedowns of marketable equity securities because their recognition is limited to future capital gains generated by the Corporation. No tax benefit has been recognized in the financial statements for the writedowns.

The principal differences between the effective tax rate and the federal statutory rate was as follows:

                                                              Years Ended December 31,
                                                   -----------------------------------------------
                                                          1997          1996           1995
                                                   -----------------------------------------------
                                                               (Dollars in Thousands)
                                                      Amount    %    Amount   %    Amount    %
                                                   -----------------------------------------------
Provision at statutory rate                          $ 1,583   34   $ 1,458  34   $ 1,277   34
Tax-exempt interest income from certain investment
   securities and loans                                 (214)  (4)     (200) (5)     (203)  (5)
State income tax expense, net of federal benefit         228    5       177   4       198    5
Nondeductible (income) expense                            58    1        22   1        70    2
--------------------------------------------------------------------------------------------------
APPLICABLE INCOME TAXES                              $ 1,655   36   $ 1,457  34   $ 1,342   36
--------------------------------------------------------------------------------------------------

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

10.  Financial Instruments, Concentrations of Credit and Fair Values

The subsidiaries of the Corporation are parties to various financial instruments with off-balance sheet risk arising in the normal course of business to meet the financing needs of their customers. Those financial instruments include
commitments to extend credit and standby letters of credit.    These commitments
include standby letters of credit of approximately $1,072,000 at December 31, 1997 and $919,000 at December 31, 1996. These instruments contain various elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. Additionally, certain off-balance sheet items of approximately $24,909,000 at December 31, 1997, and $24,474,000 at December 31, 1996, comprised primarily of unfunded loan commitments, have an estimated fair value that is not materially different from the notional amount.

The subsidiaries' exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is the contractual amount of those instruments. The subsidiaries use the same credit policies in making commitments and conditional obligations that they do for on-balance sheet instruments.

The Corporation's subsidiaries grant various types of credit including, but not limited to, agriculture, commercial, consumer, and residential loans to customers primarily located throughout southern West Virginia and southwestern Virginia. Each customer's creditworthiness is examined on a case by case basis. The amount of collateral obtained, if any, is determined by management's credit evaluation of the customer. Collateral held varies, but may include property, accounts receivable, inventory, plant and equipment, securities, or other income producing property. Although the loan portfolio is generally well diversified and geographically dispersed within the region, aggregate loans to three specific lines of business represent greater than 25% of the Corporation's equity. These lines of business are Coal, Hotel/Motel, and Health Care. Although none of these industries represent more than 10% of the total loan portfolio, management closely monitors these lines. Within each specific industry, borrowers are well diversified as to specialty, service, or other unique feature of the overall industry. A substantial portion of the customers' ability to honor their contractual commitment is largely dependent upon the economic conditions of the respective industry and overall economic conditions of the region.

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," (SFAS 107), requires the disclosure of the estimated fair value of on and off-balance sheet financial instruments. For the Corporation, as for most financial institutions, approximately 95% of its assets and liabilities are considered financial instruments as defined by SFAS 107. Most of the Corporation's financial instruments, however, lack an available trading market characterized by a willing buyer and a willing seller engaging in an exchange transaction. It is also


Page 32 Pocahontas Bankshares Corporation the Corporation's general practice and intent to hold its financial instruments to maturity and not to engage in trading or sales activities. Therefore, significant estimations and present value calculations were used by the Corporation for the purposes of this disclosure.

Estimated fair values have been determined by the Corporation using the best available data and an estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates it is presumed that the estimated fair value generally approximated the recorded book balances. The estimated fair value and the recorded book balances at December 31, 1997 and 1996 was as follows:

                                       1997                      1996
                                    -----------------------------------------------
                                     Estimated   Carrying     Estimated   Carrying
                                    Fair Value    Amount      Fair Value   Amount
                                    -----------------------------------------------
                                    (Dollars in Thousands)    (Dollars in Thousands)
Assets:
Cash and due from banks               $  10,896   $  10,896     $ 14,403   $ 14,403
Federal funds sold                        3,400       3,400        5,750      5,750
Securities available for sale            36,177      36,177       26,438     26,438
Securities held to maturity              17,516      17,334       39,218     39,062
Net loans                               198,345     194,724      180,235    177,716

Liabilities:
Deposits with no stated maturities    $ 143,192   $ 143,192     $143,532   $143,532
Deposits with stated maturities          90,003      89,145       92,914     93,190
Short-term borrowings                    17,038      17,038       16,270     16,270

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

Under applicable Federal laws, the Comptroller of the Currency, the primary regulator of First Century Bank, N.A., restricts the total dividend payments of a national bank in any calendar year


                                      Pocahontas Bankshares Corporation  Page 33
to the net profits of that year, as defined, combined with the retained net profits of the two preceding years. At December 31, 1997, retained net profits for the years 1997 and 1996, which were free of such regulatory restrictions were approximately $2,609,000.

Under applicable laws of the Commonwealth of Virginia, the Commissioner of Financial Institutions, the primary regulator of First Century Bank, restricts the dividend payment of a newly chartered institution, until any deficit in capital funds originally paid in are restored by earnings to their initial level. First Century Bank, N.A. fully restored its initial capital level by earnings in 1997.

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and its subsidiaries to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Corporation and each of its subsidiaries meet all capital adequacy requirements to which they are subject.

As of December 31, 1997, First Century Bank, N.A., and First Century Bank have each received notification from their respective regulators that they are well-capitalized under the regulatory framework for prompt corrective action. To be adequately capitalized, minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table must be maintained. There are no conditions or events since the recent notifications that management believes have changed the institutions' categories.


Page 34  Pocahontas Bankshares Corporation

                                                                                                To Be Well
                                                                                             Capitalized Under
                                                                         For Capital         Prompt Corrective
                                                    Actual            Adequacy Purposes      Action Provisions
                                            -------------------       ------------------     -------------------
                                                Amount    Ratio         Amount     Ratio        Amount    Ratio
                                            ----------------------------------------------------------------------
As of December 31, 1997:
   Total Capital (to Risk Weighted Assets):
      Consolidated                              $28,470  14.05%       > $16,205   >8.00%
                                                                      -           -
      First Century Bank, N.A.                  $24,408  13.71%       > $14,245   >8.00%      >$17,806   >10.00%
                                                                      -           -           -          -
      First Century Bank                         $3,526  13.95%       > $ 2,021   >8.00%      >$ 2,527   >10.00%
                                                                      -           -           -          -
   Tier I Capital (to Risk Weighted Assets):
      Consolidated                              $26,100  12.88%       > $ 8,103   >4.00%
                                                                      -           -
      First Century Bank, N.A.                  $22,358  12.56%       > $ 7,122   >4.00%      >$10,684   > 6.00%
                                                                      -           -           -          -
      First Century Bank                         $3,210  12.70%       > $ 1,011   >4.00%      >$ 1,516   > 6.00%
                                                                      -           -           -          -
   Tier I Capital (to Average Assets):
      Consolidated                              $26,100   9.46%       > $11,033   >4.00%
                                                                      -           -
      First Century Bank, N.A.                  $22,358   9.23%       > $ 9,689   >4.00%      >$12,111   > 5.00%
                                                                      -           -           -          -
      First Century Bank                        $ 3,210   8.77%       > $ 1,464   >4.00%      >$ 1,830   > 5.00%
                                                                      -           -           -          -

                                                                                                To Be Well
                                                                                             Capitalized Under
                                                                         For Capital         Prompt Corrective
                                                    Actual            Adequacy Purposes      Action Provisions
                                            -------------------       ------------------     -------------------
                                                Amount    Ratio         Amount     Ratio        Amount    Ratio
                                            ----------------------------------------------------------------------
As of December 31, 1996:
   Total Capital (to Risk Weighted Assets):
      Consolidated                              $26,510  13.97%       > $15,181   >8.00%
                                                                      -           -
      First Century Bank, N.A.                  $22,844  13.80%       > $13,242   >8.00%      >$16,552   >10.00%
                                                                      -           -           -          -
      First Century Bank                        $ 3,081  12.70%       > $ 1,940   >8.00%      >$ 2,425   >10.00%
                                                                      -           -           -          -
   Tier I Capital (to Risk Weighted Assets):
      Consolidated                              $24,270  12.79%       > $ 7,590   >4.00%
                                                                      -           -
      First Century Bank, N.A.                  $20,884  12.62%       > $ 6,621   >4.00%      >$ 9,931   > 6.00%
                                                                      -           -           -          -
      First Century Bank                        $ 2,801  11.55%       > $   970   >4.00%      >$ 1,455   > 6.00%
                                                                      -           -           -          -
   Tier I Capital (to Average Assets):
      Consolidated                              $24,270   8.85%       > $10,971   >4.00%
                                                                      -           -
      First Century Bank, N.A.                  $20,884   8.63%       > $ 9,681   >4.00%      >$12,101   > 5.00%
                                                                      -           -           -          -
      First Century Bank                        $ 2,801   8.36%       > $ 1,340   >4.00%      >$ 1,675   > 5.00%
                                                                      -           -           -          -


                                      Pocahontas Bankshares Corporation  Page 35

12.   Short-term Borrowings

Short-term borrowings consist of treasury tax and loan deposits, which are generally repaid within 30 days from the transaction date, and securities sold under agreements to repurchase. Securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                      1997                 1996
                                                   -------------------------------
                                                       (Dollars in Thousands)
Average balance during the year                    $ 13,589              $10,104
Average interest rate during the year                   3.93%                3.66%
Maximum month-end balance during the year          $ 18,783              $14,514

13.   Quarterly Financial Data (Unaudited)

The summary financial data by quarter for the years ended December 31, 1997, 1996 and 1995 was as follows:

                                                                Quarter Ended
                                            Mar. 31       June 30         Sept. 30        Dec. 31
                                         ----------------------------------------------------------
                                                (Dollars in Thousands, Except Per Share Data)
1997
Interest income                             $ 5,269        $ 5,442         $ 5,479         $ 5,627
Net interest income                           2,874          3,161           3,137           3,266
Provision for possible loan losses              141            238             204             108
Securities gains (losses)                        --           (59)              --              --
Income before taxes                             902          1,262           1,249           1,244
Net income                                      605            799             817             781
---------------------------------------------------------------------------------------------------
NET INCOME PER SHARE                        $  0.30        $  0.40         $  0.41         $  0.39
---------------------------------------------------------------------------------------------------

1996
Interest income                             $ 5,182        $ 5,278         $ 5,320         $ 5,289
Net interest income                           2,819          2,929           2,944           2,896
Provision for possible loan losses              109            257              82             196
Securities gains (losses)                        --             --               1              --
Income before taxes                             988          1,063           1,148           1,088
Net income                                      648            712             742             728
---------------------------------------------------------------------------------------------------
NET INCOME PER SHARE                        $  0.33        $  0.36         $  0.37         $  0.36
---------------------------------------------------------------------------------------------------

1995
Interest income                             $ 4,960        $ 5,164         $ 5,235         $ 5,298
Net interest income                           2,890          2,942           2,873           2,900
Provision for possible loan losses              101            245             311             182
Securities gains (losses)                        --             --              --             341
Income before taxes                           1,033            980             974             769
Net income                                      706            656             639             413
---------------------------------------------------------------------------------------------------
NET INCOME PER SHARE                        $  0.35        $  0.33         $  0.32         $ 0.21
---------------------------------------------------------------------------------------------------


Page 36  Pocahontas Bankshares Corporation

14.   Parent Company Financial Data

Condensed financial information of Pocahontas Bankshares Corporation (parent company only) is presented below:

STATEMENTS OF FINANCIAL CONDITION

                                                                            December 31,
                                                               -------------------------------------
                                                                   1997                     1996
                                                               -------------------------------------
Assets:                                                               (Dollars in Thousands)
Cash                                                              $   222                 $    287
Investment in subsidiaries at equity                               26,057                   24,031
Other assets                                                          429                      339
----------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                      $26,708                 $ 24,657
----------------------------------------------------------------------------------------------------
Liabilities:
Other liabilities                                                 $   119                 $     28
                                                               -------------------------------------
TOTAL LIABILITIES                                                     119                       28
                                                               -------------------------------------
Stockholders' Equity:
Common stock -$1.25 par value; shares issued and outstanding:
     2,000,000 at December 31, 1997 and December 31, 1996           2,500                    2,500
Paid-in capital                                                       785                      785
Retained earnings                                                  23,304                   21,344
----------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                         26,589                   24,629
----------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $26,708                 $ 24,657
----------------------------------------------------------------------------------------------------

STATEMENTS OF INCOME
                                                         Years ended December 31,
                                                  --------------------------------------
                                                      1997          1996         1995
                                                  --------------------------------------
                                                         (Dollars in Thousands)
Income:
   Dividends from subsidiary banks                   $  1,300      $ 1,350      $2,400
                                                  --------------------------------------
TOTAL INCOME                                            1,300        1,350       2,400
                                                  --------------------------------------
Expenses:
   Interest on long-term borrowings                        --           --          56
   Other                                                   33           64          37
                                                  --------------------------------------
TOTAL EXPENSES                                             33           64          93
                                                  --------------------------------------
Applicable income taxes (benefits)                                      (9)        (24)
Income before equity in undistributed
   net income of subsidiaries                           1,234        1,295       2,331
Equity in undistributed net income of subsidiaries      1,768        1,535          83
---------------------------------------------------------------------------------------
NET INCOME                                           $  3,002      $ 2,830      $2,414
---------------------------------------------------------------------------------------

STATEMENT OF CASH FLOWS
                                                                       Years ended December 31,
                                                                    --------------------------------
                                                                         1997     1996      1995
                                                                    --------------------------------
                                                                       (Dollars in Thousands)
Cash flows from operating activities
Net income                                                            $ 3,002   $ 2,830   $ 2,414
Adjustments to reconcile net income to net cash
Provided by operating activities:
   Equity in undistributed net income of subsidiaries                  (1,768)   (1,535)      (83)
   Other adjustments, net                                                   1        (2)       (6)
                                                                    --------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                               1,235     1,293     2,325
                                                                    --------------------------------
Cash flows from financing activities
   Principal repayments of long term debt                                  --        --    (1,200)
   Cash dividends paid                                                 (1,300)   (1,210)   (1,100)
                                                                    --------------------------------
NET CASH USED BY FINANCING ACTIVITIES                                  (1,300)   (1,210)   (2,300)
                                                                    --------------------------------
Net increase (decrease) in cash                                           (65)       83        25
Cash at January 1,                                                        287       204       179
----------------------------------------------------------------------------------------------------
Cash at December 31,                                                  $   222   $   287   $   204
----------------------------------------------------------------------------------------------------
Supplemental disclosures of cash flow information:
Cash paid during the year for:
   Interest                                                           $    --   $    --   $    56
   Income taxes                                                       $ 1,369   $ 1,751   $ 1,456


                                      Pocahontas Bankshares Corporation  Page 37

Report of Independent Accountants

The Board of Directors and Stockholders
Pocahontas Bankshares Corporation:

We have audited the accompanying consolidated statements of financial condition of Pocahontas Bankshares Corporation and Subsidiaries (the "Corporation") as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pocahontas Bankshares Corporation and Subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/ Coopers & Lybrand

Charlotte, North Carolina
January 30, 1998


Page 38  Pocahontas Bankshares Corporation

                              BOARDS OF DIRECTORS
================================================================================

                       POCAHONTAS BANKSHARES CORPORATION
--------------------------------------------------------------------------------
EUSTACE FREDERICK
Retired, Senior Vice President-
Mining, Consolidation Coal Co.,
Southern Appalachia Region

B. L. JACKSON, JR.
Chairman of the Board
Pocahontas Bankshares
Corporation

ROBERT M. JONES, JR., M.D.
Physician

HAROLD LEE MILLER, JR.
Retired, President
Flat Top Insurance Agency

CHARLES A. PETERS
President,
Peters Equipment, Inc.
Secretary, Pocahontas
Bankshares Corporation

C. E. RICHNER
President
C. E. Richner Drilling Co.

BYRON K. SATTERFIELD
Executive Vice President &
Trust Officer, First Century
Bank, N.A.

JOHN C. SHOTT
Chairman of the Board
Paper Supply Company

SCOTT H. SHOTT
Shott Foundation

WALTER L. SOWERS
President
Pemco Corporation

J. BROOKINS TAYLOR, M.D.
Physician

JAMES P. THOMAS, M.D.
Retired, Physician and Surgeon

FRANK W. WILKINSON
Vice President, Marketing and
Branch Administration,
First Century Bank, N.A.

R. W. WILKINSON
President & Chief Executive
Officer, Pocahontas Bankshares
Corporation,
First Century Bank, N.A.
Chairman, First Century Bank



                           FIRST CENTURY BANK, N.A.
--------------------------------------------------------------------------------

EUSTACE FREDERICK
Retired, Senior Vice President-
Mining, Consolidation Coal Co.,
Southern Appalachia Region

B. L. JACKSON, JR.
Chairman of the Board
Pocahontas Bankshares
Corporation

ROBERT M. JONES, JR.
Physician

HAROLD LEE MILLER, JR.
Retired, President
Flat Top Insurance Agency

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

JOHN  H. SHOTT
Attorney

SCOTT H. SHOTT
Shott Foundation

WALTER L. SOWERS
President, Pemco Corporation

WILLIAM CHANDLER SWOPE
President
Swope Construction
Services, Inc.

J. BROOKINS TAYLOR, M.D.
Physician

JAMES P. THOMAS, M.D.
Retired, Physician and Surgeon

FRANK W. WILKINSON
Vice President, Marketing and
Branch Administration,
First Century Bank, N.A.

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

FRANK W. WILKINSON
Vice President, Marketing and
Branch Administration,
First Century Bank, N.A.

R. W. WILKINSON
President & Chief Executive
Officer, Pocahontas Bankshares
Corporation, First Century Bank, N.A.
Chairman, First Century Bank

DENNIS WORRELL
Partner, Worrell Exxon &
Owner, D & T Car Wash


                               FIRST CENTURY BANK
-------------------------------------------------------------------------------
J.J. BOOKER, III, M.D.
Physician

JAMES W. CAUDILL
President, R.P. Johnson & Sons

ROBERT T. DUPUIS
President, P & T Products, Inc.

JEFFERY L. FORLINES
Chief Executive Officer, First
Century Bank

STEPHEN A. LESTER
Ewald-Lester Insurance
Agency, Inc.

FRANK W. WILKINSON
Vice President, Marketing and
Branch Administration,
First Century Bank, N.A.

R. W. WILKINSON
President & Chief Executive
Officer, Pocahontas Bankshares
Corporation,
First Century Bank, N.A.
Chairman, First Century Bank





                                    Pocahontas Bankshares Corporaiton    Page 39

                                   OFFICERS
================================================================================

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

ADMINISTRATION
--------------

R. W. WILKINSON
President &
Chief Executive Officer

J. RONALD HYPES
Vice President & Comptroller

WAYNE L. BLEVINS
Assistant Comptroller

BARBARA MOORE-RAY
Community
Development Officer

KENNETH W. BEARD
Vice President &
Compliance Officer

ZELLA W. DILLON
Auditor

LISA A. KEENE
Training Director

BARRY W. WHITT
Loan Review Officer


BRANCH ADMINISTRATION
---------------------

FRANK W. WILKINSON
Vice President, Marketing and
Branch Administration

JOHN D. LAY
Vice President, Wyoming County
Area

RANDALL PRICE
Vice President,
Corporate Development

ANGELA M. JAMES
Assistant Cashier

KAREN KIDD
Assistant Cashier

REVONDA D. HELMS
Assistant Cashier

JUANITA GROWE
Branch Manager, Pineville
Branch

JEAN STANLEY
Assistant Cashier

RHONDA G. SUTHERLAND
Assistant Cashier

RITA TOLER
Assistant Cashier, Oceana Office


LOANS
-----

R. S. KENNETT
Senior Vice President, Loans

GARNETT L. LITTLE
Vice President, Loans

HAL ABSHER
Director of Secondary
Mortgage Lending

ROBERT SEXTON
Manager, Consumer Loans

MARSHALL V. LYTTON
Vice President, Loan Officer

DEBRA BRUNTY
Manager, Consumer Loans,
Wyoming County Area

JAMES GOODWIN
Loan Officer
Princeton Office

CHRISTOPHER W. NIPPER
Loan Officer, College Avenue
Office

CHARLES LESTER
Collection Officer and
Loan Officer

SHELA D. FORTNER
Consumer Loan Officer
Pineville Office

CHARLENE MAYNARD
Consumer Loan Officer
Oceana Office

OPERATIONS
-----------

W. E. ALBERT
Vice President & Cashier

JACK M. FORBES
Assistant Vice
President, Transit

ERWIN C. BROWNING
Assistant Vice President &
Security Officer

NINA C. CROCKETT
Manager, Administrative Support
Group

CHRISTINA H. NAYLOR
Teller Operations Manager

MARTHA COOPER
Assistant Cashier

HAROLD MITCHELL
Assistant Cashier

REBECCA LYNN DANIELS
Assistant Cashier, Wyoming
County Operations


TRUST
-----

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

JEFFERY L. FORLINES
President &
Chief Executive Officer

W. EDWARD SMITH
Assistant Vice President

JAMES B. LITTON
Vice President & Security
Officer, Wytheville Office

ZERNA FELTS
Branch and Security Officer, Fort
Chiswell Office




Page 40     Pocahontas Bankshares Corporation

                            First Century Bank, N.A.

                               500 Federal Street
                              Bluefield, WV 24701
                                 (304) 325-8181

                               525 Federal Street
                              Bluefield, WV 24701
                                 (304) 325-6600

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
                                 (540) 637-3100


                                      Pocahontas Bankshares Corporation  Page 41