Form 10-K405, Exhibit 13
period 1998-12-31
POCAHONTAS BANKSHARES CORP
filed 1999-03-29
CIK 723594

                                                         1998 Annual Report









                                                         [Logo Pocahontas
                                                               Bankshares
                                                               Corporation]

Common Shares
Common shares are not traded on any stock exchange nor over-the-counter.

Stockholder Inquiries
Communications regarding transfer requirements and lost certificates should be directed to the transfer agent.

Transfer Agent/Registrar
First Century Bank, N.A., Stock Transfer Department, Trust Division, P.O. Box 1559, Bluefield, WV 24701.

Form 10-K Information

Copies of the Pocahontas Bankshares Corporation's Annual Report to the Securities and Exchange Commission, Form 10K, may be obtained by writing
J. Ronald Hypes, Treasurer, Pocahontas Bankshares Corporation, P.O. Box 1559, Bluefield, WV 24701.

Annual Meeting

The annual meeting of the stockholders will be held at 11:00 AM,Tuesday, April 20, 1999, at Fincastle Country Club, Bluefield, Virginia. All stockholders are cordially invited to attend.



                               Table of Contents


Financial Highlights.............................................   1
Letter to the Stockholders.......................................   2
Management's Discussion and Analysis of Financial Condition
  and Results of Operation.......................................   3
Consolidated Statements of Financial Condition...................  20
Consolidated Statements of Income and Comprehensive Income.......  21
Consolidated Statements of Cash Flows............................  22
Consolidated Statements of Changes in Stockholders' Equity.......  23
Notes to Consolidated Financial Statements.......................  24
Report of Independent Accountants................................  42
Boards of Directors..............................................  43
Corporate and Bank Officers......................................  44
Pocahontas Bankshares Corporation Subsidiaries......Inside back cover

                                                                  Financial
                                                                  Highlights


                                          1998          1997          1996
                                  ---------------------------------------------
                                  (Dollars in Thousands, Except Per Share Data)
-------------------------------------------------------------------------------
FOR THE YEAR

 Total operating income                 $ 25,239      $ 24,118      $ 23,076
 Total operating expense                  20,223        19,461        18,789
 Net income                                3,201         3,002         2,830
 Cash dividends declared                   1,500         1,300         1,210
-------------------------------------------------------------------------------
AT YEAR END

 Assets                                 $294,579      $276,747      $278,572
 Deposits                                251,728       232,337       236,722
 Loans                                   202,214       197,094       179,956
 Securities                               60,936        53,511        65,500
 Stockholders' equity                     28,503        26,589        24,629
-------------------------------------------------------------------------------
PER COMMON SHARE

 Net income, basic and diluted             $1.60      $   1.50      $   1.42
 Cash dividends declared                   0.750         0.650         0.605
 Book value                                14.25         13.29         12.31



                 LOANS                              ASSETS
            ($ in millions)                     ($ in millions)


         [Graph appears here]                 [Graph appears here]

     -------------------------              -------------------------
        1996     1997    1998                  1996     1997    1998
     -------------------------              -------------------------
       179.9    197.1   202.2                 278.6    276.7   294.6


                DEPOSITS                        BOOK VALUE PER SHARE
            ($ in millions)                     ($ per common share)


         [Graph appears here]                 [Graph appears here]

     -------------------------              -------------------------
        1996     1997    1998                  1996     1997    1998
     -------------------------              -------------------------
       236.7    232.3   251.7                  12.31    13.29  14.25


                                      Pocahontas Bankshares Corporation   Page 1

Letter to the
Stockholders

To Our Stockholders, Customers, and Friends:

  The directors, officers and employees of Pocahontas Bankshares Corporation and its wholly owned subsidiaries, First Century Bank, N.A. and First Century Bank, are pleased to present this Annual Report for 1998.

  Pocahontas Bankshares Corporation had the most profitable year in its history with net income of $3,201,000. This represented an increase for 1998 of 6.6% over the previous year. On a per share basis, net income rose to $1.60 compared to $1.50 the previous year. Total assets were $294,579,000, up from $276,747,000 a year ago. This represented an increase of 6.4% in total assets. The return on average assets for 1998 was 1.10%, and the return on average equity was 11.61%. Although slightly below our peers, these performance ratios continue to improve through our efforts to expand our customer base and maintain high asset quality standards.

  Pocahontas Bankshares has continued to operate First Century Bank, N.A., a national association in West Virginia and First Century Bank, a state-chartered bank in Virginia. Management is pleased with the continued contribution of the Virginia bank, both in asset growth and earnings. Our Virginia Bank is now approximately $40 million in total assets. Both banks continued to improve earnings and asset quality, which was reflected in the performance of the Corporation in 1998.

  Pocahontas Bankshares Corporation closed the transaction with First American Federal Savings Bank of Roanoke to acquire our Bluefield, Virginia location onApril 3, 1998.We have been pleased with our progress in Tazewell County, but we ask for your continued support at this location. The staff is ready, and waiting to serve you. We look to continue to expand our presence in Tazewell County, Virginia.

  In continuing our commitment to expand our customer base, your board of directors approved the acquisition of the First National Bank of Hinton Division of City National Bank of West Virginia in December 1998. The Hinton Office has total deposits of $60 million. When we close this transaction during the second quarter of 1999, Pocahontas will have total assets of approximately $360 million. Management is extremely pleased to be expanding into Summers County, West Virginia.

  Pocahontas Bankshares Corporation is continuing to look for expansion opportunities in both West Virginia and Virginia. We will consider possible associations with other financial institutions; and, as we have done in the past, will open new offices in locations where we feel we can give quality service to our present and future customers.

  During 1998, your Corporation continued its readiness for the Year 2000. We are in the process of testing all our mission critical systems, and writing contingency plans for back-up support. We are following guidelines set forth by our regulatory supervisors, and we anticipate being operational when the new year arrives. We will keep you posted on our progress.

  We believe we are positioned for the future to continue to provide quality banking services to the customers of our region. If you feel we could better serve you, please let us know. We ask for your continued support of Pocahontas Bankshares Corporation and its banking subsidiaries as we continue to deliver "The experience you expect, the service you deserve." Your confidence and continued support are greatly appreciated.


Sincerely,

/s/ R.  W. Wilkinson

R.  W. "Buz" Wilkinson

Page 2  Pocahontas Bankshares Corporation

Management's
Discussion and
Analysis of
Financial
Condition and
Results of
Operations

AVERAGE STATEMENTS OF CONDITION AND NET INTEREST DIFFERENTIAL


                                                         1998                         1997                         1996
                                             -------------------------------------------------------------------------------------
                                                                             (Dollars in Thousands)
                                             Average    Income/  Yield/    Average   Income/  Yield/    Average   Income/  Yield/
ASSETS:                                      Balance    Expense   Rate     Balance   Expense   Rate     Balance   Expense   Rate
                                             -------------------------------------------------------------------------------------
Interest-bearing deposits with banks         $  3,750   $   196    5.23%  $  1,563   $    86    5.50%  $  2,009   $   106    5.28%
Securities available for sale
  and other equity securities:
U. S. Government securities                    18,439     1,116    6.05%    18,326     1,109    6.05%     5,138       299    5.82%
U. S. Government agency securities             20,306     1,296    6.38%    11,587       766    6.61%     3,458       228    6.59%
Other securities                                2,572       169    6.57%     4,506       302    6.70%     5,426       377    6.95%
                                             -------------------------------------------------------------------------------------
 Total securities available for sale           41,317     2,581    6.25%    34,419     2,177    6.32%    14,022       904    6.45%
                                             -------------------------------------------------------------------------------------
Securities held to maturity:
U. S. Government securities                     2,307       122    5.29%     7,796       428    5.49%    24,549     1,279    5.21%
U. S. Government agency securities              4,662       273    5.86%    13,369       875    6.54%    18,513     1,185    6.40%
State and Municipal securities                  6,752       354    5.24%     6,375       403    6.32%     5,563       382    6.87%
Other securities                                  129         9    6.98%       501        31    6.19%     1,037        64    6.17%
                                             -------------------------------------------------------------------------------------
 Total securities held to maturity             13,850       758    5.47%    28,041     1,737    6.19%    49,662     2,910    5.86%
                                             -------------------------------------------------------------------------------------
Federal funds sold                              7,158       384    5.36%     3,769       207    5.49%     5,918       312    5.27%
Loans                                         201,059    18,616    9.26%   185,986    17,504    9.41%   180,341    16,752    9.29%
                                             -------------------------------------------------------------------------------------
Total interestearning assets                  267,134    22,535    8.44%   253,778    21,711    8.56%   251,952    20,984    8.33%
                                             -------------------------------------------------------------------------------------
Allowance for loan losses                      (2,472)                      (2,273)                      (2,150)
Cash and due from banks--demand                10,047                        9,650                        8,994
Premises and equipment--net                     9,147                        8,562                        6,914
Other assets                                    6,765                        6,454                        6,159
------------------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                 $290,621                     $276,171                     $271,869
------------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS'
  EQUITY:
Interestbearing demand deposits              $ 57,317     1,838    3.21%  $ 52,849     1,751    3.31%  $ 49,685     1,670    3.36%
Savings deposits                               63,687     2,305    3.62%    63,591     2,308    3.63%    64,703     2,360    3.65%
Time deposits                                  96,118     5,059    5.26%    89,837     4,700    5.23%    93,612     5,023    5.37%
                                             -------------------------------------------------------------------------------------
Total interestbearing deposits                217,122     9,202    4.24%   206,277     8,759    4.25%   208,000     9,053    4.35%
                                             -------------------------------------------------------------------------------------
Short-term debt                                16,300       661    4.06%    15,139       620    4.10%    11,265       428    3.80%
                                             -------------------------------------------------------------------------------------
Total interestbearing liabilities             233,422     9,863    4.23%   221,416     9,379    4.24%   219,265     9,481    4.32%
                                             -------------------------------------------------------------------------------------
Demand deposits                                27,618                       27,342                       26,832
Other liabilities                               2,018                        1,669                        1,695
                                             -------------------------------------------------------------------------------------
TOTAL LIABILITIES                             263,058                      250,427                      247,792
                                             -------------------------------------------------------------------------------------
Stockholders' equity                           27,563                       25,744                       23,897
                                             -------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                         $290,621                     $276,171                     $271,689
------------------------------------------------------------------------------------------------------------------------------------

Average rate paid to fund earning assets                           3.69%                        3.70%                        3.76%
------------------------------------------------------------------------------------------------------------------------------------

NET INTEREST DIFFERENTIAL                               $12,672    4.74%             $12,332    4.86%             $11,503    4.57%
------------------------------------------------------------------------------------------------------------------------------------


 For purposes of this schedule, interest on nonaccrual loans have been included only to the extent reflected in the income statement. However, the nonaccrual loan balance is included in the average amount outstanding. Income on loans includes loan fees of $216,000 in 1998, $266,000 in 1997, and $165,000 in 1996.
 Average balances of securities available for sale are reported at amortized cost; excludes pretax unrealized gains of $298,000 in 1998, and unrealized losses of $156,000 in 1997 and $213,000 in 1996. Interest income on tax exempt securities is shown based on the actual yield.

VOLUME/RATE ANALYSIS

                                                                 Increase (Decrease) in Interest
                                ----------------------------------------------------------------------------------------------------

                                         1998 vs. 1997                      1997 vs. 1996                      1996 vs. 1995
                                ----------------------------------------------------------------------------------------------------

                                                                        (Dollars in Thousands)

                                      Due to Change in (1)               Due to Change in (1)              Due to Change in (1)
                                ----------------------------------------------------------------------------------------------------

Interest income on:             Volume       Rate      Total      Volume        Rate        Total     Volume      Rate     Total
                                ----------------------------------------------------------------------------------------------------

   Loans                        $1,407      $(295)    $1,112     $   528        $ 224     $   752     $ 475      $(289)   $ 186
   Securities available for
    sale and other equity
      securities                   434        (30)       404       1,303          (30)      1,273       606        (88)     518
   Securities held to maturity    (828)      (151)      (979)     (1,303)         130      (1,173)     (329)       151     (178)
   Federal funds sold              184         (7)       177        (116)          11        (105)     (165)       (54)    (219)
   Interest--bearing deposits
    with banks                     117         (7)       110         (24)           4         (20)       26         (6)      20
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST INCOME            1,314       (490)       824         388          339         727       613       (286)     327
-----------------------------------------------------------------------------------------------------------------------------------
Interest expense on:
   Interest--bearing demand
    deposits                       146        (59)        87          99          (18)         81        32        (22)      10
   Savings deposits                  3         (6)        (3)        (40)         (12)        (52)     (160)        18     (142)
   Time deposits                   330         29        359        (200)        (123)        323       408        174      582
   Short-term borrowings            47         (6)        41         153           39         192        68        (89)     (21)
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE             526        (42)       484          12         (114)       (102)      348         81      429
-----------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME             $  788      $(448)    $  340     $   376        $ 453     $   829     $ 265      $(367)   $(102)
-----------------------------------------------------------------------------------------------------------------------------------

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

During the fourth quarter of 1998, Bluefield entered into an agreement with City National Bank of West Virginia, Charleston, West Virginia ("CNB") to acquire the assets and assume the liabilities of CNB's Hinton, West Virginia branch. This banking office has approximately $60 million in deposits, and is a natural extension for the West Virginia subsidiary. It is anticipated that this transaction will be completed during the second quarter of 1999.

Management continues to evaluate its current corporate structure for ways to increase efficiency and reduce its overhead expenses. The commitment to streamline the operations of the Corporation is expected to result in continued improvement in its financial performance. Management also continues to seek and evaluate opportunities to increase its market share throughout the region.

Balance Sheet Analysis

Loans

The Corporation's primary use of funds is loan demand, its most profitable deployment of funds. Total loans increased $5.1 million or 2.6% in 1998 following a $17.1 million or 9.5% increase in 1997. Approximately half of this growth occurred during the fourth quarter when loans increased approximately $2.3 million, or 1.1%. Expanding affiliate markets have contributed to loan growth, however, competition in the marketplace is becoming very aggressive for the acquisition of new loans. At December 31, 1998, the loan portfolio comprised 74.8% of total interest-earning assets as compared to 77.0% of total interest-earning assets at December 31, 1997, and contributed 82.6% of total interest income in 1998, compared to 80.7% of total interest income in 1997. Loan demand was relatively strong through most of 1998, primarily in the consumer installment and the residential and commercial mortgage categories of the loan portfolio.


Page 4  Pocahontas Bankshares Corporation

AMOUNTS OF LOANS OUTSTANDING

                                                                                      Years Ended December 31,
                                                          ------------------------------------------------------------------------

                                                               1998           1997           1996                 1995       1994
                                                          ------------------------------------------------------------------------
                                                                                     (Dollars in Thousands)
Commercial, financial and agricultural                    $  42,584        $   46,012      $    44,209      $ 45,592      $ 46,173
Real estate--construction                                    10,369             8,068            5,603         3,541         2,202
Real estate--mortgage                                       119,076           116,728          105,564       102,178        97,020
Installment loans to individuals                             30,185            26,286           24,580        26,483        25,930
----------------------------------------------------------------------------------------------------------------------------------
TOTAL LOANS OUTSTANDING                                   $ 202,214        $  197,094      $   179,956      $177,794      $171,325
----------------------------------------------------------------------------------------------------------------------------------


MATURITY SCHEDULE OF LOANS

                                                                                  Remaining maturity at December 31, 1998
                                                                       -----------------------------------------------------------
                                                                                          (Dollars in Thousands)
                                                                             1 Year        1 to 5         After 5
                                                                            or Less         Years          Years         Total
                                                                       --------------------------------------------------------
Commercial, financial and agricultural                                     $  26,426        $10,334       $ 5,824      $ 42,584
Real estate--construction iduals                                               9,785             49           535        10,369
Real estate--mortgage                                                         22,187         45,583        51,306       119,076
Installment loans to individuals                                               7,043         21,858         1,284        30,185
-------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                      $  65,441        $77,824       $58,949      $202,214
-------------------------------------------------------------------------------------------------------------------------------
Loans with fixed interest rates                                            $  18,588        $61,466       $22,037      $102,091
Loans with floating interest rates                                            46,853         16,358        36,912       100,123
-------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                      $  65,441        $77,824       $58,949      $202,214
-------------------------------------------------------------------------------------------------------------------------------


NONPERFORMING ASSETS AND LOAN LOSS ANALYSIS

                                                               1998         1997        1996         1995        1994
                                                             -----------------------------------------------------------
                                                                                    (Dollars in Thousands)
Average amount of loans outstanding                          $201,059     $ 5,986     $180,341     $175,280    $177,888

Allowance for loan losses:
 Balance at beginning of the year                            $  2,370     $ 2,240     $  2,145     $  1,985       1,858
 Loans charged off
  Commercial, financial and agricultural                          66          337          135          225         270
  Real estate--construction                                       --          --           --           --          --
  Real estate--mortgage                                           58            9          140          235         438
  Installment loans to individuals                               316          266          297          254         165
                                                             -----------------------------------------------------------
TOTAL LOANS CHARGED OFF                                          440          612          572          714         873
                                                             -----------------------------------------------------------
 Loan recoveries
  Commercial, financial and agricultural                          26            3            3            8         577
  Real estate--construction                                       --           --           --           --          --
  Real estate--mortgage                                           --           31           --           --          14
  Installment loans to individuals                                33           17           20           27          14
                                                             -----------------------------------------------------------
TOTAL LOAN RECOVERIES                                             59           51           23           35         605
                                                             -----------------------------------------------------------
 Net loans charged off                                           (381)       (561)        (549)        (679)       (268)
 Provision for loan losses                                        544         691          644          839         395
-------------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF THE YEAR                                   $  2,533     $ 2,370     $  2,240     $  2,145       1,985
-------------------------------------------------------------------------------------------------------------------------
Ratio of net loans charged off to average
loans outstanding                                                0.19%       0.30%       0.30%        0.39%       0.15%
Allowance at year end as a percent of loans                      1.25%       1.20%       1.24%        1.21%       1.15%
Provision for loan losses as a percent of loans                  0.27%       0.35%       0.36%        0.47%       0.23%
                                                             -----------------------------------------------------------
Nonperforming assets (at year end)
 Nonaccrual                                                  $  1,728         828      $1,398     $  3,194    $  1,564
 Past--due ninety days or more and still accruing                 273         165       1,427          781         536
Restructured loans                                                637         645          --           --          --
Other real estate owned                                           678         993       1,976        1,206         928
                                                             -----------------------------------------------------------
TOTAL NONPERFORMING ASSETS                                   $  3,316     $ 2,631      $4,801       $5,181       3,028
                                                             -----------------------------------------------------------
Nonperforming assets/total loans                                  1.6%        1.3%        2.7%         2.9%        1.8%
Nonperforming assets/total assets                                 1.1%        1.0%        1.7%         1.9%        1.2%
                                                             -----------------------------------------------------------


                                       Pocahontas Bankshares Corporation  Page 5

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES





                                           1998               1997                   1996                     1995
                                  --------------------------------------------------------------------------------------------
                                                                           (Dollars in Thousands)
                                             Percent                 Percent                 Percent                Percent
                                               of                     of                       of                     of
                                              Loans                  Loans                   Loans                   Loans
                                             in Each                in Each                 in Each                 in Each
                                           Category to            Category to             Category to             Category to
                                   Amount  Total Loans   Amount   Total Loans    Amount   Total Loans    Amount   Total Loans
-------------------------------------------------------------------------------------------------------------------------------
Commercial, financial and
 agricultural                     $  621     21.06%      $  392     23.35%       $  481     24.57%      $   443      25.64%
Real estateconstruction               --      5.13%          --      4.09%           --      3.11%           20       1.99%
Real estatemortgage                  332     58.88%         456     59.22%          239     58.66%          502      57.47%
Installment loans to
 individuals                         274     14.93%         250     13.34%          191     13.66%          290      14.90%
Unallocated                        1,306       N/A        1,272       N/A         1,329       N/A           890        N/A
-------------------------------------------------------------------------------------------------------------------------------
TOTAL                             $2,533    100.00%      $2,370    100.00%       $2,240    100.00%      $ 2,145     100.00%
-------------------------------------------------------------------------------------------------------------------------------


                                           1994
                                  ------------------------
                                                 Percent
                                                   of
                                                 Loans
                                                in Each
                                              Category to
                                   Amount     Total Loans
------------------------------------------------------------
Commercial, financial and
 agricultural                   $    594        26.95%
Real estateconstruction               30         1.29%
Real estatemortgage                  781        56.63%
Installment loans to
 individuals                         245        15.13%
Unallocated                          335          N/A
------------------------------------------------------------
TOTAL                           $  1,985       100.00%

During 1998, solicitation of small and middle-market companies within the Corporation's primary trade areas primarily accomplished the growth in the loan portfolio. Emphasis continued to be on strong local companies with known local management and excellent financial stability. Most of the commercial loans in
the portfolio were made at variable rates of interest.   Additionally, the
Corporation continued to make loans available to a growing retail marketplace. Consistent with management's philosophy on relationship banking, most borrowers are also depositors and utilize other banking services. The average yield of the loan portfolio decreased to an average rate of 9.26% in 1998 compared to 9.41% in 1997. This reflected the falling interest rate environment during the last half of 1998.

The commercial loan portfolio is generally diversified and geographically dispersed within the region. There are no concentrations of lines of business or industry that represent greater than 20% of the Corporation's equity. Within each specific industry, borrowers are diversified as to specialty, service or other unique feature of the overall industry. A substantial portion of the customers' ability to honor their contractual commitment is largely dependent upon the economic conditions of the respective industry and overall economic conditions of southern West Virginia and southwestern Virginia.

The consumer portion of the loan portfolio, which increased approximately 15% in 1998, consisted of both secured and unsecured loans made to individuals and families for various reasons including the purchase of automobiles, home improvements, educational expenses and other worthwhile purposes. The Corporation continues to carefully monitor the consumer sector as consumer bankruptcies continue to increase. If any major weakening in the economy occurs, the likelihood for increased volatility arises as consumers are servicing higher credit card and other installment borrowings.

Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total amount of commitments does not necessarily represent future cash requirements. The subsidiary banks had outstanding commitments to extend credit of approximately $28,875,000 at December 31, 1998, and $24,909,000 at December 31, 1997.

Nonperforming assets, including nonaccrual loans, loans past-due 90 days or more, restructured loans and other real estate owned, increased $685,000, or approximately 26%, from December 31, 1997 to December 31, 1998. This increase occurred primarily in the nonaccrual loan category as a result of the deterioration of a significant commercial loan. The Corporation's policy is to discontinue the accrual of interest on loans that are past due more than 90 days, unless such loans are well collateralized and in process of collection.



Page 6  Pocahontas Bankshares Corporation

Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment of principal or interest is in doubt. The Corporation's holdings of other real estate owned continued to decline in 1998. Other real estate decreased $315,000, or approximately 31.7% in 1998.

Management continues to enhance the methodology and procedures for determining the adequacy of the allowance for loan losses. The procedures that are utilized entail analyzing a loan "watch" list and assigning classifications to each loan, as set forth by the appropriate regulatory agency. Other real estate owned is also analyzed and assigned a classification. Subsequently, classified loans are categorized and allocated appropriate reserves. Other loans, more than 90 days past due and restructured loans, that have not been considered in the aforementioned procedures are assigned a classification of Substandard and are reserved for accordingly. The remaining portfolio is segregated into consumer, commercial, and residential real estate loans, and the historical net charge off percentage of each category is applied to the current amount outstanding in that category. Also, a review of concentrations of credit, classes of loans and pledged collateral is performed to determine the existence of any deterioration. In addition, volume and trends in delinquencies and nonaccruals, off-balance sheet credit risks, the loan portfolio composition, loan volume and maturity of the portfolio, national and local economic conditions and the experience, ability and depth of lending management and staff are given consideration.

The Corporation maintains, through its provision, an allowance for loan losses believed by management to be adequate to absorb potential credit losses inherent in the portfolio. In 1998, approximately $163,000 was added to the allowance for loan losses. The addition to the allowance for loan losses was primarily due to the growth in the loan portfolio during 1998. The allowance for loan losses was 1.25% of year-end loans in 1998 compared to 1.20% in 1997.

Securities

Securities, the second largest asset of the Corporation, increased by $7.4 million or 13.9% during 1998. At December 31, 1998, securities comprised 22.5% of total interest-earning assets compared to 20.9% of total interest-earning assets at December 31, 1997. The composition of the Corporation's securities portfolio reflects management's investment strategy of maximizing portfolio yields subject to risk and liquidity considerations. The primary objective of the Corporation's investment strategy is to maintain an appropriate level of asset liquidity and provide management a tool to assist in controlling and managing the Corporation's interest rate position while at the same time producing adequate levels of interest income. Management of the maturity of the portfolio is necessary to ensure adequate liquidity and manage interest rate risk. During 1998, in order to enhance liquidity, management continued its strategy of increasing the available for sale portfolio, as securities matured in the held to maturity portfolio. Management believes that the potential for increased loan demand requires maintaining the liquidity of the securities portfolio. Net unrealized gains in the held to maturity portfolio amounted to approximately $129,000 at December 31, 1998, compared to $182,000 in net unrealized gains at December 31, 1997. This indicates the effects of the declining rate environment during the last quarter of 1998 which were offset by the reduction in the held to maturity portfolio from $17,334,000 at December 31, 1997, to $13,957,000 at December 31, 1998.


                                       Pocahontas Bankshares Corporation  Page 7

SECURITIES



                                                                                                                 December 31,
                                                                                                           -----------------------
                                                                                                            1998     1997     1996
                                                                                                           -----------------------
                                                                                                            (Dollars in Thousands)
Securities available for sale
U. S. Government securities                                                                                $17,363  $19,287  $13,156

U. S. Government agency securities                                                                          27,793   13,304    7,999

Other securities                                                                                             1,823    3,586    5,283

------------------------------------------------------------------------------------------------------------------------------------

 TOTAL SECURITIES AVAILABLE FOR SALE                                                                       $46,979  $36,177  $26,438

------------------------------------------------------------------------------------------------------------------------------------

Securities held to maturity
U. S. Government securities                                                                                $ 2,005  $ 3,517  $15,580

U. S. Government agency securities                                                                           3,407    7,659   16,352

State, county and municipal securities                                                                       8,395    6,058    6,099

Other securities                                                                                               150      100    1,031

------------------------------------------------------------------------------------------------------------------------------------

 TOTAL SECURITIES HELD TO MATURITY                                                                         $13,957  $17,334  $39,062

------------------------------------------------------------------------------------------------------------------------------------



State, county and municipal securities contained no individual issues in excess of 10% of stockholders' equity.

MATURITIES OF SECURITIES HELD TO MATURITY

The following table shows the contractual maturities of securities held to maturity at December 31, 1998, and the weighted average yield of such securities:

                                                                      After One       After Five
                                                        Within        But Within      But Within        After
                                                       One year       Five Years      Ten Years       Ten Years        Total
                                                   -------------------------------------------------------------------------------
                                                    Amount  Yield   Amount  Yield   Amount  Yield   Amount  Yield   Amount   Yield
                                                   -------------------------------------------------------------------------------
                                                                                (Dollars in Thousands)
U. S. Government securities                         $2,005   5.20%  $   --     --       --     --       --     --   $ 2,005   5.20%
U. S. Government agency securities                   2,056   5.46%   1,351   5.88%      --     --       --     --     3,407   5.63%
State, county and municipal securities                 511   4.45%   3,367   5.03%  $4,237   5.13%    $280   5.69%    8,395   5.07%
Other securities                                        --     --       50   6.20%     100   7.35%      --     --       150   6.97%
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT
SECURITIES                                          $4,572   5.23%  $4,768   5.28%  $4,337   5.18%    $280   5.69%  $13,957   5.24%
-----------------------------------------------------------------------------------------------------------------------------------



Yields on tax-exempt obligations have not been computed on a tax equivalent basis.

As of December 31, 1998, the Corporation had an investment in a mutual fund comprised primarily of U.S. Agency mortgage-backed securities. The investment is classified as available for sale. The aggregate book and market value of this investment was $795,000 at December 31, 1998 and $2,558,000 at December 31, 1997. The mutual fund is composed primarily of GNMA and FNMA pools of mortgages that have weighted average maturities of approximately seven years. Management is not aware of any adverse information regarding this issue with regard to regulatory action, downgrading of debt ratings or cessation of dividends. During 1997, management began a strategy to reduce its position in this mutual fund.
As a result, approximately $34,000 in losses were recognized from the partial sale of the fund for the year ended December 31, 1998, and approximately $59,000 in losses were recognized for the year ended December 31, 1997.

Deposits

Deposits, the major source of funds, increased approximately $19.4 million or 8.3% in 1998, following a decrease of $4.4 million or 2.0% in 1997. Approximately $15 million of the 1998 increase was attributable to the acquisition of the Bluefield, Virginia branch assets and deposits of First American Federal Savings Bank, Roanoke, Virginia during the second quarter of 1998. The average rate paid on interest-bearing deposits in 1998 was 4.24% and 4.25% in 1997. Fierce competition for deposits continues among commercial


Page 8 Pocahontas Bankshares Corporation banks, savings banks, thrift institutions, credit unions, mutual funds, brokerage houses, insurance companies, and certain national retailers. Despite this intense competition, management continues to evaluate pricing strategies that will insure the Corporation's long-term benefit of maintaining market share without sacrificing the Corporation's profitability.


AVERAGE DEPOSITS

                                                                              1998              1997                  1996
                                                                            Average            Average               Average
                                                                        -----------------------------------------------------------
                                                                         Amount   Rate    Amount     Rate       Amount       Rate
                                                                        -----------------------------------------------------------
                                                                                          (Dollars in Thousands)
Noninterestbearing demand deposits                                      $ 27,618   N/A   $ 27,342      N/A       $ 26,832      N/A
Interestbearing demand deposits                                           57,317  3.21%    52,849     3.31%        49,865     3.36%
Savings deposits                                                          63,687  3.62%    63,591     3.63%        64,703     3.65%
Time deposits                                                             96,118  5.26%    89,837     5.23%        93,612     5.37%
------------------------------------------------------------------------------------------------------------------------------------

TOTAL AVERAGE DEPOSITS                                                  $244,740  3.76%  $233,619     3.75%      $235,012     3.85%
------------------------------------------------------------------------------------------------------------------------------------



There are no foreign offices. Average balances are computed on daily balances.


MATURITIES OF TIME CERTIFICATES OF DEPOSIT OF $100,000 OR MORE




                                                                                                               December 31, 1998
                                                                                                            ----------------------
                                                                                                            (Dollars in Thousands)
Under 3 months                                                                                                      $ 6,783
3 to 6 months                                                                                                         5,982
6 to 12 months                                                                                                        4,867
Over 12 months                                                                                                        5,619
------------------------------------------------------------------------------------------------------------------------------------

TOTAL CERTIFICATES OF DEPOSIT OF $100,000 OR MORE                                                                   $23,251
------------------------------------------------------------------------------------------------------------------------------------



SHORT-TERM BORROWED FUNDS


                                                                                                             December 31,
                                                                                                   -------------------------------
                                                                                                    1998         1997       1996
                                                                                                   -------------------------------
(Dollars in Thousands)
Securities sold under agreements to repurchase                                                     $12,612     $ 12,838    $14,514
U. S.  Treasury demand notes and others                                                                434        4,200      1,756
----------------------------------------------------------------------------------------------------------------------------------
TOTAL BORROWED FUNDS                                                                               $13,046     $ 17,038    $16,270
----------------------------------------------------------------------------------------------------------------------------------

The approximate average interest rates, average amounts outstanding, and maximum amounts outstanding at any month-end for securities sold under agreements to repurchase are as follows:

                                                                                                     1998        1997      1996
                                                                                                  ---------------------------------
Average interest rates at December 31                                                                 3.21%        4.16%      3.50%
Maximum amounts outstanding at any month-end                                                       $18,148      $18,783    $14,514
Average daily amount outstanding                                                                   $15,050      $13,589    $10,104
Weighted average interest rates                                                                       3.87%        3.93%     3.66%

The weighted average interest rates are calculated by dividing the annual interest expense by the related average daily amounts outstanding.

Capital Resources

Cash dividends paid to stockholders during 1998 amounted to $1,500,000 compared to $1,300,000 paid to stockholders in 1997 and $1,210,000 in 1996. This represents a dividend pay out ratio (dividends divided by net income) of 47% in 1998 and 43% in 1997 and 1996. Cash dividends per share equaled $0.750 per share in 1998, $0.650 per share in 1997 and $0.605 per share in 1996. The Corporation is dependent upon dividends paid by the subsidiary banks to fund dividends to the stockholders and to cover other operating costs. The Corporation's Board of Directors considers historical financial performance, future prospects, and anticipated needs for capital in formulating the dividend payment policy. Future dividends are dependent upon the Corporation's financial results, capital requirements and general economic conditions.

                                      Pocahontas Bankshares Corporation   Page 9

One of management's primary objectives is to maintain a strong capital position. Stockholders' equity, including unrealized gains on securities, increased $1,914,000 or 7.2% in 1998. The percentage of earnings reinvested in the Corporation (net income less dividends as a percentage of net income) for the years 1998, 1997 and 1996 was 53.1%, 56.7% and 57.2%, respectively. The internal capital formation rate (net income less dividends as a percentage of average stockholders' equity) indicates the rate at which assets can grow while maintaining the current ratio of stockholders' equity to assets. The internal capital formation rate was 6.2% in 1998, 6.6% in 1997, and 6.8% in 1996.

REGULATORY CAPITAL REQUIREMENTS


                                      Combined Capital
Entity                       Tier 1   (Tier 1 and Tier 2)  Leverage
---------------------------------------------------------------------
Consolidated                 12.79%         14.02%          9.08%
First Century Bank, N.A.     12.49%         13.72%          8.71%
First Century Bank           13.01%         14.23%          9.62%

Risk-based capital regulations require all banks and bank holding companies to have a minimum total risk-based capital ratio of 8% with half of the capital composed of core capital. Conceptually, risk-based capital requirements assess the risk of a financial institution's balance sheet and off-balance sheet commitments in relation to its capital. Under the guidelines, capital strength is measured in two tiers which are used in conjunction with risk adjusted assets in determining the risk-based capital ratios. The Corporation's Tier I capital, which consists of stockholders' equity, adjusted for certain intangible assets, amounted to $26,495,000 at December 31, 1998, or 12.79% of total risk-weighted assets. Tier II capital, or supplementary capital, includes capital components such as qualifying allowance for loan losses, and can equal up to 100% of an institution's Tier I capital with certain limitations. The Corporation's Tier II capital amounted to $2,532,000 at December 31, 1998 or 1.23% of total risk-weighted assets. The Corporation's total consolidated risk-based capital was $29,027,000, or 14.02% of total risk-weighted assets as of December 31, 1998. Additionally, risk-based capital guidelines require a minimum leverage ratio (Tier I capital divided by average adjusted total consolidated assets) of 4%, which may be increased for institutions with higher levels of risk or that are experiencing or anticipating significant growth. The Corporation has not been advised by any regulatory agency of any specific minimum leverage ratio applicable to it. As of December 31, 1998, the Corporation's leverage ratio was 9.08%; therefore, the Corporation exceeded all current minimum capital requirements.

Asset and Liability Management and Interest Rate Sensitivity

The income stream of the Corporation is subject to risk resulting from interest rate fluctuations to the extent there is a difference between the amount of the Corporation's interest-earning assets and the amount of interest-bearing liabilities that are prepaid, withdrawn, mature or reprice in specified periods. The goal of asset and liability management is to maintain high quality and consistent growth of net interest income with acceptable levels of risk to changes in interest rates.

Interest rate sensitivity varies with different types of interest-earning assets and interest-bearing liabilities. Overnight federal funds, on which rates change daily, and loans that are tied to the prime rate differ considerably from long-term securities and fixed rate


                                      Page 10  Pocahontas Bankshares Corporation
loans. Similarly, time deposits of $100,000 and over, now accounts and money market deposit accounts are much more interest sensitive than passbook savings accounts and other interest-bearing liabilities. The Corporation uses a number of tools to measure interest rate risk, including simulating net interest income under various rate scenarios, monitoring the change in present value of the asset and liability portfolios under the same rate scenarios and monitoring the difference or gap between rate sensitive assets and liabilities over various time periods.

Management continues its efforts to generate variable rate loans. However, with the lower interest rate environment, customers are requiring more fixed rate commitments. The results of management's efforts can be seen in the Analysis of Interest Rate Sensitivity table. The Corporation had a positive cumulative gap of 6.10% at three months and negative cumulative gaps of 1.44% at six months and 3.54% at one year. Management continues to monitor the Corporation's asset/liability gap positions, and thus has produced interest sensitivity ratios that are well within targeted levels established in the Corporation's asset/liability management guidelines.

Management continues to incorporate more sophisticated risk measurement tools, including simulation modeling which calculates expected net interest income based on projected interest-earning assets, interest-bearing liabilities and interest rates. Utilizing simulation modeling allows the Corporation to evaluate earnings and capital at risk due to significant changes in interest rates. The Corporation monitors exposure to the effect of an instantaneous change in rates of 200 basis points up or down over the same period. As of December 31, 1998, the model indicated the impact of a 200 basis point increase in rates would approximate a 0.88% increase in net interest income, while a 200 basis point decline in rates would approximate a 0.86% decrease from an unchanged rate environment. These changes are within the Corporation's policy limits for the maximum negative impact on net interest income from a change in interest rates.

Liquidity Management

Liquidity management involves the ability to meet the cash flow requirements of customers who may be depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs.
To ensure the Corporation is positioned to meet immediate and future cash demands, management relies on liquidity analysis, knowledge of business trends over past economic cycles and forecasts of future conditions. Liquidity can best be demonstrated by an analysis of the Corporation's cash flows. The primary source of cash flows for the Corporation is from operating activities.
A secondary source of liquidity for the Corporation comes from investing activities in the maturities of investment securities. This demonstrates management's strategy to maintain the investment portfolio with short-term, high quality investments. The Corporation's primary use of cash was from investing activities, primarily increases in earning assets deployed in investments and loans. This also demonstrated the Corporation's ability to accommodate loan demand within its service areas.


                                      Pocahontas Bankshares Corporation  Page 11

ANALYSIS OF INTEREST RATE SENSITIVITY


                                                             Months                  Years
                                              -----------------------------------------------------
                                              Less Than 3     3-6      6-12      1-5        Over 5    Totals
                                                              (Dollars in Thousands)
Investment securities                          $  4,552   $  3,314   $ 6,627   $31,981     $14,462   $ 60,936
Federal funds sold and interest-bearing
balances with banks                               7,275         --        --        --          --      7,275
Loans                                           104,221      4,557     9,115    63,376      20,945    202,214
                                               ---------------------------------------------------------------
 Interest-earning assets                       $116,048   $  7,871   $15,742   $95,357     $35,407   $270,425
                                               ---------------------------------------------------------------
Time deposits                                  $ 27,392   $ 28,093   $21,070   $23,973     $    --   $100,528
Other interest-bearing deposits                  60,094         --        --    63,259          --    123,353
Other interest-bearing liabilities               12,061        178       334       447          26     13,046
                                               ---------------------------------------------------------------
 Interest-bearing liabilities                  $ 99,547   $ 28,271   $21,404   $87,679     $    26   $236,927
                                               ---------------------------------------------------------------
Interest sensitivity gap                       $ 16,501   $(20,400)  $(5,662)  $ 7,678     $35,381   $ 33,498
Cumulative interest sensitivity gap            $ 16,501   $ (3,899)  $(9,561)  $(1,883)    $33,498
Ratio of interest-earning assets to
interest-bearing liabilities                     1.17 x     0.28 x    0.74 x    1.09 x   1361.81 x
                                               ----------------------------------------------------
Ratio of cumulative interest sensitivity
gap to total earning assets                        6.10%    (1.44)%   (3.54)%   (0.70)%      12.39%
                                               ----------------------------------------------------



Income Statement Analysis

Earnings Overview


Net income for 1998 was $3,201,000 or $1.60 per share, an increase of $199,000 or 6.6% from the $3,002,000 or $1.50 per share earned in 1997, and $371,000 more than the $2,830,000 or $1.42 per share earned in 1996. This increase occurred primarily as a result of increased net interest income due to the deployment of funds in the loan portfolio.

Earnings Per Share

The Earnings Per Share Table summarizes the principal sources of changes in earnings per share for 1998. For further details on the computation of earnings per share, refer to Note 9 of the Notes to Consolidated Financial Statements, presented elsewhere in this report.

EARNINGS PER SHARE



Net income per share--1997               $ 1.50
-------------------------------------------------
Increase (decrease) due to change in:
 Net interest income                       0.17
 Provision for loan losses                 0.09
 Other operating income                    0.14
 Personnel expense                        (0.13)
 Other expense                            (0.17)
-------------------------------------------------
Net income per share -- 1998             $ 1.60
------------------------------------------------

Page 12  Pocahontas Bankshares Corporation

Net Interest Income

The major portion of the Corporation's earnings are derived from net interest income, which is the interest income on interest-earning assets less the interest expense on interest-bearing liabilities. During 1998 net interest income increased $340,000 or 2.8%. This followed a 7.3% increase in 1997, and a 0.1% decrease in 1996. For the year ended December 31, 1998, interest income increased $824,000, or approximately 3.8%, compared to increases of $727,000, or 3.5% for 1997, and $327,000, or 1.6% for 1996. The increase for 1998 was primarily from interest on loans which increased $1,112,000 or 6.4%. The increase in interest income was offset by an increase in interest expense of $484,000 or 5.2% for 1998. This followed a decrease in interest expense of $102,000, or 1.1% for 1997, and an increase of $429,000, or 4.7% for 1996. For
1998, the increased interest expense on time deposits due to the Bluefield, Virginia branch acquisition was the primary contributor to the increase in total interest expense.

The net interest margin is affected by many factors, but most significantly by the prevailing interest rates during the period, the spread between the various sources and uses of funds, and by changes in the volume of various assets and liabilities. The performance for 1998 is indicative of the relatively stable rate environment prevailing through most of 1998 and 1997 as most changes in the net interest margin were due to changes in the mix of loans and investments. During the last quarter of 1998, a series of interest rate reductions by the Federal Reserve Board resulted in the repricing of approximately 50% of the loan portfolio. This will result in some pressure on the interest margin through the first quarter of 1999 as time deposits reprice.

Noninterest Income and Expense

Noninterest income increased $297,000 or 12.3% in 1998, following a $315,000 or 15.1% increase in 1997, and a $541,000 or 34.9% increase in 1996. The largest component of noninterest income is fees from fiduciary activities. Fees from fiduciary activities increased $66,000 or 6.5% for 1998 and $194,000 or 23.4% for 1997, and $73,000 or 9.6% for 1996. The second largest component of noninterest income is service charges on deposit accounts. These fees increased approximately $22,000 or 2.4% in 1998, after an increase of approximately $100,000 or 12.1% in 1997, and $13,000 or 1.6% in 1996.


RETURN ON EQUITY AND ASSETS


                                                                           December 31,
                                                                     -----------------------
                                                                       1998    1997    1996
                                                                     -----------------------
Percentage of net income to:
Average stockholders' equity                                          11.61%  11.66%  11.84%
Average total assets                                                   1.10%   1.09%   1.04%
Percentage of dividends declared per common share
  to net income per common share                                      46.88%  43.33%  42.61%
Percentage of average stockholders' equity to average total assets     9.48%   9.32%   8.79%

Noninterest expense, excluding the provision for loan losses, increased 4.5% in 1998, following an 8.4% increase in 1997 and a 1.2% increase in 1996. Personnel expense is the largest component of noninterest expense. Personnel expense increased 5.5% in 1998, following an increase of 2.7% in 1997, and 3.9% in 1996. The additional staff required for the Bluefield, Virginia branch acquisition contributed to the 1998 increase. In addition to

                                      Pocahontas Bankshares Corporation  Page 13
salaries, employee benefits are a significant component of personnel expense. For a complete discussion of the Corporation's employee benefits, refer to Note 11 of the Notes to Consolidated Financial Statements, presented elsewhere in this report. Management remains committed to improving operational efficiency throughout the organization while keeping personnel expense within current inflationary levels.

Income Taxes

Applicable income taxes for 1998 increased $160,000 or 9.7%. This followed a $198,000 or 13.6% increase for 1997. Income taxes computed at the statutory rate are reduced primarily by interest earned on state and municipal obligations. For a complete discussion of the Corporation's tax position, refer to Note 12 of the Notes to Consolidated Financial Statements, presented elsewhere in this report.

Year 2000

The change in date to the year 2000 from 1999 could possibly cause data recognition problems in certain computers, software and facility operations dependent on computer chip devices due to programming standards that historically limited data date fields to two digits. In late 1996, the Corporation initiated a formal evaluation of Year 2000 issues, establishing in the early months of 1997 a project team to assess and address both internal and external risks associated with the change in date event. In mid 1998 the Corporation engaged the outside consulting firm of Vitex, Inc. to further assist us with our Year 2000 preparedness project. The project team is in the latter stages of executing a comprehensive Year 2000 readiness plan consisting of five phases: problem awareness; identification of affected systems, functions and facilities; conversion or replacement of identified areas to Year 2000 compliant standards; testing; and implementation.

The Corporation's readiness plan encompasses both information technology systems and computer chip embedded functions, such as those operating facilities including elevators, security systems, and building heating and cooling. In early 1998, the corporation completed its awareness and identification phases. Since the Corporation relies heavily on third party processors for most of its information technology, a concerted emphasis was placed on insuring that these third party providers were industry leaders for information processing. With this goal in mind, in late 1997 the Corporation changed is core data processor to Fiserv Atlanta. As of December 31, 1998, 100 percent of all mission critical information technology systems had been converted to the new systems. While regulatory guidelines require conversion only of mission critical systems, the Corporation is converting all information technology systems and is scheduled to complete the process by March 31, 1999. For computer chip embedded functions, the Corporation is replacing noncompliant functions essential to business operations and plans to have all essential functions replaced and tested by mid year 1999.

Proxy testing of information technology systems currently is completed, and management is currently reviewing the results of these proxy tests. Testing was done in both a 21st century and 20th century date environment before systems are returned to production to ensure data accuracy and consistency. All exceptions to testing results are resolved before further testing is permitted. Management has chosen to implement converted systems back into production as systems are tested to permit greater flexibility in the event of future system flaws or failures. The percentage of systems implemented, therefore, closely approximates the percentage tested.


Page 14  Pocahontas Bankshares Corporation

The Corporation also is working to assess and address Year 2000 readiness on the part of external entities, particularly critical vendors and significant credit customers. Identification and monitoring of external entities began in 1997 and includes surveys with follow-up reviews and contacts. Substantially all of the Corporation's vendors have responded to management's surveys regarding Year 2000 readiness, with approximately 90 percent compliant as of December 31, 1998. The project team is continuing to monitor the progress of remaining noncompliant vendors as well as the status of large corporate borrowers identified as potentially at risk. The Corporation will conduct testing with external entities in 1999 as they become Year 2000 ready, with some limited testing already occurring in 1998.

Management estimates that total Year 2000 project costs will be approximately $50,000, with $25,000 having been spent through December 31, 1998. The Corporation's remaining Year 2000 project costs are not expected to have a material impact on the Corporation's results of operations, liquidity or capital resources.

The Corporation faces a number of risks related to the Year 2000 date change event including project management risks, legal risks and financial risks. Project management risks refer primarily to the failure to adequately assess Year 2000 planning and resource needs, resulting in under- or over-allotment of resources assigned to complete the project work, missed deadlines and estimation errors. Legal risks include the failure to meet contractual service agreements, leading to possible punitive actions including those of a regulatory nature. Financial risks concern the possibility of lost revenues, asset quality deterioration or even business failure.

Management of the date change event entails additional risks separate from those
of project management.   Major risks associated with the date change event
include a shut down of voice and data communication systems due to failure by switching systems, satellites, or telephone companies; excessive cash withdrawal activity; ATM failures; cash couriers delayed or not available; problems with international accounts or offices, including inaccurate or delayed information or inaccessibility of account data; and government offices or facilities not opening or operating. The Corporation has identified several risks associated with the date change event and is in the process of developing contingency plans for each major risk area.

The Corporation is addressing contingency planning for the date change event from both an internal and external perspective and from a pre-event and post-event standpoint. This enables management to determine both the level of control over mitigating a risk and the time period the Corporation would be impacted. External, pre-event contingency plans focused on vendor readiness to determine the need for alternative vendors. Internal, post-event contingency plans will focus on implementing alternative plans if problems occur with application systems, infrastructure components or branch equipment. External, post-event contingency plans will focus on actions that can be taken if mission critical service providers such as voice and data communication systems experience difficulties. The Corporation expects to have formal contingency plans for the date change event and post-event risks developed by June 30, 1999.

The Corporation believes the actions it is taking should reduce the risks posed by Year 2000 challenges to its own systems. Management recognizes that date change event problems will occur with external entities, impacting the Corporation due to the interdependencies of its business.


                                       Pocohontas Bankshaes Corporation  Page 15

The Effects of Inflation and Changing Prices

Inflation affects the Corporation in several ways, but not to the same extent that it does a company that makes large capital expenditures or has a large investment in inventory. The Corporation's asset and liability structure is primarily monetary in nature and, therefore, its financial results are more affected by changes in interest rates than by inflation. However, the actions of the Federal Reserve Board during 1998 indicate that interest rate management will be the primary tool used to curtail inflationary pressures. Inflation does affect noninterest expense, such as personnel expense and the cost of services and supplies. These increases must be offset, to the extent possible, by increases in noninterest income and by control of noninterest expense.

Accounting, Legislative and Regulatory Matters

On January 1, 1998, the Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." As required by SFAS No. 130, prior year information has been modified to conform to the new presentation. Comprehensive income includes net income and all other changes to the Corporation's equity, with the exception of transactions with shareholders. Other comprehensive income is comprehensive income exclusive of net income. The Corporation's only component of other comprehensive income is the change in unrealized gains and losses on available for sale securities.

During the year ended December 31, 1998, the Corporation adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This statement supersedes SFAS No. 14, "Financial Reporting for Segments of an Enterprise" and amends SFAS No. 94, "Consolidation of all Majority-Owned Subsidiaries". SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers.

For the year ended December 31, 1998, the Corporation adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This Statement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer seen as useful.

On June 15, 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Management of the Corporation has determined that SFAS No. 133 will have no material effect on the Corporation's consolidated financial statements based on the Corporation's current operations.


Page 16  Pocahontas Bankshares Corporation

On June 15, 1998, the Financial Accounting Standards Board issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." SFAS No. 134 establishes accounting and reporting standards for certain activities of mortgage banking enterprises and other enterprises that conduct operations that are substantially similar to the primary operations of a mortgage banking enterprise. This statement is effective for fiscal years beginning after December 31, 1998. Management of the Corporation has determined that SFAS No. 134 will have no effect on the Corporation's results of operations or its financial position as the Corporation does not engage in these types of activities.

Per Share Data By Quarter

No established public market presently exists for the common stock of the Corporation. The per share data by quarter table shows the approximate high and low bid as reported by the transfer agent and local brokers for 1998 and 1997. Also presented below are the dividends paid for those respective years. The number of stockholders of record on December 31, 1998, was 609 and outstanding shares totaled 2,000,000.


PER SHARE DATA BY QUARTER


                                                  Market Quotations
                                           -----------------------------
                              Dividends         1998            1997
                            --------------------------------------------
Quarter                       1998   1997    High    Low     High    Low
                            --------------------------------------------
First Quarter                $0.15  $0.15  $20.13  $19.50  $19.50  $18.50
Second Quarter               $0.15  $0.15   20.25   20.00   20.00   18.75
Third Quarter                $0.20  $0.15   21.75   20.25   20.00   19.00
Fourth Quarter               $0.25  $0.20   23.00   21.63   21.00   18.50


                                      Pocahontas Bankshares Corporation  Page 17

Trust Asset Responsibility


Assets managed by the Trust Division are presented at book value, which is the Federal income tax basis of the assets and is not representative of current market value. These assets are not included in the consolidated financial statements contained elsewhere in this report. Trust responsibility, as measured by market value, is substantially greater than book value.


                   TRUST ASSET RESPONSIBILITY AT BOOK VALUE
                                ($ in millions)



                             [GRAPH APPEARS HERE]



                       1994   1995   1996   1997  1998
                        162    163    169   173   198



                                      Page 18  Pocahontas Bankshares Corporation

CONDENSED STATEMENTS OF  FINANCIAL CONDITION
Statistical Summary, 1998 -- 1994




                                                                                December 31,
                                   ------------------------------------------------------------------------------------------------
                                      1998       %         1997         %      1996      %       1995          %      1994       %
                                   ------------------------------------------------------------------------------------------------
                                                          (Dollars in Thousands, Except Per Share Data)
Loans                               $202,214     69   $  197,094        72   $179,956     65   $177,794        67   $171,325     66
Securities                            60,936     21       53,511        19     65,500     23     58,859        23     64,295     25
Federal funds sold                     4,000      1        3,400         1      5,750      2      6,300         2      6,400      2
Interestbearing deposits
 with banks                            3,275      1        2,013         1      1,982      1      3,833         1        245     --
                                   ------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS              270,425     92      256,018        93    253,188     91    246,786        93    242,265     93
                                   ------------------------------------------------------------------------------------------------
Cash and due from banks               10,473      4        8,883         3     12,421      4     10,000         4     10,732      4
Premises and equipment                 9,199      3        8,660         3      8,052      3      5,417         2      4,811      2
Other assets                           7,015      2        5,556         2      7,151      3      5,922         2      5,476      2
Allowance for loan losses             (2,533)    (1)      (2,370)       (1)    (2,240)    (1)    (2,145)       (1)    (1,985)    (1)

------------------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                        $294,579    100   $  276,747       100   $278,572    100   $265,980       100   $261,299    100
-----------------------------------------------------------------------------------------------------------------------------------
Savings deposits                    $123,353     42   $  115,269        42   $112,970     41   $112,768        42   $128,582     49
Time deposits                        100,528     34       89,145        32     93,190     33     92,043        35     75,464     29
Other interestbearing
 liabilities                          13,046      4       17,038         6     16,270      6      9,642         4      8,163      3
                                   ------------------------------------------------------------------------------------------------
INTEREST-BEARING
 LIABILITIES                         236,927     80      221,452        80    222,430     80    214,453        81    212,209     81
                                   ------------------------------------------------------------------------------------------------
Demand deposits                       27,847     10       27,923        10     30,562     11     27,361        10     26,836     10
Other liabilities                      1,302     --          783        --        951     --        980        --      1,093      1
                                   ------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                    266,076     90      250,158        90    253,943     91    242,794        91    240,138     92
                                   ------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY                  28,503     10       26,589        10     24,629      9     23,186         9     21,161      8
                                   ------------------------------------------------------------------------------------------------
TOTAL LIABILITIES & EQUITY          $294,579    100   $  276,747       100   $278,572    100   $265,980       100   $261,299    100
                                   ------------------------------------------------------------------------------------------------
   TOTAL DEPOSITS                   $251,728          $  232,337             $236,722          $232,172             $230,882
                                   ------------------------------------------------------------------------------------------------
   BOOK VALUE PER SHARE             $  14.25          $    13.29             $  12.31          $  11.60             $  10.58
                                   ------------------------------------------------------------------------------------------------




SUMMARY OF OPERATIONS
Statistical Summary, 1998 -- 1994



                                                                    Years Ended December 31, 1998
                                                      ---------------------------------------------------
                                                        1998      1997       1996       1995       1994
                                                      ---------------------------------------------------
                                                          (Dollars in Thousands, Except Per Share Data)
Interest income                                       $ 22,535   $21,711   $ 20,984   $ 20,657   $ 18,338
Interest expense                                         9,863     9,379      9,481      9,052      7,424
                                                      -----------------------------------------------------
NET INTEREST MARGIN                                     12,672    12,332     11,503     11,605     10,914
                                                      -----------------------------------------------------
Provision for loan losses                                  544       691        644        839        395
                                                      -----------------------------------------------------
Net credit margin                                       12,128    11,641     10,859     10,766     10,519
                                                      -----------------------------------------------------
Noninterest income                                       2,704     2,407      2,092      1,551      1,703
Noninterest expense                                      9,816     9,391      8,664      8,561      8,985
                                                      -----------------------------------------------------
INCOME BEFORE INCOME TAXES                               5,016     4,657      4,287      3,756      3,237
                                                      -----------------------------------------------------
Provision for income taxes                               1,815     1,655      1,457      1,342        980
                                                      -----------------------------------------------------
NET INCOME                                            $  3,201   $ 3,002   $  2,830   $  2,414   $  2,257
                                                      -----------------------------------------------------
EARNINGS PER COMMON SHARE:
Basic                                                    $1.60     $1.50      $1.42      $1.21      $1.13
Diluted                                                  $1.60     $1.50      $1.42      $1.21      $1.13
                                                      -----------------------------------------------------
Dividends per common share                               $0.75    $0.650     $0.605     $0.550     $0.500
Payout ratio                                                47%       43%        43%        45%        44%


                                      Pocahontas Bankshares Corporation  Page 19

Consolidated
Statements of
Financial
Condition



                                                                                                              December 31,
                                                                                                        -----------------------
                                                                                                           1998       1997
                                                                                                        -----------------------
ASSETS                                                                                                   (Dollars in Thousands)
Cash and due from banks                                                                                  $ 10,473   $  8,883
Interest-bearing balances with banks                                                                        3,275      2,013
Securities available for sale                                                                              45,951     35,149
Securities held to maturity (estimated market value of $14,086
  in 1998 and $17,516 in 1997)                                                                             13,957     17,334
Federal Home Loan Bank and Federal Reserve Bank Stock                                                       1,028      1,028
Federal funds sold                                                                                          4,000      3,400
Loans                                                                                                     202,214    197,094
  Less allowance for loan losses                                                                            2,533      2,370
                                                                                                         --------------------
Net loans                                                                                                 199,681    194,724
Premises and equipment, net                                                                                 9,199      8,660
Other assets                                                                                                7,015      5,556
-----------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                             $294,579   $276,747
-----------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Noninterest-bearing                                                                                   $  27,847   $ 27,923
  Interest-bearing                                                                                        223,881    204,414
                                                                                                         --------------------
Total deposits                                                                                            251,728    232,337
Short-term borrowings                                                                                      13,046     17,038
Other liabilities                                                                                           1,302        783
                                                                                                         --------------------
TOTAL LIABILITIES                                                                                         266,076    250,158
                                                                                                         --------------------
STOCKHOLDERS' EQUITY
Common stock - $1.25 par value; shares issued and outstanding:
  2,000,000 at December 31, 1998 and 1997                                                                   2,500      2,500
Paid-in capital                                                                                               785        785
Retained earnings                                                                                          24,924     23,223
Accumulated other comprehensive income, net of tax                                                            294         81
                                                                                                         --------------------
TOTAL STOCKHOLDERS' EQUITY                                                                                 28,503     26,589
-----------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                               $294,579   $276,747
-----------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.


Page 20  Pocahontas Bankshares Corporation

                                                                  Consolidated
                                                                  Statements of
                                                                  Income and
                                                                  Comprehensive
                                                                  Income



                                                                                 Year Ended December 31,
                                                                           ----------------------------------
                                                                                1998        1997        1996
                                                                           ----------------------------------
INTEREST INCOME                                                                     (Dollars in Thousands,
                                                                                    Except Per Share Data)
Interest and fees on loans                                                   $  18,616   $  17,504   $ 16,752
Interest on balances with banks                                                    196          86        106
Interest and dividends from securities available for sale:
  Taxable                                                                        2,581       2,177        904
Interest and dividends from securities held to maturity:
  Taxable                                                                          410       1,334      2,528
  Tax-exempt                                                                       348         403        382
Interest on federal funds sold                                                     384         207        312
                                                                           ----------------------------------
TOTAL INTEREST INCOME                                                           22,535      21,711     20,984
                                                                           ----------------------------------
INTEREST EXPENSE
Interest on time certificates of $100,000 or more                                1,236       1,121      1,231
Interest on other deposits                                                       7,966       7,638      7,822
Interest on federal funds purchased and securities
  sold under agreements to repurchase                                              583         534        370

Interest on demand notes to U. S.  Treasury and other indebtedness                  78          86         58
                                                                           ----------------------------------

TOTAL INTEREST EXPENSE                                                           9,863       9,379      9,481
                                                                           ----------------------------------
Net interest income                                                             12,672      12,332     11,503
Provision for loan losses                                                          544         691        644
                                                                           ----------------------------------
Net interest income after provision for loan losses                             12,128      11,641     10,859
                                                                           ----------------------------------

NONINTEREST INCOME
Income from fiduciary activities                                                 1,090       1,024        830
Service charges on deposit accounts                                                951         929        829
Other noninterest income                                                           697         513        432
Securities gains (losses)                                                          (34)        (59)         1
                                                                           ----------------------------------
TOTAL NONINTEREST INCOME                                                         2,704       2,407      2,092
                                                                           ----------------------------------
NONINTEREST EXPENSE
Salaries, wages, and other employee benefits                                     4,741       4,493      4,376
Premises and equipment expense                                                   1,405       1,275      1,051
Data processing expense                                                            589         575        467
Advertising and public relations                                                   381         359        331
Insurance and bonding                                                              112         122        128
Supplies and printing                                                              361         328        331
Other noninterest expense                                                        2,227       2,239      1,980
                                                                           ----------------------------------
TOTAL NONINTEREST EXPENSE                                                        9,816       9,391      8,664
                                                                           ----------------------------------
Income before income taxes                                                       5,016       4,657      4,287
Provision for income taxes                                                       1,815       1,655      1,457
                                                                           ----------------------------------
NET INCOME                                                                       3,201       3,002      2,830
                                                                           ----------------------------------
Other comprehensive income (loss), net of tax                                      213         258       (177)
                                                                           ----------------------------------
COMPREHENSIVE INCOME                                                         $   3,414   $   3,260   $  2,653
                                                                           ----------------------------------
NET INCOME PER COMMON SHARE:
                                                                           ----------------------------------
Basic                                                                            $1.60       $1.50      $1.42
Diluted                                                                          $1.60       $1.50      $1.42
                                                                           ----------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

Pocahontas Bankshares Corporation  Page 21

Consolidated
Statements of
Cash Flows



                                                                                         Years Ended December 31,
                                                                                      ----------------------------
                                                                                        1998       1997      1996
                                                                                      ----------------------------
                                                                                          (Dollars in Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income before adjustments to reconcile net income
 to net cash provided by operating activities:                                        $  3,201   $  3,002   $ 2,830
 Provision for loan losses                                                                 544        691       644
 Depreciation and amortization                                                             812        620       473
 Deferred income tax liability (benefit)                                                   181         57       (46)
 Securities (gains) losses                                                                  34         59        (1)
 (Increase) decrease in interest receivable                                                 31        (45)      106
 Net investment amortization and accretion                                                 142        239       496
 Net (increase) decrease in other assets                                                  (464)     1,424      (164)
 Net increase (decrease) in interest payable and other liabilities                         163       (285)     (118)
                                                                                     ----------------------------------

NET CASH PROVIDED BY OPERATING ACTIVITIES                                                4,644      5,762     4,220
                                                                                     ----------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Net (increase) decrease in federal funds sold                                             (600)     2,350       550
Purchases of securities held to maturity                                                (3,665)   (1,400)    (9,397)
Purchases of securities available for sale                                             (21,066)  (13,346)   (21,990)
Purchases of Federal Home Loan Bank stock                                                   --       (27)        (8)
Proceeds from maturities and calls of securities held to maturity                        6,987     22,986    23,297
Proceeds from maturities and calls of securities available for sale                      8,689      2,000        --
Proceeds from sales of securities available for sale                                     1,760      1,751        --
Net increase in loans                                                                   (1,881)   (17,478)    (3,305)
Net cash  received from branch acquisition                                               8,510         --        --
Acquisition of premises and equipment                                                   (1,160)    (1,195)    (2,770)
Proceeds from disposal of premises and equipment                                            --          7          5
                                                                                     ----------------------------------
NET CASH USED BY INVESTING ACTIVITIES                                                   (2,426)    (4,352)   (13,618)
                                                                                     ----------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in demand and savings deposits                                   4,442       (340)     3,403
Net increase (decrease) in time deposits                                                 1,684     (4,045)     1,147
Net increase (decrease) in short-term borrowings                                        (3,992)       768      6,628
Cash dividends paid                                                                     (1,500)    (1,300)    (1,210)
                                                                                     ----------------------------------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                                           634     (4,917)     9,968
                                                                                     ----------------------------------
Net increase (decrease) in cash and due from banks                                       2,852     (3,507)       570

Cash and due from banks at beginning of year                                            10,896     14,403     13,833
-----------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                               $  13,748   $ 10,896    $14,403
-----------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
 Interest                                                                            $   9,826   $  9,404    $ 9,517
 Income taxes                                                                        $   1,853   $  1,369    $ 1,751


The accompanying notes are an integral part of the consolidated financial statements.


Page 22  Pocahontas Bankshares Corporation

Consolidated
Statements of
Changes in
Stockholders'
Equity

                                                                                                                      Accumulated
                                                                                                                         Other
                                                          Common Stock                                               Comprehensive
                                                      --------------------       Paid-In            Retained            Income,
                                                        Shares     Amount        Capital            Earnings          Net of tax
                                                      ------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31, 1996                                     (Dollars in Thousands, Except Number of Shares)
Balance at January 1, 1996                             1,000,000   $ 1,250       $ 2,035            $ 19,901            $   --
Additional shares issued in two-for-one stock split
 effected in the form of a stock dividend              1,000,000     1,250        (1,250)                 --                 --
Net income                                                    --        --            --               2,830                 --
Other comprehensive income, net of tax                        --        --            --                  --               (177)
Cash dividends declared $0.605 per share                      --        --            --              (1,210)                --
------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1996                           2,000,000     2,500           785              21,521               (177)
------------------------------------------------------------------------------------------------------------------------------------


YEAR ENDED DECEMBER 31, 1997
Net income                                                    --        --            --               3,002                 --
Other comprehensive income, net of tax                        --        --            --                  --                258
Cash dividends declared $0.65 per share                       --        --            --              (1,300)                --
------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1997                           2,000,000     2,500           785              23,223                 81
------------------------------------------------------------------------------------------------------------------------------------


YEAR ENDED DECEMBER 31, 1998
Net income                                                    --        --            --               3,201                 --
Other comprehensive income, net of tax                        --        --            --                  --                213
Cash dividends declared $0.75 per share                       --        --            --              (1,500)                --
------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1998                           2,000,000   $ 2,500       $   785            $ 24,924            $   294
------------------------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of the consolidated financial statements.

                                      Pocahontas Bankshares Corporation  Page 23

Notes to
Consolidated
Financial
Statements

1. Summary of Significant Accounting and Reporting Policies

Pocahontas Bankshares Corporation and its wholly owned subsidiaries (the "Corporation"), First Century Bank, N.A. And First Century Bank, Virginia operate nine branches in southern West Virginia and southwestern Virginia. The Corporation's primary source of revenue is derived from loans to customers who are predominately small to medium size businesses and middle income individuals. The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and to general practices within the banking industry. Certain reclassifications have been made to the prior years' financial statements to place them on a comparable basis with the current year's financial statements. The following is a summary of the more significant accounting and reporting policies:

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

Cash and due from banks -- For purposes of reporting cash flows, cash equivalents include cash on hand and amounts due from banks (including cash items in process of collection); and interestbearing balances with banks. To comply with Federal Reserve regulations, the subsidiary banks are required to maintain reserve balances with the Federal Reserve Bank of Richmond. The amount of those reserve balances at December 31, 1998, was approximately $980,000.

Securities -- Securities are classified as either held to maturity, available for sale or trading. Classification of securities is determined on the date of purchase. In determining such classification, debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as held to maturity and are carried at amortized cost. All other securities are classified as available for sale and are carried at fair value with unrealized gains and losses included in comprehensive income. The Corporation has no securities classified as trading.

Realized gains and losses, determined using the specific identification method, and declines in value judged to be other than temporary are included in noninterest income. Premiums and discounts are amortized into interest income using a level yield method.

Loans -- Loans are reported at their principal outstanding balance net of charge-offs and certain other deferred or unearned income. Interest income is recognized when income is earned using the interest method.

Allowance for loan losses -- The adequacy of the allowance for loan losses is periodically evaluated by the Corporation in order to maintain the allowance at a level that is sufficient to absorb probable credit losses. Management's evaluation of the adequacy of the allowance is based on a review of the Corporation's historical loss experience, known and inherent risks in the loan portfolio, including adverse circumstances that may affect the

Page 24 Pocahontas Bankshares Corporation ability of the borrower to repay interest and/or principal, the estimated value of collateral, and an analysis of the levels and trends of delinquencies, charge-offs, and the risk ratings of the various loan categories. Such factors as the level and trend of interest rates and the condition of the national and local economies are also considered.

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

                                      Pocahontas Bankshares Corporation  Page 25

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

The carrying value of a restructured loan is reduced by the fair value on any assets or equity interest received. In addition, if the present value of future cash receipts required under the new terms does not equal the recorded investment in the loan at the time of restructuring the carrying value would be further reduced by a charge to the allowance. In addition, at the time of restructuring, loans are classified as impaired.

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

Goodwill And Other Intangibles -- The cost of the investments in the subsidiaries in excess of amounts attributable to tangible and identified intangible assets at dates of acquisition is recorded as goodwill and is being amortized to operations over periods from 15 - 25 years using the straightline method. A portion of the cost of purchased subsidiaries has been allocated to the value associated with the future earnings potential of the acquired core deposit base and is being amortized over eight years, the estimated life of the deposit base. The unamortized balance of intangibles totaled approximately $1,687,000 at December 31, 1998 and $350,000 at December 31, 1997, net of
accumulated amortization of $938,000 and $834,000, respectively, and is included in other assets.

Income Taxes -- The Corporation files a consolidated federal income tax return. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on

Page 26 Pocahontas Bankshares Corporation deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.

Segment Information -- During the year ended December 31, 1998, the Bank adopted the provisions of Statement of Financial Accounting Standard ("SFAS") No. 131 "Disclosures about Segments of an Enterprise and Related Information." This Statement requires that public business enterprises report certain information about operating segments in their annual financial statements and in condensed financial statements of interim periods issued to shareholders. It also requires that public business enterprises report related disclosures and descriptive information about products and services provided by significant segments, geographic areas, and major customers, differences between the measurements used in reporting segment information and those used in the enterprise's general-purpose financial statements, and changes in the measurement of segment amounts from period to period.

Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Corporation has determined that is has one significant operating segment, the providing of general commercial financial services to customers located in the geographic areas of southern West Virginia and southwestern Virginia. The various products are those generally offered by community banks, and the allocation of resources is based on the overall performance of the institution, versus the individual branches or products.

There are no differences between the measurements used in reporting segment information and those used in the enterprise's general-purpose financial statements, and the measurement of segment amounts has not changed for 1998 from prior years.

New Accounting Pronouncements -- In June of 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. This standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Based on its operations at December 31, 1998, management does not expect this standard to have a material effect on the Corporation's consolidated financial statements upon adoption.

                                      Pocahontas Bankshares Corporation  Page 27

2.  Securities

Securities available for sale at December 31, 1998 and 1997 are summarized as follows:

                                                                                                            1998
                                                                                                     Gross       Gross     Estimated

                                                                                        Amortized  Unrealized  Unrealized   Market
                                                                                          Cost       Gains       Losses      Value
                                                                                        --------------------------------------------

                                                                                                   (Dollars in Thousands)
U.S. Government obligations                                                               $17,070     $293        $ --      $17,363
U.S. Government agency obligations                                                         23,998      199          26       24,171
Mortgage-backed securities                                                                  3,603       21           2        3,622
Equity Securities                                                                             822       --          27          795
------------------------------------------------------------------------------------------------------------------------------------

TOTAL SECURITIES AVAILABLE FOR SALE                                                       $45,493     $513        $ 55      $45,951
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                            1997
                                                                                                     Gross       Gross     Estimated

                                                                                        Amortized  Unrealized  Unrealized   Market
                                                                                          Cost       Gains       Losses      Value
                                                                                        --------------------------------------------

                                                                                                    (Dollars in Thousands)
U.S. Government obligations                                                               $19,155     $149        $ 17      $19,287
U.S. Government agency obligations                                                         11,991       83           4       12,070
Mortgage-backed securities                                                                  1,234       --          --        1,234
Equity Securities                                                                           2,616       --          58        2,558
------------------------------------------------------------------------------------------------------------------------------------

TOTAL SECURITIES AVAILABLE FOR SALE                                                       $34,996     $232        $ 79      $35,149
------------------------------------------------------------------------------------------------------------------------------------


Securities held to maturity at December 31, 1998 and 1997 are summarized as follows:

                                                                                                            1998
                                                                                                     Gross       Gross     Estimated

                                                                                        Amortized  Unrealized  Unrealized   Market
                                                                                          Cost       Gains       Losses      Value
                                                                                        --------------------------------------------

                                                                                                    (Dollars in Thousands)
U.S. Government obligations                                                               $ 2,005     $  3        $ --      $ 2,008
U.S. Government agency obligations                                                          3,014        4          --        3,018
Mortgage-backed securities                                                                    393       --           2          391
State and municipal obligations                                                             8,395      262         144        8,513
Other debt securities                                                                         150        6          --          156
------------------------------------------------------------------------------------------------------------------------------------

TOTAL SECURITIES HELD TO MATURITY                                                         $13,957     $275        $146      $14,086
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                            1997
                                                                                                     Gross       Gross     Estimated

                                                                                        Amortized  Unrealized  Unrealized   Market
                                                                                          Cost       Gains       Losses      Value
                                                                                        --------------------------------------------

                                                                                                    (Dollars in Thousands)
U.S. Government obligations                                                               $ 3,517     $ --       $ 11      $ 3,506
U.S. Government agency obligations                                                          7,024        6         28        7,002
Mortgage-backed securities                                                                    635       --         10          625
State and municipal obligations                                                             6,058      225         --        6,283
Other debt securities                                                                         100       --         --          100
------------------------------------------------------------------------------------------------------------------------------------

TOTAL SECURITIES HELD TO MATURITY                                                         $17,334     $231       $ 49      $17,516
------------------------------------------------------------------------------------------------------------------------------------


Securities with an aggregate par value of $34,000,000 at December 31, 1998 and $41,060,000 at December 31, 1997, were pledged to secure public and trust deposits and for other purposes required or permitted by law, including approximately $14,000,000 at December 31, 1998 and $17,000,000 at December 31, 1997 pledged to secure repurchase agreements.

Page 28  Pocahontas Bankshares Corporation

Gross losses of $34,000 and $59,000 were recognized on sales of available for sale securities for the years ended December 31, 1998 and December 31, 1997, respectively. There were no sales of securities for the year ended December 31, 1996. Gross gains of $1,000 in 1996 were realized on calls of held to maturity securities purchased at a discount.

The amortized cost and estimated market value for securities available for sale and securities held to maturity by contractual maturities at December 31, 1998 are shown in the following tables. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                                                              Estimated         Net
                                                                   Amortized    Market   Unrealized Gains
                                                                     Cost       Value        (Losses)
                                                                   --------------------------------------
                                                                           (Dollars in Thousands)
                                                                   --------------------------------------
Due in one year or less                                              $ 9,054   $  9,126       $ 72
Due after one year through five years                                 26,827     27,213        386
Due after five years through ten years                                 8,790      8,817         27
Securities with no contractual maturities                                822        795        (27)
---------------------------------------------------------------------------------------------------------
TOTAL SECURITIES AVAILABLE FOR SALE                                  $45,493   $ 45,951       $458
---------------------------------------------------------------------------------------------------------

                                                                              Estimated        Net
                                                                   Amortized   Market    Unrealized Gains
                                                                     Cost       Value        (Losses)
                                                                   --------------------------------------
                                                                           (Dollars in Thousands)
                                                                   --------------------------------------
Due in one year or less                                              $ 4,572   $  4,582       $ 10
Due after one year through five years                                  4,768      4,832         64
Due after five years through ten years                                 4,337      4,378         41
Due after ten years                                                      280        294         14
---------------------------------------------------------------------------------------------------------
TOTAL SECURITIES HELD TO MATURITY                                    $13,957   $ 14,086       $129
---------------------------------------------------------------------------------------------------------

3. Loans

Loans at December 31, 1998 and 1997 consisted of the following:

                                                                                       December 31,
                                                                               --------------------------
                                                                                 1998              1997
                                                                               --------------------------
                                                                                  (Dollars in Thousands)
Commercial, financial and agricultural                                         $ 42,584          $ 46,012
Real estateconstruction                                                          10,369             8,068
Real estatemortgage (residential and commercial)                                119,076           116,728
Installment loans to individuals                                                 30,185            26,286
 Total loans                                                                    202,214           197,094
Less: allowance for credit losses                                                 2,533             2,370
---------------------------------------------------------------------------------------------------------
NET LOANS                                                                      $199,681          $194,724
---------------------------------------------------------------------------------------------------------

The Corporation's subsidiaries have had and can be expected to have in the future various banking transactions with directors, executive officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties). The total amount of loans was $6,355,000 and $5,109,000 at December 31, 1998 and 1997, respectively. During 1998, $19,615,000 in loan advances were made and repayments were $18,369,000.

                                      Pocahontas Bankshares Corporation  Page 29

4.  Allowance for Loan Losses

An analysis of the allowance for loan losses for 1998, 1997 and 1996 is as follows:

                                                                     Years Ended December 31,
                                                                   ----------------------------
                                                                      1998      1997     1996
                                                                   ----------------------------
                                                                      (Dollars in Thousands)
Balance at beginning of year                                         $2,370    $2,240   $2,145
Provision for loan losses                                               544       691      644
Recoveries on loans previously charged off                               59        51       23
Loans charged off                                                      (440)     (612)    (572)
---------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                               $2,533    $2,370   $2,240
---------------------------------------------------------------------------------------------------------

The following is a summary of loans considered impaired:

                                                                                  December 31,
                                                                           ------------------------
                                                                              1998          1997
                                                                           ------------------------
                                                                            (Dollars in Thousands)
Gross impaired loans                                                         $2,569        $1,441
Valuation allowance for impaired loans                                          520           347
---------------------------------------------------------------------------------------------------
Recorded investment in impaired loans                                        $2,049        $1,094
---------------------------------------------------------------------------------------------------
Average recorded investment in impaired loans for the year ended             $1,928        $1,245
---------------------------------------------------------------------------------------------------

There was no interest income recognized on impaired loans (during the portion of the year they were impaired) for the years ended December 31, 1998, 1997 and 1996. At December 31, 1998, 1997 and 1996, the Corporation had nonaccrual loans of $1,728,000, $828,000 and $1,398,000, respectively. Interest income of $1,000,
$5,000 and $5,000 was recognized on these loans in 1998, 1997 and 1996, respectively. Had these loans performed in accordance with their original terms, interest income of $194,000, $142,000 and $176,000 would have been recorded in 1998, 1997 and 1996, respectively.

5. Premises and Equipment

Premises and equipment at December 31, 1998 and 1997 consisted of the following:

                                                                                 December 31,
                                                                           ------------------------
                                                                              1998          1997
                                                                           ------------------------
                                                                            (Dollars in Thousands)
Land                                                                         $  1,341    $  1,291
Buildings and improvements                                                      8,280       8,034
Equipment and fixtures                                                          4,509       3,973
 Total                                                                         14,130      13,298
Less accumulated depreciation                                                   4,931       4,638
---------------------------------------------------------------------------------------------------
NET PREMISES AND EQUIPMENT                                                   $  9,199    $  8,660
---------------------------------------------------------------------------------------------------

Depreciation charged to operating expense amounted to $707,000 in 1998, $579,000 in 1997, and $432,000 in 1996.

Page 30  Pocahontas Bankshares Corporation

6. Deposits

Deposits at December 31, 1998 and 1997 were as follows:

                                                                                 December 31,
                                                                           ------------------------
                                                                              1998          1997
                                                                           ------------------------
                                                                            (Dollars in Thousands)
Individuals, partnerships and corporations:
  Demand deposits                                                             $ 25,685    $ 25,886
  Time and savings deposits                                                    215,400     192,972
U.S. Government                                                                     --          54
States and political subdivisions                                                9,275      11,889
Certified and official checks                                                    1,368       1,536
---------------------------------------------------------------------------------------------------
TOTAL DEPOSITS                                                                $251,728    $232,337
---------------------------------------------------------------------------------------------------

Time deposits included certificates of deposit issued in amounts of $100,000 or more totaling approximately $23,251,000 and $22,252,000 at December 31, 1998 and 1997, respectively.

7.  Short-term Borrowings

Short-term borrowings consist of treasury tax and loan deposits, which are generally repaid within 30 days from the transaction date, and securities sold under agreements to repurchase. Securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                1998         1997
                                             ------------------------
                                              (Dollars in Thousands)
Average balance during the year                 $15,050      $13,589
Average interest rate during the year              3.87%        3.93%
Maximum month-end balance during the year       $18,148      $18,783

8.  Other Comprehensive Income

Effective January 1, 1998, the Corporation adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes requirements for the disclosure of comprehensive income in the Corporation's consolidated financial statements. Comprehensive income is defined as net income plus transactions and other occurrences which are the result of nonowner changes in equity. As required by SFAS No. 130, prior period consolidated financial statements have been reclassified to reflect application of the provisions of this statement.

Other comprehensive income is defined as comprehensive income exclusive of net income. Unrealized gains (losses) on available for sale investment securities represent the sole component of the Company's other comprehensive income. Other comprehensive income (loss) consists of the following:


                                                                          1998    1997    1996
                                                                         ----------------------
Unrealized holding gains (losses) arising during the year                $ 267   $ 287   $(193)
Reclassification adjustment for (gains) losses included in net income       40      59      (1)
                                                                         ----------------------
Other comprehensive income (loss) before tax                               307     346    (194)
Income tax (expense) benefit related to other comprehensive income         (94)    (88)     17
-----------------------------------------------------------------------------------------------
Other comprehensive income (loss), net of tax                            $ 213   $ 258   $(177)
-----------------------------------------------------------------------------------------------

                                      Pocahontas Bankshares Corporation  Page 31

9.  Earnings Per Share

The following table reconciles the numerator and denominator of the basic and diluted computations for income from continuing operations for the year ended December 31, 1998:

                                                                     Income        Shares      Per-Share
                                                                   (Numerator)  (Denominator)   Amount
                                                                   -------------------------------------
Basic EPS:
Income available to common shareholders                            $3,201,000      2,000,000       $1.60
Diluted EPS:
Effect of dilutive securities--Stock options                                0          1,847
--------------------------------------------------------------------------------------------------------
Income available to common shareholders and assumed conversions    $3,201,000      2,001,847       $1.60
--------------------------------------------------------------------------------------------------------

For the years ended December 31, 1997 and 1996, there were no adjustments to either the numerator or denominator for the purpose of calculating diluted earnings per share as the Corporation had no dilutive securities.

10. Stock Option Plans

During 1998, the Corporation adopted the 1998 Officer Stock Option Plan (the "Officer Plan") which provides for the issuance of options to purchase shares of the Corporation's common stock to officers of the Corporation. The options have an original term of ten years with an exercise price equal to the market price of the common stock on the date of grant, as defined by the plan. The options vest 20% per year after their date of grant. During the year ended December 31, 1998, 58,470 options were granted under the Officer Plan at an exercise price of $20.25 per share. At December 31, 1998, the weighted average remaining contractual life of the outstanding options is 114 months. At December 31, 1998, options for 111,530 shares of common stock were reserved for future issuance for the Officer Plan. As of December 31, 1998, no options had been exercised under the Officer Plan.

During 1998, the Corporation adopted the 1998 Director Stock Option Plan (the "Director Plan") which provides for the issuance of options to purchase shares of the Corporation's common stock to directors of the Corporation and its subsidiaries. The options have an original term of ten years with an exercise price equal to the market price of the common stock on the date of grant, as defined by the plan. The options are fully vested upon their date of grant. During the year ended December 31, 1998, 20,000 options were granted under the Director Plan at an exercise price of $20.25 per share. At December 31, 1998, the weighted average remaining contractual life of the outstanding options is 114 months. At December 31, 1998, options for 10,000 shares of common stock were reserved for future issuance for the Director Plan. As of December 31, 1998, no options had been exercised under the Director Plan.

The Corporation accounts for the Officer Plan and the Director Plan under the provision of SFAS No. 123, "Accounting for Stock Based Compensation". As permitted by SFAS No. 123, the Corporation has chosen to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for options granted under the plans. Had compensation cost for the Corporation's plans been determined based on the fair value at


Page 32 Pocahontas Bankshares Corporation the grant dates for awards under the plans consistent with the method of SFAS No. 123, the Corporation's net income and net income per share for the year ended December 31, 1998, would have been decreased to the pro forma amounts indicated below. The Corporation did not award any option grants prior to July 1, 1998, therefore, there are no pro forma amounts for prior periods.

                                              As Reported    Pro Forma
                                              -------------------------
Net income                                    $3,201,000    $3,171,000
-----------------------------------------------------------------------
Net income per shareBasic                     $     1.60    $     1.59
-----------------------------------------------------------------------

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for the 1998 grants: 8% dividend growth rate; expected volatility of 3.31%; risk-free interest rate of 5.46%; and expected life of six years for directors and seven years for officers.

11. Post Employment Benefits

The Corporation has a noncontributory pension plan covering all eligible employees with six months of service who have attained the age of twenty and one-half. Contributions to the plan are based on computations by independent actuarial consultants. Due to the present excess funded position of the pension plan, no contributions have been made since 1985. The plan's assets include common stock, fixed income securities, short-term investments and cash.

The Corporation sponsors two defined benefit post retirement plans that cover both salaried and nonsalaried employees. One plan provides medical benefits, and the other provides life insurance benefits.The post retirement health care plan is contributory and the life insurance plan is noncontributory. The health plan has an annual limitation (a "cap") on the dollar amount of the employer's share of the cost of covered benefits incurred by a plan participant. The retiree is responsible, therefore, for the amount by which the cost of the benefit coverage under the plan incurred during a year exceeds that cap. No health care cost increases have been factored into the health plan's actuarial calculations due to this cap.

                                      Pocahontas Bankshares Corporation  Page 33

The following table outlines the changes in the Corporation's postemployment benefit plan obligations, assets and funded status for the year ended December 31, 1998 and December 31, 1997, and the assumptions and components of net periodic benefit costs for the three years in the period ended December 31, 1998.

                                                                                                  Other
                                                                                              Postretirement
                                                                 Pension Benefits                Benefits
                                                              -------------------------------------------------
                                                                1998          1997          1998         1997
                                                                            (Dollars in Thousands)
Change in benefit obligation
Benefit obligation at beginning of year                       $ 5,877       $ 4,842       $ 1,180       $ 1,068
Service cost                                                      264           245            21            18
Interest cost                                                     407           359            81            78
Amendments                                                        219            --            --            --
Actuarial (gain) loss                                             365           537            59            45
Benefits paid                                                    (261)         (106)          (44)          (29)
                                                              -------------------------------------------------
Benefit obligation at end of year                               6,871         5,877         1,297         1,180
                                                              -------------------------------------------------
Change in plan assets
Fair value of plan assets at beginning of year                  8,581         7,025           N/A           N/A
Actual return on plan assets                                    1,222         1,662           N/A           N/A
Employer contribution                                              --            --           N/A           N/A
Benefits paid                                                    (261)         (106)          N/A           N/A
Fair value of plan assets at end of year                        9,542         8,581           N/A           N/A
Funded status                                                   2,671         2,704        (1,297)       (1,180)
Unrecognized net actuarial gain                                (1,941)       (1,914)         (152)         (218)
Unrecognized prior service cost                                   534           345            --            --
Unrecognized transition obligation                               (454)         (518)          775           830
                                                              -------------------------------------------------
Prepaid (accrued) benefit cost                                $   810       $   617       $  (674)      $  (568)
                                                              -------------------------------------------------

                                                                                                 Other
                                                                                             Postretirement
                                                          Pension Benefits                      Benefits
                                                  ---------------------------------------------------------------
Weighted-average assumptions as of 12/31           1998        1997        1996          1998      1997     1996
                                                  ---------------------------------------------------------------
Discount rate                                      6.50%       7.00%       7.50%         6.50%     7.00%    7.50%
Expected return on plan assets                     9.00%       9.00%       9.00%          N/A       N/A      N/A
Rate of compensation increase                      3.00%       3.00%       3.00%          N/A       N/A      N/A

Components of net periodic benefit cost
Service cost                                      $ 264      $  245       $ 239         $  21     $  18    $  17
Interest cost                                       407         359         348            81        78       75
Expected return on plan assets                     (767)       (627)       (548)           --        --       --
Amortization of prior service cost                   30          30          30            --        --       --
Amortization of transition obligation               (65)        (65)        (65)           55        55       55
Recognized net actuarial gain                       (62)        (41)         --            (7)       (9)      (9)
                                                  ---------------------------------------------------------------
Net periodic benefit cost                         $(193)     $  (99)      $   4         $ 150     $ 142    $ 138
                                                  ---------------------------------------------------------------

The Corporation maintains a qualified 401(k) retirement savings plan. All full time employees are eligible to participate on a voluntary basis, after completing their first year of service. All employees may elect to make pretax contributions up to a maximum of fifteen percent (15%) of their salary, which are matched fifty percent (50%) by the Corporation. Total amounts charged to operating expense for payments pursuant to this plan were approximately $104,000 in 1998, $99,000 in 1997 and $88,000 in 1996.

Page 34  Pocahontas Bankshares Corporation

12. Income Taxes

The provision for income taxes consisted of the following:

                                                                          Years Ended December 31,
                                                                          ------------------------
Tax provision attributed to income from operations:                        1998    1997     1996
                                                                          ------------------------
Federal                                                                    (Dollars in Thousands)
  Current                                                                 $1,421  $1,342   $1,225
  Deferred                                                                    87     (31)     (46)
 State
  Current                                                                    307     344      278
--------------------------------------------------------------------------------------------------
PROVISION FOR INCOME TAX                                                  $1,815  $1,655   $1,457
--------------------------------------------------------------------------------------------------

The components of deferred tax assets and liabilities at December 31, 1998 and 1997 were as follows:

                                                                                 1998         1997
                                                                              ----------------------
                                                                              (Dollars in Thousands)
Foreclosures                                                                   $   12        $   61
Provision for loan losses                                                         744           665
Marketable equity securities                                                      220           219
Other, net                                                                         20            93
                                                                              ----------------------
 Gross deferred tax assets                                                        996         1,038
                                                                              ----------------------
Depreciation                                                                     (171)         (127)
Unrealized gains on securities available for sale                                (166)          (72)
                                                                              ----------------------
 Gross deferred tax liabilities                                                  (337)         (199)
                                                                              ----------------------
Valuation allowance                                                              (220)         (219)
----------------------------------------------------------------------------------------------------
NET DEFERRED TAX ASSETS                                                        $  439        $  620
----------------------------------------------------------------------------------------------------

A valuation allowance was established for the writedowns of marketable equity securities because their recognition is limited to future capital gains generated by the Corporation. No tax benefit has been recognized in the financial statements for the writedowns.

The principal differences between the effective tax rate and the federal statutory rate was as follows:

                                                              Years Ended December 31,
                                                      ----------------------------------------
                                                           1998          1997          1996
                                                      ----------------------------------------
                                                               (Dollars in Thousands)
                                                      Amount    %   Amount    %   Amount    %
                                                      ----------------------------------------
Provision at statutory rate                           $1,705   34   $1,583   34   $1,458   34
Tax-exempt interest income from certain investment
  securities and loans                                  (194)  (4)    (214)  (4)    (200)  (5)
State income tax expense, net of federal benefit         203    4      228    5      177    4
Nondeductible (income) expense                           101    2       58    1       22    1
----------------------------------------------------------------------------------------------
PROVISION FOR INCOME TAXES                            $1,815   36   $1,655   36   $1,457   34
----------------------------------------------------------------------------------------------

13. Commitments and Contingencies

In the normal course of business, the Corporation is involved in various legal suits and proceedings. In the opinion of management based on the advice of legal counsel, these suits are without substantial merit and should not result in judgments which in the aggregate would have a material adverse effect on the Corporation's financial statements.

                                      Pocahontas Bankshares Corporation  Page 35

14. Financial Instruments, Concentrations of Credit and Fair Values

The subsidiaries of the Corporation are parties to various financial instruments with off-balance sheet risk arising in the normal course of business to meet the financing needs of their customers. Those financial instruments include commitments to extend credit and standby letters of credit.These commitments include standby letters of credit of approximately $622,000 at December 31, 1998 and $1,072,000 at December 31, 1997. These instruments contain various elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition.Additionally, certain off-balance sheet items of approximately $28,875,000 at December 31, 1998, and $24,909,000 at December 31, 1997, comprised primarily of unfunded loan commitments, have an estimated fair value that is not materially different from the notional amount.

The subsidiaries' exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is the contractual amount of those instruments. The subsidiaries use the same credit policies in making commitments and conditional obligations that they do for on-balance sheet instruments.

The Corporation's subsidiaries grant various types of credit including, but not limited to, agriculture, commercial, consumer, and residential loans to customers primarily located throughout southern West Virginia and southwestern Virginia. Each customer's creditworthiness is examined on a case by case basis. The amount of collateral obtained, if any, is determined by management's credit evaluation of the customer. Collateral held varies, but may include property, accounts receivable, inventory, plant and equipment, securities, or other income producing property. The loan portfolio is generally well diversified and geographically dispersed within the region. There are no industry concentrations that represent more than 25% of the Corporation's equity. Within each specific industry, borrowers are well diversified as to specialty, service, or other unique feature of the overall industry. A substantial portion of the customers' ability to honor their contractual commitment is largely dependent upon the economic conditions of the respective industry and overall economic conditions of the region.

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires the disclosure of the estimated fair value of on and off-balance sheet financial instruments. For the Corporation, as for most financial institutions, approximately 95% of its assets and liabilities are considered financial instruments as defined by SFAS 107. Most of the Corporation's financial instruments, however, lack an available trading market characterized by a willing buyer and a willing seller engaging in an exchange transaction. It is also the Corporation's general practice and intent to hold its financial instruments to maturity and not to engage in trading or sales activities. Therefore, significant estimations and present value calculations were used by the Corporation for the purposes of this disclosure.

Estimated fair values have been determined by the Corporation using the best available data and an estimation methodology suitable for each category of financial instruments.

Page 36  Pocahontas Bankshares Corporation

The estimated fair value and the recorded book balances at December 31, 1998 and 1997 was as follows:

                                                                   1998                    1997
                                                         ----------------------------------------------
                                                          Estimated   Carrying    Estimated   Carrying
                                                         Fair Value    Amount    Fair Value    Amount
                                                         ----------------------------------------------
                                                         (Dollars in Thousands)  (Dollars in Thousands)
Assets:
Cash and due from banks                                   $ 13,748    $ 13,748    $ 10,896    $ 10,896
Federal funds sold                                           4,000       4,000       3,400       3,400
Securities available for sale                               45,951      45,951      35,149      35,149
Securities held to maturity                                 14,086      13,957      17,516      17,334
Federal Home Loan Bank and Federal Reserve Bank stock        1,028       1,028       1,028       1,028
Net loans                                                  205,052     199,681     198,345     194,724

Liabilities:
Deposits with no stated maturities                        $151,200    $151,200    $143,192    $143,192
Deposits with stated maturities                            101,004     100,528      90,003      89,145
Short-term borrowings                                       13,046      13,046      17,038      17,038

The estimation methodologies used to determine fair value are as follows: For those loans and deposits with floating interest rates it was presumed that the estimated fair value generally approximated the recorded book balances. Securities actively traded in a secondary market have been valued using quoted available market prices. Deposits with stated maturities have been valued using a present value discounted cash flow with a discount rate approximating current market rates for similar assets and liabilities. Deposits with no stated maturities have an estimated fair value equal to the amount payable on demand which is the recorded book balance.The net loan portfolio has been valued using a present value discounted cash flow. The discount rate used in these calculations is the federal funds sold rate adjusted for noninterest operating costs, credit losses, and assumed prepayment risk. Fair values for nonperforming loans are estimated using discounted cash flow analysis, or underlying collateral values, where applicable. Changes in assumptions or estimation methodologies may have a material effect on these estimated fair values.

15. Regulatory Matters

The Corporation's principal source of funds for dividend payment and debt service is dividends received from the subsidiary banks.

Under applicable Federal laws, the Comptroller of the Currency, the primary regulator of First Century Bank, N.A., restricts the total dividend payments of a national bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits of the two preceding years. At December 31, 1998, retained net profits for the years 1998 and 1997, which were free of such regulatory restrictions were approximately $2,767,000.

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

                                      Pocahontas Bankshares Corporation  Page 37

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and its subsidiaries to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to riskweighted assets (as defined), and Tier I capital to average assets (as defined). Management believes, as of December 31, 1998, that the Corporation and each of its subsidiaries meet all capital adequacy requirements to which they are subject.

As of December 31, 1998, First Century Bank, N.A., and First Century Bank have each received notification from their respective regulators that they are wellcapitalized under the regulatory framework for prompt corrective action. To be adequately capitalized, minimum total riskbased, Tier I riskbased, and Tier I leverage ratios as set forth in the following table must be maintained. There are no conditions or events since the recent notifications that management believes have changed the institutions' categories.

Page 38  Pocahontas Bankshares Corporation




                                                                                       For Capital
                                                    Actual                          Adequacy Purposes
                                               -----------------------------------------------------------------------------
                                                Amount  Ratio               Amount                      Ratio
                                               -----------------------------------------------------------------------------
As of December 31, 1998:
 Total Capital (to Risk Weighted Assets):
  Consolidated                                 $29,027  14.02%  (greater than/equal to)$16,566  (greater than/equal to)8.00%
  First Century Bank, N.A.                     $24,620  13.72%  (greater than/equal to)$14,359  (greater than/equal to)8.00%
  First Century Bank                           $ 3,955  14.23%  (greater than/equal to)$ 2,224  (greater than/equal to)8.00%
 Tier I Capital (to Risk Weighted Assets):
  Consolidated                                 $26,495  12.79%  (greater than/equal to)$ 8,283  (greater than/equal to)4.00%
  First Century Bank, N.A.                     $22,425  12.49%  (greater than/equal to)$ 7,179  (greater than/equal to)4.00%
  First Century Bank                           $ 3,618  13.01%  (greater than/equal to)$ 1,112  (greater than/equal to)4.00%
 Tier I Capital (to Average Assets):
  Consolidated                                 $26,495   9.08%  (greater than/equal to)$11,673  (greater than/equal to)4.00%
  First Century Bank, N.A.                     $22,425   8.71%  (greater than/equal to)$10,302  (greater than/equal to)4.00%
  First Century Bank                           $ 3,618   9.62%  (greater than/equal to)$ 1,504  (greater than/equal to)4.00%



                                                                         To Be Well
                                                                      Capitalized Under
                                                                      Prompt Corrective
                                                                      Action Provisions
                                             ---------------------------------------------------------------------
                                                         Amount                                Ratio
                                             ---------------------------------------------------------------------
As of December 31, 1998:
 Total Capital (to Risk Weighted Assets):
  Consolidated
  First Century Bank, N.A.                   (greater than or equal to)$ 17,949   (greater than or equal to)10.00%
  First Century Bank                         (greater than or equal to)$  2,780   (greater than or equal to)10.00%
 Tier I Capital (to Risk Weighted Assets):
  Consolidated
  First Century Bank, N.A.                   (greater than or equal to)$  10,769  (greater than or equal to)6.00%
  First Century Bank                         (greater than or equal to)$   1,668  (greater than or equal to)6.00%
 Tier I Capital (to Average Assets):
  Consolidated
  First Century Bank, N.A.                   (greater than or equal to)$  12,878   (greater than or equal to)5.00%
  First Century Bank                         (greater than or equal to)$   1,881   (greater than or equal to)5.00%









                                                                                           For Capital
                                                    Actual                              Adequacy Purposes
                                            ----------------------------------------------------------------------------------------

                                               Amount   Ratio            Amount                               Ratio
                                            ----------------------------------------------------------------------------------------

As of December 31, 1997:
 Total Capital (to Risk Weighted Assets):
  Consolidated                                $28,470  14.05%  (greater than or equal to)$16,205   (greater than or equal to)8.00%
  First Century Bank, N.A.                    $24,408  13.71%  (greater than or equal to)$14,245   (greater than or equal to)8.00%
  First Century Bank                          $ 3,526  13.95%  (greater than or equal to)$ 2,021   (greater than or equal to)8.00%
 Tier I Capital (to Risk Weighted Assets):
  Consolidated                                $26,100  12.88%  (greater than or equal to)$ 8,103   (greater than or equal to)4.00%
  First Century Bank, N.A.                    $22,358  12.56%  (greater than or equal to)$ 7,122   (greater than or equal to)4.00%
  First Century Bank                          $ 3,210  12.70%  (greater than or equal to)$ 1,011   (greater than or equal to)4.00%
 Tier I Capital (to Average Assets):
  Consolidated                                $26,100   9.46%  (greater than or equal to)$11,033   (greater than or equal to)4.00%
  First Century Bank, N.A.                    $22,358   9.23%  (greater than or equal to)$ 9,689   (greater than or equal to)4.00%
  First Century Bank                          $ 3,210   8.77%  (greater than or equal to)$ 1,464   (greater than or equal to)4.00%


                                                                             To Be Well
                                                                         Capitalized Under
                                                                         Prompt Corrective
                                                                         Action Provisions
                                              -------------------------------------------------------------------------
                                                            Amount                              Ratio
                                              -------------------------------------------------------------------------
As of December 31, 1997:
 Total Capital (to Risk Weighted Assets):
  Consolidated
  First Century Bank, N.A.                    (greater than or equal to)$  17,806   (greater than or equal to)10.00%
  First Century Bank                          (greater than or equal to)$   2,527   (greater than or equal to)10.00%
 Tier I Capital (to Risk Weighted Assets):
  Consolidated
  First Century Bank, N.A.                    (greater than or equal to)$  10,684    (greater than or equal to)6.00%
  First Century Bank                          (greater than or equal to)$   1,516    (greater than or equal to)6.00%
 Tier I Capital (to Average Assets):
  Consolidated
  First Century Bank, N.A.                    (greater than or equal to)$  12,111    (greater than or equal to)5.00%
  First Century Bank                          (greater than or equal to)$   1,830    (greater than or equal to)5.00%




                                      Pocahontas Bankshares Corporation  Page 39

16.  Quarterly Financial Data (Unaudited)

The summary financial data by quarter for the years ended December 31, 1998, 1997 and 1996 was as follows:


                                                                                              Quarter Ended
                                                                              ---------------------------------------------
                                                                                  Mar. 31    June 30   Sept. 30    Dec. 31
                                                                              ---------------------------------------------
                                                                              (Dollars in Thousands, Except Per Share Data)
1998
Interest income                                                                $    5,391     $5,731     $5,853  $   5,560
Net interest income                                                                 3,090      3,213      3,246      3,123
Provision for possible loan losses                                                    188        133        124         99
Securities gains (losses)                                                             (14)        --         --        (20)
Income before taxes                                                                 1,130      1,354      1,290      1,242
Net income                                                                            725        864        820        792
---------------------------------------------------------------------------------------------------------------------------
NET INCOME PER SHARE                                                           $     0.36     $ 0.43      $0.41      $0.40
---------------------------------------------------------------------------------------------------------------------------
1997
Interest income                                                                $    5,252     $5,413     $5,453  $   5,593
Net interest income                                                                 2,857      3,132      3,111      3,232
Provision for possible loan losses                                                    141        238        204        108
Securities gains (losses)                                                              --         59         --         --
Income before taxes                                                                   902      1,262      1,249      1,244
Net income                                                                            605        799        817        781
---------------------------------------------------------------------------------------------------------------------------
NET INCOME PER SHARE                                                           $     0.30     $ 0.40      $0.41      $0.39
---------------------------------------------------------------------------------------------------------------------------
1996
Interest income                                                                $    5,165     $5,250     $5,300  $   5,269
Net interest income                                                                 2,802      2,901      2,924      2,876
Provision for possible loan losses                                                    109        257         82        196
Securities gains (losses)                                                              --         --          1         --
Income before taxes                                                                   988      1,063      1,148      1,088
Net income                                                                            648        712        742        728
---------------------------------------------------------------------------------------------------------------------------
NET INCOME PER SHARE                                                           $     0.33     $ 0.36      $0.37      $0.36
---------------------------------------------------------------------------------------------------------------------------


Page 40  Pocahontas Bankshares Corporation

17.  Parent Company Financial Data

Condensed financial information of Pocahontas Bankshares Corporation (parent company only) is presented below:


STATEMENTS OF FINANCIAL CONDITION

                                                                                  December 31,
                                                                           -----------------------
                                                                              1998         1997
                                                                           -----------------------
                                                                           (Dollars in Thousands)
Assets:
Cash                                                                          $   173      $   222
Investment in subsidiaries at equity                                           28,051       26,057
Other assets                                                                      279          429
----------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                  $28,503      $26,708
----------------------------------------------------------------------------------------------------
Liabilities:
Other liabilities                                                             $    --      $   119
                                                                              ----------------------
TOTAL LIABILITIES                                                                  --          119
                                                                              ----------------------
Stockholders' Equity:
Common stock -$1.25 par value; shares issued and outstanding:
2,000,000 at December 31, 1998 and December 31, 1997                            2,500        2,500
Paid-in capital                                                                   785          785
Retained earnings                                                              25,218       23,304
----------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                     28,503       26,589
----------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                    $28,503      $26,708
----------------------------------------------------------------------------------------------------




STATEMENTS OF INCOME

                                                                      Years Ended December 31,
                                                                 ---------------------------------
                                                                    1998         1997         1996
                                                                 ---------------------------------
                                                                        (Dollars in Thousands)
Income:
 Dividends from subsidiary banks                                 $ 1,500      $ 1,300      $ 1,350
                                                                 ---------------------------------
TOTAL INCOME                                                       1,500        1,300        1,350
                                                                 ---------------------------------
Expenses:
 Interest on long-term borrowings                                     --           --           --
 Other                                                                55           33           64
                                                                 ---------------------------------
TOTAL EXPENSES                                                        55           33           64
                                                                 ---------------------------------
Applicable income taxes (benefits)                                    25           33           (9)
                                                                 ---------------------------------
Income before equity in undistributed
net income of subsidiaries                                         1,420        1,234        1,295
Equity in undistributed net income of subsidiaries                 1,781        1,768        1,535
--------------------------------------------------------------------------------------------------
NET INCOME                                                       $ 3,201      $ 3,002      $ 2,830
--------------------------------------------------------------------------------------------------




STATEMENT OF CASH FLOWS
                                                                       Years Ended December 31,
                                                                 ---------------------------------
                                                                    1998         1997         1996
                                                                 ---------------------------------
                                                                       (Dollars in Thousands)
Cash flows from operating activities
Net income                                                       $ 3,201      $ 3,002      $ 2,830
Adjustments to reconcile net income to net cash
provided by operating activities:
 Equity in undistributed net income of subsidiaries               (1,781)      (1,768)      (1,535)
 Other adjustments, net                                               31            1           (2)
                                                                 ---------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                          1,451        1,235        1,293
                                                                 ---------------------------------
Cash flows from financing activities
 Principal repayments of long term debt                               --           --           --
 Cash dividends paid                                              (1,500)      (1,300)      (1,210)
                                                                 ---------------------------------
NET CASH USED BY FINANCING ACTIVITIES                             (1,500)      (1,300)      (1,210)
                                                                 ---------------------------------
Net increase (decrease) in cash                                      (49)         (65)          83
Cash at January 1,                                                   222          287          204
--------------------------------------------------------------------------------------------------
Cash at December 31,                                             $   173      $   222      $   287
--------------------------------------------------------------------------------------------------
Supplemental disclosures of cash flow information:
Cash paid during the year for:
 Interest                                                        $    --      $    --      $    --
 Income taxes                                                    $ 1,853      $ 1,369      $ 1,751

                                      Pocahontas Bankshares Corporation  Page 41

Report of
Independent
Accountants


January 29, 1999

The Board of Directors and Stockholders
Pocahontas Bankshares Corporation:


In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Pocahontas Bankshares Corporation and Subsidiaries (the "Corporation") at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Charlotte, North Carolina


Page 42  Pocahontas Bankshares Corporation

                                                                   Boards of
                                                                   Directors


                       POCAHONTAS BANKSHARES CORPORATION
------------------------------------------------------------------------------
W. Paul Cole, Jr.
President Cole
Motor & Cole
Chevrolet-Cadillac

Eustace Frederick
Retired, Senior Vice President-
Mining, Consolidation Coal Co.,
Southern Appalachia Region

B. L. Jackson, Jr.
Chairman of the Board
Pocahontas Bankshares
Corporation

Robert M. Jones, Jr., M.D.
Physician

Harold Lee Miller, Jr.
Retired, President
Flat Top Insurance Agency

Charles A. Peters
President
Peters Equipment, Inc.
Secretary, Pocahontas
Bankshares Corporation

C. E. Richner
President
C. E. Richner Drilling Co.

Byron K. Satterfield
Executive Vice President &
Trust Officer, First Century Bank, N.  A.

John C. Shott
Chairman of the Board
Paper Supply Company

Scott H. Shott
Shott Foundation

Walter L. Sowers
President
Pemco Corporation

J. Brookins Taylor, M.D.
Physician

Frank W.  Wilkinson
Vice President, Marketing and
Branch Administration,
First Century Bank, N.  A.

R.  W.  Wilkinson
President & Chief Executive
Officer, Pocahontas Bankshares Corporation,
First Century Bank, N.  A.
Chairman, First Century Bank



                           FIRST CENTURY BANK, N.  A.
------------------------------------------------------------------------------
W. Paul Cole, Jr.
President Cole
Motor & Cole
Chevrolet-Cadillac

Eustace Frederick
Retired, Senior Vice President-
Mining, Consolidation Coal Co.,
Southern Appalachia Region

B. L. Jackson, Jr.
Chairman of the Board
Pocahontas Bankshares
Corporation

Robert M. Jones, Jr.
Physician

Harold Lee Miller, Jr.
Retired, President
Flat Top Insurance Agency

Marshall S. Miller
President, Marshall Miller
& Associates

Charles A. Peters
President
Peters Equipment, Inc.
Secretary, Pocahontas
Bankshares Corporation

Robert L. Raines
Retired, President
Pocahontas Land Corporation

C. E. Richner
President
C.E. Richner Drilling Co.

Byron K. Satterfield
Executive Vice President &
Trust Officer, First
Century Bank, N.  A.

John H. Shott
Attorney

Scott H. Shott
Shott Foundation

Daniel D. Smith
President
Pocahontas Land Company

Walter L. Sowers
President
Pemco Corporation

William Chandler Swope
President
Swope Construction
Services, Inc.

J. Brookins Taylor, M.D.
Physician

Frank W.  Wilkinson
Vice President, Marketing and
Branch Administration,
First Century Bank, N.  A.

R.  W.  Wilkinson
President & Chief Executive
Officer, Pocahontas
Bankshares Corporation,
First Century Bank, N.  A.
Chairman, First Century Bank


                            FIRST CENTURY BANK, N.A.
                           WYOMING COUNTY OPERATIONS
                                 ADVISORY BOARD
------------------------------------------------------------------------------

Ted Bailey
President, Pineville Land Co.

Tom Evans, Jr.
President, Evans Funeral
Home

John D. Lay
Vice President, Wyoming
County Area, First Century
Bank, N.  A.

C. E. Richner
President,
C. E. Richner Drilling Co.

Byron K. Satterfield
Executive Vice President &
Trust Officer, First Century
Bank, N.  A.

Frank W.  Wilkinson
Vice President, Marketing and
Branch Administration,
First Century Bank, N.A.

R.  W.  Wilkinson
President & Chief Executive
Officer, Pocahontas
Bankshares Corporation,
First Century Bank, N.A.
Chairman, First Century Bank

Dennis Worrell
Partner, Worrell Exxon &
Owner, D & T Car Wash



                               FIRST CENTURY BANK
--------------------------------------------------------------------------------
J. J. Booker, III, M.D.
Physician

James W. Caudill
President, R.P. Johnson & Sons

Robert T. Dupuis
President, P & T  Products, Inc.

Jeffery L. Forlines
Chief Executive Officer,
First Century Bank

Stephen A. Lester
Ewald-Lester Insurance
Agency, Inc.

Frank W.  Wilkinson
Vice President, Marketing and
Branch Administration,
First Century Bank, N.  A.


R.  W.  Wilkinson
President & Chief Executive
Officer, Pocahontas
Bankshares Corporation,
First Century Bank, N.  A.
Chairman, First Century Bank


                                      Pocahontas Bankshares Corporation  Page 43

Officers

                       POCAHONTAS BANKSHARES CORPORATION
-------------------------------------------------------------------------------
B. L. Jackson, Jr.
Chairman of the Board

R.  W.  Wilkinson
President & Chief Executive
Officer

Charles A. Peters
Secretary

W. E.  Albert
Assistant Secretary

J. Ronald Hypes
Treasurer

                           FIRST CENTURY BANK, N.  A.
--------------------------------------------------------------------------------
ADMINISTRATION

R.  W.  Wilkinson
President & Chief Executive
Officer

J. Ronald Hypes
Vice President & Comptroller

Wayne L. Blevins
Assistant Comptroller

Barbara Moore-Ray
Community Development
Officer

Kenneth W. Beard
Vice President &
Compliance Officer

Zella W. Dillon
Auditor

Lisa A. Keene
Director of Personnel &
Training

BRANCH
ADMINISTRATION

Frank W.  Wilkinson
Vice President, Marketing
and Branch Administration

John D. Lay
Vice President,
Wyoming County Area

Randall Price
Vice President,
Corporate Development

Christina H. Naylor
Branch Manager, Main Office
& Teller Operations

Karen Kidd
Branch Manager/
Assistant Cashier,
College Ave. Office

Revonda D. Helms
Branch Manager/
Assistant Cashier,
Federal Street Office

Juanita Growe
Branch Manager,
Pineville Office

Jean Stanley
Branch Manager/
Assistant Cashier,
Princeton Office

Brenda Davidson
Branch Manager and
Loan Officer,
Bluefield, Virginia Office

Rhonda G. Sutherland
Assistant Cashier

Rita Toler
Assistant Cashier,
Oceana Office

LOANS

R. S. Kennett
Senior Vice President, Loans

Garnett L. Little
Vice President, Loans

Hal Absher
Director of Secondary
Mortgage Lending

Robert Sexton
Manager, Consumer Loans

Marshall V. Lytton
Loan Officer,
Bluefield Office

Debra Brunty
Assistant Vice President-Loans,
Wyoming County Area

James Goodwin
Loan Officer,
Princeton Office

Linda Hamer
Loan Officer,
Bluefield Office

Christopher W. Nipper
Loan Officer,
College Avenue Office

Charles Lester
Collection Loan Officer

Barry W.  Whitt
Loan Administration Officer

Shela D. Fortner
Consumer Loan Officer,
Pineville Office

Charlene Maynard
Consumer Loan Officer,
Oceana Office

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

Rebecca Lynn Daniels
Assistant Cashier, Wyoming
County Operations

TRUST

Byron K. Satterfield
Executive Vice President
& Trust Officer

Patsy R. Sykes
Vice President & Trust Officer

Elizabeth Pruett
Vice President
& Trust Officer

Angela M. James
Trust Officer,
Employee Benefits

Carol Oliver
Trust Operations

Officer

FIRST CENTURY BANK
-------------------------------------------------------------------------------

R.  W.  WILKINSON
Chairman &
Trust Officer

Jeffery L. Forlines
President &
Chief Executive Officer

W. Edward Smith
Assistant Vice President

John Phillips
Assistant Cashier &
Director of Marketing

Zerna Felts
Branch and Security Officer,
Fort Chiswell Office


Page 44  Pocahontas Bankshares Corporation

                                                                   Pocahontas
                                                                   Bankshares
                                                                   Corporation
                                                                   Subsidiaries

                            First Century Bank, N.A.

                               500 Federal Street
                              Bluefield, WV 24701
                                 (304) 325-8181

                               525 Federal Street
                               Bluefield,WV 24701
                                 (304) 325-6600

                              2020 College Avenue
                               Bluefield,WV 24701
                                 (304) 327-5660

                              1223 Stafford Drive
                         Pine Plaza, Princeton,WV 24740
                                 (304) 425-0856

                               427 Virginia Ave.
                              Bluefield, VA 24605
                                 (540) 326-2606

                              Rt. 10, Cook Parkway
                                Oceana,WV 24870
                                 (304) 682-6221

                             Rt. 10, East Pineville
                               Pineville,WV 24874
                                 (304) 732-8850

                               First Century Bank

                               Wytheville Office
                            200 Pepper's Ferry Road
                              Wytheville,VA 24382
                                 (540) 223-1115

                              Fort Chiswell Office
                                     Rt. 94
                              Max Meadows,VA 24360
                                 (540) 637-3100