Form 10-K, Exhibit 13
period 1999-12-31
FIRST CENTURY BANKSHARES INC
filed 2000-03-27
CIK 723594

                                                                      Exhibit 13


                       [FIRST CENTURY LOGO APPEARS HERE]

                        FIRST CENTURY BANKSHARES, INC.
                              ------------------
                              1999 Annual Report

Common Shares
Common shares are not traded on any stock exchange nor over-the-counter.

Stockholder Inquiries
Communications regarding transfer requirements and lost certificates should be directed to the transfer agent.

Transfer Agent/Registrar
First Century Bank, N.A., Stock Transfer Department, Trust Division, P.O. Box 1559, Bluefield, WV 24701.

Form 10-K Information
Copies of the First Century Bankshares, Inc. Annual Report to the Securities and Exchange Commission, Form 10-K, may be obtained by writing J. Ronald Hypes, Treasurer, First Century Bankshares, Inc., P.O. Box 1559, Bluefield, WV 24701.

Annual Meeting
The annual meeting of the stockholders will be held at 11:00 AM, Tuesday, April 18, 2000, at Fincastle Country Club, Bluefield, Virginia. All stockholders are cordially invited to attend.



                               Table of Contents

Financial Highlights...................................................   1
Letter to the Stockholders.............................................   2
Management's Discussion and Analysis of Financial Condition
  and Results of Operation.............................................   3
Consolidated Statements of Financial Condition.........................  18
Consolidated Statements of Income and Comprehensive Income.............  19
Consolidated Statements of Cash Flows..................................  20
Consolidated Statements of Changes in Stockholders' Equity.............  21
Notes to Consolidated Financial Statements.............................  22
Report of Independent Accountants......................................  41
Boards of Directors....................................................  42
Corporate and Bank Officers............................................  44
First Century Bankshares, Inc. Subsidiary Locations.......Inside back cover

Financial
Highlights

                                                                                        1999          1998          1997
                                                                               --------------------------------------------
                                                                               (Dollars in Thousands, Except Per Share Data)
----------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR
Total operating income                                                               $ 27,967       $ 25,239       $ 24,118
Total operating expense                                                                22,713         20,223         19,461
Net income                                                                              3,416          3,201          3,002
Cash dividends declared                                                                 1,600          1,500          1,300
----------------------------------------------------------------------------------------------------------------------------
AT YEAR END
Assets                                                                               $367,578       $294,579       $276,747
Deposits                                                                              319,895        251,728        232,337
Loans                                                                                 243,977        202,214        197,094
Securities                                                                             85,131         60,936         53,511
Stockholders' equity                                                                   28,874         28,503         26,589
----------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Net income, basic and diluted                                                        $   1.71       $   1.60       $   1.50
Cash dividends declared                                                                  0.80           0.75           0.65
Book value                                                                              14.44          14.25          13.29



LOANS                                    ASSETS
($ in millions)                         ($ in millions)
[GRAPH APPEARS HERE]                    [GRAPH APPEARS HERE]


DEPOSITS                                BOOK VALUE PER SHARE
($ in millions)                         ($ per common share)
[GRAPH APPEARS HERE]                    [GRAPH APPEARS HERE]



                                        First Century Bankshares, Inc.   Page 1

Letter to the
Stockholders

To Our Stockholders, Customers, and Friends:

  The directors, officers, and employees of First Century Bankshares, Inc. and its wholly owned subsidiary, First Century Bank, N.A., are pleased to present this Annual Report to our shareholders for 1999.

  First Century Bankshares, Inc. had the most profitable year in its history with net income of $3,416,000. This represents an increase for 1999 of 6.7% over the previous year. On a per share basis, net income rose to $1.71 compared to $1.60 the previous year. Total assets were $367,578,000, up from $294,579,000 a year ago. This represents an increase of 24.8% in total assets. The return on average assets for 1999 was 1.00%, and the return on average equity was 11.74%. Although slightly below our peers, these ratios continue to improve through our efforts to expand our customer base and maintain high asset quality standards.

  During 1999, First Century Bankshares consolidated its Virginia subsidiary, First Century Bank, into First Century Bank, N.A. This transaction follows with our strategic plan to consolidate all areas of our operation to streamline expenses throughout the bank. We also completed the merger of the Hinton Office of City National Bank of West Virginia into First Century Bank, N.A. This acquisition increased our total assets by approximately $60,000,000. The office in Hinton was originally The First National Bank of Hinton, which has been serving Summers County and the surrounding area for over 100 years. We have a wonderful, well-trained staff at our newest location. If you are in the area, please stop by and say "hello"!

  These two transactions will enable our bank to enhance services to our present customer base, while at the same time, the consolidation efforts will help us continue to enhance efficiency. We now have offices in Bluefield (3), Hinton, Oceana, Pineville and Princeton West Virginia, and Bluefield, Wytheville, and Max Meadows, Virginia. We believe that we are strategically positioned to compete with other financial service providers in our immediate market areas, and that with the new Financial Modernization Act, we have the branch distribution system in place to deliver these new products and services.

  First Century Bankshares, Inc. is continuing to look for expansion opportunities in both West Virginia and Virginia. We will consider possible associations with other financial institutions; and, as we have done in the past, will open new offices in locations where we feel we can give quality service to our present and future customers.

  During 1999, your Corporation continued its readiness for the year 2000,and as the date change occurred, we smoothly transitioned into the new century. All of our systems responded to the date change, and management took all the necessary steps to ensure that our systems could recognize "00" as the year 2000. We believe that the capital expenditures for Year 2000 compliance will serve us well as we head into the future.

  We believe that we are well positioned for the future to continue to provide quality financial services to the customers of our region. If you feel we could better serve you please let us know. We ask for your continued support of First Century Bankshares, Inc. and its wholly owned subsidiary, First Century Bank, N.A., as we continue to deliver "The experience you expect, the service you deserve." Your confidence and continued support are greatly appreciated.

Sincerely,

/s/ R. W. "Buz" Wilkinson

R. W. "Buz" Wilkinson


Page 2  First Century Bankshares, Inc.

Management's
Discussion and
Analysis of
Financial
Condition and
Results of
Operations

AVERAGE STATEMENTS OF FINANCIAL CONDITION AND NET INTEREST DIFFERENTIAL

                                                       1999                      1998                          1997
                                             ----------------------------------------------------------------------------------
                                                                         (Dollars in Thousands)
                                             Average  Income/  Yield/   Average    Income/  Yield/  Average    Income/   Yield/
                                             Balance  Expense   Rate    Balance    Expense  Rate    Balance    Expense   Rate
                                            -----------------------------------------------------------------------------------
ASSETS:
Interest-bearing deposits with banks        $  5,083  $   251    4.94%  $  3,750  $   196    5.23%  $  1,563  $    86    5.50%
Securities available for sale
 and other equity securities:
 U. S. Government securities                  21,427    1,234    5.76%    18,439    1,116    6.05%    18,326    1,109    6.05%
 U. S. Government agency securities           42,024    2,570    6.12%    20,306    1,296    6.38%    11,587      766    6.61%
 Other securities                              1,920      122    6.35%     2,572      169    6.57%     4,506      302    6.70%
                                            -----------------------------------------------------------------------------------
   Total securities available for sale        65,371    3,926    6.01%    41,317    2,581    6.25%    34,419    2,177    6.32%
                                            -----------------------------------------------------------------------------------
Securities held to maturity:
 U. S. Government securities                     500       27    5.40%     2,307      122    5.29%     7,796      428    5.49%
 U. S. Government agency securities            1,309       72    5.50%     4,662      273    5.86%    13,369      875    6.54%
 State and Municipal securities                8,874      448    5.05%     6,752      354    5.24%     6,375      403    6.32%
 Other securities                                150       10    6.67%       129        9    6.98%       501       31    6.19%
                                            -----------------------------------------------------------------------------------
   Total securities held to maturity          10,833      557    5.14%    13,850      758    5.47%    28,041    1,737    6.19%
                                            -----------------------------------------------------------------------------------
Federal funds sold                             7,048      341    4.84%     7,158      384    5.36%     3,769      207    5.49%
Loans                                        222,837   19,700    8.84%   201,059   18,616    9.26%   185,986   17,504    9.41%
                                            -----------------------------------------------------------------------------------
   Total interest-earning assets             311,172   24,775    7.96%   267,134   22,535    8.44%   253,778   21,711    8.56%
                                            -----------------------------------------------------------------------------------
Allowance for loan losses                     (2,788)                     (2,472)                     (2,273)
Cash and due from banks--demand               12,824                      10,047                       9,650
Premises and equipment--net                   10,028                       9,147                       8,562
Other assets                                  10,150                       6,765                       6,454
-------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                $341,386                    $290,621                    $276,171
-------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS'
 EQUITY:
Interest-bearing demand deposits            $ 67,395    1,917    2.84%  $ 57,317    1,838    3.21%  $ 52,849    1,751    3.31%
Savings deposits                              75,263    2,549    3.39%    63,687    2,305    3.62%    63,591    2,308    3.63%
Time deposits                                119,743    5,990    5.00%    96,118    5,059    5.26%    89,837    4,700    5.23%
                                            -----------------------------------------------------------------------------------
   Total interest-bearing deposits           262,401   10,456    3.98%   217,122    9,202    4.24%   206,277    8,759    4.25%
                                            -----------------------------------------------------------------------------------
Short-term debt                               15,803      598    3.78%    16,300      661    4.06%    15,139      620    4.10%
                                            -----------------------------------------------------------------------------------
   Total interest-bearing liabilities        278,204   11,054    3.97%   233,422    9,863    4.23%   221,416    9,379    4.24%
                                            -----------------------------------------------------------------------------------
Demand deposits                               31,813                      27,618                      27,342
Other liabilities                              2,270                       2,018                       1,669
                                            -----------------------------------------------------------------------------------
TOTAL LIABILITIES                            312,287                     263,058                     250,427
                                            -----------------------------------------------------------------------------------
Stockholders' equity                          29,099                      27,563                      25,744
                                            -----------------------------------------------------------------------------------
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY                       $341,386                    $290,621                    $276,171
-------------------------------------------------------------------------------------------------------------------------------
Average rate paid to fund earning assets                         3.55%                       3.69%                       3.70%
-------------------------------------------------------------------------------------------------------------------------------
NET INTEREST DIFFERENTIAL                             $13,721    4.41%            $12,672    4.74%            $12,332    4.86%
-------------------------------------------------------------------------------------------------------------------------------

  For purposes of this schedule, interest on nonaccrual loans have been included only to the extent reflected in the income statement. However, the nonaccrual loan balance is included in the average amount outstanding. Income on loans includes loan fees of $228,000 in 1999, $216,000 in 1998, and $266,000 in
  1997. Average balances of securities available for sale are reported at amortized cost; excludes pretax unrealized losses of $442,000 in 1999, unrealized gains of $298,000 in 1998, and unrealized losses of $156,000 in 1997. Interest income on tax exempt securities is shown based on the actual yield.

VOLUME/RATE ANALYSIS

                                                                 Increase (Decrease) in Interest
                                            -------------------------------------------------------------------------------
                                                  1999 vs. 1998            1998 vs. 1997             1997 vs. 1996
                                            -------------------------------------------------------------------------------
                                                                       (Dollars in Thousands)
                                               Due to Change in (1)     Due to Change in (1)      Due to Change in (1)
                                            -------------------------------------------------------------------------------
Interest income on:                         Volume     Rate     Total  Volume    Rate    Total   Volume   Rate     Total
                                            -------------------------------------------------------------------------------
Loans                                       $1,971   $  (887)  $1,084  $1,407  $ (295)  $1,112  $   528  $  224   $   752
Securities available for sale
 and other equity securities                 1,474      (129)   1,345     434     (30)     404    1,303     (30)    1,273
 Securities held to maturity                  (160)      (41)    (201)   (828)   (151)    (979)  (1,303)    130    (1,173)
 Federal funds sold                             (6)      (37)     (43)    184      (7)     177     (116)     11      (105)
 Interest-bearing deposits with banks           68       (13)      55     117      (7)     110      (24)      4       (20)
-------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST INCOME                        3,347    (1,107)   2,240   1,314    (490)     824      388     339       727
-------------------------------------------------------------------------------------------------------------------------------
Interest expense on:
 Interest-bearing demand deposits              305      (226)      79     146     (59)      87       99     (18)       81
 Savings deposits                              406      (162)     244       3      (6)      (3)     (40)    (12)      (52)
 Time deposits                               1,213      (282)     931     330      29      359     (200)   (123)      323
 Short-term borrowings                         (19)      (44)     (63)     47      (6)      41      153      39       192
-------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                       1,905      (714)   1,191     526     (42)     484       12    (114)     (102)
-------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                         $1,442   $  (393)  $1,049  $  788  $ (448)  $  340  $   376  $  453   $   829
-------------------------------------------------------------------------------------------------------------------------------

(1) Changes due to a combination of volume and rate have been allocated equally to volume and rate.


                                         First Century Bankshares, Inc.   Page 3

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

Corporate Structure and Acquisitions

First Century Bankshares, Inc.("Corporation") (formerly Pocahontas Bankshares Corporation) is chartered under the laws of West Virginia and operates as an interstate bank holding company, headquartered in Bluefield, WV. The Corporation began active operations in March 1984, in a business combination with its then sole subsidiary, The First National Bank of Bluefield. Through a series of acquisitions and consolidations, the Corporation now operates one subsidiary bank, First Century Bank, N.A., Bluefield, WV ("FCBNA"). FCBNA is engaged in commercial banking activities that provide financial services to individuals and businesses. FCBNA operates 10 branch offices and 14 ATM locations throughout southern West Virginia and southwestern Virginia.

During the second quarter of 1999, FCBNA completed the acquisition of the Hinton, West Virginia branch of City National Bank of West Virginia, Charleston, West Virginia. This banking office added approximately $60 million in deposits and $40 million in loans, and was a natural extension of FCBNA's primary market area.

Management continues to seek and evaluate opportunities to increase its market share throughout the region. The smaller rural communities in the Corporation's primary market afford the opportunity to provide traditional community banking services where larger banks have not had a major presence. The passage of the Graham-Leach-Bliley Financial Modernization Act in late 1999 will now allow the Corporation to expand its product and service mix into non-traditional areas such as insurance and brokerage services. Management is evaluating this new opportunity in order to enhance the Corporation's performance, and ultimately, shareholder value.

Balance Sheet Analysis

Loans

The Corporation's primary use of funds is loan demand, its most profitable deployment of funds. Total loans increased $41.8 million or 20.7% in 1999 following a $5.1 million or 2.6% increase in 1998. Approximately $40 million of this growth occurred during the second quarter with the acquisition of the Hinton, West Virginia office. Competition in the Corporation's market is very aggressive for the acquisition of new loans, and with the rising interest rate environment experienced at the end of 1999, it is an increasing challenge to maintain loans. At December 31, 1999, the loan portfolio comprised 73.4% of total interest-earning assets as compared to 74.8% of total interest-earning assets at December 31, 1998, and contributed 79.5% of total interest income in 1999, compared to 82.6% of total interest income in 1998. Loan demand was relatively flat through most of 1999, however, management enhanced its position in the consumer installment and the residential and commercial mortgage categories of the loan portfolio through the Hinton acquisition.


Page 4  First Century Bankshares, Inc.

AMOUNTS OF LOANS OUTSTANDING

                                                                    December 31,
                                                ----------------------------------------------------
                                                  1999      1998        1997       1996       1995
                                                ----------------------------------------------------
                                                               (Dollars in Thousands)
Commercial, financial and agricultural          $  52,872  $ 42,584    $ 46,012   $ 44,209   $ 45,592
Real estate-construction                            5,353    10,369       8,068      5,603      3,541
Real estate-mortgage                              149,121   119,076     116,728    105,564    102,178
Installment loans to individuals                   36,631    30,185      26,286     24,580     26,483
-----------------------------------------------------------------------------------------------------
TOTAL LOANS OUTSTANDING                         $ 243,977  $202,214    $197,094   $179,956   $177,794
-----------------------------------------------------------------------------------------------------

MATURITY SCHEDULE OF LOANS

                                                                     Remaining maturity at December 31, 1999
                                                                     ---------------------------------------
                                                                              (Dollars in Thousands)
                                                                      1 Year      1 to 5    After 5
                                                                     or Less       Years     Years    Total
                                                                     ---------------------------------------
Commercial, financial and agricultural                               $26,437    $ 15,042   $11,393   $ 52,872
Real estate-construction                                               5,117          37       199      5,353
Real estate-mortgage                                                  28,687      61,768    58,666    149,121
Installment loans to individuals                                       7,762      25,809     3,060     36,631
-------------------------------------------------------------------------------------------------------------
TOTAL                                                                $68,003    $102,656   $73,318   $243,977
-------------------------------------------------------------------------------------------------------------
Loans with fixed interest rates                                      $49,311    $ 65,932   $24,389   $139,632
Loans with floating interest rates                                    18,692      36,724    48,929    104,345
-------------------------------------------------------------------------------------------------------------
TOTAL                                                                $68,003    $102,656   $73,318   $243,977
-------------------------------------------------------------------------------------------------------------

NONPERFORMING ASSETS AND LOAN LOSS ANALYSIS

                                                                    Years Ended December 31,
                                                  --------------------------------------------------------------
                                                    1999        1998          1997         1996         1995
                                                                      (Dollars in Thousands)
                                                  -------------------------------------------------------------
Average amount of loans outstanding               $222,837    $201,059      $185,986     $180,341      $175,280
Allowance for loan losses:
 Balance at beginning of the year                 $  2,533    $  2,370      $  2,240     $  2,145      $  1,985
 Additions from acquisitions                           497          --            --           --            --
 Loans charged off
  Commercial, financial and agricultural                84          66           337          135           225
  Real estate-construction                              --          --            --           --            --
  Real estate-mortgage                                 150          58             9          140           235
  Installment loans to individuals                     480         316           266          297           254
                                                  --------------------------------------------------------------
TOTAL LOANS CHARGED OFF                                714         440           612          572           714
                                                  --------------------------------------------------------------
 Loan recoveries
  Commercial, financial and agricultural                 7          26             3            3             8
  Real estate-construction                              --          --            --           --            --
  Real estate-mortgage                                 116          --            31           --            --
  Installment loans to individuals                      56          33            17           20            27
                                                  --------------------------------------------------------------
TOTAL LOAN RECOVERIES                                  179          59            51           23            35
                                                  --------------------------------------------------------------
 Net loans charged off                                (535)       (381)         (561)        (549)         (679)
 Provision for loan losses                             555         544           691          644           839
----------------------------------------------------------------------------------------------------------------
BALANCE AT END OF THE YEAR                        $  3,050    $  2,533      $  2,370     $  2,240      $  2,145
----------------------------------------------------------------------------------------------------------------
Ratio of net loans charged off to average
 loans outstanding                                    0.24%       0.19%         0.30%        0.30%         0.39%

Allowance at year end as a percent of loans           1.25%       1.25%         1.20%        1.24%         1.21%
Provision for loan losses as a percent of loans       0.23%       0.27%         0.35%        0.36%         0.47%
                                                  --------------------------------------------------------------
Nonperforming assets (at year end)
 Nonaccrual                                       $  2,390    $  1,728      $    828     $  1,398      $  3,194
 Past--due ninety days or more and still accruing    2,818         273           165        1,427           781
Restructured loans                                      --         637           645           --            --
Other real estate owned                                104         678           993        1,976         1,206
                                                  --------------------------------------------------------------
TOTAL NONPERFORMING ASSETS                        $  5,312    $  3,316      $  2,631     $  4,801      $  5,181
                                                  --------------------------------------------------------------
Nonperforming assets/total loans                       2.2%        1.6%          1.3%         2.7%          2.9%
Nonperforming assets/total assets                      1.4%        1.1%          1.0%         1.7%          1.9%
                                                  --------------------------------------------------------------

                                          First Century Bankshares, Inc.  Page 5

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                             1999                  1998                  1997                  1996                  1995
                        -----------------------------------------------------------------------------------------------------------
                                                               (Dollars in Thousands)
                                 Percent               Percent               Percent               Percent                Percent
                                 of Loans              of Loans              of Loans              of Loans               of Loans
                                 in Each               in Each               in Each               in Each                in Each
                                Category to           Category to           Category to           Category to            Category to
                         Amount Total Loans   Amount  Total Loans   Amount  Total Loans  Amount   Total Loans   Amount   Total Loans

                        ------------------------------------------------------------------------------------------------------------
Commercial, financial
 and agricultural        $  568  21.67%       $   621  21.06%       $   392  23.35%      $   481   24.57%       $   443    25.64%
Real estate-construction     --   2.19%            --   5.13%            --   4.09%           --    3.11%            20     1.99%
Real estate-mortgage        834  61.13%           332  58.88%           456  59.22%          239   58.66%           502    57.47%
Installment loans to
 individuals                698  15.01%           274  14.93%           250  13.34%          191   13.66%           290    14.90%
Unallocated                 950    N/A          1,306    N/A          1,272    N/A         1,329     N/A            890      N/A
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                    $3,050 100.00%       $ 2,533 100.00%       $ 2,370 100.00%      $ 2,240  100.00%       $ 2,145   100.00%
------------------------------------------------------------------------------------------------------------------------------------


During 1999, solicitation of small and middle-market companies within the Corporation's primary trade areas primarily accomplished the growth in the commercial loan portfolio. Emphasis continued to be on strong local companies with known local management and excellent financial stability. Most of the commercial loans in the portfolio were made at variable rates of interest. Additionally, the Corporation continued to make loans available in an expanding retail marketplace. Consistent with management's philosophy on relationship banking, most borrowers are also depositors and utilize other banking services. The average yield of the loan portfolio decreased to an average rate of 8.84% in 1999 compared to 9.26% in 1998. This reflected the falling interest rate environment during the last half of 1998 and the first half of 1999.

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

The consumer portion of the loan portfolio, which increased approximately 21.4% in 1999, consisted of both secured and unsecured loans made to individuals and families for various reasons including the purchase of automobiles, home improvements, educational expenses and other worthwhile purposes. The Corporation continues to carefully monitor the consumer sector as consumer bankruptcies continue to increase. If any major weakening in the economy occurs, the likelihood for increased volatility arises as consumers are servicing higher credit card and other installment borrowings.

Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total amount of commitments does not necessarily represent future cash requirements. The subsidiary banks had outstanding commitments to extend credit of approximately $32,802,000 at December 31, 1999, and $29,497,000 at December 31, 1998.

Nonperforming assets, including nonaccrual loans, loans past-due 90 days or more, restructured loans and other real estate owned, increased $1,996,000, or approximately 60%, from December 31, 1998 to December 31, 1999. This increase occurred primarily as a result of the deterioration of two significant commercial loans. The Corporation's policy is to discontinue the accrual of interest on loans that are past due more than 90 days, unless


Page 6  First Century Bankshares, Inc.

such loans are well collateralized and in process of collection. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment of principal or interest is in doubt. The Corporation's holdings of other real estate owned continued to decline in 1999. Other real estate decreased $574,000, or approximately 84.6% in 1999.

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

The Corporation maintains, through its provision, an allowance for loan losses believed by management to be adequate to absorb probable credit losses inherent in the portfolio. In 1999, approximately $517,000 was added to the allowance for loan losses. The addition to the allowance for loan losses was primarily due to the growth in the loan portfolio from the Hinton acquisition. The allowance for loan losses was 1.25% of year-end loans at December 31, 1999 and 1998.

During 1999, the Corporation established an outsourcing arrangement for its loan review function with an independent third-party firm. This process includes a thorough evaluation of the credit administration systems and personnel. The objective is to design and implement an effective loan review system to provide management with information that will produce a more focused and effective approach in managing credit risk inherent in the loan portfolio. As a result, a system of loan grades will be developed to further quantify the adequacy of the loan loss allowance.

Securities

Securities, the second largest asset of the Corporation, increased by $24.2 million or 39.7% during 1999. At December 31, 1999, securities comprised 25.6% of total interest-earning assets compared to 22.5% of total interest-earning assets at December 31, 1998. The composition of the Corporation's securities portfolio reflects management's investment strategy of maximizing portfolio yields subject to risk and liquidity considerations. The primary objective of the Corporation's investment strategy is to maintain an appropriate level of asset liquidity and provide management a tool to assist in controlling and managing the Corporation's interest rate position while at the same time producing adequate levels of interest income. Management of the maturity of the portfolio is necessary to ensure adequate liquidity and manage interest rate risk. During 1999, in order to enhance liquidity, management continued its strategy of increasing the available for sale portfolio, as securities matured in the held to maturity portfolio. Management believes that the potential for


                                          First Century Bankshares, Inc.  Page 7
increased loan demand requires maintaining the liquidity of the securities portfolio. Net unrealized losses in the held to maturity portfolio amounted to approximately $213,000 at December 31, 1999,compared to $129,000 in net unrealized gains at December 31, 1998. This indicates the effects of the rising interest rate environment during the last quarter of 1999 which were offset by the reduction in the held to maturity portfolio from $13,957,000 at December
31, 1998, to $9,455,000 at December 31, 1999.

SECURITIES

                                                                       December 31,
                                                              ------------------------------
                                                               1999        1998       1997
                                                              ------------------------------
                                                                  (Dollars in Thousands)
Securities available for sale:
 U. S. Government securities                                  $ 15,995   $ 17,363   $ 19,287
 U. S. Government agency securities                             57,782     27,793     13,304
 Other securities                                                  744        795      2,558
--------------------------------------------------------------------------------------------
   TOTAL SECURITIES AVAILABLE FOR SALE                        $ 74,521   $ 45,951   $ 35,149
============================================================================================
Securities held to maturity:
 U. S. Government securities                                  $     --   $  2,005   $  3,517
 U. S. Government agency securities                                219      3,407      7,659
 State, county and municipal securities                          9,086      8,395      6,058
 Other securities                                                  150        150        100
--------------------------------------------------------------------------------------------
   TOTAL SECURITIES HELD TO MATURITY                          $  9,455   $ 13,957   $ 17,334
============================================================================================

State, county and municipal securities contained no individual issues in excess of 10% of stockholders' equity.

MATURITIES OF SECURITIES

The following table shows the contractual maturities of debt securities at December 31, 1999 and the weighted average yields of such securities:

                                                       After One           After Five
                                      Within           But Within          But Within           After
                                     One Year          Five Years          Ten Years          Ten Years            Total
                                ---------------------------------------------------------------------------------------------
                                Amount    Yield    Amount     Yield     Amount   Yield     Amount    Yield    Amount    Yield
                                ---------------------------------------------------------------------------------------------
                                                                    (Dollars in Thousands)
Securities available for sale:
U. S. Treasury Securities       $12,003   5.68%    $ 4,000    6.17%     $    --    --      $  --     --       $ 16,003  5.80%
U. S. Government
 Agency Securities                  998   6.80%     39,088    5.93%      19,313  6.54%        --     --         59,399  6.14%
-----------------------------------------------------------------------------------------------------------------------------
TOTAL SECURITIES
AVAILABLE FOR SALE              $13,001   5.77%    $43,088    5.95%     $19,313  6.54%     $  --     --       $ 75,402  6.07%
=============================================================================================================================
Securities held to maturity:
U. S. Government
 agency securities              $    --     --     $   219    6.00%     $    --    --      $  --     --       $    219  6.00%
State, county and
 municipal securities               690   5.22%      4,801    4.91%       3,060  5.32%       535   5.42%         9,086  5.10%
Other securities                     --     --          75    6.73%          75  7.20%        --     --            150  6.97%
-----------------------------------------------------------------------------------------------------------------------------
TOTAL SECURITIES
HELD TO MATURITY                $   690   5.22%    $ 5,095    4.98%     $ 3,135  5.36%     $ 535   5.42%      $  9,455  5.15%
=============================================================================================================================

Yields on tax-exempt obligations have not been computed on a tax equivalent basis.

As of December 31, 1999, the Corporation had an investment in a mutual fund comprised primarily of U.S. agency mortgage-backed securities. The investment is classified as available for sale. The aggregate book and market value of this investment was $744,000 at December 31, 1999 and $795,000 at December 31, 1998. The mutual fund is composed primarily of GNMA and FNMA pools of mortgages that have weighted average maturities of approximately seven years. Management is not aware of any adverse information regarding this issue with regard to regulatory action, downgrading of debt ratings or cessation of dividends. During 1997, management began a strategy to reduce its position in this mutual fund. As a result,


Page 8  First Century Bankshares, Inc.

approximately $34,000 in losses were recognized from the partial sale of the fund for the year ended December 31, 1998, and approximately $59,000 in losses were recognized for the year ended December 31, 1997. No losses were recognized from this investment in 1999.

Deposits

Deposits, the major source of funds, increased approximately $68.2 million or 27.1% in 1999, following an increase of $19.4 million or 8.3% in 1998. Approximately $60 million of the 1999 increase was attributable to the acquisition of the Hinton, West Virginia Branch during the second quarter of 1999. The average rate paid on interest-bearing deposits in 1999 was 3.98% and 4.24% in 1998, again as a result of falling interest rates during the last half of 1998 and early 1999. Fierce competition for deposits continues among commercial banks, savings banks, thrift institutions, credit unions, mutual funds, brokerage houses, insurance companies, and certain national retailers. Despite this intense competition, management continues to evaluate pricing strategies that will insure the Corporation's long-term benefit of maintaining market share without sacrificing the Corporation's profitability.

AVERAGE DEPOSITS

                                                                 1999             1998             1997
                                                               Average           Average          Average
                                                            ------------------------------------------------
                                                            Amount    Rate    Amount   Rate    Amount   Rate
                                                            ------------------------------------------------
                                                                        (Dollars in Thousands)
Noninterest-bearing demand deposits                         $ 31,813   N/A   $ 27,618   N/A   $ 27,342   N/A
Interest-bearing demand deposits                              67,395  2.84%    57,317  3.21%    52,849  3.31%
Savings deposits                                              75,263  3.39%    63,687  3.62%    63,591  3.63%
Time deposits                                                119,743  5.00%    96,118  5.26%    89,837  5.23%
-------------------------------------------------------------------------------------------------------------
TOTAL AVERAGE DEPOSITS                                      $294,214  3.55%  $244,740  3.76%  $233,619  3.75%
=============================================================================================================

There are no foreign offices. Average balances are computed on daily balances.

MATURITIES OF TIME CERTIFICATES OF DEPOSIT OF $100,000 OR MORE

                                                                                            December 31, 1999
                                                                                          ---------------------
                                                                                          (Dollars in Thousands)
Under 3 months                                                                                    $ 8,458
3 to 6 months                                                                                      11,390
6 to 12 months                                                                                      6,301
Over 12 months                                                                                      8,094
---------------------------------------------------------------------------------------------------------
TOTAL CERTIFICATES OF DEPOSIT OF $100,000 OR MORE                                                 $34,243
=========================================================================================================

SHORT-TERM BORROWED FUNDS

                                                                                                       December 31,
                                                                                                 -------------------------
                                                                                                  1999     1998     1997
                                                                                                 -------------------------
                                                                                                  (Dollars in Thousands)
Securities sold under agreements to repurchase                                                   $13,918  $12,612  $12,838
U. S. Treasury demand notes and others                                                             3,040      434    4,200
--------------------------------------------------------------------------------------------------------------------------
TOTAL BORROWED FUNDS                                                                             $16,958  $13,046  $17,038
==========================================================================================================================

The approximate average interest rates, average amounts outstanding, and maximum amounts outstanding at any month-end for securities sold under agreements to repurchase are as follows:

                                                                                                   1999        1998       1997
                                                                                                -------------------------------
Average interest rates at December 31                                                              3.46%       3.21%       4.16%
Maximum amounts outstanding at any month-end                                                    $18,500     $18,148     $18,783
Average daily amount outstanding                                                                $14,499     $15,050     $13,589
Weighted average interest rates                                                                    3.63%       3.87%       3.93%
--------------------------------------------------------------------------------------------------------------------------------

The weighted average interest rates are calculated by dividing the annual interest expense by the related average daily amounts outstanding.


                                        First Century Bankshares, Inc.  Page 9

Capital Resources

Cash dividends paid to stockholders during 1999 amounted to $1,600,000 compared to $1,500,000 paid to stockholders in 1998 and $1,300,000 in 1997. This represents a dividend pay out ratio (dividends divided by net income) of 47% in 1999 and 1998, and 43% in 1997. Cash dividends per share equaled $0.80 per share in 1999, $0.75 per share in 1998 and $0.65 per share in 1997. The Corporation is dependent upon dividends paid by the subsidiary banks to fund dividends to the stockholders and to cover other operating costs. The Corporation's Board of Directors considers historical financial performance, future prospects, and anticipated needs for capital in formulating the dividend payment policy. Future dividends are dependent upon the Corporation's financial results, capital requirements and general economic conditions.

One of management's primary objectives is to maintain a strong capital position. Stockholders' equity, net of unrealized gains (losses) on securities, increased $371,000 or 1.3% in 1999. This small increase was most affected by a reduction in accumulated other comprehensive income of $1,445,000, attributable to unrealized losses in available-for-sale securities. The percentage of earnings reinvested in the Corporation (net income less dividends as a percentage of net income) for the years 1999, 1998 and 1997 was 53.6%, 53.1% and 56.7%, respectively. The internal capital formation rate (net income less dividends as a percentage of average stockholders' equity) indicates the rate at which assets can grow while maintaining the current ratio of stockholders' equity to assets. The internal capital formation rate was 6.2% in 1999 and 1998, and 6.6% in 1997.

REGULATORY CAPITAL REQUIREMENTS

                                                                    Combined Capital
Entity                                      Tier 1                 (Tier 1 and Tier 2)     Leverage
---------------------------------------------------------------------------------------------------
Consolidated                                    9.63%                  10.86%                6.55%
First Century Bank, N.A.                        9.50%                  10.73%                6.44%

Risk-based capital regulations require all banks and bank holding companies to have a minimum total risk-based capital ratio of 8% with half of the capital composed of core capital. Conceptually, risk-based capital requirements assess the risk of a financial institution's balance sheet and off-balance sheet commitments in relation to its capital. Under the guidelines, capital strength is measured in two tiers which are used in conjunction with risk adjusted assets in determining the risk-based capital ratios. The Corporation's Tier I capital, which consists of stockholders' equity, adjusted for certain intangible assets, amounted to $23,871,000 at December 31, 1999, or 9.63% of total risk-weighted assets, compared to $26,495,000 at December 31, 1998, or 12.79% of total risk-weighted assets. This decline was primarily attributable to additional intangible assets as a result of the Hinton acquisition. Tier II capital, or supplementary capital, includes capital components such as qualifying allowance for loan losses, and can equal up to 100% of an institution's Tier I capital with certain limitations. The Corporation's Tier II capital amounted to $3,050,000 at December 31, 1999, or 1.23% of total risk-weighted assets, compared to $2,533,000 at December 31, 1998, also 1.23% of total risk-weighted assets. The Corporation's total consolidated risk-based capital was $26,921,000 at December 31, 1999, or 10.86% of total risk-weighted assets, compared to $29,027,000, or 14.02% of total risk-weighted assets as of December 31, 1998. Additionally, risk-based capital guidelines require a minimum leverage ratio (Tier I capital divided by average adjusted total consolidated assets) of 4%, which may


Page 10  First Century Bankshares, Inc.

be increased for institutions with higher levels of risk or that are experiencing or anticipating significant growth. The Corporation has not been advised by any regulatory agency of any specific minimum leverage ratio applicable to it. As of December 31, 1999 and 1998, the Corporation's leverage ratio was 6.55% and 9.08% respectively; therefore, the Corporation exceeded all current minimum capital requirements.

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

Interest rate sensitivity varies with different types of interest-earning assets and interest-bearing liabilities. Overnight federal funds, on which rates change daily, and loans that are tied to the prime rate differ considerably from long-term securities and fixed rate loans. Similarly, time deposits of $100,000 and over, now accounts and money market deposit accounts are much more interest sensitive than passbook savings accounts and other interest-bearing liabilities. The Corporation uses a number of tools to measure interest rate risk, including simulating net interest income under various rate scenarios, monitoring the change in present value of the asset and liability portfolios under the same rate scenarios and monitoring the difference or gap between rate sensitive assets and liabilities over various time periods.

Management continues its efforts to generate variable rate loans. However, with the lower interest rate environment during the latter part of 1998 and early 1999, customers were requiring more fixed rate commitments. The results of management's efforts to balance interest-earning assets against interest-bearing liabilities can be seen in the Analysis of Interest Rate Sensitivity table. The Corporation had a positive cumulative gap of 6.49% at three months and negative cumulative gaps of 2.22% at six months and 6.00% at one year. Management continues to monitor the Corporation's asset/liability gap positions, and thus has produced interest sensitivity ratios that are within targeted levels established in the Corporation's asset/liability management guidelines.

Management incorporates more sophisticated risk measurement tools, including simulation modeling which calculates expected net interest income based on projected interest-earning assets, interest-bearing liabilities and interest rates. Utilizing simulation modeling allows the Corporation to evaluate earnings and capital at risk due to significant changes in interest rates. The Corporation monitors exposure to the effect of an instantaneous change in rates of 200 basis points up or down over the same period. As of December 31, 1999, simulation indicated the impact of a 200 basis point increase in rates would approximate a 8.07% increase in net interest income, while a 200 basis point decline in rates would approximate a 8.67% decrease from an unchanged rate environment. These changes are within the Corporation's policy limits for the maximum negative impact on net interest income from a change in interest rates.


                                         First Century Bankshares, Inc.  Page 11

ANALYSIS OF INTEREST RATE SENSITIVITY

                                                          Months                                 Years
                                           ---------------------------------------------------------------------
                                           Less Than 3      3 - 6          6 - 12         1 - 5           Over 5      Totals
                                           ----------------------------------------------------------------------------------
                                                                        (Dollars in Thousands)
Investment securities                        $   4,747     $   3,227      $   6,455      $  47,060      $ 23,642     $ 85,131
Federal funds sold and interest-bearing
 balances with banks                             3,239            --             --             --            --        3,239
Loans                                          136,120         4,846          9,692         68,946        24,373      243,977
                                            ---------------------------------------------------------------------------------
 Interest-earning assets                     $ 144,106     $   8,073      $  16,147      $ 116,006      $ 48,015     $332,347
                                            ---------------------------------------------------------------------------------
Time deposits                                $  37,513     $  37,029      $  27,771      $  33,676      $     75     $136,064
Other interest-bearing deposits                 69,621            --             --         82,467            --      152,088
Other interest-bearing liabilities              15,398            --            944            590            26       16,958
                                            ---------------------------------------------------------------------------------
 Interest-bearing liabilities                $ 122,532     $  37,029      $  28,715      $ 116,733      $    101     $305,110
                                            ---------------------------------------------------------------------------------
Interest sensitivity gap                     $  21,574     $ (28,955)     $ (12,569)     $    (727)     $ 47,914     $ 27,237
Cumulative interest sensitivity gap          $  21,574     $  (7,381)     $ (19,950)     $ (20,677)     $ 27,237
Ratio of interest-earning assets to
 interest-bearing liabilities                     1.18x         0.22x          0.56x          0.99x       475.40x
                                            ---------------------------------------------------------------------
Ratio of cumulative interest sensitivity
 gap to total earning assets                      6.49%        (2.22)%        (6.00)%        (6.22)%        8.20%
                                            ---------------------------------------------------------------------

Liquidity Management

Liquidity management involves the ability to meet the cash flow requirements of customers who may be depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. To ensure the Corporation is positioned to meet immediate and future cash demands, management relies on liquidity analysis, knowledge of business trends over past economic cycles and forecasts of future conditions. Liquidity can best be demonstrated by an analysis of the Corporation's cash flows. The primary source of cash flows for the Corporation is from operating activities. A secondary source of liquidity for the Corporation comes from investing activities in the maturities of investment securities. This demonstrates management's strategy to maintain the investment portfolio with short-term, high quality investments. The Corporation's primary use of cash was from investing activities, primarily increases in earning assets deployed in investments and loans. This also demonstrated the Corporation's ability to accommodate loan demand within its service areas. At December 31, 1999, the Corporation maintained additional liquidity in the form of currency as a result of the uncertainty surrounding the Year 2000 problem.

Income Statement Analysis

Earnings Overview

Net income for 1999 was $3,416,000 or $1.71 per share, an increase of $215,000 or 6.7% from the $3,201,000 or $1.60 per share earned in 1998, and $414,000 more than the $3,002,000 or $1.50 per share earned in 1997. This increase occurred primarily as a result of an increased net interest margin due to the deployment of additional assets from the Hinton acquisition.


Page 12  First Century Bankshares, Inc.

Earnings Per Share

The Earnings Per Share Table summarizes the principal sources of changes in earnings per share for 1999. For further details on the computation of earnings per share, refer to Note 9 of the Notes to Consolidated Financial Statements, presented elsewhere in this report.

EARNINGS PER SHARE

Net income per share -- 1998                           $ 1.60
-------------------------------------------------------------
Increase (decrease) due to change in:
Net interest income                                      0.52
Provision for loan losses                                0.01
Other operating income                                   0.24
Personnel expense                                       (0.36)
Other expense                                           (0.30)
-------------------------------------------------------------
Net income per share -- 1999                           $ 1.71
=============================================================

Net Interest Income

The major portion of the Corporation's earnings are derived from the net interest margin, which is the interest income on interest-earning assets less the interest expense on interest-bearing liabilities. During 1999 the net interest margin increased $1,049,000 or 8.3%. This followed a 2.8% increase in 1998, and a 7.3% increase in 1997. For the year ended December 31, 1999, interest income increased $2,240,000, or approximately 9.9%, compared to increases of $824,000, or 3.8% for 1998, and $727,000, or 3.5% for 1997.
Interest on loans, which increased $1,084,000 or 5.8%, contributed to the increase for 1999, along with interest on securities, which increased $1,144,000, or 34.3%. The increase in interest income was offset by an increase in interest expense of $1,191,000 or 12.1% for 1999. This followed an increase in interest expense of $484,000, or 5.2% for 1998, and a decrease of $102,000, or 1.1% for 1997. For 1999, the increased interest expense on time deposits due to the Hinton branch acquisition was the primary contributor to the increase in total interest expense.

The net interest margin is affected by many factors, but most significantly by the prevailing interest rates during the period, the spread between the various sources and uses of funds, and by changes in the volume of various assets and liabilities. The performance for 1999 is indicative of the relatively stable rate environment prevailing through most of 1999 and 1998 as most changes in the net interest margin were due to changes in the mix of loans and investments.

Noninterest Income and Expense

Noninterest income increased $488,000 or 18.0% in 1999, following a $297,000 or 12.3% increase in 1998, and a $315,000 or 15.1% increase in 1997. The largest component of noninterest income is fees from fiduciary activities. Fees from fiduciary activities increased $135,000 or 12.4% for 1999, $66,000 or 6.5% for 1998, and $194,000 or 23.4% for 1997. The second largest component of noninterest income is service charges on deposit accounts. These fees increased approximately $189,000 or 19.9% in 1999, after an increase of approximately $22,000 or 2.4% in 1998, and $100,000 or 12.1% in 1997.


                                         First Century Bankshares, Inc.  Page 13

Noninterest expense, excluding the provision for loan losses, increased 13.1% in 1999, following a 4.5% increase in 1998 and an 8.4% increase in 1997. Personnel expense is the largest component of noninterest expense. Personnel expense increased 15.0% in 1999, following an increase of 5.5% in 1998, and 2.7% in 1997. The additional staff required for the Hinton, West Virginia branch acquisition contributed to the 1999 increase. In addition to salaries, employee benefits are a significant component of personnel expense. For a complete discussion of the Corporation's employee benefits, refer to Note 11 of the Notes to Consolidated Financial Statements, presented elsewhere in this report. Management remains committed to improving operational efficiency throughout the organization while keeping personnel expense within current inflationary levels.

RETURN ON EQUITY AND ASSETS

                                                                                           December 31,
                                                                                -------------------------------
                                                                                1999          1998         1997
                                                                                -------------------------------
Percentage of net income to:
Average stockholders' equity                                                   11.74%        11.61%       11.66%
Average total assets                                                            1.00%         1.10%        1.09%
Percentage of dividends declared per common share
 to net income per common share                                                46.78%        46.88%       43.33%
Percentage of average stockholders' equity to average total assets              8.52%         9.48%        9.32%

Income Taxes

Applicable income taxes for 1999 increased $23,000 or 1.3%. This followed a $160,000 or 9.7% increase for 1998, and a $198,000 or 13.6% increase for 1997.
Income taxes computed at the statutory rate are reduced primarily by interest earned on state and municipal obligations. For a complete discussion of the Corporation's tax position, refer to Note 12 of the Notes to Consolidated Financial Statements, presented elsewhere in this report.

The Effects of Inflation and Changing Prices

Inflation affects the Corporation in several ways, but not to the same extent that it does a company that makes large capital expenditures or has a large investment in inventory. The Corporation's asset and liability structure is primarily monetary in nature and, therefore, its financial results are more affected by changes in interest rates than by inflation. However, the actions of the Federal Reserve Board during 1999 indicate that interest rate management will be the primary tool used to curtail inflationary pressures. Inflation does affect noninterest expense, such as personnel expense and the cost of services and supplies. These increases must be offset to the extent possible, by increases in noninterest income and by control of noninterest expense.

Year 2000

The change in date to the year 2000 from 1999 had the potential to cause data recognition problems in certain computers, software and facility operations dependent on computer chip devices due to programming standards that historically limited data date fields to two digits. In late 1996, the Corporation initiated a formal evaluation of year 2000 issues, establishing in the early months of 1997 a project team to assess and address both internal and external risks associated with the change in date event. In mid 1998 the


Page 14  First Century Bankshares, Inc.

Corporation engaged the outside consulting firm of Vitex, Inc. to further assist us with our Year 2000 preparedness project. The project team executed a comprehensive Year 2000 readiness plan consisting of five phases: problem awareness; identification of affected systems, functions and facilities; conversion or replacement of identified areas to Year 2000 compliant standards; testing; and implementation. Management estimated that total Year 2000 project costs would be approximately $80,000. For the year ended December 31, 1999, Year 2000 related expenses were approximately $40,000. As a result of the extensive planning and preparation, the Corporation experienced no Year 2000 related problems. Management will continue to monitor date related issues surrounding the Year 2000 problem, especially in relation to the success of planning by the Corporation's vendors and customers. The remaining Year 2000 project costs are not expected to have a material impact on the Corporation's results of operations, liquidity or capital resources.

Accounting, Legislative and Regulatory Matters

On June 15, 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." As amended, FAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, and requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Management of the Corporation has determined that SFAS No. 133 will have no material effect on the Corporation's results of operations or its financial position as the Corporation does not engage in these types of activities.

Per Share Data by Quarter

No established public market presently exists for the common stock of the Corporation. The per share data by quarter table shows the approximate high and low bid as reported by the transfer agent and local brokers for 1999 and 1998. Also presented below are the dividends paid for those respective years. The number of stockholders of record on December 31, 1999, was 607 and outstanding shares totaled 2,000,000.

PER SHARE DATA BY QUARTER

                                                                                       Market Quotations
                                                                           ---------------------------------------------
                                                   Dividends                      1999                     1998
                                            ----------------------------------------------------------------------------
Quarter                                      1999             1998          High         Low         High          Low
                                            ----------------------------------------------------------------------------
First Quarter                               $0.20            $0.15         $24.00        $21.00      $20.13       $19.50
Second Quarter                               0.20             0.15          22.50         19.75       20.25        20.00
Third Quarter                                0.20             0.20          23.00         19.00       21.75        20.25
Fourth Quarter                               0.20             0.25          19.00         15.00       23.00        21.63


                                        First Century Bankshares, Inc.  Page 15

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


                   TRUST ASSET RESPONSIBILITY AT BOOK VALUE
                                ($ in millions)

                             [GRAPH APPEARS HERE]



Page 16  First Century Bankshares, Inc.

CONDENSED STATEMENTS OF FINANCIAL CONDITION
Statistical Summary, 1999 -- 1995

                                                                         December 31,
                                        ------------------------------------------------------------------------------
                                         1999      %     1998     %    1997       %     1996      %      1995      %
                                        ------------------------------------------------------------------------------
                                                       (Dollars in Thousands, Except Per Share Data)
Loans                                   $243,977   66  $202,214   69  $197,094    72  $179,956    65   $177,794    67
Securities                                85,131   23    60,936   21    53,511    19    65,500    23     58,859    23
Federal funds sold                            --   --     4,000    1     3,400     1     5,750     2      6,300     2
Interest-bearing deposits with banks       3,239    1     3,275    1     2,013     1     1,982     1      3,833     1
                                        ------------------------------------------------------------------------------
INTEREST-EARNING ASSETS                  332,347   90   270,425   92   256,018    93   253,188    91    246,786    93
                                        ------------------------------------------------------------------------------
Cash and due from banks                   15,372    4    10,473    4     8,883     3    12,421     4     10,000     4
Premises and equipment                    10,712    3     9,199    3     8,660     3     8,052     3      5,417     2
Other assets                              12,197    4     7,015    2     5,556     2     7,151     3      5,922     2
Allowance for loan losses                 (3,050)  (1)   (2,533)  (1)   (2,370)   (1)   (2,240)   (1)    (2,145)   (1)
----------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                            $367,578  100  $294,579  100  $276,747   100  $278,572   100   $265,980   100
======================================================================================================================
Savings deposits                        $152,088   41  $123,353   42  $115,269    42  $112,970    41   $112,768    42
Time deposits                            136,064   37   100,528   34    89,145    32    93,190    33     92,043    35
Other interest-bearing liabilities        16,958    5    13,046    4    17,038     6    16,270     6      9,642     4
                                        ------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES             305,110   83   236,927   80   221,452    80   222,430    80    214,453    81
                                        ------------------------------------------------------------------------------
Demand deposits                           31,743    9    27,847   10    27,923    10    30,562    11     27,361    10
Other liabilities                          1,851   --     1,302   --       783    --       951    --        980    --
                                        ------------------------------------------------------------------------------
TOTAL LIABILITIES                        338,704   92   266,076   90   250,158    90   253,943    91    242,794    91
                                        ------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY                       28,874    8    28,503   10    26,589    10    24,629     9     23,186     9
----------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES & EQUITY              $367,578  100  $294,579  100  $276,747   100  $278,572   100   $265,980   100
======================================================================================================================
            TOTAL DEPOSITS              $319,895       $251,728       $232,337        $236,722         $232,172
                                        ------------------------------------------------------------------------------
      BOOK VALUE PER SHARE              $  14.44       $  14.25       $  13.29        $  12.31         $  11.60
======================================================================================================================


SUMMARY OF OPERATIONS
Statistical Summary, 1999 -- 1995

                                         Years Ended December 31,
                             ---------------------------------------------------
                              1999       1998        1997      1996       1995
                             ---------------------------------------------------
                                (Dollars in Thousands, Except Per Share Data)
Interest income              $24,775    $22,535    $21,711    $20,984    $20,657
Interest expense              11,054      9,863      9,379      9,481      9,052
                             ---------------------------------------------------
NET INTEREST MARGIN           13,721     12,672     12,332     11,503     11,605
                             ---------------------------------------------------
Provision for loan losses        555        544        691        644        839
                             ---------------------------------------------------
Net credit margin             13,166     12,128     11,641     10,859     10,766
                             ---------------------------------------------------
Noninterest income             3,192      2,704      2,407      2,092      1,551
Noninterest expense           11,104      9,816      9,391      8,664      8,561
                             ---------------------------------------------------
INCOME BEFORE INCOME TAXES     5,254      5,016      4,657      4,287      3,756
                             ---------------------------------------------------
Provision for income taxes     1,838      1,815      1,655      1,457      1,342
--------------------------------------------------------------------------------
NET INCOME                   $ 3,416    $ 3,201    $ 3,002    $ 2,830    $ 2,414
================================================================================
EARNINGS PER COMMON SHARE:
Basic                        $  1.71    $  1.60    $  1.50    $  1.42    $  1.21
Diluted                      $  1.71    $  1.60    $  1.50    $  1.42    $  1.21
================================================================================
Dividends per common share   $  0.80    $  0.75    $ 0.650    $ 0.605    $ 0.550
Payout ratio                      47%        47%        43%        43%        45%


                                         First Century Bankshares, Inc.  Page 17

Consolidated
Statements of
Financial
Condition

                                                                                                     December 31,
                                                                                              ---------------------------
                                                                                                1999                 1998
                                                                                              ---------------------------
ASSETS                                                                                           (Dollars in Thousands)
Cash and due from banks                                                                       $ 15,372            $ 10,473
Interest-bearing balances with banks                                                             3,239               3,275
Securities available for sale                                                                   74,521              45,951
Securities held to maturity (estimated market value of $9,242
 in 1999 and $14,086 in 1998)                                                                    9,455              13,957
Federal Home Loan Bank and Federal Reserve Bank Stock                                            1,155               1,028
Federal funds sold                                                                                  --               4,000
Loans                                                                                          243,977             202,214
 Less allowance for loan losses                                                                  3,050               2,533
                                                                                              ----------------------------
Net loans                                                                                      240,927             199,681
Premises and equipment, net                                                                     10,712               9,199
Other assets                                                                                    12,197               7,015
--------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                  $367,578            $294,579
==========================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
 Noninterest-bearing                                                                          $ 31,743            $ 27,847
 Interest-bearing                                                                              288,152             223,881
                                                                                              ----------------------------
Total deposits                                                                                 319,895             251,728
Short-term borrowings                                                                           16,958              13,046
Other liabilities                                                                                1,851               1,302
                                                                                              ----------------------------
TOTAL LIABILITIES                                                                              338,704             266,076
                                                                                              ----------------------------
STOCKHOLDERS' EQUITY
Common stock - $1.25 par value; shares issued and outstanding:
 2,000,000 at December 31, 1999 and 1998                                                         2,500               2,500
Paid-in capital                                                                                    785                 785
Retained earnings                                                                               26,740              24,924
Accumulated other comprehensive income (loss), net of tax                                       (1,151)                294
                                                                                              ----------------------------
TOTAL STOCKHOLDERS' EQUITY                                                                      28,874              28,503
--------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                    $367,578            $294,579
==========================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.


Page 18  First Century Bankshares, Inc.

Consolidated
Statements of
Income and
Comprehensive
Income

                                                                                         Years Ended December 31,
                                                                              ---------------------------------------------
                                                                                 1999             1998               1997
                                                                              ---------------------------------------------
INTEREST INCOME                                                               (Dollars in Thousands, Except Per Share Data)
Interest and fees on loans                                                      $   19,700      $   18,616       $   17,504
Interest on balances with banks                                                        251             196               86
Interest and dividends from securities available for sale:
 Taxable                                                                             3,926           2,581            2,177
Interest and dividends from securities held to maturity:
 Taxable                                                                               169             410            1,334
 Tax-exempt                                                                            388             348              403
Interest on federal funds sold                                                         341             384              207
                                                                              ---------------------------------------------
TOTAL INTEREST INCOME                                                               24,775          22,535           21,711
                                                                              ---------------------------------------------
INTEREST EXPENSE
Interest on time certificates of $100,000 or more                                    1,452           1,236            1,121
Interest on other deposits                                                           9,004           7,966            7,638
Interest on federal funds purchased and securities
 sold under agreements to repurchase                                                   527             583              534
Interest on demand notes to U. S. Treasury and other indebtedness                       71              78               86
                                                                              ---------------------------------------------
TOTAL INTEREST EXPENSE                                                              11,054           9,863            9,379
                                                                              ---------------------------------------------
Net interest income                                                                 13,721          12,672           12,332
Provision for loan losses                                                              555             544              691
                                                                              ---------------------------------------------
Net interest income after provision for loan losses                                 13,166          12,128           11,641
                                                                              ---------------------------------------------
NONINTEREST INCOME
Income from fiduciary activities                                                     1,225           1,090            1,024
Service charges on deposit accounts                                                  1,140             951              929
Other noninterest income                                                               827             697              513
Securities gains (losses)                                                               --             (34)             (59)
                                                                              ---------------------------------------------
TOTAL NONINTEREST INCOME                                                             3,192           2,704            2,407
                                                                              ---------------------------------------------
NONINTEREST EXPENSE
Salaries, wages, and other employee benefits                                         5,453           4,741            4,493
Premises and equipment expense                                                       1,574           1,405            1,275
Data processing expense                                                                646             589              575
Advertising and public relations                                                       298             381              359
Insurance and bonding                                                                  102             112              122
Supplies and printing                                                                  391             361              328
Other noninterest expense                                                            2,640           2,227            2,239
                                                                              ---------------------------------------------
TOTAL NONINTEREST EXPENSE                                                           11,104           9,816            9,391
                                                                              ---------------------------------------------
Income before income taxes                                                           5,254           5,016            4,657
Provision for income taxes                                                           1,838           1,815            1,655
---------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                           3,416           3,201            3,002
===========================================================================================================================

Other comprehensive income (loss), net of tax                                       (1,445)            213              258
                                                                              ---------------------------------------------
COMPREHENSIVE INCOME                                                            $    1,971      $    3,414       $    3,260
===========================================================================================================================

NET INCOME PER COMMON SHARE:
===========================================================================================================================
Basic                                                                                $1.71           $1.60            $1.50
Diluted                                                                              $1.71           $1.60            $1.50
===========================================================================================================================

AVERAGE SHARES OUTSTANDING:
===========================================================================================================================
Basic                                                                            2,000,000       2,000,000        2,000,000
Diluted                                                                          2,001,907       2,001,847        2,000,000
===========================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.


                                         First Century Bankshares, Inc.  Page 19

Consolidated
Statements of
Cash Flows

                                                                         Years Ended December 31,
                                                                      --------------------------------
                                                                       1999         1998        1997
                                                                      --------------------------------
                                                                           (Dollars in Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income before adjustments to reconcile net income
 to net cash provided by operating activities:                        $  3,416    $  3,201    $  3,002
 Provision for loan losses                                                 555         544         691
 Depreciation and amortization                                           1,083         812         620
 Deferred income tax expense (benefit)                                     139          87         (31)
 Securities (gains) losses                                                  --          34          59
 (Increase) decrease in interest receivable                               (364)         31         (45)
 Net investment amortization and accretion                                  56         142         239
 Net (increase) decrease in other assets                                  (670)       (370)      1,512
 Net increase (decrease) in interest payable and other liabilities          98         163        (285)
                                                                       -------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                4,313       4,644       5,762
                                                                       -------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of securities held to maturity                                (1,308)     (3,665)     (1,400)
Purchases of securities available for sale                             (54,811)    (21,066)    (13,346)
Purchases of Federal Home Loan Bank stock                                 (127)         --         (27)
Proceeds from maturities and calls of securities held to maturity        5,736       6,987      22,986
Proceeds from maturities and calls of securities available for sale     24,004       8,689       2,000
Proceeds from sales of securities available for sale                        --       1,760       1,751
Net increase in loans                                                   (1,555)     (1,881)    (17,478)
Net cash received from branch acquisition                               14,727       8,510          --
Acquisition of premises and equipment                                     (665)     (1,160)     (1,195)
Proceeds from disposal of premises and equipment                            28          --           7
                                                                       -------------------------------
NET CASH USED BY INVESTING ACTIVITIES                                  (13,971)     (1,826)     (6,702)
                                                                       -------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in demand and savings deposits                     (75)      4,442        (340)
Net increase (decrease) in time deposits                                 8,284       1,684      (4,045)
Net increase (decrease) in short-term borrowings                         3,912      (3,992)        768
Cash dividends paid                                                     (1,600)     (1,500)     (1,300)
                                                                       -------------------------------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                        10,521         634      (4,917)
                                                                       -------------------------------
Net increase (decrease) in cash and cash equivalents                       863       3,452      (5,857)
Cash and cash equivalents at beginning of year                          17,748      14,296      20,153
-------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                              $ 18,611    $ 17,748    $ 14,296
=======================================================================================================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
 Interest                                                             $ 10,853    $  9,826    $  9,404
 Income taxes                                                         $  1,678    $  1,853    $  1,369

The accompanying notes are an integral part of the consolidated financial statements.


Page 20  First Century Bankshares, Inc.

Consolidated
Statements of
Changes in
Stockholders'
Equity


                                                                                                            Accumulated
                                                                                                               Other
                                                             Common Stock                                  Comprehensive
                                                         --------------------    Paid-In      Retained     Income (Loss),
                                                          Shares      Amount     Capital      Earnings      Net of tax
                                                         ----------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1997                                        (Dollars in Thousands, Except Per Share Data)
Balance at January 1, 1997                               2,000,000     $2,500      $ 785      $21,521       $  (177)
Net income                                                      --         --         --        3,002            --
Other comprehensive income, net of tax                          --         --         --           --           258
Cash dividends declared-$0.65 per share                         --         --         --       (1,300)           --
--------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                             2,000,000      2,500        785       23,223            81
====================================================================================================================

YEAR ENDED DECEMBER 31, 1998
Net income                                                      --         --         --        3,201            --
Other comprehensive income, net of tax                          --         --         --           --           213
Cash dividends declared-$0.75 per share                         --         --         --       (1,500)           --
--------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                             2,000,000      2,500        785       24,924           294
====================================================================================================================

YEAR ENDED DECEMBER 31, 1999
Net income                                                      --         --         --        3,416            --
Other comprehensive income (loss), net of tax                   --         --         --           --        (1,445)
Cash dividends declared-$0.80 per share                         --         --         --       (1,600)           --
--------------------------------------------------------------------------------------------------------------------
Balance at December 31,1999                              2,000,000     $2,500      $ 785      $26,740       $(1,151)
====================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.


                                        First Century Bankshares, Inc.  Page 21

Notes to
Consolidated
Financial
Statements

1. Summary of Significant Accounting and Reporting Policies

First Century Bankshares, Inc. (the "Corporation"), formerly Pocahontas Bankshares Corporation, and its wholly owned subsidiary, First Century Bank, N.A. operate ten branches in southern West Virginia and southwestern Virginia. The Corporation's primary source of revenue is derived from loans to customers who are predominately small to medium size businesses and middle income individuals. The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and to general practices within the banking industry. Certain reclassifications have been made to the prior years' financial statements to place them on a comparable basis with the current year's financial statements. The following is a summary of the more significant accounting and reporting policies:

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

Principles of Consolidation -- The consolidated financial statements include the accounts of First Century Bankshares, Inc. and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and cash equivalents -- For purposes of reporting cash flows, cash equivalents include cash on hand and amounts due from banks (including cash items in process of collection); interest-bearing balances with banks and federal funds sold. To comply with Federal Reserve regulations, the subsidiary banks are required to maintain reserve balances with the Federal Reserve Bank of Richmond. The amount of those reserve balances at December 31, 1999, was approximately $103,000.

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

Allowance for loan losses -- The adequacy of the allowance for loan losses is periodically evaluated by the Corporation in order to maintain the allowance at a level that is sufficient to absorb probable credit losses. Management's evaluation of the adequacy of the allowance is based on a review of the Corporation's historical loss experience, known and inherent risks in the loan portfolio, including adverse circumstances that may affect the


Page 22  First Century Bankshares, Inc.

ability of the borrower to repay interest and/or principal, the estimated value of collateral, and an analysis of the levels and trends of delinquencies, charge-offs, and the risk ratings of the various loan categories. Such factors as the level and trend of interest rates and the condition of the national and local economies are also considered. Estimates may change at some point in the future.

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


                                        First Century Bankshares, Inc.  Page 23

Other Real Estate Owned -- Other real estate owned includes properties on which the Corporation's subsidiary has foreclosed and taken title. Real estate properties acquired as a result of foreclosures are carried at the lower of the recorded investment in the loan or the fair value less estimated selling costs. Any excess of the outstanding principal loan balance over the fair value of the foreclosed property is charged to the allowance for loan losses. Any subsequent fair value adjustments and net operating expenses are charged to noninterest expense.

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

The carrying value of a restructured loan is reduced by the fair value of any assets or equity interest received. In addition, if the present value of future cash receipts required under the new terms does not equal the recorded investment in the loan at the time of restructuring the carrying value would be further reduced by a charge to the allowance. In addition, at the time of restructuring, loans are classified as impaired.

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

Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- The Corporation applies a financial-components approach that focuses on control when accounting and reporting for transfers and servicing of financial assets and extinguishments of liabilities. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This approach provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.

Goodwill And Other Intangibles -- The cost of the investments in acquired institutions in excess of amounts attributable to tangible and identified intangible assets at dates of acquisition is recorded as goodwill and is being amortized to operations over periods from 15 - 25 years using the straight-line method. A portion of the cost of purchased subsidiaries has been allocated to the value associated with the future earnings potential of the acquired core deposit base and is being amortized over eight years, the estimated life


Page 24  First Century Bankshares, Inc.

of the deposit base. The unamortized balance of intangibles totaled approximately $6,076,000 at December 31, 1999 and $1,687,000 at December 31, 1998, net of accumulated amortization of $662,000 and $369,000, respectively, and is included in other assets.

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

Other Comprehensive Income -- Effective January 1, 1998, the Corporation adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes requirements for the disclosure of comprehensive income in the Corporation's consolidated financial statements. Comprehensive income is defined as net income plus transactions and other occurrences which are the result of nonowner changes in equity. As required by SFAS No. 130, prior period consolidated financial statements have been reclassified to reflect application of the provisions of this statement.

New Accounting Pronouncements -- In June of 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". As amended, SFAS No 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. This standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in


                                        First Century Bankshares, Inc.  Page 25
other contracts, and for hedging activities. Based on its operations at December 31, 1999, management does not expect this standard to have a material effect on the Corporation's consolidated financial statements upon adoption.

2. Branch Acquisitions

Effective June 11, 1999, First Century Bank, N.A., completed the acquisition of the Hinton, West Virginia branch of City National Bank of West Virginia. The transaction was accounted for as a purchase; accordingly, operating results of the Hinton Branch have been included in the consolidated financial statements since the date of acquisition. The purchase price was based on a premium on deposits of 8.4% and was allocated based on preliminary estimates of fair value. The allocation of the purchase price was as follows:

Cash                                                                         $14,727
Net loans                                                                     39,337
Premises and equipment                                                         1,620
Interest receivable and other assets                                             160
Goodwill                                                                       4,681
------------------------------------------------------------------------------------
TOTAL ASSETS ACQUIRED                                                        $60,525
====================================================================================

Deposits                                                                     $59,958
Interest payable and other liabilities                                           567
------------------------------------------------------------------------------------
TOTAL LIABILITIES ASSUMED                                                    $60,525
====================================================================================

Effective April 3, 1998, First Century Bank, N.A., completed the acquisition of the Bluefield, Virginia branch of First American Federal Savings Bank, Roanoke, Virginia. The transaction was accounted for as a purchase; accordingly, operating results of the Virginia Avenue Branch have been included in the consolidated financial statements since the date of acquisition. The purchase price was $1,510,000 and was allocated based on preliminary estimates of fair value. The allocation of the purchase price was as follows:

Cash                                                                        $ 8,510
Net loans                                                                     3,239
Premises and equipment                                                          255
Interest receivable and other assets                                             21
Goodwill                                                                      1,441
-----------------------------------------------------------------------------------
TOTAL ASSETS ACQUIRED                                                       $13,466
====================================================================================
Deposits                                                                    $13,356
Interest payable and other liabilities                                          110
-----------------------------------------------------------------------------------
TOTAL LIABILITIES ASSUMED                                                   $13,466
====================================================================================

Goodwill established from these acquisitions is being amortized over an estimated useful life of 15 years.


Page 26  First Century Bankshares, Inc.

3. Securities

Securities available for sale at December 31, 1999 and 1998 are summarized as follows:

                                                                                             1999
                                                                                      Gross          Gross      Estimated
                                                                      Amortized     Unrealized     Unrealized    Market
                                                                        Cost          Gains          Losses       Value
                                                                      --------------------------------------------------
                                                                                   (Dollars in Thousands)
U.S. Government obligations                                             $16,003       $ 23            $   31     $15,995
U.S. Government agency obligations                                       55,833          3             1,547      54,289
Mortgage-backed securities                                                3,566         --                73       3,493
Equity securities                                                           822         --                78         744
------------------------------------------------------------------------------------------------------------------------
TOTAL SECURITIES AVAILABLE FOR SALE                                     $76,224       $ 26            $1,729     $74,521
========================================================================================================================

                                                                                              1998
                                                                                      Gross          Gross      Estimated
                                                                      Amortized     Unrealized     Unrealized    Market
                                                                        Cost          Gains          Losses       Value
                                                                      --------------------------------------------------
                                                                                   (Dollars in Thousands)
U.S. Government obligations                                             $17,070       $293          $   --       $17,363
U.S. Government agency obligations                                       23,998        199              26        24,171
Mortgage-backed securities                                                3,603         21               2         3,622
Equity securities                                                           822         --              27           795
------------------------------------------------------------------------------------------------------------------------
TOTAL SECURITIES AVAILABLE FOR SALE                                     $45,493       $513          $   55       $45,951
========================================================================================================================

Securities held to maturity at December 31, 1999 and 1998 are summarized as follows:

                                                                                              1999
                                                                                      Gross          Gross      Estimated
                                                                      Amortized     Unrealized     Unrealized    Market
                                                                        Cost          Gains          Losses       Value
                                                                      ----------------------------------------------------
                                                                                     (Dollars in Thousands)
Mortgage-backed securities                                             $   219        $ --            $  6        $   213
State and municipal obligations                                          9,086          61             264          8,883
Other debt securities                                                      150          --               4            146
--------------------------------------------------------------------------------------------------------------------------
TOTAL SECURITIES HELD TO MATURITY                                      $ 9,455        $ 61            $274        $ 9,242
==========================================================================================================================

                                                                                               1998
                                                                                      Gross          Gross      Estimated
                                                                      Amortized     Unrealized     Unrealized    Market
                                                                        Cost          Gains          Losses       Value
                                                                      --------------------------------------------------
                                                                                     (Dollars in Thousands)
U.S. Government obligations                                            $ 2,005        $  3            $ --        $ 2,008
U.S. Government agency obligations                                       3,014           4              --          3,018
Mortgage-backed securities                                                 393          --               2            391
State and municipal obligations                                          8,395         262             144          8,513
Other debt securities                                                      150           6              --            156
--------------------------------------------------------------------------------------------------------------------------
TOTAL SECURITIES HELD TO MATURITY                                      $13,957        $275            $146        $14,086
==========================================================================================================================

Securities with an aggregate par value of $43,000,000 at December 31, 1999 and $34,000,000 at December 31, 1998, were pledged to secure public and trust deposits and for other purposes required or permitted by law, including approximately $15,500,000 at December 31, 1999 and $14,000,000 at December 31, 1998 pledged to secure repurchase agreements.


                                         First Century Bankshares, Inc.  Page 27

Gross losses of $34,000 and $59,000 were recognized on sales of available for sale securities for the years ended December 31, 1998 and December
31, 1997, respectively. There were no sales of securities for the year ended December 31, 1999.

The amortized cost and estimated market value for securities available for sale and securities held to maturity by contractual maturities at December 31, 1999 are shown in the following tables. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                                                                          Estimated           Net
                                                                         Amortized          Market      Unrealized Gains
                                                                            Cost            Value          (Losses)
                                                                         -----------------------------------------------
                                                                                     (Dollars in Thousands)
                                                                         -----------------------------------------------
Due in one year or less                                                    $13,000          $12,994         $    (6)
Due after one year through five years                                       43,089           41,966          (1,123)
Due after five years through ten years                                      19,313           18,817            (496)
Securities with no contractual maturities                                      822              744             (78)
------------------------------------------------------------------------------------------------------------------------
TOTAL SECURITIES AVAILABLE FOR SALE                                        $76,224          $74,521         $(1,703)
========================================================================================================================

                                                                                            Estimated         Net
                                                                          Amortized           Market    Unrealized Gains
                                                                             Cost             Value        (Losses)
                                                                         -----------------------------------------------
                                                                                       (Dollars in Thousands)
                                                                         -----------------------------------------------
Due in one year or less                                                    $  690             $   692          $   2
Due after one year through five years                                       5,095               5,033            (62)
Due after five years through ten years                                      3,135               3,007           (128)
Due after ten years                                                           535                 510            (25)
------------------------------------------------------------------------------------------------------------------------
TOTAL SECURITIES HELD TO MATURITY                                          $9,455             $ 9,242          $(213)
========================================================================================================================

4.  Loans

Loans at December 31, 1999 and 1998 consisted of the following:

                                                                                             December 31,
                                                                                     --------------------------
                                                                                        1999             1998
                                                                                     --------------------------
                                                                                        (Dollars in Thousands)
Commercial, financial and agricultural                                                $ 52,872         $ 42,584
Real estate-construction                                                                 5,353           10,369
Real estate-mortgage (residential and commercial)                                      149,121          119,076
Installment loans to individuals                                                        36,631           30,185
                                                                                     --------------------------
 Total loans                                                                           243,977          202,214
Less: allowance for credit losses                                                        3,050            2,533
---------------------------------------------------------------------------------------------------------------
NET LOANS                                                                             $240,927         $199,681
===============================================================================================================

The Corporation's subsidiaries have had and can be expected to have in the future various banking transactions with directors, executive officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties). The total amount of these loans was $6,067,000 and $6,355,000 at December 31, 1999 and 1998, respectively. During 1999, $12,434,000 in loan advances were made and repayments were $12,722,000.


Page 28  First Century Bankshares, Inc.

5.    Allowance for Loan Losses

An analysis of the allowance for loan losses for 1999, 1998 and 1997 is as follows:

                                                                             Years Ended December 31,
                                                                         --------------------------------
                                                                           1999        1998         1997
                                                                         --------------------------------
                                                                              (Dollars in Thousands)
Balance at beginning of year                                             $2,533       $2,370       $2,240
Additions from acquisitions                                                 497           --           --
Provision for loan losses                                                   555          544          691
Recoveries on loans previously charged off                                  179           59           51
Loans charged off                                                          (714)        (440)        (612)
----------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                                   $3,050       $2,533       $2,370
==========================================================================================================

The following is a summary of loans considered impaired:

                                                                                         December 31,
                                                                                   ----------------------
                                                                                     1999            1998
                                                                                   ----------------------
                                                                                     (Dollars in Thousands)
Gross impaired loans                                                                $2,969          $2,569
Valuation allowance for impaired loans                                                 491             520
----------------------------------------------------------------------------------------------------------
Recorded investment in impaired loans                                               $2,478          $2,049
----------------------------------------------------------------------------------------------------------

The average recorded investment in impaired loans for the years ended December, 31, 1999, 1998 and 1997 was $1,865,000, $1,928,000 and $1,245,000, respectively.
There was no interest income recognized on impaired loans (during the portion of the year they were impaired) for the years ended December 31, 1999, 1998 and 1997. At December 31, 1999, 1998 and 1997, the Corporation had nonaccrual loans of $2,390,000, $1,728,000 and $828,000, respectively. Interest income of $39,000, $1,000 and $5,000 was recognized on these loans in 1999, 1998 and 1997, respectively. Had these loans performed in accordance with their original terms, interest income of $198,000, $194,000 and $142,000 would have been recorded in 1999, 1998 and 1997, respectively.

6. Premises and Equipment

Premises and equipment at December 31, 1999 and 1998 consisted of the following:

                                                                                             December 31,
                                                                                       ----------------------
                                                                                        1999            1998
                                                                                       ----------------------
                                                                                        (Dollars in Thousands)
Land                                                                                   $ 1,466        $ 1,341
Buildings and improvements                                                               9,485          8,280
Equipment and fixtures                                                                   5,076          4,509
                                                                                       ----------------------
 Total                                                                                  16,027         14,130
                                                                                       ----------------------
Less accumulated depreciation                                                            5,315          4,931
-------------------------------------------------------------------------------------------------------------
NET PREMISES AND EQUIPMENT                                                             $10,712        $ 9,199
=============================================================================================================

Depreciation charged to operating expense amounted to $791,000 in 1999, $707,000 in 1998, and $579,000 in 1997.


                                         First Century Bankshares, Inc.  Page 29

7. Deposits

Deposits at December 31, 1999 and 1998 were as follows:

                                                                                     December 31,
                                                                               ------------------------
                                                                                 1999           1998
                                                                               ------------------------
                                                                                (Dollars in Thousands)
Individuals, partnerships and corporations:
 Demand deposits                                                                $ 28,702       $ 25,685
 Time and savings deposits                                                       275,237        215,400
U.S. Government                                                                      320             --
States and political subdivisions                                                 13,733          9,275
Certified and official checks                                                      1,903          1,368
-------------------------------------------------------------------------------------------------------
TOTAL DEPOSITS                                                                  $319,895       $251,728
=======================================================================================================

The scheduled maturities of time deposits at December 31, 1999 were as follows:


          (Dollars in Thousands)

2000                            $102,314
2001                              22,003
2002                               6,942
2003                               3,855
Thereafter                           950
========================================
Total Time Deposits             $136,064
========================================

Time deposits included certificates of deposit issued in amounts of $100,000 or more totaling approximately $34,243,000 and $23,251,000 at December 31, 1999 and 1998, respectively.

8. Short-term Borrowings

Short-term borrowings consist of treasury tax and loan deposits, which are generally repaid within 30 days from the transaction date, and securities sold under agreements to repurchase. Securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                                                    1999              1998
                                                                                 ---------------------------
                                                                                     (Dollars in Thousands)
 Average balance during the year                                                   $14,499           $15,050
 Average interest rate during the year                                                3.63%             3.87%
 Maximum month-end balance during the year                                         $18,500           $18,148

9.  Other Comprehensive Income

Other comprehensive income is defined as comprehensive income exclusive of net income. Unrealized gains (losses) on available for sale investment securities represent the sole component of the Company's other comprehensive income. Other comprehensive income (loss) consists of the following:

                                                                                       1999           1998         1997
                                                                                     ----------------------------------
Unrealized holding gains (losses) arising during the year                            $(2,163)        $ 267        $ 287
Reclassification adjustment for (gains) losses included in net income                     --            40           59
                                                                                     ----------------------------------
Other comprehensive income (loss) before tax                                          (2,163)          307          346
Income tax (expense) benefit related to other comprehensive income                       718           (94)         (88)
-----------------------------------------------------------------------------------------------------------------------
Other comprehensive income (loss), net of tax                                        $(1,445)        $ 213        $ 258
=======================================================================================================================


Page 30  First Century Bankshares, Inc.

10. Earnings Per Share

The following table reconciles the numerator and denominator of the basic and diluted computations for income from continuing operations for the year ended December 31, 1999 and 1998:

                                                                                               1999
                                                                              --------------------------------------
                                                                                 Income        Shares      Per-Share
                                                                              (Numerator)   (Denominator)   Amount
                                                                              --------------------------------------
Basic EPS:
Income available to common shareholders                                        $3,416,000      2,000,000       $1.71
Diluted EPS:
Effect of dilative securities--Stock options                                            0          1,907
=======================================================================================================================
Income available to common shareholders and assumed conversions                $3,416,000      2,001,907       $1.71
=======================================================================================================================

                                                                                                1998
                                                                              --------------------------------------
                                                                                Income         Shares      Per-Share
                                                                              (Numerator)   (Denominator)   Amount
                                                                              --------------------------------------
Basic EPS:
Income available to common shareholders                                        $3,201,000      2,000,000       $1.60
Diluted EPS:
Effect of dilutive securities--Stock options                                            0          1,847
=======================================================================================================================
Income available to common shareholders and assumed conversions                $3,201,000      2,001,847       $1.60
=======================================================================================================================

For the year ended December 31, 1997, there were no adjustments to either the numerator or denominator for the purpose of calculating diluted earnings per share as the Corporation had no dilutive securities.

11. Stock Option Plans

During 1998, the Corporation adopted the 1998 Officer Stock Option Plan (the "Officer Plan") which provides for the issuance of options to purchase shares of the Corporation's common stock to officers of the Corporation. The options have an original term of ten years with an exercise price equal to the market price of the common stock on the date of grant, as defined by the plan. The options vest 20% per year after their date of grant. During the year ended December 31, 1998, 58,470 options were granted under the Officer Plan at an exercise price of $20.25 per share. During the year ended December 31, 1999, there were no options granted under the plan. At December 31, 1999, the weighted average remaining contractual life of the outstanding options was 102 months. At December 31, 1999, options for 111,530 shares of common stock were reserved for future issuance for the Officer Plan. As of December 31, 1999, no options had been exercised under the Officer Plan.

During 1998, the Corporation adopted the 1998 Director Stock Option Plan (the "Director Plan") which provides for the issuance of options to purchase shares of the Corporation's common stock to directors of the Corporation and its subsidiaries. The options have an original term of ten years with an exercise price equal to the market price of the common stock on the date of grant, as defined by the plan. The options are fully vested upon their date of grant. During the year ended December 31, 1998, 20,000 options were granted under the Director Plan at an exercise price of $20.25 per share. During the year ended December 31, 1999, there were no options granted under the plan. At December 31, 1999, the weighted average remaining contractual life of the outstanding options was 102


                                       First Century Bankshares, Inc.  Page 31
months. At December 31, 1999, options for 12,000 shares of common stock were reserved for future issuance for the Director Plan. As of December 31, 1999, no options had been exercised under the Director Plan, and 2,000 options had expired unexercised.

The Corporation accounts for the Officer Plan and the Director Plan under the provisions of SFAS No. 123, "Accounting for Stock Based Compensation". As permitted by SFAS No. 123, the Corporation has chosen to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for options granted under the plans. Had compensation cost for the Corporation's plans been determined based on the fair value at the grant dates for awards under the plans consistent with the method of SFAS No. 123, the Corporation's net income and net income per share for the years ended December 31, 1999 and 1998, would have been decreased to the pro forma amounts indicated below. The Corporation did not award any option grants prior to July 1, 1998, therefore, there are no pro forma amounts for prior periods.

                                                                                                      1999
                                                                                         -----------------------------
                                                                                         As Reported        Pro Forma
                                                                                         -----------------------------
Net income                                                                                $3,416,000        $3,402,000
======================================================================================================================
Net income per share-Basic and diluted                                                    $     1.71        $     1.70
======================================================================================================================

                                                                                                      1998
                                                                                         -----------------------------
                                                                                         As Reported        Pro Forma
                                                                                         -----------------------------
Net income                                                                                $3,201,000        $3,171,000
======================================================================================================================
Net income per share-Basic and diluted                                                    $     1.60        $     1.59
======================================================================================================================

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for the 1998 grants: 8% dividend growth rate; expected volatility of 3.31%; risk-free interest rate of 5.46%; and expected life of six years for directors and seven years for officers.

12. Post Employment Benefits

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

The Corporation sponsors two defined benefit post retirement plans that cover both salaried and nonsalaried employees. One plan provides medical benefits, and the other provides life insurance benefits. The post retirement health care plan is contributory and the life insurance plan is noncontributory. The health plan has an annual limitation (a "cap") on the dollar amount of the employer's share of the cost of covered benefits incurred by a plan participant. The retiree is responsible, therefore, for the amount by which the cost of the benefit coverage under the plan incurred during a year exceeds that cap. No health care cost increases have been factored into the health plan's actuarial calculations due to this cap.


Page 32  First Century Bankshares, Inc.

The following table outlines the changes in the Corporation's postemployment benefit plan obligations, assets and funded status for the years ended December 31, 1999 and 1998, and the assumptions and components of net periodic benefit costs for the three years in the period ended December 31, 1999.

                                                                                                         Other
                                                                                                     Postretirement
                                                                        Pension Benefits                Benefits
                                                                   ---------------------------------------------------
                                                                      1999            1998          1999        1998
                                                                   ---------------------------------------------------
                                                                                   (Dollars in Thousands)
Change in benefit obligation
Benefit obligation at beginning of year                              $6,871         $5,877          $1,297     $1,180
Service cost                                                            319            264              23         21
Interest cost                                                           439            407              82         81
Amendments                                                               --            219              --         --
Actuarial (gain) loss                                                   171            365              (7)        59
Benefits paid                                                          (826)          (261)            (43)       (44)
                                                                   ---------------------------------------------------
Benefit obligation at end of year                                     6,974          6,871           1,352      1,297
                                                                   ===================================================
Change in plan asset
Fair value of plan assets at beginning of year                        9,542          8,581             N/A        N/A
Actual return on plan assets                                            785          1,222             N/A        N/A
Employer contribution                                                    --             --             N/A        N/A
Benefits paid                                                          (826)          (261)            N/A        N/A
                                                                   ---------------------------------------------------
Fair value of plan assets at end of year                              9,501          9,542             N/A        N/A
                                                                   ===================================================
Funded status                                                         2,527          2,671          (1,352)    (1,297)
Unrecognized net actuarial gain                                      (1,645)        (1,941)           (155)      (152)
Unrecognized prior service cost                                         490            534              --         --
Unrecognized transition obligation                                     (389)          (454)            720        775
                                                                   ---------------------------------------------------
Prepaid (accrued) benefit cost                                      $   983        $   810         $  (787)   $  (674)
                                                                   ===================================================

                                                                                                      Other
                                                                                                 Postretirement
                                                              Pension Benefits                      Benefits
                                                       ------------------------------------------------------------
Weighted-average assumptions as of 12/31                1999       1998         1997       1999      1998     1997
                                                       ------------------------------------------------------------
Discount rate                                           6.50%      6.50%        7.00%      6.50%     6.50%     7.00%
Expected return on plan assets                          9.00%      9.00%        9.00%       N/A      N/A       N/A
Rate of compensation increase                           3.00%      3.00%        3.00%       N/A      N/A       N/A

Components of net periodic benefit cost
Service cost                                           $ 319      $ 264        $ 245      $  23     $ 21      $ 18
Interest cost                                            439        407          359         82       81       785
Expected return on plan assets                          (848)      (767)        (627)        --       --        --
Amortization of prior service cost                        44         30           30         --       --        --
Amortization of transition obligation                    (65)       (65)         (65)        55       55        55
Recognized net actuarial gain                            (62)       (62)         (41)        (4)      (7)       (9)
                                                       ------------------------------------------------------------
Net periodic benefit cost                              $(173)     $(193)       $ (99)     $ 156     $150      $142
                                                       ============================================================

The Corporation maintains a qualified 401(k) retirement savings plan. All full time employees are eligible to participate on a voluntary basis, after completing their first year of service. All employees may elect to make pretax contributions up to a maximum of fifteen percent (15%) of their salary, which are matched fifty percent (50%) by the Corporation. Total amounts charged to operating expense for payments pursuant to this plan were approximately $110,000 in 1999, $104,000 in 1998 and $99,000 in 1997.


                                         First Century Bankshares, Inc.  Page 33

13. Income Taxes

The provision for income taxes consisted of the following:

                                                                             Years Ended December 31,
                                                                   ----------------------------------------
Tax provision attributed to income from operations:                   1999            1998           1997
                                                                   ----------------------------------------
Current:                                                                    (Dollars in Thousands)
Federal                                                             $1,409           $1,421         $1,342
State                                                                  290              307            344

Deferred expense (benefit)                                             139               87            (31)
-----------------------------------------------------------------------------------------------------------
PROVISION FOR INCOME TAX                                            $1,838           $1,815         $1,655
===========================================================================================================

The components of deferred tax assets and liabilities at December 31, 1999 and 1998 were as follows:

                                                                                           1999      1998
                                                                                       ----------------------
                                                                                       (Dollars in Thousands)
Allowance for loan losses                                                                $  752    $   744
Marketable equity securities and capital loss carryforwards                                 231        220
Unrealized losses on securities available for sale                                          552         --
Other, net                                                                                   --         56
                                                                                       ======================
 Gross deferred tax assets                                                                1,535      1,020
 Valuation allowance                                                                       (231)      (220)
                                                                                       ----------------------
 Deferred tax assets                                                                      1,304        800
                                                                                       ======================
Depreciation                                                                               (239)      (171)
Retirement plans                                                                            (47)       (24)
Unrealized gains on securities available for sale                                            --       (166)
                                                                                       ======================
 Gross deferred tax liabilities                                                            (286)      (361)
-------------------------------------------------------------------------------------------------------------
NET DEFERRED TAX ASSET                                                                   $1,018    $   439
=============================================================================================================

A valuation allowance was established for the writedowns of marketable equity securities and capital loss carryforwards because their recognition is limited to future capital gains generated by the Corporation. No tax benefit has been recognized in the financial statements for the writedowns or capital loss carryforwards.

The principal differences between the effective tax rate and the federal statutory rate was as follows:

                                                                          Years Ended December 31,
                                                                  -----------------------------------------
                                                                       1999         1998         1997
                                                                  -----------------------------------------
                                                                          (Dollars in Thousands)
                                                                  Amount    %   Amount    %   Amount    %
                                                                  -----------------------------------------
Provision at statutory rate                                       $1,786   34   $1,705   34   $1,583   34
Tax-exempt interest income from certain investment
 securities and loans                                               (172)  (3)    (176)  (4)    (198)  (4)
State income tax expense, net of federal benefit                     204    4      203    4      228    5
Other, net                                                            20   --       83    2       42    1
----------------------------------------------------------------------------------------------------------
PROVISION FOR INCOME TAXES                                        $1,838   35   $1,815   36   $1,655   36
==========================================================================================================

14. Commitments and Contingencies

In the normal course of business, the Corporation is involved in various legal suits and proceedings. In the opinion of management, based on the advice of legal counsel, these suits are without substantial merit and should not result in judgments which in the aggregate would have a material adverse effect on the Corporation's financial statements.

Page 34  First Century Bankshares, Inc.

15. Financial Instruments, Concentrations of Credit and Fair Values

The subsidiary of the Corporation is party to various financial instruments with off-balance sheet risk arising in the normal course of business to meet the financing needs of its customers. Those financial instruments include commitments to extend credit and standby letters of credit. These commitments include standby letters of credit of approximately $1,341,000 at December
31, 1999 and $622,000 at December 31, 1998. These instruments contain various elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. Additionally, certain off-balance sheet items of approximately $31,461,000 at December 31, 1999, and $28,875,000 at December 31, 1998, comprised primarily of unfunded loan commitments, have an estimated fair value that is not materially different from the notional amount.

The subsidiary's exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is the contractual amount of those instruments. The subsidiaries use the same credit policies in making commitments and conditional obligations that they do for on-balance sheet instruments.

The Corporation's subsidiary grants various types of credit including, but not limited to, agriculture, commercial, consumer, and residential loans to customers primarily located throughout southern West Virginia and southwestern Virginia. Each customer's creditworthiness is examined on a case by case basis. The amount of collateral obtained, if any, is determined by management's credit evaluation of the customer. Collateral held varies, but may include property, accounts receivable, inventory, plant and equipment, securities, or other income producing property. The loan portfolio is generally well diversified and geographically dispersed within the region. There are no industry concentrations that represent more than 25% of the Corporation's equity. Within each specific industry, borrowers are well diversified as to specialty, service, or other unique feature of the overall industry. A substantial portion of the customers' ability to honor their contractual commitment is largely dependent upon the economic conditions of the respective industry and overall economic conditions of the region.

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


                                        First Century Bankshares, Inc.   Page 35

The estimated fair value and the recorded book balances at December 31, 1999 and 1998 was as follows:

                                                                                      1999                   1998
                                                                          -------------------------------------------------
                                                                           Estimated      Carrying    Estimated    Carrying
                                                                           Fair Value      Amount    Fair Value     Amount
                                                                          -------------------------------------------------
                                                                            (Dollars in Thousands)   (Dollars in Thousands)
Assets:
Cash and due from banks                                                       $ 18,611  $ 18,611       $ 13,748  $ 13,748
Federal funds sold                                                                  --        --          4,000     4,000
Securities available for sale                                                   74,521    74,521         45,951    45,951
Securities held to maturity                                                      9,242     9,455         14,086    13,957
Federal Home Loan Bank and Federal Reserve Bank stock                            1,155     1,155          1,028     1,028
Net loans                                                                      242,905   240,927        205,052   199,681

Liabilities:
Deposits with no stated maturities                                            $183,832  $183,832       $151,200  $151,200
Deposits with stated maturities                                                135,025   136,063        101,004   100,528
Short-term borrowings                                                           16,958    16,958         13,046    13,046

The estimation methodologies used to determine fair value are as follows: For those loans and deposits with floating interest rates it was presumed that the estimated fair value generally approximated the recorded book balances. Securities actively traded in a secondary market have been valued using quoted available market prices. Deposits with stated maturities have been valued using a present value discounted cash flow with a discount rate approximating current market rates for similar assets and liabilities. Deposits with no stated maturities have an estimated fair value equal to the amount payable on demand which is the recorded book balance. The net loan portfolio has been valued using a present value discounted cash flow. The discount rate used in these calculations is the federal funds sold rate adjusted for noninterest operating costs, credit losses, and assumed prepayment risk. Fair values for nonperforming loans are estimated using discounted cash flow analysis, or underlying collateral values, where applicable. Changes in assumptions or estimation methodologies may have a material effect on these estimated fair values.

Page 36  First Century Bankshares, Inc.

16. Regulatory Matters

The Corporation's principal source of funds for dividend payment and debt service is dividends received from the subsidiary banks.

Under applicable Federal laws, the Comptroller of the Currency, the primary regulator of First Century Bank, N.A., restricts the total dividend payments of a national bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits of the two preceding years. At December 31, 1999, retained net profits for the years 1999 and 1998, which were free of such regulatory restrictions, were approximately $3,259,000.

The Corporation and its subsidiary are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its subsidiary must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and its subsidiary to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital to average assets (as defined). Management believes, as of December 31, 1999, that the Corporation and its subsidiary meet all capital adequacy requirements to which they are subject.

As of December 31, 1999, First Century Bank, N.A. has received notification from the Office of the Comptroller of the Currency that it is well-capitalized under the regulatory framework for prompt corrective action. To be adequately capitalized, minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table must be maintained. There are no conditions or events since the recent notification that management believes have changed the institution's category.


                                        First Century Bankshares, Inc.   Page 37

                                                                                                             To Be Well
                                                                                                          Capitalized Under
                                                                     For Capital                           Prompt Corrective
                                               Actual             Adequacy  Purposes                       Action Provisions
                                        -----------------------------------------------------------------------------------------
                                         Amount     Ratio       Amount             Ratio              Amount            Ratio
                                        -----------------------------------------------------------------------------------------
                                                             (greater than    (greater than    (greater than      (greater than
                                                                 or =)            or =)            or =)              or =)
As of December 31, 1999:
 Total Capital
  (to Risk Weighted Assets):
   Consolidated                         $26,921     10.86%    $19,838             8.00%
   First Century Bank, N.A.             $26,516     10.73%    $19,765             8.00%               $24,707            10.00%
 Tier I Capital
  (to Risk Weighted Assets):
   Consolidated                         $23,871      9.63%    $ 9,919             4.00%
   First Century Bank, N.A.             $23,466      9.50%    $ 9,883             4.00%               $14,824             6.00%
 Tier I Capital
  (to Average Assets):
   Consolidated                         $23,871      6.55%    $14,585             4.00%
   First Century Bank, N.A.             $23,466      6.44%    $14,585             4.00%               $18,231             5.00%

                                                                                                             To Be Well
                                                                                                          Capitalized Under
                                                                     For Capital                           Prompt Corrective
                                               Actual             Adequacy  Purposes                       Action Provisions
                                        -----------------------------------------------------------------------------------------
                                         Amount       Ratio     Amount             Ratio              Amount            Ratio
                                        -----------------------------------------------------------------------------------------
                                                             (greater than    (greater than    (greater than      (greater than
                                                                 or =)            or =)            or =)              or =)
As of December 31, 1998:
 Total Capital
  (to Risk Weighted Assets):
   Consolidated                       $29,027       14.02%     $16,566            8.00%
   First Century Bank, N.A.           $24,620       13.72%     $14,359            8.00%              $17,949           10.00%
   First Century Bank                 $ 3,955       14.23%     $ 2,224            8.00%              $ 2,780           10.00%
 Tier I Capital
  (to Risk Weighted Assets):
   Consolidated                       $26,495       12.79%     $ 8,283            4.00%
   First Century Bank, N.A.           $22,425       12.49%     $ 7,179            4.00%              $10,769            6.00%
   First Century Bank                 $ 3,618       13.01%     $ 1,112            4.00%              $ 1,668            6.00%
 Tier I Capital
  (to Average Assets):
   Consolidated                       $26,495        9.08%     $11,673            4.00%
   First Century Bank, N.A.           $22,425        8.71%     $10,302            4.00%              $12,878            5.00%
   First Century Bank                 $ 3,618        9.62%     $ 1,504            4.00%              $ 1,881            5.00%


Page 38   First Century Bankshares, Inc.

17. Quarterly Financial Data (Unaudited)

The summary financial data by quarter for the years ended December 31, 1999, 1998 and 1997 was as follows:

                                                                                 Quarter Ended
                                                              ----------------------------------------------------
                                                               Mar. 31      June 30     Sept. 30          Dec. 31
                                                              ----------------------------------------------------
                                                                 (Dollars in Thousands, Except Per Share Data)
1999
Interest income                                                $5,443       $5,845       $6,744            $6,743
Net interest income                                             3,025        3,270        3,700             3,726
Provision for possible loan losses                                 45          120           83               307
Securities gains (losses)                                          --           --           --                --
Income before taxes                                             1,123        1,353        1,391             1,387
Net income                                                        716          882          918               900
------------------------------------------------------------------------------------------------------------------
NET INCOME PER SHARE                                           $ 0.36       $ 0.44       $ 0.46            $ 0.45
------------------------------------------------------------------------------------------------------------------

1998
Interest income                                                $5,391       $5,731       $5,853            $5,560
Net interest income                                             3,090        3,213        3,246             3,123
Provision for possible loan losses                                188          133          124                99
Securities gains (losses)                                         (14)          --           --               (20)
Income before taxes                                             1,130        1,354        1,290             1,242
Net income                                                        725          864          820               792
------------------------------------------------------------------------------------------------------------------
NET INCOME PER SHARE                                           $ 0.36       $ 0.43       $ 0.41            $ 0.40
------------------------------------------------------------------------------------------------------------------

1997
Interest income                                                $5,252       $5,413       $5,453            $5,593
Net interest income                                             2,857        3,132        3,111             3,232
Provision for possible loan losses                                141          238          204               108
Securities gains (losses)                                          --           59           --                --
Income before taxes                                               902        1,262        1,249             1,244
Net income                                                        605          799          817               781
------------------------------------------------------------------------------------------------------------------
NET INCOME PER SHARE                                           $ 0.30       $ 0.40       $ 0.41            $ 0.39
------------------------------------------------------------------------------------------------------------------


                                         First Century Bankshares, Inc.  Page 39

18. Parent Company Financial Data

Condensed financial information of First Century Bankshares, Inc. (parent company only) is presented below:

STATEMENTS OF FINANCIAL CONDITION

                                                                                              December 31,
                                                                                      ----------------------------
                                                                                           1999             1998
                                                                                      ----------------------------
Assets:                                                                                  (Dollars in Thousands)
Cash                                                                                  $    104           $     173
Investment in subsidiary at equity                                                      28,469              28,051
Other assets                                                                               352                 279
------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                          $ 28,925           $  28,503
==================================================================================================================
Liabilities:
Other liabilities                                                                     $     51           $      --
                                                                                      ----------------------------
TOTAL LIABILITIES                                                                           51                  --
                                                                                      ----------------------------
Stockholders' Equity:
Common stock-$1.25 par value; shares issued and outstanding:
 2,000,000 at December 31, 1998 and December 31, 1997                                    2,500               2,500
Paid-in capital                                                                            785                 785
Retained earnings                                                                       25,589              25,218
------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                               28,874              28,503
------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                            $ 28,925           $  28,503
==================================================================================================================

STATEMENTS OF INCOME

                                                                                 Years Ended December 31,
                                                                           ------------------------------------
                                                                            1999         1998             1997
                                                                           ------------------------------------
                                                                                 (Dollars in Thousands)
Income:
 Dividends from subsidiary bank                                            $1,600       $1,500           $1,300
                                                                           ------------------------------------
TOTAL INCOME                                                                1,600        1,500            1,300
                                                                           ====================================
Expenses:
 Other                                                                         75           55               33
                                                                           ------------------------------------
TOTAL EXPENSES                                                                 75           55               33
                                                                           ------------------------------------
Applicable income taxes (benefits)                                            (28)          25               33
                                                                           ------------------------------------
Income before equity in undistributed
 net income of subsidiary                                                   1,553        1,420            1,234
Equity in undistributed net income of subsidiary                            1,863        1,781            1,768
---------------------------------------------------------------------------------------------------------------
NET INCOME                                                                 $3,416       $3,201           $3,002
===============================================================================================================

STATEMENT OF CASH FLOWS

                                                                                     Years Ended December 31,
                                                                       ------------------------------------------------
                                                                            1999             1998              1997
                                                                       ------------------------------------------------
Cash flows from operating activities                                                (Dollars in Thousands)
Net income                                                             $      3,416      $    3,201       $      3,002
Adjustments to reconcile net income to net cash
Provided by operating activities:
 Equity in undistributed net income of subsidiary                            (1,863)         (1,781)            (1,768)
 Other adjustments, net                                                         (22)             31                  1
                                                                       ------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                     1,531           1,451              1,235
                                                                       ------------------------------------------------
Cash flows from financing activities
 Cash dividends paid                                                         (1,600)         (1,500)            (1,300)
                                                                       ------------------------------------------------
NET CASH USED BY FINANCING ACTIVITIES                                        (1,600)         (1,500)            (1,300)
                                                                       ------------------------------------------------
Net increase (decrease) in cash                                                 (69)            (49)               (65)
Cash at January 1,                                                              173             222                287
-----------------------------------------------------------------------------------------------------------------------
Cash at December 31,                                                   $        104      $      173       $        222
=======================================================================================================================
Supplemental disclosures of cash flow information:
Cash paid during the year for:
 Income taxes                                                          $      1,678      $    1,853       $      1,369


Page 40  First Century Bankshares, Inc.

Report of
Independent
Accountants



January 28, 2000


The Board of Directors and Stockholders
First Century Bankshares, Inc.:

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income and comprehensive income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of First Century Bankshares, Inc. (formerly Pocahontas Bankshares Corporation) and Subsidiary (the "Corporation") at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina



                                        First Century Bankshares, Inc.  Page 41

Boards of
Directors

                                                  FIRST CENTURY BANKSHARES, INC.
----------------------------------------------------------------------------------------------------------------------------
W. Paul Cole, Jr.               Harold Lee Miller, Jr.       John C. Shott                Frank W. Wilkinson
President Cole                  Retired, President           Chairman of the Board        Executive Vice President &
Motor & Cole                    Flat Top Insurance Agency    Paper Supply Company         Chief Operating Officer
Chevrolet-Cadillac                                                                        First Century Bank, N. A.
                                Charles A. Peters            Scott H. Shott
Eustace Frederick               President                    Shott Foundation             R. W. Wilkinson
Retired, Senior Vice President- Peters Equipment, Inc.                                    President & Chief Executive
Mining, Consolidation Coal Co., Secretary, First Century     Walter L. Sowers             Officer, First Century
Southern Appalachia Region      Bankshares, Inc.             President                    Bankshares, Inc.,
                                                             Pemco Corporation            First Century Bank, N. A.
B. L. Jackson, Jr.              C. E. Richner
Chairman of the Board           President                    J. Brookins Taylor, M.D.
First Century Bankshares, Inc.  C. E. Richner Drilling Co.   Physician

Robert M. Jones, Jr., M.D.      Byron K. Satterfield
Physician                       Executive Vice President &
                                Trust Officer, First Century
                                Bank, N. A.

                                                     FIRST CENTURY BANK, N.A.
----------------------------------------------------------------------------------------------------------------------------
J. J. Booker, III, M.D.         Robert M. Jones, Jr., MD    Byron K. Satterfield          William Chandler Swope
Physician                       Physician                   Executive Vice President &    President
                                                            Trust Officer, First Century  Swope Construction
C. Scott Briers                 Harold Lee Miller, Jr.      Bank, N. A.                   Services, Inc.
President,                      Retired, President
Briers, Inc.                    Flat Top Insurance Agency   John H. Shott                 J. Brookins Taylor, M.D.
                                                            Attorney                      Physician
W. Paul Cole, Jr.               Marshall S. Miller
President,                      President, Marshall Miller  Scott H. Shott                Frank W. Wilkinson
Cole Motor & Cole               & Associates                Shott Foundation              Executive Vice President &
Chevrolet-Cadillac                                                                        Chief Operating Officer
                                Charles A. Peters           Daniel D. Smith               First Century Bank, N. A.
Eustace Frederick               President                   President
Retired, Senior Vice President- Peters Equipment, Inc.      Pocahontas Land Company       R. W. Wilkinson
Mining, Consolidation Coal Co., Secretary, First Century                                  President & Chief Executive
Southern Appalachia Region      Bankshares, Inc.            Walter L. Sowers              Officer, First Century
                                                            President                     Bankshares, Inc.,
B. L. Jackson, Jr.              C. E. Richner               Pemco Corporation             First Century Bank, N. A.
Chairman of the Board           President
First Century Bankshares, Inc.  C.E. Richner Drilling Co.

                                                     FIRST CENTURY BANK, N.A.
                                             WYOMING COUNTY OPERATIONS ADVISORY BOARD
----------------------------------------------------------------------------------------------------------------------------
Ted Bailey                      John D. Lay                 Byron K. Satterfield          R. W. Wilkinson
President, Pineville Land Co.   Vice President, Wyoming     Executive Vice President &    President & Chief Executive
                                County Operations,          Trust Officer, First Century  Officer, First Century
Tom Evans, Jr.                  First Century Bank, N. A.   Bank, N. A.                   Bankshares, Inc.,
President, Evans Funeral                                                                  First Century Bank, N. A.
Home                            C. E. Richner               Frank W. Wilkinson
                                President,                  Executive Vice President &    Dennis Worrell
                                C. E. Richner Drilling Co.  Chief Operating Officer,      Partner, Worrell Exxon &
                                                            First Century Bank, N. A.     Owner, D & T Car Wash


Page 42  First Century Bankshares, Inc.

Board of
Directors

                                                     FIRST CENTURY BANK, N. A.
                                              WYTHE COUNTY OPERATIONS ADVISORY BOARD
----------------------------------------------------------------------------------------------------------------------------------
J. J. Booker, III, M.D.                 Robert T. Dupuis                   W. Edward Smith             R. W. Wilkinson
Physician                               President, P & T Products, Inc.    Vice President, Wythe       President & Chief Executive
                                                                           County Operations           Officer, First Century
James W. Caudill                        Samual V. Jones, CPA               First Century Bank, N. A.   Bankshares, Inc.,
President, R.P. Johnson & Sons          Hodges, Jones & Mabry, PC                                      First Century Bank, N. A.
                                                                           Frank W. Wilkinson
Lawrence H. Chewning                    Stephen A. Lester                  Executive Vice President &
Chief Executive Officer                 Ewald-Lester Insurance             Chief Operating Officer
Wythe County Community                  Agency, Inc.                       First Century Bank, N. A.
Hospital

                                                     FIRST CENTURY BANK, N. A.
                                             SUMMERS COUNTY OPERATIONS ADVISORY BOARD
----------------------------------------------------------------------------------------------------------------------------------
C. Scott Briers                         James E. Monroe, Jr.             Byron K. Satterfield        R. W. Wilkinson
President                               President                        Executive Vice President &  President & Chief
Briers, Inc.                            Greenbrier Nurseries             Trust Officer               Executive Officer
                                                                         First Century Bank, N. A.   First Century Bankshares, Inc.,
James S. Kerr                           David L. Parmer                                              First Century Bank, N. A.
Owner                                   Attorney at Law                  Frank W. Wilkinson
Kerr Realty                                                              Executive Vice President &
                                        Bob F. Richmond                  Chief Operating Officer
                                        Vice President,                  First Century Bank, N. A.
                                        Summers County Operations
                                        First Century Bank N. A.

                                       First Century Bankshares, Inc.   Page 43

Officers

                                                  FIRST CENTURY BANKSHARES, INC.
----------------------------------------------------------------------------------------------------------------------------------
B. L. Jackson, Jr.             Robert M. Jones, Jr., MD         W. E. Albert                   J. Ronald Hypes
Chairman of the Board          Vice Chairman of the Board       Assistant Secretary            Treasurer

R. W. Wilkinson                Charles A. Peters
President & Chief Executive    Secretary
Officer

                                               FIRST CENTURY BANK, N.A.
----------------------------------------------------------------------------------------------------------------------------------
ADMINISTRATION                 Karen Kidd                       Robert Sexton                      OPERATIONS
                               Branch Manager/                  Manager, Consumer Loans
R. W. Wilkinson                Assistant Cashier,                                                  W. E. Albert
President & Chief Executive    College Ave. Office              Randall Price                      Senior Vice President & Cashier
Officer                                                         Vice President,
                               Juanita Growe                    Corporate                          Lonnie E. Cochran
Frank W. Wilkinson             Branch Manager,                  Development                        Assistant Vice President,
Executive Vice President       Pineville Office                                                    Operations
& Chief Operating Officer                                       Marshall V. Lytton
                               Jean Stanley                     Loan Officer,                      Nina C. Dickson
J. Ronald Hypes                Branch Manager/                  Bluefield Office                   Manager, Administrative
Senior Vice President &        Assistant Cashier,                                                  Support Group
Chief Financial Officer        Princeton Office                 Debra Brunty
                                                                Assistant Vice President-Loans,    Martha Cooper
Wayne L. Blevins               Brenda Davidson                  Wyoming County Operations          Assistant Cashier
Assistant Comptroller          Branch Manager and
                               Loan Officer,                    James Goodwin                      Harold Mitchell
Barbara Moore-Ray              Bluefield, Virginia Office       Loan Officer,                      Assistant Vice President,
Community Development                                           Princeton Office                   Item Processing
Officer                        Zerna Felts
                               Branch and Security Officer,     Linda Hamer                        Rebecca Lynn Daniels
Kenneth W. Beard               Fort Chiswell Office             Loan Officer,                      Assistant Cashier, Wyoming
Vice President &                                                College Avenue Office              County Operations
Compliance Officer             Michelle Thompson
                               Customer Service Manager         Christopher W. Nipper              TRUST
Cynthia L. Higgins                                              Loan Officer,
Auditor                        Rhonda G. Sutherland             Princeton Office                   Byron K. Satterfield
                               Teller Manager                                                      Executive Vice President
Lisa A. Huff                                                    Charles Lester                     & Trust Officer
Director of Human Resources    Rita Goodman                     Loan & Collection Officer
                               Assistant Cashier,                                                  Patsy R. Sykes
John Phillips                  Oceana Office                    Barry W. Whitt                     Vice President & Trust Officer
Assistant Cashier &                                             Loan Administration Officer
Director of Marketing          Linda Rider                                                         Elizabeth Pruett
                               IRA Coordinator                  Shela D. Fortner                   Vice President
David W. Albert                                                 Consumer Loan Officer,             & Trust Officer
Network Administrator          Ronnie Hamlin                    Pineville Office
                               Facilities Manager and                                              Angela M. James
Deborah L. Bowman              Assistant Security Officer       Charlene Maynard                   Trust Officer,
Special Projects Officer                                        Consumer Loan Officer,             Employee Benefits
                               Cathy Laxton                     Oceana Office
BRANCH                         Bank Security Officer                                               Carol Oliver
ADMINISTRATION                                                  Rick Blevins                       Trust Operations Officer
                               Nancy Cales                      Installment Loan
Christina H. Naylor            Assistant Cashier                Officer/Collections                Yvonne Hurst
Vice President,                                                                                    Trust Administrative Officer
Deposit Operations             LOANS                            Randy Bowles
                                                                Assistant Vice President,
John D. Lay                    Jeffrey L. Forlines              Summers County Office
Vice President,                Senior Vice President,
Wyoming County Operations      Chief Credit Officer             Bill Keaton
                                                                Assistant Vice President,
Bob Richmond                   Garnett L. Little                Summers County Office
Vice President,                Vice President, Loans
Summers County Operations                                       Sharon Cole
                               Hal Absher                       Assistant Cashier
W. Edward Smith                Director of Secondary
Vice President,                Mortgage Lending                 Janet Whitten
Wythe County                                                    Assistant Cashier



Page 44  First Century Bankshares, Inc.

First Century
Bankshares, Inc.


                           First Century Bank, N.A.
                                   Locations

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

                              1223 Stafford Drive
                        Pine Plaza, Princeton, WV 24740
                                (304) 425-0856

                               427 Virginia Ave.
                              Bluefield, VA 24605
                                (540) 326-2606

                             Rt. 10, Cook Parkway
                               Oceana, WV 24870
                                (304) 682-6221

                            Rt. 10, East Pineville
                              Pineville, WV 24874
                                (304) 732-8850

                               321 Temple Street
                               Hinton, WV 25951
                                (304) 466-2311

                            200 Pepper's Ferry Road
                             Wytheville, VA 24382
                                (540) 223-1115

                                   Route 94
                             Max Meadows, VA 24360
                                (540) 637-3100


                                       First Century Bankshares, Inc.   Page 45