Form 10-K, Exhibit 13
period 2000-12-31
FIRST CENTURY BANKSHARES INC
filed 2001-03-28
CIK 723594

                                    [LOGO]

                         FIRST CENTURY BANKSHARES, INC.
                            -----------------------
                               2000 Annual Report

Common Shares

Common shares are not traded on any stock exchange. Quotations may be obtained through the OTC Bulletin Board under the trading symbol FCBS.

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

Annual Meeting

The annual meeting of the stockholders will be held at 11:00 AM,Tuesday, April 17, 2001, at Fincastle Country Club, Bluefield, Virginia. All stockholders are cordially invited to attend.

                               Table of Contents

Financial Highlights............................................................   1
Letter to the Stockholders......................................................   2
Management's Discussion and Analysis of Financial Condition
  and Results of Operation......................................................   3
Consolidated Statements of Financial Condition..................................  20
Consolidated Statements of Income and Comprehensive Income......................  21
Consolidated Statements of Cash Flows...........................................  22
Consolidated Statements of Changes in Stockholders' Equity......................  23
Notes to Consolidated Financial Statements......................................  24
Report of Independent Accountants...............................................  42
Boards of Directors.............................................................  43
Corporate and Bank Officers.....................................................  45
First Century Bankshares, Inc. Subsidiary Locations..............  Inside back cover

Financial Highlights

                                                      2000           1999          1998
----------------------------------------------------------------------------------------------
                                               (Dollars in Thousands, Except Per Share Data)
----------------------------------------------------------------------------------------------
FOR THE YEAR

  Total operating income                            $  31,266        27,967     $  25,239
  Total operating expense                              26,520        22,713        20,223
  Net income                                            3,081         3,416         3,201
  Cash dividends declared                               1,700         1,600         1,500
----------------------------------------------------------------------------------------------
AT YEAR END

  Assets                                            $ 374,176     $ 367,578     $ 294,579
  Deposits                                            327,336       319,895       251,728
  Loans                                               244,727       243,977       202,214
  Securities                                           92,770        85,131        60,936
  Stockholders' equity                                 31,682        28,874        28,503
----------------------------------------------------------------------------------------------
PER COMMON SHARE
  Net income, basic and diluted                     $    1.54     $    1.71     $    1.60
  Cash dividends declared                                0.85          0.80          0.75
  Book value                                            15.84         14.44         14.25


              LOANS                                         ASSETS
         ($ in millions)                               ($ in millions)

     [BAR CHART APPEARS HERE]                      [BAR CHART APPEARS HERE]



             DEPOSITS                                 BOOK VALUE PER SHARE
         ($ in millions)                                ($ in millions)

     [BAR CHART APPEARS HERE]                      [BAR CHART APPEARS HERE]

                                          First Century Bankshares, Inc.  Page 1

Letter to the Stockholders

To Our Stockholders, Customers, and Friends:

     The directors, officers, and employees of First Century Bankshares, Inc. and its wholly owned subsidiary, First Century Bank, N.A., are pleased to present this Annual Report to our shareholders for the year 2000.

     First Century Bankshares, Inc. had earnings of $3,081,000 for the year which was a decrease of 9.8% from the previous year's earnings of $3,416,000. On a per share basis, net income decreased to $1.54 from $1.71. This equated to a return on average assets of 0.83 percent, and a return on average equity of 9.94 percent. This decrease in earnings was primarily attributable to a one-time charge of approximately $838,000 due to a check kiting scheme by one of our customers. We are vigorously pursuing this event, however, there is uncertainty over the likelihood of recovering this loss.

     Total assets for the Corporation grew last year by 1.8%, and this is reflective of the primary market areas that we serve. We will continually look for opportunities to expand our presence in West Virginia and Virginia, in an effort to expand our markets into other growth potential areas. We will achieve this either through mergers or acquisitions with prospects that have a similar mission to our own.

     We believe that we have accomplished many things throughout the past year. In January, we moved through the year-end date change without any problems, and we feel our Year 2000 readiness plan served us well. As we look ahead for 2001, we will continue to upgrade our computer systems, and bring products to market that will enhance our ability to serve our customers better.

     We are in the process of implementing Internet Banking services with a bill payment option. We believe this will give our customers the ability to transact their banking business in a more convenient way. Also, we have purchased a state of the art imaging system that will allow for better statement reporting capabilities for our customers, as well as giving our staff the tools needed to enhance our statement researching capabilities. We believe that we must stay on the leading edge of technology going forward to stay competitive in the ever-changing financial services industry.

     With the passage of the Financial Modernization Act, we are also in the process of implementing insurance and brokerage services for our customers. We have joined a consortium of banks throughout Virginia and West Virginia (now known as Banker's Insurance Corporation) that have purchased and merged four very successful independent insurance agencies into one entity. We will be asking our customers to let us have an opportunity to bid on their current insurance relationship to see if we can help them with their insurance program, as well as their banking services. We have also entered into an agreement with Salomon Smith Barney to provide brokerage services to our customers. We believe that this affiliation with one of the most recognized names in the financial services industry will be an enhancement to our Trust Department, as we continue to strive to be a full service financial advisor.

     We believe that we are well positioned for the future to continue to provide quality financial services to the customers of our region. If you feel we could better serve you please let us know. We ask for your continued support of First Century Bankshares, Inc. as we are "Looking Forward, Reaching Higher" to meet your expectations as a full service financial provider. Your confidence and continued support are greatly appreciated.

Sincerely,

/s/ R. W. Wilkinson
R. W. "Buz" Wilkinson
President & C.E.O.

Page 2   First Century Bankshares, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

AVERAGE STATEMENTS OF FINANCIAL CONDITION AND NET INTEREST DIFFERENTIAL

                                                     2000                       1999                         1998
                                        ----------------------------------------------------------------------------------------
                                                                      (Dollars in Thousands)
                                         Average    Income/     Yield/  Average   Income/   Yield/  Average   Income/    Yield/
ASSETS:                                  Balance    Expense      Rate   Balance   Expense    Rate   Balance   Expense     Rate
                                        ----------------------------------------------------------------------------------------
Interest-bearing deposits with banks     $ 3,063   $   183      5.97% $  5,083  $    251     4.94% $  3,750   $   196      5.23%
Securities available for sale
 and other equity securities:
 U. S. Government securities               8,751       539      6.16%   21,427     1,234     5.76%   18,439     1,116      6.05%
 U. S. Government agency securities       72,249     4,720      6.53%   42,024     2,570     6.12%   20,306     1,296      6.38%
 Other securities                          1,996       124      6.21%    1,920       122     6.35%    2,572       169      6.57%
                                        ---------------------------------------------------------------------------------------
   Total securities available for sale    82,996     5,383      6.49%   65,371     3,926     6.01%   41,317     2,581      6.25%
                                        ---------------------------------------------------------------------------------------
Securities held to maturity:
 U. S. Government securities                  --        --        --       500        27     5.40%    2,307       122      5.29%
 U. S. Government agency securities          178        10      5.62%    1,309        72     5.50%    4,662       273      5.86%
 State and Municipal securities            9,598       486      5.06%    8,874       448     5.05%    6,752       354      5.24%
 Other securities                            150        10      6.67%      150        10     6.67%      129         9      6.98%
                                        ---------------------------------------------------------------------------------------
   Total securities held to maturity       9,926       506      5.10%   10,833       557     5.14%   13,850       758      5.47%
                                        ---------------------------------------------------------------------------------------
Federal funds sold                         1,251        76      6.08%    7,048       341     4.84%    7,158       384      5.36%
Loans                                    242,533    21,775      8.98%  222,837    19,700     8.84%  201,059    18,616      9.26%
                                        ---------------------------------------------------------------------------------------
 Total interest-earning assets           339,769    27,923      8.22%  311,172    24,775     7.96%  267,134    22,535      8.44%
                                        ---------------------------------------------------------------------------------------
Allowance for loan losses                 (3,102)                       (2,788)                      (2,472)
Cash and due from banks--demand           12,468                        12,824                       10,047
Premises and equipment--net               10,514                        10,028                        9,147
Other assets                              12,227                        10,150                        6,765
-------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                            $371,876                      $341,386                     $290,621
-------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS'
  EQUITY:

Interest-bearing demand deposits        $ 70,026     1,692      2.42% $ 67,395     1,917     2.84% $ 57,317     1,838      3.21%
Savings deposits                          79,665     2,493      3.13%   75,263     2,549     3.39%   63,687     2,305      3.62%
Time deposits                            138,953     7,260      5.22%  119,743     5,990     5.00%   96,118     5,059      5.26%
                                        ---------------------------------------------------------------------------------------
 Total interest-bearing deposits         288,644    11,445      3.97%  262,401    10,456     3.98%  217,122     9,202      4.24%
                                        ---------------------------------------------------------------------------------------
Short-term debt                           16,595       777      4.68%   15,803       598     3.78%   16,300       661      4.06%
 Total interest-bearing liabilities      305,239    12,222      4.00%  278,204    11,054     3.97%  233,422     9,863      4.23%
                                        ---------------------------------------------------------------------------------------
Demand deposits                           33,063                        31,813                       27,618
Other liabilities                          2,593                         2,270                        2,018
                                        ---------------------------------------------------------------------------------------
TOTAL LIABILITIES                        340,895                       312,287                      263,058
                                        ---------------------------------------------------------------------------------------
Stockholders' equity                      30,981                        29,099                       27,563
-------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                  $371,876                      $341,386                     $290,621
-------------------------------------------------------------------------------------------------------------------------------
Average rate paid to fund earning
 assets                                                         3.60%                        3.55%                         3.69%
-------------------------------------------------------------------------------------------------------------------------------
NET INTEREST DIFFERENTIAL                          $15,701      4.62%           $ 13,721     4.41%            $12,672      4.74%
-------------------------------------------------------------------------------------------------------------------------------

   For purposes of this schedule, interest on nonaccrual loans have been included only to the extent reflected in the income statement. However, the nonaccrual loan balance is included in the average amount outstanding. Income on loans includes loan fees of $228,000 in 2000 and 1999, and $216,000 in 1998. Average balances of securities available for sale are reported at amortized cost; excludes pretax unrealized losses of $1,628,000 in 2000, unrealized losses of $442,000 in 1999, and unrealized gains of $298,000 in 1998. Interest income on tax exempt securities is shown based on the actual yield.

VOLUME/RATE ANALYSIS

                                                   Increase (Decrease) in Interest
---------------------------------------------------------------------------------------------------------------------------------
                                              2000 vs. 1999                1999 vs. 1998                  1998 vs. 1997
---------------------------------------------------------------------------------------------------------------------------------
                                                                         (Dollars in Thousands)
                                            Due to Change in (1)          Due to Change in (1)           Due to Change in (1)
---------------------------------------------------------------------------------------------------------------------------------
Interest income on:                    Volume      Rate      Total     Volume      Rate      Total     Volume      Rate    Total
---------------------------------------------------------------------------------------------------------------------------------
   Loans                              $ 1,755    $   320    $ 2,075    $ 1,971   $  (887)   $ 1,084    $ 1,407    $(295)   $1,112
   Securities available for sale
     and other equity securities        1,101        356      1,457      1,474      (129)     1,345        434      (30)      404
   Securities held to maturity            (46)        (5)       (51)      (160)      (41)      (201)      (828)    (151)     (979)
   Federal funds sold                    (316)        51       (256)        (6)      (37)       (43)       184       (7)      177
   Interest--bearing deposits
     with banks                          (110)        42        (68)        68       (13)        55        117       (7)      110
---------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST INCOME                   2,384        764      3,148      3,347    (1,107)     2,240      1,314     (490)      824
---------------------------------------------------------------------------------------------------------------------------------
Interest expense on:
   Interest--bearing demand deposits       69       (294)      (225)       305      (226)        79        146      (59)       87
   Savings deposits                       143       (199)       (56)       406      (162)       244          3       (6)       (3)
   Time deposits                          982        288      1,270      1,213      (282)       931        330       29       359
   Short-term borrowings                   34        145        179        (19)      (44)       (63)        47       (6)       41
---------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                  1,228        (60)     1,168      1,905      (714)     1,191        526      (42)      484
---------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                   $ 1,156    $   824    $ 1,980    $ 1,442   $  (393)   $ 1,049    $   788    $(448)   $  340
---------------------------------------------------------------------------------------------------------------------------------

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

Corporate Structure and Acquisitions

First Century Bankshares, Inc. ("Corporation") is chartered under the laws of West Virginia and operates as an interstate bank holding company, headquartered in Bluefield, WV. The Corporation began active operations in March 1984, in a business combination with its then sole subsidiary, The First National Bank of Bluefield. Through a series of acquisitions and consolidations, the Corporation now operates one subsidiary bank, First Century Bank, N.A., Bluefield, WV ("FCBNA"). FCBNA is engaged in commercial banking activities that provide financial services to individuals and businesses. FCBNA operates 10 branch offices and 14 ATM locations throughout southern West Virginia and southwestern Virginia.

During 2000, management made commitments to expand nontraditional financial services offered to the Corporation's customers. The Corporation entered into an affiliation arrangement with Salomon Smith Barney, Inc. to provide full service brokerage services. Additionally, the Corporation entered into an affiliation with the Banker's Insurance Corporation, a relationship with 67 community banks, which will offer a full range of insurance products and services.

Management continues to seek and evaluate opportunities to increase its market share throughout the region. The smaller rural communities in the Corporation's primary market afford the opportunity to provide traditional and nontraditional community banking services where larger banks have not had a major presence. The passage of the Graham-Leach-Bliley Financial Modernization Act in late 1999 will now allow the Corporation to expand its product and service mix into non-traditional areas such as insurance and brokerage services. Management believes these new opportunities will enhance the Corporation's performance, and ultimately, shareholder value.

Balance Sheet Analysis

Loans

The Corporation's primary goal is to meet the credit needs of the retail and commercial customers in the Corporation's primary markets of southern West Virginia and southwestern Virginia. Total loans increased less than one percent in 2000, following an increase of $41.8 million or 20.7% in 1999. Approximately $40 million of the growth in 1999 occurred during the second quarter with the acquisition of the Hinton, West Virginia office. Competition in the Corporation's market is very aggressive for the acquisition of new loans, and with the rising interest rate environment experienced at the end of 1999 and through the first half of 2000, there was a decline in the demand for new loans. At December 31, 2000,

Page 4    First Century Bankshares, Inc.

the loan portfolio comprised 72.2% of total interest-earning assets as compared to 73.4% of total interest-earning assets at December 31, 1999, and contributed 78.0% of total interest income in 2000, compared to 79.5% of total interest income in 1999. If monetary policy by the Federal Reserve results in reduced interest rates in 2001, management believes there will be revitalized demand for loans.

AMOUNTS OF LOANS OUTSTANDING

                                                                     December 31,
                                              ---------------------------------------------------------
                                                2000         1999        1998        1997        1996
                                              ---------------------------------------------------------
                                                                 (Dollars in Thousands)
Commercial, financial and agricultural        $  49,883   $  52,872    $ 42,584    $ 46,012    $ 44,209
Real estate-construction                          5,990       5,353      10,369       8,068       5,603
Real estate-mortgage                            158,828     149,121     119,076     116,728     105,564
Installment loans to individuals                 30,026      36,631      30,185      26,286      24,580
-------------------------------------------------------------------------------------------------------
TOTAL LOANS OUTSTANDING                       $ 244,727   $ 243,977    $202,214    $197,094    $179,956
-------------------------------------------------------------------------------------------------------

MATURITY SCHEDULE OF LOANS

                                                           Remaining maturity at December 31, 2000
                                                       ------------------------------------------------
                                                                    (Dollars in Thousands)
                                                        1 Year       1 to 5       After 5
                                                        or Less       Years        Years         Total
                                                       ------------------------------------------------
Commercial, financial and agricultural                 $19,553      $ 17,378      $12,952      $ 49,883
Real estate-construction                                 5,990             0            0         5,990
Real estate-mortgage                                    32,011        71,247       55,570       158,828
Installment loans to individuals                         6,374        20,818        2,834        30,026
-------------------------------------------------------------------------------------------------------
TOTAL                                                  $63,928      $109,443      $71,356      $244,727
-------------------------------------------------------------------------------------------------------

Predetermined interest rates                           $45,197      $ 75,149      $26,480      $146,826
With floating interest rates                            18,731        34,294       44,876        97,901
-------------------------------------------------------------------------------------------------------
TOTAL                                                  $63,928      $109,443      $71,356      $244,727
-------------------------------------------------------------------------------------------------------

                                          First Century Bankshares, Inc.  Page 5

NONPERFORMING ASSETS AND LOAN LOSS ANALYSIS

                                                                          Years Ended December 31,
                                                     -----------------------------------------------------------------
                                                        2000         1999          1998           1997         1996
                                                     -----------------------------------------------------------------
                                                                           (Dollars in Thousands)
Average amount of loans outstanding                  $ 242,533     $ 222,837     $ 201,059     $ 185,986     $ 180,341
Allowance for loan losses:
  Balance at beginning of the year                   $   3,050     $   2,533     $   2,370     $   2,240     $   2,145
  Additions from acquisitions                               --           497            --            --            --
  Loans charged off
   Commercial, financial and agricultural                  372            84            66           337           135
   Real estate-mortgage                                    274           150            58             9           140
   Installment loans to individuals                        536           480           316           266           297
                                                     -----------------------------------------------------------------
TOTAL LOANS CHARGED OFF                                  1,182           714           440           612           572
                                                     -----------------------------------------------------------------
  Loan recoveries
   Commercial, financial and agricultural                   12             7            26             3             3
   Real estate-mortgage                                     44           116            --            31            --
   Installment loans to individuals                         47            56            33            17            20
                                                     -----------------------------------------------------------------
TOTAL LOAN RECOVERIES                                      103           179            59            51            23
                                                     -----------------------------------------------------------------
  Net loans charged off                                 (1,079)         (535)         (381)         (561)         (549)
  Provision for loan losses                              1,209           555           544           691           644
----------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF THE YEAR                           $   3,180     $   3,050     $   2,533     $   2,370     $   2,240
----------------------------------------------------------------------------------------------------------------------
Ratio of net loans charged off to average
  loans outstanding                                       0.44%         0.24%         0.19%         0.30%         0.30%

Allowance at year end as a percent of loans               1.30%         1.25%         1.25%         1.20%         1.24%
Provision for loan losses as a percent of loans           0.49%         0.23%         0.27%         0.35%         0.36%
                                                     -----------------------------------------------------------------
Nonperforming assets (at year end)
  Nonaccrual                                         $   5,887     $   2,390     $   1,728     $     828     $   1,398
  Past--due ninety days or more and still accruing       3,320         2,818           273           165         1,427
Restructured loans                                          --            --           637           645            --
Other real estate owned                                  1,001           104           678           993         1,976
                                                     -----------------------------------------------------------------
TOTAL NONPERFORMING ASSETS                           $  10,208     $   5,312     $   3,316     $   2,631     $   4,801
                                                     -----------------------------------------------------------------
Nonperforming assets/total loans                           4.2%          2.2%          1.6%          1.3%          2.7%
Nonperforming assets/total assets                          2.7%          1.4%          1.1%          1.0%          1.7%
                                                     -----------------------------------------------------------------

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                 2000                  1999                1998                 1997                1996
                            --------------------------------------------------------------------------------------------------------
                                                                        (Dollars in Thousands)
                                     Percent of           Percent of           Percent of           Percent of           Percent of
                                   Loans in Each        Loans in Each        Loans in Each        Loans in Each        Loans in Each
                                    Category to          Category to          Category to          Category to          Category to
                            Amount  Total Loans  Amount  Total Loans  Amount  Total Loans  Amount  Total Loans  Amount  Total Loans
                            --------------------------------------------------------------------------------------------------------
Commercial, financial and
 agricultural               $  343    20.38%     $  568    21.67%     $  621     21.06%    $  392     23.35%   $  481       24.57%
Real estate-construction        --     2.45%         --     2.19%         --      5.13%        --      4.09%       --        3.11%
Real estate-mortgage         1,654    64.90%        834    61.13%        332     58.88%       456     59.22%      239       58.66%
Installment loans to
 individuals                   469    12.27%        698    15.01%       2741      4.93%       250     13.34%      191       13.66%
Unallocated                    714      N/A         950      N/A       1,306       N/A      1,272       N/A     1,329         N/A
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                       $3,180   100.00%     $3,050   100.00%     $2,533    100.00%    $2,370    100.00%   $2,240      100.00%
------------------------------------------------------------------------------------------------------------------------------------

During 2000, the Corporation's emphasis continued to be on strong local companies with known local management and excellent financial stability. Most of the commercial loans in the portfolio were made at variable rates of interest. Additionally, the Corporation continued to make loans available in an expanding retail marketplace. Consistent with management's philosophy on relationship banking, most borrowers are also depositors and utilize other banking services. The average yield of the loan portfolio increased to 8.98% in 2000 compared to 8.84% in 1999. This reflected the rising interest rate environment during the last half of 1999 and the first half of 2000, offset by aggressive competition and weaker loan demand.

Page 6  First Century Bankshares, Inc.

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

The consumer portion of the loan portfolio consisted of both secured and unsecured loans made to individuals and families for various reasons including the purchase of automobiles, home improvements, educational expenses and other worthwhile purposes. The Corporation continues to carefully monitor the consumer sector as consumer bankruptcies continue to increase. If any major weakening in the economy occurs, the likelihood for increased volatility arises as consumers are servicing higher credit card and other installment borrowings.

Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total amount of commitments does not necessarily represent future cash requirements. The subsidiary banks had out standing commitments to extend credit of approximately $35,949,000 at December 31, 2000, and $32,802,000 at December 31, 1999.

Nonperforming assets, including nonaccrual loans, loans past-due 90 days or more, restructured loans and other real estate owned, increased $4,896,000, or approximately 92%, from December 31, 1999 to December 31, 2000. This increase occurred primarily as a result of the deterioration of certain commercial loans. This deterioration was compounded by the Corporation adhering to a more strict set of criteria in the determination of granting renewals and extensions. The Corporation's policy is to discontinue the accrual of interest on loans that are past due more than 90 days, unless such loans are well collateralized and in process of collection. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment of principal or interest is in doubt. The Corporation's holdings of other real estate owned increased approximately $897,000 in 2000.

Management continues to enhance the methodology and procedures for determining the adequacy of the allowance for loan losses. The procedures that are utilized entail analyzing a loan "watch" list and assigning classifications to each loan, as set forth by the appropriate regulatory agency. Other real estate owned is also analyzed and assigned a classification. Subsequently, classified loans are categorized and allocated appropriate reserves. Other loans, more than 90 days past due and restructured loans, that have not been considered in the aforementioned procedures are assigned a classi fication of Substandard and are reserved for accordingly. The remaining portfolio is segregated into consumer, commercial, and residential real estate loans, and the historical net charge off percentage of each category is applied to the current amount outstanding in that category. Also, a review of concentrations of credit, classes of loans and pledged collateral is performed to determine the existence of any deterioration. In addition, volume and trends in delinquencies and nonaccruals, off-balance sheet credit risks, the loan portfolio composition, loan volume and maturity of the portfolio, national and local economic conditions and the experience, ability and depth of lending management and staff are given consideration.

                                          First Century Bankshares, Inc.  Page 7

The Corporation maintains, through its provision, an allowance for loan losses believed by management to be adequate to absorb probable credit losses inherent in the portfolio. At December 31, 2000, the allowance for loan losses had a net increase of approximately $130,000. The increase in the allowance for loan losses was primarily due to the increase in nonperforming loans during 2000. The allowance for loan losses was 1.30% of year-end loans at December 31, 2000 and 1.25% at December 31, 1999.

During 2000, the Corporation continued an outsourcing arrangement for its loan review function with an independent third-party firm. This process includes a thorough evaluation of the credit administration systems and personnel. The objective is to design and implement an effective loan review system to provide management with information that will produce a more focused and effective approach in managing credit risk inherent in the loan portfolio. As a result, a system of loan grades will be developed to further quantify the adequacy of the loan loss allowance.

Securities

Securities, the second largest asset of the Corporation, increased by $7.6 million or 9.0% during 2000. At December 31, 2000, securities comprised 27.4% of total interest-earning assets compared to 25.6% of total interest-earning assets at December 31, 1999. The composition of the Corporation's securities portfolio reflects management's investment strategy of maximizing portfolio yields subject to risk and liquidity considerations. The primary objective of the Corporation's investment strategy is to maintain an appropriate level of asset liquidity and provide management a tool to assist in controlling and managing the Corporation's interest rate position while at the same time producing adequate levels of interest income. Management of the maturity of the portfolio is necessary to ensure adequate liquidity and manage interest rate risk. During 2000, in order to maintain liquidity and flexibility, management con tinued categorizing most investments in the available for sale portfolio. Losses from the sale of available for sale securities were approximately $40,000 in 2000 as management restructured approximately $5,000,000 that was invested in short term U.S. Government obligations. Management believes that the potential for increased loan demand requires maintaining the liquidity of the securities portfolio.

Net unrealized gains in the held to maturity portfolio amounted to approximately $45,000 at December 31, 2000, compared to $213,000 in net unrealized losses at December 31, 1999. This indicates the effects of the declining interest rate environment during the last quarter of 2000. The held to maturity portfolio increased from $9,455,000 at December 31, 1999, to $10,323,000 at December 31, 2000, primarily due to increases in state and municipal obligations. State and municipal securities contained no individual issues in excess of 10% of stockholders' equity.

Page 8  First Century Bankshares, Inc.

SECURITIES

                                                 December 31,
                                           ----------------------------
                                             2000      1999       1998
                                           ----------------------------
                                              (Dollars in Thousands)
Securities available for sale:
  U. S. Government securities              $ 4,024   $15,995   $17,363
  U. S. Government agency securities        76,471    57,782    27,793
  Other securities                             772       744       795
----------------------------------------------------------------------
   TOTAL SECURITIES AVAILABLE FOR SALE     $81,267   $74,521   $45,951
----------------------------------------------------------------------
Securities held to maturity:
  U. S. Government securities              $    --   $    --   $ 2,005
  U. S. Government agency securities           140       219     3,407
  State, county and municipal securities    10,033     9,086     8,395
  Other securities                             150       150       150
----------------------------------------------------------------------
   TOTAL SECURITIES HELD TO MATURITY       $10,323   $ 9,455   $13,957
----------------------------------------------------------------------

MATURITIES OF SECURITIES

The following table shows the contractual maturities of debt securities at December 31, 2000 and the weighted average yields of such securities:

                                                                After One        After Five
                                               Within           But Within       But Within            After
                                              One Year          Five Years        Ten Years          Ten Years          Total
----------------------------------------------------------------------------------------------------------------------------------
                                         Amount      Yield    Amount   Yield   Amount     Yield   Amount    Yield   Amount   Yield
----------------------------------------------------------------------------------------------------------------------------------
                                                        (Dollars in Thousands)
Securities available for sale:
U. S. Treasury securities                $ 1,998      6.70%  $ 1,951   6.56%  $    --        --   $  --       --    $ 3,949   6.63%
U. S. Government agency securities         1,000      6.02%   56,367   6.41%   18,683      7.17%     --       --     76,050   6.59%
----------------------------------------------------------------------------------------------------------------------------------
TOTAL SECURITIES
AVAILABLE FOR SALE                       $ 2,998      6.47%  $58,318   6.42%  $18,683      7.17%  $  --       --    $79,999   6.59%
----------------------------------------------------------------------------------------------------------------------------------
Securities held to maturity:
U. S. Government agency securities       $    --        --   $   140   6.00   $    --        --   $  --       --    $   140   6.00%
State, county and municipal securities     1,449      4.85%    4,249   4.78%    3,895      5.51%    440     5.36%    10,033   5.10%
Other securities                              --        --        75   6.74%       75      7.20%     --       --        150   6.97%
----------------------------------------------------------------------------------------------------------------------------------
TOTAL SECURITIES
HELD TO MATURITY                         $ 1,449      4.85%  $ 4,464   4.85%  $ 3,970      5.54%  $ 440     5.36%   $10,323   5.14%
----------------------------------------------------------------------------------------------------------------------------------

Yields on tax-exempt obligations have been computed based on actual yield.

As of December 31, 2000, the Corporation had an investment in a mutual fund comprised primarily of U.S. agency mortgage-backed securities. The investment is classified as available for sale. The aggregate book and market value of this investment was $772,000 at December 31, 2000 and $744,000 at December 31, 1999. Management is not aware of any adverse information regarding this issue with regard to regulatory action, downgrading of debt ratings or cessation of dividends. Approximately $34,000 in losses was recognized from the partial sale of the fund for the year ended December 31, 1998. No losses were recognized from this investment in 2000 or 1999.

Deposits

Deposits, the Corporation's major source of funds, increased approximately $7.4 million or 2.3% in 2000, following an increase of $68.2 million or 2.3% in 1999. Approximately $60 million of the 1999 increase was attributable to the acquisition of the Hinton, West Virginia Branch during the second quarter of 1999. The average rate paid on interest-bearing deposits in 2000 was 3.97% and 3.98% in 1999. Strong competition for deposits exists in the Corporation's primary market among commercial banks, savings banks, thrift institutions, credit unions, mutual funds, brokerage houses, insurance companies, and

                                          First Century Bankshares, Inc.  Page 9
certain national retailers. Despite this intense competition, management continues to evaluate pricing strategies that will ensure the Corporation's long-term benefit of maintaining market share without sacrificing the Corporation's profitability.

AVERAGE DEPOSITS

                                                      2000              1999                 1998
                                                     Average           Average              Average
                                               ----------------------------------------------------------
                                                 Amount    Rate     Amount    Rate      Amount     Rate
                                               ----------------------------------------------------------
                                                                (Dollars in Thousands)
Noninterest-bearing demand deposits            $ 33,063    N/A     $ 31,813   N/A      $ 27,618    N/A
Interest-bearing demand deposits                 70,026    2.42%     67,395   2.84%      57,317    3.21%
Savings deposits                                 79,665    3.13%     75,263   3.39%      63,687    3.62%
Time deposits                                   138,953    5.22%    119,743   5.00%      96,118    5.26%
--------------------------------------------------------------------------------------------------------
TOTAL AVERAGE DEPOSITS                         $321,707    3.56%   $294,214   3.55%    $244,740    3.76%
--------------------------------------------------------------------------------------------------------

There are no foreign offices. Average balances are computed on daily balances.

MATURITIES OF TIME CERTIFICATES OF DEPOSIT OF $100,000 OR MORE

                                                                        December 31, 2000
                                                                     ----------------------
                                                                     (Dollars in Thousands)
Under 3 months                                                               $ 10,447
3 to 6 months                                                                  11,482
6 to 12 months                                                                  9,257
Over 12 months                                                                  5,812
--------------------------------------------------------------------------------------------
TOTAL CERTIFICATES OF DEPOSIT OF $100,000 OR MORE                            $ 36,998
--------------------------------------------------------------------------------------------

SHORT-TERM BORROWED FUNDS

                                                                                    December 31,
                                                                           ------------------------------
                                                                             2000      1999        1998
                                                                           ------------------------------
                                                                              (Dollars in Thousands)
Securities sold under agreements to repurchase                              $13,461    $13,918   $12,612
U. S. Treasury demand notes and others                                           26      3,040       434
---------------------------------------------------------------------------------------------------------
TOTAL BORROWED FUNDS                                                        $13,487    $16,958   $13,046
---------------------------------------------------------------------------------------------------------

The approximate average interest rates, average amounts outstanding, and maximum amounts outstanding at any month-end for securities sold under agreements to repurchase are as follows:

                                                                             2000       1999        1998
                                                                            ------------------------------
Average interest rates at December 31                                          4.38%      3.46%      3.21%
Maximum amounts outstanding at any month-end                                $21,433    $18,500    $18,148
Average daily amount outstanding                                            $16,539    $14,499    $15,050
Weighted average interest rates                                                4.64%      3.63%      3.87%
----------------------------------------------------------------------------------------------------------

The weighted average interest rates are calculated by dividing the annual interest expense by the related average daily amounts outstanding.

Capital Resources

Cash dividends paid to stockholders during 2000 amounted to $1,700,000 compared to $1,600,000 paid to stockholders in 1999 and $1,500,000 in 1998. This represents a dividend pay out ratio (dividends divided by net income) of 55% in 2000 and 47% in 1999 and 1998. Cash dividends per share equaled $0.85 per share in 2000, $0.80 per share in 1999 and $0.75 per share in 1998. The Corporation is dependent upon dividends paid by its subsidiary bank to fund dividends to the stockholders and to cover other operating costs. The Corporation's board of directors considers historical financial performance, future prospects, and anticipated needs for capital in formulating the dividend payment policy. Future dividends are dependent upon the Corporation's financial results, capital requirements and general economic conditions.

Page 10  First Century Bankshares, Inc.

One of management's primary objectives is to maintain a strong capital position. Stockholders' equity, net of unrealized gains (losses) on securities, increased $2,808,000 or 9.7% in 2000. This increase was most affected by an increase in accumulated other comprehensive income of $1,427,000, attributable to unrealized gains in available-for-sale securities. The percent age of earnings reinvested in the Corporation (net income less dividends as a percentage of net income) for the years 2000, 1999 and 1998 was 44.8%, 53.6% and 53.1%, respectively. The internal capital formation rate (net income less dividends as a percentage of average stockholders' equity) indicates the rate at which assets can grow while maintaining the current ratio of stockholders' equity to assets. The internal capital formation rate was 4.5% in 2000 and 6.2% in 1999 and 1998.

REGULATORY CAPITAL REQUIREMENTS

                                                    Combined Capital
Entity                                     Tier 1  (Tier 1 and Tier 2)   Leverage
-----------------------------------------------------------------------------------
Consolidated                               10.16%        11.41%            7.04%
First Century Bank, N.A.                   10.01%        11.26%            6.92%

Risk-based capital regulations require all banks and bank holding companies to have a minimum total risk-based capital ratio of 8% with half of the capital composed of core capital. Conceptually, risk-based capital requirements assess the risk of a financial institution's balance sheet and off-balance sheet commitments in relation to its capital. Under the guidelines, capital strength is measured in two tiers which are used in conjunction with risk adjusted assets in deter mining the risk-based capital ratios. The Corporation's Tier I capital, which consists of stockholders' equity, adjusted for certain intangible assets, amounted to $25,729,000 at December 31, 2000, or 10.16% of total risk-weighted assets, compared to $23,871,000 at December 31, 1999, or 9.63% of total risk-weighted assets. Tier II capital, or supplementary capital, includes capital components such as qualifying allowance for loan losses, and can equal up to 100% of an institution's Tier I capital with certain limitations. The Corporation's Tier II capital amounted to $3,166,000 at December 31, 2000, or 1.25% of total risk-weighted assets, compared to $3,050,000 at December 31, 1999, or 1.23% of total risk-weighted assets. The Corporation's total consolidated risk-based capital was $28,895,000 at December 31, 2000, or 11.41% of total risk-weighted assets, compared to $26,921,000, or 10.86% of total risk-weighted assets as of December 31, 1999. Additionally, risk-based capital guidelines require a minimum leverage ratio (Tier I capital divided by average adjusted total consolidated assets) of 4%, which may be increased for institutions with higher levels of risk or that are experiencing or anticipating significant growth. The Corporation has not been advised by any regulatory agency of any specific minimum leverage ratio applicable to it. As of December 31, 2000 and 1999, the Corporation's leverage ratio was 7.04% and 6.55%, respectively; therefore, the Corporation exceeded all current minimum capital requirements.

                                         First Century Bankshares, Inc.  Page 11

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

Interest rate sensitivity varies with different types of interest-earning assets and interest-bearing liabilities. Overnight federal funds, on which rates change daily, and loans that are tied to the prime rate differ consider ably from long-term securities and fixed rate loans. Similarly, time deposits of $100,000 and over, now accounts and money market deposit accounts are much more interest sensitive than passbook savings accounts and other interest-bearing liabilities. The Corporation uses a number of tools to measure interest rate risk, including simulating net interest income under various rate scenarios, monitoring the change in present value of the asset and liability portfolios under the same rate scenarios and monitoring the difference or gap between rate sensitive assets and liabilities over various time periods.

Management continues its efforts to generate variable rate loans. However, with strong competition for loans, and in an historically low interest rate environment, customers are requiring more fixed rate commitments. The results of management's efforts to balance interest-earning assets against interest-bearing liabilities can be seen in the Analysis of Interest Rate Sensitivity table. The Corporation had a positive cumulative gap of 1.39% at three months and negative cumulative gaps of 3.25% at six months and 12.64% at one year as of December 31, 2000. Management continues to monitor the Corporation's asset/liability gap positions, and thus has produced interest sensitivity ratios that are within targeted levels established in the Corporation's asset/liability management guidelines.

Management incorporates more sophisticated risk measurement tools, including simulation modeling which calculates expected net interest income based on projected interest-earning assets, interest-bearing liabilities and interest rates. Utilizing simulation modeling allows the Corporation to evaluate earnings and capital at risk due to significant changes in interest rates. The Corporation monitors exposure to the effect of an instantaneous change in rates of 200 basis points up or down over the same period. As of December 31, 2000, simulation indicated the impact of a 200 basis point increase in rates would approximate a 4.96% increase in net interest income, while a 200 basis point decline in rates would approximate a 5.77% decrease from an unchanged rate environment. These changes are within the Corporation's policy limits for the maximum negative impact on net interest income from a change in interest rates.

Page 12  First Century Bankshares, Inc.

ANALYSIS OF INTEREST RATE SENSITIVITY

                                                                 Months                             Years
                                                  ----------------------------------------------------------------
                                                  Less Than 3     3 - 6       6 - 12         1 - 5         Over 5       Totals
                                                  -----------------------------------------------------------------------------
                                                                               (Dollars in Thousands)
Investment securities                             $   1,414    $   2,737     $   5,475     $  64,014     $  19,130    $  92,770
Federal funds sold and interest-bearing
   balances with banks                                1,627           --            --            --            --        1,627
Loans                                               121,971        8,202        16,404        77,710        20,440      244,727
                                                  -----------------------------------------------------------------------------
   Interest-earning assets                        $ 125,012    $  10,939     $  21,879     $ 141,724     $  39,570    $ 339,124
                                                  -----------------------------------------------------------------------------
Time deposits                                     $  38,218    $  26,643     $  53,286     $  25,106      $     --    $ 143,253
Other interest-bearing deposits                      69,581           --            --        78,991            --      148,572
Other interest-bearing liabilities                   12,516           --           449           496            26       13,487
                                                  -----------------------------------------------------------------------------
    Interest-bearing liabilities                  $ 120,315    $  26,643     $  53,735     $ 104,593     $      26    $ 305,312
                                                  -----------------------------------------------------------------------------
Interest sensitivity gap                          $   4,697    $ (15,704)    $ (31,856)    $  37,131     $  39,544    $  33,812
Cumulative interest sensitivity gap               $   4,697    $ (11,007)    $ (42,863)    $  (5,732)    $  33,812
Ratio of interest-earning assets to
   interest-bearing liabilities                        1.04x        0.41x         0.41x         1.36x      1521.92x
                                                  ----------------------------------------------------------------
Ratio of cumulative interest sensitivity
   gap to total earning assets                         1.39%       (3.25)%      (12.64)%       (1.69)%        9.97%
                                                  ----------------------------------------------------------------

Liquidity Management

Liquidity management involves the ability to meet the cash flow requirements of customers who may be depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. To ensure the Corporation is positioned to meet immediate and future cash demands, management relies on liquidity analysis, knowledge of business trends over past economic cycles and forecasts of future conditions. Liquidity can best be demonstrated by an analysis of the Corporation's cash flows. The primary source of cash flows for the Corporation is from operating activities. A secondary source of liquidity for the Corporation comes from investing activities in the maturities of investment securities. This demonstrates management's strategy to maintain the investment portfolio with short-term, high quality investments. The Corporation's primary use of cash was from investing activities, primarily increases in earning assets deployed in investments and loans. This also demonstrated the Corporation's ability to accommodate loan demand within its service areas. At December 31, 1999, the Corporation maintained additional liquidity in the form of currency as a result of the uncertainty surrounding the Year 2000 problem. This excess liquidity was reduced to more normal levels as the threat of liquidity needs diminished after the start of 2000.

Income Statement Analysis

Earnings Overview

Net income for 2000 was $3,081,000 or $1.54 per share, a decrease of $335,000 or 9.8% from the $3,416,000 or $1.71 per share earned in 1999, and $120,000 less than the $3,201,000 or $1.60 per share earned in 1998. This decrease occurred primarily as a result of an increase in the provision for loan losses and a one-time charge related to a loss resulting from a check-kiting scheme by one of the Corporation's customers.

                                         First Century Bankshares, Inc.  Page 13

Earnings Per Share

The Earnings Per Share Table summarizes the principal sources of changes in earnings per share for 2000. For further details on the computation of earnings per share, refer to Note 10 of the Notes to Consolidated Financial Statements, presented elsewhere in this report.

EARNINGS PER SHARE

Net income per share--1999                      $   1.71
--------------------------------------------------------
Increase (decrease) due to change in:
   Net interest income                              0.99
   Provision for loan losses                       (0.33)
   Other operating income                           0.07
   Personnel expense                               (0.26)
   Other expense                                   (0.64)
--------------------------------------------------------
Net income per share-- 2000                     $   1.54
--------------------------------------------------------

Net Interest Income

The major portion of the Corporation's earnings are derived from the net interest margin, which is the interest income on interest-earning assets less the interest expense on interest-bearing liabilities. During 2000 the net interest margin increased $1,980,000 or 14.4%. This followed an 8.3% increase in 1999, and a 2.8% increase in 1998. For the year ended December 31, 2000, interest income increased $3,148,000, or approximately 12.7%, compared to increases of $2,240,000, or 9.9% for 1999, and $824,000, or 3.8% for 1998.
Interest on loans, which increased $2,075,000 or 10.5%, contributed to the increase for 2000, along with interest on securities, which increased $1,406,000, or 31.4%. The increase in interest income was offset by an increase in interest expense of $1,168,000 or 10.6% for 2000. This followed an increase in interest expense of $1,191,000, or 12.1% for 1999, and an increase of $484,000, or 5.2% for 1998. For 2000, the increases in interest income and expense are primarily attributable to having a full year of operations from the Hinton, West Virginia office.

The net interest margin is affected by many factors, but most significantly by the prevailing interest rates during the period, the spread between the various sources and uses of funds, and by changes in the volume of various assets and liabilities. The performance for 2000 is indicative of the relatively stable rate environment prevailing through most of 2000 and 1999 as most changes in the net interest margin were due to changes in the mix of loans and investments.

Provision for Loan Losses

The Corporation experienced significant increases in loan losses during 2000. The provision for loan losses was $1,209,000 for 2000, compared to $555,000 for 1999 and $544,000 for 1998. Factors contributing to the increased provision in 2000 included a deterioration in certain retail and commercial loans, a weakening local economy and stricter criteria employed in the granting of renewals and extensions to loan customers.

Page 14 First Century Bankshares, Inc.

Noninterest Income and Expense

Noninterest income increased $151,000 or 4.7% in 2000, following a $488,000 or 18.0% increase in 1999, and a $297,000 or 12.3% increase in 1998. The largest component of noninterest income is fees from fiduciary activities. Fees from fiduciary activities increased $175,000 or 14.3% for 2000, $135,000 or 12.4% for 1999, and $66,000 or 6.5% for 1998. The second largest component of non interest income is service charges on deposit accounts. These fees increased approximately $129,000 or 11.3% in 2000, after an increase of approximately $189,000 or 19.9% in 1999, and $22,000 or 2.4% in 1998.

Noninterest expense, excluding the provision for loan losses, increased 17.9% in 2000, following a 13.1% increase in 1999 and a 4.5% increase in 1998. Personnel expense is the largest component of noninterest expense. Personnel expense increased 9.6% in 2000, following an increase of 15.0% in 1999, and 5.5% in 1998. The additional staff required for a full year of operations of the Hinton, West Virginia branch acquisition contributed to the 2000 increase. In addition to salaries, employee benefits are a significant component of personnel expense. For a complete discussion of the Corporation's employee benefits, refer to Note 12 of the Notes to Consolidated Financial Statements, presented elsewhere in this report. Management remains committed to improving operational efficiency throughout the organization while keeping personnel expense within current inflationary levels.

The primary factor contributing to the increase in noninterest expense for 2000 was a one-time charge of $838,000 resulting from losses recognized in a check-kiting scheme by one of the Corporation's commercial customers. The Corporation is vigorously pursuing this event, however, there is uncertainty over the likelihood of recovering this loss.

RETURN ON EQUITY AND ASSETS

                                                                                    December 31,
                                                                            ---------------------------
                                                                              2000      1999      1998
                                                                            ---------------------------
Percentage of net income to:
Average stockholders' equity                                                  9.94%    11.74%    11.61%
Average total assets                                                          0.83%     1.00%     1.10%
Percentage of dividends declared per common share
  to net income per common share                                             55.19%    46.78%    46.88%
Percentage of average stockholders' equity to average total assets            8.33%     8.52%     9.48%


Income Taxes

Applicable income taxes for 2000 decreased $173,000 or 9.4%. This followed a $23,000 or 1.3% increase for 1999, and a $160,000 or 9.7% increase for 1998.
Income taxes computed at the statutory rate are reduced primarily by interest earned on state and municipal obligations. For a complete discussion of the Corporation's tax position, refer to Note 13 of the Notes to Consolidated Financial Statements, presented elsewhere in this report.

The Effects of Inflation and Changing Prices

Inflation affects the Corporation in several ways, but not to the same extent that it does a company that makes large capital expenditures or has a large investment in inventory. The Corporation's asset and liability structure is primarily monetary in nature and, therefore, its financial results are more affected by changes in interest rates than by inflation. However,

                                         First Century Bankshares, Inc.  Page 15
the actions of the Federal Reserve Board during 2000 indicate that interest rate management will continue to be the primary tool used to curtail inflationary pressures. Inflation does affect noninterest expense, such as personnel expense and the cost of services and supplies. These increases must be offset to the extent possible, by increases in noninterest income and by control of noninterest expense.

Accounting, Legislative and Regulatory Matters

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" and in July 1999 issued SFAS 137 which deferred the effective date of SFAS 133, as it pertains to the Corporation, to fiscal years beginning after July 1, 2000. This statement did not have a material impact on the Corporation when adopted on January 1, 2001.

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, or SAB 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. It was effective no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. This pronouncement did not have a material impact on the Corporation.

In April 2000, the FASB issued FASB Interpretation No. 44 (FIN 44) which clarifies the application of Accounting Principles Board Opinion 25 for certain transactions. The interpretation addresses many issues related to granting or modifying stock options including changes in accounting for modifications of awards (increased life, reduction of exercise price, etc.). It was effective July 1, 2000 but certain conclusions cover specific events that occurred after either December 15, 1998 or January 12, 2000. The affects of applying the interpretation are to be recognized on a prospective basis from July 1, 2000. FIN 44 has not had a material impact on the Corporation.

In September 2000, the FASB issued SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement replaces SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of Statement 125's provisions without reconsideration. This statement shall be effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. This Statement shall be applied prospectively and is not expected to have a material impact on the Corporation.

During 2000, the FASB continued its project on the accounting for business combinations and its accounting treatment of purchased goodwill. By the end of 2000, the FASB has recommended the elimination of the pooling method of accounting for business combinations. FASB further developed an impairment approach for the reduction in the carrying value of goodwill verses the strict amortization of goodwill. Management will continue to monitor developments with this project in order to minimize the impact to the Corporation's future financial performance.

Page 16  First Century Bankshares, Inc.

Per Share Data by Quarter

No established public market presently exists for the common stock of the Corporation. Quotations may be obtained through the OTC Bulletin Board under the trading symbol FCBS. The per share data by quarter table shows the approximate high and low bid as reported by the transfer agent, listed market makers and local brokers for 2000 and 1999. Also presented below are the dividends paid for those respective years. The number of stockholders of record on December 31, 2000, was 597 and out standing shares totaled 2,000,000.

PER SHARE DATA BY QUARTER

                                                                                 Market Quotations
                                                                        -----------------------------------
                                                       Dividends             2000                1999
                                                    -------------------------------------------------------
Quarter                                              2000     1999       High      Low       High     Low
                                                    -------------------------------------------------------
First Quarter                                       $0.20     $0.20     $17.00   $15.00     $24.00   $21.00
Second Quarter                                       0.20      0.20      17.50    15.88      22.50    19.75
Third Quarter                                        0.20      0.20      17.75    13.13      23.00    19.00
Fourth Quarter                                       0.25      0.20      15.00    12.00      19.00    15.00

                                         First Century Bankshares, Inc.  Page 17

Trust Asset Responsibility

Assets managed by the Trust Division are presented at book value, which is the Federal income tax basis of the assets and is not representative of current market value. These assets are not included in the financial statements contained elsewhere in this report. Trust responsibility, as measured by market value, is substantially greater than book value.

                   TRUST ASSET RESPONSIBILITY AT BOOK VALUE
                           [BAR CHART APPEARS HERE]

Page 18 First Century Bankshares, Inc.

CONDENSED STATEMENTS OF FINANCIAL CONDITION
Statistical Summary, 2000 -- 1996

                                                                 December 31,
                                      ---------------------------------------------------------------------------------
                                          2000      %     1999      %     1998      %      1997      %    1996      %
                                      ---------------------------------------------------------------------------------
                                                    (Dollars in Thousands, Except Per Share Data)
Loans                                   $244,727   65   $243,977   66   $202,214    69   $197,094   72  $179,956   65
Securities                                92,770   25     85,131   23     60,936    21     53,511   19    65,500   23
Federal funds sold                            --   --         --   --      4,000     1      3,400    1     5,750    2
Interest-bearing deposits with banks       1,627   --      3,239    1      3,275     1      2,013    1     1,982    1
                                        -----------------------------------------------------------------------------
INTEREST-EARNING ASSETS                  339,124   90    332,347   90    270,425    92    256,018   93   253,188   91
                                        -----------------------------------------------------------------------------
Cash and due from banks                   14,118    4     15,372    4     10,473     4      8,883    3    12,421    4
Premises and equipment                    10,487    3     10,712    3      9,199     3      8,660    3     8,052    3
Other assets                              13,627    4     12,197    4      7,015     2      5,556    2     7,151    3
Allowance for loan losses                 (3,180)  (1)    (3,050)  (1)    (2,533)   (1)    (2,370)  (1)   (2,240)  (1)
---------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                            $374,176  100   $367,578  100   $294,579   100   $276,747  100  $278,572  100
---------------------------------------------------------------------------------------------------------------------
Savings deposits                        $148,572   40   $152,088   41   $123,353    42   $115,269   42  $112,970   41
Time deposits                            143,253   38    136,064   37    100,528    34     89,145   32    93,190   33
Other interest-bearing liabilities        13,487    4     16,958    5     13,046     4     17,038    6    16,270    6
                                        ------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES             305,312   82    305,110   83    236,927    80    221,452   80   222,430   80
                                        ------------------------------------------------------------------------------
Demand deposits                           35,511   10     31,743    9     27,847    10     27,923   10    30,562   11
Other liabilities                          1,671   --      1,851   --      1,302    --        783   --       951   --
                                        -----------------------------------------------------------------------------
TOTAL LIABILITIES                        342,494   92    338,704   92    266,076    90    250,158   90   253,943   91
                                        -----------------------------------------------------------------------------
STOCKHOLDERS' EQUITY                      31,682    8     28,874    8     28,503    10     26,589   10    24,629    9
---------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES & EQUITY              $374,176  100   $367,578  100   $294,579   100   $276,747  100  $278,572  100
---------------------------------------------------------------------------------------------------------------------
             TOTAL DEPOSITS             $327,336        $319,895        $251,728         $232,337       $236,722
                                        -----------------------------------------------------------------------------
       BOOK VALUE PER SHARE             $  15.84        $  14.44        $  14.25         $  13.29       $  12.31
---------------------------------------------------------------------------------------------------------------------


SUMMARY OF OPERATIONS
Statistical Summary, 2000 -- 1996

                                                        Years Ended December 31,
                                      ---------------------------------------------------------
                                            2000       1999       1998        1997       1996
                                      ---------------------------------------------------------
                                             (Dollars in Thousands, Except Per Share Data)
Interest income                           $ 27,923    $24,775    $22,535     $21,711    $20,984
Interest expense                            12,222     11,054      9,863       9,379      9,481
                                          -----------------------------------------------------
NET INTEREST MARGIN                         15,701     13,721     12,672      12,332     11,503
                                          -----------------------------------------------------
Provision for loan losses                    1,209        555        544         691        644
                                          -----------------------------------------------------
Net credit margin                           14,492     13,166     12,128      11,641     10,859
                                          -----------------------------------------------------
Noninterest income                           3,343      3,192      2,704       2,407      2,092
Noninterest expense                         13,089     11,104      9,816       9,391      8,664
                                          -----------------------------------------------------
INCOME BEFORE INCOME TAXES                   4,746      5,254      5,016       4,657      4,287
                                          -----------------------------------------------------
Provision for income taxes                   1,665      1,838      1,815       1,655      1,457
-----------------------------------------------------------------------------------------------
NET INCOME                                $  3,081    $ 3,416    $ 3,201     $ 3,002    $ 2,830
-----------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE:
Basic                                     $   1.54    $  1.71    $  1.60     $  1.50    $  1.42
Diluted                                   $   1.54    $  1.71    $  1.60     $  1.50    $  1.42
-----------------------------------------------------------------------------------------------
Dividends per common share                $   0.85    $  0.80    $  0.75     $ 0.650    $ 0.605
Payout ratio                                    55%        47%        47%         43%        43%

                                          First Century Bankshares, Inc. Page 19

Consolidated Statements of Financial Condition

                                                                               December 31,
                                                                          ---------------------
                                                                             2000        1999
                                                                          ---------------------
ASSETS                                                                    (Dollars in Thousands)
Cash and due from banks                                                    $ 14,118   $  15,372
Interest-bearing balances with banks                                          1,627       3,239
Securities available for sale                                                81,267      74,521
Securities held to maturity (estimated market value of $10,368
   in 2000 and $9,242 in 1999)                                               10,323       9,455
Federal Home Loan Bank and Federal Reserve Bank Stock                         1,180       1,155
Loans                                                                       244,727     243,977
   Less allowance for loan losses                                             3,180       3,050
                                                                          ---------------------
Net loans                                                                   241,547     240,927
Premises and equipment, net                                                  10,487      10,712
Other assets                                                                 13,627      12,197
-----------------------------------------------------------------------------------------------
TOTAL ASSETS                                                               $374,176   $ 367,578
-----------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Noninterest-bearing                                                     $ 35,511   $  31,743
   Interest-bearing                                                         291,825     288,152
                                                                          ---------------------
Total deposits                                                              327,336     319,895
Short-term borrowings                                                        13,487      16,958
Other liabilities                                                             1,671       1,851
                                                                          ---------------------
TOTAL LIABILITIES                                                           342,494     338,704
                                                                          ---------------------
STOCKHOLDERS' EQUITY
Common stock - $1.25 par value; shares issued and outstanding:
   2,000,000 at December 31, 2000 and 1999                                    2,500       2,500
Paid-in capital                                                                 785         785
Retained earnings                                                            28,121      26,740
Accumulated other comprehensive income (loss), net of tax                       276      (1,151)
                                                                          ---------------------
TOTAL STOCKHOLDERS' EQUITY                                                   31,682      28,874
-----------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                 $374,176   $ 367,578
-----------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

Page 20  First Century Bankshares, Inc.

Consolidated Statements of Income and Comprehensive Income

                                                                    Years Ended December 31,
                                                                  ------------------------------
                                                                   2000        1999       1998
                                                                  ------------------------------
INTEREST INCOME                                           (Dollars in Thousands, Except Per Share Data)
Interest and fees on loans                                     $   21,775  $   19,700 $   18,616
Interest on balances with banks                                       183         251        196
Interest and dividends from securities available for sale:
   Taxable                                                          5,383       3,926      2,581
Interest and dividends from securities held to maturity:
   Taxable                                                             54         169        410
   Tax-exempt                                                         452         388        348
Interest on federal funds sold                                         76         341        384
                                                               ---------------------------------
TOTAL INTEREST INCOME                                              27,923      24,775     22,535
                                                               ---------------------------------
INTEREST EXPENSE
Interest on time certificates of $100,000 or more                   1,938       1,452      1,236
Interest on other deposits                                          9,507       9,004      7,966
Interest on federal funds purchased and securities
 sold under agreements to repurchase                                  768         527        583
Interest on demand notes to U. S. Treasury and
 other indebtedness                                                     9          71         78
                                                               ---------------------------------
TOTAL INTEREST EXPENSE                                             12,222      11,054      9,863
                                                               ---------------------------------
Net interest income                                                15,701      13,721     12,672
Provision for loan losses                                           1,209         555        544
                                                               ---------------------------------
Net interest income after provision for loan losses                14,492      13,166     12,128
                                                               ---------------------------------
NONINTEREST INCOME
Income from fiduciary activities                                    1,400       1,225      1,090
Service charges on deposit accounts                                 1,270       1,140        951
Other noninterest income                                              713         827        697
Securities gains (losses)                                             (40)         --        (34)
                                                               ---------------------------------
TOTAL NONINTEREST INCOME                                            3,343       3,192      2,704
                                                               ---------------------------------
NONINTEREST EXPENSE
Salaries, wages, and other employee benefits                        5,978       5,453      4,741
Premises and equipment expense                                      1,709       1,574      1,405
Data processing expense                                               716         646        589
Advertising and public relations                                      319         298        381
Insurance and bonding                                                 128         102        112
Supplies and printing                                                 337         391        361
Other noninterest expense                                           3,902       2,640      2,227
                                                               ---------------------------------
TOTAL NONINTEREST EXPENSE                                          13,089      11,104      9,816
                                                               ---------------------------------
Income before income taxes                                          4,746       5,254      5,016
Provision for income taxes                                          1,665       1,838      1,815
------------------------------------------------------------------------------------------------
NET INCOME                                                          3,081       3,416      3,201
------------------------------------------------------------------------------------------------
Other comprehensive income (loss), net of tax                       1,427     (1,445)        213
                                                               ---------------------------------
COMPREHENSIVE INCOME                                           $    4,508  $    1,971 $    3,414
------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE:
------------------------------------------------------------------------------------------------
Basic                                                          $     1.54  $     1.71 $     1.60
Diluted                                                        $     1.54  $     1.71 $     1.60
------------------------------------------------------------------------------------------------

AVERAGE SHARES OUTSTANDING:
------------------------------------------------------------------------------------------------
Basic                                                           2,000,000   2,000,000  2,000,000
Diluted                                                         2,000,000   2,001,907  2,001,847
------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

                                         First Century Bankshares, Inc.  Page 21

Consolidated Statements of Cash Flows

                                                                          Years Ended December 31,
                                                                      --------------------------------
                                                                        2000        1999        1998
                                                                      --------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES                                       (Dollars in Thousands)
Net income before adjustments to reconcile net income
  to net cash provided by operating activities:                       $  3,081    $  3,416    $  3,201
  Provision for loan losses                                              1,209         555         544
  Depreciation and amortization                                          1,291       1,083         812
  Deferred income tax expense                                               56         139          87
  Securities (gains) losses                                                 40          --          34
  (Increase) decrease in interest receivable                              (807)       (364)         31
  Net investment amortization and (accretion)                               (9)         56         142
  Net increase in other assets                                             (60)       (670)       (370)
  Net increase (decrease) in interest payable and other liabilities       (300)         98         163
                                                                      --------    --------    --------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                4,501       4,313       4,644
                                                                      --------    --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of securities held to maturity                                (1,779)     (1,308)     (3,665)
Purchases of securities available for sale                             (24,374)    (54,811)    (21,066)
Purchases of Federal Home Loan Bank stock                                  (25)        (37)         --
Purchases of Federal Reserve Bank Stock                                     --         (90)         --
Proceeds from maturities and calls of securities held to maturity          865       5,736       6,987
Proceeds from maturities and calls of securities available for sale     13,031      24,004       8,689
Proceeds from sales of securities available for sale                     4,967          --       1,760
Net increase in loans                                                   (1,703)     (1,555)     (1,881)
Net cash received from branch acquisition                                   --      14,727       8,510
Acquisition of premises and equipment                                     (621)       (665)     (1,160)
Proceeds from disposal of premises and equipment                             2          28          --
                                                                      --------    --------    --------
NET CASH USED BY INVESTING ACTIVITIES                                   (9,637)    (13,971)     (1,826)
                                                                      --------    --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in demand and savings deposits                     251         (75)      4,442
Net increase in time deposits                                            7,190       8,284       1,684
Net increase (decrease) in short-term borrowings                        (3,471)      3,912      (3,992)
Cash dividends paid                                                     (1,700)     (1,600)     (1,500)
                                                                      --------    --------    --------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                         2,270      10,521         634
                                                                      --------    --------    --------
Net increase (decrease) in cash and cash equivalents                    (2,866)        863       3,452
Cash and cash equivalents at beginning of year                          18,611      17,748      14,296
------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                              $ 15,745    $ 18,611    $ 17,748
======================================================================================================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
  Interest                                                            $ 12,242    $ 10,853    $  9,826
  Income taxes                                                        $  2,091    $  1,678    $  1,853


The accompanying notes are an integral part of the consolidated financial statements.

Page 22  First Century Bankshares, Inc.

Consolidated Statements of Changes in Stockholders' Equity


                                                                                            Accumulated
                                                                                               Other
                                              Common Stock                                 Comprehensive
                                          -------------------      Paid-In    Retained     Income (Loss),
                                            Shares     Amount      Capital    Earnings      Net of tax
                                          -----------------------------------------------------------------
                                                   (Dollars in Thousands, Except Per Share Data)
YEAR ENDED DECEMBER 31, 1998
Balance at January 1, 1998                2,000,000    $2,500      $   785    $23,223        $    81
Net income                                       --        --           --      3,201             --
Other comprehensive income, net of tax           --        --           --         --            213
Cash dividends declared-$0.75 per share          --        --           --     (1,500)            --
-----------------------------------------------------------------------------------------------------------
Balance at December 31, 1998              2,000,000     2,500          785     24,924            294
===========================================================================================================

YEAR ENDED DECEMBER 31, 1999
Net income                                       --        --           --      3,416             --
Other comprehensive loss, net of tax             --        --           --         --         (1,445)
Cash dividends declared-$0.80 per share          --        --           --     (1,600)            --
-----------------------------------------------------------------------------------------------------------
Balance at December 31, 1999              2,000,000     2,500          785     26,740         (1,151)
===========================================================================================================

YEAR ENDED DECEMBER 31, 2000
Net income                                       --        --           --      3,081             --
Other comprehensive income, net of tax           --        --           --         --          1,427
Cash dividends declared-$0.85 per share          --        --           --     (1,700)            --
-----------------------------------------------------------------------------------------------------------
Balance at December 31, 2000              2,000,000    $2,500      $   785     $28,121       $   276
===========================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

                                          First Century Bankshares, Inc. Page 23

Notes to Consolidated Financial Statements

1.   Summary of Significant Accounting and Reporting Policies

First Century Bankshares, Inc. (the "Corporation"), and its wholly owned subsidiary, First Century Bank, N.A. operate ten branches in southern West Virginia and southwestern Virginia. The Corporation's primary source of revenue is derived from loans to customers who are predominately small to medium size businesses and middle income individuals. The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and to general practices within the banking industry. Certain reclassifications have been made to the prior years' financial statements to place them on a comparable basis with the current year's financial statements. The following is a summary of the more significant accounting and reporting policies:

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

Cash and cash equivalents -- For purposes of reporting cash flows, cash equivalents include cash on hand and amounts due from banks (including cash items in process of collection); interest-bearing balances with banks and federal funds sold. To comply with Federal Reserve regulations, the subsidiary bank is required to maintain reserve balances with the Federal Reserve Bank of Richmond. The amount of those reserve balances at December 31, 2000, was approximately $3,528,000.

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

Page 24 First Century Bankshares, Inc.

1.   Summary of Significant Accounting and Reporting Policies

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

Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- The Corporation applies a financial-components approach that focuses on control when accounting and reporting for transfers and servicing of financial assets and extinguishments of liabilities. Under that approach, after a transfer of financial assets,an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This approach provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.

Goodwill And Other Intangibles -- The cost of the investments in acquired institutions in excess of amounts attributable to tangible and identified intangible assets at dates of acquisition is recorded as goodwill and is being amortized to operations over periods from 15 - 25 years using the straight-line method. A portion of the cost of purchased subsidiaries has been allocated to the value associated with the future earnings potential of the acquired core deposit base and is being amortized over eight years, the estimated life

Page 26 First Century Bankshares, Inc.

1.   Summary of Significant Accounting and Reporting Policies

of the deposit base. The unamortized balance of intangibles totaled approximately $5,627,000 at December 31, 2000 and $6,076,000 at December 31, 1999, net of accumulated amortization of $1,111,000 and $662,000, respectively, and is included in other assets.

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

Segment Information -- Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Corporation has determined that it has one significant operating segment, the providing of general commercial financial services to customers located in the geographic areas of southern West Virginia and southwestern Virginia. The various products are those generally offered by community banks, and the allocation of resources is based on the overall performance of the institution, versus the individual branches or products.

Comprehensive Income -- In accordance with SFAS No. 130, "Reporting Comprehensive Income," the Company classifies items of other comprehensive income by their nature in the financial statements and displays accumulated other comprehensive income separately from retained earnings in the equity section of the balance sheet. Unrealized gains and losses on available for sale securities are the sole component of the Company's other comprehensive income.

New Accounting Pronouncements -- In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" and in July 1999 issued SFAS 137 which deferred the effective date of SFAS 133, as it pertains to the Corporation, to fiscal years beginning after July 1, 2000.

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, or SAB 101, Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. It is effective no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. This pronouncement did not have a material impact on the Corporation.

In April 2000, the FASB issued FASB Interpretation No. 44 (FIN 44) which clarifies the application of Accounting Principles Board Opinion 25 for certain transactions. The interpretation addresses many issues related to granting or modifying stock options including changes in accounting for modifications of awards (increased life, reduction of exercise price, etc.). It was effective July 1, 2000 but certain conclusions cover specific events that occurred after either December 15, 1998 or January 12, 2000. The affects of applying the interpretation are to be recognized on a prospective basis from July 1, 2000. FIN 44 has not had a material impact on the Corporation.

                                         First Century Bankshares, Inc. Page 27

1.   Summary of Significant Accounting and Reporting Policies

In September 2000, the FASB issued SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement replaces SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of Statement 125's provisions without reconsideration. This statement shall be effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. This Statement shall be applied prospectively and is not expected to have a material impact on the Corporation.

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

Cash                                                   $14,727
Net loans                                               39,337
Premises and equipment                                   1,620
Interest receivable and other assets                       160
Goodwill                                                 4,681
--------------------------------------------------------------
Total assets acquired                                  $60,525
--------------------------------------------------------------

Deposits                                               $59,958
Interest payable and other liabilities                     567
--------------------------------------------------------------
Total liabilities assumed                              $60,525
--------------------------------------------------------------

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

Cash                                                         $ 8,510
Net loans                                                      3,239
Premises and equipment                                           255
Interest receivable and other assets                              21
Goodwill                                                       1,441
--------------------------------------------------------------------
Total assets acquired                                        $13,466
--------------------------------------------------------------------

Deposits                                                     $13,356
Interest payable and other liabilities                           110
--------------------------------------------------------------------
Total liabilities assumed                                    $13,466
--------------------------------------------------------------------

Goodwill established from these acquisitions is being amortized over an estimated useful life of 15 years.

Page 28 First Century Bankshares, Inc.

3.   Securities

Securities available for sale at December 31, 2000 and 1999 are summarized as follows:

                                                          2000
                                                    Gross       Gross     Estimated
                                       Amortized Unrealized  Unrealized    Market
                                         Cost       Gains      Losses       Value
                                       ---------------------------------------------
                                                 (Dollars in Thousands)
U.S.  Government obligations           $   3,949     $  75      $   --     $  4,024
U.S.  Government agency obligations       73,307       666         244       73,729
Mortgage-backed securities                 2,743        12          13        2,742
Equity securities                            822        --          50          772
------------------------------------------------------------------------------------
TOTAL SECURITIES AVAILABLE FOR SALE    $  80,821     $ 753      $  307     $ 81,267
------------------------------------------------------------------------------------

                                                          1999
                                                    Gross       Gross     Estimated
                                       Amortized Unrealized  Unrealized    Market
                                         Cost       Gains      Losses       Value
                                       ---------------------------------------------
                                                 (Dollars in Thousands)
U.S.  Government obligations           $  16,003     $  23      $   31     $ 15,995
U.S.  Government agency obligations       55,833         3       1,547       54,289
Mortgage-backed securities                 3,566        --          73        3,493
Equity securities                            822        --          78          744
------------------------------------------------------------------------------------
TOTAL SECURITIES AVAILABLE FOR SALE    $  76,224     $  26      $1,729     $ 74,521
------------------------------------------------------------------------------------

Securities held to maturity at December 31, 2000 and 1999 are summarized as follows:

                                                             2000
                                                       Gross       Gross     Estimated
                                          Amortized Unrealized  Unrealized    Market
                                            Cost       Gains      Losses       Value
                                       -------------------------------------------------
                                                    (Dollars in Thousands)
Mortgage-backed securities             $     140     $  --      $    2     $    138
State and municipal obligations           10,033       156         107       10,082
Other debt securities                        150        --           2          148
----------------------------------------------------------------------------------------
TOTAL SECURITIES HELD TO MATURITY      $  10,323     $ 156      $  111     $ 10,368
----------------------------------------------------------------------------------------

                                                            1999
                                                      Gross       Gross     Estimated
                                         Amortized Unrealized  Unrealized    Market
                                           Cost       Gains      Losses       Value
                                       -------------------------------------------------
                                                   (Dollars in Thousands)
Mortgage-backed securities             $     219     $  --      $    6     $    213
State and municipal obligations            9,086        61         264        8,883
Other debt securities                        150        --           4          146
----------------------------------------------------------------------------------------
TOTAL SECURITIES HELD TO MATURITY      $   9,455     $  61      $  274     $  9,242
----------------------------------------------------------------------------------------

Securities with an aggregate par value of $45,790,000 at December 31, 2000 and $43,000,000 at December 31, 1999, were pledged to secure public and trust deposits and for other purposes required or permitted by law, including approximately $14,900,000 at December 31, 2000 and $15,500,000 at December 31, 1999 pledged to secure repurchase agreements.

Gross losses of $40,000 and $34,000 were recognized on sales of available for sale securities for the years ended December 31, 2000 and December 31, 1998, respectively. There were no sales of securities for the year ended December 31, 1999.

                                         First Century Bankshares, Inc. Page 29

The amortized cost and estimated market value for securities available for sale and securities held to maturity by contractual maturities at December 31, 2000 are shown in the following tables. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                                             Estimated        Net
                                                  Amortized   Market   Unrealized Gains
                                                    Cost       Value       (Losses)
----------------------------------------------------------------------------------------
                                                        (Dollars in Thousands)
Due in one year or less                           $ 2,998     $ 3,009    $      11
Due after one year through five years              58,318      58,463          145
Due after five years through ten years             18,683      19,023          340
Securities with no contractual maturities             822         772          (50)
----------------------------------------------------------------------------------------
TOTAL SECURITIES AVAILABLE FOR SALE               $ 80,821    $81,267    $     446
----------------------------------------------------------------------------------------


                                                              Estimated       Net
                                                   Amortized   Market  Unrealized Gains
                                                     Cost       Value      (Losses)
----------------------------------------------------------------------------------------
                                                        (Dollars in Thousands)
Due in one year or less                           $  1,449    $ 1,453    $       4
Due after one year through five years                4,464      4,456           (8)
Due after five years through ten years               3,970      4,017           47
Due after ten years                                    440        442            2
----------------------------------------------------------------------------------------
TOTAL SECURITIES HELD TO MATURITY                 $ 10,323    $10,368    $      45
----------------------------------------------------------------------------------------

4.  Loans

Loans at December 31, 2000 and 1999 consisted of the following:

                                                               December 31,
--------------------------------------------------------------------------------
                                                             2000        1999
--------------------------------------------------------------------------------
                                                          (Dollars in Thousands)
Commercial, financial and agricultural                     $  49,883   $ 52,872
Real estate-construction                                       5,990      5,353
Real estate-mortgage (residential and commercial)            158,828    149,121
Installment loans to individuals                              30,026     36,631
--------------------------------------------------------------------------------
  Total loans                                                244,727    243,977
Less: allowance for loan losses                                3,180      3,050
--------------------------------------------------------------------------------
NET LOANS                                                  $ 241,547   $240,927
--------------------------------------------------------------------------------

The Corporation's subsidiary has had and can be expected to have in the future various banking transactions with directors, executive officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties). The total amount of these loans was $13,689,000 and $6,067,000 at December 31, 2000 and 1999, respectively. During 2000, $21,623,000 in loan advances or reclassifications were made and repayments were $14,001,000.

Page 30 First Century Bankshares, Inc.

5.  Allowance for Loan Losses

An analysis of the allowance for loan losses for 2000, 1999 and 1998 is as follows:

                                                                              Years Ended December 31,
                                                                             --------------------------
                                                                              2000      1999      1998
                                                                             --------------------------
                                                                               (Dollars in Thousands)
Balance at beginning of year                                                 $3,050    $ 2,533   $2,370
Additions from acquisitions                                                      --        497       --
Provision for loan losses                                                     1,209        555      544
Recoveries on loans previously charged off                                      103        179       59
Loans charged off                                                            (1,182)      (714)    (440)
-------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                                       $3,180    $ 3,050   $2,533
-------------------------------------------------------------------------------------------------------

The following is a summary of loans considered impaired:

                                                                                          December 31,
                                                                                     ----------------------
                                                                                        2000      1999
                                                                                     ----------------------
                                                                                     (Dollars in Thousands)
Gross impaired loans                                                                   $ 7,371   $2,969
Valuation allowance for impaired loans                                                     577      491
-----------------------------------------------------------------------------------------------------------
Recorded investment in impaired loans                                                  $ 6,794   $2,478
-----------------------------------------------------------------------------------------------------------

The average recorded investment in impaired loans for the years ended December, 31, 2000, 1999 and 1998 was $4,817,000, $1,865,000 and $1,928,000, respectively.
There was no interest income recognized on impaired loans (during the portion of the year they were impaired) for the years ended December 31, 2000, 1999 and 1998. At December 31, 2000, 1999 and 1998, the Corporation had nonaccrual loans of $5,887,000, $2,390,000 and $1,728,000, respectively. Interest income of $91,000, $39,000 and $1,000 was recognized on these loans in 2000, 1999 and 1998, respectively. Had these loans performed in accordance with their original terms, interest income of $527,000, $198,000 and $194,000 would have been recorded in 2000, 1999 and 1998, respectively.

6.  Premises and Equipment

Premises and equipment at December 31, 2000 and 1999 consisted of the following:

                                                                                          December 31,
                                                                                     ----------------------
                                                                                         2000      1999
                                                                                     ----------------------
                                                                                     (Dollars in Thousands)
Land                                                                                   $ 1,466   $ 1,466
Buildings and improvements                                                               9,576     9,485
Equipment and fixtures                                                                   5,395     5,076
                                                                                     ----------------------
 Total                                                                                  16,437    16,027
                                                                                     ----------------------
Less accumulated depreciation                                                            5,950     5,315
-----------------------------------------------------------------------------------------------------------
NET PREMISES AND EQUIPMENT                                                             $10,487   $10,712
-----------------------------------------------------------------------------------------------------------

Depreciation charged to operating expense amounted to $843,000 in 2000, $791,000 in 1999, and $707,000 in 1998.

                                         First Century Bankshares, Inc.  Page 31

7.  Deposits

Deposits at December 31, 2000 and 1999 were as follows:

                                                                                        December 31,
                                                                                   ----------------------
                                                                                      2000        1999
                                                                                   ----------------------
                                                                                   (Dollars in Thousands)
Individuals, partnerships and corporations:
  Demand deposits                                                                   $ 32,395    $ 28,702
  Time and savings deposits                                                          279,025     275,237
U.S. Government                                                                          173         320
States and political subdivisions                                                     13,716      13,733
Certified and official checks                                                          2,027       1,903
---------------------------------------------------------------------------------------------------------
TOTAL DEPOSITS                                                                      $327,336    $319,895
---------------------------------------------------------------------------------------------------------

The scheduled maturities of time deposits at December 31, 2000 were as follows:

                  (Dollars in Thousands)

2001                                        $117,724
2002                                          19,667
2003                                           4,425
2004                                             860
Thereafter                                       577
----------------------------------------------------
Total Time Deposits                         $143,253
----------------------------------------------------

Time deposits included certificates of deposit issued in amounts of $100,000 or more totaling approximately $36,998,000 and $34,243,000 at December 31, 2000 and 1999, respectively.

8.  Short-term Borrowings

Short-term borrowings consist of treasury tax and loan deposits, which are generally repaid within 30 days from the transaction date, and securities sold under agreements to repurchase. Securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                                                      2000        1999
                                                                                  ------------------------
                                                                                   (Dollars in Thousands)
Average balance during the year                                                      $16,539     $14,499
Average interest rate during the year                                                   4.64%       3.63%
Maximum month-end balance during the year                                            $21,433     $18,500

9.  Other Comprehensive Income

Other comprehensive income is defined as comprehensive income exclusive of net income. Unrealized gains (losses) on available for sale investment securities represent the sole component of the Company's other comprehensive income. Other comprehensive income (loss) consists of the following:

                                                                               Years Ended December 31,
                                                                              ---------------------------
                                                                                2000     1999      1998
                                                                              ---------------------------
Unrealized holding gains (losses) arising during the year                     $ 2,108   $(2,163)  $ 273
Reclassification adjustment for (gains) losses included in net income              40        --      34
                                                                              ---------------------------
Other comprehensive income (loss) before tax                                    2,148    (2,163)    307
Income tax (expense) benefit related to other comprehensive income               (721)      718     (94)
---------------------------------------------------------------------------------------------------------
Other comprehensive income (loss), net of tax                                 $ 1,427   $(1,445)  $ 213
---------------------------------------------------------------------------------------------------------

Page 32  First Century Bankshares, Inc.

10.  Earnings Per Share

The following table reconciles the numerator and denominator of the basic and diluted computations for income from continuing operations for the year ended December 31, 2000, 1999 and 1998:

                                                                                     2000
                                                                   --------------------------------------
                                                                     Income         Shares      Per-Share
                                                                   (Numerator)   (Denominator)   Amount
                                                                   --------------------------------------
Basic EPS:
Income available to common shareholders                            $3,081,000     2,000,000      $1.54
Diluted EPS:
Effect of dilutive securities--Stock options                                0             0
---------------------------------------------------------------------------------------------------------
Income available to common shareholders and assumed conversions    $3,081,000     2,000,000      $1.54
---------------------------------------------------------------------------------------------------------

                                                                                     1999
                                                                   --------------------------------------
                                                                     Income         Shares      Per-Share
                                                                   (Numerator)   (Denominator)   Amount
                                                                   --------------------------------------
Basic EPS:
Income available to common shareholders                            $3,416,000     2,000,000      $1.71
Diluted EPS:
Effect of dilutive securities--Stock options                                0         1,907
----------------------------------------------------------------------------------------------------------
Income available to common shareholders and assumed conversions    $3,416,000     2,001,907      $1.71
----------------------------------------------------------------------------------------------------------

                                                                                     1998
                                                                   --------------------------------------
                                                                     Income         Shares      Per-Share
                                                                   (Numerator)   (Denominator)   Amount
                                                                   --------------------------------------
Basic EPS:
Income available to common shareholders                            $3,201,000     2,000,000      $1.60
Diluted EPS:
Effect of dilutive securities--Stock options                                0         1,847
----------------------------------------------------------------------------------------------------------
Income available to common shareholders and assumed conversions    $3,201,000     2,001,847      $1.60
----------------------------------------------------------------------------------------------------------

11.  Stock Option Plans

The Corporation's 1998 Officer Stock Option Plan (the "Officer Plan") provides for the issuance of options to purchase shares of the Corporation's common stock to officers of the Corporation. The options have an original term of ten years with an exercise price equal to the market price of the common stock on the date of grant, as defined by the plan. The options vest 20% per year after their date of grant. During the year ended December 31, 1998, 58,470 options were granted under the Officer Plan at an exercise price of $20.25 per share. During the years ended December31, 2000 and 1999, there were no options granted under the plan. At December 31, 2000, the weighted average remaining contractual life of the outstanding options was 90months. At December 31, 2000, options for 117,780 shares of common stock were reserved for future issuance for the Officer Plan. As of December 31, 2000, no options had been exercised under the Officer Plan and 6,250 options had expired unexercised.

The Corporation's 1998 Director Stock Option Plan (the "Director Plan") provides for the issuance of options to purchase shares of the Corporation's common stock to directors of the Corporation and its subsidiaries. The options have an original term of ten years with an exercise price equal to the market price of the common stock on the date of grant, as

                                         First Century Bankshares, Inc.  Page 33

11.  Stock Option Plans

defined by the plan. The options are fully vested upon their date of grant. During the year ended December 31, 1998, 20,000 options were granted under the Director Plan at an exercise price of $20.25 per share. During the years ended December 31, 2000 and 1999, there were no options granted under the plan. At December 31, 2000, the weighted average remaining contractual life of the outstanding options was 90 months. At December 31, 2000, options for 16,000 shares of common stock were reserved for future issuance for the Director Plan. As of December 31, 2000, no options had been exercised under the Director Plan, and 4,000 options had expired unexercised.

The Corporation accounts for the Officer Plan and the Director Plan under the provisions of SFAS No. 123, "Accounting for Stock Based Compensation." As permitted by SFAS No. 123, the Corporation has chosen to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for options granted under the plans. Had compensation cost for the Corporation's plans been determined based on the fair value at the grant dates for awards under the plans consistent with the method of SFAS No. 123, the Corporation's net income and net income per share for the years ended December 31, 2000, 1999 and 1998, would have been decreased to the pro forma amounts indicated below.

                                                                                           2000
                                                                                 -----------------------
                                                                                 As Reported   Pro Forma
                                                                                 -----------------------
Net income                                                                       $3,081,000    $3,067,000
---------------------------------------------------------------------------------------------------------
Net income per share-Basic and diluted                                           $     1.54    $     1.53
---------------------------------------------------------------------------------------------------------

                                                                                           1999
                                                                                 ------------------------
                                                                                 As Reported   Pro Forma
                                                                                 ------------------------
Net income                                                                       $3,416,000    $3,402,000
---------------------------------------------------------------------------------------------------------
Net income per share-Basic and diluted                                           $     1.71    $     1.70
---------------------------------------------------------------------------------------------------------

                                                                                           1998
                                                                                 ------------------------
                                                                                 As Reported   Pro Forma
                                                                                 ------------------------
Net income                                                                       $3,201,000    $3,171,000
---------------------------------------------------------------------------------------------------------
Net income per share-Basic and diluted                                           $     1.60    $     1.59
---------------------------------------------------------------------------------------------------------

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

Page 34 First Century Bankshares, Inc.

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

The following table outlines the changes in the Corporation's postemployment benefit plan obligations, assets and funded status for the years ended December 31, 2000 and 1999, and the assumptions and components of net periodic benefit costs for the three years in the period ended December 31, 2000.


                                                                                             Other
                                                                                        Postretirement
                                                             Pension Benefits               Benefits
                                                           ---------------------------------------------
                                                             2000          1999          2000       1999
                                                           ---------------------------------------------
                                                                          (Dollars in Thousands)
Change in benefit obligation
Benefit obligation at beginning of year                    $ 6,974      $ 6,871      $ 1,352     $ 1,297
Service cost                                                   346          319           24          23
Interest cost                                                  445          439           86          82
Actuarial (gain) loss                                          333          171           (8)         (7)
Benefits paid                                                 (378)        (826)         (42)        (43)
                                                           ---------------------------------------------
Benefit obligation at end of year                            7,720        6,974        1,412       1,352
                                                           ---------------------------------------------

Change in plan asset
Fair value of plan assets at beginning of year               9,501        9,542           --          --
Actual return on plan assets                                   (25)         785           --          --
Employer contribution                                           --           --           42          43
Benefits paid                                                 (378)        (826)         (42)        (43)
                                                           ---------------------------------------------
Fair value of plan assets at end of year                     9,098        9,501           --          --
                                                           ---------------------------------------------
Funded status                                                1,378        2,527       (1,412)     (1,352)
Unrecognized net actuarial gain                               (403)      (1,645)        (160)       (155)
Unrecognized prior service cost                                446          490           --          --
Unrecognized transition obligation                            (324)        (389)         664         720
                                                           ---------------------------------------------
Prepaid (accrued) benefit cost                             $ 1,097      $   983      $  (908)    $  (787)
                                                           ---------------------------------------------

                                                                                        Other
                                                                                    Postretirement
                                                   Pension Benefits                    Benefits
                                             ----------------------------------------------------------
Weighted-average assumptions as of 12/31      2000         1999     1998      2000      1999       1998
                                             ----------------------------------------------------------
Discount rate                                 6.50%       6.50%    6.50%      6.50%      6.50%     6.50%
Expected return on plan assets                9.00%       9.00%    9.00%      N/A        N/A       N/A
Rate of compensation increase                 3.00%       3.00%    3.00%      N/A        N/A       N/A

Components of net periodic benefit cost
Service cost                                 $ 346       $ 319    $ 264      $  24      $  23     $  21
Interest cost                                  445         439      407         86         82        81
Expected return on plan assets                (844)       (848)    (767)        --         --        --
Amortization of prior service cost              44          44       30         --         --        --
Amortization of transition obligation          (65)        (65)     (65)        56         55        55
Recognized net actuarial gain                  (41)        (62)     (62)        (3)        (4)       (7)
                                             ----------------------------------------------------------
Net periodic (benefit) cost                  $(115)      $(173)   $(193)     $ 163      $ 156     $ 150
                                             ----------------------------------------------------------

                                         First Century Bankshares, Inc.  Page 35

The Corporation maintains a qualified 401(k) retirement savings plan. All full time employees are eligible to participate on a voluntary basis, after completing their first year of service. All employees may elect to make pretax contributions up to a maximum of fifteen percent (15%) of their salary, which are matched fifty percent (50%) by the Corporation. Total amounts charged to operating expense for payments pursuant to this plan were approximately $124,000 in 2000, $110,000 in 1999 and $104,000 in 1998.

13.  Income Taxes

The provision for income taxes consisted of the following:

                                                                  Years Ended December 31,
                                                                 --------------------------
Tax provision attributed to income from operations:                2000     1999     1998
                                                                 --------------------------
  Current:                                                         (Dollars in Thousands)
    Federal                                                      $1,291    $1,409   $ 1,421
    State                                                           318       290       307
  Deferred expense (benefit)                                         56       139        87
-------------------------------------------------------------------------------------------
PROVISION FOR INCOME TAX                                         $1,665    $1,838   $ 1,815
-------------------------------------------------------------------------------------------

The components of deferred tax assets and liabilities at December 31, 2000 and 1999 were as follows:

                                                                                         2000       1999
                                                                                     ----------------------
                                                                                     (Dollars in Thousands)
Allowance for loan losses                                                                $ 735    $  752
Marketable equity securities and capital loss carryforwards                                231       231
Unrealized losses on securities available for sale                                          --       552
                                                                                     -------------------
  Gross deferred tax assets                                                                966     1,535
  Valuation allowance                                                                     (231)     (231)
                                                                                     -------------------
  Deferred tax assets                                                                      735     1,304
                                                                                     -------------------
Depreciation                                                                              (263)     (239)
Retirement plans                                                                           (62)      (47)
Unrealized gains on securities available for sale                                         (168)       --
                                                                                     -------------------
  Gross deferred tax liabilities                                                          (493)     (286)
--------------------------------------------------------------------------------------------------------
NET DEFERRED TAX ASSET                                                                   $ 242    $1,018
--------------------------------------------------------------------------------------------------------

A valuation allowance was established for the writedowns of marketable equity securities and capital loss carryforwards because their recognition is limited to future capital gains generated by the Corporation. No tax benefit has been recognized in the financial statements for the writedowns or capital loss carryforwards.

The principal differences between the effective tax rate and the federal statutory rate was as follows:

                                                                      Years Ended December 31,
                                                            --------------------------------------------
                                                                 2000           1999          1998
                                                            --------------------------------------------
                                                                       (Dollars in Thousands)
                                                            Amount     %    Amount     %    Amount    %
                                                            --------------------------------------------
Provision at statutory rate                                 $1,614     34   $1,786    34   $1,705     34
Tax-exempt interest income from certain investment
  securities and loans                                        (171)    (3)    (172)   (3)    (176)    (4)
State income tax expense, net of federal benefit               208      4      204     4      203      4
Other, net                                                      14     --       20    --       83      2
--------------------------------------------------------------------------------------------------------
PROVISION FOR INCOME TAXES                                  $1,665     35   $1,838    35   $1,815     36
--------------------------------------------------------------------------------------------------------

Page 36 First Century Bankshares, Inc.

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

15.  Financial Instruments, Concentrations of Credit and Fair Values

The subsidiary of the Corporation is party to various financial instruments with off-balance sheet risk arising in the normal course of business to meet the financing needs of its customers. Those financial instruments include commitments to extend credit and standby letters of credit.These commitments include standby letters of credit of approximately $3,438,000 at December 31, 2000 and $1,341,000 at December 31, 1999. These instruments contain various elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. Additionally, certain off-balance sheet items of approximately $32,511,000 at December 31, 2000, and $31,461,000 at December 31, 1999, comprised primarily of unfunded loan commitments, have an estimated fair value that is not materially different from the notional amount.

The subsidiary's exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is the contractual amount of those instruments. The subsidiary uses the same credit policies in making commitments and conditional obligations that it does for on-balance sheet instruments.

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

                                         First Century Bankshares, Inc.  Page 37

The estimated fair value and the recorded book balances at December 31, 2000 and 1999 were as follows:


                                                                     2000                    1999
                                                           ---------------------------------------------
                                                             Estimated   Carrying   Estimated   Carrying
                                                            Fair Value    Amount   Fair Value    Amount
                                                           ---------------------------------------------
                                                           (Dollars in Thousands) (Dollars in Thousands)
Assets:
Cash and due from banks                                      $ 15,745    $ 15,745   $  18,611   $ 18,611
Securities available for sale                                  81,267      81,267      74,521     74,521
Securities held to maturity                                    10,368      10,323       9,242      9,455
Federal Home Loan Bank and Federal Reserve Bank stock           1,180       1,180       1,155      1,155
Net loans                                                     243,054     241,547     242,905    240,927

Liabilities:
Deposits with no stated maturities                           $184,083    $184,083   $ 183,832   $183,832
Deposits with stated maturities                               143,196     143,253     135,025    136,063
Short-term borrowings                                          13,487      13,487      16,958     16,958

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

16.  Regulatory Matters

The Corporation's principal source of funds for dividend payment and debt service is dividends received from the subsidiary bank.

Under applicable Federal laws, the Comptroller of the Currency, the primary regulator of First Century Bank, N.A., restricts the total dividend payments of a national bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits of the two preceding years. At December 31, 2000, retained net profits for the years 2000 and 1999, which were free of such regulatory restrictions, were approximately $3,181,000.

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

Page 38 First Century Bankshares, Inc.

items as calculated under regulatory accounting practices. The Corporation's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and its subsidiary to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital to average assets (as defined). Management believes, as of December 31, 2000, that the Corporation and its subsidiary meet all capital adequacy requirements to which they are subject.

As of December 31, 2000, First Century Bank, N.A. has received notification from the Office of the Comptroller of the Currency that it is well-capitalized under the regulatory framework for prompt corrective action. To be adequately capitalized, minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table must be maintained. There are no conditions or events since the recent notification that management believes have changed the institution's category.

                                                                                 To Be Well
                                                                              Capitalized Under
                                                           For Capital        Prompt Corrective
                                        Actual          Adequacy Purposes     Action Provisions
                                   --------------------------------------------------------------
                                   Amount     Ratio    Amount       Ratio      Amount     Ratio
                                   --------------------------------------------------------------
As of December 31, 2000:
  Total Capital (to Risk Weighted Assets):
   Consolidated                    $ 28,895   11.41%  *$20,260    *142 8.00%
   First Century Bank, N.A.        $ 28,415   11.26%  *$20,181    *142 8.00%   *142  $25,226   *142 10.00%
  Tier I Capital (to Risk Weighted Assets):
   Consolidated                    $ 25,729   10.16%  *$10,130    *142 4.00%
   First Century Bank, N.A.        $ 25,261   10.01%  *$10,090    *142 4.00%   *142  $15,136   *142 6.00%
  Tier I Capital (to Average Assets):
   Consolidated                    $ 25,729    7.04%  *$14,612    *142 4.00%
   First Century Bank, N.A.        $ 25,261    6.92%  *$14,604    *142 4.00%   *142  $18,256   *142 5.00%

                                                                                    To Be Well
                                                                                 Capitalized Under
                                                            For Capital          Prompt Corrective
                                         Actual          Adequacy Purposes       Action Provisions
                                   --------------------------------------------------------------------
                                    Amount     Ratio    Amount        Ratio      Amount     Ratio
                                   --------------------------------------------------------------------
As of December 31, 1999:
  Total Capital (to Risk Weighted Assets):
   Consolidated                    $ 26,921    10.86%   *<142>$19,838  *<142>8.00%
   First Century Bank, N.A.        $ 26,516    10.73%   *<142>$19,765  *<142>8.00% *<142> $24,707 *<142>10.00%
  Tier I Capital (to Risk Weighted Assets):
   Consolidated                    $ 23,871     9.63%   *<142>$ 9,919  *<142>4.00%
   First Century Bank, N.A.        $ 23,466     9.50%   *<142>$ 9,883  *<142>4.00% *<142> $14,824  *<142>6.00%
  Tier I Capital (to Average Assets):
   Consolidated                    $ 23,871     6.55%   *<142>$14,585 *<142> 4.00%
   First Century Bank, N.A.        $ 23,466     6.44%   *<142>$14,585 *<142> 4.00% *<142> $18,231  *<142>5.00%

*  Greater than or equal to.

                                          First Century Bankshares, Inc. Page 39

17.  Quarterly Financial Data (Unaudited)

The summary financial data by quarter for the years ended December 31, 2000, 1999 and 1998 was as follows:

                                                            Quarter Ended
                                               --------------------------------------
                                               Mar. 31   June 30   Sept. 30   Dec. 31
                                               --------------------------------------
                                            (Dollars in Thousands, Except Per Share Data)
2000
Interest income                                 $6,789   $ 6,936    $7,179    $7,019
Net interest income                              3,870     3,965     4,045     3,821
Provision for possible loan losses                 174       334       491       210
Securities gains (losses)                           --       (40)       --        --
Income before taxes                              1,472     1,356    1,513       405
Net income                                         953       872      979       277
-----------------------------------------------------------------------------------
NET INCOME PER SHARE                            $ 0.48   $  0.43   $ 0.49    $ 0.14
-----------------------------------------------------------------------------------

1999
Interest income                                 $5,443   $ 5,845   $6,744    $6,743
Net interest income                              3,025     3,270    3,700     3,726
Provision for possible loan losses                  45       120       83       307
Securities gains (losses)                           --        --       --        --
Income before taxes                              1,123     1,353    1,391     1,387
Net income                                         716       882      918       900
-----------------------------------------------------------------------------------
NET INCOME PER SHARE                            $ 0.36   $  0.44   $ 0.46    $ 0.45
-----------------------------------------------------------------------------------

1998
Interest income                                 $5,391   $ 5,731   $5,853    $5,560
Net interest income                              3,090     3,213    3,246     3,123
Provision for possible loan losses                 188       133      124        99
Securities gains (losses)                          (14)       --       --       (20)
Income before taxes                              1,130     1,354    1,290     1,242
Net income                                         725       864      820       792
-----------------------------------------------------------------------------------
NET INCOME PER SHARE                            $ 0.36   $  0.43   $ 0.41    $ 0.40
-----------------------------------------------------------------------------------

Page 40  First Century Bankshares, Inc.

18.  Parent Company Financial Data

Condensed financial information of First Century Bankshares, Inc. (parent company only) is presented below:

STATEMENTS OF FINANCIAL CONDITION

                                                                      December 31,
                                                                 ---------------------
                                                                   2000      1999
                                                                 ---------------------
Assets:                                                          (Dollars in Thousands)
Cash                                                               $    151  $   104
Investment in subsidiary at equity                                   31,214   28,469
Other assets                                                            403      352
------------------------------------------------------------------------------------
TOTAL ASSETS                                                       $ 31,768  $28,925
------------------------------------------------------------------------------------
Liabilities:
Other liabilities                                                  $     86  $    51
                                                                   -----------------
TOTAL LIABILITIES                                                        86       51
                                                                   -----------------
Stockholders' Equity:
Common stock -$1.25 par value; shares issued and outstanding:
  2,000,000 at December 31, 2000 and 1999                             2,500    2,500
Paid-in capital                                                         785      785
Retained earnings                                                    28,397   25,589
------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                           31,682   28,874
------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $     31,768  $28,925
------------------------------------------------------------------------------------

STATEMENTS OF INCOME

                                                           Years ended December 31,
                                                          ---------------------------
                                                           2000      1999     1998
                                                          ---------------------------
                                                            (Dollars in Thousands)
Income:
  Dividends from subsidiary bank                          $1,800    $1,600    $1,500
                                                          ---------------------------
TOTAL INCOME                                               1,800     1,600     1,500
                                                          ---------------------------
Expenses:
  Other                                                       59        75        55
                                                          ---------------------------
TOTAL EXPENSES                                                59        75        55
                                                          ---------------------------
Applicable income taxes (benefits)                           (22)      (28)       25
                                                          ---------------------------
Income before equity in undistributed
  net income of subsidiary                                 1,763     1,553     1,420
Equity in undistributed net income of subsidiary           1,318     1,863     1,781
-------------------------------------------------------------------------------------
NET INCOME                                                $3,081    $3,416    $3,201
-------------------------------------------------------------------------------------
STATEMENT OF CASH FLOWS
                                                           Years ended December 31,
                                                          ---------------------------
                                                          2000       1999     1998
                                                          ---------------------------
Cash flows from operating activities                        (Dollars in Thousands)
Net income                                               $ 3,081   $ 3,416   $ 3,201
Adjustments to reconcile net income to net cash
provided by operating activities:
  Equity in undistributed net income of subsidiary        (1,318)   (1,863)   (1,781)
  Other adjustments, net                                     (16)      (22)       31
                                                          ---------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                  1,747     1,531     1,451
                                                          ---------------------------
Cash flows from financing activities
  Cash dividends paid                                     (1,700)   (1,600)   (1,500)
                                                          ---------------------------
NET CASH USED BY FINANCING ACTIVITIES                     (1,700)   (1,600)   (1,500)
                                                          ---------------------------
Net increase (decrease) in cash                               47       (69)      (49)
Cash at January 1,                                           104       173       222
-------------------------------------------------------------------------------------
Cash at December 31,                                     $   151   $   104   $   173
-------------------------------------------------------------------------------------

                                         First Century Bankshares, Inc.  Page 41

Report of Independent Accountants
January 26, 2001

The Board of Directors and Stockholders
First Century Bankshares, Inc.:

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income and comprehensive income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of First Century Bankshares, Inc. (formerly Pocahontas Bankshares Corporation) and Subsidiary (the "Corporation") at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Greensboro, North Carolina

Boards of Directors

                         First Century Bankshares, Inc.
--------------------------------------------------------------------------------
W. Paul Cole, Jr.
President Cole
Motor & Cole
Chevrolet-Cadillac

Eustace Frederick
Retired, Senior Vice President-
Mining, Consolidation Coal Co.,
Southern Appalachia Region

B. L. Jackson, Jr.
Chairman of the Board
First Century Bankshares, Inc.

Robert M. Jones, Jr., M.D.
Physician

Marshall S. Miller
President, Marshall Miller
& Associates

Charles A. Peters
President
Peters Equipment, Inc.
Secretary, First Century Bankshares, Inc.

C. E. Richner
President
C. E. Richner Drilling Co.

Byron K. Satterfield
Executive Vice President &
Trust Officer, First Century Bank, N.A.

John H. Shott
Attorney

Scott H. Shott
Shott Foundation

Walter L. Sowers
President
Pemco Corporation

J. Brookins Taylor, M.D.
Physician

Frank W. Wilkinson
Executive Vice President &
Chief Operating Officer
First Century Bank, N.A.

R. W. Wilkinson
President & Chief Executive
Officer, First Century Bankshares, Inc.,
First Century Bank, N.A.

                           FIRST CENTURY BANK, N.A.
--------------------------------------------------------------------------------
J. J. Booker, III, M.D.
Physician

C. Scott Briers
President,
Briers, Inc.

W. Paul Cole, Jr.
President,
Cole Motor & Cole
Chevrolet-Cadillac

Eustace Frederick
Retired, Senior Vice President-
Mining, Consolidation Coal Co.,
Southern Appalachia Region

B. L. Jackson, Jr.
Chairman of the Board
First Century Bankshares, Inc.

Robert M. Jones, Jr., MD
Physician

Marshall S. Miller
President, Marshall Miller
& Associates

Charles A. Peters
President
Peters Equipment, Inc.
Secretary, First Century Bankshares, Inc.

C. E. Richner
President
C.E.  Richner Drilling Co.

Byron K. Satterfield
Executive Vice President &
Trust Officer, First Century Bank, N.A.

John H. Shott
Attorney

Scott H. Shott
Shott Foundation

Daniel D. Smith
President
Pocahontas Land Company

Walter L. Sowers
President
Pemco Corporation

William Chandler Swope
President
Swope Construction
Services, Inc.

J. Brookins Taylor, M.D.
Physician

Frank W. Wilkinson
Executive Vice President &
Chief Operating Officer
First Century Bank, N.A.

R. W. Wilkinson
President & Chief Executive
Officer, First Century Bankshares, Inc.,
First Century Bank, N.A.

                           FIRST CENTURY BANK, N.A.
                   WYOMING COUNTY OPERATIONS ADVISORY BOARD
--------------------------------------------------------------------------------
Ted Bailey
President, Pineville Land Co.

Tom Evans, Jr.
President, Evans Funeral Home

Debra L. Brunty
Assistant Vice President-Loans
Wyoming County Operations.

C. E. Richner
President,
C.  E.  Richner Drilling Co.

Byron K. Satterfield
Executive Vice President &
Trust Officer, First Century Bank, N.A.

Frank W. Wilkinson
Executive Vice President & Chief Operating Officer,
First Century Bank, N.A.

Dennis Worrell
Partner, Worrell Exxon &
Owner, D & T Car Wash

                                          First Century Bankshares, Inc. Page 43

Board of Directors

                           FIRST CENTURY BANK, N.A.
                    WYTHE COUNTY OPERATIONS ADVISORY BOARD
--------------------------------------------------------------------------------

J. J. Booker, III, M.D.
Physician

James W. Caudill
President, R.P.  Johnson & Sons

Lawrence H. Chewning
Chief Executive Officer
Wythe County Community Hospital

Robert T. Dupuis
President, P & T  Products, Inc.

Samuel V. Jones, CPA
Hodges, Jones & Mabry, PC

Stephen A. Lester
Ewald-Lester Insurance
Agency, Inc.

W. Edward Smith
Vice President, Wythe
County Operations
First Century Bank, N.A.

Frank W. Wilkinson
Executive Vice President &
Chief Operating Officer
First Century Bank, N.A.

R. W. Wilkinson
President & Chief Executive
Officer, First Century Bankshares, Inc.,
First Century Bank, N.A.

                           FIRST CENTURY BANK, N.A.
                   SUMMERS COUNTY OPERATIONS ADVISORY BOARD
--------------------------------------------------------------------------------

C. Scott Briers
President
Briers, Inc.

James S. Kerr
Owner
Kerr Realty

James E. Monroe, Jr.
President
Greenbrier Nurseries

David L. Parmer
Attorney at Law

Bob F. Richmond
Vice President,
Summers County Operations
First Century Bank N.A.

Frank W. Wilkinson
Executive Vice President &
Chief Operating Officer
First Century Bank, N.A.

R. W. Wilkinson
President & Chief Executive Officer
First Century Bankshares, Inc.,
First Century Bank, N.A.

Page 44  First Century Bankshares, Inc.

Officers

                        First Century Bankshares, Inc.
--------------------------------------------------------------------------------

B. L. Jackson, Jr.
Chairman of the Board

R. W. Wilkinson
President & Chief Executive Officer

Robert M. Jones, Jr., MD
Vice Chairman of the Board

Charles A. Peters
Secretary

W. E. Albert
Assistant Secretary

J. Ronald Hypes
Treasurer

                           FIRST CENTURY BANK, N.A.
--------------------------------------------------------------------------------

ADMINISTRATION

R. W. Wilkinson
President & Chief Executive Officer

Frank W. Wilkinson
Executive Vice President
& Chief Operating Officer

J. Ronald Hypes
Senior Vice President &
Chief Financial Officer

Kenneth W. Beard
Vice President &
Compliance Officer

John D. Lay
Vice President & Controller

Wayne L. Blevins
Assistant Controller

Barbara Moore-Ray
Community Development Officer

Cynthia L. Higgins
Auditor

Lisa A. Huff
Director of Human Resources

John R. Phillips
Assistant Cashier &
Director of Marketing

David W. Albert
Network Administrator

Deborah L. Bowman
Special Projects Officer

BRANCH
ADMINISTRATION

Christina H. Naylor
Vice President,
Deposit Operations

Bob F. Richmond
Vice President,
Summers County Operations

W. Edward Smith
Vice President,
Wythe County Operations

Karen R. Kidd
Branch Manager/
Assistant Cashier,
College Avenue Office

Jean F. Stanley
Branch Manager/
Assistant Cashier,
Princeton Office

Brenda G. Davidson
Branch Manager &
Loan Officer,
Bluefield Virginia Office

Juanita M. Growe
Branch Manager,
Pineville Office

Rebecca Lynn Daniels
Branch Manager,
Oceana Office

Stephanie Bailey
Assistant Branch Manager,
Oceana Office

Zerna A. Felts
Branch & Security Officer,
Fort Chiswell Office

Michelle L. Thompson
Customer Service Manager

Rhonda G. Sutherland
Teller Manager

Linda C. Rider
IRA Coordinator

Ronnie M. Hamlin
Facilities Manager &
Assistant Security Officer

Cathy M. Laxton
Bank Security Officer

Nancy M. Cales
Assistant Cashier

LOANS

Jeffrey L. Forlines
Senior Vice President,
Chief Credit Officer

Garnett L. Little
Vice President, Loans

L. Mori Williams
Vice President &
City Executive

Randall D. Price
Vice President,
Corporate Development

Debra L. Brunty
Assistant Vice President-Loans,
Wyoming County Operations

Gregory Shupe
Assistant Vice President,
Princeton Office

Randy N. Bowles
Assistant Vice President,
Hinton Office

Bill J. Keaton
Assistant Vice President,
Hinton Office

Hal L. Absher
Director of Secondary
Mortgage Lending

Marshall V. Lytton
Loan Officer,
Bluefield Office

Linda C. Hamer
Loan Officer,
College Avenue Office

Wanda Blair
Loan Officer,
Wytheville Office

Sheila D. Fortner
Consumer Loan Officer,
Pineville Office

Charlene R. Maynard
Consumer Loan Officer,
Oceana Office

Charles E. Lester
Loan & Collection Officer

Rick D. Blevins
Loan Collections Officer

Barry W. Whitt
Loan Administration Officer

Sharon K. Cole
Assistant Cashier

Janet L. Whitten
Assistant Cashier

OPERATIONS

W. E. Albert
Senior Vice President & Cashier

Lonnie E. Cochran
Vice President, Operations

Martha B. Cooper
Assistant Vice President,
Operations

Harold A. Mitchell
Assistant Vice President,
Item Processing

Judy A. Cecil
Assistant Cashier

TRUST

Byron K. Satterfield
Executive Vice President
& Trust Officer

Patsy R. Sykes
Vice President & Trust Officer

Elizabeth M. Pruett
Vice President &
Trust Officer

Angela M. James
Trust Officer,
Employee Benefits

Carol A. Oliver
Trust Operations
Officer

Yvonne M. Hurst
Trust Administrative Officer

                                          First Century Bankshares, Inc. Page 45

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

                               427 Virginia Ave.
                              Bluefield, VA 24605
                                (540) 326-2606

                             Rt. 10, Cook Parkway
                                Oceana,WV 24870
                                (304) 682-6221

                            Rt. 10, East Pineville
                              Pineville,WV 24874
                                (304) 732-8850

                               321 Temple Street
                               Hinton, WV 25951
                                (304) 466-2311

                            200 Pepper's Ferry Road
                              Wytheville,VA 24382
                                (540) 223-1115

                                   Route 94
                             Max Meadows,VA 24360
                                (540) 637-3100

Page 46  First Century Bankshares, Inc.