Form 10-K405, Exhibit 13
period 2001-12-31
FIRST CENTURY BANKSHARES INC
filed 2002-03-22
CIK 723594

                                                           Exhibit 13

                   [LOGO OF FIRST CENTURY BANKSHARES, INC.]

                        FIRST CENTURY BANKSHARES, INC.
                                  ----------
                              2001 Annual Report

[GRAPHIC APPEARS HERE]

COMMON SHARES
Common shares are not traded on any stock exchange. Quotations may be obtained through the OTC Bulletin Board under the trading symbol FCBS.

STOCKHOLDER INQUIRIES
Communications regarding transfer requirements and lost certificates should be directed to the transfer agent.

TRANSFER AGENT/REGISTRAR
First Century Bank, N.A., Stock Transfer Department, Trust Division, P.O. Box 1559, Bluefield,WV 24701.

FORM 10-K INFORMATION
Copies of the First Century Bankshares, Inc. Annual Report to the Securities and Exchange Commission, Form 10-K, may be obtained by writing J. Ronald Hypes, Treasurer, First Century Bankshares, Inc., P.O. Box 1559, Bluefield,WV 24701.

ANNUAL MEETING
The annual meeting of the stockholders will be held at 11:00 AM, Tuesday, April 16, 2002, at Fincastle Country Club, Bluefield,Virginia. All stockholders are cordially invited to attend.


                               TABLE OF CONTENTS

Financial Highlights........................................................1

Letter to the Stockholders..................................................2

Management's Discussion and Analysis of Financial Condition
   and Results of Operation.................................................3

Consolidated Statements of Financial Condition.............................21

Consolidated Statements of Income and Comprehensive Income.................22

Consolidated Statements of Cash Flows......................................23

Consolidated Statements of Changes in Stockholders' Equity.................24

Notes to Consolidated Financial Statements.................................25

Report of Independent Accountants..........................................43

Boards of Directors........................................................44

Corporate and Bank Officers................................................46

First Century Bankshares, Inc. Subsidiary Locations........................47

                                                            Financial Highlights

                                               2001        2000         1999
                                  ---------------------------------------------
                                  (Dollars in Thousands, Except Per Share Data)
-------------------------------------------------------------------------------
FOR THE YEAR

   Total operating income                    $ 29,373     $ 31,266     $ 27,967
   Total operating expense                     26,104       26,520       22,713
   Net income                                   2,145        3,081        3,416
   Cash dividends declared                      1,700        1,700        1,600
-------------------------------------------------------------------------------
AT YEAR END

   Assets                                    $369,203     $374,176     $367,578
   Deposits                                   317,373      327,336      319,895
   Loans                                      244,068      244,727      243,977
   Securities                                  87,519       92,770       85,131
   Stockholders' equity                        32,967       31,682       28,874
-------------------------------------------------------------------------------
PER COMMON SHARE

   Net income, basic and diluted             $   1.07     $   1.54     $   1.71
   Cash dividends declared                       0.85         0.85         0.80
   Book value                                   16.48        15.84        14.44

        [CHART]

         LOANS
    ($ in millions)

1999     2000     2001
-------------------------
244.0    244.7    244.1
-------------------------

        [CHART]

        ASSETS
    ($ in millions)

1999     2000     2001
-------------------------
367.6    374.2    369.2
-------------------------

        [CHART]

       DEPOSITS
    ($ in millions)

1999     2000     2001
-------------------------
319.9    327.3    317.4
-------------------------

        [CHART]

 BOOK VALUE PER SHARE
 ($ per common share)

1999     2000     2001
-------------------------
14.44    15.84    16.48
-------------------------

                                          First Century Bankshares, Inc.  Page 1

LETTER TO THE STOCKHOLDERS

TO OUR STOCKHOLDERS, CUSTOMERS, AND FRIENDS:

     The directors, officers, and employees of First Century Bankshares, Inc. and its wholly owned subsidiary, First Century Bank, N.A., are pleased to present this Annual Report to our shareholders for the year 2001.

     First Century Bankshares, Inc. had earnings of $2,145,000 for the year, which was a decrease of 31% from the previous year's earnings of $3,081,000. On a per share basis, net income decreased to $1.07 from $1.54. This equated to a return on average assets of 0.57% and a return on average equity of 6.74%.This decrease in earnings was primarily attributable to deterioration in certain larger commercial loans and numerous consumer loans that were charged off during 2001. Also contributing to the decrease in earnings was the rapid decline in interest rates experienced in 2001.

     Total assets for the Corporation decreased during 2001 by 2.4%. This occurred primarily in the fourth quarter as management made a conscious decision to not renew certain price-sensitive certificates of deposit due to softening loan demand in the markets we serve. Management is committed to look for opportunities to expand into markets that we identify that have growth potential. We will achieve this through mergers with other organizations who have a similar mission as our own or through denovo opportunities where we believe there is opportunity for potential growth.

     During 2001, management committed resources to enhance underwriting standards on all commercial and consumer loan requests. We have also utilized an outside consulting firm to give independence to our credit review process, and periodically risk-rate all loans in our portfolio over $250,000. This will enhance the quality of the Corporation's largest earning asset group, and help management identify any deficiencies in our credit portfolio in a more structured and timely fashion. As our economy continues to struggle, it is imperative that we maintain the highest level of asset quality with measures in place to identify deterioration as early as possible, so we can take corrective action and better manage our recovery ratios on non-performing assets.

     During 2001, management also enhanced many of our back office operations. Our internet banking product, FirstNet, is now fully implemented, as well as, our imaging program for research and statement rendering. These programs will provide our customers with added convenience for handling their banking transactions, and at the same time allow our operation's area efficiencies that only technology can provide. We are committed to enhancing our delivery channels while utilizing technology to help us meet that goal, and we know that this is a critical component to remain competitive in the ever-changing financial services industry.

     We believe that we are well positioned for the future to continue to provide quality financial services to the customers of our region. If you feel we could better serve you, please let us know. We ask for your continued support of First Century Bankshares, Inc., and we are working hard to meet your expectations as a full service financial provider. Your confidence and continued support are greatly appreciated.

Sincerely,

/s/ R. W. Wilkinson
R. W. "Buz" Wilkinson
President & CEO

Page 2  First Century Bankshares, Inc.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

AVERAGE STATEMENTS OF FINANCIAL CONDITION AND NET INTEREST DIFFERENTIAL


                                                       2001                           2000                              1999
                                            ---------------------------------------------------------------------------------------
                                                                              (Dollars in Thousands)
                                            Average    Income/    Yield/  Average    Income/    Yield/  Average     Income/  Yield/
ASSETS:                                     Balance    Expense    Rate    Balance    Expense    Rate    Balance     Expense  Rate
                                            ---------------------------------------------------------------------------------------

Interest-bearing deposits with banks        $   6,462  $     243  3.76%   $   3,063  $   183    5.97%   $   5,083   $   251  4.94%
Securities available for sale
   and other equity securities:
   U. S. Government securities                  3,200        212  6.63%       8,751      539    6.16%      21,427     1,234  5.76%
   U. S. Government agency securities          62,994      4,120  6.54%      72,249    4,720    6.53%      42,024     2,570  6.12%
   Other securities                             8,691        524  6.03%       1,996      124    6.21%       1,920       122  6.35%
                                            ---------------------------------------------------------------------------------------
      Total securities available for sale      74,885      4,856  6.48%      82,996    5,383    6.49%      65,371     3,926  6.01%
                                            ---------------------------------------------------------------------------------------
Securities held to maturity:
   U. S. Government securities                      -          -     -            -        -       -          500        27  5.40%
   U. S. Government agency securities              98          5  5.10%         178       10    5.62%       1,309        72  5.50%
   State and Municipal securities              10,784        545  5.05%       9,598      486    5.06%       8,874       448  5.05%
   Other securities                               150         10  6.67%         150       10    6.67%         150        10  6.67%
                                            ---------------------------------------------------------------------------------------
      Total securities held to maturity        11,032        560  5.08%       9,926      506    5.10%      10,833       557  5.14%
                                            ---------------------------------------------------------------------------------------
Federal funds sold                              3,646        119  3.26%       1,251       76    6.08%       7,048       341  4.84%
Loans                                         245,606     19,829  8.07%     242,533   21,775    8.98%     222,837    19,700  8.84%
                                            ---------------------------------------------------------------------------------------
   Total interest-earning assets              341,631     25,607  7.50%     339,769   27,923    8.22%     311,172    24,775  7.96%
                                            ---------------------------------------------------------------------------------------
Allowance for loan losses                      (3,132)                       (3,102)                       (2,788)
Cash and due from banks--demand                13,368                        12,468                        12,824
Premises and equipment--net                    10,686                        10,514                        10,028
Other assets                                   12,755                        12,227                        10,150
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                $ 375,308                     $ 371,876                     $ 341,386
-----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS'
 EQUITY:
Interest-bearing demand deposits            $  69,942  $     890  1.27%   $  70,026  $ 1,692    2.42%   $  67,395   $ 1,917  2.84%
Savings deposits                               77,464      1,773  2.29%      79,665    2,493    3.13%      75,263     2,549  3.39%
Time deposits                                 141,322      7,187  5.09%     138,953    7,260    5.22%     119,743     5,990  5.00%
                                            ---------------------------------------------------------------------------------------
   Total interest-bearing deposits            288,728      9,850  3.41%     288,644   11,445    3.97%     262,401    10,456  3.98%
                                            ---------------------------------------------------------------------------------------
Short-term debt                                18,077        536  2.97%      16,595      777    4.68%      15,803       598  3.78%
   Total interest-bearing liabilities         306,805     10,386  3.39%     305,239   12,222    4.00%     278,204    11,054  3.97%
                                            ---------------------------------------------------------------------------------------
Demand deposits                                34,361                        33,063                        31,813
Other liabilities                               2,321                         2,593                         2,270
                                            ---------------------------------------------------------------------------------------
TOTAL LIABILITIES                             343,487                       340,895                       312,287
                                            ---------------------------------------------------------------------------------------
Stockholders' equity                           31,821                        30,981                        29,099
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY                     $ 375,308                     $ 371,876                     $ 341,386
-----------------------------------------------------------------------------------------------------------------------------------
Average rate paid to fund earning assets                          3.04%                         3.60%                        3.55%
-----------------------------------------------------------------------------------------------------------------------------------
NET INTEREST DIFFERENTIAL                              $  15,221  4.46%              $15,701    4.62%               $13,721  4.41%
-----------------------------------------------------------------------------------------------------------------------------------

     For purposes of this schedule, interest on nonaccrual loans have been included only to the extent reflected in the income statement. However, the nonaccrual loan balance is included in the average amount outstanding. Income on loans includes loan fees of $254,000 in 2001, and $228,000 in 2000 and 1999. Average balances of securities available for sale are reported at amortized cost; excludes pretax unrealized gains of $1,337,000 in 2001, and unrealized losses of $1,628,000 in 2000, and $442,000 in 1999. Interest income on tax exempt securities is shown based on the actual yield.

VOLUME/RATE ANALYSIS

                                                                             Increase (Decrease) in Interest
                                            ---------------------------------------------------------------------------------------
                                                     2001 vs. 2000                 2000 vs. 1999                1999 vs. 1998
                                            ---------------------------------------------------------------------------------------
                                                                               (Dollars in Thousands)
                                                 Due to Change in (1)          Due to Change in (1)         Due to Change in (1)
                                            ---------------------------------------------------------------------------------------
Interest income on:                         Volume    Rate       Total      Volume    Rate     Total     Volume    Rate     Total
                                            ---------------------------------------------------------------------------------------
   Loans                                     $262   $(2,208)   $(1,946)    $ 1,755   $  320   $ 2,075   $ 1,971   $ (887)  $ 1,084
   Securities available for sale
    and other equity securities              (526)       (1)      (527)      1,101      356     1,457     1,474     (129)    1,345
   Securities held to maturity                 56        (2)        54         (46)      (5)      (51)     (160)     (41)     (201)
   Federal funds sold                         112       (69)        43        (316)      51      (265)       (6)     (37)      (43)
   Interest-bearing deposits
    with banks                                165      (105)        60        (110)      42       (68)       68      (13)       55
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST INCOME                          69    (2,385)    (2,316)      2,384      764     3,148     3,347   (1,107)    2,240
-----------------------------------------------------------------------------------------------------------------------------------
Interest expense on:
   Interest-bearing demand deposits            (2)     (800)      (802)         69     (294)     (225)      305     (226)       79
   Savings deposits                           (60)     (660)      (720)        143     (199)      (56)      406     (162)      244
   Time deposits                              122      (195)       (73)        982      288     1,270     1,213     (282)      931
   Short-term borrowings                       57      (298)      (241)         34      145       179       (19)     (44)      (63)
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                        117    (1,953)    (1,836)      1,228      (60)    1,168     1,905     (714)    1,191
-----------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                          $(48)  $  (432)   $  (480)    $ 1,156   $  824   $ 1,980   $ 1,442   $ (393)  $ 1,049
-----------------------------------------------------------------------------------------------------------------------------------

 (1) Changes due to a combination of volume and rate have been allocated proportionally to volume and rate.

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

This report may contain certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions which may affect the Corporation's primary market area; rapid movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving financial industry standards.

CORPORATE STRUCTURE AND ACQUISITIONS

First Century Bankshares, Inc. ("Corporation") is chartered under the laws of West Virginia and operates as a financial holding company, headquartered in Bluefield,WV. The Corporation began active operations in March 1984, in a business combination with its then sole subsidiary, The First National Bank of Bluefield. Through a series of acquisitions and consolidations, the Corporation now operates one subsidiary bank, First Century Bank, N.A., Bluefield,WV ("FCBNA"). FCBNA is engaged in commercial banking activities that provide financial services to individuals and businesses. FCBNA operates 11 branch offices and 14 ATM locations throughout southern West Virginia and southwestern Virginia.

During 2001, the Corporation formed a financial subsidiary, First Century Financial Services, LLC, ("FCFSLLC"). This entity will conduct the Corporation's insurance activities through its investment in the Banker's Insurance Corporation, a relationship with 67 community banks, which will offer a full range of insurance products and services. Management continues to seek and evaluate opportunities to increase its market share throughout the region. The smaller rural communities in the Corporation's primary market afford the opportunity to provide traditional and nontraditional community banking services where larger banks have not had a major presence. Management believes this new opportunity to provide insurance services to its customers will enhance the Corporation's performance, and ultimately, shareholder value. FCFSLLC was formed with a minimal capital investment, which is carried at cost and eliminates upon consolidation.

BALANCE SHEET ANALYSIS

LOANS

The Corporation's primary goal is to meet the credit needs of the retail and commercial customers in the Corporation's primary markets of southern West Virginia and southwestern Virginia. Total loans remained essentially unchanged in 2001, following an increase of less

Page 4  First Century Bankshares, Inc.

than one percent in 2000. Competition in the Corporation's market is very aggressive for the acquisition of new loans.With the rapidly declining interest rate environment experienced during 2001, loan demand was relatively strong during most of 2001. However, with the events of the terrorist attacks of September 11, 2001, which further weakened an unstable economy, loan demand became very weak during the last part of 2001. At December 31, 2001, the loan portfolio comprised 73.0% of total interest-earning assets as compared to 72.2% of total interest-earning assets at December 31, 2000, and contributed 77.4% of total interest income in 2001, compared to 78.0% of total interest income in 2000. Because of the historically low interest rate environment that existed at the end of 2001, management believes there will be revitalized demand for loans.

AMOUNTS OF LOANS OUTSTANDING

                                              December 31,
                          ------------------------------------------------------
                               2001       2000       1999       1998       1997
                          ------------------------------------------------------
                                       (Dollars in Thousands)
Commercial, financial
   and agricultural       $  49,056  $  49,883  $  52,872  $  42,584  $  46,012
Real estate-construction      7,755      5,990      5,353     10,369      8,068
Real estate-mortgage        161,074    158,828    149,121    119,076    116,728
Installment loans to
   individuals               26,183     30,026     36,631     30,185     26,286
--------------------------------------------------------------------------------
TOTAL LOANS OUTSTANDING   $ 244,068  $ 244,727  $ 243,977  $ 202,214  $ 197,094
--------------------------------------------------------------------------------

MATURITY SCHEDULE OF LOANS

                                        Remaining maturity at December 31, 2001
                                       -----------------------------------------
                                           (Dollars in Thousands)
                                       1 Year      1 to 5   After 5
                                       or Less     Years     Years     Total
                                       -----------------------------------------
Commercial, financial and agricultural  $23,687   $ 16,812   $ 8,557   $ 49,056
Real estate-construction                  7,380        375         0      7,755
Real estate-mortgage                     26,415     72,868    61,791    161,074
Installment loans to individuals          6,449     17,133     2,601     26,183
--------------------------------------------------------------------------------
TOTAL                                   $63,931   $107,188   $72,949   $244,068
--------------------------------------------------------------------------------

Predetermined interest rates            $37,198   $ 77,242   $42,215   $156,655
With floating interest rates             26,733     29,946    30,734     87,413
--------------------------------------------------------------------------------
TOTAL                                   $63,931   $107,188   $72,949   $244,068
--------------------------------------------------------------------------------

                                         First Century Bankshares, Inc.  Page 5

NONPERFORMING ASSETS AND LOAN LOSS ANALYSIS

                                                              Years Ended December 31,
                                                 ----------------------------------------------------------
                                                     2001       2000        1999        1998         1997
                                                 ----------------------------------------------------------
                                                                 (Dollars in Thousands)
Average amount of loans outstanding              $ 245,606   $ 242,533   $ 222,837   $ 201,059   $ 185,986
Allowance for loan losses:
 Balance at beginning of the year                $   3,180   $   3,050   $   2,533   $   2,370   $   2,240
 Additions from acquisitions                            --          --         497          --          --
 Loans charged off
  Commercial, financial and agricultural               780         372          84          66         337
  Real estate-mortgage                               1,199         274         150          58           9
  Installment loans to individuals                     659         536         480         316         266
                                                 ----------------------------------------------------------
TOTAL LOANS CHARGED OFF                              2,638       1,182         714         440         612
                                                 ----------------------------------------------------------
 Loan recoveries
  Commercial, financial and agricultural                32          12           7          26           3
  Real estate-mortgage                                 239          44         116          --          31
  Installment loans to individuals                      33          47          56          33          17
                                                 ----------------------------------------------------------
TOTAL LOAN RECOVERIES                                  304         103         179          59          51
                                                 ----------------------------------------------------------
 Net loans charged off                              (2,334)     (1,079)       (535)       (381)       (561)
 Provision for loan losses                           2,334       1,209         555         544         691
-----------------------------------------------------------------------------------------------------------
BALANCE AT END OF THE YEAR                       $   3,180   $   3,180   $   3,050   $   2,533   $   2,370
-----------------------------------------------------------------------------------------------------------
Ratio of net loans charged off to average
 loans outstanding                                    0.95%       0.44%       0.24%       0.19%       0.30%

Allowance at year end as a percent of loans           1.30%       1.30%       1.25%       1.25%       1.20%
Provision for loan losses as a percent of loans       0.96%       0.49%       0.23%       0.27%       0.35%
                                                 ----------------------------------------------------------
Nonperforming assets (at year end)
 Nonaccrual                                      $   3,045   $   5,887   $   2,390   $   1,728   $     828
 Past-due ninety days or more and still accruing     1,140       3,320       2,818         273         165
Restructured loans                                     -          -             -          637         645
Other real estate owned                              1,279       1,001         104         678         993
-----------------------------------------------------------------------------------------------------------
TOTAL NONPERFORMING ASSETS                       $   5,464   $  10,208   $   5,312   $   3,316   $   2,631
-----------------------------------------------------------------------------------------------------------
Nonperforming assets/total loans                       2.2%        4.2%        2.2%        1.6%        1.3%
Nonperforming assets/total assets                      1.5%        2.7%        1.4%        1.1%        1.0%
                                                 ----------------------------------------------------------

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                2001                  2000                 1999                  1998
                            -------------------------------------------------------------------------------------
                                                              (Dollars in Thousands)
                                     Percent of            Percent of           Percent of            Percent of
                                      Loans in              Loans in             Loans in              Loans in
                                        Each                  Each                 Each                  Each
                                     Category to           Category to          Category to           Category to
                            Amount   Total Loans  Amount  Total Loans   Amount  Total Loans  Amount  Total Loans
                            -------------------------------------------------------------------------------------
Commercial, financial and
   agricultural             $1,143      20.10%    $  343     20.38%     $  568     21.67%    $  621     21.06%
Real estate-construction        --       3.18%        --      2.45%         --      2.19%        --      5.13%
Real estate-mortgage         1,485      65.99%     1,654     64.90%        834     61.13%       332     58.88%
Installment loans to
   individuals                 546      10.73%       469     12.27%        698     15.01%       274     14.93%
Unallocated                      6        N/A        714       N/A         950       N/A      1,306       N/A
-----------------------------------------------------------------------------------------------------------------
TOTAL                       $3,180     100.00%    $3,180    100.00%    $ 3,050    100.00%   $ 2,533    100.00%
-----------------------------------------------------------------------------------------------------------------
                                          1997
                                 -----------------------
                                           Percent of
                                            Loans in
                                             Each
                                           Category to
                                   Amount  Total Loans
                                 -----------------------
Commercial, financial and
   agricultural                  $  392     23.35%
Real estate-construction             --      4.09%
Real estate-mortgage                456     59.22%
Installment loans to
   individuals                      250     13.34%
Unallocated                       1,272       N/A
--------------------------------------------------------
TOTAL                           $ 2,370    100.00%
--------------------------------------------------------

During 2001, the Corporation's emphasis continued to be on strong local companies with known local management and excellent financial stability. Most of the commercial loans in the portfolio were made at variable rates of interest. Additionally, the Corporation continued to make loans available in an expanding retail marketplace. Consistent with management's philosophy on relationship banking, most borrowers are also depositors and utilize other banking services. The average yield of the loan portfolio decreased to 8.07% in 2001 compared to 8.98% in 2000. This reflected the falling interest rate environment during 2001, further compounded by aggressive competition and weaker demand for loans in the Corporation's primary market area.

Page 6  First Century Bankshares, Inc.

The commercial loan portfolio is generally diversified and geographically dispersed within the region. There are no concentrations of lines of business or industry that represent greater than 25% of the Corporation's equity. Within each specific industry, borrowers are diversified as to specialty, service or other unique feature of the overall industry. A substantial portion of the customers' ability to honor their contractual commitment is largely dependent upon the economic conditions of the respective industry and overall economic conditions of southern West Virginia and southwestern Virginia, which is somewhat less volatile than many areas of the country.

The consumer portion of the loan portfolio consisted of both secured and unsecured loans made to individuals and families for various reasons including the purchase of automobiles, home improvements, educational expenses and other worthwhile purposes. The Corporation continues to carefully monitor the consumer sector as consumer bankruptcies continue to increase. As recessionary pressures result in higher levels of unemployment, the likelihood for increased volatility arises in the consumer sector that continues to service higher credit card and other installment debt.

Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total amount of commitments does not necessarily represent future cash requirements. FCBNA had outstanding commitments to extend credit of approximately $40,662,000 at December 31, 2001, and $35,949,000 at December 31, 2000.

Nonperforming assets, including nonaccrual loans, loans past-due 90 days or more, restructured loans and other real estate owned, decreased $4,744,000, or approximately 46%, from December 31, 2000 to December 31, 2001, following an increase of $4,896,000, or approximately 92% in 2000. The 2001 decrease occurred primarily as a result of management's efforts to enhance the quality of the loan portfolio. This improvement was further enhanced by the Corporation adhering to a more strict set of criteria in the determination of granting renewals and extensions. The Corporation's policy is to discontinue the accrual of interest on loans that are past due more than 90 days, unless such loans are well collateralized and in process of collection. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment of principal or interest is in doubt. The Corporation's holdings of other real estate owned increased approximately $278,000 in 2001, following an increase of approximately $897,000 in 2000.

The Corporation maintains, through its provision, an allowance for loan losses believed by management to be adequate to absorb probable credit losses inherent in the portfolio. Management continues to enhance the methodology and procedures for determining the adequacy of the allowance for loan losses. The procedures that are utilized entail preparation of a loan "watch" list and assigning classifications to each loan. For those individually significant loans where it is determined that it is not probable that the borrower will make all payments in accordance with the original loan agreement, management performs an impairment analysis. Specific reserves are recorded on impaired loans of $848,000 and $577,000 at December 31, 2001 and 2000, respectively. Other classified loans are categorized and allocated appropriate reserves.
Other loans more than 90 days past due that have not been considered in the aforementioned procedures are assigned a classification of Substandard and are reserved for accordingly. The remaining portfolio is segregated into consumer, commercial, and residential real estate loans, and the historical net charge off

                                         First Century Bankshares, Inc.  Page 7
percentage of each category is applied to the current amount outstanding in that category. Also, a review of concentrations of credit, classes of loans and pledged collateral is performed to determine the existence of any deterioration. In addition, volume and trends in delinquencies and nonaccrual loans, off-balance sheet credit risks, the loan portfolio composition, loan volume and maturity of the portfolio, national and local economic conditions and the experience, ability and depth of lending management and staff are given consideration.

The allowance for loan losses was 1.30% of year-end loans at December 31, 2001 and at December 31, 2000. The estimation of the adequacy of the allowance for loan losses is the most significant estimate determined by management. Different amounts could result under different conditions or assumptions.

During 2001, the Corporation continued an outsourcing arrangement for its loan review function with an independent third-party firm. This process includes a thorough evaluation of the credit administration systems and personnel. The objective is to design and implement an effective loan review system to provide management with information that will produce a more focused and effective approach in managing credit risk inherent in the loan portfolio. As a result, a system of loan grades is continuing to be developed to further support the adequacy of the loan loss allowance.

SECURITIES

Securities, the second largest asset group of the Corporation, decreased by $5.3 million or 5.7% during 2001. At December 31, 2001, securities comprised 26.2% of total interest-earning assets compared to 27.4% of total interest-earning assets at December 31, 2000. The composition of the Corporation's securities portfolio reflects management's investment strategy of maximizing portfolio yields subject to risk and liquidity considerations. The primary objective of the Corporation's investment strategy is to maintain an appropriate level of asset liquidity and provide management a tool to assist in controlling and managing the Corporation's interest rate position while at the same time producing appropriate levels of interest income. Management of the maturity of the portfolio is necessary to ensure adequate liquidity and manage interest rate risk. During 2001, in order to maintain liquidity and flexibility, management continued categorizing most investments in the available for sale portfolio. Realized losses from the sale of available for sale securities were approximately $13,000 in 2001. These losses resulted from the liquidation of the Corporation's final position in a mutual fund that had been in the portfolio for several years. Management believes that the potential for increased loan demand requires maintaining the liquidity of the securities portfolio.

The remaining securities, primarily state, county and municipal obligations comprise the held to maturity portfolio. Net unrealized gains in the held to maturity portfolio amounted to approximately $151,000 at December 31, 2001, compared to net unrealized gains of $45,000 at December 31, 2000. This reflects the effects of the declining interest rate environment during 2001. The held to maturity portfolio increased from $10,323,000 at December 31, 2000, to $10,708,000 at December 31, 2001, primarily due to increases in state and municipal obligations. State and municipal securities contained no individual issues in excess of 10% of stockholders' equity.

During 2001, approximately $9,065,000 of corporate debt obligations was added in the available for sale portfolio. These obligations are rated by Moody as A2 or better, have an average maturity of 3.6 years and are primarily in the financial services sector. No investment with an individual issuer is in excess of 10% of stockholders' equity.

Page 8  First Century Bankshares, Inc.

SECURITIES

The following table shows the carrying values of securities at the respective periods, which is market value for available for sale securities and amortized cost for securities held to maturity:

                                                        December 31,
                                             ----------------------------------
                                                2001        2000        1999
                                             ----------------------------------
                                                   (Dollars in Thousands)

Securities available for sale:
   U. S. Government securities                $  2,081    $  4,024    $ 15,995
   U. S. Government agency securities           64,065      76,471      57,782
   Other securities                              9,439         772         744
-------------------------------------------------------------------------------
      TOTAL SECURITIES AVAILABLE FOR SALE     $ 75,585    $ 81,267    $ 74,521
-------------------------------------------------------------------------------
Securities held to maturity:
   U. S. Government agency securities         $     64    $    140    $    219
   State, county and municipal securities       10,494      10,033       9,086
   Other securities                                150         150         150
-------------------------------------------------------------------------------
      TOTAL SECURITIES HELD TO MATURITY       $ 10,708    $ 10,323    $  9,455
-------------------------------------------------------------------------------

MATURITIES OF SECURITIES

The following table shows the contractual maturities of debt securities at December 31, 2001 and the weighted average yields of such securities:

                                                              After One            After Five
                                             Within           But Within           But Within          After
                                            One Year          Five Years           Ten Years         Ten Years         Total
                                        -----------------------------------------------------------------------------------------
                                        Amount    Yield    Amount    Yield     Amount    Yield   Amount   Yield    Amount  Yield
                                        -----------------------------------------------------------------------------------------
                                                                            (Dollars in Thousands)
Securities available for sale:
U. S. Treasury securities               $   --      --    $ 1,971    6.56%    $    --      --     $ --     --     $ 1,971   6.56%
U. S. Government agency securities       3,997    5.89%    47,054    5.52%     11,634    6.72%      --     --      62,685   5.76%
Other Debt Securities                       --      --      9,239    6.02%         --      --       --              9,239   6.02%
---------------------------------------------------------------------------------------------------------------------------------
TOTAL SECURITIES
AVAILABLE FOR SALE                      $3,997    5.89%   $58,264    5.63%    $11,634    6.72%    $ --     --     $73,895   5.82%
---------------------------------------------------------------------------------------------------------------------------------
Securities held to maturity:
U. S. Government agency securities      $   --      --    $    64    6.00%    $    --      --     $ --     --     $    64   6.00%
State, county and municipal securities   1,530    4.65%     4,639    4.91%      3,985    5.43%     340   5.25%     10,494   5.08%
Other securities                            --      --         75    6.74%         75    7.20%      --     --         150   6.97%
---------------------------------------------------------------------------------------------------------------------------------
TOTAL SECURITIES
HELD TO MATURITY                        $1,530    4.65%   $ 4,778    4.95%    $ 4,060    5.46%    $340   5.25%    $10,708   5.11%
---------------------------------------------------------------------------------------------------------------------------------

Yields on tax-exempt obligations have been computed based on actual yield.

During the year ended December 31, 2001, the Corporation had in securities held to maturity, an investment in a municipal obligation that was downgraded below investment grade. This security was sold during the fourth quarter of 2001 resulting in the recognition of a loss of approximately $30,000.

DEPOSITS

Deposits, the Corporation's major source of funds, decreased approximately $10.0 million or 3.0% in 2001, following an increase of $7.4 million or 2.3% in 2000. This decrease occurred primarily in interest-bearing deposits as management aggressively monitored interest rate reductions by the Federal Reserve and, coupled with weaker loan demand, certain price-sensitive certificates of deposit were not retained. The average rate paid on interest-bearing deposits in 2001 was 3.41% and 3.97% in 2000. Strong competition for deposits exists in the Corporation's primary market among commercial banks, savings banks, thrift institutions, credit unions, mutual funds, brokerage houses, insurance companies, and certain national retailers. Despite this intense competition, management continues to evaluate pricing strategies that will insure the Corporation's long-term benefit of maintaining market share without sacrificing the Corporation's profitability.

                                          First Century Bankshares, Inc.  Page 9

AVERAGE DEPOSITS

                                            2001                  2000                 1999
                                          Average               Average               Average
                                     ------------------------------------------------------------
                                      Amount     Rate       Amount     Rate      Amount     Rate
                                     ------------------------------------------------------------
                                                          (Dollars in Thousands)
Noninterest-bearing demand deposits  $ 34,361     N/A    $  33,063      N/A     $ 31,813     N/A
Interest-bearing demand deposits       69,942    1.27%      70,026     2.42%      67,395    2.84%
Savings deposits                       77,464    2.29%      79,665     3.13%      75,263    3.39%
Time deposits                         141,322    5.09%     138,953     5.22%     119,743    5.00%
-------------------------------------------------------------------------------------------------
TOTAL AVERAGE DEPOSITS               $323,089    3.05%   $ 321,707     3.56%    $294,214    3.55%
-------------------------------------------------------------------------------------------------

There are no foreign offices.Average balances are computed on daily balances.

MATURITIES OF TIME CERTIFICATES OF DEPOSIT OF $100,000 OR MORE

                                                        December 31,2001
                                                     ----------------------
                                                     (Dollars in Thousands)
Under 3 months                                               $12,950
3 to 6 months                                                  6,624
6 to 12 months                                                 9,553
Over 12 months                                                 3,980
---------------------------------------------------------------------------
TOTAL CERTIFICATES OF DEPOSIT OF $100,000 OR MORE            $33,107
---------------------------------------------------------------------------

SHORT-TERM BORROWED FUNDS

                                                          December 31,
                                                  -----------------------------
                                                   2001       2000       1999
                                                  -----------------------------
                                                      (Dollars in Thousands)

Securities sold under agreements to repurchase    $16,994    $13,461    $13,918
U. S. Treasury demand notes and others                 26         26      3,040
-------------------------------------------------------------------------------
   TOTAL BORROWED FUNDS                           $17,020    $13,487    $16,958
-------------------------------------------------------------------------------

The approximate average interest rates, average amounts outstanding, and maximum amounts outstanding at any month-end for securities sold under agreements to repurchase are as follows:

                                                  2001       2000       1999
                                                -----------------------------
Average interest rates at December31              0.88%      4.38%      3.46%
Maximum amounts outstanding at any month-end    $22,506    $21,433    $18,500
Average daily amount outstanding                $18,051    $16,539    $14,499
Weighted average interest rates                   2.96%      4.64%      3.63%
-----------------------------------------------------------------------------

The weighted average interest rates are calculated by dividing the annual interest expense by the related average daily amounts outstanding.

CAPITAL RESOURCES

Cash dividends paid to stockholders during 2001 and 2000 amounted to $1,700,000 per year compared to $1,600,000 paid to stockholders in 1999. This represents a dividend pay out ratio (dividends divided by net income) of 79% in 2001, 55% in 2000 and 47% in 1999. Cash dividends per share equaled $0.85 per share in 2001 and 2000, and $0.80 per share in 1999. The Corporation is dependent upon dividends paid by its subsidiary bank to fund dividends to the stockholders and to cover other operating costs. The Corporation's board of directors considers historical financial performance, future prospects, and anticipated needs for capital in formulating the dividend payment policy. Future dividends are dependent upon the Corporation's financial results, capital requirements and general economic conditions.

One of management's primary objectives is to maintain a strong capital position. Stockholders' equity increased $1,285,000 or 4.1% in 2001. This increase was most affected by an increase in accumulated other comprehensive income of $840,000, attributable

Page 10  First Century Bankshares, Inc.

to unrealized gains in available-for-sale securities. The percentage of earnings reinvested in the Corporation (net income less dividends as a percentage of net income) for the years 2001, 2000 and 1999 was 21%, 45% and 53%, respectively. The internal capital formation rate (net income less dividends as a percentage of average stockholders' equity) indicates the rate at which assets can grow while maintaining the current ratio of stockholders' equity to assets. The internal capital formation rate was 1.4% in 2001, 4.5% in 2000 and 6.2% in 1999.

REGULATORY CAPITAL

                                        Combined Capital
Entity                       Tier 1    (Tier 1 and Tier 2)       Leverage
-------------------------------------------------------------------------

Consolidated                 10.29%          11.52%               7.20%
First Century Bank, N.A.      9.99%          11.22%               6.99%

Risk-based capital regulations require all banks and bank holding companies to have a minimum total risk-based capital ratio of 8% with half of the capital composed of core capital. Conceptually, risk-based capital requirements assess the risk of a financial institution's balance sheet and off-balance sheet commitments in relation to its capital. Under the guidelines, capital strength is measured in two tiers which are used in conjunction with risk adjusted assets in determining the risk-based capital ratios. The Corporation's Tier I capital, which consists of stockholders' equity, adjusted for certain intangible assets, amounted to $26,668,000 at December 31, 2001, or 10.29% of total risk-weighted assets, compared to $25,729,000 at December 31, 2000, or 10.16% of total risk-weighted assets. Tier II capital, or supplementary capital, includes capital components such as qualifying allowance for loan losses, and can equal up to 100% of an institution's Tier I capital with certain limitations. The Corporation's Tier II capital amounted to $3,180,000 at December 31, 2001, or 1.23% of total risk-weighted assets, compared to $3,166,000 at December 31, 2000, or 1.25% of total risk-weighted assets. The Corporation's total consolidated risk-based capital was $29,848,000 at December 31, 2001, or 11.52% of total risk-weighted assets, compared to $28,895,000, or 11.41% of total risk-weighted assets as of December 31, 2000. Additionally, risk-based capital guidelines require a minimum leverage ratio (Tier I capital divided by average adjusted total consolidated assets) of 4%, which may be increased for institutions with higher levels of risk or that are experiencing or anticipating significant growth. The Corporation has not been advised by any regulatory agency of any specific minimum leverage ratio applicable to it. As of December 31, 2001 and 2000, the Corporation's leverage ratio was 7.20% and 7.04% respectively; therefore, the Corporation exceeded all current minimum capital requirements.

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

Management continues to monitor the Corporation's asset/liability gap positions, while incorporating more sophisticated risk measurement tools, including simulation modeling which calculates expected net interest income based on projected interest-earning assets, interest-bearing liabilities and interest rates. Utilizing simulation modeling allows the Corporation to evaluate earnings and capital at risk due to significant changes in interest rates. The Corporation monitors exposure to the effect of an instantaneous change in rates of 200 basis points up or down over the same period. As of December 31, 2001, simulation indicated the impact of a 200 basis point increase in rates would approximate a 2.2% increase in net interest income, while a 200 basis point decline in rates would approximate a 3.0% decrease from an unchanged rate environment. These changes are within the Corporation's policy limits for the maximum negative impact on net interest income from a change in interest rates.

Page 12  First Century Bankshares, Inc.

ANALYSIS OF INTEREST RATE SENSITIVITY

                                                          Months                       Years
                                           --------------------------------------------------------
                                           Less Than 3    3 - 6       6 - 12      1 - 5     Over 5    Totals
                                           -------------------------------------------------------------------
                                                                   (Dollars in Thousands)
Investment securities                     $     --     $  1,877    $  3,754     $ 64,130    $17,758   $ 87,519
Federal funds sold and interest-bearing
   balances with banks                       2,862           --          --           --         --      2,862
Loans                                      104,426        5,959      11,917       80,412     41,354    244,068
                                          --------------------------------------------------------------------
   Interest-earning assets                $107,288     $  7,836    $ 15,671     $144,542    $59,112   $334,449
                                          --------------------------------------------------------------------
Time deposits                             $ 50,283     $ 22,077    $ 44,154     $ 18,738    $    --   $135,252
Other interest-bearing deposits             69,587           --          --       75,543         --    145,130
Other interest-bearing liabilities          14,778        1,056       1,160           --         26     17,020
                                          --------------------------------------------------------------------
   Interest-bearing liabilities           $134,648     $ 23,133    $ 45,314     $ 94,281    $    26   $297,402
                                          --------------------------------------------------------------------
Interest sensitivity gap                  $(27,360)    $(15,297)   $(29,643)    $ 50,261    $59,086   $ 37,047
Cumulative interest sensitivity gap       $(27,360)    $(42,657)   $(72,300)    $(22,039)   $37,047
Ratio of interest-earning assets to
   interest-bearing liabilities               0.80x        0.34x       0.35x        1.53x   2273.54x
                                          ----------------------------------------------------------
Ratio of cumulative interest sensitivity
   gap to total earning assets               (8.18)%     (12.75)     (21.62)%      (6.59)%    11.08%
                                          ----------------------------------------------------------

LIQUIDITY MANAGEMENT

Liquidity management involves the ability to meet the cash flow requirements of depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. To ensure the Corporation is positioned to meet immediate and future cash demands, management relies on liquidity analysis, knowledge of business trends over past economic cycles and forecasts of future conditions.

Liquidity can best be demonstrated by an analysis of the Corporation's cash flows. The primary source of cash flows for the Corporation is operating activities. Operating activities provided $8,252,000 of liquidity for the year ended December 31, 2001, compared to $4,501,000 and $4,313,000 in 2000 and
1999, respectively. The principal elements of these operating flows are net income, increased for significant non-cash expenses for the provision for loan losses and depreciation and amortization. In 2001, these funds were utilized primarily for withdrawals of deposits, aggregating $9,963,000. Management decided to not retain certain price sensitive certificates of deposit in an environment of weakened loan demand and interest rate volatility.

A secondary source of liquidity for the Corporation comes from investing activities, principally the maturities of investment securities. During 2001, due to the rapidly declining interest rate environment, maturities and calls of investment securities amounted to $64,490,000, compared to $13,896,000 in 2000 and $29,740,000 in 1999. As of December 31, 2001, the Corporation had approximately $11,851,000 of investment securities that mature in 24 months. It is anticipated that interest rates will begin to stabilize and the rapidity of calls in investment securities will decline. For the year ended December 31, 2001, $62,923,000 of cash was redeployed in investment securities. Weaker loan demand resulted in only a slight net increase in loans of $317,000 for 2001.

Additional sources of liquidity are available to FCBNA through the Federal Reserve System and through membership in the Federal Home Loan Bank system. As of December 31, 2001, FCBNA had a maximum borrowing capacity of $79,111,000 through the Federal Home Loan Bank of Pittsburgh. These funds can be made available with various maturities and interest rate structures. Borrowings cannot exceed twenty times the amount of Federal Home Loan Bank stock owned by the borrowing bank. At December 31, 2001,

                                         First Century Bankshares, Inc.  Page 13

FCBNA owned $843,200 of stock, which would allow FCBNA to borrow up to $16,864,000 without acquiring additional stock. Borrowings are collateralized by a blanket lien by the Federal Home Loan Bank on its member's qualifying assets. As of December 31, 2001, there were no outstanding advances from the Federal Home Loan Bank of Pittsburgh. As a member of the Federal Reserve System, FCBNA has access to funding through the Federal Reserve Bank of Richmond. The Federal Reserve requires its members to exhaust other sources of liquidity before seeking advances, therefore, unless FCBNA would leave the Federal Home Loan Bank of Pittsburgh, borrowing from the Federal Reserve Bank of Richmond would be very unlikely. Any borrowings from the Federal Reserve Bank of Richmond would require assets of FCBNA to be pledged as collateral, and advances would be expected to be repaid as soon as possible.

INCOME STATEMENT ANALYSIS

EARNINGS OVERVIEW

Net income for 2001 was $2,145,000 or $1.07 per share, a decrease of $936,000 or 30.4% from the $3,081,000 or $1.54 per share earned in 2000, and $1,271,000 less than the $3,416,000 or $1.71 per share earned in 1999. This decrease occurred primarily as a result of an increase in the provision for loan losses and a reduction in net interest income due to the rapidly declining interest rate environment during 2001.

EARNINGS PER SHARE

The Earnings Per Share Table summarizes the principal sources of changes in earnings per share for 2001. For further details on the computation of earnings per share, refer to Note 10 of the Notes to Consolidated Financial Statements, presented elsewhere in this report.

EARNINGS PER SHARE

Net income per share -- 2000           $  1.54
-----------------------------------------------
Increase (decrease) due to change in:
   Net interest income                   (0.24)
   Provision for loan losses             (0.57)
   Other operating income                 0.21
   Personnel expense                     (0.28)
   Other expense                          0.41
-----------------------------------------------
Net income per share -- 2001           $  1.07
-----------------------------------------------

NET INTEREST INCOME

The major portion of the Corporation's earnings is derived from net interest income, which is the interest income on interest-earning assets less the interest expense on interest--bearing liabilities. During 2001 net interest income decreased $480,000 or 3.1%. This followed a 14.4% increase in 2000, and an 8.3% increase in 1999. For the year ended December 31, 2001, interest income decreased $2,316,000, or approximately 8.3%, compared to increases of $3,148,000, or 12.7% for 2000, and $2,240,000, or 9.9% for 1999. Interest on
loans, which decreased $1,946,000 or 8.9%, contributed to the decrease for

Page 14  First Century Bankshares, Inc.

2001, along with interest on securities, which decreased $473,000, or 8.0%. The decrease in interest income was accompanied by a decrease in interest expense of $1,836,000 or 15.0% for 2001. This followed an increase in interest expense of $1,168,000, or 10.6% for 2000, and an increase of $1,191,000, or 12.1% for
1999. For 2000, the increases in interest income and expense are primarily attributable to having a full year of operations from the Hinton, West Virginia office compared to approximately six months of operations in 1999.

Net interest income is affected by many factors, but most significantly by the prevailing interest rates during the period, the spread between the various sources and uses of funds, and by changes in the volume of various assets and liabilities. The performance for 2001 is indicative of the rapidly declining interest rate environment prevailing throughout 2001, as most changes in net interest income were due to changes in interest rates and not due to the mix of loans, investments or interest-bearing liabilities.

PROVISION FOR LOAN LOSSES

The Corporation experienced significant increases in loan losses during 2001. The provision for loan losses was $2,334,000 for 2001, compared to $1,209,000 for 2000 and $555,000 for 1999. Factors contributing to the increased provision in 2001 included increased charge-offs of approximately $1,333,000 in certain commercial and commercial mortgage loans, along with continued charge-offs in the retail sector that are above industry averages. A weakening local economy, along with stricter criteria employed in the granting of renewals and extensions to loan customers further increased the level of charge-offs in 2001. In evaluating the loan portfolio at December 31, 2001, with the improved level of nonaccrual and past-due loans, it is anticipated that loan losses will significantly improve in 2002.

NONINTEREST INCOME AND EXPENSE

Noninterest income increased $423,000 or 12.7% in 2001, following a $151,000 or 4.7% increase in 2000, and a $488,000 or 18.0% increase in 1999. The most significant factor contributing to this increase was an insurance recovery that resulted in a gain of approximately $203,000 on the conversion of certain Oceana,WV branch assets which were destroyed by flooding in 2001. The largest component of noninterest income is fees from fiduciary activities. Fees from fiduciary activities remained unchanged in 2001, following increases of $175,000 or 14.3% for 2000 and $135,000 or 12.4% for 1999. The second largest component of noninterest income is service charges on deposit accounts. These fees decreased approximately $25,000 or 2.0% in 2001, after an increase of approximately $130,000 or 11.4% in 2000, and $189,000 or 19.9% in 1999.

Noninterest expense, excluding the provision for loan losses, increased 2.3% in 2001, following a 17.9% increase in 2000 and a 13.1% increase in 1999. Personnel expense is the largest component of noninterest expense. Personnel expense increased 9.1% in 2001, following an increase of 9.6% in 2000, and 15.0% in 1999. The additional staff required for a full year of operations of the Hinton,West Virginia branch acquisition contributed to the 2000 increase. In addition to salaries, employee benefits, which included increased costs for health care benefits and net periodic pension cost, contributed to the increase in personnel expense for 2001. For a complete discussion of the Corporation's employee benefits, refer to Note 12 of the Notes to Consolidated Financial Statements, presented

                                         First Century Bankshares, Inc.  Page 15
elsewhere in this report. Management remains committed to improving operational efficiency throughout the organization while keeping personnel expense at an adequate level to attract and retain competent staff.

The primary factor contributing to the increase in noninterest expense for 2000 was a one-time charge of $838,000 resulting from losses recognized in a check-kiting scheme by one of the Corporation's commercial customers. The Corporation is continuing to pursue a recovery from this event, however, there remains uncertainty over the likelihood of recovering this loss.

INCOME TAXES

Applicable income taxes for 2001 decreased $541,000 or 32.5%. This followed a $173,000 or 9.4% decrease for 2000, and a $23,000 or 1.3% increase for 1999.
Income taxes computed at the statutory rate are reduced primarily by interest earned on state and municipal obligations. For a complete discussion of the Corporation's tax position, refer to Note 13 of the Notes to Consolidated Financial Statements, presented elsewhere in this report.

RETURN ON EQUITY AND ASSETS

                                                                            December 31,
                                                                    --------------------------
                                                                     2001      2000    1999
                                                                    --------------------------
Percentage of net income to:
Average stockholders' equity                                         6.74%     9.94%    11.74%
Average total assets                                                 0.57%     0.83%     1.00%
Percentage of dividends declared per common share
  to net income per common share                                    79.44%    55.19%    46.78%
Percentage of average stockholders' equity to average total assets   8.48%     8.33%     8.52%

THE EFFECTS OF INFLATION AND CHANGING PRICES

Inflation affects the Corporation in several ways, but not to the same extent that it does a company that makes large capital expenditures or has a large investment in inventory. The Corporation's asset and liability structure is primarily monetary in nature and, therefore, its financial results are more affected by changes in interest rates than by inflation. However, the actions of the Federal Reserve Board during 2001 indicate that interest rate management will continue to be the primary tool used to curtail inflationary pressures. Inflation does affect noninterest expense, such as personnel expense and the cost of services and supplies. These increases must be offset, to the extent possible, by increases in noninterest income and by control of noninterest expense.

ACCOUNTING, LEGISLATIVE AND REGULATORY MATTERS

On July 20, 2001 the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations" (SFAS 141), and No. 142,"Goodwill and Other Intangible Assets" (SFAS 142). SFAS Nos. 141 and 142 will change the accounting for business combinations and goodwill in two significant ways. First, SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Second, SFAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Upon adoption of SFAS 142, the Corporation will cease the amortization of

Page 16  First Century Bankshares, Inc.

goodwill recorded in past business transactions. Goodwill presently recorded on the books of the Corporation amounted to $5,183,000 at December 31, 2001. Amortization of goodwill amounted to $425,000 during the year ended December 31, 2001.

The goodwill will be assigned to the related reporting unit in the Corporation and tested for impairment at least annually. The tests will initially involve the comparison of the reporting unit's fair value to its carrying value, including goodwill. If necessary, the implied fair value of the goodwill will be compared to the carrying value to determine if an allowance is necessary. The provisions of SFAS 142 are effective for fiscal years beginning after December 15, 2001.

In June 2001, the FASB issued SFAS no. 143,"Accounting for Asset Retirement Obligations" (SFAS 143), and in July 2001, the FASB issued SFAS No. 144,"Accounting for the Impairment or Disposal of Long-Lived Assets"
(SFAS 144).

SFAS 143 requires that obligations associated with the retirement of tangible long-lived assets be recorded as a liability when those obligations are incurred, with the amount of liability initially measured at fair value. SFAS 143 will be effective for financial statements beginning after June 15, 2002, though early adoption is encouraged. The application of this statement is not expected to have a material impact on the Company's financial statements.

SFAS 144 supersedes SFAS 121,"Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. " SFAS 144 applies to all long-lived assets including discontinued operations, and amends Accounting Principle Board Opinion No. 30, "Reporting the Effect of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. "SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book or fair value less cost to sell. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and its provisions are generally expected to be applied prospectively. The application of this statement is not expected to have a material impact on the Corporation's financial statements.

In October 2001, the Securities Exchange Commission issued Staff Accounting Bulletin No. 102 (SAB 102), on loan loss allowance methodology. SAB 102 provides guidance on determining allowances for loan and lease losses in accordance with GAAP. The guidance focuses on the documentation the staff normally would expect registrants to prepare and maintain in support of their allowances for loan losses including written policies and procedures, documenting a systematic methodology and documenting results of a systematic methodology. SAB 102 was issued in coordination with similar guidance for financial institutions issued by the Federal Financial Institutions Examination Council. SAB 102 has not had a material impact on the Corporation.

During 2001, following several large corporate bankruptcies and alleged accounting irregularities, the Securities Exchange Commission began developing proposals to strengthen the financial reporting of all publicly held companies. These proposals could be far reaching and have a significant impact on the Corporation's cost to comply with the Commission's requirements if adopted. The Corporation will continue to monitor these developments with the objective of maintaining reasonable costs to comply with the Commission's requirements while providing our current or potential shareholders with transparent financial information to be able to make informed investment decisions.

                                        First Century Bankshares, Inc.  Page  17

PER SHARE DATA BY QUARTER

The common stock of the Corporation is quoted on the NASD OTC Bulletin Board under the trading symbol FCBS. The per share data by quarter table shows the approximate high and low bid as reported by the transfer agent and market makers for 2001 and 2000. Also presented below are the dividends paid for those respective years. The number of stockholders of record on December 31, 2001, was 580 and outstanding shares totaled 2,000,000.

PER SHARE DATA BY QUARTER

                                                    Market Quotations
                                          -------------------------------------
                                Dividends          2001              2000
                             --------------------------------------------------
Quarter                       2001    2000     High     Low      High    Low
                             --------------------------------------------------
First Quarter                $0.20   $0.20    $14.00   $11.62   $17.00  $15.00
Second Quarter                0.20    0.20     15.00    13.12    17.50   15.88
Third Quarter                 0.20    0.20     18.50    14.25    17.75   13.13
Fourth Quarter                0.25    0.25     16.50    14.05    15.00   12.00

Page 18  First Century Bankshares, Inc.

TRUST ASSET RESPONSIBILITY

Assets managed by the Trust Division are presented at book value, which is the Federal income tax basis of the assets and is not representative of current market value. These assets are not included in the financial statements contained elsewhere in this report. Trust responsibility, as measured by market value, is substantially greater than book value.

                                    [CHART]

                    TRUST ASSET RESPONSIBILITY AT BOOK VALUE
                                ($ in millions)
              ---------------------------------------------------
                  1997      1998      1999      2000      2001
              ---------------------------------------------------
                   173       198       217       241       272



                                        First Century Bankshares, Inc.  Page  19

CONDENSED STATEMENTS OF FINANCIAL CONDITION

Statistical Summary, 2001 -- 1997

                                                                      December 31,
                                      ------------------------------------------------------------------------------------
                                        2001      %      2000      %      1999      %       1998     %       1997      %
                                      ------------------------------------------------------------------------------------
                                                          (Dollars in Thousands, Except Per Share Data)
Loans                                 $244,068    66   $244,727    65   $243,977    66   $202,214    69   $197,094    72
Securities                              87,519    24     92,770    25     85,131    23     60,936    21     53,511    19
Federal funds sold                       2,000     1         --    --         --    --      4,000     1      3,400     1
Interest-bearing deposits with banks       862    --      1,627    --      3,239     1      3,275     1      2,013     1
                                      ----------------------------------------------------------------------------------
INTEREST-EARNING ASSETS                334,449    91    339,124    90    332,347    90    270,425    92    256,018    93
                                      ----------------------------------------------------------------------------------
Cash and due from banks                 15,427     4     14,118     4     15,372     4     10,473     4      8,883     3
Premises and equipment                  10,651     3     10,487     3     10,712     3      9,199     3      8,660     3
Other assets                            11,856     3     13,627     4     12,197     4      7,015     2      5,556     2
Allowance for loan losses               (3,180)   (1)    (3,180)   (1)    (3,050)   (1)    (2,533)   (1)    (2,370)   (1)
--------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                          $369,203   100   $374,176   100   $367,578   100   $294,579   100   $276,747   100
--------------------------------------------------------------------------------------------------------------------------
Savings deposits                      $145,130    39   $148,572    40   $152,088    41   $123,353    42   $115,269    42
Time deposits                          135,252    37    143,253    38    136,064    37    100,528    34     89,145    32
Other interest-bearing liabilities      17,020     5     13,487     4     16,958     5     13,046     4     17,038     6
                                      ----------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES           297,402    81    305,312    82    305,110    83    236,927    80    221,452    80
                                      ----------------------------------------------------------------------------------
Demand deposits                         36,991    10     35,511    10     31,743     9     27,847    10     27,923    10
Other liabilities                        1,843    --      1,671    --      1,851    --      1,302    --        783    --
TOTAL LIABILITIES                      336,236    91    342,494    92    338,704    92    266,076    90    250,158    90
STOCKHOLDERS' EQUITY                    32,967     9     31,682     8     28,874     8     28,503    10     26,589    10
--------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES & EQUITY            $369,203   100   $374,176   100   $367,578   100   $294,579   100   $276,747   100
--------------------------------------------------------------------------------------------------------------------------
      TOTAL DEPOSITS                  $317,373         $327,336         $319,895         $251,728         $232,337
  BOOK VALUE PER SHARE                $  16.48         $  15.84         $  14.44         $  14.25         $  13.29
--------------------------------------------------------------------------------------------------------------------------

SUMMARY OF OPERATIONS
Statistical Summary, 2001 - 1997
                                            Years Ended December 31,
                                   --------------------------------------------
                                    2001     2000       1999     1998   1997
                                   --------------------------------------------
                                  (Dollars in Thousands, Except Per Share Data)
Interest income                    $25,607  $27,923   $24,775  $22,535 $21,711
Interest expense                    10,386   12,222    11,054    9,863   9,379
                                   --------------------------------------------
NET INTEREST MARGIN                 15,221   15,701    13,721   12,672  12,332
                                   --------------------------------------------
Provision for loan losses            2,334    1,209       555      544     691
                                   --------------------------------------------
Net credit margin                   12,887   14,492    13,166   12,128  11,641
                                   --------------------------------------------
Noninterest income                   3,766    3,343     3,192    2,704   2,407
                                   --------------------------------------------
Noninterest expense                 13,384   13,089    11,104    9,816   9,391
                                   --------------------------------------------
INCOME BEFORE INCOME TAXES           3,269    4,746     5,254    5,016   4,657
                                   --------------------------------------------
Provision for income taxes           1,124    1,665     1,838    1,815   1,655
-------------------------------------------------------------------------------
NET INCOME                         $ 2,145  $ 3,081   $ 3,416  $ 3,201 $ 3,002
-------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE:
Basic                              $  1.07  $  1.54   $  1.71  $  1.60 $  1.50
Diluted                            $  1.07  $  1.54   $  1.71  $  1.60 $  1.50
-------------------------------------------------------------------------------
Dividends per common share         $  0.85  $  0.85   $  0.80  $  0.75 $ 0.650
Payout ratio                            79%      55%       47%      47%     43%

Page 20  First Century Bankshares, Inc.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                                           December 31,
                                                    ------------------------
                                                      2001           2000
                                                    ------------------------
ASSETS                                               (Dollars in Thousands)
Cash and due from banks                              $ 15,427      $ 14,118
Interest-bearing balances with banks                      862         1,627
Securities available for sale                          75,585        81,267
Securities held to maturity (estimated market
 value of $10,859 in 2001 and $10,368 in 2000)         10,708        10,323
Federal Home Loan Bank and Federal Reserve
Bank Stock                                              1,226         1,180
Federal funds sold                                      2,000            --
Loans                                                 244,068       244,727
 Less allowance for loan losses                         3,180         3,180
                                                    ------------------------
Net loans                                             240,888       241,547
Premises and equipment, net                            10,651        10,487
Other assets                                           11,856        13,627
----------------------------------------------------------------------------
TOTAL ASSETS                                         $369,203      $374,176
----------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
 Noninterest-bearing                                 $ 36,991      $ 35,511
 Interest-bearing                                     280,382       291,825
                                                    ------------------------
Total deposits                                        317,373       327,336
Short-term borrowings                                  17,020        13,487
Other liabilities                                       1,843         1,671
                                                    ------------------------
TOTAL LIABILITIES                                     336,236       342,494
                                                    ------------------------
STOCKHOLDERS' EQUITY
Common stock - $1.25 par value; 10,000,000
  shares authorized;
2,000,000 shares issued and outstanding:                2,500         2,500
Paid-in capital                                           785           785
Retained earnings                                      28,566        28,121
Accumulated other comprehensive income,
  net of tax                                            1,116           276
----------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                             32,967        31,682
----------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $369,203      $374,176
----------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

                                       First Century Bankshares, Inc.  Page 21

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

                                                  Years Ended December 31,
                                            ----------------------------------
                                               2001        2000        1999
                                            ----------------------------------
INTEREST INCOME                             (Dollars in Thousands, Except Per
                                                         Share Data)
Interest and fees on loans                   $ 19,829    $ 21,775    $ 19,700
Interest on balances with banks                   243         183         251
Interest and dividends from securities
 available for sale:
 Taxable                                        4,856       5,383       3,926
Interest and dividends from
 securities held to maturity:
 Taxable                                           69          54         169
 Tax-exempt                                       491         452         388
Interest on federal funds sold                    119          76         341
                                            ----------------------------------
TOTAL INTEREST INCOME                          25,607      27,923      24,775
                                            ----------------------------------
INTEREST EXPENSE
Interest on time certificates of
$100,000 or more                                1,877       1,938       1,452
Interest on other deposits                      7,973       9,507       9,004
Interest on federal funds purchased and
securities sold under agreements to
 repurchase                                       534         768         527
Interest on demand notes to U. S.
Treasury
and other indebtedness                              2           9          71
                                            ----------------------------------
TOTAL INTEREST EXPENSE                         10,386      12,222      11,054
                                            ----------------------------------
Net interest income                            15,221      15,701      13,721
Provision for loan losses                       2,334       1,209         555
                                            ----------------------------------
Net interest income after provision
for loan losses                                12,887      14,492      13,166
                                            ----------------------------------
NONINTEREST INCOME
Income from fiduciary activities                1,400       1,400       1,225
Service charges on deposit accounts             1,245       1,270       1,140
Other noninterest income                        1,164         713         827
Securities gains (losses)                        (43)        (40)           -
                                            ----------------------------------
TOTAL NONINTEREST INCOME                        3,766       3,343       3,192
                                            ----------------------------------
NONINTEREST EXPENSE
Salaries, wages, and other employee
benefits                                        6,523       5,978       5,453
Premises and equipment expense                  1,768       1,709       1,574
Data processing expense                           781         716         646
Advertising and public relations                  277         319         298
Intangible amortization                           444         448         292
Supplies and printing                             407         337         391
Other noninterest expense                       3,184       3,582       2,450
                                            ----------------------------------
TOTAL NONINTEREST EXPENSE                      13,384      13,089      11,104
                                            ----------------------------------
Income before income taxes                      3,269       4,746       5,254
Provision for income taxes                      1,124       1,665       1,838
------------------------------------------------------------------------------
NET INCOME                                      2,145       3,081       3,416
------------------------------------------------------------------------------

Other comprehensive income (loss),
 net of tax                                       840       1,427     (1,445)
                                            ----------------------------------
COMPREHENSIVE INCOME                         $  2,985    $  4,508    $  1,971
------------------------------------------------------------------------------

NET INCOME PER COMMON SHARE:
------------------------------------------------------------------------------
Basic                                        $   1.07    $   1.54    $   1.71
Diluted                                      $   1.07    $   1.54    $   1.71
------------------------------------------------------------------------------

AVERAGE SHARES OUTSTANDING:
------------------------------------------------------------------------------
Basic                                       2,000,000   2,000,000   2,000,000
Diluted                                     2,000,000   2,000,000   2,001,907
------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

Page 22  First Century Bankshares, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                Years Ended December 31,
                                            ----------------------------------
                                              2001        2000        1999
                                            ----------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES              (Dollars in Thousands)
Net income before adjustments to
 reconcile net income
 to net cash provided by operating
 activities:                                 $  2,145    $  3,081    $  3,416
Provision for loan losses                       2,334       1,209         555
Depreciation and amortization                   1,289       1,291       1,083
Deferred income tax expense (benefit)             (88)         56         139
Securities losses                                  43          40          --
(Increase) decrease in interest receivable        969        (807)       (364)
Net investment amortization and (accretion)      (124)         (9)         56
Net (increase) decrease in other assets         1,536         (60)       (670)
Net increase (decrease) in interest payable
 and other liabilities                            148        (300)         98
                                            ----------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES       8,252       4,501       4,313
                                            ----------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of securities held to maturity       (2,657)     (1,779)     (1,308)
Purchases of securities available for sale    (60,266)    (24,374)    (54,811)
Purchases of Federal Home Loan Bank stock         (46)        (25)        (37)
Purchases of Federal Reserve Bank Stock            --          --         (90)
Proceeds from maturities and calls of
  securities held to maturity                   1,891         865       5,736
Proceeds from maturities and calls of
  securities available for sale                62,599      13,031      24,004
Proceeds from sales of securities
  available for sale                            1,862       4,967          --
Proceeds from sales of securities held
  to maturity                                     313          --          --
Net increase in loans                            (317)     (1,703)     (1,555)
Net cash received from branch acquisition          --          --      14,727
Acquisition of premises and equipment          (1,161)       (621)       (665)
Proceeds from disposal of premises and
  equipment                                       204           2          28
                                            ----------------------------------
NET CASH PROVIDED (USED) BY INVESTING
  ACTIVITIES                                    2,422      (9,637)    (13,971)
                                            ----------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in demand and
  savings deposits                             (1,962)        251         (75)
Net increase (decrease) in time deposits       (8,001)      7,190       8,284
Net increase (decrease) in short-term
  borrowings                                    3,533      (3,471)      3,912
Cash dividends paid                            (1,700)     (1,700)     (1,600)
                                            ----------------------------------
NET CASH PROVIDED (USED) BY FINANCING
  ACTIVITIES                                   (8,130)      2,270      10,521
                                            ----------------------------------
Net increase (decrease) in cash and
  cash equivalents                              2,544      (2,866)        863
Cash and cash equivalents at
  beginning of year                            15,745      18,611      17,748
                                            ----------------------------------
Cash and cash equivalents at end
  of year                                    $ 18,289    $ 15,745    $ 18,611
                                            ----------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
Cash paid during the year for:
  Interest                                   $ 10,547    $ 12,242    $ 10,853
  Income taxes                               $  1,013    $  2,091    $  1,678

The accompanying notes are an integral part of the consolidated financial statements.

                                       First Century Bankshares, Inc.  Page 23

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                      Accumulated
                                                                         Other
                                   Common Stock                      Comprehensive
                                   ------------    Paid-In  Retained  Income(Loss),
                                 Shares  Amount    capital  Earnings   Net of tax
                               --------------------------------------------------
                                    (Dollars in Thousands, Except Per Share Data)
YEAR ENDED DECEMBER 31, 1999
Balance at January 1, 1999     2,000,000 $ 2,500 $  785   $  24,924   $   294
Net income                            --      --     --       3,416        --
Other comprehensive loss,
  net of tax                          --      --     --          --    (1,445)
Cash dividends declared -
  $0.80 per share                     --      --     --      (1,600)       --
---------------------------------------------------------------------------------
Balance at December 31, 1999   2,000,000   2,500    785      26,740    (1,151)
---------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 2000
Net income                            --      --     --       3,081        --
Other comprehensive income,
  net of tax                          --      --     --          --     1,427
Cash dividends declared -
$0.85 per share                       --      --     --      (1,700)       --
---------------------------------------------------------------------------------
Balance at December 31, 2000   2,000,000   2,500    785      28,121       276
---------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 2001
Net income                            --      --     --       2,145        --
Other comprehensive income,
  net of tax                          --      --     --          --       840
Cash dividends declared -
  $0.85 per share                     --      --     --      (1,700)       --
---------------------------------------------------------------------------------
Balance at December 31, 2001   2,000,000 $ 2,500 $  785   $  28,566   $ 1,116
---------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

Page 24  First Century Bankshares, Inc.

Notes consolidated financial statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

First Century Bankshares, Inc. (the "Corporation"), and its wholly owned subsidiaries, First Century Bank, N.A. and First Century Financial Services, LLC, operate eleven branches in southern West Virginia and southwestern Virginia. The Corporation's primary source of revenue is derived from loans to customers who are predominately small to medium size businesses and middle income individuals. The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and to general practices within the banking industry. Certain reclassifications have been made to the prior years' financial statements to place them on a comparable basis with the current year's financial statements. The following is a summary of the more significant accounting and reporting policies:

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

Cash and cash equivalents -- For purposes of reporting cash flows, cash equivalents include cash on hand and amounts due from banks (including cash items in process of collection); interest-bearing balances with banks and federal funds sold. To comply with Federal Reserve regulations, the subsidiary bank is required to maintain reserve balances with the Federal Reserve Bank of Richmond. The amount of those reserve balances at December 31, 2001, was approximately $2,847,000.

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

Loans -- Loans are reported at their principal outstanding balance net of charge-offs and certain other deferred or unearned income. Interest income is recognized as earned using the interest method.

Allowance for loan losses -- The adequacy of the allowance for loan losses is periodically evaluated by the Corporation in order to maintain the allowance at a level that is sufficient to absorb probable credit losses. Management's evaluation of the adequacy of the allowance

                                       First Century Bankshares, Inc.  Page 25
is based on a review of the Corporation's historical loss experience, known and inherent risks in the loan portfolio, including adverse circumstances that may affect the ability of the borrower to repay interest and/or principal, the estimated value of collateral, and an analysis of the levels and trends of delinquencies, charge-offs, and the risk ratings of the various loan categories. Such factors as the level and trend of interest rates and the condition of the national and local economies are also considered. Estimates may change at some point in the future.

The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of impaired loans are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable.

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

While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding.When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged off, recognition of interest on a cash basis is

Page  26  First Century Bankshares, Inc.

limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

Other Real Estate Owned -- Other real estate owned includes properties on which the Corporation's subsidiary has foreclosed and taken title. Real estate properties acquired as a result of foreclosures are carried at the lower of the recorded investment in the loan or the fair value less estimated selling costs. Any excess of the outstanding principal loan balance over the fair value less estimated selling costs of the foreclosed property is charged to the allowance for loan losses. Any subsequent fair value adjustments and net operating expenses are charged to noninterest expense.

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

Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- The Corporation applies a financial-components approach that focuses on control when accounting and reporting for transfers and servicing of financial assets and extinguishments of liabilities. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and dere-cognizes liabilities when extinguished. This approach provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.

Goodwill and Other Intangibles -- The cost of the investments in acquired institutions in excess of amounts attributable to tangible and identified intangible assets at dates of acquisition is recorded as goodwill and is being amortized to operations over periods from 15 - 25 years using the straight-line method. A portion of the cost of purchased subsidiaries represents the value associated with the future earnings potential of the acquired core deposit base and was being amortized over eight years through December 31, 2000, the estimated life of the deposit base. The unamortized balance of intangibles totaled approximately $5,183,000 at December 31, 2001, representing only goodwill and unidentified intangibles, and $5,627,000 at December 31, 2000, net of accumulated amortization of $1,555,000 and $1,111,000, respectively, and is included in other assets.

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

                                       First Century Bankshares, Inc.  Page 27

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

Comprehensive Income -- The Company classifies items of other comprehensive income by their nature in the financial statements and displays accumulated other comprehensive income separately from retained earnings in the equity section of the balance sheet. Unrealized gains and losses on available for sale securities are the sole component of the Company's other comprehensive income.

New Accounting Pronouncements -- On July 20, 2001 the Financial Accounting Standards Board (FASB) issued SFAS No. 141,"Business Combinations" (SFAS 141), and No. 142,"Goodwill and Other Intangible Assets" (SFAS 142). SFAS Nos. 141 and 142 will change the accounting for business combinations and goodwill in two significant ways. First, SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is prohibited. Second, SFAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Upon adoption of SFAS 142, the Corporation will cease the amortization of goodwill recorded in past business transactions. Goodwill presently recorded on the books of the Corporation amounted to $5,183,000 at December 31, 2001. Amortization of goodwill amounted to $425,000 during the year ended December 31, 2001.

The goodwill will be assigned to the related reporting unit in the Corporation and tested for impairment at least annually. The tests will initially involve the comparison of the reporting unit's fair value to its carrying value, including goodwill. If necessary, the implied fair value of the goodwill will be compared to the carrying value to determine if an allowance is necessary. The provisions of SFAS 142 are effective for fiscal years beginning after December 15, 2001.

In June 2001, the FASB issued SFAS No. 143,"Accounting for Assets Retirement Obligations" (SFAS 143), and in July 2001, the FASB issued SFAS No. 144,"Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144).

SFAS 143 requires that obligations associated with the retirement of tangible long-lived assets be recorded as a liability when those obligations are incurred, with the amount of liability initially measured at fair value. SFAS 143 will be effective for financial statements beginning after June 15, 2002, though early adoption is encouraged. The application of this statement is not expected to have a material impact on the Company's financial statements.

SFAS 144 supersedes SFAS 121,"Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS 144 applies to all long-lived assets including discontinued operations, and amends Accounting Principle Board Opinion No. 30, "Reporting the Effect of Disposal of a Segment of a Business, and Extraordinary, Unusual

Page 28  First Century Bankshares, Inc.

and Infrequently Occurring Events and Transactions." SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book or fair value less cost to sell. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and its provisions are generally expected to be applied prospectively. The application of this statement is not expected to have a material impact on the Corporation's financial statements.

In October 2001, the Securities Exchange Commission issued Staff Accounting Bulletin No. 102 (SAB 102), on loan loss allowance methodology. SAB 102 provides guidance on determining allowances for loan and lease losses in accordance with GAAP. The guidance focuses on the documentation the staff normally would expect registrants to prepare and maintain in support of their allowances for loan losses including written policies and procedures, documenting a systematic methodology and documenting results of a systematic methodology. SAB 102 was issued in coordination with similar guidance for financial institutions issued by the Federal Financial Institutions Examination Council. SAB 102 has not had a material impact on the Corporation.

2. BRANCH ACQUISITION

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

Cash                                          $ 14,727
Net loans                                       39,337
Premises and equipment                           1,620
Interest receivable and other assets               160
Intangible assets                                4,681
---------------------------------------------------------
TOTAL ASSETS ACQUIRED                         $ 60,525
---------------------------------------------------------

Deposits                                      $ 59,958
Interest payable and other liabilities             567
---------------------------------------------------------
TOTAL LIABILITIES ASSUMED                     $ 60,525
---------------------------------------------------------

Intangible assets established from this acquisition are being amortized over an estimated useful life of 15 years.

                                         First Century Bankshares, Inc.  Page 29

3. SECURITIES

Securities available for sale at December 31, 2001 and 2000 are summarized as follows:

                                                          2001
                                                 Gross       Gross    Estimated
                                     Amortized Unrealized  Unrealized   Market
                                       Cost      Gains       Losses     Value
                                    -------------------------------------------
                                              (Dollars in Thousands)
U.S. Government obligations            $ 1,971     $ 110      $ --    $  2,081
U.S. Government agency obligations      60,678     1,417        88      62,007
Mortgage-backed securities               2,007        51        --       2,058
Other debt securities                    9,239       221        21       9,439
-------------------------------------------------------------------------------
TOTAL SECURITIES AVAILABLE FOR SALE   $ 73,895   $ 1,799      $109    $ 75,585
-------------------------------------------------------------------------------

                                                          2000
                                                 Gross       Gross    Estimated
                                    Amortized  Unrealized  Unrealized   Market
                                      Cost        Gains      Losses     Value
                                    -------------------------------------------

                                              (Dollars in Thousands)
U.S. Government obligations          $  3,949    $    75   $  --       $ 4,024
U.S. Government agency obligations     73,307        666     244        73,729
Mortgage-backed securities              2,743         12      13         2,742
Equity securities                         822         --      50           772
------------------------------------------------------------------------------
TOTAL SECURITIES AVAILABLE FOR SALE  $ 80,821    $   753   $ 307       $81,267
------------------------------------------------------------------------------

Securities held to maturity at December 31, 2001 and 2000 are summarized as follows:

                                                     2001
                                              Gross       Gross       Estimated
                                   Amortized  Unrealized  Unrealized  Market
                                   Cost       Gains       Losses      Value
                                   --------------------------------------------
                                            (Dollars in Thousands)
Mortgage-backed securities          $     64  $   --      $  --       $     64
State and municipal obligations       10,494     248         97         10,645
Other debt securities                    150      --         --            150
-------------------------------------------------------------------------------
TOTAL SECURITIES HELD TO MATURITY   $ 10,708  $  248      $  97       $ 10,859
-------------------------------------------------------------------------------

                                                     2000
                                              Gross       Gross       Estimated
                                   Amortized  Unrealized  Unrealized  Market
                                   Cost       Gains       Losses      Value
                                   --------------------------------------------
                                            (Dollars in Thousands)
Mortgage-backed securities          $    140  $   --      $   2       $    138
State and municipal obligations       10,033     156        107         10,082
Other debt securities                    150      --          2            148
-------------------------------------------------------------------------------
TOTAL SECURITIES HELD TO MATURITY   $ 10,323  $  156      $ 111       $ 10,368
-------------------------------------------------------------------------------

Securities with an aggregate par value of $41,688,000 at December 31, 2001 and $45,790,000 at December 31, 2000, were pledged to secure public and trust deposits and for other purposes required or permitted by law, including approximately $15,276,000 at December 31, 2001 and $14,900,000 at December 31, 2000 pledged to secure repurchase agreements.

Gross gains of $17,000 and gross losses of $30,000 were recognized on sales of available for sale securities for the year ended December 31, 2001. Additionally, during the year ended December 31, 2001, approximately $343,000 in held to maturity securities were sold as the result of significant deterioration in the issuer's creditworthiness. Gross losses

Page 30  First Century Bankshares, Inc.

of $30,000 were recognized on this sale. Gross losses of $40,000 were recognized on sales of available for sale securities for the year ended December 31, 2000. There were no sales of securities for the year ended December 31, 1999.

The amortized cost and estimated market value for securities available for sale and securities held to maturity by contractual maturities at December 31, 2001 are shown in the following tables. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                                   Estimated         Net
                                        Amortized   Market    Unrealized Gains
                                          Cost      Value          (Losses)
                                        ---------------------------------------
                                             (Dollars in Thousands)
Due in one year or less                  $  3,997    $  4,101     $   104
Due after one year through five years      58,264      59,352       1,088
Due after five years through ten years     11,634      12,132         498
-------------------------------------------------------------------------------
TOTAL SECURITIES AVAILABLE FOR SALE      $ 73,895    $ 75,585     $ 1,690
-------------------------------------------------------------------------------

                                                   Estimated        Net
                                        Amortized    Market   Unrealized Gains
                                          Cost       Value         (Losses)
                                        ---------------------------------------
                                              (Dollars in Thousands)
Due in one year or less                 $   1,530    $  1,553     $    23
Due after one year through five years       4,778       4,862          84
Due after five years through ten years      4,060       4,099          39
Due after ten years                           340         345           5
-------------------------------------------------------------------------------
TOTAL SECURITIES HELD TO MATURITY       $  10,708    $ 10,859     $   151
-------------------------------------------------------------------------------

4. LOANS

Loans at December 31, 2001 and 2000 consisted of the following:

                                                          December 31,
                                                   ------------------------
                                                       2001        2000
                                                   ------------------------
                                                   (Dollars in Thousands)
Commercial, financial and agricultural               $  49,056  $  49,883
Real estate-construction                                 7,755      5,990
Real estate-mortgage (residential and commercial)      161,074    158,828
Installment loans to individuals                        26,183     30,026
                                                   ------------------------
Total loans                                            244,068    244,727
Less: allowance for loan losses                          3,180      3,180
---------------------------------------------------------------------------
NET LOANS                                            $ 240,888  $ 241,547
---------------------------------------------------------------------------

The Corporation's subsidiary has had and can be expected to have in the future various banking transactions with directors, executive officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties). The total amount of these loans was $14,924,000 and $13,689,000 at December 31, 2001 and 2000,
respectively. During 2001, $17,575,000 in loan advances or reclassifications were made and repayments were $16,340,000.

                                         First Century Bankshares, Inc.  Page 31

5. ALLOWANCE FOR LOAN LOSSES

An analysis of the allowance for loan losses for 2001, 2000 and 1999 is as follows:

                                                     Years Ended December 31,
                                                  -----------------------------
                                                     2001      2000      1999
                                                  -----------------------------
                                                      (Dollars in Thousands)
Balance at beginning of year                      $ 3,180   $ 3,050   $ 2,533
Additions from acquisitions                             -         -       497
Provision for loan losses                           2,334     1,209       555
Recoveries on loans previously charged off            304       103       179
Loans charged off                                  (2,638)   (1,182)     (714)
-------------------------------------------------------------------------------
BALANCE AT END OF YEAR                            $ 3,180   $ 3,180   $ 3,050
-------------------------------------------------------------------------------

The following is a summary of loans considered impaired:

                                                     December 31,
                                               -----------------------
                                                 2001           2000
                                               -----------------------
                                               (Dollars in Thousands)
Gross impaired loans                           $ 5,699        $ 7,371
Valuation allowance for impaired loans             848            577
----------------------------------------------------------------------
Recorded investment in impaired loans          $ 4,851        $ 6,794
----------------------------------------------------------------------

The average recorded investment in impaired loans for the years ended December, 31, 2001, 2000 and 1999 was $5,586,000, $4,817,000 and $1,865,000,
respectively. There was no interest income recognized on impaired loans (during the portion of the year they were impaired) for the years ended December 31, 2001, 2000 and 1999. At December 31, 2001, 2000 and 1999, the Corporation had nonaccrual loans of $3,045,000, $5,887,000 and $2,390,000, respectively.
Interest income of $46,000, $91,000 and $39,000 was recognized on these loans in 2001, 2000 and 1999, respectively. Had these loans performed in accordance with their original terms, additional interest income of $484,000, $527,000 and $198,000 would have been recorded in 2001, 2000 and 1999, respectively.

6. PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2001 and 2000 consisted of the following:

                                                   December 31,
                                            -------------------------
                                                2001          2000
                                            -------------------------
                                              (Dollars in Thousands)
Land                                          $ 1,466       $ 1,466
Buildings and improvements                      9,892         9,576
Equipment and fixtures                          5,735         5,395
  Total                                        17,093        16,437
Less accumulated depreciation                   6,442         5,950
---------------------------------------------------------------------
NET PREMISES AND EQUIPMENT                    $10,651       $10,487
---------------------------------------------------------------------

Depreciation charged to operating expense amounted to $844,000 in 2001, $843,000 in 2000, and $791,000 in 1999.

Page 32  First Century Bankshares, Inc.

7. DEPOSITS

Deposits at December 31, 2001 and 2000 were as follows:

                                                              December 31,
                                                       ------------------------
                                                            2001       2000
                                                       ------------------------
                                                        (Dollars in Thousands)

Individuals, partnerships and corporations:
Demand deposits                                        $ 33,995      $  32,395
Time and savings deposits                               270,289        279,025
U.S. Government                                              97            173
States and political subdivisions                        11,128         13,716
Certified and official checks                             1,864          2,027
-------------------------------------------------------------------------------
TOTAL DEPOSITS                                         $317,373      $ 327,336
-------------------------------------------------------------------------------

The scheduled maturities of time deposits at December 31, 2001 were as follows:

              (Dollars in Thousands)

2002                                      $ 116,514
2003                                         14,250
2004                                          2,135
2005                                          1,374
Thereafter                                      979
---------------------------------------------------
TOTAL TIME DEPOSITS                       $ 135,252
---------------------------------------------------

Time deposits included certificates of deposit issued in amounts of $100,000 or more totaling approximately $33,107,000 and $36,998,000 at December 31, 2001 and 2000, respectively.

8. SHORT-TERM BORROWINGS

Short-term borrowings consist of treasury tax and loan deposits, which are generally repaid within 30 days from the transaction date, and securities sold under agreements to repurchase. Securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                         2001          2000
                                                       ------------------------
                                                        (Dollars in Thousands)

Average balance during the year                          $18,051      $ 16,539
Average interest rate during the year                      2.96%         4.64%
Maximum month-end balance during the year                $22,506      $ 21,433

9. OTHER COMPREHENSIVE INCOME

Other comprehensive income is defined as comprehensive income exclusive of net income. Unrealized gains (losses) on available for sale investment securities represent the sole component of the Company's other comprehensive income. Other comprehensive income (loss) consists of the following:

                                                                              Years Ended December 31,
                                                                           -----------------------------
                                                                              2001     2000       1999
                                                                           -----------------------------

Unrealized holding gains (losses) arising during the year                   $ 1,203  $ 2,108  $ (2,163)
Reclassification adjustment for (gains) losses included in net income            43       40        --
                                                                           -----------------------------
Other comprehensive income (loss) before tax                                  1,246    2,148    (2,163)
Income tax (expense) benefit related to other comprehensive income             (406)    (721)      718
--------------------------------------------------------------------------------------------------------
Other comprehensive income (loss), net of tax                               $   840  $ 1,427  $ (1,445)
--------------------------------------------------------------------------------------------------------

                                         First Century Bankshares, Inc.  Page 33

10. EARNINGS PER SHARE

The following table reconciles the numerator and denominator of the basic and diluted computations for income from continuing operations for the years ended December 31, 2001, 2000 and 1999:

                                                                                    2001
                                                                 -------------------------------------
                                                                    Income         Shares    Per-Share
                                                                  (Numerator)  (Denominator)   Amount
                                                                 -------------------------------------

Basic EPS:
Income available to common shareholders                           $2,145,000      2,000,000      $1.07
Diluted EPS:
Effect of dilutive securities--Stock options                              --             --
------------------------------------------------------------------------------------------------------
Income available to common shareholders and assumed conversions   $2,145,000      2,000,000      $1.07
------------------------------------------------------------------------------------------------------

                                                                                    2000
                                                                 -------------------------------------
                                                                    Income         Shares    Per-Share
                                                                  (Numerator)  (Denominator)   Amount
                                                                 -------------------------------------
Basic EPS:
Income available to common shareholders                           $3,081,000      2,000,000      $1.54
Diluted EPS:
Effect of dilutive securities--Stock options                              --             --
------------------------------------------------------------------------------------------------------
Income available to common shareholders and assumed conversions   $3,081,000      2,000,000      $1.54
------------------------------------------------------------------------------------------------------

                                                                                    1999
                                                                 -------------------------------------
                                                                    Income         Shares    Per-Share
                                                                  (Numerator)  (Denominator)   Amount
                                                                 -------------------------------------
Basic EPS:
Income available to common shareholders                           $3,416,000      2,000,000      $1.71
Diluted EPS:
Effect of dilutive securities--Stock options                              --          1,907
------------------------------------------------------------------------------------------------------
Income available to common shareholders and assumed conversions   $3,416,000      2,001,907      $1.71
------------------------------------------------------------------------------------------------------

11. STOCK OPTION PLANS

The Corporation's 1998 Officer Stock Option Plan (the "Officer Plan") provides for the issuance of options to purchase shares of the Corporation's common stock to officers of the Corporation. The options have an original term of ten years with an exercise price equal to the market price of the common stock on the date of grant, as defined by the plan. The options vest 20% per year after their date of grant. During the year ended December 31, 1998, 58,470 options were granted under the Officer Plan at an exercise price of $20.25 per share. No officers have been awarded options since the initial option grants in 1998. At December 31, 2001, the weighted average remaining contractual life of the outstanding options was 78 months. At December 31, 2001, options for 117,780 shares of common stock were reserved for future issuance for the Officer Plan. As of December 31, 2001, no options had been exercised under the Officer Plan and 6,250 options had expired unexercised.

The Corporation's 1998 Director Stock Option Plan (the "Director Plan") provides for the issuance of options to purchase shares of the Corporation's common stock to directors of the Corporation and its subsidiaries. The options have an original term of ten years with an exercise price equal to the market price of the common stock on the date of grant, as

Page 34  First Century Bankshares, Inc.

defined by the plan. The options are fully vested upon their date of grant. During the year ended December 31, 1998, 20,000 options were granted under the Director Plan at an exercise price of $20.25 per share. No directors have been awarded options since the initial option grants in 1998. At December 31, 2001, the weighted average remaining contractual life of the outstanding options was 78 months. At December 31, 2001, options for 17,000 shares of common stock were reserved for future issuance for the Director Plan. As of December 31, 2001, no options had been exercised under the Director Plan, and 7,000 options had expired unexercised.

The Corporation accounts for the Officer Plan and the Director Plan under the provisions of SFAS No. 123,"Accounting for Stock Based Compensation."As permitted by SFAS No. 123, the Corporation has chosen to apply APB Opinion No. 25,"Accounting for Stock Issued to Employees" and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for options granted under the plans. Had compensation cost for the Corporation's plans been determined based on the fair value at the grant dates for awards under the plans consistent with the method of SFAS No. 123, the Corporation's net income and net income per share for the years ended December 31, 2001, 2000 and 1999, would have been decreased to the pro forma amounts indicated below.

                                                                2001
                                                    ---------------------------
                                                    As Reported     Pro Forma
                                                    ---------------------------

Net income                                          $2,145,000      $2,131,000
-------------------------------------------------------------------------------
Net income per share-Basic and diluted              $     1.07      $     1.06
-------------------------------------------------------------------------------
                                                                2000
                                                    ---------------------------
                                                    As Reported     Pro Forma
                                                    ---------------------------
Net income                                          $3,081,000      $3,067,000
-------------------------------------------------------------------------------
Net income per share-Basic and diluted              $     1.54      $     1.53
-------------------------------------------------------------------------------
                                                                1999
                                                    ---------------------------
                                                    As Reported     Pro Forma
                                                    ---------------------------
Net income                                          $3,416,000      $3,402,000
-------------------------------------------------------------------------------
Net income per share-Basic and diluted              $     1.71      $     1.70
-------------------------------------------------------------------------------

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

                                         First Century Bankshares, Inc.  Page 35

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

The following table outlines the changes in the Corporation's postemployment benefit plan obligations, assets and funded status for the years ended December 31, 2001 and 2000, and the assumptions and components of net periodic benefit costs for the three years in the period ended December 31, 2001.

                                                                                         Other
                                                                                     Postretirement
                                                       Pension Benefits                 Benefits
                                                   ----------------------------------------------------
                                                      2001          2000          2001           2000
                                                   ----------------------------------------------------
                                                                   (Dollars in Thousands)

Change in benefit obligation
Benefit obligation at beginning of year            $ 7,720       $ 6,974       $ 1,412       $  1,352
Service cost                                           418           346            13             24
Interest cost                                          493           445            54             86
Actuarial (gain) loss                                  242           333          (551)            (8)
Benefits paid                                         (296)         (378)          (64)           (42)
                                                   ----------------------------------------------------
Benefit obligation at end of year                    8,577         7,720           864          1,412
                                                   ----------------------------------------------------
Change in plan asset
Fair value of plan assets at beginning of year       9,098         9,501            --             --
Actual return on plan assets                          (488)          (25)           --             --
Employer contribution                                   --            --            64             42
Benefits paid                                         (296)         (378)          (64)           (42)
                                                   ----------------------------------------------------
Fair value of plan assets at end of year             8,314         9,098            --             --
                                                   ----------------------------------------------------
Funded status                                         (263)        1,378          (864)        (1,412)
Unrecognized net actuarial (gain) loss               1,134          (403)         (668)          (160)
Unrecognized prior service cost                        403           446            --             --
Unrecognized transition obligation                    (259)         (324)          609            664
                                                   ----------------------------------------------------
Prepaid (accrued) benefit cost                     $ 1,015       $ 1,097       $   923       $   (908)
                                                   ----------------------------------------------------

                                                                                    Other
                                                                                Postretirement
                                                 Pension Benefits                  Benefits
                                            -----------------------------------------------------------
Weighted-average assumptions as of 12/31    2001     2000       1999        2001       2000     1999
                                            -----------------------------------------------------------
Discount rate                                6.50%    6.50%      6.50%       6.50%     6.50%    6.50%
Expected return on plan assets               9.00%    9.00%      9.00%        N/A       N/A      N/A
Rate of compensation increase                3.00%    3.00%      3.00%        N/A       N/A      N/A
Components of net periodic benefit cost
Service cost                                $ 417   $  346      $ 319       $  13     $  24    $  23
Interest cost                                 493      445        439          54        86       82
Expected return on plan assets               (806)    (844)      (848)         --        --       --
Amortization of prior service cost             44       44         44          --        --       --
Amortization of transition obligation         (65)     (65)       (65)         56        56       55
Recognized net actuarial gain                  --      (41)       (62)        (43)       (3)      (4)
                                            -----------------------------------------------------------
Net periodic (benefit) cost                  $ 83   $ (115)     $(173)     $  80      $ 163    $ 156
                                            -----------------------------------------------------------

Page 36  First Century Bankshares, Inc.

The Corporation maintains a qualified 401(k) retirement savings plan. All full time employees are eligible to participate on a voluntary basis, after completing their first year of service. All employees may elect to make pretax contributions up to a maximum of fifteen percent (15%) of their salary, which are matched fifty percent (50%) by the Corporation. Total amounts charged to operating expense for payments pursuant to this plan were approximately $127,000 in 2001, $124,000 in 2000 and $110,000 in 1999.

13.  INCOME TAXES

The provision for income taxes consisted of the following:

                                                                  Years Ended December 31,
                                                                  ------------------------
Tax provision attributed to income from operations:                 2001     2000    1999
                                                                  ------------------------
 Current:                                                          (Dollars in Thousands)
  Federal                                                         $  897  $ 1,291  $ 1,409
  State                                                              315      318      290
 Deferred expense (benefit)                                          (88)      56      139
-------------------------------------------------------------------------------------------
PROVISION FOR INCOME TAX                                          $1,124  $ 1,665  $ 1,838
-------------------------------------------------------------------------------------------

The components of deferred tax assets and liabilities at December 31, 2001 and 2000 were as follows:


                                                                            2001     2000
                                                                         ------------------
                                                                       (Dollars in Thousands)
Allowance for loan losses                                                  $  726   $ 735
Marketable equity securities and capital loss carryforwards                   243     231
Other reserves                                                                 73      --
                                                                         ------------------
  Gross deferred tax assets                                                 1,042     966
  Valuation allowance                                                        (243)   (231)
                                                                         ------------------
  Deferred tax assets                                                         799     735
                                                                         ------------------
Depreciation                                                                 (279)   (263)
Retirement plans                                                              (22)    (62)
Unrealized gains on securities available for sale                            (575)   (168)
                                                                         ------------------
  Gross deferred tax liabilities                                             (876)   (493)
-------------------------------------------------------------------------------------------
NET DEFERRED TAX ASSET (LIABILITY)                                         $  (77)  $ 242
-------------------------------------------------------------------------------------------

A valuation allowance was established for the writedowns of marketable equity securities and capital loss carryforwards because their recognition is limited to future capital gains generated by the Corporation. No tax benefit has been recognized in the financial statements for the writedowns or capital loss carryforwards.

The principal differences between the effective tax rate and the federal statutory rate was as follows:

                                                                Years Ended December 31,
                                                    -------------------------------------------
                                                           2001          2000          1999
                                                    -------------------------------------------
                                                                (Dollars in Thousands)
                                                    Amount     %   Amount    %    Amount    %
                                                    -------------------------------------------
Provision at statutory rate                         $ 1,112   34   $ 1,614   34   $1,786    34
Tax-exempt interest income from certain investment
 securities and loans                                  (178)  (6)     (171)  (3)    (172)   (3)
State income tax expenses, net of federal benefit       199    6       208    4      204     4
Other net                                                (9)  --        14   --       20    --
-----------------------------------------------------------------------------------------------
PROVISION FOR INCOME TAXES                           $1,124   34    $1,665   35   $1,838    35
-----------------------------------------------------------------------------------------------

                                         First Century Bankshares, Inc.  Page 37

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

15. FINANCIAL INSTRUMENTS, CONCENTRATIONS OF CREDIT AND FAIR VALUES

The subsidiary of the Corporation is party to various financial instruments with off-balance sheet risk arising in the normal course of business to meet the financing needs of its customers. Those financial instruments include commitments to extend credit and standby letters of credit. These commitments include standby letters of credit of approximately $3,711,000 at December 31, 2001 and $3,438,000 at December 31, 2000. These instruments contain various elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. Additionally, certain off-balance sheet items of approximately $36,951,000 at December 31, 2001, and $32,511,000 at December 31, 2000, comprised primarily of unfunded loan commitments, have an estimated fair value that is not materially different from the notional amount.

The subsidiary's exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is the contractual amount of those instruments. The subsidiary uses the same credit policies in making commitments and conditional obligations that it does for on-balance sheet instruments.

The Corporation's subsidiary grants various types of credit including, but not limited to, agriculture, commercial, consumer, and residential loans to customers primarily located throughout southern West Virginia and southwestern Virginia. Each customer's creditworthiness is examined on a case by case basis. The amount of collateral obtained, if any, is determined by management's credit evaluation of the customer. Collateral held varies, but may include property, accounts receivable, inventory, plant and equipment, securities, or other income producing property. The loan portfolio is generally well diversified and geographically dispersed within the region. There are no industry concentrations that represent more than 25% of the Corporation's equity.Within each specific industry, borrowers are well diversified as to specialty, service, or other unique feature of the overall industry. A substantial portion of the customers' ability to honor their contractual commitment is largely dependent upon the economic conditions of the respective industry and overall economic conditions of the region.

SFAS No. 107,"Disclosures about Fair Value of Financial Instruments," requires the disclosure of the estimated fair value of on and off-balance sheet financial instruments. For the Corporation, as for most financial institutions, approximately 95% of its assets and liabilities are considered financial instruments as defined by SFAS 107. Most of the Corporation's financial instruments, however, lack an available trading market characterized by a willing buyer and a willing seller engaging in an exchange transaction. It is also the Corporation's general practice and intent to hold its financial instruments to maturity and not to engage in trading or sales activities. Therefore, significant estimations and present value calculations were used by the Corporation for the purposes of this disclosure.

Estimated fair values have been determined by the Corporation using the best available data and an estimation methodology suitable for each category of financial instruments.

Page 38  First Century Bankshares, Inc.

The estimated fair value and the recorded book balances at December 31, 2001 and 2000 were as follows:

                                                                 2001                          2000
                                                       ----------------------------------------------------------
                                                           Estimated      Carrying       Estimated      Carrying
                                                           Fair Value      Amount        Fair Value       Amount
                                                       ----------------------------------------------------------
                                                         (Dollars in Thousands)         (Dollars in Thousands)
Assets:
Cash and due from banks                                    $  16,289      $  16,289      $  15,745      $  15,745
Securities available for sale                                 75,585         75,585         81,267         81,267
Securities held to maturity                                   10,859         10,708         10,368         10,323
Federal Home Loan Bank and Federal Reserve Bank stock          1,226          1,226          1,180          1,180
Federal funds sold                                             2,000          2,000             --             --
Net loans                                                    248,093        240,888        243,054        241,547

Liabilities:
Deposits with no stated maturities                           182,121        182,121      $ 184,083      $ 184,083
Deposits with stated maturities                              137,146        135,252        143,196        143,253
Short-term borrowings                                         17,020         17,020         13,487         13,487

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

Under applicable Federal laws, the Comptroller of the Currency, the primary regulator of First Century Bank, N.A., restricts the total dividend payments of a national bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits of the two preceding years. At December 31, 2001, retained net profits for the years 2001 and 2000, which were free of such regulatory restrictions, were approximately $1,407,000.

The Corporation and its subsidiary are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt

                                        First Century Bankshares, Inc.  Page 39
corrective action, the Corporation and its subsidiary must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and its subsidiary to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital to average assets (as defined). Management believes, as of December 31, 2001, that the Corporation and its subsidiary meet all capital adequacy requirements to which they are subject.

As of December 31, 2001, First Century Bank, N.A. has received notification from the Office of the Comptroller of the Currency that it is well-capitalized under the regulatory framework for prompt corrective action. To be adequately capitalized, minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table must be maintained. There are no conditions or events since the recent notification that management believes have changed the institution's category.

                                                                                         To Be Well
                                                                                      Capitalized Under
                                                                   For Capital        Prompt Corrective
                                                Actual          Adequacy Purposes     Action Provisions
                                           ------------------------------------------------------------------
                                           Amount    Ratio    Amount        Ratio     Amount            Ratio
                                           ------------------------------------------------------------------
As of December 31, 2001:
 Total Capital (to Risk Weighted Assets):
  Consolidated                             $ 29,848  11.52% ****$  20,728 **** 8.00%
  First Century Bank, N.A.                 $ 29,024  11.22% ****$  20,699 **** 8.00% ****$  25,874 ****10.00%
 Tier I Capital (to Risk Weighted Assets):
  Consolidated                             $ 26,668  10.29% ****$  10,364 **** 4.00%
  First Century Bank, N.A.                 $ 25,844  9.99%  ****$  10,350 **** 4.00% ****$  15,525 **** 6.00%
 Tier I Capital (to Average Assets):
  Consolidated                             $ 26,668  7.20%  ****$  14,809 **** 4.00%
  First Century Bank, N.A.                 $ 25,844  6.99%  ****$  14,786 **** 4.00% ****$  18,483 **** 5.00%

                                                                                         To Be Well
                                                                                      Capitalized Under
                                                                   For Capital        Prompt Corrective
                                                Actual          Adequacy Purposes     Action Provisions
                                           ------------------------------------------------------------------
                                           Amount    Ratio    Amount        Ratio     Amount            Ratio
                                           ------------------------------------------------------------------
As of December 31, 2000:
 Total Capital (to Risk Weighted Assets):
  Consolidated                             $ 28,895  11.41% **** $ 20,260 **** 8.00%
  First Century Bank, N.A.                 $ 28,415  11.26% **** $ 20,181 **** 8.00% **** $ 25,226 **** 10.00%
 Tier I Capital (to Risk Weighted Assets):
  Consolidated                             $ 25,729  10.16% **** $ 10,130 **** 4.00%
  First Century Bank, N.A.                 $ 25,261  10.01% **** $ 10,090 **** 4.00% **** $ 15,136 ****  6.00%
 Tier I Capital (to Average Assets):
  Consolidated                             $ 25,729  7.04%  **** $ 14,612 **** 4.00%
  First Century Bank, N.A.                 $ 25,261  6.92%  **** $ 14,604 **** 4.00% **** $ 18,256 ****  5.00%

**** Greater than or equal

Page 40  First Century Bankshares, Inc.

17. QUARTERLY FINANCIAL DATA (UNAUDITED)

The summary financial data by quarter for the years ended December 31, 2001, 2000 and 1999 was as follows:

                                                Quarter Ended
                                  ---------------------------------------------
                                    Mar. 31  June 30         Sept. 30  Dec. 31
                                  ---------------------------------------------
                                  (Dollars in Thousands, Except Per Share Data)

2001
Interest income                      $6,613         $6,547     $6,398   $6,049
Net interest income                   3,594          3,770      3,912    3,945
Provision for possible
   loan losses                          195            842        915      382
Securities gains (losses)                --             --          1      (44)
Income before taxes                   1,149            533        503    1,084
Net income                              755            366        329      695
-------------------------------------------------------------------------------
NET INCOME PER SHARE                 $ 0.38         $ 0.18     $ 0.16   $ 0.35
-------------------------------------------------------------------------------

2000
Interest income                      $6,789         $6,936     $7,179   $7,019
Net interest income                   3,870          3,965      4,045    3,821
Provision for possible
   loan losses                          174            334        491      210
Securities gains (losses)                --            (40)        --       --
Income before taxes                   1,472          1,356      1,513      405
Net income                              953            872        979      277
-------------------------------------------------------------------------------
NET INCOME PER SHARE                 $ 0.48         $ 0.43     $ 0.49   $ 0.14
-------------------------------------------------------------------------------

1999
Interest income                      $5,443         $5,845     $6,744   $6,743
Net interest income                   3,025          3,270      3,700    3,726
Provision for possible loan losses       45            120         83      307
Securities gains (losses)                --             --         --       --
Income before taxes                   1,123          1,353      1,391    1,387
Net income                              716            882        918      900
-------------------------------------------------------------------------------
NET INCOME PER SHARE                 $ 0.36         $ 0.44     $ 0.46   $ 0.45
-------------------------------------------------------------------------------

                                       First Century Bankshares, Inc.   Page 41

18. PARENT COMPANY FINANCIAL DATA

Condensed financial information of First Century Bankshares, Inc. (parent company only) is presented below:

STATEMENTS OF FINANCIAL CONDITION

                                                             December 31,
                                                  -----------------------------
                                                            2001      2000
                                                  -----------------------------
Assets:                                               (Dollars in Thousands)
Cash                                                     $    113   $    151
Investment in subsidiaries at equity                       32,543     31,214
Other assets                                                  621        403
-------------------------------------------------------------------------------
TOTAL ASSETS                                             $ 33,277   $ 31,768
-------------------------------------------------------------------------------
Liabilities:
Other liabilities                                        $    310   $     86
                                                  -----------------------------
TOTAL LIABILITIES                                             310         86
                                                  -----------------------------
Stockholders' Equity:
Common stock-$1.25 par value;
   10,000,000 shares authorized
   and 2,000,000 shares issued and
   outstanding at
   December 31, 2001 and 2000                               2,500      2,500
Paid-in capital                                               785        785
Retained earnings                                          29,682     28,397
-------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                 32,967     31,682
-------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $ 33,277   $ 31,768
-------------------------------------------------------------------------------

STATEMENTS OF INCOME
                                                     Years Ended December 31,
                                                  -----------------------------
                                                    2001      2000      1999
                                                  -----------------------------
                                                     (Dollars in Thousands)
Income:
   Dividends from subsidiary bank                 $2,100   $ 1,800    $ 1,600
                                                  -----------------------------
TOTAL INCOME                                       2,100     1,800      1,600
                                                  -----------------------------
Expenses:
   Other                                              67        59         75
                                                  -----------------------------
TOTAL EXPENSES                                        67        59         75
                                                  -----------------------------
Applicable income taxes (benefits)                   (23)      (22)       (28)
                                                  -----------------------------
Income before equity in undistributed
   net income of subsidiaries                      2,056     1,763      1,553
Equity in undistributed net income of
   subsidiaries                                       89     1,318      1,863
-------------------------------------------------------------------------------
NET INCOME                                        $2,145   $ 3,081    $ 3,416
-------------------------------------------------------------------------------

STATEMENT OF CASH FLOWS
                                                     Years Ended December 31,
                                                  -----------------------------
                                                    2001      2000      1999
                                                  -----------------------------
Cash flows from operating activities                 (Dollars in Thousands)
Net income                                        $ 2,145   $ 3,081   $ 3,416
Adjustments to reconcile net income to
  net cash
provided by operating activities:
   Equity in undistributed net income
      of subsidiary                                   (89)   (1,318)   (1,863)
   Other adjustments, net                               6       (16)      (22)
                                                  -----------------------------
NET CASH PROVIDED BY                                2,062     1,747     1,531
  OPERATING ACTIVITIES                            -----------------------------
Cash flows from investing activities
   Investment in subsidiary                          (400)       --        --
                                                  -----------------------------
NET CASH USED BY INVESTING                           (400)       --        --
  ACTIVITIES                                      -----------------------------
Cash flows from financing activities
   Cash dividends paid                             (1,700)   (1,700)   (1,600)
                                                  -----------------------------
NET CASH USED BY FINANCING                         (1,700)   (1,700)   (1,600)
  ACTIVITIES                                      -----------------------------
Net increase (decrease) in cash                       (38)       47       (69)
Cash at January 1,                                    151       104       173
-------------------------------------------------------------------------------
Cash at December 31,                               $  113     $ 151     $ 104
-------------------------------------------------------------------------------

Page 42  First Century Bankshares, Inc.

REPORT OF INDEPENDENT ACCOUNTANTS

January 31, 2002

The Board of Directors and Stockholders
First Century Bankshares, Inc.:

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income and comprehensive income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of First Century Bankshares, Inc. (formerly Pocahontas Bankshares Corporation) and Subsidiary (the "Corporation") at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
Greensboro, North Carolina

                                         First Century Bankshares, Inc.  Page 43

BOARDS OF DIRECTORS

                                            FIRST CENTURY BANKSHARES, INC.
------------------------------------------------------------------------------------------------------------------------------
W. Paul Cole, Jr.                  Marshall S. Miller            John H. Shott                   Frank W. Wilkinson
President Cole                     President, Marshall Miller    Attorney                        Executive Vice President &
Motor & Cole                       & Associates                                                  Chief Operating Officer
Chevrolet-Cadillac                                               Scott H. Shott                  First Century Bank, N.A.
                                                                 Shott Foundation
                                   Charles A. Peters
Eustace Frederick                  President                                                     R. W. Wilkinson
Retired, Senior Vice President-    Peters Equipment, Inc.        Walter L. Sowers                President & Chief Executive
Mining, Consolidation Coal Co.,    Secretary, First Century      President                       Officer, First Century
Southern Appalachia Region         Bankshares, Inc.              Pemco Corporation               Bankshares, Inc.,
                                                                                                 First Century Bank, N.A.
B. L. Jackson, Jr.                 C. E. Richner
Chairman of the Board              President                     William Chandler
First Century Bankshares, Inc.     C. E. Richner Drilling Co.    Swope
                                                                 President
                                                                 Swope Construction
                                                                 Services, Inc.
Robert M. Jones, Jr., M.D.         Byron K. Satterfield
Physician                          Executive Vice President &    J. Brookins Taylor, M.D.
                                   Trust Officer, First Century  Physician
                                   Bank, N.A.

                                               FIRST CENTURY BANK, N.A.
------------------------------------------------------------------------------------------------------------------------------
J. J. Booker, III, M.D.            Robert M. Jones, Jr., MD      Byron K. Satterfield            Frank W. Wilkinson
Physician                          Physician                     Executive Vice President &      Executive Vice President &
                                                                 Trust Officer, First Century    Chief Operating Officer
                                                                 Bank, N.A.                      First Century Bank, N.A.
C. Scott Briers                    Marshall S. Miller
President,                         President, Marshall Miller
Briers, Inc.                       & Associates                  John H. Shott                   R. W. Wilkinson
                                                                 Attorney                        President & Chief Executive
W. Paul Cole, Jr.                  Charles A. Peters                                             Officer, First Century
President,                         President                     Walter L. Sowers                Bankshares, Inc.,
Cole Motor & Cole                  Peters Equipment, Inc.        President                       First Century Bank, N.A.
Chevrolet-Cadillac                 Secretary, First Century      Pemco Corporation
                                   Bankshares, Inc.
Eustace Frederick                                                William Chandler
Retired, Senior Vice President-    C. E. Richner                 Swope
Mining, Consolidation Coal Co.,    President                     President
Southern Appalachia Region         C.E. Richner Drilling Co.     Swope Construction
                                                                 Services, Inc.

                                                                 J. Brookins Taylor, M.D.
B. L. Jackson, Jr.                                               Physician
Chairman of the Board
First Century Bankshares, Inc.


                                               FIRST CENTURY BANK, N.A.
                                      WYOMING COUNTY OPERATIONS ADVISORY BOARD
------------------------------------------------------------------------------------------------------------------------------
Michelle Brown, DDS                Debra L. Brunty                 Frank W. Wilkinson           Dennis Worrell
Oceana Dental Clinic               Assistant Vice President-Loans  Executive Vice President &   Partner, Worrell Exxon &
                                   Wyoming County Operations.      Chief Operating Officer,     Owner, D & T Car Wash
Tom Evans, Jr.                                                     First Century Bank, N.A.
President, Evans Funeral Home      C. E. Richner
                                   President,                      R. W. Wilkinson
                                   C. E. Richner Drilling Co.      President & Chief Executive
                                                                   Officer, First Century
                                                                   Bankshares, Inc.,
                                                                   First Century Bank, N.A.

Page 44   First Century Bankshares, Inc.

BOARD OF DIRECTORS

                                     FIRST CENTURY BANK, N.A.
                              WYTHE COUNTY OPERATIONS ADVISORY BOARD
-------------------------------------------------------------------------------------------------------------------
J. J. Booker, III, M.D.         Samuel V. Jones, CPA       W. Edward Smith           R. W. Wilkinson
Physician                       Hodges, Jones & Mabry, PC  Vice President,Wythe      President & Chief Executive
                                                           County Operations         Officer, First Century
James W. Caudill                Stephen A. Lester          First Century Bank, N.A.  Bankshares, Inc.,
President, R.P. Johnson & Sons  Ewald-Lester Insurance                               First Century Bank, N.A.
                                Agency, Inc.               Frank W. Wilkinson
Robert T. Dupuis                                           Executive Vice President &
President, P & T Products, Inc.                            Chief Operating Officer
                                                           First Century Bank, N.A.

                                     FIRST CENTURY BANK, N.A.
                              SUMMERS COUNTY OPERATIONS ADVISORY BOARD
-------------------------------------------------------------------------------------------------------------------
C. Scott Briers                 James E. Monroe, Jr.       Bob F. Richmond           R. W. Wilkinson
President                       President                  Vice President,           President & Chief
Briers, Inc.                    Greenbrier Nurseries       Summers County Operations Executive Officer
                                                           First Century Bank N.A.   First Century Bankshares, Inc.,
James S. Kerr                   David L. Parmer                                      First Century Bank, N.A.
Owner                           Attorney at Law            Frank W. Wilkinson
Kerr Realty                                                Executive Vice President &
                                                           Chief Operating Officer
                                                           First Century Bank, N.A.

                                         First Century Bankshares, Inc.  Page 45

OFFICERS

                                  FIRST CENTURY BANKSHARES, INC.
------------------------------------------------------------------------------------------------------------------------------
B. L. Jackson, Jr.             Robert M. Jones, Jr., MD    W. E. Albert                     J. Ronald Hypes
Chairman of the Board          Vice Chairman of the Board  Assistant Secretary              Treasurer

R. W. Wilkinson                Charles A. Peters
President & Chief Executive    Secretary
Officer

                                  FIRST CENTURY BANK, N.A.
------------------------------------------------------------------------------------------------------------------------------
ADMINISTRATION                 Karen R. Kidd               L. Mori Williams                 Janet L. Whitten
                               Branch Manager/             Vice President &                 Assistant Cashier
R. W. Wilkinson                Assistant Cashier,          City Executive
President & Chief Executive    College Avenue Office                                        OPERATIONS
Officer                                                    Randall D. Price
                               Jean F. Stanley             Vice President,                  W. E. Albert
Frank W. Wilkinson             Branch Manager/             Corporate Development            Senior Vice President & Cashier
Executive Vice President       Assistant Cashier,
& Chief Operating Officer      Princeton Office            Debra L. Brunty                  Lonnie E. Cochran
                                                           Assistant Vice President-Loans,  Vice President, Operations
J. Ronald Hypes                Brenda G. Davidson          Wyoming County Operations
Senior Vice President &        Branch Manager &                                             Martha B. Cooper
Chief Financial Officer        Loan Officer,               Gregory Shupe                    Assistant Vice President,
                               Bluefield Virginia Office   Assistant Vice President,        Operations
Kenneth W. Beard                                           Princeton Office
Vice President &               Sandra K. Taylor                                             Harold A. Mitchell
Compliance Officer             Branch Manager,             Randy N. Bowles                  Assistant Vice President,
                               Pineville Office            Assistant Vice President,        Item Processing
John D. Lay                                                Hinton Office
Vice President & Controller    Rebecca Lynn Daniels                                         Judy A. Cecil
                               Branch Manager,             Bill J. Keaton                   Assistant Cashier
Wayne L. Blevins               Oceana Office               Assistant Vice President,
Assistant Controller                                       Hinton Office                    TRUST
                               Stephanie Bailey
Barbara Moore-Ray              Assistant Branch Manager,   Barry W. Whitt                   John P. Beckett, Jr.
Community Development Officer  Oceana Office               Assistant Vice President, Loans  Senior Vice President &
                                                                                            Trust Officer
Cynthia L. Higgins             Zerna A. Felts              Hal L. Absher
Auditor                        Branch & Security Officer,  Director of Secondary            Patsy R. Sykes
                               Fort Chiswell Office        Mortgage Lending                 Vice President &
Lisa A. Huff                                                                                Trust Officer
Director of Human Resources    Michelle L. Thompson        Marshall V. Lytton
                               Customer Service Manager    Loan Officer,                    Elizabeth M. Pruett
John R. Phillips                                           Bluefield Office                 Vice President &
Assistant Cashier &            Kathy L. Peters                                              Trust Officer
Director of Marketing          Teller Manager              Linda C. Hamer
                                                           Loan Officer,                    Julie H. Johnson
David W. Albert                Linda C. Rider              Princeton Office                 Vice President &
Network Administrator          IRA Coordinator                                              Trust Officer
                                                           Wanda Blair
Deborah L. Bowman              Ronnie M. Hamlin            Loan Officer,                    Angela M. James
Special Projects Officer       Facilities Manager &        Wytheville Office                Trust Officer,
                               Assistant Security Officer                                   Employee Benefits
BRANCH                                                     Sheila D. Fortner
ADMINISTRATION                 Cathy M. Laxton             Consumer Loan Officer,           Carol A. Oliver
                               Bank Security Officer       Pineville Office                 Trust Operations
Christina H. Naylor                                                                         Officer
Vice President,                Nancy M. Cales              Charlene R. Maynard
Deposit Operations             Assistant Cashier           Consumer Loan Officer,           Yvonne M. Hurst
                                                           Oceana Office                    Trust Administrative Officer
                               LOANS
Bob F. Richmond
Vice President,                Jeffrey L. Forlines         Charles E. Lester                Byron K. Satterfield
Summers County Operations      Senior Vice President,      Loan & Collection Officer        Executive Vice President &
                               Chief Credit Officer                                         Chairman of the Trust
W. Edward Smith                                            Rick D. Blevins                  Investment Committee
Vice President,                Garnett L. Little           Loan Collections Officer
Wythe County Operations        Vice President, Loans
                                                           Sharon K. Cole
                                                           Assistant Cashier

Page 46  First Century Bankshares, Inc.

                         First Century Bank, N.A.              First Century
                               Locations                       Bankshares, Inc.

                            500 Federal Street
                           Bluefield,WV 24701
                            (304) 325-8181

                            525 Federal Street
                           Bluefield, WV 24701
                            (304) 325-6600

                            2020 College Avenue
                           Bluefield, WV 24701
                            (304) 327-5660

                            1223 Stafford Drive
                      Pine Plaza, Princeton, WV 24740
                            (304) 425-0856

                            230 New Hope Road
                            Princeton,WV 24740
                             (304) 431-7617

                            427 Virginia Ave.
                           Bluefield,VA 24605
                            (276) 326-2606

                           Rt. 10, Cook Parkway
                            Oceana, WV 24870
                             (304) 682-6221

                           Rt. 10, East Pineville
                            Pineville, WV 24874
                             (304) 732-8850

                           321 Temple Street
                            Hinton,WV 25951
                             (304) 466-2311

                         200 Pepper's Ferry Road
                           Wytheville, VA 24382
                              (276) 223-1115

                                 Route 94
                           Max Meadows, VA 24360
                              (276) 637-3100

                                         First Century Bankshares, Inc.  Page 47