Form 10-K, Exhibit 13
period 2002-12-31
FIRST CENTURY BANKSHARES INC
filed 2003-03-24
CIK 723594

# FIRST CENTURY BANKSHARES, INC.

*2002 Annual Report*

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

Annual Meeting

The annual meeting of the stockholders will be held at 11:00 AM, Tuesday, April 15, 2003, at Fincastle Country Club, Bluefield, Virginia. All stockholders are cordially invited to attend.

Financial Highlights

	2002	2001	2000

	(Dollars in Thousands, Except Per Share Data)
FOR THE YEAR

Total operating income	$25,785	$29,373	$31,266
Total operating expense	20,435	26,104	26,520
Net income	3,375	2,145	3,081
Cash dividends declared	1,694	1,700	1,700

AT YEAR END

Assets	$361,264	$369,203	$374,176
Deposits	307,947	317,373	327,336
Loans	236,460	244,068	244,727
Securities	88,949	87,519	92,770
Stockholders’ equity	33,818	32,967	31,682

PER COMMON SHARE

Net income, basic and diluted	$1.69	$1.07	$1.54
Cash dividends declared	0.85	0.85	0.85
Book value	16.99	16.48	15.84

First Century Bankshares, Inc.  Page  1

Letter to the Stockholders

To Our Stockholders, Customers, and Friends:

The directors, officers, and employees of First Century Bankshares, Inc. and its wholly owned subsidiary, First Century Bank, N.A., are pleased to present this Annual Report to our stockholders for the year 2002.

First Century Bankshares, Inc. had earnings of $3,375,000 for the year, which was an increase of 57.3% from the previous years earnings of $2,145,000. On a per share basis, net income increased to $1.69 from $1.07. This equated to a return on average assets of 0.92 percent, and a return on average equity of 10.27 percent.

Total assets for the corporation decreased by 2.2% last year, and this reflects management’s focus on enhancing credit quality and managing funding sources in the historically low interest rate environment during the year. We continue to look for opportunities to expand our presence in West Virginia and Virginia, particularly in markets that demonstrate growth potential. We will achieve this either through new branch expansion or through mergers or acquisitions with prospects that have a similar mission to our own.

We believe that we have accomplished many things throughout the past year. Non-performing assets, including nonaccrual loans, loans past-due over 90 days and other real estate owned, showed continued improvement during 2002. Non-performing loans as a percentage of total loans improved from 2.2% at year-end 2001 to 1.8% at year-end 2002. Credit quality continues to be our primary focus, and management is committed to ensuring policies and procedures are in place to achieve our goals.

We are in the process of finalizing our plans for branch expansions in Princeton, West Virginia, as well as, a new facility for our Bluefield,Virginia operations. We will be constructing a 6,300 square foot facility on Springhaven Drive (just west of Princeton Community Hospital) in Princeton during 2003. Management anticipates this facility will be completed by late fall, and will compliment our office on Stafford Drive. Also we have purchased a branch facility on Spring Street in Bluefield, Virginia to move our location presently on Virginia Avenue. This office will offer more lobby space, better customer parking and ATM accessibility. We anticipate this relocation during the spring of 2003.

We believe that we are well positioned for the future to continue to provide quality financial services to the customers of our region. If you feel that we could better serve you please let us know. We ask for your continued support of First Century Bankshares, Inc., as we are “Looking Forward, Reaching Higher” to meet your expectations as a full service financial provider. Your confidence and continued support are greatly appreciated.

Sincerely,

R. W. “Buz” Wilkinson President & CEO

First Century Bankshares, Inc.  Page  2

Management’s Discussion and Analysis of Financial Condition and Results of Operations

AVERAGE STATEMENTS OF FINANCIAL CONDITION AND NET INTEREST DIFFERENTIAL

	2002			2001			2000

	(Dollars in Thousands)
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate

ASSETS:
Interest-bearing deposits with banks	$4,407	$68	1.54%	$6,462	$ 243	3.76%	$3,063	$183	5.97%
Securities available for sale and other equity securities:
U. S. Government securities	2,802	157	5.60%	3,200	212	6.63%	8,751	539	6.16%
U. S. Government agency securities	66,642	3,458	5.19%	62,994	4,120	6.54%	72,249	4,720	6.53%
Other securities	10,390	597	5.75%	8,691	524	6.03%	1,996	124	6.21%

Total securities available for sale	79,834	4,212	5.28%	74,885	4,856	6.48%	82,996	5,383	6.49%

Securities held to maturity:
U. S. Government agency securities	34	1	2.94%	98	5	5.10%	178	10	5.62%
State and municipal securities	9,942	499	5.02%	10,784	545	5.05%	9,598	486	5.06%
Other securities	150	10	6.67%	150	10	6.67%	150	10	6.67%

Total securities held to maturity	10,126	510	5.04%	11,032	560	5.08%	9,926	506	5.10%

Federal funds sold	4,255	69	1.62%	3,646	119	3.26%	1,251	76	6.08%
Loans	236,130	16,675	7.06%	245,606	19,829	8.07%	242,533	21,775	8.98%

Total interest—earning assets	334,752	21,534	6.43%	341,631	25,607	7.50%	339,769	27,923	8.22%

Allowance for loan losses	(3,108)			(3,132)			(3,102)
Cash and due from banks—demand	13,723			13,368			12,468
Premises and equipment—net	10,423			10,686			10,514
Other assets	12,153			12,755			12,227

TOTAL ASSETS	$367,943			$375,308			$371,876

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest—bearing demand deposits	$73,357	$513	0.70%	$69,942	$890	1.27%	$70,026	$1,692	2.42%
Savings deposits	74,264	1,065	1.43%	77,464	1,773	2.29%	79,665	2,493	3.13%
Time deposits	130,469	4,149	3.18%	141,322	7,187	5.09%	138,953	7,260	5.22%

Total interest—bearing deposits	278,090	5,727	2.06%	288,728	9,850	3.41%	288,644	11,445	3.97%

Short-term debt	17,366	159	0.92%	18,077	536	2.97%	16,595	777	4.68%

Total interest—bearing liabilities	295,456	5,886	1.99%	306,805	10,386	3.39%	305,239	12,222	4.00%
Demand deposits	37,461			34,361			33,063
Other liabilities	2,156			2,321			2,593

TOTAL LIABILITIES	335,073			343,487			340,895

Stockholders’ equity	32,870			31,821			30,981

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$367,943			$375,308			$371,876

Average rate paid to fund earning assets			1.76%			3.04%			3.60%

NET INTEREST DIFFERENTIAL		$15,648	4.67%		$15,221	4.46%		$15,701	4.62%

For purposes of this schedule, interest on nonaccrual loans have been included only to the extent reflected in the income statement. However, the nonaccrual loan balance is included in the average amount outstanding. Income on loans includes loan fees of’$394,000 in 2002, $254,000 in 2001, and $228,000 in 2000. Average balances of securities available for sale are reported at amortized cost; excludes pretax unrealized gains of $1,488,000 in 2002, and $1,337,000 in 2001, and unrealized losses of $1,628,000 in 2000. Interest income on tax exempt securities is shown based on the actual yield.

VOLUME/RATE ANALYSIS

	Increase (Decrease) in Interest

	2002 VS. 2001			2001 VS. 2000			2000 VS. 1999

	(Dollars in Thousands)
	Due to Change in (1)			Due to Change in (1)			Due to Change in (1)

	Volume	Rate	Total	Volume	Rate	Total	Volume	Rate	Total

Interest income on:
Loans	$(717)	$(2,437)	$(3,154)	$262	$(2,208)	$(1,946)	$1,755	$320	$2,075
Securities available for sale and other equity securities	291	(935)	(644)	(526)	(1)	(527)	1,101	356	1,457
Securities held to maturity	(46)	(4)	(50)	56	(2)	54	(46)	(5)	(51)
Federal funds sold	15	(65)	(50)	112	(69)	43	(316)	51	(265)
Interest-bearing deposits with banks	(54)	(121)	(175)	165	(105)	60	(110)	42	(68)

TOTAL INTEREST INCOME	(511)	(3,562)	(4,073)	69	(2,385)	2,316	2,384	764	3,148

Interest expense on:
Interest-bearing demand deposits	34	(411)	(377)	(2)	(800)	(802)	69	(294)	(225)
Savings deposits	(60)	(648)	(708)	(60)	(660)	(720)	143	(199)	(56)
Time deposits	(449)	(2,589)	(3,038)	122	(195)	(73)	982	288	1,270
Short-term borrowings	(14)	(363)	(377)	57	(298)	(241)	34	145	179

TOTAL INTEREST EXPENSE	(489)	(4,011)	(4,500)	117	(1,953)	(1,836)	1,228	(60)	1,168

NET INTEREST INCOME	$(22)	$449	$427	$(48)	$(432)	$(480)	$1,156	$824	$1,980

   (1) Changes due to a combination of volume and rate have been allocated proportionally to volume and rate.

First Century Bankshares, Inc.  Page  3

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The purpose of this discussion is to focus and expand on certain information about the Corporation’s financial condition and results of operations which is not otherwise apparent from the audited consolidated financial statements included in this Annual Report. Reference should be made to those statements and the selected financial data presented elsewhere in this report for a thorough understanding of the following discussion and analysis. Management is not aware of any market or institutional trends, events or uncertainties that will have or are reasonably likely to have a material effect on the liquidity, capital resources or operations of the Corporation, except as discussed herein. Management is also not aware of any current recommendations by any regulatory authorities, which would have such a material effect if implemented.

This report may contain certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions which may affect the Corporation’s primary market area; rapid movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving financial industry standards.

Corporate Structure and Acquisitions

First Century Bankshares, Inc. (“Corporation”) is chartered under the laws of West Virginia and operates as a financial holding company, headquartered in Bluefield, WV. The Corporation began active operations in March 1984, in a business combination with its then sole subsidiary, The First National Bank of Bluefield. Through a series of acquisitions and consolidations, the Corporation now operates one subsidiary bank, First Century Bank, N.A., Bluefield, WV (“FCBNA”). FCBNA is engaged in commercial banking activities that provide financial services to individuals and businesses. FCBNA operates 11 branch offices and 14 ATM locations throughout southern West Virginia and southwestern Virginia.

During 2001, the Corporation formed a financial subsidiary, First Century Financial Services, LLC, (“FCFSLLC”). This entity conducts the Corporation’s insurance activities through its investment in the Banker’s Insurance Corporation, a relationship with 67 community banks, which offers a full range of insurance products and services. Management believes the expansion of nontraditional financial service offerings to its customers will enhance the Corporation’s performance, and ultimately, shareholder value. FCFSLLC was formed with a minimal capital investment, which is carried at cost and eliminates upon consolidation.

Balance Sheet Analysis

Loans

The Corporation’s primary goal is to meet the credit needs of the retail and commercial customers in the Corporation’s primary markets of southern West Virginia and southwestern Virginia. Total loans decreased approximately $7,608,000, or 3.1% in 2002, following a year where loans had remained essentially unchanged in 2001. Competition in the Corporation’s market is very aggressive for the acquisition of new loans. Loan demand was relatively strong

First Century Bankshares, Inc.  Page  4

during most of 2001; however, with the events of the terrorist attacks of September 11, 2001, which further weakened an unstable economy, loan demand became very weak during the last part of 2001. This weakness remained throughout 2002, coupled with management’s philosophy of not offering long-term fixed-rate commitments in this low trough in the interest cycle. At December 31, 2002, the loan portfolio comprised 72.3% of total interest-earning assets as compared to 73.0% of total interest-earning assets at December 31, 2001, and contributed 77.4% of total interest income in 2002 and 2001, and 78.0% of total interest income in 2000. Management began to see signs of revitalized demand for loans by the end of 2002.

AMOUNTS OF LOANS OUTSTANDING

	December 31,

	2002	2001	2000	1999	1998

	(Dollars in Thousands)
Commercial, financial and agricultural	$ 43,725	$ 49,056	$ 49,883	$ 52,872	$ 42,584
Real estate-construction	12,268	7,755	5,990	5,353	10,369
Real estate-mortgage	159,233	161,074	158,828	149,121	119,076
Installment loans to individuals	21,234	26,183	30,026	36,631	30,185

TOTAL LOANS OUTSTANDING	$236,460	$ 244,068	$ 244,727	$ 243,977	$ 202,214

MATURITY SCHEDULE OF LOANS

	Remaining maturity at December 31, 2002

	(Dollars in Thousands)
	1 Year or Less	1 to 5 Years	After 5 Years	Total

Commercial, financial and agricultural	$22,254	$15,586	$5,885	$43,725
Real estate-construction	11,701	567	0	12,268
Real estate-mortgage	29,784	59,979	69,470	159,233
Installment loans to individuals	4,349	14,592	2,293	21,234

TOTAL	$68,088	$90,724	$77,648	$236,460

Predetermined interest rates	$28,428	$59,889	$40,155	$128,472
With floating interest rates	39,660	30,835	37,493	107,988

TOTAL	$68,088	$90,724	$77,648	$236,460

First Century Bankshares, Inc.  Page  5

NONPERFORMING ASSETS AND LOAN LOSS ANALYSIS

	Years Ended December 31,

	2002	2001	2000	1999	1998

	(Dollars in Thousands)
Average amount of loans outstanding	$236,130	$245,606	$242,533	$222,837	$201,059
Allowance for loan losses:
Balance at beginning of the year	$3,180	$3,180	$3,050	$2,533	$2,370
Additions from acquisitions	—	—	—	497	—
Loans charged off
Commercial, financial and agricultural	532	780	372	84	66
Real estate–mortgage	1,157	1,199	274	150	58
Installment loans to individuals	477	659	536	480	316

TOTAL LOANS CHARGED OFF	2,166	2,638	1,182	714	440

Loan recoveries
Commercial, financial and agricultural	86	32	12	7	26
Real estate–mortgage	63	239	44	116	—
Installment loans to individuals	57	33	47	56	33

TOTAL LOAN RECOVERIES	206	304	103	179	59

Net loans charged off	(1,960)	(2,334)	(1,079)	(535)	(381)
Provision for loan losses	1,785	2,334	1,209	555	544

BALANCE AT END OF THE YEAR	$3,005	$3,180	$3,180	$3,050	$2,533

Ratio of net loans charged off to average loans outstanding	0.83%	0.95%	0.44%	0.24%	0.19%
Allowance at year end as a percent of loans	1.27%	1.30%	1.30%	1.25%	1.25%
Provision for loan losses as a percent of loans	0.76%	0.95%	0.50%	0.25%	0.27%
Nonperforming assets (at year end)
Nonaccrual	$2,819	$3,045	$5,887	$2,390	$1,728
Past–due ninety days or more and still accruing	612	1,140	3,320	2,818	273
Restructured loans	—	—	—	—	637
Other real estate owned	793	1,279	1,001	104	678

TOTAL NONPERFORMING ASSETS	$4,224	$5,464	$10,208	$5,312	$3,316

Nonperforming assets/total loans	1.8%	2.2%	4.2%	2.2%	1.6%
Nonperforming assets/total assets	1.2%	1.5%	2.7%	1.4%	1.1%

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	2002		2001		2000		1999		1998

	(Dollars in Thousands)
	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans

Commercial, financial and agricultural	$1,083	18.49%	$1,143	20.10%	$343	20.38%	$568	21.67%	$621	21.06%
Real estate–construction	—	5.19%	—	3.18%	—	2.45%	—	2.19%	—	5.13
Real estate–mortgage	1,493	67.34%	1,485	65.99%	1,654	64.90%	834	61.13%	332	58.88%
Installment loans to individuals	429	8.98%	546	10.73%	469	12.27%	698	15.01%	274	14.93%
Unallocated	—	N/A	6	N/A	714	N/A	950	N/A	1,306	N/A

TOTAL	$3,005	100.00%	$3,180	100.00%	$3,180	100.00%	$3,050	100.00%	$2,533	100.00%

During 2002, the Corporation’s emphasis continued to be on strong local companies with known local management and excellent financial stability. Most of the commercial loans in the portfolio were made at variable rates of interest. Additionally, the Corporation continued to make loans available in an expanding retail marketplace. Consistent with management’s philosophy on relationship banking, most borrowers are also depositors and utilize other banking services. The average yield of the loan portfolio decreased to 7.06% in 2002 compared to 8.07% in 2001. This reflected the historically low interest rate environment during 2002, further compounded by aggressive competition and weaker demand for loans in the Corporation’s primary market area.

First Century Bankshares, Inc.  Page  6

The commercial loan portfolio is generally diversified and geographically dispersed within the region. At December 31, 2002, the Corporation had a concentration of $10,940,000, or 32.4% of stockholders’ equity in loans to borrowers in the hospitality industry. This concentration is diversified by geography throughout the Mid-Atlantic region. There are no other concentrations of lines of business or industry that represent greater than 25% of the Corporation’s equity. Within each specific industry, borrowers are diversified as to specialty, service or other unique feature of the overall industry. A substantial portion of the customers’ ability to honor their contractual commitment is largely dependent upon the economic conditions of the respective industry and overall economic conditions of southern West Virginia and southwestern Virginia, which is somewhat less volatile than many areas of the country.

The consumer portion of the loan portfolio consists of both secured and unsecured loans made to individuals and families for various reasons including the purchase of automobiles, home improvements, educational expenses and other worthwhile purposes. The Corporation continues to carefully monitor the consumer sector during this period of economic weakness. As recessionary pressures result in higher levels of unemployment, the likelihood for increased volatility arises in the consumer sector.

Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total amount of commitments does not necessarily represent future cash requirements. FCBNA had outstanding commitments to extend credit of approximately $42,956,000 at December 31, 2002, and $40,662,000 at December 31, 2001. These commitments consisted of unfunded loan commitments and unused lines of credit totaling $37,951,000 at December 31, 2002 and $36,951,000 at December 31, 2001. Additionally, standby letters of credit totaled $5,005,000 at December 31, 2002, and $3,711,000 at December 31, 2001.

Nonperforming assets, including nonaccrual loans, loans past-due 90 days or more, restructured loans and other real estate owned, decreased $1,240,000, or approximately 23%, from December 31, 2001 to December 31, 2002, following a decrease of $4,744,000, or approximately 46% in 2001. The 2002 decrease occurred primarily as a result of management’s ongoing efforts to enhance the quality of the loan portfolio. This improvement was further enhanced by the Corporation adhering to a stricter set of criteria in the determination of granting renewals and extensions. The Corporation’s policy is to discontinue the accrual of interest on loans that are past due more than 90 days, unless such loans are well collateralized and in process of collection. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment of principal or interest is in doubt. The Corporation’s holdings of other real estate owned decreased approximately $486,000 in 2002, following an increase of approximately $278,000 in 2001.

The Corporation maintains, through its provision, an allowance for loan losses believed by management to be adequate to absorb probable credit losses inherent in the portfolio. Management continues to enhance the methodology and procedures for determining the adequacy of the allowance for loan losses. The procedures that are utilized entail preparation of a loan “watch” list and assigning each loan a classification. For those individually significant loans where it is determined that it is not probable that the borrower will make all payments in accordance with the original loan agreement, management performs an impairment analysis. Specific reserves of $663,000 and $848,000 are recorded on impaired loans at December 31, 2002 and 2001, respectively. Other classified loans are categorized and

First Century Bankshares, Inc.  Page  7

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

The allowance for loan losses was 1.27% of year-end loans at December 31, 2002 and 1.30% at December 31, 2001. The estimation of the adequacy of the allowance for loan losses is the most significant estimate determined by management. Different amounts could result under different conditions or assumptions.

The Corporation uses an outsourcing arrangement for its loan review function with an independent third-party firm. This process includes a thorough evaluation of the credit administration systems and personnel. The objective is to have an effective loan review system that provides management with information that will produce a more focused and effective approach in managing credit risk inherent in the loan portfolio. As a part of this process, a system of loan grades is utilized to further support the adequacy of the loan loss allowance.

Securities

Securities, the second largest asset of the Corporation, increased by $1.4 million or 1.6% during 2002. At December 31, 2002, securities comprised 27.2% of total interest-earning assets compared to 26.2% of total interest-earning assets at December 31, 2001. The composition of the Corporation’s securities portfolio reflects management’s investment strategy of maximizing portfolio yields subject to risk and liquidity considerations. The primary objective of the Corporation’s investment strategy is to maintain an appropriate level of asset liquidity and provide management a tool to assist in controlling and managing the Corporation’s interest rate position while at the same time producing appropriate levels of interest income. Management of the maturity of the portfolio is necessary to ensure adequate liquidity and manage interest rate risk. During 2002, in order to maintain liquidity and flexibility, management continued categorizing most investments in the available for sale portfolio. Management believes that the potential for increased loan demand requires maintaining the liquidity of the securities portfolio.

The remaining securities, primarily state, county and municipal obligations comprise the held to maturity portfolio. Net unrealized gains in the held to maturity portfolio amounted to approximately $405,000 at December 31, 2002, compared to net unrealized gains of $151,000 at December 31, 2001. This indicates the effects of the declining interest rate environment during 2002 and 2001. The held to maturity portfolio decreased from $10,708,000 at December 31, 2001, to $9,566,000 at December 31, 2002, primarily due to decreases in state and municipal obligations. State and municipal securities contained no individual issues in excess of 10% of stockholders’ equity.

As of December 31, 2002, the investment portfolio contained approximately $9,668,000 of corporate debt obligations in the available for sale portfolio. These obligations have an average remaining life of 2.6 years and are primarily in the financial services sector. No investment with an individual issuer is in excess of 10% of stockholders’ equity.

First Century Bankshares, Inc.  Page  8

Realized losses from the sale of available for sale securities were approximately $13,000 in 2001. These losses resulted from the liquidation of the Corporation’s final position in a mutual fund that had been in the portfolio for several years. Also, during 2001, the Corporation had an investment in a municipal obligation that was downgraded below investment grade. This security was sold during the fourth quarter of 2001 resulting in the recognition of a loss of approximately $30,000.

SECURITIES

The following table shows the carrying values of securities at the respective periods, which is market value for available for sale securities and amortized cost for securities held to maturity:

	December 31,

	2002	2001	2000

	(Dollars in Thousands)
Securities available for sale:
U.S. Government securities	$ 3,052	$ 2,081	$ 4,024
U.S. Government agency securities	65,911	64,065	76,471
Other securities	9,668	9,439	772

TOTAL SECURITIES AVAILABLE FOR SALE	$ 78,631	$ 75,585	$ 81,267

Securities held to maturity:
U.S. Government agency securities	$ 9	$ 64	$ 140
State, county and municipal securities	9,407	10,494	10,033
Other securities	150	150	150

TOTAL SECURITIES HELD TO MATURITY	$ 9,566	$ 10,708	$ 10,323

MATURITIES OF SECURITIES

The following table shows the contractual maturities of debt securities at December 31, 2002 and the weighted average yields of such securities:

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Total

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

	(Dollars in Thousands)
Securities available for sale:
U.S. Treasury securities	$1,992	6.55%	$997	3.23%	$—	—	$—	—	$2,989	5.44%
U.S. Government agency securities	2,993	3.97%	60,497	4.09%	1,465	6.43%	—	—	64,955	4.14%
Other Debt Securities	—	—	9,188	5.98%	—	—	—	—	9,188	5.98%

TOTAL SECURITIES AVAILABLE FOR SALE	$4,985	5.00%	$70,682	4.32%	$1,465	6.43%	$—	—	$77,132	4.41%

Securities held to maturity:
U.S. Government agency securities	$9	5.13%	$—	—	$—	—	$—	—	$9	5.13%
State, county and municipal securities	673	4.66%	4,990	5.22%	3,404	5.22%	340	5.44%	9,407	5.19%
Other securities	50	6.20%	100	7.35%	—	—	—	—	150	6.97%

TOTAL SECURITIES HELD TO MATURITY	$732	4.77%	$5,090	5.26%	$3,404	5.22%	$340	5.44%	$9,566	5.21%

Yields on tax-exempt obligations have been computed based on tax equivalent yield.

During the year ended December 31, 2001, the Corporation had in securities held to maturity, an investment in a municipal obligation that was downgraded below investment grade. This security was sold during the fourth quarter of 2001 resulting in the recognition of a loss of approximately $30,000.

Deposits

Deposits, the Corporation’s major source of funds, decreased approximately $9.4 million or 3.0% in 2002, following a decrease of $10.0 million or 3.0% in 2001. These decreases occurred primarily in interest-bearing deposits as management aggressively monitored

First Century Bankshares, Inc.  Page  9

interest rate reductions by the Federal Reserve and, coupled with weaker loan demand, certain price-sensitive certificates of deposit were not retained. The average rate paid on interest-bearing deposits in 2002 was 2.06% and 3.41% in 2001. Strong competition for deposits exists in the Corporation’s primary market among commercial banks, savings banks, thrift institutions, credit unions, mutual funds, brokerage houses, insurance companies, and certain national retailers. Despite this intense competition, management continues to evaluate pricing strategies that will insure the Corporation’s long-term benefit of maintaining market share without sacrificing the Corporation’s profitability.

AVERAGE DEPOSITS

	2002 Average		2001 Average		2000 Average

	Amount	Rate	Amount	Rate	Amount	Rate

	(Dollars in Thousands)
Noninterest-bearing demand deposits	$ 37,461	N/A	$ 34,361	N/A	$ 33,063	N/A
Interest-bearing demand deposits	73,357	0.70%	69,942	1.27%	70,026	2.42%
Savings deposits	74,264	1.43%	77,464	2.29%	79,665	3.13%
Time deposits	130,469	3.18%	141,322	5.09%	138,953	5.22%

TOTAL AVERAGE DEPOSITS	$ 315,551	1.81%	$ 323,089	3.05%	$ 321,707	3.56%

There are no foreign offices. Average balances are computed on daily balances.

MATURITIES OF TIME CERTIFICATES OF DEPOSIT OF $100,000 OR MORE

December 31, 2002

(Dollars in Thousands)
Under 3 months	$ 9,249
3 to 6 months	6,922
6 to 12 months	7,622
Over 12 months	6,095

TOTAL CERTIFICATES OF DEPOSIT OF $100,000 OR MORE	$ 29,888

SHORT-TERM BORROWED FUNDS

	December 31,

	2002	2001	2000

	(Dollars in Thousands)
Securities sold under agreements to repurchase	$ 16,719	$ 16,994	$ 13,461
Other borrowed funds	26	26	26

TOTAL BORROWED FUNDS	$ 16,745	$ 17,020	$ 13,487

The approximate average interest rates, average amounts outstanding, and maximum amounts outstanding at any month-end for securities sold under agreements to repurchase are as follows:

	2002	2001	2000

Average interest rates at December 31	0.56%	0.88%	4.38%
Maximum amounts outstanding at any month-end	$ 20,880	$ 22,506	$ 21,433
Average daily amount outstanding	$ 17,340	$ 18,051	$ 16,539
Weighted average interest rates	0.91%	2.96%	4.64%

The weighted average interest rates are calculated by dividing the annual interest expense by the related average daily amounts outstanding.

Capital Resources

Cash dividends paid to stockholders during 2002 totaled $1,694,000, and for 2001 and 2000 amounted to $1,700,000. This represents a dividend pay out ratio (dividends divided by net income) of 50% in 2002, 79% in 2001 and 55% in 2000. Cash dividends per share equaled $0.85 per share in 2002, 2001 and 2000. The Corporation is dependent upon dividends paid by its subsidiary bank to fund dividends to the stockholders and to cover

First Century Bankshares, Inc.  Page  10

other operating costs. The Corporation’s board of directors considers historical financial performance, future prospects, and anticipated needs for capital in formulating the dividend payment policy. Future dividends are dependent upon the Corporation’s financial results, capital requirements and general economic conditions.

One of management’s primary objectives is to maintain a strong capital position. Stockholders’ equity increased $851,000 or 2.6% in 2002. This increase was most affected by an increase in retained earnings of $1,681,000, offsetting reductions in accumulated other comprehensive income of $683,000. Additionally, management utilized capital of $147,000 to acquire 9,000 shares of treasury stock at an average purchase price of $16.34 per share. Management currently has approval to repurchase an additional 11,000 shares of the Corporation’s common stock. The percentage of earnings reinvested in the Corporation (net income less dividends as a percentage of net income) for the years 2002, 2001 and 2000 was 50%, 21% and 45%, respectively. The internal capital formation rate (net income less dividends as a percentage of average stockholders’ equity) indicates the rate at which assets can grow while maintaining the current ratio of stockholders’ equity to assets. The internal capital formation rate was 5.1% in 2002, 1.4% in 2001 and 4.5% in 2000.

REGULATORY CAPITAL

Entity	Tier 1	Combined Capital (Tier 1 and Tier 2)	Leverage

Consolidated	10.94%	12.12%	7.75%
First Century Bank, N.A.	10.62%	11.81%	7.53%

Risk-based capital regulations require all banks and bank holding companies to have a minimum total risk-based capital ratio of 8% with half of the capital composed of core capital. Conceptually, risk-based capital requirements assess the risk of a financial institution’s balance sheet and off-balance sheet commitments in relation to its capital. Under the guidelines, capital strength is measured in two tiers which are used in conjunction with risk adjusted assets in determining the risk-based capital ratios. The Corporation’s Tier I capital, which consists of stockholders’ equity, adjusted for certain intangible assets, amounted to $27,843,000 at December 31, 2002, or 10.94% of total risk-weighted assets, compared to $26,668,000 at December 31, 2001, or 10.29% of total risk-weighted assets. Tier II capital, or supplementary capital, includes capital components such as qualifying allowance for loan losses, and can equal up to 100% of an institution’s Tier I capital with certain limitations. The Corporation’s Tier II capital amounted to $3,005,000 at December 31, 2002, or 1.18% of total risk-weighted assets, compared to $3, 180,000 at December 31, 2001, or 1.23% of total risk-weighted assets. The Corporation’s total consolidated risk-based capital was $30,848,000 at December 31, 2002, or 12.12% of total risk-weighted assets, compared to $29,848,000, or 11.52% of total risk-weighted assets as of December 31, 2001. Additionally, risk-based capital guidelines require a minimum leverage ratio (Tier I capital divided by average adjusted total consolidated assets) of 4%, which may be increased for institutions with higher levels of risk or that are experiencing or anticipating significant growth. The Corporation has not been advised by any regulatory agency of any specific minimum leverage ratio applicable to it. As of December 31, 2002 and 2001, the Corporation’s leverage ratio was 7.75% and 7.20%, respectively; therefore, the Corporation exceeded all current minimum capital requirements.

First Century Bankshares, Inc.  Page  11

Asset and Liability Management and Interest Rate Sensitivity

The income stream of the Corporation is subject to risk resulting from interest rate fluctuations to the extent there is a difference between the amount of the Corporation’s interest-earning assets and the amount of interest-bearing liabilities that are prepaid, withdrawn, mature or reprice in specified periods. The goal of asset and liability management is to maintain high quality and consistent growth of net interest income with acceptable levels of risk to changes in interest rates.

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

Management continues its efforts to generate variable rate loans. However, with strong competition for loans, and in an historically low interest rate environment, customers are requiring more fixed rate commitments. The results of management’s efforts to balance interest-earning assets against interest-bearing liabilities can be seen in the Analysis of Interest Rate Sensitivity table.

Management continues to monitor the Corporation’s asset/liability gap positions, while incorporating more sophisticated risk measurement tools, including simulation modeling which calculates expected net interest income based on projected interest-earning assets, interest-bearing liabilities and interest rates. Utilizing simulation modeling allows the Corporation to evaluate earnings and capital at risk due to significant changes in interest rates. The Corporation monitors exposure to the effect of an instantaneous change in rates of 200 basis points up or down over the same period. As of December 31, 2002, simulation indicated the impact of a 200 basis point increase in rates would approximate a 6.0% increase in net interest income, while a 200 basis point decline in rates would approximate a 8.1% decrease from an unchanged rate environment. These changes are within the Corporation’s policy limits for the maximum negative impact on net interest income from a change in interest rates.

First Century Bankshares, Inc.  Page  12

ANALYSIS OF INTEREST RATE SENSITIVITY

Months	Years

Less Than 3	3 - 6	6 - 12	1 - 5	Over 5	Totals

(Dollars in thousands)
Investment securities	$1,013	$1,601	$3,203	$77,886	$5,246	$88,949
Federal funds sold and interest-bearing balances with banks	1,871	—	—	—	—	1,871
Loans	116,156	5,841	11,683	65,459	37,321	236,460

Interest-earning assets	$119,040	$7,443	$14,885	$143,345	$42,567	$327,280

Time deposits	$34,871	$22,749	$45,498	$21,696	$—	$124,814
Other interest-bearing deposits	73,228	—	—	70,703	—	143,931
Other interest-bearing liabilities	14,251	422	843	1,203	26	16,745

Interest-bearing liabilities	$122,350	$23,171	$46,341	$93,602	$26	$285,490

Interest sensitivity gap	$(3,310)	$(15,728)	$(31,456)	$49,743	$42,541	$41,790
Cumulative interest sensitivity gap	$(3,310)	$(19,038)	$(50,494)	$(751)	$41,790
Ratio of interest-earning assets to interest-bearing liabilities	0.97	x	0.32	x	0.32	x	1.53	x	1637.19	x

Ratio of cumulative interest sensitivity gap to total earning assets	(1.01)%	(5.82)%	(15.43)%	(0.23)%	12.77%

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

Liquidity can best be demonstrated by an analysis of the Corporation’s cash flows. The primary source of cash flows for the Corporation is operating activities. Operating activities provided $7,118,000 of liquidity for the year ended December 31, 2002, compared to $8,252,000 and $4,501,000 in 2001 and 2000, respectively. The principal elements of these operating flows are net income, increased for significant non-cash expenses for the provision for loan losses and depreciation and amortization. In 2002, these funds were utilized primarily for withdrawals of deposits, aggregating $9,426,000. Management decided to not retain certain price sensitive certificates of deposit in an environment of weakened loan demand and interest rate volatility.

A secondary source of liquidity for the Corporation comes from investing activities, principally the maturities of investment securities. During 2002, due to the rapidly declining interest rate environment, maturities and calls of investment securities amounted to $57,122,000, compared to $64,490,000 in 2001 and $13,896,000 in 2000. As of December 31, 2002, the Corporation had approximately $44,885,000 of investment securities that mature in 36 months. It is anticipated that interest rates will begin to stabilize and the rapidity of calls in investment securities will decline. For the year ended December 31, 2002, $59,260,000 of cash was redeployed in investment securities. Weaker loan demand resulted in a net decrease in loans of $5,296,000 for 2002.

Additional sources of liquidity are available to FCBNA through the Federal Reserve System and through membership in the Federal Home Loan Bank system. As of December 31, 2002, FCBNA had a maximum borrowing capacity exceeding $70,000,000 through the Federal Home Loan Bank of Pittsburgh. These funds can be made available with various maturities and interest rate structures. Borrowings cannot exceed twenty times the amount of Federal Home Loan Bank stock owned by the borrowing bank. During 2002,

First Century Bankshares, Inc.  Page  13

the Federal Home Loan Bank changed its capitalization structure, reducing the amount of stock FCBNA is required to own for membership. At December 31, 2002, FCBNA owned $368,900 of stock, which would allow FCBNA to borrow up to $7,378,000 without acquiring additional stock. Borrowings are collateralized by a blanket lien by the Federal Home Loan Bank on its member’s qualifying assets. As of December 31, 2002, there were no outstanding advances from the Federal Home Loan Bank of Pittsburgh. As a member of the Federal Reserve System, FCBNA has access to funding through the Federal Reserve Bank of Richmond. The Federal Reserve requires its members to exhaust other sources of liquidity before seeking advances, therefore, unless FCBNA would leave the Federal Home Loan Bank of Pittsburgh, borrowing from the Federal Reserve Bank of Richmond would be very unlikely. Any borrowings from the Federal Reserve Bank of Richmond would require assets of FCBNA to be pledged as collateral, and advances would be expected to be repaid as soon as possible.

Income Statement Analysis

Earnings Overview

Net income for 2002 was $3,375,000 or $1.69 per diluted share, an increase of $1,230,000 or 57.3% from the $2,145,000 or $1.07 per diluted share earned in 2001, and $294,000 more than the $3,081,000 or $1.54 per diluted share earned in 2000. This increase occurred primarily as a result of a decrease in the provision for loan losses and enhanced net interest income due to the reductions in interest expense from repricing time deposits exceeding the decline in interest income from loans and investment securities. Additional noninterest income and reductions in noninterest expense further enhanced earnings.

Earnings Per Share

The Earnings Per Share Table summarizes the principal sources of changes in earnings per share for 2002. For further details on the computation of earnings per share, refer to Note 10 of the Notes to Consolidated Financial Statements, presented elsewhere in this report.

EARNINGS PER SHARE

Net income per share — 2001	$1.07

Increase (decrease) due to change in:
Net interest income	0.22
Provision for loan losses	0.28
Other operating income	0.24
Personnel expense	(0.22)
Other expense	0.10

Net income per share — 2002	$1.69

Net Interest Income

The major portion of the Corporation’s earnings is derived from net interest income, which is the interest income on interest-earning assets less the interest expense on interest-bearing liabilities. During 2002 net interest income increased $427,000 or 2.8%. This followed a 3.1 % decrease in 2001, and a 14.4% increase in 2000. For the year ended

First Century Bankshares, Inc.  Page  14

December 31, 2002, interest income decreased $4,073,000, or approximately 15.9%, compared to a decrease of $2,316,000, or 8.3% for 2001, and an increase of $3,148,000, or 12.7% for 2000. Interest on loans, which decreased $3,154,000 or 15.9%, contributed to the decrease for 2002, along with interest on securities, which decreased $644,000, or 13.3%. The decrease in interest income was accompanied by a decrease in interest expense of $4,500,000 or 43.3% for 2002. This followed a decrease in interest expense of $1,836,000, or 15.0% for 2001, and an increase of $1,168,000, or 10.6% for 2000.

Net interest income is affected by many factors, but most significantly by the prevailing interest rates during the period, the spread between the various sources and uses of funds, and by changes in the volume of various assets and liabilities. The performance for 2002 is indicative of the historically low interest rate environment that followed the rapid decline in interest rates that prevailed throughout 2001. This is further supported through volume/rate analysis that shows most changes in net interest income were due to changes in interest rate and not due to the mix of loans, investments or interest-bearing liabilities. For 2000, the increases in interest income and expense are primarily attributable to having a full year of operations from the Hinton, West Virginia office compared to approximately six months of operations in 1999.

Provision for Loan Losses

The Corporation experienced a 23.5% decrease in the provision for loan losses during 2002. The provision for loan losses was $1,785,000 for 2002, compared to $2,334,000 for 2001 and $1,209,000 for 2000. Factors contributing to the decreased provision in 2002 included decreased charge-offs of approximately $472,000, primarily in certain commercial and commercial mortgage loans, along with fewer charge-offs in the retail sector. In evaluating the loan portfolio at December 31, 2002, with the improved level of nonaccrual and past-due loans, it is anticipated that loan losses will show continued improvement in 2003.

Noninterest Income and Expense

Noninterest income increased $485,000 or 12.9% in 2002, following a $423,000 or 12.7% increase in 2001, and a $151,000 or 4.7% increase in 2000. The most significant factor contributing to this increase was a $475,000 recovery that resulted from the settlement of certain litigation surrounding a check-kiting scheme and is reflected in other noninterest income. The largest component of noninterest income is fees from fiduciary activities. Fees from fiduciary activities increased approximately $7,000 in 2002 after being unchanged in 2001, which followed an increase of $175,000 or 14.3% for 2000. The second largest component of non-interest income is service charges on deposit accounts. These fees increased approximately $85,000 or 6.8% in 2002, after a decrease of approximately $25,000 or 2.0% in 2001, and an increase of approximately $130,000 or 11.4% in 2000.

Noninterest expense, excluding the provision for loan losses, decreased 4.6% in 2002, following a 2.3% increase in 2001 and a 17.9% increase in 2000. Personnel expense is the largest component of noninterest expense. Personnel expense increased 6.7% in 2002, following an increase of 9.1% in 2001, and 9.6% in 2000. The additional staff required for a full year of operations of the Hinton, West Virginia branch acquisition contributed to the 2000 increase. In addition to salaries, employee benefits, which included increased costs for health care benefits and net periodic pension cost, contributed to the increase in personnel expense for 2002 and 2001. For a complete discussion of the Corporation’s

First Century Bankshares, Inc.  Page  15

employee benefits, refer to Note 12 of the Notes to Consolidated Financial Statements, presented elsewhere in this report. Management remains committed to improving operational efficiency throughout the organization while keeping personnel expense at an adequate level to attract and retain competent staff.

The primary factor contributing to the decrease in noninterest expense for 2002 was the discontinuance of goodwill amortization of approximately $425,000 upon the adoption of Financial Accounting Standards Board Statement No. 142 “Goodwill and Other Intangible Assets,” (SFAS 142). Refer to Note 2 of the Notes to Consolidated Financial Statements, presented elsewhere in this report for a complete discussion of the effects of adopting SFAS 142.

Income Taxes

Applicable income taxes for 2002 increased $851,000 or 75.7%. This followed a $541,000 or 32.5% decrease for 2001, and a $173,000 or 9.4% decrease for 2000. Income taxes computed at the statutory rate are reduced primarily by interest earned on state and municipal obligations. For a complete discussion of the Corporation’s tax position, refer to Note 13 of the Notes to Consolidated Financial Statements, presented elsewhere in this report.

RETURN ON EQUITY AND ASSETS

	December 31,

	2002	2001	2000

Percentage of net income to:
Average stockholders’ equity	10.27%	6.74%	9.94%
Average total assets	0.92%	0.57%	0.83%
Percentage of dividends declared per common share to net income per common share	50.30%	79.44%	55.19%
Percentage of average stockholders’ equity to average total assets	8.93%	8.48%	8.33%

The Effects of Inflation and Changing Prices

Inflation affects the Corporation in several ways, but not to the same extent that it does a company that makes large capital expenditures or has a large investment in inventory. The Corporation’s asset and liability structure is primarily monetary in nature and, therefore, its financial results are more affected by changes in interest rates than by inflation. However, the actions of the Federal Reserve Board indicate that interest rate management will continue to be the primary tool used to curtail inflationary pressures. Inflation does affect noninterest expense, such as personnel expense and the cost of services and supplies. These increases must be offset to the extent possible, by increases in noninterest income and by control of noninterest expense.

Accounting, Legislative and Regulatory Matters

Effective January 1, 2002, the Corporation adopted the provisions of Financial Accounting Standards Board Statement No. 14 1, “Business Combinations” (SFAS 141). SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is prohibited. The implementation of SFAS 141 did not have a material impact on the Corporation’s consolidated financial position or consolidated results of operations.

First Century Bankshares, Inc.  Page  16

Effective January 1, 2002, the Corporation adopted the provisions of Financial Accounting Standards Board Statement No. 142 “Goodwill and Other Intangible Assets,” (SFAS 142). As of January 1, 2002, the Corporation had approximately $5,183,000 in unamortized goodwill from previous acquisitions. SFAS 142 required a transitional impairment test be performed within six-months of adoption. The initial valuation of the Corporation’s goodwill pursuant to this pronouncement resulted in no write-downs for impairment. Refer to Note 2 of the Notes to Consolidated Financial Statements, presented elsewhere in this report for a complete discussion of the effects of adopting SFAS 142.

Effective January 1, 2002, the Corporation adopted the provisions of Financial Accounting Standards Board Statements No. 143 “Accounting for Asset Retirement Obligations” (SFAS 143), and No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144).

SFAS 143 requires that obligations associated with the retirement of tangible long-lived assets be recorded as a liability when those obligations are incurred, with the amount of liability initially measured at fair value. SFAS 143 is effective for financial statements beginning after June 15, 2002, though early adoption is encouraged. The implementation of this statement did not have a material impact on the Corporation’s consolidated financial position or consolidated results of operations.

SFAS 144 supersedes SFAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.” SFAS 144 applies to all long-lived assets including discontinued operations, and amends Accounting Principle Board Opinion No. 30, “Reporting the Effect of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book or fair value less cost to sell. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and its provisions are generally expected to be applied prospectively. The implementation of this statement did not have a material impact on the Corporation’s consolidated financial position or consolidated results of operations.

The Financial Accounting Standards Board has issued SFAS 145 “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (SFAS 145). This Statement rescinds SFAS No.4, “Reporting Gains and Losses from Extinguishment of Debt,” and an amendment of that Statement, SFAS 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements.” This Statement also rescinds SFAS 44, “Accounting for Intangible Assets of Motor Carriers.” This Statement amends SFAS 13, “Accounting for Leases,” to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of SFAS 145 related to the rescission of SFAS 4 shall be applied in fiscal years beginning after May 15, 2002. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in Opinion 30 for classification as an extraordinary item shall be reclassified. Early application of the provisions of this Statement related to the rescission of SFAS 4 is encouraged. The provisions in paragraphs 8 and 9(c) of SFAS 145 related to SFAS 13 shall be effective for transactions occurring after May 15, 2002, with early application encouraged. All other provisions of SFAS 145 shall be effective for financial statements issued on

First Century Bankshares, Inc.  Page  17

or after May 15, 2002, with early application encouraged. Management does not anticipate the implementation of this statement to have a material impact on the Corporation’s consolidated financial position or consolidated results of operations.

In June 2002 the Financial Accounting Standards Board issued FAS 146 “Accounting for Costs Associated with Exit or Disposal Activities.” This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. Management does not anticipate the implementation of this statement to have a material impact on the Corporation’s consolidated financial position or consolidated results of operations.

The Financial Accounting Standards Board has issued FAS 147, “Acquisitions of Certain Financial Institutions, an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9” (SFAS 147). FASB Statement No. 72, “Accounting for Certain Acquisitions of Banking or Thrift Institutions,” and FASB Interpretation No. 9, “Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method,” provided interpretive guidance on the application of the purchase method to acquisitions of financial institutions. Except for transactions between two or more mutual enterprises, SFAS 147 removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with FASB Statements No. 141, “Business Combinations,” and No. 142, “Goodwill and Other Intangible Assets.” Thus, the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset no longer applies to acquisitions within the scope of SFAS 147.

In addition, SFAS 147 amends FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that SFAS 144 requires for other long-lived assets that are held and used. Paragraph 5 of SFAS 147, which relates to the application of the purchase method of accounting, is effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions in paragraph 6 related to accounting for the impairment or disposal of certain long-term customer-relationship intangible assets are effective on October 1, 2002. Transition provisions for previously recognized unidentifiable intangible assets in paragraphs 8-14 are effective on October 1, 2002, with earlier application permitted. Management does not anticipate the implementation of this statement to have a material impact on the Corporation’s consolidated financial position or consolidated results of operations.

In December 2002, the Financial Accounting Standards Board issued FASB Statement No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” (SFAS 148). In light of recent switches by a number of companies to the recognition and measurement provisions of SFAS 123, “Accounting for Stock-Based Compensation,” (and of

First Century Bankshares, Inc.  Page  18

announcements by other entities of their intentions to switch), the FASB has amended SFAS 123 to add two new transitional approaches when changing from the APB Opinion 25 intrinsic value method of accounting for stock-based employee compensation to the SFAS 123 fair value method. In addition, SFAS 123 has been amended to require disclosure of additional information concerning the effects of stock-based employee compensation on earnings. Finally, SFAS 148 amends APB Opinion 28, “Interim Financial Reporting,” to call for disclosure of SFAS 123 pro forma information on a quarterly basis. Management does not anticipate the implementation of this statement to have a material impact on the Corporation’s consolidated financial position or consolidated results of operations.

On November 25, 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34).” FIN 45 clarifies the requirements of FASB Statement No. 5 (FAS 5), “Accounting for Contingencies,” relating to a guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. For guarantees that fall within the scope of FIN 45, the Interpretation requires that guarantors recognize a liability equal to the fair value of the guarantee upon its issuance. The Corporation’s primary guarantees included within the scope of FIN 45 relates to financial standby letters of credit issued to commercial customers. FIN 45 requires the liability recognized in standalone arm’s-length transactions to be the premium received or receivable by the guarantor. Management does not anticipate the implementation of this interpretation to have a material impact on the Corporation’s consolidated financial position or consolidated results of operations.

In January 2003 the Financial Accounting Standards Board issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities (an interpretation of ARB No. 51).” FIN 46 addresses the consolidation by business enterprises of certain variable interest entities. Management does not anticipate the implementation of this interpretation to have a material impact on the Corporation’s consolidated financial position or consolidated results of operations.

On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002 (the “Act”). The Act contains a number of provisions that dramatically change the reporting and corporate governance obligations of public companies and their directors and officers. The Act also creates new and enhanced criminal and civil liability provisions related to securities fraud. In order to comply with certain provisions of the Act, the Corporation has taken steps to enhance its controls over financial reporting and disclosures including, but not limited to, the formation of a disclosure review committee that will be utilized to evaluate the accuracy and completeness of the Corporation’s reporting to the U.S. Securities and Exchange Commission and to shareholders of the Corporation.

Additional due diligence procedures have been developed to assist the Chief Executive and Chief Financial officers in their certification of the financial statements. The Act also enhances the responsibilities of the Corporation’s Audit Committee in the selection of the Corporation’s external auditors and in the approval of the scope of services the external auditors will be allowed to perform for the Corporation. The Act further expedites the reporting of transactions by directors and officers in the Corporation’s common stock. The Corporation will continue to monitor developments and new regulations that will be promulgated pursuant to the Act to provide enhanced transparency of reporting so that our stockholders or potential stockholders will be able to make informed investment decisions.

First Century Bankshares, Inc.  Page  19

Per Share Data by Quarter

The common stock of the Corporation is quoted on the NASD OTC Bulletin Board under the trading symbol FCBS. The per share data by quarter table shows the approximate high and low bid as reported by the transfer agent and market makers for 2002 and 2001. Also presented below are the dividends paid for those respective years. The number of stockholders of record on December 31, 2002, was 574 and outstanding shares totaled 1,991,000.

PER SHARE DATA BY QUARTER

			Market Quotations

	Dividends		2002		2001

Quarter	2002	2001	High	Low	High	Low

First Quarter	$ 0.20	$ 0.20	$ 16.10	$ 14.75	$ 14.00	$ 11.62
Second Quarter	0.20	0.20	18.00	15.60	15.00	13.12
Third Quarter	0.20	0.20	18.25	17.25	18.50	14.25
Fourth Quarter	0.25	0.25	18.50	17.10	16.50	14.05

First Century Bankshares, Inc.  Page  20

Trust Asset Responsibility

Assets managed by the Trust Division are presented at market value. These assets are not included in the financial statements contained elsewhere in this report. Trust responsibility, as measured by market value, is substantially greater than book value, which is the Federal income tax basis of the assets.

Trust account administration and investment management are linked through the talents of a skilled professional and support staff. Their education and experience through decades of service results in specialization in personal and retirement relationships, foundations and charitable and endowment purposes.

First Century Bankshares, Inc.  Page  21

CONDENSED STATEMENTS OF FINANCIAL CONDITION

Statistical Summary, 2002 – 1998

	December 31,

	2002	%	2001	%	2000	%	1999	%	1998	%

	(Dollars in Thousands, Except Per Share Data)
Loans	$236,460	65	$244,068	66	$244,727	65	$243,977	66	$202,214	69
Securities	88,949	25	87,519	24	92,770	25	85,131	23	60,936	21
Federal funds sold	—	—	2,000	1	—	—	—	—	4,000	1
Interest-bearing deposits with banks	1,871	1	862	—	1,627	—	3,239	1	3,275	1

INTEREST-EARNING ASSETS	327,280	91	334,449	91	339,124	90	332,347	90	270,425	92

Cash and due from banks	14,947	4	15,427	4	14,118	4	15,372	4	10,473	4
Premises and equipment	10,500	3	10,651	3	10,487	3	10,712	3	9,199	3
Other assets	11,542	3	11,856	3	13,627	4	12,197	4	7,015	2
Allowance for loan losses	(3,005)	(1)	(3,180)	(1)	(3,180)	(1)	(3,050)	(1)	(2,533)	(1)

TOTAL ASSETS	$361,264	100	$369,203	100	$374,176	100	$367,578	100	$294,579	100

Savings deposits	$143,931	40	$145,130	39	$148,572	40	$152,088	41	$123,353	42
Time deposits	124,814	34	135,252	37	143,253	38	136,064	37	100,528	34
Other interest-bearing liabilities	16,745	5	17,020	5	13,487	4	16,958	5	13,046	4

INTEREST BEARING LIABILITIES	285,490	79	297,402	81	305,312	82	305,110	83	236,927	80

Demand deposits	39,202	11	36,991	10	35,511	10	31,743	9	27,847	10
Other liabilities	2,754	1	1,843	—	1,671	—	1,851	—	1,302	—

TOTAL LIABILITIES	327,446	91	336,236	91	342,494	92	338,704	92	266,076	90

STOCKHOLDERS’ EQUITY	33,818	9	32,967	9	31,682	8	28,874	8	28,503	10

TOTAL LIABILITIES & EQUITY	$361,264	100	$369,203	100	$374,176	100	$367,578	100	$294,579	100

TOTAL DEPOSITS	$307,947		$317,373		$327,336		$319,895		$251,728

BOOK VALUE PER SHARE	$16.99		$16.48		$15.84		$14.44		$14.25

SUMMARY OF OPERATIONS

Statistical Summary, 2002 – 1998

	Years Ended December 31,

	2002	2001	2000	1999	1998

	(Dollars in Thousands, Except Per Share Data)
Interest income	$21,534	$25,607	$27,923	$24,775	$22,535
Interest expense	5,886	10,386	12,222	11,054	9,863

NET INTEREST MARGIN	15,648	15,221	15,701	13,721	12,672

Provision for loan losses	1,785	2,334	1,209	555	544

Net credit margin	13,863	12,887	14,492	13,166	12,128

Noninterest income	4,251	3,766	3,343	3,192	2,704
Noninterest expense	12,764	13,384	13,089	11,104	9,816

INCOME BEFORE INCOME TAXES	5,350	3,269	4,746	5,254	5,016

Provision for income taxes	1,975	1,124	1,665	1,838	1,815

NET INCOME	$3,375	$2,145	$3,081	$3,416	$3,201

EARNINGS PER COMMON SHARE:
Basic	$1.69	$1.07	$1.54	$1.71	$1.60
Diluted	$1.69	$1.07	$1.54	$1.71	$1.60

Dividends per common share	$0.85	$0.85	$0.85	$0.80	$0.75
Payout ratio	50%	79%	55%	47%	47%

First Century Bankshares, Inc.  Page  22

Consolidated Statements of Financial Condition

	December 31,

	2002	2001

	(Dollars in Thousands)

ASSETS
Cash and due from banks	$14,947	$15,427
Interest-bearing balances with banks	1,871	862
Securities available for sale	78,631	75,585
Securities held to maturity (estimated market value of $9,971 in 2002 and $10,859 in 2001)	9,566	10,708
Federal Home Loan Bank and Federal Reserve Bank Stock	752	1,226
Federal funds sold	—	2,000
Loans	236,460	244,068
Less allowance for loan losses	3,005	3,180

Net loans	233,455	240,888
Premises and equipment, net	10,500	10,651
Other assets	11,542	11,856

TOTAL ASSETS	$361,264	$369,203

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$39,202	$36,991
Interest-bearing	268,745	280,382

Total deposits	307,947	317,373
Short-term borrowings	16,745	17,020
Other liabilities	2,754	1,843

TOTAL LIABILITIES	327,446	336,236

Commitments and contigencies (see Notes 14 and 15)
STOCKHOLDERS’ EQUITY
Common stock - $1.25 par value; 10,000,000 shares authorized and 2,000,000 shares issued at December 31, 2002 and 2001; 1,991,000 shares outstanding at December 31, 2002 and 2,000,000 shares outstanding at December 31, 2001:	2,500	2,500
Paid-in capital	785	785
Retained earnings	30,247	28,566
Treasury stock, at cost; 9,000 shares	(147)	—
Accumulated other comprehensive income, net of tax	433	1,116

TOTAL STOCKHOLDERS’ EQUITY	33,818	32,967

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$361,264	$369,203

The accompanying notes are an integral part of the consolidated financial statements.

First Century Bankshares, Inc.  Page  23

Consolidated Statements of Income and Comprehensive Income

	Years Ended December 31,

	2002	2001	2000

	(Dollars in Thousands, Except Per Share Data)
INTEREST INCOME
Interest and fees on loans	$16,675	$19,829	$21,775
Interest on balances with banks	68	243	183
Interest and dividends from securities available for sale: Taxable	4,212	4,856	5,383
Interest and dividends from securities held to maturity: Taxable	78	69	54
Tax-exempt	432	491	452
Interest on federal funds sold	69	119	76

TOTAL INTEREST INCOME	21,534	25,607	27,923

INTEREST EXPENSE
Interest on time certificates of $100,000 or more	1,082	1,877	1,938
Interest on other deposits	4,645	7,973	9,507
Interest on federal funds purchased and securities sold under agreements to repurchase	157	534	768
Interest on demand notes to U. S. Treasury and other indebtedness	2	2	9

TOTAL INTEREST EXPENSE	5,886	10,386	12,222

Net interest income	15,648	15,221	15,701
Provision for loan losses	1,785	2,334	1,209
Net interest income after provision for loan losses	13,863	12,887	14,492

NONINTEREST INCOME
Income from fiduciary activities	1,407	1,400	1,400
Service charges on deposit accounts	1,330	1,245	1,270
Other noninterest income	1,514	1,164	713
Securities gains (losses)	—	(43)	(40)

TOTAL NONINTEREST INCOME	4,251	3,766	3,343

NONINTEREST EXPENSE
Salaries, wages, and other employee benefits	6,960	6,523	5,978
Premises and equipment expense	1,869	1,768	1,709
Data processing expense	788	781	716
Advertising and public relations	205	277	319
Postage	258	290	283
Intangible amortization	—	444	448
Supplies and printing	344	407	337
Other noninterest expense	2,340	2,894	3,299

TOTAL NONINTEREST EXPENSE	12,764	13,384	13,089

Income before income taxes	5,350	3,269	4,746
Provision for income taxes	1,975	1,124	1,665

NET INCOME	3,375	2,145	3,081

Other comprehensive income (loss), net of tax	(683)	840	1,427

COMPREHENSIVE INCOME	$2,692	$2,985	$4,508

NET INCOME PER COMMON SHARE:

Basic	$1.69	$1.07	$1.54
Diluted	$1.69	$1.07	$1.54

AVERAGE SHARES OUTSTANDING:

Basic	1,994,648	2,000,000	2,000,000
Diluted	1,994,648	2,000,000	2,000,000

The accompanying notes are an integral part of the consolidated financial statements.

First Century Bankshares, Inc.  Page  24

Consolidated Statements of Cash Flows

	Years Ended December 31,

	2002	2001	2000

	(Dollars in Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income before adjustments to reconcile net income to net cash provided by operating activities:	$3,375	$2,145	$3,081
Provision for loan losses	1,785	2,334	1,209
Depreciation and amortization	828	1,289	1,291
Deferred income tax expense (benefit)	214	(88)	56
Securities losses	—	43	40
(Increase) decrease in interest receivable	426	969	(807)
Net investment amortization and (accretion)	95	(124)	(9)
Net (increase) decrease in other assets	480	1,536	(60)
Net increase (decrease) in interest payable and other liabilities	(85)	148	(300)

NET CASH PROVIDED BY OPERATING ACTIVITIES	7,118	8,252	4,501

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of securities held to maturity	(1,013)	(2,657)	(1,779)
Purchases of securities available for sale	(58,247)	(60,266)	(24,374)
Redemptions (purchases) of Federal Home Loan Bank stock	474	(46)	(25)
Proceeds from maturities and calls of securities held to maturity	2,176	1,891	865
Proceeds from maturities and calls of securities available for sale	54,946	62,599	13,031
Proceeds from sales of securities available for sale	—	1,862	4,967
Proceeds from sales of securities held to maturity	—	313	—
Net (increase) decrease in loans	5,296	(317)	(1,703)
Acquisition of premises and equipment	(679)	(1,161)	(621)
Proceeds from disposal of premises and equipment	—	204	2

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	2,953	2,422	(9,637)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in demand and savings deposits	1,012	(1,962)	251
Net increase (decrease) in time deposits	(10,438)	(8,001)	7,190
Net increase (decrease) in short-term borrowings	(275)	3,533	(3,471)
Purchase of treasury stock	(147)	—	—
Cash dividends paid	(1,694)	(1,700)	(1,700)

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	(11,542)	(8,130)	2,270

Net increase (decrease) in cash and cash equivalents	(1,471)	2,544	(2,866)
Cash and cash equivalents at beginning of year	18,289	15,745	18,611

Cash and cash equivalents at end of year	$16,818	$18,289	$15,745

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$6,020	$10,547	$12,242
Income taxes	$2,004	$1,013	$2,091

The accompanying notes are an integral part of the consolidated financial statements.

First Century Bankshares, Inc.  Page  25

Consolidated Statements of Changes in Stockholders’ Equity

	Common Stock	Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss), Net of tax

	(Dollars in Thousands, Except Per Share Data)
YEAR ENDED DECEMBER 31, 2000
Balance at January 1, 2000	$2,500	$785	$26,740	$—	$(1,151)
Net income	—	—	3,081	—	—
Other comprehensive income, net of tax	—	—	—	—	1,427
Cash dividends declared - $0.85 per share	—	—	(1700)	—	—

Balance at December 31, 2000	2,500	785	28,121	—	276

YEAR ENDED DECEMBER 31, 2001
Net income	—	—	2,145	—	—
Other comprehensive income, net of tax	—	—	—	—	840
Cash dividends declared - $0.85 per share	—	—	(1,700)	—	—

Balance at December 31, 2001	2,500	785	28,566	—	1,116

YEAR ENDED DECEMBER 31, 2002
Net income	—	—	3,375	—	—
Purchase 9,000 shares of treasury stock	—	—	—	(147)	—
Other comprehensive loss, net of tax	—	—	—	—	(683)
Cash dividends declared - $0.85 per share	—	—	(1,694)	—	—

Balance at December 31, 2002	$2,500	$785	$30,247	$(147)	$433

The accompanying notes are an integral part of the consolidated financial statements.

First Century Bankshares, Inc.  Page  26

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting and Reporting Policies

First Century Bankshares, Inc. (the “Corporation”), and its wholly owned subsidiaries, First Century Bank, N.A. and First Century Financial Services, LLC, operate eleven branches in southern West Virginia and southwestern Virginia. The Corporation’s primary source of revenue is derived from loans to customers who are predominately small to medium size businesses and middle income individuals. The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and to general practices within the banking industry. Certain reclassifications have been made to the prior years’ financial statements to place them on a comparable basis with the current year’s financial statements. The following is a summary of the more significant accounting and reporting policies:

Management Estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation — The consolidated financial statements include the accounts of First Century Bankshares, Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and cash equivalents — For purposes of reporting cash flows, cash equivalents include cash on hand and amounts due from banks (including cash items in process of collection); interest-bearing balances with banks and federal funds sold. To comply with Federal Reserve regulations, the subsidiary bank is required to maintain reserve balances with the Federal Reserve Bank of Richmond. The amount of those reserve balances at December 31, 2002, was approximately $5,024,000.

Securities — Securities are classified as either held to maturity, available for sale or trading. Classification of securities is determined on the date of purchase. In determining such classification, debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as held to maturity and are carried at amortized cost. All other securities are classified as available for sale and are carried at fair value with unrealized gains and losses included in comprehensive income. The Corporation has no securities classified as trading.

Realized gains and losses, determined using the specific identification method, and declines in value judged to be other than temporary are included in noninterest income. Premiums and discounts are amortized into interest income using a level yield method.

Loans — Loans are reported at their principal outstanding balance net of charge-offs and certain other deferred or unearned income. Interest income is recognized as earned using the interest method.

Allowance for loan losses — The adequacy of the allowance for loan losses is periodically evaluated by the Corporation in order to maintain the allowance at a level that is sufficient to absorb probable credit losses. Management’s evaluation of the adequacy of the allowance

First Century Bankshares, Inc.  Page  27

1. Summary of Significant Accounting and Reporting Policies (continued)

is based on a review of the Corporation’s historical loss experience, known and inherent risks in the loan portfolio, including adverse circumstances that may affect the ability of the borrower to repay interest and/or principal, the estimated value of collateral, and an analysis of the levels and trends of delinquencies, charge-offs, and the risk ratings of the various loan categories. Such factors as the level and trend of interest rates and the condition of the national and local economies are also considered. Estimates may change at some point in the future.

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

The Corporation uses several factors in determining if a loan is impaired. The internal asset classification procedures include a thorough review of significant loans and lending relationships and include the accumulation of related data. This data includes loan payment status, borrowers’ financial data and borrowers’ operating factors such as cash flows, operating income or loss, etc.

When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

Income recognition on impaired and nonaccrual loans — Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-collateralized and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

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

First Century Bankshares, Inc.  Page  28

1. Summary of Significant Accounting and Reporting Policies (continued)

limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

Other Real Estate Owned — Other real estate owned includes properties on which the Corporation’s subsidiary has foreclosed and taken title. Real estate properties acquired as a result of foreclosures are carried at the lower of the recorded investment in the loan or the fair value less estimated selling costs. Any excess of the outstanding principal loan balance over the fair value less estimated selling costs of the foreclosed property is charged to the allowance for loan losses. Any subsequent fair value adjustments and net operating expenses are charged to noninterest expense.

Premises and Equipment — Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed by the straight-line method based upon the estimated useful lives of the assets. Buildings and improvements have estimated useful lives of 20 to 40 years. Equipment and fixtures have estimated useful lives of 3 to 10 years. The cost of major improvements is capitalized. The expenditures for maintenance and repairs are charged to expense as incurred. Gains or losses on assets sold are included in other operating income.

Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities — The Corporation applies a financial-components approach that focuses on control when accounting and reporting for transfers and servicing of financial assets and extinguishments of liabilities. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This approach provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.

Goodwill And Other Intangibles — Prior to December 31, 2001, the cost of the investments in acquired institutions in excess of amounts attributable to tangible and identified intangible assets at dates of acquisition was recorded as goodwill and amortized to operations over periods from 15 - 25 years using the straight-line method. A portion of the cost of purchased subsidiaries represented the value associated with the future earnings potential of the acquired core deposit base and was being amortized over eight years through December 31, 2000, the estimated life of the deposit base. The unamortized balance of intangibles totaled approximately $5,183,000 at December 31, 2001, representing only goodwill and unidentified intangibles, net of accumulated amortization of $1,555,000 and is included in other assets. In 2002, under Statement of Financial Accounting Standards (SFAS) No. 142, goodwill and unidentified intangible assets are no longer amortized, but are reviewed at least annually for impairment using the discounted cash flow method. Impaired goodwill or unidentified intangible assets are written down to fair value, calculated using the discounted cash flow method. The unimpaired balance of intangibles totaled approximately $5,542,000 at December 31, 2002.

Income Taxes — The Corporation files a consolidated federal income tax return. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of

First Century Bankshares, Inc.  Page  29

1. Summary of Significant Accounting and Reporting Policies (continued)

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

Segment Information — Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Corporation has determined that it has one significant operating segment, the providing of general commercial financial services to customers located in the geographic areas of southern West Virginia and southwestern Virginia. The various products are those generally offered by community banks, and the allocation of resources is based on the overall performance of the institution, versus the individual branches or products.

Comprehensive Income — The Company classifies items of other comprehensive income by their nature in the financial statements and displays accumulated other comprehensive income separately from retained earnings in the equity section of the balance sheet. Unrealized gains and losses on available for sale securities and net accrued pension benefit liability are the components of the Company’s other comprehensive income.

New Accounting Pronouncements — Effective January 1, 2002, the Corporation adopted the provisions of Financial Accounting Standards Board Statement No. 141, “Business Combinations” (SFAS 141). SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is prohibited. The implementation of SFAS 141 did not have a material impact on the Corporation’s consolidated financial position or consolidated results of operations.

Effective January 1, 2002, the Corporation adopted the provisions of Financial Accounting Standards Board Statements No. 143 “Accounting for Asset Retirement Obligations” (SFAS 143), and No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144).

SFAS 143 requires that obligations associated with the retirement of tangible long-lived assets be recorded as a liability when those obligations are incurred, with the amount of liability initially measured at fair value. SFAS 143 is effective for financial statements beginning after June 15, 2002, though early adoption is encouraged. The implementation of this statement did not have a material impact on the Corporation’s consolidated financial position or consolidated results of operations.

SFAS 144 supersedes SFAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.” SFAS 144 applies to all long-lived assets including discontinued operations, and amends Accounting Principle Board Opinion No. 30, “Reporting the Effect of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book or fair value less cost to sell. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and its provisions are generally expected to be applied prospectively. The implementation of this statement did not have a material impact on the Corporation’s consolidated financial position or consolidated results of operations.

First Century Bankshares, Inc.  Page  30

1. Summary of Significant Accounting and Reporting Policies (continued)

The Financial Accounting Standards Board has issued SFAS 145 “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (SFAS 145). This Statement rescinds SFAS No.4, “Reporting Gains and Losses from Extinguishment of Debt,” and an amendment of that Statement, SFAS 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements.” This Statement also rescinds SFAS 44, “Accounting for Intangible Assets of Motor Carriers.” This Statement amends SFAS 13, “Accounting for Leases,” to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of SFAS 145 related to the rescission of SFAS 4 shall be applied in fiscal years beginning after May 15, 2002. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in Opinion 30 for classification as an extraordinary item shall be reclassified. Early application of the provisions of this Statement related to the rescission of SFAS 4 is encouraged. The provisions in paragraphs 8 and 9(c) of SFAS 145 related to SFAS 13 shall be effective for transactions occurring after May 15, 2002, with early application encouraged. All other provisions of SFAS 145 shall be effective for financial statements issued on or after May 15, 2002, with early application encouraged. Management does not anticipate the implementation of this statement to have a material impact on the Corporation’s consolidated financial position or consolidated results of operations.

In June 2002 the Financial Accounting Standards Board issued FAS 146 “Accounting for Costs Associated with Exit or Disposal Activities.” This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. Management does not anticipate the implementation of this statement to have a material impact on the Corporation’s consolidated financial position or consolidated results of operations.

The Financial Accounting Standards Board has issued FAS 147, “Acquisitions of Certain Financial Institutions, an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9” (SFAS 147). FASB Statement No. 72, “Accounting for Certain Acquisitions of Banking or Thrift Institutions,” and FASB Interpretation No. 9, “Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method,” provided interpretive guidance on the application of the purchase method to acquisitions of financial institutions. Except for transactions between two or more mutual enterprises, SFAS 147 removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with FASB Statements No. 141, “Business Combinations,” and No. 142, “Goodwill and Other Intangible Assets.” Thus, the requirement in paragraph 5 of Statement 72 to recognize (and

First Century Bankshares, Inc.  Page  31

1. Summary of Significant Accounting and Reporting Policies (continued)

subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset no longer applies to acquisitions within the scope of SFAS 147.

In addition, SFAS 147 amends FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that SFAS 144 requires for other long-lived assets that are held and used. Paragraph 5 of SFAS 147, which relates to the application of the purchase method of accounting, is effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions in paragraph 6 related to accounting for the impairment or disposal of certain long-term customer-relationship intangible assets are effective on October 1, 2002.Transition provisions for previously recognized unidentifiable intangible assets in paragraphs 8-14 are effective on October 1, 2002, with earlier application permitted. Management does not anticipate the implementation of this statement to have a material impact on the Corporation’s consolidated financial position or consolidated results of operations.

In December 2002, the Financial Accounting Standards Board issued FASB Statement No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” (SFAS 148). In light of recent switches by a number of companies to the recognition and measurement provisions of SFAS 123, “Accounting for Stock-Based Compensation,” (and of announcements by other entities of their intentions to switch), the FASB has amended SFAS 123 to add two new transitional approaches when changing from the APB Opinion 25 intrinsic value method of accounting for stock-based employee compensation to the SFAS 123 fair value method. In addition, SFAS 123 has been amended to require disclosure of additional information concerning the effects of stock-based employee compensation on earnings. Finally, SFAS 148 amends APB Opinion 28, “Interim Financial Reporting,” to call for disclosure of SFAS 123 pro forma information on a quarterly basis. Management does not anticipate the implementation of this statement to have a material impact on the Corporation’s consolidated financial position or consolidated results of operations.

On November 25, 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34).” FIN 45 clarifies the requirements of FASB Statement No. 5 (FAS 5), “Accounting for Contingencies,” relating to a guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. For guarantees that fall within the scope of FIN 45, the Interpretation requires that guarantors recognize a liability equal to the fair value of the guarantee upon its issuance. The Corporation’s primary guarantees included within the scope of FIN 45 relates to financial standby letters of credit issued to commercial customers. FIN 45 requires the liability recognized in standalone arm’s-length transactions to be the premium received or receivable by the guarantor. Management does not anticipate the implementation of this interpretation to have a material impact on the Corporation’s consolidated financial position or consolidated results of operations.

First Century Bankshares, Inc.  Page  32

1. Summary of Significant Accounting and Reporting Policies (continued)

In January 2003 the Financial Accounting Standards Board issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities (an interpretation of ARB No. 51).” FIN 46 addresess the consolidation by business enterprises of certain variable interest entities. Management does not anticipate the implementation of this interpretation to have a material impact on the Corporation’s consolidated financial position or consolidated results of operations.

2. Goodwill and Other Intangible Assets - Adoption of Statement 142

Effective January 1, 2002, the Corporation adopted the provisions of Financial Accounting Standards Board Statement No. 142 “Goodwill and Other Intangible Assets,” (SFAS 142). As of January 1, 2002, the Corporation had approximately $5,183,000 in unamortized goodwill from previous acquisitions. SFAS 142 requires a transitional impairment test be performed within six-months of adoption. The initial valuation of the Corporation’s goodwill pursuant to this pronouncement resulted in no write-downs for impairment. Additionally, SFAS 142 requires a reconciliation of previously reported net income and earnings per share, adjusted for changes pursuant to this statement. Following is the pro forma effect of adoption of SFAS 142.

	Years Ended December 31,

	2002	2001	2000

	(Dollars in Thousands, except per share amounts)
Reported net income	$3,375	$2,145	$3,081
Goodwill amortization, net of tax	—	280	280

Adjusted net income	$3,375	$2,425	$3,361

Basic earnings per share:
Reported net income	$1.69	$1.07	$1.54
Goodwill amortization, net of tax	—	0.14	0.14

Adjusted net income	$1.69	$1.21	$1.68

Diluted earnings per share:
Reported net income	$1.69	$1.07	$1.54
Goodwill amortization, net of tax	—	0.14	0.14

Adjusted net income	$1.69	$1.21	$1.68

First Century Bankshares, Inc.  Page  33

3. Securities

Securities available for sale at December 31, 2002 and 2001 are summarized as follows:

	2002

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value

	(Dollars in Thousands)
U.S. Government obligations	$2,989	$63	$—	$3,052
U.S. Government agency obligations	62,058	905	1	62,962
Mortgage-backed securities	2,897	52	—	2,949
Other debt securities	9,188	499	19	9,668

TOTAL SECURITIES AVAILABLE FOR SALE	$77,132	$1,519	$20	$78,631

	2001

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value

	(Dollars in Thousands)
U.S. Government obligations	$1,971	$110	$—	$2,081
U.S. Government agency obligations	60,678	1,417	88	62,007
Mortgage-backed securities	2,007	51	—	2,058
Equity securities	9,239	221	21	9,439

TOTAL SECURITIES AVAILABLE FOR SALE	$73,895	$1,799	$109	$75,585

Securities held to maturity at December 31, 2002 and 2001 are summarized as follows:

	2002

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value

	(Dollars in Thousands)
Mortgage-backed securities	$9	$—	$—	$9
State and municipal obligations	9,407	451	46	9,812
Other debt securities	150	—	—	150

TOTAL SECURITIES HELD TO MATURITY	$9,566	$451	$46	$9,971

	2001

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value

	(Dollars in Thousands)
Mortgage-backed securities	$64	$—	$—	$64
State and municipal obligations	10,494	248	97	10,645
Other debt securities	150	—	—	150

TOTAL SECURITIES HELD TO MATURITY	$10,708	$248	$97	$10,859

Securities with an aggregate value of $40,597,000 at December 31, 2002 and $41,688,000 at December 31, 2001, were pledged to secure public and trust deposits and for other purposes required or permitted by law, including approximately $18,571,000 at December 31, 2002 and $15,276,000 at December 31, 2001 pledged to secure repurchase agreements.

Gross gains of $17,000 and gross losses of $30,000 were recognized on sales of available for sale securities for the year ended December 31, 2001. Additionally, during the year ended December 31, 2001, approximately $343,000 in held to maturity securities were sold as the result of significant deterioration in the issuer’s creditworthiness. Gross losses

First Century Bankshares, Inc.  Page  34

3. Securities (continued)

of $30,000 were recognized on this sale. Gross losses of $40,000 were recognized on sales of available for sale securities for the year ended December 31, 2000. There were no sales of securities for the year ended December 31, 2002.

The amortized cost and estimated market value for securities available for sale and securities held to maturity by contractual maturities at December 31, 2002 are shown in the following tables. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

	Amortized Cost	Estimated Market Value	Net Unrealized Gains

	(Dollars in Thousands)
Due in one year or less	$4,985	$5,084	$99
Due after one year through five years	70,682	72,045	1,363
Due after five years through ten years	1,465	1,502	37

TOTAL SECURITIES AVAILABLE FOR SALE	$77,132	$78,631	$1,499

	Amortized Cost	Estimated Market Value	Net Unrealized Gains

	(Dollars in Thousands)
Due in one year or less	$732	$742	$10
Due after one year through five years	5,090	5,288	198
Due after five years through ten years	3,404	3,570	166
Due after ten years	340	371	31

TOTAL SECURITIES HELD TO MATURITY	$9,566	$9,971	$405

4. Loans

Loans at December 31, 2002 and 2001 consisted of the following:

	December 31,

	2002	2001

	(Dollars in Thousands)
Commercial, financial and agricultural	$43,725	$49,056
Real estate-construction	12,268	7,755
Real estate-mortgage (residential and commercial)	159,233	161,074
Installment loans to individuals	21,234	26,183

Total loans	236,460	244,068
Less: allowance for loan losses	3,005	3,180

NET LOANS	$233,455	$240,888

The Corporation’s subsidiary has had and can be expected to have in the future various banking transactions with directors, executive officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties). The total amount of these loans was $13,796,000 and $14,924,000 at December 31, 2002 and 2001, respectively. During 2002, $14,332,000 in loan advances or reclassifications were made and repayments were $15,460,000.

First Century Bankshares, Inc.  Page  35

5. Allowance for Loan Losses

An analysis of changes in the allowance for loan losses for 2002, 2001 and 2000 is as follows:

	Years Ended December 31,

	2002	2001	2000

	(Dollars in Thousands)
Balance at beginning of year	$3,180	$3,180	$3,050
Provision for loan losses	1,785	2,334	1,209
Recoveries on loans previously charged off	206	304	103
Loans. charged off	(2,166)	(2,638)	(1,182)

BALANCE AT END OF YEAR	$3,005	$3,180	$3,180

The following is a summary of loans considered impaired:

	December 31,

	2002	2001

	(Dollars in Thousands)
Gross impaired loans	$3,375	$5,699
Valuation allowance for impaired loans	663	848

Recorded investment in impaired loans	$2,712	$4,851

The average recorded investment in impaired loans for the years ended December, 31, 2002, 2001 and 2000 was $2,959,000, $5,586,000 and $4,817,000, respectively. There was no interest income recognized on impaired loans (during the portion of the year they were impaired) for the years ended December 31, 2002, 2001 and 2000. At December 31, 2002, 2001 and 2000, the Corporation had nonaccrual loans of $2,819,000, $3,045,000 and $5,887,000, respectively. Interest income of $157,000, $46,000 and $91,000 was recognized on these loans in 2002, 2001 and 2000, respectively. Had these loans performed in accordance with their original terms, additional interest income of $184,000, $484,000 and $527,000 would have been recorded in 2002, 2001 and 2000, respectively.

At December 31, 2002, 2001 and 2000, the Corporation had loans past-due 90 days or more and still in accrual status of $612,000, $1,140,000 and $3,320,000, respectively.

Additionally, at December 31, 2002, 2001 and 2000, the Corporation had other real estate owned of $793,000, $1,279,000 and 1,001,000, respectively.

6. Premises and Equipment

Premises and equipment at December 31, 2002 and 2001 consisted of the following:

	December 31,

	2002	2001

	(Dollars in Thousands)
Land	$1,856	$1,466
Buildings and improvements	10,005	9,892
Equipment and fixtures	5,627	5,735

Total	17,488	17,093

Less accumulated depreciation	6,988	6,442

NET PREMISES AND EQUIPMENT	$10,500	$10,651

Depreciation charged to operating expense amounted to $828,000 in 2002, $844,000 in 2001, and $843,000 in 2000.

First Century Bankshares, Inc.  Page  36

7. Deposits

Deposits at December 31, 2002 and 2001 were as follows:

	December 31,

	2002	2001

	(Dollars in Thousands)
Individuals, partnerships and corporations:
Demand deposits	35,097	$33,995
Time and savings deposits	261,403	270,289
U.S. Government	307	97
States and political subdivisions	8,865	11,128
Certified and official checks	2,275	1,864

TOTAL DEPOSITS	$307,947	$317,373

The scheduled maturities of time deposits at December 31, 2002 were as follows:

(Dollars in Thousands)
2003	$103,118
2004	12,241
2005	4,645
2006	1,166
Thereafter	3,644

TOTAL TIME DEPOSITS	$124,814

Time deposits included certificates of deposit issued in amounts of $100,000 or more totaling approximately $29,888,000 and $33,107,000 at December 31, 2002 and 2001, respectively.

8. Short-term Borrowings

Short-term borrowings consist of securities sold under agreements to repurchase. Securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Information concerning securities sold under agreements to repurchase at December 31, 2002 and 2001 is summarized as follows:

	2002	2001

	(Dollars in Thousands)
Average balance during the year	$17,340	$18,051
Average interest rate during the year	0.91%	2.96%
Maximum month-end balance during the year	$20,880	$22,506

9. Other Comprehensive Income

Other comprehensive income is defined as comprehensive income exclusive of net income. Other comprehensive income (loss) consists of the following:

	Years Ended December 31,

	2002	2001	2000

Unrealized gains (losses) on available for sale securities arising during the year	$(192)	$1,203	$2,108
Reclassification adjustment for (gains) losses included in net income	—	43	40
Minimum pension liability adjustment	(890)	—	—

Other comprehensive income (loss) before tax	(1,082)	1,246	2,148
Income tax (expense) benefit related to other comprehensive income	399	(406)	(721)

Other comprehensive income (loss), net of tax	$(683)	$840	$1,427

First Century Bankshares, Inc.  Page  37

10. Earnings Per Share

The following table reconciles the numerator and denominator of the basic and diluted computations for net income per common share for the years ended December 31, 2002, 2001 and 2000:

	2002

	Income (Numerator)	Weighted Average Shares (Denominator)	Per-Share Amount

Basic EPS:
Income available to common shareholders	$3,375,000	1,994,648	$1.69
Diluted EPS:
Effect of dilutive securities — Stock options	—	—

Income available to common shareholders and assumed conversions	$3,375,000	1,994,648	$1.69

	2001

	Income (Numerator)	Weighted Average Shares (Denominator)	Per-Share Amount

Basic EPS:
Income available to common shareholders	$2,145,000	2,000,000	$1.07
Diluted EPS:
Effect of dilutive securities — Stock options	—	—

Income available to common shareholders and assumed conversions	$2,145,000	2,000,000	$1.07

	2000

	Income (Numerator)	Weighted Average Shares (Denominator)	Per-Share Amount

Basic EPS:
Income available to common shareholders	$3,081,000	2,000,000	$1.54
Diluted EPS:
Effect of dilutive securities — Stock options	—	—

Income available to common shareholders and assumed conversions	$3,081,000	2,001,907	$1.54

11. Stock Option Plans

The Corporation’s 1998 Officer Stock Option Plan (the “Officer Plan”) provides for the issuance of 170,000 options to purchase shares of the Corporation’s common stock to officers of the Corporation. The options can have an original term of up to ten years with an exercise price equal to the market price of the common stock on the date of grant, as defined by the Officer Plan. The options vest 20% per year after their date of grant. At December 31, 2002, the weighted average remaining contractual life of the outstanding options was 72 months. At December 31, 2002, options for 81,780 shares of common stock were reserved for future issuance for the Officer Plan.

The Corporation’s 1998 Director Stock Option Plan (the “Director Plan”) provides for the issuance of 30,000 options to purchase shares of the Corporation’s common stock to directors of the Corporation and its subsidiaries. The options can have an original term of up to ten years with an exercise price equal to the market price of the common stock on the date of grant, as defined by the Director Plan. The options are fully vested upon their

First Century Bankshares, Inc.  Page  38

11. Stock Option Plans (continued)

date of grant. At December 31, 2002, the weighted average remaining contractual life of the outstanding options was 71 months. At December 31, 2002, options for 10,000 shares of common stock were reserved for future issuance for the Director Plan.

The Corporation accounts for the Officer Plan and the Director Plan under the provisions of SFAS No. 123, “Accounting for Stock Based Compensation.” As permitted by SFAS No. 123, the Corporation has chosen to apply APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for options granted under the plans. Had compensation cost for the Corporation’s plans been determined based on the fair value at the grant dates for awards under the plans consistent with the method of SFAS No. 123, the Corporation’s net income and net income per share for the years ended December 31, 2002, 2001 and 2000, would have been decreased to the pro forma amounts indicated below.

	2002

	As Reported	Pro Forma

Net income	$3,375,000	$3,329,000

Net income per share-Basic and diluted	$1.69	$1.67

	2001

	As Reported	Pro Forma

Net income	$2,145,000	$2,131,000

Net income per share-Basic and diluted	$1.07	$1.06

	2000

	As Reported	Pro Forma

Net income	$3,081,000	$3,067,000

Net income per share-Basic and diluted	$1.54	$1.53

The fair value of each option grant is estimated on the date of grant using the BlackScholes option pricing model with the following weighted-average assumptions used for the 2002 grants: 5% dividend growth rate; expected volatility of 26.41%; risk-free interest rate of 3.84%; and expected life of seven years.

First Century Bankshares, Inc.  Page  39

11. Stock Option Plans (continued)

A summary of the Corporation’s stock option activity, and related information for the years ended December 31, is as follows:

	2002		2001		2000

	Option Shares	Weighted- Average Exercise Price	Option Shares	Weighted- Average Exercise Price	Option Shares	Weighted- Average Exercise Price

Officer stock options:
Outstanding, beginning of year	52,220	$20.25	52,220	$20.25	52,220	$20.25
Granted	36,000	18.00	—	—	—	—
Exercised	—	—	—	—	—	—
Forfeited	—	—	—	—	—	—

Outstanding, end of year	88,220	$19.33	52,220	$20.25	52,220	$20.25

Exercisable at end of year	41,776	$20.25	31,332	$20.25	20,888	$20.25
Weighted-average fair value of options granted during the year	$2.51		$—		$—
Director stock options:
Outstanding, beginning of year	13,000	$20.25	14,000	$20.25	18,000	$20.25
Granted	7,000	18.00	—	—	—	—
Exercised	—	—	—	—	—	—
Forfeited	—	—	1,000	20.25	4,000	20.25

Outstanding, end of year	20,000	$19.46	13,000	$20.25	14,000	$20.25

Exercisable at end of year	20,000	$19.46	13,000	$20.25	14,000	$20.25
Weighted-average fair value of options granted during the year	$2.51		$—		$—

12. Post Employment Benefits

The Corporation has a noncontributory pension plan covering all eligible employees with six months of service who have attained the age of twenty and one-half. Contributions to the plan are based on computations by independent actuarial consultants. The plan’s assets include common stock, fixed income securities, short-term investments and cash.

The Corporation sponsors two defined benefit post retirement plans that cover both salaried and nonsalaried employees. One plan provides medical benefits, and the other provides life insurance benefits. The post retirement health care plan is contributory and the life insurance plan is noncontributory. The health plan has an annual limitation (a “cap”) on the dollar amount of the employer’s share of the cost of covered benefits incurred by a plan participant. The retiree is responsible, therefore, for the amount by which the cost of the benefit coverage under the plan incurred during a year exceeds that cap. No health care cost increases have been factored into the health plan’s actuarial calculations due to this cap.

First Century Bankshares, Inc.  Page  40

12. Post Employment Benefits (continued)

The following table outlines the changes in the Corporation’s postemployment benefit plan obligations, assets and funded status for the years ended December 31, 2002 and 2001, and the assumptions and components of net periodic benefit costs for the three years in the period ended December 31, 2002.

	Pension Benefits		Other Postretirement Benefits

	2002	2001	2002	2001

	(Dollars in Thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$8,577	$7,720	$864	$1,412
Service cost	429	418	14	13
Interest cost	549	493	54	54
Actuarial (gain) loss	(117)	242	(42)	(551)
Benefits paid	(117)	(296)	(50)	(64)

Benefit obligation at end of year	9,321	8,577	840	864

Change in plan asset
Fair value of plan assets at beginning of year	8,314	9,098	—	—
Actual return on plan assets	(1,187)	(488)	—	—
Employer contribution	240	—	50	64
Benefits paid	(117)	(296)	(50)	(64)

Fair value of plan assets at end of year	7,250	8,314	—	—

Funded status	2,071	(263)	(840)	(864)
Unrecognized net actuarial (gain) loss	2,923	1,134	(668)	(668)
Unrecognized prior service cost	359	403	—	—
Unrecognized transition obligation	(194)	(259)	553	609

Net amount recognized	$1,017	$1,015	$(955)	$(923)

Amounts recognized in the statement of financial position consist of:
Prepaid (accrued) benefit cost	$1,017	$1,015	$(955)	$(923)
Accrued benefit liability	(1,249)	—	—	—
Intangible asset	359	—	—	—
Accumulated other comprehensive income	890	—	—	—

Net amount recognized	$1,017	$1,015	$(955)	$(923)

	Pension Benefits			Other Postretirement Benefits

	2002	2001	2000	2002	2001	2000

Weighted-average assumptions as of 12/31
Discount rate	6.50%	6.50%	6.50%	6.50%	6.50%	6.50%
Expected return on plan assets	8.00%	9.00%	9.00%	N/A	N/A	N/A
Rate of compensation increase	3.00%	3.00%	3.00%	N/A	N/A	N/A
.
Components of net periodic benefit cost
Service cost	$429	$417	$346	$14	$13	$24
Interest cost	549	493	445	54	54	86
Expected return on plan assets	(736)	(806)	(844)	—	—	—
Amortization of prior service cost	44	44	44	—	—	—
Amortization of transition obligation	(65)	(65)	(65)	56	56	56
Recognized net actuarial (gain) loss	17	—	(41)	(43)	(43)	(3)

Net periodic (benefit) cost	$238	$83	$(115)	$81	$80	$163

First Century Bankshares, Inc.  Page  41

12. Post Employment Benefits (continued)

The Corporation maintains a qualified 401(k) retirement savings plan. All full time employees are eligible to participate on a voluntary basis, after completing their first year of service. All employees may elect to make pretax contributions up to a maximum of fifteen percent (15%) of their salary, which are matched fifty percent (50%) by the Corporation. Total amounts charged to operating expense for payments pursuant to this plan were approximately $128,000 in 2002, $127,000 in 2001 and $124,000 in 2000.

13. Income Taxes

The provision for income taxes consisted of the following:

	Years Ended December 31,

	2002	2001	2000

	(Dollars in Thousands)
Tax provision attributed to income from operations:
Current:
Federal	$1,340	$897	$1,291
State	421	315	318
Deferred expense (benefit)	214	(88)	56

PROVISION FOR INCOME TAX	$1,975	$1,124	$1,665

The components of deferred tax assets and liabilities at December 31, 2002 and 2001 were as follows:

	2002	2001

	(Dollars in Thousands)
Allowance for loan losses	$696	$726
Retirement plans	323	—
Marketable equity securities and capital loss carryforwards	48	243
Other reserves	47	73

Gross deferred tax assets	1,114	1,042
Valuation allowance	(48)	(243)

Deferred tax assets	1,066	799

Depreciation	(289)	(279)
Goodwill	(159)	—
Retirement plans	—	(22)
Unrealized gains on securities available for sale	(510)	(575)

Gross deferred tax liabilities	(958)	(876)

NET DEFERRED TAX ASSET (LIABILITY)	$108	$(77)

A valuation allowance was established for the writedowns of marketable equity securities and capital loss carryforwards because their recognition is limited to future capital gains generated by the Corporation. No tax benefit has been recognized in the financial statements for the writedowns or capital loss carryforwards.

The principal differences between the effective tax rate and the federal statutory rate were as follows:

	Years Ended December 31,

	2002		2001		2000

	(Dollars in Thousands)
	Amount	%	Amount	%	Amount	%

Provision at statutory rate	$1,819	34	$1,112	34	$1,614	34
Tax-exempt interest income from certain investment securities and loans	(168)	(3)	(178)	(6)	(171)	(3)
State income tax expense, net of federal benefit	287	5	199	6	208	4
Other, net	37	1	(9)	—	14	—

PROVISION FOR INCOME TAXES	$1,975	37	$1,124	34	$1,665	35

First Century Bankshares, Inc.  Page  42

14. Commitments and Contingencies

In the normal course of business, the Corporation is involved in various legal suits and proceedings. In the opinion of management, based on the advice of legal counsel, these suits are without substantial merit and should not result in judgments which in the aggregate would have a material adverse effect on the Corporation’s financial statements.

15. Financial Instruments, Concentrations of Credit and Fair Values

The subsidiary of the Corporation is party to various financial instruments with off-balance sheet risk arising in the normal course of business to meet the financing needs of its customers. Those financial instruments include commitments to extend credit and standby letters of credit. These commitments include standby letters of credit of approximately $5,005,000 at December 31, 2002 and $3,711,000 at December 31, 2001. These instruments contain various elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. Additionally, certain off-balance sheet items of approximately $37,951,000 at December 31, 2002, and $36,951,000 at December 31, 2001, comprised primarily of unfunded loan commitments, have an estimated fair value that is not materially different from the notional amount.

The subsidiary’s exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is the contractual amount of those instruments. The subsidiary uses the same credit policies in making commitments and conditional obligations that it does for on-balance sheet instruments.

The Corporation’s subsidiary grants various types of credit including, but not limited to, agriculture, commercial, consumer, and residential loans to customers primarily located throughout southern West Virginia and southwestern Virginia. Each customer’s creditworthiness is examined on a case by case basis. The amount of collateral obtained, if any, is determined by management’s credit evaluation of the customer. Collateral held varies, but may include property, accounts receivable, inventory, plant and equipment, securities, or other income producing property. The loan portfolio is generally well diversified and geographically dispersed within the region. Within each specific industry, borrowers are well diversified as to specialty, service, or other unique feature of the overall industry. A substantial portion of the customers’ ability to honor their contractual commitment is largely dependent upon the economic conditions of the respective industry and overall economic conditions of the region. At December 31, 2002, the Corporation had a concentration of $10,940,000, or 32.4% of stockholders’ equity in loans to borrowers in the hospitality industry. This concentration is diversified by geography throughout the Mid-Atlantic region.

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires the disclosure of the estimated fair value of on and off-balance sheet financial instruments. For the Corporation, as for most financial institutions, approximately 95% of its assets and liabilities are considered financial instruments as defined by SFAS 107. Most of the Corporation’s financial instruments, however, lack an available trading market characterized by a willing buyer and a willing seller engaging in an exchange transaction. It is also the Corporation’s general practice and intent to hold its financial instruments to maturity and not to engage in trading or sales activities. Therefore, significant estimations and present value calculations were used by the Corporation for the purposes of this disclosure.

First Century Bankshares, Inc.  Page  43

15. Financial Instruments, Concentrations of Credit and Fair Values (continued)

Estimated fair values have been determined by the Corporation using the best available data and an estimation methodology suitable for each category of financial instruments.

The estimated fair value and the recorded book balances at December 31, 2002 and 2001 were as follows:

	2002		2001

	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount

	(Dollars in Thousands)		(Dollars in Thousands)

Assets:
Cash and due from banks	$16,818	$16,818	$16,289	$16,289
Securities available for sale	78,631	78,631	75,585	75,585
Securities held to maturity	9,971	9,566	10,859	10,708
Federal Home Loan Bank and Federal Reserve Bank stock	752	752	1,226	1,226
Federal funds sold	—	—	2,000	2,000
Net loans	243,589	233,455	248,093	240,888

Liabilities:
Deposits with no stated maturities	183,133	183,133	182,121	182,121
Deposits with stated maturities	126,258	124,814	137,146	135,252
Short-term borrowings	16,745	16,745	17,020	17,020

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

16. Regulatory Matters

The Corporation’s principal source of funds for dividend payment and debt service is dividends received from the subsidiary bank.

Under applicable Federal laws, the Comptroller of the Currency, the primary regulator of First Century Bank, N.A., restricts the total dividend payments of a national bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits of the two preceding years. At December 31, 2002, retained net profits for the years 2002 and 2001, which were free of such regulatory restrictions, aggregated approximately $1,611,000.

The Corporation and its subsidiary are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by

First Century Bankshares, Inc.  Page  44

16. Regulatory Matters (continued)

regulators that, if undertaken, could have a direct material effect on the Corporation’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its subsidiary must meet specific capital guidelines that involve quantitative measures of the Corporation’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and its subsidiary to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital to average assets (as defined). Management believes, as of December 31, 2002, that the Corporation and its subsidiary meet all capital adequacy requirements to which they are subject.

As of December 31, 2002, First Century Bank, N.A. has received notification from the Office of the Comptroller of the Currency that it is well-capitalized under the regulatory framework for prompt corrective action. To be adequately capitalized, minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table must be maintained. There are no conditions or events since the recent notification that management believes have changed the institution’s category.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2002:
Total Capital (to Risk Weighted Assets):
Consolidated	$30,848	12.12%	> $20,369	> 8.00%
First Century Bank, N.A.	$30,012	11.81%	> $20,335	> 8.00%	> $25,419	> 10.00%
Tier I Capital (to Risk Weighted Assets):
Consolidated	$27,843	10.94%	> $10,185	> 4.00%
First Century Bank, N.A.	$27,007	10.62%	> $10,168	> 4.00%	> $15,252	> 6.00%
Tier 1 Capital (to Average Assets):
Consolidated	$27,843	7.75%	> $14,368	> 4.00%
First Century Bank, N.A.	$27,007	7.53%	> $14,350	> 4.00%	> $17,937	> 5.00%

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2001:
Total Capital (to Risk Weighted Assets):
Consolidated	$29,848	11.52%	> $20,728	> 8.00%
First Century Bank, N.A.	$29,024	11.22%	> $20,699	> 8.00%	> $25,874	> 10.00%
Tier I Capital (to Risk Weighted Assets):
Consolidated	$26,668	10.29%	> $10,364	> 4.00%
First Century Bank, N.A.	$25,844	9.99%	> $10,350	> 4.00%	> $15,525	> 6.00%
Tier 1 Capital (to Average Assets):
Consolidated	$26,668	7.20%	> $14,809	> 4.00%
First Century Bank, N.A.	$25,844	6.99%	> $14,786	> 4.00%	> $18,483	> 5.00%

First Century Bankshares, Inc.  Page  45

17. Quarterly Financial Data (Unaudited)

The summary financial data by quarter for the years ended December 31, 2002, 2001 and 2000 was as follows:

	Quarter Ended

	Mar. 31	June 30	Sept. 30	Dec. 31

	(Dollars in Thousands, Except Per Share Data)
2002
Interest income	$5,463	$5,563	$5,338	$5,170
Net interest income	3,750	4,086	3,909	3,903
Provision for possible loan losses	263	743	439	340
Securities gains (losses)	—	—	—	—
Income before taxes	1,301	1,695	1,272	1,082
Net income	832	1,042	813	688

NET INCOME PER SHARE	$0.42	$0.52	$0.41	$0.34

2001
Interest income	$6,613	$6,547	$6,398	$6,049
Net interest income	3,594	3,770	3,912	3,945
Provision for possible loan losses	195	842	915	382
Securities gains (losses)	—	—	1	(44)
Income before taxes	1,149	533	503	1,084
Net income	755	366	329	695

NET INCOME PER SHARE	$0.38	$0.18	$0.16	$0.35

2000
Interest income	$6,789	$6,936	$7,179	$7,019
Net interest income	3,870	3,965	4,045	3,821
Provision for possible loan losses	174	334	491	210
Securities gains (losses)	—	(40)	—	—
Income before taxes	1,472	1,356	1,513	405
Net income	953	872	979	277

NET INCOME PER SHARE	$0.48	$0.43	$0.49	$0.14

First Century Bankshares, Inc.  Page  46

18. Parent Company Financial Data

Condensed financial information of First Century Bankshares, Inc. (parent company only) is presented below:

STATEMENTS OF FINANCIAL CONDITION

	December 31,

	2002	2001

	(Dollars in Thousands)
Assets:
Cash	$95	$113
Investment in subsidiaries at equity	33,382	32,543
Other assets	364	621

TOTAL ASSETS	$33,841	$33,277

Liabilities:
Other liabilities	$23	$310

TOTAL LIABILITIES	23	310

Stockholders’ Equity:
Common stock–$1.25 par value; 10,000,000 shares authorized and 2,000,000 shares issued at December 31, 2002 and 2001; 1,991,000 shares outstanding at December 31, 2002, and 2,000,000 shares outstanding at December 31, 2001;	2,500	2,500
Paid-in capital	785	785
Retained earnings	30,680	29,682
Treasury stock, at cost	(147)	—

TOTAL STOCKHOLDERS’ EQUITY	33,818	32,967

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$33,841	$33,277

STATEMENTS OF INCOME

	Years Ended December 31,

	2002	2001	2000

	(Dollars in Thousands)
Income:
Dividends from subsidiary bank	$1,900	$2,100	$1,800

TOTAL INCOME	1,900	2,100	1,800

Expenses:
Other	73	67	59

TOTAL EXPENSES	73	67	59

Applicable income taxes (benefits)	(25)	(23)	(22)

Income before equity in undistributed net income of subsidiaries	1,852	2,056	1,763
Equity in undistributed net income of subsidiaries	1,523	89	1,318

NET INCOME	$3,375	$2,145	$3,081

STATEMENT OF CASH FLOWS

	Years Ended December 31,

	2002	2001	2000

	(Dollars in Thousands)
Cash flows from operating activities
Net income	$3,375	$2,145	$3,081
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary	(1,523)	(89)	(1,318)
Other adjustments, net	(29)	6	(16)

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,823	2,062	1,747

Cash flows from investing activities
Investment in subsidiary	—	(400)	—

NET CASH USED BY INVESTING ACTIVITIES	—	(400)	—

Cash flows from financing activities
Purchase of treasury stock	(147)	—	—
Cash dividends paid	(1,694)	(1,700)	(1,700)

NET CASH USED BY FINANCING ACTIVITIES	(1,841)	(1,700)	(1,700)

Net increase (decrease) in cash	(18)	(38)	47
Cash at January 1,	113	151	104

Cash at December 31,	$95	$113	$151

First Century Bankshares, Inc.  Page  47

Report of Independent Accountants

January 31, 2003

The Board of Directors and Stockholders
First Century Bankshares, Inc.:

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income and comprehensive income, of changes in stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of First Century Bankshares, Inc. (formerly Pocahontas Bankshares Corporation) and Subsidiary (the “Corporation”) at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Corporation’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for goodwill and intangible assets.

Greensboro, North Carolina

First Century Bankshares, Inc.  Page  48

Boards of Directors

FIRST CENTURY BANKSHARES, INC.

W. Paul Cole, Jr. President, Cole Motor & Cole Chevrolet-Cadillac	Marshall S. Miller President, Marshall Miller & Associates	John H. Shott Attorney	Frank W. Wilkinson Executive Vice President & Chief Operating Officer First Century Bank, N.A.

Eustace Frederick Retired, Senior Vice President- Mining, Consolidation Coal Co., Southern Appalachia Region	Charles A. Peters President, Peters Equipment, Inc. Secretary, First Century Bankshares, Inc.	Scott H. Shott Shott Foundation	R. W. Wilkinson President & Chief Executive Officer, First Century Bankshares, Inc., First Century Bank, N.A.

B. L. Jackson, Jr. Chairman of the Board First Century Bankshares, Inc.	Byron K. Satterfield Executive Vice President & Chairman of the Trust Investment Committee	Walter L. Sowers President, Pemco Corporation

Robert M. Jones, Jr., M.D. Physician		William Chandler Swope President, Swope Construction Services, Inc.

J. Brookins Taylor, M.D. Physician
FIRST CENTURY BANK, N.A

J. J. Booker, III, M.D. Physician	Robert M. Jones, Jr., MD Physician	Byron K. Satterfield Executive Vice President & Chairman of the Trust Investment Committee	Frank W. Wilkinson Executive Vice President & Chief Operating Officer First Century Bank, N.A.

C. Scott Briers President, Briers, Inc.	Marshall S. Miller President, Marshall Miller & Associates	John H. Shott Attorney	R. W. Wilkinson President & Chief Executive Officer, First Century Bankshares, Inc., First Century Bank, N.A.

W. Paul Cole, Jr. President, Cole Motor & Cole Chevrolet-Cadillac	Charles A. Peters President, Peters Equipment, Inc. Secretary, First Century Bankshares, Inc.	Walter L. Sowers President, Pemco Corporation

Eustace Frederick Retired, Senior Vice President- Mining, Consolidation Coal Co., Southern Appalachia Region		William Chandler Swope President, Swope Construction Services, Inc.

B. L. Jackson, Jr. Chairman of the Board First Century Bankshares, Inc.		J. Brookins Taylor, M.D. Physician
FIRST CENTURY BANK, N.A. WYOMING COUNTY OPERATIONS ADVISORY BOARD

Michelle Brown, DDS Oceana Dental Clinic	Debra L. Brunty Assistant Vice President-Loans Wyoming County Operations, First Century Bank, N.A.	Frank W. Wilkinson Executive Vice President & Chief Operating Officer, First Century Bank, N.A.	Dennis Worrell Partner, Worrell Exxon & Owner, D & T Car Wash

Tom Evans, Jr. President, Evans Funeral Home		R. W. Wilkinson President & Chief Executive Officer, First Century Bankshares, Inc., First Century Bank, N.A.

First Century Bankshares, Inc.  Page  49

Board of Directors

FIRST CENTURY BANK, N.A. WYTHE COUNTY OPERATIONS ADVISORY BOARD

J. J. Booker, III, M.D. Physician	Samuel V. Jones, CPA Hodges, Jones & Mabry, PC	W. Edward Smith Vice President, Wythe County Operations First Century Bank, N.A.	R. W. Wilkinson President & Chief Executive Officer, First Century Bankshares, Inc., First Century Bank, N.A.

James W. Caudill President, R.P. Johnson & Sons	Stephen A. Lester Ewald-Lester Insurance Agency, Inc.	Frank W. Wilkinson Executive Vice President & Chief Operating Officer First Century Bank, N.A.	.

Robert T. Dupuis President, P & T Products, Inc.
FIRST CENTURY BANK, N.A. SUMMERS COUNTY OPERATIONS ADVISORY BOARD

C. Scott Briers President, Briers, Inc.	David L. Parmer Attorney at Law	Bob F. Richmond Vice President, Summers County Operations First Century Bank, N.A.	R. W. Wilkinson President & Chief Executive Officer First Century Bankshares, Inc., First Century Bank, N.A.

James S. Kerr Owner Kerr Realty		Frank W. Wilkinson Executive Vice President & Chief Operating Officer First Century Bank, N.A.

First Century Bankshares, Inc.  Page  50

0fficers

FIRST CENTURY BANKSHARES, INC.

B. L. Jackson, Jr. Chairman of the Board	Robert M. Jones, Jr., MD Vice Chairman of the Board	W. E. Albert Assistant Secretary	J. Ronald Hypes Treasurer

R. W. Wilkinson President & Chief Executive Officer	Charles A. Peters Secretary
FIRST CENTURY BANK, N.A.

ADMINISTRATION	Jean F. Stanley Assistant Cashier, Princeton Office	Randall D. Price Vice President, Loans	Sharon K. Cole Assistant Cashier

R. W. Wilkinson President & Chief Executive Officer	Brenda G. Davidson Branch Manager & Loan Officer, Bluefield Virginia Office	Hal L. Absher Director of Secondary Mortgage Lending	Janet L. Whitten Assistant Cashier

Frank W. Wilkinson Executive Vice President & Chief Operating Officer	Sandra K. Taylor Branch Manager, Pineville Office	Debra L. Brunty Assistant Vice President-Loans, Wyoming County Operations	OPERATIONS

J. Ronald Hypes Senior Vice President & Chief Financial Officer	Rebecca Lynn Daniels Branch Manager, Oceana Office	Gregory Shupe Assistant Vice President, Princeton Office	W. E. Albert Senior Vice President & Cashier

Kenneth W. Beard Vice President & Compliance Officer	Stephanie Bailey Assistant Branch Manager, Oceana Office	Randy N. Bowles Assistant Vice President, Summers County Office	Lonnie E. Cochran Vice President, Operations

John D. Lay Vice President & Controller	Zerna A. Felts Branch Manager & Security Officer, Fort Chiswell Office	Bill J. Keaton Assistant Vice President, Summers County Office	Martha B. Cooper Assistant Vice President, Operations

Wayne L. Blevins Assistant Controller	Michelle L. Thompson Customer Service Manager	Marshall V. Lytton Assistant Vice President, Loans Bluefield Office	Harold A. Mitchell Assistant Vice President, Item Processing

Barbara Moore-Ray Community Development Officer	Kathy L. Peters Teller Manager	Barry W. Whitt Assistant Vice President, Loans	Judy A. Cecil Assistant Cashier

Cynthia L. Higgins Auditor	Linda C. Rider IRA Coordinator	Linda C. Hamer Loan Officer, Princeton Office	TRUST

Lisa A. Huff Director of Human Resources	Ronnie M. Hamlin Facilities Manager & Assistant Security Officer	Wanda Blair Loan Officer, Wytheville Office	John P. Beckett, Jr. Senior Vice President & Trust Officer

David W. Albert IT Manager	Cathy M. Laxton Bank Security Officer	Louise S. Bowen Loan Officer Secondary Mortage Lending	Patsy R. Sykes Vice President & Trust Officer

Deborah L. Bowman Marketing Director	Nancy M. Cales Assistant Cashier	Sheila D. Fortner Consumer Loan Officer, Pineville Office	Elizabeth M. Pruett Vice President & Trust Officer

BRANCH ADMINISTRATION	LOANS	Charlene R. Maynard Consumer Loan Officer, Oceana Office	Julie H. Johnson Vice President & Trust Officer

Christina H. Naylor Vice President, Deposit Operations	Jeffrey L. Forlines Senior Vice President, Chief Credit Officer	Vicky C. Egglestion Consumer Loan Officer, Bluefield Office	Angela M. James Trust Officer, Employee Benefits

Bob F. Richmond Vice President, Summers County Operations	Garnett L. Little Vice President, Loans	Charles E. Lester Collection Officer	Carol A. Oliver Trust Operations Officer

W. Edward Smith Vice President, Wythe County Operations	L. Mori Williams Vice President & City Executive	Rick D. Blevins Consumer Loan Officer/Collection	Yvonne M. Hurst Trust Administrative Officer

Karen R. Kidd Branch Manager/ Assistant Cashier, College Avenue Office			Byron K. Satterfield Executive Vice President & Chairman of the Trust Investment Committee

First Century Bankshares, Inc.  Page  51

First Century Bankshares, Inc.

First Century Bank, N.A. Locations

500 Federal Street Bluefield, WV 24701 (304) 325-8181

525 Federal Street Bluefield, WV 24701 (304) 325-6600

2020 College Avenue Bluefield, WV 24701 (304) 327-5660

1223 Stafford Drive Pine Plaza, Princeton, WV 24740 (304) 425-0856

230 New Hope Road Princeton, WV 24740 (304) 431-7617

427 Virginia Ave. Bluefield, VA 24605 (276) 326-2606

Rt. 10, Cook Parkway Oceana, WV 24870 (304) 682-6221

Rt. 10, East Pineville Pineville, WV 24874 (304) 732-8850

321 Temple Street Hinton, WV 25951 (304) 466-2311

200 Pepper’s Ferry Road Wytheville, VA 24382 (276) 223-1115

148 Ivanhoe Road Max Meadows, VA 24360 (276) 637-3100

First Century Bankshares, Inc.  Page  52