Form 10-K, Exhibit 13
period 2003-12-31
FIRST CENTURY BANKSHARES INC
filed 2004-03-26
CIK 723594

FIRST CENTURY BANKSHARES, INC.

2003 Annual Report

Common Shares

Common shares are not traded on any stock exchange. Quotations may be obtained through the OTC Bulletin Board under the trading symbol FCBS.

Stockholder Inquiries

Communications regarding transfer requirements and lost certificates should be directed to the transfer agent.

Transfer Agent/Registrar

Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016-3572, (800) 368-5948, www.rtco.com

Form 10-K Information

Copies of the First Century Bankshares, Inc. Annual Report to the Securities and Exchange Commission, Form 10–K, may be obtained by writing J. Ronald Hypes, Treasurer, First Century Bankshares, Inc., P.O. Box 1559, Bluefield, WV 24701.

Annual Meeting

The annual meeting of the stockholders will be held at 11:00 AM, Tuesday, April 20, 2004, at Fincastle Country Club, 1000 Country Club Drive, Bluefield, Virginia. All stockholders are cordially invited to attend.

Table of Contents

Financial Highlights	1
Letter to the Stockholders	2
Management’s Discussion and Analysis of Financial Condition and Results of Operations	3
Consolidated Statements of Financial Condition	24
Consolidated Statements of Income and Comprehensive Income	25
Consolidated Statements of Cash Flows	26
Consolidated Statements of Changes in Stockholders’ Equity	27
Notes to Consolidated Financial Statements	28
Report of Independent Auditors	50
Boards of Directors	51
Corporate and Bank Officers	53
First Century Bankshares, Inc. Subsidiary Locations	Back Cover

Financial Highlights

	2003	2002	2001
	(Dollars in Thousands, Except Per Share Data)
FOR THE YEAR
Total operating income	$22,060	$25,785	$29,373
Total operating expense	17,690	20,435	26,104
Net income	2,792	3,375	2,145
Cash dividends declared	1,692	1,694	1,700

AT YEAR END
Assets	$363,727	$361,264	$369,203
Deposits	307,719	307,947	317,373
Loans	246,950	236,460	244,068
Securities	78,444	88,949	87,519
Stockholders’ equity	34,994	33,818	32,967

PER COMMON SHARE
Net income, basic and diluted	$1.40	$1.69	$1.07
Cash dividends declared	0.85	0.85	0.85
Book value	17.58	16.99	16.48

LOANS ($ in millions) [GRAPHIC]	ASSETS ($ in millions) [GRAPHIC]
DEPOSITS ($ in millions) [GRAPHIC]	BOOK VALUE PER SHARE ($ per common share) [GRAPHIC]

Page 1	First Century Bankshares, Inc.

Letter to the Stockholders

To Our Stockholders, Customers, and Friends:

The Directors, Officers, and Employees of First Century Bankshares, Inc. and its wholly owned subsidiary, First Century Bank, N.A., are pleased to present this Annual Report to our stockholders for the year 2003.

First Century Bankshares, Inc. had earnings of $2,792,000 for the year which was a decrease of 17% from the previous year’s earnings of $3,375,000. On a per share basis, net income decreased to $1.40 from $1.69. This equated to a return on average assets of 0.77%, and a return on average equity of 8.27%. The information contained in this Annual Report will provide you with the details of the results of our operations for the year.

Total assets for the Corporation increased slightly from $361,264,000 at December 31, 2002 to $363,727,000 at December 31, 2003. This reflects an increase of 1% for the past year. Management felt that with limited investment opportunities in a low rate environment in both loans and investment securities, that it was necessary for the bank to maintain a stable asset base.

Management’s philosophy has been to stay asset sensitive with variable pricing of loans and short maturities in the investment portfolio. This has allowed for plenty of liquidity on the balance sheet and also offered an opportunity to re-price assets in a rising rate environment to allow for better management of our interest margin. Our philosophy will remain that we may give up short-term earnings for the long-term ability to re-price assets. Asset quality continues to remain strong and non-performing assets are at historically low levels for the Corporation. We work everyday to continue to enhance our emerging credit culture that is value driven from the top, down and throughout the organization.

During 2003, we finalized the move from our Virginia Avenue location in Bluefield, Virginia to Spruce and Spring Street. This new facility will allow us to better serve our customers in an easy access, full service environment. We also now have 24-hour banking with a new ATM at the location. Our staff and the Town of Bluefield, Virginia are very excited about our expansion. We will continue to look for expansion opportunities in the Commonwealth as we expand our footprint in the future.

On March 15, 2004, we opened our newest location in Princeton, West Virginia. The new office is located at 145 Springhaven Drive between Princeton Community Hospital and The Princeton Health and Fitness Center. With the reception we have received since moving to Princeton in 1986, we have outgrown our facility on Stafford Drive. We believe Princeton will be a very strong market for the Corporation, and we believe two offices will better serve this market. This 6,000 square foot building is state of the art and offers a full range of financial services from checking accounts to loans, as well as, insurance and fiduciary services. We will have a full time trust officer at this location to better serve this market. Please take the opportunity to visit our newest facility and let our very capable staff take care of all your banking needs. We want to continue to enhance the number of services per household in the markets we serve, and we feel it is necessary to have a delivery system to provide “One Stop Shopping” for all our customers and prospects.

We believe that we are well positioned for the future to continue to provide quality financial services to the customers of our region. If you feel we could better serve you please let us know. We ask for your continued support of the Corporation as we move forward. We want to meet your expectations as a full service financial provider. Your confidence and continued support are greatly appreciated.

Sincerely,

/s/ R. W. Wilkinson

R. W. “Buz” Wilkinson
President & CEO

First Century Bankshares, Inc.	Page 2

Management’s Discussion and Analysis of Financial Condition and Results of Operations

AVERAGE STATEMENTS OF FINANCIAL CONDITION AND NET INTEREST DIFFERENTIAL

	2003			2002			2001
	(Dollars in Thousands)
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
ASSETS:
Interest-bearing deposits with banks	$1,762	$16	0.91%	$4,407	$68	1.54%	$6,462	$243	3.76%
Securities available for sale and other equity securities:
U. S. Government securities	1,733	80	4.62%	2,802	157	5.60%	3,200	212	6.63%
U. S. Government agency securities	59,041	2,024	3.43%	66,642	3,458	5.19%	62,994	4,120	6.54%
Other securities	10,204	570	5.59%	10,390	597	5.75%	8,691	524	6.03%

Total securities available for sale	70,978	2,674	3.77%	79,834	4,212	5.28%	74,885	4,856	6.48%

Securities held to maturity:
U. S. Government agency securities	—	—	—	34	1	2.94%	98	5	5.10%
State and municipal securities	10,028	454	4.53%	9,942	499	5.02%	10,784	545	5.05%
Other securities	124	9	7.26%	150	10	6.67%	150	10	6.67%

Total securities held to maturity	10,152	463	4.56%	10,126	510	5.04%	11,032	560	5.08%

Federal funds sold	4,678	50	1.07%	4,255	69	1.62%	3,646	119	3.26%
Loans	241,266	14,876	6.17%	236,130	16,675	7.06%	245,606	19,829	8.07%

Total interest–earning assets	328,836	18,079	5.50%	334,752	21,534	6.43%	341,631	25,607	7.50%

Allowance for loan losses	(3,016)			(3,108)			(3,132)
Cash and due from banks—demand	12,501			13,723			13,368
Premises and equipment—net	11,089			10,423			10,686
Other assets	11,540			12,153			12,755

TOTAL ASSETS	$360,950			$367,943			$375,308

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest–bearing demand deposits	$76,398	246	0.32%	$73,357	$513	0.70%	$69,942	$890	1.27%
Savings deposits	69,563	601	0.86%	74,264	1,065	1.43%	77,464	1,773	2.29%
Time deposits	124,104	2,990	2.41%	130,469	4,149	3.18%	141,322	7,187	5.09%

Total interest–bearing deposits	270,065	3,837	1.42%	278,090	5,727	2.06%	288,728	9,850	3.41%

Short-term debt	15,550	75	0.48%	17,366	159	0.92%	18,077	536	2.97%

Long-term debt	—	—	—	—	—	—	—	—	—

Total interest–bearing liabilities	285,615	3,912	1.37%	295,456	5,886	1.99%	306,805	10,386	3.39%

Demand deposits	38,682			37,461			34,361
Other liabilities	2,900			2,156			2,321

TOTAL LIABILITIES	327,197			335,073			343,487

Stockholders’ equity	33,753			32,870			31,821

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$360,950			$367,943			$375,308

Average rate paid to fund earning assets			1.19%			1.76%			3.04%

NET INTEREST DIFFERENTIAL		$14,167	4.31%		$15,648	4.67%		$15,221	4.46%

For purposes of this schedule, interest on nonaccrual loans have been included only to the extent reflected in the income statement. However, the nonaccrual loan balance is included in the average amount outstanding. Income on loans includes loan fees of $619,000 in 2003, $394,000 in 2002, and $254,000 in 2001. Average balances of securities available for sale are reported at amortized cost; excludes pretax unrealized gains of $772,000 in 2003, and $1,488,000 in 2002, and unrealized losses of $1,337,000 in 2001. Interest income on tax exempt securities is shown based on the actual yield.

VOLUME/RATE ANALYSIS

	Increase (Decrease) in Interest
	2003 vs. 2002			2002 vs. 2001			2001 vs. 2000
	(Dollars in Thousands)
	Due to Change in (1)			Due to Change in (1)			Due to Change in (1)
	Volume	Rate	Total	Volume	Rate	Total	Volume	Rate	Total
Interest income on:
Loans	$340	$(2,139)	$(1,799)	$(717)	$(2,437)	$(3,154)	$262	$(2,208)	$(1,946)
Securities available for sale and other equity securities	(400)	(1,138)	(1,538)	291	(935)	(644)	(526)	(1)	(527)
Securities held to maturity	1	(48)	(47)	(46)	(4)	(50)	56	(2)	54
Federal funds sold	6	(25)	(19)	15	(65)	(50)	112	(69)	43
Interest-bearing deposits with banks	(32)	(20)	(52)	(54)	(121)	(175)	165	(105)	60

TOTAL INTEREST INCOME	(85)	(3,370)	(3,455)	(511)	(3,562)	(4,073)	69	(2,385)	(2,316)

Interest expense on:
Interest-bearing demand deposits	16	(283)	(267)	34	(411)	(377)	(2)	(800)	(802)
Savings deposits	(54)	(410)	(464)	(60)	(648)	(708)	(60)	(660)	(720)
Time deposits	(178)	(981)	(1,159)	(449)	(2,589)	(3,038)	122	(195)	(73)
Short-term borrowings	(13)	(71)	(84)	(14)	(363)	(377)	57	(298)	(241)
Long-term borrowings	—	—	—	—	—	—	—	—	—

TOTAL INTEREST EXPENSE	(229)	(1,745)	(1,974)	(489)	(4,011)	(4,500)	117	(1,953)	(1,836)

NET INTEREST INCOME	$144	$(1,625)	$(1,481)	$(22)	$449	$427	$(48)	$(432)	$(480)

(1)	Changes due to a combination of volume and rate have been allocated proportionally to volume and rate.

Page 3	First Century Bankshares, Inc.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This narrative will assist readers in their analysis of the accompanying consolidated financial statements and supplemental financial information. It should be read in conjunction with the audited consolidated financial statements and the notes that follow, along with the selected financial data presented elsewhere in this report. Management is not aware of any market or institutional trends, events or uncertainties that will have or are reasonably likely to have a material effect on the liquidity, capital resources or operations of the Corporation, except as discussed herein. Management is also not aware of any current recommendations by any regulatory authorities, which would have such a material effect if implemented.

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

Critical Accounting Policies

The Corporation’s accounting policies are an integral part to understanding the results reported. Accounting policies are described in detail in Note 1 to the Consolidated Financial Statements. The Corporation’s accounting and reporting policies are in accordance with accounting principles generally accepted in the United States of America, and they conform to general practices within the financial services industry. The Corporation’s most complex accounting policies require management’s judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. A variety of factors could affect the ultimate value obtained by the use of assumptions that involve significant uncertainty at the time of estimation. In some instances we use a discount factor to determine the present value of assets and

First Century Bankshares, Inc.	Page 4

liabilities. A change in the discount factor could increase or decrease the values of those assets and liabilities, resulting in either a beneficial or adverse impact on our financial results. The following is a brief description of the Corporation’s current accounting policies involving significant management valuation judgements.

Allowance for Loan Losses

The Corporation maintains, through its provision, an allowance for loan losses believed by management to be adequate to absorb probable credit losses inherent in the portfolio. Management continues to enhance the methodology and procedures for determining the adequacy of the allowance for loan losses. The procedures that are utilized entail preparation of a loan watch list and assigning each loan a classification. For those individually significant loans where it is determined that it is not probable that the borrower will make all payments in accordance with the original loan agreement, management performs an impairment analysis. The measurement of impaired loans is based on either the fair value of the underlying collateral, the present value of the future cash flows discounted at the historical effective interest rate stipulated in the loan agreement, or the estimated market value of the loan.

Other classified loans are categorized and allocated appropriate reserves. Other loans more than 90 days past due that have not been considered in the aforementioned procedures are reserved for accordingly. The remaining portfolio is segregated into consumer, commercial, and residential real estate loans, and the historical net charge off percentage of each category is applied to the current amount outstanding in those categories. Additionally, concentrations of credit, collateral deficient loans, volume and trends in delinquencies, off-balance sheet credit risks, loan portfolio composition, loan volume and maturity of the portfolio, national and local economic conditions and the experience, ability and depth of lending management and staff are given consideration.

Pensions

The Corporation has a defined benefit pension plan covering substantially all employees with at least six months of service who are at least 21 1/2 years of age. Pension expense is determined by an actuarial valuation, and it is based on assumptions that are evaluated annually as of December 31, the measurement date for pension obligations. The most significant assumptions are the long-term expected rate of return on plan assets, the discount rate used to determine the present value of the pension obligations, and the weighted-average rate of expected increase in future compensation levels. These assumptions are reviewed with the plan actuaries and modified as necessary to reflect current market conditions as well as anticipated long-term market conditions.

Page 5	First Century Bankshares, Inc.

Balance Sheet Analysis

Loans

The Corporation’s primary goal is to meet the credit needs of the retail and commercial customers in the Corporation’s primary markets of southern West Virginia and southwestern Virginia. Total loans increased approximately $10,490,000, or 4.4%, in 2003, following a 3.1% decrease of $7,608,000 in 2002. Competition in the Corporation’s market is very aggressive for the acquisition of new loans. Loan demand was relatively strong during most of 2003, as interest rates remained at historically low levels. Management continued to adhere to its philosophy of not offering long-term fixed-rate commitments in this low trough in the interest cycle. At December 31, 2003, the loan portfolio comprised 74.7% of total interest-earning assets as compared to 72.3% of total interest-earning assets at December 31, 2002, and contributed 82.3% of total interest income in 2003 and 77.4% in 2002 and 2001.

During 2003, the Corporation’s emphasis continued to be on strong local companies with known local management and excellent financial stability. Most of the commercial loans in the portfolio were made at variable rates of interest. Additionally, the Corporation continued to make loans available in an expanding retail marketplace. Consistent with management’s philosophy on relationship banking, most borrowers are also depositors and utilize other banking services. The average yield of the loan portfolio decreased to an average rate of 6.17% in 2003 compared to 7.06% in 2002. This reflected the historically low interest rate environment during 2003, and the continued repricing of loans at lower interest rates.

The commercial loan portfolio is generally diversified and geographically dispersed within the region. At December 31, 2003, the Corporation had a concentration of $14,016,000, or 40.1% of stockholders’ equity in loans to borrowers in the hospitality industry. This concentration is diversified by geography throughout the Mid-Atlantic region. There are no other concentrations of lines of business or industry that represent greater than 30% of the Corporation’s equity. Within each specific industry, borrowers are diversified as to specialty, service or other unique feature of the overall industry. A substantial portion of the customers’ ability to honor their contractual commitment is largely dependent upon the economic conditions of the respective industry and overall economic conditions of southern West Virginia and southwestern Virginia, which is somewhat less volatile than many areas of the country.

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

Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total amount of commitments does not necessarily represent future cash requirements. FCBNA had outstanding commitments to extend credit of approximately $44,439,000 at

First Century Bankshares, Inc.	Page 6

December 31, 2003, and $42,956,000 at December 31, 2002. These commitments included unfunded loan commitments and unused lines of credit totaling $39,600,000 at December 31, 2003 and $37,951,000 at December 31, 2002. Additionally, standby letters of credit totaled $4,839,000 at December 31, 2003, and $5,005,000 at December 31, 2002. Financial standby letters of credit are conditional commitments issued by FCBNA to guarantee the financial performance of a customer to a third party. Those guarantees are primarily used to support public and private borrowing arrangements.

The following table details the amount and expected maturities of significant commitments as of December 31, 2003. Further discussion of these commitments is included in Note 15 to the Consolidated Financial Statements.

COMMITMENTS

	1 Year or Less	1 to 3 Years	3 to 5 Years	Over 5 Years	Total
	(Dollars in Thousands)
Unused lines of credit
Home equity lines	$2,476	$—	$—	$—	$2,476
Commercial real estate, construction and land development secured by real estate	14,814	4,331	—	—	19,145
Other unused commitments	17,979	—	—	—	17,979
Financial standby letters of credit	4,411	—	428	—	4,839

AMOUNTS OF LOANS OUTSTANDING

	December 31,
	2003	2002	2001	2000	1999
	(Dollars in Thousands)
Commercial, financial and agricultural	$47,010	$43,725	$49,056	$49,883	$52,872
Real estate–construction	6,137	12,268	7,755	5,990	5,353
Real estate–mortgage	173,104	159,233	161,074	158,828	149,121
Installment loans to individuals	20,699	21,234	26,183	30,026	36,631

TOTAL LOANS OUTSTANDING	$246,950	$236,460	$244,068	$244,727	$243,977

MATURITY SCHEDULE OF LOANS

	Remaining maturity at December 31, 2003
	(Dollars in Thousands)
	1 Year or Less	1 to 5 Years	After 5 Years	Total
Commercial, financial and agricultural	$25,836	$12,897	$8,277	$47,010
Real estate–construction	5,661	476	—	6,137
Real estate–mortgage	25,386	59,193	88,525	173,104
Installment loans to individuals	4,806	13,410	2,483	20,699

TOTAL	$61,689	$85,976	$99,285	$246,950

Predetermined interest rates	$24,789	$56,473	$55,482	$136,744
With floating interest rates	36,900	29,503	43,803	110,206

TOTAL	$61,689	$85,976	$99,285	$246,950

Page 7	First Century Bankshares, Inc.

NONPERFORMING ASSETS AND LOAN LOSS ANALYSIS

	Years Ended December 31,
	2003	2002	2001	2000	1999
	(Dollars in Thousands)
Average amount of loans outstanding	$241,266	$236,130	$245,606	$242,533	$222,837
Allowance for loan losses:
Balance at beginning of the year	$3,005	$3,180	$3,180	$3,050	$2,533
Additions from acquisitions	—	—	—	—	497
Loans charged off
Commercial, financial and agricultural	78	532	780	372	84
Real estate–mortgage	272	1,157	1,199	274	150
Installment loans to individuals	315	477	659	536	480

TOTAL LOANS CHARGED OFF	665	2,166	2,638	1,182	714

Loan recoveries
Commercial, financial and agricultural	4	86	32	12	7
Real estate–mortgage	14	63	239	44	116
Installment loans to individuals	64	57	33	47	56

TOTAL LOAN RECOVERIES	82	206	304	103	179

Net loans charged off	(583)	(1,960)	(2,334)	(1,079)	(535)
Provision for loan losses	653	1,785	2,334	1,209	555

BALANCE AT END OF THE YEAR	$3,075	$3,005	$3,180	$3,180	$3,050

Ratio of net loans charged off to average loans outstanding	0.24%	0.83%	0.95%	0.44%	0.24%
Allowance at year end as a percent of loans	1.25%	1.27%	1.30%	1.30%	1.25%
Provision for loan losses as a percent of loans	0.27%	0.76%	0.95%	0.50%	0.25%
Nonperforming assets (at year end)
Nonaccrual	$2,542	$2,819	$3,045	$5,887	$2,390
Past—due ninety days or more and still accruing	400	612	1,140	3,320	2,818
Troubled debt restructurings	120	—	—	—	—
Other real estate owned	383	793	1,279	1,001	104

TOTAL NONPERFORMING ASSETS	$3,445	$4,224	$5,464	$10,208	$5,312

Nonperforming assets/total loans	1.4%	1.8%	2.2%	4.2%	2.2%
Nonperforming assets/total assets	0.9%	1.2%	1.5%	2.7%	1.4%

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	2003		2002		2001		2000		1999
	(Dollars in Thousands)
	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans
Commercial, financial and agricultural	$652	19.04%	$1,083	18.49%	$1,143	20.10%	$343	20.38%	$568	21.67%
Real estate–construction	—	2.48%	—	5.19%	—	3.18%	—	2.45%	—	2.19%
Real estate–mortgage	1,964	70.10%	1,493	67.34%	1,485	65.99%	1,654	64.90%	834	61.13%
Installment loans to individuals	459	8.38%	429	8.98%	546	10.73%	469	12.27%	698	15.01%
Unallocated	—	N/A	—	N/A	6	N/A	714	N/A	950	N/A

TOTAL	$3,075	100.00%	$3,005	100.00%	$3,180	100.00%	$3,180	100.00%	$3,050	100.00%

Nonperforming assets, including nonaccrual loans, loans past-due 90 days or more, restructured loans and other real estate owned, decreased $779,000, or approximately 18%, from December 31, 2002 to December 31, 2003, following a decrease of $1,240,000, or approximately 23% in 2002. These decreases reflect management’s ongoing efforts to enhance the quality of the loan portfolio. This improvement was further enhanced by the Corporation adhering to a stricter set of criteria in the determination of granting renewals and extensions. The Corporation’s policy is to discontinue the accrual of interest on loans that are past due more than 90 days, unless such loans are well collateralized and in process of collection. Loans that are on a current payment status or past due less than 90

First Century Bankshares, Inc.	Page 8

days may also be classified as nonaccrual if repayment of principal or interest is in doubt. The Corporation’s holdings of other real estate owned decreased approximately 52%, or $410,000 in 2003, following a decrease of approximately $486,000 in 2002.

The Corporation maintains, through its provision, an allowance for loan losses believed by management to be adequate to absorb probable credit losses inherent in the portfolio. Management is committed to the early recognition of problem loans, and to an appropriate and adequate level of allowance. The allowance for loan losses was 1.25% of year-end loans at December 31, 2003 and 1.27% at December 31, 2002. The estimation of the adequacy of the allowance for loan losses is the most significant estimate determined by management. Different amounts could result under different conditions or assumptions.

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

In addition to the review of credit quality through the credit review process, the Corporation constructs a comprehensive allowance analysis for its loan portfolio at least quarterly. The procedures that are utilized entail preparation of a loan “watch” list and assigning each loan a classification. For those individually significant loans where it is determined that it is not probable that the borrower will make all payments in accordance with the original loan agreement, management performs an impairment analysis as required by SFAS Nos. 114 and 118. Specific reserves are recorded on impaired loans of $397,000 and $663,000 at December 31, 2003 and 2002, respectively. Other classified loans are categorized and allocated appropriate reserves. Other loans more than 90 days past due that have not been considered in the aforementioned procedures are assigned a classification of Substandard and are reserved for accordingly. The remaining portfolio is segregated into consumer, commercial, and residential real estate loans, and the historical net charge off percentage of each category is applied to the current amount outstanding in that category. Also, a review of concentrations of credit, classes of loans and pledged collateral is performed to determine the existence of any deterioration. In addition, volume and trends in delinquencies and nonaccrual loans, off-balance sheet credit risks, the loan portfolio composition, loan volume and maturity of the portfolio, national and local economic conditions and the experience, ability and depth of lending management and staff are given consideration.

Securities

Securities, the second largest asset of the Corporation, decreased by $10,505,000 or 11.8% during 2003. This decrease was used to fund the increases in the loan portfolio. At December 31, 2003, securities comprised 23.7% of total interest-earning assets compared to 27.2% of total interest-earning assets at December 31, 2002. The composition of the Corporation’s securities portfolio reflects management’s investment strategy of maximizing portfolio yields subject to risk and liquidity considerations. The primary objective of the Corporation’s investment strategy is to maintain an appropriate level of asset liquidity and provide management a tool to assist in controlling and managing the Corporation’s interest rate position while at the same time producing appropriate levels of interest

Page 9	First Century Bankshares, Inc.

income. Management of the maturity of the portfolio is necessary to ensure adequate liquidity and manage interest rate risk. During 2003, in order to maintain liquidity and flexibility, management continued categorizing most investments in the available for sale portfolio. Management believes that the potential for increased loan demand requires maintaining the liquidity of the securities portfolio.

The remaining securities, primarily state, county and municipal obligations comprise the held to maturity portfolio. Net unrealized gains in the held to maturity portfolio amounted to approximately $286,000 at December 31, 2003, compared to net unrealized gains of $405,000 at December 31, 2002. The held to maturity portfolio increased from $9,566,000 at December 31, 2002, to $12,163,000 at December 31, 2003, primarily due to increases in state and municipal obligations. State and municipal securities contained no individual issues in excess of 10% of stockholders’ equity.

As of December 31, 2003, the investment portfolio contained approximately $9,711,000 of corporate debt obligations in the available for sale portfolio. These obligations have an average remaining life of 1.7 years and are primarily in the financial services sector. No investment with an individual issuer is in excess of 10% of stockholders’ equity.

Realized gains from the sale of available for sale securities were approximately $67,000 in 2003. These gains were taken in an effort to restructure a small portion of the portfolio to enhance future returns.

First Century Bankshares, Inc.	Page 10

Securities

SECURITIES

The following table shows the carrying values of securities at the respective periods, which is market value for available for sale securities and amortized cost for securities held to maturity:

	December 31,
	2003	2002	2001
	(Dollars in Thousands)
Securities available for sale:
U. S. Government securities	$1,004	$3,052	$2,081
U. S. Government agency securities	54,543	65,911	64,065
Other securities	9,711	9,668	9,439

TOTAL SECURITIES AVAILABLE FOR SALE	$65,258	$78,631	$75,585

Securities held to maturity:
U. S. Government agency securities	$—	$9	$64
State, county and municipal securities	12,063	9,407	10,494
Other securities	100	150	150

TOTAL SECURITIES HELD TO MATURITY	$12,163	$9,566	$10,708

MATURITIES OF SECURITIES

The following table shows the contractual maturities of debt securities at December 31, 2003 and the weighted average yields of such securities:

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in Thousands)
Securities available for sale:
U. S. Treasury securities	$1,000	3.22%	$—	—	$—	—	$—	—	$1,000	3.22%
U. S. Government agency securities	4,032	4.31%	43,022	3.04%	7,236	4.07%	—	—	54,290	3.27%
Other securities	1,002	5.86%	8,194	5.63%	—	—	—	—	9,196	5.66%

TOTAL SECURITIES AVAILABLE FOR SALE	$6,034	4.38%	$51,216	3.45%	$7,236	4.07%	$—	—	$64,486	3.61%

Securities held to maturity:
State, county and municipal securities	$1,813	5.06%	$6,435	4.18%	$3,635	4.35%	$180	3.00%	$12,063	4.35%
Other securities	25	7.80%	75	7.20%	—	—	—	—	100	7.35%

TOTAL SECURITIES HELD TO MATURITY	$1,838	5.10%	$6,510	4.22%	$3,635	4.35%	$180	3.00%	$12,163	4.37%

Yields on tax-exempt obligations have been computed based on tax equivalent yield.

Deposits

Deposits, the Corporation’s major source of funds, decreased approximately $228,000 in 2003, following a decrease of $9,426,000 or 3.0% in 2002. These decreases occurred primarily in interest-bearing deposits as management aggressively monitored interest rates and, coupled with weaker loan demand in 2002, certain price-sensitive certificates of deposit were not retained. The average rate paid on interest-bearing deposits in 2003 was 1.42% and 2.06% in 2002. Strong competition for deposits exists in the Corporation’s primary markets among commercial banks, savings banks, thrift institutions, credit unions, mutual funds, brokerage houses, insurance companies, and certain national retailers. Despite this intense competition, management continues to evaluate pricing strategies that will ensure the Corporation’s long-term goal of maintaining market share without sacrificing the Corporation’s profitability.

Page 11	First Century Bankshares, Inc.

AVERAGE DEPOSITS

	2003 Average		2002 Average		2001 Average
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in Thousands)
Noninterest–bearing demand deposits	$38,682	N/A	$37,461	N/A	$34,361	N/A
Interest–bearing demand deposits	76,398	0.32%	73,357	0.70%	69,942	1.27%
Savings deposits	69,563	0.86%	74,264	1.43%	77,464	2.29%
Time deposits	124,104	2.41%	130,469	3.18%	141,322	5.09%

TOTAL AVERAGE DEPOSITS	$308,747	1.24%	$315,551	1.81%	$323,089	3.05%

There are no foreign offices. Average balances are computed on daily balances.

MATURITIES OF TIME CERTIFICATES OF DEPOSIT OF $100,000 OR MORE

December 31, 2003
(Dollars in Thousands)
Under 3 months	$5,054
3 to 6 months	5,195
6 to 12 months	4,826
Over 12 months	16,033

TOTAL CERTIFICATES OF DEPOSIT OF $100,000 OR MORE	$31,108

SHORT-TERM BORROWED FUNDS

	December 31,
	2003	2002	2001
	(Dollars in Thousands)
Securities sold under agreements to repurchase	$19,141	$16,719	$16,994
Other borrowed funds	26	26	26

TOTAL BORROWED FUNDS	$19,167	$16,745	$17,020

The approximate average interest rates, average amounts outstanding, and maximum amounts outstanding at any month-end for securities sold under agreements to repurchase are as follows:

	2003	2002	2001
Average interest rates at December 31	0.34%	0.56%	0.88%
Maximum amounts outstanding at any month-end	$19,141	$20,880	$22,506
Average daily amount outstanding	$15,524	$17,340	$18,051
Weighted average interest rates	0.48%	0.91%	2.96%

The weighted average interest rates are calculated by dividing the annual interest expense by the related average daily amounts outstanding.

Capital Resources

Cash dividends paid to stockholders during 2003 totaled $1,692,000, following $1,694,000 in 2002 and $1,700,000 for 2001. This represents a dividend pay out ratio (dividends divided by net income) of 61% in 2003, 50% in 2002 and 79% in 2001. Cash dividends per share equaled $0.85 per share in 2003, 2002 and 2001. The Corporation is dependent upon dividends paid by its subsidiary bank to fund dividends to the stockholders and to cover other operating costs. The Corporation’s board of directors considers historical financial performance, future prospects, and anticipated needs for capital in formulating the dividend payment policy. Future dividends are dependent upon the Corporation’s financial results, capital requirements and general economic conditions.

One of management’s primary objectives is to maintain a strong capital position. Stockholders’ equity increased $1,176,000 or 3.5% in 2003. This increase resulted primarily from an increase in retained earnings of $1,100,000, further enhanced by an increase in accumulated other comprehensive income of $76,000. Management currently

First Century Bankshares, Inc.	Page 12

has approval to repurchase 11,000 shares of the Corporation’s common stock. The percentage of earnings reinvested in the Corporation (net income less dividends as a percentage of net income) for the years 2003, 2002 and 2001 was 39%, 50% and 21%, respectively. The internal capital formation rate (net income less dividends as a percentage of average stockholders’ equity) indicates the rate at which assets can grow while maintaining the current ratio of stockholders’ equity to assets. The internal capital formation rate was 3.3% in 2003, 5.1% in 2002 and 1.4% in 2001.

REGULATORY CAPITAL

Entity	Tier 1	Combined Capital (Tier 1 and Tier 2)	Leverage
Consolidated	11.03%	12.18%	8.30%
First Century Bank, N.A.	10.66%	11.82%	8.01%

Risk-based capital regulations require all banks and bank holding companies to have a minimum total risk-based capital ratio of 8% with half of the capital composed of core capital. Conceptually, risk-based capital requirements assess the risk of a financial institution’s balance sheet and off-balance sheet commitments in relation to its capital. Under the guidelines, capital strength is measured in two tiers which are used in conjunction with risk adjusted assets in determining the risk-based capital ratios. The Corporation’s Tier I capital, which consists of stockholders’ equity, adjusted for certain intangible assets, amounted to $29,302,000 at December 31, 2003, or 11.03% of total risk-weighted assets, compared to $27,843,000 at December 31, 2002, or 10.94% of total risk-weighted assets. Tier II capital, or supplementary capital, includes capital components such as qualifying allowance for loan losses, and can equal up to 100% of an institution’s Tier I capital with certain limitations. The Corporation’s Tier II capital amounted to $3,075,000 at December 31, 2003, or 1.15% of total risk-weighted assets, compared to $3,005,000 at December 31, 2002, or 1.18% of total risk-weighted assets. The Corporation’s total consolidated risk-based capital was $32,377,000 at December 31, 2003, or 12.18% of total risk-weighted assets, compared to $30,848,000, or 12.12% of total risk-weighted assets as of December 31, 2002. Additionally, risk-based capital guidelines require a minimum leverage ratio (Tier I capital divided by average adjusted total consolidated assets) of 4%, which may be increased for institutions with higher levels of risk or that are experiencing or anticipating significant growth. The Corporation has not been advised by any regulatory agency of any specific minimum leverage ratio applicable to it. As of December 31, 2003 and 2002, the Corporation’s leverage ratio was 8.30% and 7.75% respectively; therefore, the Corporation exceeded all current minimum capital requirements.

Page 13	First Century Bankshares, Inc.

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

Management continues to monitor the Corporation’s asset/liability gap positions, while incorporating more sophisticated risk measurement tools, including simulation modeling which calculates expected net interest income based on projected interest-earning assets, interest-bearing liabilities and interest rates. Utilizing simulation modeling allows the Corporation to evaluate earnings and capital at risk due to significant changes in interest rates. The Corporation monitors exposure to the effect of an instantaneous change in rates of 200 basis points up or down over the same period. As of December 31, 2003, simulation indicated the impact of a 200 basis point increase in rates would approximate a 5.5% increase in net interest income, while a 200 basis point decline in rates would approximate an 11.9% decrease from an unchanged rate environment. The change in the falling rate scenario is outside the Corporation’s policy limit of 10% for the maximum negative impact to net interest income from a change in interest rates. However, the falling rate scenario is highly unlikely and management has decided to be positioned to take advantage of the potential for rising interest rates.

First Century Bankshares, Inc.	Page 14

ANALYSIS OF INTEREST RATE SENSITIVITY

	Months			Years
	Less Than 3	3 – 6	6 – 12	1 – 5	Over 5	Totals
	(Dollars in Thousands)
Investment securities	$1,004	$3,509	$3,442	$58,398	$12,091	$78,444
Federal funds sold and interest-bearing balances with banks	5,002	—	—	—	—	5,002
Loans	116,189	4,475	16,595	64,912	44,779	246,950

Interest-earning assets	$122,195	$7,984	$20,037	$123,310	$56,870	$330,396

Time deposits	$25,155	$18,830	$37,659	$40,617	$—	$122,261
Other interest-bearing deposits	12,696	12,987	25,973	92,638	—	144,294
Other interest-bearing liabilities	17,910	1,043	188	—	26	19,167

Interest-bearing liabilities	$55,761	$32,859	$63,821	$133,255	$26	$285,722

Interest sensitivity gap	$66,434	$(24,875)	$(43,784)	$(9,945)	$56,844	$44,674
Cumulative interest sensitivity gap	$66,434	$41,559	$(2,225)	$(12,170)	$44,674
Ratio of interest-earning assets to interest-bearing liabilities	2.19x	0.24x	0.31x	0.93x	2187.31x

Ratio of cumulative interest sensitivity gap to total earning assets	20.11%	12.58%	(0.67)%	(3.68)%	13.52%

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

Liquidity can best be demonstrated by an analysis of the Corporation’s cash flows. The primary source of cash flows for the Corporation is operating activities. Operating activities provided $5,467,000 of liquidity for the year ended December 31, 2003, compared to $7,118,000 and $8,252,000 in 2002 and 2001, respectively. The principal elements of these operating flows are net income, increased for significant non-cash expenses for the provision for loan losses and depreciation and amortization. In 2003, these funds were utilized primarily to fund increased loan demand aggregating $10,607,000. In 2002, these funds were utilized primarily for withdrawals of deposits, aggregating $9,426,000. Management decided to not retain certain price sensitive certificates of deposit in an environment of weakened loan demand and interest rate volatility in 2002.

A secondary source of liquidity for the Corporation comes from investing activities, principally the maturities of investment securities. During 2003, due to the continued low interest rate environment, maturities and calls of investment securities amounted to $68,867,000, compared to $57,122,000 in 2002 and $64,490,000 in 2001. As of December 31, 2003, the Corporation had approximately $34,325,000 of investment securities that mature within 36 months. It is anticipated that as interest rates begin to stabilize, the rapidity of calls in investment securities will decline. For the year ended December 31, 2003, $60,239,000 of cash was redeployed in investment securities.

Additional sources of liquidity are available to FCBNA through the Federal Reserve System and through membership in the Federal Home Loan Bank system. As of December 31, 2003, FCBNA had a maximum borrowing capacity exceeding $80,000,000 through the Federal Home Loan Bank of Pittsburgh. These funds can be made available with various maturities and interest rate structures. During 2002, the Federal Home Loan Bank changed

Page 15	First Century Bankshares, Inc.

its capitalization structure, reducing the amount of stock FCBNA is required to own for membership. At December 31, 2003, FCBNA owned $640,300 of stock, which would allow FCBNA to borrow up to $2,697,000 without acquiring additional stock. Borrowings are collateralized by a blanket lien by the Federal Home Loan Bank on its member’s qualifying assets. As of December 31, 2003, there were no outstanding advances from the Federal Home Loan Bank of Pittsburgh. As a member of the Federal Reserve System, FCBNA has access to funding through the Federal Reserve Bank of Richmond. The Federal Reserve requires its members to exhaust other sources of liquidity before seeking advances, therefore, unless FCBNA would leave the Federal Home Loan Bank of Pittsburgh, borrowing from the Federal Reserve Bank of Richmond would be very unlikely. Any borrowings from the Federal Reserve Bank of Richmond would require assets of FCBNA to be pledged as collateral, and advances would be expected to be repaid as soon as possible.

Income Statement Analysis

Earnings Overview

Net income for 2003 was $2,792,000 or $1.40 per diluted share, a decrease of $583,000 or 17.3% from the $3,375,000 or $1.69 per diluted share earned in 2002, and $647,000 more than the $2,145,000 or $1.07 per diluted share earned in 2001. These earnings reflect a decrease in net interest income of $1,481,000, or 9.5%, due primarily to limitations in the opportunity to reduce interest expense on deposits in an historically low interest rate environment relative to the reinvestment options for loans and investment securities. Additionally, pension expense of approximately $743,000 resulted from lump sum distributions made by the Corporation’s employee pension plan that triggered recognition of previously deferred actuarial losses, under the accounting provisions set forth in SFAS No.88. Management’s ongoing efforts to enhance asset quality partially offset the reduction in net interest income and additional pension plan expenses for the year ended December 31, 2003, through a decrease in the provision for loan losses of $1,132,000.

Earnings Per Share

The Earnings Per Share Table summarizes the principal sources of changes in earnings per share for 2003. For further details on the computation of earnings per share, refer to Note 10 of the Notes to Consolidated Financial Statements, presented elsewhere in this report.

EARNINGS PER SHARE

Net income per share — 2002	$1.69

Increase (decrease) due to change in:
Net interest income	(0.74)
Provision for loan losses	0.57
Other operating income	(0.14)
Personnel expense	(0.24)
Other expense	0.26

Net income per share — 2003	$1.40

First Century Bankshares, Inc.	Page 16

Net Interest Income

The major portion of the Corporation’s earnings is derived from net interest income, which is the interest income on interest-earning assets less the interest expense on interest-bearing liabilities. During 2003 net interest income decreased $1,481,000 or 9.5%. This followed a 2.8% increase in 2002, and a 3.1% decrease in 2001. For the year ended December 31, 2003, interest income decreased $3,455,000, or approximately 16.0%, compared to a decrease of $4,073,000, or 15.9% for 2002, and a decrease of $2,316,000, or 8.3% for 2001. Interest on loans, which decreased $1,799,000 or 10.8%, contributed to the decrease for 2003, along with interest on securities, which decreased $1,585,000, or 33.5%. The decrease in interest income was accompanied by a decrease in interest expense of $1,974,000 or 33.5% for 2003. This followed a decrease in interest expense of $4,500,000, or 43.3% for 2002, and a decrease of $1,836,000, or 15.0% for 2001.

Net interest income is affected by many factors, but most significantly by the prevailing interest rates during the period, the spread between the various sources and uses of funds, and by changes in the volume of various assets and liabilities. The performance for 2003 is indicative of the historically low interest rate environment that followed the rapid decline in interest rates that prevailed throughout 2001 and early 2002. This is reflected in the volume/rate analysis that shows most decreases in net interest income were due to decreases in interest rates and not due to the mix of loans, investments or interest-bearing liabilities.

Provision for Loan Losses

The Corporation experienced a 63.4% decrease in the provision for loan losses during 2003. The provision for loan losses was $653,000 for 2003, compared to $1,785,000 for 2002 and $2,334,000 for 2001. Factors contributing to the decreased provision in 2003 included decreased charge-offs of approximately $1,501,000, primarily in certain commercial and commercial mortgage loans, along with fewer charge-offs in the retail sector. In evaluating the loan portfolio at December 31, 2003, with the improved level of nonaccrual and past-due loans, it is anticipated that loan losses will remain stable in 2004.

Noninterest Income and Expense

Noninterest income decreased $270,000 or 6.4% in 2003, following a $485,000 or 12.9% increase in 2002, and a $423,000 or 12.7% increase in 2001. The most significant factor contributing to this decrease was a $475,000 one-time recovery that resulted from the settlement of certain litigation surrounding a check-kiting scheme and is reflected in other noninterest income for 2002. The largest component of noninterest income is fees from fiduciary activities. Fees from fiduciary activities increased approximately $81,000 in 2003 and $7,000 in 2002 after being unchanged in 2001. The second largest component of non-interest income is service charges on deposit accounts. These fees decreased approximately $59,000 or 4.4% in 2003, after an increase of approximately $85,000 or 6.8% in 2002, and a decrease of approximately $25,000 or 2.0% in 2001.

Noninterest expense, excluding the provision for loan losses, increased 2.8% in 2003, following a 4.6% decrease in 2002 and a 2.3% increase in 2001. Personnel expense is the largest component of noninterest expense. Personnel expense increased 7.0% in 2003, following an increase of 6.7% in 2002, and 9.1% in 2001. In 2003, significant lump-sum distributions by the Corporation’s employee pension plan triggered accelerated

Page 17	First Century Bankshares, Inc.

recognition of previously deferred actuarial losses under the accounting provisions set forth in SFAS No. 88. Significant lump sum payments anticipated to be made in the second quarter of 2004 will require additional charges to earnings in the periods these payments are made pursuant to SFAS No. 88. Management made modifications to the pension plan in 2003, resulting in the reduction of future benefits, in order to reduce the volatility of the impact of pension expense to the results of operations. The plan had previously been amended to eliminate lump-sum distributions for employees hired after 1988. In addition to salaries, employee benefits, which included increased costs for health care benefits and net periodic pension cost, contributed to the increase in personnel expense for 2002 and 2001. For a complete discussion of the Corporation’s employee benefits, refer to Note 12 of the Notes to Consolidated Financial Statements, presented elsewhere in this report. Management remains committed to improving operational efficiency throughout the organization while keeping personnel expense at an adequate level to attract and retain competent staff.

The primary factor contributing to the decrease in noninterest expense for 2002 was the discontinuance of goodwill amortization of approximately $425,000 upon the adoption of Financial Accounting Standards Board Statement No. 142 “Goodwill and Other Intangible Assets, “ (SFAS No. 142). Refer to Note 2 of the Notes to Consolidated Financial Statements, presented elsewhere in this report for a complete discussion of the effects of adopting SFAS No. 142.

Income Taxes

Applicable income taxes for 2003 decreased $397,000 or 20.1%. This followed an $851,000 or 75.7% increase for 2002, and a $541,000 or 32.5% decrease for 2001. Income taxes computed at the statutory rate are reduced primarily by interest earned on state and municipal obligations. For a complete discussion of the Corporation’s tax position, refer to Note 13 of the Notes to Consolidated Financial Statements, presented elsewhere in this report.

RETURN ON EQUITY AND ASSETS

	December 31,
	2003	2002	2001
Percentage of net income to:
Average stockholders’ equity	8.27%	10.27%	6.74%
Average total assets	0.77%	0.92%	0.57%
Percentage of dividends declared per common share to net income per common share	60.71%	50.30%	79.44%
Percentage of average stockholders’ equity to average total assets	9.35%	8.93%	8.48%

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

First Century Bankshares, Inc.	Page 18

noninterest expense, such as personnel expense and the cost of services and supplies. These increases must be offset to the extent possible, by increases in noninterest income and by control of noninterest expense.

Accounting, Legislative and Regulatory Matters

Effective January 1, 2003, the Corporation adopted the provisions of FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34).” FIN 45 clarifies the requirements of FASB Statement No. 5 (FAS 5), “Accounting for Contingencies”, relating to a guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. For guarantees that fall within the scope of FIN 45, the Interpretation requires that guarantors recognize a liability equal to the fair value of the guarantee upon its issuance. The Corporation’s primary guarantee included within the scope of FIN 45 relates to financial standby letters of credit issued to commercial customers. FIN 45 requires the liability recognized in standalone arm’s-length transactions to be the premium received or receivable by the guarantor. FIN 45 requires disclosure of the nature of the guarantee, the maximum potential amount of future payments the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor’s obligations under the guarantee. Implementation of this interpretation did not have a material impact on the Corporation’s consolidated financial position or consolidated results of operations.

In January 2003 the Financial Accounting Standards Board issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities (an interpretation of ARB No. 51). “ FIN 46 addresses the consolidation by business enterprises of certain variable interest entities (VIEs). In December 2003, the FASB reissued FIN 46 with certain modifications and clarifications. Application of this guidance was effective for interests in certain VIEs commonly referred to as special-purpose entities (SPEs) as of December 31, 2003. Application for all other types of entities is required for periods ending after March 15, 2004, unless previously applied. Management does not anticipate the implementation of this interpretation to have a material impact on the Corporation’s consolidated financial position or consolidated results of operations.

In April 2003, FASB issued Statement of Financial Accounting Standards No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (SFAS 149). FASB Statements No. 133 “Accounting for Derivative Instruments and Hedging Activities” and No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities”, establish accounting and reporting standards for derivative instruments including derivatives embedded in other contracts (collectively referred to as derivatives) and for hedging activities. This Statement 149 amends Statement 133 for certain decisions made by the Board as part of the Derivatives Implementation Group (DIG) process. This Statement contains amendments relating to FASB Concepts Statement No. 7, “Using Cash Flow Information and Present Value in Accounting Measurements”, and FASB Statements No. 65, “Accounting for Certain Mortgage Banking Activities”, No. 91 “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases”, No. 95, “Statement of Cash Flows”, and No. 126, “Exemption from Certain Required Disclosures about Financial Instruments for Certain Nonpublic Entities”. In general, SFAS 149 was effective for derivative transactions entered

Page 19	First Century Bankshares, Inc.

into or modified and for hedging relationships designated after June 30, 2003. The adoption of this standard did not have a material impact on the Corporation’s consolidated financial position or consolidated results of operations.

In May 2003, FASB issued Statement of Financial Accounting Standards No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (SFAS 150). This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Some of the provisions of this Statement are consistent with the current definition of liabilities in FASB Concepts Statement No. 6, “Elements of Financial Statements”. The remaining provisions of this Statement are consistent with the Board’s proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own equity shares, depending on the nature of the relationship established between the holder and the issuer. While the Board still plans to revise that definition through an amendment to Concepts Statement 6, the Board decided to defer issuing that amendment until it has concluded its deliberations on the next phase of this project. That next phase will deal with certain compound financial instruments including puttable shares, convertible bonds, and dual-indexed financial instruments. This Statement was effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. Implementation of this statement did not have a material impact on the Corporation’s consolidated financial position or consolidated results of operations. In December 2003, the FASB deferred for an indefinite period the application of the guidance in SFAS 150 to noncontrolling interests that are classified as equity in the financial statements of a subsidiary but would be classified as a liability in the parent’s financial statements under SFAS 150. The deferral is limited to mandatorily redeemable noncontrolling interests associated with finite-lived subsidiaries. Management does not believe that the Corporation has any such applicable entities as of December 31, 2003.

In December 2003, the FASB revised SFAS 132 “Employers’ Disclosures about Pensions and Other Postretirement Benefits” (SFAS 132). This Statement retains the disclosures required by the original SFAS 132 and requires additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension and postretirement plans. In addition, this Statement requires interim period disclosure of the components of net period benefit cost and contributions if significantly different from previously reported amounts. See Note 12 for the additional pension and other postretirement benefit disclosures as the Corporation adopted the provisions of this Statement as of December 31, 2003.

During the first quarter of 2003, the Securities and Exchange Commission promulgated rules to implement several provisions of the Sarbanes-Oxley Act of 2002. These rules included conditions for using financial measures that exclude information that would be required under generally accepted accounting principles, (“non-GAAP financial measures”). Additionally, new rules expand the number of events that require current reporting on Form 8-K. Furthermore, new rules have been issued pertaining to an audit committee and its need for a financial expert and code of ethics requirements for senior

First Century Bankshares, Inc.	Page 20

management. Also, new rules were issued defining audit committee responsibility for external auditor retention and determination of external auditor independence. Management anticipates additional costs to implement the various provisions of this law; however, it is difficult to determine the full impact of implementation until such time as all rules have been promulgated.

On December 11, 2003, the SEC staff announced its intention to release a Staff Accounting Bulletin that would require all registrants to account for mortgage loan interest rate lock commitments related to loans held for sale as written options, effective no later than for commitments entered into after March 31, 2004. This guidance, if issued, would require the Corporation to recognize a liability on its balance sheet equal to the fair value of the commitment at the time the loan commitment is issued. As a result, this guidance would delay the recognition of any revenue related to these commitments until such time as the loan is sold, however, it would have no effect on the ultimate amount of revenue or cash flows recognized over time. Management does not anticipate this guidance to have a material impact on the Corporation’s consolidated financial position or consolidated results of operations.

Per Share Data by Quarter

The common stock of the Corporation is quoted on the NASD OTC Bulletin Board under the trading symbol FCBS. The per share data by quarter table shows the approximate high and low bid as reported by the transfer agent and market makers for 2003 and 2002. Also presented below are the dividends paid for those respective years. The number of stockholders of record on December 31, 2002, was 564 and outstanding shares totaled 1,991,000.

PER SHARE DATA BY QUARTER

			Market Quotations
	Dividends		2003		2002
Quarter	2003	2002	High	Low	High	Low
First Quarter	$0.20	$0.20	$18.50	$18.00	$16.10	$14.75
Second Quarter	0.20	0.20	$20.25	$18.10	18.00	15.60
Third Quarter	0.20	0.20	$23.25	$20.00	18.25	17.25
Fourth Quarter	0.25	0.25	$22.50	$20.75	18.50	17.10

Page 21	First Century Bankshares, Inc.

Trust Asset Responsibility

Assets managed by the Trust Division are presented at market value. These assets are not included in the financial statements contained elsewhere in this report. Trust responsibility, as measured by market value, is substantially greater than book value, which is the Federal income tax basis of the assets.

TRUST ASSETS UNDER ADMINISTRATION

(Market Value – $ in millions)

[GRAPHIC]

Trust account administration and investment management are linked through the talents of a skilled professional and support staff. Their education and experience through decades of service results in specialization in personal and retirement relationships, foundations, charitable and endowment purposes.

First Century Bankshares, Inc.	Page 22

CONDENSED STATEMENTS OF FINANCIAL CONDITION

Statistical Summary, 2003 — 1999

	December 31,
	2003	%	2002	%	2001	%	2000	%	1999	%
	(Dollars in Thousands, Except Per Share Data)
Loans	$246,950	68	$236,460	65	$244,068	66	$244,727	65	$243,977	66
Securities	78,444	22	88,949	25	87,519	24	92,770	25	85,131	23
Federal funds sold	4,000	1	—	—	2,000	1	—	—	—	—
Interest–bearing deposits with banks	1,002	—	1,871	1	862	—	1,627	—	3,239	1

INTEREST-EARNING ASSETS	330,396	91	327,280	91	334,449	91	339,124	90	332,347	90

Cash and due from banks	14,576	4	14,947	4	15,427	4	14,118	4	15,372	4
Premises and equipment	11,697	3	10,500	3	10,651	3	10,487	3	10,712	3
Other assets	10,133	3	11,542	3	11,856	3	13,627	4	12,197	4
Allowance for loan losses	(3,075)	(1)	(3,005)	(1)	(3,180)	(1)	(3,180)	(1)	(3,050)	(1)

TOTAL ASSETS	$363,727	100	$361,264	100	$369,203	100	$374,176	100	$367,578	100

Savings deposits	$144,294	40	$143,931	40	$145,130	39	$148,572	40	$152,088	41
Time deposits	122,262	34	124,814	34	135,252	37	143,253	38	136,064	37
Other interest–bearing liabilities	19,167	5	16,745	5	17,020	5	13,487	4	16,958	5

INTEREST-BEARING LIABILITIES	285,723	79	285,490	79	297,402	81	305,312	82	305,110	83

Demand deposits	41,163	11	39,202	11	36,991	10	35,511	10	31,743	9
Other liabilities	1,847	—	2,754	1	1,843	—	1,671	—	1,851	—

TOTAL LIABILITIES	328,733	90	327,446	91	336,236	91	342,494	92	338,704	92

STOCKHOLDERS’ EQUITY	34,994	10	33,818	9	32,967	9	31,682	8	28,874	8

TOTAL LIABILITIES & EQUITY	$363,727	100	$361,264	100	$369,203	100	$374,176	100	$367,578	100

TOTAL DEPOSITS	$307,719		$307,947		$317,373		$327,336		$319,895

BOOK VALUE PER SHARE	$17.58		$16.99		$16.48		$15.84		$14.44

SUMMARY OF OPERATIONS

Statistical Summary, 2003 — 1999

	Years Ended December 31,
	2003	2002	2001	2000	1999
	(Dollars in Thousands, Except Per Share Data)
Interest income	$18,079	$21,534	$25,607	$27,923	$24,775
Interest expense	3,912	5,886	10,386	12,222	11,054

NET INTEREST MARGIN	14,167	15,648	15,221	15,701	13,721

Provision for loan losses	653	1,785	2,334	1,209	555

Net credit margin	13,514	13,863	12,887	14,492	13,166

Noninterest income	3,981	4,251	3,766	3,343	3,192
Noninterest expense	13,125	12,764	13,384	13,089	11,104

INCOME BEFORE INCOME TAXES	4,370	5,350	3,269	4,746	5,254

Provision for income taxes	1,578	1,975	1,124	1,665	1,838

NET INCOME	$2,792	$3,375	$2,145	$3,081	$3,416

EARNINGS PER COMMON SHARE:
Basic	$1.40	$1.69	$1.07	$1.54	$1.71
Diluted	$1.40	$1.69	$1.07	$1.54	$1.71

Dividends per common share	$0.85	$0.85	$0.85	$0.85	$0.80
Payout ratio	61%	50%	79%	55%	47%

Page 23	First Century Bankshares, Inc.

Consolidated Statements of Financial Condition

	December 31,
	2003	2002
	(Dollars in Thousands)
ASSETS
Cash and due from banks	$14,576	$14,947
Interest-bearing balances with banks	1,002	1,871
Securities available for sale	65,258	78,631
Securities held to maturity (estimated market value of $12,449 in 2003 and $9,971 in 2002)	12,163	9,566
Federal Home Loan Bank and Federal Reserve Bank Stock	1,023	752
Federal funds sold	4,000	—
Loans	246,950	236,460
Less allowance for loan losses	3,075	3,005

Net loans	243,875	233,455
Premises and equipment, net	11,697	10,500
Other assets	10,133	11,542

TOTAL ASSETS	$363,727	$361,264

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$41,163	$39,202
Interest-bearing	266,556	268,745

Total deposits	307,719	307,947
Short-term borrowings	19,167	16,745
Other liabilities	1,847	2,754

TOTAL LIABILITIES	328,733	327,446

Commitments and contigencies (see Notes 14 and 15)
STOCKHOLDERS’ EQUITY
Common stock-$1.25 par value; 10,000,000 shares authorized and 2,000,000 shares issued at December 31, 2003 and 2002; 1,991,000 shares outstanding at December 31, 2003 and 2002:	2,500	2,500
Paid-in capital	785	785
Retained earnings	31,347	30,247
Treasury stock, at cost; 9,000 shares	(147)	(147)
Accumulated other comprehensive income, net of tax	509	433

TOTAL STOCKHOLDERS’ EQUITY	34,994	33,818

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$363,727	$361,264

The accompanying notes are an integral part of the consolidated financial statements.

First Century Bankshares, Inc.	Page 24

Consolidated Statements of Income and Comprehensive Income

	Years Ended December 31,
	2003	2002	2001
	(Dollars in Thousands, Except Per Share Data)
INTEREST INCOME
Interest and fees on loans	$14,876	$16,675	$19,829
Interest on balances with banks	16	68	243
Interest and dividends from securities available for sale:
Taxable	2,674	4,212	4,856
Interest and dividends from securities held to maturity:
Taxable	47	78	69
Tax-exempt	416	432	491
Interest on federal funds sold	50	69	119

TOTAL INTEREST INCOME	18,079	21,534	25,607

INTEREST EXPENSE
Interest on time certificates of $100,000 or more	875	1,082	1,877
Interest on other deposits	2,962	4,645	7,973
Interest on federal funds purchased and securities sold under agreements to repurchase	73	157	534
Interest on demand notes to U. S. Treasury and other indebtedness	2	2	2

TOTAL INTEREST EXPENSE	3,912	5,886	10,386

Net interest income	14,167	15,648	15,221
Provision for loan losses	653	1,785	2,334

Net interest income after provision for loan losses	13,514	13,863	12,887

NONINTEREST INCOME
Income from fiduciary activities	1,488	1,407	1,400
Service charges on deposit accounts	1,271	1,330	1,245
Other noninterest income	1,155	1,514	1,164
Securities gains (losses)	67	—	(43)

TOTAL NONINTEREST INCOME	3,981	4,251	3,766

NONINTEREST EXPENSE
Salaries, wages, and other employee benefits	7,449	6,960	6,523
Premises and equipment expense	1,964	1,869	1,768
Data processing expense	708	788	781
Advertising and public relations	202	205	277
Postage	246	258	290
Intangible amortization	—	—	444
Supplies and printing	290	344	407
Other noninterest expense	2,266	2,340	2,894

TOTAL NONINTEREST EXPENSE	13,125	12,764	13,384

Income before income taxes	4,370	5,350	3,269
Provision for income taxes	1,578	1,975	1,124

NET INCOME	2,792	3,375	2,145

Other comprehensive income (loss), net of tax	76	(683)	840

COMPREHENSIVE INCOME	$2,868	$2,692	$2,985

NET INCOME PER COMMON SHARE:
Basic	$1.40	$1.69	$1.07
Diluted	$1.40	$1.69	$1.07

AVERAGE SHARES OUTSTANDING:
Basic	1,991,000	1,994,648	2,000,000
Diluted	1,995,642	1,994,648	2,000,000

The accompanying notes are an integral part of the consolidated financial statements.

Page 25	First Century Bankshares, Inc.

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2003	2002	2001
	(Dollars in Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income before adjustments to reconcile net income to net cash provided by operating activities:	$2,792	$3,375	$2,145
Provision for loan losses	653	1,785	2,334
Depreciation and amortization	800	828	1,289
Deferred income tax expense (benefit)	257	214	(88)
Securities (gains) losses	(67)	—	43
Decrease in interest receivable	310	426	969
Net investment amortization and (accretion)	427	95	(124)
Net decrease in other assets	561	480	1,536
Net increase (decrease) in interest payable and other liabilities	(266)	(85)	148

NET CASH PROVIDED BY OPERATING ACTIVITIES	5,467	7,118	8,252

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of securities held to maturity	(3,734)	(1,013)	(2,657)
Purchases of securities available for sale	(56,505)	(58,247)	(60,266)
Redemptions (purchases) of Federal Home Loan Bank stock	(271)	474	(46)
Proceeds from maturities and calls of securities held to maturity	1,104	2,176	1,891
Proceeds from maturities and calls of securities available for sale	67,763	54,946	62,599
Proceeds from sales of securities available for sale	1,072	—	1,862
Proceeds from sales of securities held to maturity	—	—	313
Net (increase) decrease in loans	(10,607)	5,296	(317)
Acquisition of premises and equipment	(2,031)	(679)	(1,161)
Proceeds from disposal of premises and equipment	—	—	204

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	(3,209)	2,953	2,422

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in demand and savings deposits	2,324	1,012	(1,962)
Net decrease in time deposits	(2,552)	(10,438)	(8,001)
Net increase (decrease) in short-term borrowings	2,422	(275)	3,533
Purchase of treasury stock	—	(147)	—
Cash dividends paid	(1,692)	(1,694)	(1,700)

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	502	(11,542)	(8,130)

Net increase (decrease) in cash and cash equivalents	2,760	(1,471)	2,544
Cash and cash equivalents at beginning of year	16,818	18,289	15,745

Cash and cash equivalents at end of year	$19,578	$16,818	$18,289

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$3,981	$6,020	$10,547
Income taxes	$1,118	$2,004	$1,013

The accompanying notes are an integral part of the consolidated financial statements.

First Century Bankshares, Inc.	Page 26

Consolidated Statements of Changes in Stockholders’ Equity

	Common Stock	Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss), Net of tax
	(Dollars in Thousands, Except Per Share Data)
YEAR ENDED DECEMBER 31, 2001
Balance at January 1, 2001	$2,500	$785	$28,121	$—	$276
Net income	—	—	2,145	—	—
Other comprehensive income, net of tax	—	—	—	—	840
Cash dividends declared – $0.85 per share	—	—	(1,700)	—	—

Balance at December 31, 2001	2,500	785	28,566	—	1,116

YEAR ENDED DECEMBER 31, 2002
Net income	—	—	3,375	—	—
Purchase 9,000 shares of treasury stock	—	—	—	(147)	—
Other comprehensive loss, net of tax	—	—	—	—	(683)
Cash dividends declared – $0.85 per share	—	—	(1,694)	—	—

Balance at December 31, 2002	2,500	785	30,247	(147)	433

YEAR ENDED DECEMBER 31, 2003
Net income	—	—	2,792	—	—
Other comprehensive loss, net of tax	—	—	—	—	76
Cash dividends declared – $0.85 per share	—	—	(1,692)	—	—

Balance at December 31, 2003	$2,500	$785	$31,347	$(147)	$509

The accompanying notes are an integral part of the consolidated financial statements.

Page 27	First Century Bankshares, Inc.

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

Cash and cash equivalents — For purposes of reporting cash flows, cash equivalents include cash on hand and amounts due from banks (including cash items in process of collection); interest–bearing balances with banks and federal funds sold. To comply with Federal Reserve regulations, the subsidiary bank is required to maintain reserve balances with the Federal Reserve Bank of Richmond. The amount of those reserve balances at December 31, 2003, was approximately $481,000.

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

First Century Bankshares, Inc.	Page 28

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

Page 29	First Century Bankshares, Inc.

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

Premises and Equipment — Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed by the straight–line method based upon the estimated useful lives of the assets. Buildings and improvements have estimated useful lives of 20 to 40 years. Equipment and fixtures have estimated useful lives of 3 to 10 years. The cost of major improvements is capitalized. The expenditures for maintenance and repairs are charged to expense as incurred. Gains or losses on assets sold are included in other operating income.

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

Goodwill And Other Intangibles — Prior to December 31, 2001, the cost of the investments in acquired institutions in excess of amounts attributable to tangible and identified intangible assets at dates of acquisition was recorded as goodwill and amortized to operations over periods from 15 - 25 years using the straight–line method. A portion of the cost of purchased subsidiaries represented the value associated with the future earnings potential of the acquired core deposit base and was being amortized over eight years through December 31, 2000, the estimated life of the deposit base. The unamortized balance of intangibles totaled approximately $5,183,000 at December 31, 2001, representing only goodwill and unidentified intangibles, net of accumulated amortization of $1,555,000 and is included in other assets. In 2002, under Statement of Financial Accounting Standards (SFAS) No. 142, goodwill and unidentified intangible assets are no longer amortized, but are reviewed at least annually for impairment using the discounted cash flow method. Impaired goodwill or unidentified intangible assets are written down to fair value, calculated using the discounted cash flow method. The unimpaired balance of intangibles totaled approximately $5,183,000 at December 31, 2003, and $5,542,000 at December 31, 2002.

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

New Accounting Pronouncements — Effective January 1, 2003, the Corporation adopted the provisions of FASB Interpretation No.45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34). “FIN 45 clarifies the requirements of FASB Statement No. 5 (FAS 5), “Accounting for Contingencies”, relating to a guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. For guarantees that fall within the scope of FIN 45, the Interpretation requires that guarantors recognize a liability equal to the fair value of the guarantee upon its issuance. The Corporation’s primary guarantee included within the scope of FIN 45 relates to financial standby letters of credit issued to commercial customers. FIN 45 requires the liability recognized in standalone arm’s-length transactions to be the premium received or receivable by the guarantor. FIN 45 requires disclosure of the nature of the guarantee, the maximum potential amount of future payments the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor’s obligations under the guarantee. Implementation of this interpretation did not have a material impact on the Corporation’s consolidated financial position or consolidated results of operations.

In January 2003 the Financial Accounting Standards Board issued FASB Interpretation No.46 (“FIN 46”), “Consolidation of Variable Interest Entities (an interpretation of ARB No. 51). “FIN 46 addresses the consolidation by business enterprises of certain variable interest entities (VIEs). In December 2003, the FASB reissued FIN 46 with certain modifications and clarifications. Application of this guidance was effective for interests in certain VIEs commonly referred to as special-purpose entities (SPEs) as of December 31, 2003. Application for all other types of entities is required for periods ending after March 15, 2004, unless previously applied. Management does not anticipate the implementation of this interpretation to have a material impact on the Corporation’s consolidated financial position or consolidated results of operations.

Page 31	First Century Bankshares, Inc.

1. Summary of Significant Accounting and Reporting Policies (continued)

In December 2002, the Financial Accounting Standards Board issued FASB Statement No.148, “Accounting for Stock-Based Compensation-Transition and Disclosure” (SFAS 148). In light of recent conversions by a number of companies to the recognition and measurement provisions of SFAS 123, “Accounting for Stock-Based Compensation,” (and of announcements by other entities of their intentions to change), the FASB has amended SFAS 123 to add two new transitional approaches when changing from the APB Opinion 25 intrinsic value method of accounting for stock-based employee compensation to the SFAS 123 fair value method, if a company so elects. In addition, SFAS 123 has been amended to require disclosure of additional information concerning the effects of stock-based employee compensation on earnings. Finally, SFAS 148 amends APB Opinion 28, “Interim Financial Reporting,” to call for disclosure of SFAS 123 pro forma information on a quarterly basis. Implementation of this statement did not have a material impact on the Corporation’s consolidated financial position or consolidated results of operations.

In April 2003, FASB issued Statement of Financial Accounting Standards No.149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (SFAS 149). FASB Statements No.133 “Accounting for Derivative Instruments and Hedging Activities” and No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities”, establish accounting and reporting standards for derivative instruments including derivatives embedded in other contracts (collectively referred to as derivatives) and for hedging activities. This Statement 149 amends Statement 133 for certain decisions made by the Board as part of the Derivatives Implementation Group (DIG) process. This Statement contains amendments relating to FASB Concepts Statement No.7, “Using Cash Flow Information and Present Value in Accounting Measurements”, and FASB Statements No.65, “Accounting for Certain Mortgage Banking Activities”, No. 91 “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases”, No. 95, “Statement of Cash Flows”, and No. 126, “Exemption from Certain Required Disclosures about Financial Instruments for Certain Nonpublic Entities”. In general, SFAS 149 was effective for derivative transactions entered into or modified and for hedging relationships designated after June 30, 2003. The adoption of this standard did not have a material impact on the Corporation’s consolidated financial position or consolidated results of operations.

In May 2003, FASB issued Statement of Financial Accounting Standards No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (SFAS 150). This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Some of the provisions of this Statement are consistent with the current definition of liabilities in FASB Concepts Statement No. 6, Elements of Financial Statements. The remaining provisions of this Statement are consistent with the Board’s proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own equity shares, depending on the nature of the relationship established between the holder and the issuer. While the Board still plans to revise that definition through an amendment to Concepts Statement 6, the Board decided to defer issuing that amendment until it has concluded its deliberations on the next phase of this project. That next phase will deal with certain compound financial instruments including puttable

First Century Bankshares, Inc.	Page 32

1. Summary of Significant Accounting and Reporting Policies (continued)

shares, convertible bonds, and dual-indexed financial instruments. This Statement was effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. Implementation of this statement did not have a material impact on the Corporation’s consolidated financial position or consolidated results of operations. In December 2003, the FASB deferred for an indefinite period the application of the guidance in SFAS 150 to non-controlling interests that are classified as equity in the financial statements of a subsidiary but would be classified as a liability in the parent’s financial statements under SFAS 150. The deferral is limited to mandatorily redeemable noncontrolling interests associated with finite-lived subsidiaries. Management does not believe any such applicable entities exist as of December 31, 2003.

In December 2003, the FASB revised SFAS 132 “Employers’ Disclosures about Pensions and Other Postretirement Benefits” (SFAS 132). This Statement retains the disclosures required by the original SFAS 132 and requires additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension and postretirement plans. In addition, this Statement requires interim period disclosure of the components of net period benefit cost and contributions if significantly different from previously reported amounts. See Note 12 for the additional pension and other postretirement benefit disclosures as the Corporation adopted the provisions of this Statement as of December 31, 2003.

During the first quarter of 2003, the Securities and Exchange Commission promulgated rules to implement several provisions of the Sarbanes-Oxley Act of 2002. These rules included conditions for using financial measures that exclude information that would be required under generally accepted accounting principles, (“non-GAAP financial measures”). Additionally, new rules expand the number of events that require current reporting on Form 8-K. Furthermore, new rules have been issued pertaining to an audit committee and its need for a financial expert and code of ethics requirements for senior management. Also, new rules were issued defining audit committee responsibility for external auditor retention and determination of external auditor independence. Management anticipates additional costs to implement the various provisions of this law; however, it is difficult to determine the full impact of implementation until such time as all rules have been promulgated.

On December 11, 2003, the SEC staff announced its intention to release a Staff Accounting Bulletin that would require all registrants to account for mortgage loan interest rate lock commitments related to loans held for sale as written options, effective no later than for commitments entered into after March 31, 2004. This guidance, if issued, would require the Corporation to recognize a liability on its balance sheet equal to the fair value of the commitment at the time the loan commitment is issued. As a result, this guidance would delay the recognition of any revenue related to these commitments until such time as the loan is sold, however, it would have no effect on the ultimate amount of revenue or cash flows recognized over time. Management does not anticipate this guidance to have a material impact on the Corporation’s consolidated financial position or consolidated results of operations.

Page 33	First Century Bankshares, Inc.

2. Goodwill and Other Intangible Assets-Adoption of Statement 142

Effective January 1, 2002, the Corporation adopted the provisions of Financial Accounting Standards Board Statement No. 142 “Goodwill and Other Intangible Assets,” (SFAS 142). As of January 1, 2002, the Corporation had approximately $5,183,000 in unamortized goodwill from previous acquisitions. SFAS 142 requires a transitional impairment test be performed within six-months of adoption. The initial valuation of the Corporation’s goodwill pursuant to this pronouncement resulted in no write-downs for impairment. Subsequent impairment testing in 2003 resulted in no write-downs in the valuation of the Corporation’s goodwill. Additionally, SFAS 142 requires a reconciliation of previously reported net income and earnings per share, adjusted for changes pursuant to this statement. Following is the pro forma effect of adoption of SFAS 142:

	Years Ended December 31,
	2003	2002	2001
	(Dollars in Thousands, except per share amounts)
Reported net income	$2,792	$3,375	$2,145
Goodwill amortization, net of tax	—	—	280

Adjusted net income	$2,792	$3,375	$2,425

Basic earnings per share:
Reported net income	$1.40	$1.69	$1.07
Goodwill amortization, net of tax	—	—	0.14

Adjusted net income	$1.40	$1.69	$1.21

Diluted earnings per share:
Reported net income	$1.40	$1.69	$1.07
Goodwill amortization, net of tax	—	—	0.14

Adjusted net income	$1.40	$1.69	$1.21

First Century Bankshares, Inc.	Page 34

3. Securities

Securities available for sale at December 31, 2003 and 2002 are summarized as follows:

	2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
	(Dollars in Thousands)
U.S. Government obligations	$1,000	$4	$—	$1,004
U.S. Government agency obligations	45,202	424	113	45,513
Mortgage-backed securities	9,088	23	81	9,030
Other debt securities	9,196	515	—	9,711

TOTAL SECURITIES AVAILABLE FOR SALE	$64,486	$966	$194	$65,258

	2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
	(Dollars in Thousands)
U.S. Government obligations	$2,989	$63	$—	$3,052
U.S. Government agency obligations	62,058	905	1	62,962
Mortgage-backed securities	2,897	52	—	2,949
Other debt securities	9,188	499	19	9,668

TOTAL SECURITIES AVAILABLE FOR SALE	$77,132	$1,519	$20	$78,631

Securities held to maturity at December 31, 2003 and 2002 are summarized as follows:

	2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
	(Dollars in Thousands)
State and municipal obligations	$12,063	$330	$44	$12,349
Other debt securities	100	—	—	100

TOTAL SECURITIES HELD TO MATURITY	$12,163	$330	$44	$12,449

	2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
	(Dollars in Thousands)
Mortgage-backed securities	$9	$—	$—	$9
State and municipal obligations	9,407	451	46	9,812
Other debt securities	150	—	—	150

TOTAL SECURITIES HELD TO MATURITY	$9,566	$451	$46	$9,971

Securities with an aggregate value of $42,252,000 at December 31, 2003 and $40,597,000 at December 31, 2002, were pledged to secure public and trust deposits and for other purposes required or permitted by law, including approximately $20,412,000 at December 31, 2003 and $18,571,000 at December 31, 2002 pledged to secure repurchase agreements.

Gross gains of $67,000 were recognized on sales of available for sale securities for the year ended December 31, 2003. There were no sales of securities for the year ended December 31, 2002.

Page 35	First Century Bankshares, Inc.

3. Securities (continued)

Gross gains of $17,000 and gross losses of $30,000 were recognized on sales of available for sale securities for the year ended December 31, 2001. Additionally, during the year ended December 31, 2001, approximately $343,000 in held to maturity securities were sold as the result of significant deterioration in the issuer’s creditworthiness.

The amortized cost and estimated market value for securities available for sale and securities held to maturity by contractual maturities at December 31, 2003 are shown in the following tables. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

	Amortized Cost	Estimated Market Value	Net Unrealized Gains
	(Dollars in Thousands)
Due in one year or less	$6,033	$6,117	$84
Due after one year through five years	51,216	51,888	672
Due after five years through ten years	7,237	7,253	16

TOTAL SECURITIES AVAILABLE FOR SALE	$64,486	$65,258	$772

	Amortized Cost	Estimated Market Value	Net Unrealized Gains
	(Dollars in Thousands)
Due in one year or less	$1,838	$1,875	$37
Due after one year through five years	6,510	6,684	174
Due after five years through ten years	3,635	3,710	75
Due after ten years	180	180	—

TOTAL SECURITIES HELD TO MATURITY	$12,163	$12,449	$286

4. Loans

Loans at December 31, 2003 and 2002 consisted of the following:

	December 31,
	2003	2002
	(Dollars in Thousands)
Commercial, financial and agricultural	$47,010	$43,725
Real estate–construction	6,137	12,268
Real estate–mortgage (residential and commercial)	173,104	159,233
Installment loans to individuals	20,699	21,234

Total loans	246,950	236,460
Less: allowance for loan losses	3,075	3,005

NET LOANS	$243,875	$233,455

The Corporation’s subsidiary has had and can be expected to have in the future various banking transactions with directors, executive officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties). The total amount of these loans was $8,992,000 and $13,796,000 at December 31, 2003 and 2002, respectively. During 2003, $19,670,000 in loan advances or reclassifications were made and repayments were $24,474,000.

First Century Bankshares, Inc.	Page 36

5. Allowance for Loan Losses

An analysis of changes in the allowance for loan losses for 2003, 2002 and 2001 is as follows:

	Years Ended December 31,
	2003	2002	2001
	(Dollars in Thousands)
Balance at beginning of year	$3,005	$3,180	$3,180
Provision for loan losses	653	1,785	2,334
Recoveries on loans previously charged off	82	206	304
Loans charged off	(665)	(2,166)	(2,638)

BALANCE AT END OF YEAR	$3,075	$3,005	$3,180

The following is a summary of loans considered impaired:

	December 31,
	2003	2002
	(Dollars in Thousands)
Gross impaired loans	$2,542	$3,375
Valuation allowance for impaired loans	397	663

Recorded investment in impaired loans	$2,145	$2,712

The average recorded investment in impaired loans for the years ended December 31, 2003, 2002 and 2001 was $2,438,000, $2,959,000 and $5,586,000, respectively. There was no interest income recognized on impaired loans (during the portion of the year they were impaired) for the years ended December 31, 2003, 2002 and 2001. At December 31, 2003, 2002 and 2001, the Corporation had nonaccrual loans of $2,542,000, $2,819,000 and $3,045,000, respectively. Interest income of $241,000, $157,000 and $46,000 was recognized on these loans in 2003, 2002 and 2001, respectively. Had these loans performed in accordance with their original terms, additional interest income of $203,000, $184,000 and $484,000 would have been recorded in 2003,2002 and 2001, respectively.

At December 31, 2003, 2002 and 2001, the Corporation had loans past-due 90 days or more and still in accrual status of $400,000, $612,000 and $1,140,000, respectively. Additionally, at December 31, 2003, 2002 and 2001, the Corporation had other real estate owned of $383,000, $793,000 and $1,279,000, respectively.

6. Premises and Equipment

Premises and equipment at December 31, 2003 and 2002 consisted of the following:

	December 31,
	2003	2002
	(Dollars in Thousands)
Land	$1,956	$1,856
Buildings and improvements	10,593	10,005
Equipment and fixtures	6,860	5,627

Total	19,409	17,488

Less accumulated depreciation	7,712	6,988

NET PREMISES AND EQUIPMENT	$11,697	$10,500

Depreciation charged to operating expense amounted to $800,000 in 2003, $828,000 in 2002, and $844,000 in 2001.

Page 37	First Century Bankshares, Inc.

7. Deposits

Deposits at December 31, 2003 and 2002 were as follows:

	December 31,
	2003	2002
	(Dollars in Thousands)
Individuals, partnerships and corporations:
Demand deposits	$40,174	35,097
Time and savings deposits	256,532	261,403
U.S. Government	127	307
States and political subdivisions	8,822	8,865
Certified and official checks	2,064	2,275

TOTAL DEPOSITS	$307,719	$307,947

The scheduled maturities of time deposits at December 31, 2003 were as follows:

(Dollars in Thousands)
2004	$81,214
2005	18,411
2006	5,424
2007	3,902
Thereafter	13,311

TOTAL TIME DEPOSITS	$122,262

Time deposits included certificates of deposit issued in amounts of $100,000 or more totaling approximately $31,108,000 and $29,888,000 at December 31, 2003 and 2002, respectively.

8. Short-term Borrowings

Short-term borrowings consist of securities sold under agreements to repurchase. Securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Information concerning securities sold under agreements to repurchase at December 31, 2003 and 2002 is summarized as follows:

	2003	2002
	(Dollars in Thousands)
Average balance during the year	$15,524	$17,340
Average interest rate during the year	0.48%	0.91%
Maximum month-end balance during the year	$19,141	$20,880

9. Other Comprehensive Income

Other comprehensive income is defined as comprehensive income exclusive of net income. Other comprehensive income (loss) consists of the following:

	Years Ended December 31,
	2003	2002	2001
Unrealized gains (losses) on available for sale securities arising during the year	$(659)	$(192)	$1,203
Reclassification adjustment for (gains) losses included in net income	(67)	—	43
Minimum pension liability adjustment	890	(890)	—

Other comprehensive income (loss) before tax	164	(1,082)	1,246
Income tax (expense) benefit related to other comprehensive income	(88)	399	(406)

Other comprehensive income (loss), net of tax	$76	$(683)	$840

First Century Bankshares, Inc.	Page 38

10. Earnings Per Share

The following table reconciles the numerator and denominator of the basic and diluted computations for net income per common share for the years ended December 31, 2003, 2002 and 2001:

	2003
	Weighted Average
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Basic EPS:
Income available to common shareholders	$2,792,000	1,991,000	$1.40
Diluted EPS:
Effect of dilutive securities—Stock options	—	4,642

Income available to common shareholders and assumed conversions	$2,792,000	1,995,642	$1.40

	2002
	Weighted Average
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Basic EPS:
Income available to common shareholders	$3,375,000	1,994,648	$1.69
Diluted EPS:
Effect of dilutive securities—Stock options	—	—

Income available to common shareholders and assumed conversions	$3,375,000	1,994,648	$1.69

	2001
	Weighted Average
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Basic EPS:
Income available to common shareholders	$2,145,000	2,000,000	$1.07
Diluted EPS:
Effect of dilutive securities—Stock options	—	—

Income available to common shareholders and assumed conversions	$2,145,000	2,000,000	$1.07

11. Stock Option Plans

The Corporation’s 1998 Officer Stock Option Plan (the “Officer Plan”) provides for the issuance of 170,000 options to purchase shares of the Corporation’s common stock to officers of the Corporation. The options can have an original term of up to ten years with an exercise price equal to the market price of the common stock on the date of grant, as defined by the Officer Plan. The options vest 20% per year after their date of grant. At December 31, 2003, the weighted average remaining contractual life of the outstanding options was 60 months. At December 31, 2003, options for 81,780 shares of common stock were reserved for future issuance for the Officer Plan.

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

Page 39	First Century Bankshares, Inc.

11. Stock Option Plans (continued)

date of grant. At December 31, 2003, the weighted average remaining contractual life of the outstanding options was 59 months. At December 31, 2003, options for 11,000 shares of common stock were reserved for future issuance for the Director Plan.

The Corporation accounts for the Officer Plan and the Director Plan under the provisions of SFAS No.123, “Accounting for Stock Based Compensation.” As permitted by SFAS No. 123, the Corporation has chosen to apply APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for options granted under the plans. Had compensation cost for the Corporation’s plans been determined based on the fair value at the grant dates for awards under the plans consistent with the method of SFAS No.123, the Corporation’s net income and net income per share for the years ended December 31, 2003, 2002 and 2001, would have been decreased to the pro forma amounts indicated below.

	2003
	As Reported	Pro Forma
Net income	$2,792,000	$2,756,000

Net income per share–Basic and diluted	$1.40	$1.38

	2002
	As Reported	Pro Forma
Net income	$3,375,000	$3,329,000

Net income per share–Basic and diluted	$1.69	$1.67

	2001
	As Reported	Pro Forma
Net income	$2,145,000	$2,131,000

Net income per share–Basic and diluted	$1.07	$1.06

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for the 2002 grants: 5% dividend growth rate; expected volatility of 26.41%; risk-free interest rate of 3.84%; and expected life of seven years.

First Century Bankshares, Inc.	Page 40

11. Stock Option Plans (continued)

A summary of the Corporation’s stock option activity, and related information for the years ended December 31, is as follows:

	2003		2002		2001
	Option Shares	Weighted- Average Exercise Price	Option Shares	Weighted- Average Exercise Price	Option Shares	Weighted- Average Exercise Price
Officer stock options:
Outstanding, beginning of year	88,220	$19.33	52,220	$20.25	52,220	$20.25
Granted	—	—	36,000	18.00	—	—
Exercised	—	—	—	—	—	—
Forfeited	—	—	—	—	—	—

Outstanding, end of year	88,220	$19.33	88,220	$19.33	52,220	$20.25

Exercisable at end of year	59,420	$19.98	41,776	$20.25	31,332	$20.25
Weighted-average fair value of options granted during the year	$—		$2.51		$—
Director stock options:
Outstanding, beginning of year	20,000	$19.46	13,000	$20.25	14,000	$20.25
Granted	—	—	7,000	18.00	—	—
Exercised	—	—	—	—	—	—
Forfeited	1,000	20.25	—	—	1,000	20.25

Outstanding, end of year	19,000	$19.42	20,000	$19.46	13,000	$20.25

Exercisable at end of year	19,000	$19.42	20,000	$19.46	13,000	$20.25
Weighted-average fair value of options granted during the year	$—		$2.51		$—

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

Page 41	First Century Bankshares, Inc.

12. Post Employment Benefits (continued)

The following table outlines the changes in the Corporation’s postemployment benefit plan obligations, assets and funded status for the years ended December 31, 2003 and 2002, and the assumptions and components of net periodic benefit costs for the three years in the period ended December 31, 2003.

	Pension Benefits		Other Postretirement Benefits
	2003	2002	2003	2002
	(Dollars in Thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$9,321	$8,577	$840	$864
Service cost	220	429	13	14
Interest cost	448	549	53	54
Actuarial (gain) loss	(242)	(117)	—	(42)
Benefits paid	(2,439)	(117)	(40)	(50)
Adjustment in cost of settlement	334	—	—	—
Prior service cost established this year	(1,702)	—	—	—

Benefit obligation at end of year	5,940	9,321	866	840

Change in plan asset
Fair value of plan assets at beginning of year	7,250	8,314	—	—
Actual return on plan assets	1,004	(1,187)	—	—
Employer contribution	800	240	40	50
Benefits paid	(2,439)	(117)	(40)	(50)

Fair value of plan assets at end of year	6,614	7,250	—	—

Funded status	674	(2,071)	(866)	(840)
Unrecognized net actuarial (gain) loss	1,677	2,923	(621)	(668)
Unrecognized prior service cost	(1,253)	359	—	—
Unrecognized transition obligation	(92)	(194)	498	553

Net amount recognized	$1,006	$1,017	$(989)	$(955)

Amounts recognized in the statement of financial position consist of:
Prepaid (accrued) benefit cost	$1,006	$1,017	$(989)	$(955)
Accrued benefit liability	—	(1,249)	—	—
Intangible asset	—	359	—	—
Accumulated other comprehensive income	—	890	—	—

Net amount recognized	$1,006	$1,017	$(989)	$(955)

	Pension Benefits			Other Postretirement Benefits
	2003	2002	2001	2003	2002	2001
Weighted-average assumptions as of 12/31
Discount rate	6.50%	6.50%	6.50%	6.50%	6.50%	6.50%
Expected return on plan assets	8.00%	8.00%	9.00%	N/A	N/A	N/A
Rate of compensation increase	3.00%	3.00%	3.00%	N/A	N/A	N/A
Components of net periodic benefit cost
Service cost	$220	$429	$417	$13	$14	$13
Interest cost	448	549	493	53	54	54
Expected return on plan assets	(574)	(736)	(806)	—	—	—
Amortization of prior service cost	(89)	44	44	—	—	—
Amortization of transition obligation	(59)	(65)	(65)	55	56	56
Recognized net actuarial (gain) loss	122	17	—	(47)	(43)	(43)
Net periodic (benefit) cost	68	238	83	74	81	80
Settlement (gain) loss	743	—	—	—	—	—

Net periodic (benefit) cost, net of adjustments	$811	$238	$83	$74	$81	$80

First Century Bankshares, Inc.	Page 42

12. Post Employment Benefits (continued)

The asset allocation for the defined benefit pension plan for the years ended December 31, 2003 and 2002, by asset category, is as follows:

ASSET CATEGORY

	Percentage of Plan Assets
	2003	2002
Equity securities	70%	57%
Debt securities	8	19
Real estate	10	13
Other	12	11

Total	100%	100%

The investment objective for the defined benefit pension plan is to maximize total return with tolerance for slightly above average risk. Asset allocation strongly favors equities, with a target allocation of approximately 75% equity securities, 20% fixed income securities, and 5% cash and cash equivalents. Due to volatility in the market, the target allocation is not always desirable and asset allocations will fluctuate between the acceptable ranges. A core equity position of large cap stocks will be maintained. However, more aggressive or volatile sectors will be meaningfully represented in the asset mix in pursuit of higher returns. Higher volatility investment strategies such as real estate mortgages, limited partnerships, and international equities will be appropriate strategies in conjunction with the core position. It is management’s intent to give the investment managers flexibility within the overall guidelines with respect to investment decisions and their timing. The defined benefit pension plan holds no investments in the Corporation’s common stock.

During 2003, significant lump-sum distributions by the Corporation’s employee pension plan triggered accelerated recognition of previously deferred actuarial losses under the accounting provisions set forth in SFAS No. 88. The Corporation recognized $743,000 in additional settlement charges pursuant to the requirements of SFAS No. 88 for the year ended December 31, 2003. Significant lump sum payments anticipated to be made in the second quarter of 2004 will require additional charges to earnings in the periods these payments are made pursuant to SFAS No. 88. The Corporation expects to contribute $675,000 to the pension plan in 2004.

In December 2003, President Bush signed into law a bill that expands Medicare benefits, primarily adding a prescription drug benefit for Medicare-eligible retirees beginning in 2006. The law also provides a federal subsidy to companies that sponsor postretirement benefit plans that provide prescription drug coverage. FASB Staff Position 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 permits deferring the recognition of the new Medicare provisions’ impact due to lack of specific authoritative guidance on accounting for the federal subsidy. The Corporation has elected to defer accounting for the effects of this new legislation until the specific authoritative guidance is issued. Because the Corporation caps the amount paid for its postretirement benefit plan at $1,200 per year per employee, the adoption of this standard is not expected to have a material impact on results of operations, financial position, or liquidity. The Corporation expects to contribute $42,000 to the postretirement benefit plan in 2004.

Page 43	First Century Bankshares, Inc.

12. Post Employment Benefits (continued)

The Corporation maintains a qualified 401(k) retirement savings plan. All full time employees are eligible to participate on a voluntary basis, after completing their first year of service. All employees may elect to make pretax contributions up to a maximum of fifteen percent (15%) of their salary, which are matched fifty percent (50%) by the Corporation. Total amounts charged to operating expense for payments pursuant to this plan were approximately $136,000 in 2003, $128,000 in 2002 and $127,000 in 2001.

13. Income Taxes

The provision for income taxes consisted of the following:

	Years Ended December 31,
	2003	2002	2001
	(Dollars in Thousands)
Tax provision attributed to income from operations:
Current:
Federal	$975	$1,340	$897
State	346	421	315
Deferred expense (benefit)	257	214	(88)

PROVISION FOR INCOME TAX	$1,578	$1,975	$1,124

The components of deferred tax assets and liabilities at December 31, 2003 and 2002 were as follows:

	2003	2002
	(Dollars in Thousands)
Allowance for loan losses	$673	$696
Retirement plans	3	323
Marketable equity securities and capital loss carryforwards	59	48
Other reserves	10	47

Gross deferred tax assets	745	1,114
Valuation allowance	(59)	(48)

Deferred tax assets	686	1,066

Depreciation	(331)	(289)
Goodwill	(317)	(159)
Unrealized gains on securities available for sale	(262)	(510)

Gross deferred tax liabilities	(910)	(958)

NET DEFERRED TAX ASSET (LIABILITY)	$(224)	$108

A valuation allowance was established for the writedowns of marketable equity securities and capital loss carryforwards because their recognition is limited to future capital gains generated by the Corporation. No tax benefit has been recognized in the financial statements for the writedowns or capital loss carryforwards.

The principal differences between the effective tax rate and the federal statutory rate were as follows:

	Years Ended December 31,
	2003		2002		2001
	(Dollars in Thousands)
	Amount	%	Amount	%	Amount	%
Provision at statutory rate	$1,486	34	$1,819	34	$1,112	34
Tax-exempt interest income from certain investment securities and loans	(162)	(4)	(168)	(3)	(178)	(6)
State income tax expense, net of federal benefit	228	5	287	5	199	6
Other, net	26	1	37	1	(9)	—

PROVISION FOR INCOME TAXES	$1,578	36	$1,975	37	$1,124	34

First Century Bankshares, Inc.	Page 44

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

15. Financial Instruments, Concentrations of Credit and Fair Values

The subsidiary of the Corporation is party to various financial instruments with off-balance sheet risk arising in the normal course of business to meet the financing needs of its customers. Those financial instruments include commitments to extend credit in the form of unused lines of credit and financial standby letters of credit. These instruments contain various elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition.

Unused lines of credit represent agreements to lend to a customer as long as there is no violation of any condition established in the contract, and generally have fixed expiration dates or other termination clauses and may require payment of a fee. Financial standby letters of credit are conditional commitments issued by the subsidiary to guarantee the financial performance of a customer to a third party. Those guarantees are primarily used to support public and private borrowing arrangements.

The subsidiary’s exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is the contractual amount of those instruments. The subsidiary uses the same credit policies in making commitments and conditional obligations that it does for on-balance sheet instruments.

The components of the Corporation’s off-balance sheet financial commitments at December 31, 2003 and 2002 are as follows:

	December 31,
	2003	2002
	(Dollars in Thousands)
Unused lines of credit
Home equity lines	$2,476	$2,430
Commercial real estate, construction and land development secured by real estate	19,145	19,632
Other unused commitments	17,979	15,889

Total unused lines of credit	$39,600	$37,951
Financial standby letters of credit	$4,839	$5,005

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

Page 45	First Century Bankshares, Inc.

15. Financial Instruments, Concentrations of Credit and Fair Values (continued)

A substantial portion of the customers’ ability to honor their contractual commitment is largely dependent upon the economic conditions of the respective industry and overall economic conditions of the region. At December 31, 2003, the Corporation had a concentration of $14,016,000, or 40.1% of stockholders’ equity in loans to borrowers in the hospitality industry. This concentration is diversified by geography throughout the Mid-Atlantic region.

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires the disclosure of the estimated fair value of on and off-balance sheet financial instruments. For the Corporation, as for most financial institutions, approximately 90% of its assets and liabilities are considered financial instruments as defined by SFAS 107. Most of the Corporation’s financial instruments, however, lack an available trading market characterized by a willing buyer and a willing seller engaging in an exchange transaction. It is also the Corporation’s general practice and intent to hold its financial instruments to maturity and not to engage in trading or sales activities. Therefore, significant estimations and present value calculations were used by the Corporation for the purposes of this disclosure.

Estimated fair values have been determined by the Corporation using the best available data and an estimation methodology suitable for each category of financial instruments.

The estimated fair value and the recorded book balances at December 31, 2003 and 2002 were as follows:

	2003		2002
	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount
	(Dollars in Thousands)		(Dollars in Thousands)
Assets:
Cash and due from banks	$15,578	$15,578	$16,818	$16,818
Securities available for sale	65,258	65,258	78,631	78,631
Securities held to maturity	12,449	12,163	9,971	9,566
Federal Home Loan Bank and Federal Reserve Bank stock	1,023	1,023	752	752
Federal funds sold	4,000	4,000	—	—
Net loans	247,115	243,875	243,589	233,455
Liabilities:
Deposits with no stated maturities	144,294	144,294	183,133	183,133
Deposits with stated maturities	122,776	122,262	126,258	124,814
Short-term borrowings	19,167	19,167	16,745	16,745

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

First Century Bankshares, Inc.	Page 46

16. Regulatory Matters

The Corporation’s principal source of funds for dividend payment and debt service is dividends received from the subsidiary bank.

Under applicable Federal laws, the Comptroller of the Currency, the primary regulator of First Century Bank, N.A., restricts the total dividend payments of a national bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits of the two preceding years. At December 31,2003, retained net profits for the years 2003 and 2002, which were free of such regulatory restrictions, aggregated approximately $2,430,000.

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and its subsidiary to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk–weighted assets (as defined), and Tier I capital to average assets (as defined). Management believes, as of December 31, 2003, that the Corporation and its subsidiary meet all capital adequacy requirements to which they are subject.

As of December 31, 2003, First Century Bank, N.A. has received notification from the Office of the Comptroller of the Currency that it is well–capitalized under the regulatory framework for prompt corrective action. To be adequately capitalized, minimum total risk–based, Tier I risk–based, and Tier I leverage ratios as set forth in the following table must be maintained. There are no conditions or events since the recent notification that management believes have changed the institution’s category.

	Actual		For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
As of December 31, 2003:
Total Capital (to Risk Weighted Assets):
Consolidated	$32,377	12.18%	≥	$21,257	≥	8.00%
First Century Bank, N.A.	$31,350	11.82%	≥	$21,225	≥	8.00%	≥	$26,531	≥	10.00%
Tier I Capital (to Risk Weighted Assets):
Consolidated	$29,302	11.03%	≥	$10,628	≥	4.00%
First Century Bank, N.A.	$28,275	10.66%	≥	$10,612	≥	4.00%	≥	$15,919	≥	6.00%
Tier I Capital (to Average Assets):
Consolidated	$29,302	8.30%	≥	$14,120	≥	4.00%
First Century Bank, N.A.	$28,275	8.01%	≥	$14,123	≥	4.00%	≥	$17,654	≥	5.00%

Page 47	First Century Bankshares, Inc.

16. Regulatory Matters (continued)

	Actual		For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
As of December 31, 2002:
Total Capital (to Risk Weighted Assets):
Consolidated	$30,848	12.12%	≥	$20,369	≥	8.00%
First Century Bank, N.A.	$30,012	11.81%	≥	$20,335	≥	8.00%	≥	$25,419	≥	10.00%
Tier I Capital (to Risk Weighted Assets):
Consolidated	$27,843	10.94%	≥	$10,185	≥	4.00%
First Century Bank, N.A.	$27,007	10.62%	≥	$10,168	≥	4.00%	≥	$15,252	≥	6.00%
Tier I Capital (to Average Assets):
Consolidated	$27,843	7.75%	≥	$14,368	≥	4.00%
First Century Bank, N.A.	$27,007	7.53%	≥	$14,350	≥	4.00%	≥	$17,937	≥	5.00%

17. Quarterly Financial Data (Unaudited)

The summary financial data by quarter for the years ended December 31, 2003, 2002 and 2001 was as follows:

	Quarter Ended
	Mar. 31	June 30	Sept. 30	Dec. 31
	(Dollars in Thousands, Except Per Share Data)
2003
Interest income	$4,653	$4,563	$4,483	$4,380
Net interest income	3,531	3,512	3,570	3,554
Provision for possible loan losses	177	238	156	82
Securities gains (losses)	—	67	—	—
Income before taxes	1,321	613	1,299	1,137
Net income	839	393	824	736

NET INCOME PER SHARE	$0.42	$0.20	$0.41	$0.37

2002
Interest income	$5,463	$5,563	$5,338	$5,170
Net interest income	3,750	4,086	3,909	3,903
Provision for possible loan losses	263	743	439	340
Securities gains (losses)	—	—	—	—
Income before taxes	1,301	1,695	1,272	1,082
Net income	832	1,042	813	688

NET INCOME PER SHARE	$0.42	$0.52	$0.41	$0.34

2001
Interest income	$6,613	$6,547	$6,398	$6,049
Net interest income	3,594	3,770	3,912	3,945
Provision for possible loan losses	195	842	915	382
Securities gains (losses)	—	—	1	(44)
Income before taxes	1,149	533	503	1,084
Net income	755	366	329	695

NET INCOME PER SHARE	$0.38	$0.18	$0.16	$0.35

First Century Bankshares, Inc.	Page 48

18. Parent Company Financial Data

Condensed financial information of First Century Bankshares, Inc. (parent company only) is presented below:

STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2003	2002
	(Dollars in Thousands)
Assets:
Cash	$196	$95
Investment in subsidiaries at equity	34,404	33,382
Other assets	612	364

TOTAL ASSETS	$35,212	$33,841

Liabilities:
Other liabilities	$218	$23

TOTAL LIABILITIES	218	23

Stockholders’ Equity:
Common stock–$1.25 par value; 10,000,000 shares authorized and 2,000,000 shares issued at December 31, 2003 and 2002; 1,991,000 shares outstanding at December 31, 2003 and 2002;	2,500	2,500
Paid-in capital	785	785
Retained earnings	31,347	30,680
Treasury stock, at cost; 9,000 shares	(147)	(147)

TOTAL STOCKHOLDERS’ EQUITY	34,994	33,818

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$35,212	$33,841

STATEMENTS OF INCOME

	Years Ended December 31,
	2003	2002	2001
	(Dollars in Thousands)
Income:
Dividends from subsidiary bank	$1,900	$1,900	$2,100

TOTAL INCOME	1,900	1,900	2,100

Expenses:
Other	82	73	67

TOTAL EXPENSES	82	73	67

Applicable income taxes (benefits)	(29)	(25)	(23)

Income before equity in undistributed net income of subsidiaries	1,847	1,852	2,056
Equity in undistributed net income of subsidiaries	945	1,523	89

NET INCOME	$2,792	$3,375	$2,145

STATEMENT OF CASH FLOWS

	Years Ended December 31,
	2003	2002	2001
	(Dollars in Thousands)
Cash flows from operating activities
Net income	$2,792	$3,375	$2,145
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary	(945)	(1,523)	(89)
Other adjustments, net	(54)	(29)	6

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,793	1,823	2,062

Cash flows from investing activities
Investment in subsidiary	—	—	(400)

NET CASH USED BY INVESTING ACTIVITIES	—	—	(400)

Cash flows from financing activities
Purchase of treasury stock	—	(147)	—
Cash dividends paid	(1,692)	(1,694)	(1,700)

NET CASH USED BY FINANCING ACTIVITIES	(1,692)	(1,841)	(1,700)

Net increase (decrease) in cash	101	(18)	(38)
Cash at January 1,	95	113	151

Cash at December 31,	$196	$95	$113

Page 49	First Century Bankshares, Inc.

Report of Independent Auditors

The Board of Directors and Stockholders

First Century Bankshares, Inc.:

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income and comprehensive income, of changes in stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of First Century Bankshares, Inc. and Subsidiary (the “Corporation”) at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Corporation’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 2 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill and intangible assets.

PricewaterhouseCoopers LLP

Greensboro, North Carolina

February 27, 2004

First Century Bankshares, Inc.	Page 50

Boards of Directors

FIRST CENTURY BANKSHARES, INC.

W. Paul Cole, Jr.

President, Cole

Motor & Cole

Chevrolet-Cadillac

Eustace Frederick

Retired, Senior Vice President-

Mining, Consolidation Coal Co.,

Southern Appalachia Region

B. L. Jackson, Jr.

Chairman of the Board

First Century Bankshares, Inc.

Robert M. Jones, Jr., M.D.

Physician; Vice Chairman, First

Century Bankshares, Inc.

Marshall S. Miller

President, Marshall Miller

& Associates

Charles A. Peters

President,

Peters Equipment, Inc.

Secretary, First Century

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

Physician; Vice Chairman,

First Century Bankshares, Inc.

Marshall S. Miller

President, Marshall Miller

& Associates

Charles A. Peters

President,

Peters Equipment, Inc.

Secretary, First Century

Bankshares, Inc.

Byron K. Satterfield

Executive Vice President

& Chairman of the Trust

Investment Committee

John H. Shott

Attorney

Walter L. Sowers

President,

Pemco Corporation

William Chandler Swope

President,

Swope Construction

Services, Inc.

J. Brookins Taylor, M.D.

Physician

Frank W. Wilkinson

Executive Vice President &

Chief Operating Officer

First Century Bank, N.A.

R. W. Wilkinson

President & Chief Executive

Officer, First Century

Bankshares, Inc.,

First Century Bank, N.A.

FIRST CENTURY BANK, N.A.

WYOMING COUNTY OPERATIONS ADVISORY BOARD

Michelle Brown, DDS

Oceana Dental Clinic

Tom Evans, Jr.

President, Evans Funeral

Home

Debra L. Brunty

Vice President-Loans

Wyoming County Operations,

First Century Bank, N.A.

Frank W. Wilkinson

Executive Vice President &

Chief Operating Officer,

First Century Bank, N.A.

R. W. Wilkinson

President & Chief Executive

Officer, First Century

Bankshares, Inc.,

First Century Bank, N.A.

Dennis Worrell

Partner, Worrell Exxon &

Owner, D & T Car Wash

Page 51	First Century Bankshares, Inc.

Boards of Directors

FIRST CENTURY BANK, N.A.

WYTHE COUNTY OPERATIONS ADVISORY BOARD

J. J. Booker, III, M.D.

Physician

James W. Caudill

President, R.P.Johnson & Sons

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

Bankshares, Inc.,

First Century Bank, N.A.

FIRST CENTURY BANK, N.A.

SUMMERS COUNTY OPERATIONS ADVISORY BOARD

C. Scott Briers

President,

Briers, Inc.

James S. Kerr

Owner

Kerr Realty

David L. Parmer

Attorney at Law

Bob F. Richmond

Vice President,

Summers County Operations

First Century Bank N.A.

Frank W. Wilkinson

Executive Vice President &

Chief Operating Officer

First Century Bank, N.A.

R. W. Wilkinson

President & Chief

Executive Officer

First Century Bankshares, Inc.,

First Century Bank, N.A.

First Century Bankshares, Inc.	Page 52

Officers

FIRST CENTURY BANKSHARES, INC.

B. L. Jackson, Jr.

Chairman of the Board

R. W. Wilkinson

President & Chief Executive

Officer

Robert M. Jones, Jr., MD

Vice Chairman of the Board

Charles A. Peters

Secretary

W. E. Albert

Assistant Secretary

J. Ronald Hypes

Treasurer

FIRST CENTURY BANK, N.A.

ADMINISTRATION

R. W. Wilkinson

President & Chief Executive

Officer

Frank W. Wilkinson

Executive Vice President

& Chief Operating Officer

J. Ronald Hypes

Senior Vice President &

Chief Financial Officer

Kenneth W. Beard

Vice President &

Compliance Officer

John D. Lay

Vice President & Controller

Wayne L. Blevins

Assistant Controller & Trust

Officer

Barbara Moore-Ray

Community Development

Officer

Cynthia L. Higgins

Auditor

Lisa A. Huff

Director of Human Resources

Jason Farmer

IT Manager

Deborah L. Bowman

Marketing Director

BRANCH ADMINISTRATION

Christina H. Naylor

Senior Vice President,

Branch Administration

Bob F. Richmond

Vice President,

Summers County Operations

W. Edward Smith

Vice President,

Wythe County Operations

Karen R. Kidd

Branch Manager/

Assistant Cashier,

College Avenue Office

Jean F. Stanley

Assistant Cashier,

Princeton Office

Brenda G. Davidson

Branch Manager &

Loan Officer,

Bluefield, Virginia Office

Sandra K. Taylor

Branch Manager,

Pineville Office

Rebecca Lynn Daniels

Branch Manager,

Oceana Office

Stephanie Bailey

Assistant Branch Manager,

Oceana Office

Zerna A. Felts

Branch Manager &

Security Officer,

Fort Chiswell Office

Linda C. Hamer

Customer Service Manager

Kathy L. Peters

Teller Manager

Michelle L. Thompson

Assistant Vice President,

Princeton Office

Linda C. Rider

IRA Coordinator

Ronnie M. Hamlin

Facilities Manager &

Assistant Security Officer

Cathy M. Laxton

Bank Security Officer

Nancy M. Cales

Assistant Cashier

Rita Goodman

Customer Service Officer

Brenda Richmond

Assistant Cashier

LOANS

Jeffrey L. Forlines

Senior Vice President,

Chief Credit Officer

Garnett L. Little

Vice President, Loans

L. Mori Williams

Vice President &

City Executive,

Princeton Office

Randall D. Price

Vice President, Credit

Administration Officer

Hal L. Absher

Director of Secondary

Mortgage Lending

Debra L. Brunty

Vice President-Loans,

Wyoming County Operations

Gregory Shupe

Assistant Vice President,

Princeton Office

Randy N. Bowles

Assistant Vice President,

Summers County Office

Bill J. Keaton

Assistant Vice President,

Summers County Office

Marshall V. Lytton

Assistant Vice President,

Loans Bluefield Office

Barry W. Whitt

Assistant Vice President,

Loans

Wanda Blair

Loan Officer,

Wytheville Office

Louise S. Bowen

Loan Officer,

Secondary Mortage Lending

Shela D. Acord

Consumer Loan Officer,

Pineville Office

Charlene R. Maynard

Consumer Loan Officer,

Oceana Office

Vicky C. Eggleston

Consumer Loan Officer,

Bluefield Office

Charles E. Lester

Collection Officer

Rick D. Blevins

Consumer Loan Officer/Collection

Sharon K. Cole

Assistant Cashier

Janet L. Whitten

Assistant Cashier

OPERATIONS

W. E. Albert

Senior Vice President & Cashier

Lonnie E. Cochran

Vice President, Operations

Martha B. Cooper

Assistant Vice President,

Operations

Harold A. Mitchell

Assistant Vice President,

Imaging

Judy A. Cecil

Assistant Cashier

TRUST

John P. Beckett, Jr.

Senior Vice President &

Trust Officer

Patsy R. Sykes

Vice President &

Trust Officer

Elizabeth M. Pruett

Vice President &

Trust Officer

Julie H. Johnson

Vice President &

Trust Officer

Angela M. James

Trust Officer,

Employee Benefits

Carol A. Oliver

Trust Operations

Officer

Mary A. Musser

Trust Officer

Mary Sue Anderson

Assistant Trust Officer

Byron K. Satterfield

Executive Vice President &

Chairman of the Trust

Investment Committee

Page 53	First Century Bankshares, Inc.

First Century Bankshares, Inc.

First Century Bank, N.A.

Locations

500 Federal Street

Bluefield, WV 24701

(304) 325–8181

525 Federal Street

Bluefield, WV 24701

(304) 325–6600

2020 College Avenue

Bluefield, WV 24701

(304) 327–5660

1223 Stafford Drive

Pine Plaza, Princeton, WV 24740

(304) 425–0856

145 Springhaven Drive

Princeton, WV 24740

(304) 431-7617

108 Spruce Street

Bluefield, VA 24605

(276) 326-2606

Rt. 10, Cook Parkway

Oceana, WV 24870

(304) 682–6221

Rt. 10, East Pineville

Pineville, WV 24874

(304) 732–8850

321 Temple Street

Hinton, WV 25951

(304) 466-2311

200 Pepper’s Ferry Road

Wytheville, VA 24382

(276) 223–1115

148 Ivanhoe Road

Max Meadows, VA 24360

(276) 637–3100