Form 10-K, Exhibit 13
period 2004-12-31
FIRST CENTURY BANKSHARES INC
filed 2005-03-23
CIK 723594

FIRST CENTURY BANKSHARES, INC.

2004 Annual Report

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

Annual Meeting

The annual meeting of the stockholders will be held at 11:00 AM, Tuesday, April 19, 2005, at Fincastle Country Club, 1000 Country Club Drive, Bluefield, Virginia. All stockholders are cordially invited to attend.

Table of Contents

Financial Highlights	1
Letter to the Stockholders	2
Management’s Discussion and Analysis of Financial Condition and Results of Operations	3
Consolidated Statements of Financial Condition	24
Consolidated Statements of Income	25
Consolidated Statements of Changes in Stockholders’ Equity	26
Consolidated Statements of Cash Flows	27
Notes to Consolidated Financial Statements	28
Report of Independent Registered Public Accounting Firm	48
Boards of Directors	49
Corporate and Bank Officers	51
First Century Bankshares, Inc. Subsidiary Locations	Back Cover

Financial Highlights

	2004	2003	2002
	(Dollars in Thousands, Except Per Share Data)
FOR THE YEAR
Total operating income	$21,605	$22,060	$25,785
Total operating expense	16,816	17,690	20,435
Net income	3,055	2,792	3,375
Cash dividends declared	1,752	1,692	1,694
AT YEAR END
Assets	$378,079	$363,727	$361,264
Deposits	321,251	307,719	307,947
Loans	247,808	246,950	236,460
Securities	94,152	78,444	88,949
Stockholders’ equity	35,789	34,994	33,818
PER COMMON SHARE
Net income, basic and diluted	$1.53	$1.40	$1.69
Cash dividends declared	0.88	0.85	0.85
Book value	17.98	17.58	16.99

First Century Bankshares, Inc. Page 1

Letter to the Stockholders

To Our Stockholders, Customers, and Friends:

The Directors, Officers, and Employees of First Century Bankshares, Inc. and its wholly owned subsidiary, First Century Bank, N.A., are pleased to present this Annual Report to our stockholders for the year 2004.

First Century Bankshares, Inc. had earnings of $3,055,000 for the year. This was an increase of 9.4% from the previous year’s earnings of $2,792,000. On a per share basis, net income increased to $1.53 in 2004 up from $1.40 in 2003. This equated to a return on average assets (ROAA) of 0.83% and a return on average equity (ROAE) of 8.67% for 2004. The information contained in this Annual Report will provide you with the details of the financial condition and results of operations for the year.

Total assets for the Corporation grew approximately 3.9% during 2004. At year-end 2004 total assets were $378,079,000 compared to $363,727,000 at year-end 2003. We are working hard to grow the asset base of the Corporation to meet the goals of our five year strategic plan. Enhancing a corporate calling program to expand our customer relationships, and paying competitive rates for deposits in the markets we serve are essential to meeting our objectives.

During the year, we have been able to adjust our pricing during a rising rate environment, as we have maintained a philosophy of variable rate pricing in our loan portfolio. We have also maintained a short maturity schedule in our bond portfolio in anticipation of loan growth opportunities and re-investment opportunities in the bond market. We believe that this allows for better management of our interest margin for the long-term stability of our corporation. We are pleased that asset quality continues to improve. Non performing assets as a percentage of total loans improved to 1.3% in 2004 down from 1.4% in 2003.

As we look back over the year, we feel we have had many successes to be proud of in our expansion efforts. Our newest location at 145 Springhaven Drive in Princeton, West Virginia continues to see new customer opportunities and increased volumes daily. It is the first step in our strategic efforts to expand our footprint to better serve our customers throughout the region. We look to make an announcement in the near future as we plan on entering new markets that will support our growth efforts for the corporation.

We have seen additional opportunities in our Trust and Investment Services Department with a capable staff and new product offerings. We are making every effort to provide a full menu of services to our clients from estate planning, personal trusts, retirement plans, financial planning, IRA’s, and brokerage services. We will continue to look for opportunities to expand our relationships in this area and are proud that assets under management has exceeded $340,000,000. We are working with clients throughout the region to provide a plan that meets their investment objectives so they can plan for the future with confidence.

We believe we have achieved the year one goals of our strategic plan presented to you at the 2004 Annual Meeting. We will keep you fully apprised as we continue through 2005 and keep you updated as to our progress. We have set lofty goals to enhance shareholder value with the corporation through the year 2008 and beyond, and that includes enhancing the shareholder dividend as we did in 2004. We feel the corporation is on the right track for success and with your support, I am confident that we will stay on our course of remaining a locally owned and locally managed community bank serving southern West Virginia and southwest Virginia.

Sincerely,

R. W. “Buz” Wilkinson
President & CEO

Page 2 First Century Bankshares, Inc.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

AVERAGE STATEMENTS OF FINANCIAL CONDITION AND NET INTEREST DIFFERENTIAL

	2004			2003			2002
	(Dollars in Thousands)			(Dollars in Thousands)
	Average Balance	Interest	Average Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
ASSETS:
Interest-bearing deposits with banks	$1,142	$14	1.23%	$1,762	$16	0.91%	$4,407	$68	1.54%
Securities available for sale and other equity securities:
U. S. Treasury securities	1,017	19	1.87%	1,733	80	4.62%	2,802	157	5.60%
U. S. Government agency securities	63,743	2,141	3.36%	59,041	2,024	3.43%	66,642	3,458	5.19%
Other securities	9,657	515	5.33%	10,204	570	5.59%	10,390	597	5.75%

Total securities available for sale	74,417	2,675	3.59%	70,978	2,674	3.77%	79,834	4,212	5.28%

Securities held to maturity:
U. S. Government agency securities	—	—	—	—	—	—	34	1	2.94%
State and municipal securities	12,983	523	4.03%	10,028	454	4.53%	9,942	499	5.02%
Other securities	86	6	6.98%	124	9	7.26%	150	10	6.67%

Total securities held to maturity	13,069	529	4.05%	10,152	463	4.56%	10,126	510	5.04%

Federal funds sold	2,722	35	1.29%	4,678	50	1.07%	4,255	69	1.62%
Loans	246,814	14,618	5.92%	241,266	14,876	6.17%	236,130	16,675	7.06%

Total interest–earning assets	338,164	17,871	5.28%	328,836	18,079	5.50%	334,752	21,534	6.43%

Allowance for loan losses	(3,040)			(3,016)			(3,108)
Cash and due from banks—demand	10,683			12,501			13,723
Bank Premises and equipment—net	12,397			11,089			10,423
Other assets	9,975			11,540			12,153

TOTAL ASSETS	$368,179			$360,950			$367,943

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest–bearing demand deposits	$78,546	$190	0.24%	$76,398	$246	0.32%	$73,357	$513	0.70%
Savings deposits	68,575	499	0.73%	69,563	601	0.86%	74,264	1,065	1.43%
Time deposits	125,546	2,724	2.17%	124,104	2,990	2.41%	130,469	4,149	3.18%

Total interest–bearing deposits	272,667	3,413	1.25%	270,065	3,837	1.42%	278,090	5,727	2.06%

Short-term debt	16,723	87	0.52%	15,550	75	0.48%	17,366	159	0.92%

Long-term debt	—	—	—	—	—	—	—	—	—

Total interest–bearing liabilities	289,390	3,500	1.21%	285,615	3,912	1.37%	295,456	5,886	1.99%

Demand deposits	41,153			38,682			37,461
Other liabilities	2,411			2,900			2,156

TOTAL LIABILITIES	332,954			327,197			335,073

Stockholders’ equity	35,225			33,753			32,870

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$368,179			$360,950			$367,943

Average rate paid to fund earning assets			1.04%			1.19%			1.76%

NET INTEREST DIFFERENTIAL		$14,371	4.25%		$14,167	4.31%		$15,648	4.67%

For purposes of this schedule, interest on nonaccrual loans have been included only to the extent reflected in the income statement. However, the nonaccrual loan balance is included in the average amount outstanding. Income on loans includes loan fees of $432,000 in 2004, $619,000 in 2003, and $394,000 in 2002. Average balances of securities available for sale are reported at amortized cost; excludes pretax unrealized gains of $8,000 in 2004, $772,000 in 2003, and $1,488,000 in 2002. Interest income on tax exempt securities is shown based on the actual yield.

VOLUME/RATE ANALYSIS

	Increase (Decrease) in Interest
	2004 vs. 2003			2003 vs. 2002			2002 vs. 2001
	(Dollars in Thousands) Due to Change in (1)			(Dollars in Thousands) Due to Change in (1)			Due to Change in (1)
	Volume	Rate	Total	Volume	Rate	Total	Volume	Rate	Total
Interest income on:
Loans	$335	$(593)	$(258)	$340	$(2,139)	$(1,799)	$(717)	$(2,437)	$(3,154)
Securities available for sale and other equity securities	127	(126)	1	(400)	(1,138)	(1,538)	291	(935)	(644)
Securities held to maturity	126	(60)	66	1	(48)	(47)	(46)	(4)	(50)
Federal funds sold	(23)	8	(15)	6	(25)	(19)	15	(65)	(50)
Interest-bearing deposits with banks	(7)	5	(2)	(32)	(20)	(52)	(54)	(121)	(175)

TOTAL INTEREST INCOME	558	(766)	(208)	(85)	(3,370)	(3,455)	(511)	(3,562)	(4,073)

Interest expense on:
Interest-bearing demand deposits	6	(62)	(56)	16	(283)	(267)	34	(411)	(377)
Savings deposits	(8)	(94)	(102)	(54)	(410)	(464)	(60)	(648)	(708)
Time deposits	33	(299)	(266)	(178)	(981)	(1,159)	(449)	(2,589)	(3,038)
Short-term borrowings	6	6	12	(13)	(71)	(84)	(14)	(363)	(377)
Long-term borrowings	—	—	—	—	—	—	—	—	—

TOTAL INTEREST EXPENSE	37	(449)	(412)	(229)	(1,745)	(1,974)	(489)	(4,011)	(4,500)

NET INTEREST INCOME	$521	$(317)	$204	$144	$(1,625)	$(1,481)	$(22)	$449	$427

(1)	Changes due to a combination of volume and rate have been allocated proportionally to volume and rate.

First Century Bankshares, Inc. Page 3

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This narrative will assist you in your analysis of the accompanying consolidated financial statements and supplemental financial information. It should be read in conjunction with the audited consolidated financial statements and the notes that follow, along with the selected financial data presented elsewhere in this report. We are not aware of any market or institutional trends, events or uncertainties that will have or are reasonably likely to have a material effect on the liquidity, capital resources or operations of the Corporation, except as discussed herein. We are also not aware of any current recommendations by any regulatory authorities, which would have such a material effect if implemented.

This report contains certain forward-looking statements (as defined in the Private Securities Litigation Act of 1995), including certain plans, expectations, goals and projections, which are inherently subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including but not limited to: changes in economic conditions which may affect our primary market area; rapid movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; continuing consolidation on the financial services industry; rapidly changing technology; and evolving financial industry standards.

Corporate Structure and Acquisitions

First Century Bankshares, Inc. (“Corporation”) is chartered under the laws of West Virginia and operates as a financial holding company, headquartered in Bluefield, WV. We began active operations in March 1984, in a business combination with our then sole subsidiary, The First National Bank of Bluefield. Through a series of acquisitions and consolidations, we now operate one subsidiary bank, First Century Bank, N.A., Bluefield, WV (“FCBNA”). FCBNA is engaged in commercial banking activities that provide financial services to individuals and businesses. FCBNA operates 11 branch offices and 16 ATM locations throughout southern West Virginia and southwestern Virginia.

During 2001, we formed a financial subsidiary, First Century Financial Services, LLC, (“FCFSLLC”). This entity conducts our insurance activities through its investment in the Banker’s Insurance Corporation, a relationship among several community banks, which offers a full range of insurance products and services. We believe the expansion of nontraditional financial service offerings to our customers will enhance the Corporation’s performance, and ultimately, shareholder value. FCFSLLC was formed with a minimal capital investment, which is carried at cost and eliminates upon consolidation.

Critical Accounting Policies

Our accounting policies are an integral part to understanding the results reported. Accounting policies are described in detail in Note 1 to the Consolidated Financial Statements. Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, and follow general practices within the financial services industry. Our most complex accounting policies require us to make estimates, assumptions and judgments to ascertain the valuation of assets, liabilities, commitments and contingencies reported in our financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of

Page 4 First Century Bankshares, Inc.

the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions, and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported.

Allowance for Loan Losses

The Corporation maintains, through its provision, an allowance for loan losses that we believe to be adequate to absorb probable credit losses inherent in the portfolio. We are continually seeking ways to enhance the methodology and procedures for determining the adequacy of the allowance for loan losses. The procedures that we use entail preparation of a loan watch list and assigning each loan a credit risk rating. For those individually significant loans where it is determined that it is not probable that the borrower will make all payments in accordance with the original loan agreement, we perform an impairment analysis. The measurement of impaired loans is based on either the fair value of the underlying collateral, the present value of the future cash flows discounted at the historical effective interest rate stipulated in the loan agreement, or the estimated fair value of the loan.

Other classified loans are categorized and allocated appropriate reserves. We also reserve for other loans more than 90 days past due that have not been considered in the aforementioned procedures. The remaining portfolio is segregated into consumer, commercial and residential real estate loans, and the historical net charge off percentage of each category is applied to the current amount outstanding in those categories. Additionally, concentrations of credit, collateral deficient loans, volume and trends in delinquencies, off balance sheet credit risks, loan portfolio composition, loan volume and maturity of the portfolio, national and local economic conditions and the experience, ability and depth of our lending management and staff are given consideration.

Pensions

We have a defined benefit pension plan covering substantially all employees with at least six months of service who are at least 21 1/2 years of age. Pension expense is determined by an actuarial valuation, and it is based on assumptions that are evaluated annually as of December 31, the measurement date for pension obligations. The most significant assumptions are the long-term expected rate of return on plan assets, the discount rate used to determine the present value of the pension obligations, and the weighted-average rate of expected increase in future compensation levels. We review these assumptions with the plan actuaries and modify them as necessary to reflect current market conditions as well as anticipated long-term market conditions.

First Century Bankshares, Inc. Page 5

Balance Sheet Analysis

Loans

Our primary goal is to meet the credit needs of the retail and commercial customers in our primary markets of southern West Virginia and southwestern Virginia. Total loans increased approximately $858,000, or 0.4%, in 2004, following a 4.4% increase of $10,490,000 in 2003. Competition in our market is very aggressive for the acquisition of new loans. Loan demand began to show signs of weakness during the second half of 2004, as interest rates began to increase from historically low levels. We continued to adhere to our philosophy of not offering long-term fixed-rate commitments in order to take advantage of the anticipated rising rate environment. At December 31, 2004, the loan portfolio comprised 71.0% of total interest earning assets as compared to 74.7% of total interest earning assets at December 31, 2003, and contributed 81.8% of total interest income in 2004, 82.3% in 2003 and 77.4% in 2002.

During 2004, our emphasis continued to be on strong local companies with known local management and excellent financial stability. Most of the commercial loans in the portfolio were made at variable rates of interest. Additionally, we continued to make loans available in an expanding retail marketplace. We also continued to develop relationships with other community banks to seek loan participation opportunities outside of our existing footprint. Consistent with our philosophy on relationship banking, most of our borrowers are also depositors and utilize other banking services. The average yield of the loan portfolio decreased to an average rate of 5.92% in 2004 compared to 6.17% in 2003. This reflected the historically low interest rate environment during 2003 and early 2004, and the continued repricing of loans at lower interest rates.

Our commercial loan portfolio is generally diversified and geographically dispersed within the region. At December 31, 2004, we had concentrations of $17,265,000, or 48.2% of stockholders’ equity in loans to lessors of real property, and $14,314,000, or 40.0% of stockholders’ equity in loans to borrowers in the hospitality industry. These concentrations are diversified by geography throughout the Mid-Atlantic region. There are no other concentrations of lines of business or industry that represent greater than 30% of stockholders’ equity. Within each specific industry, our borrowers are diversified as to specialty, service or other unique feature of the overall industry. A substantial portion of our customers’ ability to honor their contractual commitment is largely dependent upon the economic conditions of the respective industry and overall economic conditions of southern West Virginia and southwestern Virginia, which is somewhat less volatile than many areas of the country.

The consumer portion of our loan portfolio consists of both secured and unsecured loans made to individuals and families for various reasons including the purchase of automobiles, home improvements, educational expenses and other worthwhile purposes. We will continue to carefully monitor the consumer sector during this period of economic recovery. Inflationary pressures beginning to appear may have a negative impact on this sector’s ability to service higher levels of debt.

Page 6 First Century Bankshares, Inc.

Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total amount of commitments does not necessarily represent future cash requirements. We had outstanding commitments to extend credit of approximately $46,605,000 at December 31, 2004, and $44,439,000 at December 31, 2003. These commitments included unfunded loan commitments and unused lines of credit totaling $41,404,000 at December 31, 2004 and $39,600,000 at December 31, 2003. Additionally, standby letters of credit totaled $5,201,000 at December 31, 2004, and $4,839,000 at December 31, 2003. Financial standby letters of credit are conditional commitments that we issue to guarantee the financial performance of a customer to a third party. Those guarantees are primarily used to support public and private borrowing arrangements.

The following table details the amount and expected maturities of significant commitments as of December 31, 2004. Further discussion of these commitments is included in Note 13 to the Consolidated Financial Statements.

COMMITMENTS

	1 Year or Less	1 to 3 Years	3 to 5 Years	Over 5 Years	Total
	(Dollars in Thousands)
Unused lines of credit
Home equity lines	$7	$82	$1,254	$1,946	$3,289
Commercial real estate, construction and land development secured by real estate	15,896	7,395	—	—	23,291
Other unused commitments	14,824	—	—	—	14,824
Financial standby letters of credit	4,733	462	6	—	5,201

AMOUNTS OF LOANS OUTSTANDING

	December 31,
	2004	2003	2002	2001	2000
	(Dollars in Thousands)
Commercial, financial and agricultural	$41,497	$47,010	$43,725	$49,056	$49,883
Real estate–construction	11,037	6,137	12,268	7,755	5,990
Real estate–mortgage	175,487	173,104	159,233	161,074	158,828
Installment loans to individuals	19,787	20,699	21,234	26,183	30,026

TOTAL LOANS OUTSTANDING	$247,808	$246,950	$236,460	$244,068	$244,727

MATURITY SCHEDULE OF LOANS

	Remaining maturity at December 31, 2004
	(Dollars in Thousands)
	1 Year or Less	1 to 5 Years	After 5 Years	Total
Commercial, financial and agricultural	$21,469	$15,986	$4,042	$41,497
Real estate–construction	10,962	75	0	11,037
Real estate–mortgage	32,731	50,937	91,819	175,487
Installment loans to individuals	4,949	12,150	2,688	19,787

TOTAL	$70,111	$79,148	$98,549	$247,808

With Predetermined interest rates	$24,831	$56,448	$55,436	$136,715
With floating interest rates	45,280	22,700	43,113	111,093

TOTAL	$70,111	$79,148	$98,549	$247,808

First Century Bankshares, Inc. Page 7

NONPERFORMING ASSETS AND LOAN LOSS ANALYSIS

	Years Ended December 31,
	2004	2003	2002	2001	2000
	(Dollars in Thousands)
Average amount of loans outstanding	$246,814	$241,266	$236,130	$245,606	$242,533
Allowance for loan losses:
Balance at beginning of the year	$3,075	$3,005	$3,180	$3,180	$3,050
Loans charged off
Commercial, financial and agricultural	121	78	532	780	372
Real estate–construction	234	—	—	—	—
Real estate–mortgage	30	272	1,157	1,199	274
Installment loans to individuals	165	315	477	659	536

TOTAL LOANS CHARGED OFF	550	665	2,166	2,638	1,182

Loan recoveries
Commercial, financial and agricultural	—	4	86	32	12
Real estate–mortgage	95	14	63	239	44
Installment loans to individuals	56	64	57	33	47

TOTAL LOAN RECOVERIES	151	82	206	304	103

Net loans charged off	(399)	(583)	(1,960)	(2,334)	(1,079)
Provision for loan losses	224	653	1,785	2,334	1,209

BALANCE AT END OF THE YEAR	$2,900	$3,075	$3,005	$3,180	$3,180

Ratio of net loans charged off to average loans outstanding	0.16%	0.24%	0.83%	0.95%	0.44%
Allowance at year end as a percent of loans	1.17%	1.25%	1.27%	1.30%	1.30%
Provision for loan losses as a percent of loans	0.09%	0.27%	0.76%	0.95%	0.50%
Nonperforming assets (at year end)
Nonaccrual	$2,493	$2,542	$2,819	$3,045	$5,887
Past—due ninety days or more and still accruing	423	400	612	1,140	3,320
Troubled debt restructurings	149	120	—	—	—
Other real estate owned	112	383	793	1,279	1,001

TOTAL NONPERFORMING ASSETS	$3,177	$3,445	$4,224	$5,464	$10,208

Nonperforming assets/total loans	1.3%	1.4%	1.8%	2.2%	4.2%
Nonperforming assets/total assets	0.8%	0.9%	1.2%	1.5%	2.7%

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	2004		2003		2002		2001		2000
	(Dollars in Thousands)
	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans
Commercial, financial and agricultural	$534	16.75%	$652	19.04%	$1,083	18.49%	$1,143	20.10%	$343	20.38%
Real estate–construction	37	4.45%	—	2.48%	—	5.19%	—	3.18%	—	2.45%
Real estate–mortgage	1,715	70.82%	1,964	70.10%	1,493	67.34%	1,485	65.99%	1,654	64.90%
Installment loans to individuals	404	7.98%	459	8.38%	429	8.98%	546	10.73%	469	12.27%
Unallocated	210	N/A	—	N/A	—	N/A	6	N/A	714	N/A

TOTAL	$2,900	100.00%	$3,075	100.00%	$3,005	100.00%	$3,180	100.00%	$3,180	100.00%

Nonperforming assets, including nonaccrual loans, loans past due 90 days or more, restructured loans and other real estate owned, decreased $268,000, or 7.8%, from December 31, 2003 to December 31, 2004, following a decrease of $779,000, or 18.4% in 2003. These decreases reflect our ongoing efforts to enhance the quality of the loan portfolio. This also shows improvements we have made in the criteria we use in the determination of granting renewals and extensions. Our policy is to discontinue the accrual of interest on loans that are past due more than 90 days, unless those loans are well collateralized and in process of collection. We may also classify loans that are on a current payment status or past due less than 90 days as nonaccrual if the repayment of principal or interest is in doubt. Our holdings of other real estate owned decreased 70.8% or $271,000 in 2004, following a decrease of $410,000 in 2003.

Page 8 First Century Bankshares, Inc.

We maintain an allowance for loan losses that we believe to be adequate to absorb probable credit losses inherent in the portfolio. We are committed to the early recognition of problem loans, and to an appropriate and adequate level of allowance. The allowance for loan losses was 1.17% of year end loans at December 31, 2004 and 1.25% at December 31, 2003. The estimation of the adequacy of the allowance for loan losses is the most significant estimate that we determine. Different amounts could result under different conditions or assumptions.

We use an outsourcing arrangement for our loan review function with an independent third-party firm. This process includes a thorough evaluation of our credit administration systems and personnel. The objective is to have an effective loan review system that provides us with information that will produce a more focused and effective approach in managing credit risk inherent in the loan portfolio. As a part of this process, a system of loan grades is used to further support the adequacy of the loan loss allowance.

In addition to the review of credit quality through the credit review process, we construct a comprehensive allowance analysis for the loan portfolio at least quarterly. The procedures that we use entail preparation of a loan “watch” list and assigning each loan a classification. For those individually significant loans where it is determined that it is not probable that the borrower will make all payments in accordance with the original loan agreement, we perform an impairment analysis. Specific reserves are recorded on impaired loans of $459,000 and $397,000 at December 31 2004 and 2003, respectively. Other classified loans are categorized and allocated appropriate reserves. Other loans more than 90 days past due that have not been considered in these procedures are assigned a classification of Substandard and are reserved for accordingly. The remaining portfolio is segregated into consumer, commercial, and residential real estate loans, and the historical net charge off percentage of each category is applied to the current amount outstanding in that category. Also, a review of concentrations of credit, classes of loans and pledged collateral is performed to determine the existence of any deterioration. In addition, volume and trends in delinquencies and nonaccrual loans, off balance sheet credit risks, the loan portfolio composition, loan volume and maturity of the portfolio, national and local economic conditions and the experience, ability and depth of our lending management and staff are considered.

Securities

During 2004, securities, our second largest asset, increased by $15,708,000 or 20.0%. We were able to increase the securities portfolio early in 2004 as interest rates in the 3-5 year horizon became more attractive relative to short-term fed funds rates. At December 31, 2004, securities comprised 27.0% of total interest earning assets compared to 23.7% of total interest earning assets at December 31, 2003. The composition of our securities portfolio reflects our investment strategy of maximizing portfolio yields subject to risk and liquidity considerations. The primary objective of our investment strategy is to maintain an appropriate level of asset liquidity and provide us with a tool to assist in controlling and managing our interest rate position while at the same time producing appropriate levels of interest income. Managing the average maturity and optionality of the portfolio is necessary to ensure adequate liquidity and acceptable interest rate risk. In order to maintain liquidity and flexibility, we categorize most investments in the available for sale portfolio. We believe that the potential for increased loan demand requires maintaining adequate liquidity in the securities portfolio.

First Century Bankshares, Inc. Page 9

The remaining securities, primarily state, county and municipal obligations comprise the held to maturity portfolio. Net unrealized gains in the held to maturity portfolio amounted to approximately $189,000 at December 31, 2004, compared to net unrealized gains of $286,000 at December 31, 2003. The held to maturity portfolio increased from $12,163,000 at December 31, 2003, to $12,957,000 at December 31, 2004, primarily due to increases in state and municipal obligations. State and municipal securities contained no individual issues in excess of 10% of stockholders’ equity.

As of December 31, 2004, the investment portfolio contained $8,302,000 of corporate debt obligations in the available for sale portfolio. These obligations have an average remaining life of less than one year and are primarily in the financial services sector. No investment with an individual issuer is in excess of 10% of stockholders’ equity.

Realized losses from the sale of available for sale securities were approximately $16,000 in 2004. These losses were taken in an effort to restructure a small portion of the portfolio to enhance future returns.

On December 31, 2004, we held certain investments having continuous unrealized loss positions for more than 12 months totaling $4,865,000. The majority of these investments were in U.S. Treasuries and U.S. government agency obligations, the cash flows of which are guaranteed by the U.S. government or its agencies; therefore, we expect that the securities would not be settled at a price less than their amortized cost. Because the decline in the market value was caused by interest rate increases and not credit quality, and because we have the ability and intent to hold these investments until a recovery of fair value, which may be maturity, we have not recognized any other-than-temporary impairment in connection with these investments.

Page 10 First Century Bankshares, Inc.

Securities

SECURITIES

The following table shows the carrying values of securities at the respective periods, which is market value for available for sale securities and amortized cost for securities held to maturity:

	December 31,
	2004	2003	2002
	(Dollars in Thousands)
Securities available for sale:
U. S. Government securities	$991	$1,004	$3,052
U. S. Government agency securities	70,720	54,543	65,911
Other securities	8,302	9,711	9,668

TOTAL SECURITIES AVAILABLE FOR SALE	$80,013	$65,258	$78,631

Securities held to maturity:
U. S. Government agency securities	$—	$—	$9
State, county and municipal securities	12,882	12,063	9,407
Other securities	75	100	150

TOTAL SECURITIES HELD TO MATURITY	$12,957	$12,163	$9,566

MATURITIES OF SECURITIES

The following table shows the contractual maturities of debt securities at December 31, 2004 and the weighted average yields of such securities:

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in Thousands)
Securities available for sale:
U. S. Treasury securities	$1,003	1.60%	$—	0.00%	$—	0.00%	$—	0.00%	$1,003	1.60%
U. S. Government agency securities	3,025	5.75%	60,709	3.21%	7,153	3.76%	—	0.00%	70,887	3.38%
Other securities	4,104	5.33%	4,011	6.15%	—	0.00%	—	0.00%	8,115	5.73%

TOTAL SECURITIES AVAILABLE FOR SALE	$8,132	5.03%	$64,720	3.39%	$7,153	3.76%	$—	—	$80,005	3.59%

Securities held to maturity:
State, county and municipal securities	$1,216	3.92%	$8,222	3.88%	$3,444	4.39%	$—	0.00%	$12,882	4.02%
Other Debt securities	—	0.00%	75	7.20%	—	0.00%	—	0.00%	75	7.20%

TOTAL SECURITIES HELD TO MATURITY	$1,216	3.92%	$8,297	3.91%	$3,444	4.39%	$—	—	$12,957	4.04%

Yields on tax-exempt obligations have been computed based on tax equivalent yield.

Deposits

Deposits, our major source of funds, increased approximately $13,532,000 in 2004, following a decrease of $228,000 in 2003. This increase occurred in both interest-bearing and noninterest-bearing deposits as we began a strategy to regain market share that we had lost over the previous two years to the entrance of new competitors in the market-place. The average rate paid on interest bearing deposits in 2004 was 1.25% and 1.42% in 2003. Strong competition for deposits exists in our primary market among commercial banks, savings banks, thrift institutions, credit unions, mutual funds, brokerage houses, insurance companies, and certain national retailers. Despite this intense competition, we continue to evaluate pricing strategies that will insure our long-term benefit of maintaining market share without sacrificing profitability.

First Century Bankshares, Inc. Page 11

AVERAGE DEPOSITS

	2004 Average		2003 Average		2002 Average
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in Thousands)
Noninterest–bearing demand deposits	$41,153	N/A	$38,682	N/A	$37,461	N/A
Interest–bearing demand deposits	78,546	0.24%	76,398	0.32%	73,357	0.70%
Savings deposits	68,575	0.73%	69,563	0.86%	74,264	1.43%
Time deposits	125,546	2.17%	124,104	2.41%	130,469	3.18%

TOTAL AVERAGE DEPOSITS	$313,820	1.09%	$308,747	1.24%	$315,551	1.81%

There are no foreign offices. Average balances are computed on daily balances.

MATURITIES OF TIME CERTIFICATES OF DEPOSIT OF $100,000 OR MORE

December 31, 2004
(Dollars in Thousands)
Under 3 months	$2,630
3 to 6 months	4,844
6 to 12 months	7,794
Over 12 months	18,068

TOTAL CERTIFICATES OF DEPOSIT OF $100,000 OR MORE	$33,336

SHORT-TERM BORROWED FUNDS

	December 31,
	2004	2003	2002
	(Dollars in Thousands)
Securities sold under agreements to repurchase	$18,947	$19,141	$16,719
Other borrowed funds	26	26	26

TOTAL BORROWED FUNDS	$18,973	$19,167	$16,745

The approximate average interest rates, average amounts outstanding, and maximum amounts outstanding at any month-end for securities sold under agreements to repurchase are as follows:

	2004	2003	2002
Average interest rates at December 31	1.07%	0.34%	0.56%
Maximum amounts outstanding at any month-end	$20,024	$19,141	$20,880
Average daily amount outstanding	$16,697	$15,524	$17,340
Weighted average interest rates	0.52%	0.48%	0.91%

The weighted average interest rates are calculated by dividing the annual interest expense by the related average daily amounts outstanding.

Capital Resources

We increased the total per share dividend for 2004 to $0.88 per share, an increase of 3.5%, from the $0.85 per share paid in 2003 and 2002. Cash dividends paid to stockholders during 2004 totaled $1,752,000, following $1,692,000 in 2003 and $1,694,000 for 2002. This represents a dividend pay out ratio (dividends divided by net income) of 58% in 2004, 61% in 2003 and 50% in 2002. We are dependent upon dividends paid by FCBNA to fund dividends to the stockholders and to cover other operating costs. Our board of directors considers historical financial performance, future prospects, and anticipated needs for capital in formulating the dividend payment policy. Future dividends are dependent upon our financial results, capital requirements and general economic conditions.

One of our primary objectives is to maintain a strong capital position. Stockholders’ equity increased $795,000 or 2.3% in 2004. This increase resulted primarily from an increase in retained earnings of $1,303,000; offset by a decrease in accumulated other comprehensive income of $503,000. At December 31, 2004, we had approval to repurchase 10,800 shares

Page 12 First Century Bankshares, Inc.

of the Corporation’s common stock. This was increased to 30,800 shares in the first quarter of 2005. The percentage of earnings reinvested in the Corporation (net income less dividends as a percentage of net income) for the years 2004, 2003 and 2002 was 42%, 39% and 50%, respectively. The internal capital formation rate (net income less dividends as a percentage of average stockholders’ equity) indicates the rate at which assets can grow while maintaining the current ratio of stockholders’ equity to assets. The internal capital formation rate was 3.7% in 2004, 3.3% in 2003 and 5.1% in 2002.

REGULATORY CAPITAL

Entity	Tier 1	Combined Capital (Tier 1 and Tier 2)	Leverage
Consolidated	11.47%	12.58%	8.26%
First Century Bank, N.A.	11.02%	12.13%	7.94%

Risk based capital regulations require all banks and bank holding companies to have a minimum total risk-based capital ratio of 8% with half of the capital composed of core capital. Conceptually, risk-based capital requirements assess the risk of a financial institution’s balance sheet and off balance sheet commitments in relation to its capital. Under the guidelines, capital strength is measured in two tiers which are used in conjunction with risk adjusted assets in determining the risk-based capital ratios. Our Tier I capital, which consists of stockholders’ equity, adjusted for certain intangible assets, amounted to $30,600,000 at December 31, 2004, or 11.47% of total risk-weighted assets, compared to $29,302,000 at December 31, 2003, or 11.03% of total risk-weighted assets. Tier II capital, or supplementary capital, includes capital components such as qualifying allowance for loan losses, and can equal up to 100% of an institution’s Tier I capital with certain limitations. Our Tier II capital amounted to $2,957,000 at December 31, 2004, or 1.11% of total risk-weighted assets, compared to $3,075,000 at December 31, 2003, or 1.15% of total risk-weighted assets. Our total consolidated risk-based capital was $33,557,000 at December 31, 2004, or 12.58% of total risk-weighted assets, compared to $32,377,000, or 12.18% of total risk-weighted assets as of December 31, 2003. Additionally, risk-based capital guidelines require that we maintain a minimum leverage ratio (Tier I capital divided by average adjusted total consolidated assets) of 4%, which may be increased for institutions with higher levels of risk or that are experiencing or anticipating significant growth. We have not been advised by any regulatory agency of any additional specific minimum leverage ratio applicable to us. As of December 31, 2004 and 2003, the Corporation’s leverage ratio was 8.26% and 8.30% respectively; therefore, we exceeded all current minimum capital requirements.

First Century Bankshares, Inc. Page 13

Asset and Liability Management and Interest Rate Sensitivity

Our income stream is subject to risk resulting from interest rate fluctuations to the extent there is a difference between the amount of our interest-earning assets and the amount of our interest-bearing liabilities that are prepaid, withdrawn, mature or reprice in specified periods. The goal of asset and liability management is to maintain high quality and consistent growth of net interest income with acceptable levels of risk to changes in interest rates.

Interest rate sensitivity varies with different types of interest earning assets and interest bearing liabilities. Overnight federal funds, on which rates change daily, and loans that are tied to the prime rate differ considerably from long term securities and fixed rate loans. Similarly, time deposits of $100,000 and over, NOW accounts and money market deposit accounts are much more interest sensitive than passbook savings accounts and other interest bearing liabilities. We use a number of tools to measure interest rate risk, including simulating net interest income under various rate scenarios, monitoring the change in present value of the asset and liability portfolios under the same rate scenarios and monitoring the difference or gap between rate sensitive assets and liabilities over various time periods.

We continue our efforts to generate variable rate loans. However, with strong competition for loans, and with the potential for rising interest rates, customers are demanding more fixed rate commitments. The results of our efforts to balance interest-earning assets against interest-bearing liabilities can be seen in the Analysis of Interest Rate Sensitivity table.

We continue to monitor asset/liability gap positions, while incorporating more sophisticated risk measurement tools, including simulation modeling which calculates expected net interest income based on projected interest earning assets, interest bearing liabilities and interest rates. Using simulation modeling allows us to evaluate earnings and capital at risk due to significant changes in interest rates. We monitor exposure to the effect of an instantaneous change in rates of 200 basis points up or down over the same period. As of December 31, 2004, simulation indicated the impact of a 200 basis point increase in rates would result in a 3.0% increase in net interest income, while a 200 basis point decline in rates would result in a 7.1% decrease in net interest income from an unchanged rate environment. These changes fall within our policy limit of 10% for the maximum negative impact to net interest income from a change in interest rates.

Page 14 First Century Bankshares, Inc.

ANALYSIS OF INTEREST RATE SENSITIVITY

An analysis of interest rate sensitivity as of December 31, 2004, is shown below.

	Months				Years
	Less Than 3		3 – 12		1 – 5		Over 5		Totals
	(Dollars in Thousands)
Investment securities	$12,694		$20,864		$55,289		$5,305		$94,152
Federal funds sold and interest-bearing balances with banks	7,042		—		—		—		7,042
Loans	94,485		52,802		75,004		25,517		247,808

Interest-earning assets	$114,221		$73,666		$130,293		$30,822		$349,002

Time deposits	$17,136		$56,061		$56,223		$—		$129,420
Other interest-bearing deposits	12,947		39,718		94,079		—		146,744
Other interest-bearing liabilities	16,742		2,205		0		26		18,973

Interest-bearing liabilities	$46,825		$97,984		$150,302		$26		$295,137

Interest sensitivity gap	$67,396		$(24,318)		$(20,009)		$30,796		$53,865
Cumulative interest sensitivity gap	$67,396		$43,078		$23,069		$53,865
Ratio of interest-earning assets to interest-bearing liabilities	2.44	x	0.75	x	0.87	x	1185.46	x

Ratio of cumulative interest sensitivity gap to total earning assets	19.31%		12.34%		6.61%		15.43%

Liquidity Management

Liquidity management involves our ability to meet the cash flow requirements of depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. To ensure that we are positioned to meet immediate and future cash demands, we rely on liquidity analysis, knowledge of business trends over past economic cycles and forecasts of future conditions.

Liquidity can best be demonstrated by an analysis of cash flows. Our primary source of cash flows is from operating activities. Operating activities provided $4,929,000 of liquidity for the year ended December 31, 2004, compared to $5,467,000 and $7,118,000 in 2003 and 2002, respectively. The principal elements of these operating flows are net income, increased for significant non-cash expenses for the provision for loan losses and depreciation and amortization.

In 2004, cash flows from financing activities increased $11,581,000, primarily due to increased deposits of $13,532,000. These funds were utilized primarily to fund increased loan demand of $778,000, and net additions to investment securities of $15,708,000.

A secondary source of liquidity comes from investing activities, principally the maturities of investment securities. During 2004, interest rates stabilized in the first half of the year and began to rise during the second half of the year. This resulted in maturities and calls of investment securities decreasing to $33,344,000, compared to $68,867,000 in 2003 and $57,122,000 in 2002. As of December 31, 2004, we had approximately $50,849,000 of investment securities that mature within 36 months.

We also have access to additional sources of liquidity through the Federal Reserve System and through our membership in the Federal Home Loan Bank system. As of December 31, 2004, FCBNA had a maximum borrowing capacity exceeding $80,000,000 through the Federal Home Loan Bank of Pittsburgh. These funds can be made available with various maturities and interest rate structures. As a member, we are required to own stock in the Federal Home Loan Bank of Pittsburgh. The amount of stock we own is based on the amount of outstanding borrowings at any given point in time. Borrowings are also collateralized by a blanket lien by the Federal Home Loan Bank on its member’s qualifying assets.

First Century Bankshares, Inc. Page 15

At December 31, 2004, FCBNA owned $799,100 of stock for which we had $2,941,000 outstanding from our overnight repo account. We had no other outstanding advances from the Federal Home Loan Bank of Pittsburgh as of December 31, 2004.

As a member of the Federal Reserve System, we have access to funding through the Federal Reserve Bank of Richmond. The Federal Reserve requires its members to exhaust other sources of liquidity before seeking advances; therefore, unless we would discontinue our membership in the Federal Home Loan Bank of Pittsburgh, borrowing from the Federal Reserve Bank of Richmond would be very unlikely. Any borrowings from the Federal Reserve Bank of Richmond would require us to pledge assets of FCBNA as collateral, and we would be expected to repay any borrowings as soon as possible.

Income Statement Analysis

Earnings Overview

Net income for 2004 was $3,055,000 or $1.53 per diluted share, an increase of $263,000 or 9.4% from the $2,792,000 or $1.40 per diluted share earned in 2003, but $320,000 less than the $3,375,000 or $1.69 per diluted share earned in 2002. Earnings for 2004 reflect an increase in net interest income of $204,000, or 1.4%, due primarily to our ability to reduce net interest expense on deposits in a historically low interest rate environment relative to the reinvestment options for loans and investment securities. Additionally, pension expense of approximately $433,000 for 2004, compared with $743,000 for 2003, resulted from lump sum distributions from our employee pension plan that triggered recognition of previously deferred actuarial losses, under the accounting provisions set forth in SFAS No. 88. Our ongoing efforts to enhance asset quality further enhanced earnings for the year ended December 31, 2004, through a decrease in the provision for loan losses of $429,000.

Earnings for 2004 resulted in a return on average assets (ROAA) of 0.83%, compared with 0.77% for 2003, and 0.92% for 2002. Our return on average equity (ROAE) was 8.67% for 2004, compared with 8.27% for 2003, and 10.27% for 2002.

Earnings Per Share

The Earnings Per Share Table summarizes the principal sources of changes in earnings per share for 2004. For further details on the computation of earnings per share, refer to Note 9 of the Notes to Consolidated Financial Statements, presented elsewhere in this report.

EARNINGS PER SHARE

Net income per share — 2003	$1.40

Increase (decrease) due to change in:
Net interest income	0.10
Provision for loan losses	0.22
Other operating income	(0.12)
Personnel expense	0.19
Other expense	(0.26)

Net income per share — 2004	$1.53

Page 16 First Century Bankshares, Inc.

Net Interest Income

The major portion of our earnings is derived from net interest income, which is the interest income on interest earning assets less the interest expense on interest bearing liabilities. During 2004 net interest income increased $204,000 or 1.4%. This followed a 9.5% decrease in 2003, and a 2.8% increase in 2002. Net interest income resulted in a net interest margin of 4.25% for 2004, compared with 4.31% for 2003, and 4.67% for 2002.

For the year ended December 31, 2004, interest income decreased $208,000, or approximately 1.2%, compared to a decrease of $3,455,000, or 16.0% for 2003, and a decrease of $4,073,000, or 15.9% for 2002. Interest on loans, which decreased $258,000 or 1.7%, contributed to the decrease for 2004. Interest on securities increased $67,000, or 2.1% for 2004. Interest income reflects a yield on average earnings assets of 5.28% for 2004, compared with 5.50% for 2003 and 6.43% for 2002.

The decrease in interest income was accompanied by a decrease in interest expense of $412,000 or 10.5% for 2004. This followed a decrease in interest expense of $1,974,000, or 33.5% for 2003, and a decrease of $4,500,000, or 43.3% for 2002. Interest expense reflects a cost on average interest-bearing liabilities of 1.21% for 2004, compared with 1.37% for 2003 and 1.99% for 2002.

Net interest income is affected by many factors, but most significantly by the prevailing interest rates during the period, the spread between the various sources and uses of funds, and by changes in the volume of various assets and liabilities. The performance for 2004 illustrates the asset sensitive structure of our balance sheet as repricing opportunities occurred in our loan portfolio during the second half of 2004. It also reflects the income provided by having additional assets in investment securities.

Provision for Loan Losses

We experienced a 65.7% decrease in the provision for loan losses during 2004. The provision for loan losses was $224,000 for 2004, compared to $653,000 for 2003 and $1,785,000 for 2002. The provision for loan losses as a percentage of average loans was 0.09% for 2004, compared with 0.27% for 2003, and 0.76% for 2002. Several factors contributed to the decreased provision in 2004, including decreased charge-offs of approximately $115,000, primarily in certain consumer and commercial mortgage loans, along with additional recoveries of $69,000 in the commercial mortgage sector. The ratio of net charge offs to average loans outstanding was 0.16% for 2004, compared with 0.24% for 2003, and 0.83% for 2002. In evaluating the loan portfolio at December 31, 2004, with the improved level of nonaccrual and past-due loans, we anticipated that loan losses will remain stable in 2005.

First Century Bankshares, Inc. Page 17

Noninterest Income and Expense

Noninterest income net of securities gains and losses decreased $164,000 or 4.2% in 2004, following a $337,000 or 17.9% decrease in 2003, and a $485,000 or 12.9% increase in 2002. The largest component of noninterest income is fees from fiduciary activities. Fees from fiduciary activities decreased approximately $78,000 in 2004, following increases of $81,000 in 2003 and $7,000 in 2002. The fluctuation in fiduciary fees can be attributed by the timing of the receipt of fees from estate settlements. The second largest component of noninterest income is service charges on deposit accounts. These fees decreased approximately $69,000, or 5.4% in 2004 and $59,000 or 4.4% in 2003, after an increase of approximately $85,000 or 6.8% in 2002. We are evaluating our pricing and product lines to find ways to improve our performance in this area. The most significant factor contributing to the decreases from 2002 was a $475,000 one-time recovery that resulted from the settlement of certain litigation surrounding a check-kiting scheme that is reflected in other noninterest income for 2002.

Noninterest expense, excluding the provision for loan losses, decreased 0.3% in 2004, following a 2.8% decrease in 2003 and a 4.6% decrease in 2002. Personnel expense is the largest component of noninterest expense. Personnel expense decrease 5.2% in 2004, following increases of 7.0% in 2003, and 6.7% in 2002. In 2004 and 2003, significant lump-sum distributions from our pension plan triggered accelerated recognition of previously deferred actuarial losses under the accounting provisions set forth in SFAS No. 88. Management made modifications to the pension plan in 2003, resulting in the reduction of future benefits, in order to reduce the volatility of the impact of pension expense to the results of operations. The plan had previously been amended to eliminate lump-sum distributions for employees hired after 1988. For additional discussion of our employee benefit programs, refer to Note 11 of the Notes to Consolidated Financial Statements, presented elsewhere in this report. We were successful in 2004 in reducing our staffing levels through attrition which further reduced our personnel related expenses. We remain committed to improving operational efficiency throughout the organization while keeping personnel expense at an adequate level to attract and retain competent staff. The reductions in personnel expense for 2004 generally offset increases in the various other components of noninterest expense.

Income Taxes

Applicable income taxes for 2004 increased $156,000 or 9.9%. This followed a $397,000 or 20.1% decrease for 2003, and an $851,000 or 75.7% increase for 2002. Income taxes computed at the statutory rate are reduced primarily by interest earned on state and municipal obligations. For additional discussion of the Corporation’s tax position, refer to Note 12 of the Notes to Consolidated Financial Statements, presented elsewhere in this report.

Page 18 First Century Bankshares, Inc.

RETURN ON EQUITY AND ASSETS

	December 31,
	2004	2003	2002
Percentage of net income to:
Average stockholders’ equity	8.67%	8.27%	10.27%
Average total assets	0.83%	0.77%	0.92%
Percentage of dividends declared per common share to net income per common share	57.52%	60.71%	50.30%
Percentage of average stockholders’ equity to average total assets	9.57%	9.35%	8.93%

The Effects of Inflation and Changing Prices

Our company is affected by inflation in several ways, but not to the same extent as a company that makes large capital expenditures or has a large investment in inventory. Our asset and liability structure is primarily monetary in nature and, therefore, its financial results are more affected by changes in interest rates than by inflation. However, the actions of the Federal Reserve Board indicate that interest rate management will continue to be the primary tool used to curtail inflationary pressures. Inflation does affect our noninterest expense, such as personnel expense and the cost of services and supplies. These increases must be offset to the extent possible, by increases in noninterest income and by controlling noninterest expense.

Accounting, Legislative and Regulatory Matters

In March 2004, the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) released Issue 03-01, “Meaning of Other Than Temporary Impairment,” which addressed other-than-temporary impairment for certain debt and equity investments. The recognition and measurement requirements of Issue 03-01, and other disclosure requirements not already implemented, were effective for periods beginning after June 15, 2004. In September 2004, the FASB staff issued FASB Staff Position (FSP) EITF 03-1-1, which delayed the effective date for certain measurement and recognition guidance contained in Issue 03-1. The FSP requires the application of pre-existing other-than-temporary guidance during the period of delay until a final consensus is reached. We do not anticipate the issuance of the final consensus will have a material impact on our financial condition, the results of operations, or liquidity.

On March 9, 2004, the SEC issued Staff Accounting Bulletin 105 (SAB 105), “Application of Accounting Principles to Loan Commitments.” SAB 105 provides guidance on the initial recognition and measurement of loan commitments that meet the definition of a derivative in paragraph 6 of FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133), as amended by SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” and summarizes the related disclosure requirements. SAB 105 applies to all loan commitments accounted for as derivatives as of April 1, 2004. Adopting the provisions of SAB 105 did not have a material impact on our financial condition, results of operations or liquidity.

First Century Bankshares, Inc. Page 19

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment.” SFAS No. 123(R) is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS No. 95 “Statement of Cash Flows.” SFAS No. 123(R) eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25 and requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements using a fair value-based method. SFAS No. 123(R) is effective as of the beginning of the first interim period that begins after June 15, 2005. We do not expect the adoption of the provisions of SFAS No. 123(R) to have a significant impact on our financial condition, results of operations or liquidity.

In December 2004, the FASB issued SFAS 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, ‘Accounting for Nonmonetary Transactions.’” This statement amends the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and more broadly provides for exceptions regarding exchanges of nonmonetary assets that do not have commercial substance. This Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. We do not expect the adoption of this standard to have a material impact on our financial condition, results of operations, or liquidity.

On March 2, 2005, the Securities and Exchange Commission extended the compliance dates for non-accelerated filers and regarding amendments to its rules under the Securities Exchange Act of 1934 that were adopted on June 5, 2003, pursuant to Section 404 of the Sarbanes-Oxley Act. The amendments require a company to include in its annual reports a report by management on the company’s internal control over financial reporting and an accompanying auditor’s report. Under the latest extension, we must begin to comply with the internal control over financial reporting requirements for our first fiscal year ending on or after July 15, 2006. This is a one-year extension from the previously established July 15, 2005, compliance date. The Commission similarly has extended the compliance date relating to requirements regarding evaluation of internal control over financial reporting and management certification requirements. We do not believe this extension will significantly affect our efforts to comply with Section 404, other than to delay the expense of the independent accountant’s report for one year.

Page 20 First Century Bankshares, Inc.

Per Share Data by Quarter

The common stock of the Corporation is quoted on the NASD OTC Bulletin Board under the trading symbol FCBS. The per share data by quarter table shows the approximate high and low bid as reported by the transfer agent and market makers for 2004 and 2003. Also presented below are the dividends paid for those respective years. The number of stockholders of record on December 31, 2004, was 530 and outstanding shares totaled 1,990,800.

PER SHARE DATA BY QUARTER

			Market Quotations
	Dividends		2004		2003
	2004	2003	High	Low	High	Low
Quarter
First Quarter	$0.21	$0.20	$22.00	$20.75	$18.50	$18.00
Second Quarter	0.21	0.20	21.98	20.15	20.25	18.10
Third Quarter	0.21	0.20	22.75	21.00	23.25	20.00
Fourth Quarter	0.25	0.25	25.50	21.35	22.50	20.75

First Century Bankshares, Inc. Page 21

Trust Asset Responsibility

Assets managed by our Trust and Investment Services Department are presented in the graph below at market value. These assets are not included in the financial statements contained elsewhere in this report.

Trust account administration and investment management are linked through the talents of a skilled professional and support staff. Their education and experience through decades of service results in specialization in personal and retirement relationships, foundations, charitable and endowment purposes.

Page 22 First Century Bankshares, Inc.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

Statistical Summary, 2004 — 2000

	December 31,
	2004	%	2003	%	2002	%	2001	%	2000	%
	(Dollars in Thousands, Except per share Data)
Loans	$247,808	66	$246,950	68	$236,460	65	$244,068	66	$244,727	65
Securities	94,152	25	78,444	22	88,949	25	87,519	24	92,770	25
Federal funds sold	4,000	1	4,000	1	—	—	2,000	1	—	—
Interest–bearing deposits with banks	3,042	1	1,002	—	1,871	1	862	—	1,627	—

INTEREST-EARNING ASSETS	349,002	93	330,396	91	327,280	91	334,449	91	339,124	90

Cash and due from banks	9,974	3	14,576	4	14,947	4	15,427	4	14,118	4
Premises and equipment	12,268	3	11,697	3	10,500	3	10,651	3	10,487	3
Other assets	9,735	2	10,133	3	11,542	3	11,856	3	13,627	4
Allowance for loan losses	(2,900)	(1)	(3,075)	(1)	(3,005)	(1)	(3,180)	(1)	(3,180)	(1)

TOTAL ASSETS	$378,079	100	$363,727	100	$361,264	100	$369,203	100	$374,176	100

Savings deposits	$146,744	39	$144,294	40	$143,931	40	$145,130	39	$148,572	40
Time deposits	129,420	34	122,262	34	124,814	34	135,252	37	143,253	38
Other interest–bearing liabilities	18,973	5	19,167	5	16,745	5	17,020	5	13,487	4

INTEREST-BEARING LIABILITIES	295,137	78	285,723	79	285,490	79	297,402	81	305,312	82

Demand deposits	45,087	12	41,163	11	39,202	11	36,991	10	35,511	10
Other liabilities	2,066	1	1,847	—	2,754	1	1,843	—	1,671	—

TOTAL LIABILITIES	342,290	91	328,733	90	327,446	91	336,236	91	342,494	92

STOCKHOLDERS’ EQUITY	35,789	9	34,994	10	33,818	9	32,967	9	31,682	8

TOTAL LIABILITIES & EQUITY	$378,079	100	$363,727	100	$361,264	100	$369,203	100	$374,176	100

TOTAL DEPOSITS	$321,251		$307,719		$307,947		$317,373		$327,336

BOOK VALUE PER SHARE	$17.98		$17.58		$16.99		$16.48		$15.84

SUMMARY OF OPERATIONS

Statistical Summary, 2004 — 2000

	Years Ended December 31,
	2004	2003	2002	2001	2000
	(Dollars in Thousands, Except per share Date)
Interest income	$17,871	$18,079	$21,534	$25,607	$27,923
Interest expense	3,500	3,912	5,886	10,386	12,222

NET INTEREST MARGIN	14,371	14,167	15,648	15,221	15,701

Provision for loan losses	224	653	1,785	2,334	1,209

Net credit margin	14,147	13,514	13,863	12,887	14,492

Noninterest income	3,734	3,981	4,251	3,766	3,343
Noninterest expense	13,092	13,125	12,764	13,384	13,089

INCOME BEFORE INCOME TAXES	4,789	4,370	5,350	3,269	4,746

Provision for income taxes	1,734	1,578	1,975	1,124	1,665

NET INCOME	$3,055	$2,792	$3,375	$2,145	$3,081

EARNINGS PER COMMON SHARE:
Basic	$1.53	$1.40	$1.69	$1.07	$1.54
Diluted	$1.53	$1.40	$1.69	$1.07	$1.54

Dividends per common share	$0.88	$0.85	$0.85	$0.85	$0.85
Payout ratio	58%	61%	50%	79%	55%

First Century Bankshares, Inc. Page 23

Consolidated Statements of Financial Condition

	December 31,
	2004	2003
	(Dollars in Thousands, Except Per Share Data)
ASSETS
Cash and due from banks	$9,974	$14,576
Interest-bearing balances with banks	3,042	1,002
Federal funds sold	4,000	4,000
Securities available for sale	80,013	65,258
Securities held to maturity (estimated fair value of $13,146 in 2004 and $12,449 in 2003)	12,957	12,163
Federal Home Loan Bank and Federal Reserve Bank Stock	1,182	1,023
Loans	247,808	246,950
Less allowance for loan losses	2,900	3,075

Net loans	244,908	243,875
Premises and equipment, net	12,268	11,697
Other assets	9,735	10,133

TOTAL ASSETS	$378,079	$363,727

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$45,087	$41,163
Interest-bearing	276,164	266,556

Total deposits	321,251	307,719
Short-term borrowings	18,973	19,167
Other liabilities	2,066	1,847

TOTAL LIABILITIES	342,290	328,733

Commitments and contigencies (see Notes 14 and 15)
STOCKHOLDERS’ EQUITY
Common stock - $1.25 par value; 10,000,000 shares authorized and 2,000,000 shares issued at December 31, 2004 and 2003; 1,990,800 shares outstanding at December 31, 2004, and 1,991,000 shares outstanding at December 31, 2003	2,500	2,500
Paid-in capital	785	785
Retained earnings	32,650	31,347
Accumulated other comprehensive income, net of tax	6	509
Treasury stock, at cost; 9,200 shares at December 31, 2004 and 9,000 shares at December 31, 2003	(152)	(147)

TOTAL STOCKHOLDERS’ EQUITY	35,789	34,994

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$378,079	$363,727

The accompanying notes are an integral part of the consolidated financial statements.

Page 24 First Century Bankshares, Inc.

Consolidated Statements of Income

	Years Ended December 31,
	2004	2003	2002
	(Dollars in Thousands, Except Per Share Data)
INTEREST INCOME
Interest and fees on loans	$14,618	$14,876	$16,675
Interest on balances with banks	14	16	68
Interest and dividends from securities available for sale:
Taxable	2,675	2,674	4,212
Interest and dividends from securities held to maturity:
Taxable	73	47	78
Tax-exempt	456	416	432
Interest on federal funds sold	35	50	69

TOTAL INTEREST INCOME	17,871	18,079	21,534

INTEREST EXPENSE
Interest on time certificates of $100,000 or more	813	875	1,082
Interest on other deposits	2,600	2,962	4,645
Interest on federal funds purchased and securities sold under agreements to repurchase	76	73	157
Interest on demand notes to U. S. Treasury and other indebtedness	11	2	2

TOTAL INTEREST EXPENSE	3,500	3,912	5,886

Net interest income	14,371	14,167	15,648
Provision for loan losses	224	653	1,785

Net interest income after provision for loan losses	14,147	13,514	13,863

NONINTEREST INCOME
Income from fiduciary activities	1,410	1,488	1,407
Service charges on deposit accounts	1,202	1,271	1,330
Other noninterest income	1,138	1,155	1,514
Securities gains (losses)	(16)	67	—

TOTAL NONINTEREST INCOME	3,734	3,981	4,251

NONINTEREST EXPENSE
Salaries, wages, and other employee benefits	7,062	7,449	6,960
Premises and equipment	2,122	1,964	1,869
Data processing	735	708	788
Advertising and public relations	221	202	205
Postage	232	246	258
Telephone	280	235	182
Supplies and printing	293	290	344
Other noninterest expense	2,147	2,031	2,158

TOTAL NONINTEREST EXPENSE	13,092	13,125	12,764

Income before income taxes	4,789	4,370	5,350
Provision for income taxes	1,734	1,578	1,975

NET INCOME	$3,055	$2,792	$3,375

NET INCOME PER COMMON SHARE:
Basic	$1.53	$1.40	$1.69
Diluted	$1.53	$1.40	$1.69

AVERAGE SHARES OUTSTANDING:
Basic	1,990,991	1,991,000	1,994,648
Diluted	1,998,397	1,995,642	1,994,648

The accompanying notes are an integral part of the consolidated financial statements.

First Century Bankshares, Inc. Page 25

Consolidated Statements of Changes in Stockholders’ Equity

	Common Stock		Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Treasury Stock	Total
	Shares	Amount
	(Dollars in Thousands, Except Per Share Data)
Balance at December 31, 2001	2,000,000	$2,500	$785	$28,566	$1,116	$—	$32,967
Comprehensive income:
Net income	—	—	—	3,375	—	—	3,375
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effect	—	—	—	—	(127)	—	(127)
Minimum pension liability, net of tax effect	—	—	—	—	(556)	—	(556)

Total comprehensive income	—	—	—	3,375	(683)	—	2,692
Purchase 9,000 shares of treasury stock	—	—	—	—	—	(147)	(147)
Cash dividends declared - $0.85 per share	—	—	—	(1,694)	—	—	(1,694)

Balance at December 31, 2002	2,000,000	2,500	785	30,247	433	(147)	33,818

Comprehensive income:
Net income	—	—	—	2,792	—	—	2,792
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effect	—	—	—	—	(480)	—	(480)
Minimum pension liability, net of tax effect	—	—	—	—	556	—	556

Total comprehensive income	—	—	—	2,792	76	—	2,868
Cash dividends declared - $0.85 per share	—	—	—	(1,692)	—	—	(1,692)

Balance at December 31, 2003	2,000,000	2,500	785	31,347	509	(147)	34,994

Comprehensive income:
Net income	—	—	—	3,055	—	—	3,055
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effect	—	—	—	—	(503)	—	(503)

Total comprehensive income	—	—	—	3,055	(503)	—	2,552
Purchase 200 shares of treasury stock	—	—	—	—	—	(5)	(5)
Cash dividends declared - $0.88 per share	—	—	—	(1,752)	—	—	(1,752)

Balance at December 31, 2004	2,000,000	$2,500	$785	$32,650	$6	$(152)	$35,789

The accompanying notes are an integral part of the consolidated financial statements.

Page 26 First Century Bankshares, Inc.

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2004	2003	2002
	(Dollars in Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income before adjustments to reconcile net income to net cash provided by operating activities:	$3,055	$2,792	$3,375
Provision for loan losses	224	653	1,785
Depreciation and amortization	873	800	828
Deferred income tax expense	254	257	214
Securities (gains) losses	16	(67)	—
(Gain) loss on sale of fixed assets	86	—	—
(Increase) decrease in interest receivable	(165)	310	426
Net investment amortization	285	427	95
Net decrease in other assets	483	561	480
Net increase (decrease) in interest payable and other liabilities	225	(266)	(85)

NET CASH PROVIDED BY OPERATING ACTIVITIES	5,336	5,467	7,118

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of securities held to maturity	(3,168)	(3,734)	(1,013)
Purchases of securities available for sale	(48,618)	(56,505)	(58,247)
Redemptions (purchases) of Federal Home Loan Bank stock	(159)	(271)	474
Proceeds from maturities and calls of securities held to maturity	2,330	1,104	2,176
Proceeds from maturities and calls of securities available for sale	30,861	67,763	54,946
Proceeds from sales of securities available for sale	1,982	1,072	—
Net (increase) decrease in loans	(1,177)	(10,607)	5,296
Acquisition of premises and equipment	(1,674)	(2,031)	(679)
Proceeds from disposal of premises and equipment	144	—	—

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	(19,479)	(3,209)	2,953

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand and savings deposits	6,374	2,324	1,012
Net increase (decrease) in time deposits	7,158	(2,552)	(10,438)
Net increase (decrease) in short-term borrowings	(194)	2,422	(275)
Purchase of treasury stock	(5)	—	(147)
Cash dividends paid	(1,752)	(1,692)	(1,694)

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	11,581	502	(11,542)

Net increase (decrease) in cash and cash equivalents	(2,562)	2,760	(1,471)
Cash and cash equivalents at beginning of year	19,578	16,818	18,289

Cash and cash equivalents at end of year	$17,016	$19,578	$16,818

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$3,483	$3,981	$6,020
Income taxes	$1,560	$1,118	$2,004

The accompanying notes are an integral part of the consolidated financial statements.

First Century Bankshares, Inc. Page 27

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting and Reporting Policies

First Century Bankshares, Inc. (the “Corporation” or the “Company”), and its wholly owned subsidiaries, First Century Bank, N.A. and First Century Financial Services, LLC, operate eleven branches in southern West Virginia and southwestern Virginia. The Corporation’s primary source of revenue is derived from loans to customers who are predominately small to medium size businesses and middle income individuals. The accounting and reporting policies of the Corporation conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Certain reclassifications have been made to the prior years’ financial statements to place them on a comparable basis with the current year’s financial statements. The following is a summary of the more significant accounting and reporting policies:

Management Estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates relate to the calculation of the allowance for loan losses, valuation of impaired loans, goodwill impairment and valuation of pension and postretirement benefits. Actual results could differ from those estimates.

Principles of Consolidation — The consolidated financial statements include the accounts of First Century Bankshares, Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents — For purposes of reporting cash flows, cash equivalents include cash on hand and amounts due from banks (including cash items in process of collection); interest–bearing balances with banks and federal funds sold. To comply with Federal Reserve regulations, the subsidiary bank is required to maintain reserve balances with the Federal Reserve Bank of Richmond. The amount of those reserve balances at December 31, 2004 and 2003, was approximately $663,000 and $481,000, respectively.

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

Allowance for Loan Losses and Reserve for Unfunded Lending Commitments — It is the policy of the Corporation to maintain an allowance for loan losses and a reserve for unfunded lending commitments that equals management’s best estimate of probable credit losses that are inherent in the portfolio at the balance sheet date. The adequacy of the allowance for loan losses is periodically evaluated by the Corporation in order to maintain the allowance at a level that is sufficient to absorb probable credit losses. Management’s evaluation of the adequacy of the allowance is based on a review of the

Page 28 First Century Bankshares, Inc.

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting and Reporting Policies (continued)

Corporation’s historical loss experience, known and inherent risks in the loan portfolio, including adverse circumstances that may affect the ability of the borrower to repay interest and/or principal, the estimated value of collateral, and an analysis of the levels and trends of delinquencies, charge-offs, and the risk ratings of the various loan categories. Such factors as the level and trend of interest rates and the condition of the national and local economies and industry concentrations are also considered. The methodology used to determine an estimate for the reserve for unfunded lending commitments is inherently similar to the methodology used in calculating the allowance for loan losses adjusted for factors specific to binding commitments, including the probability of funding and exposure at the time of funding. The reserve for unfunded lending commitments is included in other liabilities with increases or decreases included in noninterest expense. At December 31, 2004, the reserve for unfunded lending commitments was $57,000. Estimates may change at some point in the future.

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

Loans may be returned to accrual status when all principal and interest amounts contractually due are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of interest and principal.

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

Goodwill And Other Intangibles — Goodwill and indefinite-lived intangible assets are not amortized, but are reviewed at least annually for impairment using the discounted cash flow method. If impaired, goodwill or indefinite-lived intangible assets are written down to fair value, calculated using the discounted cash flow method. The unimpaired balance of goodwill and indefinite-lived intangibles totaled approximately $5,183,000 at December 31, 2004 and 2003.

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

Page 30 First Century Bankshares, Inc.

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

Stock Based Compensation — The Corporation maintains two stock-based compensation plans that provide for grants of stock options to selected employees and directors. These plans have been presented to and approved by the Corporation’s shareholders. The Corporation accounts for the stock option plans under the provisions of SFAS No. 123, “Accounting for Stock Based Compensation.” As permitted by SFAS No. 123, the Corporation has chosen to apply APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for options granted under the plans. Had compensation cost for the Corporation’s plans been determined based on the fair value at the grant dates for awards under the plans consistent with the method of SFAS No. 123, the Corporation’s net income and net income per share for the years ended December 31, 2004, 2003 and 2002, would have been decreased to the pro forma amounts indicated below.

	2004
	As Reported	Pro Forma
Net income	$3,055,000	$3,036,000

Net income per share–Basic and diluted	$1.53	$1.52

	2003
	As Reported	Pro Forma
Net income	$2,792,000	$2,756,000

Net income per share–Basic and diluted	$1.40	$1.38

	2002
	As Reported	Pro Forma
Net income	$3,375,000	$3,329,000

Net income per share–Basic and diluted	$1.69	$1.67

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for the 2002 grants, the last grants made from either plan: 5% dividend growth rate; expected volatility of 26.41%; risk-free interest rate of 3.84%; and expected life of seven years.

New Accounting Pronouncements — In March 2004, the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) released Issue 03-01, “Meaning of Other Than Temporary Impairment,” which addressed other-than-temporary impairment for certain debt and equity investments. The recognition and measurement requirements of Issue 03-01, and other disclosure requirements not already implemented, were effective for periods beginning after June 15, 2004. In September 2004, the FASB staff issued FASB Staff Position (FSP) EITF 03-1-1, which delayed the effective date for certain measurement and recognition guidance contained in Issue 03-1. The FSP requires the application of pre-existing other-than-temporary guidance during the period of delay until a final consensus is reached. We do not anticipate the issuance of the final consensus will have a material impact on our financial condition, the results of operations, or liquidity.

First Century Bankshares, Inc. Page 31

1. Summary of Significant Accounting and Reporting Policies (continued)

On March 9, 2004, the SEC issued Staff Accounting Bulletin 105 (SAB 105), “Application of Accounting Principles to Loan Commitments.” SAB 105 provides guidance on the initial recognition and measurement of loan commitments that meet the definition of a derivative in paragraph 6 of FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133), as amended by SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” and summarizes the related disclosure requirements. SAB 105 applies to all loan commitments accounted for as derivatives as of April 1, 2004. Adopting the provisions of SAB 105 did not have a material impact on our financial condition, results of operations or liquidity.

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment.” SFAS No. 123(R) is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS No. 95 “Statement of Cash Flows.” SFAS No. 123(R) eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25 and requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements using a fair value-based method. SFAS No. 123(R) is effective as of the beginning of the first interim period that begins after June 15, 2005. We do not expect the adoption of the provisions of SFAS No. 123(R) to have a significant impact on our financial condition, results of operations or liquidity.

In December 2004, the FASB issued SFAS 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, ‘Accounting for Nonmonetary Transactions.’ ” This statement amends the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and more broadly provides for exceptions regarding exchanges of nonmonetary assets that do not have commercial substance. This Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. We do not expect the adoption of this standard to have a material impact on our financial condition, results of operations, or liquidity.

2. Securities

Securities available for sale at December 31, 2004 and 2003 are summarized as follows:

	2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
U.S. Government obligations	$1,003	$—	$12	$991
U.S. Government agency obligations	63,536	144	256	63,424
Mortgage-backed securities	7,352	18	74	7,296
Other debt securities	8,114	188	—	8,302

TOTAL SECURITIES AVAILABLE FOR SALE	$80,005	$350	$342	$80,013

	2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
U.S. Government obligations	$1,000	$4	$—	$1,004
U.S. Government agency obligations	45,202	424	113	45,513
Mortgage-backed securities	9,088	23	81	9,030
Other debt securities	9,196	515	—	9,711

TOTAL SECURITIES AVAILABLE FOR SALE	$64,486	$966	$194	$65,258

Page 32 First Century Bankshares, Inc.

2. Securities (continued)

Securities held to maturity at December 31, 2004 and 2003 are summarized as follows:

	2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
State and municipal obligations	$12,882	$283	$94	$13,071
Other debt securities	75	—	—	75

TOTAL SECURITIES HELD TO MATURITY	$12,957	$283	$94	$13,146

	2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
State and municipal obligations	$12,063	$330	$44	$12,349
Other debt securities	100	—	—	100

TOTAL SECURITIES HELD TO MATURITY	$12,163	$330	$44	$12,449

Securities with an aggregate fair value of $37,320,000 at December 31, 2004 and $42,252,000 at December 31, 2003, were pledged to secure public and trust deposits and for other purposes required or permitted by law, including approximately $16,007,000 at December 31, 2004 and $20,412,000 at December 31, 2003 pledged to secure repurchase agreements.

Gross losses of $16,000 were recognized on sales of available for sale securities for the year ended December 31, 2004. Gross gains of $67,000 were recognized on sales of available for sale securities for the year ended December 31, 2003. There were no sales of securities for the year ended December 31, 2002.

The amortized cost and estimated fair value for securities available for sale and securities held to maturity by contractual maturities at December 31, 2004 are shown in the following tables. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

	Amortized Cost	Fair Value	Net Unrealized Gains (losses)
	(Dollars in Thousands)
Due in one year or less	$7,129	$7,212	$83
Due after one year through five years	65,722	65,640	(82)
Due after five years through ten years	7,154	7,161	7

TOTAL SECURITIES AVAILABLE FOR SALE	$80,005	$80,013	$8

	Amortized Cost	Fair Value	Net Unrealized Gains
	(Dollars in Thousands)
Due in one year or less	$1,216	$1,223	$7
Due after one year through five years	8,296	8,397	101
Due after five years through ten years	3,445	3,526	81

TOTAL SECURITIES HELD TO MATURITY	$12,957	$13,146	$189

First Century Bankshares, Inc. Page 33

2. Securities (continued)

The following table shows the gross unrealized losses and fair value of the Corporation’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category at December 31, 2004:

	Less Than Twelve Months		Over Twelve Months
	(Dollars in Thousands)
Description of Security	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Securities available for sale:
U.S. Treasury obligations and direct obligations of U.S. government agencies	$246	$40,112	$22	$978
Federal agency mortgage-backed securities	26	3,525	48	2,614
Investments in equity securities carried at cost	—	—	—	—

Total securities available for sale	$272	$43,637	$70	$3,592

Securities held to maturity:
Municipal bonds	$59	$2,879	$35	$1,273

Total securities held to maturity	$59	$2,879	$35	$1,273

U. S. Treasury Obligations and Government Agency Obligations. The unrealized losses on the Corporation’s investments in U.S. Treasury obligations and direct obligations of U.S. government agencies were the result of interest rate increases. The contractual terms of these investments do not permit the issuer to settle the securities at a price materially less than the amortized cost of the investment.

Federal Agency Mortgage-Backed Securities. The unrealized losses on the Corporation’s investment in agency mortgage-backed securities issued by FNMA and FHLMC were caused by interest rate increases. The Corporation purchased these investments, most at a premium relative to their face amount, and the contractual cash flows of these investments are guaranteed by the issuer organization. Accordingly, it is expected that the securities would not be settled at a price materially less than the amortized cost of the Corporation’s investment.

Municipal Bonds. The unrealized losses on the Corporation’s municipal bonds were caused by interest rate increases. The contractual cash flows of these investments are guaranteed by the issuer organization. Accordingly, it is expected that the securities would not be settled at a price materially less than the amortized cost of the Corporation’s investment.

For all of these securities, because the decline in market value is attributable to changes in interest rates and not credit quality and because the Corporation has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Corporation does not consider these investments to be other-than-temporarily impaired at December 31, 2004.

Page 34 First Century Bankshares, Inc.

3. Loans

Loans at December 31, 2004 and 2003 consisted of the following:

	December 31,
	2004	2003
	(Dollars in Thousands)
Commercial, financial and agricultural	$41,497	$47,010
Real estate–construction	11,037	6,137
Real estate–mortgage (residential and commercial)	175,487	173,104
Installment loans to individuals	19,787	20,699

Total loans	247,808	246,950
Less: allowance for loan losses	2,900	3,075

NET LOANS	$244,908	$243,875

The Corporation’s subsidiary has had and can be expected to have in the future various banking transactions with directors, executive officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties). The total amount of these loans was $14,556,000 and $19,499,000 at December 31, 2004 and 2003, respectively. During 2004, $11,753,000 in loan advances were made and repayments were $16,696,000.

4. Allowance for Loan Losses

An analysis of changes in the allowance for loan losses for 2004, 2003 and 2002 is as follows:

	Years Ended December 31,
	2004	2003	2002
	(Dollars in Thousands)
Balance at beginning of year	$3,075	$3,005	$3,180
Provision for loan losses	224	653	1,785
Recoveries on loans previously charged off	151	82	206
Loans charged off	(550)	(665)	(2,166)

BALANCE AT END OF YEAR	$2,900	$3,075	$3,005

The following is a summary of loans considered impaired:

	December 31,
	2004	2003
	(Dollars in Thousands)
Gross impaired loans	$2,493	$2,542
Valuation allowance for impaired loans	514	397

Recorded investment in impaired loans	$1,979	$2,145

The average recorded investment in impaired loans for the years ended December 31, 2004, 2003 and 2002 was $2,122,000, $2,438,000 and $2,959,000, respectively. There was no interest income recognized on impaired loans (during the portion of the year they were impaired) for the years ended December 31, 2004, 2003 and 2002. At December 31, 2004, 2003 and 2002, the Corporation had nonaccrual loans of $2,493,000, $2,542,000 and $2,819,000, respectively. Interest income of $19,000, $241,000 and $157,000 was recognized on these loans in 2004, 2003 and 2002, respectively. Had these loans performed in accordance with their original terms, additional interest income of $175,000, $203,000 and $184,000 would have been recorded in 2004, 2003 and 2002, respectively.

At December 31, 2004, 2003 and 2002, the Corporation had loans past-due 90 days or more and still in accrual status of $423,000, $400,000 and $612,000, respectively. Additionally, at December 31, 2004, 2003 and 2002, the Corporation had other real estate owned of $112,000, $383,000 and $793,000, respectively.

First Century Bankshares, Inc. Page 35

5. Premises and Equipment

Premises and equipment at December 31, 2004 and 2003 consisted of the following:

	December 31,
	2004	2003
	(Dollars in Thousands)
Land	$1,898	$1,956
Buildings and improvements	12,056	10,593
Equipment and fixtures	6,547	6,860

Total	20,501	19,409

Less accumulated depreciation	8,233	7,712

NET PREMISES AND EQUIPMENT	$12,268	$11,697

Depreciation charged to operating expense amounted to $873,000 in 2004, $800,000 in 2003, and $828,000 in 2002.

6. Deposits

Deposits at December 31, 2004 and 2003 were as follows:

	December 31,
	2004	2003
	(Dollars in Thousands)
Individuals, partnerships and corporations:
Demand deposits	$42,724	$40,174
Time and savings deposits	266,626	256,532
U.S. Government	41	127
States and political subdivisions	10,487	8,822
Certified and official checks	1,373	2,064

TOTAL DEPOSITS	$321,251	$307,719

The scheduled maturities of time deposits at December 31, 2004 were as follows:

(Dollars in Thousands)
2005	$72,667
2006	14,449
2007	26,320
2008	13,108
Thereafter	2,876

TOTAL TIME DEPOSITS	$129,420

Time deposits included certificates of deposit issued in amounts of $100,000 or more totaling approximately $33,336,000 and $31,108,000 at December 31, 2004 and 2003, respectively.

7. Short-term Borrowings

Short-term borrowings consist of securities sold under agreements to repurchase. Securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Information concerning securities sold under agreements to repurchase at December 31, 2004 and 2003 is summarized as follows:

	2004	2003
	(Dollars in Thousands)
Average balance during the year	$16,697	$15,524
Average interest rate during the year	0.52%	0.48%
Maximum month-end balance during the year	$20,024	$19,167

Page 36 First Century Bankshares, Inc.

8. Other Comprehensive Income

Other comprehensive income is defined as comprehensive income exclusive of net income. Other comprehensive income (loss) consists of the following:

	Years Ended December 31,
	2004	2003	2002
Unrealized gains (losses) on available for sale securities arising during the year	$(779)	$(659)	$(192)
Reclassification adjustment for (gains) losses included in net income	16	(67)	—
Minimum pension liability adjustment	—	890	(890)

Other comprehensive income (loss) before tax	(763)	164	(1,082)
Income tax (expense) benefit related to other comprehensive income	260	(88)	399

Other comprehensive income (loss), net of tax	$(503)	$76	$(683)

9. Earnings Per Share

The following table reconciles the numerator and denominator of the basic and diluted computations for net income per common share for the years ended December 31, 2004, 2003 and 2002:

	2004
	Income (Numerator)	Weighted Average Shares (Denominator)	Per-Share Amount
Basic EPS:
Income available to common shareholders	$3,055,000	1,990,991	$1.53
Diluted EPS:
Effect of dilutive securities—Stock options	—	7,406

Income available to common shareholders and assumed conversions	$3,055,000	1,998,397	$1.53

	2003
	Income (Numerator)	Weighted Average Shares (Denominator)	Per-Share Amount
Basic EPS:
Income available to common shareholders	$2,792,000	1,991,000	$1.40
Diluted EPS:
Effect of dilutive securities—Stock options	—	4,642

Income available to common shareholders and assumed conversions	$2,792,000	1,995,642	$1.40

	2002
	Income (Numerator)	Weighted Average Shares (Denominator)	Per-Share Amount
Basic EPS:
Income available to common shareholders	$3,375,000	1,994,648	$1.69
Diluted EPS:
Effect of dilutive securities—Stock options	—	—

Income available to common shareholders and assumed conversions	$3,375,000	1,994,648	$1.69

First Century Bankshares, Inc. Page 37

10. Stockholders’ Equity

The authorized capital stock of the Corporation consists of 10,000,000 shares of $1.25 par value common stock. At December 31, 2004, 2,000,000 shares were issued and 1,990,800 shares were outstanding.

STOCK OPTION PLANS

The Corporation’s 1998 Officer Stock Option Plan (the “Officer Plan”) provides for the issuance of 170,000 options to purchase shares of the Corporation’s common stock to officers of the Corporation. The options can have an original term of up to ten years with an exercise price equal to the market price of the common stock on the date of grant, as defined by the Officer Plan. The options vest 20% per year after their date of grant. At December 31, 2004, the weighted average remaining contractual life of the outstanding options was 49 months. At December 31, 2004, options for 89,675 shares of common stock were reserved for future issuance for the Officer Plan.

The Corporation’s 1998 Director Stock Option Plan (the “Director Plan”) provides for the issuance of 30,000 options to purchase shares of the Corporation’s common stock to directors of the Corporation and its subsidiaries. The options can have an original term of up to ten years with an exercise price equal to the market price of the common stock on the date of grant, as defined by the Director Plan. The options are fully vested upon their date of grant. At December 31, 2004, the weighted average remaining contractual life of the outstanding options was 47 months. At December 31, 2004, options for 11,500 shares of common stock were reserved for future issuance for the Director Plan.

A summary of the Corporation’s stock option activity, and related information for the years ended December 31, is as follows:

	2004		2003		2002
	Option Shares	Weighted- Average Exercise Price	Option Shares	Weighted- Average Exercise Price	Option Shares	Weighted- Average Exercise Price
Officer stock options:
Outstanding, beginning of year	88,220	$19.33	88,220	$19.33	52,220	$20.25
Granted	—	—	—	—	36,000	18.00
Exercised	—	—	—	—	—	—
Forfeited	7,895	20.11	—	—	—	—

Outstanding, end of year	80,325	$19.26	88,220	$19.33	88,220	$19.33

Exercisable at end of year	59,025	$19.71	59,420	$19.98	41,776	$20.25
Weighted-average fair value of options granted during the year	$—		$—		$2.51

Director stock options:
Outstanding, beginning of year	19,000	$19.42	20,000	$19.46	13,000	$20.25
Granted	—	—	—	—	7,000	18.00
Exercised	—	—	—	—	—	—
Forfeited	500	18.00	1,000	20.25	—	—

Outstanding, end of year	18,500	$19.46	19,000	$19.42	20,000	$19.46

Exercisable at end of year	18,500	$19.46	19,000	$19.42	20,000	$19.46
Weighted-average fair value of options granted during the year	$—		$—		$2.51

Page 38 First Century Bankshares, Inc.

SHARE REPURCHASE ACTIVITY

During the year ended December 31, 2004, the Corporation repurchased 200 shares, following no repurchases in 2003, and 9,000 shares repurchased for the year ended December 31, 2002. At December 31, 2004, management was authorized to repurchase 10,800 shares, which was increased to 30,800 shares in February 2005.

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

First Century Bankshares, Inc. Page 39

11. Post Employment Benefits (continued)

The following table outlines the changes in the Corporation’s postemployment benefit plan obligations, assets and funded status for the years ended December 31, 2004 and 2003, and the assumptions and components of net periodic benefit costs for the three years in the period ended December 31, 2004.

	Pension Benefits		Other Postretirement Benefits
	2004	2003	2004	2003
	(Dollars in Thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$5,940	$9,321	$866	$840
Service cost	225	220	17	13
Interest cost	337	448	63	53
Actuarial (gain) loss	691	(242)	202	—
Benefits paid	(1,484)	(2,439)	(55)	(40)
Adjustment in cost of settlement	176	334	—	—
Prior service cost established this year	—	(1,702)	—	—

Benefit obligation at end of year	5,885	5,940	1,093	866

Change in plan asset
Fair value of plan assets at beginning of year	6,614	7,250	—	—
Actual return on plan assets	374	1,004	—	—
Employer contribution	300	800	55	40
Benefits paid	(1,484)	(2,439)	(55)	(40)

Fair value of plan assets at end of year	5,804	6,614	—	—

Funded status	(81)	674	(1,093)	(866)
Unrecognized net actuarial (gain) loss	2,118	1,677	(387)	(621)
Unrecognized prior service cost	(1,164)	(1,253)	—	—
Unrecognized transition obligation	(36)	(92)	443	498

Net amount recognized	$837	$1,006	$(1,037)	$(989)

Amounts recognized in the statement of financial position consist of:
Prepaid (accrued) benefit cost	$837	$1,006	$(1,037)	$(989)
Accrued benefit liability	—	—	—	—
Intangible asset	—	—	—	—
Accumulated other comprehensive income	—	—	—	—

Net amount recognized	$837	$1,006	$(1,037)	$(989)

	Pension Benefits			Other Postretirement Benefits
	2004	2003	2002	2004	2003	2002
Weighted-average assumptions as of 12/31
Discount rate	5.75%	6.50%	6.50%	5.75%	6.50%	6.50%
Expected return on plan assets	8.00%	8.00%	8.00%	N/A	N/A	N/A
Rate of compensation increase	3.00%	3.00%	3.00%	N/A	N/A	N/A

Components of net periodic benefit cost
Service cost	$225	$220	$429	$17	$13	$14
Interest cost	337	448	549	63	53	54
Expected return on plan assets	(460)	(574)	(736)	—	—	—
Amortization of prior service cost	(90)	(89)	44	—	—	—
Amortization of transition obligation	(44)	(59)	(65)	55	55	56
Recognized net actuarial (gain) loss	68	122	17	(32)	(47)	(43)
Net periodic (benefit) cost	36	68	238	103	74	81
Settlement (gain) loss	433	743	—	—	—	—

Net periodic (benefit) cost, net of adjustments	$505	$811	$238	$103	$74	$81

Page 40 First Century Bankshares, Inc.

11. Post Employment Benefits (continued)

The asset allocation for the defined benefit pension plan for the years ended December 31, 2004 and 2003, by asset category, is as follows:

ASSET CATEGORY

	Percentage of Plan Assets
	2004	2003
Equity securities	72%	70%
Debt securities	7	8
Real estate	10	10
Other	11	12

Total	100%	100%

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

During 2004 and 2003, significant lump-sum distributions by the Corporation’s employee pension plan triggered accelerated recognition of previously deferred actuarial losses under the accounting provisions set forth in SFAS No. 88 “Employer’s Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”. The Corporation recognized additional settlement charges pursuant to the requirements of SFAS No. 88 of $424,000 for the year ended December 31, 2004, and $743,000 for the year ended December 31, 2003. The Corporation contributed $300,000 to the pension plan in 2004, and $800,000 in 2003.

In December 2003, President Bush signed into law a bill that expands Medicare benefits, primarily adding a prescription drug benefit for Medicare-eligible retirees beginning in 2006. The law also provides a federal subsidy to companies that sponsor postretirement benefit plans that provide prescription drug coverage. FASB Staff Position 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” permits deferring the recognition of the new Medicare provisions’ impact due to lack of specific authoritative guidance on accounting for the federal subsidy. The Corporation has elected to defer accounting for the effects of this new legislation until the specific authoritative guidance is issued. Because the Corporation caps the amount paid for its postretirement benefit plan at $1,200 per year per employee, the adoption of this standard is not expected to have a material impact on results of operations, financial position, or liquidity. The Corporation expects to contribute $74,000 to the postretirement benefit plan in 2005.

First Century Bankshares, Inc. Page 41

11. Post Employment Benefits (continued)

The Corporation maintains a qualified 401(k) retirement savings plan. All full time employees are eligible to participate on a voluntary basis, after completing their first year of service. All employees may elect to make pretax contributions up to a maximum of fifteen percent (15%) of their salary, which are matched fifty percent (50%) by the Corporation. Total amounts charged to operating expense for payments pursuant to this plan were approximately $128,000 in 2004, $136,000 in 2003 and $128,000 in 2002.

12. Income Taxes

The provision for income taxes consisted of the following:

	Years Ended December 31,
	2004	2003	2002
	(Dollars in Thousands)
Tax provision attributed to income from operations:
Current:
Federal	$1,111	$975	$1,340
State	369	346	421
Deferred expense (benefit)	254	257	214

PROVISION FOR INCOME TAX	$1,734	$1,578	$1,975

The components of deferred tax assets and liabilities at December 31, 2004 and 2003 were as follows:

	2004	2003
	(Dollars in Thousands)
Allowance for loan losses	$605	$673
Retirement plans	81	3
Marketable equity securities and capital loss carryforwards	11	59
Other	14	10

Gross deferred tax assets	711	745
Valuation allowance	(11)	(59)

Deferred tax assets	700	686

Depreciation	(440)	(331)
Goodwill	(476)	(317)
Unrealized gains on securities available for sale	(3)	(262)

Gross deferred tax liabilities	(919)	(910)

NET DEFERRED TAX ASSET (LIABILITY)	$(219)	$(224)

A valuation allowance was established for the capital loss carryforwards because their recognition is limited to future capital gains generated by the Corporation. No tax benefit has been recognized in the financial statements for the capital loss carryforwards. Total capital loss carryforwards equal $29,000 and expire in 2005.

The principal differences between the effective tax rate and the federal statutory rate were as follows:

	Years Ended December 31,
	2004		2003		2002
	(Dollars in Thousands)
	Amount	%	Amount	%	Amount	%
Provision at statutory rate	$1,628	34	$1,486	34	$1,819	34
Tax-exempt interest income from certain investment securities and loans	(180)	(4)	(162)	(4)	(168)	(3)
State income tax expense, net of federal benefit	263	5	228	5	287	5
Other, net	23	1	26	1	37	1

PROVISION FOR INCOME TAXES	$1,734	36	$1,578	36	$1,975	37

Page 42 First Century Bankshares, Inc.

13. Commitments and Contingencies

In the normal course of business, the Corporation is involved in various legal suits and proceedings. In the opinion of management, based on the advice of legal counsel, these suits are without substantial merit and should not result in judgments which in the aggregate would have a material adverse effect on the Corporation’s financial statements.

14. Financial Instruments, Concentrations of Credit and Fair Values

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

The components of the Corporation’s off-balance sheet financial commitments at December 31, 2004 and 2003 are as follows:

	December 31,
	2004	2003
	(Dollars in Thousands)
Unused lines of credit
Home equity lines	$3,289	$2,476
Commercial real estate, construction and land development secured by real estate	23,291	19,145
Other unused commitments	14,824	17,979

Total unused lines of credit	$41,404	$39,600
Financial standby letters of credit	$5,201	$4,839

At December 31, 2004 and 2003, the carrying amount and fair value of financial standby letters of credit was $8,000 and $6,000, respectively. Also, at December 31, 2004, the Corporation had residential mortgage loan commitments outstanding of $634,000.

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

First Century Bankshares, Inc. Page 43

14. Financial Instruments, Concentrations of Credit and Fair Values (continued)

A substantial portion of the customers’ ability to honor their contractual commitment is largely dependent upon the economic conditions of the respective industry and overall economic conditions of the region. At December 31, 2004, the Corporation had concentrations of $17,265,000, or 48.2% of stockholders’ equity in loans to lessors of real property, and $14,314,000, or 40.0% of stockholders’ equity in loans to borrowers in the hospitality industry. These concentrations are diversified by geography throughout the Mid-Atlantic region.

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires the disclosure of the estimated fair value of on and off-balance sheet financial instruments. For the Corporation, as for most financial institutions, most of its assets and liabilities are considered financial instruments as defined by SFAS 107. Most of the Corporation’s financial instruments, however, lack an available trading market characterized by a willing buyer and a willing seller engaging in an exchange transaction. It is also the Corporation’s general practice and intent to hold its financial instruments to maturity and not to engage in trading or sales activities. Therefore, significant estimations and present value calculations were used by the Corporation for the purposes of this disclosure.

Estimated fair values have been determined by the Corporation using the best available data and an estimation methodology suitable for each category of financial instruments.

The estimated fair value and the recorded book balances at December 31, 2004 and 2003 were as follows:

	2004		2003
	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount
	(Dollars in Thousands)		(Dollars in Thousands)
Assets:
Cash and due from banks	$13,016	$13,016	$15,578	$15,578
Securities available for sale	80,013	80,013	65,258	65,258
Securities held to maturity	13,146	12,957	12,449	12,163
Federal Home Loan Bank and Federal Reserve Bank stock	1,182	1,182	1,023	1,023
Federal funds sold	4,000	4,000	4,000	4,000
Net loans	248,679	244,908	247,115	243,875

Liabilities:
Noninterest-bearing deposits	45,087	45,087	41,163	41,163
Deposits with no stated maturities	146,744	146,744	144,294	144,294
Deposits with stated maturities	128,881	129,420	122,776	122,262
Short-term borrowings	18,973	18,973	19,167	19,167

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

Page 44 First Century Bankshares, Inc.

15. Regulatory Matters

The Corporation’s principal source of funds for dividend payment and debt service is dividends received from the subsidiary bank.

Under applicable Federal laws, the Comptroller of the Currency, the primary regulator of First Century Bank, N.A., restricts the total dividend payments of a national bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits of the two preceding years. At December 31, 2004, retained net profits for the years 2004 and 2003, which were free of such regulatory restrictions, aggregated approximately $2,005,000.

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and its subsidiary to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital to average assets (as defined). Management believes, as of December 31, 2004, that the Corporation and its subsidiary meet all capital adequacy requirements to which they are subject.

As of December 31, 2004, First Century Bank, N.A. has received notification from the Office of the Comptroller of the Currency that it is well-capitalized under the regulatory framework for prompt corrective action. To be adequately capitalized, minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table must be maintained. There are no conditions or events since the recent notification that management believes have changed the institution’s category.

	Actual		For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
As of December 31, 2004:
Total Capital (to Risk Weighted Assets):
Consolidated	$33,557	12.58%	≥	$21,348	≥	8.00%
First Century Bank, N.A.	$32,329	12.13%	≥	$21,316	≥	8.00%	≥	$26,644	≥	10.00%
Tier I Capital (to Risk Weighted Assets):
Consolidated	$30,600	11.47%	≥	$10,674	≥	4.00%
First Century Bank, N.A.	$29,372	11.02%	≥	$10,658	≥	4.00%	≥	$15,987	≥	6.00%
Tier I Capital (to Average Assets):
Consolidated	$30,600	8.26%	≥	$14,821	≥	4.00%
First Century Bank, N.A.	$29,372	7.94%	≥	$14,804	≥	4.00%	≥	$18,506	≥	5.00%

First Century Bankshares, Inc. Page 45

15. Regulatory Matters (continued)

	Actual		For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
As of December 31, 2003:
Total Capital (to Risk Weighted Assets):
Consolidated	$32,377	12.18%	≥	$21,257	≥	8.00%
First Century Bank, N.A.	$31,350	11.82%	≥	$21,225	≥	8.00%	≥	$26,531	≥	10.00%
Tier I Capital (to Risk Weighted Assets):
Consolidated	$29,302	11.03%	≥	$10,628	≥	4.00%
First Century Bank, N.A.	$28,275	10.66%	≥	$10,612	≥	4.00%	≥	$15,919	≥	6.00%
Tier I Capital (to Average Assets):
Consolidated	$29,302	8.30%	≥	$14,120	≥	4.00%
First Century Bank, N.A.	$28,275	8.01%	≥	$14,123	≥	4.00%	≥	$17,654	≥	5.00%

16. Parent Company Financial Data

Condensed financial information of First Century Bankshares, Inc. (parent company only) is presented below:

STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2004	2003
	(Dollars in Thousands)
Assets:
Cash	$346	$196
Investment in subsidiaries at equity	35,006	34,404
Other assets	610	612

TOTAL ASSETS	$35,962	$35,212

Liabilities:
Other liabilities	$173	$218

TOTAL LIABILITIES	173	218

Stockholders’ Equity:
Common stock–$1.25 par value; 10,000,000 shares authorized and 2,000,000 shares issued at December 31, 2004 and 2003; 1,990,800 shares outstanding at December 31, 2004, and 1,991,000 shares outstanding at December 31, 2003;	2,500	2,500
Paid-in capital	785	785
Retained earnings	32,656	31,347
Treasury stock, at cost; 9,200 shares at December 31, 2004, and 9,000 shares at December 31, 2003	(152)	(147)

TOTAL STOCKHOLDERS’ EQUITY	35,789	34,994

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$35,962	$35,212

STATEMENTS OF INCOME

	Years Ended December 31,
	2004	2003	2002
	(Dollars in Thousands)
Income:
Dividends from subsidiary bank	$2,025	$1,900	$1,900

TOTAL INCOME	2,025	1,900	1,900

Expenses:
Other	118	82	73

TOTAL EXPENSES	118	82	73

Applicable income taxes (benefits)	(42)	(29)	(25)

Income before equity in undistributed net income of subsidiaries	1,949	1,847	1,852
Equity in undistributed net income of subsidiaries	1,106	945	1,523

NET INCOME	$3,055	$2,792	$3,375

Page 46 First Century Bankshares, Inc.

16. Parent Company Financial Data (continued)

STATEMENT OF CASH FLOWS

	Years Ended December 31,
	2004	2003	2002
	(Dollars in Thousands)
Cash flows from operating activities
Net income	$3,055	$2,792	$3,375
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary	(1,106)	(945)	(1,523)
Other adjustments, net	(42)	(54)	(29)

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,907	1,793	1,823

Cash flows from investing activities
Investment in subsidiary	—	—	—

NET CASH USED BY INVESTING ACTIVITIES	—	—	—

Cash flows from financing activities
Purchase of treasury stock	(5)	—	(147)
Cash dividends paid	(1,752)	(1,692)	(1,694)

NET CASH USED BY FINANCING ACTIVITIES	(1,757)	(1,692)	(1,841)

Net increase (decrease) in cash	150	101	(18)
Cash at January 1,	196	95	113

Cash at December 31,	$346	$196	$95

17. Quarterly Financial Data (Unaudited)

The summary financial data by quarter for the years ended December 31, 2004, 2003 and 2002 was as follows:

	Quarter Ended
	Mar. 31	June 30	Sept. 30	Dec. 31
	(Dollars in Thousands, Except Per Share Data)
2004
Interest income	$4,327	$4,410	$4,466	$4,668
Net interest income	3,504	3,570	3,581	3,716
Provision for possible loan losses	(26)	39	53	158
Securities gains (losses)	(16)	—	—	—
Income before taxes	1,098	1,092	1,118	1,481
Net income	701	700	715	939

NET INCOME PER SHARE	$0.35	$0.35	$0.36	$0.47

2003
Interest income	$4,653	$4,563	$4,483	$4,380
Net interest income	3,531	3,512	3,570	3,554
Provision for possible loan losses	177	238	156	82
Securities gains (losses)	—	67	—	—
Income before taxes	1,321	613	1,299	1,137
Net income	839	393	824	736

NET INCOME PER SHARE	$0.42	$0.20	$0.41	$0.37

2002
Interest income	$5,463	$5,563	$5,338	$5,170
Net interest income	3,750	4,086	3,909	3,903
Provision for possible loan losses	263	743	439	340
Securities gains (losses)	—	—	—	—
Income before taxes	1,301	1,695	1,272	1,082
Net income	832	1,042	813	688

NET INCOME PER SHARE	$0.42	$0.52	$0.41	$0.34

First Century Bankshares, Inc. Page 47

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

First Century Bankshares, Inc.

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, of changes in stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of First Century Bankshares, Inc. and its subsidiaries (the “Corporation”) at December 31, 2004 and December 31, 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Greensboro, North Carolina

March 10, 2005

Page 48 First Century Bankshares, Inc.

Boards of Directors

FIRST CENTURY BANKSHARES, INC.

W. Paul Cole, Jr.

President, Cole

Motor & Cole

Chevrolet-Cadillac

Eustace Frederick

Retired, Senior Vice President-Mining, Consolidation Coal Co., Southern Appalachia Region

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

FIRST CENTURY BANK, N.A.

J. J. Booker, III, M.D.

Physician

C. Scott Briers

President,

Briers, Inc.

W. Paul Cole, Jr.

President,

Cole Motor & Cole

Chevrolet-Cadillac

Eustace Frederick

Retired, Senior Vice President-Mining, Consolidation Coal Co., Southern Appalachia Region

B. L. Jackson, Jr.

Chairman of the Board

First Century Bankshares, Inc.

Robert M. Jones, Jr., MD

Physician; Vice Chairman,

First Century Bankshares, Inc.

Marshall S. Miller

President, Marshall Miller

& Associates

Charles A. Peters

President,

Peters Equipment, Inc. Secretary, First Century Bankshares, Inc.

		John H. Shott Attorney Walter L. Sowers President, Pemco Corporation William Chandler Swope President, Swope Construction Services, Inc. J. Brookins Taylor, M.D. Physician	Frank W. Wilkinson Executive Vice President & Chief Operating Officer First Century Bank, N.A. R. W. Wilkinson President & Chief Executive Officer, First Century Bankshares, Inc., First Century Bank, N.A.

FIRST CENTURY BANK, N.A. WYOMING COUNTY OPERATIONS ADVISORY BOARD

Michelle Brown, DDS Oceana Dental Clinic Tom Evans, Jr. Private Investor	Debra L. Brunty Vice President-Loans Wyoming County Operations, First Century Bank, N.A.	Frank W. Wilkinson Executive Vice President & Chief Operating Officer, First Century Bank, N.A.	Dennis Worrell Partner, Worrell Exxon & Owner, D & T Car Wash

First Century Bankshares, Inc. Page 49

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

Page 50 First Century Bankshares, Inc.

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

Consumer Loan Officer,

Princeton Office

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

Angela M. James

Trust Officer,

Employee Benefits

Carol A. Oliver

Trust Operations &

Compliance Officer

Mary A. Musser

Trust Officer

Mary Sue Anderson

Assistant Trust Officer

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