Form 10-K, Exhibit 13
period 2005-12-31
FIRST CENTURY BANKSHARES INC
filed 2006-03-17
CIK 723594

Exhibit 13

FIRST CENTURY BANKSHARES, INC.

2005 Annual Report

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

P.O. Box 1559, Bluefield, WV 24701.

Annual Meeting

The annual meeting of the stockholders will be held at 11:00 AM, Tuesday,

April 18, 2005, at Fincastle Country Club, 1000 Country Club Drive,

Bluefield, Virginia. All stockholders are cordially invited to attend.

Financial Highlights	1

Letter to the Stockholders	2

Management’s Discussion and Analysis of Financial Condition and Results of Operations	3

Consolidated Statements of Financial Condition	23

Consolidated Statements of Income	24

Consolidated Statements of Changes in Stockholders’ Equity	25

Consolidated Statements of Cash Flows	26

Notes to Consolidated Financial Statements	27

Reports of Independent Registered Public Accounting Firms	49

Boards of Directors	51

Corporate and Bank Officers	53

First Century Bankshares, Inc. Subsidiary Locations	Back Cover

Financial

Highlights

	2005	2004	2003
	(Dollars in Thousands, Except Per Share Data)
FOR THE YEAR
Total operating income	$24,755	$21,605	$22,060
Total operating expense	18,607	16,946	17,806
Net income	4,004	3,055	2,792
Cash dividends declared	1,968	1,752	1,692
AT YEAR END
Assets	$390,789	$378,079	$363,727
Deposits	332,791	321,251	307,719
Loans	257,732	247,808	246,950
Securities	99,101	94,152	78,444
Stockholders’ equity	35,953	35,789	34,994
PER COMMON SHARE
Net income, basic	$2.03	$1.53	$1.40
Net income, diluted	2.02	1.53	1.40
Cash dividends declared	1.00	0.88	0.85
Book value	18.36	17.98	17.58

First Century Bankshares, Inc.     Page 1

Letter to the

Stockholders

To Our Stockholders, Customers, and Friends:

The Directors, Officers, and Employees of First Century Bankshares, Inc. and its wholly owned subsidiary, First Century Bank, N.A., are pleased to present this Annual Report to our stockholders for the year 2005.

First Century Bankshares, Inc. had earnings of $4,004,000 for the year ended 2005, which was an increase of 31.1% over the previous year’s earnings of $3,055,000. Earnings for the year ended 2005 reflect a return on average assets (ROAA) of 1.04% compared to 0.83% for year ended 2004. Also, these earnings reflect an annualized return on average equity (ROAE) of 10.97% compared to 8.67% for year ended 2004. Management is pleased with the continued improvement of our company, and the returns are within the parameters of year two of our board approved strategic plan.

I am also pleased that during 2005 we were able to increase the dividend paid to our shareholders by 13.6%. Total dividends paid for 2005 were $1.00 per share compared to $0.88 per share in 2004. This also is on target with our corporate strategic plan to enhance shareholder value. We believe that the efforts that have been made to improve credit quality, as well as, expanding our corporate footprint will enhance our opportunity to grow the assets and earnings for the corporation.

During 2005, the corporation announced plans to expand into the Beckley, West Virginia market. We believe this is a natural extension of our corporate footprint, and staffing has already been added to ensure success in this market. In early 2006 we opened a leased space “full service” facility (1408 Harper Road) while a “full service” branch location is constructed. We would anticipate being in our new location in late 2006, and we will keep you informed of our progress. We are excited about this opportunity and feel it will be a strong market for growth potential while supporting our current customers throughout southern West Virginia.

Credit quality continues to be a primary focus for the corporation. Properly structured transactions with strong cash flow and terms will remain our focus. Our primary customer niche is the small to medium sized business, and we pride ourselves with giving quality service and a quick response to every request. As we experience pressure on our margin from both sides of the balance sheet, we feel we need to have proper controls in place with credit analysis, credit review and risk rating systems, and pricing to ensure proper management of our processes. During the last year we have benefited from our asset sensitive pricing models which have allowed us to re-price our assets in a rising rate environment.

We are also expanding the offerings of our First Century Financial Services Group (formerly known as the Trust Department), to better serve our client’s needs. We have a well trained staff of officers and employees who are eager to meet the ever changing needs of their clients. If we can be of service to you, please let us know. With expanded capabilities and product offerings, we continue to see increases in new business opportunities and growth in our total assets under management. We believe we are well positioned for future growth and providing value to our clients.

During late 2005 plans were made to enhance our ATM network in southern West Virginia. In early 2006, we installed two new ATMs to better serve our customers. One site selection is in Bluewell, West Virginia at 3722 Coal Heritage Road. The other site is on the east end of Princeton, West Virginia at 2000 Athens Road heading toward Concord University. Both of these sites will compliment our efforts throughout the region. We currently have 17 locations including these two new additions.

We believe we have successfully achieved the year two goals of our corporate strategic plan that has a timeline from 2004-2008. We plan to keep you fully advised as to our progress as we move forward. We have set high expectations for our corporation, and we have every reason to believe we will achieve our goals. We feel the corporation is on the right track for success and with your support, I am confident that we will stay on course of remaining a locally owned and locally managed community bank serving southern West Virginia and southwest Virginia.

Sincerely,

/s/ R. W. Wilkinson

R.W.“Buz”Wilkinson

President & CEO

Page 2     First Century Bankshares, Inc.

Management’s

Discussion and Analysis of Financial Condition and Results of Operations

AVERAGE STATEMENTS OF FINANCIAL CONDITION AND NET INTEREST DIFFERENTIAL

	2005			2004			2003
	(Dollars in Thousands)			(Dollars in Thousands)			(Dollars in Thousands)
ASSETS:	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Income/ Expense	Yield/ Rate
Interest-bearing deposits with banks	$943	$26	2.76%	$1,142	$14	1.23%	$1,762	$16	0.91%
Securities available for sale and other equity securities:
U. S. Treasury securities	999	20	2.00%	1,017	19	1.87%	1,733	80	4.62%
U. S. Government agency securities	76,581	2,685	3.51%	63,743	2,141	3.36%	59,041	2,024	3.43%
Other securities	6,961	377	5.42%	9,657	515	5.33%	10,204	570	5.59%
Total securities available for sale	84,541	3,082	3.65%	74,417	2,675	3.59%	70,978	2,674	3.77%
Securities held to maturity:
State and municipal securities	13,071	509	3.89%	12,983	523	4.03%	10,028	454	4.53%
Other securities	75	5	6.67%	86	6	6.98%	124	9	7.26%
Total securities held to maturity	13,146	514	3.91%	13,069	529	4.05%	10,152	463	4.56%
Federal funds sold	2,620	81	3.09%	2,722	35	1.29%	4,678	50	1.07%
Loans	253,621	16,715	6.59%	246,814	14,618	5.92%	241,266	14,876	6.17%
Total interest-earning assets	354,871	20,418	5.75%	338,164	17,871	5.28%	328,836	18,079	5.50%
Allowance for loan losses	(2,792)			(3,040)			(3,016)
Cash and due from banks—demand	11,232			10,683			12,501
Bank Premises and equipment—net	12,065			12,397			11,089
Other assets	9,783			9,975			11,540
TOTAL ASSETS	$385,159			$368,179			$360,950
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest-bearing demand deposits	$78,343	$352	0.45%	$78,546	$190	0.24%	$76,398	$246	0.32%
Savings deposits	65,113	521	0.80%	68,575	499	0.73%	69,563	601	0.86%
Time deposits	136,285	3,689	2.71%	125,546	2,724	2.17%	124,104	2,990	2.41%
Total interest-bearing deposits	279,741	4,562	1.63%	272,667	3,413	1.25%	270,065	3,837	1.42%
Short-term debt	18,073	335	1.85%	16,723	87	0.52%	15,550	75	0.48%
Total interest-bearing liabilities	297,814	4,897	1.64%	289,390	3,500	1.21%	285,615	3,912	1.37%
Demand deposits	48,423			41,153			38,682
Other liabilities	2,408			2,411			2,900
TOTAL LIABILITIES	348,645			332,954			327,197
Stockholders’ equity	36,514			35,225			33,753
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$385,159			$368,179			$360,950
Average rate paid to fund earning assets			1.38%			1.04%			1.19%
NET INTEREST DIFFERENTIAL		$15,521	4.37%		$14,371	4.25%		$14,167	4.31%

For purposes of this schedule, interest on nonaccrual loans have been included only to the extent reflected in the income statement. However, the nonaccrual loan balance is included in the average amount outstanding. Income on loans includes loan fees of $257,000 in 2005, $432,000 in 2004, and $619,000 in 2003. Average balances of securities available for sale are reported at amortized cost; excludes pretax unrealized losses of $1,769,000 in 2005 and unrealized gains of $8,000 in 2004, and $772,000 in 2003. Interest income on tax exempt securities is shown based on the actual yield.

VOLUME/RATE ANALYSIS

	Increase (Decrease) in Interest
	2005 vs. 2004			2004 vs. 2003			2003 vs. 2002
	(Dollars in Thousands)			(Dollars in Thousands)			(Dollars in Thousands)
	Due to Change in (1)			Due to Change in (1)			Due to Change in (1)
Interest income on:	Volume	Rate	Total	Volume	Rate	Total	Volume	Rate	Total
Loans	$426	$1,671	$2,097	$335	$(593)	$(258)	$340	$(2,139)	$(1,799)
Securities available for sale and other equity securities	366	41	407	127	(126)	1	(400)	(1,138)	(1,538)
Securities held to maturity	3	(18)	(15)	126	(60)	66	1	(48)	(47)
Federal funds sold	(2)	48	46	(23)	8	(15)	6	(25)	(19)
Interest-bearing deposits with banks	(4)	16	12	(7)	5	(2)	(32)	(20)	(52)
TOTAL INTEREST INCOME	789	1,758	2,547	558	(766)	(208)	(85)	(3,370)	(3,455)
Interest expense on:
Interest-bearing demand deposits	(1)	163	162	6	(62)	(56)	16	(283)	(267)
Savings deposits	(26)	48	22	(8)	(94)	(102)	(54)	(410)	(464)
Time deposits	262	703	965	33	(299)	(266)	(178)	(981)	(1,159)
Short-term borrowings	16	232	248	6	6	12	(13)	(71)	(84)
TOTAL INTEREST EXPENSE	251	1,146	1,397	37	(449)	(412)	(229)	(1,745)	(1,974)
NET INTEREST INCOME	$539	$611	$1,150	$521	$(317)	$204	$144	$(1,625)	$(1,481)

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

Corporate Structure and Acquisitions

First Century Bankshares, Inc. (“Corporation”) is chartered under the laws of West Virginia and operates as a financial holding company headquartered in Bluefield, WV. We began active operations in March 1984, in a business combination with our then sole subsidiary, The First National Bank of Bluefield. Through a series of acquisitions and consolidations, we now operate one subsidiary bank, First Century Bank, N.A., Bluefield, WV (“FCBNA”). FCBNA is engaged in commercial banking activities that provide financial services to individuals and businesses. FCBNA operates 12 branch offices and 17 ATM locations throughout southern West Virginia and southwestern Virginia.

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

Critical Accounting Policies

Our accounting policies are an integral part to understanding the results reported. Accounting policies are described in detail in Note 1 to the Consolidated Financial Statements. Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, and follow general practices within the financial services industry. Our most complex accounting policies require us to make estimates, assumptions and judgments to ascertain the valuation of assets, liabilities, commitments and contingencies reported in our financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial

Page 4     First Century Bankshares, Inc.

statements could reflect different estimates, assumptions, and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported.

Allowance for Loan Losses

The Corporation maintains an allowance for loan losses that we believe to be adequate to absorb probable credit losses inherent in the portfolio. We are continually seeking ways to enhance the methodology and procedures for determining the adequacy of the allowance for loan losses. We use procedures that entail preparation of a loan watch list and assigning each loan a credit risk rating. For those individually significant loans where it is determined that it is not probable that the borrower will make all payments in accordance with the original loan agreement, we perform an impairment analysis. The measurement of impaired loans is based on either the fair value of the underlying collateral, the present value of the future cash flows discounted at the historical effective interest rate stipulated in the loan agreement, or the estimated fair value of the loan.

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

First Century Bankshares, Inc.     Page 5

Balance Sheet Analysis

Loans

AMOUNTS OF LOANS OUTSTANDING

	December 31,
	2005	2004	2003	2002	2001
	(Dollars in Thousands)
Commercial, financial and agricultural	$44,721	$41,497	$47,010	$43,725	$49,056
Real estate–construction	11,654	11,037	6,137	12,268	7,755
Real estate–mortgage	181,551	175,487	173,104	159,233	161,074
Installment loans to individuals	19,806	19,787	20,699	21,234	26,183
TOTAL LOANS OUTSTANDING	$257,732	$247,808	$246,950	$236,460	$244,068

MATURITY SCHEDULE OF LOANS

	Remaining maturity at December 31, 2005
	(Dollars in Thousands)
	1 Year or Less	1 to 5 Years	After 5 Years	Total
Commercial, financial and agricultural	$28,293	$12,765	$3,663	$44,721
Real estate–construction	10,782	872	0	11,654
Real estate–mortgage	28,761	66,615	86,175	181,551
Installment loans to individuals	4,117	12,923	2,766	19,806
TOTAL	$71,953	$93,175	$92,604	$257,732

With Predetermined interest rates	$18,449	$68,893	$52,821	$140,163
With floating interest rates	53,504	24,282	39,783	117,569
TOTAL	$71,953	$93,175	$92,604	$257,732

Our primary goal is to meet the credit needs of the retail and commercial customers in our primary markets of southern West Virginia and southwestern Virginia. Total loans increased approximately $9,924,000, or 4.0%, in 2005, following a 0.4% increase of $858,000 in 2004. Competition in our market is very aggressive for the acquisition of new loans. Loan demand began to show signs of weakness during the second half of 2004, as interest rates began to increase from historically low levels. We continued to adhere to our philosophy of not offering long-term fixed-rate commitments in order to take advantage of the anticipated rising rate environment. At December 31, 2005, the loan portfolio comprised 72.2% of total interest-earning assets as compared to 71.0% of total interest-earning assets at December 31, 2004, and contributed 81.9% of total interest income in 2005, 81.8% in 2004 and 82.3% in 2003.

During 2005, our emphasis continued to be on strong local companies with known local management and excellent financial stability. Most of the commercial loans in the portfolio have variable rates of interest, however, with the rising interest rate environment, our customers are seeking more fixed rate financing. Additionally, we continued to make loans available in an expanding retail marketplace. We also continued to develop relationships with other community banks to seek loan participation opportunities outside of our existing footprint. Consistent with our philosophy on relationship banking, most of our borrowers are also depositors and utilize other banking services. The average yield of the loan portfolio increased to an average rate of 6.59% in 2005 compared to 5.92% in 2004. This reflected the rising interest rate environment during 2005, and our ability to reprice loans at higher interest rates.

Page 6     First Century Bankshares, Inc.

Our commercial loan portfolio is generally diversified and geographically dispersed within the region. At December 31, 2005, we had concentrations of $14,294,000, or 39.8% of stockholders’ equity in loans to lessors of real property, and $12,131,000, or 33.7% of stockholders’ equity in loans to borrowers in the hospitality industry. These concentrations are diversified by geography throughout the Mid-Atlantic region. There are no other concentrations of lines of business or industry that represent greater than 30% of stockholders’ equity. Within each specific industry, our borrowers are diversified as to specialty, service or other unique feature of the overall industry. A substantial portion of our customers’ ability to honor their contractual commitment is largely dependent upon the economic conditions of the respective industry and overall economic conditions of southern West Virginia and southwestern Virginia, which is somewhat less volatile than many areas of the country.

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

We also are continuing to monitor the residential housing market for signs of deterioration. Rising interest rates traditionally have a negative impact on housing prices, as well as, produce an overall slowing of demand for residential mortgages, home equity loans and lines of credit.

Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total amount of commitments does not necessarily represent future cash requirements. We had outstanding commitments to extend credit of approximately $61,016,000 at December 31, 2005, and $46,605,000 at December 31, 2004. This included $10,530,000 of commitments at December 31, 2005 from the implementation of a new overdraft protection product during 2005. This also included unfunded loan commitments and unused lines of credit totaling $45,874,000 at December 31, 2005 and $41,404,000 at December 31, 2004. Additionally, standby letters of credit totaled $4,612,000 at December 31, 2005, and $5,201,000 at December 31, 2004. Financial standby letters of credit are conditional commitments that we issue to guarantee the financial performance of a customer to a third party. Those guarantees are primarily used to support public and private borrowing arrangements.

The following table details the amount and expected maturities of significant commitments as of December 31, 2005. Further discussion of these commitments is included in Note 14 to the Consolidated Financial Statements.

COMMITMENTS

	1 Year or Less	1 to 3 Years	3 to 5 Years	Over 5 Years	Total
Unused lines of credit	(Dollars in Thousands)
Home equity lines	$—	$1,040	$497	$1,994	$3,531
Commercial real estate, construction and land development secured by real estate	18,149	426	1,569	2,019	22,163
Other unused commitments	30,710	—	—	—	30,710
Financial standby letters of credit	3,878	464	270	—	4,612

First Century Bankshares, Inc.     Page 7

NONPERFORMING ASSETS AND LOAN LOSS ANALYSIS

	Years Ended December 31,
	2005	2004	2003	2002	2001
	(Dollars in Thousands)
Average amount of loans outstanding	$253,621	$246,814	$241,266	$236,130	$245,606
Allowance for loan losses:
Balance at beginning of the year	$2,900	$3,075	$3,005	$3,180	$3,180
Loans charged off
Commercial, financial and agricultural	105	121	78	532	780
Real estate–construction	—	234	—	—	—
Real estate–mortgage	424	30	272	1,157	1,199
Installment loans to individuals	232	165	315	477	659
TOTAL LOANS CHARGED OFF	761	550	665	2,166	2,638
Loan recoveries
Commercial, financial and agricultural	15	—	4	86	32
Real estate–mortgage	40	95	14	63	239
Installment loans to individuals	33	56	64	57	33
TOTAL LOAN RECOVERIES	88	151	82	206	304
Net loans charged off	(673)	(399)	(583)	(1,960)	(2,334)
Provision for loan losses	434	224	653	1,785	2,334
BALANCE AT END OF THE YEAR	$2,661	$2,900	$3,075	$3,005	$3,180
Ratio of net loans charged off to average loans outstanding	0.27%	0.16%	0.24%	0.83%	0.95%

Allowance at year end as a percent of loans	1.03%	1.17%	1.25%	1.27%	1.30%
Provision for loan losses as a percent of loans	0.17%	0.09%	0.27%	0.76%	0.95%
Nonperforming assets (at year end)
Nonaccrual	$2,173	$2,493	$2,542	$2,819	$3,045
Past—due ninety days or more and still accruing	517	423	400	612	1,140
Troubled debt restructurings	133	149	120	—	—
Other real estate owned	316	112	383	793	1,279
TOTAL NONPERFORMING ASSETS	$3,139	$3,177	$3,445	$4,224	$5,464
Nonperforming assets/total loans	1.2%	1.3%	1.4%	1.8%	2.2%
Nonperforming assets/total assets	0.8%	0.8%	0.9%	1.2%	1.5%

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	2005		2004		2003		2002		2001
	(Dollars in Thousands)
	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans
Commercial, financial and agricultural	$495	17.35%	$534	16.75%	$652	19.04%	$1,083	18.49%	$1,143	20.10%
Real estate–construction	15	4.52%	37	4.45%	—	2.48%	—	5.19%	—	3.18%
Real estate–mortgage	1,422	70.45%	1,715	70.82%	1,964	70.10%	1,493	67.34%	1,485	65.99%
Installment loans to individuals	484	7.68%	404	7.98%	459	8.38%	429	8.98%	546	10.73%
Unallocated	245	N/A	210	N/A	—	N/A	—	N/A	6	N/A
TOTAL	$2,661	100.00%	$2,900	100.00%	$3,075	100.00%	$3,005	100.00%	$3,180	100.00%

Nonperforming assets, including nonaccrual loans, loans past-due 90 days or more, restructured loans and other real estate owned, decreased $38,000, or 1.2%, from December 31, 2004 to December 31, 2005, following a decrease of $268,000, or 7.8% in 2004. These decreases reflect our ongoing efforts to enhance the quality of the loan portfolio. This also shows improvements we have made in the criteria we use in the determination of granting renewals and extensions. Our policy is to discontinue the accrual of interest on loans that are past due more than 90 days, unless those loans are well collateralized and in process of collection. We may also classify loans that are on a current payment status or past due less

Page 8     First Century Bankshares, Inc.

than 90 days as nonaccrual if the repayment of principal or interest is in doubt. Our holdings of other real estate owned increased $204,000 in 2005, following a decrease of $271,000 in 2004. Other real estate owned consists entirely of residential real estate and is recorded at fair value less estimated selling costs.

We maintain an allowance for loan losses that we believe to be adequate to absorb probable credit losses inherent in the portfolio. We are committed to the early recognition of problem loans, and to an appropriate and adequate level of allowance. The allowance for loan losses was 1.03% of year-end loans at December 31, 2005 and 1.17% at December 31, 2004. The estimation of the adequacy of the allowance for loan losses is the most significant estimate that we determine. Different amounts could result under different conditions or assumptions.

We use an outsourcing arrangement for our loan review function with an independent third-party firm. This process includes a thorough evaluation of our credit administration systems and personnel. The objective is to have an effective loan review system that provides us with information that will produce a more focused and effective approach in managing credit risk inherent in the loan portfolio. As a part of this process, a system of loan grades further supports the adequacy of the loan loss allowance. Loans are categorized into one of nine loan grades with grades 1 through 5 representing various levels of acceptable loans and grades 6 through 9 representing various levels of credit deterioration.

In addition to the review of credit quality through the credit review process, we construct a comprehensive allowance analysis for the loan portfolio at least quarterly. The procedures that we use entail preparation of a loan “watch” list and assigning each loan a classification. For those individually significant loans where it is determined that it is not probable that the borrower will make all payments in accordance with the original loan agreement, we perform an impairment analysis. Specific reserves are recorded on impaired loans of $418,000 and $514,000 at December 31 2005 and 2004, respectively. Other classified loans are categorized and allocated appropriate reserves. Other loans more than 90 days past due that have not been considered in these procedures are assigned a classification of Substandard and are reserved for accordingly. The remaining portfolio is segregated into consumer, commercial, and residential real estate loans, and the historical net charge off percentage of each category is applied to the current amount outstanding in that category. Also, a review of concentrations of credit, classes of loans and pledged collateral is performed to determine the existence of any deterioration. In addition, volume and trends in delinquencies and nonaccrual loans, off-balance sheet credit risks, the loan portfolio composition, loan volume and maturity of the portfolio, national and local economic conditions and the experience, ability and depth of our lending management and staff are considered.

Securities

During 2005, securities, our second largest asset, increased by $4,949,000 or 5.3%, reflecting additional liquidity over the level of loan production for the year. At December 31, 2005, securities comprised 27.8% of total interest-earning assets compared to 27.0% of total interest-earning assets at December 31, 2004. The composition of our securities portfolio reflects our investment strategy of maximizing portfolio yields subject to risk and liquidity considerations. The primary objective of our investment strategy is to maintain an appropriate level of asset liquidity and provide us with a tool to assist in controlling and manag -

First Century Bankshares, Inc.     Page 9

ing our interest rate position while at the same time producing appropriate levels of interest income. Managing the average maturity and optionality of the portfolio is necessary to ensure adequate liquidity and acceptable interest rate risk. In order to maintain liquidity and flexibility, we categorize most investments in the available for sale portfolio. We believe that the potential for increased loan demand as we expand our market footprint requires maintaining adequate liquidity in the securities portfolio.

The remaining securities, primarily state, county and municipal obligations comprise the held to maturity portfolio. Net unrealized gains in the held to maturity portfolio amounted to approximately $74,000 at December 31, 2005, compared to net unrealized gains of $189,000 at December 31, 2004. The held to maturity portfolio increased from $12,957,000 at December 31, 2004, to $13,217,000 at December 31, 2005, primarily due to increases in state and municipal obligations. State and municipal securities contained no individual issues in excess of 10% of stockholders’ equity.

As of December 31, 2005, the investment portfolio contained $5,000,000 of corporate debt obligations in the available for sale portfolio. These obligations have an average remaining life of less than one year and are primarily in the financial services sector. No investment with an individual issuer is in excess of 10% of stockholders’ equity.

Realized losses from the sale of available for sale securities were approximately $60,000 in 2005 and $16,000 in 2004. We took these losses in an effort to restructure small portions of the portfolio to enhance future returns.

At December 31, 2005, we held certain investments having continuous unrealized loss positions for more than 12 months totaling $50,009,000. The majority of these investments were in U.S. Treasury and U.S. government agency obligations, the cash flows of which are guaranteed by the U.S. government or its agencies; therefore, we expect that the securities would not be settled at a price less than their amortized cost. Because the decline in the market value was caused by interest rate increases and not credit quality, and because we have the ability and intent to hold these investments until a recovery of fair value, which may be maturity, we have not recognized any other-than-temporary impairment in connection with these investments.

Page 10     First Century Bankshares, Inc.

Securities

SECURITIES

The following table shows the carrying values of securities at the respective periods, which is market value for available for sale securities and amortized cost for securities held to maturity:

	December 31,
	2005	2004	2003
	(Dollars in Thousands)
Securities available for sale:
U. S. Government securities	$986	$991	$1,004
U. S. Government agency securities	78,802	70,720	54,543
Other securities	5,000	8,302	9,711
TOTAL SECURITIES AVAILABLE FOR SALE	$84,788	$80,013	$65,258
Securities held to maturity:
State, county and municipal securities	$13,142	$12,882	$12,063
Other securities	75	75	100
TOTAL SECURITIES HELD TO MATURITY	$13,217	$12,957	$12,163

MATURITIES OF SECURITIES

The following table shows the contractual maturities of debt securities at December 31, 2005 and the weighted average yields of such securities:

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in Thousands)
Securities available for sale:
U. S. Treasury securities	$986	4.43%	$—	—	$—	—	$986	4.43%
U. S. Government agency securities	8,199	3.01%	67,964	3.72%	4,334	5.00%	80,497	3.72%
Other securities	3,001	6.08%	2,000	4.56%	—	—	5,001	5.47%
TOTAL SECURITIES AVAILABLE FOR SALE	$12,186	3.88%	$69,964	3.74%	$4,334	5.00%	$86,484	3.83%
Securities held to maturity:
State, county and municipal securities	$1,874	3.35%	$7,793	4.09%	$3,475	4.14%	$13,142	4.00%
Other Debt securities	—	—	75	7.20%	—	—	75	7.20%
TOTAL SECURITIES HELD TO MATURITY	$1,874	3.35%	$7,868	4.12%	$3,475	4.14%	$13,217	4.01%

Yields on tax-exempt obligations have been computed based on tax equivalent yield.

Deposits

Deposits, our major source of funds, increased approximately $11,540,000 in 2005, following an increase of $13,532,000 in 2004. These increases occurred in both interest-bearing and noninterest-bearing deposits as we continued a strategy we began in 2004 to regain market share that we had lost over the previous two years to the entrance of new competitors in the marketplace. In 2005, this strategy included the introduction of a no service charge checking account and a new overdraft protection product. The average rate paid on interest-bearing deposits in 2005 was 1.63% and 1.25% in 2004. Strong competition for deposits exists in our primary market among commercial banks, savings banks, thrift institutions, credit unions, mutual funds, brokerage houses, insurance companies, and certain national retailers. Despite this intense competition, we continue to evaluate pricing strategies that will insure the long-term benefit of maintaining market share without sacrificing profitability.

First Century Bankshares, Inc.     Page 11

AVERAGE DEPOSITS

	2005 Average			2004 Average		2003 Average
	Amount	Rate		Amount	Rate	Amount	Rate
	(Dollars in Thousands)
Noninterest–bearing demand deposits	$48,423	N	/A	$41,153	N/A	$38,682	N/A
Interest–bearing demand deposits	78,343	0.45%		78,546	0.24%	76,398	0.32%
Savings deposits	65,113	0.80%		68,575	0.73%	69,563	0.86%
Time deposits	136,285	2.71%		125,546	2.17%	124,104	2.41%
TOTAL AVERAGE DEPOSITS	$328,164	1.39%		$313,820	1.09%	$308,747	1.24%

There are no foreign offices. Average balances are computed on daily balances.

MATURITIES OF TIME CERTIFICATES OF DEPOSIT OF $100,000 OR MORE

December 31, 2005
(Dollars in Thousands)
Under 3 months	$7,769
3 to 6 months	6,054
6 to 12 months	7,567
Over 12 months	19,539
TOTAL CERTIFICATES OF DEPOSIT OF $100,000 OR MORE	$40,929

SHORT-TERM BORROWED FUNDS

	December 31,
	2005	2004	2003
	(Dollars in Thousands)
Federal funds purchased and securities sold under agreements to repurchase	$19,656	$18,947	$19,141
Other borrowed funds	26	26	26
TOTAL BORROWED FUNDS	$19,682	$18,973	$19,167

The approximate average interest rates, average amounts outstanding, and maximum amounts outstanding at any month-end for federal funds purchased and securities sold under agreements to repurchase are as follows:

	2005	2004	2003
Average interest rates at December 31	3.03%	1.07%	0.34%
Maximum amounts outstanding at any month-end	$23,536	$20,024	$19,141
Average daily amount outstanding	$18,047	$16,697	$15,524
Weighted average interest rates	1.85%	0.52%	0.48%

The weighted average interest rates are calculated by dividing the annual interest expense by the related average daily amounts outstanding.

Capital Resources

We increased the total per share dividend for 2005 to $1.00 per share, an increase of 13.6%, from the $0.88 per share paid in 2004. Cash dividends paid to stockholders during 2005 totaled $1,968,000, following $1,752,000 in 2004 and $1,692,000 for 2003. This represents a dividend pay out ratio (dividends divided by net income) of 49% in 2005, 58% in 2004 and 61% in 2003. We are dependent upon dividends paid by FCBNA to fund dividends to the stockholders and to cover other operating costs. Our board of directors considers historical financial performance, future prospects, and anticipated needs for capital in formulating the dividend payment policy. Future dividends are dependent upon our financial results, capital requirements and general economic conditions.

Page 12     First Century Bankshares, Inc.

One of our primary objectives is to maintain a strong capital position. Stockholders’ equity increased $164,000 or 0.5% in 2005. This increase resulted primarily from an increase in retained earnings of $2,036,000; offset by a decrease in accumulated other comprehensive income of $1,125,000. Additionally, during 2005 we acquired 33,027 treasury shares for a total of $756,000 through our stock repurchase program. At December 31, 2005, we had approval to repurchase 17,773 shares of the Corporation’s common stock. We will continue to evaluate capital utilization to provide the most long-term value for our shareholders. The percentage of earnings reinvested in the Corporation (net income less dividends as a percentage of net income) for the years 2005, 2004 and 2003 was 51%, 42% and 39%, respectively. The internal capital formation rate (net income less dividends as a percentage of average stockholders’ equity) indicates the rate at which assets can grow while maintaining the current ratio of stockholders’ equity to assets. The internal capital formation rate was 5.6% in 2005, 3.7% in 2004 and 3.3% in 2003.

REGULATORY CAPITAL

Entity	Tier 1	Combined Capital (Tier 1 and Tier 2)	Leverage
Consolidated	11.57%	12.55%	8.37%
First Century Bank, N.A.	11.14%	12.12%	8.06%

Risk-based capital regulations require all banks and bank holding companies to have a minimum total risk-based capital ratio of 8% with half of the capital composed of core capital. Conceptually, risk-based capital requirements assess the risk of a financial institution’s balance sheet and off-balance sheet commitments in relation to its capital. Under the guidelines, capital strength is measured in two tiers which are used in conjunction with risk adjusted assets in determining the risk-based capital ratios. Our Tier I capital, which consists of stockholders’ equity, adjusted for certain intangible assets, amounted to $31,889,000 at December 31, 2005, or 11.57% of total risk-weighted assets, compared to $30,600,000 at December 31, 2004, or 11.47% of total risk-weighted assets. Tier II capital, or supplementary capital, includes capital components such as qualifying allowance for loan losses, and can equal up to 100% of an institution’s Tier I capital with certain limitations. Our Tier II capital amounted to $2,708,000 at December 31, 2005, or 0.98% of total risk-weighted assets, compared to $2,957,000 at December 31, 2004, or 1.11% of total risk-weighted assets. Our total consolidated risk-based capital was $34,597,000 at December 31, 2005, or 12.55% of total risk-weighted assets, compared to $33,557,000, or 12.58% of total risk-weighted assets as of December 31, 2004. Additionally, risk-based capital guidelines require that we maintain a minimum leverage ratio (Tier I capital divided by average adjusted total consolidated assets) of 4%, which may be increased for institutions with higher levels of risk or that are experiencing or anticipating significant growth. We have not been advised by any regulatory agency of any additional specific minimum leverage ratio applicable to us. As of December 31, 2005 and 2004, the Corporation’s leverage ratio was 8.37% and 8.26% respectively; therefore, we exceeded all current minimum capital requirements.

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

We continue to monitor asset/liability gap positions, while incorporating more sophisticated risk measurement tools, including simulation modeling which calculates expected net interest income based on projected interest-earning assets, interest-bearing liabilities and interest rates. Using simulation modeling allows us to evaluate earnings and capital at risk due to significant changes in interest rates. We monitor exposure to the effect of an instantaneous change in rates of 200 basis points up or down over the same period. As of December 31, 2005, simulation indicated the impact of a 200 basis point increase in rates would result in a 2.7% increase in net interest income, while a 200 basis point decline in rates would result in a 6.4% decrease in net interest income from an unchanged rate environment. These changes fall within our policy limit of 10% for the maximum negative impact to net interest income from a change in interest rates.

Page 14     First Century Bankshares, Inc.

ANALYSIS OF INTEREST RATE SENSITIVITY

An analysis of interest rate sensitivity as of December 31, 2005, is shown below.

	Months						Years		Totals
	Less Than 3		3 – 12		1 – 5		Over 5
	(Dollars in Thousands)
Investment securities	$2,243		$12,679		$75,304		$8,875		$99,101
Federal funds sold and interest-bearing balances with banks	6		—		—		—		6
Loans	110,211		45,055		82,578		19,888		257,732
Interest-earning assets	112,460		57,734		157,882		28,763		356,839
Time deposits	25,412		58,579		60,740		—		144,731
Other interest-bearing deposits	56,133		28,066		53,216		—		137,415
Other interest-bearing liabilities	15,306		4,350		—		26		19,682
Interest-bearing liabilities	96,851		90,995		113,956		26		301,828
Interest sensitivity gap	$15,609		$(33,261)		$43,926		$28,737		$55,011
Cumulative interest sensitivity gap	$15,609		$(17,652)		$26,274		$55,011
Ratio of interest-earning assets to interest-bearing liabilities	1.16	x	0.63	x	1.39	x	1106.27	x
Ratio of cumulative interest sensitivity gap to total earning assets	4.37%		(4.95)%		7.36%		15.42%

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

Liquidity can best be demonstrated by an analysis of cash flows. Our primary source of cash flows is from operating activities. Operating activities provided $5,931,000 of liquidity for the year ended December 31, 2005, compared to $5,336,000 and $5,467,000 in 2004 and 2003, respectively. The principal elements of these operating flows are net income, increased for significant non-cash expenses for the provision for loan losses and depreciation and amortization.

In 2005, cash flows from financing activities increased $9,534,000, primarily due to increased time deposits of $15,311,000. These funds were used primarily to fund increased loan demand of $10,821,000, and net additions to investment securities of $6,792,000.

A secondary source of liquidity comes from investing activities, principally the maturities of investment securities. The rising interest rate environment during 2005 resulted in maturities and calls of investment securities decreasing to $12,238,000, compared to $33,191,000 in 2004 and $68,867,000 in 2003. As of December 31, 2005, we had approximately $61,903,000 of investment securities that mature within 36 months.

We also have access to additional sources of liquidity through the Federal Reserve System, through our membership in the Federal Home Loan Bank system and through The Bankers Bank, Atlanta, GA. As of December 31, 2005, FCBNA had a maximum borrowing capacity exceeding $100,000,000 through the Federal Home Loan Bank of Pittsburgh. These funds

First Century Bankshares, Inc.     Page 15

can be made available with various maturities and interest rate structures. As a member, we are required to own stock in the Federal Home Loan Bank of Pittsburgh. The amount of stock we own is based on the amount of outstanding borrowings at any given point in time. Borrowings are also collateralized by a blanket lien by the Federal Home Loan Bank on its member’s qualifying assets. At December 31, 2005, FCBNA owned $713,400 of stock for which we had $5,800,000 outstanding from our overnight repo account. We had no other outstanding advances from the Federal Home Loan Bank of Pittsburgh as of December 31, 2005.

At December 31, 2005, we also had outstanding $700,000 in federal funds purchased from The Bankers Bank from our $6,000,000 federal funds line.

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

Income Statement Analysis

Earnings Overview

Net income for the three years ended December 31, 2005, 2004 and 2003, was $4,004,000, $3,055,000, and $2,792,000, respectively. On a per share basis, diluted net income was $2.02 in 2005 compared to $1.53 in 2004, and $1.40 in 2003. Return on average equity was 10.97% in 2005 compared to 8.67% in 2004, and 8.27% in 2003. Return on average assets for the year ended December 31, 2005 was 1.04% compared to 0.83% in 2004 and 0.77% in 2003. A summary of the significant factors influencing our results of operations and related ratios is included in the following discussion.

Earnings Per Share

The Earnings Per Share Table summarizes the principal sources of changes in earnings per share for 2005. For further details on the computation of earnings per share, refer to Note 9 of the Notes to Consolidated Financial Statements, presented elsewhere in this report.

EARNINGS PER SHARE

Net income per share — 2004	$1.53
Increase (decrease) due to change in:
Net interest income	0.58
Provision for loan losses	(0.11)
Other operating income	0.31
Personnel expense	0.08
Other expense	(0.36)
Net income per share — 2005	$2.03

Page 16     First Century Bankshares, Inc.

Net Interest Income

The major portion of our earnings is derived from net interest income, which is the interest income on interest-earning assets less the interest expense on interest-bearing liabilities. During 2005 net interest income increased $1,150,000 or 8.0%. This followed a 1.4% increase in 2004, and a 9.5% decrease in 2003. Net interest income resulted in a net interest margin of 4.37% for 2005, compared with 4.25% for 2004, and 4.31% for 2003.

For the year ended December 31, 2005, interest income increased $2,547,000, or approximately 14.3%, compared to a decrease of $208,000, or 1.2% for 2004, and a decrease of $3,455,000, or 16.0% for 2003. Interest on loans, which increased $2,097,000 or 14.3%, contributed to the increase in 2005. Interest on securities increased $392,000, or 12.2% for 2005. Interest income reflects a yield on average earnings assets of 5.75% for 2005, compared with 5.28% for 2004 and 5.50% for 2003.

The increase in interest income was accompanied by an increase in interest expense of $1,397,000 or 39.9% for 2005. This followed a decrease in interest expense of $412,000, or 10.5% for 2004, and a decrease of $1,974,000, or 33.5% for 2003. Interest expense reflects a cost on average interest-bearing liabilities of 1.64% for 2005, compared with 1.21% for 2004 and 1.37% for 2003.

Net interest income is affected by many factors, but most significantly by the prevailing interest rates during the period, the spread between the various sources and uses of funds, and by changes in the volume of various assets and liabilities. The performance for 2005 illustrates the asset sensitive structure of our balance sheet as repricing opportunities occurred in our loan portfolio during 2005. It also reflects the income provided by having additional assets in investment securities. The increase in interest expense reflects the effects of rising interest rates for certificates of deposit and other savings deposits as well as our pricing strategy for regaining market share.

Provision for Loan Losses

We experienced a $210,000 increase in the provision for loan losses during 2005. The provision for loan losses was $434,000 for 2005, compared to $224,000 for 2004 and $653,000 for 2003. The provision for loan losses as a percentage of average loans was 0.17% for 2005, compared with 0.09% for 2004, and 0.27% for 2003. The increased provision in 2005, was primarily the result of increased charge-offs of approximately $211,000, mostly in certain residential and commercial mortgage loans. Additionally, reductions in recoveries of $63,000, primarily in the commercial mortgage sector, further affected the provision. The ratio of net charge offs to average loans outstanding was 0.27% for 2005, compared with 0.16% for 2004, and 0.24% for 2003. In evaluating the loan portfolio at December 31, 2005, with the improved level of nonaccrual and past-due loans, we anticipate that loan losses will remain stable in 2006.

First Century Bankshares, Inc.     Page 17

Noninterest Income and Expense

Noninterest income net of securities gains and losses increased $647,000 or 17.3% in 2005, following a $164,000 or 4.2% decrease in 2004, and a $337,000 or 17.9% decrease in 2003. The largest component of noninterest income is service charges on deposit accounts. These fees increased approximately $429,000 or 35.7% in 2005, following decreases of $69,000 or 5.4% in 2004, and $59,000 or 4.4% in 2003. During 2005, we implemented a new overdraft protection product with resulted in additional income of $486,000 compared with 2004. The second largest component of noninterest income is fees from fiduciary activities. Fees from fiduciary activities increased approximately $13,000 in 2005, following a decrease of $78,000 in 2004 and an increase of $81,000 in 2003. The fluctuations in fiduciary fees are attributed to the timing of the receipt of fees from estate settlements.

Noninterest expense, excluding the provision for loan losses, increased 0.4% in 2005, following a 0.1% decrease in 2004 and a 2.9% decrease in 2003. Personnel expense is the largest component of noninterest expense. Personnel expense decreased 2.2% in 2005, following decreases of 5.2% in 2004, and 7.0% in 2003. In 2004 and 2003, significant lump-sum distributions from our pension plan triggered accelerated recognition of previously deferred actuarial losses under the accounting provisions set forth in SFAS No. 88. Management made modifications to the pension plan in 2003, resulting in the reduction of future benefits, in order to reduce the volatility of the impact of pension expense to the results of operations. The plan had previously been amended to eliminate lump-sum distributions for employees hired after 1995. For a complete discussion of our employee benefit programs, refer to Note 11 of the Notes to Consolidated Financial Statements, presented elsewhere in this report. We were successful in 2005 in maintaining our staffing levels. With the opening of a new office in Beckley, WV, we expect personnel expenses along with other noninterest expenses to be higher in 2006. We remain committed to improving operational efficiency throughout the organization while keeping compensation levels adequate to attract and retain competent staff. The reductions in personnel expense for 2005 generally offset increases in the various other components of noninterest expense.

Income Taxes

Applicable income taxes for 2005 increased $540,000 or 33.7%. This followed a $142,000 or 9.7% increase for 2004, and a $408,000 or 21.8% decrease for 2003. Income taxes computed at the statutory rate are reduced primarily by interest earned on state and municipal obligations. For a complete discussion of the Corporation’s tax position, refer to Note 12 of the Notes to Consolidated Financial Statements, presented elsewhere in this report.

Page 18     First Century Bankshares, Inc.

RETURN ON EQUITY AND ASSETS

	December 31,
	2005	2004	2003
Percentage of net income to:
Average stockholders’ equity	10.97%	8.67%	8.27%
Average total assets	1.04%	0.83%	0.77%
Percentage of dividends declared per common share to net income per common share	49.26%	57.52%	60.71%
Percentage of average stockholders’ equity to average total assets	9.48%	9.57%	9.35%

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

Accounting, Legislative and Regulatory Matters

In December 2004, the FASB issued SFAS 123(R), Share-Based Payment. SFAS 123(R) is a revision of SFAS 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS 95 Statement of Cash Flows. SFAS 123(R) eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25 and requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements using a fair value-based method. The provisions of SFAS 123(R) were initially effective as of the beginning of the first interim period beginning after June 15, 2005. However, on April 15, 2005, the Securities and Exchange Commission issued release number 33-8568 which delayed the effective date of SFAS 123(R) an additional six months, requiring that companies adopt the provisions of SFAS 123(R) for annual periods beginning after June 15, 2005. We do not believe the adoption of the provisions of SFAS 123(R) will differ materially from the pro-forma disclosures included elsewhere in Note 1 in the Notes to Consolidated Financial Statements.

In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections, a Replacement of APB Opinion 20 and FASB Statement No. 3. SFAS 154 amends the existing guidance and applies to the accounting for and reporting of a change in accounting principle. Additionally, SFAS 154 applies to changes required by accounting pronouncements when the pronouncement does not include explicit transition provisions. SFAS 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005. Management does not believe the adoption of this standard will have a material impact on the financial condition or the results of operation of the Company.

First Century Bankshares, Inc.     Page 19

Per Share Data by Quarter

The common stock of the Corporation is quoted on the NASD OTC Bulletin Board under the trading symbol FCBS. The per share data by quarter table shows the approximate high and low bid as reported by the transfer agent and market makers for 2005 and 2004. Also presented below are the dividends paid for those respective years. The number of stockholders of record on December 31, 2005, was 508 and outstanding shares totaled 1,958,273.

PER SHARE DATA BY QUARTER

			Market Quotations
	Dividends		2005		2004
Quarter	2005	2004	High	Low	High	Low
First Quarter	$0.23	$0.21	$26.50	$22.25	$22.00	$20.75
Second Quarter	0.23	0.21	24.50	21.75	21.98	20.15
Third Quarter	0.24	0.21	25.25	22.00	22.75	21.00
Fourth Quarter	0.30	0.25	24.50	22.30	25.50	21.35

Page 20     First Century Bankshares, Inc.

Trust Asset Responsibility

Assets managed by our Trust Division are presented in the graph below at market value. These assets are not included in the financial statements contained elsewhere in this report.

Trust account administration and investment management are linked through the talents of a skilled professional and support staff. Their education and experience through decades of service results in specialization in personal and retirement relationships, foundations, charitable and endowment purposes.

First Century Bankshares, Inc.     Page 21

CONDENSED STATEMENTS OF FINANCIAL CONDITION

Statistical Summary, 2005 — 2001

	December 31,
	2005	%	2004	%	2003	%	2002	%	2001	%
	(Dollars in Thousands, Except Per Share Data)
Loans	$257,732	66	$247,808	66	$246,950	68	$236,460	65	$244,068	66
Securities	99,101	25	94,152	25	78,444	22	88,949	25	87,519	24
Federal funds sold	—	—	4,000	1	4,000	1	—	—	2,000	1
Interest–bearing deposits with banks	6	—	3,042	1	1,002	—	1,871	1	862	—
INTEREST-EARNING ASSETS	356,839	91	349,002	93	330,396	91	327,280	91	334,449	91
Cash and due from banks	14,293	4	9,974	3	14,576	4	14,947	4	15,427	4
Premises and equipment	11,816	3	12,268	3	11,697	3	10,500	3	10,651	3
Other assets	10,502	3	9,735	2	10,133	3	11,542	3	11,856	3
Allowance for loan losses	(2,661)	(1)	(2,900)	(1)	(3,075)	(1)	(3,005)	(1)	(3,180)	(1)
TOTAL ASSETS	$390,789	100	$378,079	100	$363,727	100	$361,264	100	$369,203	100
Savings deposits	$137,415	35	$146,744	39	$144,294	40	$143,931	40	$145,130	39
Time deposits	144,731	37	129,420	34	122,262	34	124,814	34	135,252	37
Other interest–bearing liabilities	19,682	5	18,973	5	19,167	5	16,745	5	17,020	5
INTEREST-BEARING LIABILITIES	301,828	77	295,137	78	285,723	79	285,490	79	297,402	81
Demand deposits	50,645	13	45,087	12	41,163	11	39,202	11	36,991	10
Other liabilities	2,363	1	2,066	1	1,847	—	2,754	1	1,843	—
TOTAL LIABILITIES	354,836	91	342,290	91	328,733	90	327,446	91	336,236	91
STOCKHOLDERS’ EQUITY	35,953	9	35,789	9	34,994	10	33,818	9	32,967	9
TOTAL LIABILITIES & EQUITY	$390,789	100	$378,079	100	$363,727	100	$361,264	100	$369,203	100
TOTAL DEPOSITS	$332,791		$321,251		$307,719		$307,947		$317,373
BOOK VALUE PER SHARE	$18.36		$17.98		$17.58		$16.99		$16.48

SUMMARY OF OPERATIONS

Statistical Summary, 2005 — 2001

	Years Ended December 31,
	2005	2004	2003	2002	2001
	(Dollars in Thousands, Except Per Share Data)
Interest income	$20,418	$17,871	$18,079	$21,534	$25,607
Interest expense	4,897	3,500	3,912	5,886	10,386
NET INTEREST MARGIN	15,521	14,371	14,167	15,648	15,221
Provision for loan losses	434	224	653	1,785	2,334
Net credit margin	15,087	14,147	13,514	13,863	12,887
Noninterest income	4,337	3,734	3,981	4,251	3,766
Noninterest expense	13,276	13,222	13,241	12,869	13,474
INCOME BEFORE INCOME TAXES	6,148	4,659	4,254	5,245	3,179
Provision for income taxes	2,144	1,604	1,462	1,870	1,034
NET INCOME	$4,004	$3,055	$2,792	$3,375	$2,145
EARNINGS PER COMMON SHARE:
Basic	$2.03	$1.53	$1.40	$1.69	$1.07
Diluted	$2.02	$1.53	$1.40	$1.69	$1.07
Dividends per common share	$1.00	$0.88	$0.85	$0.85	$0.85
Payout ratio	49%	58%	61%	50%	79%

Page 22     First Century Bankshares, Inc.

Consolidated

Statements of Financial Condition

	December 31,
	2005	2004
ASSETS	(Dollars in Thousands, Except Per Share Data)
Cash and due from banks	$14,293	$9,974
Interest-bearing balances with banks	6	3,042
Federal funds sold	—	4,000
Securities available for sale	84,788	80,013
Securities held to maturity (estimated fair value of $13,143 in 2005 and $13,146 in 2004)	13,217	12,957
Federal Home Loan Bank and Federal Reserve Bank Stock	1,096	1,182
Loans	257,732	247,808
Less allowance for loan losses	2,661	2,900
Net loans	255,071	244,908
Premises and equipment, net	11,816	12,268
Other assets	10,502	9,735
TOTAL ASSETS	$390,789	$378,079

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$50,645	$45,087
Interest-bearing	282,146	276,164
Total deposits	332,791	321,251
Short-term borrowings	19,682	18,973
Other liabilities	2,363	2,066
TOTAL LIABILITIES	354,836	342,290
Commitments and contingencies (see Notes 14 and 15)
STOCKHOLDERS’ EQUITY
Common stock - $1.25 par value; 10,000,000 shares authorized and 2,000,000 shares issued at December 31, 2005 and 2004; 1,958,273 shares outstanding at December 31, 2005, and 1,990,800 shares outstanding at December 31, 2004.	2,500	2,500
Paid-in capital	785	785
Retained earnings	34,686	32,650
Accumulated other comprehensive income, net of tax	(1,119)	6
Treasury stock, at cost; 41,727 shares at December 31, 2005 and
9,200 shares at December 31, 2004	(899)	(152)
TOTAL STOCKHOLDERS’ EQUITY	35,953	35,789
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$390,789	$378,079

The accompanying notes are an integral part of the consolidated financial statements.

First Century Bankshares, Inc.     Page 23

Consolidated

Statements of Income

	Years Ended December 31,
	2005	2004	2003
INTEREST INCOME	(Dollars in Thousands, Except Per Share Data)
Interest and fees on loans	$16,715	$14,618	$14,876
Interest on balances with banks	26	14	16
Interest and dividends from securities available for sale:
Taxable	3,082	2,675	2,674
Interest and dividends from securities held to maturity:
Taxable	64	73	47
Tax-exempt	450	456	416
Interest on federal funds sold	81	35	50
TOTAL INTEREST INCOME	20,418	17,871	18,079
INTEREST EXPENSE
Interest on time certificates of $100,000 or more	1,091	813	875
Interest on other deposits	3,471	2,600	2,962
Interest on federal funds purchased and securities sold under agreements to repurchase	296	76	73
Interest on demand notes to U. S. Treasury and other indebtedness	39	11	2
TOTAL INTEREST EXPENSE	4,897	3,500	3,912
Net interest income	15,521	14,371	14,167
Provision for loan losses	434	224	653
Net interest income after provision for loan losses	15,087	14,147	13,514
NONINTEREST INCOME
Income from fiduciary activities	1,423	1,410	1,488
Service charges on deposit accounts	1,631	1,202	1,271
Other noninterest income	1,343	1,138	1,155
Securities gains (losses)	(60)	(16)	67
TOTAL NONINTEREST INCOME	4,337	3,734	3,981
NONINTEREST EXPENSE
Salaries, wages, and other employee benefits	6,906	7,062	7,449
Premises and equipment	2,174	2,122	1,964
Data processing	779	735	708
Advertising and public relations	245	221	202
Postage	234	232	246
Telephone	186	280	235
Supplies and printing	298	293	290
Other taxes	283	262	252
Other noninterest expense	2,171	2,015	1,895
TOTAL NONINTEREST EXPENSE	13,276	13,222	13,241
Income before income taxes	6,148	4,659	4,254
Provision for income taxes	2,144	1,604	1,462
NET INCOME	$4,004	$3,055	$2,792

NET INCOME PER COMMON SHARE:
Basic	$2.03	$1.53	$1.40
Diluted	$2.02	$1.53	$1.40

AVERAGE SHARES OUTSTANDING:
Basic	1,972,233	1,990,991	1,991,000
Diluted	1,983,015	1,998,397	1,995,642

The accompanying notes are an integral part of the consolidated financial statements.

Page 24     First Century Bankshares, Inc.

Consolidated

Statements of Changes in Stockholders’ Equity

	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income(loss)	Treasury Stock	Total
	(Dollars in Thousands, Except Per Share Data)
Balance at December 31, 2002	$2,500	$785	$30,247	$433	$(147)	$33,818
Comprehensive income:
Net income	—	—	2,792	—	—	2,792
Change in net unrealized gain(loss) on securities available for sale, net of reclassification adjustment and tax effect	—	—	—	(480)	—	(480)
Minimum pension liability, net of tax effect	—	—	—	556	—	556
Total comprehensive income	—	—	2,792	76	—	2,868
Cash dividends declared—$0.85 per share	—	—	(1,692)	—	—	(1,692)
Balance at December 31, 2003	2,500	785	31,347	509	(147)	34,994

Comprehensive income:
Net income	—	—	3,055	—	—	3,055
Change in net unrealized gain(loss) on securities available for sale, net of reclassification adjustment and tax effect	—	—	—	(503)	—	(503)
Total comprehensive income	—	—	3,055	(503)	—	2,552
Purchase 200 treasury shares at $24.25 per share	—	—	—	—	(5)	(5)
Cash dividends declared—$0.88 per share	—	—	(1,752)	—	—	(1,752)
Balance at December 31, 2004	2,500	785	32,650	6	(152)	35,789

Comprehensive income:
Net income	—	—	4,004	—	—	4,004
Change in net unrealized gain(loss) on securities available for sale, net of reclassification adjustment and tax effect	—	—	—	(1,125)	—	(1,125)
Total comprehensive income	—	—	4,004	(1,125)	—	2,879
Purchase 33,027 treasury shares at $22.89 per share	—	—	—	—	(756)	(756)
Option exercises 500 shares	—	—	—	—	9	9
Cash dividends declared—$1.00 per share	—	—	(1,968)	—	—	(1,968)
Balance at December 31, 2005	$2,500	$785	$34,686	$(1,119)	$(899)	$35,953

The accompanying notes are an integral part of the consolidated financial statements.

First Century Bankshares, Inc.     Page 25

Consolidated

Statements of Cash Flows

	Years Ended December 31,
	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES	(Dollars in Thousands)
Net income before adjustments to reconcile net income to net cash provided by operating activities:	$4,004	$3,055	$2,792
Provision for loan losses	434	224	653
Depreciation and amortization	952	873	800
Deferred income tax expense	264	254	257
Securities (gains) losses	60	16	(67)
(Gain) loss on disposal of fixed assets	69	86	—
(Increase) decrease in interest receivable	(216)	(165)	310
Net investment amortization	79	285	427
Net (increase) decrease in other assets	(234)	483	561
Net increase (decrease) in interest payable and other liabilities	519	225	(266)
NET CASH PROVIDED BY OPERATING ACTIVITIES	5,931	5,336	5,467

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of securities held to maturity	(1,585)	(3,168)	(3,734)
Purchases of securities available for sale	(22,475)	(48,618)	(56,505)
Redemptions (purchases) of Federal Home Loan Bank stock	86	(159)	(271)
Proceeds from maturities and calls of securities held to maturity	1,290	2,330	1,104
Proceeds from maturities and calls of securities available for sale	10,948	30,861	67,763
Proceeds from sales of securities available for sale	4,944	1,982	1,072
Net (increase) decrease in loans	(10,821)	(1,177)	(10,607)
Acquisition of premises and equipment	(569)	(1,674)	(2,031)
Proceeds from disposal of premises and equipment	—	144	—
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	(18,182)	(19,479)	(3,209)

CASH FLOWS FROM FINANCING ACTIVITIES
Net (decrease) increase in demand and savings deposits	(3,771)	6,374	2,324
Net increase (decrease) in time deposits	15,311	7,158	(2,552)
Net increase (decrease) in short-term borrowings	709	(194)	2,422
Cash received from stock option exercise	9	—	—
Purchase of treasury stock	(756)	(5)	—
Cash dividends paid	(1,968)	(1,752)	(1,692)
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	9,534	11,581	502
Net increase (decrease) in cash and cash equivalents	(2,717)	(2,562)	2,760
Cash and cash equivalents at beginning of year	17,016	19,578	16,818
Cash and cash equivalents at end of year	$14,299	$17,016	$19,578

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$4,825	$3,483	$3,981
Income taxes	$1,940	$1,560	$1,118

The accompanying notes are an integral part of the consolidated financial statements.

Page 26     First Century Bankshares, Inc.

Notes to

Consolidated Financial Statements

1. Summary of Significant Accounting and Reporting Policies

First Century Bankshares, Inc. (the “Corporation” or the “Company”), and its wholly owned subsidiaries, First Century Bank, N.A. and First Century Financial Services, LLC, operate twelve branches in southern West Virginia and southwestern Virginia. The Corporation’s primary source of revenue is derived from loans to customers who are predominately small to medium size businesses and middle income individuals. The accounting and reporting policies of the Corporation conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Certain reclassifications have been made to the prior years’ financial statements to place them on a comparable basis with the current year’s financial statements. The following is a summary of the more significant accounting and reporting policies:

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

Cash and Cash Equivalents — For purposes of reporting cash flows, cash equivalents include cash on hand and amounts due from banks (including cash items in process of collection); interest–bearing balances with banks and federal funds sold. To comply with Federal Reserve regulations, the subsidiary bank is required to maintain reserve balances with the Federal Reserve Bank of Richmond. The amount of those reserve balances at December 31, 2005 and 2004, was approximately $632,000 and $663,000, respectively.

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

Consolidated Financial Statements

1. Summary of Significant Accounting and Reporting Policies (continued)

losses that are inherent in the portfolio at the balance sheet date. The adequacy of the allowance for loan losses is periodically evaluated by the Corporation in order to maintain the allowance at a level that is sufficient to absorb probable credit losses. Management’s evaluation of the adequacy of the allowance is based on a review of the Corporation’s historical loss experience, known and inherent risks in the loan portfolio, including adverse circumstances that may affect the ability of the borrower to repay interest and/or principal, the estimated value of collateral, and an analysis of the levels and trends of delinquencies, charge-offs, and the risk ratings of the various loan categories. Such factors as the level and trend of interest rates and the condition of the national and local economies and industry concentrations are also considered.

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

The methodology used to determine an estimate for the reserve for unfunded lending commitments is inherently similar to the methodology used in calculating the allowance for loan losses adjusted for factors specific to binding commitments, including the probability of funding and exposure at the time of funding. The reserve for unfunded lending commitments is included in other liabilities with increases or decreases included in noninterest expense. At December 31, 2005 and 2004, the reserve for unfunded lending commitments was $47,000 and $57,000, respectively. Estimates may change at some point in the future.

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

Page 28     First Century Bankshares, Inc.

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

Loan Servicing — During 2005, the Corporation serviced the home mortgage loans of approximately 1,100 borrowers. Loans are serviced for the Federal National Mortgage Association (Fannie Mae). As of December 31, 2005, the Corporation serviced approximately 1,100 loans with an aggregate principal amount of approximately $90,086,000. The average annual servicing fee on its servicing portfolio was 0.244% of the principal amount of each loan it services. The Corporation’s servicing business collects mortgage payments, administers tax and insurance escrows, and seeks to mitigate losses on defaulted loans and responds to borrower inquiries. During 2005, the loan servicing function generated approximately $225,000 in fees for the Bank.

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

Premises and Equipment — Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed by the straight–line method based upon the estimated useful lives of the assets. Buildings and improvements have estimated useful lives of 20 to 40 years. Equipment and fixtures have estimated useful lives of 3 to 10 years. The cost of major improvements is capitalized. The expenditures for maintenance and repairs are charged to expense as incurred. Gains or losses on assets sold are included in other noninterest income or expense.

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

First Century Bankshares, Inc.     Page 29

1. Summary of Significant Accounting and Reporting Policies (continued)

Goodwill And Other Intangibles — Goodwill and indefinite-lived intangible assets are not amortized, but are reviewed at least annually for impairment. If impaired, goodwill or indefinite-lived intangible assets are written down to fair value, calculated using the discounted cash flow method. The unimpaired balance of goodwill and indefinite-lived intangibles totaled approximately $5,183,000 at December 31, 2005 and 2004.

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

Stock Based Compensation — The Corporation maintains two stock-based compensation plans that provide for grants of stock options to selected employees and directors. These plans have been presented to and approved by the Corporation’s shareholders. The Corporation accounts for the stock option plans under the provisions of SFAS No. 123, “Accounting for Stock Based Compensation.” As permitted by SFAS No. 123, the Corporation has chosen to apply APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for options granted under the plans. Had compensation cost for the Corporation’s plans been determined based on the fair value at the grant dates for awards under the plans consistent with the method of SFAS No. 123, the Corporation’s net

Page 30     First Century Bankshares, Inc.

1. Summary of Significant Accounting and Reporting Policies (continued)

income and net income per share for the years ended December 31, 2005, 2004 and 2003, would have been decreased to the pro forma amounts indicated below.

	Years Ended December 31,
(Dollars in Thousands, Except Per Share Data)	2005	2004	2003
Net Income, as reported	$4,004	$3,055	$2,792
Less pro forma expense related to options granted, net of tax	(19)	(19)	(36)
Pro forma net income	$3,985	$3,036	$2,756
Pro forma net income per share:
Basic–as reported	$2.03	$1.53	$1.40
Basic–pro forma	$2.02	$1.52	$1.38

Diluted–as reported	$2.02	$1.53	$1.40
Diluted–pro forma	$2.01	$1.52	$1.38

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for the 2002 grants, the last grants made from either plan: 5% dividend growth rate; expected volatility of 26.41%; risk-free interest rate of 3.84%; and expected life of seven years.

New Accounting Pronouncements — In December 2004, the FASB issued SFAS 123(R), Share-Based Payment. SFAS 123(R) is a revision of SFAS 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS 95 Statement of Cash Flows. SFAS 123(R) eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25 and requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements using a fair value-based method. The provisions of SFAS 123(R) were initially effective as of the beginning of the first interim period beginning after June 15, 2005. However, on April 15, 2005, the Securities and Exchange Commission issued release number 33-8568 which delayed the effective date of SFAS 123(R) an additional six months, requiring that companies adopt the provisions of SFAS 123(R) for annual periods beginning after June 15, 2005. We do not believe the adoption of the provisions of SFAS 123(R) will differ materially from the pro-forma disclosures included elsewhere in Note 1 in the Notes to Consolidated Financial Statements.

In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections, a Replacement of APB Opinion 20 and FASB Statement No. 3. SFAS 154 amends the existing guidance and applies to the accounting for and reporting of a change in accounting principle. Additionally, SFAS 154 applies to changes required by accounting pronouncements when the pronouncement does not include explicit transition provisions. SFAS 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005. Management does not believe the adoption of this standard will have a material impact on the financial condition or the results of operation of the Company.

First Century Bankshares, Inc.     Page 31

2. Securities

Securities available for sale at December 31, 2005 and 2004 are summarized as follows:

	2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
U.S. Government obligations	$986	$—	$—	$986
U.S. Government agency obligations	70,679	—	1,451	69,228
Mortgage-backed securities	9,818	4	248	9,574
Other debt securities	5,001	6	7	5,000
TOTAL SECURITIES AVAILABLE FOR SALE	$86,484	$10	$1,706	$84,788

	2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
U.S. Government obligations	$1,003	$—	$12	$991
U.S. Government agency obligations	63,536	144	256	63,424
Mortgage-backed securities	7,352	18	74	7,296
Other debt securities	8,114	188	—	8,302
TOTAL SECURITIES AVAILABLE FOR SALE	$80,005	$350	$342	$80,013

Securities held to maturity at December 31, 2005 and 2004 are summarized as follows:

	2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
State and municipal obligations	$13,142	$92	$166	$13,068
Other debt securities	75	—	—	75
TOTAL SECURITIES HELD TO MATURITY	$13,217	$92	$166	$13,143

	2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
State and municipal obligations	$12,882	$283	$94	$13,071
Other debt securities	75	—	—	75
TOTAL SECURITIES HELD TO MATURITY	$12,957	$283	$94	$13,146

Securities with an aggregate fair value of $33,896,000 at December 31, 2005 and $37,320,000 at December 31, 2004, were pledged to secure public and trust deposits and for other purposes required or permitted by law, including approximately $13,156,000 at December 31, 2005 and $16,007,000 at December 31, 2004 pledged to secure repurchase agreements.

Gross gains of $10,000 and gross losses of $70,000 were recognized on sales of available for sale securities for the year ended December 31, 2005. Gross losses of $16,000 were recognized on sales of available for sale securities for the year ended December 31, 2004. Gross gains of $67,000 were recognized on sales of available for sale securities for the year ended December 31, 2003.

Page 32     First Century Bankshares, Inc.

2. Securities (continued)

The amortized cost and estimated fair value for securities available for sale and securities held to maturity by contractual maturities at December 31, 2005 are shown in the following tables. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

	Amortized Cost	Fair Value	Net Unrealized Losses
	(Dollars in Thousands)
Due in one year or less	$12,186	$12,049	$137
Due after one year through five years	69,964	68,435	1,529
Due after five years through ten years	4,334	4,304	30
TOTAL SECURITIES AVAILABLE FOR SALE	$86,484	$84,788	$1,696

	Amortized Cost	Fair Value	Net Unrealized Losses
	(Dollars in Thousands)
Due in one year or less	$1,874	$1,872	$2
Due after one year through five years	7,868	7,819	49
Due after five years through ten years	3,475	3,452	23
TOTAL SECURITIES HELD TO MATURITY	$13,217	$13,143	$74

The following table shows the gross unrealized losses and fair value of the Corporation’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category at December 31, 2005:

	Less Than Twelve Months		Over Twelve Months
	(Dollars in Thousands)

Description of Security	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value

Securities available for sale:
U.S. Treasury obligations and direct obligations of U.S. government agencies	$376	$25,826	$1,075	$44,388
Federal agency mortgage-backed securities	49	4,995	199	$1,443
Other debt securities	7	2,993	—	—
Total securities available for sale	$432	$33,814	$1,274	$45,831
Securities held to maturity:
Municipal bonds	$37	$3,280	$129	$4,178
Total securities held to maturity	$37	$3,280	$129	$4,178

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

Federal Agency Mortgage-Backed Securities. The unrealized losses on the Corporation’s investment in agency mortgage-backed securities issued by FNMA and FHLMC were caused by interest rate increases. The Corporation purchased these investments, most at a premium relative to their face amount, and the contractual cash flows of these investments are

First Century Bankshares, Inc.     Page 33

2. Securities (continued)

guaranteed by the issuer organization. Accordingly, it is expected that the securities would not be settled at a price materially less than the amortized cost of the Corporation’s investment.

Municipal Bonds. The unrealized losses on the Corporation’s municipal bonds were caused by interest rate increases. The contractual cash flows of these investments are guaranteed by the issuer organization. Accordingly, it is expected that the securities would not be settled at a price materially less than the amortized cost of the Corporation’s investment.

Other Debt Securities: The unrealized losses on the Corporation’s other debt securities were caused by increases in market interest rates. The contractual cash flows of these investments are guaranteed by the issuer corporation, all of which are in the financial services sector. It is expected that the securities would not be settled at a price materially less than the amortized cost of the Corporation’s investment.

For all of these securities, because the decline in market value is attributable to changes in interest rates and not credit quality and because the Corporation has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Corporation does not consider these investments to be other-than-temporarily impaired at December 31, 2005.

3. Loans

Loans at December 31, 2005 and 2004 consisted of the following:

	December 31,
	2005	2004
	(Dollars in Thousands)
Commercial, financial and agricultural	$44,721	$41,497
Real estate–construction	11,654	11,037
Real estate–mortgage (residential and commercial)	181,551	175,487
Installment loans to individuals	19,806	19,787
Total loans	257,732	247,808
Less: allowance for loan losses	2,661	2,900
NET LOANS	$255,071	$244,908

The Corporation’s subsidiary has had and can be expected to have in the future various banking transactions with directors, executive officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties). The total amount of these loans was $14,453,000 and $14,556,000 at December 31, 2005 and 2004, respectively. During 2005, $14,275,000 in loan advances were made and repayments were $14,378,000.

Page 34     First Century Bankshares, Inc.

4. Allowance for Loan Losses

An analysis of changes in the allowance for loan losses for 2005, 2004 and 2003 is as follows:

	Years Ended December 31,
	2005	2004	2003
	(Dollars in Thousands)
Balance at beginning of year	$2,900	$3,075	$3,005
Provision for loan losses	434	224	653
Recoveries on loans previously charged off	88	151	82
Loans charged off	(761)	(550)	(665)
BALANCE AT END OF YEAR	$2,661	$2,900	$3,075

The following is a summary of loans considered impaired:

	December 31,
	2005	2004
	(Dollars in Thousands)
Gross impaired loans	$2,173	$2,493
Valuation allowance for impaired loans	418	514
Recorded investment in impaired loans	$1,755	$1,979

The average recorded investment in impaired loans for the years ended December 31, 2005, 2004 and 2003 was $1,903,000, $2,122,000 and $2,438,000, respectively. There was no interest income recognized on impaired loans (during the portion of the year they were impaired) for the years ended December 31, 2005, 2004 and 2003. At December 31, 2005, 2004 and 2003, the Corporation had nonaccrual loans of $2,173,000, $2,493,000 and $2,542,000, respectively. Interest income of $26,000, $19,000 and $241,000 was recognized on these loans in 2005, 2004 and 2003, respectively. Had these loans performed in accordance with their original terms, additional interest income of $164,000, $175,000 and $203,000 would have been recorded in 2005, 2004 and 2003, respectively.

At December 31, 2005, 2004 and 2003, the Corporation had loans past-due 90 days or more and still in accrual status of $517,000, $423,000 and $400,000, respectively. Additionally, at December 31, 2005, 2004 and 2003, the Corporation had other real estate owned of $316,000, $112,000 and $383,000, respectively.

5. Premises and Equipment

Premises and equipment at December 31, 2005 and 2004 consisted of the following:

	December 31,
	2005	2004
	(Dollars in Thousands)
Land	$1,898	$1,898
Buildings and improvements	12,096	12,056
Equipment and fixtures	6,232	6,547
Total	20,226	20,501
Less accumulated depreciation	8,410	8,233
NET PREMISES AND EQUIPMENT	$11,816	$12,268

Depreciation charged to operating expense amounted to $952,000 in 2005, $873,000 in 2004, and $800,000 in 2003.

First Century Bankshares, Inc.     Page 35

5. Premises and Equipment (continued)

Certain premises and equipment are utilized under long-term operating leases. The aggregate minimum annual rental commitments under those leases total approximately $70,000 in 2006, $37,000 in 2007, $35,000 in 2008, $30,000 in 2009, and $19,000 in 2010. Total net rent expense included in the accompanying consolidated financial statements was $44,000 in 2005, $36,000 in 2004 and $38,000 in 2003.

6. Deposits

Deposits at December 31, 2005 and 2004 were as follows:

	December 31,
	2005	2004
	(Dollars in Thousands)
Individuals, partnerships and corporations:
Demand deposits	$46,613	$42,724
Time and savings deposits	273,334	266,626
U.S. Government	100	41
States and political subdivisions	10,954	10,487
Certified and official checks	1,790	1,373
TOTAL DEPOSITS	$332,791	$321,251

The scheduled maturities of time deposits at December 31, 2005 were as follows:

(Dollars in Thousands)
2006	$83,324
2007	32,395
2008	19,986
2009	6,103
2010	2,884
Thereafter	39
TOTAL TIME DEPOSITS	$144,731

Time deposits included certificates of deposit issued in amounts of $100,000 or more totaling approximately $40,929,000 and $33,336,000 at December 31, 2005 and 2004, respectively.

7. Short-term Borrowings

Short-term borrowings consist of securities sold under agreements to repurchase. Federal funds purchased and securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Information concerning federal funds purchased and securities sold under agreements to repurchase at December 31, 2005 and 2004 is summarized as follows:

	2005	2004
	(Dollars in Thousands)
Average balance during the year	$18,047	$16,697
Average interest rate during the year	1.85%	0.52%
Maximum month-end balance during the year	$23,536	$20,024

Page 36     First Century Bankshares, Inc.

8. Other Comprehensive Income

Other comprehensive income is defined as comprehensive income exclusive of net income. Other comprehensive income (loss) consists of the following:

	Years Ended December 31,
	2005	2004	2003
Unrealized gains (losses) on available for sale securities arising during the year	$(1,764)	$(779)	$(659)
Reclassification adjustment for (gains) losses included in net income	60	16	(67)
Minimum pension liability adjustment	—	—	890
Other comprehensive income (loss) before tax	(1,704)	(763)	164
Income tax (expense) benefit related to other comprehensive income	579	260	(88)
Other comprehensive income (loss), net of tax	$(1,125)	$(503)	$76

9. Earnings Per Share

The following table reconciles the numerator and denominator of the basic and diluted computations for net income per common share for the years ended December 31, 2005, 2004 and 2003:

	2005
	Income (Numerator)	Weighted Average Shares (Denominator)	Per-Share Amount
Basic EPS:
Income available to common shareholders	$4,004,000	1,972,233	$2.03
Diluted EPS:
Effect of dilutive securities—Stock options	—	10,782
Income available to common shareholders and assumed conversions	$4,004,000	1,983,015	$2.02

	2004
	Income (Numerator)	Weighted Average Shares (Denominator)	Per-Share Amount
Basic EPS:
Income available to common shareholders	$3,055,000	1,990,991	$1.53
Diluted EPS:
Effect of dilutive securities—Stock options	—	7,406
Income available to common shareholders and assumed conversions	$3,055,000	1,998,397	$1.53

	2003
	Income (Numerator)	Weighted Average Shares (Denominator)	Per-Share Amount
Basic EPS:
Income available to common shareholders	$2,792,000	1,991,000	$1.40
Diluted EPS:
Effect of dilutive securities—Stock options	—	4,642
Income available to common shareholders and assumed conversions	$2,792,000	1,995,642	$1.40

First Century Bankshares, Inc.     Page 37

10. Stockholders’ Equity

The authorized capital stock of the Corporation consists of 10,000,000 shares of $1.25 par value common stock. At December 31, 2005 and 2004, 2,000,000 shares were issued. At December 31, 2005, 1,958,273 shares were outstanding compared to 1,990,800 shares at December 31, 2004.

STOCK OPTION PLANS

The Corporation’s 1998 Officer Stock Option Plan (the “Officer Plan”) provides for the issuance of 170,000 options to purchase shares of the Corporation’s common stock to officers of the Corporation. The options can have an original term of up to ten years with an exercise price equal to the market price of the common stock on the date of grant, as defined by the Officer Plan. The options vest 20% per year after their date of grant. At December 31, 2005, the weighted average remaining contractual life of the outstanding options was 37 months. At December 31, 2005, options for 89,675 shares of common stock were reserved for future issuance for the Officer Plan.

The Corporation’s 1998 Director Stock Option Plan (the “Director Plan”) provides for the issuance of 30,000 options to purchase shares of the Corporation’s common stock to directors of the Corporation and its subsidiaries. The options can have an original term of up to ten years with an exercise price equal to the market price of the common stock on the date of grant, as defined by the Director Plan. The options are fully vested upon their date of grant. At December 31, 2005, the weighted average remaining contractual life of the outstanding options was 35 months. At December 31, 2005, options for 12,000 shares of common stock were reserved for future issuance for the Director Plan.

A summary of the Corporation’s stock option activity, and related information for the years ended December 31, is as follows:

	2005		2004		2003
	Option Shares	Weighted- Average Exercise Price	Option Shares	Weighted- Average Exercise Price	Option Shares	Weighted- Average Exercise Price
Officer stock options:
Outstanding, beginning of year	80,325	$19.26	88,220	$19.33	88,220	$19.33
Granted	—	—	—	—	—	—
Exercised	—	—	—	—	—	—
Forfeited	—	—	7,895	20.11	—	—
Outstanding, end of year	80,325	$19.26	80,325	$19.26	88,220	$19.33
Exercisable at end of year	66,125	$19.53	59,025	$19.71	59,420	$19.98
Weighted-average fair value of options granted during the year	$—		$—		$—

Director stock options:
Outstanding, beginning of year	18,500	$19.46	19,000	$19.42	20,000	$19.46
Granted	—	—	—	—	—	—
Exercised	500	18.00	—	—	—	—
Forfeited	—	—	500	18.00	1,000	20.25
Outstanding, end of year	18,000	$19.50	18,500	$19.46	19,000	$19.42
Exercisable at end of year	18,000	$19.50	18,500	$19.46	19,000	$19.42
Weighted-average fair value of options granted during the year	$—		$—		$—

Page 38     First Century Bankshares, Inc.

10. Stockholders’ Equity (continued)

SHARE REPURCHASE ACTIVITY

During the years ended December 31, 2005 and 2004, the Corporation repurchased 33,027 shares and 200 shares, respectively following no repurchases in 2003. At December 31, 2005, management was authorized to repurchase 17,773 shares.

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

The following table outlines the changes in the Corporation’s postemployment benefit plan obligations, assets and funded status for the years ended December 31, 2005 and 2004, and the assumptions and components of net periodic benefit costs for the three years in the period ended December 31, 2005.

	Pension Benefits		Other Postretirement Benefits
	2005	2004	2005	2004
	(Dollars in Thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$5,885	$5,940	$1,093	$866
Service cost	228	225	17	17
Interest cost	332	337	61	63
Actuarial (gain) loss	(127)	691	(59)	202
Benefits paid	(167)	(1,484)	(74)	(55)
Adjustment in cost of settlement	—	176	—	—
Benefit obligation at end of year	6,151	5,885	1,038	1,093

Change in plan asset
Fair value of plan assets at beginning of year	5,804	6,614	—	—
Actual return on plan assets	226	374	—	—
Employer contribution	300	300	74	55
Benefits paid	(167)	(1,484)	(74)	(55)
Fair value of plan assets at end of year	6,163	5,804	—	—
Funded status	12	(81)	(1,038)	(1,093)
Unrecognized net actuarial (gain) loss	2,125	2,118	(422)	(387)
Unrecognized prior service cost	(1,075)	(1,164)	—	—
Unrecognized transition obligation	—	(36)	387	443
Prepaid (accrued) benefit cost	$1,062	$837	$(1,073)	$(1,037)

First Century Bankshares, Inc.     Page 39

11. Post Employment Benefits (continued)

	Pension Benefits			Other Postretirement Benefits
Weighted-average assumptions as of 12/31	2005	2004	2003	2005	2004	2003
Discount rate	5.75%	5.75%	6.50%	5.75%	5.75%	6.50%
Expected return on plan assets	8.00%	8.00%	8.00%	N/A	N/A	N/A
Rate of compensation increase	3.00%	3.00%	3.00%	N/A	N/A	N/A

Components of net periodic benefit cost
Service cost	$228	$225	$220	$17	$17	$13
Interest cost	332	337	448	61	63	53
Expected return on plan assets	(455)	(460)	(574)	—	—	—
Amortization of prior service cost	(90)	(90)	(89)	—	—	—
Amortization of transition obligation	(37)	(44)	(59)	55	55	55
Recognized net actuarial (gain) loss	96	68	122	(24)	(32)	(47)
Net periodic (benefit) cost	74	36	68	109	103	74
Settlement (gain) loss	—	433	743	—	—	—
Net periodic (benefit) cost, net of adjustments	$74	$505	$811	$109	$103	$74

The asset allocation for the defined benefit pension plan for the years ended December 31, 2004 and 2003, by asset category, is as follows:

ASSET CATEGORY

	Percentage of Plan Assets
	2005	2004
Equity securities	67%	72%
Debt securities	10	7
Real estate	6	10
Other	17	11
Total	100%	100%

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

During 2004 and 2003, significant lump-sum distributions by the Corporation’s employee pension plan triggered accelerated recognition of previously deferred actuarial losses under the accounting provisions set forth in SFAS No. 88 “Employer’s Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”. The Corporation recognized additional settlement charges pursuant to the requirements of

Page 40     First Century Bankshares, Inc.

11. Post Employment Benefits (continued)

SFAS No. 88 of $424,000 for the year ended December 31, 2004, and $743,000 for the year ended December 31, 2003. The Corporation contributed $300,000 to the pension plan in 2005 and 2004, and $800,000 in 2003.

In December 2003, President Bush signed into law a bill that expands Medicare benefits, primarily adding a prescription drug benefit for Medicare-eligible retirees beginning in 2006. The law also provides a federal subsidy to companies that sponsor postretirement benefit plans that provide prescription drug coverage. FASB Staff Position 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” permits deferring the recognition of the new Medicare provisions’ impact due to lack of specific authoritative guidance on accounting for the federal subsidy. The Corporation has elected to defer accounting for the effects of this new legislation until the specific authoritative guidance is issued. Because the Corporation caps the amount paid for its postretirement benefit plan at $1,200 per year per employee, the adoption of this standard is not expected to have a material impact on results of operations, financial position, or liquidity. The Corporation expects to contribute $74,000 to the postretirement benefit plan in 2006.

The Corporation maintains a qualified 401(k) retirement savings plan. All full time employees are eligible to participate on a voluntary basis, after completing their first year of service. All employees may elect to make pretax contributions up to a maximum of fifteen percent (15%) of their salary, which are matched fifty percent (50%) by the Corporation. Total amounts charged to operating expense for payments pursuant to this plan were approximately $131,000 in 2005, $128,000 in 2004 and $136,000 in 2003.

12. Income Taxes

The provision for income taxes consisted of the following:

	Years Ended December 31,
Tax provision attributed to income from operations:	2005	2004	2003
Current:	(Dollars in Thousands)
Federal	$1,581	$1,111	$975
State	299	239	230
Deferred expense (benefit)	264	254	257
PROVISION FOR INCOME TAX	$2,144	$1,604	$1,462

First Century Bankshares, Inc.     Page 41

12. Income Taxes (continued)

The components of deferred tax assets and liabilities at December 31, 2005 and 2004 were as follows:

	2005	2004
	(Dollars in Thousands)
Allowance for loan losses	$525	$605
Retirement plans	4	81
Unrealized losses on securities available for sale	577	—
Marketable equity securities and capital loss carryforwards	—	11
Other	70	14
Gross deferred tax assets	1,176	711
Valuation allowance	—	(11)
Deferred tax assets	1,176	700
Depreciation	(367)	(440)
Goodwill	(635)	(476)
Unrealized gains on securities available for sale	—	(3)
Other	(80)	—
Gross deferred tax liabilities	(1,082)	(919)
NET DEFERRED TAX ASSET (LIABILITY)	$94	$(219)

A valuation allowance was established for the capital loss carryforwards because their recognition is limited to future capital gains generated by the Corporation. No tax benefit has been recognized in the financial statements for the capital loss carryforwards. Total capital loss carryforwards expired in 2005.

The principal differences between the effective tax rate and the federal statutory rate were as follows:

	Years Ended December 31,
	2005		2004		2003
	(Dollars in Thousands)
	Amount	%	Amount	%	Amount	%
Provision at statutory rate	$2,090	34	$1,584	34	$1,446	34
Tax-exempt interest income from certain investment securities and loans	(176)	(3)	(180)	(4)	(162)	(4)
State income tax expense, net of federal benefit	222	4	177	3	152	3
Other, net	8	—	23	1	26	1
PROVISION FOR INCOME TAXES	$2,144	35	$1,604	34	$1,462	34

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

Page 42     First Century Bankshares, Inc.

14. Financial Instruments, Concentrations of Credit and Fair Values (continued)

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

The components of the Corporation’s off-balance sheet financial commitments at December 31, 2005 and 2004 are as follows:

	December 31,
	2005	2004
Unused lines of credit	(Dollars in Thousands)
Home equity lines	$3,531	$3,289
Commercial real estate, construction and land development secured by real estate	22,163	23,291
Other unused commitments	30,710	14,824
Total unused lines of credit	56,404	$41,404
Financial standby letters of credit	$4,612	$5,201

At December 31, 2005 and 2004, the carrying amount and fair value of financial standby letters of credit was $6,000 and $8,000, respectively. Also, at December 31, 2005 and 2004, the Corporation had residential mortgage loan commitments outstanding of $819,000 and $634,000, respectively.

The Corporation’s subsidiary grants various types of credit including, but not limited to, agriculture, commercial, consumer, and residential loans to customers primarily located throughout southern West Virginia and southwestern Virginia. Each customer’s creditwor-thiness is examined on a case by case basis. The amount of collateral obtained, if any, is determined by management’s credit evaluation of the customer. Collateral held varies, but may include property, accounts receivable, inventory, plant and equipment, securities, or other income producing property. The loan portfolio is generally well diversified and geographically dispersed within the region. Within each specific industry, borrowers are well diversified as to specialty, service, or other unique feature of the overall industry.

A substantial portion of the customers’ ability to honor their contractual commitment is largely dependent upon the economic conditions of the respective industry and overall economic conditions of the region. At December 31, 2005, the Corporation had concentrations of $14,294,000, or 39.8% of stockholders’ equity in loans to lessors of real property, and $12,131,000, or 33.7% of stockholders’ equity in loans to borrowers in the hospitality industry. These concentrations are diversified by geography throughout the Mid-Atlantic region.

SFAS No. 107,“Disclosures about Fair Value of Financial Instruments,” requires the disclosure of the estimated fair value of on and off-balance sheet financial instruments. For the

First Century Bankshares, Inc.     Page 43

14. Financial Instruments, Concentrations of Credit and Fair Values (continued)

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

The estimated fair value and the recorded book balances at December 31, 2005 and 2004 were as follows:

	2005		2004
	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount
	(Dollars in Thousands)		(Dollars in Thousands)
Assets:
Cash and due from banks	$14,299	$14,299	$13,016	$13,016
Securities available for sale	84,788	84,788	80,013	80,013
Securities held to maturity	13,143	13,217	13,146	12,957
Federal Home Loan Bank and Federal Reserve Bank stock	1,096	1,096	1,182	1,182
Federal funds sold	—	—	4,000	4,000
Net loans	257,337	255,071	248,679	244,908

Liabilities:
Noninterest-bearing deposits	50,645	50,645	45,087	45,087
Deposits with no stated maturities	137,415	137,415	146,744	146,744
Deposits with stated maturities	143,273	144,731	128,881	129,420
Short-term borrowings	19,682	19,682	18,973	18,973

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

Under applicable Federal laws, the Comptroller of the Currency, the primary regulator of First Century Bank, N.A., restricts the total dividend payments of a national bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits of the two preceding years. At December 31, 2005, retained net profits for the years 2005 and 2004, which were free of such regulatory restrictions, aggregated approximately $2,390,000.

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and its subsidiary to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk–weighted assets (as defined), and Tier I capital to average assets (as defined). Management believes, as of December 31, 2005, that the Corporation and its subsidiary meet all capital adequacy requirements to which they are subject.

As of December 31, 2005, First Century Bank, N.A. has received notification from the Office of the Comptroller of the Currency that it is well–capitalized under the regulatory framework for prompt corrective action. To be adequately capitalized, minimum total risk–based, Tier I risk–based, and Tier I leverage ratios as set forth in the following table must be maintained. There are no conditions or events since the recent notification that management believes have changed the institution’s category.

	Actual		For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
As of December 31, 2005:
Total Capital (to Risk Weighted Assets):
Consolidated	$34,597	12.55%	≥	$22,057	≥	8.00%
First Century Bank, N.A.	$33,373	12.12%	≥	$22,028	≥	8.00%	≥	$27,535	≥	10.00%
Tier I Capital (to Risk Weighted Assets):
Consolidated	$31,889	11.57%	≥	$11,028	≥	4.00%
First Century Bank, N.A.	$30,665	11.14%	≥	$11,014	≥	4.00%	≥	$16,521		≥6.00%
Tier I Capital (to Average Assets):
Consolidated	$31,889	8.37%	≥	$15,234	≥	4.00%
First Century Bank, N.A.	$30,665	8.06%	≥	$15,218	≥	4.00%	≥	$19,022		≥5.00%

First Century Bankshares, Inc.     Page 45

15. Regulatory Matters (continued)

	Actual		For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
As of December 31, 2004:
Total Capital (to Risk Weighted Assets):
Consolidated	$33,557	12.58%	≥	$21,348	≥	8.00%
First Century Bank, N.A.	$32,329	12.13%	≥	$21,316	≥	8.00%	≥	$26,644	≥	10.00%
Tier I Capital (to Risk Weighted Assets):
Consolidated	$30,600	11.47%	≥	$10,674	≥	4.00%
First Century Bank, N.A.	$29,372	11.02%	≥	$10,658	≥	4.00%	≥	$15,987	≥	6.00%
Tier I Capital (to Average Assets):
Consolidated	$30,600	8.26%	≥	$14,821	≥	4.00%
First Century Bank, N.A.	$29,372	7.94%	≥	$14,804	≥	4.00%	≥	$18,506	≥	5.00%

16. Parent Company Financial Data

Condensed financial information of First Century Bankshares, Inc. (parent company only) is presented below:

STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2005	2004
Assets:	(Dollars in Thousands)
Cash	$289	$346
Investment in subsidiaries at equity	35,198	35,006
Other assets	586	610
TOTAL ASSETS	$36,073	$35,962
Liabilities:
Other liabilities	$120	$173
TOTAL LIABILITIES	120	173
Stockholders’ Equity:
Common stock–$1.25 par value; 10,000,000 shares authorized and 2,000,000 shares issued at December 31, 2005 and 2004;
1,958,273 shares outstanding at December 31, 2005, and
1,990,800 shares outstanding at December 31, 2004;	2,500	2,500
Paid-in capital	785	785
Retained earnings	33,567	32,656
Treasury stock, at cost; 41,727 shares at December 31, 2005, and 9,200 shares at December 31, 2004	(899)	(152)
TOTAL STOCKHOLDERS’ EQUITY	35,953	35,789
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$36,073	$35,962

Page 46     First Century Bankshares, Inc.

16. Parent Company Financial Data (continued)

STATEMENTS OF INCOME
	Years Ended December 31,
	2005	2004	2003
	(Dollars in Thousands)
Income:
Dividends from subsidiary bank	$2,790	$2,025	$1,900
TOTAL INCOME	2,790	2,025	1,900
Expenses:
Other	166	118	82
TOTAL EXPENSES	166	118	82
Applicable income taxes (benefits)	(63)	(42)	(29)
Income before equity in undistributed net income of subsidiaries	2,687	1,949	1,847
Equity in undistributed net income of subsidiaries	1,317	1,106	945
NET INCOME	$4,004	$3,055	$2,792

STATEMENT OF CASH FLOWS

	Years Ended December 31,
	2005	2004	2003
Cash flows from operating activities	(Dollars in Thousands)
Net income	$4,004	$3,055	$2,792
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary	(1,317)	(1,106)	(945)
Other adjustments, net	(29)	(42)	(54)
NET CASH PROVIDED BY OPERATING ACTIVITIES	2,658	1,907	1,793
Cash flows from investing activities
Investment in subsidiary	—	—	—
NET CASH USED BY INVESTING ACTIVITIES	—	—	—
Cash flows from financing activities
Purchase of treasury stock	(756)	(5)	—
Cash received from stock option exercise	9	—	—
Cash dividends paid	(1,968)	(1,752)	(1,692)
NET CASH USED BY FINANCING ACTIVITIES	(2,715)	(1,757)	(1,692)
Net increase (decrease) in cash	(57)	150	101
Cash at January 1,	346	196	95
Cash at December 31,	$289	$346	$196

First Century Bankshares, Inc.     Page 47

17. Quarterly Financial Data (Unaudited)

The summary financial data by quarter for the years ended December 31, 2005, 2004 and 2003 was as follows:

	Quarter Ended
	Mar. 31	June 30	Sept. 30	Dec. 31
	(Dollars in Thousands, Except Per Share Data)
2005
Interest income	$4,771	$5,067	$5,173	$5,407
Net interest income	3,777	3,950	3,844	3,950
Provision for possible loan losses	68	38	180	148
Securities gains (losses)	10	—	—	(70)
Income before taxes	1,381	1,610	1,568	1,589
Net income	885	1,063	1,020	1,036
NET INCOME PER SHARE	$0.44	$0.54	$0.52	$0.53

2004
Interest income	$4,327	$4,410	$4,466	$4,668
Net interest income	3,504	3,570	3,581	3,716
Provision for possible loan losses	(26)	39	53	158
Securities gains (losses)	(16)	—	—	—
Income before taxes	1,064	1,059	1,086	1,450
Net income	701	700	715	939
NET INCOME PER SHARE	$0.35	$0.35	$0.36	$0.47

2003
Interest income	$4,653	$4,563	$4,483	$4,380
Net interest income	3,531	3,512	3,570	3,554
Provision for possible loan losses	177	238	156	82
Securities gains (losses)	—	67	—	—
Income before taxes	1,293	584	1,270	1,107
Net income	839	393	824	736
NET INCOME PER SHARE	$0.42	$0.20	$0.41	$0.37

Page 48     First Century Bankshares, Inc.

Report of

Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

First Century Bankshares, Inc.

Bluefield, WV

We have audited the accompanying consolidated statement of financial condition of First Century Bankshares, Inc. and Subsidiaries as of December 31, 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The accompanying consolidated statement of financial condition of First Century Bankshares, Inc. and Subsidiaries as of December 31, 2004, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2004 and 2003 were audited by other auditors whose report dated March 10, 2005, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Century Bankshares, Inc. and Subsidiaries as of December 31, 2005, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Brown, Edwards & Company, L.L.P.

CERTIFIED PUBLIC ACCOUNTANTS

Bluefield, West Virginia

March 3, 2006

First Century Bankshares, Inc.     Page 49

Report of

Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

First Century Bankshares, Inc.

In our opinion, the accompanying consolidated statement of financial condition and the related consolidated statements of income, of changes in stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of First Century Bankshares, Inc. and its subsidiaries (the “Corporation”) at December 31, 2004, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Greensboro, North Carolina

March 10, 2005

Page 50     First Century Bankshares, Inc

Boards of

Directors

FIRST CENTURY BANKSHARES, INC.

W. Paul Cole, Jr.

President, Cole

Chevrolet-Cadillac

Eustace Frederick

Member, West Virginia
House of Delegates

B. L. Jackson, Jr.

Chairman of the Board

First Century Bankshares, Inc.

Robert M. Jones, Jr., M.D.

Physician; Vice Chairman, First

Century Bankshares, Inc.

Marshall S. Miller President, Marshall Miller & Associates Charles A. Peters Formerly, President, Peters Equipment, Inc.

John H. Shott

Attorney

Scott H. Shott

Shott Foundation

Walter L. Sowers

President,

Pemco Corporation

William Chandler Swope

President,

Swope Construction

Services, Inc.

J. Brookins Taylor, M.D.

Physician

Frank W. Wilkinson

President &

Chief Operating Officer,

First Century Bank, NA,
Secretary, First Century Bankshares, Inc.,

R. W. Wilkinson

President & Chief
Executive Officer, First Century Bankshares, Inc.,

Chairman & Chief Executive Officer, First Century
Bank, NA

FIRST CENTURY BANK, N.A.

J. J. Booker, III, M.D.

Physician

C. Scott Briers

President,

Briers, Inc.

W. Paul Cole, Jr.

President, Cole

Chevrolet-Cadillac

Eustace Frederick

Member, West Virginia
House of Delegates

B. L. Jackson, Jr.

Chairman of the Board

First Century Bankshares, Inc.

Robert M. Jones, Jr., MD

Physician; Vice Chairman,

First Century Bankshares, Inc.

Marshall S. Miller

President, Marshall Miller

& Associates

Charles A. Peters

Formerly, President,

Peters Equipment, Inc.

Secretary, First Century

Bankshares, Inc.

John H. Shott Attorney Walter L. Sowers President, Pemco Corporation William Chandler Swope President, Swope Construction Services, Inc. J. Brookins Taylor, M.D. Physician

Frank W. Wilkinson

President &

Chief Operating Officer,

First Century Bank, NA,
Secretary, First Century Bankshares, Inc.,

R. W. Wilkinson

President & Chief
Executive Officer, First Century Bankshares, Inc.,

Chairman & Chief Executive Officer, First Century
Bank, NA

FIRST CENTURY BANK, N.A.

WYOMING COUNTY OPERATIONS ADVISORY BOARD

Michelle Brown, DDS Oceana Dental Center Tom Evans, Jr. Private Investor	Debra L. Brunty Vice President-Loans Wyoming County Operations, First Century Bank, N.A.	Frank W. Wilkinson President & Chief Operating Officer, First Century Bank, NA, Secretary, First Century Bankshares, Inc.,	Dennis Worrell Partner, Worrell Exxon & Owner, D & T Car Wash

First Century Bankshares, Inc.     Page 51

Boards of

Directors

FIRST CENTURY BANK, N.A.

WYTHE COUNTY OPERATIONS ADVISORY BOARD

J. J. Booker, III, M.D. Physician Robert T. Dupuis President, P & T Products, Inc.	Samuel V. Jones, CPA Hodges, Jones & Mabry, PC Stephen A. Lester Wordsprint	W. Edward Smith Vice President, Wythe County Operations First Century Bank, N.A. Frank W. Wilkinson President & Chief Operating Officer, First Century Bank, NA, Secretary, First Century Bankshares, Inc.,	R. W. Wilkinson President & Chief Executive Officer, First Century Bankshares, Inc., Chairman & Chief Executive Officer, First Century Bank, NA

FIRST CENTURY BANK, N.A.

SUMMERS COUNTY OPERATIONS ADVISORY BOARD

C. Scott Briers President, Briers, Inc. James S. Kerr Owner Kerr Realty	David L. Parmer Attorney at Law	Bob F. Richmond Vice President, Summers County Operations First Century Bank N.A. Frank W. Wilkinson President & Chief Operating Officer, First Century Bank, NA, Secretary, First Century Bankshares, Inc.,	R. W. Wilkinson President & Chief Executive Officer, First Century Bankshares, Inc., Chairman & Chief Executive Officer, First Century Bank, NA

Page 52     First Century Bankshares, Inc.

Officers

FIRST CENTURY BANKSHARES, INC.

B. L. Jackson, Jr.	Robert M. Jones, Jr., MD	W. E. Albert	J. Ronald Hypes
Chairman of the Board	Vice Chairman of the Board	Assistant Secretary	Treasurer

R. W. Wilkinson	Frank W. Wilkinson
President and Chief Executive Officer	Secretary

FIRST CENTURY BANK, N.A.

ADMINISTRATION

R. W. Wilkinson

Chairman and Chief Executive

Officer

Frank W. Wilkinson

President

& Chief Operating Officer

J. Ronald Hypes

Senior Vice President &

Chief Financial Officer

John D. Lay

Vice President & Controller

Wayne L. Blevins

Assistant Controller & Trust

Officer

Barbara Moore-Ray

Community Development

Officer

Cynthia L. Higgins

Vice President

Internal Audit & Compliance

Lisa A. Huff

Director of Human Resources

Jason Farmer

IT Manager

Deborah L. Bowman

Marketing Director

Matthew W. Barnett

CRM Administrator

BRANCH

ADMINISTRATION

Bob F. Richmond

Vice President,

Summers County Operations

W. Edward Smith

Vice President,

Wythe County Operations

Karen R. Kidd

Branch Manager/

Assistant Cashier,

College Avenue Office

Jean F. Stanley

Assistant Cashier,

Princeton Office

Brenda G. Davidson

Branch Manager &

Loan Officer,

Bluefield, Virginia Office

Sandra K. Taylor

Branch Manager,

Pineville Office

Rebecca Lynn Daniels

Branch Manager,

Oceana Office

Stephanie Bailey

Assistant Branch Manager,

Oceana Office

Zerna A. Felts

Branch Manager &

Security Officer,

Fort Chiswell Office

Linda C. Hamer

Customer Service Manager

Kathy L. Peters

Teller Manager

Michelle L. Thompson

Assistant Vice President,

Princeton Office

Linda C. Rider

IRA Coordinator

Ronnie M. Hamlin

Facilities Manager &

Assistant Security Officer

Cathy M. Laxton

Bank Security Officer

Nancy M. Cales

Assistant Cashier

Rita Goodman

Customer Service Officer

Brenda Richmond

Assistant Cashier

LOANS

Jeffrey L. Forlines

Senior Vice President,

Chief Credit Officer

Garnett L. Little

Vice President, Loans

L. Mori Williams

Vice President &

City Executive,

Princeton Office

Randall D. Price

Vice President, Credit

Administration Officer

Michael R. Mays

Vice President & City Executive Beckley Office

Hal L. Absher

Director of Secondary

Mortgage Lending

Debra L. Brunty

Vice President-Loans,

Wyoming County Operations

Randy N. Bowles

Assistant Vice President,

Summers County Office

Bill J. Keaton

Assistant Vice President,

Summers County Office

Barry W. Whitt

Assistant Vice President, Loans

Wanda Blair

Loan Officer,

Wytheville Office

J.W. Kiser

Assistant Vice President, Loans
Wytheville Office

Louise S. Bowen

Loan Officer,

Secondary Mortage Lending

Shela D. Acord

Consumer Loan Officer,

Pineville Office

Charlene R. Maynard

Assistant Vice President, Loans
Oceana Office

Vicky C. Eggleston

Consumer Loan Officer,

Bluefield Office

Charles E. Lester

Collections Officer

Rick D. Blevins

Consumer Loan Officer,

Princeton Office

Sharon K. Cole

Assistant Cashier

Janet L. Whitten

Assistant Cashier

OPERATIONS

W. E. Albert

Senior Vice President & Cashier

Lonnie E. Cochran

Vice President, Operations

Martha B. Cooper

Assistant Vice President,

Operations

Harold A. Mitchell

Assistant Vice President,

Imaging

Judy A. Cecil

Assistant Cashier

TRUST

John P. Beckett, Jr.

Senior Vice President &

Trust Officer

Elizabeth M. Pruett

Vice President &

Trust Officer

Julie H. Johnson

Vice President &

Trust Officer

Angela M. James

Trust Officer,

Employee Benefits

Mary A. Musser

Trust Officer

Mary Sue Anderson

Assistant Trust Officer

Thomas H. Evans, III

Financial Services Executive

First Century Bankshares, Inc.     Page 53

First Century

Bankshares, Inc.

First Century Bank, N.A.

Locations

500 Federal Street

Bluefield, WV 24701

(304) 325–8181

525 Federal Street

Bluefield, WV 24701

(304) 324-3286

2020 College Avenue

Bluefield, WV 24701

(304) 327–5660

1223 Stafford Drive

Pine Plaza, Princeton, WV 24740

(304) 425–0856

145 Springhaven Drive

Princeton, WV 24740

(304) 431-7617

108 Spruce Street

Bluefield, VA 24605

(276) 326-2606

Rt. 10, Cook Parkway

Oceana, WV 24870

(304) 682–6221

Rt. 10, East Pineville

Pineville, WV 24874

(304) 732–8850

321 Temple Street

Hinton, WV 25951

(304) 466-2311

200 Pepper’s Ferry Road

Wytheville, VA 24382

(276) 223–1115

148 Ivanhoe Road

Max Meadows, VA 24360

(276) 637–3100

1408 Harper Road

Beckley, WV 25801

(304) 255-45600