Form 10-K, Exhibit 13
period 2006-12-31
FIRST CENTURY BANKSHARES INC
filed 2007-03-26
CIK 723594

Exhibit 13

FIRST CENTURY BANKSHARES, INC.

2006 Annual Report

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

P.O. Box 1559, Bluefield, WV 24701.

Annual Meeting

The annual meeting of the stockholders will be held at 3:00 p.m., Tuesday,

April 17, 2007, at the First Century Bank Seminar Center, 525 Federal Street,

Bluefield, West Virginia. All stockholders are cordially invited to attend.

Financial Highlights	1

Letter to the Stockholders	2

Management’s Discussion and Analysis of Financial Condition and Results of Operations	3

Consolidated Statements of Financial Condition	26

Consolidated Statements of Income	27

Consolidated Statements of Changes in Stockholders’ Equity	28

Consolidated Statements of Cash Flows	29

Notes to Consolidated Financial Statements	30

Reports of Independent Registered Public Accounting Firms	54

Boards of Directors	56

Corporate and Bank Officers	58

First Century Bankshares, Inc. Subsidiary Locations	Back Cover

Financial

Highlights

	2006	2005	2004
	(Dollars in Thousands, Except Per Share Data)
FOR THE YEAR
Total operating income	$28,777	$24,755	$21,605
Total operating expense	21,888	18,607	16,946
Net income	4,489	4,004	3,055
Cash dividends declared	2,057	1,968	1,752
AT YEAR END
Assets	$410,948	$390,789	$378,079
Deposits	357,355	332,791	321,251
Loans	292,643	257,732	247,808
Securities	88,127	99,101	94,152
Stockholders’ equity	38,432	35,953	35,789
PER COMMON SHARE
Net income, basic	$2.29	$2.03	$1.53
Net income, diluted	2.28	2.02	1.53
Cash dividends declared	1.05	1.00	0.88
Book value	19.58	18.36	17.98

First Century Bankshares, Inc.     Page 1

Letter to the

Stockholders

To Our Stockholders, Customers, and Friends:

The Directors, Officers, and Employees of First Century Bankshares, Inc. and its wholly owned subsidiary, First Century Bank, N.A. are pleased to present this Annual Report to our stockholders for the year 2006.

First Century Bankshares, Inc. had earnings of $4,489,000 for the year ended 2006, which was an increase of 12.1% over the previous year’s earnings of $4,004,000. Earnings for year end 2006 reflect a return on average assets (ROAA) of 1.12% compared to 1.04% for year end 2005. Also, these earnings reflect an annualized return on average equity (ROAE) of 12.07% compared to 11.17% for year end 2005. On a per share basis, net income increased to $2.28 per diluted share for year end 2006, from $2.02 per diluted share for year end 2005.

We were pleased to be able to increase the dividend of the corporation in 2006 by 5%. The dividend payout increased from $1.00 per share in 2005 to $1.05 per share for 2006. During year end 2006 our stock price also hit an all time high closing the year at $28.50. We will continue to focus on creating a strong total return for our shareholders as we move into the future.

I feel it is also important to let you know that the board of directors approved an extension of our corporate Strategic Plan through 2010. This gives us a working document to follow for planned asset growth, expansion opportunities, and most importantly financial performance targets to set our sights toward as we expand our base into the future. It is critical for us to have these specific goals and to clearly define where we are going in order to be successful in the competitive financial services markets. We believe that with your support we can achieve these goals.

Our improved credit quality is continuing to create excellent results. The provision for loan losses was $80,000 for the year ended 2006. This was a decrease of $354,000 or 81.6% compared to the provision of $434,000 for the same period of 2005. Credit analysis, internal risk rating systems, and properly underwritten credit accommodations are essential to our continued success. We are also continuing our practice of external credit review to ensure that our risk rating system is comprehensive and sound.

As we look forward, we are excited about our expansion to Beckley, West Virginia and the surrounding Raleigh County area. We have created many excellent customer relationships, and we are hopeful to be in our full service facility on Harper Road in the fall of this year. Our staffing is continuing to expand as customers and prospects have made commitments to do business with our organization. It is critical for us to grow our asset base in Raleigh County and meet our asset growth goals for 2007 to enable us to achieve our strategic plan.

We believe we have successfully achieved the 2006 goals of our corporate strategic plan, and we plan to keep you fully advised as we move forward. We have set high expectations for our corporation, and we believe we will continue to achieve our goals. We feel that value is created with our three constituencies in mind, the shareholders, the customers, and the employees, and if we take care of all three we will have done our job. We plan to stay on the course of remaining a locally owned and locally managed community bank serving southern West Virginia and southwest Virginia.

Sincerely,

/s/ R. W. Wilkinson

R. W. “Buz” Wilkinson

President and Chief Executive Officer

Page 2     First Century Bankshares, Inc.

Management’s

Discussion and Analysis of Financial Condition and Results of Operations

AVERAGE STATEMENTS OF FINANCIAL CONDITION AND NET INTEREST DIFFERENTIAL

	2006			2005			2004
	(Dollars in Thousands)			(Dollars in Thousands)			(Dollars in Thousands)
ASSETS:	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Income/ Expense	Yield/ Rate
Interest-bearing deposits with banks	$259	$14	5.41%	$943	$26	2.76%	$1,142	$14	1.23%
Securities available for sale and other equity securities:
U. S. Treasury securities	1,133	51	4.50%	999	20	2.00%	1,017	19	1.87%
U. S. Government agency securities	79,419	3,048	3.84%	76,581	2,685	3.51%	63,743	2,141	3.36%
Other securities	3,481	181	5.20%	6,961	377	5.42%	9,657	515	5.33%
Total securities available for sale	84,033	3,280	3.90%	84,541	3,082	3.65%	74,417	2,675	3.59%
Securities held to maturity:
State and municipal securities	13,264	519	3.91%	13,071	509	3.89%	12,983	523	4.03%
Other securities	75	5	6.67%	75	5	6.67%	86	6	6.98%
Total securities held to maturity	13,339	524	3.93%	13,146	514	3.91%	13,069	529	4.05%
Federal funds sold	852	39	4.58%	2,620	81	3.09%	2,722	35	1.29%
Loans	274,300	20,336	7.41%	253,621	16,715	6.59%	246,814	14,618	5.92%
Total interest-earning assets	372,783	24,193	6.49%	354,871	20,418	5.75%	338,164	17,871	5.28%
Allowance for loan losses	(2,652)			(2,792)			(3,040)
Cash and due from banks—demand	11,418			11,232			10,683
Bank Premises and equipment—net	12,324			12,065			12,397
Other assets	10,593			9,783			9,975
TOTAL ASSETS	$404,466			$385,159			$368,179
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest-bearing demand deposits	$75,958	$543	0.71%	$78,343	$352	0.45%	$78,546	$190	0.24%
Savings deposits	58,904	538	0.91%	65,113	521	0.80%	68,575	499	0.73%
Time deposits	163,133	6,253	3.83%	136,285	3,689	2.71%	125,546	2,724	2.17%
Total interest-bearing deposits	297,995	7,334	2.46%	279,741	4,562	1.63%	272,667	3,413	1.25%
Short-term debt	18,977	678	3.57%	18,073	335	1.85%	16,723	87	0.52%
Total interest-bearing liabilities	316,972	8,012	2.53%	297,814	4,897	1.64%	289,390	3,500	1.21%
Demand deposits	45,955			48,423			41,153
Other liabilities	3,130			2,408			2,411
TOTAL LIABILITIES	366,057			348,645			332,954
Stockholders’ equity	38,409			36,514			35,225
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$404,466			$385,159			$368,179
Average rate paid to fund earning assets			2.15%			1.38%			1.04%
NET INTEREST DIFFERENTIAL		$16,181	4.34%		$15,521	4.37%		$14,371	4.25%

For purposes of this schedule, interest on nonaccrual loans have been included only to the extent reflected in the income statement. However, the nonaccrual loan balance is included in the average amount outstanding. Income on loans includes loan fees of $160,000 in 2006, $257,000 in 2005, and $432,000 in 2004. Average balances of securities available for sale are reported at amortized cost; excludes pretax unrealized losses of $1,789,000 in 2006, $1,769,000 in 2005 and unrealized gains of $8,000 in 2004. Interest income on tax exempt securities is shown based on the actual yield.

VOLUME/RATE ANALYSIS

	Increase (Decrease) in Interest
	2006 vs. 2005			2005 vs. 2004			2004 vs. 2003
	(Dollars in Thousands)			(Dollars in Thousands)			(Dollars in Thousands)
	Due to Change in (1)			Due to Change in (1)			Due to Change in (1)
Interest income on:	Volume	Rate	Total	Volume	Rate	Total	Volume	Rate	Total
Loans	$1,448	$2,173	$3,621	$426	$1,671	$2,097	$335	$(593)	$(258)
Securities available for sale and other equity securities	(19)	217	198	366	41	407	127	(126)	1
Securities held to maturity	8	2	10	3	(18)	(15)	126	(60)	66
Federal funds sold	(68)	26	(42)	(2)	48	46	(23)	8	(15)
Interest-bearing deposits with banks	(28)	16	(12)	(4)	16	12	(7)	5	(2)
TOTAL INTEREST INCOME	1,341	2,434	3,775	789	1,758	2,547	558	(766)	(208)
Interest expense on:
Interest-bearing demand deposits	(14)	205	191	(1)	163	162	6	(62)	(56)
Savings deposits	(53)	70	17	(26)	48	22	(8)	(94)	(102)
Time deposits	878	1,686	2,564	262	703	965	33	(299)	(266)
Short-term borrowings	25	318	343	16	232	248	6	6	12
TOTAL INTEREST EXPENSE	836	2,279	3,115	251	1,146	1,397	37	(449)	(412)
NET INTEREST INCOME	$505	$155	$660	$539	$611	$1,150	$521	$(317)	$204

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

Pensions

We have a defined benefit pension plan covering substantially all employees with at least six months of service who are at least 20 1/2 years of age. Pension expense is determined by an actuarial valuation, and it is based on assumptions that are evaluated annually as of December 31, the measurement date for pension obligations. The most significant assumptions are the long-term expected rate of return on plan assets, the discount rate used to determine the present value of the pension obligations, and the weighted-average rate of expected increase in future compensation levels. We review these assumptions with the plan actuaries and modify them as necessary to reflect current market conditions as well as anticipated long-term market conditions.

First Century Bankshares, Inc.     Page 5

Balance Sheet Analysis

Loans

AMOUNTS OF LOANS OUTSTANDING

	December 31,
	2006	2005	2004	2003	2002
	(Dollars in Thousands)
Commercial, financial and agricultural	$49,111	$44,721	$41,497	$47,010	$43,725
Real estate–construction	8,832	11,654	11,037	6,137	12,268
Real estate–mortgage	213,185	181,551	175,487	173,104	159,233
Installment loans to individuals	21,515	19,806	19,787	20,699	21,234
TOTAL LOANS OUTSTANDING	$292,643	$257,732	$247,808	$246,950	$236,460

MATURITY SCHEDULE OF LOANS

	Remaining maturity at December 31, 2006
	(Dollars in Thousands)
	1 Year or Less	1 to 5 Years	After 5 Years	Total
Commercial, financial and agricultural	$27,699	$18,567	$2,845	$49,111
Real estate–construction	8,043	789	—	8,832
Real estate–mortgage	38,649	87,849	86,687	213,185
Installment loans to individuals	3,869	13,768	3,878	21,515
TOTAL	$78,260	$120,973	$93,410	$292,643

With predetermined interest rates	$21,069	$89,004	$56,913	$166,986
With floating interest rates	57,191	31,969	36,497	125,657
TOTAL	$78,260	$120,973	$93,410	$292,643

Our primary goal is to meet the credit needs of the retail and commercial customers in our primary markets of southern West Virginia and southwestern Virginia. Total loans increased approximately $34,911,000, or 13.5%, in 2006, following a 4.0% increase of $9,924,000 in 2005. Competition in our market is very aggressive for the acquisition of new loans. Much of this growth came from our efforts to expand our commercial loan participation efforts with several community banks in Virginia. We also experienced loan growth from our new expansion into the Beckley, West Virginia market. We continued to adhere to our philosophy of not offering long-term fixed-rate commitments in order to take advantage of the anticipated rising rate environment. At December 31, 2006, the loan portfolio comprised 76.8% of total interest-earning assets as compared to 72.2% of total interest-earning assets at December 31, 2005, and contributed 84.1% of total interest income in 2006, 81.9% in 2005 and 81.8% in 2004.

During 2006, our emphasis continued to be on strong, small to mid-sized companies with known management and excellent financial stability. Most of the commercial loans in the portfolio have variable rates of interest, however, with the rising interest rate environment, our customers are seeking more fixed rate financing. Additionally, we continued to make loans available in an expanding retail marketplace. We also continued to develop relationships with other community banks to seek loan participation opportunities outside of our existing footprint. Consistent with our philosophy on relationship banking, most of our borrowers are also depositors and utilize other banking services. The average yield of the loan portfolio increased to an average rate of 7.41% in 2006 compared to 6.59% in 2005. This reflected the rising interest rate environment during the first half of 2006, and our ability to reprice older loans at higher interest rates.

Page 6     First Century Bankshares, Inc.

Our commercial loan portfolio is generally diversified and geographically dispersed within the region. At December 31, 2006, we had concentrations of $14,590,000, or 38.0% of stockholders’ equity in loans to lessors of real property, and $18,193,000, or 47.3% of stockholders’ equity in loans to land subdividers and developers. These concentrations are diversified by geography throughout the Mid-Atlantic region. There are no other concentrations of lines of business or industry that represent greater than 30% of stockholders’ equity. Within each specific industry, our borrowers are diversified as to specialty, service or other unique feature of the overall industry. A substantial portion of our customers’ ability to honor their contractual commitment is largely dependent upon the economic conditions of the respective industry and overall economic conditions of southern West Virginia and southwestern Virginia, which is somewhat less volatile than many areas of the country.

The consumer portion of our loan portfolio consists of both secured and unsecured loans made to individuals and families for various reasons including the purchase of automobiles, home improvements, educational expenses and other worthwhile purposes. We continue to carefully monitor the consumer sector during this period of economic recovery. Inflationary pressures beginning to appear may have a negative impact on this sector’s ability to service higher levels of debt.

We also are continuing to monitor the residential housing market for signs of deterioration. Rising interest rates traditionally have a negative impact on housing prices, as well as, produce an overall slowing of demand for residential mortgages, home equity loans and lines of credit.

Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total amount of commitments does not necessarily represent future cash requirements. We had outstanding commitments to extend credit of approximately $64,850,000 at December 31, 2006, and $61,016,000 at December 31, 2005. This included $9,990,000 and $10,530,000 of commitments at December 31, 2006 and 2005, respectively, for our overdraft protection product. This also included unfunded loan commitments and unused lines of credit totaling $50,127,000 at December 31, 2006 and $45,874,000 at December 31, 2005. Additionally, standby letters of credit totaled $4,733,000 at December 31, 2006, and $4,612,000 at December 31, 2005. Financial standby letters of credit are conditional commitments that we issue to guarantee the financial performance of a customer to a third party. Those guarantees are primarily used to support public and private borrowing arrangements.

The following table details the amount and expected maturities of significant commitments as of December 31, 2006. Further discussion of these commitments is included in Note 14 to the Consolidated Financial Statements.

COMMITMENTS

	1 Year or Less	1 to 3 Years	3 to 5 Years	Over 5 Years	Total
Unused lines of credit	(Dollars in Thousands)
Home equity lines	$81	$1,280	$188	$2,122	$3,671
Commercial real estate, construction and land development secured by real estate	19,665	2,216	1,500	2,011	25,392
Other unused commitments	31,054	—	—	—	31,054
Financial standby letters of credit	4,461	52	220	—	4,733

First Century Bankshares, Inc.     Page 7

NONPERFORMING ASSETS AND LOAN LOSS ANALYSIS

	Years Ended December 31,
	2006	2005	2004	2003	2002
	(Dollars in Thousands)
Average amount of loans outstanding	$274,300	$253,621	$246,814	$241,266	$236,130
Allowance for loan losses:
Balance at beginning of the year	$2,661	$2,900	$3,075	$3,005	$3,180
Loans charged off
Commercial, financial and agricultural	111	105	121	78	532
Real estate–construction	—	—	234	—	—
Real estate–mortgage	132	424	30	272	1,157
Installment loans to individuals	342	232	165	315	477
TOTAL LOANS CHARGED OFF	585	761	550	665	2,166
Loan recoveries
Commercial, financial and agricultural	40	15	—	4	86
Real estate–mortgage	244	40	95	14	63
Installment loans to individuals	115	33	56	64	57
TOTAL LOAN RECOVERIES	399	88	151	82	206
Net loans charged off	(186)	(673)	(399)	(583)	(1,960)
Provision for loan losses	80	434	224	653	1,785
BALANCE AT END OF THE YEAR	$2,555	$2,661	$2,900	$3,075	$3,005
Ratio of net loans charged off to average loans outstanding	0.07%	0.27%	0.16%	0.24%	0.83%

Allowance at year end as a percent of loans	0.87%	1.03%	1.17%	1.25%	1.27%
Provision for loan losses as a percent of loans	0.03%	0.17%	0.09%	0.27%	0.76%
Nonperforming assets (at year end)
Nonaccrual	$1,605	$2,173	$2,493	$2,542	$2,819
Past—due ninety days or more and still accruing	397	517	423	400	612
Troubled debt restructurings	272	133	149	120	—
Other real estate owned	517	316	112	383	793
TOTAL NONPERFORMING ASSETS	$2,791	$3,139	$3,177	$3,445	$4,224
Nonperforming assets/total loans	1.0%	1.2%	1.3%	1.4%	1.8%
Nonperforming assets/total assets	0.7%	0.8%	0.8%	0.9%	1.2%

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	2006		2005		2004		2003		2002
	(Dollars in Thousands)
	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans
Commercial, financial and agricultural	$569	16.78%	$495	17.35%	$534	16.75%	$652	19.04%	$1,083	18.49%
Real estate–construction	19	3.02%	15	4.52%	37	4.45%	—	2.48%	—	5.19%
Real estate–mortgage	1,463	72.85%	1,422	70.45%	1,715	70.82%	1,964	70.10%	1,493	67.34%
Installment loans to individuals	361	7.35%	484	7.68%	404	7.98%	459	8.38%	429	8.98%
Unallocated	143	N/A	245	N/A	210	N/A	—	N/A	—	N/A
TOTAL	$2,555	100.00%	$2,661	100.00%	$2,900	100.00%	$3,075	100.00%	$3,005	100.00%

Nonperforming assets, including nonaccrual loans, loans past-due 90 days or more, restructured loans and other real estate owned, decreased $348,000, or 11.1%, from December 31, 2005 to December 31, 2006, following a decrease of $38,000, or 1.2% in 2005. These decreases reflect our ongoing efforts to enhance the quality of the loan portfolio. This also shows improvements we have made in the criteria we use in the determination of granting renewals and extensions. Our policy is to discontinue the accrual of interest on loans that are past due more than 90 days, unless those loans are well collateralized and in

Page 8     First Century Bankshares, Inc.

process of collection. We may also classify loans that are on a current payment status or past due less than 90 days as nonaccrual if the repayment of principal or interest is in doubt. Our holdings of other real estate owned increased $201,000 in 2006, following an increase of $204,000 in 2005. Other real estate owned consists of commercial and residential real estate and is recorded at fair value less estimated selling costs.

We maintain an allowance for loan losses that we believe to be adequate to absorb probable credit losses inherent in the portfolio. We are committed to the early recognition of problem loans, and to an appropriate and adequate level of allowance. The allowance for loan losses was 0.87% of year-end loans at December 31, 2006 and 1.03% at December 31, 2005, further reflecting enhanced credit quality. The adequacy of the allowance for loan losses is the most significant estimate that we determine. Different amounts could result under different conditions or assumptions.

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

In addition to the review of credit quality through the credit review process, we construct a comprehensive allowance analysis for the loan portfolio at least quarterly. The procedures that we use entail preparation of a loan “watch” list and assigning each loan a classification. For those individually significant loans where it is determined that it is not probable that the borrower will make all payments in accordance with the original loan agreement, we perform an impairment analysis. Specific reserves are recorded on impaired loans of $298,000 and $418,000 at December 31 2006 and 2005, respectively. Other classified loans are categorized and allocated appropriate reserves. Other loans more than 90 days past due that have not been considered in these procedures are assigned a classification of Substandard and are reserved for accordingly. The remaining portfolio is segregated into consumer, commercial, and residential real estate loans, and the historical net charge off percentage of each category is applied to the current amount outstanding in that category. Also, a review of concentrations of credit, classes of loans and pledged collateral is performed to determine the existence of any deterioration. In addition, volume and trends in delinquencies and nonaccrual loans, off-balance sheet credit risks, the loan portfolio composition, loan volume and maturity of the portfolio, national and local economic conditions and the experience, ability and depth of our lending management and staff are considered.

First Century Bankshares, Inc.     Page 9

Securities

SECURITIES

The following table shows the carrying values of securities at the respective periods, which is market value for available for sale securities and amortized cost for securities held to maturity:

	December 31,
	2006	2005	2004
	(Dollars in Thousands)
Securities available for sale:
U. S. Government securities	$996	$986	$991
U. S. Government agency securities	70,463	78,802	70,720
Other securities	1,982	5,000	8,302
TOTAL SECURITIES AVAILABLE FOR SALE	$73,441	$84,788	$80,013
Securities held to maturity:
State, county and municipal securities	$13,324	$13,142	$12,882
Other securities	75	75	75
TOTAL SECURITIES HELD TO MATURITY	$13,399	$13,217	$12,957

MATURITIES OF SECURITIES

The following table shows the contractual maturities of debt securities at December 31, 2006 and the weighted average yields of such securities:

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in Thousands)
Securities available for sale:
U. S. Treasury securities	$996	4.72%	$—	—	$—	—	$996	4.72%
U. S. Government agency securities	19,082	3.39%	46,983	4.20%	4,398	5.21%	70,463	4.04%
Other securities	—	—	2,000	4.91%	—	—	2,000	4.91%
TOTAL SECURITIES AVAILABLE FOR SALE	$20,078	3.46%	$48,983	4.23%	$4,398	5.21%	$73,459	4.08%
Securities held to maturity:
State, county and municipal securities	$1,604	6.75%	$8,230	5.65%	$3,490	6.16%	$13,324	5.92%
Other Debt securities	75	7.20%	—	—	—	—	75	7.20%
TOTAL SECURITIES HELD TO MATURITY	$1,679	6.77%	$8,230	5.65%	$3,490	6.16%	$13,399	5.93%

Yields on tax-exempt obligations have been computed based on tax equivalent yield.

During 2006, securities, our second largest asset, decreased by $10,974,000 or 11.1%, reflecting the need for additional liquidity to support the level of loan production for the year. At December 31, 2006, securities comprised 23.1% of total interest-earning assets compared to 27.8% of total interest-earning assets at December 31, 2005. The composition of our securities portfolio reflects our investment strategy of maximizing portfolio yields subject to risk and liquidity considerations. The primary objective of our investment strategy is to maintain an appropriate level of asset liquidity and provide us with a tool to assist in controlling and managing our interest rate position while at the same time producing appropriate levels of interest income. Managing the average maturity and optionality of the portfolio is necessary to ensure adequate liquidity and acceptable interest rate risk. In order to maintain liquidity and flexibility, we categorize most investments in the available for sale portfolio. We believe that the potential for increased loan demand as we expand our market footprint requires maintaining adequate liquidity in the securities portfolio.

Page 10     First Century Bankshares, Inc.

The remaining securities, primarily state, county and municipal obligations comprise the held to maturity portfolio. Net unrealized losses in the held to maturity portfolio amounted to approximately $45,000 at December 31, 2006, compared to net unrealized losses of $74,000 at December 31, 2005. The held to maturity portfolio increased from $13,217,000 at December 31, 2005, to $13,399,000 at December 31, 2006, primarily due to increases in state and municipal obligations. State and municipal securities contained no individual issues in excess of 10% of stockholders’ equity.

As of December 31, 2006, the investment portfolio contained $2,000,000 of corporate debt obligations in the available for sale portfolio. These obligations have an average remaining life of less than one year and are primarily in the financial services sector. No investment with an individual issuer is in excess of 10% of stockholders’ equity.

Realized losses from the sale of available for sale securities were approximately $166,000 in 2006 and $60,000 in 2005. We took these losses in an effort to provide liquidity for lending and to restructure small portions of the portfolio to enhance future returns.

At December 31, 2006, we held certain investments having continuous unrealized loss positions for more than 12 months totaling $63,446,000. The majority of these investments were in U.S. Treasury and U.S. government agency obligations, the cash flows of which are guaranteed by the U.S. government or its agencies; therefore, we expect that the securities would not be settled at a price less than their amortized cost. Because the decline in the market value was caused by interest rate increases and not credit quality, and because we have the ability and intent to hold these investments until a recovery of fair value, which may be maturity, we have not recognized any other-than-temporary impairment in connection with these investments.

Deposits

Deposits, our major source of funds, increased approximately $24,564,000 in 2006, following an increase of $11,540,000 in 2005. These increases occurred in interest-bearing deposits as we continued a strategy we began in 2004 to regain market share that we had lost over the previous two years to the entrance of new competitors in the marketplace. Noninterest-bearing deposits decreased $6,193,000 in 2006, following an increase of $5,558,000 in 2005, reflecting fluctuations by large commercial customers. The average rate paid on interest-bearing deposits in 2006 was 2.46% and 1.63% in 2005. Strong competition for deposits exists in our primary market among commercial banks, savings banks, thrift institutions, credit unions, mutual funds, brokerage houses, insurance companies, and certain national retailers. Despite this intense competition, we continue to evaluate pricing strategies that will insure the long-term benefit of maintaining market share without sacrificing profitability.

First Century Bankshares, Inc.     Page 11

AVERAGE DEPOSITS

	2006 Average			2005 Average			2004 Average
	Amount	Rate		Amount	Rate		Amount	Rate
	(Dollars in Thousands)
Noninterest–bearing demand deposits	$45,955	N	/A	$48,423	N	/A	$41,153	N/A
Interest–bearing demand deposits	75,958	0.71%		78,343	0.45%		78,546	0.24%
Savings deposits	58,904	0.91%		65,113	0.80%		68,575	0.73%
Time deposits	163,133	3.83%		136,285	2.71%		125,546	2.17%
TOTAL AVERAGE DEPOSITS	$343,950	2.13%		$328,164	1.39%		$313,820	1.09%

There are no foreign offices. Average balances are computed on daily balances.

MATURITIES OF TIME CERTIFICATES OF DEPOSIT OF $100,000 OR MORE

December 31, 2006
(Dollars in Thousands)
Under 3 months	$13,626
3 to 6 months	8,525
6 to 12 months	11,691
Over 12 months	13,799
TOTAL CERTIFICATES OF DEPOSIT OF $100,000 OR MORE	$47,641

SHORT-TERM BORROWED FUNDS

	December 31,
	2006	2005	2004
	(Dollars in Thousands)
Federal funds purchased and securities sold under agreements to repurchase	$12,648	$19,656	$18,947
Other borrowed funds	26	26	26
TOTAL BORROWED FUNDS	$12,674	$19,682	$18,973

The approximate average interest rates, average amounts outstanding, and maximum amounts outstanding at any month-end for federal funds purchased and securities sold under agreements to repurchase are as follows:

	2006	2005	2004
Average interest rates at December 31	3.24%	3.03%	1.07%
Maximum amounts outstanding at any month-end	$25,366	$23,536	$20,024
Average daily amount outstanding	$18,951	$18,047	$16,697
Weighted average interest rates	3.57%	1.85%	0.52%

The weighted average interest rates are calculated by dividing the annual interest expense by the related average daily amounts outstanding.

We increased the total per share dividend for 2006 to $1.05 per share, an increase of 5.0%, from the $1.00 per share paid in 2005. Cash dividends paid to stockholders during 2006 totaled $2,057,000, following $1,968,000 in 2005 and $1,752,000 for 2004. This represents a dividend pay out ratio (dividends divided by net income) of 46% in 2006, 49% in 2005 and 58% in 2004. We are dependent upon dividends paid by FCBNA to fund dividends to the stockholders and to cover other operating costs. Our board of directors considers historical financial performance, future prospects, and anticipated needs for capital in formulating the dividend payment policy. Future dividends are dependent upon our financial results, capital requirements and general economic conditions.

One of our primary objectives is to maintain a strong capital position. Stockholders’ equity increased $2,479,000 or 6.9% in 2006. This increase resulted primarily from an increase in

Page 12     First Century Bankshares, Inc.

retained earnings of $2,432,000. Additionally, during 2006 we acquired 3,630 treasury shares for a total of $87,000 through our stock repurchase program. At December 31, 2006, we had approval to repurchase 14,143 shares of the Corporation’s common stock. We will continue to evaluate capital utilization to provide the most long-term value for our shareholders. The percentage of earnings reinvested in the Corporation (net income less dividends as a percentage of net income) for the years 2006, 2005 and 2004 was 54%, 51% and 42%, respectively. The internal capital formation rate (net income less dividends as a percentage of average stockholders’ equity) indicates the rate at which assets can grow while maintaining the current ratio of stockholders’ equity to assets. The internal capital formation rate was 6.3% in 2006, 5.6% in 2005 and 3.7% in 2004.

REGULATORY CAPITAL

Entity	Tier 1	Combined Capital (Tier 1 and Tier 2)	Leverage
Consolidated	11.30%	12.15%	8.41%
First Century Bank, N.A.	10.91%	11.75%	8.12%

Risk-based capital regulations require all banks and bank holding companies to have a minimum total risk-based capital ratio of 8% with half of the capital composed of core capital. Conceptually, risk-based capital requirements assess the risk of a financial institution’s balance sheet and off-balance sheet commitments in relation to its capital. Under the guidelines, capital strength is measured in two tiers which are used in conjunction with risk adjusted assets in determining the risk-based capital ratios. Our Tier I capital, which consists of stockholders’ equity, adjusted for certain intangible assets, amounted to $34,353,000 at December 31, 2006, or 11.30% of total risk-weighted assets, compared to $31,889,000 at December 31, 2005, or 11.57% of total risk-weighted assets. Tier II capital, or supplementary capital, includes capital components such as qualifying allowance for loan losses, and can equal up to 100% of an institution’s Tier I capital with certain limitations. Our Tier II capital amounted to $2,576,000 at December 31, 2006, or 0.85% of total risk-weighted assets, compared to $2,708,000 at December 31, 2005, or 0.98% of total risk-weighted assets. Our total consolidated risk-based capital was $36,929,000 at December 31, 2006, or 12.15% of total risk-weighted assets, compared to $34,597,000, or 12.55% of total risk-weighted assets as of December 31, 2005. Additionally, risk-based capital guidelines require that we maintain a minimum leverage ratio (Tier I capital divided by average adjusted total consolidated assets) of 4%, which may be increased for institutions with higher levels of risk or that are experiencing or anticipating significant growth. We have not been advised by any regulatory agency of any additional specific minimum leverage ratio applicable to us. As of December 31, 2006 and 2005, the Corporation’s leverage ratio was 8.41% and 8.37% respectively; therefore, we exceeded all current minimum capital requirements.

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

We continue to monitor asset/liability gap positions, while incorporating more sophisticated risk measurement tools, including simulation modeling which calculates expected net interest income based on projected interest-earning assets, interest-bearing liabilities and interest rates. Using simulation modeling allows us to evaluate earnings and capital at risk due to significant changes in interest rates. We monitor exposure to the effect of an instantaneous change in rates of 200 basis points up or down over the same period. As of December 31, 2006, simulation indicated the impact of a 200 basis point increase in rates would result in a 2.9% increase in net interest income, while a 200 basis point decline in rates would result in a 5.9% decrease in net interest income from an unchanged rate environment. These changes fall within our policy limit of 10% for the maximum negative impact to net interest income from a change in interest rates.

Page 14     First Century Bankshares, Inc.

ANALYSIS OF INTEREST RATE SENSITIVITY

An analysis of interest rate sensitivity as of December 31, 2006, is shown below.

	Months				Years				Totals
	Less Than 3		3 – 12		1 – 5		Over 5
	(Dollars in Thousands)
Investment securities	$4,977		$16,771		$57,204		$9,175		$88,127
Federal funds sold and interest-bearing balances with banks	50		—		—		—		50
Loans	141,917		47,695		85,080		17,951		292,643
Interest-earning assets	146,944		64,466		142,284		27,126		380,820
Time deposits	56,192		88,412		39,312		—		183,916
Other interest-bearing deposits	54,210		27,105		47,672		—		128,987
Other interest-bearing liabilities	12,500		148		—		26		12,674
Interest-bearing liabilities	122,902		115,665		86,984		26		325,577
Interest sensitivity gap	$24,042		$(51,199)		$55,300		$27,100		$55,243
Cumulative interest sensitivity gap	$24,042		$(27,157)		$28,143		$55,243
Ratio of interest-earning assets to interest-bearing liabilities	1.20	x	0.56	x	1.64	x	1043.31	x
Ratio of cumulative interest sensitivity gap to total earning assets	6.31%		(7.13)%		7.39%		14.51%

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

Liquidity can best be demonstrated by an analysis of cash flows. Our primary source of cash flows is from operating activities. Operating activities provided $5,792,000 of liquidity for the year ended December 31, 2006, compared to $5,931,000 and $5,336,000 in 2005 and 2004, respectively. The principal elements of these operating flows are net income, increased for significant non-cash expenses for the provision for loan losses and depreciation and amortization.

In 2006, cash flows from financing activities increased $15,531,000, primarily due to increased time deposits of $39,185,000. These funds were used primarily to fund increased loan demand of $35,590,000, and net reductions of short-term borrowing of $7,008,000.

A secondary source of liquidity comes from investing activities, principally the maturities of investment securities. The rising interest rate environment during 2006 resulted in maturities and calls of investment securities decreasing to $10,267,000, compared to $12,238,000 in 2005 and $33,344,000 in 2004. As of December 31, 2006, we had approximately $59,270,000 of investment securities that mature within 36 months.

We also have access to additional sources of liquidity through the Federal Reserve System, through our membership in the Federal Home Loan Bank system and through The Bankers Bank, Atlanta, GA. As of December 31, 2006, FCBNA had a maximum borrowing capacity exceeding $100,000,000 through the Federal Home Loan Bank of Pittsburgh. These funds

First Century Bankshares, Inc.     Page 15

can be made available with various maturities and interest rate structures. As a member, we are required to own stock in the Federal Home Loan Bank of Pittsburgh. The amount of stock we own is based on the amount of outstanding borrowings at any given point in time. Borrowings are also collateralized by a blanket lien by the Federal Home Loan Bank on its member’s qualifying assets. At December 31, 2006, FCBNA owned $904,300 of stock for which we had $1,200,000 outstanding from our overnight repo account. We had no other outstanding advances from the Federal Home Loan Bank of Pittsburgh as of December 31, 2006.

At December 31, 2006, we had no outstanding federal funds purchased from The Bankers Bank from our $8,600,000 federal funds line.

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

Income Statement Analysis

Earnings Overview

Net income for the three years ended December 31, 2006, 2005 and 2004, was $4,489,000, $4,004,000, and $3,055,000, respectively. On a per share basis, diluted net income was $2.28 in 2006 compared to $2.02 in 2005, and $1.53 in 2004. Return on average equity was 12.07% in 2006 compared to 11.17% in 2005, and 8.67% in 2004. Return on average assets for the year ended December 31, 2006 was 1.12% compared to 1.04% in 2005 and 0.83% in 2004. A summary of the significant factors influencing our results of operations and related ratios is included in the following discussion.

Earnings Per Share

The Earnings Per Share Table summarizes the principal sources of changes in earnings per share for 2006. For further details on the computation of earnings per share, refer to Note 9 of the Notes to Consolidated Financial Statements, presented elsewhere in this report.

EARNINGS PER SHARE

Net income per share — 2005	$2.03
Increase (decrease) due to change in:
Net interest income	0.34
Provision for loan losses	0.18
Other operating income	0.13
Personnel expense	(0.04)
Other expense	(0.35)
Net income per share — 2006	$2.29

Page 16     First Century Bankshares, Inc.

Net Interest Income

The major portion of our earnings is derived from net interest income, which is the interest income on interest-earning assets less the interest expense on interest-bearing liabilities. During 2006 net interest income increased $660,000 or 4.3%. This followed an 8.0% increase in 2005, and a 1.4% increase in 2004. Net interest income resulted in a net interest margin of 4.35% for 2006, compared with 4.37% for 2005, and 4.25% for 2004.

For the year ended December 31, 2006, interest income increased $3,775,000, or approximately 18.5%, compared to an increase of $2,547,000, or 14.3% for 2005, and a decrease of $208,000, or 1.2% for 2004. Interest on loans, which increased $3,621,000 or 21.7%, contributed to the increase in 2006. Interest on securities increased $208,000, or 5.8% for 2006. Interest income reflects a yield on average earnings assets of 6.49% for 2006, compared with 5.75% for 2005 and 5.28% for 2004.

The increase in interest income was accompanied by an increase in interest expense of $3,115,000 or 63.6% for 2006. This followed an increase in interest expense of $1,397,000, or 39.9% for 2005, and a decrease of $412,000, or 10.5% for 2004. Interest expense reflects a cost on average interest-bearing liabilities of 2.53% for 2006, compared with 1.64% for 2005 and 1.21% for 2004.

Net interest income is affected by many factors, but most significantly by the prevailing interest rates during the period, the spread between the various sources and uses of funds, and by changes in the volume of various assets and liabilities. The performance for 2006 illustrates the asset sensitive structure of our balance sheet as repricing opportunities occurred in our loan portfolio during 2005, followed by more rapid increased cost of funding during 2006. It also reflects the income provided by having additional assets in loans. The increase in interest expense reflects the effects of rising interest rates for certificates of deposit and other savings deposits as well as our pricing strategy for regaining market share.

Provision for Loan Losses

We experienced a $354,000 decrease in the provision for loan losses during 2006. The provision for loan losses was $80,000 for 2006, compared to $434,000 for 2005 and $224,000 for 2004. The provision for loan losses as a percentage of average loans was 0.03% for 2006, compared with 0.17% for 2005, and 0.09% for 2004. The reduced provision in 2006 was primarily the result of increased recoveries of approximately $311,000, mostly in certain residential and commercial mortgage loans. Additionally, reductions in charge-offs of $176,000, primarily in the commercial mortgage sector, further affected the provision. The ratio of net charge offs to average loans outstanding was 0.07% for 2006, compared with 0.27% for 2005, and 0.16% for 2004. In evaluating the loan portfolio at December 31, 2006, with the improved level of nonaccrual and past-due loans, we anticipate that loan losses will remain stable in 2007; however, we do not expect to experience the same level of recoveries during the year.

First Century Bankshares, Inc.     Page 17

Noninterest Income and Expense

Noninterest income net of securities gains and losses increased $353,000 or 8.0% in 2006, following a $647,000 or 17.3% increase in 2005, and a $164,000 or 4.2% decrease in 2004. The largest component of noninterest income is service charges on deposit accounts. These fees increased approximately $241,000 or 14.8% in 2006, following an increase of $429,000 or 35.7% in 2005, and a decrease of $69,000 or 5.4% in 2004. During 2006, our overdraft protection product contributed the full year which resulted in additional income of $302,000 compared with 2005. The second largest component of noninterest income is fees from fiduciary activities. Fees from fiduciary activities increased approximately $262,000 in 2006, following an increase of $13,000 in 2005 and a decrease of $78,000 in 2004. The fluctuations in fiduciary fees are attributed to the timing of the receipt of fees from estate settlements, growth of assets under management and changes in overall investment performance.

Noninterest expense, excluding the provision for loan losses, increased 3.9% in 2006, following a 0.4% increase in 2005 and a 0.1% decrease in 2004. Personnel expense is the largest component of noninterest expense. Personnel expense increased 1.3% in 2006, following decreases of 2.2% in 2005, and 5.2% in 2004. In 2004, significant lump-sum distributions from our pension plan triggered accelerated recognition of previously deferred actuarial losses under the accounting provisions set forth in SFAS No. 88. Management made modifications to the pension plan in 2003, resulting in the reduction of future benefits, in order to reduce the volatility of the impact of pension expense to the results of operations. The plan had previously been amended to eliminate lump-sum distributions for employees hired after 1995. For a complete discussion of our employee benefit programs, refer to Note 11 of the Notes to Consolidated Financial Statements, presented elsewhere in this report. We remain committed to improving operational efficiency throughout the organization while keeping compensation levels adequate to attract and retain competent staff. Increases in premises and equipment expense of 6.7% and data processing expense of 19.3% were the primary contributors to the remaining increase in noninterest expense.

Income Taxes

Applicable income taxes for 2006 increased $256,000 or 11.9%. This followed a $540,000 or 33.7% increase for 2005, and a $142,000 or 9.7% increase for 2004. Income taxes computed at the statutory rate are reduced primarily by interest earned on state and municipal obligations. For a complete discussion of the Corporation’s tax position, refer to Note 12 of the Notes to Consolidated Financial Statements, presented elsewhere in this report.

Page 18     First Century Bankshares, Inc.

RETURN ON EQUITY AND ASSETS

	December 31,
	2006	2005	2004
Percentage of net income to:
Average stockholders’ equity	12.07%	11.17%	8.67%
Average total assets	1.12%	1.04%	0.83%
Percentage of dividends declared per common share to net income per common share	45.85%	49.26%	57.52%
Percentage of average stockholders’ equity to average total assets	9.50%	9.48%	9.57%

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

Accounting, Legislative and Regulatory Matters

On December 16, 2004, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). In April 2005, the Securities and Exchange Commission (the “SEC”) adopted a rule permitting implementation of SFAS 123R at the beginning of the fiscal year commencing after June 15, 2005. Under the provisions of SFAS 123R, an entity is required to treat all stock-based compensation as a cost that is reflected in the financial statements. The Company was required to adopt SFAS 123R beginning in its fiscal quarter ended March 31, 2006. The Company adopted SFAS 123R using the modified prospective method whereby the Company must recognize the expense only for periods beginning after December 31, 2005. For a complete discussion of the effects of adopting SFAS 123R, please refer to Note 1 — Summary of Significant Accounting and Reporting Policies and Note 11 — Stock Based Compensation in the Notes to Consolidated Financial Statements.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140” (“SFAS 155”). This statement clarifies which interest-only and principal-only strips are not subject to FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” and amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” to allow qualifying special purpose entities to hold derivative financial instruments pertaining to a beneficial interest other than another derivative financial instrument. This Statement also permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, requires evaluation of interests in securitized financial assets to identify interests that are freestanding or embedded derivatives, and clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives. This statement allows for fair

First Century Bankshares, Inc.     Page 19

value measurement of financial instruments resulting in financial instruments that are more simply and appropriately valued. The statement is effective for financial instruments acquired or remeasured in fiscal years beginning after September 15, 2006. The adoption of SFAS 155 is not expected to have a material impact on our consolidated operating results or financial position.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140” (“SFAS 156”). This statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” as it pertains to accounting for separately recognized servicing assets and servicing liabilities. It requires an entity to recognize assets and liabilities associated with obligations undertaken to service financial assets; valuation of the separately identified assets or liabilities at fair value at inception, if possible; allows for valuation at fair value at the reporting date or amortization in proportion to and over the period of net servicing income or loss and including an impairment or increase based on the fair value at the reporting date; allows for a one-time reclassification of available-for-sale securities to trading securities at its adoption; and separate presentation of, and disclosures for, servicing assets and servicing liabilities. The impact of this statement is to more closely match the valuation of servicing assets and liabilities with their related derivative instruments used to mitigate their inherent risks. The statement is effective as of the beginning of fiscal years beginning after September 15, 2006. The adoption of SFAS 156 is not expected to have a material impact on our consolidated operating results or financial position.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109, “Accounting for Income Taxes” and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 will be effective for the Company’s fiscal years beginning after December 15, 2006. The Company is currently reviewing the effect FIN 48 will have on its financial statements but does not expect that adoption of FIN 48 will materially impact our financial position, income or cash flows.

In June 2006, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 06-03, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement” (“EITF 06-03”). EITF 06-03 concluded that the presentation of taxes assessed by a governmental authority that is directly imposed on a revenue producing transaction between a seller and a customer, such as sales, use, value added and certain excise taxes is an accounting policy decision that should be disclosed in a company’s financial statements. Additionally, companies that record such taxes on a gross basis should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant. EITF 06-03 is effective for the Corporation’s 2007 fiscal year and is not expected to have a material impact on its financial statements.

At the FASB meeting of June 28, 2006, the FASB ratified the consensuses reached in EITF issues 06-4 and 06-5 related to corporate owned life insurance.

•

Issue 06-4: The tentative conclusion ratified by the FASB provides that an obligation arises as a result of a substantive agreement with an employee to provide future postretirement benefits (e.g., death benefits) that are covered by an endorsement (in form or in substance)

Page 20     First Century Bankshares, Inc.

split-dollar life insurance arrangement and that such obligation is not effectively settled upon entering into the insurance arrangement. The tentative conclusion also indicates that a liability for the obligation should be recognized in accordance with the applicable authoritative literature (i.e., FASB Statement No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” or APB Opinion No. 12, “Omnibus Opinion — 1967”). The effective date is for fiscal years beginning after December 15, 2006.

•

Issue 06-5 ratified by the FASB provides that, in addition to cash surrender value, the amount that could be realized should also take into consideration other amounts included in the policy’s contractual terms, such as the amount of the deferred acquisition costs (DAC) tax. Another policy term that should be taken into consideration includes the effect of contractual limitations on realizable amounts. A policy term that should not be taken into consideration is the amount recoverable by the policy holder solely at the insurance company’s discretion. The tentative conclusion ratified by the FASB also indicates that the determination of the amount that could be realized should be performed at the individual policy (or certificate) level. The conclusion is effective for fiscal years beginning after December 15, 2006, with earlier application permitted so long as the related financial statements have not yet been issued.

Management does not anticipate that compliance with either EITF 06-4 or 06-5 will have a material impact on the Corporation’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 provides guidance for using fair value to measure assets and liabilities. The standard also responds to investors’ request for expanded information about the extent to which a company measures assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Corporation is currently reviewing the effect SFAS 157 will have on its financial statements, but does not expect that adoption of SFAS 157 will materially impact our financial position, income or cash flows.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS 158”). SFAS 158 requires the Company to (a) recognize in its statement of financial position the overfunded or underfunded status of a defined benefit postretirement plan measured as the difference between the fair value of plan assets and the benefit obligation, (b) recognize as a component of other comprehensive income, net of tax, the actuarial gains and losses and the prior service costs and credits that arise during the period, (c) measure defined benefit plan assets and defined benefit plan obligations as of the date of the Company’s statement of financial position, and (d) disclose additional information about certain effects on net periodic benefit costs in the upcoming fiscal year that arise from the delayed recognition of the actuarial gains and losses and the prior service costs and credits. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. For a complete discussion of the effects of adopting SFAS 158, please refer to Note 12 — Post Employment Benefits, in the Notes to Consolidated Financial Statements.

First Century Bankshares, Inc.     Page 21

In October 2006, the SEC issued Staff Accounting Bulletin (‘SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB 108 provides guidance to registrants in evaluating and quantifying financial statement misstatement. SAB 108 is effective for the Company for fiscal years ending after November 15, 2006, either by restating previously issued financial statements or by adjusting retained earnings as of the beginning of fiscal 2006. The implementation of the guidance in SAB 108 did not have a material impact on the Company’s financial statements.

Several other new accounting standards became effective during the periods presented or will be effective subsequent to December 31, 2006. None of these new standards had or is expected to have a significant impact on the Company’s consolidated financial statements.

Per Share Data by Quarter

The common stock of the Corporation is quoted on the NASD OTC Bulletin Board under the trading symbol FCBS. The per share data by quarter table shows the approximate high and low bid as reported by the transfer agent and market makers for 2006 and 2005. Also presented below are the dividends paid for those respective years. The number of stockholders of record on December 31, 2006, was 498 and outstanding shares totaled 1,962,879.

PER SHARE DATA BY QUARTER

			Market Quotations
	Dividends		2006		2005
Quarter	2006	2005	High	Low	High	Low
First Quarter	$0.25	$0.23	$25.00	$23.25	$26.50	$22.25
Second Quarter	0.25	0.23	25.50	23.30	24.50	21.75
Third Quarter	0.25	0.24	26.25	23.50	25.25	22.00
Fourth Quarter	0.30	0.30	28.00	25.50	24.50	22.30

Page 22     First Century Bankshares, Inc.

PERFORMANCE GRAPH

This graph compares our total shareholder returns (assuming reinvestment of dividends), the NASDAQ stock index and the Carson Medlin Company’s Independent Bank Index. The Independent Bank Index is the compilation of the total return to shareholders over the past five years of a group of 28 independent community banks located in the southeastern states of Alabama, Florida, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia.

	2001	2002	2003	2004	2005	2006

FIRST CENTURY BANKSHARES, INC.	100	125	157	179	181	226

INDEPENDENT BANK INDEX	100	124	168	193	199	230

NASDAQ INDEX	100	69	103	113	115	126

First Century Bankshares, Inc.     Page 23

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

Page 24     First Century Bankshares, Inc.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

Statistical Summary, 2006 — 2002

	December 31,
	2006	%	2005	%	2004	%	2003	%	2002	%
	(Dollars in Thousands, Except Per Share Data)
Loans	$292,643	71	$257,732	66	$247,808	66	$246,950	68	$236,460	65
Securities	88,127	22	99,101	25	94,152	25	78,444	22	88,949	25
Federal funds sold	—	—	—	—	4,000	1	4,000	1	—	—
Interest–bearing deposits with banks	50	—	6	—	3,042	1	1,002	—	1,871	1
INTEREST-EARNING ASSETS	380,820	93	356,839	91	349,002	93	330,396	91	327,280	91
Cash and due from banks	10,162	2	14,293	4	9,974	3	14,576	4	14,947	4
Premises and equipment	12,202	3	11,816	3	12,268	3	11,697	3	10,500	3
Other assets	10,319	3	10,502	3	9,735	2	10,133	3	11,542	3
Allowance for loan losses	(2,555)	(1)	(2,661)	(1)	(2,900)	(1)	(3,075)	(1)	(3,005)	(1)
TOTAL ASSETS	$410,948	100	$390,789	100	$378,079	100	$363,727	100	$361,264	100
Savings deposits	$128,987	31	$137,415	35	$146,744	39	$144,294	40	$143,931	40
Time deposits	183,916	45	144,731	37	129,420	34	122,262	34	124,814	34
Other interest–bearing liabilities	12,674	3	19,682	5	18,973	5	19,167	5	16,745	5
INTEREST-BEARING LIABILITIES	325,577	79	301,828	77	295,137	78	285,723	79	285,490	79
Demand deposits	44,452	11	50,645	13	45,087	12	41,163	11	39,202	11
Other liabilities	2,487	1	2,363	1	2,066	1	1,847	—	2,754	1
TOTAL LIABILITIES	372,516	91	354,836	91	342,290	91	328,733	90	327,446	91
STOCKHOLDERS’ EQUITY	38,432	9	35,953	9	35,789	9	34,994	10	33,818	9
TOTAL LIABILITIES & EQUITY	$410,948	100	$390,789	100	$378,079	100	$363,727	100	$361,264	100
TOTAL DEPOSITS	$357,355		$332,791		$321,251		$307,719		$307,947
BOOK VALUE PER SHARE	$19.58		$18.36		$17.98		$17.58		$16.99

SUMMARY OF OPERATIONS

Statistical Summary, 2006 — 2002

	Years Ended December 31,
	2006	2005	2004	2003	2002
	(Dollars in Thousands, Except Per Share Data)
Interest income	$24,193	$20,418	$17,871	$18,079	$21,534
Interest expense	8,012	4,897	3,500	3,912	5,886
NET INTEREST MARGIN	16,181	15,521	14,371	14,167	15,648
Provision for loan losses	80	434	224	653	1,785
Net credit margin	16,101	15,087	14,147	13,514	13,863
Noninterest income	4,584	4,337	3,734	3,981	4,251
Noninterest expense	13,796	13,276	13,222	13,241	12,869
INCOME BEFORE INCOME TAXES	6,889	6,148	4,659	4,254	5,245
Provision for income taxes	2,400	2,144	1,604	1,462	1,870
NET INCOME	$4,489	$4,004	$3,055	$2,792	$3,375
EARNINGS PER COMMON SHARE:
Basic	$2.29	$2.03	$1.53	$1.40	$1.69
Diluted	$2.28	$2.02	$1.53	$1.40	$1.69
Dividends per common share	$1.05	$1.00	$0.88	$0.85	$0.85
Payout ratio	46%	49%	58%	61%	50%

First Century Bankshares, Inc.     Page 25

Consolidated

Statements of Financial Condition

	December 31,
	2006	2005
ASSETS	(Dollars in Thousands, Except Per Share Data)
Cash and due from banks	$10,162	$14,293
Interest-bearing balances with banks	50	6
Securities available for sale	73,441	84,788
Securities held to maturity (estimated fair value of $13,354 in 2006 and $13,143 in 2005)	13,399	13,217
Federal Home Loan Bank and Federal Reserve Bank Stock	1,287	1,096
Loans	292,643	257,732
Less allowance for loan losses	2,555	2,661
Net loans	290,088	255,071
Premises and equipment, net	12,202	11,816
Other real estate owned	517	316
Goodwill	5,183	5,183
Other assets	4,619	5,003
TOTAL ASSETS	$410,948	$390,789

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$44,452	$50,645
Interest-bearing	312,903	282,146
Total deposits	357,355	332,791
Short-term borrowings	12,674	19,682
Other liabilities	2,487	2,363
TOTAL LIABILITIES	372,516	354,836
Commitments and contingencies (see Notes 14 and 15)
STOCKHOLDERS’ EQUITY
Common stock - $1.25 par value; 10,000,000 shares authorized and 2,000,000 shares issued at December 31, 2006 and 2005; 1,962,879 shares outstanding at December 31, 2006, and 1,958,273 shares outstanding at December 31, 2005	2,500	2,500
Paid-in capital	783	785
Retained earnings	37,118	34,686
Accumulated other comprehensive income, net of tax	(1,104)	(1,119)
Treasury stock, at cost; 37,121 shares at December 31, 2006 and
41,727 shares at December 31, 2005	(865)	(899)
TOTAL STOCKHOLDERS’ EQUITY	38,432	35,953
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$410,948	$390,789

The accompanying notes are an integral part of the consolidated financial statements.

Page 26     First Century Bankshares, Inc.

Consolidated

Statements of Income

	Years Ended December 31,
	2006	2005	2004
INTEREST INCOME	(Dollars in Thousands, Except Per Share Data)
Interest and fees on loans	$20,336	$16,715	$14,618
Interest on balances with banks	14	26	14
Interest and dividends from securities available for sale:
Taxable	3,280	3,082	2,675
Interest and dividends from securities held to maturity:
Taxable	59	64	73
Tax-exempt	465	450	456
Interest on federal funds sold	39	81	35
TOTAL INTEREST INCOME	24,193	20,418	17,871
INTEREST EXPENSE
Interest on time certificates of $100,000 or more	1,649	1,091	813
Interest on other deposits	5,685	3,471	2,600
Interest on federal funds purchased and securities sold under agreements to repurchase	485	296	76
Interest on demand notes to U. S. Treasury and other indebtedness	193	39	11
TOTAL INTEREST EXPENSE	8,012	4,897	3,500
Net interest income	16,181	15,521	14,371
Provision for loan losses	80	434	224
Net interest income after provision for loan losses	16,101	15,087	14,147
NONINTEREST INCOME
Income from fiduciary activities	1,685	1,423	1,410
Service charges on deposit accounts	1,872	1,631	1,202
Other noninterest income	1,193	1,343	1,138
Securities gains (losses)	(166)	(60)	(16)
TOTAL NONINTEREST INCOME	4,584	4,337	3,734
NONINTEREST EXPENSE
Salaries, wages, and other employee benefits	6,995	6,906	7,062
Premises and equipment	2,319	2,174	2,122
Data processing	929	779	735
Advertising and public relations	272	245	221
Postage	240	234	232
Telephone	144	186	280
Supplies and printing	326	298	293
Other taxes	318	283	262
Other noninterest expense	2,253	2,171	2,015
TOTAL NONINTEREST EXPENSE	13,796	13,276	13,222
Income before income taxes	6,889	6,148	4,659
Provision for income taxes	2,400	2,144	1,604
NET INCOME	$4,489	$4,004	$3,055

NET INCOME PER COMMON SHARE:
Basic	$2.29	$2.03	$1.53
Diluted	$2.28	$2.02	$1.53

AVERAGE SHARES OUTSTANDING:
Basic	1,958,756	1,972,233	1,990,991
Diluted	1,971,587	1,983,015	1,998,397

The accompanying notes are an integral part of the consolidated financial statements.

First Century Bankshares, Inc.     Page 27

Consolidated

Statements of Changes in Stockholders’ Equity

	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Treasury Stock	Total
	(Dollars in Thousands, Except Per Share Data)
Balance at December 31, 2003	$2,500	$785	$31,347	$509	$(147)	$34,994

Comprehensive income:
Net income	—	—	3,055	—	—	3,055
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effect	—	—	—	(503)	—	(503)
Total comprehensive income	—	—	3,055	(503)	—	2,552
Purchase 200 treasury shares at $24.25 per share	—	—	—	—	(5)	(5)
Cash dividends declared—$0.88 per share	—	—	(1,752)	—	—	(1,752)
Balance at December 31, 2004	2,500	785	32,650	6	(152)	35,789

Comprehensive income:
Net income	—	—	4,004	—	—	4,004
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effect	—	—	—	(1,125)	—	(1,125)
Total comprehensive income	—	—	4,004	(1,125)	—	2,879
Purchase 33,027 treasury shares at $22.89 per share	—	—	—	—	(756)	(756)
Option exercises 500 shares	—	—	—	—	9	9
Cash dividends declared—$1.00 per share	—	—	(1,968)	—	—	(1,968)
Balance at December 31, 2005	$2,500	$785	$34,686	$(1,119)	$(899)	$35,953

Comprehensive income:
Net income	—	—	4,489	—	—	4,489
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effect	—	—	—	455	—	455
Total comprehensive income	—	—	4,489	455	—	4,944
Adjustment to initially apply FASB Statement No. 158, net of tax	—	—	—	(440)	—	(440)
Purchase 3,630 treasury shares at $24.00 per share	—	—	—	—	(87)	(87)
Option exercises 15,755 shares	—	(2)	—	—	121	119
Cash dividends declared—$1.05 per share	—	—	(2,057)	—	—	(2,057)
Balance at December 31, 2006	$2,500	$783	$37,118	$(1,104)	$(865)	$38,432

The accompanying notes are an integral part of the consolidated financial statements.

Page 28     First Century Bankshares, Inc.

Consolidated

Statements of Cash Flows

	Years Ended December 31,
	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES	(Dollars in Thousands)
Net income before adjustments to reconcile net income to net cash provided by operating activities:	$4,489	$4,004	$3,055
Provision for loan losses	80	434	224
Depreciation and amortization	969	952	873
Deferred income tax expense	137	264	254
Securities losses	166	60	16
Loss on disposal of fixed assets	16	69	86
Increase in interest receivable	(321)	(216)	(165)
Net investment amortization (accretion)	(53)	79	285
Net (increase) decrease in other assets	254	(234)	483
Net increase in interest payable and other liabilities	55	519	225
NET CASH PROVIDED BY OPERATING ACTIVITIES	5,792	5,931	5,336

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of securities held to maturity	(2,107)	(1,585)	(3,168)
Purchases of securities available for sale	(9,801)	(22,475)	(48,618)
Redemptions (purchases) of Federal Home Loan Bank stock	(191)	86	(159)
Proceeds from maturities and calls of securities held to maturity	1,895	1,290	2,330
Proceeds from maturities and calls of securities available for sale	8,372	10,948	30,861
Proceeds from sales of securities available for sale	13,383	4,944	1,982
Net increase in loans	(35,590)	(10,821)	(1,177)
Acquisition of premises and equipment	(1,376)	(569)	(1,674)
Proceeds from disposal of premises and equipment	5	—	144
NET CASH USED BY INVESTING ACTIVITIES	(25,410)	(18,182)	(19,479)

CASH FLOWS FROM FINANCING ACTIVITIES
Net (decrease) increase in demand and savings deposits	(14,621)	(3,771)	6,374
Net increase in time deposits	39,185	15,311	7,158
Net increase (decrease) in short-term borrowings	(7,008)	709	(194)
Cash received from stock option exercise	119	9	—
Purchase of treasury stock	(87)	(756)	(5)
Cash dividends paid	(2,057)	(1,968)	(1,752)
NET CASH PROVIDED BY FINANCING ACTIVITIES	15,531	9,534	11,581
Net decrease in cash and cash equivalents	(4,087)	(2,717)	(2,562)
Cash and cash equivalents at beginning of year	14,299	17,016	19,578
Cash and cash equivalents at end of year	10,212	$14,299	$17,016

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$7,806	$4,825	$3,483
Income taxes	$2,408	$1,940	$1,560

The accompanying notes are an integral part of the consolidated financial statements.

First Century Bankshares, Inc.     Page 29

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

Cash and Cash Equivalents — For purposes of reporting cash flows, cash equivalents include cash on hand and amounts due from banks (including cash items in process of collection); interest–bearing balances with banks and federal funds sold. To comply with Federal Reserve regulations, the subsidiary bank is required to maintain reserve balances with the Federal Reserve Bank of Richmond. The amount of those reserve balances at December 31, 2006 and 2005, was approximately $245,000 and $632,000, respectively.

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

Page 30     First Century Bankshares, Inc.

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

The methodology used to determine an estimate for the reserve for unfunded lending commitments is inherently similar to the methodology used in calculating the allowance for loan losses adjusted for factors specific to binding commitments, including the probability of funding and exposure at the time of funding. The reserve for unfunded lending commitments is included in other liabilities with increases or decreases included in noninterest expense. At December 31, 2006 and 2005, the reserve for unfunded lending commitments was $21,000 and $47,000, respectively. Estimates may change at some point in the future.

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

Loan Servicing — During 2005, the Corporation serviced the home mortgage loans of approximately 1,100 borrowers. Loans are serviced for the Federal National Mortgage Association (Fannie Mae). As of December 31, 2006, the Corporation serviced approximately 1,200 loans with an aggregate principal amount of approximately $91,764,000. The average annual servicing fee on its servicing portfolio was 0.247% of the principal amount of each loan it services. The Corporation’s servicing business collects mortgage payments, administers tax and insurance escrows, and seeks to mitigate losses on defaulted loans and responds to borrower inquiries. Fannie Mae reserves the right to change service providers at its discretion. Therefore, the Corporation does not recognize an intangible asset for mortgage servicing rights. During 2006 and 2005, the loan servicing function generated fees of approximately $223,000 and $225,000, respectively.

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

Page 32     First Century Bankshares, Inc.

1. Summary of Significant Accounting and Reporting Policies (continued)

Goodwill And Other Intangibles — Goodwill and indefinite-lived intangible assets are not amortized, but are reviewed at least annually for impairment. If impaired, goodwill or indefinite-lived intangible assets are written down to fair value, calculated using the discounted cash flow method. The unimpaired balance of goodwill and indefinite-lived intangibles totaled approximately $5,183,000 at December 31, 2006 and 2005.

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

Comprehensive Income — The Company classifies items of other comprehensive income by their nature in the financial statements and displays accumulated other comprehensive income separately from retained earnings in the equity section of the balance sheet. Unrealized gains and losses on available for sale securities and net accrued pension benefit liability are the components of the Company’s other accumulated comprehensive income.

Stock Based Compensation — The Corporation maintains two stock-based compensation plans that provide for grants of stock options to selected employees and directors. These plans have been presented to and approved by the Corporation’s shareholders. On January 1, 2006, the Corporation adopted SFAS No. 123R, “Share-Based Payment,” which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 123R establishes accounting requirements for share-based compensation to employees and carries forward prior guidance on accounting for awards to non-employees. Prior to the adoption of SFAS No. 123R, in accordance with the intrinsic value method of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, the Corporation reported no compensation expense on options granted as the exercise price of the options granted always equaled the market price of the underlying stock on the date of grant. SFAS No. 123R eliminates the ability to account for stock-based compensation using APB No. 25 and requires that such transactions be recognized as compensation cost in the income statement based on their fair values on the measurement date, which is generally the date of the grant.

The Corporation transitioned to SFAS No. 123R using the modified prospective application method (“modified prospective application”). As permitted under modified prospective

First Century Bankshares, Inc.     Page 33

1. Summary of Significant Accounting and Reporting Policies (continued)

application, as it is applicable to the Corporation, SFAS No. 123R applies to new awards and to awards modified, repurchased, or cancelled after January 1, 2006. Additionally, compensation cost for non-vested awards that were outstanding as of January 1, 2006 are recognized as the remaining requisite service is rendered during the period of and/or the periods after the adoption of SFAS No. 123R, adjusted for estimated forfeitures. The recognition of compensation cost for those earlier awards is based on the same method and on the same grant-date fair values previously determined for the pro forma disclosures reported by the Corporation for periods prior to January 1, 2006. Results for prior periods have not been restated.

The following pro forma information presents net income, earnings per share, and diluted earnings per share for the years ended December 31, 2005 and 2004, as if the fair value method of SFAS No. 123R had been used to measure compensation cost for stock-based compensation plans. For purposes of these pro forma disclosures, the estimated fair value of options is amortized to expense over the options’ vesting periods.

	Years Ended December 31,
(Dollars in Thousands, Except Per Share Data)	2005	2004
Net Income, as reported	$4,004	$3,055
Less pro forma expense related to options granted, net of tax	(19)	(19)
Pro forma net income	$3,985	$3,036
Pro forma net income per share:
Basic–as reported	$2.03	$1.53
Basic–pro forma	$2.02	$1.52

Diluted–as reported	$2.02	$1.53
Diluted–pro forma	$2.01	$1.52

Page 34     First Century Bankshares, Inc.

2. Securities

Securities available for sale at December 31, 2006 and 2005 are summarized as follows:

	2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
U.S. Government obligations	$999	$	$3	$996
U.S. Government agency obligations	60,861	9	860	60,010
Mortgage-backed securities	10,587	4	138	10,453
Other debt securities	2,000	—	18	1,982
TOTAL SECURITIES AVAILABLE FOR SALE	$74,447	$13	$1,019	$73,441

	2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
U.S. Government obligations	$986	$—	$—	$986
U.S. Government agency obligations	70,679	—	1,451	69,228
Mortgage-backed securities	9,818	4	248	9,574
Other debt securities	5,001	6	7	5,000
TOTAL SECURITIES AVAILABLE FOR SALE	$86,484	$10	$1,706	$84,788

Securities held to maturity at December 31, 2006 and 2005 are summarized as follows:

	2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
State and municipal obligations	$13,324	$55	$100	$13,279
Other debt securities	75	—	—	75
TOTAL SECURITIES HELD TO MATURITY	$13,399	$55	$100	$13,354

	2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
State and municipal obligations	$13,142	$92	$166	$13,068
Other debt securities	75	—	—	75
TOTAL SECURITIES HELD TO MATURITY	$13,217	$92	$166	$13,143

Securities with an aggregate fair value of $33,361,000 at December 31, 2006 and $33,896,000 at December 31, 2005, were pledged to secure public and trust deposits and for other purposes required or permitted by law, including approximately $11,448,000 at December 31, 2006 and $13,156,000 at December 31, 2005 pledged to secure repurchase agreements.

Gross gains of $4,000 and gross losses of $170,000 were recognized on sales of available for sale securities for the year ended December 31, 2006. Gross gains of $10,000 and gross losses of $70,000 were recognized on sales of available for sale securities for the year ended December 31, 2005. Gross losses of $16,000 were recognized on sales of available for sale securities for the year ended December 31, 2004.

First Century Bankshares, Inc.     Page 35

2. Securities (continued)

The amortized cost and estimated fair value for securities available for sale and securities held to maturity by contractual maturities at December 31, 2006 are shown in the following tables. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

	Amortized Cost	Fair Value	Net Unrealized Gains (Losses)
	(Dollars in Thousands)
Due in one year or less	$19,274	$19,081	$(193)
Due after one year through five years	50,754	49,962	(792)
Due after five years through ten years	4,419	4,398	(21)
TOTAL SECURITIES AVAILABLE FOR SALE	$74,447	$73,441	$(1,006)

	Amortized Cost	Fair Value	Net Unrealized Gains (Losses)
	(Dollars in Thousands)
Due in one year or less	$1,679	$1,677	$(2)
Due after one year through five years	8,230	8,177	(53)
Due after five years through ten years	3,490	3,500	10
TOTAL SECURITIES HELD TO MATURITY	$13,399	$13,354	$(45)

The following table shows the gross unrealized losses and fair value of the Corporation’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category at December 31, 2006:

	Less Than Twelve Months		Over Twelve Months
	(Dollars in Thousands)

Description of Security	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value

Securities available for sale:
U.S. Treasury obligations and direct obligations of U.S. government agencies	$22	$3,973	$840	$52,533
Federal agency mortgage-backed securities	25	4,818	114	4,637
Other debt securities	—	—	18	1,982
Total securities available for sale	$47	$8,791	$972	$59,152
Securities held to maturity:
Municipal securities	$8	$2,300	$92	$4,293
Total securities held to maturity	$8	$2,300	$92	$4,293

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

Federal Agency Mortgage-Backed Securities. The unrealized losses on the Corporation’s investment in agency mortgage-backed securities issued by FNMA and FHLMC were caused

Page 36     First Century Bankshares, Inc.

2. Securities (continued)

by interest rate increases. The Corporation purchased these investments, most at a premium relative to their face amount, and the contractual cash flows of these investments are guaranteed by the issuer organization. Accordingly, it is expected that the securities would not be settled at a price materially less than the amortized cost of the Corporation’s investment.

Municipal Securities. The unrealized losses on the Corporation’s municipal securities were caused by interest rate increases. The contractual cash flows of these investments are guaranteed by the issuer organization. Accordingly, it is expected that the securities would not be settled at a price materially less than the amortized cost of the Corporation’s investment.

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

For all of these securities, because the decline in market value is attributable to changes in interest rates and not credit quality and because the Corporation has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Corporation does not consider these investments to be other-than-temporarily impaired at December 31, 2006.

3. Loans

Loans at December 31, 2006 and 2005 consisted of the following:

	December 31,
	2006	2005
	(Dollars in Thousands)
Commercial, financial and agricultural	$49,111	$44,721
Real estate–construction	8,832	11,654
Real estate–mortgage (residential and commercial)	213,185	181,551
Installment loans to individuals	21,515	19,806
Total loans	292,643	257,732
Less: allowance for loan losses	2,555	2,661
NET LOANS	$290,088	$255,071

The Corporation’s subsidiary has had and can be expected to have in the future various banking transactions with directors, executive officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties). The total amount of these loans was $15,105,000 and $14,453,000 at December 31, 2006 and 2005, respectively. During 2006, $10,424,000 in loan advances were made and repayments were $9,772,000.

First Century Bankshares, Inc.     Page 37

4. Allowance for Loan Losses

An analysis of changes in the allowance for loan losses for 2006, 2005 and 2004 is as follows:

	Years Ended December 31,
	2006	2005	2004
	(Dollars in Thousands)
Balance at beginning of year	$2,661	$2,900	$3,075
Provision for loan losses	80	434	224
Recoveries on loans previously charged off	399	88	151
Loans charged off	(585)	(761)	(550)
BALANCE AT END OF YEAR	$2,555	$2,661	$2,900

The following is a summary of loans considered impaired:

	December 31,
	2006	2005
	(Dollars in Thousands)
Gross impaired loans	$1,605	$2,173
Valuation allowance for impaired loans	298	418
Recorded investment in impaired loans	$1,307	$1,755

The average recorded investment in impaired loans for the years ended December 31, 2006, 2005 and 2004 was $1,459,000, $1,903,000 and $2,122,000, respectively. There was no interest income recognized on impaired loans (during the portion of the year they were impaired) for any of these years. At December 31, 2006, 2005 and 2004, the Corporation had nonaccrual loans of $1,605,000, $2,173,000 and $2,493,000, respectively. Interest income of $14,000, $26,000 and $19,000 was recognized on these loans in 2006, 2005 and 2004, respectively. Had these loans performed in accordance with their original terms, additional interest income of $179,000, $164,000 and $175,000 would have been recorded in 2006, 2005 and 2004, respectively.

At December 31, 2006, 2005 and 2004, the Corporation had loans past-due 90 days or more and still in accrual status of $397,000, $517,000 and $423,000, respectively. Additionally, at December 31, 2006, 2005 and 2004, the Corporation had other real estate owned of $517,000, $316,000 and $112,000, respectively.

5. Premises and Equipment

Premises and equipment at December 31, 2006 and 2005 consisted of the following:

	December 31,
	2006	2005
	(Dollars in Thousands)
Land	$2,552	$1,898
Buildings and improvements	12,641	12,096
Equipment and fixtures	6,200	6,232
Total	21,393	20,226
Less accumulated depreciation	9,191	8,410
NET PREMISES AND EQUIPMENT	$12,202	$11,816

Page 38     First Century Bankshares, Inc.

5. Premises and Equipment (continued)

Depreciation charged to operating expense amounted to $969,000 in 2006, $952,000 in 2005, and $873,000 in 2004.

Certain premises and equipment are utilized under long-term operating leases. The aggregate minimum annual rental commitments under those leases total approximately $82,000 in 2007, $69,000 in 2008, $64,000 in 2009, $53,000 in 2010, and $55,000 in 2011. Total net rent expense included in the accompanying consolidated financial statements was $97,000 in 2006, $62,000 in 2005 and $63,000 in 2004.

6. Deposits

Deposits at December 31, 2006 and 2005 were as follows:

	December 31,
	2006	2005
	(Dollars in Thousands)
Individuals, partnerships and corporations:
Demand deposits	$41,246	$46,613
Time and savings deposits	297,359	273,334
U.S. Government	126	100
States and political subdivisions	15,549	10,954
Due to banks	1,570	—
Certified and official checks	1,505	1,790
TOTAL DEPOSITS	$357,355	$332,791

The scheduled maturities of time deposits at December 31, 2006 were as follows:

(Dollars in Thousands)
2007	$144,556
2008	25,735
2009	8,685
2010	3,268
2011	1,621
Thereafter	51
TOTAL TIME DEPOSITS	$183,916

Time deposits include certificates of deposit issued in amounts of $100,000 or more totaling approximately $47,641,000 and $40,929,000 at December 31, 2006 and 2005, respectively. At December 31, 2006, deposits of executive officers, directors and their related interests were $9,137,000.

7. Short-term Borrowings

Short-term borrowings consist of securities sold under agreements to repurchase. Federal funds purchased and securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Information concerning federal funds purchased and securities sold under agreements to repurchase at December 31, 2006 and 2005 is summarized as follows:

	2006	2005
	(Dollars in Thousands)
Average balance during the year	$18,951	$18,047
Average interest rate during the year	3.57%	1.85%
Maximum month-end balance during the year	$25,366	$23,536

First Century Bankshares, Inc.     Page 39

8. Other Comprehensive Income

Other comprehensive income is defined as comprehensive income exclusive of net income. Other comprehensive income (loss) consists of the following:

	Years Ended December 31,
	2006	2005	2004
Unrealized gains (losses) on available for sale securities arising during the year	$524	$(1,764)	$(779)
Reclassification adjustment for (gains) losses included in net income	166	60	16
Other comprehensive income (loss) before tax	690	(1,704)	(763)
Income tax (expense) benefit related to other comprehensive income	(235)	579	260
Other comprehensive income (loss), net of tax	$455	$(1,125)	$(503)

9. Earnings Per Share

The following table reconciles the numerator and denominator of the basic and diluted computations for net income per common share for the years ended December 31, 2006, 2005 and 2004:

	2006
	Income (Numerator)	Weighted Average Shares (Denominator)	Per-Share Amount
Basic EPS:
Income available to common shareholders	$4,489,000	1,958,756	$2.29
Diluted EPS:
Effect of dilutive securities—Stock options		12,831
Income available to common shareholders and assumed conversions	$4,489,000	1,971,587	$2.28

	2005
	Income (Numerator)	Weighted Average Shares (Denominator)	Per-Share Amount
Basic EPS:
Income available to common shareholders	$4,004,000	1,972,233	$2.03
Diluted EPS:
Effect of dilutive securities—Stock options	—	10,782
Income available to common shareholders and assumed conversions	$4,004,000	1,983,015	$2.02

	2004
	Income (Numerator)	Weighted Average Shares (Denominator)	Per-Share Amount
Basic EPS:
Income available to common shareholders	$3,055,000	1,990,991	$1.53
Diluted EPS:
Effect of dilutive securities—Stock options	—	7,406
Income available to common shareholders and assumed conversions	$3,055,000	1,998,397	$1.53

Page 40     First Century Bankshares, Inc.

10. Stockholders’ Equity

The authorized capital stock of the Corporation consists of 10,000,000 shares of $1.25 par value common stock. At December 31, 2006 and 2005, 2,000,000 shares were issued. At December 31, 2006, 1,962,879 shares were outstanding compared to 1,958,273 shares at December 31, 2005.

SHARE REPURCHASE ACTIVITY

During the years ended December 31, 2006, 2005 and 2004, the Corporation repurchased 3,630 shares, 33,027 shares and 200 shares, respectively. At December 31, 2006, management was authorized to repurchase 14,143 shares.

11. Stock Based Compensation

The Corporation’s 1998 Officer Stock Option Plan (the “Officer Plan”) provides for the issuance of 170,000 options to purchase shares of the Corporation’s common stock to officers of the Corporation. The options can have an original term of up to ten years with an exercise price equal to the market price of the common stock on the date of grant, as defined by the Officer Plan. The options vest 20% per year after their date of grant. At December 31, 2006, the weighted average remaining contractual life of the outstanding options was 25 months. At December 31, 2006, options for 99,930 shares of common stock were reserved for future issuance for the Officer Plan.

The Corporation’s 1998 Director Stock Option Plan (the “Director Plan”) provides for the issuance of 30,000 options to purchase shares of the Corporation’s common stock to directors of the Corporation and its subsidiaries. The options can have an original term of up to ten years with an exercise price equal to the market price of the common stock on the date of grant, as defined by the Director Plan. The options are fully vested upon their date of grant. At December 31, 2006, the weighted average remaining contractual life of the outstanding options was 23 months. At December 31, 2006, options for 18,000 shares of common stock were reserved for future issuance for the Director Plan.

The fair value of the Corporation’s stock options granted is estimated at the date of grant using the Black-Scholes option-pricing model. This model requires the input of highly subjective assumptions, changes to which can materially affect the fair value estimate. Additionally, there may be other factors that would otherwise have a significant effect on the value of stock options granted but are not considered by the model. Because the Corporation’s stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options at the time of grant.

The Corporation did not issue any options during the years ended December 31, 2006 and 2005. For the year ended December 31, 2006, compensation cost related to the Corporation’s employee stock option plan recorded in net income was $19,000. As of

December 31, 2006, $11,000 in unrecognized compensation costs remained to be recognized over a period of nine months.

First Century Bankshares, Inc.     Page 41

11. Stock Based Compensation (continued)

A summary of the Corporation’s stock option activity, and related information for the years ended December 31, is as follows:

	2006		2005		2004
	Option Shares	Weighted- Average Exercise Price	Option Shares	Weighted- Average Exercise Price	Option Shares	Weighted- Average Exercise Price
Officer stock options:
Outstanding, beginning of year	80,325	$19.26	80,325	$19.26	88,220	$19.33
Granted	—	—	—	—	—	—
Exercised	9,755	19.31	—	—	—	—
Forfeited	500	18.00	—	—	7,895	20.11
Outstanding, end of year	70,070	$19.26	80,325	$19.26	80,325	$19.26
Exercisable at end of year	63,070	$19.40	66,125	$19.53	59,025	$19.71
Weighted-average fair value of options granted during the year	$—		$—		$—

Director stock options:
Outstanding, beginning of year	18,000	$19.50	18,500	$19.46	19,000	$19.42
Granted	—	—	—	—	—	—
Exercised	6,000	19.50	500	18.00	—	—
Forfeited	—	—	—	—	500	18.00
Outstanding, end of year	12,000	$19.50	18,000	$19.50	18,500	$19.46
Exercisable at end of year	12,000	$19.50	18,000	$19.50	18,500	$19.46
Weighted-average fair value of options granted during the year	$—		$—		$—

Page 42     First Century Bankshares, Inc.

12. Post Employment Benefits

In September 2006, the Financial Accounting Standards Board issued SFAS 158 “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R)”. SFAS 158 required the Corporation to recognize the funded status (i.e., the difference between the fair value of plan assets and the benefit obligation) of its defined benefit pension and other postretirement plans (collectively “postretirement benefit plans”) in its December 31, 2006 Consolidated Statement of Financial Condition, with a corresponding adjustment to Accumulated Other Comprehensive Income, net of tax.

The adjustment to Accumulated Other Comprehensive Income at adoption represents the net unrecognized actuarial losses and unrecognized prior service costs which were previously netted against the Corporation’s postretirement benefit plans’ funded status in the Consolidated Statement of Financial Condition pursuant to the provisions of SFAS 87 “Employers’ Accounting for Pensions” and SFAS 106 “Employer’s Accounting for Postretirement Benefits Other Than Pensions”. These amounts will subsequently be recognized as net periodic postretirement cost consistent with the Corporation’s historical accounting policy for amortizing such amounts. The adoption of SFAS 158 had no effect on the Corporation’s Consolidated Statement of Income for the year ended December 31, 2006, or for any prior period, and it will not affect the Corporation’s operating results in future periods. Additionally, SFAS 158 did not have an effect on the Corporation’s Consolidated Statement of Financial Condition at December 31, 2005.

SFAS 158 also required companies to measure the fair value of plan assets and benefit obligations as of the date of the fiscal year-end balance sheet. This provision of SFAS 158 is not applicable as the Corporation already uses a measurement date of December 31 for its postretirement benefit plans.

The incremental effect of applying SFAS 158 on the Consolidated Statement of Financial Condition at December 31, 2006 for all of the Corporation’s postretirement benefit plans is presented in the following table:

	Prior to application of SFAS 158	SFAS 158 Adoption Adjustments	After application of SFAS 158
Deferred tax liability	(278)	227	(51)
Prepaid pension cost	1,254	(775)	479
Net postretirement cost	1,131	(108)	1,023
Accumulated other comprehensive income	(664)	(440)	(1,104)

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

First Century Bankshares, Inc.     Page 43

12. Post Employment Benefits (continued)

the benefit coverage under the plan incurred during a year exceeds that cap. No health care cost increases have been factored into the health plan’s actuarial calculations due to this cap.

The following table outlines the changes in the Corporation’s postemployment benefit plan obligations, assets and funded status for the years ended December 31, 2006 and 2005, and the assumptions and components of net periodic benefit costs for the three years in the period ended December 31, 2006.

	Pension Benefits		Other Postretirement Benefits
	2006	2005	2006	2005
	(Dollars in Thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$6,151	$5,885	$1,038	$1,093
Service cost	241	228	15	17
Interest cost	348	332	58	61
Actuarial (gain) loss	64	(127)	(32)	(71)
Benefits paid	(225)	(167)	(56)	(62)
Adjustment in cost of settlement	—	—	—	—
Benefit obligation at end of year	6,579	6,151	1,023	1,038

Change in plan asset
Fair value of plan assets at beginning of year	6,163	5,804	—	—
Actual return on plan assets	820	226	—	—
Employer contribution	300	300	56	62
Benefits paid	(225)	(167)	(56)	(62)
Fair value of plan assets at end of year	7,058	6,163	—	—
Funded status	479	12	(1,023)	(1,038)
Unrecognized net actuarial (gain) loss	1,760	2,125	(440)	(434)
Unrecognized prior service cost	(985)	(1,075)	—	—
Unrecognized transition obligation	—	—	332	387
Prepaid (accrued) benefit cost	$1,254	$1,062	$(1,131)	$(1,085)

	Pension Benefits			Other Postretirement Benefits
Weighted-average assumptions as of 12/31	2006	2005	2004	2006	2005	2004
Discount rate	5.75%	5.75%	5.75%	5.75%	5.75%	5.75%
Expected return on plan assets	8.00%	8.00%	8.00%	N/A	N/A	N/A
Rate of compensation increase	3.00%	3.00%	3.00%	N/A	N/A	N/A

Components of net periodic benefit cost
Service cost	$241	$228	$225	$15	$17	$17
Interest cost	348	332	337	58	61	63
Expected return on plan assets	(492)	(455)	(460)	—	—	—
Amortization of prior service cost	(90)	(90)	(90)	—	—	—
Amortization of transition obligation	—	(37)	(44)	55	55	55
Recognized net actuarial (gain) loss	101	96	68	(26)	(24)	(32)
Net periodic (benefit) cost	108	74	36	102	109	103
Settlement (gain) loss	—	—	433	—	—	—
Net periodic (benefit) cost, net of adjustments	$108	$74	$505	$102	$109	$103

Page 44     First Century Bankshares, Inc.

12. Post Employment Benefits (continued)

Included in Accumulated Other Comprehensive Income at December 31, 2006 are the following non-cash pretax charges which have not yet been recognized in net periodic pension cost. Also presented is the estimated portion of each component of Accumulated Other Comprehensive Income which is expected to be recognized as a component of net periodic benefit cost during the year-ending December 31, 2007.

	Amt. recognized in Acc. Other Comp. Income at Dec 31, 2006	Amount expected to be charged to net periodic cost in 2007
Pension Benefits:
Net actuarial losses	1,760	70
Prior service cost	(985)	(90)

Other Postretirement Benefits:
Net actuarial gains	(440)	(29)
Transition obligation	332	55

The expected benefits to be paid under the Corporation’s postemployment benefit plans are as follows:

	Pension Benefits	Other Postretirement Benefits
2007	149	62
2008	158	60
2009	172	59
2010	198	59
2011	214	58
2012-2016	1,685	319

The asset allocation for the defined benefit pension plan for the years ended December 31, 2006 and 2005, by asset category, is as follows:

ASSET CATEGORY

	Percentage of Plan Assets
	2006	2005
Equity securities	72%	67%
Debt securities	13	10
Real estate	4	6
Other	11	17
Total	100%	100%

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

First Century Bankshares, Inc.     Page 45

12. Post Employment Benefits (continued)

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

During 2004, significant lump-sum distributions by the Corporation’s employee pension plan triggered accelerated recognition of previously deferred actuarial losses under the accounting provisions set forth in SFAS No. 88 “Employer’s Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”. The Corporation recognized additional settlement charges pursuant to the requirements of SFAS No. 88 of $433,000 for the year ended December 31, 2004. The Corporation contributed $300,000 to the pension plan in 2006, 2005 and 2004 and expects to do so for 2007.

In December 2003, President Bush signed into law a bill that expanded Medicare benefits, primarily adding a prescription drug benefit for Medicare-eligible retirees beginning in 2006. The law also provided a federal subsidy to companies that sponsor postretirement benefit plans that provide prescription drug coverage. FASB Staff Position 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” provides guidance on the accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) for employers that sponsor postretirement health care plans that provide prescription drug benefits. The Corporation has determined that it is not eligible for the federal subsidy as the postretirement benefit plan does not meet the definition for “actuarially equivalent” to the Medicare Part D benefit. Therefore, the Corporation does not include the effects of the subsidy in measuring net periodic postretirement benefit cost. The Corporation expects to contribute $56,000 to the postretirement benefit plan in 2007.

The Corporation maintains a qualified 401(k) retirement savings plan. All employees age 21 and over are eligible to participate on a voluntary basis, after completing their first year of service. All employees may elect to make pretax contributions up to a maximum of fifteen percent (15%) of their salary, which are matched fifty percent (50%) by the Corporation. Total amounts charged to operating expense for payments pursuant to this plan were approximately $154,000 in 2006, $131,000 in 2005 and $128,000 in 2004.

13. Income Taxes

The provision for income taxes consisted of the following:

	Years Ended December 31,
Tax provision attributed to income from operations:	2006	2005	2004
Current:	(Dollars in Thousands)
Federal	$1,901	$1,581	$1,111
State	362	299	239
Deferred expense (benefit)	137	264	254
PROVISION FOR INCOME TAX	$2,400	$2,144	$1,604

Page 46     First Century Bankshares, Inc.

13. Income Taxes (continued)

The components of deferred tax assets and liabilities at December 31, 2006 and 2005 were as follows:

	2006	2005
	(Dollars in Thousands)
Allowance for loan losses	$490	$525
Retirement plans	181	4
Unrealized losses on securities available for sale	342	577
Other	162	70
Gross deferred tax assets	1,175	1,176
Depreciation	(286)	(367)
Goodwill	(793)	(635)
Other	(147)	(80)
Gross deferred tax liabilities	(1,226)	(1,082)
NET DEFERRED TAX ASSET (LIABILITY)	$(51)	$94

The principal differences between the effective tax rate and the federal statutory rate were as follows:

	Years Ended December 31,
	2006		2005		2004
	(Dollars in Thousands)
	Amount	%	Amount	%	Amount	%
Provision at statutory rate	$2,343	34	$2,090	34	$1,584	34
Tax-exempt interest income from certain investment securities and loans	(177)	(3)	(176)	(3)	(180)	(4)
State income tax expense, net of federal benefit	253	4	222	4	177	3
Other, net	(19)	—	8	—	23	1
PROVISION FOR INCOME TAXES	$2,400	35	$2,144	35	$1,604	34

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

Unused lines of credit represent agreements to lend to a customer as long as there is no violation of any condition established in the contract, and generally have fixed expiration dates or other termination clauses and may require payment of a fee. Financial standby letters of

First Century Bankshares, Inc.     Page 47

15. Financial Instruments, Concentrations of Credit and Fair Values (continued)

credit are conditional commitments issued by the subsidiary to guarantee the financial performance of a customer to a third party. Those guarantees are primarily used to support public and private borrowing arrangements.

The subsidiary’s exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is the contractual amount of those instruments. The subsidiary uses the same credit policies in making commitments and conditional obligations that it does for on-balance sheet instruments.

The components of the Corporation’s off-balance sheet financial commitments at December 31, 2006 and 2005 are as follows:

	December 31,
	2006	2005
Unused lines of credit	(Dollars in Thousands)
Home equity lines	$3,671	$3,531
Commercial real estate, construction and land development secured by real estate	25,392	22,163
Other unused commitments	31,054	30,710
Total unused lines of credit	60,117	56,404
Financial standby letters of credit	$4,733	$4,612

At December 31, 2006 and 2005, the carrying amount and fair value of financial standby letters of credit was $5,000 and $6,000, respectively. Also, at December 31, 2006 and 2005, the Corporation had residential mortgage loan commitments outstanding of $619,000 and $819,000, respectively. Derivative financial instruments related to these commitments at December 31, 2006 and 2005 were $4,000 and $3,000, respectively.

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

A substantial portion of the customers’ ability to honor their contractual commitment is largely dependent upon the economic conditions of the respective industry and overall economic conditions of the region. At December 31, 2006, the Corporation had concentrations of $14,590,000, or 38.0% of stockholders’ equity in loans to lessors of real property, and $18,193,000, or 47.3% of stockholders’ equity in loans to land subdividers and developers. These concentrations are diversified by geography throughout the Mid-Atlantic region.

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires the disclosure of the estimated fair value of on and off-balance sheet financial instruments. For the

Page 48     First Century Bankshares, Inc.

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

Fair values are based on quoted market prices for similar instruments or estimated using discounted cash flow analysis. The discount rates used are estimated using comparable market rates for similar types of instruments adjusted to be commensurate with the credit risk, overhead costs, and optionality of such instruments.

The estimated fair value and the recorded book balances at December 31, 2006 and 2005 were as follows:

	2006		2005
	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount
	(Dollars in Thousands)		(Dollars in Thousands)
Assets:
Cash and due from banks	$10,212	$10,212	$14,299	$14,299
Securities available for sale	73,441	73,441	84,788	84,788
Securities held to maturity	13,354	13,399	13,143	13,217
Federal Home Loan Bank and Federal Reserve Bank stock	1,287	1,287	1,096	1,096
Federal funds sold	—	—	—	—
Net loans	292,835	290,088	257,337	255,071

Liabilities:
Noninterest-bearing deposits	44,452	44,452	50,645	50,645
Deposits with no stated maturities	128,987	128,987	137,415	137,415
Deposits with stated maturities	183,659	183,916	143,273	144,731
Short-term borrowings	12,674	12,674	19,682	19,682

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

First Century Bankshares, Inc.     Page 49

16. Regulatory Matters

The Corporation’s principal source of funds for dividend payment and debt service is dividends received from the subsidiary bank.

Under applicable Federal laws, the Comptroller of the Currency, the primary regulator of First Century Bank, N.A., restricts the total dividend payments of a national bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits of the two preceding years. At December 31, 2006, retained net profits for the years 2006 and 2005, which were free of such regulatory restrictions, aggregated approximately $3,747,000.

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and its subsidiary to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk–weighted assets (as defined), and Tier I capital to average assets (as defined). Management believes, as of December 31, 2006, that the Corporation and its subsidiary meet all capital adequacy requirements to which they are subject.

As of December 31, 2006, First Century Bank, N.A. has received notification from the Office of the Comptroller of the Currency that it is well–capitalized under the regulatory framework for prompt corrective action. To be adequately capitalized, minimum total risk–based, Tier I risk–based, and Tier I leverage ratios as set forth in the following table must be maintained. There are no conditions or events since the recent notification that management believes have changed the institution’s category.

	Actual		For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
As of December 31, 2006:
Total Capital (to Risk Weighted Assets):
Consolidated	$36,929	12.15%	≥	$24,322	≥	8.00%
First Century Bank, N.A.	$35,695	11.75%	≥	$24,294	≥	8.00%	≥	$30,368	≥	10.00%
Tier I Capital (to Risk Weighted Assets):
Consolidated	$34,353	11.30%	≥	$12,161	≥	4.00%
First Century Bank, N.A.	$33,119	10.91%	≥	$12,147	≥	4.00%	≥	$18,221	≥	6.00%
Tier I Capital (to Average Assets):
Consolidated	$34,353	8.41%	≥	$16,336	≥	4.00%
First Century Bank, N.A.	$33,119	8.12%	≥	$16,321	≥	4.00%	≥	$20,402	≥	5.00%

Page 50     First Century Bankshares, Inc.

16. Regulatory Matters (continued)

	Actual		For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
As of December 31, 2005:
Total Capital (to Risk Weighted Assets):
Consolidated	$34,597	12.55%	≥	$22,057	≥	8.00%
First Century Bank, N.A.	$33,373	12.12%	≥	$22,028	≥	8.00%	≥	$27,535	≥	10.00%
Tier I Capital (to Risk Weighted Assets):
Consolidated	$31,889	11.57%	≥	$11,028	≥	4.00%
First Century Bank, N.A.	$30,665	11.14%	≥	$11,014	≥	4.00%	≥	$16,521		≥6.00%
Tier I Capital (to Average Assets):
Consolidated	$31,889	8.37%	≥	$15,234	≥	4.00%
First Century Bank, N.A.	$30,665	8.06%	≥	$15,218	≥	4.00%	≥	$19,022		≥5.00%

17. Parent Company Financial Data

Condensed financial information of First Century Bankshares, Inc. (parent company only) is presented below:

STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2006	2005
Assets:	(Dollars in Thousands)
Cash	$262	$289
Investment in subsidiaries at equity	37,675	35,198
Other assets	573	586
TOTAL ASSETS	$38,510	$36,073
Liabilities:
Other liabilities	$78	$120
TOTAL LIABILITIES	78	120
Stockholders’ Equity:
Common stock–$1.25 par value; 10,000,000 shares authorized and 2,000,000 shares issued at December 31, 2006 and 2005;
1,962,879 shares outstanding at December 31, 2006, and
1,958,273 shares outstanding at December 31, 2005;	2,500	2,500
Paid-in capital	783	785
Retained earnings	36,014	33,567
Treasury stock, at cost; 37,121 shares at December 31, 2006, and 41,727 shares at December 31, 2005	(865)	(899)
TOTAL STOCKHOLDERS’ EQUITY	38,432	35,953
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$38,510	$36,073

First Century Bankshares, Inc.     Page 51

17. Parent Company Financial Data (continued)

STATEMENTS OF INCOME
	Years Ended December 31,
	2006	2005	2004
	(Dollars in Thousands)
Income:
Dividends from subsidiary bank	$2,100	$2,790	$2,025
Other income	1	—	—
TOTAL INCOME	2,101	2,790	2,025
Expenses:
Other	118	166	118
TOTAL EXPENSES	118	166	118
Applicable income taxes (benefits)	(44)	(63)	(42)
Income before equity in undistributed net income of subsidiaries	2,027	2,687	1,949
Equity in undistributed net income of subsidiaries	2,462	1,317	1,106
NET INCOME	$4,489	$4,004	$3,055

STATEMENT OF CASH FLOWS

	Years Ended December 31,
	2006	2005	2004
Cash flows from operating activities	(Dollars in Thousands)
Net income	$4,489	$4,004	$3,055
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary	(2,462)	(1,317)	(1,106)
Other adjustments, net	(29)	(29)	(42)
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,998	2,658	1,907
Cash flows from investing activities
Investment in subsidiary	—	—	—
NET CASH USED BY INVESTING ACTIVITIES	—	—	—
Cash flows from financing activities
Purchase of treasury stock	(87)	(756)	(5)
Cash received from stock option exercise	119	9	—
Cash dividends paid	(2,057)	(1,968)	(1,752)
NET CASH USED BY FINANCING ACTIVITIES	(2,025)	(2,715)	(1,757)
Net increase (decrease) in cash	(27)	(57)	150
Cash at January 1,	289	346	196
Cash at December 31,	$262	$289	$346

Page 52     First Century Bankshares, Inc.

18. Quarterly Financial Data (Unaudited)

The summary financial data by quarter for the years ended December 31, 2006, 2005 and 2004 was as follows:

	Quarter Ended
	Mar. 31	June 30	Sept. 30	Dec. 31
	(Dollars in Thousands, Except Per Share Data)
2006
Interest income	$5,522	$5,885	$6,298	$6,488
Net interest income	3,944	4,068	4,079	4,090
Provision for possible loan losses	43	48	78	(89)
Securities gains (losses)	(26)	(32)	—	(108)
Income before taxes	1,527	1,770	1,834	1,758
Net income	987	1,148	1,214	1,140
NET INCOME PER SHARE	$0.50	$0.59	$0.62	$0.58

2005
Interest income	$4,771	$5,067	$5,173	$5,407
Net interest income	3,777	3,950	3,844	3,950
Provision for possible loan losses	68	38	180	148
Securities gains (losses)	10	—	—	(70)
Income before taxes	1,381	1,610	1,568	1,589
Net income	885	1,063	1,020	1,036
NET INCOME PER SHARE	$0.44	$0.54	$0.52	$0.53

2004
Interest income	$4,327	$4,410	$4,466	$4,668
Net interest income	3,504	3,570	3,581	3,716
Provision for possible loan losses	(26)	39	53	158
Securities gains (losses)	(16)	—	—	—
Income before taxes	1,064	1,059	1,086	1,450
Net income	701	700	715	939
NET INCOME PER SHARE	$0.35	$0.35	$0.36	$0.47

First Century Bankshares, Inc.     Page 53

Report of

Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

First Century Bankshares, Inc.

Bluefield, West Virginia

We have audited the accompanying consolidated statements of financial condition of First Century Bankshares, Inc. and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The accompanying consolidated statements of income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2004 were audited by other auditors whose report dated March 10, 2005, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Century Bankshares, Inc. and Subsidiaries as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Brown, Edwards & Company, L.L.P.

CERTIFIED PUBLIC ACCOUNTANTS

Bluefield, West Virginia

February 23, 2007

Page 54     First Century Bankshares, Inc.

Report of

Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

First Century Bankshares, Inc.

In our opinion, the accompanying consolidated statements of income, of changes in stockholders’ equity and of cash flows present fairly, in all material respects, the results of operations and cash flows of First Century Bankshares, Inc. and its subsidiaries (the “Corporation”) for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Greensboro, North Carolina

March 10, 2005

First Century Bankshares, Inc.     Page 55

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

Samuel V. Jones, CPA

Hodges, Jones and Mabry, P.C.

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

R. W. Wilkinson

President & Chief
Executive Officer, First Century Bankshares, Inc.,

Chairman & Chief Executive Officer, First Century
Bank, NA

Page 56     First Century Bankshares, Inc.

Boards of

Directors

FIRST CENTURY BANK, N.A.

WYTHE COUNTY OPERATIONS ADVISORY BOARD

J. J. Booker, III, M.D. Physician Robert T. Dupuis President, P & T Products, Inc.	Samuel V. Jones, CPA Hodges, Jones & Mabry, PC Stephen A. Lester Wordsprint	W. Edward Smith Vice President, Wythe County Operations First Century Bank, N.A. Frank W. Wilkinson President & Chief Operating Officer, First Century Bank, NA, Secretary, First Century Bankshares, Inc.,	R. W. Wilkinson President & Chief Executive Officer, First Century Bankshares, Inc., Chairman & Chief Executive Officer, First Century Bank, NA

FIRST CENTURY BANK, N.A.

SUMMERS COUNTY OPERATIONS ADVISORY BOARD

C. Scott Briers President, Briers, Inc. James S. Kerr Owner Kerr Realty	David L. Parmer Attorney at Law	Bill J. Keaton Vice President, Summers County Operations First Century Bank N.A. Frank W. Wilkinson President & Chief Operating Officer, First Century Bank, NA, Secretary, First Century Bankshares, Inc.,	R. W. Wilkinson President & Chief Executive Officer, First Century Bankshares, Inc., Chairman & Chief Executive Officer, First Century Bank, NA

First Century Bankshares, Inc.     Page 57

Officers

FIRST CENTURY BANKSHARES, INC.

B. L. Jackson, Jr.	Robert M. Jones, Jr., MD	W. E. Albert	J. Ronald Hypes
Chairman of the Board	Vice Chairman of the Board	Assistant Secretary	Treasurer

R. W. Wilkinson	Frank W. Wilkinson
President and Chief Executive Officer	Secretary

FIRST CENTURY BANK, N.A.

ADMINISTRATION

R. W. Wilkinson

Chairman and Chief Executive

Officer

Frank W. Wilkinson

President

& Chief Operating Officer

J. Ronald Hypes

Senior Vice President &

Chief Financial Officer

John D. Lay

Vice President & Controller

Wayne L. Blevins

Assistant Controller & Trust

Officer

Barbara Moore-Ray

Community Development

Officer

Cynthia L. Higgins

Vice President

Internal Audit & Compliance

Lisa A. Huff

Director of Human Resources

Jason Farmer

IT Manager

Deborah L. Bowman

Marketing Director

Matthew W. Barnett

CRM Administrator

BRANCH

ADMINISTRATION

Bill J. Keaton

Vice President,

Summers County Operations

W. Edward Smith

Vice President,

Wythe County Operations

Karen R. Kidd

Branch Manager/

Assistant Cashier,

College Avenue Office

L. Mori Williams

Vice President &

City Executive,

Princeton Office

Michael R. Mays

Vice President & City

Executive, Beckley Office

Brenda G. Davidson

Branch Manager &

Loan Officer,

Bluefield, Virginia Office

Debra Brunty

Vice President-Loans,

Wyoming County Operations

Sandra K. Taylor

Branch Manager,

Pineville Office

Rebecca Lynn Daniels

Branch Manager,

Oceana Office

Stephanie Bailey

Assistant Branch Manager,

Oceana Office

Zerna A. Felts

Branch Manager &

Security Officer,

Fort Chiswell Office

Linda C. Hamer

Customer Service Manager

Kathy L. Peters

AVP, Teller Manager

Michelle L. Thompson

Assistant Vice President,

Princeton Office

Linda C. Rider

IRA Coordinator

Sharon Cole

Assistant Cashier

Hinton Office

Ronnie M. Hamlin

Facilities Manager &

Assistant Security Officer

Cathy M. Laxton

AVP, Security

Nancy M. Cales

Assistant Cashier

Hinton Office

Rita Goodman

Customer Service Officer

LOANS

Jeffrey L. Forlines

Senior Vice President,

Chief Credit Officer

Garnett L. Little

Vice President, Loans

Randall D. Price

Vice President, Credit

Administration Officer

Hal L. Absher

Director of Secondary

Mortgage Lending

Randy N. Bowles

Assistant Vice President,

Summers County Office

Bryan G. Hopkins

AVP & Mortgage Special

Beckley Office

Barry W. Whitt

Assistant Vice President, Loans

Wanda Blair

Loan Officer,

Wytheville Office

Louise S. Bowen

Loan Officer,

Secondary Mortage Lending

Shela D. Acord

Consumer Loan Officer,

Pineville Office

Charlene R. Maynard

Assistant Vice President, Loans
Oceana Office

Vicky C. Eggleston

Consumer Loan Officer,

Bluefield Office

Charles E. Lester

Collections Officer

Rick D. Blevins

Consumer Loan Officer,

Princeton Office

Curtis R. Moore

Loan Officer

Princeton Office

Jean F. Stanley

Assistant Cashier,

Princeton Office

Janet L. Whitten

Assistant Cashier

OPERATIONS

W. E. Albert

Senior Vice President & Cashier

Lonnie E. Cochran

Vice President, Operations

Martha B. Cooper

Assistant Vice President,

Operations

Harold A. Mitchell

Assistant Vice President,

Imaging

Angela M. James

Director of Treasury Management

Judy A. Cecil

Assistant Cashier

TRUST

John P. Beckett, Jr.

Senior Vice President &

Trust Officer

Elizabeth M. Pruett

Vice President &

Trust Officer

Julie H. Johnson

Vice President &

Trust Officer

Mary A. Musser

Trust Officer

Mary Sue Anderson

Assistant Trust Officer

Page 58     First Century Bankshares, Inc.

First Century

Bankshares, Inc.

First Century Bank, N.A.

Locations

500 Federal Street

Bluefield, WV 24701

(304) 325–8181

525 Federal Street

Bluefield, WV 24701

(304) 324-3286

2020 College Avenue

Bluefield, WV 24701

(304) 327–5660

1223 Stafford Drive

Pine Plaza, Princeton, WV 24740

(304) 425–0856

145 Springhaven Drive

Princeton, WV 24740

(304) 431-7617

108 Spruce Street

Bluefield, VA 24605

(276) 326-2606

Rt. 10, Cook Parkway

Oceana, WV 24870

(304) 682–6221

Rt. 10, East Pineville

Pineville, WV 24874

(304) 732–8850

321 Temple Street

Hinton, WV 25951

(304) 466-2311

200 Pepper’s Ferry Road

Wytheville, VA 24382

(276) 223–1115

148 Ivanhoe Road

Max Meadows, VA 24360

(276) 637–3100

1408 Harper Road

Beckley, WV 25801

(304) 255-45600