Form 10-K, Exhibit 13
period 2007-12-31
FIRST CENTURY BANKSHARES INC
filed 2008-03-28
CIK 723594

Exhibit 13

FIRST CENTURY BANKSHARES, INC.

2007 Annual Report

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

P.O. Box 1559, Bluefield, WV 24701.

Annual Meeting

The annual meeting of the stockholders will be held at 3:00 p.m., Tuesday,

April 22, 2008, at the First Century Bank Seminar Center, 525 Federal Street,

Bluefield, West Virginia. All stockholders are cordially invited to attend.

Financial Highlights	1

Letter to the Stockholders	2

Management’s Discussion and Analysis of Financial Condition and Results of Operations	3

Consolidated Statements of Financial Condition	25

Consolidated Statements of Income	26

Consolidated Statements of Changes in Stockholders’ Equity	27

Consolidated Statements of Cash Flows	28

Notes to Consolidated Financial Statements	29

Management’s Annual Report on Internal Control Over Financial Reporting	53

Report of Independent Registered Public Accounting Firm	54

Boards of Directors	55

Corporate and Bank Officers	57

First Century Bankshares, Inc. Subsidiary Locations	Back Cover

Financial

Highlights

	2007	2006	2005
	(Dollars in Thousands, Except Per Share Data)
FOR THE YEAR
Total operating income	$31,623	$28,777	$24,755
Total operating expense	24,506	21,888	18,607
Net income	4,688	4,489	4,004
Cash dividends declared	2,136	2,057	1,968
AT YEAR END
Assets	$433,879	$410,948	$390,789
Deposits	362,755	357,355	332,791
Loans	296,946	292,643	257,732
Securities	102,349	88,127	99,101
Stockholders’ equity	40,405	38,432	35,953
PER COMMON SHARE
Net income, basic	$2.40	$2.29	$2.03
Net income, diluted	2.39	2.28	2.02
Cash dividends declared	1.10	1.05	1.00
Book value	21.16	19.58	18.36

First Century Bankshares, Inc.     Page 1

Letter to the

Stockholders

To Our Stockholders, Customers, and Friends:

The Directors, Officers, and Employees of First Century Bankshares, Inc. and its wholly owned subsidiary, First Century Bank, N.A. are pleased to present this Annual Report to our stockholders for the year 2007.

First Century Bankshares, Inc. had earnings of $4,688,000 for the year ended 2007, which was an increase of 4.4% over the previous year’s earnings of $4,489,000. Earnings for year end 2007 reflect a return on average assets (ROAA) of 1.10% compared to 1.12% for year end 2006. Also, these earnings reflect an annualized return on average equity (ROAE) of 11.79% compared to 12.07% for year end 2006. On a per share basis, net income increased to $2.39 per diluted share for year end 2007, from $2.28 per diluted share for year end 2006.

We were pleased to be able to increase the dividend of the corporation in 2007 by 4.8%. The dividend increased from $1.05 per share in 2006 to $1.10 per share for 2007. We will continue to focus on creating a strong total return for our shareholders as we move into the future.

Management continues to be focused on our strategy to grow the assets of the corporation with opportunities in the Beckley, West Virginia, Raleigh County market. Our expansion efforts and the opening of our new office in April of 2008 should provide additional opportunity to meet our growth goal targets. We will continue to keep a close watch on credit quality and refrain from weakening our credit standards to meet these goals. The current national economy is something we are watching closely, and we want to make sure we do not lose our focus during this time.

Our improved credit quality is continuing to create excellent results. The provision for loan losses was $166,159 for year end 2007 and we feel this was very favorable even though it was higher than the $80,445 posted in 2006. Comparing the provision for loan losses to regulatory peers who show an average of 0.18% of total loans, we feel we compare quite favorably at 0.09%. Our credit analysis process, internal risk rating systems, and properly underwritten credit accommodations are essential to our continued success. We are also continuing our practice of external credit review to ensure that our risk rating system is comprehensive and sound.

Management is closely monitoring our asset sensitive balance sheet, and we are committed to staying flexible with our variable rate loan pricing strategy. We will give up short term earnings opportunities for the ability to re-price our assets in a volatile market, and we will not commit to fixed rate accommodations when we feel we are near the bottom of an interest rate cycle. We feel as though we take credit risk within our loan portfolio and we have to look at our opportunities to minimize our interest rate risk to help maintain our net interest margin.

We believe we have successfully achieved the 2007 goals of our corporate strategic plan, and we plan to keep you fully advised as we move forward through 2008. We have set high expectations for our corporation, and we believe we will continue to achieve our goals. We feel that value is created with our three constituencies in mind, the shareholders, the customers, and the employees, and if we take care of all three we will have done our job. We plan to stay the course of remaining a locally owned and locally managed community bank serving southern West Virginia and southwest Virginia.

Sincerely,

R. W. “Buz” Wilkinson

President and Chief Executive Officer

Page 2     First Century Bankshares, Inc.

Management’s

Discussion and Analysis of Financial Condition and Results of Operations

AVERAGE STATEMENTS OF FINANCIAL CONDITION AND NET INTEREST DIFFERENTIAL

	2007			2006			2005
	(Dollars in Thousands)			(Dollars in Thousands)			(Dollars in Thousands)
ASSETS:	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Income/ Expense	Yield/ Rate
Interest-bearing deposits with banks	$1,244	$64	5.14%	$259	$14	5.41%	$943	$26	2.76%
Securities available for sale and other equity securities:
U. S. Treasury securities	999	47	4.70%	1,133	51	4.50%	999	20	2.00%
U. S. Government agency securities	80,226	3,549	4.42%	79,419	3,048	3.84%	76,581	2,685	3.51%
Other securities	3,157	165	5.23%	3,481	181	5.20%	6,961	377	5.42%
Total securities available for sale	84,382	3,761	4.46%	84,033	3,280	3.90%	84,541	3,082	3.65%
Securities held to maturity:
State and municipal securities	15,219	592	3.89%	13,264	519	3.91%	13,071	509	3.89%
Other securities	32	2	6.25%	75	5	6.67%	75	5	6.67%
Total securities held to maturity	15,251	594	3.89%	13,339	524	3.93%	13,146	514	3.91%
Federal funds sold	1,094	56	5.12%	852	39	4.58%	2,620	81	3.09%
Loans	295,451	22,363	7.57%	274,300	20,336	7.41%	253,621	16,715	6.59%
Total interest-earning assets	397,422	26,838	6.75%	372,783	24,193	6.49%	354,871	20,418	5.75%
Allowance for loan losses	(2,526)			(2,652)			(2,792)
Cash and due from banks—demand	10,916			11,418			11,232
Bank Premises and equipment—net	12,408			12,324			12,065
Other assets	10,377			10,593			9,783
TOTAL ASSETS	428,597			$404,466			$385,159
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest-bearing demand deposits	$73,923	$605	0.82%	$75,958	$543	0.71%	$78,343	$352	0.45%
Savings deposits	56,156	598	1.06%	58,904	538	0.91%	65,113	521	0.80%
Time deposits	190,391	8,610	4.52%	163,133	6,253	3.83%	136,285	3,689	2.71%
Total interest-bearing deposits	320,470	9,813	3.06%	297,995	7,334	2.46%	279,741	4,562	1.63%
Short-term debt	18,203	652	3.58%	18,977	678	3.57%	18,073	335	1.85%
Total interest-bearing liabilities	338,673	10,465	3.09%	316,972	8,012	2.53%	297,814	4,897	1.64%
Demand deposits	45,794			45,955			48,423
Other liabilities	3,519			3,130			2,408
TOTAL LIABILITIES	387,986			366,057			348,645
Stockholders’ equity	40,611			38,409			36,514
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$428,597			$404,466			$385,159
Average rate paid to fund earning assets			2.63%			2.15%			1.38%
NET INTEREST DIFFERENTIAL		$16,373	4.12%		$16,181	4.34%		$15,521	4.37%

For purposes of this schedule, interest on nonaccrual loans have been included only to the extent reflected in the income statement. However, the nonaccrual loan balance is included in the average amount outstanding. Income on loans includes loan fees of $182,000 in 2007, $160,000 in 2006 and $257,000 in 2005. Average balances of securities available for sale are reported at amortized cost; excludes pretax unrealized losses of $651,000 in 2007, $1,789,000 in 2006, and $1,769,000 in 2005. Interest income on tax exempt securities is shown based on the actual yield.

VOLUME/RATE ANALYSIS

	Increase (Decrease) in Interest
	2007 vs. 2006			2006 vs. 2005			2005 vs. 2004
	(Dollars in Thousands)			(Dollars in Thousands)			(Dollars in Thousands)
	Due to Change in (1)			Due to Change in (1)			Due to Change in (1)
Interest income on:	Volume	Rate	Total	Volume	Rate	Total	Volume	Rate	Total
Loans	$1,585	$442	$2,027	$1,448	$2,173	$3,621	$426	$1,671	$2,097
Securities available for sale and other equity securities	15	466	481	(19)	217	198	366	41	407
Securities held to maturity	75	(5)	70	8	2	10	3	(18)	(15)
Federal funds sold	12	5	17	(68)	26	(42)	(2)	48	46
Interest-bearing deposits with banks	52	(2)	50	(28)	16	(12)	(4)	16	12
TOTAL INTEREST INCOME	1,739	906	2,645	1,341	2,434	3,775	789	1,758	2,547
Interest expense on:
Interest-bearing demand deposits	(16)	78	62	(14)	205	191	(1)	163	162
Savings deposits	(27)	87	60	(53)	70	17	(26)	48	22
Time deposits	1,139	1,218	2,357	878	1,686	2,564	262	703	965
Short-term borrowings	(28)	2	(26)	25	318	343	16	232	248
TOTAL INTEREST EXPENSE	1,068	1,385	2,453	836	2,279	3,115	251	1,146	1,397
NET INTEREST INCOME	$671	$(479)	$192	$505	$155	$660	$539	$611	$1,150

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

Corporate Structure and Acquisitions

First Century Bankshares, Inc. (“Corporation”) is chartered under the laws of West Virginia and operates as a financial holding company headquartered in Bluefield, WV. We began active operations in March 1984, in a business combination with our then sole subsidiary, The First National Bank of Bluefield. Through a series of acquisitions and consolidations, we now operate one subsidiary bank, First Century Bank, N.A., Bluefield, WV (“FCBNA”). FCBNA is engaged in commercial banking activities that provide a broad menu of financial services to individuals and businesses. FCBNA operates 12 branch offices and 17 ATM locations throughout southern West Virginia and southwestern Virginia.

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

Allowance for Loan Losses

We maintain, through the provision expense, an allowance for loan losses that we believe to be adequate to absorb probable credit losses inherent in the portfolio. The procedures that we use entail preparation of a loan watch list and assigning each loan a credit risk rating. We perform an impairment analysis for those individually significant loans when we determine it is not probable that the borrower will make all payments in accordance with the original loan agreement. The measurement of impaired loans is based on either the fair value of the underlying collateral, the present value of the future cash flows discounted at the historical effective interest rate stipulated in the loan agreement, or the estimated fair value of the loan.

Other classified loans are categorized and allocated appropriate reserves. We also reserve for other loans more than 90 days past due that have not been considered in the aforementioned procedures. The remaining portfolio is segregated into consumer, commercial and residential real estate loans, and the historical net charge off percentage of each category is applied to the current amount outstanding in those categories. Additionally, as part of this analysis we include such factors as concentrations of credit, collateral deficient loans, volume and trends in delinquencies, loan portfolio composition, expected loan volume and maturities within the portfolio, national and local economic conditions and the experience, ability and depth of our lending management and staff.

Pensions

We have a defined benefit pension plan covering substantially all employees with at least six months of service who are at least 20½ years of age. Pension expense is determined by an actuarial valuation based on assumptions as of December 31, the measurement date for pension obligations. The most significant assumptions are the long-term expected rate of return on plan assets, the discount rate used to determine the present value of the pension obligations, the participants’ expected life span, and the weighted-average rate of expected increase in future compensation levels. We review these assumptions with the plan actuaries and modify them as necessary to reflect current market conditions as well as anticipated long-term market conditions.

First Century Bankshares, Inc.     Page 5

Balance Sheet Analysis

Loans

AMOUNTS OF LOANS OUTSTANDING

	December 31,
	2007	2006	2005	2004	2003
	(Dollars in Thousands)
Commercial, financial and agricultural	$46,599	$49,111	$44,721	$41,497	$47,010
Real estate–construction and development	18,339	8,832	11,654	11,037	6,137
Real estate–mortgage	209,221	213,185	181,551	175,487	173,104
Installment loans to individuals	22,787	21,515	19,806	19,787	20,699
TOTAL LOANS OUTSTANDING	$296,946	$292,643	$257,732	$247,808	$246,950

MATURITY SCHEDULE OF LOANS

	Remaining maturity at December 31, 2007
	(Dollars in Thousands)
	1 Year or Less	1 to 5 Years	After 5 Years	Total
Commercial, financial and agricultural	$25,325	$17,803	$3,471	$46,599
Real estate–construction and development	15,859	2,480	—	18,339
Real estate–mortgage	45,776	85,667	77,778	209,221
Installment loans to individuals	4,177	14,947	3,663	22,787
TOTAL	$91,137	$120,897	$84,912	$296,946

With predetermined interest rates	$29,740	$93,843	$48,873	$172,456
With floating interest rates	61,397	27,054	36,039	124,490
TOTAL	$91,137	$120,897	$84,912	$296,946

Our primary goal is to meet the credit needs of the retail and commercial customers in our primary markets of southern West Virginia and southwestern Virginia. Total loans increased approximately $4,303,000, or 1.5%, in 2007, following a 13.5% increase of $34,911,000 in 2006. Competition in our market is very aggressive for the acquisition of new loans. Much of this growth came from our efforts to expand our commercial loan participation efforts with several community banks in Virginia. We also experienced loan growth from our new expansion into the Beckley, West Virginia market. We continued to adhere to our philosophy of not retaining long-term fixed-rate commitments in order to better manage our interest rate risk. At December 31, 2007, the loan portfolio comprised 74.4% of total interest-earning assets as compared to 76.8% of total interest-earning assets at December 31, 2006, and contributed 83.3% of total interest income in 2007, 84.1% in 2006 and 81.9% in 2005.

During 2007, our emphasis continued to be on strong, small to mid-sized companies with known management and excellent financial stability. Most of the commercial loans in the portfolio have variable rates of interest. Additionally, we continued to make loans available in an expanding retail marketplace. We also continued to develop relationships with other community banks to seek loan participation opportunities outside of our existing footprint. Consistent with our philosophy on relationship banking, most of our borrowers are also depositors and utilize other banking services. The average yield of the loan portfolio increased to an average rate of 7.57% in 2007 compared to 7.41% in 2006. This reflected the relatively stable interest rate environment during most of 2006 and 2007, and our ability to replace older loans at higher interest rates.

Page 6     First Century Bankshares, Inc.

Our commercial loan portfolio is generally diversified and geographically dispersed within the region. At December 31, 2007, we had concentrations of $13,820,000, or 34.2% of stockholders’ equity in loans to lessors of residential property, and $20,400,000, or 50.5% of stockholders’ equity in loans to land subdividers and developers. These concentrations are diversified by geography throughout the Mid-Atlantic region. There are no other concentrations of lines of business or industry that represent greater than 25% of stockholders’ equity. Within each specific industry, our borrowers are diversified as to specialty, service or other unique feature of the overall industry. A substantial portion of our customers’ ability to honor their contractual commitment is largely dependent upon the economic conditions of the respective industry and overall economic conditions of southern West Virginia and southwestern Virginia, which is somewhat less volatile than many areas of the country.

The consumer portion of our loan portfolio consists of both secured and unsecured loans made to individuals and families for various reasons including the purchase of automobiles, home improvements, educational expenses and other worthwhile purposes. We continue to carefully monitor the consumer sector during this period of economic downturn. Inflationary pressures beginning to appear may have a negative impact on this sector’s ability to service higher levels of debt when combined with the impact of the turmoil in the housing sector. Recent national trends in delinquency and foreclosures do not appear to be as prevalent in our markets as in some other parts of the country. However, we continue to monitor this sector and the residential housing sector for signs of further deterioration.

Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total amount of commitments does not necessarily represent future cash requirements. We had outstanding commitments to extend credit of approximately $65,917,000 at December 31, 2007, and $64,850,000 at December 31, 2006. This included $9,748,000 and $9,990,000 of commitments at December 31, 2007 and 2006, respectively, for our overdraft protection product. This also included unfunded loan commitments and unused lines of credit totaling $52,033,000 at December 31, 2007 and $50,127,000 at December 31, 2006. Additionally, standby letters of credit totaled $4,136,000 at December 31, 2007, and $4,733,000 at December 31, 2006. Financial standby letters of credit are conditional commitments that we issue to guarantee the financial performance of a customer to a third party. Those guarantees are primarily used to support public and private borrowing arrangements.

The following table details the amount and expected maturities of significant commitments as of December 31, 2007. Further discussion of these commitments is included in Note 14 to the Consolidated Financial Statements.

COMMITMENTS

	1 Year or Less	1 to 3 Years	3 to 5 Years	Over 5 Years	Total
Unused lines of credit	(Dollars in Thousands)
Home equity lines	$918	$479	$266	$2,189	$3,852
Commercial real estate, construction and land development secured by real estate	20,239	6,065	64	1,930	28,298
Other unused commitments	29,631				29,631
Financial standby letters of credit	3,866	270	—	—	4,136

First Century Bankshares, Inc.     Page 7

NONPERFORMING ASSETS AND LOAN LOSS ANALYSIS

	Years Ended December 31,
	2007	2006	2005	2004	2003
	(Dollars in Thousands)
Average amount of loans outstanding	$295,451	$274,300	$253,621	$246,814	$241,266
Allowance for loan losses:
Balance at beginning of the year	$2,555	$2,661	$2,900	$3,075	$3,005
Loans charged off
Commercial, financial and agricultural	12	111	105	121	78
Real estate–construction and development	92	—	—	234	—
Real estate–mortgage	33	132	424	30	272
Installment loans to individuals	283	342	232	165	315
TOTAL LOANS CHARGED OFF	420	585	761	550	665
Loan recoveries
Commercial, financial and agricultural	—	40	15	—	4
Real estate–mortgage	64	244	40	95	14
Installment loans to individuals	90	115	33	56	64
TOTAL LOAN RECOVERIES	154	399	88	151	82
Net loans charged off	(266)	(186)	(673)	(399)	(583)
Provision for loan losses	166	80	434	224	653
BALANCE AT END OF THE YEAR	$2,455	$2,555	$2,661	$2,900	$3,075
Ratio of net loans charged off to average loans outstanding	0.09%	0.07%	0.27%	0.16%	0.24%

Allowance at year end as a percent of loans	0.83%	0.87%	1.03%	1.17%	1.25%
Provision for loan losses as a percent of loans	0.06%	0.03%	0.17%	0.09%	0.27%
Nonperforming assets (at year end)
Nonaccrual	$1,211	$1,605	$2,173	$2,493	$2,542
Past—due ninety days or more and still accruing	711	397	517	423	400
Troubled debt restructurings	198	272	133	149	120
Other real estate owned	135	517	316	112	383
TOTAL NONPERFORMING ASSETS	$2,255	$2,791	$3,139	$3,177	$3,445
Nonperforming assets/total loans	0.8%	1.0%	1.2%	1.3%	1.4%
Nonperforming assets/total assets	0.5%	0.7%	0.8%	0.8%	0.9%

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	2007		2006		2005		2004		2003
	(Dollars in Thousands)
	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans
Commercial, financial and agricultural	$523	15.69%	$569	16.78%	$495	17.35%	$534	16.75%	$652	19.04%
Real estate–construction and development	76	6.18%	19	3.02%	15	4.52%	37	4.45%	—	2.48%
Real estate–mortgage	1,471	70.46%	1,463	72.85%	1,422	70.45%	1,715	70.82%	1,964	70.10%
Installment loans to individuals	348	7.67%	361	7.35%	484	7.68%	404	7.98%	459	8.38%
Unallocated	37	N/A	143	N/A	245	N/A	210	N/A	—	N/A
TOTAL	$2,455	100.00%	$2,555	100.00%	$2,661	100.00%	$2,900	100.00%	$3,075	100.00%

Nonperforming assets, including nonaccrual loans, loans past-due 90 days or more, restructured loans and other real estate owned, decreased $536,000, or 19.2%, from December 31, 2006 to December 31, 2007, following a decrease of $348,000, or 11.1% for 2006. These decreases reflect our ongoing efforts to enhance the quality of the loan portfolio. This also shows improvements we have made in the criteria we use in the determination of granting renewals and extensions. Our policy is to discontinue the accrual of interest on loans that are past due more than 90 days, unless those loans are well collateralized and in process of collection. Loans past due more than 90 days and still accruing increased approximately $314,000 from December 31, 2006 to December 31, 2007. This was primarily attributable to one large residential real estate loan. We may also classify

Page 8     First Century Bankshares, Inc.

loans that are on a current payment status or past due less than 90 days as nonaccrual if the repayment of principal or interest is in doubt. Our holdings of other real estate owned decreased $382,000 in 2007, following an increase of $201,000 in 2006. Other real estate owned consists primarily of residential real estate and is recorded at fair value less estimated selling costs.

We maintain an allowance for loan losses that we believe to be adequate to absorb probable credit losses inherent in the portfolio. We are committed to the early recognition of problem loans, and to an appropriate and adequate level of allowance. We do not engage in any of the subprime mortgage practices that have impacted the recent economic downturn, but we continue to monitor any spillover effects this environment may have not only on our mortgage loan portfolio, but also on our commercial and consumer customers. The allowance for loan losses was 0.83% of year-end loans at December 31, 2007 and 0.87% at December 31, 2006, further reflecting enhanced credit quality. The estimation of the adequacy of the allowance for loan losses is the most significant estimate that we determine. Different amounts could result under different conditions or assumptions.

We use an independent third-party firm to enhance our loan review function. This process includes a thorough evaluation of our credit administration systems and personnel. The objective is to have an effective loan review system that provides us with information that will produce a more focused and effective approach in managing credit risk inherent in the loan portfolio. As part of this process, we use a system of loan grades to further support the adequacy of the loan loss allowance. Loans are categorized into one of nine loan grades with grades 1 through 5 representing various levels of acceptable loans and grades 6 through 9 representing various levels of credit deterioration.

In addition to the review of credit quality through the credit review process, we construct a comprehensive allowance analysis for the loan portfolio at least quarterly. The procedures that we use entail preparation of a loan “watch” list and assigning each loan a classification. We perform an impairment analysis for those individually significant loans when it is determined that it is not probable that the borrower will make all payments in accordance with the original loan agreement. Specific reserves are recorded on impaired loans of $303,000 and $298,000 at December 31 2007 and 2006, respectively. Other classified loans are categorized and allocated appropriate reserves. Other loans more than 90 days past due that have not been considered in these procedures are assigned a classification of Substandard and are reserved for accordingly. The remaining portfolio is segregated into consumer, commercial, and residential real estate loans, and the historical net charge off percentage of each category is applied to the current amount outstanding in that category. Also, a review of concentrations of credit, classes of loans and pledged collateral is performed to determine the existence of any deterioration. In addition, volume and trends in delinquencies and nonaccrual loans, the loan portfolio composition, loan volume and maturity of the portfolio, national and local economic conditions and the experience, ability and depth of our lending management and staff are considered.

The methodology used to determine an estimate for the reserve for unfunded lending commitments is inherently similar to the methodology used in calculating the allowance for loan losses adjusted for factors specific to binding commitments, including the probability of funding and exposure at the time of funding. The reserve for unfunded lending commitments is included in other liabilities with increases or decreases included in noninterest expense. At December 31, 2007 the reserve for unfunded lending commitments was $8,000 compared to $21,000 at December 31, 2006. Estimates may change at some point in the future.

First Century Bankshares, Inc.     Page 9

Securities

SECURITIES

The following table shows the carrying values of securities at the respective periods, which is fair value for available for sale securities and amortized cost for securities held to maturity:

	December 31,
	2007	2006	2005
	(Dollars in Thousands)
Securities available for sale:
U. S. Government securities	$1,009	$996	$986
U. S. Government agency securities	79,783	70,463	78,802
Other securities	1,971	1,982	5,000
TOTAL SECURITIES AVAILABLE FOR SALE	$82,763	$73,441	$84,788
Securities held to maturity:
State, county and municipal securities	$18,156	$13,324	$13,142
Other securities	—	75	75
TOTAL SECURITIES HELD TO MATURITY	$18,156	$13,399	$13,217

MATURITIES OF SECURITIES

The following table shows the contractual maturities of debt securities at December 31, 2007 and the weighted average yields of such securities:

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in Thousands)
Securities available for sale:
U. S. Treasury securities	$1,009	4.69%	$—	0.00%	$—	0.00%	$—	0.00%	$1,009	4,69%
U. S. Government agency securities	16,729	3.72	45,581	4.78	11,206	5.33	6,267	5.14	79,783	4.66
Other securities	1,971	3.74	—	0.00	—	0.00	—	0.00	1,971	3,74
TOTAL SECURITIES AVAILABLE FOR SALE	$19,709	3.77%	$45,581	4,78%	$11,206	5.33%	$6,267	5.14%	$82,763	4,64%
Securities held to maturity:
State, county and municipal securities	$1,832	6.52%	$7,865	5.47%	$4,952	5.57%	$3,507	5.50%	$18,156	5,61%
TOTAL SECURITIES HELD TO MATURITY	$1,832	6.52%	$7,865	5.47%	$4,952	5.57%	$3,507	5.50%	$18,156	5.61%

Yields on tax-exempt obligations have been computed based on tax equivalent yield.

During 2007, securities, our second largest asset, increased by $14,222,000 or 16.1%. At December 31, 2007, securities comprised 25.6% of total interest-earning assets compared to 23.1% of total interest-earning assets at December 31, 2006. The composition of our securities portfolio reflects our investment strategy of maximizing portfolio yields subject to risk and liquidity considerations. The primary objective of our investment strategy is to maintain an appropriate level of asset liquidity and provide us with a tool to assist in controlling and managing our interest rate position while at the same time producing appropriate levels of interest income. Managing the average maturity and optionality of the portfolio is necessary to ensure adequate liquidity and acceptable interest rate risk. In order to maintain liquidity and flexibility, we categorize most investments in the available for sale portfolio. We believe that the potential for increased loan demand as we expand our market footprint requires maintaining adequate liquidity in the securities portfolio.

Page 10     First Century Bankshares, Inc.

The remaining securities, primarily state, county and municipal obligations comprise the held to maturity portfolio. Net unrealized gains in the held to maturity portfolio amounted to approximately $20,000 at December 31, 2007, compared to net unrealized losses of $45,000 at December 31, 2006. The held to maturity portfolio increased to $18,156,000 at December 31, 2007, from $13,399,000 at December 31, 2006. State and municipal securities contained no individual issues in excess of 10% of stockholders’ equity.

As of December 31, 2007, the investment portfolio contained $2,000,000 of corporate debt obligations in the available for sale portfolio. These obligations have an average remaining life of less than one year and are primarily in the financial services sector. No investment with an individual issuer is in excess of 10% of stockholders’ equity.

No gains or losses were realized from the sale of securities in 2007. Realized losses from the sale of available for sale securities were approximately $166,000 in 2006 and $60,000 in 2005.

At December 31, 2007, we held certain investments having continuous unrealized loss positions for more than 12 months totaling $26,651,000. The majority of these investments were in U.S. Treasury and U.S. government agency obligations, the cash flows of which are guaranteed by the U.S. government or its agencies; therefore, we expect that the securities would not be settled at a price less than their amortized cost. Because the decline in the market value was caused by interest rate increases and not credit quality, and because we have the ability and intent to hold these investments until a recovery of fair value, which may be maturity, we have not recognized any other-than-temporary impairment in connection with these investments.

Deposits

Deposits, our major source of funds, increased approximately $5,400,000 in 2007, following an increase of $24,564,000 in 2006. These increases occurred in interest-bearing deposits as we continued a strategy we began in 2004 to regain market share that we had lost over the previous two years to the entrance of new competitors in the marketplace. Noninterest-bearing deposits increased $453,000 in 2007, following a decrease of $6,193,000 in 2006. The average rate paid on interest-bearing deposits in 2007 was 3.06% and 2.46% in 2006. Strong competition for deposits exists in our primary market among commercial banks, savings banks, thrift institutions, credit unions, mutual funds, brokerage houses, insurance companies, and certain national retailers. Despite this intense competition, we continue to evaluate pricing strategies that will insure the long-term benefit of maintaining market share without sacrificing profitability.

First Century Bankshares, Inc.     Page 11

AVERAGE DEPOSITS

	2007 Average		2006 Average			2005 Average
	Amount	Rate	Amount	Rate		Amount	Rate
	(Dollars in Thousands)
Noninterest–bearing demand deposits	$45,794	NA	$45,955	N	/A	$48,423	N	/A
Interest–bearing demand deposits	73,923	0.82%	75,958	0.71%		78,343	0.45%
Savings deposits	56,156	1.06%	58,904	0.91%		65,113	0.80%
Time deposits	190,391	4.52%	163,133	3.83%		136,285	2.71%
TOTAL AVERAGE DEPOSITS	$366,264	2.68%	$343,950	2.13%		$328,164	1.39%

There are no foreign offices. Average balances are computed on daily balances.

MATURITIES OF TIME CERTIFICATES OF DEPOSIT OF $100,000 OR MORE

December 31, 2007
(Dollars in Thousands)
Under 3 months	$21,465
3 to 6 months	12,078
6 to 12 months	11,907
Over 12 months	7,033
TOTAL CERTIFICATES OF DEPOSIT OF $100,000 OR MORE	$52,483

SHORT-TERM BORROWED FUNDS

	December 31,
	2007	2006	2005
	(Dollars in Thousands)
Federal funds purchased and securities sold under agreements to repurchase	$27,682	$12,648	$19,656
Other borrowed funds	26	26	26
TOTAL BORROWED FUNDS	$27,708	$12,674	$19,682

The approximate average interest rates, average amounts outstanding, and maximum amounts outstanding at any month-end for federal funds purchased and securities sold under agreements to repurchase are as follows:

	2007	2006	2005
Average interest rates at December 31	3.38%	3.24%	3.03%
Maximum amounts outstanding at any month-end	$27,682	$25,366	$23,536
Average daily amount outstanding	$18,177	$18,951	$18,047
Weighted average interest rates	3.58%	3.57%	1.85%

The weighted average interest rates are calculated by dividing the annual interest expense by the related average daily amounts outstanding.

Capital Resources

We increased the total per share dividend for 2007 to $1.10 per share, an increase of 4.8%, from the $1.05 per share paid in 2006. Cash dividends paid to stockholders during 2007 totaled $2,136,000, following $2,057,000 in 2006 and $1,968,000 for 2005. This represents a dividend pay out ratio (dividends divided by net income) of 46% in 2007 and 2006, and 49% in 2005. We are dependent upon dividends paid by FCBNA to fund dividends to the stockholders and to cover other operating costs. Our board of directors considers historical financial performance, future prospects, and anticipated needs for capital in formulating the dividend payment policy. Future dividends are dependent upon our financial results, capital requirements and general economic conditions.

One of our primary objectives is to maintain a strong capital position. Stockholders’ equity increased $1,973,000 or 5.1% in 2007. This increase resulted primarily from an increase in

Page 12     First Century Bankshares, Inc.

retained earnings of $2,552,000. Additionally, during 2007 we acquired 56,887 treasury shares for a total of $1,365,000 through our stock repurchase program. At December 31, 2007, we had approval to repurchase 17,256 shares of the Corporation’s common stock. We will continue to evaluate capital utilization to provide the most long-term value for our shareholders. The percentage of earnings reinvested in the Corporation (net income less dividends as a percentage of net income) for the years 2007, 2006 and 2005 was 54%, 54% and 51%, respectively. The internal capital formation rate (net income less dividends as a percentage of average stockholders’ equity) indicates the rate at which assets can grow while maintaining the current ratio of stockholders’ equity to assets. The internal capital formation rate was 6.4% in 2007, 6.3% in 2006 and 5.6% in 2005.

REGULATORY CAPITAL

Entity	Tier 1	Combined Capital (Tier 1 and Tier 2)	Leverage
Consolidated	11.45%	12.24%	8.33%
First Century Bank, N.A.	11.06%	11.86%	8.04%

Risk-based capital regulations require all banks and bank holding companies to have a minimum total risk-based capital ratio of 8% with half of the capital composed of core capital. Conceptually, risk-based capital requirements assess the risk of a financial institution’s balance sheet and off-balance sheet commitments in relation to its capital. Under the guidelines, capital strength is measured in two tiers which are used in conjunction with risk adjusted assets in determining the risk-based capital ratios. Our Tier I capital, which consists of stockholders’ equity, adjusted for certain intangible assets, amounted to $35,615,000 at December 31, 2007, or 11.45% of total risk-weighted assets, compared to $34,353,000 at December 31, 2006, or 11.30% of total risk-weighted assets. Tier II capital, or supplementary capital, includes capital components such as qualifying allowance for loan losses, and can equal up to 100% of an institution’s Tier I capital with certain limitations. Our Tier II capital amounted to $2,463,000 at December 31, 2007, or 0.79% of total risk-weighted assets, compared to $2,576,000 at December 31, 2006, or 0.85% of total risk-weighted assets. Our total consolidated risk-based capital was $38,078,000 at December 31, 2007, or 12.24% of total risk-weighted assets, compared to $36,929,000, or 12.15% of total risk-weighted assets as of December 31, 2006. Additionally, risk-based capital guidelines require that we maintain a minimum leverage ratio (Tier I capital divided by average adjusted total consolidated assets) of 4%, which may be increased for institutions with higher levels of risk or that are experiencing or anticipating significant growth. We have not been advised by any regulatory agency of any additional specific minimum leverage ratio applicable to us. As of December 31, 2007 and 2006, the Corporation’s leverage ratio was 8.33% and 8.41% respectively; therefore, we exceeded all current minimum capital requirements.

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

We continue to monitor asset/liability gap positions, while incorporating more sophisticated risk measurement tools, including simulation modeling which calculates expected net interest income based on projected interest-earning assets, interest-bearing liabilities and interest rates. Using simulation modeling allows us to evaluate earnings and capital at risk due to significant changes in interest rates. We monitor exposure to the effect of an instantaneous change in rates of 200 basis points up or down over the same period. As of December 31, 2007, simulation indicated the impact of a 200 basis point increase in rates would result in a 0.9% increase in net interest income, while a 200 basis point decline in rates would result in a 6.9% decrease in net interest income from an unchanged rate environment. These changes fall within our policy limit of 10% for the maximum negative impact to net interest income from a 200 basis point change in interest rates.

Page 14     First Century Bankshares, Inc.

ANALYSIS OF INTEREST RATE SENSITIVITY

An analysis of interest rate sensitivity as of December 31, 2007, is shown below.

	Months				Years				Totals
	Less Than 3		3 – 12		1 – 5		Over 5
	(Dollars in Thousands)
Investment securities	$31,124		$23,083		$35,267		$12,875		$102,349
Federal funds sold and interest-bearing balances with banks	65		—		—		—		65
Loans	114,556		101,220		68,843		12,327		296,946
Interest-earning assets	145,745		124,303		104,110		25,202		399,360
Time deposits	65,068		95,005		31,124		—		191,197
Other interest-bearing deposits	55,243		27,622		43,788		—		126,653
Other interest-bearing liabilities	19,721		7,961		—		26		27,708
Interest-bearing liabilities	140,032		130,588		74,912		26		345,558
Interest sensitivity gap	$5,713		$(6,285)		$29,198		$25,176		$53,802
Cumulative interest sensitivity gap	$5,713		$(572)		$28,626		$53,802
Ratio of interest-earning assets to interest-bearing liabilities	1.04	x	0.95	x	1.39	x	969.31	x
Ratio of cumulative interest sensitivity gap to total earning assets	1.43%		(0.14	) %	7.17%		13.47%

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

Liquidity can best be demonstrated by an analysis of cash flows. Our primary source of cash flows is from operating activities. Operating activities provided $5,992,000 of liquidity for the year ended December 31, 2007, compared to $5,792,000 and $5,931,000 in 2006 and 2005, respectively. The principal elements of these operating flows are net income, increased for significant non-cash expenses for the provision for loan losses and depreciation and amortization.

In 2007, cash flows from financing activities increased $17,008,000, primarily due to increased short-term borrowings of $15,034,000. These funds were used primarily to fund increased loan demand of $4,909,000, and securities purchased in advance of expected calls and maturities in early 2008.

A secondary source of liquidity comes from investing activities, principally the maturities of investment securities. With the falling interest rate environment at the end of 2007, maturities and calls of investment securities increased to $31,851,000, compared to $10,267,000 in 2006 and $12,238,000 in 2005. As of December 31, 2007, we had approximately $48,399,000 of investment securities that mature within 36 months.

We also have access to additional sources of liquidity through the Federal Reserve System, through our membership in the Federal Home Loan Bank system and through a correspondent bank, Silverton Bank, Atlanta, GA. As of December 31, 2007, FCBNA had a max-

First Century Bankshares, Inc.     Page 15

imum borrowing capacity exceeding $100,000,000 through the Federal Home Loan Bank of Pittsburgh. These funds can be made available with various maturities and interest rate structures. As a member, we are required to own stock in the Federal Home Loan Bank of Pittsburgh. The amount of stock we own is based on the amount of outstanding borrowings at any given point in time. Borrowings are also collateralized by a blanket lien by the Federal Home Loan Bank on its member’s qualifying assets. At December 31, 2007, FCBNA owned $1,047,000 of stock for which we had $10,616,000 outstanding from our overnight repo account. We had no other outstanding advances from the Federal Home Loan Bank of Pittsburgh as of December 31, 2007.

At December 31, 2007, we had $550,000 in outstanding federal funds purchased from Silverton Bank from our $8,600,000 federal funds line.

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

Income Statement Analysis

Earnings Overview

Net income for the three years ended December 31, 2007, 2006 and 2005, was $4,688,000, $4,489,000, and $4,004,000, respectively. On a per share basis, diluted net income was $2.39 in 2007 compared to $2.28 in 2006, and $2.02 in 2005. Return on average equity was 11.79% in 2007 compared to 12.07% in 2006, and 11.17% in 2005. Return on average assets for the year ended December 31, 2007 was 1.10% compared to 1.12% in 2006 and 1.04% in 2005. A summary of the significant factors influencing our results of operations and related ratios is included in the following discussion.

Earnings Per Share

The Earnings Per Share Table summarizes the principal sources of changes in earnings per share for 2007. For further details on the computation of earnings per share, refer to Note 9 of the Notes to Consolidated Financial Statements, presented elsewhere in this report.

EARNINGS PER SHARE

Net income per share — 2006	$2.29
Increase (decrease) due to change in:
Net interest income	.10
Provision for loan losses	(.04)
Other operating income	.10
Personnel expense	.05
Other expense	(.10)
Net income per share — 2007	$2.40

Page 16     First Century Bankshares, Inc.

Net Interest Income

The major portion of our earnings is derived from net interest income, which is the interest income on interest-earning assets less the interest expense on interest-bearing liabilities. During 2007 net interest income increased $192,000 or 1.2%. This followed a 4.3% increase in 2006, and an 8.0% increase in 2005. Net interest income resulted in a net interest margin to earning assets ratio of 4.12% for 2007, compared with 4.35% for 2006, and 4.37% for 2005.

For the year ended December 31, 2007, interest income increased $2,645,000, or approximately 10.9%, compared to an increase of $3,775,000, or 18.5% for 2006, and an increase of $2,547,000, or 14.3% for 2005. Interest on loans, which increased $2,027,000 or 10.0%, contributed to the increase in 2007. Interest on securities increased $551,000, or 14.5% for 2007. Interest income reflects a yield on average earnings assets of 6.75% for 2007, compared with 6.49% for 2006 and 5.75% for 2005.

The increase in interest income was accompanied by an increase in interest expense of $2,453,000 or 30.6% for 2007. This followed an increase in interest expense of $3,115,000, or 63.6% for 2006, and an increase of $1,397,000, or 39.9% for 2005. Interest expense reflects a cost on average interest-bearing liabilities of 3.09% for 2007, compared with 2.53% for 2006 and 1.64% for 2005.

Net interest income is affected by many factors, but most significantly by the prevailing interest rates during the period, the spread between the various sources and uses of funds, and by changes in the volume of various assets and liabilities. The performance for 2007 illustrates the asset sensitive structure of our balance sheet as repricing opportunities occurred in our loan portfolio beginning in 2005, followed by more rapid increased cost of funding during 2006 and 2007. It also reflects the income provided by having additional assets in loans in 2007. The increase in interest expense reflects the effects of rising interest rates for certificates of deposit that continued to reprice from historically low levels, as well as our pricing strategy for regaining market share.

Provision for Loan Losses

We experienced an $86,000 increase in the provision for loan losses during 2007. The provision for loan losses was $166,000 for 2007, compared to $80,000 for 2006 and $434,000 for 2005. The provision for loan losses as a percentage of average loans was 0.06% for 2007, compared with 0.03% for 2006, and 0.17% for 2005. Charge-offs decreased $165,000, or 28.2% during 2007. However, recoveries of previous charge-offs were down $245,000, or 61.4% in 2007. The ratio of net charge offs to average loans outstanding was 0.09% for 2007, compared with 0.07% for 2006, and 0.27% for 2005. In evaluating the loan portfolio at December 31, 2007, with the improved level of nonaccrual and past-due loans, we anticipate the loan loss provision will remain stable in 2008; however, continued deterioration in the economy could result in higher than expected provision levels in 2008.

First Century Bankshares, Inc.     Page 17

Noninterest Income and Expense

Noninterest income net of securities gains and losses increased $35,000 or 0.7% in 2007, following a $353,000 or 8.0% increase in 2006, and a $647,000 or 17.3% increase in 2005. The largest component of noninterest income is service charges on deposit accounts. These fees decreased approximately $8,000 or 0.4% in 2007, following an increase of $241,000 or 14.8% in 2006, and an increase of $429,000 or 35.7% in 2005. The small change in 2007 reflected the minimal growth of noninterest-bearing deposits for the year. During 2006, our overdraft protection product contributed the full year which resulted in additional income of $302,000 compared with 2005. The second largest component of noninterest income is fees from fiduciary activities. Fees from fiduciary activities decreased approximately $80,000 in 2007, following an increase of $262,000 in 2006 and an increase of $13,000 in 2005. The fluctuations in fiduciary fees are attributed to the timing of the receipt of fees from estate settlements, growth of assets under management and changes in overall investment performance.

Noninterest expense, excluding the provision for loan losses, increased 0.6% in 2007, following a 3.9% increase in 2006 and a 0.4% increase in 2005. Personnel expense is the largest component of noninterest expense. Personnel expense decreased 1.7% in 2007, following an increase of 1.3% in 2006, and a decrease of 2.2% in 2005. For a complete discussion of our employee benefit programs, refer to Note 12 of the Notes to Consolidated Financial Statements, presented elsewhere in this report. We remain committed to improving operational efficiency throughout the organization while keeping compensation levels adequate to attract and retain competent staff. Reductions in personnel and occupancy expenses were offset by increased costs for various other noninterest expenses.

Income Taxes

Applicable income taxes for 2007 increased $29,000 or 1.2%. This followed a $256,000 or 11.9% increase for 2006, and a $540,000 or 33.7% increase for 2005. Income taxes computed at the statutory rate are reduced primarily by interest earned on state and municipal obligations. For a complete discussion of the Corporation’s tax position, refer to Note 13 of the Notes to Consolidated Financial Statements, presented elsewhere in this report.

Page 18     First Century Bankshares, Inc.

RETURN ON EQUITY AND ASSETS

	December 31,
	2007	2006	2005
Percentage of net income to:
Average stockholders’ equity	11.79%	12.07%	11.17%
Average total assets	1.10%	1.12%	1.04%
Percentage of dividends declared per common share to net income per common share	45.83%	45.85%	49.26%
Percentage of average stockholders’ equity to average total assets	9.48%	9.50%	9.48%

The Effects of Inflation and Changing Prices

Our company is affected by inflation in several ways, but not to the same extent as a company that makes large capital expenditures or has a large investment in inventory. Our asset and liability structure is primarily monetary in nature and, therefore, our financial results are more affected by changes in interest rates than by inflation. However, the actions of the Federal Reserve Board indicate that interest rate management will continue to be the primary tool used to curtail inflationary pressures. Inflation does affect our noninterest expense, such as personnel expense and the cost of services and supplies. These increases must be offset to the extent possible, by increases in noninterest income and by controlling noninterest expense.

Accounting, Legislative and Regulatory Matters

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes.” This interpretation applies to all tax positions accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 clarifies the application of SFAS No. 109 by defining the criteria that an individual tax position must meet in order for the position to be recognized within the financial statements and provides guidance on measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition for tax positions. This interpretation is effective for fiscal years beginning after December 15, 2006, with earlier adoption permitted. The Corporation has evaluated the impact of the adoption of this interpretation and has determined that it did not have a material impact on its financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (SFAS 157). SFAS 157 enhances existing guidance for measuring assets and liabilities using fair value. Prior to the issuance of SFAS 157, guidance for applying fair value was incorporated in several accounting pronouncements. SFAS 157 provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under SFAS 157, fair value measurements are disclosed by level within that hierarchy. While SFAS 157 does not add any new fair value measurements, it does change current practice. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Corporation is currently reviewing the effect SFAS 157 will have on its financial statements.

First Century Bankshares, Inc.     Page 19

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. SFAS 159’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company’s choice to use fair value on its earnings. It also requires entities to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. SFAS 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of Statement 157. The Corporation did not early adopt SFAS 159. The Corporation is currently reviewing the effect SFAS 159 will have on its financial statements.

In December 2007, the FASB issued FASB Statement of Financial Accounting Standards No. 141(R), “Business Combinations” (SFAS 141(R)), which requires all assets acquired and liabilities assumed in a business combination (with a few exceptions, such as deferred tax assets and liabilities) be measured at fair value in accordance with SFAS 157. SFAS 141(R) is effective prospectively for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company is currently evaluating the impact of adopting SFAS 141(R) on its financial statements.

Also in December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51” SFAS 160), which amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also amends certain of ARB No. 51’s consolidation procedures for consistency with the requirements of SFAS 141(R), “Business Combinations”. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The standard should be applied prospectively. Presentation and disclosure requirements should be applied retrospectively to comparative financial statements. Earlier adoption is prohibited. The Company is currently evaluating the impact of adopting SFAS 160 on its financial statements.

Several other new accounting standards became effective during the periods presented or will be effective subsequent to December 31, 2007. None of these new standards had or is expected to have a significant impact on the Company’s consolidated financial statements.

Page 20     First Century Bankshares, Inc.

Per Share Data by Quarter

The common stock of the Corporation is quoted on the NASD OTC Bulletin Board under the trading symbol FCBS. The per share data by quarter table shows the approximate high and low bid as reported by the transfer agent and market makers for 2007 and 2006. Also presented below are the dividends paid for those respective years. The number of stockholders of record on December 31, 2007, was 473 and outstanding shares totaled 1,909,792.

PER SHARE DATA BY QUARTER

			Market Quotations
	Dividends		2007		2006
Quarter	2007	2006	High	Low	High	Low
First Quarter	$0.26	$0.25	$28.50	$26.50	$25.00	$23.25
Second Quarter	0.26	0.25	28.95	25.50	25.50	23.30
Third Quarter	0.27	0.25	28.00	25.50	26.25	23.50
Fourth Quarter	0.31	0.30	25.75	20.80	28.00	25.50

First Century Bankshares, Inc.     Page 21

PERFORMANCE GRAPH

This graph compares our total shareholder returns (assuming reinvestment of dividends), the NASDAQ stock index and the Carson Medlin Company’s Independent Bank Index. The Independent Bank Index is the compilation of the total return to shareholders over the past five years of a group of 27 independent community banks located in the southeastern states of Alabama, Florida, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia.

	2002	2003	2004	2005	2006	2007

FIRST CENTURY BANKSHARES, INC.	100	126	143	144	181	172

INDEPENDENT BANK INDEX	100	137	156	167	194	147

NASDAQ INDEX	100	150	163	166	183	198

Page 22     First Century Bankshares, Inc.

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

First Century Bankshares, Inc.     Page 23

CONDENSED STATEMENTS OF FINANCIAL CONDITION

Statistical Summary, 2007 — 2003

	December 31,
	2007	%	2006	%	2005	%	2004	%	2003	%
	(Dollars in Thousands, Except Per Share Data)
Loans	$296,946	68	$292,643	71	$257,732	66	$247,808	66	$246,950	68
Securities	102,349	24	88,127	22	99,101	25	94,152	25	78,444	22
Federal funds sold	—	—	—	—	—	—	4,000	1	4,000	1
Interest–bearing deposits with banks	65	—	50	—	6	—	3,042	1	1,002	—
INTEREST-EARNING ASSETS	399,360	92	380,820	93	356,839	91	349,002	93	330,396	91
Cash and due from banks	13,462	3	10,162	2	14,293	4	9,974	3	14,576	4
Premises and equipment	13,385	3	12,202	3	11,816	3	12,268	3	11,697	3
Other assets	10,127	3	10,319	3	10,502	3	9,735	2	10,133	3
Allowance for loan losses	(2,455)	(1)	(2,555)	(1)	(2,661)	(1)	(2,900)	(1)	(3,075)	(1)
TOTAL ASSETS	$433,879	100	$410,948	100	$390,789	100	$378,079	100	$363,727	100
Savings deposits	$126,653	29	$128,987	31	$137,415	35	$146,744	39	$144,294	40
Time deposits	191,197	44	183,916	45	144,731	37	129,420	34	122,262	34
Other interest–bearing liabilities	27,708	7	12,674	3	19,682	5	18,973	5	19,167	5
INTEREST-BEARING LIABILITIES	345,558	80	325,577	79	301,828	77	295,137	78	285,723	79
Demand deposits	44,905	10	44,452	11	50,645	13	45,087	12	41,163	11
Other liabilities	3,011	1	2,487	1	2,363	1	2,066	1	1,847	—
TOTAL LIABILITIES	393,474	91	372,516	91	354,836	91	342,290	91	328,733	90
STOCKHOLDERS’ EQUITY	40,405	9	38,432	9	35,953	9	35,789	9	34,994	10
TOTAL LIABILITIES & EQUITY	$433,879	100	$410,948	100	$390,789	100	$378,079	100	$363,727	100
TOTAL DEPOSITS	$362,755		$357,355		$332,791		$321,251		$307,719
BOOK VALUE PER SHARE	$21.16		$19.58		$18.36		$17.98		$17.58

SUMMARY OF OPERATIONS

Statistical Summary, 2007 — 2003

	Years Ended December 31,
	2007	2006	2005	2004	2003
	(Dollars in Thousands, Except Per Share Data)
Interest income	$26,838	$24,193	$20,418	$17,871	$18,079
Interest expense	10,465	8,012	4,897	3,500	3,912
NET INTEREST MARGIN	16,373	16,181	15,521	14,371	14,167
Provision for loan losses	166	80	434	224	653
Net credit margin	16,207	16,101	15,087	14,147	13,514
Noninterest income	4,785	4,584	4,337	3,734	3,981
Noninterest expense	13,875	13,796	13,276	13,222	13,241
INCOME BEFORE INCOME TAXES	7,117	6,889	6,148	4,659	4,254
Provision for income taxes	2,429	2,400	2,144	1,604	1,462
NET INCOME	$4,688	$4,489	$4,004	$3,055	$2,792
EARNINGS PER COMMON SHARE:
Basic	$2.40	$2.29	$2.03	$1.53	$1.40
Diluted	$2.39	$2.28	$2.02	$1.53	$1.40
Dividends per common share	$1.10	$1.05	$1.00	$0.88	$0.85
Payout ratio	46%	46%	49%	58%	61%

Page 24     First Century Bankshares, Inc.

Consolidated

Statements of Financial Condition

	December 31,
	2007	2006
ASSETS	(Dollars in Thousands, Except Per Share Data)
Cash and due from banks	$13,462	$10,162
Interest-bearing balances with banks	65	50
Securities available for sale	82,763	73,441
Securities held to maturity (estimated fair value of $18,176 in 2007 and $13,354 in 2006)	18,156	13,399
Federal Home Loan Bank and Federal Reserve Bank Stock	1,430	1,287
Loans	296,946	292,643
Less allowance for loan losses	2,455	2,555
Net loans	294,491	290,088
Premises and equipment, net	13,385	12,202
Other real estate owned	135	517
Goodwill	5,183	5,183
Other assets	4,809	4,619
TOTAL ASSETS	$433,879	$410,948

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$44,905	$44,452
Interest-bearing	317,850	312,903
Total deposits	362,755	357,355
Short-term borrowings	27,708	12,674
Other liabilities	3,011	2,487
TOTAL LIABILITIES	393,474	372,516
Commitments and contingencies (see Notes 14 and 15)
STOCKHOLDERS’ EQUITY
Common stock - $1.25 par value; 10,000,000 shares authorized and 2,000,000 shares issued at December 31, 2007 and 2006; 1,909,792 shares outstanding at December 31, 2007, and 1,962,879 shares outstanding at December 31, 2006	2,500	2,500
Paid-in capital	772	783
Retained earnings	39,670	37,118
Accumulated other comprehensive income, net of tax	(393)	(1,104)
Treasury stock, at cost; 90,208 shares at December 31, 2007 and
37,121 shares at December 31, 2006	(2,144)	(865)
TOTAL STOCKHOLDERS’ EQUITY	40,405	38,432
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$433,879	$410,948

The accompanying notes are an integral part of the consolidated financial statements.

First Century Bankshares, Inc.     Page 25

Consolidated

Statements of Income

	Years Ended December 31,
	2007	2006	2005
INTEREST INCOME	(Dollars in Thousands, Except Per Share Data)
Interest and fees on loans	$22,363	$20,336	$16,715
Interest on balances with banks	64	14	26
Interest and dividends from securities available for sale:
Taxable	3,761	3,280	3,082
Interest and dividends from securities held to maturity:
Taxable	56	59	64
Tax-exempt	538	465	450
Interest on federal funds sold	56	39	81
TOTAL INTEREST INCOME	26,838	24,193	20,418
INTEREST EXPENSE
Interest on time certificates of $100,000 or more	2,198	1,649	1,091
Interest on other deposits	7,615	5,685	3,471
Interest on federal funds purchased and securities sold under agreements to repurchase	539	485	296
Interest on other short-term borrowings	113	193	39
TOTAL INTEREST EXPENSE	10,465	8,012	4,897
Net interest income	16,373	16,181	15,521
Provision for loan losses	166	80	434
Net interest income after provision for loan losses	16,207	16,101	15,087
NONINTEREST INCOME
Income from fiduciary activities	1,605	1,685	1,423
Service charges on deposit accounts	1,864	1,872	1,631
Other noninterest income	1,316	1,193	1,343
Securities gains (losses)	—	(166)	(60)
TOTAL NONINTEREST INCOME	4,785	4,584	4,337
NONINTEREST EXPENSE
Salaries, wages, and other employee benefits	6,879	6,995	6,906
Premises and equipment	2,194	2,319	2,174
Data processing	934	929	779
Advertising and public relations	278	272	245
Postage	243	240	234
Telephone	136	144	186
Supplies and printing	328	326	298
Other taxes	321	318	283
Other noninterest expense	2,562	2,253	2,171
TOTAL NONINTEREST EXPENSE	13,875	13,796	13,276
Income before income taxes	7,117	6,889	6,148
Provision for income taxes	2,429	2,400	2,144
NET INCOME	$4,688	$4,489	$4,004

NET INCOME PER COMMON SHARE:
Basic	$2.40	$2.29	$2.03
Diluted	$2.39	$2.28	$2.02

AVERAGE SHARES OUTSTANDING:
Basic	1,950,317	1,958,756	1,972,233
Diluted	1,962,949	1,971,587	1,983,015

The accompanying notes are an integral part of the consolidated financial statements.

Page 26     First Century Bankshares, Inc.

Consolidated

Statements of Changes in Stockholders’ Equity

	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Treasury Stock	Total
	(Dollars in Thousands, Except Per Share Data)
Balance at December 31, 2004	2,500	785	32,650	6	(152)	35,789

Comprehensive income:
Net income	—	—	4,004	—	—	4,004
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effect	—	—	—	(1,125)	—	(1,125)
Total comprehensive income	—	—	4,004	(1,125)	—	2,879
Purchase 33,027 treasury shares at $22.89 per share	—	—	—	—	(756)	(756)
Option exercises 500 shares	—	—	—	—	9	9
Cash dividends declared—$1.00 per share	—	—	(1,968)	—	—	(1,968)
Balance at December 31, 2005	$2,500	$785	$34,686	$(1,119)	$(899)	$35,953

Comprehensive income:
Net income	—	—	4,489	—	—	4,489
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effect	—	—	—	455	—	455
Total comprehensive income	—	—	4,489	455	—	4,944
Adjustment to initially apply FASB Statement No. 158, net of tax	—	—	—	(440)	—	(440)
Purchase 3,630 treasury shares at $24.00 per share	—	—	—	—	(87)	(87)
Option exercises 15,755 shares	—	(2)	—	—	121	119
Cash dividends declared—$1.05 per share	—	—	(2,057)	—	—	(2,057)
Balance at December 31, 2006	$2,500	$783	$37,118	$(1,104)	$(865)	$38,432

Comprehensive income:
Net income	—	—	4,688	—	—	4,688
Change in net unrealized gain (loss) on pension and postretirement benefits	—	—	—	(270)	—	(270)
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effect	—	—	—	981	—	981
Total comprehensive income	—	—	4,688	711	—	5,399
Purchase 56,887 treasury shares at $23.99 per average share	—	—	—	—	(1,365)	(1,365)
Option exercises 3,800 shares	—	(11)	—	—	86	75
Cash dividends declared—$1.10 per share	—	—	(2,136)	—	—	(2,136)
Balance at December 31, 2007	$2,500	$772	$39,670	$(393)	$(2,144)	$40,405

The accompanying notes are an integral part of the consolidated financial statements.

First Century Bankshares, Inc.     Page 27

Consolidated

Statements of Cash Flows

	Years Ended December 31,
	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES	(Dollars in Thousands)
Net income before adjustments to reconcile net income to net cash provided by operating activities:	$4,688	$4,489	$4,004
Provision for loan losses	166	80	434
Depreciation and amortization	887	969	952
Deferred income tax expense	226	137	264
Securities losses	—	166	60
Loss on disposal of fixed assets	12	16	69
Increase in interest receivable	(390)	(321)	(216)
Net investment amortization (accretion)	(87)	(53)	79
Net (increase) decrease in other assets	432	254	(234)
Net increase (decrease) in interest payable and other liabilities	(12)	55	519
NET CASH PROVIDED BY OPERATING ACTIVITIES	5,922	5,792	5,931

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of securities held to maturity	(6,482)	(2,107)	(1,585)
Purchases of securities available for sale	(37,850)	(9,801)	(22,475)
Redemptions (purchases) of Federal Home Loan Bank stock	(143)	(191)	86
Proceeds from maturities and calls of securities held to maturity	1,700	1,895	1,290
Proceeds from maturities and calls of securities available for sale	30,151	8,372	10,948
Proceeds from sales of securities available for sale	—	13,383	4,944
Net increase in loans	(4,909)	(35,590)	(10,821)
Acquisition of premises and equipment	(2,086)	(1,376)	(569)
Proceeds from disposal of premises and equipment	4	5	—
NET CASH USED BY INVESTING ACTIVITIES	(19,615)	(25,410)	(18,182)

CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in demand and savings deposits	(1,881)	(14,621)	(3,771)
Net increase in time deposits	7,281	39,185	15,311
Net increase (decrease) in short-term borrowings	15,034	(7,008)	709
Cash received from stock option exercise	75	119	9
Purchase of treasury stock	(1,365)	(87)	(756)
Cash dividends paid	(2,136)	(2,057)	(1,968)
NET CASH PROVIDED BY FINANCING ACTIVITIES	17,008	15,531	9,534
Net increase (decrease) in cash and cash equivalents	3,315	(4,087)	(2,717)
Cash and cash equivalents at beginning of year	10,212	14,299	17,016
Cash and cash equivalents at end of year	$13,527	$10,212	$14,299

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$10,474	$7,806	$4,825
Income taxes	$2,260	$2,408	$1,940

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

Cash and Cash Equivalents — For purposes of reporting cash flows, cash equivalents include cash on hand and amounts due from banks (including cash items in process of collection); interest–bearing balances with banks and federal funds sold. To comply with Federal Reserve regulations, the subsidiary bank is required to maintain reserve balances with the Federal Reserve Bank of Richmond. The amount of those reserve balances at December 31, 2007 and 2006, was approximately $1,534,000 and $245,000, respectively.

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

The methodology used to determine an estimate for the reserve for unfunded lending commitments is inherently similar to the methodology used in calculating the allowance for loan losses adjusted for factors specific to binding commitments, including the probability of funding and exposure at the time of funding. The reserve for unfunded lending commitments is included in other liabilities with increases or decreases included in noninterest expense. At December 31, 2007 and 2006, the reserve for unfunded lending commitments was $8,000 and $21,000, respectively. Estimates may change at some point in the future.

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

Loan Servicing — At December 31, 2007 and 2006, the Corporation serviced the home mortgage loans of approximately 1,200 borrowers. Loans are serviced for the Federal National Mortgage Association (Fannie Mae). As of December 31, 2007, the Corporation serviced loans with an aggregate principal amount of approximately $97,197,000 compared to $91,764,000 at December 31, 2006. The average annual servicing fee on its servicing portfolio was 0.249% for 2007 and 0.247% for 2006. The Corporation’s servicing business collects mortgage payments, administers tax and insurance escrows, and seeks to mitigate losses on defaulted loans and responds to borrower inquiries. Fannie Mae reserves the right to change service providers at its discretion. Therefore, the Corporation does not recognize an intangible asset for mortgage servicing rights. During 2007 and 2006, the loan servicing function generated fees of approximately $236,000 and $223,000, respectively.

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

First Century Bankshares, Inc.     Page 31

1. Summary of Significant Accounting and Reporting Policies (continued)

Goodwill And Other Intangibles — Goodwill and indefinite-lived intangible assets are not amortized, but are reviewed at least annually for impairment. If impaired, goodwill or indefinite-lived intangible assets are written down to fair value, calculated using the discounted cash flow method. The unimpaired balance of goodwill and indefinite-lived intangibles totaled approximately $5,183,000 at December 31, 2007 and 2006.

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

The following pro forma information presents net income, earnings per share, and diluted earnings per share for the year ended December 31, 2005, as if the fair value method of SFAS No. 123R had been used to measure compensation cost for stock-based compensation plans. For purposes of these pro forma disclosures, the estimated fair value of options is amortized to expense over the options’ vesting periods.

Year Ended December 31,
(Dollars in Thousands, Except Per Share Data)	2005
Net Income, as reported	$4,004
Less pro forma expense related to options granted, net of tax	(19)
Pro forma net income	$3,985
Pro forma net income per share:
Basic–as reported	$2.03
Basic–pro forma	$2.02

Diluted–as reported	$2.02
Diluted–pro forma	$2.01

First Century Bankshares, Inc.     Page 33

2. Securities

Securities available for sale at December 31, 2007 and 2006 are summarized as follows:

	2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
U.S. Government obligations	$1,000	$9	$—	$1,009
U.S. Government agency obligations	62,746	493	44	63,195
Mortgage-backed securities	16,511	117	40	16,588
Other debt securities	2,000	—	29	1,971
TOTAL SECURITIES AVAILABLE FOR SALE	$82,257	$619	$113	$82,763

	2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
U.S. Government obligations	$999	$	$3	$996
U.S. Government agency obligations	60,861	9	860	60,010
Mortgage-backed securities	10,587	4	138	10,453
Other debt securities	2,000	—	18	1,982
TOTAL SECURITIES AVAILABLE FOR SALE	$74,447	$13	$1,019	$73,441

Securities held to maturity at December 31, 2007 and 2006 are summarized as follows:

	2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
State and municipal obligations	$18,156	$84	$64	$18,176
TOTAL SECURITIES HELD TO MATURITY	$18,156	$84	$64	$18,176

	2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
State and municipal obligations	$13,324	$55	$100	$13,279
Other debt securities	75	—	—	75
TOTAL SECURITIES HELD TO MATURITY	$13,399	$55	$100	$13,354

Securities with an aggregate fair value of $39,261,000 at December 31, 2007 and $33,361,000 at December 31, 2006, were pledged to secure public and trust deposits and for other purposes required or permitted by law, including approximately $16,516,000 at December 31, 2007 and $11,448,000 at December 31, 2006 pledged to secure repurchase agreements.

There were no gains or losses recognized on sales of securities during 2007. Gross gains of $4,000 and gross losses of $170,000 were recognized on sales of available for sale securities for the year ended December 31, 2006. Gross gains of $10,000 and gross losses of $70,000 were recognized on sales of available for sale securities for the year ended December 31, 2005.

Page 34     First Century Bankshares, Inc.

2. Securities (continued)

The amortized cost and estimated fair value for securities available for sale and securities held to maturity by contractual maturities at December 31, 2007 are shown in the following tables. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

	Amortized Cost	Fair Value	Net Unrealized Gains (Losses)
	(Dollars in Thousands)
Due in one year or less	$19,771	$19,709	$(62)
Due after one year through five years	45,210	45,581	371
Due after five years through ten years	11,030	11,206	176
Due after ten years	6,246	6,267	21
TOTAL SECURITIES AVAILABLE FOR SALE	$82,257	$82,763	$506

	Amortized Cost	Fair Value	Net Unrealized Gains (Losses)
	(Dollars in Thousands)
Due in one year or less	$1,832	$1,834	$2
Due after one year through five years	7,865	7,887	22
Due after five years through ten years	4,952	4,981	29
Due after ten years	3,507	3,474	(33)
TOTAL SECURITIES HELD TO MATURITY	$18,156	$18,176	$20

The following table shows the gross unrealized losses and fair value of the Corporation’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category at December 31, 2007:

	Less Than Twelve Months		Over Twelve Months
	(Dollars in Thousands)

Description of Security	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value

Securities available for sale:
U.S. Treasury obligations and direct obligations of U.S. government agencies	$3	$997	$41	$18,135
Federal agency mortgage-backed securities	—	—	40	3,690
Other debt securities	—	—	29	1,971
Total securities available for sale	$3	$997	$110	$23,796
Securities held to maturity:
Municipal securities	$40	$4,694	$24	$2,855
Total securities held to maturity	$40	$4,694	$24	$2,855

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

First Century Bankshares, Inc.     Page 35

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

For all of these securities, because the decline in market value is attributable to changes in interest rates and not credit quality and because the Corporation has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Corporation does not consider these investments to be other-than-temporarily impaired at December 31, 2007.

3. Loans

Loans at December 31, 2007 and 2006 consisted of the following:

	December 31,
	2007	2006
	(Dollars in Thousands)
Commercial, financial and agricultural	$46,599	$49,111
Real estate–construction and development	18,339	8,832
Real estate–mortgage (residential and commercial)	209,221	213,185
Installment loans to individuals	22,787	21,515
Total loans	296,946	292,643
Less: allowance for loan losses	2,455	2,555
NET LOANS	$294,491	$290,088

The Corporation’s subsidiary has had and can be expected to have in the future various banking transactions with directors, executive officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties). The total amount of these loans was $18,714,000 and $15,105,000 at December 31, 2007 and 2006, respectively. During 2007, $20,254,000 in loan advances were made and repayments were $16,645,000.

Page 36     First Century Bankshares, Inc.

4. Allowance for Loan Losses

An analysis of changes in the allowance for loan losses for 2007, 2006 and 2005 is as follows:

	Years Ended December 31,
	2007	2006	2005
	(Dollars in Thousands)
Balance at beginning of year	$2,555	$2,661	$2,900
Provision for loan losses	166	80	434
Recoveries on loans previously charged off	154	399	88
Loans charged off	(420)	(585)	(761)
BALANCE AT END OF YEAR	$2,455	$2,555	$2,661

The following is a summary of loans considered impaired:

	December 31,
	2007	2006
	(Dollars in Thousands)
Gross impaired loans	$1,211	$1,605
Valuation allowance for impaired loans	303	298
Recorded investment in impaired loans	$908	$1,307

The average recorded investment in impaired loans for the years ended December 31, 2007, 2006 and 2005 was $1,939,000, $1,459,000 and $1,903,000, respectively. There was no interest income recognized on impaired loans (during the portion of the year they were impaired) for any of these years. At December 31, 2007, 2006 and 2005, the Corporation had nonaccrual loans of $1,211,000, $1,605,000 and $2,173,000, respectively. Interest income of $5,000, $14,000 and $26,000 was recognized on these loans in 2007, 2006 and 2005, respectively. Had these loans performed in accordance with their original terms, additional interest income of $65,000, $179,000 and $164,000 would have been recorded in 2007, 2006 and 2005, respectively.

At December 31, 2007, 2006 and 2005, the Corporation had loans past-due 90 days or more and still in accrual status of $711,000, $397,000 and $517,000, respectively. Additionally, at December 31, 2007, 2006 and 2005, the Corporation had other real estate owned of $135,000, $517,000 and $316,000, respectively.

5. Premises and Equipment

Premises and equipment at December 31, 2007 and 2006 consisted of the following:

	December 31,
	2007	2006
	(Dollars in Thousands)
Land	$2,552	$2,552
Buildings and improvements	14,345	12,641
Equipment and fixtures	6,406	6,200
Total	23,303	21,393
Less accumulated depreciation	9,918	9,191
NET PREMISES AND EQUIPMENT	$13,385	$12,202

First Century Bankshares, Inc.     Page 37

5. Premises and Equipment (continued)

Depreciation charged to operating expense amounted to $887,000 in 2007, $969,000 in 2006, and $952,000 in 2005.

Certain premises and equipment are utilized under long-term operating leases. The aggregate minimum annual rental commitments under those leases total approximately $69,000 in 2008, $64,000 in 2009, $53,000 in 2010, $44,000 in 2011 and $46,000 in 2012. Total net rent expense included in the accompanying consolidated financial statements was $101,000 in 2007, $97,000 in 2006 and $62,000 in 2005.

6. Deposits

Deposits at December 31, 2007 and 2006 were as follows:

	December 31,
	2007	2006
	(Dollars in Thousands)
Individuals, partnerships and corporations:
Demand deposits	$41,399	$41,246
Time and savings deposits	303,692	297,359
U.S. Government	37	126
States and political subdivisions	15,124	15,549
Due to banks	911	1,570
Certified and official checks	1,592	1,505
TOTAL DEPOSITS	$362,755	$357,355

The scheduled maturities of time deposits at December 31, 2007 were as follows:

(Dollars in Thousands)
2008	$159,890
2009	16,786
2010	10,501
2011	1,652
2012	2,241
Thereafter	127
TOTAL TIME DEPOSITS	$191,197

Time deposits include certificates of deposit issued in amounts of $100,000 or more totaling approximately $52,483,000 and $47,641,000 at December 31, 2007 and 2006, respectively. At December 31, 2007, deposits of executive officers, directors and their related interests were $9,567,000.

7. Short-term Borrowings

Short-term borrowings consist of securities sold under agreements to repurchase. Federal funds purchased and securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Information concerning federal funds purchased and securities sold under agreements to repurchase at December 31, 2007 and 2006 is summarized as follows:

	2007	2006
	(Dollars in Thousands)
Average balance during the year	$18,177	$18,951
Average interest rate during the year	3.58%	3.57%
Maximum month-end balance during the year	$27,682	$25,366

Page 38     First Century Bankshares, Inc.

8. Other Comprehensive Income

Other comprehensive income is defined as comprehensive income exclusive of net income. Other comprehensive income (loss) consists of the following:

	Years Ended December 31,
	2007	2006	2005
Unrealized losses on pension and postretirement benefit obligations arising during the year	$(466)	$—	$—
Unrealized gains (losses) on available for sale securities arising during the year	1,511	524	(1,764)
Reclassification adjustment for (gains) losses included in net income	—	166	60
Other comprehensive income (loss) before tax	1,045	690	(1,704)
Income tax (expense) benefit related to other comprehensive income	(334)	(235)	579
Other comprehensive income (loss), net of tax	$711	$455	$(1,125)

9. Earnings Per Share

The following table reconciles the numerator and denominator of the basic and diluted computations for net income per common share for the years ended December 31, 2007, 2006 and 2005:

	2007
	Income (Numerator)	Weighted Average Shares (Denominator)	Per-Share Amount
Basic EPS:
Income available to common shareholders	$4,688,000	1,950,317	$2.40
Diluted EPS:
Effect of dilutive securities—Stock options		12,632
Income available to common shareholders and assumed conversions	$4,688,000	1,962,949	2.39

	2006
	Income (Numerator)	Weighted Average Shares (Denominator)	Per-Share Amount
Basic EPS:
Income available to common shareholders	$4,489,000	1,958,756	$2.29
Diluted EPS:
Effect of dilutive securities—Stock options		12,831
Income available to common shareholders and assumed conversions	$4,489,000	1,971,587	$2.28

	2005
	Income (Numerator)	Weighted Average Shares (Denominator)	Per-Share Amount
Basic EPS:
Income available to common shareholders	$4,004,000	1,972,233	$2.03
Diluted EPS:
Effect of dilutive securities—Stock options	—	10,782
Income available to common shareholders and assumed conversions	$4,004,000	1,983,015	$2.02

First Century Bankshares, Inc.     Page 39

10. Stockholders’ Equity

The authorized capital stock of the Corporation consists of 10,000,000 shares of $1.25 par value common stock. At December 31, 2007 and 2006, 2,000,000 shares were issued. At December 31, 2007, 1,909,792 shares were outstanding compared to 1,962,879 shares at December 31, 2006.

SHARE REPURCHASE ACTIVITY

During the years ended December 31, 2007, 2006 and 2005, the Corporation repurchased 56,887 shares, 3,630 shares and 33,027 shares, respectively. At December 31, 2007, management was authorized to repurchase 17,256 shares.

11. Stock Based Compensation

The Corporation’s 1998 Officer Stock Option Plan (the “Officer Plan”) provides for the issuance of 170,000 options to purchase shares of the Corporation’s common stock to officers of the Corporation. The options can have an original term of up to ten years with an exercise price equal to the market price of the common stock on the date of grant, as defined by the Officer Plan. The options vest 20% per year after their date of grant. At December 31, 2007, the weighted average remaining contractual life of the outstanding options was 13 months. At December 31, 2007, options for 100,365 shares of common stock were reserved for future issuance for the Officer Plan.

The Corporation’s 1998 Director Stock Option Plan (the “Director Plan”) provides for the issuance of 30,000 options to purchase shares of the Corporation’s common stock to directors of the Corporation and its subsidiaries. The options can have an original term of up to ten years with an exercise price equal to the market price of the common stock on the date of grant, as defined by the Director Plan. The options are fully vested upon their date of grant. At December 31, 2007, the weighted average remaining contractual life of the outstanding options was 12 months. At December 31, 2007, options for 21,500 shares of common stock were reserved for future issuance for the Director Plan.

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

The Corporation did not issue any options during the years ended December 31, 2007 and 2006. For the year ended December 31, 2007, compensation cost related to the Corporation’s employee stock option plan recorded in net income was $9,000. As of

December 31, 2007, no unrecognized compensation costs remained to be recognized.

Page 40     First Century Bankshares, Inc.

11. Stock Based Compensation (continued)

A summary of the Corporation’s stock option activity, and related information for the years ended December 31, is as follows:

	2007		2006		2005
	Option Shares	Weighted- Average Exercise Price	Option Shares	Weighted- Average Exercise Price	Option Shares	Weighted- Average Exercise Price
Officer stock options:
Outstanding, beginning of year	70,070	$19.26	80,325	$19.26	80,325	$19.26
Granted	—	—	—	—	—	—
Exercised	300	18.00	9,755	19.31	—	—
Forfeited	135	18.00	500	18.00	—	—
Outstanding, end of year	69,635	$19.26	70,070	$19.26	80,325	$19.26
Exercisable at end of year	69,635	$19.26	63,070	$19.40	66,125	$19.53
Weighted-average fair value of options granted during the year	$—		$—		$—

Director stock options:
Outstanding, beginning of year	12,000	$19.50	18,000	$19.50	18,500	$19.46
Granted	—	—	—	—	—	—
Exercised	3,500	19.93	6,000	19.50	500	18.00
Forfeited	—	—	—	—	—	—
Outstanding, end of year	8,500	$19.32	12,000	$19.50	18,000	$19.50
Exercisable at end of year	8,500	$19.32	12,000	$19.50	18,000	$19.50
Weighted-average fair value of options granted during the year	$—		$—		$—

First Century Bankshares, Inc.     Page 41

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

The incremental effect of applying SFAS 158 on the Consolidated Statement of Financial Condition at December 31, 2006 for all of the Corporation’s postretirement benefit plans is presented in the following table:

	Prior to application of SFAS 158	SFAS 158 Adoption Adjustments	After application of SFAS 158
Deferred tax liability	(278)	227	(51)
Prepaid pension cost	1,254	(775)	479
Net postretirement cost	1,131	(108)	1,023
Accumulated other comprehensive income	664	(440)	(1,104)

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

Page 42     First Century Bankshares, Inc.

12. Post Employment Benefits (continued)

the benefit coverage under the plan incurred during a year exceeds that cap. No health care cost increases have been factored into the health plan’s actuarial calculations due to this cap.

The following table outlines the changes in the Corporation’s postemployment benefit plan obligations, assets and funded status for the years ended December 31, 2007 and 2006, and the assumptions and components of net periodic benefit costs for the three years in the period ended December 31, 2007.

	Pension Benefits		Other Postretirement Benefits
	2007	2006	2007	2006
	(Dollars in Thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$6,579	$6,151	$1,023	$1,038
Service cost	255	241	15	15
Interest cost	368	348	57	58
Actuarial (gain) loss	240	64	(7)	(32)
Benefits paid	(144)	(225)	(51)	(56)
Benefit obligation at end of year	7,298	6,579	1,037	1,023

Change in plan asset
Fair value of plan assets at beginning of year	7,058	6,163	—	—
Actual return on plan assets	323	820	—	—
Employer contribution	300	300	51	56
Benefits paid	(144)	(225)	(51)	(56)
Fair value of plan assets at end of year	7,537	7,058	—	—
Funded status	239	479	(1,037)	(1,023)
Unrecognized net actuarial (gain) loss	2,169	1,760	(418)	(440)
Unrecognized prior service cost	(895)	(985)	—	—
Unrecognized transition obligation	—	—	277	332
Prepaid (accrued) benefit cost	$1,513	$1,254	$(1,178)	$(1,131)

	Pension Benefits			Other Postretirement Benefits
Weighted-average assumptions as of 12/31	2007	2006	2005	2007	2006	2005
Discount rate	5.75%	5.75%	5.75%	5.75%	5.75%	5.75%
Expected return on plan assets	8.00%	8.00%	8.00%	N/A	N/A	N/A
Rate of compensation increase	3.00%	3.00%	3.00%	N/A	N/A	N/A

Components of net periodic benefit cost
Service cost	$255	$241	$228	$15	$15	$17
Interest cost	368	348	332	57	58	61
Expected return on plan assets	(562)	(492)	(455)	—	—	—
Amortization of prior service cost	(90)	(90)	(90)	—	—	—
Amortization of transition obligation	—	—	(37)	55	55	55
Recognized net actuarial (gain) loss	70	101	96	(28)	(26)	(24)
Net periodic (benefit) cost	$41	$108	$74	$99	$102	$109

Included in Accumulated Other Comprehensive Income at December 31, 2007 are the following non-cash pretax charges which have not yet been recognized in net periodic pen-

First Century Bankshares, Inc.     Page 43

12. Post Employment Benefits (continued)

sion cost. Also presented is the estimated portion of each component of Accumulated Other Comprehensive Income which is expected to be recognized as a component of net periodic benefit cost during the year-ending December 31, 2008.

	Amt. recognized in Acc. Other Comp. Income at Dec 31, 2007	Amount expected to be charged to net periodic cost in 2008
Pension Benefits:
Net actuarial losses	$2,169	$94
Prior service cost	$(895)	$(90)

Other Postretirement Benefits:
Net actuarial gains	$(418)	$(29)
Transition obligation	$277	$55

The expected benefits to be paid under the Corporation’s postemployment benefit plans are as follows:

	Pension Benefits	Other Postretirement Benefits
2008	$171	$62
2009	$187	$61
2010	$214	$60
2011	$226	$59
2012	$262	$62
2013-2017	$1,999	$324

The asset allocation for the defined benefit pension plan for the years ended December 31, 2007 and 2006, by asset category, is as follows:

ASSET CATEGORY

	Percentage of Plan Assets
	2007	2006
Equity securities	75%	72%
Debt securities	13	13
Real estate	2	4
Other	10	11
Total	100%	100%

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

Page 44     First Century Bankshares, Inc.

12. Post Employment Benefits (continued)

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

The Corporation contributed $300,000 to the pension plan in 2007, 2006 and 2005 and expects to do so for 2008.

In December 2003, President Bush signed into law a bill that expanded Medicare benefits, primarily adding a prescription drug benefit for Medicare-eligible retirees beginning in 2006. The law also provided a federal subsidy to companies that sponsor postretirement benefit plans that provide prescription drug coverage. FASB Staff Position 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” provides guidance on the accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) for employers that sponsor postretirement health care plans that provide prescription drug benefits. The Corporation has determined that it is not eligible for the federal subsidy as the postretirement benefit plan does not meet the definition for “actuarially equivalent” to the Medicare Part D benefit. Therefore, the Corporation does not include the effects of the subsidy in measuring net periodic postretirement benefit cost. The Corporation expects to contribute $62,000 to the postretirement benefit plan in 2008.

The Corporation maintains a qualified 401(k) retirement savings plan. All employees age 21 and over are eligible to participate on a voluntary basis. All employees may elect to make pretax contributions up to a maximum of fifteen percent (15%) of their salary, which are matched fifty percent (50%) by the Corporation. Total amounts charged to operating expense for payments pursuant to this plan were approximately $164,000 in 2007, $154,000 in 2006 and $131,000 in 2005.

13. Income Taxes

The provision for income taxes consisted of the following:

	Years Ended December 31,
Tax provision attributed to income from operations:	2007	2006	2005
Current:	(Dollars in Thousands)
Federal	$1,824	$1,901	$1,581
State	379	362	299
Deferred expense (benefit)	226	137	264
PROVISION FOR INCOME TAX	$2,429	$2,400	$2,144

First Century Bankshares, Inc.     Page 45

13. Income Taxes (continued)

The components of deferred tax assets and liabilities at December 31, 2007 and 2006 were as follows:

	2007	2006
	(Dollars in Thousands)
Allowance for loan losses	$578	$490
Retirement plans	297	181
Unrealized losses on securities available for sale	—	342
Other	204	162
Gross deferred tax assets	1,079	1,175
Depreciation	(364)	(286)
Goodwill	(952)	(793)
Unrealized gains on securities available for sale	(189)	—
Other	(186)	(147)
Gross deferred tax liabilities	(1,691)	(1,226)
NET DEFERRED TAX ASSET (LIABILITY)	(612)	$(51)

The principal differences between the effective tax rate and the federal statutory rate were as follows:

	Years Ended December 31,
	2007		2006		2005
	(Dollars in Thousands)
	Amount	%	Amount	%	Amount	%
Provision at statutory rate	$2,420	34	$2,343	34	$2,090	34
Tax-exempt interest income from certain investment securities and loans	(199)	(3)	(177)	(3)	(176)	(3)
State income tax expense, net of federal benefit	263	4	253	4	222	4
Other, net	(55)	(1)	(19)	—	8	—
PROVISION FOR INCOME TAXES	$2,429	34	$2,400	35	$2,144	35

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

Page 46     First Century Bankshares, Inc.

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

The components of the Corporation’s off-balance sheet financial commitments at December 31, 2007 and 2006 are as follows:

	December 31,
	2007	2006
Unused lines of credit	(Dollars in Thousands)
Home equity lines	$3,852	$3,671
Commercial real estate, construction and land development secured by real estate	28,298	25,392
Other unused commitments	29,631	31,054
Total unused lines of credit	$61,781	$60,117
Financial standby letters of credit	$4,136	$4,733

At December 31, 2007 and 2006, the carrying amount and fair value of financial standby letters of credit was $4,000 and $5,000, respectively. Also, at December 31, 2007 and 2006, the Corporation had residential mortgage loan commitments outstanding of $1,528,000 and $619,000, respectively. Derivative financial instruments related to these commitments at December 31, 2007 and 2006 were $10,000 and $4,000, respectively.

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

A substantial portion of the customers’ ability to honor their contractual commitment is largely dependent upon the economic conditions of the respective industry and overall economic conditions of the region. At December 31, 2007, the Corporation had concentrations of $13,820,000, or 34.2% of stockholders’ equity in loans to lessors of residential real property, and $20,400,000, or 50.5% of stockholders’ equity in loans to land subdividers and developers. These concentrations are diversified by geography throughout the Mid-Atlantic region.

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

The estimated fair value and the recorded book balances at December 31, 2007 and 2006 were as follows:

	2007		2006
	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount
	(Dollars in Thousands)		(Dollars in Thousands)
Assets:
Cash and due from banks	$13,527	$13,527	$10,212	$10,212
Securities available for sale	82,763	82,763	73,441	73,441
Securities held to maturity	18,176	18,156	13,354	13,399
Federal Home Loan Bank and Federal Reserve Bank stock	1,430	1,430	1,287	1,287
Net loans	298,924	294,491	292,835	290,088

Liabilities:
Noninterest-bearing deposits	44,905	44,905	44,452	44,452
Deposits with no stated maturities	126,653	126,653	128,987	128,987
Deposits with stated maturities	193,502	191,197	183,659	183,916
Short-term borrowings	27,708	27,708	12,674	12,674

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

Page 48     First Century Bankshares, Inc.

16. Regulatory Matters

The Corporation’s principal source of funds for dividend payment and debt service is dividends received from the subsidiary bank.

Under applicable Federal laws, the Comptroller of the Currency, the primary regulator of First Century Bank, N.A., restricts the total dividend payments of a national bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits of the two preceding years. At December 31, 2007, retained net profits for the years 2007 and 2006, which were free of such regulatory restrictions, aggregated approximately $3,717,000.

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and its subsidiary to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk–weighted assets (as defined), and Tier I capital to average assets (as defined). Management believes, as of December 31, 2007, that the Corporation and its subsidiary meet all capital adequacy requirements to which they are subject.

As of December 31, 2007, First Century Bank, N.A. has received notification from the Office of the Comptroller of the Currency that it is well–capitalized under the regulatory framework for prompt corrective action. To be adequately capitalized, minimum total risk–based, Tier I risk–based, and Tier I leverage ratios as set forth in the following table must be maintained. There are no conditions or events since the recent notification that management believes have changed the institution’s category.

	Actual		For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
As of December 31, 2007:
Total Capital (to Risk Weighted Assets):
Consolidated	$38,078	12.24%	≥	$24,888	≥	8.00%
First Century Bank, N.A.	$36,845	11.86%	≥	$24,860	≥	8.00%	≥	$31,075	≥	10.00%
Tier I Capital (to Risk Weighted Assets):
Consolidated	$35,615	11.45%	≥	$12,444	≥	4.00%
First Century Bank, N.A.	$34,382	11.06%	≥	$12,430	≥	4.00%	≥	$18,645	≥	6.00%
Tier I Capital (to Average Assets):
Consolidated	$35,615	8.33%	≥	$17,110	≥	4.00%
First Century Bank, N.A.	$34,382	8.04%	≥	$17,096	≥	4.00%	≥	$21,370	≥	5.00%

First Century Bankshares, Inc.     Page 49

16. Regulatory Matters (continued)

	Actual		For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
As of December 31, 2006:
Total Capital (to Risk Weighted Assets):
Consolidated	$36,929	12.15%	≥	$24,322	≥	8.00%
First Century Bank, N.A.	$35,695	11.75%	≥	$24,294	≥	8.00%	≥	$30,368	≥	10.00%
Tier I Capital (to Risk Weighted Assets):
Consolidated	$34,353	11.30%	≥	$12,161	≥	4.00%
First Century Bank, N.A.	$33,119	10.91%	≥	$12,147	≥	4.00%	≥	$18,221	≥	6.00%
Tier I Capital (to Average Assets):
Consolidated	$34,353	8.41%	≥	$16,336	≥	4.00%
First Century Bank, N.A.	$33,119	8.12%	≥	$16,321	≥	4.00%	≥	$20,402	≥	5.00%

17. Parent Company Financial Data

Condensed financial information of First Century Bankshares, Inc. (parent company only) is presented below:

STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2007	2006
Assets:	(Dollars in Thousands)
Cash	$232	$262
Investment in subsidiaries at equity	39,651	37,675
Other assets	714	573
TOTAL ASSETS	$40,597	$38,510
Liabilities:
Other liabilities	$192	$78
TOTAL LIABILITIES	192	78
Stockholders’ Equity:
Common stock–$1.25 par value; 10,000,000 shares authorized and 2,000,000 shares issued at December 31, 2007 and 2006;
1,909,792 shares outstanding at December 31, 2007, and
1,962,879 shares outstanding at December 31, 2006;	2,500	2,500
Paid-in capital	772	783
Retained earnings	39,277	36,014
Treasury stock, at cost; 90,208 shares at December 31, 2007, and 37,121 shares at December 31, 2006	(2,144)	(865)
TOTAL STOCKHOLDERS’ EQUITY	40,405	38,432
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$40,597	$38,510

Page 50     First Century Bankshares, Inc.

17. Parent Company Financial Data (continued)

STATEMENTS OF INCOME
	Years Ended December 31,
	2007	2006	2005
	(Dollars in Thousands)
Income:
Dividends from subsidiary bank	$3,520	$2,100	$2,790
Other income	—	1	—
TOTAL INCOME	3,520	2,101	2,790
Expenses:
Other	157	118	166
TOTAL EXPENSES	157	118	166
Applicable income taxes (benefits)	(60)	(44)	(63)
Income before equity in undistributed net income of subsidiaries	3,423	2,027	2,687
Equity in undistributed net income of subsidiaries	1,265	2,462	1,317
NET INCOME	$4,688	$4,489	$4,004

STATEMENT OF CASH FLOWS

	Years Ended December 31,
	2007	2006	2005
Cash flows from operating activities	(Dollars in Thousands)
Net income	$4,688	$4,489	$4,004
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary	(1,265)	(2,462)	(1,317)
Other adjustments, net	(27)	(29)	(29)
NET CASH PROVIDED BY OPERATING ACTIVITIES	3,396	1,998	2,658
Cash flows from investing activities
Investment in subsidiary	—	—	—
NET CASH USED BY INVESTING ACTIVITIES	—	—	—
Cash flows from financing activities
Purchase of treasury stock	(1,365)	(87)	(756)
Cash received from stock option exercise	75	119	9
Cash dividends paid	(2,136)	(2,057)	(1,968)
NET CASH USED BY FINANCING ACTIVITIES	(3,426)	(2,025)	(2,715)
Net increase (decrease) in cash	(30)	(27)	(57)
Cash at January 1,	262	289	346
Cash at December 31,	$232	$262	$289

First Century Bankshares, Inc.     Page 51

18. Quarterly Financial Data (Unaudited)

The summary financial data by quarter for the years ended December 31, 2007, 2006 and 2005 was as follows:

	Quarter Ended
	Mar. 31	June 30	Sept. 30	Dec. 31
	(Dollars in Thousands, Except Per Share Data)
2007
Interest income	$6,467	$6,714	$6,909	$6,748
Net interest income	4,010	4,096	4,180	4,087
Provision for possible loan losses	34	63	13	56
Income before taxes	1,656	1,728	1,865	1,868
Net income	1,073	1,148	1,228	1,239
NET INCOME PER SHARE	$0.55	$0.59	$0.63	$0.64

2006
Interest income	$5,522	$5,885	$6,298	$6,488
Net interest income	3,944	4,068	4,079	4,090
Provision for possible loan losses	43	48	78	(89)
Securities gains (losses)	(26)	(32)	—	(108)
Income before taxes	1,527	1,770	1,834	1,758
Net income	987	1,148	1,214	1,140
NET INCOME PER SHARE	$0.50	$0.59	$0.62	$0.58

2005
Interest income	$4,771	$5,067	$5,173	$5,407
Net interest income	3,777	3,950	3,844	3,950
Provision for possible loan losses	68	38	180	148
Securities gains (losses)	10	—	—	(70)
Income before taxes	1,381	1,610	1,568	1,589
Net income	885	1,063	1,020	1,036
NET INCOME PER SHARE	$0.44	$0.54	$0.52	$0.53

Page 52     First Century Bankshares, Inc.

Management’s Annual Report on Internal Control Over Financial Reporting.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act). Our internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets that could have a material effect on the financial statements.

Because of the inherent limitations in any internal control, no matter how well designed, misstatements may occur and not be prevented or detected. Accordingly, even effective internal control over financial reporting can provide only reasonable assurance with respect to financial statement preparation. Further, the evaluation of the effectiveness of internal control over financial reporting was made as of a specific date, and continued effectiveness in future periods is subject to the risks that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies and procedures may decline.

Management conducted an evaluation of the effectiveness of our system of internal control over financial reporting as of December 31, 2007 based on the framework set forth in “Internal Control—Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on its evaluation, management concluded that, as of December 31, 2007, First Century Bankshares, Inc.’s internal control over financial reporting was effective.

This annual report does not include an attestation report of the company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the company to provide only management’s report in this annual report.

Date: March 10, 2008

R. W. Wilkinson President and Chief Executive Officer	J. Ronald Hypes, Treasurer (Principal Financial Officer)

First Century Bankshares, Inc.     Page 53

Report of

Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

First Century Bankshares, Inc.

and Subsidiaries

Bluefield, West Virginia

We have audited the accompanying consolidated statements of financial condition of First Century Bankshares, Inc. and Subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Century Bankshares, Inc. and Subsidiaries as of December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

CERTIFIED PUBLIC ACCOUNTANTS

Bluefield, West Virginia

March 7, 2008

Page 54     First Century Bankshares, Inc.

Boards of

Directors

FIRST CENTURY BANKSHARES, INC.

J. J. Booker, III, M.D.

Physician

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

Frank W. Wilkinson

President &

Chief Operating Officer,

First Century Bank, N.A.,
Secretary, First Century Bankshares, Inc.

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

Frank W. Wilkinson

President &

Chief Operating Officer,

First Century Bank, N.A.,
Secretary, First Century Bankshares, Inc.

R. W. Wilkinson

President & Chief
Executive Officer, First Century Bankshares, Inc.,

Chairman & Chief Executive Officer, First Century
Bank, N.A.

FIRST CENTURY BANK, N.A.

WYOMING COUNTY OPERATIONS ADVISORY BOARD

Michelle Brown, DDS Oceana Dental Center Tom Evans, Jr. Private Investor	Debra L. Brunty Vice President-Loans Wyoming County Operations, First Century Bank, N.A.	Frank W. Wilkinson President & Chief Operating Officer, First Century Bank, N.A., Secretary, First Century Bankshares, Inc.

Dennis Worrell

Partner, Worrell Exxon &

Owner, D & T Car Wash

R. W. Wilkinson

President & Chief
Executive Officer, First Century Bankshares, Inc.,

Chairman & Chief Executive Officer, First Century
Bank, N.A.

First Century Bankshares, Inc.     Page 55

Boards of

Directors

FIRST CENTURY BANK, N.A.

WYTHE COUNTY OPERATIONS ADVISORY BOARD

J. J. Booker, III, M.D. Physician Robert T. Dupuis President, P & T Products, Inc.	Samuel V. Jones, CPA Hodges, Jones & Mabry, PC Stephen A. Lester Wordsprint	W. Edward Smith

Vice President, Wythe

County Operations

First Century Bank, N.A.

Frank W. Wilkinson

President & Chief Operating

Officer, First Century Bank, N.A.,

Secretary, First Century

Bankshares, Inc.

R. W. Wilkinson President & Chief Executive Officer, First Century Bankshares, Inc., Chairman & Chief Executive Officer, First Century Bank, N.A.

FIRST CENTURY BANK, N.A.

SUMMERS COUNTY OPERATIONS ADVISORY BOARD

C. Scott Briers President, Briers, Inc. James S. Kerr Owner Kerr Realty	David L. Parmer Attorney at Law Bob Richmond Retired, First Century Bank N.A.	Bill J. Keaton

Vice President,

Summers County Operations

First Century Bank N.A.

Frank W. Wilkinson

President & Chief Operating

Officer, First Century Bank, N.A.,

Secretary, First Century

Bankshares, Inc.

R. W. Wilkinson President & Chief Executive Officer, First Century Bankshares, Inc., Chairman & Chief Executive Officer, First Century Bank, N.A.

Page 56     First Century Bankshares, Inc.

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

Cynthia Higgins-Atwell

Vice President

Internal Audit & Compliance

Lisa A. Huff

Director of Human Resources

Jason Farmer

IT Manager

Deborah L. Bowman

Marketing Director

Matthew W. Barnett

CRM Administrator

BRANCH

ADMINISTRATION

L. Mori Williams

Vice President &

Regional Executive

Bill J. Keaton

Vice President,

Summers County Operations

W. Edward Smith

Vice President,

Wythe County Operations

Debra Brunty

Vice President-Loans,

Wyoming County Operations

Brenda G. Davidson

Branch Manager &

Loan Officer,

Bluefield, Virginia Office

Karen R. Kidd

Branch Manager/

Assistant Cashier,

College Avenue Office

Rebecca Lynn Daniels

Branch Manager,

Oceana Office

Sandra K. Taylor

Branch Manager,

Pineville Office

Zerna A. Felts

Branch Manager &

Security Officer,

Fort Chiswell Office

Kathy L. Peters

AVP, Teller Manager

Linda C. Hamer

Customer Service Manager

Michelle L. Beck

Assistant Vice President,

Princeton Office

Stephanie Bailey

Assistant Branch Manager,

Oceana Office

Linda C. Rider

IRA Coordinator

Sharon Cole

Assistant Cashier

Hinton Office

Nancy M. Cales

Assistant Cashier

Hinton Office

Rita Goodman

Customer Service Officer

Cathy M. Laxton

AVP, Security

Ronnie M. Hamlin

Facilities Manager &

Assistant Security Officer

LOANS

Jeffery L. Forlines

Senior Vice President,

Chief Credit Officer

Garnett L. Little

Vice President, Loans

Randall D. Price

Vice President, Credit

Administration Officer

Hal L. Absher

Director of Secondary

Mortgage Lending

Randy N. Bowles

Assistant Vice President,

Summers County Office

Barry W. Whitt

Assistant Vice President, Loans

Charlene R. Maynard

Assistant Vice President, Loans
Oceana Office

Rick D. Blevins

Consumer Loan Officer,

Princeton Office

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

First Century Bankshares, Inc.     Page 57

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

(304) 255-4560