Form 10-K, Exhibit 13
period 2008-12-31
FIRST CENTURY BANKSHARES INC
filed 2009-03-27
CIK 723594

Exhibit 13

FIRST CENTURY BANKSHARES, INC.

2008 Annual Report

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

P.O. Box 1559, Bluefield, WV 24701.

Annual Meeting

The annual meeting of the stockholders will be held at 3:00 p.m., Tuesday,

April 28, 2009, at the First Century Bank Seminar Center, 525 Federal Street,

Bluefield, West Virginia. All stockholders are cordially invited to attend.

Letter to the Stockholders	1

Management’s Discussion and Analysis of Financial Condition and Results of Operations	2

Consolidated Statements of Financial Condition	22

Consolidated Statements of Income	23

Consolidated Statements of Changes in Stockholders’ Equity	24

Consolidated Statements of Cash Flows	25

Notes to Consolidated Financial Statements	26

Management’s Annual Report on Internal Control Over Financial Reporting	49

Report of Independent Registered Public Accounting Firm	50

Boards of Directors	51

Corporate and Bank Officers	53

First Century Bankshares, Inc. Subsidiary Locations	Back Cover

Letter to the

Stockholders

To Our Stockholders, Customers, and Friends:

The directors, officers, and employees of First Century Bankshares, Inc. and its wholly owned subsidiary First Century Bank, N. A. are pleased to present this Annual Report for 2008.

First Century Bankshares, Inc. had earnings of $3,685,000 for the year which was a decrease of 21.4% from prior year earnings of $4,688,000. On a per share basis, net income decreased to $1.93 from $2.40. This equated to a return on average assets of 0.85% and a return on average equity of 8.96%. The information contained in this report will provide you with the details of the results for our operations for 2008.

Total assets for the corporation decreased from $433,879,000 to $425,694,000 for the year ended 2008 or a decrease of 1.9%. Management continues to monitor the balance sheet during this critical economic period, but due to a lack of growth in loans, we have allowed the deposit base to contract to help manage the Corporation’s interest expense. As loan volume increases, it will be management’s intention to be more competitive in pricing our interest bearing deposit products.

Management and the board of directors have been closely monitoring the economic environment during 2008, and the Corporation has been focused on three critical areas during this time. Asset quality, liquidity, and capital levels, and we feel these will be the keys to a successful landing while operating in an environment that is as unstable as we find our national economy. Our strategy of remaining asset sensitive affected our earnings in 2008. We experienced rapid drops in the federal funds and prime rates which negatively affected our loan yields. The prime rate dropped from 8.25 % in late 2007 to the now current rate of 3.25%, and many of the meetings of the Federal Reserve Open Market Committee saw rates drop at a pace of 50 to 75 basis points per meeting. Traditional rate movements by the Committee have been in increments of 25 basis points at each meeting. This rate scenario created compression on the Corporation’s earnings through the interest margin as we could not reprice our liabilities (i.e. certificates of deposit) as quickly as our loans repriced. Also, the larger reduction in rates per meeting made the loss of income at the margin even greater than the traditional moves of 25 basis points.

Management and the board have decided not to apply for U.S. Government TARP funding. All of our risk-based capital ratios are above the regulatory levels to be considered “well capitalized” which further supports this decision. We feel we are better able to manage our operations with a strong committed board of directors and with capable management than to allow the government to play an active role in our day to day operations and our dividend policies.

I am happy to report that on April 28, 2008 we opened our first full service facility in Beckley, West Virginia. Our facility is located at 1826 Harper Road and we have been well received by the community. We had nearly one hundred folks in attendance at our ribbon cutting ceremony, and the transaction volumes are increasing every month. We are also close to surpassing the $30,000,000 mark in “new” loan growth which is quite an accomplishment during these challenging times. We have an excellent staff of local bankers with many years of experience in banking the Raleigh County clients. We are excited about the future of our newest location.

Management and the board of directors are in the process of updating the Corporation’s strategic plan for 2009 through 2013. This process has been ongoing since the fourth quarter of 2008, and it continues to be a “work in process”. As we meet, we still come back to the three critical areas of asset quality, liquidity, and capital. This will remain our focus as we move towards the future, and we will look for opportunities as we go forward. Our “vision” will be that we provide a fair and consistent return for you, our shareholders, that we will continue to give exceptional service to our customers supported by competitive products and services and that we will take care of our employees by being the employer of choice in the markets we serve. We feel this “vision” will keep us successful in the years to come.

As we move into 2009 we look forward to your continued support. Together we will accomplish the goals of the Corporation in this most challenging operating environment. I welcome your comments and recommendations as we face unprecedented challenges for the banking industry and our national economy. I will pledge to keep you fully advised as we move forward.

Sincerely,

R. W. “Buz” Wilkinson

President and Chief Executive Officer

First Century Bankshares, Inc.     Page 1

Management’s

Discussion and Analysis of Financial Condition and Results of Operations

AVERAGE STATEMENTS OF FINANCIAL CONDITION AND NET INTEREST DIFFERENTIAL

	2008			2007
	(Dollars in Thousands)			(Dollars in Thousands)
ASSETS:	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest-bearing deposits with banks	$6,296	$165	2.62%	$1,244	$64	5.14%
Securities available for sale and other equity securities:
U. S. Treasury securities	746	35	4.69%	999	47	4.70%
U. S. Government agency securities	75,645	3,704	4.90%	80,226	3,549	4.42%
Other securities	3,708	131	3.53%	3,157	165	5.23%
Total securities available for sale	80,099	3,870	4.83%	84,382	3,761	4.46%
Securities held to maturity:
State and municipal securities	17,978	686	3.82%	15,219	592	3.89%
Other securities	—	—	—	32	2	6.25%
Total securities held to maturity	17,978	686	3.82%	15,251	594	3.89%
Federal funds sold	6,100	122	2.00%	1,094	56	5.12%
Loans	290,928	18,008	6.19%	295,451	22,363	7.57%
Total interest-earning assets	401,401	22,851	5.69%	397,422	26,838	6.75%
Allowance for loan losses	(2,481)			(2,526)
Cash and due from banks—demand	10,685			10,916
Bank Premises and equipment—net	14,434			12,408
Other assets	10,556			10,377
TOTAL ASSETS	$434,595			$428,597
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest-bearing demand deposits	$75,056	$298	0.40%	$73,923	$605	0.82%
Savings deposits	56,026	357	0.64%	56,156	598	1.06%
Time deposits	183,041	6,820	3.73%	190,391	8,610	4.52%
Total interest-bearing deposits	314,123	7,475	2.38%	320,470	9,813	3.06%
Short-term debt	21,560	341	1.58%	18,203	652	3.58%
Total interest-bearing liabilities	335,683	7,816	2.33%	338,673	10,465	3.09%
Demand deposits	54,288			45,794
Other liabilities	3,128			3,519
TOTAL LIABILITIES	393,099			387,986
Stockholders’ equity	41,496			40,611
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$434,595			$428,597
Average rate paid to fund earning assets			1.95%			2.63%
NET INTEREST DIFFERENTIAL		$15,035	3.75%		$16,373	4.12%

For purposes of this schedule, interest on nonaccrual loans have been included only to the extent reflected in the income statement. However, the nonaccrual loan balance is included in the average amount outstanding. Income on loans includes loan fees of $257,000 in 2008 and $182,000 in 2007. Average balances of securities available for sale are reported at amortized cost; excludes pretax unrealized gains of $461,000 in 2008 and pretax unrealized losses of $651,000 in 2007. Interest income on tax exempt securities is shown based on the actual yield.

VOLUME/RATE ANALYSIS

	Increase (Decrease) in Interest
	2008 vs. 2007			2007 vs. 2006
	(Dollars in Thousands)			(Dollars in Thousands)
	Due to Change in (1)			Due to Change in (1)
Interest income on:	Volume	Rate	Total	Volume	Rate	Total
Loans	$(311)	$(4,044)	$(4,355)	$1,585	$442	$2,027
Securities available for sale and other equity securities	(199)	308	109	15	466	481
Securities held to maturity	105	(13)	92	75	(5)	70
Federal funds sold	178	(112)	66	12	5	17
Interest-bearing deposits with banks	196	(95)	101	52	(2)	50
TOTAL INTEREST INCOME	(31)	(3,956)	(3,987)	1,739	906	2,645
Interest expense on:
Interest-bearing demand deposits	7	(314)	(307)	(16)	78	62
Savings deposits	(1)	(240)	(241)	(27)	87	60
Time deposits	(303)	(1,487)	(1,790)	1,139	1,218	2,357
Short-term borrowings	87	(398)	(311)	(28)	2	(26)
TOTAL INTEREST EXPENSE	(210)	(2,439)	(2,649)	1,068	1,385	2,453
NET INTEREST INCOME	$179	$(1,517)	$(1,338)	$671	$(479)	$192

(1) Changes due to a combination of volume and rate have been allocated proportionally to volume and rate.

Page 2     First Century Bankshares, Inc.

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

Forward-looking Statements

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

First Century Bankshares, Inc.     Page 3

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

Other classified loans are categorized and allocated appropriate reserves. We also reserve for other loans more than 90 days past due that were not considered in the aforementioned procedures. We segregate the remaining portfolio into consumer, commercial and residential real estate loans, and apply the historical net charge off percentage of each category to the current amount outstanding in those categories. Additionally, as part of this analysis we include such factors as concentrations of credit, collateral deficient loans, volume and trends in delinquencies, loan portfolio composition, loan volume and maturity of the portfolio, national and local economic conditions and the experience, ability and depth of lending management and staff.

Pensions

We have a defined benefit pension plan covering substantially all employees with at least nine months of service who are at least 20 1/2 years of age. Pension expense is determined by an actuarial valuation based on assumptions that are evaluated annually as of December 31, the measurement date for pension obligations. The most significant assumptions are the long-term expected rate of return on plan assets, the discount rate used to determine the present value of the pension obligations, and the weighted-average rate of expected increase in future compensation levels. We review these assumptions with the plan actuaries and modify them as necessary to reflect current market conditions as well as anticipated long-term market conditions.

Page 4     First Century Bankshares, Inc.

Balance Sheet Analysis

Loans

AMOUNTS OF LOANS OUTSTANDING

	December 31,
	2008	2007
	(Dollars in Thousands)
Commercial, financial and agricultural	$44,966	$46,599
Real estate–construction and development	25,074	18,339
Real estate–mortgage	204,686	209,221
Installment loans to individuals	21,894	22,787
TOTAL LOANS OUTSTANDING	$296,620	$296,946

MATURITY SCHEDULE OF LOANS

	Remaining maturity at December 31, 2008
	(Dollars in Thousands)
	1 Year or Less	1 to 5 Years	After 5 Years	Total
Commercial, financial and agricultural	$27,357	$14,850	$2,759	$44,966
Real estate–construction and development	15,172	9,902	0	25,074
Real estate–mortgage	27,507	100,091	77,088	204,686
Installment loans to individuals	3,275	15,340	3,279	21,894
TOTAL	$73,311	$140,183	$83,126	$296,620

With predetermined interest rates	$20,490	$120,027	$50,653	$191,170
With floating interest rates	52,821	20,156	32,473	105,450
TOTAL	$73,311	$140,183	$83,126	$296,620

Our primary goal is to meet the credit needs of the retail and commercial customers in our primary markets of southern West Virginia and southwestern Virginia. Total loans decreased approximately $326,000, or 0.1%, in 2008, following a 1.5% increase of $4,303,000 in 2007. Competition in our market is very aggressive for the acquisition of new loans. We had an increase in our participation loan portfolio of approximately $7,500,000. We also experienced loan growth from our new expansion into the Beckley, West Virginia market. However, loan demand was down during 2008 in all of our other markets. We continued to adhere to our philosophy of not retaining long-term fixed-rate commitments in order to better manage our interest rate risk. In order to provide consumers with a long term option for home financing, we originate and sell mortgages to the Federal National Mortgage Association (Fannie Mae). At December 31, 2008, the loan portfolio comprised 75.3% of total interest-earning assets as compared to 74.4% of total interest-earning assets at December 31, 2007, and contributed 78.8% of total interest income in 2008, and 83.3% in 2007.

During 2008, our emphasis continued to be on strong, small to mid-sized companies with known management and excellent financial stability. Most of the commercial loans in the portfolio have variable rates of interest. Additionally, we continued to make loans available in an expanding retail marketplace. We also continued to develop relationships with other community banks to seek loan participation opportunities outside of our existing footprint.

First Century Bankshares, Inc.     Page 5

Consistent with our philosophy on relationship banking, most of our borrowers are also depositors and utilize other banking services. The average yield of the loan portfolio decreased to an average rate of 6.19% in 2008 compared to 7.57% in 2007. Earnings reflect pressure on the net interest margin arising from the rapid reduction in interest rates by the Federal Reserve in 2008 that resulted in lower interest income from our variable rate loans. Additionally, one commercial loan was placed in nonaccrual status in the first quarter of 2008 that resulted in a $381,000 interest reversal.

Our commercial loan portfolio is generally diversified and geographically dispersed within the region. At December 31, 2008, we had concentrations of $20,361,000, or 49.2% of stockholders’ equity in loans to lessors of residential property, $17,880,000, or 43.2% of stockholders’ equity in loans to lessors of nonresidential property and $12,744,000, or 30.8% of stockholders’ equity in loans to land subdividers and developers. These concentrations are diversified by geography throughout the Mid-Atlantic region. There are no other concentrations of lines of business or industry that represent greater than 25% of stockholders’ equity. Within each specific industry, our borrowers are diversified as to specialty, service or other unique feature of the overall industry. A substantial portion of our customers’ ability to honor their contractual commitment is largely dependent upon the economic health of the respective industry within the overall economic environment of southern West Virginia and southwestern Virginia, which traditionally has been less volatile than many areas of the country.

The consumer portion of our loan portfolio consists of both secured and unsecured loans made to individuals and families for various reasons including the purchase of automobiles, home improvements, educational expenses and other worthwhile purposes. We continue to carefully monitor the consumer sector during this period of economic downturn. Rising unemployment and a deepening recession will usually result in higher delinquency rates and other deterioration in this sector. Recent national trends in delinquency and foreclosures do not appear to be as prevalent in our markets as in some other parts of the country. However, we continue to monitor this sector and the residential housing sector for indications of further deterioration.

Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total amount of commitments does not necessarily represent future cash requirements. We had outstanding commitments to extend credit of approximately $52,623,000 at December 31, 2008, and $65,917,000 at December 31, 2007. This included $9,525,000 and $9,748,000 of commitments at December 31, 2008 and 2007, respectively, for our overdraft protection product. This also included unfunded loan commitments and unused lines of credit totaling $38,661,000 at December 31, 2008, and $52,033,000 at December 31, 2007. Additionally, standby letters of credit totaled $4,437,000 at December 31, 2008, and $4,136,000 at December 31, 2007. Financial standby letters of credit are conditional commitments that we issue to guarantee the financial performance of a customer to a third party. Those guarantees are primarily used to support public and private borrowing arrangements.

Page 6     First Century Bankshares, Inc.

The following table details the amount and expected maturities of significant commitments as of December 31, 2008. Further discussion of these commitments is included in Notes 14 and 15 to the Consolidated Financial Statements.

COMMITMENTS

	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total
Unused lines of credit	(Dollars in Thousands)
Home equity lines	$370	$151	$248	$3,748	$4,517
Commercial real estate, construction and land development secured by real estate	15,541	2,394	—	2,730	20,665
Other unused commitments	23,004	—	—	—	23,004
Financial standby letters of credit	4,322	115	—	—	4,437

NONPERFORMING ASSETS AND LOAN LOSS ANALYSIS

	Years Ended December 31,
	2008	2007
	(Dollars in Thousands)
Average amount of loans outstanding	$290,928	$295,451
Allowance for loan losses:
Balance at beginning of the year	$2,455	$2,555
Loans charged off
Commercial, financial and agricultural	—	12
Real estate–construction and development	—	92
Real estate–mortgage	113	33
Installment loans to individuals	302	283
TOTAL LOANS CHARGED OFF	415	420
Loan recoveries
Commercial, financial and agricultural	45	—
Real estate–mortgage	78	64
Installment loans to individuals	78	90
TOTAL LOAN RECOVERIES	201	154
Net loans charged off	(214)	(266)
Provision for loan losses	449	166
BALANCE AT END OF THE YEAR	$2,690	$2,455
Ratio of net loans charged off to average loans outstanding	0.07%	0.09%

Provision for loan losses as a percent of loans	0.15%	0.06%
Allowance at year end as a percent of loans	0.91%	0.83%
Nonperforming assets (at year end)
Nonaccrual	$5,614	$1,211
Past–due ninety days or more and still accruing	553	711
Troubled debt restructurings	311	198
Other real estate owned	203	135
TOTAL NONPERFORMING ASSETS	$6,681	$2,255
Nonperforming assets/total loans	2.3%	0.8%
Nonperforming assets/total assets	1.6%	0.5%

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	2008		2007
	(Dollars in Thousands)
	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans
Commercial, financial and agricultural	$463	15.16%	$523	15.69%
Real estate–construction and development	382	8.45%	76	6.18%
Real estate–mortgage	1,402	69.01%	1,471	70.46%
Installment loans to individuals	426	7.38%	348	7.67%
Unallocated	17	N/A	37	N/A
TOTAL	$2,690	100.00%	$2,455	100.00%

First Century Bankshares, Inc.     Page 7

Nonperforming assets, including nonaccrual loans, loans past-due 90 days or more, restructured loans and other real estate owned, increased $4,426,000, or 196.3%, from December 31, 2007 to December 31, 2008, following a decrease of $536,000, or 19.2% for 2007. The increase in 2008 is primarily attributable to one commercial loan relationship that went into nonaccrual in the first quarter. We are working with this customer to allow them time to bring a new product to market that we believe will then allow the customer to pay this loan in full, including all interest and fees due. We anticipate a resolution to this credit during 2009. Without the deterioration of this relationship, nonperforming assets would have only increased approximately 10% for 2008. This also reflects improvements we have made in the criteria we use in the determination of granting renewals and extensions. Our policy is to discontinue the accrual of interest on loans that are past due more than 90 days, unless those loans are well collateralized and in process of collection. We may also classify loans that are on a current payment status or past due less than 90 days as nonaccrual if the repayment of principal or interest is in doubt. Our holdings of other real estate owned increased to $203,000 at December 31, 2008, compared with $135,000 at December 31, 2007. Other real estate owned consists primarily of residential real estate and is recorded at fair value less estimated selling costs.

We maintain an allowance for loan losses that we believe to be adequate to absorb probable credit losses inherent in the portfolio. We are committed to the early recognition of problem loans, and to an appropriate and adequate level of allowance. We do not engage in any of the subprime mortgage practices that have impacted the recent economic downturn, but we continue to monitor any spillover effects this environment may have not only on our mortgage loan portfolio, but also on our commercial and consumer customers. The allowance for loan losses was 0.91% of year-end loans at December 31, 2008 and 0.83% at December 31, 2007. The estimation of the adequacy of the allowance for loan losses is the most significant estimate that we determine. Different amounts could result under different conditions or assumptions.

We use an independent third-party firm to enhance our loan review function. This process includes a thorough evaluation of our credit administration systems and personnel. The objective is to have an effective loan review system that provides us with information that will produce a more focused and effective approach in managing credit risk inherent in the loan portfolio. As a part of this process, we use a system of loan grades to further support the adequacy of the loan loss allowance. Loans are categorized into one of nine loan grades with grades 1 through 5 representing various levels of acceptable loans and grades 6 through 9 representing various levels of credit deterioration.

In addition to the review of credit quality through the credit review process, we construct a comprehensive allowance analysis for the loan portfolio at least quarterly. The procedures that we use entail preparation of a loan “watch” list and assigning each loan a classification. We perform an impairment analysis for those individually significant loans where it is determined that it is not probable that the borrower will make all payments in accordance with the original loan agreement. Specific reserves are recorded on impaired loans of $186,000 and $303,000 at December 31 2008 and 2007, respectively. Other classified loans are categorized and allocated appropriate reserves. Other loans more than 90 days past due that have not been considered in these procedures are assigned a classification of Substandard and are reserved for accordingly. The remaining portfolio is segregated into consumer, commercial, and residential real estate loans, and the historical net charge off percentage of each category is applied to the current amount outstanding in that category.

Page 8     First Century Bankshares, Inc.

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

The methodology used to determine an estimate for the reserve for unfunded lending commitments is inherently similar to the methodology used in calculating the allowance for loan losses adjusted for factors specific to binding commitments, including the probability of funding and exposure at the time of funding. The reserve for unfunded lending commitments is included in other liabilities with increases or decreases included in noninterest expense. At December 31, 2008 the reserve for unfunded lending commitments was $10,000 compared to $8,000 at December 31, 2007. Estimates may change at some point in the future.

Securities

SECURITIES

The following table shows the carrying values of securities at the respective periods, which is fair value for available for sale securities and amortized cost for securities held to maturity:

	December 31,
	2008	2007
	(Dollars in Thousands)
Securities available for sale:
U. S. Government securities	$—	$1,009
U. S. Government agency securities	42,004	63,195
U. S. Government agency mortgage-backed securities	29,878	16,588
Other securities	967	1,971
TOTAL SECURITIES AVAILABLE FOR SALE	$72,849	$82,763
Securities held to maturity:
State, county and municipal securities	$17,286	$18,156
Other securities	—	—
TOTAL SECURITIES HELD TO MATURITY	$17,286	$18,156

MATURITIES OF SECURITIES

The following table shows the contractual maturities of debt securities at December 31, 2008 and the weighted average yields of such securities:

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in Thousands)
Securities available for sale:
U. S. Government agency securities	$8,253	4.05%	$26,589	4.50%	$7,162	4.59%	$—	0.00%	$42,004	4.43%
U. S. Government agency mortgage-backed securities	334	4.07%	4,516	4.64%	10,436	4.88%	14,592	4.99%	29,878	4.89%
Other securities	—	0.00%	967	4.57%	—	0.00%	—	0.00%	967	4.57%
TOTAL SECURITIES AVAILABLE FOR SALE	$8,587	4.05%	$32,072	4.52%	$17,598	4.76%	$14,592	4.99%	$72,849	4.62%
Securities held to maturity:
State, county and municipal securities	$3,231	4.77%	$7,085	6.01%	$3,875	5.41%	$3,095	5.72%	$17,286	5.59%
TOTAL SECURITIES HELD TO MATURITY	$3,231	4.77%	$7,085	6.01%	$3,875	5.41%	$3,095	5.72%	$17,286	5.59%

Yields on tax-exempt obligations have been computed based on tax equivalent yield.

First Century Bankshares, Inc.     Page 9

During 2008, securities, our second largest category of assets, decreased by $10,784,000 or 10.7%. At December 31, 2008, securities comprised 22.9% of total interest-earning assets compared to 25.6% of total interest-earning assets at December 31, 2007. The composition of our securities portfolio reflects our investment strategy of maximizing portfolio yields subject to risk and liquidity considerations. The primary objective of our investment strategy is to maintain an appropriate level of asset liquidity and provide us with a tool to assist in controlling and managing our interest rate position while at the same time producing appropriate levels of interest income. In order to maintain liquidity and flexibility, we categorize most investments in the available for sale portfolio. We typically purchase U.S. Government agency securities in order to maintain the maximum liquidity of the portfolio. We have not purchased any of the preferred stocks or private label mortgage products that have resulted in impairment charges for other financial companies. We believe that the potential for increased loan demand as we expand our market footprint requires maintaining adequate liquidity in the securities portfolio.

The remaining securities, primarily state, county and municipal obligations comprise the held to maturity portfolio. Net unrealized gains in the held to maturity portfolio amounted to approximately $158,000 at December 31, 2008, compared to $20,000 at December 31, 2007. The held to maturity portfolio decreased to $17,286,000 at December 31, 2008, from $18,156,000 at December 31, 2007. State and municipal securities contained no individual issues in excess of 10% of stockholders’ equity.

No gains or losses were realized from the sale of securities in 2008 or 2007.

At December 31, 2008, we held two investments having continuous unrealized loss positions for more than 12 months totaling $667,000. Both of these investments were West Virginia county obligations, the cash flows of which are guaranteed by the respective counties. We expect that the securities would not be settled at a price less than their amortized cost. Because the decline in the market value was caused by recent market conditions and not credit quality, and because we have the ability and intent to hold these investments until a recovery of fair value, which may be maturity, we have not recognized any other-than-temporary impairment in connection with these investments.

Deposits

Deposits, our major source of funds, decreased approximately $4,724,000 in 2008, following an increase of $5,400,000 in 2007. Noninterest-bearing deposits increased $8,693,000 in 2008, following an increase of $453,000 in 2007. This increase in noninterest-bearing deposits allowed us the opportunity to not be as aggressive for higher priced certificates of deposit, providing future relief to the net interest margin. The average rate paid on interest-bearing deposits in 2008 was 2.38% and 3.06% in 2007. Strong competition for deposits exists in our primary market among commercial banks, savings banks, thrift institutions, credit unions, mutual funds, brokerage houses, insurance companies, and certain national retailers. Despite this intense competition, we continue to evaluate pricing strategies that will insure the long-term benefit of maintaining market share without sacrificing profitability.

Page 10     First Century Bankshares, Inc.

AVERAGE DEPOSITS

	2008 Average		2007 Average
	Amount	Rate	Amount	Rate
	(Dollars in Thousands)
Noninterest–bearing demand deposits	$54,288	N/A	$45,794	N/A
Interest–bearing demand deposits	75,056	0.40%	73,923	0.82%
Savings deposits	56,026	0.64%	56,156	1.06%
Time deposits	183,041	3.73%	190,391	4.52%
TOTAL AVERAGE DEPOSITS	$368,411	2.03%	$366,264	2.68%

There are no foreign offices. Average balances are computed on daily balances.

MATURITIES OF TIME CERTIFICATES OF DEPOSIT OF $100,000 OR MORE

December 31, 2008
(Dollars in Thousands)
Under 3 months	$13,631
3 to 6 months	12,738
6 to 12 months	11,461
Over 12 months	9,869
TOTAL CERTIFICATES OF DEPOSIT OF $100,000 OR MORE	$47,699

SHORT-TERM BORROWED FUNDS

	December 31,
	2008	2007
	(Dollars in Thousands)
Federal funds purchased and securities sold under agreements to repurchase	$22,632	$27,682
Other borrowed funds	26	26
TOTAL BORROWED FUNDS	$22,658	$27,708

The approximate average interest rates, average amounts outstanding, and maximum amounts outstanding at any month-end for federal funds purchased and securities sold under agreements to repurchase are as follows:

	2008	2007
Average interest rates at December 31	1.25%	3.38%
Maximum amounts outstanding at any month-end	$24,778	$27,682
Average daily amount outstanding	$21,534	$18,177
Weighted average interest rates	1.58%	3.58%

The weighted average interest rates are calculated by dividing the annual interest expense by the related average daily amounts outstanding.

Capital Resources

We increased the total per share dividend for 2008 to $1.11 per share, an increase of 0.9%, from the $1.10 per share paid in 2007. Cash dividends paid to stockholders during 2008 totaled $2,116,000 and $2,136,000 in 2007. This represents a dividend pay out ratio (dividends divided by net income) of 58% in 2008 and 46% in 2007. We are dependent upon dividends paid by FCBNA to fund dividends to the stockholders and to cover other operating costs. Our board of directors considers historical financial performance, future prospects, and anticipated needs for capital in formulating the dividend payment policy. Future dividends are dependent upon our financial results, capital requirements and general economic conditions.

First Century Bankshares, Inc.     Page 11

One of our primary objectives is to maintain a strong capital position. Stockholders’ equity increased $960,000 or 2.4% in 2008. This increase resulted primarily from an increase in retained earnings of $1,569,000. Additionally, during 2008 we acquired 7,684 treasury shares for a total of $161,000 through our stock repurchase program. At December 31, 2008, we had approval to repurchase 9,572 shares of the Corporation’s common stock. We will continue to evaluate capital utilization to provide the most long-term value for our shareholders. The percentage of earnings reinvested in the Corporation (net income less dividends as a percentage of net income) for the years 2008 and 2007 was 42% and 54%, respectively. The internal capital formation rate (net income less dividends as a percentage of average stockholders’ equity) indicates the rate at which assets can grow while maintaining the current ratio of stockholders’ equity to assets. The internal capital formation rate was 3.8% in 2008 and 6.4% in 2007.

Risk-based capital regulations require all banks and bank holding companies to have a minimum total risk-based capital ratio of 8% with half of the capital composed of core capital. Conceptually, risk-based capital requirements assess the risk of a financial institution’s balance sheet and off-balance sheet commitments in relation to its capital. Under the guidelines, capital strength is measured in two tiers which are used in conjunction with risk adjusted assets in determining the risk-based capital ratios. Our Tier I capital, which consists of stockholders’ equity, adjusted for certain intangible assets, amounted to $38,143,000 at December 31, 2008, or 12.42% of total risk-weighted assets, compared to $35,615,000 at December 31, 2007, or 11.45% of total risk-weighted assets. Tier II capital, or supplementary capital, includes capital components such as qualifying allowance for loan losses, and can equal up to 100% of an institution’s Tier I capital with certain limitations. Our Tier II capital amounted to $2,700,000 at December 31, 2008, or 0.88% of total risk-weighted assets, compared to $2,463,000 at December 31, 2007, or 0.79% of total risk-weighted assets. Our total consolidated risk-based capital was $40,843,000 at December 31, 2008, or 13.30% of total risk-weighted assets, compared to $38,078,000, or 12.24% of total risk-weighted assets as of December 31, 2007. Additionally, risk-based capital guidelines require that we maintain a minimum leverage ratio (Tier I capital divided by average adjusted total consolidated assets) of 4%, which may be increased for institutions with higher levels of risk or that are experiencing or anticipating significant growth. We have not been advised by any regulatory agency of any additional specific minimum leverage ratio applicable to us. As of December 31, 2008 and 2007, the Corporation’s leverage ratio was 8.93% and 8.33% respectively; therefore, we exceeded all current minimum capital requirements.

As a result of the strong capital position of the Corporation, along with other general concerns for government intervention in the day-to-day operations of the Corporation, we chose to not participate in the U.S. Government’s Troubled Asset Relief Program (TARP) or the Capital Purchase Program (CPP).

Page 12     First Century Bankshares, Inc.

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

Interest rate sensitivity varies with different types of interest-earning assets and interest-bearing liabilities. Overnight federal funds, on which rates change daily, and loans that are tied to the prime rate differ considerably from long-term securities and fixed rate loans. Similarly, time deposits of $100,000 and over, NOW accounts and money market deposit accounts are much more interest rate sensitive than passbook savings accounts and other interest-bearing liabilities. We use a number of tools to measure interest rate risk, including simulating net interest income under various rate scenarios, monitoring the change in present value of the asset and liability portfolios under the same rate scenarios and monitoring the difference or gap between rate sensitive assets and liabilities over various time periods.

We continue our efforts to generate variable rate loans. However, with strong competition for loans, and with the potential for rising interest rates, customers are demanding more fixed rate commitments. The results of our efforts to balance interest-earning assets against interest-bearing liabilities can be seen in the Analysis of Interest Rate Sensitivity Table.

We continue to monitor asset/liability gap positions, while incorporating more sophisticated risk measurement tools, including simulation modeling which calculates expected net interest income based on projected interest-earning assets, interest-bearing liabilities and interest rates. Using simulation modeling allows us to evaluate earnings and capital at risk due to significant changes in interest rates. We monitor exposure to the effect of an instantaneous change in rates of 200 basis points up or down over the same period. As of December 31, 2008, simulation indicated the impact of a 200 basis point increase in rates would result in a 6.2% increase in net interest income, while a 200 basis point decline in rates would result in a 10.4% decrease in net interest income from an unchanged rate environment. These changes fall within our policy limits for the maximum negative impact to net interest income from a change in interest rates.

First Century Bankshares, Inc.     Page 13

ANALYSIS OF INTEREST RATE SENSITIVITY

An analysis of interest rate sensitivity as of December 31, 2008, is shown below.

	Months				Years				Totals
	Less Than 3		3 – 12		1 – 5		Over 5
	(Dollars in Thousands)
Investment securities	$3,365		$8,452		$39,158		$40,795		$91,770
Federal funds sold and interest-bearing balances with banks	4,551		—		1,000		—		5,551
Loans	118,730		61,528		100,076		16,286		296,620
Interest-earning assets	126,646		69,980		140,234		57,081		393,941
Time deposits	47,461		93,089		33,781		—		174,331
Other interest-bearing deposits	56,202		28,101		45,799		—		130,102
Other interest-bearing liabilities	17,494		138		5,000		26		22,658
Interest-bearing liabilities	121,157		121,328		84,580		26		327,091
Interest sensitivity gap	$5,489		$(51,348)		$55,654		$57,055		$66,850
Cumulative interest sensitivity gap	$5,489		$(45,859)		$9,795		$66,850
Ratio of interest-earning assets to interest-bearing liabilities	1.05	x	0.58	x	1.66	x	2,195.42	x
Ratio of cumulative interest sensitivity gap to total earning assets	1.39%		(11.64)%		2.49%		16.97%

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

Liquidity can best be demonstrated by an analysis of cash flows. Our primary source of cash flows is from operating activities. Operating activities provided $5,215,000 of liquidity for the year ended December 31, 2008, compared to $5,992,000 in 2007. The principal elements of these operating flows are net income, increased for significant non-cash expenses for the provision for loan losses and depreciation and amortization.

In 2008, cash flows from financing activities decreased $12,041,000, primarily due to decreases in time deposits of $16,866,000 and short-term borrowings of $5,050,000. These funds were partially offset by additional demand and savings deposits of $12,142,000.

A secondary source of liquidity comes from investing activities, principally the maturities of investment securities. With the falling interest rate environment during 2008, maturities and calls of investment securities increased to $56,656,000, compared to $31,851,000 in 2007. This rapid flow of liquidity allowed us to reallocate a portion of the available for sale portfolio into U.S. Government agency mortgage-backed securities which enhanced the yield in the portfolio and will provide additional liquidity with future monthly payments. As of December 31, 2008, we had approximately $27,260,000 of investment securities that mature within 36 months.

We also have access to additional sources of liquidity through the Federal Reserve System, through our membership in the Federal Home Loan Bank system and through a corre-

Page 14     First Century Bankshares, Inc.

spondent bank, Silverton Bank, Atlanta, GA. As of December 31, 2008, FCBNA had a maximum borrowing capacity exceeding $150,000,000 through the Federal Home Loan Bank of Pittsburgh. These funds can be made available with various maturities and interest rate structures. As a member, we are required to own stock in the Federal Home Loan Bank of Pittsburgh. The amount of stock we own is based on the amount of outstanding borrowings at any given point in time. Borrowings are also collateralized by a blanket lien by the Federal Home Loan Bank on its member’s qualifying assets. At December 31, 2008, FCBNA owned $1,252,500 of stock and had nothing outstanding on our overnight repo account. We had no other outstanding advances from the Federal Home Loan Bank of Pittsburgh as of December 31, 2008.

At December 31, 2008, we had no outstanding federal funds purchased from Silverton Bank from our $8,600,000 federal funds line.

As a member of the Federal Reserve System, we have access to funding through the Federal Reserve Bank of Richmond. The Federal Reserve has traditionally required its members to exhaust other sources of liquidity before seeking advances, however, the Federal Reserve has become more of a liquidity provider for the banking system. Any borrowings from the Federal Reserve Bank of Richmond would require us to pledge assets of FCBNA as collateral. We had no outstanding borrowings from the Federal Reserve Bank of Richmond at December 31, 2008.

Income Statement Analysis

Earnings Overview

Net income for the two years ended December 31, 2008 and 2007, was $3,685,000 and $4,688,000, respectively. On a per share basis, diluted net income was $1.93 in 2008 compared to $2.39 in 2007. Return on average equity was 8.96% in 2008 compared to 11.79% in 2007. Return on average assets for the year ended December 31, 2008 was 0.85% compared to 1.10% in 2007. A summary of the significant factors influencing our results of operations and related ratios is included in the following discussion.

Earnings Per Share

The Earnings Per Share Table summarizes the principal sources of changes in earnings per share for 2008. For further details on the computation of earnings per share, refer to Note 9 of the Notes to Consolidated Financial Statements, presented elsewhere in this report.

EARNINGS PER SHARE

Net income per share — 2007	$2.40
Increase (decrease) due to change in:
Net interest income	(0.69)
Provision for loan losses	(0.14)
Other operating income	0.01
Personnel expense	0.08
Other expense	0.27
Net income per share — 2008	$1.93

First Century Bankshares, Inc.     Page 15

Net Interest Income

The major portion of our earnings is derived from net interest income, which is the interest income on interest-earning assets less the interest expense on interest-bearing liabilities. During 2008 net interest income decreased $1,338,000 or 8.2%. This followed a 1.2% increase in 2007. Net interest income resulted in a net interest margin to earning assets ratio of 3.75% for 2008, compared with 4.12% for 2007.

For the year ended December 31, 2008, interest income decreased $3,987,000, or approximately 14.9%, compared to an increase of $2,645,000, or 10.9% for 2007. Interest on loans decreased $4,355,000 or 19.5% during 2008. Interest on securities increased $201,000, or 4.6% for 2008, following an increase of 551,000, or 14.5% for 2007. Interest income reflects a yield on average earnings assets of 5.74% for 2008, compared with 6.75% for 2007.

The decrease in interest income was accompanied by a decrease in interest expense of $2,649,000 or 25.3% for 2008. This followed an increase in interest expense of $2,453,000, or 30.6% for 2007. Interest expense reflects a cost on average interest-bearing liabilities of 2.33% for 2008, compared with 3.09% for 2007.

Net interest income is affected by many factors, but most significantly by the prevailing interest rates during the period, the spread between the various sources and uses of funds, and by changes in the volume of various assets and liabilities. Earnings reflect pressure on the net interest margin arising from the rapid reduction in interest rates by the Federal Reserve in 2008 that resulted in lower interest income from our variable rate loans. This reduction was not completely offset by lower interest expense as many certificates of deposit remained at previously higher rates, pending the opportunity to renew. Additionally, as previously mentioned, one larger commercial loan was placed in nonaccrual status in the first quarter of 2008 that resulted in a $381,000 accrued interest reversal.

Provision for Loan Losses

We experienced a $283,000 increase in the provision for loan losses during 2008. The provision for loan losses was $449,000 for 2008, compared to $166,000 for 2007. The provision for loan losses as a percentage of average loans was 0.15% for 2008, compared with 0.06% for 2007. Charge-offs decreased $5,000, or 1.2% during 2008. Additionally, recoveries of previous charge-offs were up $47,000, or 30.5% in 2008. The ratio of net charge offs to average loans outstanding was 0.07% for 2008, compared with 0.09% for 2007. Additional reserves in excess of net charge-offs of $235,000 were added to the allowance for loan losses in 2008, reflecting deterioration in the national economy and the potential effects this will have in our local markets.

Noninterest Income and Expense

Noninterest income net of securities gains and losses remained relatively stable in 2008, increasing $8,000 or 0.2%, following a $35,000 or 0.7% increase in 2007. The largest component of noninterest income is service charges on deposit accounts. These fees decreased approximately $40,000 or 2.1% in 2008, following a decrease of $8,000 or 0.4% in 2007. Fierce competition exists in our local markets for “free checking” type products. Additionally, the income from our overdraft protection product has leveled from the rapid in-

Page 16     First Century Bankshares, Inc.

creases we experienced earlier in the product life cycle. The second largest component of noninterest income is fees from fiduciary activities. Fees from fiduciary activities remained flat in 2008, following a decrease of $80,000 in 2007. The fluctuations in fiduciary fees are attributed to the timing of the receipt of fees from estate settlements, growth of assets under management and changes in overall investment performance. Investment performance across all sectors dramatically reduced the values of assets under management. This will likely have a negative affect on fiduciary fees in 2009.

Noninterest expense, excluding the provision for loan losses, decreased 1.4% in 2008, following a 0.6% increase in 2007. Personnel expense is the largest component of noninterest expense. Personnel expense decreased 2.0% in 2008, following a decrease of 1.7% in 2007. For a complete discussion of our employee benefit programs, refer to Note 11 of the Notes to Consolidated Financial Statements, presented elsewhere in this report. Premises and equipment expense increased 9.5% in 2008 with the opening of our new facility in Beckley, West Virginia, and due to higher costs for maintenance contracts.

Income Taxes

Applicable income taxes for 2008 decreased $418,000 or 17.2%. This followed a $29,000 or 1.2% increase for 2007. This reflected an effective income tax rate of 35.3% for 2008 and 34.1% for 2007. Income taxes computed at the statutory rate are reduced primarily by interest earned on state and municipal obligations. For a complete discussion of the Corporation’s tax position, refer to Note 12 of the Notes to Consolidated Financial Statements, presented elsewhere in this report.

RETURN ON EQUITY AND ASSETS

	December 31,
	2008	2007
Percentage of net income to:
Average stockholders’ equity	8.96%	11.79%
Average total assets	0.85%	1.10%
Percentage of dividends declared per common share to net income per common share	57.51%	45.83%
Percentage of average stockholders’ equity to average total assets	9.55%	9.48%

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

First Century Bankshares, Inc.     Page 17

Accounting, Legislative and Regulatory Matters

In September 2006, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This standard eliminates inconsistencies found in various prior pronouncements but does not require any new fair value measurements. SFAS No. 157 was effective for the Company on January 1, 2008 for financial assets and liabilities and did not impact the Company’s accounting measurements but it is ultimately expected to result in additional disclosures. In February 2008, the FASB issued FASB Staff Position (FSP) FAS 157-2, permitting entities to delay application of SFAS 157 to fiscal years beginning after November 15, 2008, for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Beginning January 1, 2009, we will apply SFAS 157 fair value requirements to nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed on a recurring basis.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” (“SFAS 159”). This statement permits, but does not require, entities to measure many financial instruments at fair value. The objective is to provide entities with an opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Entities electing this option will apply it when the entity first recognizes an eligible instrument and will report unrealized gains and losses on such instruments in current earnings. This statement 1) applies to all entities, 2) specifies certain election dates, 3) can be applied on an instrument-by-instrument basis with some exceptions, 4) is irrevocable and 5) applies only to entire instruments. One exception is demand deposit liabilities which are explicitly excluded as qualifying for fair value. SFAS 159 was effective for the Company on January 1, 2008. Adoption of SFAS 159 did not have a material impact on the financial position, results of operations or cash flows of the Company.

In November 2007, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 109, “Written Loan Commitments Recorded at Fair Value Through Earnings” (“SAB 109”). SAB 109 expresses the current view of the SEC staff that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SEC registrants are expected to apply this guidance on a prospective basis to derivative loan commitments issued or modified in the first quarter of 2008 and thereafter. The application of SAB 109 did not have a material impact on the financial position, results of operations or cash flows of the Company.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” (“SFAS 141(R)”) which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. FAS 141(R) is effective for acquisitions by the Company taking place on or

Page 18     First Century Bankshares, Inc.

after January 1, 2009. Early adoption is prohibited. Accordingly, a calendar year-end company is required to record and disclose business combinations following existing accounting guidance until January 1, 2009. The Company will assess the impact of SFAS 141(R) if and when a future acquisition occurs.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 is effective for the Company on January 1, 2009. Earlier adoption is prohibited. The Company is currently evaluating the impact, if any, the adoption of SFAS 160 will have on its consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

Per Share Data by Quarter

The common stock of the Corporation is quoted on the NASD OTC Bulletin Board under the trading symbol FCBS. The Per Share Data By Quarter Table shows the approximate high and low bid as reported by the transfer agent and market makers for 2008 and 2007. Also presented below are the dividends paid for those respective years. The number of stockholders of record on December 31, 2008, was 461 and outstanding shares totaled 1,903,120.

PER SHARE DATA BY QUARTER

			Market Quotations
	Dividends		2008		2007
Quarter	2008	2007	High	Low	High	Low
First Quarter	$0.27	$0.26	$25.75	$22.00	$28.50	$26.50
Second Quarter	0.27	0.26	23.90	18.50	28.95	25.50
Third Quarter	0.27	0.27	21.00	18.60	28.00	25.50
Fourth Quarter	0.30	0.31	19.75	14.70	25.75	20.80

First Century Bankshares, Inc.     Page 19

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

Page 20     First Century Bankshares, Inc.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

Statistical Summary, 2008 — 2004

	December 31,
	2008	%	2007	%	2006	%	2005	%	2004	%
	(Dollars in Thousands, Except Per Share Data)
Loans	$296,620	70	$296,946	68	$292,643	71	$257,732	66	$247,808	66
Securities	91,770	22	102,349	24	88,127	22	99,101	25	94,152	25
Federal funds sold	3,500	1	—	—	—	—	—	—	4,000	1
Interest–bearing deposits with banks	2,051	—	65	—	50	—	6	—	3,042	1
INTEREST-EARNING ASSETS	393,941	93	399,360	92	380,820	93	356,839	91	349,002	93
Cash and due from banks	10,908	3	13,462	3	10,162	2	14,293	4	9,974	3
Premises and equipment	14,354	3	13,385	3	12,202	3	11,816	3	12,268	3
Other assets	9,181	2	10,127	3	10,319	3	10,502	3	9,735	2
Allowance for loan losses	(2,690)	(1)	(2,455)	(1)	(2,555)	(1)	(2,661)	(1)	(2,900)	(1)
TOTAL ASSETS	$425,694	100	$433,879	100	$410,948	100	$390,789	100	$378,079	100
Savings deposits	$130,102	30	$126,653	29	$128,987	31	$137,415	35	$146,744	39
Time deposits	174,331	41	191,197	44	183,916	45	144,731	37	129,420	34
Other interest–bearing liabilities	22,658	5	27,708	7	12,674	3	19,682	5	18,973	5
INTEREST-BEARING LIABILITIES	327,091	76	345,558	80	325,577	79	301,828	77	295,137	78
Demand deposits	53,598	13	44,905	10	44,452	11	50,645	13	45,087	12
Other liabilities	3,640	1	3,011	1	2,487	1	2,363	1	2,066	1
TOTAL LIABILITIES	384,329	90	393,474	91	372,516	91	354,836	91	342,290	91
STOCKHOLDERS’ EQUITY	41,365	10	40,405	9	38,432	9	35,953	9	35,789	9
TOTAL LIABILITIES & EQUITY	$425,694	100	$433,879	100	$410,948	100	$390,789	100	$378,079	100
TOTAL DEPOSITS	$358,031		$362,755		$357,355		$332,791		$321,251
BOOK VALUE PER SHARE	$21.74		$21.16		$19.58		$18.36		$17.98

SUMMARY OF OPERATIONS

Statistical Summary, 2008 — 2004

	Years Ended December 31,
	2008	2007	2006	2005	2004
	(Dollars in Thousands, Except Per Share Data)
Interest income	$22,851	$26,838	$24,193	$20,418	$17,871
Interest expense	7,816	10,465	8,012	4,897	3,500
NET INTEREST MARGIN	15,035	16,373	16,181	15,521	14,371
Provision for loan losses	449	166	80	434	224
Net credit margin	14,586	16,207	16,101	15,087	14,147
Noninterest income	4,793	4,785	4,584	4,337	3,734
Noninterest expense	13,683	13,875	13,796	13,276	13,222
INCOME BEFORE INCOME TAXES	5,696	7,117	6,889	6,148	4,659
Provision for income taxes	2,011	2,429	2,400	2,144	1,604
NET INCOME	$3,685	$4,688	$4,489	$4,004	$3,055
EARNINGS PER COMMON SHARE:
Basic	$1.93	$2.40	$2.29	$2.03	$1.53
Diluted	$1.93	$2.39	$2.28	$2.02	$1.53
Dividends per common share	$1.11	$1.10	$1.05	$1.00	$0.88
Payout ratio	58%	46%	46%	49%	58%

First Century Bankshares, Inc.     Page 21

Consolidated

Statements of Financial Condition

	December 31,
	2008	2007
ASSETS	(Dollars in Thousands, Except Per Share Data)
Cash and due from banks	$10,908	$13,462
Interest-bearing balances with banks	2,051	65
Federal funds sold	3,500	—
Securities available for sale	72,849	82,763
Securities held to maturity (estimated fair value of $17,444 in 2008 and $18,176 in 2007)	17,286	18,156
Federal Home Loan Bank and Federal Reserve Bank Stock	1,635	1,430
Loans	296,620	296,946
Less allowance for loan losses	2,690	2,455
Net loans	293,930	294,491
Premises and equipment, net	14,354	13,385
Other real estate owned	203	135
Goodwill	5,183	5,183
Other assets	3,795	4,809
TOTAL ASSETS	$425,694	$433,879

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$53,598	$44,905
Interest-bearing	304,433	317,850
Total deposits	358,031	362,755
Short-term borrowings	22,658	27,708
Other liabilities	3,640	3,011
TOTAL LIABILITIES	384,329	393,474
Commitments and contingencies (see Notes 14 and 15)
STOCKHOLDERS’ EQUITY
Common stock - $1.25 par value; 10,000,000 shares authorized and 2,000,000 shares issued at December 31, 2008 and 2007; 1,903,120 shares outstanding at December 31, 2008, and 1,909,792 shares outstanding at December 31, 2007	2,500	2,500
Paid-in capital	757	772
Retained earnings	41,239	39,670
Accumulated other comprehensive income, net of tax	(851)	(393)
Treasury stock, at cost; 96,880 shares at December 31, 2008 and
90,208 shares at December 31, 2007	(2,280)	(2,144)
TOTAL STOCKHOLDERS’ EQUITY	41,365	40,405
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$425,694	$433,879

The accompanying notes are an integral part of the consolidated financial statements.

Page 22     First Century Bankshares, Inc.

Consolidated

Statements of Income

	Years Ended December 31,
	2008	2007
INTEREST INCOME	(Dollars in Thousands, Except Per Share Data)
Interest and fees on loans	$18,008	$22,363
Interest on balances with banks	165	64
Interest and dividends from securities available for sale:
Taxable	3,870	3,761
Interest and dividends from securities held to maturity:
Taxable	54	56
Tax-exempt	632	538
Interest on federal funds sold	122	56
TOTAL INTEREST INCOME	22,851	26,838
INTEREST EXPENSE
Interest on time certificates of $100,000 or more	1,772	2,198
Interest on other deposits	5,703	7,615
Interest on federal funds purchased and securities sold under agreements to repurchase	336	539
Interest on other short-term borrowings	5	113
TOTAL INTEREST EXPENSE	7,816	10,465
Net interest income	15,035	16,373
Provision for loan losses	449	166
Net interest income after provision for loan losses	14,586	16,207
NONINTEREST INCOME
Income from fiduciary activities	1,605	1,605
Service charges on deposit accounts	1,824	1,864
Other noninterest income	1,364	1,316
Securities gains (losses)	—	—
TOTAL NONINTEREST INCOME	4,793	4,785
NONINTEREST EXPENSE
Salaries, wages, and other employee benefits	6,742	6,879
Premises and equipment	2,402	2,194
Data processing	910	934
Advertising and public relations	342	278
Postage	259	243
Telephone	149	136
Supplies and printing	287	328
Other taxes	343	321
Other noninterest expense	2,249	2,562
TOTAL NONINTEREST EXPENSE	13,683	13,875
Income before income taxes	5,696	7,117
Provision for income taxes	2,011	2,429
NET INCOME	$3,685	$4,688

NET INCOME PER COMMON SHARE:
Basic	$1.93	$2.40
Diluted	$1.93	$2.39

AVERAGE SHARES OUTSTANDING:
Basic	1,905,949	1,950,317
Diluted	1,910,192	1,962,949

The accompanying notes are an integral part of the consolidated financial statements.

First Century Bankshares, Inc.     Page 23

Consolidated

Statements of Changes in Stockholders’ Equity

	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Treasury Stock	Total
	(Dollars in Thousands, Except Per Share Data)
Balance at December 31, 2006	$2,500	$783	$37,118	$(1,104)	$(865)	$38,432

Comprehensive income:
Net income	—	—	4,688	—	—	4,688
Change in net unrealized gain (loss) on pension and postretirement benefits	—	—	—	(270)	—	(270)
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effect	—	—	—	981	—	981
Total comprehensive income	—	—	4,688	711	—	5,399
Purchase 56,887 treasury shares at $23.99 per average share	—	—	—	—	(1,365)	(1,365)
Option exercises 3,800 shares	—	(11)	—	—	86	75
Cash dividends declared—$1.10 per share	—	—	(2,136)	—	—	(2,136)
Balance at December 31, 2007	$2,500	$772	$39,670	$(393)	$(2,144)	$40,405

Comprehensive income:
Net income	—	—	3,685	—	—	3,685
Change in net unrealized gain (loss) on pension and postretirement benefits	—	—	—	(1,112)	—	(1,112)
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effect	—	—	—	654	—	654
Total comprehensive income	—	—	3,685	(458)	—	3,227
Purchase 7,684 treasury shares at $20.95 per average share	—	—	—	—	(161)	(161)
Option exercises 1,012 shares	—	(15)	—	—	25	10
Cash dividends declared—$1.11 per share	—	—	(2,116)	—	—	(2,116)
Balance at December 31, 2008	$2,500	$757	$41,239	$(851)	$(2,280)	$41,365

The accompanying notes are an integral part of the consolidated financial statements.

Page 24     First Century Bankshares, Inc.

Consolidated

Statements of Cash Flows

	Years Ended December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES	(Dollars in Thousands)
Net income before adjustments to reconcile net income to net cash provided by operating activities:	$3,685	$4,688
Provision for loan losses	449	166
Depreciation and amortization	1,039	887
Deferred income tax expense	47	226
Securities losses	—	—
Loss on disposal of fixed assets	9	12
(Increase) decrease in interest receivable	969	(390)
Net investment accretion	(229)	(87)
Net (increase) decrease in other assets	(74)	432
Net decrease in interest payable and other liabilities	(680)	(12)
NET CASH PROVIDED BY OPERATING ACTIVITIES	5,215	5,922

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of securities held to maturity	(986)	(6,482)
Purchases of securities available for sale	(43,614)	(37,850)
Purchases of Federal Home Loan Bank stock	(205)	(143)
Proceeds from maturities and calls of securities held to maturity	1,830	1,700
Proceeds from maturities and calls of securities available for sale	54,826	30,151
Proceeds from sales of securities available for sale	—	—
Net increase in loans	(76)	(4,909)
Acquisition of premises and equipment	(2,017)	(2,086)
Proceeds from disposal of premises and equipment	—	4
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	9,758	(19,615)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in demand and savings deposits	12,142	(1,881)
Net increase (decrease) in time deposits	(16,866)	7,281
Net increase (decrease) in short-term borrowings	(5,050)	15,034
Cash received from stock option exercise	10	75
Purchase of treasury stock	(161)	(1,365)
Cash dividends paid	(2,116)	(2,136)
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	(12,041)	17,008
Net increase in cash and cash equivalents	2,932	3,315
Cash and cash equivalents at beginning of year	13,527	10,212
Cash and cash equivalents at end of year	$16,459	$13,527

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$7,958	$10,474
Income taxes	$1,899	$2,260

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

Cash and Cash Equivalents — For purposes of reporting cash flows, cash equivalents include cash on hand and amounts due from banks (including cash items in process of collection); interest–bearing balances with banks and federal funds sold. To comply with Federal Reserve regulations, the subsidiary bank is required to maintain reserve balances with the Federal Reserve Bank of Richmond. The amount of those reserve balances at December 31, 2008 and 2007, was approximately $572,000 and $1,534,000, respectively.

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

The methodology used to determine an estimate for the reserve for unfunded lending commitments is inherently similar to the methodology used in calculating the allowance for loan losses adjusted for factors specific to binding commitments, including the probability of funding and exposure at the time of funding. The reserve for unfunded lending commitments is included in other liabilities with increases or decreases included in noninterest expense. At December 31, 2008 and 2007, the reserve for unfunded lending commitments was $10,000 and $8,000, respectively. Estimates may change at some point in the future.

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

Loan Servicing — At December 31, 2008 and 2007, the Corporation serviced the home mortgage loans of approximately 1,200 borrowers. Loans are serviced for the Federal National Mortgage Association (Fannie Mae). As of December 31, 2008, the Corporation serviced loans with an aggregate principal amount of approximately $99,229,000 compared to $97,197,000 at December 31, 2007. The average annual servicing fee on its servicing portfolio was 0.248% for 2008 and 0.249% for 2007. The Corporation’s servicing business collects mortgage payments, administers tax and insurance escrows, and seeks to mitigate losses on defaulted loans and responds to borrower inquiries. Fannie Mae reserves the right to change service providers at its discretion. Therefore, the Corporation does not recognize an intangible asset for mortgage servicing rights. During 2008 and 2007, the loan servicing function generated fees of approximately $246,000 and $236,000, respectively.

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

Goodwill And Other Intangibles — Goodwill and indefinite-lived intangible assets are not amortized, but are reviewed at least annually for impairment. If impaired, goodwill or indefinite-lived intangible assets are written down to fair value, calculated using the discounted cash flow method. The unimpaired balance of goodwill and indefinite-lived intangibles totaled approximately $5,183,000 at December 31, 2008 and 2007.

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

Post Employment Benefits — The Corporation has a defined benefit pension plan covering employees meeting certain age and service requirements. There are also two defined benefit post retirement plans that provide medical and life insurance benefits. The net periodic costs of theses plans are computed in accordance with FASB No. 158, “Employers’ Accounting for Defined Benefit Pensions and Other Post Retirement Plans.”

First Century Bankshares, Inc.     Page 29

2. Securities

Securities available for sale at December 31, 2008 and 2007 are summarized as follows:

	2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)

U.S. Government agency obligations	$41,148	$856	$—	$42,004
U.S. Government agency mortgage-backed securities	29,131	765	18	29,878
Other debt securities	1,022	—	55	967
TOTAL SECURITIES AVAILABLE FOR SALE	$71,301	$1,621	$73	$72,849
	2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
U.S. Government obligations	$1,000	$9	$—	$1,009
U.S. Government agency obligations	62,746	493	44	63,195
U.S. Government agency mortgage-backed securities	16,511	117	40	16,588
Other debt securities	2,000	—	29	1,971
TOTAL SECURITIES AVAILABLE FOR SALE	$82,257	$619	$113	$82,763

Securities held to maturity at December 31, 2008 and 2007 are summarized as follows:

	2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
State and municipal obligations	$17,286	$229	$71	$17,444
TOTAL SECURITIES HELD TO MATURITY	$17,286	$229	$71	$17,444
	2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
State and municipal obligations	$18,156	$84	$64	$18,176
TOTAL SECURITIES HELD TO MATURITY	$18,156	$84	$64	$18,176

Securities with an aggregate fair value of $45,362,000 at December 31, 2008 and $39,261,000 at December 31, 2007, were pledged to secure public and trust deposits and for other purposes required or permitted by law, including approximately $22,632,000 at December 31, 2008 and $16,516,000 at December 31, 2007 pledged to secure repurchase agreements.

There were no gains or losses recognized on sales of securities during 2008 or 2007.

Page 30     First Century Bankshares, Inc.

2. Securities (continued)

The amortized cost and estimated fair value for securities available for sale and securities held to maturity by contractual maturities at December 31, 2008 are shown in the following tables. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

	Amortized Cost	Fair Value	Net Unrealized Gains (Losses)
	(Dollars in Thousands)
Due in one year or less	$8,468	$8,587	$119
Due after one year through five years	31,495	32,072	577
Due after five years through ten years	17,143	17,598	455
Due after ten years	14,195	14,592	397
TOTAL SECURITIES AVAILABLE FOR SALE	$71,301	$72,849	$1,548

	Amortized Cost	Fair Value	Net Unrealized Gains (Losses)
	(Dollars in Thousands)
Due in one year or less	$3,231	$3,235	$4
Due after one year through five years	7,085	7,177	92
Due after five years through ten years	3,875	3,967	92
Due after ten years	3,095	3,065	(30)
TOTAL SECURITIES HELD TO MATURITY	$17,286	$17,444	$158

The following table shows the gross unrealized losses and fair value of the Corporation’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category at December 31, 2008:

	Less Than Twelve Months		Over Twelve Months
	(Dollars in Thousands)

Description of Security	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value

Securities available for sale:
U.S. Government agency mortgage-backed securities	$18	$1,995	$—	$—
Other debt securities	55	967	—	—
Total securities available for sale	$73	$2,962	$—	$—
Securities held to maturity:
Municipal securities	$60	$3,120	$11	$667
Total securities held to maturity	$60	$3,120	$11	$667

U.S. Government Agency Mortgage-Backed Securities. The unrealized losses on the Corporation’s investment in agency mortgage-backed securities issued by FNMA and FHLMC were caused by interest rate increases. The Corporation purchased these investments, most at a premium relative to their face amount, and the contractual cash flows of these investments are guaranteed by the issuer organization. Accordingly, it is expected that the securities would not be settled at a price materially less than the amortized cost of the Corporation’s investment.

First Century Bankshares, Inc.     Page 31

2. Securities (continued)

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

For all of these securities, because the decline in market value is attributable to changes in interest rates and not credit quality and because the Corporation has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Corporation does not consider these investments to be other-than-temporarily impaired at December 31, 2008.

3. Loans

Loans at December 31, 2008 and 2007 consisted of the following:

	December 31,
	2008	2007
	(Dollars in Thousands)
Commercial, financial and agricultural	$44,966	$46,599
Real estate–construction and development	25,074	18,339
Real estate–mortgage (residential and commercial)	204,686	209,221
Installment loans to individuals	21,894	22,787
Total loans	296,620	296,946
Less: allowance for loan losses	2,690	2,455
NET LOANS	$293,930	$294,491

The Corporation’s subsidiary has had and can be expected to have in the future various banking transactions with directors, executive officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties). The total amount of these loans was $20,575,000 and $18,714,000 at December 31, 2008 and 2007, respectively. During 2008, $20,682,000 in loan advances were made and repayments were $18,821,000.

Page 32     First Century Bankshares, Inc.

4. Allowance for Loan Losses

An analysis of changes in the allowance for loan losses for 2008, 2007 and 2006 is as follows:

	Years Ended December 31,
	2008	2007
	(Dollars in Thousands)
Balance at beginning of year	$2,455	$2,555
Provision for loan losses	449	166
Recoveries on loans previously charged off	201	154
Loans charged off	(415)	(420)
BALANCE AT END OF YEAR	$2,690	$2,455

The following is a summary of loans considered impaired:

	December 31,
	2008	2007
	(Dollars in Thousands)
Gross impaired loans	$5,349	$1,211
Valuation allowance for impaired loans	186	303
Recorded investment in impaired loans	$5,163	$908

The average recorded investment in impaired loans for the years ended December 31, 2008 and 2007 was $4,210,000 and $1,939,000, respectively. There was no interest income recognized on impaired loans (during the portion of the year they were impaired) for any of these years. At December 31, 2008 and 2007, the Corporation had nonaccrual loans of $5,614,000 and $1,211,000, respectively. Interest income of ($302,000) and $5,000 was recognized on these loans in 2008 and 2007, respectively. Had these loans performed in accordance with their original terms, additional interest income of $662,000 and $65,000 would have been recorded in 2008 and 2007, respectively.

At December 31, 2008 and 2007, the Corporation had loans past-due 90 days or more and still in accrual status of $553,000 and $711,000, respectively. Additionally, at December 31, 2008 and 2007, the Corporation had other real estate owned of $203,000 and $135,000, respectively.

5. Premises and Equipment

Premises and equipment at December 31, 2008 and 2007 consisted of the following:

	December 31,
	2008	2007
	(Dollars in Thousands)
Land	$2,552	$2,552
Buildings and improvements	15,691	14,345
Equipment and fixtures	6,447	6,406
Total	24,690	23,303
Less accumulated depreciation	10,336	9,918
NET PREMISES AND EQUIPMENT	$14,354	$13,385

Depreciation charged to operating expense amounted to $1,039,000 in 2008 and $887,000 in 2007.

First Century Bankshares, Inc.     Page 33

5. Premises and Equipment (continued)

Certain premises and equipment are utilized under long-term operating leases. The aggregate minimum annual rental commitments under those leases total approximately $80,000 in 2009, $69,000 in 2010, $57,000 in 2011, $49,000 in 2012 and $50,000 in 2013. Total net rent expense included in the accompanying consolidated financial statements was $93,000 in 2008 and $101,000 in 2007.

6. Deposits

Deposits at December 31, 2008 and 2007 were as follows:

	December 31,
	2008	2007
	(Dollars in Thousands)
Individuals, partnerships and corporations:
Demand deposits	$49,691	$41,399
Time and savings deposits	291,977	303,692
U.S. Government	35	37
States and political subdivisions	14,337	15,124
Due to banks	248	911
Certified and official checks	1,743	1,592
TOTAL DEPOSITS	$358,031	$362,755

The scheduled maturities of time deposits at December 31, 2008 were as follows:

(Dollars in Thousands)
2009	$140,325
2010	21,427
2011	5,486
2012	3,242
2013	3,705
Thereafter	146
TOTAL TIME DEPOSITS	$174,331

Time deposits include certificates of deposit issued in amounts of $100,000 or more totaling approximately $47,699,000 and $52,483,000 at December 31, 2008 and 2007, respectively. At December 31, 2008, deposits of executive officers, directors and their related interests were $5,098,000.

7. Short-term Borrowings

Short-term borrowings consist of securities sold under agreements to repurchase. Federal funds purchased and securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Information concerning federal funds purchased and securities sold under agreements to repurchase at December 31, 2008 and 2007 is summarized as follows:

	2008	2007
	(Dollars in Thousands)
Average balance during the year	$21,534	$18,177
Average interest rate during the year	1.58%	3.58%
Maximum month-end balance during the year	$24,778	$27,682

Page 34     First Century Bankshares, Inc.

8. Other Comprehensive Income

Other comprehensive income is defined as comprehensive income exclusive of net income. Other comprehensive income (loss) consists of the following:

	Years Ended December 31,
	2008	2007
Unrealized losses on pension and postretirement benefit obligations arising during the year	$(1,773)	$(466)
Unrealized gains (losses) on available for sale securities arising during the year	1,042	1,511
Reclassification adjustment for (gains) losses included in net income	—	—
Other comprehensive income (loss) before tax	(731)	1,045
Income tax (expense) benefit related to other comprehensive income	273	(334)
Other comprehensive income (loss), net of tax	$(458)	$711

9. Earnings Per Share

The following table reconciles the numerator and denominator of the basic and diluted computations for net income per common share for the years ended December 31, 2008 and 2007:

	2008
	Income (Numerator)	Weighted Average Shares (Denominator)	Per-Share Amount
Basic EPS:
Income available to common shareholders	$3,685,000	1,905,949	$1.93
Diluted EPS:
Effect of dilutive securities—Stock options		4,243
Income available to common shareholders and assumed conversions	$3,685,000	1,910,192	$1.93

	2007
	Income (Numerator)	Weighted Average Shares (Denominator)	Per-Share Amount
Basic EPS:
Income available to common shareholders	$4,688,000	1,950,317	$2.40
Diluted EPS:
Effect of dilutive securities—Stock options		12,632
Income available to common shareholders and assumed conversions	$4,688,000	1,962,949	$2.39

10. Stockholders’ Equity

The authorized capital stock of the Corporation consists of 10,000,000 shares of $1.25 par value common stock. At December 31, 2008 and 2007, 2,000,000 shares were issued. At December 31, 2008, 1,903,120 shares were outstanding compared to 1,909,792 shares at December 31, 2007.

First Century Bankshares, Inc.     Page 35

10. Stockholders’ Equity (continued)

SHARE REPURCHASE ACTIVITY

During the years ended December 31, 2008 and 2007, the Corporation repurchased 7,684 shares and 56,887 shares, respectively. At December 31, 2008, management was authorized to repurchase 9,572 shares.

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

Page 36     First Century Bankshares, Inc.

11. Post Employment Benefits (continued)

The following table outlines the changes in the Corporation’s postemployment benefit plan obligations, assets and funded status for the years ended December 31, 2008 and 2007, and the assumptions and components of net periodic benefit costs for the two years in the period ended December 31, 2008.

	Pension Benefits		Other Postretirement Benefits
	2008	2007	2008	2007
	(Dollars in Thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$7,298	$6,579	$1,037	$1,023
Service cost	284	255	15	15
Interest cost	414	368	58	57
Actuarial (gain) loss	(494)	240	(79)	(7)
Benefits paid	(253)	(144)	(47)	(51)
Benefit obligation at end of year	7,249	7,298	984	1,037

Change in plan asset
Fair value of plan assets at beginning of year	7,537	7,058	—	—
Actual return on plan assets	(1,770)	323	—	—
Employer contribution	300	300	47	51
Benefits paid	(253)	(144)	(47)	(51)
Fair value of plan assets at end of year	5,814	7,537	—	—
Funded status	(1,435)	239	(984)	(1,037)
Unrecognized net actuarial (gain) loss	3,959	2,169	(469)	(418)
Unrecognized prior service cost	(806)	(895)	—	—
Unrecognized transition obligation	—	—	221	277
Prepaid (accrued) benefit cost	$1,718	$1,513	$(1,232)	$(1,178)

	Pension Benefits		Other Postretirement Benefits
Weighted-average assumptions as of 12/31	2008	2007	2008	2007
Discount rate	6.16%	5.75%	6.16%	5.75%
Expected return on plan assets	8.00%	8.00%	N/A	N/A
Rate of compensation increase	3.00%	3.00%	N/A	N/A

Components of net periodic benefit cost
Service cost	$284	$255	$15	$15
Interest cost	414	368	58	57
Expected return on plan assets	(607)	(562)	—	—
Amortization of prior service cost	(90)	(90)	—	—
Amortization of transition obligation	—	—	55	55
Recognized net actuarial (gain) loss	94	70	(28)	(28)
Net periodic (benefit) cost	$95	$41	$100	$99

First Century Bankshares, Inc.     Page 37

11. Post Employment Benefits (continued)

Included in Accumulated Other Comprehensive Income at December 31, 2008 are the following non-cash pretax charges which have not yet been recognized in net periodic pension cost. Also presented is the estimated portion of each component of Accumulated Other Comprehensive Income which is expected to be recognized as a component of net periodic benefit cost during the year-ending December 31, 2009.

	Amt. recognized in Acc. Other Comp. Income at Dec 31, 2008	Amount expected to be charged to net periodic cost in 2009
Pension Benefits:
Net actuarial losses	$3,959	$216
Prior service cost	$(806)	$(90)

Other Postretirement Benefits:
Net actuarial gains	$(469)	$(36)
Transition obligation	$221	$55

The expected benefits to be paid under the Corporation’s postemployment benefit plans are as follows:

	Pension Benefits	Other Postretirement Benefits
2009	$326	$61
2010	$429	$61
2011	$331	$59
2012	$551	$62
2013	$500	$63
2014-2018	$3,368	$325

The asset allocation for the defined benefit pension plan for the years ended December 31, 2008 and 2007, by asset category, is as follows:

ASSET CATEGORY

	Percentage of Plan Assets
	2008	2007
Equity securities	64%	75%
Debt securities	17	13
Real estate	—	2
Other	19	10
Total	100%	100%

The investment objective for the defined benefit pension plan is to maximize total return with tolerance for slightly above average risk. Asset allocation strongly favors equities, with a target allocation of approximately 65% equity securities, 25% fixed income securities, and 10% cash and cash equivalents. Due to volatility in the market, the target allocation is not always desirable and asset allocations will fluctuate between the acceptable ranges. A core

Page 38     First Century Bankshares, Inc.

11. Post Employment Benefits (continued)

equity position of large cap stocks will be maintained. However, more aggressive or volatile sectors will be meaningfully represented in the asset mix in pursuit of higher returns. Higher volatility investment strategies such as real estate mortgages, limited partnerships, and international equities will be appropriate strategies in conjunction with the core position. It is management’s intent to give the investment managers flexibility within the overall guidelines with respect to investment decisions and their timing. The defined benefit pension plan holds no investments in the Corporation’s common stock.

The Corporation contributed $300,000 to the pension plan in 2008 and 2007 and expects to do so for 2009.

The Corporation maintains a qualified 401(k) retirement savings plan. All employees age 21 and over are eligible to participate on a voluntary basis. Prior to 2008, pretax contributions up to a maximum of fifteen percent (15%) of salary, were matched fifty percent (50%) by the Corporation. For 2008, the Corporation adopted a safe-harbor match of 100% up to 6% of compensation. Total amounts charged to operating expense for payments pursuant to this plan were approximately $253,000 in 2008 and $164,000 in 2007.

12. Income Taxes

The provision for income taxes consisted of the following:

	Years Ended December 31,
Tax provision attributed to income from operations:	2008	2007
Current:	(Dollars in Thousands)
Federal	$1,669	$1,824
State	309	379
Deferred expense (benefit)	33	226
PROVISION FOR INCOME TAX	$2,011	$2,429

The components of deferred tax assets and liabilities at December 31, 2008 and 2007 were as follows:

	2008	2007
	(Dollars in Thousands)
Allowance for loan losses	$747	$578
Retirement plans	903	297
Other	250	204
Gross deferred tax assets	1900	1,079
Depreciation	(396)	(364)
Goodwill	(1,110)	(952)
Unrealized gains on securities available for sale	(577)	(189)
Other	(200)	(186)
Gross deferred tax liabilities	(2,283)	(1,691)
NET DEFERRED TAX ASSET (LIABILITY)	$(383)	$(612)

First Century Bankshares, Inc.     Page 39

12. Income Taxes (continued)

The principal differences between the effective tax rate and the federal statutory rate were as follows:

	Years Ended December 31,
	2008		2007
	(Dollars in Thousands)
	Amount	%	Amount	%
Provision at statutory rate	$1,937	34	$2,420	34
Tax-exempt interest income from certain investment securities and loans	(233)	(4)	(199)	(3)
State income tax expense, net of federal benefit	208	3	263	4
Other, net	99	2	(55)	(1)
PROVISION FOR INCOME TAXES	$2,011	35	$2,429	34

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

Page 40     First Century Bankshares, Inc.

14. Financial Instruments, Concentrations of Credit and Fair Values (continued)

The components of the Corporation’s off-balance sheet financial commitments at December 31, 2008 and 2007 are as follows:

	December 31,
	2008	2007
Unused lines of credit	(Dollars in Thousands)
Home equity lines	$4,517	$3,852
Commercial real estate, construction and land development secured by real estate	20,665	28,298
Other unused commitments	23,004	29,631
Total unused lines of credit	$48,186	$61,781
Financial standby letters of credit	$4,437	$4,136

At both December 31, 2008 and 2007, the carrying amount and fair value of financial standby letters of credit was $4,000. Also, at December 31, 2008 and 2007, the Corporation had residential mortgage loan commitments outstanding of $3,700,000 and $1,528,000, respectively. Derivative financial instruments related to these commitments at December 31, 2008 and 2007 were $29,000 and $10,000, respectively.

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

A substantial portion of the customers’ ability to honor their contractual commitment is largely dependent upon the economic conditions of the respective industry and overall economic conditions of the region. At December 31, 2008, the Corporation had concentrations of $20,361,000, or 49.2% of stockholders’ equity in loans to lessors of residential real property, $17,880,000, or 43.2% of stockholders’ equity in loans to lessors of nonresidential real property and $12,744,000, or 30.8% of stockholders’ equity in loans to land subdividers and developers. These concentrations are diversified by geography throughout the Mid-Atlantic region.

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

First Century Bankshares, Inc.     Page 41

14. Financial Instruments, Concentrations of Credit and Fair Values (continued)

Fair values are based on quoted market prices for similar instruments or estimated using discounted cash flow analysis. The discount rates used are estimated using comparable market rates for similar types of instruments adjusted to be commensurate with the credit risk, overhead costs, and optionality of such instruments.

The estimated fair value and the recorded book balances at December 31, 2008 and 2007 were as follows:

	2008		2007
	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount
	(Dollars in Thousands)		(Dollars in Thousands)
Assets:
Cash and due from banks	$16,459	$16,459	$13,527	$13,527
Securities available for sale	72,849	72,849	82,763	82,763
Securities held to maturity	17,444	17,286	18,176	18,156
Federal Home Loan Bank and Federal Reserve Bank stock	1,635	1,635	1,430	1,430
Net loans	306,707	293,930	298,924	294,491

Liabilities:
Noninterest-bearing deposits	53,598	53,598	44,905	44,905
Deposits with no stated maturities	130,102	130,102	126,653	126,653
Deposits with stated maturities	178,167	174,331	193,502	191,197
Short-term borrowings	22,658	22,658	27,708	27,708

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

The Corporation utilizes fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures pursuant to SFAS No. 157, “Fair Value Measurements.” Securities available-for-sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Corporation may be required to record at fair value other assets on a nonrecurring basis. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

Page 42     First Century Bankshares, Inc.

14. Financial Instruments, Concentrations and Fair Values (continued)

Fair Value Hierarchy

Under SFAS 157, the Corporation groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1 — Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2 — Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 — Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Investment Securities Available-for-Sale:

Investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions.

Loans:

The Corporation does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with SFAS 114, “Accounting by Creditors for Impairment of a Loan,” (SFAS 114). The fair value of impaired loans is estimated using one of several methods, including collateral value, recent appraisal value and /or tax assessed value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2008, substantially all of the total impaired loans were evaluated based on the fair value of the collateral. In accordance with SFAS 157, impaired loans where an allowance is established based on the fair value of collateral require

First Century Bankshares, Inc.     Page 43

14. Financial Instruments, Concentrations and Fair Values (continued)

classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Corporation records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Corporation records the impaired loan as nonrecurring Level 3.

Foreclosed Assets / Repossessions:

Foreclosed assets and repossessions are adjusted to fair value upon transfer of the loans to foreclosed assets and repossessions. Subsequently, foreclosed asset and repossessions are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Corporation records the foreclosed asset as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Corporation records the foreclosed asset or repossession as nonrecurring Level 3.

The following table presents information about the Company’s assets and liabilities measured at fair value on a recurring and nonrecurring basis as of December 31, 2008, and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value.

		Fair Value Measurements at December 31, 2008, Using
Description	Fair Value December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets and liabilities measured on a recurring basis:
Available-for-sale securities	$72,849	$—	$72,849	$—
Total	$72,849	$—	$72,849	$—

Assets and liabilities measured
on a nonrecurring basis:
Impaired loans	$5,163	$—	$5,163	$—
Foreclosures and repossessions	231	—	231	—
Total	$5,394	$—	$5,394	$—

Page 44     First Century Bankshares, Inc.

15. Regulatory Matters

The Corporation’s principal source of funds for dividend payment and debt service is dividends received from the subsidiary bank.

Under applicable Federal laws, the Comptroller of the Currency, the primary regulator of First Century Bank, N.A., restricts the total dividend payments of a national bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits of the two preceding years. At December 31, 2008, retained net profits for the years 2008 and 2007, which were free of such regulatory restrictions, aggregated approximately $2,465,000.

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and its subsidiary to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk–weighted assets (as defined), and Tier I capital to average assets (as defined). Management believes, as of December 31, 2008, that the Corporation and its subsidiary meet all capital adequacy requirements to which they are subject.

As of December 31, 2008, First Century Bank, N.A. has received notification from the Office of the Comptroller of the Currency that it is well–capitalized under the regulatory framework for prompt corrective action. To be adequately capitalized, minimum total risk–based, Tier I risk–based, and Tier I leverage ratios as set forth in the following table must be maintained. There are no conditions or events since the recent notification that management believes have changed the institution’s category.

	Actual		For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
As of December 31, 2008:
Total Capital (to Risk Weighted Assets):
Consolidated	$40,843	13.30%	≥	$24,574	≥	8.00%
First Century Bank, N.A.	$39,394	12.84%	≥	$24,546	≥	8.00%	≥	$30,683	≥	10.00%
Tier I Capital (to Risk Weighted Assets):
Consolidated	$38,143	12.42%	≥	$12,287	≥	4.00%
First Century Bank, N.A.	$36,694	11.96%	≥	$12,273	≥	4.00%	≥	$18,410	≥	6.00%
Tier I Capital (to Average Assets):
Consolidated	$38,143	8.93%	≥	$17,087	≥	4.00%
First Century Bank, N.A.	$36,694	8.60%	≥	$17,073	≥	4.00%	≥	$21,341	≥	5.00%

First Century Bankshares, Inc.     Page 45

15. Regulatory Matters (continued)

	Actual		For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
As of December 31, 2007:
Total Capital (to Risk Weighted Assets):
Consolidated	$38,078	12.24%	≥	$24,888	≥	8.00%
First Century Bank, N.A.	$36,845	11.86%	≥	$24,860	≥	8.00%	≥	$31,075	≥	10.00%
Tier I Capital (to Risk Weighted Assets):
Consolidated	$35,615	11.45%	≥	$12,444	≥	4.00%
First Century Bank, N.A.	$34,382	11.06%	≥	$12,430	≥	4.00%	≥	$18,645	≥	6.00%
Tier I Capital (to Average Assets):
Consolidated	$35,615	8.33%	≥	$17,110	≥	4.00%
First Century Bank, N.A.	$34,382	8.04%	≥	$17,096	≥	4.00%	≥	$21,370	≥	5.00%

16. Parent Company Financial Data

Condensed financial information of First Century Bankshares, Inc. (parent company only) is presented below:

STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2008	2007
Assets:	(Dollars in Thousands)
Cash	$387	$232
Investment in subsidiaries at equity	40,399	39,651
Other assets	839	714
TOTAL ASSETS	$41,625	$40,597
Liabilities:
Other liabilities	$260	$192
TOTAL LIABILITIES	260	192
Stockholders’ Equity:
Common stock–$1.25 par value; 10,000,000 shares authorized and 2,000,000 shares issued at December 31, 2008 and 2007;
1,903,120 shares outstanding at December 31, 2008, and
1,909,792 shares outstanding at December 31, 2007;	2,500	2,500
Paid-in capital	757	772
Retained earnings	40,388	39,277
Treasury stock, at cost; 96,880 shares at December 31, 2008, and 90,208 shares at December 31, 2007	(2,280)	(2,144)
TOTAL STOCKHOLDERS’ EQUITY	41,365	40,405
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$41,625	$40,597

Page 46     First Century Bankshares, Inc.

16. Parent Company Financial Data (continued)

STATEMENTS OF INCOME
	Years Ended December 31,
	2008	2007
	(Dollars in Thousands)
Income:
Dividends from subsidiary bank	$2,565	$3,520
Other income	—	—
TOTAL INCOME	2,565	3,520
Expenses:
Other	136	157
TOTAL EXPENSES	136	157
Applicable income taxes (benefits)	(51)	(60)
Income before equity in undistributed net income of subsidiaries	2,480	3,423
Equity in undistributed net income of subsidiaries	1,205	1,265
NET INCOME	$3,685	$4,688

STATEMENT OF CASH FLOWS

	Years Ended December 31,
	2008	2007
Cash flows from operating activities	(Dollars in Thousands)
Net income	$3,685	$4,688
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary	(1,205)	(1,265)
Other adjustments, net	(58)	(27)
NET CASH PROVIDED BY OPERATING ACTIVITIES	2,422	3,396
Cash flows from investing activities
Investment in subsidiary	—	—
NET CASH USED BY INVESTING ACTIVITIES	—	—
Cash flows from financing activities
Purchase of treasury stock	(161)	(1,365)
Cash received from stock option exercise	10	75
Cash dividends paid	(2,116)	(2,136)
NET CASH USED BY FINANCING ACTIVITIES	(2,267)	(3,426)
Net increase (decrease) in cash	155	(30)
Cash at January 1,	232	262
Cash at December 31,	$387	$232

First Century Bankshares, Inc.     Page 47

17. Subsequent Events

On February 27, 2009, the Federal Deposit Insurance Corporation (“FDIC”) announced plans for a special assessment of 20 basis points of total assessable deposits to aid in restoring reserves to the Deposit Insurance Fund. This will be assessed as of June 30, 2009. The Corporation is participating in efforts by the industry to encourage the FDIC to reduce or delay the implementation of this assessment. Should the assessment be levied as proposed, it will mean a significant reduction in pre-tax income to the Corporation for 2009.

Page 48     First Century Bankshares, Inc.

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

Management conducted an evaluation of the effectiveness of our system of internal control over financial reporting as of December 31, 2008 based on the framework set forth in “Internal Control—Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on its evaluation, management concluded that, as of December 31, 2008, First Century Bankshares, Inc.’s internal control over financial reporting was effective.

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

Date: March 10, 2009

R. W. Wilkinson President and Chief Executive Officer	J. Ronald Hypes, Treasurer (Principal Financial Officer)

First Century Bankshares, Inc.     Page 49

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

First Century Bankshares, Inc.

and Subsidiaries

Bluefield, West Virginia

We have audited the accompanying consolidated statements of financial condition of First Century Bankshares, Inc. and Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years then ended. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Century Bankshares, Inc. and Subsidiaries as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Brown, Edwards & Company, L.L.P.

CERTIFIED PUBLIC ACCOUNTANTS

Bluefield, West Virginia

February 20, 2009

Page 50     First Century Bankshares, Inc.

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

R. W. Wilkinson

President & Chief
Executive Officer, First Century Bankshares, Inc.,

Chairman & Chief Executive Officer, First Century
Bank, N.A.

FIRST CENTURY BANK, N.A.

J. J. Booker, III, M.D. Physician C. Scott Briers President, Briers, Inc. W. Paul Cole, Jr. President, Cole Chevrolet-Cadillac B. L. Jackson, Jr. Chairman of the Board First Century Bankshares, Inc.

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

R. W. Wilkinson

President & Chief
Executive Officer, First Century Bankshares, Inc.,

Chairman & Chief Executive Officer, First Century
Bank, N.A.

First Century Bankshares, Inc.     Page 51

Boards of

Directors

FIRST CENTURY BANK, N.A.

WYTHE COUNTY OPERATIONS ADVISORY BOARD

J. J. Booker, III, M.D. Physician Eric Deaton Chief Executive Officer Wythe County Community Hospital	Robert T. Dupuis President, P & T Products, Inc. Samuel V. Jones, CPA Hodges, Jones & Mabry, PC	W. Edward Smith

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

Vice President,

Summers County Operations

First Century Bank N.A.

Frank W. Wilkinson

President & Chief Operating
Officer, First Century Bank, N.A.,
Secretary, First Century
Bankshares, Inc.

R. W. Wilkinson President & Chief Executive Officer, First Century Bankshares, Inc., Chairman & Chief Executive Officer, First Century Bank, N.A.

FIRST CENTURY BANK, N.A.

RALEIGH COUNTY OPERATIONS ADVISORY BOARD

Thomas S. Acker Executive Director Forward Southern West Virginia William H. Baker Chairman of the Board Forward Southern West Virginia	R. Woodrow Duba General Manager Beaver Coal Company, Limited Frank W. Wilkinson President & Chief Operating Officer, First Century Bank, N.A., Secretary, First Century Bankshares, Inc.	R. W. Wilkinson President & Chief Executive Officer, First Century Bankshares, Inc., Chairman & Chief Executive Officer, First Century Bank, N.A.	L. Mori Williams Vice President and Regional Executive, Princeton and Beckley Operations First Century Bank, N.A.

Page 52     First Century Bankshares, Inc.

Officers

FIRST CENTURY BANKSHARES, INC.

B. L. Jackson, Jr.	Robert M. Jones, Jr., MD	W. E. Albert	J. Ronald Hypes
Chairman of the Board	Vice Chairman of the Board	Assistant Secretary	Treasurer

R. W. Wilkinson	Frank W. Wilkinson
President and Chief Executive Officer	Secretary

FIRST CENTURY BANK, N.A.

ADMINISTRATION

R. W. Wilkinson

Chairman and Chief Executive

Officer

Frank W. Wilkinson

President

& Chief Operating Officer

J. Ronald Hypes

Senior Vice President &

Chief Financial Officer

John D. Lay

Vice President & Controller

Wayne L. Blevins

Assistant Controller & Trust

Officer

Barbara Moore-Ray

Community Development

Officer

Cynthia Higgins-Atwell

Vice President

Internal Audit & Compliance

Lisa A. Huff

Director of Human Resources

Jason Farmer

IT Manager

Deborah L. Bowman

Marketing Director

Matthew W. Barnett

BSA/Security Officer

BRANCH

ADMINISTRATION

L. Mori Williams

Vice President &

Regional Executive
Princeton and Beckley
Operations

Bill J. Keaton

Vice President,

Summers County Operations

W. Edward Smith

Vice President,

Wythe County Operations

Debra Brunty

Vice President-Loans,

Wyoming County Operations

Brenda G. Davidson

Branch Manager &

Loan Officer,

Bluefield, Virginia Office

Karen R. Kidd

Branch Manager/

Assistant Cashier,

College Avenue Office

Rebecca Lynn Daniels

Branch Manager,

Oceana Office

Sandra K. Taylor

Branch Manager,

Pineville Office

Zerna A. Felts

Branch Manager &

Security Officer,

Fort Chiswell Office

Kathy L. Peters

Assistant Vice President,
Teller Manager

Linda C. Hamer

Customer Service Manager

Michelle L. Beck

Assistant Vice President,

Princeton Office

Stephanie Bailey

Assistant Branch Manager,

Oceana Office

Brian S. Bowman

Assistant Vice President,
Branch Manager
Beckley Office

Linda C. Rider

IRA Coordinator

Sharon Cole

Assistant Cashier

Hinton Office

Nancy M. Cales

Assistant Cashier

Hinton Office

Rita Goodman

Customer Service Officer

LOANS

Jeffery L. Forlines

Senior Vice President,

Chief Credit Officer

Garnett L. Little

Vice President, Loans

Randall D. Price

Vice President, Credit

Administration Officer

Hal L. Absher

Director of Secondary

Mortgage Lending

Randy N. Bowles

Assistant Vice President,

Summers County Office

Barry W. Whitt

Assistant Vice President, Loans

Charlene R. Maynard

Assistant Vice President, Loans
Oceana Office

Rick D. Blevins

Consumer Loan Officer,

Princeton Office

Wanda Blair

Loan Officer,

Wytheville Office

Shela D. Acord

Consumer Loan Officer,

Pineville Office

Vicky C. Eggleston

Consumer Loan Officer,

Bluefield Office

Charles E. Lester

Collections Officer

Curtis R. Moore

Loan Officer

Princeton Office

Jean F. Stanley

Assistant Cashier,

Princeton Office

Janet L. Whitten

Assistant Cashier

Margot A. Bower

Mortgage Loan Officer

OPERATIONS

W. E. Albert

Senior Vice President & Cashier

Lonnie E. Cochran

Vice President, Operations

Martha B. Cooper

Assistant Vice President,

Operations

Harold A. Mitchell

Assistant Vice President,

Imaging

Angela M. James

Director of Treasury Management

Judy A. Cecil

Assistant Cashier

TRUST

John P. Beckett, Jr.

Senior Vice President &

Trust Officer

Julie H. Johnson

Vice President &

Trust Officer

Drew E. Porter

Vice President & Trust Officer

Mary A. Musser

Trust Officer

Mary Sue Anderson

Assistant Trust Officer

First Century Bankshares, Inc.     Page 53

First Century

Bankshares, Inc.

First Century Bank, N.A.

Locations

500 Federal Street

Bluefield, WV 24701

(304) 325–8181

525 Federal Street

Bluefield, WV 24701

(304) 324-3286

2020 College Avenue

Bluefield, WV 24701

(304) 327–5660

1223 Stafford Drive

Pine Plaza, Princeton, WV 24740

(304) 425–0856

145 Springhaven Drive

Princeton, WV 24740

(304) 431-7617

108 Spruce Street

Bluefield, VA 24605

(276) 326-2606

Rt. 10, Cook Parkway

Oceana, WV 24870

(304) 682–6221

Rt. 10, East Pineville

Pineville, WV 24874

(304) 732–8850

321 Temple Street

Hinton, WV 25951

(304) 466-2311

200 Pepper’s Ferry Road

Wytheville, VA 24382

(276) 223–1115

148 Ivanhoe Road

Max Meadows, VA 24360

(276) 637–3100

1826 Harper Road

Beckley, WV 25801

(304) 255-4560