Form 10-K, Exhibit 13
period 2009-12-31
FIRST CENTURY BANKSHARES INC
filed 2010-03-26
CIK 723594

Exhibit 13

# FIRST CENTURY BANKSHARES, INC.

*2009 Annual Report*

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

P.O. Box 1559, Bluefield, WV 24701.

Annual Meeting

The annual meeting of the stockholders will be held at 3:00 p.m., Tuesday,

April 27, 2010, at the First Century Bank Seminar Center, 525 Federal Street,

Bluefield, West Virginia. All stockholders are cordially invited to attend.

Letter to the Stockholders	1

Management’s Discussion and Analysis of Financial Condition and Results of Operations	2

Consolidated Statements of Financial Condition	23

Consolidated Statements of Income	24

Consolidated Statements of Changes in Stockholders’ Equity	25

Consolidated Statements of Cash Flows	26

Notes to Consolidated Financial Statements	27

Management’s Annual Report on Internal Control Over Financial Reporting	50

Report of Independent Registered Public Accounting Firm	51

Boards of Directors	52

Corporate and Bank Officers	54

First Century Bankshares, Inc. Subsidiary Locations	Back Cover

Letter to the

Stockholders

To Our Stockholders, Customers, and Friends:

The directors, officers, and employees of First Century Bankshares, Inc. and its wholly owned subsidiary First Century Bank, N.A. are pleased to present this Annual Report for 2009.

First Century Bankshares, Inc. had earnings of $315,000 for the year which was a significant decrease from the prior year earnings of $3,685,000. On a per share basis, net income decreased to $0.17 from $1.93. This equated to a return on average assets of 0.07% and a return on average equity of 0.76%. Earnings for 2009 were impacted due to a weakened national economy which required additional loan loss provisions, along with significant additional FDIC assessments. Additionally, because of further deterioration of a major credit facility we incurred a specific charge off of $2,750,000 in the fourth quarter. Although these issues made for a very challenging year in 2009, we were pleased that the core earnings of the bank remained relatively stable with the net interest margin as a percentage of average assets essentially unchanged from 2008 to 2009.

It is also important to know that the Company continues to be well capitalized at December 31, 2009, with total risk based capital to risk weighted assets of 13.56% and a Tier 1 leverage ratio of 8.92%. These are well above regulatory requirements to be considered well capitalized of 10% and 5% respectively.

We continued to stay focused on asset quality in 2009. We have always made loans to small businesses and consumers in our markets, and, unfortunately, when economic downturns occur, we experience losses in our loan portfolio. Strong underwriting standards and internal risk rating systems are in place to help manage the credit risk of the portfolio. Timely identification of deterioration allows for proper rating of loans and reserving for potential future losses. External credit review is also in place to help monitor these trends. Even with these systems in place we still anticipate a difficult economy in 2010 and beyond. As our customers experience slower growth and reduced earnings, we would anticipate additional downgrades and reserve requirements within our portfolio. As with most community banks we cannot outperform the local and national economy and its impact on our customers. We are a reflection of the communities we serve.

Management and the Board of Directors have updated our strategic plan to move the Company forward for the next three years. We believe that in these uncertain times that to look further ahead would be difficult. Your leadership team knows that the plan is a living document, and it needs to be reviewed and updated constantly. Within the plan, we look at growth of assets, growth of earnings, and maintaining a fair and consistent dividend. We look for the plan to guide us in providing a fair total return to you over time. Your continued support is greatly appreciated.

As we move forward into 2010 we will commit to keep you fully advised of our progress. Together we can achieve the goals set forth in our strategic plan and move forward as a stronger company ready to serve our shareholders, customers, and employees. I welcome your comments and recommendations as we continue to face unprecedented challenges in the local and national economies.

Sincerely,

R. W. “Buz” Wilkinson

President and Chief Executive Officer

First Century Bankshares, Inc.     Page 1

Management’s

Discussion and Analysis of Financial Condition and Results of Operations

AVERAGE STATEMENTS OF FINANCIAL CONDITION AND NET INTEREST DIFFERENTIAL

	2009			2008			2007
	(Dollars in Thousands)			(Dollars in Thousands)			(Dollars in Thousands)
ASSETS:	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest-bearing deposits with banks	$5,921	$48	0.81%	$6,296	$165	2.62%	$1,244	$64	5.14%
Securities available for sale and other equity securities:
U. S. Treasury securities	—	—	—	746	35	4.69%	999	47	4.70%
U. S. Government agency securities	66,627	2,771	4.16%	75,645	3,704	4.90%	80,226	3,549	4.42%
Other securities	1,969	39	1.98%	3,708	131	3.53%	3,157	165	5.23%
Total securities available for sale	68,596	2,810	4.10%	80,099	3,870	4.83%	84,382	3,761	4.46%
Securities held to maturity:
State and municipal securities	18,467	705	3.82%	17,978	686	3.82%	15,219	592	3.89%
Other securities	—	—	—	—	—	—	32	2	6.25%
Total securities held to maturity	18,467	705	3.82%	17,978	686	3.82%	15,251	594	3.89%
Federal funds sold	4,398	10	0.23%	6,100	122	2.00%	1,094	56	5.12%
Loans	296,398	16,151	5.45%	290,928	18,008	6.19%	295,451	22,363	7.57%
Total interest-earning assets	393,780	$19,724	5.01%	401,401	$22,851	5.69%	397,422	26,838	6.75%
Allowance for loan losses	(2,944)			(2,481)			(2,526)
Cash and due from banks—demand	11,105			10,685			10,916
Bank Premises and equipment—net	13,968			14,434			12,408
Other assets	9,026			10,556			10,377
TOTAL ASSETS	$424,935			$434,595			$428,597
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest-bearing demand deposits	$80,032	$162	0.20%	$75,056	$298	0.40%	$73,923	$605	0.82%
Savings deposits	56,363	150	0.27%	56,026	357	0.64%	56,156	598	1.06%
Time deposits	172,108	4,334	2.52%	183,041	6,820	3.73%	190,391	8,610	4.52%
Total interest-bearing deposits	308,503	4,646	1.51%	314,123	7,475	2.38%	320,470	9,813	3.06%
Short-term debt	20,627	278	1.35%	21,560	341	1.58%	18,203	652	3.58%
Total interest-bearing liabilities	329,130	4,924	1.50%	335,683	7,816	2.33%	338,673	10,465	3.09%
Demand deposits	52,176			54,288			45,794
Other liabilities	3,282			3,128			3,519
TOTAL LIABILITIES	384,588			393,099			387,986
Stockholders’ equity	40,347			41,496			40,611
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$424,935			$434,595			$428,597
Average rate paid to fund earning assets			1.25%			1.95%			2.63%
NET INTEREST DIFFERENTIAL		$14,800	3.76%		$15,035	3.75%		$16,373	4.12%

For purposes of this schedule, interest on nonaccrual loans have been included only to the extent reflected in the income statement. However, the nonaccrual loan balance is included in the average amount outstanding. Income on loans includes loan fees of $496,000 in 2009, $257,000 in 2008 and $182,000 in 2007. Average balances of securities available for sale are reported at amortized cost; excludes pretax unrealized gains of $1,563,000 in 2009 and pretax unrealized losses of $461,000 in 2008 and $651,000 in 2007. Interest income on tax exempt securities is shown based on the actual yield.

VOLUME/RATE ANALYSIS

	Increase (Decrease) in Interest
	2009 vs. 2008			2008 vs. 2007			2007 vs. 2006
	(Dollars in Thousands)			(Dollars in Thousands)			(Dollars in Thousands)
	Due to Change in (1)			Due to Change in (1)			Due to Change in (1)
Interest income on:	Volume	Rate	Total	Volume	Rate	Total	Volume	Rate	Total
Loans	$318	$(2,175)	$(1,857)	$(311)	$(4,044)	$(4,355)	$1,585	$442	$2,027
Securities available for sale and other equity securities	(513)	(547)	(1,060)	(199)	308	109	15	466	481
Securities held to maturity	19	0	19	105	(13)	92	75	(5)	70
Federal funds sold	(19)	(93)	(112)	178	(112)	66	12	5	17
Interest-bearing deposits with banks	(6)	(111)	(117)	196	(95)	101	52	(2)	50
TOTAL INTEREST INCOME	(201)	(2,926)	(3,127)	(31)	(3,956)	(3,987)	1,739	906	2,645
Interest expense on:
Interest-bearing demand deposits	15	(151)	(136)	7	(314)	(307)	(16)	78	62
Savings deposits	2	(209)	(207)	(1)	(240)	(241)	(27)	87	60
Time deposits	(341)	(2,145)	(2,486)	(303)	(1,487)	(1,790)	1,139	1,218	2,357
Short-term borrowings	(14)	(49)	(63)	87	(398)	(311)	(28)	2	(26)
TOTAL INTEREST EXPENSE	(338)	(2,554)	(2,892)	(210)	(2,439)	(2,649)	1,068	1,385	2,453
NET INTEREST INCOME	$137	$(372)	$(235)	179	$(1,517)	$(1,338)	$671	$(479)	$192

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

During 2001, we formed a financial subsidiary, First Century Financial Services, LLC, (“FCFSLLC”). This entity conducts our insurance activities through its investment in the Banker’s Insurance Corporation, a relationship among several community banks, which offers a full range of insurance products and services. Effective December 31, 2009, FCFSLLC resigned from Banker’s Insurance Corporation and ceased conducting insurance activities with that company. We are evaluating various options for the continued utilization of FCFSLLC to provide nontraditional financial services. We believe the expansion of nontraditional financial service offerings to our customers will enhance the Corporation’s performance, and ultimately, shareholder value. FCFSLLC was formed with a minimal capital investment, which is carried at cost and eliminates upon consolidation.

Critical Accounting Policies

Our accounting policies are an integral part to understanding the results reported. Accounting policies are described in detail in Note 1 to the Consolidated Financial Statements. Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, and follow general practices within the

First Century Bankshares, Inc.     Page 3

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

Pensions

We have a defined benefit pension plan covering substantially all employees with at least nine months of service who are at least 20½ years of age. Pension expense is determined by an actuarial valuation based on assumptions that are evaluated annually as of December 31, the measurement date for pension obligations. The most significant assumptions are the long-term expected rate of return on plan assets, the discount rate used to determine the present value of the pension obligations, and the weighted-average rate of expected increase in future compensation levels. We review these assumptions with the plan actuaries and modify them as necessary to reflect current market conditions as well as anticipated long-term market conditions.

Page 4     First Century Bankshares, Inc.

Balance Sheet Analysis

Loans

AMOUNTS OF LOANS OUTSTANDING

	December 31,
	2009	2008	2007	2006	2005
	(Dollars in Thousands)
Commercial, financial and agricultural	$39,798	$44,966	$46,599	$49,111	$44,721
Real estate–construction and development	17,051	25,074	18,339	8,832	11,654
Real estate–mortgage	208,570	204,686	209,221	213,185	181,551
Installment loans to individuals	20,947	21,894	22,787	21,515	19,806
TOTAL LOANS OUTSTANDING	$286,366	$296,620	$296,946	$292,643	$257,732

MATURITY SCHEDULE OF LOANS

	Remaining maturity at December 31, 2009
	(Dollars in Thousands)
	1 Year or Less	1 to 5 Years	After 5 Years	Total
Commercial, financial and agricultural	$29,689	$7,662	$2,447	$39,798
Real estate–construction and development	12,501	3,046	1,504	17,051
Real estate–mortgage	38,879	99,177	70,514	208,570
Installment loans to individuals	2,954	14,900	3,093	20,947
TOTAL	$84,023	$124,785	$77,558	$286,366

With predetermined interest rates	$62,180	$114,907	$48,119	$225,206
With floating interest rates	21,843	9,878	29,439	61,160
TOTAL	$84,023	$124,785	$77,558	$286,366

Our primary goal is to meet the credit needs of the retail and commercial customers in our primary markets of southern West Virginia and southwestern Virginia. Total loans decreased approximately $10,254,000, or 3.5%, in 2009, following a 0.1% decrease of $326,000 in 2008. Competition in our market is very aggressive for the acquisition of new loans as new, quality loan opportunities are not prevalent. Our participation loan portfolio of approximately $44,000,000 remained level for the year. However, loan demand was down during 2009 in all of our local markets. We continued to adhere to our philosophy of not retaining long-term fixed-rate commitments in order to better manage our interest rate risk. In order to provide consumers with a long term option for home financing, we originate and sell mortgages to the Federal National Mortgage Association (Fannie Mae). During 2009 we originated and sold approximately $50,281,000 in long-term mortgages, which was higher than our traditional production, due to the low interest rate environment. At December 31, 2009, the loan portfolio comprised 76.3% of total interest-earning assets as compared to 75.3% of total interest-earning assets at December 31, 2008, and contributed 81.9% of total interest income in 2009, and 78.8% in 2008.

During 2009, our emphasis continued to be on strong, small to mid-sized companies with known management and excellent financial stability. Most of the commercial loans in the portfolio have variable rates of interest. Additionally, we continued to make loans available in our expanded retail marketplace. We also continued to develop relationships with other

First Century Bankshares, Inc.     Page 5

community banks to seek loan participation opportunities outside of our existing footprint. Consistent with our philosophy on relationship banking, most of our borrowers are also depositors and utilize other banking services. The average yield of the loan portfolio decreased to an average rate of 5.45% in 2009 compared to 6.19% in 2008. Earnings reflect pressure on the net interest margin arising from the rapid reduction in interest rates by the Federal Reserve near the end of 2008 that resulted in lower interest income from our variable rate loans. Additionally, during 2009 we implemented interest rate floors in pricing our variable rate loans in order to establish a baseline of income from any given loan.

Our commercial loan portfolio is generally diversified and geographically dispersed within the region. At December 31, 2009, we had concentrations of $21,258,000, or 53.9% of stockholders’ equity in loans to lessors of residential property, $18,529,000, or 47.0% of stockholders’ equity in loans to lessors of nonresidential property and $11,711,000, or 29.7% of stockholders’ equity in loans to land subdividers and developers. These concentrations are diversified by geography throughout the Mid-Atlantic region. There are no other concentrations of lines of business or industry that represent greater than 25% of stockholders’ equity. Within each specific industry, our borrowers are diversified as to specialty, service or other unique feature of the overall industry. A substantial portion of our customers’ ability to honor their contractual commitment is largely dependent upon the economic health of the respective industry within the overall economic environment of southern West Virginia and southwestern Virginia, which traditionally has been less volatile than many areas of the country. During 2009, our local markets began to see negative effects of the national economy, particularly in the consumer housing markets.

The consumer portion of our loan portfolio consists of both secured and unsecured loans made to individuals and families for various reasons including the purchase of automobiles, home improvements, educational expenses and other worthwhile purposes. We continue to carefully monitor the consumer sector during this period of economic downturn. Rising unemployment and a deepening recession will usually result in higher delinquency rates and other deterioration in this sector. Recent national trends in delinquency and foreclosures do not appear to be as prevalent in our markets as in some other parts of the country. However, we continue to monitor this sector and the local residential housing sector for indications of further deterioration.

Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total amount of commitments does not necessarily represent future cash requirements. We had outstanding commitments to extend credit of approximately $49,883,000 at December 31, 2009, and $52,623,000 at December 31, 2008. This included $9,284,000 and $9,525,000 of commitments at December 31, 2009 and 2008, respectively, for our overdraft protection product. This also included unfunded loan commitments and unused lines of credit totaling $36,326,000 at December 31, 2009 and $38,661,000 at December 31, 2008. Additionally, standby letters of credit totaled $4,273,000 at December 31, 2009, and $4,437,000 at December 31, 2008. Financial standby letters of credit are conditional commitments that we issue to guarantee the financial performance of a customer to a third party. Those guarantees are primarily used to support public and private borrowing arrangements.

Page 6     First Century Bankshares, Inc.

The following table details the amount and expected maturities of significant commitments as of December 31, 2009. Further discussion of these commitments is included in Notes 13 and 14 to the Consolidated Financial Statements.

COMMITMENTS

	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total
Unused lines of credit	(Dollars in Thousands)
Home equity lines	$91	$147	$628	$3,232	$4,098
Commercial real estate, construction and land development secured by real estate	16,494	132	869	3,615	21,110
Other unused commitments	20,402	—	—	—	20,402
Financial standby letters of credit	4,273	—	—	—	4,273

NONPERFORMING ASSETS AND LOAN LOSS ANALYSIS

	Years Ended December 31,
	2009	2008	2007	2006	2005
	(Dollars in Thousands)
Average amount of loans outstanding	$296,398	$290,928	$295,451	$274,300	$253,621
Allowance for loan losses:
Balance at beginning of the year	2,690	2,455	2,555	2,661	2,900
Loans charged off
Commercial, financial and agricultural	3,038	—	12	111	105
Real estate–construction and development	310	—	92	—	—
Real estate–mortgage	302	113	33	132	424
Installment loans to individuals	296	302	283	342	232
TOTAL LOANS CHARGED OFF	3,946	415	420	585	761
Loan recoveries
Commercial, financial and agricultural	—	45	—	40	15
Real estate–mortgage	48	78	64	244	40
Installment loans to individuals	73	78	90	115	33
TOTAL LOAN RECOVERIES	121	201	154	399	88
Net loans charged off	(3,825)	(214)	(266)	(186)	(673)
Provision for loan losses	5,460	449	166	80	434
BALANCE AT END OF THE YEAR	$4,325	$2,690	$2,455	$2,555	$2,661
Ratio of net loans charged off to average loans outstanding	1.29%	0.07%	0.09%	0.07%	0.27%

Provision for loan losses as a percent of loans	1.84%	0.15%	0.06%	0.03%	0.17%
Allowance at year end as a percent of loans	1.51%	0.91%	0.83%	0.87%	1.03%
Nonperforming assets (at year end)
Nonaccrual	$6,780	$5,614	$1,211	$1,605	$2,173
Past–due ninety days or more and still accruing	1,461	553	711	397	517
Troubled debt restructurings	989	311	198	272	133
Other real estate owned	2,578	203	135	517	316
TOTAL NONPERFORMING ASSETS	$11,808	$6,681	$2,255	$2,791	$3,139
Nonperforming assets/total loans	4.1%	2.3%	0.8%	1.0%	1.2%
Nonperforming assets/total assets	2.9%	1.6%	0.5%	0.7%	0.8%

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	2009		2008		2007		2006		2005
	(Dollars in Thousands)
	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans
Commercial, financial and agricultural	$752	13.90%	$463	15.16%	$523	15.69%	$569	16.78%	$495	17.35%
Real estate–construction and development	939	5.95%	382	8.45%	76	6.18%	19	3.02%	15	4.52%
Real estate–mortgage	2,094	72.83%	1,402	69.01%	1,471	70.46%	1,463	72.85%	1,422	70.45%
Installment loans to individuals	508	7.32%	426	7.38%	348	7.67%	361	7.35%	484	7.68%
Unallocated	32	N/A	17	N/A	37	N/A	143	N/A	245	N/A
TOTAL	$4,325	100.00%	$2,690	100.00%	$2,455	100.00%	$2,555	100.00%	$2,661	100.00%

First Century Bankshares, Inc.     Page 7

Nonperforming assets, including nonaccrual loans, loans past-due 90 days or more, restructured loans and other real estate owned, increased $5,127,000, or 76.7%, from December 31, 2008 to December 31, 2009, following an increase of $4,426,000, or 196.3% for 2008. Nonperforming assets as a percentage of total assets increased from 1.6% at December 31, 2008 to 2.9% at December 31, 2009. The increase in nonperforming assets during 2009 underscores management’s concerns that the deteriorating national economy is having a negative impact on the Company’s local markets which had been insulated from many of the factors that resulted in higher unemployment and overall credit deterioration in other parts of the country. We continue to monitor our loan portfolio in light of recent declining economic conditions. Management is focusing efforts to evaluate the Company’s commercial real estate exposure to determine the potential impact on future earnings should conditions in this sector continue to deteriorate.

The increase in nonperforming assets also reflects efforts we made to more timely identify problem credits. Our policy is to discontinue the accrual of interest on loans that are past due more than 90 days, unless those loans are well collateralized and in process of collection. We may also classify loans that are on a current payment status or past due less than 90 days as nonaccrual if the repayment of principal or interest is in doubt. Nonaccrual loans were $6,780,000 at December 31, 2009, compared with $5,614,000 at December 31, 2008. Our holdings of other real estate owned increased to $2,578,000 at December 31, 2009, compared with $203,000 at December 31, 2008. This increase was primarily due to the acquisition of a group of convenience store properties from one borrower totaling $1,892,000. Other real estate owned is recorded at fair value less estimated selling costs.

We maintain an allowance for loan losses that we believe to be adequate to absorb probable credit losses inherent in the portfolio. We are committed to the early recognition of problem loans, and to an appropriate and adequate level of allowance. During 2009, we monitored our loan portfolio with enhanced scrutiny in order to identify potential deterioration. The allowance for loan losses was 1.51% of year-end loans at December 31, 2009 and 0.91% at December 31, 2008. The estimation of the adequacy of the allowance for loan losses is the most significant estimate that we determine. Different amounts could result under different conditions or assumptions.

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

In addition to the review of credit quality through the credit review process, we construct a comprehensive allowance analysis for the loan portfolio at least quarterly. The procedures that we use entail preparation of a loan “watch” list and assigning each loan a classification. We perform an impairment analysis for those individually significant loans where it is determined that it is not probable that the borrower will make all payments in accordance with the original loan agreement. Specific reserves are recorded on impaired loans of $279,000 and $186,000 at December 31, 2009 and 2008, respectively. Other classified loans are categorized and allocated appropriate reserves. Other loans more than 90 days

Page 8     First Century Bankshares, Inc.

past due that have not been considered in these procedures are assigned a classification of Substandard and are reserved for accordingly.

We segregate the remaining portfolio into consumer, commercial, commercial real estate, both owner and nonowner occupied, and residential real estate loans. The historical net charge off percentage of each category is applied to the current amount outstanding in that category. Also, we review concentrations of credit, classes of loans and pledged collateral to determine the existence of any deterioration. In addition, we consider volume and trends in delinquencies and nonaccrual loans, the loan portfolio composition, loan volume and maturity of the portfolio, national and local economic conditions and the experience, ability and depth of our lending management and staff.

Our methodology used to determine an estimate for the reserve for unfunded lending commitments is inherently similar to the methodology used in calculating the allowance for loan losses adjusted for factors specific to binding commitments, including the probability of funding and exposure at the time of funding. The reserve for unfunded lending commitments is included in other liabilities with increases or decreases included in noninterest expense. The reserve for unfunded lending commitments was $10,000 at December 31, 2009 and 2008, respectively. Estimates may change at some point in the future.

Securities

SECURITIES

The following table shows the carrying values of securities at the respective periods, which is fair value for available for sale securities and amortized cost for securities held to maturity:

	December 31,
	2009	2008	2007
	(Dollars in Thousands)
Securities available for sale:
U.S. Government securities	$—	$—	$1,009
U. S. Government agency securities	35,638	42,004	63,195
U. S. Government agency mortgage-backed securities	25,202	29,878	16,588
Other securities	—	967	1,971
TOTAL SECURITIES AVAILABLE FOR SALE	$60,840	$72,849	$82,763
Securities held to maturity:
State, county and municipal securities	$19,076	$17,286	$18,156
TOTAL SECURITIES HELD TO MATURITY	$19,076	$17,286	$18,156

MATURITIES OF SECURITIES

The following table shows the contractual maturities of debt securities at December 31, 2009 and the weighted average yields of such securities:

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in Thousands)
Securities available for sale:
U. S. Government agency securities	$2,021	4.03%	$22,138	3.34%	$11,479	3.30%	$—	0.00%	$35,638	3.37%
U. S. Government agency mortgage-backed securities	—	0.00%	4,159	4.86%	12,741	4.35%	8,302	4.33%	25,202	4.43%
TOTAL SECURITIES AVAILABLE FOR SALE	$2,021	4.03%	$26,297	3.58%	$24,220	3.85%	$8,302	4.33%	$60,840	3.81%
Securities held to maturity:
State, county and municipal securities	$1,270	6.89%	$6,410	6.03%	$6,234	5.58%	$5,162	6.04%	$19,076	5.94%
TOTAL SECURITIES HELD TO MATURITY	$1,270	6.89%	$6,410	6.03%	$6,234	5.58%	$5,162	6.04%	$19,076	5.94%

Yields on tax-exempt obligations have been computed based on tax equivalent yield.

First Century Bankshares, Inc.     Page 9

During 2009, securities, our second largest category of assets, decreased by $10,219,000 or 11.3%. At December 31, 2009, securities comprised 21.3% of total interest-earning assets compared to 22.9% of total interest-earning assets at December 31, 2008. The composition of our securities portfolio reflects our investment strategy of maximizing portfolio yields subject to risk and liquidity considerations. The primary objective of our investment strategy is to maintain an appropriate level of asset liquidity and provide us with a tool to assist in controlling and managing our interest rate position while at the same time producing appropriate levels of interest income. In order to maintain liquidity and flexibility, we categorize most investments in the available for sale portfolio. We typically purchase U.S. Government agency securities in order to maintain the maximum liquidity of the portfolio. We have not purchased any of the preferred stocks or private label mortgage products that have resulted in impairment charges for other financial companies. We believe that the potential for increased loan demand as we expand our market footprint requires maintaining adequate liquidity in the securities portfolio.

The remaining securities, primarily state, county and municipal obligations comprise the held to maturity portfolio. Net unrealized gains in the held to maturity portfolio amounted to approximately $340,000 at December 31, 2009, compared to $158,000 at December 31, 2008. The held to maturity portfolio increased to $19,076,000 at December 31, 2009, from $17,286,000 at December 31, 2008. State and municipal securities contained no individual issues in excess of 10% of stockholders’ equity.

Net gains of $138,000 were recognized in 2009 from the sale of available for sale securities. For much of 2009, the Federal Reserve purchased agency mortgage backed securities as part of its economic stimulus efforts. This resulted in prices for these securities being artificially high compared to more normalized pricing. When the Federal Reserve announced in December of 2009 that it would be stopping this program in 2010, we sold a limited number of agency mortgage backed securities in order to retain some of these higher prices. No gains or losses were realized from the sale of securities in 2008.

At December 31, 2009, we held no investments having continuous unrealized loss positions for more than 12 months. We did not recognize any other-than-temporary impairment in 2009 or 2008.

Deposits

Deposits, our major source of funds, decreased approximately $7,711,000 in 2009, following a decrease of $4,724,000 in 2008. Noninterest-bearing deposits decreased $8,050,000 in 2009, following an increase of $8,693,000 in 2008. This decrease in noninterest-bearing deposits demonstrates the effect of normal fluctuations within our commercial depositor base. The average rate paid on interest-bearing deposits in 2009 was 1.51% and 2.38% in 2008. Strong competition for deposits exists in our primary market among commercial banks, savings banks, thrift institutions, credit unions, mutual funds, brokerage houses, insurance companies, and certain national retailers. Despite this intense competition, we continue to evaluate pricing strategies that will insure the long-term benefit of maintaining market share without sacrificing profitability.

Page 10     First Century Bankshares, Inc.

AVERAGE DEPOSITS

	2009 Average		2008 Average		2007 Average
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in Thousands)
Noninterest–bearing demand deposits	$52,176	N/A	$54,288	N/A	$45,794	N/A
Interest–bearing demand deposits	80,032	0.20%	75,056	0.40%	73,923	0.82%
Savings deposits	56,363	0.27%	56,026	0.64%	56,156	1.06%
Time deposits	172,108	2.52%	183,041	3.73%	190,391	4.52%
TOTAL AVERAGE DEPOSITS	$360,679	1.29%	$368,411	2.03%	$366,264	2.68%

There are no foreign offices. Average balances are computed on daily balances.

MATURITIES OF TIME CERTIFICATES OF DEPOSIT OF $100,000 OR MORE

December 31, 2009
(Dollars in Thousands)
Under 3 months	$17,060
3 to 6 months	12,625
6 to 12 months	14,915
Over 12 months	8,378
TOTAL CERTIFICATES OF DEPOSIT OF $100,000 OR MORE	$52,978

SHORT-TERM BORROWED FUNDS

	December 31,
	2009	2008	2007
	(Dollars in Thousands)
Federal funds purchased and securities sold under agreements to repurchase	$15,241	$22,632	$27,682
Other borrowed funds	26	26	26
TOTAL BORROWED FUNDS	$15,267	$22,658	$27,708

The approximate average interest rates, average amounts outstanding, and maximum amounts outstanding at any month-end for federal funds purchased and securities sold under agreements to repurchase are as follows:

	2009	2008	2007
	(Dollars in Thousands)
Average interest rates at December 31	1.71%	1.25%	3.38%
Maximum amounts outstanding at any month-end	$22,546	$24,778	$27,682
Average daily amount outstanding	$20,601	$21,534	$18,177
Weighted average interest rates	1.34%	1.58%	3.58%

The weighted average interest rates are calculated by dividing the annual interest expense by the related average daily amounts outstanding.

Capital Resources

We decreased the total per share dividend for 2009 to $0.96 per share from the $1.11 per share paid in 2008. Cash dividends paid to stockholders during 2009 totaled $1,827,000 and $2,116,000 in 2008. For the fourth quarter of 2009, we reduced the regular dividend to $0.15 per share from the previous level of $0.27 per share. This was a reflection of the lower earnings environment for the quarter and the decline in trading prices for our stock.

We are dependent upon dividends paid by FCBNA to fund dividends to the stockholders and to cover other operating costs. Our board of directors considers historical financial performance, future prospects, and anticipated needs for capital in formulating the divi -

First Century Bankshares, Inc.     Page 11

dend payment policy. Future dividends are dependent upon our financial results, capital requirements and general economic conditions.

One of our primary objectives is to maintain a strong capital position. Stockholders’ equity decreased $1,909,000 or 4.6% in 2009. This decrease resulted primarily from a decrease in retained earnings of $1,512,000. Additionally, during 2009 we did not repurchase any treasury shares through our stock repurchase program. At December 31, 2009, we had approval to repurchase 9,572 shares of the Corporation’s common stock. We will continue to evaluate capital utilization to provide the most long-term value for our shareholders.

Risk-based capital regulations require all banks and bank holding companies to have a minimum total risk-based capital ratio of 8% with half of the capital composed of core capital. Conceptually, risk-based capital requirements assess the risk of a financial institution’s balance sheet and off-balance sheet commitments in relation to its capital. Under the guidelines, capital strength is measured in two tiers which are used in conjunction with risk adjusted assets in determining the risk-based capital ratios. Our Tier I capital, which consists of stockholders’ equity, adjusted for certain intangible assets, amounted to $36,790,000 at December 31, 2009, or 12.31% of total risk-weighted assets, compared to $38,143,000 at December 31, 2008, or 12.42% of total risk-weighted assets. Tier II capital, or supplementary capital, includes capital components such as qualifying allowance for loan losses, and can equal up to 100% of an institution’s Tier I capital with certain limitations. Our Tier II capital amounted to $3,734,000 at December 31, 2009, or 1.25% of total risk-weighted assets, compared to $2,700,000 at December 31, 2008, or 0.88% of total risk-weighted assets. Our total consolidated risk-based capital was $40,524,000 at December 31, 2009, or 13.56% of total risk-weighted assets, compared to $40,843,000, or 13.30% of total risk-weighted assets as of December 31, 2008. Additionally, risk-based capital guidelines require that we maintain a minimum leverage ratio (Tier I capital divided by average adjusted total consolidated assets) of 4%, which may be increased for institutions with higher levels of risk or that are experiencing or anticipating significant growth. We have not been advised by any regulatory agency of any additional specific minimum leverage ratio applicable to us. As of December 31, 2009 and 2008, the Corporation’s leverage ratio was 8.92% and 8.93% respectively; therefore, we exceeded all current minimum capital requirements.

As a result of the strong capital position of the Corporation, along with other general concerns for government intervention in the day-to-day operations of the Corporation, we chose to not participate in the U.S. Government’s Treasury Asset Repurchase Program (TARP) or the Capital Purchase Program (CPP).

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

We have traditionally priced our commercial loans with variable rates tied to the prime rate of interest. With the dramatic reduction in the prime rate at the end of 2008, we implemented interest rate floors during 2009 on new and renewed commercial loans. This allowed us to retain a portion of our interest income, but will delay the repricing opportunities for these loans until the prime rate rises above the floor rates on the loans. Also, with the potential for rising interest rates, our customers are requesting fixed rate commitments for new and renewed loans. See the Analysis of Interest Rate Sensitivity Table for more information regarding our risk to changes in interest rates.

We continue to monitor asset/liability gap positions, while incorporating more sophisticated risk measurement tools, including simulation modeling which calculates expected net interest income based on projected interest-earning assets, interest-bearing liabilities and interest rates. Using simulation modeling allows us to evaluate earnings and capital at risk due to significant changes in interest rates. We monitor exposure to the effect of an instantaneous change in rates of 200 basis points up or down over the same period. As of December 31, 2009 and 2008, simulation indicated the impact of a 200 basis point increase in rates would result in an increase in net interest income of 4.9% and 6.2%, respectively. A 200 basis point decline in rates would result in a decrease in net interest income from an unchanged rate environment of 9.0% and 10.4%, respectively, at December 31, 2009 and 2008. These changes fall within our policy limits for the maximum negative impact to net interest income from a change in interest rates. Because of the historically low interest rate environment, we also evaluate various scenarios to determine the impact of more significant changes in interest rates.

First Century Bankshares, Inc.     Page 13

ANALYSIS OF INTEREST RATE SENSITIVITY

An analysis of interest rate sensitivity as of December 31, 2009, is shown below.

	Months				Years				Totals
	Less Than 3		3 – 12		1 – 5		Over 5
	(Dollars in Thousands)
Investment securities	$1,362		$1,929		$31,113		$47,147		$81,551
Federal funds sold and interest-bearing balances with banks	7,425		—		0		—		7,425
Loans	119,908		56,272		94,282		15,904		286,366
Interest-earning assets	128,695		58,201		125,395		63,051		375,342
Time deposits	49,835		86,900		31,010		—		167,745
Other interest-bearing deposits	60,956		30,478		45,593		—		137,027
Other interest-bearing liabilities	10,110		131		5,000		26		15,267
Interest-bearing liabilities	120,901		117,509		81,603		26		320,039
Interest sensitivity gap	$7,794		$(59,308)		$43,792		$63,025		$55,303
Cumulative interest sensitivity gap	$7,794		$(51,514)		$(7,722)		$55,303
Ratio of interest-earning assets to interest-bearing liabilities	1.06	x	0.50	x	1.54	x	2425.04	x
Ratio of cumulative interest sensitivity gap to total earning assets	2.08%		(13.72)%		(2.06)%		14.73%

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

Liquidity can best be demonstrated by an analysis of cash flows. Our primary source of cash flows is from operating activities. Operating activities provided $4,389,000 of liquidity for the year ended December 31, 2009, compared to $5,215,000 in 2008. The principal elements of these operating flows are net income, increased for significant non-cash expenses for the provision for loan losses and depreciation and amortization.

In 2009, cash flows from financing activities decreased $16,929,000, primarily due to decreases in deposits of $7,711,000 and short-term borrowings of $7,391,000. We allowed for measured reductions in these items because of lower loan demand. We still maintained pricing structures to retain longer term customer relationships.

A secondary source of liquidity comes from investing activities, principally the maturities of investment securities. With the low interest rate environment during 2009, maturities and calls of investment securities were $50,282,000, compared to $56,656,000 in 2008. This rapid flow of liquidity allowed us to reallocate a portion of the available for sale portfolio into municipal securities which provided more relative value at various purchasing opportunities during the year. As of December 31, 2009, we had approximately $13,323,000 of investment securities that had scheduled maturities within 36 months. Payments from mortgage-backed securities in excess of this amount will provide additional cash flow for reinvestment.

Page 14     First Century Bankshares, Inc.

We also have access to additional sources of liquidity through the Federal Reserve System, through our membership in the Federal Home Loan Bank system and through correspondent bank relationships. As of December 31, 2009, FCBNA had a maximum borrowing capacity exceeding $150,000,000 through the Federal Home Loan Bank of Pittsburgh. These funds can be made available with various maturities and interest rate structures. As a member, we are required to own stock in the Federal Home Loan Bank of Pittsburgh. The amount of stock we own is based on the amount of outstanding borrowings at any given point in time. Borrowings are also collateralized by a blanket lien by the Federal Home Loan Bank on its member’s qualifying assets. At December 31, 2009, FCBNA owned $1,252,500 of stock and had nothing outstanding on our overnight repo account. We had no other outstanding advances from the Federal Home Loan Bank of Pittsburgh as of December 31, 2009.

During 2009, our primary correspondent bank failed and was taken over by the FDIC. We were able to secure federal funds lines of credit from two other correspondent banks totaling $8,600,000 to replace the line that we had with the failed institution. We had a small equity position, carried at cost, in our previous correspondent of approximately $168,000 that we wrote off during 2009 through noninterest expense.

As a member of the Federal Reserve System, we have access to funding through the Federal Reserve Bank of Richmond. The Federal Reserve has traditionally required its members to exhaust other sources of liquidity before seeking advances, however, during 2008 and 2009 the Federal Reserve became more of a liquidity provider for the banking system. Any borrowings from the Federal Reserve Bank of Richmond would require us to pledge assets of FCBNA as collateral. We had no outstanding borrowings from the Federal Reserve Bank of Richmond at December 31, 2009.

Income Statement Analysis

Earnings Overview

Net income for the two years ended December 31, 2009 and 2008, was $315,000 and $3,685,000, respectively. On a per share basis, diluted net income was $0.17 in 2009 compared to $1.93 in 2008. Return on average equity was 0.76% in 2009 compared to 8.96% in 2008. Return on average assets for the year ended December 31, 2009 was 0.07% compared to 0.85% in 2008. Earnings for 2009 reflect the impact of the weakness in the national economy on the housing sector, requiring additional loan loss provisions, along with significant additional FDIC assessments during the year. Additionally, the further deterioration of a major credit facility resulted in a $2,750,000 specific charge off in the fourth quarter related to this loan. Core earnings of the bank remained relatively stable with the net interest margin as a percentage of average assets essentially unchanged from 2008.

A summary of the significant factors influencing our results of operations and related ratios is included in the following discussion.

Earnings Per Share

The Earnings Per Share Table summarizes the principal sources of changes in earnings per share for 2009. For further details on the computation of earnings per share, refer to Note 9 of the Notes to Consolidated Financial Statements, presented elsewhere in this report.

First Century Bankshares, Inc.     Page 15

EARNINGS PER SHARE

Net income per share — 2008	$1.93
Increase (decrease) due to change in:
Net interest income	(.08)
Provision for loan losses	(1.89)
Other operating income	.22
Personnel expense	(.06)
Other expense	.05
Net income per share — 2009	$0.17

Net Interest Income

The major portion of our earnings is derived from net interest income, which is the interest income on interest-earning assets less the interest expense on interest-bearing liabilities. During 2009 net interest income decreased $235,000 or 1.6%. This followed an 8.2% decrease in 2008. Net interest income resulted in a net interest margin to earning assets ratio of 3.76% for 2009, compared with 3.75% for 2008.

For the year ended December 31, 2009, interest income decreased $3,127,000, or approximately 13.7%, compared to a decrease of $3,987,000, or 14.9% for 2008. Interest on loans decreased $1,857,000 or 10.3% during 2009. Interest on securities increased $1,041,000, or 22.8% for 2009, following an increase of 201,000, or 4.6% for 2008. Interest income reflects a yield on average earnings assets of 5.01% for 2009, compared with 5.69% for 2008.

The decrease in interest income was accompanied by a decrease in interest expense of $2,892,000 or 37.0% for 2009. This followed a decrease in interest expense of $2,649,000, or 25.3% for 2008. Interest expense reflects a cost on average interest-bearing liabilities of 1.50% for 2009, compared with 2.33% for 2008.

Net interest income is affected by many factors, but most significantly by the prevailing interest rates during the period, the spread between the various sources and uses of funds, and by changes in the volume of various assets and liabilities. Earnings reflect pressure on the net interest margin arising from the rapid reduction in interest rates by the Federal Reserve in 2008 that resulted in lower interest income from our variable rate loans. We did implement a pricing strategy that created interest floors on our variable rate loans. We are continuing this strategy as we have renewals and other opportunities to reprice loans. This reduction was not completely offset by lower interest expense as many certificates of deposit remained at previously higher rates, pending the opportunity to renew. Additionally, as previously mentioned, reinvestment opportunities in the investment portfolio were not readily available at comparable rates as the maturing or called security.

Provision for Loan Losses

The most significant impact on our earnings in 2009 was our provision for loan losses of $5,460,000. This was a $5,011,000 increase in the provision for loan losses from 2008. The provision for loan losses as a percentage of average loans was 1.84% for 2009, compared with 0.15% for 2008. Charge-offs increased $3,531,000 during 2009. As previously mentioned, we incurred a specific charge off of $2,750,000 related to one borrower that we

Page 16     First Century Bankshares, Inc.

had been working with for several quarters while the borrower was attempting to bring a new product to market. When it became apparent that this effort was going to continue beyond our ability to forebear, we took the charge off and began more direct and aggressive collection efforts. Additionally, recoveries of previous charge-offs were down $80,000, or 39.8% in 2009. The ratio of net charge offs to average loans outstanding was 1.29% for 2009, compared with 0.07% for 2008. Additional reserves in excess of net charge-offs of $1,635,000 were added to the allowance for loan losses in 2009. This reflects further weakness in our borrowers’ abilities to manage through this economic downturn and the impact that has on our methodology in determining the adequacy of the allowance for loan losses.

Noninterest Income and Expense

Noninterest income net of securities gains and losses increased $499,000 or 10.4%, following an $8,000 or 0.2% increase in 2008. The largest component of noninterest income is service charges on deposit accounts. These fees increased approximately $77,000 or 4.2% in 2009, following a decrease of $40,000 or 2.1% in 2008. Fierce competition exists in our local markets for “free checking” type products. However, the income from our overdraft protection product grew during 2009 as customer usage increased and we increased our per occurrence fee slightly during the year. The second largest component of noninterest income is fees from fiduciary activities. Fees from fiduciary activities decreased $22,000, or 1.4%, during 2009 after being relatively flat in 2008. The fluctuations in fiduciary fees are attributed to the timing of the receipt of fees from estate settlements, growth of assets under management and changes in overall investment performance. We also experienced additional noninterest income from higher mortgage originations sold to Fannie Mae, and we recognized a gain of $279,000 from the previously mentioned resignation from Bankers Insurance Corporation.

Noninterest expense increased $895,000, or 6.5% in 2009, following a 1.4% decrease in 2008. The most significant increase in noninterest expense was for FDIC insurance premiums and special assessments. Our total expense for FDIC insurance was $890,000 in 2009 compared with $55,000 in 2008. We anticipate these higher levels of FDIC premiums for some time as the fund must rebuild its reserves due to the significant number of bank failures that occurred in 2009 and may continue for some time into the future. Personnel expense is the largest component of noninterest expense. Personnel expense increased 2.6% in 2009, following a decrease of 2.0% in 2008. All of the increase in personnel expense for 2009 is attributed to higher net periodic benefit cost associated with our defined benefit pension plan. For a complete discussion of our employee benefit programs, refer to Note 11 of the Notes to Consolidated Financial Statements, presented elsewhere in this report. Premises and equipment expense decreased 5.7% in 2009 as we did not establish any new branch facilities during the year or make any significant purchases of equipment in an effort to control overall expenses.

Income Taxes

With significantly lower earnings in 2009, our income tax provision resulted in a net tax benefit of $123,000 compared to income tax expense of $2,011,000 in 2008. This reflected an effective income tax rate of (64.1%) for 2009 and 35.3% for 2008. Income taxes computed at the statutory rate are reduced primarily by interest earned on state and municipal

First Century Bankshares, Inc.     Page 17

obligations. For a complete discussion of the Corporation’s tax position, refer to Note 12 of the Notes to Consolidated Financial Statements, presented elsewhere in this report.

RETURN ON EQUITY AND ASSETS

	December 31,
	2009	2008	2007
Percentage of net income to:
Average stockholders’ equity	0.76%	8.96%	11.79%
Average total assets	0.07%	0.85%	1.10%
Percentage of dividends declared per common share to net income per common share	564.71%	57.51%	45.83%
Percentage of average stockholders’ equity to average total assets	9.49%	9.55%	9.48%

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

Accounting, Legislative and Regulatory Matters

In June 2009, the Accounting Standards Codification (the “Codification”) became FASB’s officially recognized source of authoritative accounting principles for non-governmental entities in the preparation of financial statements in conformity with general accepted accounting principles. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative guidance for SEC registrants. All guidance contained in the Codification carries an equal level of authority. All non-grandfathered, non-SEC accounting literature not included in the codification is superseded and deemed non-authoritative. The “Codification” became effective for the financial statements ending September 30, 2009.

In April 2009, new authoritative guidance under FASB ASC Topic 820 “Fair Value Measurements and Disclosures” was issued. ASC Topic 820 affirms that the objective of fair value when the market for an asset is not active is the price that would be received to sell the asset in an orderly transaction, and clarifies and includes additional factors for determining whether there has been a significant decrease in market activity for an asset when the market for that asset is not active. ASC Topic 820 requires an entity to base its conclusion about whether a transaction was not orderly on the weight of the evidence. FASB ASC Topic 820 also amended prior guidance to expand certain disclosure requirements. The Company adopted the provisions of ASC Topic 820 as of June 30, 2009 and the adoption of ASC Topic 820 did not have a significant impact on the Company’s financial statements.

Page 18     First Century Bankshares, Inc.

Further new authoritative guidance (Accounting Standards Updated No 2009-5) under ASC Topic 820 provides guidance for measuring the fair value of a liability in circumstances in which a quoted price in an active market for the identical liability is not available. In such instances, a reporting entity is required to measure fair value utilizing a valuation technique that uses (i) the quoted price of the identical liability when traded as an asset, (ii) quoted prices for similar liabilities or similar liabilities when traded as assets, or (iii) another valuation technique that is consistent with the existing principles of ASC Topic 820, such as an income approach or market approach. ASC Topic 820 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. ASC Topic 820 was effective for the Company’s financial statements beginning October 1, 2009 and did not have a significant impact on the Company’s financial statements.

In April 2009, new authoritative guidance under FASB ASC Topic 825 “Financial Instruments” was issued. ASC Topic 825 amends prior guidance to require an entity to provide disclosures about fair value of financial instruments in interim financial information and requires those disclosures in summarized financial information at interim reporting periods. Under ASC Topic 825, a publicly traded company shall include disclosures about the fair value of its financial instruments whenever it issues summarized financial information for interim reporting periods. In addition, entities must disclose, in the body or in the accompanying notes of its summarized financial information for interim reporting periods and in its financial statements for annual reporting periods, the fair value of all financial instruments for which it is practicable to estimate that value, whether recognized or not recognized in the statement of financial position, as required by ASC Topic 825.

In April 2009, new authoritative guidance under FASB ASC Topic 320 “Investments-Debt and Equity Securities” was issued. ASC Topic 320 (i) changes existing guidance for determining whether an impairment is other than temporary to debt securities and (ii) replaces the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert: (a) it does not have the intent to sell the security; and (b) it is more likely than not it will not have to sell the security before recovery of its cost basis. Under ASC Topic 320, declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of the impairment related to other factors is recognized in other comprehensive income. The Company adopted the provisions of ASC Topic 320 and the adoption did not have a material effect on the Company’s financial statements.

In May 2009, new authoritative guidance under FASB ASC Topic 855 “Subsequent Events” was issued. ASC Topic 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. ASC Topic 855 defines (i) the period after the balance sheet date during which a reporting entity’s management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (iii) the disclosures an entity should make about events or transactions that occurred after the balance sheet date. ASC Topic 855 became effective for the Company during the second quarter of 2009 and did not have a significant impact on the Company’s financial statements.

First Century Bankshares, Inc.     Page 19

The Company evaluated subsequent events through the date on which the financial statements were issued. As a result, no subsequent events were recognized.

In August 2009, the FASB issued ASU 2009-05, “Measuring Liabilities at Fair Value”, to amend ASC Topic 820 to clarify how entities should estimate the fair value of liabilities. The amendments to this update include clarifying guidance for circumstances in which a quoted price in an active market is not available, the effect of the existence of liability transfer restrictions, and the effect of quoted prices for the identical liability, including when the identical liability is traded as an asset. The amended guidance on measuring liabilities at fair value is effective for the first interim or annual reporting period beginning after August 28, 2009. The Company is currently evaluating the impact that adoption of the amendments in this update will have on its consolidated financial statements.

In December 2009, the FASB issued ASU 2009-16, “Accounting for Transfers of Financial Assets”, to amend ASC Topic 860, “Transfers and Servicing”, for the issuance of FASB Statement No. 166, “Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140.” The amendments in this update eliminate the exceptions for qualifying special-purpose entities from the consolidation guidance and the exception that permitted sale accounting for certain mortgage securitizations when a transferor has not surrendered control over the transferred financial assets. In addition, the amendments require enhanced disclosures about the risks that a transferor continues to be exposed to because of its continuing involvement in transferred financial assets. The amendments in this update are the result of FASB Statement No. 166 and are effective for annual reporting periods beginning after November 15, 2009 and interim and annual reporting periods thereafter. Adoption of the amendments in this update will have no impact on the Company’s financial position or results of operations.

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-06, “Improving Disclosures about Fair Value Measurements,” to amend FASB Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurements and Disclosures.” The amendments in this update require more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Adoption of the amendments in this update will have no impact on the Company’s financial position or results of operations.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

Per Share Data by Quarter

The common stock of the Corporation is quoted on the NASD OTC Bulletin Board under the trading symbol FCBS. The Per Share Data By Quarter Table shows the approximate high and

Page 20     First Century Bankshares, Inc.

low bid as reported by the transfer agent and market makers for 2009 and 2008. Also presented below are the dividends paid for those respective years. The number of stockholders of record on December 31, 2009, was 451 and outstanding shares totaled 1,903,120.

PER SHARE DATA BY QUARTER

			Market Quotations
	Dividends		2009		2008
Quarter	2009	2008	High	Low	High	Low
First Quarter	$0.27	$0.27	$18.50	$13.50	$25.75	$22.00
Second Quarter	0.27	0.27	15.95	12.50	23.90	18.50
Third Quarter	0.27	0.27	19.99	15.25	21.00	18.60
Fourth Quarter	0.15	0.30	17.34	13.70	19.75	14.70

Trust Asset Responsibility

Assets managed by our Trust Division are presented in the graph below at market value. These assets are not included in the financial statements contained elsewhere in this report.

Trust account administration and investment management are linked through the talents of a skilled professional and support staff. Their education and experience through decades of service results in specialization in personal and retirement relationships, foundations, and charitable and endowment entities.

First Century Bankshares, Inc.     Page 21

CONDENSED STATEMENTS OF FINANCIAL CONDITION

Statistical Summary, 2009 — 2005

	December 31,
	2009	%	2008	%	2007	%	2006	%	2005	%
	(Dollars in Thousands, Except Per Share Data)
Loans	$286,366	70	$296,620	70	$296,946	68	$292,643	71	$257,732	66
Securities	81,551	20	91,770	22	102,349	24	88,127	22	99,101	25
Federal funds sold	4,600	1	3,500	1	—	—	—	—	—	—
Interest–bearing deposits with banks	2,825	1	2,051	—	65	—	50	—	6	—
INTEREST-EARNING ASSETS	375,342	92	393,941	93	399,360	92	380,820	93	356,839	91
Cash and due from banks	9,917	2	10,908	3	13,462	3	10,162	2	14,293	4
Premises and equipment	13,566	3	14,354	3	13,385	3	12,202	3	11,816	3
Other assets	13,887	4	9,181	2	10,127	3	10,319	3	10,502	3
Allowance for loan losses	(4,325)	(1)	(2,690)	(1)	(2,455)	(1)	(2,555)	(1)	(2,661)	(1)
TOTAL ASSETS	$408,387	100	$425,694	100	$433,879	100	$410,948	100	$390,789	100
Savings deposits	$137,027	33	$130,102	30	$126,653	29	$128,987	31	$137,415	35
Time deposits	167,745	41	174,331	41	191,197	44	183,916	45	144,731	37
Other interest–bearing liabilities	15,267	4	22,658	5	27,708	7	12,674	3	19,682	5
INTEREST-BEARING LIABILITIES	320,039	78	327,091	76	345,558	80	325,577	79	301,828	77
Demand deposits	45,548	11	53,598	13	44,905	10	44,452	11	50,645	13
Other liabilities	3,344	1	3,640	1	3,011	1	2,487	1	2,363	1
TOTAL LIABILITIES	368,931	90	384,329	90	393,474	91	372,516	91	354,836	91
STOCKHOLDERS’ EQUITY	39,456	10	41,365	10	40,405	9	38,432	9	35,953	9
TOTAL LIABILITIES & EQUITY	$408,387	100	$425,694	100	$433,879	100	$410,948	100	$390,789	100
TOTAL DEPOSITS	$350,320		$358,031		$362,755		$357,355		$332,791
BOOK VALUE PER SHARE	$20.73		$21.74		$21.16		$19.58		$18.36

SUMMARY OF OPERATIONS

Statistical Summary, 2009 — 2005

	Years Ended December 31,
	2009	2008	2007	2006	2005
	(Dollars in Thousands, Except Per Share Data)
Interest income	$19,724	$22,851	$26,838	$24,193	$20,418
Interest expense	4,924	7,816	10,465	8,012	4,897
NET INTEREST MARGIN	14,800	15,035	16,373	16,181	15,521
Provision for loan losses	5,460	449	166	80	434
Net credit margin	9,340	14,586	16,207	16,101	15,087
Noninterest income	5,430	4,793	4,785	4,584	4,337
Noninterest expense	14,578	13,683	13,875	13,796	13,276
INCOME BEFORE INCOME TAXES	192	5,696	7,117	6,889	6,148
Provision for income taxes	(123)	2,011	2,429	2,400	2,144
NET INCOME	$315	$3,685	$4,688	$4,489	$4,004
EARNINGS PER COMMON SHARE:
Basic	$0.17	$1.93	$2.40	$2.29	$2.03
Diluted	$0.17	$1.93	$2.39	$2.28	$2.02
Dividends per common share	$0.96	$1.11	$1.10	$1.05	$1.00
Payout ratio	565%	58%	46%	46%	49%

Page 22     First Century Bankshares, Inc.

	December 31,
	2009	2008
ASSETS	(Dollars in Thousands, Except Per Share Data)
Cash and due from banks	$9,917	$10,908
Interest-bearing balances with banks	2,825	2,051
Federal funds sold	4,600	3,500
Securities available for sale	60,840	72,849
Securities held to maturity (estimated fair value of $19,416 in 2009 and $17,444 in 2008)	19,076	17,286
Federal Home Loan Bank and Federal Reserve Bank Stock	1,635	1,635
Loans	286,366	296,620
Less allowance for loan losses	4,325	2,690
Net loans	282,041	293,930
Premises and equipment, net	13,566	14,354
Other real estate owned	2,578	203
Goodwill	5,183	5,183
Other assets	6,126	3,795
TOTAL ASSETS	$408,387	$425,694

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$45,548	$53,598
Interest-bearing	304,772	304,433
Total deposits	350,320	358,031
Short-term borrowings	15,267	22,658
Other liabilities	3,344	3,640
TOTAL LIABILITIES	368,931	384,329
Commitments and contingencies (see Notes 13 and 14)
STOCKHOLDERS’ EQUITY
Common stock - $1.25 par value; 10,000,000 shares authorized and 2,000,000 shares issued at December 31, 2009 and 2008; 1,903,120 shares outstanding at December 31, 2009 and 2008	2,500	2,500
Paid-in capital	757	757
Retained earnings	39,727	41,239
Accumulated other comprehensive income (loss), net of tax	(1,248)	(851)
Treasury stock, at cost; 96,880 shares at December 31, 2009 and 2008	(2,280)	(2,280)
TOTAL STOCKHOLDERS’ EQUITY	39,456	41,365
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$408,387	$425,694

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated

Statements of Financial Condition

First Century Bankshares, Inc.     Page 23

Consolidated

Statements of Income

	Years Ended December 31,
	2009	2008
INTEREST INCOME	(Dollars in Thousands, Except Per Share Data)
Interest and fees on loans	$16,151	$18,008
Interest on balances with banks	48	165
Interest and dividends from securities available for sale:
Taxable	2,810	3,870
Interest and dividends from securities held to maturity:
Taxable	27	54
Tax-exempt	678	632
Interest on federal funds sold	10	122
TOTAL INTEREST INCOME	19,724	22,851
INTEREST EXPENSE
Interest on time certificates of $100,000 or more	1,193	1,772
Interest on other deposits	3,453	5,703
Interest on federal funds purchased and securities sold under agreements to repurchase	275	336
Interest on other short-term borrowings	3	5
TOTAL INTEREST EXPENSE	4,924	7,816
Net interest income	14,800	15,035
Provision for loan losses	5,460	449
Net interest income after provision for loan losses	9,340	14,586
NONINTEREST INCOME
Income from fiduciary activities	1,583	1,605
Service charges on deposit accounts	1,901	1,824
Other noninterest income	1,808	1,364
Securities gains (losses)	138	—
TOTAL NONINTEREST INCOME	5,430	4,793
NONINTEREST EXPENSE
Salaries, wages, and other employee benefits	6,917	6,742
Premises and equipment	2,265	2,402
Data processing	917	910
FDIC assessments	890	55
Legal fees	217	36
Advertising and public relations	233	342
Postage	262	259
Supplies and printing	292	287
Other taxes	301	343
Other noninterest expense	2,284	2,307
TOTAL NONINTEREST EXPENSE	14,578	13,683
Income before income taxes	192	5,696
Provision for income taxes	(123)	2,011
NET INCOME	$315	$3,685

NET INCOME PER COMMON SHARE:
Basic	$0.17	$1.93
Diluted	$0.17	$1.93

AVERAGE SHARES OUTSTANDING:
Basic	1,903,120	1,905,949
Diluted	1,903,120	1,910,192

The accompanying notes are an integral part of the consolidated financial statements.

Page 24     First Century Bankshares, Inc.

	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Treasury Stock	Total
	(Dollars in Thousands, Except Per Share Data)
Balance at December 31, 2007	$2,500	$772	$39,670	$(393)	$(2,144)	$40,405

Comprehensive income:
Net income	—	—	3,685	—	—	3,685
Change in net unrealized gain (loss) on pension and postretirement benefits	—	—	—	(1,112)	—	(1,112)
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effect	—	—	—	654	—	654
Total comprehensive income (loss)	—	—	3,685	(458)	—	3,227
Purchase 56,887 treasury shares at $23.99 per average share	—	—	—	—	(161)	(161)
Option exercises 3,800 shares	—	(15)	—	—	25	10
Cash dividends declared—$1.10 per share	—	—	(2,116)	—	—	(2,116)
Balance at December 31, 2008	$2,500	$757	$41,239	$(851)	$(2,280)	$41,365

Comprehensive income:
Net income	—	—	315	—	—	315
Change in net unrealized gain (loss) on pension and postretirement benefits	—	—	—	22	—	22
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effect	—	—	—	(419)	—	(419)
Total comprehensive income (loss)	—	—	315	(397)	—	(82)
Cash dividends declared—$0.96 per share	—	—	(1,827)	—	—	(1,827)
Balance at December 31, 2009	$2,500	$757	$39,727	$(1,248)	$(2,280)	$39,456

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated

Statements of Changes in Stockholders’ Equity

First Century Bankshares, Inc.     Page 25

Consolidated

Statements of Cash Flows

	Years Ended December 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES	(Dollars in Thousands)
Net income before adjustments to reconcile net income to net cash provided by operating activities:	$315	$3,685
Provision for loan losses	5,460	449
Depreciation and amortization	902	1,039
Deferred income tax expense (benefit)	(394)	47
Securities gains	(138)	—
Loss on equity securities carried at cost	168	—
Loss on disposal of fixed assets	—	9
(Increase) decrease in interest receivable	259	969
Net investment (accretion) amortization	70	(229)
Net (increase) decrease in other assets	(2,241)	(74)
Net decrease in interest payable and other liabilities	(12)	(680)
NET CASH PROVIDED BY OPERATING ACTIVITIES	4,389	5,215

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of securities held to maturity	(6,101)	(986)
Purchases of securities available for sale	(41,332)	(43,614)
Purchases of Federal Home Loan Bank stock	—	(205)
Proceeds from maturities and calls of securities held to maturity	4,285	1,830
Proceeds from maturities and calls of securities available for sale	45,997	54,826
Proceeds from sales of securities available for sale	6,770	—
Net (increase) decrease in loans	3,918	(76)
Acquisition of premises and equipment	(114)	(2,017)

NET CASH PROVIDED BY INVESTING ACTIVITIES	13,423	9,758

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in demand and savings deposits	(1,125)	12,142
Net increase (decrease) in time deposits	(6,586)	(16,866)
Net increase (decrease) in short-term borrowings	(7,391)	(5,050)
Cash received from stock option exercise	—	10
Purchase of treasury stock	—	(161)
Cash dividends paid	(1,827)	(2,116)
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	(16,929)	(12,041)
Net increase in cash and cash equivalents	883	2,932
Cash and cash equivalents at beginning of year	16,459	13,527
Cash and cash equivalents at end of year	$17,342	$16,459

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$5,049	$7,958
Income taxes	$1,050	$1,899
Transfers of loans to other real estate owned	$2,511	$188

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

Cash and Cash Equivalents — For purposes of reporting cash flows, cash equivalents include cash on hand and amounts due from banks (including cash items in process of collection); interest–bearing balances with banks and federal funds sold. To comply with Federal Reserve regulations, the subsidiary bank is required to maintain reserve balances with the Federal Reserve Bank of Richmond. The amount of those reserve balances at December 31, 2009 and 2008, was approximately $401,000 and $572,000, respectively.

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

Allowance for Loan Losses and Reserve for Unfunded Lending Commitments — It is the policy of the Corporation to maintain an allowance for loan losses and a reserve for unfunded lending commitments that equals management’s best estimate of probable credit

Notes to

Consolidated Financial Statements

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

The methodology used to determine an estimate for the reserve for unfunded lending commitments is inherently similar to the methodology used in calculating the allowance for loan losses adjusted for factors specific to binding commitments, including the probability of funding and exposure at the time of funding. The reserve for unfunded lending commitments is included in other liabilities with increases or decreases included in noninterest expense. At December 31, 2009 and 2008, the reserve for unfunded lending commitments was $10,000 respectively. Estimates may change at some point in the future.

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

Loan Servicing — At December 31, 2009 and 2008, the Corporation serviced the home mortgage loans of approximately 1,300 borrowers. Loans are serviced for the Federal National Mortgage Association (Fannie Mae). As of December 31, 2009, the Corporation serviced loans with an aggregate principal amount of approximately $119,391,000 compared to $99,229,000 at December 31, 2008. The average annual servicing fee on its servicing portfolio was 0.246% for 2009 and 0.248% for 2008. The Corporation’s servicing business collects mortgage payments, administers tax and insurance escrows, and seeks to mitigate losses on defaulted loans and responds to borrower inquiries. Fannie Mae reserves the right to change service providers at its discretion. Therefore, the Corporation does not recognize an intangible asset for mortgage servicing rights. During 2009 and 2008, the loan servicing function generated fees of approximately $274,000 and $246,000, respectively.

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

Goodwill And Other Intangibles — Goodwill and indefinite-lived intangible assets are not amortized, but are reviewed at least annually for impairment. If impaired, goodwill or indefinite-lived intangible assets are written down to fair value, calculated using the discounted cash flow method. The unimpaired balance of goodwill and indefinite-lived intangibles totaled approximately $5,183,000 at December 31, 2009 and 2008.

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

Page 30     First Century Bankshares, Inc.

2. Securities

Securities available for sale at December 31, 2009 and 2008 are summarized as follows:

	2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)

U.S. Government agency obligations	$35,533	$221	$116	$35,638
U.S. Government agency mortgage-backed securities	24,426	787	11	25,202
TOTAL SECURITIES AVAILABLE FOR SALE	$59,959	$1,008	$127	$60,840
	2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
U.S. Government agency obligations	$41,148	$856	$—	$42,004
U.S. Government agency mortgage-backed securities	29,131	765	18	29,878
Other debt securities	1,022	—	55	967
TOTAL SECURITIES AVAILABLE FOR SALE	$71,301	$1,621	$73	$72,849

Securities held to maturity at December 31, 2009 and 2008 are summarized as follows:

	2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
State and municipal obligations	$19,076	$378	$38	$19,416
TOTAL SECURITIES HELD TO MATURITY	$19,076	$378	$38	$19,416
	2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
State and municipal obligations	$17,286	$229	$71	$17,444
TOTAL SECURITIES HELD TO MATURITY	$17,286	$229	$71	$17,444

Securities with an aggregate fair value of $38,660,000 at December 31, 2009 and $45,362,000 at December 31, 2008, were pledged to secure public and trust deposits and for other purposes required or permitted by law, including approximately $15,241,000 at December 31, 2009 and $22,632,000 at December 31, 2008 pledged to secure repurchase agreements.

Gross gains of $248,000 and gross losses of $110,000 were recognized on sales of available for sale securities for the year ended December 31, 2009. There were no gains or losses recognized on sales of securities during 2008.

First Century Bankshares, Inc.     Page 31

2. Securities (continued)

The amortized cost and estimated fair value for securities available for sale and securities held to maturity by contractual maturities at December 31, 2009 are shown in the following tables. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

	Amortized Cost	Fair Value	Net Unrealized Gains (Losses)
	(Dollars in Thousands)
Due in one year or less	$2,000	$2,021	$21
Due after one year through five years	26,006	26,297	291
Due after five years through ten years	23,835	24,220	385
Due after ten years	8,118	8,302	184
TOTAL SECURITIES AVAILABLE FOR SALE	$59,959	$60,840	$881

	Amortized Cost	Fair Value	Net Unrealized Gains (Losses)
	(Dollars in Thousands)
Due in one year or less	$1,270	$1,280	$10
Due after one year through five years	6,410	6,649	239
Due after five years through ten years	6,234	6,325	91
Due after ten years	5,162	5,162	—
TOTAL SECURITIES HELD TO MATURITY	$19,076	$19,416	$340

The following table shows the gross unrealized losses and fair value of the Corporation’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category at December 31, 2009:

	Less Than Twelve Months		Over Twelve Months
	(Dollars in Thousands)

Description of Security	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value

Securities available for sale:
U.S. Government agency obligations	$116	$2,622	$—	$—
U.S. Government agency mortgage-backed securities	11	11,899	—	—
Total securities available for sale	$127	$14,521	$—	$—
Securities held to maturity:
Municipal securities	$38	$4,709	$—	$—
Total securities held to maturity	$38	$4,709	$—	$—

U. S. Government Agency Obligations. The unrealized losses on the Corporation’s investments in direct obligations of U.S. government agencies were the result of interest rate increases. The contractual terms of these investments do not permit the issuer to settle the securities at a price materially less than the amortized cost of the investment.

U.S. Government Agency Mortgage-Backed Securities. The unrealized losses on the Corporation’s investment in agency mortgage-backed securities issued by FNMA and FHLMC were caused by interest rate increases. The Corporation purchased these investments,

Page 32     First Century Bankshares, Inc.

2. Securities (continued)

most at a premium relative to their face amount, and the contractual cash flows of these investments are guaranteed by the issuer organization. Accordingly, it is expected that the securities would not be settled at a price materially less than the amortized cost of the Corporation’s investment.

Municipal Securities. The unrealized losses on the Corporation’s municipal securities were caused by interest rate increases. The contractual cash flows of these investments are guaranteed by the issuer organization. Accordingly, it is expected that the securities would not be settled at a price materially less than the amortized cost of the Corporation’s investment.

For all of these securities, because the decline in market value is attributable to changes in interest rates and not credit quality and because the Corporation has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Corporation does not consider these investments to be other-than-temporarily impaired at December 31, 2009.

3. Loans

Loans at December 31, 2009 and 2008 consisted of the following:

	December 31,
	2009	2008
	(Dollars in Thousands)
Commercial, financial and agricultural	$39,798	$44,966
Real estate–construction and development	17,051	25,074
Real estate–mortgage (residential and commercial)	208,570	204,686
Installment loans to individuals	20,947	21,894
Total loans	286,366	296,620
Less: allowance for loan losses	4,325	2,690
NET LOANS	$282,041	$293,930

The Corporation’s subsidiary has had and can be expected to have in the future various banking transactions with directors, executive officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties). The total amount of these loans was $18,291,000 and $20,575,000 at December 31, 2009 and 2008, respectively. During 2009, $612,000 in loan advances were made and repayments were $2,896,000.

First Century Bankshares, Inc.     Page 33

4. Allowance for Loan Losses

An analysis of changes in the allowance for loan losses for 2009 and 2008 is as follows:

	Years Ended December 31,
	2009	2008
	(Dollars in Thousands)
Balance at beginning of year	$2,690	$2,455
Provision for loan losses	5,460	449
Recoveries on loans previously charged off	121	201
Loans charged off	(3,946)	(415)
BALANCE AT END OF YEAR	$4,325	$2,690

The following is a summary of loans considered impaired:

	December 31,
	2009	2008
	(Dollars in Thousands)
Gross impaired loans	$7,186	$5,349
Valuation allowance for impaired loans	279	186
Recorded investment in impaired loans	$6,907	$5,163

The average recorded investment in impaired loans for the years ended December 31, 2009 and 2008 was $7,096,000 and $4,210,000, respectively. There was no interest income recognized on impaired loans (during the portion of the year they were impaired) for any of these years. At December 31, 2009 and 2008, the Corporation had nonaccrual loans of $6,780,000 and $5,614,000, respectively. Interest income of $174,000 and ($302,000) was recognized on these loans in 2009 and 2008, respectively. Had these loans performed in accordance with their original terms, additional interest income of $334,000 and $662,000 would have been recorded in 2009 and 2008, respectively.

At December 31, 2009 and 2008, the Corporation had loans past-due 90 days or more and still in accrual status of $1,461,000 and $553,000, respectively. Additionally, at December 31, 2009 and 2008, the Corporation had other real estate owned of $2,578,000 and $203,000, respectively.

5. Premises and Equipment

Premises and equipment at December 31, 2009 and 2008 consisted of the following:

	December 31,
	2009	2008
	(Dollars in Thousands)
Land	$2,552	$2,552
Buildings and improvements	15,691	15,691
Equipment and fixtures	6,321	6,447
Total	24,564	24,690
Less accumulated depreciation	10,998	10,336
NET PREMISES AND EQUIPMENT	$13,566	$14,354

Depreciation charged to operating expense amounted to $902,000 in 2009 and $1,039,000 in 2008.

Page 34     First Century Bankshares, Inc.

5. Premises and Equipment (continued)

Certain premises and equipment are utilized under long-term operating leases. The aggregate minimum annual rental commitments under those leases total approximately 71,000 in 2010, $63,000 in 2011, $55,000 in 2012, $57,000 in 2013 and $53,000 in 2014. Total net rent expense included in the accompanying consolidated financial statements was $85,000 in 2009 and $93,000 in 2008.

6. Deposits

Deposits at December 31, 2009 and 2008 were as follows:

	December 31,
	2009	2008
	(Dollars in Thousands)
Individuals, partnerships and corporations:
Demand deposits	$43,100	$49,691
Time and savings deposits	291,216	291,977
U.S. Government	17	35
States and political subdivisions	13,820	14,337
Due to banks	322	248
Certified and official checks	1,845	1,743
TOTAL DEPOSITS	$350,320	$358,031

The scheduled maturities of time deposits at December 31, 2009 were as follows:

(Dollars in Thousands)
2010	$136,403
2011	14,637
2012	10,560
2013	4,329
2014	1,482
Thereafter	334
TOTAL TIME DEPOSITS	$167,745

Time deposits include certificates of deposit issued in amounts of $100,000 or more totaling approximately $52,978,000 and $47,699,000 at December 31, 2009 and 2008, respectively. At December 31, 2009, deposits of executive officers, directors and their related interests were $3,142,000.

7. Short-term Borrowings

Short-term borrowings consist of securities sold under agreements to repurchase. Federal funds purchased and securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Information concerning federal funds purchased and securities sold under agreements to repurchase at December 31, 2009 and 2008 is summarized as follows:

	2009	2008
	(Dollars in Thousands)
Average balance during the year	$20,601	$21,534
Average interest rate during the year	1.34%	1.58%
Maximum month-end balance during the year	$22,546	$24,778

First Century Bankshares, Inc.     Page 35

8. Other Comprehensive Income

Other comprehensive income is defined as comprehensive income exclusive of net income. Other comprehensive income (loss) consists of the following:

	Years Ended December 31,
	2009	2008
Unrealized losses on pension and postretirement benefit obligations arising during the year	$35	$(1,773)
Unrealized gains (losses) on available for sale securities arising during the year	(530)	1,042
Reclassification adjustment for (gains) losses included in net income	(138)	—
Other comprehensive income (loss) before tax	(633)	(731)
Income tax (expense) benefit related to other comprehensive income	236	273
Other comprehensive income (loss), net of tax	$(397)	$(458)

9. Earnings Per Share

The following table reconciles the numerator and denominator of the basic and diluted computations for net income per common share for the years ended December 31, 2009 and 2008:

	2009
	Income (Numerator)	Weighted Average Shares (Denominator)	Per-Share Amount
Basic EPS:
Income available to common shareholders	$315,000	1,903,120	$0.17
Diluted EPS:
Effect of dilutive securities—Stock options		—
Income available to common shareholders and assumed conversions	$315,000	1,903,120	$0.17

	2008
	Income (Numerator)	Weighted Average Shares (Denominator)	Per-Share Amount
Basic EPS:
Income available to common shareholders	$3,685,000	1,905,949	$1.93
Diluted EPS:
Effect of dilutive securities—Stock options		4,243
Income available to common shareholders and assumed conversions	$3,685,000	1,910,192	$1.93

10. Stockholders’ Equity

The authorized capital stock of the Corporation consists of 10,000,000 shares of $1.25 par value common stock. At December 31, 2009 and 2008, 2,000,000 shares were issued. At December 31, 2009 and 2008, 1,903,120 shares were outstanding.

Page 36     First Century Bankshares, Inc.

10. Stockholders’ Equity (continued)

SHARE REPURCHASE ACTIVITY

During the year ended December 31, 2008, the Corporation repurchased 7,684 shares. No shares were repurchased during 2009. At December 31, 2009, management was authorized to repurchase 9,572 shares.

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

First Century Bankshares, Inc.     Page 37

11. Post Employment Benefits (continued)

The following table outlines the changes in the Corporation’s postemployment benefit plan obligations, assets and funded status for the years ended December 31, 2009 and 2008, and the assumptions and components of net periodic benefit costs for the two years in the period ended December 31, 2009.

	Pension Benefits		Other Postretirement Benefits
	2009	2008	2009	2008
	(Dollars in Thousands)
Change in projected benefit obligation
Projected benefit obligation at beginning of year	$7,249	$7,298	$984	$1,037
Service cost	295	284	14	15
Interest cost	436	414	59	58
Actuarial (gain) loss	482	(494)	(5)	(79)
Benefits paid	(475)	(253)	(44)	(47)
Projected benefit obligation at end of year	7,987	7,249	1,008	984
The defined benefit pension plan’s accumulated benefit obligation was $7,682,000 at December 31, 2009, and $6,980,000 at December 31, 2008.
Change in plan asset
Fair value of plan assets at beginning of year	5,814	7,537	—	—
Actual return on plan assets	829	(1,770)	—	—
Employer contribution	300	300	44	47
Benefits paid	(475)	(253)	(44)	(47)
Fair value of plan assets at end of year	6,468	5,814	—	—
Funded status	(1,519)	(1,435)	(1,008)	(984)
Unrecognized net actuarial (gain) loss	3,859	3,959	(438)	(469)
Unrecognized prior service cost	(716)	(806)	—	—
Unrecognized transition obligation	—	—	166	221
Prepaid (accrued) benefit cost	$1,624	$1,718	$(1,280)	$(1,232)

	Pension Benefits		Other Postretirement Benefits
Weighted-average assumptions as of 12/31	2009	2008	2009	2008
Discount rate	5.75%	6.16%	5.78%	6.16%
Expected return on plan assets	8.00%	8.00%	N/A	N/A
Rate of compensation increase	3.00%	3.00%	N/A	N/A

Components of net periodic benefit cost
Service cost	$295	$284	$14	$15
Interest cost	436	414	59	58
Expected return on plan assets	(463)	(607)	—	—
Amortization of prior service cost	(90)	(90)	—	—
Amortization of transition obligation	—	—	55	55
Recognized net actuarial (gain) loss	216	94	(35)	(28)
Net periodic benefit cost	$394	$95	$93	$100

Page 38     First Century Bankshares, Inc.

11. Post Employment Benefits (continued)

Included in Accumulated Other Comprehensive Income at December 31, 2009 and 2008 are the following non-cash pretax charges which have not yet been recognized in net periodic pension cost. Also presented is the estimated portion of each component of Accumulated Other Comprehensive Income which is expected to be recognized as a component of net periodic benefit cost during the year-ending December 31, 2010.

	Amt. recognized in Acc. Other Comp. Income at Dec 31, 2009	Amt. recognized in Acc. Other Comp. Income at Dec 31, 2008	Amount expected to be charged to net periodic cost in 2010
Pension Benefits:
Net actuarial losses	$3,859	$3,959	$219
Prior service cost	$(716)	$(806)	$(90)

Other Postretirement Benefits:
Net actuarial gains	$(438)	$(469)	$(34)
Transition obligation	$166	$221	$55

The expected benefits to be paid under the Corporation’s postemployment benefit plans are as follows:

	Pension Benefits	Other Postretirement Benefits
2010	$453	$57
2011	$330	$56
2012	$539	$60
2013	$455	$61
2014	$371	$61
2015-2019	$2,884	$320

The asset allocation for the defined benefit pension plan for the years ended December 31, 2009 and 2008, by asset category, is as follows:

ASSET CATEGORY

	Percentage of Plan Assets
	2009	2008
Equity securities	67%	64%
Debt securities	24	17
Real estate	2	—
Other	7	19
Total	100%	100%

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

First Century Bankshares, Inc.     Page 39

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

The following table presents fair value information about the Company’s defined benefit pension plan assets by asset category as of December 31, 2009.

		Fair Value Measurements at December 31, 2009, Using:
Description	Fair Value December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Equity securities	$3,117	$3,117	$—	$—
Indexed funds	1,590	1,590
Debt securities	893	—	893	—
Preferred stocks	288	—	288	—
Real estate mortgages	80	—	80	—
Other investments, includes cash and cash equivalents	500	—	500	—
Total	$6,468	$4,707	$1,761	$—

Equity securities and indexed funds: Valued at the closing prices reported on the active market on which the individual securities are traded.

All other investments: Valued at fair value based on models that consider criteria such as dealer quotes, available trade date, issuer credit worthiness, and bond and swap yield curves.

The Corporation made discretionary contributions of $300,000 to the pension plan in 2009 and 2008 and expects to do so for 2010.

The Corporation maintains a qualified 401(k) retirement savings plan. All employees age 21 and over are eligible to participate on a voluntary basis. Prior to 2008, pretax contributions up to a maximum of fifteen percent (15%) of salary, were matched fifty percent (50%) by the Corporation. For 2008, the Corporation adopted a safe-harbor match of 100% up to 6% of compensation. Total amounts charged to operating expense for payments pursuant to this plan were approximately $246,000 in 2009 and $253,000 in 2008.

Page 40     First Century Bankshares, Inc.

12. Income Taxes

The provision for income taxes consisted of the following:

	Years Ended December 31,
Tax provision attributed to income from operations:	2009	2008
Current:	(Dollars in Thousands)
Federal	$204	$1,669
State	67	309
Deferred expense (benefit)	(394)	33
PROVISION FOR INCOME TAX	$(123)	$2,011

The components of deferred tax assets and liabilities at December 31, 2009 and 2008 were as follows:

	2009	2008
	(Dollars in Thousands)
Allowance for loan losses	$1,258	$747
Retirement plans	942	903
Other	177	250
Gross deferred tax assets	2,377	1,900
Depreciation	(323)	(396)
Goodwill	(1,269)	(1,110)
Unrealized gains on securities available for sale	(328)	(577)
Other	(227)	(200)
Gross deferred tax liabilities	(2,147)	(2,283)
NET DEFERRED TAX ASSET (LIABILITY)	$230	$(383)

The principal differences between the effective tax rate and the federal statutory rate were as follows:

	Years Ended December 31,
	2009		2008
	(Dollars in Thousands)
	Amount	%	Amount	%
Provision at statutory rate	$65	34	$1,937	34
Tax-exempt interest income from certain investment securities and loans	(252)	(131)	(233)	(4)
Nondeductible capital losses	47	25	—	—
State income tax expense, net of federal benefit	14	7	208	3
Other, net	3	1	99	2
PROVISION FOR INCOME TAXES	$(123)	(64)	$2,011	35

First Century Bankshares, Inc.     Page 41

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

The components of the Corporation’s off-balance sheet financial commitments at December 31, 2009 and 2008 are as follows:

	December 31,
	2009	2008
Unused lines of credit	(Dollars in Thousands)
Home equity lines	$4,098	$4,517
Commercial real estate, construction and land development secured by real estate	21,110	20,665
Other unused commitments	20,402	23,004
Total unused lines of credit	$45,610	$48,186
Financial standby letters of credit	$4,273	$4,437

At December 31, 2009 and 2008, the carrying amount and fair value of financial standby letters of credit was $6,000 and $4,000, respectively. Also, at December 31, 2009 and 2008, the Corporation had residential mortgage loan commitments outstanding of $1,995,000 and $3,700,000, respectively. Derivative financial instruments related to these commitments at December 31, 2009 and 2008 were $32,000 and $29,000, respectively.

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

A substantial portion of the customers’ ability to honor their contractual commitment is largely dependent upon the economic conditions of the respective industry and overall economic conditions of the region. At December 31, 2009, the Corporation had concentrations of $21,258,000, or 53.9% of stockholders’ equity in loans to lessors of residential real property, $18,529,000, or 47.0% of stockholders’ equity in loans to lessors of nonresidential real property and $11,711,000, or 29.7% of stockholders’ equity in loans to land subdividers and developers. These concentrations are diversified by geography throughout the Mid-Atlantic region.

Accounting standards require the disclosure of the estimated fair value of on and off-balance sheet financial instruments. For the Corporation, as for most financial institutions, most of its assets and liabilities are considered financial instruments. Most of the Corporation’s financial instruments, however, lack an available trading market characterized by a willing buyer and a willing seller engaging in an exchange transaction. It is also the Corporation’s general practice and intent to hold its financial instruments to maturity and not to engage in trading or sales activities. Therefore, significant estimations and present value calculations were used by the Corporation for the purposes of this disclosure.

Fair values are based on quoted market prices for similar instruments or estimated using discounted cash flow analysis. The discount rates used are estimated using comparable market rates for similar types of instruments adjusted to be commensurate with the credit risk, overhead costs, and optionality of such instruments.

First Century Bankshares, Inc.     Page 43

14. Financial Instruments, Concentrations of Credit and Fair Values (continued)

The estimated fair value and the recorded book balances at December 31, 2009 and 2008 were as follows:

	2009		2008
	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount
	(Dollars in Thousands)		(Dollars in Thousands)
Assets:
Cash and cash equivalents	$17,342	$17,342	$16,459	$16,459
Securities available for sale	60,840	60,840	72,849	72,849
Securities held to maturity	19,416	19,076	17,444	17,286
Federal Home Loan Bank and Federal Reserve Bank stock	1,635	1,635	1,635	1,635
Net loans	292,380	282,041	306,707	293,930

Liabilities:
Noninterest-bearing deposits	$45,548	$45,548	$53,598	$53,598
Deposits with no stated maturities	137,027	137,027	130,102	130,102
Deposits with stated maturities	169,093	167,745	178,167	174,331
Short-term borrowings	15,267	15,267	22,658	22,658

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

The Corporation utilizes fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. Securities available-for-sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Corporation may be required to record at fair value other assets on a nonrecurring basis. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

Fair Value Hierarchy

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

Page 44     First Century Bankshares, Inc.

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

Loans:

The Corporation does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. The fair value of impaired loans is estimated using one of several methods, including collateral value, recent appraisal value and /or tax assessed value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2009, substantially all of the total impaired loans were evaluated based on the fair value of the collateral. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Corporation records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Corporation records the impaired loan as nonrecurring Level 3.

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

First Century Bankshares, Inc.     Page 45

14. Financial Instruments, Concentrations of Credit and Fair Values (continued)

price or a current appraised value, the Corporation records the foreclosed asset as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Corporation records the foreclosed asset or repossession as nonrecurring Level 3.

The following table presents information about the Company’s assets and liabilities measured at fair value on a recurring and nonrecurring basis as of December 31, 2009, and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value.

		Fair Value Measurements at December 31, 2009, Using
Description	Fair Value December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets and liabilities measured on a recurring basis:
Available-for-sale securities	$60,840	$—	$60,840	$—
Total	$60,840	$—	$60,840	$—

Assets and liabilities measured
on a nonrecurring basis:
Impaired loans	$6,907	$—	$6,907	$—
Foreclosures and repossessions	2,609	—	2,609	—
Total	$9,516	$—	$9,516	$—

15. Regulatory Matters

The Corporation’s principal source of funds for dividend payment and debt service is dividends received from the subsidiary bank.

Under applicable Federal laws, the Comptroller of the Currency, the primary regulator of First Century Bank, N.A., restricts the total dividend payments of a national bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits of the two preceding years. At December 31, 2009, FCBNA had negative retained net profits for the years 2009 and 2008, of approximately $405,000.

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

Page 46     First Century Bankshares, Inc.

15. Regulatory Matters (continued)

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and its subsidiary to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk–weighted assets (as defined), and Tier I capital to average assets (as defined). Management believes, as of December 31, 2009, that the Corporation and its subsidiary meet all capital adequacy requirements to which they are subject.

As of December 31, 2009, First Century Bank, N.A. has received notification from the Office of the Comptroller of the Currency that it is well–capitalized under the regulatory framework for prompt corrective action. To be adequately capitalized, minimum total risk–based, Tier I risk–based, and Tier I leverage ratios as set forth in the following table must be maintained. There are no conditions or events since the recent notification that management believes have changed the institution’s category.

	Actual		For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
As of December 31, 2009:
Total Capital (to Risk Weighted Assets):
Consolidated	$40,524	13.56%	≥	$23,901	≥	8.00%
First Century Bank, N.A.	$38,980	13.07%	≥	$23,850	≥	8.00%	≥	$29,813	≥	10.00%
Tier I Capital (to Risk Weighted Assets):
Consolidated	$36,790	12.31%	≥	$11,950	≥	4.00%
First Century Bank, N.A.	$35,246	11.82%	≥	$11,925	≥	4.00%	≥	$17,888	≥	6.00%
Tier I Capital (to Average Assets):
Consolidated	$36,790	8.92%	≥	$16,495	≥	4.00%
First Century Bank, N.A.	$35,246	8.55%	≥	$16,481	≥	4.00%	≥	$20,602	≥	5.00%

	Actual		For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
As of December 31, 2008:
Total Capital (to Risk Weighted Assets):
Consolidated	$40,843	13.30%	≥	$24,574	≥	8.00%
First Century Bank, N.A.	$39,394	12.84%	≥	$24,546	≥	8.00%	≥	$30,683	≥	10.00%
Tier I Capital (to Risk Weighted Assets):
Consolidated	$38,143	12.42%	≥	$12,287	≥	4.00%
First Century Bank, N.A.	$36,694	11.96%	≥	$12,273	≥	4.00%	≥	$18,410	≥	6.00%
Tier I Capital (to Average Assets):
Consolidated	$38,143	8.93%	≥	$17,087	≥	4.00%
First Century Bank, N.A.	$36,694	8.60%	≥	$17,073	≥	4.00%	≥	$21,341	≥	5.00%

First Century Bankshares, Inc.     Page 47

16. Parent Company Financial Data

Condensed financial information of First Century Bankshares, Inc. (parent company only) is presented below:

STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2009	2008
Assets:	(Dollars in Thousands)
Cash	$247	$387
Investment in subsidiaries at equity	38,566	40,399
Other assets	672	839
TOTAL ASSETS	$39,485	$41,625
Liabilities:
Other liabilities	$29	$260
TOTAL LIABILITIES	29	260
Stockholders’ Equity:
Common stock–$1.25 par value; 10,000,000 shares authorized and 2,000,000 shares issued at December 31, 2009 and 2008; and 1,903,120 shares outstanding at December 31, 2009, and 2008	2,500	2,500
Paid-in capital	757	757
Retained earnings	38,479	40,388
Treasury stock, at cost; 96,880 shares at December 31, 2009 and 2008	(2,280)	(2,280)
TOTAL STOCKHOLDERS’ EQUITY	39,456	41,365
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$39,485	$41,625

STATEMENTS OF INCOME
	Years Ended December 31,
	2009	2008
	(Dollars in Thousands)
Income:
Dividends from subsidiary bank	$1,830	$2,565
Other income	—	—
TOTAL INCOME	1,830	2,565
Expenses:
Other	134	136
TOTAL EXPENSES	134	136
Applicable income taxes (benefits)	(55)	(51)
Income before equity in undistributed net income of subsidiaries	1,751	2,480
Equity in undistributed net income of subsidiaries	(1,436)	1,205
NET INCOME	$315	$3,685

Page 48     First Century Bankshares, Inc.

16. Parent Company Financial Data (continued)

STATEMENT OF CASH FLOWS

	Years Ended December 31,
	2009	2008
Cash flows from operating activities	(Dollars in Thousands)
Net income	$315	$3,685
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary	1,436	(1,205)
Other adjustments, net	(64)	(58)
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,687	2,422
Cash flows from investing activities
Investment in subsidiary	—	—
NET CASH USED BY INVESTING ACTIVITIES	—	—
Cash flows from financing activities
Purchase of treasury stock	—	(161)
Cash received from stock option exercise	—	10
Cash dividends paid	(1,827)	(2,116)
NET CASH USED BY FINANCING ACTIVITIES	(1,827)	(2,267)
Net increase (decrease) in cash	(140)	155
Cash at January 1,	387	232
Cash at December 31,	$247	$387

First Century Bankshares, Inc.     Page 49

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

Management conducted an evaluation of the effectiveness of our system of internal control over financial reporting as of December 31, 2009 based on the framework set forth in “Internal Control—Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on its evaluation, management concluded that, as of December 31, 2009, First Century Bankshares, Inc.’s internal control over financial reporting was effective.

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

Date: March 10, 2010

R. W. Wilkinson President and Chief Executive Officer	J. Ronald Hypes, Treasurer (Principal Financial Officer)

Page 50     First Century Bankshares, Inc.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

First Century Bankshares, Inc.

and Subsidiaries

Bluefield, West Virginia

We have audited the accompanying consolidated statements of financial condition of First Century Bankshares, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years then ended. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Century Bankshares, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Brown, Edwards & Company, L.L.P.

CERTIFIED PUBLIC ACCOUNTANTS

Bluefield, West Virginia

March 13, 2010

First Century Bankshares, Inc.     Page 51

Boards of

Directors

FIRST CENTURY BANKSHARES, INC.

J. Richard Chambers

CEO and Managing Member

J.R. Chambers and Associates, LLC

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

Page 52     First Century Bankshares, Inc.

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

Vice President,

Summers County Operations

First Century Bank N.A.

Frank W. Wilkinson

President & Chief Operating
Officer, First Century Bank, N.A.,
Secretary, First Century
Bankshares, Inc.

R. W. Wilkinson President & Chief Executive Officer, First Century Bankshares, Inc., Chairman & Chief Executive Officer, First Century Bank, N.A.

FIRST CENTURY BANK, N.A.

RALEIGH COUNTY OPERATIONS ADVISORY BOARD

Thomas S. Acker Executive Director Forward Southern West Virginia William H. Baker Chairman of the Board Forward Southern West Virginia	Carl D. Bowman Assistant Vice President & City Executive Raleigh County First Century Bank, N.A.	R. Woodrow Duba General Manager Beaver Coal Company, Limited Frank W. Wilkinson President & Chief Operating Officer, First Century Bank, N.A., Secretary, First Century Bankshares, Inc.	R. W. Wilkinson President & Chief Executive Officer, First Century Bankshares, Inc., Chairman & Chief Executive Officer, First Century Bank, N.A.

First Century Bankshares, Inc.     Page 53

Officers

FIRST CENTURY BANKSHARES, INC.

B. L. Jackson, Jr.	Robert M. Jones, Jr., MD	W. E. Albert	J. Ronald Hypes
Chairman of the Board	Vice Chairman of the Board	Assistant Secretary	Treasurer

R. W. Wilkinson	Frank W. Wilkinson
President and Chief Executive Officer	Secretary

FIRST CENTURY BANK, N.A.

ADMINISTRATION

R. W. Wilkinson

Chairman and Chief Executive

Officer

Frank W. Wilkinson

President

& Chief Operating Officer

J. Ronald Hypes

Senior Vice President &

Chief Financial Officer

John D. Lay

Vice President & Controller

Wayne L. Blevins

Assistant Controller & Trust

Officer

Barbara Moore-Ray

Community Development

Officer

Cynthia Higgins-Atwell

Vice President

Internal Audit & Compliance

Lisa A. Huff

Vice President

Human Resources

Michael G. Scott

IT Manager

Deborah L. Bowman

Marketing Director

Matthew W. Barnett

BSA/Security Officer

BRANCH

ADMINISTRATION

Bill J. Keaton

Vice President,

Summers County Operations

W. Edward Smith

Vice President,

Wythe County Operations

Debra Brunty

Vice President-Loans,

Wyoming County Operations

Carl D. Bowman

Assistant Vice President

& City Executive

Raleigh County

Brenda G. Davidson

Branch Manager &

Loan Officer,

Bluefield, Virginia Office

Karen R. Kidd

Branch Manager/

Assistant Cashier,

College Avenue Office

Lynn Daniels

Assistant Vice President

Wyoming County Operations

Sandra K. Taylor

Branch Manager,

Pineville Office

Wanda Blair

Branch Manager &

Loan Officer,

Fort Chiswell Office

Kathy L. Peters

Assistant Vice President,
Teller Manager

Linda C. Hamer

Customer Service Manager

Michelle L. Beck

Assistant Vice President,

Princeton Office

Stephanie Bailey

Assistant Branch Manager,

Oceana Office

Linda C. Rider

IRA Coordinator

Sharon Cole

Assistant Cashier

Hinton Office

Nancy M. Cales

Assistant Cashier

Hinton Office

LOANS

Jeffery L. Forlines

Senior Vice President,

Chief Credit Officer

Garnett L. Little

Vice President, Loans

Randall D. Price

Vice President, Credit

Administration Officer

Hal L. Absher

Director of Secondary

Mortgage Lending

Randy N. Bowles

Assistant Vice President,

Summers County Office

Barry W. Whitt

Assistant Vice President, Loans

Charlene R. Maynard

Assistant Vice President, Loans
Oceana Office

Rick D. Blevins

Consumer Loan Officer,

Princeton Office

Shela D. Acord

Consumer Loan Officer,

Pineville Office

Vicky C. Eggleston

Consumer Loan Officer,

Wytheville Office

Charles E. Lester

Collections Officer

Jean F. Stanley

Assistant Cashier,

Princeton Office

Janet L. Whitten

Assistant Cashier

Margot A. Bower

Mortgage Loan Officer

Beckley Office

OPERATIONS

W. E. Albert

Senior Vice President & Cashier

Lonnie E. Cochran

Vice President, Operations

Martha B. Cooper

Assistant Vice President,

Operations

Harold A. Mitchell

Assistant Vice President,

Imaging

Angela M. James

Director of Treasury Management

Judy A. Cecil

Assistant Cashier

TRUST

John P. Beckett, Jr.

Senior Vice President &

Trust Officer

Julie H. Johnson

Vice President &

Trust Officer

Drew E. Porter

Vice President & Trust Officer

Mary A. Musser

Trust Officer

Mary Sue Anderson

Assistant Trust Officer

Page 54     First Century Bankshares, Inc.

First Century

Bankshares, Inc.

First Century Bank, N.A.

Locations

500 Federal Street

Bluefield, WV 24701

(304) 325–8181

525 Federal Street

Bluefield, WV 24701

(304) 324-3286

2020 College Avenue

Bluefield, WV 24701

(304) 327–5660

1223 Stafford Drive

Pine Plaza, Princeton, WV 24740

(304) 425–0856

145 Springhaven Drive

Princeton, WV 24740

(304) 431-7617

108 Spruce Street

Bluefield, VA 24605

(276) 326-2606

Rt. 10, Cook Parkway

Oceana, WV 24870

(304) 682–6221

Rt. 10, East Pineville

Pineville, WV 24874

(304) 732–8850

321 Temple Street

Hinton, WV 25951

(304) 466-2311

200 Pepper’s Ferry Road

Wytheville, VA 24382

(276) 223–1115

148 Ivanhoe Road

Max Meadows, VA 24360

(276) 637–3100

1826 Harper Road

Beckley, WV 25801

(304) 255-4560