Form 10-K, Exhibit 13
period 2010-12-31
FIRST CENTURY BANKSHARES INC
filed 2011-03-25
CIK 723594

Exhibit 13

FIRST CENTURY BANKSHARES, INC.

2010 Annual Report

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

P.O. Box 1559, Bluefield, WV 24701.

Annual Meeting

The annual meeting of the stockholders will be held at 3:00 p.m., Tuesday,

April 26, 2011, at the First Century Bank Seminar Center, 525 Federal Street,

Bluefield, West Virginia. All stockholders are cordially invited to attend.

Letter to the Stockholders	1

Management’s Discussion and Analysis of Financial Condition and Results of Operations	2

Consolidated Statements of Financial Condition	21

Consolidated Statements of Income	22

Consolidated Statements of Changes in Stockholders’ Equity	23

Consolidated Statements of Cash Flows	24

Notes to Consolidated Financial Statements	25

Management’s Annual Report on Internal Control Over Financial Reporting	50

Report of Independent Registered Public Accounting Firm	51

Boards of Directors	52

Corporate and Bank Officers	54

First Century Bankshares, Inc. Subsidiary Locations	Back Cover

Letter to the

Stockholders

To Our Stockholders, Customers, and Friends:

The directors, officers, and employees of First Century Bankshares, Inc. and its wholly owned subsidiary First Century Bank, N.A. are pleased to present this Annual Report for 2010.

First Century Bankshares, Inc. had earnings of $2,141,000 which was an increase from the $315,000 earned in 2009. On a per share basis, earnings were $1.12 compared to $0.17 in 2009. This equated to a return on average assets (ROAA) of 0.51% and a return on average equity (ROAE) of 5.31%. Total assets as of December 31, 2010 were $407,989,000, compared to $408,387,000, or a decrease of $398,000 or 0.1%. Management has been operating under a “no growth” strategy while continuing to focus on asset quality during 2010.

The Board of Directors and management have committed to a strategy that will reduce the levels of criticized and classified assets in a planned and efficient manner. This includes looking at all options to improve our position in the non-performing categories and maximizing our recovery ratios. We are committed to timely identification of problems and having the proper risk rating and reserve allocation for these assets. Management believes that timely identification of a problem credit, and working with our clients in these difficult times, is critical to our success. Although our level of nonperforming assets was higher at year-end than we would like, we hope to see better trends within the portfolio as we move into 2011, particularly as it relates to our consumer and commercial real estate loans.

It is also important to note that our Company remains well capitalized. As of December 31, 2010, total risk-based capital to risk weighted assets was 15.08%. The Tier 1 leverage ratio was at 9.00%. These percentages are well in excess of the regulatory minimums to be considered well capitalized of 10.00% and 5.00% respectively. We feel that in the current regulatory environment, as well as the current operating environment, being well capitalized is critically important to our shareholders and customers.

The provision for loan losses was $1,936,000 for 2010. This was a significant decrease from $5,460,000 in 2009. Net charge offs for 2010 were $386,000 compared to $3,825,000 for 2009. Additional provisions of $1,550,000 were made in 2010 compared to $1,635,000 in 2009 increasing the allowance for loan losses, as a response to increases in non-performing and impaired assets. At year end 2010, the allowance for loan losses as a percentage of total loans was at 2.26%. Management has continued to refine its internal risk rating process with more emphasis being placed on cash flow of our borrowers. This has created a trend of movement within our loan portfolio, and we are seeing more downgraded assets as our customers operate in a very difficult economy.

As we move through 2011, we are committed to providing the products and services that our customers need to be successful. We are doing this in a friendly and efficient manner, and we are pleased with the support of the communities we serve. We are hopeful for some regulatory stability in the coming year, and we continue to monitor the regulatory environment in Washington D.C. We have particular interest in the development of the Consumer Financial Protection Agency and the implementation of the Dodd-Frank Act. It is critical to our success that we are allowed to operate in an environment where we can be adequately compensated for the true costs associated with our products and services. We are also monitoring the actions of the Environmental Protection Agency, with particular interest on how it affects the coal industry that is so vital to our region. We will keep you fully advised as we move forward. We welcome your comments and recommendations as we continue to face unprecedented challenges in the local and national economies.

Sincerely,

Frank W. Wilkinson

President and Chief Executive Officer

First Century Bankshares, Inc.     Page 1

Management’s

Discussion and Analysis of Financial Condition and Results of Operations

AVERAGE STATEMENTS OF FINANCIAL CONDITION AND NET INTEREST DIFFERENTIAL

	2010			2009			2008
	(Dollars in Thousands)			(Dollars in Thousands)			(Dollars in Thousands)
ASSETS:	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest-bearing deposits with banks	$16,112	$23	0.14%	$5,921	$48	0.81%	$6,296	$165	2.62%
Securities available for sale and other equity securities:
U. S. Treasury securities	—	—	—	—	—	—	746	35	4.69%
U. S. Government agency securities	67,253	2,084	3.10%	66,627	2,771	4.16%	75,645	3,704	4.90%
Other securities	1,624	23	1.42%	1,969	39	1.98%	3,708	131	3.53%
Total securities available for sale	68,877	2,107	3.06%	68,596	2,810	4.10%	80,099	3,870	4.83%
Securities held to maturity:
State and municipal securities	20,652	780	3.78%	18,467	705	3.82%	17,978	686	3.82%
Total securities held to maturity	20,652	780	3.78%	18,467	705	3.82%	17,978	686	3.82%
Federal funds sold	9,758	17	0.17%	4,398	10	0.23%	6,100	122	2.00%
Loans	272,746	14,355	5.26%	296,398	16,151	5.45%	290,928	18,008	6.19%
Total interest-earning assets	388,145	$17,282	4.45%	393,780	$19,724	5.01%	401,401	$22,851	5.69%
Allowance for loan losses	(4,896)			(2,944)			(2,481)
Cash and due from banks—demand	10,852			11,105			10,685
Bank Premises and equipment—net	13,339			13,968			14,434
Other assets	14,232			9,026			10,556
TOTAL ASSETS	$421,672			$424,935			$434,595
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest-bearing demand deposits	$83,688	$156	0.19%	$80,032	$162	0.20%	$75,056	$298	0.40%
Savings deposits	58,842	134	0.23%	56,363	150	0.27%	56,026	357	0.64%
Time deposits	163,859	2,728	1.66%	172,108	4,334	2.52%	183,041	6,820	3.73%
Total interest-bearing deposits	306,389	3,018	0.99%	308,503	4,646	1.51%	314,123	7,475	2.38%
Short-term debt	19,711	276	1.40%	20,627	278	1.35%	21,560	341	1.58%
Total interest-bearing liabilities	326,100	3,294	1.01%	329,130	4,924	1.50%	335,683	7,816	2.33%
Demand deposits	52,416			52,176			54,288
Other liabilities	3,608			3,282			3,128
TOTAL LIABILITIES	382,124			384,588			393,099
Stockholders’ equity	39,548			40,347			41,496
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$421,672			$424,935			$434,595
Average rate paid to fund earning assets			0.85%			1.25%			1.95%
NET INTEREST DIFFERENTIAL		$13,988	3.60%		$14,800	3.76%		$15,035	3.75%

For purposes of this schedule, interest on nonaccrual loans have been included only to the extent reflected in the income statement. However, the nonaccrual loan balance is included in the average amount outstanding. Income on loans includes loan fees of $150,000 in 2010, $496,000 in 2009 and $257,000 in 2008. Average balances of securities available for sale are reported at amortized cost; excludes pretax unrealized gains of $1,254,000 in 2010 and $1,563,000 in 2009 and pretax unrealized losses of $461,000 in 2008. Interest income on tax exempt securities is shown based on the actual yield.

VOLUME/RATE ANALYSIS

	Increase (Decrease) in Interest
	2010 vs. 2009			2009 vs. 2008			2008 vs. 2007
	(Dollars in Thousands)			(Dollars in Thousands)			(Dollars in Thousands)
	Due to Change in (1)			Due to Change in (1)			Due to Change in (1)
Interest income on:	Volume	Rate	Total	Volume	Rate	Total	Volume	Rate	Total
Loans	$(1,267)	$(529)	$(1,796)	$318	$(2,175)	$(1,857)	$(311)	$(4,044)	$(4,355)
Securities available for sale and other equity securities	10	(713)	(703)	(513)	(547)	(1,060)	(199)	308	109
Securities held to maturity	83	(8)	75	19	0	19	105	(13)	92
Federal funds sold	11	(4)	7	(19)	(93)	(112)	178	(112)	66
Interest-bearing deposits with banks	49	(74)	(25)	(6)	(111)	(117)	196	(95)	101
TOTAL INTEREST INCOME	(1,114)	(1,328)	(2,442)	(201)	(2,926)	(3,127)	(31)	(3,956)	(3,987)
Interest expense on:
Interest-bearing demand deposits	7	(13)	(6)	15	(151)	(136)	7	(314)	(307)
Savings deposits	6	(22)	(16)	2	(209)	(207)	(1)	(240)	(241)
Time deposits	(173)	(1,433)	(1,606)	(341)	(2,145)	(2,486)	(303)	(1,487)	(1,790)
Short-term borrowings	(13)	11	(2)	(14)	(49)	(63)	87	(398)	(311)
TOTAL INTEREST EXPENSE	(172)	(1,458)	(1,630)	(338)	(2,554)	(2,892)	(210)	(2,439)	(2,649)
NET INTEREST INCOME	$(943)	$131	$(812)	$137	$(372)	$(235)	$179	$(1,517)	$(1,338)

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

Forward-looking Statements

This report contains certain forward-looking statements (as defined in the Private Securities Litigation Act of 1995), including certain plans, expectations, goals and projections, which are inherently subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including but not limited to: changes in economic conditions which may affect our primary market area; rapid movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; success and timing of loan workout strategy; the nature and extent of governmental actions and reforms; continuing consolidation of the financial services industry; rapidly changing technology; and evolving financial industry standards.

Corporate Structure and Acquisitions

First Century Bankshares, Inc. (“Corporation” or “Company”) is chartered under the laws of West Virginia and operates as a financial holding company headquartered in Bluefield, WV. We began active operations in March 1984, in a business combination with our then sole subsidiary, The First National Bank of Bluefield. Through a series of acquisitions and consolidations, we now operate one subsidiary bank, First Century Bank, N.A., Bluefield, WV (“FCBNA”). FCBNA is engaged in commercial banking activities that provide a broad menu of financial services to individuals and businesses. FCBNA operates 12 branch offices and 17 ATM locations throughout southern West Virginia and southwestern Virginia.

During 2001, we formed a financial subsidiary, First Century Financial Services, LLC, (“FCFSLLC”). This entity was formed to conduct insurance activities; however, we ceased conducting insurance activities during 2009. We are evaluating various options for the continued utilization of FCFSLLC to provide nontraditional financial services. We believe the expansion of nontraditional financial service offerings to our customers will enhance the Corporation’s performance, and ultimately, shareholder value. FCFSLLC was formed with a minimal capital investment, which is carried at cost and eliminates upon consolidation.

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

First Century Bankshares, Inc.     Page 3

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

Greater detail regarding the determination of the adequacy of the allowance for loan losses is provided later in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, as well as in Note 3 of Notes to Consolidated Financial Statements.

Pensions

We have a defined benefit pension plan covering substantially all employees with at least nine months of service who are at least 20 1/2 years of age. Pension expense is determined by an actuarial valuation based on assumptions that are evaluated annually as of December 31, the measurement date for pension obligations. The most significant assumptions are the long-term expected rate of return on plan assets, the discount rate used to determine the present value of the pension obligations, and the weighted-average rate of expected increase in future compensation levels. We review these assumptions with the plan’s actuaries and modify them as necessary to reflect current market conditions as well as anticipated long-term market conditions.

Page 4     First Century Bankshares, Inc.

Balance Sheet Analysis

Loans

AMOUNTS OF LOANS OUTSTANDING

	December 31,
	2010	2009	2008	2007	2006
	(Dollars in Thousands)
Commercial, financial and agricultural	$29,102	$39,798	$44,966	$46,599	$49,111
Real estate–construction and development	15,399	17,051	25,074	18,339	8,832
Real estate–mortgage	196,711	208,570	204,686	209,221	213,185
Installment loans to individuals	19,045	20,947	21,894	22,787	21,515
TOTAL LOANS OUTSTANDING	$260,257	$286,366	$296,620	$296,946	$292,643

MATURITY SCHEDULE OF LOANS

	Remaining maturity at December 31, 2010
	(Dollars in Thousands)
	1 Year or Less	1 to 5 Years	After 5 Years	Total
Commercial, financial and agricultural	$21,489	$5,307	$2,306	$29,102
Real estate–construction and development	9,173	4,397	1,829	15,399
Real estate–mortgage	37,921	92,384	66,406	196,711
Installment loans to individuals	2,496	13,674	2,875	19,045
TOTAL	$71,079	$115,762	$73,416	$260,257

With predetermined interest rates	$58,407	$108,007	$51,177	$217,591
With floating interest rates	12,672	7,755	22,239	42,666
TOTAL	$71,079	$115,762	$73,416	$260,257

Our primary goal is to meet the credit needs of the retail and commercial customers in our primary markets of southern West Virginia and southwestern Virginia. Total loans decreased approximately $26,109,000, or 9.1%, in 2010, following a 3.5% decrease of $10,254,000 in 2009. Competition in our market was very aggressive during 2010 for the acquisition of new loans as new, quality loan opportunities were not prevalent. Our parti-cipation loan portfolio of approximately $44,000,000 remained level for the year. However, loan demand was down during 2010 in all of our local markets. We continued to adhere to our philosophy of not retaining long-term fixed-rate commitments in order to better manage our interest rate risk. In order to provide consumers with a long term option for home financing, we originate and sell mortgages to the Federal National Mortgage Association (Fannie Mae). During 2010 we originated and sold approximately $32,289,000 in long-term mortgages compared to approximately $50,281,000 during 2009. At December 31, 2010, the loan portfolio comprised 69.3% of total interest-earning assets as compared to 76.3% of total interest-earning assets at December 31, 2009, and contributed 83.1% of total interest income in 2010, and 81.9% in 2009.

During 2010, our emphasis was balanced between managing credit quality issues including higher levels of nonperforming assets and seeking loan opportunities from strong, small to mid-sized companies with known management and excellent financial stability. Most of the commercial loans in the portfolio have variable rates of interest. Additionally, we continued to make loans available in an expanding retail marketplace. We also continued to maintain relationships with other community banks in Virginia and West Virginia to seek loan participation opportunities outside of our existing footprint. Consistent with our

First Century Bankshares, Inc.     Page 5

philosophy on relationship banking, most of our borrowers are also depositors and utilize other banking services. The average yield of the loan portfolio decreased to an average rate of 5.26% in 2010 compared to 5.45% in 2009. Earnings reflect pressure on the net interest margin arising from the continued emphasis on economic stimulus by the Federal Reserve during 2010 that has resulted in an extended period of lower interest rates, along with higher levels of nonperforming assets. During 2009 we implemented interest rate floors in pricing our variable rate loans in order to establish a baseline of income from any given loan. We continued this strategy during 2010.

Our commercial loan portfolio is generally diversified and geographically dispersed within the region of southern West Virginia and southwest Virginia. At December 31, 2010, we had loan concentrations of $22,458,000, or 56.2% of stockholders’ equity in loans to lessors of residential property, $19,873,000, or 49.7% of stockholders’ equity in loans to lessors of nonresidential property and $11,350,000, or 28.4% of stockholders’ equity in loans to land subdividers and developers. These concentrations are diversified by geography throughout our market area.

There are no other concentrations of lines of business or industry that represent greater than 25% of stockholders’ equity. Within each specific industry, our borrowers are diversified as to specialty, service or other unique feature of the overall industry; however, a substantial portion of our customers’ ability to honor their contractual commitment is largely dependent upon the economic health of the respective industry within the overall economic environment of southern West Virginia and southwestern Virginia. This area had been less volatile than many areas of the country, however, during 2010, our local markets began to see negative effects of the national economy, particularly in the consumer housing and commercial real estate markets.

The consumer portion of our loan portfolio consists of both secured and unsecured loans made to individuals and families for various reasons including the purchase of automobiles, home improvements, educational expenses and other worthwhile purposes. We continue to carefully monitor the consumer sector during this period of economic downturn. Rising unemployment and a deepening recession will usually result in higher delinquency rates and other deterioration in this sector. Recent national trends in delinquency and foreclosures do not appear to be as prevalent in our markets as in some other parts of the country. However, we continue to monitor this sector for indications of further deterioration.

Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total amount of commitments does not necessarily represent future cash requirements. We had outstanding commitments to extend credit of approximately $46,229,000 at December 31, 2010, and $49,883,000 at December 31, 2009. This included $8,861,000 and $9,284,000 of commitments at December 31, 2010 and 2009, respectively, for our overdraft protection product. This also included unfunded loan commitments and unused lines of credit totaling $33,481,000 at December 31, 2010 and $36,326,000 at December 31, 2009. Additionally, standby letters of credit totaled $3,887,000 at December 31, 2010, and $4,273,000 at December 31, 2009. Financial standby letters of credit are conditional commitments that we issue to guarantee the financial performance of a customer to a third party. Those guarantees are primarily used to support public and private borrowing arrangements.

Page 6     First Century Bankshares, Inc.

The following table details the amount and expected maturities of significant commitments as of December 31, 2010. Further discussion of these commitments is included in Notes 9 and 10 to the Consolidated Financial Statements.

COMMITMENTS

	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total
Unused lines of credit	(Dollars in Thousands)
Home equity lines	$15	$255	$756	$3,660	$4,686
Commercial real estate, construction and land development secured by real estate	18,856	331	225	1,530	20,942
Other unused commitments	16,714	—	—	—	16,714
Financial standby letters of credit	3,887	—	—	—	3,887

NONPERFORMING ASSETS AND LOAN LOSS ANALYSIS

	Years Ended December 31,
	2010	2009	2008	2007	2006
	(Dollars in Thousands)
Average amount of loans outstanding	$272,746	$296,398	$290,928	$295,451	$274,300
Allowance for loan losses:
Balance at beginning of the year	$4,325	$2,690	$2,455	$2,555	$2,661
Loans charged off
Commercial, financial and agricultural	87	3,038	—	12	111
Real estate–construction and development	14	310	—	92	—
Real estate–mortgage	169	302	113	33	132
Installment loans to individuals	283	296	302	283	342
TOTAL LOANS CHARGED OFF	553	3,946	415	420	585
Loan recoveries
Commercial, financial and agricultural	18	—	45	—	40
Real estate–mortgage	96	48	78	64	244
Installment loans to individuals	53	73	78	90	115
TOTAL LOAN RECOVERIES	167	121	201	154	399
Net loans charged off	(386)	(3,825)	(214)	(266)	(186)
Provision for loan losses	1,936	5,460	449	166	80
BALANCE AT END OF THE YEAR	$5,875	$4,325	$2,690	$2,455	$2,555
Ratio of net loans charged off to average loans outstanding	0.14%	1.29%	0.07%	0.09%	0.07%

Provision for loan losses as a percent of loans	0.71%	1.84%	0.15%	0.06%	0.03%
Allowance at year end as a percent of loans	2.26%	1.51%	0.91%	0.83%	0.87%
Nonperforming assets (at year end)
Nonaccrual	$16,764	$6,780	$5,614	$1,211	$1,605
Past–due ninety days or more and still accruing	639	1,461	553	711	397
Troubled debt restructurings	904	989	311	198	272
Other real estate owned	1,750	2,578	203	135	517
TOTAL NONPERFORMING ASSETS	$20,057	$11,808	$6,681	$2,255	$2,791
Nonperforming assets/total loans	7.7%	4.1%	2.3%	0.8%	1.0%
Nonperforming assets/total assets	4.9%	2.9%	1.6%	0.5%	0.7%

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	2010		2009		2008		2007		2006
	(Dollars in Thousands)
	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans
Commercial, financial and agricultural	$1,757	11.40%	$752	13.90%	$463	15.16%	$523	15.69%	$569	16.78%
Real estate–construction and development	284	5.92%	939	5.95%	382	8.45%	76	6.18%	19	3.02%
Real estate–mortgage	3,172	75.58%	2,094	72.83%	1,402	69.01%	1,471	70.46%	1,463	72.85%
Installment loans to individuals	588	7.10%	508	7.32%	426	7.38%	348	7.67%	361	7.35%
Unallocated	74	N/A	32	N/A	17	N/A	37	N/A	143	N/A
TOTAL	$5,875	100.00%	$4,325	100.00%	$2,690	100.00%	$2,455	100.00%	$2,555	100.00%

First Century Bankshares, Inc.     Page 7

Nonperforming assets, including nonaccrual loans, loans past-due 90 days or more, restructured loans and other real estate owned, increased $8,249,000, or 69.9%, to $20,057,000 at December 31, 2010, following an increase of $5,127,000, or 76.7%, to $11,808,000 at December 31, 2009. Nonperforming assets as a percentage of total assets increased from 2.9% at December 31, 2009 to 4.9% at December 31, 2010. A large portion of the increase in nonperforming assets occurred in the fourth quarter of 2010. During the fourth quarter of 2010, two significant commercial relationships were downgraded to nonaccrual status. One relationship of approximately $4,948,000 is associated with a real estate development in the Richmond, Virginia area. A recent appraisal of the development reflects a loan to value ratio of approximately 40%. The other loan relationship of approximately $3,302,000 has real estate and other commercial collateral that is undergoing a liquidation effort by the borrower.

The increase in nonperforming assets during 2010 underscores management’s concerns that the deteriorating national economy is having a negative impact on the Company’s local markets which had been insulated from many of the factors that resulted in higher unemployment and overall credit deterioration in other parts of the country. We continue to monitor our loan portfolio in light of recent declining economic conditions.

The increase in nonperforming assets reflects efforts we made to more rapidly identify problem credits. During 2010, management focused efforts on evaluating the Company’s commercial real estate exposure to determine the potential impact on future earnings should conditions in this sector continue to deteriorate. Our policy is to discontinue the accrual of interest on loans that are past due more than 90 days, unless those loans are well collateralized and in process of collection. We may also classify loans that are on a current payment status or past due less than 90 days as nonaccrual if the repayment of principal or interest is in doubt. Once a loan is placed in nonaccrual status we apply payments that are received to reducing the outstanding principal balance. Interest income is only recognized after the borrower can demonstrate cash flow and the ability to amortize the remaining debt, and, performs under the new arrangement for at least six payments. Nonaccrual loans were $16,764,000 at December 31, 2010, compared with $6,780,000 at December 31, 2009. Our holdings of other real estate owned decreased to $1,750,000 at December 31, 2010, compared with $2,578,000 at December 31, 2009. Other real estate owned is recorded at fair value less estimated selling costs.

We maintain an allowance for loan losses that we believe to be adequate to absorb probable credit losses inherent in the portfolio. We are committed to the early recognition of problem loans, and to an appropriate and adequate level of allowance. During 2010, we monitored our loan portfolio with even more enhanced scrutiny in order to identify potential deterioration. The allowance for loan losses was 2.26% of year-end loans at December 31, 2010 compared to 1.51% at December 31, 2009. The estimation of the adequacy of the allowance for loan losses is the most significant estimate that we determine. Different amounts could result under different conditions or assumptions.

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

Page 8     First Century Bankshares, Inc.

Specific reserves are recorded on impaired loans of $2,352,000 and $279,000 at December 31, 2010 and 2009, respectively. Other classified loans are categorized and allocated appropriate reserves. Other loans more than 90 days past due that have not been considered in these procedures are assigned a classification of Substandard and are reserved for accordingly.

Our methodology used to determine an estimate for the reserve for unfunded lending commitments is inherently similar to the methodology used in calculating the allowance for loan losses adjusted for factors specific to binding commitments, including the probability of funding and exposure at the time of funding. The reserve for unfunded lending commitments is included in other liabilities with increases or decreases included in noninterest expense. The reserve for unfunded lending commitments was $10,000 at December 31, 2010 and 2009, respectively. Estimates may change at some point in the future.

Securities

SECURITIES

The following table shows the carrying values of securities at the respective periods, which is fair value for available for sale securities and amortized cost for securities held to maturity:

	December 31,
	2010	2009	2008
	(Dollars in Thousands)
Securities available for sale:
U. S. Government agency securities	$55,808	$35,638	$42,004
U. S. Government agency mortgage-backed securities	17,634	25,202	29,878
Other securities	—	—	967
TOTAL SECURITIES AVAILABLE FOR SALE	$73,442	$60,840	$72,849
Securities held to maturity:
State, county and municipal securities	$24,196	$19,076	$17,286
TOTAL SECURITIES HELD TO MATURITY	$24,196	$19,076	$17,286

MATURITIES OF SECURITIES

The following table shows the contractual maturities of debt securities at December 31, 2010 and the weighted average yields of such securities:

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in Thousands)
Securities available for sale:
U. S. Government agency securities	$—	—	$37,164	2.02%	$18,644	2.28%	$—	—	$55,808	2.11%
U. S. Government agency mortgage-backed securities	394	5.02%	2,648	4.87%	10,762	4.24%	3,830	3.59%	17,634	4.21%
TOTAL SECURITIES AVAILABLE FOR SALE	$394	5.02%	$39,812	2.21%	$29,406	3.00%	$3,830	3.59%	$73,442	2.61%
Securities held to maturity:
State, county and municipal securities	$1,350	5.73%	$5,236	5.70%	$10,423	5.41%	$7,187	5.43%	$24,196	5.49%
TOTAL SECURITIES HELD TO MATURITY	$1,350	5.73%	$5,236	5.70%	$10,423	5.41%	$7,187	5.43%	$24,196	5.49%

Yields on tax-exempt obligations have been computed based on tax equivalent yield.

During 2010, securities, our second largest category of assets, increased by $17,722,000 or 22.2%. At December 31, 2010, securities comprised 25.8% of total interest-earning assets compared to 21.3% of total interest-earning assets at December 31, 2009. Much of this in-

First Century Bankshares, Inc.     Page 9

crease was to utilize excess liquidity due to weak loan demand. The composition of our securities portfolio reflects our investment strategy of maximizing portfolio yields subject to risk and liquidity considerations. The primary objective of our investment strategy is to maintain an appropriate level of asset liquidity and provide us with a tool to assist in controlling and managing our interest rate position while at the same time producing appropriate levels of interest income. In order to maintain liquidity and flexibility, we categorize most investments in the available for sale portfolio. We typically purchase U.S. Government agency securities in order to maintain the maximum liquidity of the portfolio. We have not purchased any of the preferred stocks or private label mortgage products that have resulted in impairment charges for other financial companies.

The remaining securities, primarily state, county and municipal obligations, comprise the held to maturity portfolio. Net unrealized gains in the held to maturity portfolio amounted to approximately $66,000 at December 31, 2010, compared to $340,000 at December 31, 2009. The held to maturity portfolio increased to $24,196,000 at December 31, 2010, from $19,076,000 at December 31, 2009. State and municipal securities contained no individual issues in excess of 10% of stockholders’ equity.

Net gains of $47,000 and $138,000 were recognized in 2010 and 2009, respectively, from the sale of available for sale securities. For most of 2009 and the first half of 2010, the Federal Reserve purchased agency mortgage backed securities as part of its economic stimulus efforts. This resulted in prices for these securities being artificially high compared to more normalized pricing. When the Federal Reserve announced in December of 2009 that it would be stopping this program by mid 2010, we sold a limited number of agency mortgage backed securities in order to retain some of the gains resulting from these higher prices.

At December 31, 2009, we held no investments having continuous unrealized loss positions for more than 12 months. At December 31, 2010, we had $202,000 in securities held to maturity having continuous unrealized loss positions for more than 12 months with gross unrealized losses of $3,000. As these losses were due to fluctuations in interest rates and not attributable to deterioration in credit quality, we did not recognize any other-than-temporary impairment in 2010 or 2009.

Deposits

Deposits, our major source of funds, increased approximately $2,021,000 in 2010, following a decrease of $7,711,000 in 2009. Noninterest-bearing deposits increased $1,508,000 in 2010, following a decrease of $8,050,000 in 2009. These changes in noninterest-bearing deposits demonstrate the effect of normal fluctuations within our commercial depositor base. The average rate paid on interest-bearing deposits in 2010 was 0.99% and 1.51% in 2009. Strong competition for deposits exists in our primary market among commercial banks, savings banks, thrift institutions, credit unions, mutual funds, brokerage houses, insurance companies, and certain national retailers. Despite this intense competition, we continue to evaluate pricing strategies that will insure the long-term benefit of maintaining market share without sacrificing profitability.

Page 10     First Century Bankshares, Inc.

AVERAGE DEPOSITS

	2010 Average		2009 Average		2008 Average
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in Thousands)
Noninterest–bearing demand deposits	$52,416	N/A	$52,176	N/A	$54,288	N/A
Interest–bearing demand deposits	83,688	0.19%	80,032	0.20%	75,056	0.40%
Savings deposits	58,842	0.23%	56,363	0.27%	56,026	0.64%
Time deposits	163,859	1.66%	172,108	2.52%	183,041	3.73%
TOTAL AVERAGE DEPOSITS	$358,805	0.84%	$360,679	1.29%	$368,411	2.03%

There are no foreign offices. Average balances are computed on daily balances.

MATURITIES OF TIME CERTIFICATES OF DEPOSIT OF $100,000 OR MORE

December 31, 2010
(Dollars in Thousands)
Under 3 months	$15,456
3 to 6 months	11,699
6 to 12 months	12,656
Over 12 months	12,615
TOTAL CERTIFICATES OF DEPOSIT OF $100,000 OR MORE	$52,426

SHORT-TERM BORROWED FUNDS

	December 31,
	2010	2009	2008
	(Dollars in Thousands)
Federal funds purchased and securities sold under agreements to repurchase	$11,431	$15,241	$22,632
Other borrowed funds	26	26	26
TOTAL BORROWED FUNDS	$11,457	$15,267	$22,658

The approximate average interest rates, average amounts outstanding, and maximum amounts outstanding at any month-end for federal funds purchased and securities sold under agreements to repurchase are as follows:

	2010	2009	2008
	(Dollars in Thousands)
Average interest rates at December 31	2.31%	1.71%	1.25%
Maximum amounts outstanding at any month-end	$19,973	$22,546	$24,778
Average daily amount outstanding	$19,685	$20,601	$21,534
Weighted average interest rates	1.40%	1.34%	1.58%

The weighted average interest rates are calculated by dividing the annual interest expense by the related average daily amounts outstanding.

Capital Resources

The total per share dividend for 2010 decreased to $0.60 per share from the $0.96 per share paid in 2009. Cash dividends paid to stockholders during 2010 totaled $1,142,000 and $1,827,000 in 2009. During 2010, we maintained the regular dividend at $0.15 per share per quarter. This was a reflection of the lower earnings environment for the year and the decline in trading prices for our stock. At the December 31, 2010 closing price of our stock, the current dividend reflects a dividend yield of approximately 5.00%.

First Century Bankshares, Inc.     Page 11

We are dependent upon dividends paid by FCBNA to fund dividends to the stockholders and to cover other operating costs. Our board of directors considers historical financial performance, future prospects, and anticipated needs for capital in formulating the dividend payment policy. Future dividends are dependent upon our financial results, capital requirements and general economic conditions.

One of our primary objectives is to maintain a strong capital position. Stockholders’ equity increased $515,000 or 1.3% in 2010. This increase resulted primarily from an increase in retained earnings of $999,000. Additionally, during 2010 we did not repurchase any treasury shares through our stock repurchase program. At December 31, 2010, we maintained approval to repurchase 9,572 shares of the Corporation’s common stock. We will continue to evaluate capital utilization to provide the most long-term value for our shareholders.

Risk-based capital regulations require all banks and bank holding companies to have a minimum total risk-based capital ratio of 8% with half of the capital composed of core capital. Conceptually, risk-based capital requirements assess the risk of a financial institution’s balance sheet and off-balance sheet commitments in relation to its capital. Under the guidelines, capital strength is measured in two tiers which are used in conjunction with risk adjusted assets in determining the risk-based capital ratios. Our Tier I capital, which consists of stockholders’ equity, adjusted for certain intangible assets, amounted to $37,948,000 at December 31, 2010, or 13.82% of total risk-weighted assets, compared to $36,790,000 at December 31, 2009, or 12.31% of total risk-weighted assets. Tier II capital, or supplementary capital, includes capital components such as qualifying allowance for loan losses, and can equal up to 100% of an institution’s Tier I capital with certain limitations. Our Tier II capital amounted to $3,463,000 at December 31, 2010, and $3,734,000 at December 31, 2009, or 1.25% of total risk-weighted assets for both years. Our total consolidated risk-based capital was $41,411,000 at December 31, 2010, or 15.08% of total risk-weighted assets, compared to $40,524,000, or 13.56% of total risk-weighted assets as of December 31, 2009. Additionally, risk-based capital guidelines require that we maintain a minimum leverage ratio (Tier I capital divided by average adjusted total consolidated assets) of 4%, which may be increased for institutions with higher levels of risk or that are experiencing or anticipating significant growth. We have not been advised by any regulatory agency of any additional specific minimum leverage ratio applicable to us. As of December 31, 2010 and 2009, the Corporation’s leverage ratio was 9.00% and 8.92% respectively; therefore, we exceeded all current minimum capital requirements.

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

Interest rate sensitivity varies with different types of interest-earning assets and interest-bearing liabilities. Overnight federal funds, on which rates change daily, and loans that are tied to the prime rate differ considerably from long-term securities and fixed rate loans. Similarly, time deposits of $100,000 and over, NOW accounts and money market deposit accounts are much more interest rate sensitive than traditional savings accounts and other interest-bearing liabilities. We use a number of tools to measure interest rate risk, including simulating net interest income under various rate scenarios, monitoring the change in present value of the asset and liability portfolios under the same rate scenarios and monitoring the difference or gap between rate sensitive assets and liabilities over various time periods.

We have traditionally priced our commercial loans with variable rates tied to the prime rate of interest. With the dramatic reduction in the prime rate at the end of 2008, we implemented interest rate floors during 2009 on new and renewed commercial loans. We continued this policy during 2010. This allowed us to retain a portion of our interest income, but will ultimately delay the repricing opportunities for these loans until the prime rate rises above the floor rates on the loans. Also, with the potential for rising interest rates, our customers are requesting fixed rate commitments for new and renewed loans. See the Analysis of Interest Rate Sensitivity Table on the following page for more information regarding our risk to changes in interest rates.

We continue to monitor asset/liability gap positions, while incorporating more sophisticated risk measurement tools, including simulation modeling which calculates expected net interest income based on projected interest-earning assets, interest-bearing liabilities and interest rates. Using simulation modeling allows us to evaluate earnings and capital at risk due to significant changes in interest rates. We monitor exposure to the effect of an instantaneous change in rates of 200 basis points up or down over the same period. As of December 31, 2010 and 2009, simulation indicated the impact of a 200 basis point increase in rates would result in an increase in net interest income of 3.3% and 4.9%, respectively. A 200 basis point decline in rates would result in a decrease in net interest income from an unchanged rate environment of 7.3% and 9.0%, respectively, at December 31, 2010 and 2009. These changes fall within our policy limits for the maximum negative impact to net interest income from a change in interest rates. Because of the historically low interest rate environment, we also evaluate various scenarios to determine the impact of more significant changes in interest rates. In response to regulatory guidance issued during 2010, we began monitoring the potential impact of a 400 basis point increase in interest rates from the base case scenario. Our model reflects this would result in a 7.3% increase in net interest income.

First Century Bankshares, Inc.     Page 13

ANALYSIS OF INTEREST RATE SENSITIVITY

An analysis of interest rate sensitivity as of December 31, 2010 is shown below.

	Months				Years				Totals
	Less Than 3		3 – 12		1 – 5		Over 5
	(Dollars in Thousands)
Investment securities	$490		$1,254		$45,048		$52,418		$99,210
Federal funds sold and interest-bearing balances with banks	19,644		—		—		—		19,644
Loans	100,523		54,099		87,398		18,237		260,257
Interest-earning assets	120,657		55,353		132,446		70,655		379,111
Time deposits	43,368		73,983		40,474		—		157,825
Other interest-bearing deposits	17,975		—		129,485		—		147,460
Other interest-bearing liabilities	11,431		—		—		26		11,457
Interest-bearing liabilities	72,774		73,983		169,959		26		316,742
Interest sensitivity gap	$47,883		$(18,630)		$(37,513)		$70,629		$62,369
Cumulative interest sensitivity gap	$47,883		$29,253		$(8,260)		$62,369
Ratio of interest-earning assets to interest-bearing liabilities	1.66	x	0.75	x	0.78	x	2,717.50	x
Ratio of cumulative interest sensitivity gap to total earning assets	12.63%		7.72%		(2.18)%		16.45%

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

Liquidity can best be demonstrated by an analysis of cash flows. Our primary source of cash flows is from operating activities. Operating activities provided $6,678,000 of liquidity for the year ended December 31, 2010, compared to $4,261,000 in 2009. The principal elements of these operating flows are net income, increased for significant non-cash expenses for the provision for loan losses and depreciation and amortization.

In 2010, cash flows from financing activities decreased $2,931,000, primarily due to decreases in short-term borrowings of $3,810,000. We allowed for measured reductions in these items because of lower loan demand. We still maintained pricing structures to retain longer term customer relationships.

A secondary source of liquidity comes from investing activities, principally the maturities of investment securities. With the low interest rate environment during 2010, maturities and calls of investment securities were $67,128,000, compared to $50,282,000 in 2009. This rapid flow of liquidity allowed us to reallocate a portion of the available for sale portfolio into municipal securities which provided more relative value at various purchasing opportunities during the year. As of December 31, 2010, we had approximately $8,377,000 of investment securities that had scheduled maturities within 36 months. Payments from mortgage-backed securities in excess of this amount, as well as security calls while interest rates remain low, will provide additional cash flow for reinvestment.

Page 14     First Century Bankshares, Inc.

We also have access to additional sources of liquidity through the Federal Reserve System, through our membership in the Federal Home Loan Bank system and through correspondent bank relationships. As of December 31, 2010, FCBNA had a maximum borrowing capacity exceeding $90,000,000 through the Federal Home Loan Bank of Pittsburgh. These funds can be made available with various maturities and interest rate structures. As a member, we are required to own stock in the Federal Home Loan Bank of Pittsburgh. The amount of stock we own is based on the amount of outstanding borrowings at any given point in time. Borrowings are also collateralized by a blanket lien by the Federal Home Loan Bank on its member’s qualifying assets. At December 31, 2010, FCBNA owned $1,189,800 of stock and had no outstanding balance on an overnight repo account. We had no other outstanding advances from the Federal Home Loan Bank of Pittsburgh as of December 31, 2010.

We also have federal funds lines of credit from two other correspondent banks totaling $8,700,000. There were no outstanding balances on either line at December 31, 2010.

As a member of the Federal Reserve System, we have access to funding through the Federal Reserve Bank of Richmond. The Federal Reserve has traditionally required its members to exhaust other sources of liquidity before seeking advances, however, during 2009 and 2010 the Federal Reserve was more of a liquidity provider for the banking system. Any borrowings from the Federal Reserve Bank of Richmond would require us to pledge assets of FCBNA as collateral. We had no outstanding borrowings from the Federal Reserve Bank of Richmond at December 31, 2010.

Income Statement Analysis

Earnings Overview

Net income for the two years ended December 31, 2010 and 2009, was $2,141,000 and $315,000, respectively. On a per share basis, diluted net income was $1.12 in 2010 compared to $0.17 in 2009. Return on average equity was 5.31% in 2010 compared to 0.76% in 2009. Return on average assets for the year ended December 31, 2010 was 0.51% compared to 0.07% in 2009. Earnings for 2010 primarily reflect the improvement in the provision for loan losses from 2009. We continued to have significant costs associated with our loan collection efforts in 2010. Core earnings of the bank reflect the net interest margin as a percentage of average assets of 3.31% for 2010 and 3.47% for 2009.

A summary of the significant factors influencing our results of operations and related ratios is included in the following discussion.

Earnings Per Share

The Earnings Per Share Table summarizes the principal sources of changes in earnings per share for 2010.

First Century Bankshares, Inc.     Page 15

EARNINGS PER SHARE

Net income per share — 2009	$0.17
Increase (decrease) due to change in:
Net interest income	(0.28)
Provision for loan losses	1.20
Other operating income	(0.03)
Personnel expense	0.08
Other expense	(0.02)
Net income per share — 2010	$1.12

Net Interest Income

The major portion of our earnings is derived from net interest income, which is the interest income on interest-earning assets less the interest expense on interest-bearing liabilities. During 2010 net interest income decreased $812,000 or 5.5%. This followed a 1.6% decrease in 2009. Net interest income resulted in a net interest margin to average assets ratio of 3.31% for 2010, compared with 3.47% for 2009.

For the year ended December 31, 2010, interest income decreased $2,442,000, or approximately 12.4%, compared to a decrease of $3,127,000, or 13.7% for 2009. Interest on loans decreased $1,796,000 or 11.1% during 2010. Interest on securities decreased $628,000, or 17.9% for 2010, following an increase of $1,041,000, or 22.8% for 2009. Interest income reflects a yield on average earnings assets of 4.45% for 2010, compared with 5.01% for 2009.

The decrease in interest income was accompanied by a decrease in interest expense of $1,630,000 or 33.1% for 2010. This followed a decrease in interest expense of $2,892,000, or 37.0% for 2009. Interest expense reflects a cost on average interest-bearing liabilities of 1.01% for 2010, compared with 1.50% for 2009.

Net interest income is affected by many factors, but most significantly by the prevailing interest rates during the period, the spread between the various sources and uses of funds, and by changes in the volume of various assets and liabilities. Earnings reflect pressure on net interest income arising from the rapid reduction in interest rates by the Federal Reserve in 2008 that has resulted in a long-term, low interest rate environment. We did implement a pricing strategy in 2009 that created interest floors on our variable rate loans. We are continuing this strategy as we have renewals and other opportunities to reprice loans. This reduction was not completely offset by lower interest expense as many certificates of deposit remained at previously higher rates, pending the opportunity to renew. Additionally, as previously mentioned, reinvestment opportunities in the investment portfolio were not readily available at comparable rates as the maturing or called security.

Provision for Loan Losses

The most significant impact on our earnings in 2010 and 2009 was our provision for loan losses. The provision for loan losses was $1,936,000 for 2010, compared to $5,460,000 for 2009, or an improvement of $3,524,000, or 64.5%. The provision for loan losses as a percentage of average loans was 0.71% for 2010, compared with 1.84% for 2009. Charge-offs decreased $3,393,000 during 2010. We incurred a specific charge off of $2,750,000 related

Page 16     First Century Bankshares, Inc.

to one borrower during 2009 that reflects the majority of the difference. Additionally, recoveries of previous charge-offs were up $46,000, or 38.0% in 2010. The ratio of net charge offs to average loans outstanding was 0.14% for 2010, compared with 1.29% for 2009. Additional reserves in excess of net charge-offs of $1,550,000 were added to the allowance for loan losses in 2010, compared to $1,635,000 for 2009. This reflects higher levels of nonperforming and impaired loans at December 31, 2010.

Noninterest Income and Expense

Noninterest income net of securities gains and losses was essentially unchanged for 2010, decreasing $7,000 or 0.1%, following a $499,000 or 10.4% increase in 2009. The largest component of noninterest income is service charges on deposit accounts. These fees decreased approximately $55,000 or 2.9% in 2010, following an increase of $77,000 or 4.2% in 2009. Fierce competition exists in our local markets for “free checking” type products. However, the income from our overdraft protection product decreased during 2010 as customer usage decreased. The second largest component of noninterest income is fees from fiduciary activities. Fees from fiduciary activities decreased $154,000, or 9.7%, during 2010 after being down $22,000, or 1.4% in 2009. The fluctuations in fiduciary fees are attributed to the timing of the receipt of fees from estate settlements, growth of assets under management and changes in overall investment performance. Noninterest income in 2009 was also higher as we recognized a gain of $279,000 as we exited our insurance activities conducted through FCFSLLC.

Noninterest expense decreased $280,000, or 1.9% in 2010, following a 6.5% increase in 2009. The most significant decrease in noninterest expense was for FDIC insurance premiums and special assessments. Our total expense for FDIC insurance was $606,000 in 2010 compared with $890,000 in 2009. We anticipate higher levels of FDIC premiums for some time as the fund must rebuild its reserves due to the significant number of bank failures that occurred in 2010 and 2009. Most of this savings was offset by higher costs associated with loan collections. Loan collection expense increased by $260,000, or 208.0%, again, reflecting the higher levels of nonperforming loans.

Personnel expense is the largest component of noninterest expense. Personnel expense decreased $235,000, or 3.4% in 2010, following an increase of 2.6% in 2009. Most of the decrease in 2010 was attributable to lower personnel expenses as a result of management’s efforts, which began in 2009, to modify the organizational structure of the Company through attrition and reallocation of workflow. Staffing reductions of 18 FTE’s, or approximately 10.5% of year-end 2008 total FTE’s, have been achieved by this effort. For a discussion of our employee benefit programs, refer to Note 7 of the Notes to Consolidated Financial Statements, presented elsewhere in this report.

Premises and equipment expense increased 3.8% in 2010 reflecting costs for deferred maintenance and higher utility costs from the severe winter weather we experienced in early 2010.

First Century Bankshares, Inc.     Page 17

Income Taxes

Our income tax provision for 2010 reflected net tax expense of $945,000, compared to a net tax benefit of $123,000 in 2009. This resulted in an effective income tax rate of 30.6% for 2010 and (64.1%) for 2009. Income taxes computed at the statutory rate are reduced primarily by interest earned on state and municipal obligations. For a discussion of the Corporation’s tax position, refer to Note 8 of the Notes to Consolidated Financial Statements, presented elsewhere in this report.

RETURN ON EQUITY AND ASSETS

	December 31,
	2010	2009	2008
Percentage of net income to:
Average stockholders’ equity	5.31%	0.76%	8.96%
Average total assets	0.51%	0.07%	0.85%
Percentage of dividends declared per common share to net income per common share	53.57%	564.71%	57.51%
Percentage of average stockholders’ equity to average total assets	9.38%	9.49%	9.55%

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

Per Share Data by Quarter

The common stock of the Corporation is quoted on the NASD OTC Bulletin Board under the trading symbol FCBS. The Per Share Data by Quarter Table shows the approximate high and low bid price for 2010 and 2009. Also presented below are the dividends paid for those respective years. The number of stockholders of record on December 31, 2010, was 424 and outstanding shares totaled 1,903,120.

PER SHARE DATA BY QUARTER

			Market Quotations
	Dividends		2010		2009
Quarter	2010	2009	High	Low	High	Low
First Quarter	$0.15	$0.27	$15.20	$13.05	$18.50	$13.50
Second Quarter	0.15	0.27	14.25	11.75	15.95	12.50
Third Quarter	0.15	0.27	13.50	12.25	19.99	15.25
Fourth Quarter	0.15	0.15	12.50	10.10	17.34	13.70

Page 18     First Century Bankshares, Inc.

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

First Century Bankshares, Inc.     Page 19

CONDENSED STATEMENTS OF FINANCIAL CONDITION

Statistical Summary, 2010 — 2006

	December 31,
	2010	%	2009	%	2008	%	2007	%	2006	%
	(Dollars in Thousands, Except Per Share Data)
Loans	$260,257	64	$286,366	70	$296,620	70	$296,946	68	$292,643	71
Securities	99,210	25	81,551	20	91,770	22	102,349	24	88,127	22
Federal funds sold	10,000	2	4,600	1	3,500	1	—	—	—	—
Interest–bearing deposits with banks	9,644	2	2,825	1	2,051	—	65	—	50	—
INTEREST-EARNING ASSETS	379,111	93	375,342	92	393,941	93	399,360	92	380,820	93
Cash and due from banks	9,225	2	9,917	2	10,908	3	13,462	3	10,162	2
Premises and equipment	13,070	3	13,566	3	14,354	3	13,385	3	12,202	3
Other assets	12,458	3	13,887	4	9,181	2	10,127	3	10,319	3
Allowance for loan losses	(5,875)	(1)	(4,325)	(1)	(2,690)	(1)	(2,455)	(1)	(2,555)	(1)
TOTAL ASSETS	$407,989	100	$408,387	100	$425,694	100	$433,879	100	$410,948	100
Savings deposits	$147,460	36	$137,027	33	$130,102	30	$126,653	29	$128,987	31
Time deposits	157,825	39	167,745	41	174,331	41	191,197	44	183,916	45
Other interest–bearing liabilities	11,457	3	15,267	4	22,658	5	27,708	7	12,674	3
INTEREST-BEARING LIABILITIES	316,742	78	320,039	78	327,091	76	345,558	80	325,577	79
Demand deposits	47,056	11	45,548	11	53,598	13	44,905	10	44,452	11
Other liabilities	4,220	1	3,344	1	3,640	1	3,011	1	2,487	1
TOTAL LIABILITIES	368,018	90	368,931	90	384,329	90	393,474	91	372,516	91
STOCKHOLDERS’ EQUITY	39,971	10	39,456	10	41,365	10	40,405	9	38,432	9
TOTAL LIABILITIES & EQUITY	$407,989	100	$408,387	100	$425,694	100	$433,879	100	$410,948	100
TOTAL DEPOSITS	$352,341		$350,320		$358,031		$362,755		$357,355
BOOK VALUE PER SHARE	$21.00		$20.73		$21.74		$21.16		$19.58

SUMMARY OF OPERATIONS

Statistical Summary, 2010 — 2006

	Years Ended December 31,
	2010	2009	2008	2007	2006
	(Dollars in Thousands, Except Per Share Data)
Interest income	$17,282	$19,724	$22,851	$26,838	$24,193
Interest expense	3,294	4,924	7,816	10,465	8,012
NET INTEREST MARGIN	13,988	14,800	15,035	16,373	16,181
Provision for loan losses	1,936	5,460	449	166	80
Net credit margin	12,052	9,340	14,586	16,207	16,101
Noninterest income	5,332	5,430	4,793	4,785	4,584
Noninterest expense	14,298	14,578	13,683	13,875	13,796
INCOME BEFORE INCOME TAXES	3,086	192	5,696	7,117	6,889
Provision for income taxes	945	(123)	2,011	2,429	2,400
NET INCOME	$2,141	$315	$3,685	$4,688	$4,489
EARNINGS PER COMMON SHARE:
Basic	$1.12	$0.17	$1.93	$2.40	$2.29
Diluted	$1.12	$0.17	$1.93	$2.39	$2.28
Dividends per common share	$0.60	$0.96	$1.11	$1.10	$1.05
Payout ratio	54%	565%	58%	46%	46%

Page 20     First Century Bankshares, Inc.

Consolidated

Statements of Financial Condition

	December 31,
	2010	2009
ASSETS	(Dollars in Thousands, Except Per Share Data)
Cash and due from banks	$9,225	$9,917
Interest-bearing balances with banks	9,644	2,825
Federal funds sold	10,000	4,600
Securities available for sale	73,442	60,840
Securities held to maturity (estimated fair value of $24,262 in 2010 and $19,416 in 2009)	24,196	19,076
Federal Home Loan Bank and Federal Reserve Bank Stock	1,572	1,635
Loans	260,257	286,366
Less allowance for loan losses	5,875	4,325
Net loans	254,382	282,041
Premises and equipment, net	13,070	13,566
Other real estate owned	1,750	2,578
Goodwill	5,183	5,183
Other assets	5,525	6,126
TOTAL ASSETS	$407,989	$408,387

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$47,056	$45,548
Interest-bearing	305,285	304,772
Total deposits	352,341	350,320
Short-term borrowings	11,457	15,267
Other liabilities	4,220	3,344
TOTAL LIABILITIES	368,018	368,931
Commitments and contingencies (see Notes 9 and 10)
STOCKHOLDERS’ EQUITY
Common stock - $1.25 par value; 10,000,000 shares authorized and 2,000,000 shares issued at December 31, 2010 and 2009; 1,903,120 shares outstanding at December 31, 2010 and 2009	2,500	2,500
Paid-in capital	757	757
Retained earnings	40,726	39,727
Accumulated other comprehensive income (loss), net of tax	(1,732)	(1,248)
Treasury stock, at cost; 96,880 shares at December 31, 2010 and 2009	(2,280)	(2,280)
TOTAL STOCKHOLDERS’ EQUITY	39,971	39,456
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$407,989	$408,387

The accompanying notes are an integral part of the consolidated financial statements.

First Century Bankshares, Inc.     Page 21

Consolidated

Statements of Income

	Years Ended December 31,
	2010	2009
INTEREST INCOME	(Dollars in Thousands, Except Per Share Data)
Interest and fees on loans	$14,355	$16,151
Interest on balances with banks	23	48
Interest and dividends from securities available for sale:
Taxable	2,107	2,810
Interest and dividends from securities held to maturity:
Taxable	56	27
Tax-exempt	724	678
Interest on federal funds sold	17	10
TOTAL INTEREST INCOME	17,282	19,724
INTEREST EXPENSE
Interest on time certificates of $100,000 or more	829	1,193
Interest on other deposits	2,189	3,453
Interest on federal funds purchased and securities sold under agreements to repurchase	274	275
Interest on other short-term borrowings	2	3
TOTAL INTEREST EXPENSE	3,294	4,924
Net interest income	13,988	14,800
Provision for loan losses	1,936	5,460
Net interest income after provision for loan losses	12,052	9,340
NONINTEREST INCOME
Income from fiduciary activities	1,429	1,583
Service charges on deposit accounts	1,846	1,901
Other noninterest income	2,010	1,808
Securities gains (losses)	47	138
TOTAL NONINTEREST INCOME	5,332	5,430
NONINTEREST EXPENSE
Salaries, wages, and other employee benefits	6,682	6,917
Premises and equipment	2,351	2,265
Data processing	989	917
FDIC assessments	606	890
Loan collection expense	385	125
Legal fees	155	217
Advertising and public relations	210	233
Postage	253	262
Supplies and printing	267	292
Other taxes	272	301
Other noninterest expense	2,128	2,159
TOTAL NONINTEREST EXPENSE	14,298	14,578
Income before income taxes	3,086	192
Provision for income taxes	945	(123)
NET INCOME	$2,141	$315

NET INCOME PER COMMON SHARE:
Basic and diluted	$1.12	$0.17

AVERAGE SHARES OUTSTANDING:
Basic and diluted	1,903,120	1,903,120

The accompanying notes are an integral part of the consolidated financial statements.

Page 22     First Century Bankshares, Inc.

Consolidated

Statements of Changes in Stockholders’ Equity

	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Treasury Stock	Total
	(Dollars in Thousands, Except Per Share Data)
Balance at December 31, 2008	$2,500	$757	$41,239	$(851)	$(2,280)	$41,365

Comprehensive income:
Net income	—	—	315	—	—	315
Change in net unrealized gain (loss) on pension and postretirement benefits	—	—	—	22	—	22
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effect	—	—	—	(419)	—	(419)
Total comprehensive income (loss)	—	—	315	(397)	—	(82)
Cash dividends declared—$0.96 per share	—	—	(1,827)	—	—	(1,827)
Balance at December 31, 2009	$2,500	$757	$39,727	$(1,248)	$(2,280)	$39,456

Comprehensive income:
Net income	$—	$—	$2,141	$—	$—	$2,141
Change in net unrealized gain (loss) on pension and postretirement benefits	—	—	—	(212)	—	(212)
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effect	—	—	—	(272)	—	(272)
Total comprehensive income (loss)	—	—	2,141	(484)	—	1,657
Cash dividends declared—$0.60 per share	—	—	(1,142)	—	—	(1,142)
Balance at December 31, 2010	$2,500	$757	$40,726	$(1,732)	$(2,280)	$39,971

The accompanying notes are an integral part of the consolidated financial statements.

First Century Bankshares, Inc.     Page 23

Consolidated

Statements of Cash Flows

	Years Ended December 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES	(Dollars in Thousands)
Net income before adjustments to reconcile net income to net cash provided by operating activities:	$2,141	$315
Provision for loan losses	1,936	5,460
Depreciation and amortization	867	902
Deferred income tax benefit	(697)	(394)
Securities gains	(47)	(138)
Loss on equity securities carried at cost	—	168
Loss on disposal of fixed assets	34	—
Loss (gain) on disposal of other real estate owned	24	(6)
Decrease in interest receivable	241	259
Net investment amortization	234	70
Net (increase) decrease in other assets	1,407	(2,363)
Net increase (decrease) in interest payable and other liabilities	538	(12)
NET CASH PROVIDED BY OPERATING ACTIVITIES	6,678	4,261

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of securities held to maturity	(6,998)	(6,101)
Purchases of securities available for sale	(79,267)	(41,332)
Redemptions of Federal Home Loan Bank stock	63	—
Proceeds from maturities and calls of securities held to maturity	1,835	4,285
Proceeds from maturities and calls of securities available for sale	65,293	45,997
Proceeds from sales of securities available for sale	792	6,770
Net decrease in loans	25,875	3,918
Proceeds from disposal of other real estate owned	592	128
Acquisition of premises and equipment	(405)	(114)
NET CASH PROVIDED BY INVESTING ACTIVITIES	7,780	13,551

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in demand and savings deposits	11,941	(1,125)
Net decrease in time deposits	(9,920)	(6,586)
Net decrease in short-term borrowings	(3,810)	(7,391)
Cash dividends paid	(1,142)	(1,827)
NET CASH USED BY FINANCING ACTIVITIES	(2,931)	(16,929)
Net increase in cash and cash equivalents	11,527	883
Cash and cash equivalents at beginning of year	17,342	16,459
Cash and cash equivalents at end of year	$28,869	$17,342

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$3,291	$5,049
Income taxes	$590	$1,050

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS
Transfers of loans to other real estate owned	$698	$2,511
Internally financed sales of other real estate owned	$850	$—

The accompanying notes are an integral part of the consolidated financial statements.

Page 24     First Century Bankshares, Inc.

Notes to

Consolidated Financial Statements

1. Summary of Significant Accounting and Reporting Policies

First Century Bankshares, Inc. (the “Corporation” or the “Company”), and its wholly owned subsidiaries, First Century Bank, N.A. (“FCBNA”) and First Century Financial Services, LLC (“FCFSLLC”), operate twelve branches in southern West Virginia and southwestern Virginia. The Corporation’s primary source of revenue is derived from loans to customers who are predominately small to medium size businesses and middle income individuals. The accounting and reporting policies of the Corporation conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The following is a summary of the more significant accounting and reporting policies:

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

Cash and Cash Equivalents — For purposes of reporting cash flows, cash equivalents include cash on hand and amounts due from banks (including cash items in process of collection); interest–bearing balances with banks and federal funds sold. To comply with Federal Reserve regulations, the subsidiary bank is required to maintain reserve balances with the Federal Reserve Bank of Richmond. The amount of those reserve balances at December 31, 2010 and 2009, was approximately $304,000 and $401,000, respectively.

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

First Century Bankshares, Inc.     Page 25

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

We identify past due loans based on contractual terms on a loan by loan basis.

The methodology used to determine an estimate for the reserve for unfunded lending commitments is inherently similar to the methodology used in calculating the allowance for loan losses adjusted for factors specific to binding commitments, including the probability of funding and exposure at the time of funding. The reserve for unfunded lending commitments is included in other liabilities with increases or decreases included in noninterest expense. At December 31, 2010 and 2009, the reserve for unfunded lending commitments was $10,000 respectively. Estimates may change at some point in the future.

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

Loan Servicing — At December 31, 2010 and 2009, the Corporation serviced the home mortgage loans of approximately 1,300 borrowers. Loans are serviced for the Federal National Mortgage Association (Fannie Mae). As of December 31, 2010, the Corporation serviced loans with an aggregate principal amount of approximately $127,066,000 compared to $119,391,000 at December 31, 2009. The average annual servicing fee on its servicing portfolio was 0.248% for 2010 and 0.246% for 2009. The Corporation’s servicing business collects mortgage payments, administers tax and insurance escrows, and seeks to mitigate losses on defaulted loans and responds to borrower inquiries. Fannie Mae reserves the right to change service providers at its discretion. Therefore, the Corporation does not recognize an intangible asset for mortgage servicing rights. During 2010 and 2009, the loan servicing function generated fees of approximately $303,000 and $274,000, respectively.

Other Real Estate Owned — Other real estate owned includes properties on which the Corporation’s subsidiary has foreclosed and taken title, or has taken possession of the collateral in-substance, but has not completed legal foreclosure proceedings. Real estate properties acquired as a result of foreclosures are carried at the lower of the recorded investment in the loan or the fair value less estimated selling costs. Any excess of the outstanding principal loan balance over the fair value less estimated selling costs of the foreclosed property is charged to the allowance for loan losses. Any subsequent fair value adjustments and net operating expenses are charged to noninterest expense.

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

Goodwill And Other Intangibles — Goodwill and indefinite-lived intangible assets are not amortized, but are reviewed at least annually for impairment. If impaired, goodwill or indefinite-lived intangible assets are written down to fair value, calculated using the discounted cash flow method. The unimpaired balance of goodwill and indefinite-lived intangibles totaled approximately $5,183,000 at December 31, 2010 and 2009.

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

The Corporation classifies interest and penalties related to income tax assessments, if any, in interest expense or noninterest expense, respectively in the consolidated statements of operations. Tax years 2007 through 2009 are subject to examination by the Internal Revenue Service and the West Virginia Department of Taxation. The Corporation has analyzed the tax positions taken or expected to be taken in its tax returns and has concluded it has no liability related to uncertain tax positions.

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

Post Employment Benefits — The Corporation has a defined benefit pension plan covering employees meeting certain age and service requirements. There are also two defined benefit post retirement plans that provide medical and life insurance benefits. The net periodic costs of theses plans are computed in accordance with Accounting Standards Codification Topic 712, “Compensation — Nonretirement Postemployment Benefits.”

Page 28     First Century Bankshares, Inc.

1. Summary of Significant Accounting and Reporting Policies (continued)

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-06, “Improving Disclosures about Fair Value Measurements,” to amend FASB Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurements and Disclosures.” The amendments in this update require more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. The new disclosures and clarifications of existing disclosures were effective for interim and annual reporting periods beginning December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Adoption of the amendments in this update had no impact on the Company’s financial position or results of operations.

The FASB issued ASU 2010-20 “Disclosure about Credit Quality and the Allowance for Credit Losses” in July 2010 to provide disclosures that facilitate financial statement users’ evaluation of (i) the nature of credit risk inherent in the entity’s portfolio of financing receivables, (ii) how that risk is analyzed and assessed in arriving at the allowance for credit losses, and (iii) the changes and reasons for those changes in the allowance for credit losses. An entity should provide disclosures on two levels of disaggregation- portfolio segment and class of financing receivable. The disclosure requirements include, among other things, a roll-forward schedule of the allowance for credit losses as well as information about modified, impaired, non-accrual and past due loans and credit quality indicators. ASU 2010-20 was effective for the entity’s financial statements as of December 31, 2010, as related to end of a reporting period disclosure requirement. Disclosures that relate to activity during a reporting period will be required for the entity’s financial statements that include periods beginning on or after January 1, 2011. See Note 3 to these Consolidated Financial Statements for the required disclosures at December 31, 2010.

2. Securities

Securities available for sale at December 31, 2010 and 2009 are summarized as follows:

	2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)

U.S. Government agency obligations	$56,151	$132	$475	$55,808
U.S. Government agency mortgage-backed securities	16,844	790	—	17,634
TOTAL SECURITIES AVAILABLE FOR SALE	$72,995	$922	$475	$73,442
	2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
U.S. Government agency obligations	$35,533	$221	$116	$35,638
U.S. Government agency mortgage-backed securities	24,426	787	11	25,202
TOTAL SECURITIES AVAILABLE FOR SALE	$59,959	$1,008	$127	$60,840

First Century Bankshares, Inc.     Page 29

2. Securities (continued)

Securities held to maturity at December 31, 2010 and 2009 are summarized as follows:

	2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
State and municipal obligations	$24,196	$345	$279	$24,262
TOTAL SECURITIES HELD TO MATURITY	$24,196	$345	$279	$24,262
	2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
State and municipal obligations	$19,076	$378	$38	$19,416
TOTAL SECURITIES HELD TO MATURITY	$19,076	$378	$38	$19,416

Securities with an aggregate fair value of $34,551,000 at December 31, 2010 and $38,660,000 at December 31, 2009, were pledged to secure public and trust deposits and for other purposes required or permitted by law, including approximately $11,431,000 at December 31, 2010 and $15,241,000 at December 31, 2009 pledged to secure repurchase agreements.

Gross gains of $47,000 were recognized on sales of available for sale securities for the year ended December 31, 2010. Gross gains of $248,000 and gross losses of $110,000 were recognized on sales of available for sale securities for the year ended December 31, 2009.

The amortized cost and estimated fair value for securities available for sale and securities held to maturity by contractual maturities at December 31, 2010 are shown in the following tables. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

	Amortized Cost	Fair Value	Net Unrealized Gains (Losses)
	(Dollars in Thousands)
Due in one year or less	$385	$394	$9
Due after one year through five years	39,856	39,812	(44)
Due after five years through ten years	29,042	29,406	364
Due after ten years	3,712	3,830	118
TOTAL SECURITIES AVAILABLE FOR SALE	$72,995	$73,442	$447

	Amortized Cost	Fair Value	Net Unrealized Gains (Losses)
	(Dollars in Thousands)
Due in one year or less	$1,350	$1,363	$13
Due after one year through five years	5,236	5,394	158
Due after five years through ten years	10,423	10,542	119
Due after ten years	7,187	6,963	(224)
TOTAL SECURITIES HELD TO MATURITY	$24,196	$24,262	$66

Page 30     First Century Bankshares, Inc.

2. Securities (continued)

The following table shows the gross unrealized losses and fair value of the Corporation’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category at December 31, 2010:

	Less Than Twelve Months		Over Twelve Months
	(Dollars in Thousands)

Description of Security	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Securities available for sale:
U.S. Government agency obligations	$475	$23,862	$—	$—
Total securities available for sale	$475	$23,862	$—	$—
Securities held to maturity:
Municipal securities	$276	$8,506	$3	$202
Total securities held to maturity	$276	$8,506	$3	$202

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

For all of these securities, because the decline in market value is attributable to changes in interest rates and not credit quality and because the Corporation has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Corporation does not consider these investments to be other-than-temporarily impaired at December 31, 2010.

3. Loans and Allowance for Loan Losses

Loans at December 31, 2010 and 2009 consisted of the following:

	December 31,
	2010	2009
	(Dollars in Thousands)
Commercial	$29,102	$39,436
Commercial–real estate
Construction	8,462	8,315
Owner occupied	52,289	69,056
Non-owner occupied	51,378	47,793
Total commercial loans	141,231	164,600
Consumer	19,045	21,028
Residential real estate	93,044	92,786
Residential construction	6,937	7,952
Total consumer loans	119,026	121,766
TOTAL LOANS	$260,257	$286,366

First Century Bankshares, Inc.     Page 31

3. Loans and Allowance for Loan Losses (continued)

The Corporation’s subsidiary has had and can be expected to have in the future various banking transactions with directors, executive officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties). These loans to related parties are summarized as follows:

2010
($ in Thousands)
BALANCE AT BEGINNING OF YEAR	$18,291
New loans	4,591
Repayments	(9,455)
BALANCE AT END OF YEAR	$13,427

Loans are categorized into one of nine loan grades with grades 1 through 5 representing various levels of acceptable loans and grades 6 through 9 representing various levels of credit deterioration.

6 — Special Mention (OAEM)

A special mention asset has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date. Special mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification. Loans graded a 6 may be experiencing adverse operating trends such as declining revenues or margins or an ill-proportioned balance sheet caused by increasing accounts receivable and/or inventory balances not supported by an increase in sales revenue. Other reasons supporting this classification include adverse economic or market conditions, pending litigation or any other material structural weakness.

7 — Substandard

Substandard loans are inadequately protected by current sound net worth, paying capacity of the borrower, or pledged collateral. Loans are normally graded 7 when they have unsatisfactory characteristics causing more than acceptable levels of risk. A loan graded 7 normally has one or more well-defined weakness that could jeopardize repayment of the debt. The following are examples of situations that might cause a loan to be graded 7:

•	Cash flow deficiencies jeopardize future loan payments.

•	Sale of non-collateral assets has become a primary source of loan repayment.

•	The relationship has deteriorated to the point that sale of collateral is now the bank’s primary source of repayment.

•	The borrower is bankrupt, or for any other reason, future repayment is dependent on court action.

Page 32     First Century Bankshares, Inc.

3. Loans and Allowance for Loan Losses (continued)

8 — Doubtful

Loans are graded 8 if they contain weakness so serious that collection or liquidation in full is questionable. An 8 classification will result in the loan being placed in non-accrual.

9 — Loss

A 9 rating is assigned to loans considered uncollectible and of such little value that their continuance as an active bank asset is not warranted. This rating does not mean that the asset has no recovery or salvage value, but rather that the asset should be charged off now, even though partial or full recovery may be possible in the future.

The following table presents loans by credit quality indicator at December 31, 2010.

	Pass	Special Mention	Substandard	Total
	(Dollars in Thousands)
Commercial	$24,069	$918	$4,115	$29,102
Commercial–Real Estate
Construction	3,514	0	4,948	8,462
Owner Occupied	40,104	4,080	8,105	52,289
Non-Owner Occupied	46,238	3,152	1,988	51,378
Consumer	18,614	148	283	19,045
Residential Real Estate	86,446	1,497	5,101	93,044
Residential Construction	6,365	0	572	6,937
TOTAL	$225,350	$9,795	$25,112	$260,257

Consumer loans consist of performing loans of $18,896,000 and nonperforming loans of $149,000 at December 31, 2010.

The following table presents loans by past due status at December 31, 2010.

	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans	90 Days Past Due and Still Accruing
Commercial	$338	$919	$543	$1,800	$27,302	$29,102	$—
Commercial–Real Estate
Construction	4,948	14	—	4,962	3,500	8,462	65
Owner Occupied	312	2,374	150	2,836	49,453	52,289	—
Non-Owner Occupied	690	968	930	2,588	48,790	51,378	5
Consumer	389	83	91	563	18,482	19,045	44
Residential Real Estate	2,428	625	1,183	4,236	88,808	93,044	525
Residential Construction	—	21	65	86	6,851	6,937	—
TOTAL	$9,105	$5,004	$2,962	$17,071	$243,186	$260,257	$639

First Century Bankshares, Inc.     Page 33

3. Loans and Allowance for Loan Losses (continued)

The following table presents impaired loans at December 31, 2010.

	Carrying Amount	Unpaid Principal Balance	Associated Allowance	Average Carrying Amount	Interest Income Recognized

	(Dollars in Thousands)
With no related allowance recorded:
Commercial	$588	$838	$—	$1,012	$—
Commercial Real Estate
Construction	4,948	4,948	—	4,883	140
Owner occupied	2,356	2,356	—	2,392	—
Nonowner occupied	1,423	1,423	—	1,428	—

Total Commercial	$9,315	$9,565	$—	$9,715	$140

Consumer	$10	$10	$—	$178	$—
Residential real estate	411	411	—	434	—
Residential construction	452	452	—	452	—

Total Consumer	$873	$873	$—	$1,064	$—

With an allowance recorded:
Commercial	$2,615	$2,839	$1,178	$4,260	$130
Commercial Real Estate
Owner occupied	1,710	1,710	734	1,717	62
Nonowner occupied	550	550	330	561	—

Total Commercial	$4,875	$5,099	$2,242	$6,538	$192

Consumer	$62	$62	$53	$76	$1
Residential real estate	1,639	1,639	304	2,170	55

Total Consumer	$1,701	$1,701	$357	$2,246	$56

Total:
Commercial	$3,203	$3,677	$1,178	$5,272	$130
Commercial Real Estate
Construction	4,948	4,948	—	4,883	140
Owner occupied	4,066	4,066	734	4,109	62
Nonowner occupied	1,973	1,973	330	1,989	—

Total Commercial	$14,190	$14,664	$2,242	$16,253	$332

Consumer	$72	$72	$53	$254	$1
Residential real estate	2,050	2,050	304	2,604	55
Residential construction	452	452	—	452	—

Total Consumer	$2,574	$2,574	$357	$3,310	$56

Page 34     First Century Bankshares, Inc.

3. Loans and Allowance for Loan Losses (continued)

The following table presents nonaccrual loans, accruing loans past due 90 days or more, and restructured loans at December 31:

	2010	2009
	(Dollars in Thousands)
Nonaccrual loans	$16,764	$6,780
Accruing loans past due 90 days or more	639	1,461
Restructured loans (accruing)	904	989

The following table presents the composition of nonaccrual loans at December 31, 2010 and 2009.

	December 31,
	2010	2009
	(Dollars in Thousands)
Commercial	$3,203	$1,252
Commercial–Real Estate
Construction	4,948	749
Owner Occupied	4,066	1,864
Non-Owner Occupied	1,973	1,322
Total Commercial Loans	14,190	5,187
Consumer	72	279
Residential Real Estate	2,050	1,314
Residential Construction	452	—
Total Consumer Loans	2,574	1,593
TOTAL NONACCRUAL LOANS	$16,764	$6,780

In addition to the review of credit quality through the credit review process, we construct a comprehensive allowance analysis for the loan portfolio at least quarterly. The procedures that we use entail preparation of a loan “watch” list and assigning each loan a classification. Commercial loans with an aggregate loan balance in excess of $250,000 that meet one or more of the following conditions require the completion of a Problem Loan Report and an impairment analysis by the responsible lender. The conditions are as follows:

a.	Commercial loans graded OAEM, Substandard, Doubtful or Loss
b.	Commercial loan in non-accrual status
c.	Commercial loans deemed impaired
d.	Commercial loans past due greater than 90 days
e.	Trouble debt restructures
f.	Other mitigating circumstances i.e. bankruptcy, death of borrower/guarantor, etc.

The loans specified on the loan “watch” list have been assigned a classification that is intended to be representative of the degree of risk associated with that particular loan(s). An on-going three-year migration analysis of the pools of loans graded OAEM, Substandard, Doubtful and Loss as compared to their historical charge-offs is completed annually. This three year average percentage is then applied to the respective loan pool.

The remaining portfolio is segregated into loan pools consisting of commercial loans, commercial real estate owner occupied loans, commercial real estate non-owner occupied loans, commercial construction and land development loans, residential real estate loans,

First Century Bankshares, Inc.     Page 35

3. Loans and Allowance for Loan Losses (continued)

residential construction loans and consumer loans. The historical net charge-off percentage of each category is compiled for ten successive years. This data is then used to establish an average charge off percentage for each category.

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

An analysis of changes in the allowance for loan losses for 2010 and 2009 is as follows:

	Years Ended December 31,
	2010	2009
	(Dollars in thousands)
BALANCE AT BEGINNING OF YEAR	$4,325	$2,690
Provision for loan losses	1,936	5,460
Recoveries on loans previously charged off	167	121
Loans charged off	(553)	(3,946)
BALANCE AT END OF YEAR	$5,875	$4,325

The following table presents the allocation of the allowance for loan losses at December 31, 2010.

	Commercial	Commercial Real Estate	Consumer	Residential Real Estate	Residential Construction	Unallocated	Total
Reserve ending balance:	$1,758	$1,966	$588	$1,206	$283	$74	$5,875
Individually evaluated for Impairment	$1,199	$1,039	$1	$110	$3	$0	$2,352
Collectively evaluated for Impairment	$559	$927	$587	$1,096	$280	$74	$3,523

4. Premises and Equipment

Premises and equipment at December 31, 2010 and 2009 consisted of the following:

	December 31,
	2010	2009
	(Dollars in Thousands)
Land	$2,552	$2,552
Buildings and improvements	15,756	15,691
Equipment and fixtures	6,395	6,321
Total	24,703	24,564
Less accumulated depreciation	11,633	10,998
NET PREMISES AND EQUIPMENT	$13,070	$13,566

Depreciation charged to operating expense amounted to $867,000 in 2010 and $902,000 in 2009.

Page 36     First Century Bankshares, Inc.

4. Premises and Equipment (continued)

Certain premises and equipment are utilized under long-term operating leases. The aggregate minimum annual rental commitments under those leases total approximately $109,000 in 2011, $111,000 in 2012, $109,000 in 2013, $96,000 in 2014 and $45,000 in 2015. Total net rent expense included in the accompanying consolidated financial statements was $91,000 in 2010 and $85,000 in 2009.

5. Deposits

Deposits at December 31, 2010 and 2009 were as follows:

	December 31,
	2010	2009
	(Dollars in Thousands)
Individuals, partnerships and corporations:
Demand deposits	$44,638	$43,100
Time and savings deposits	288,581	291,216
U.S. Government	18	17
States and political subdivisions	17,634	13,820
Due to banks	171	322
Certified and official checks	1,299	1,845
TOTAL DEPOSITS	$352,341	$350,320

The scheduled maturities of time deposits at December 31, 2010 were as follows:

(Dollars in Thousands)
2011	$116,951
2012	20,660
2013	11,810
2014	1,403
2015	6,541
Thereafter	460
TOTAL TIME DEPOSITS	$157,825

Time deposits include certificates of deposit issued in amounts of $100,000 or more totaling approximately $52,426,000 and $52,978,000 at December 31, 2010 and 2009, respectively. At December 31, 2010, deposits of executive officers, directors and their related interests were $6,053,000.

6. Other Comprehensive Income

Other comprehensive income is defined as comprehensive income exclusive of net income. Other comprehensive income (loss) consists of the following:

	Years Ended December 31,
	2010	2009
Unrealized gains (losses) on pension and postretirement benefit obligations arising during the year	$(338)	$35
Unrealized gains on available for sale securities arising during the year	(387)	(530)
Reclassification adjustment for gains included in net income	(47)	(138)
Other comprehensive income (loss) before tax	(772)	(633)
Income tax benefit related to other comprehensive income	288	236
Other comprehensive income (loss), net of tax	$(484)	$(397)

First Century Bankshares, Inc.     Page 37

7. Post Employment Benefits

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

The following table outlines the changes in the Corporation’s postemployment benefit plan obligations, assets and funded status for the years ended December 31, 2010 and 2009, and the assumptions and components of net periodic benefit costs for the two years in the period ended December 31, 2010.

	Pension Benefits		Other Postretirement Benefits
	2010	2009	2010	2009
	(Dollars in Thousands)
Change in projected benefit obligation
Projected benefit obligation at beginning of year	$7,987	$7,249	$1,008	$984
Service cost	317	295	15	14
Interest cost	446	436	57	59
Actuarial (gain) loss	701	482	(43)	(5)
Benefits paid	(722)	(475)	(44)	(44)
Projected benefit obligation at end of year	8,729	7,987	993	1,008
Change in plan asset
Fair value of plan assets at beginning of year	6,468	5,814	—	—
Actual return on plan assets	681	829	—	—
Employer contribution	300	300	44	44
Benefits paid	(722)	(475)	(44)	(44)
Fair value of plan assets at end of year	6,727	6,468	—	—
Funded status	(2,002)	(1,519)	(993)	(1,008)
Unrecognized net actuarial (gain) loss	4,172	3,859	(447)	(438)
Unrecognized prior service cost	(627)	(716)	—	—
Unrecognized transition obligation	—	—	111	166
Prepaid (accrued) benefit cost	$1,543	$1,624	$(1,329)	$(1,280)

Page 38     First Century Bankshares, Inc.

7. Post Employment Benefits (continued)

The defined benefit pension plan’s accumulated benefit obligation was $8,420,000 at December 31, 2010, and $7,682,000 at December 31, 2009.

	Pension Benefits		Other Postretirement Benefits
Actuarial assumptions	2010	2009	2010	2009
Discount rate	5.13%	5.75%	5.27%	5.78%
Expected return on plan assets	8.00%	8.00%	N/A	N/A
Rate of compensation increase	3.00%	3.00%	N/A	N/A

Components of net periodic benefit cost
Service cost	$317	$295	$15	$14
Interest cost	446	436	57	59
Expected return on plan assets	(511)	(463)	—	—
Amortization of prior service cost	(90)	(90)	—	—
Amortization of transition obligation	—	—	55	55
Recognized net actuarial (gain) loss	219	216	(34)	(35)
Net periodic benefit cost	$381	$394	$93	$93

Included in Accumulated Other Comprehensive Income at December 31, 2010 and 2009 are the following non-cash pretax charges which have not yet been recognized in net periodic pension cost. Also presented is the estimated portion of each component of Accumulated Other Comprehensive Income which is expected to be recognized as a component of net periodic benefit cost during the year-ending December 31, 2011.

	Amt. recognized in Acc. Other Comp. Income at Dec 31, 2010	Amt. recognized in Acc. Other Comp. Income at Dec 31, 2009	Amount expected to be charged to net periodic cost in 2011
Pension Benefits:
Net actuarial losses	$4,172	$3,859	$254
Prior service cost	$(627)	$(716)	$(90)

Other Postretirement Benefits:
Net actuarial gains	$(447)	$(438)	$(39)
Transition obligation	$111	$166	$55

The expected benefits to be paid under the Corporation’s postemployment benefit plans are as follows:

	Pension Benefits	Other Postretirement Benefits
2011	$350	$56
2012	$647	$57
2013	$488	$58
2014	$393	$57
2015	$418	$56
2016-2020	$3,098	$295

The asset allocation for the defined benefit pension plan for the years ended December 31, 2010 and 2009, by asset category, is as follows:

First Century Bankshares, Inc.     Page 39

7. Post Employment Benefits (continued)

ASSET CATEGORY

	Percentage of Plan Assets
	2010	2009
Equity securities	75%	67%
Debt securities	20	24
Real estate	1	2
Other	4	7
Total	100%	100%

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

The following table presents fair value information about the Company’s defined benefit pension plan assets by asset category as of December 31, 2010.

		Fair Value Measurements at December 31, 2010, Using:
Description	Fair Value December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Equity securities	$3,438	$3,438	$—	$—
Indexed funds	2,143	2,143	—	—
Debt securities	353	—	353	—
Preferred stocks	298	—	298	—
Real estate mortgages	83	—	83	—
Other investments, includes cash and cash equivalents	412	412	—	—
Total	$6,727	$5,993	$734	$—

Equity securities and indexed funds: Valued at the closing prices reported on the active market on which the individual securities are traded.

All other investments: Valued at fair value based on models that consider criteria such as dealer quotes, available trade date, issuer credit worthiness, and bond and swap yield curves.

The Corporation made discretionary contributions of $300,000 to the pension plan in 2010 and 2009 and expects to do so for 2011.

Page 40     First Century Bankshares, Inc.

7. Post Employment Benefits (continued)

The Corporation maintains a qualified 401(k) retirement savings plan. All employees age 21 and over are eligible to participate on a voluntary basis. Prior to 2008, pretax contributions up to a maximum of fifteen percent (15%) of salary, were matched fifty percent (50%) by the Corporation. In 2008, the Corporation adopted a safe-harbor match of 100% up to 6% of compensation. This was the same match percentage for 2009 and 2010. Total amounts charged to operating expense for payments pursuant to this plan were approximately $234,000 in 2010 and $246,000 in 2009.

8. Income Taxes

The provision for income taxes consisted of the following:

	Years Ended December 31,
Tax provision attributed to income from operations:	2010	2009
Current:	(Dollars in Thousands)
Federal	$1,361	$204
State	281	67
Deferred expense (benefit)	(697)	(394)
PROVISION FOR INCOME TAXES	$945	$(123)

The components of deferred tax assets and liabilities at December 31, 2010 and 2009 were as follows:

	2010	2009
	(Dollars in Thousands)
Allowance for loan losses	$2,091	$1,258
Retirement plans	1,118	942
Other	121	177
Gross deferred tax assets	3,330	2,377
Depreciation	(280)	(323)
Goodwill	(1,428)	(1,269)
Unrealized gains on securities available for sale	(167)	(328)
Other	(240)	(227)
Gross deferred tax liabilities	(2,115)	(2,147)
NET DEFERRED TAX ASSET	$1,215	$230

The principal differences between the effective tax rate and the federal statutory rate were as follows:

	Years Ended December 31,
	2010		2009
	(Dollars in Thousands)
	Amount	%	Amount	%
Provision at statutory rate	$1,049	34	$65	34
Tax-exempt interest income from certain investment securities and loans	(273)	(9)	(252)	(131)
Nondeductible capital losses	—	—	47	25
State income tax expense, net of federal benefit	120	4	14	7
Other, net	49	2	3	1
PROVISION FOR INCOME TAXES	$945	31	$(123)	(64)

First Century Bankshares, Inc.     Page 41

9. Commitments and Contingencies

In the normal course of business, the Corporation is involved in various legal suits and proceedings. In the opinion of management, based on the advice of legal counsel, these suits are without substantial merit and should not result in judgments which in the aggregate would have a material adverse effect on the Corporation’s financial statements.

10. Financial Instruments, Concentrations of Credit and Fair Values

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

The components of the Corporation’s off-balance sheet financial commitments at December 31, 2010 and 2009 are as follows:

	December 31,
	2010	2009
Unused lines of credit	(Dollars in Thousands)
Home equity lines	$4,686	$4,098
Commercial real estate, construction and land development secured by real estate	20,942	21,110
Other unused commitments	16,714	20,402
Total unused lines of credit	$42,342	$45,610
Financial standby letters of credit	$3,887	$4,273

At December 31, 2010 and 2009, the carrying amount and fair value of financial standby letters of credit was $3,000 and $6,000, respectively. Also, at December 31, 2010 and 2009, the Corporation had residential mortgage loan commitments outstanding of $2,843,000 and $1,995,000, respectively. Derivative financial instruments related to these commitments at December 31, 2010 and 2009 were $60,000 and $32,000, respectively.

The Corporation’s subsidiary grants various types of credit including, but not limited to, agriculture, commercial, consumer, and residential loans to customers primarily located throughout southern West Virginia and southwestern Virginia. Each customer’s creditwor-thiness is examined on a case by case basis. The amount of collateral obtained, if any, is

Page 42     First Century Bankshares, Inc.

10. Financial Instruments, Concentrations of Credit and Fair Values (continued)

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

A substantial portion of the customers’ ability to honor their contractual commitment is largely dependent upon the economic conditions of the respective industry and overall economic conditions of the region. At December 31, 2010, the Corporation had concentrations of $22,458,000, or 56.2% of stockholders’ equity in loans to lessors of residential real property, $19,873,000, or 49.7% of stockholders’ equity in loans to lessors of nonresidential real property and $11,350,000, or 28.4% of stockholders’ equity in loans to land subdividers and developers. These concentrations are diversified by geography throughout the Mid-Atlantic region.

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

The estimated fair value and the recorded book balances at December 31, 2010 and 2009 were as follows:

	2010		2009
	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount
	(Dollars in Thousands)		(Dollars in Thousands)
Assets:
Cash and cash equivalents	$28,869	$28,869	$17,342	$17,342
Securities available for sale	73,442	73,442	60,840	60,840
Securities held to maturity	24,262	24,196	19,416	19,076
Federal Home Loan Bank and Federal Reserve Bank stock	1,572	1,572	1,635	1,635
Net loans	264,533	254,382	292,380	282,041

Liabilities:
Noninterest-bearing deposits	$47,056	$47,056	$45,548	$45,548
Deposits with no stated maturities	147,460	147,460	137,027	137,027
Deposits with stated maturities	158,730	157,825	169,093	167,745
Short-term borrowings	11,457	11,457	15,267	15,267

The estimation methodologies used to determine fair value are as follows: For those loans and deposits with floating interest rates it was presumed that the estimated fair value generally approximated the recorded book balances. Securities actively traded in a secondary

First Century Bankshares, Inc.     Page 43

10. Financial Instruments, Concentrations of Credit and Fair Values (continued)

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

Page 44     First Century Bankshares, Inc.

10. Financial Instruments, Concentrations of Credit and Fair Values (continued)

Loans:

The Corporation does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. The fair value of impaired loans is estimated using one of several methods, including collateral value, recent appraisal value and/or tax assessed value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2010, substantially all of the total impaired loans were evaluated based on the fair value of the collateral. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Corporation records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Corporation records the impaired loan as nonrecurring Level 3.

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

First Century Bankshares, Inc.     Page 45

10. Financial Instruments, Concentrations of Credit and Fair Values (continued)

The following table presents information about the Company’s assets and liabilities measured at fair value on a recurring and nonrecurring basis as of December 31, 2010, and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value.

		Fair Value Measurements at December 31, 2010, Using:
Description	Fair Value December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets and liabilities measured on a recurring basis:
Available-for-sale securities	$73,442	$—	$73,442	$—
Total	$73,442	$—	$73,442	$—

Assets and liabilities measured on a nonrecurring basis:
Impaired loans	$14,165	$—	$14,165	$—
Foreclosures and repossessions	1,768	—	1,768	—
Total	$15,933	$—	$15,933	$—

		Fair Value Measurements at December 31, 2009, Using
Description	Fair Value December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets and liabilities measured on a recurring basis:
Available-for-sale securities	$60,840	$—	$60,840	$—
Total	$60,840	$—	$60,840	$—

Assets and liabilities measured on a nonrecurring basis:
Impaired loans	$6,907	$—	$6,907	$—
Foreclosures and repossessions	2,609	—	2,609	—
Total	$9,516	$—	$9,516	$—

11. Regulatory Matters

The Corporation’s principal source of funds for dividend payment and debt service is dividends received from the subsidiary bank.

Under applicable Federal laws, the Comptroller of the Currency, the primary regulator of First Century Bank, N.A., restricts the total dividend payments of a national bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits of the two preceding years. At December 31, 2010, FCBNA had negative retained net profits for the years 2010 and 2009, of approximately $438,000.

Page 46     First Century Bankshares, Inc.

11. Regulatory Matters (continued)

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and its subsidiary to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk–weighted assets (as defined), and Tier I capital to average assets (as defined). Management believes, as of December 31, 2010, that the Corporation and its subsidiary meet all capital adequacy requirements to which they are subject.

As of December 31, 2010, First Century Bank, N.A. has received notification from the Office of the Comptroller of the Currency that it is well–capitalized under the regulatory framework for prompt corrective action. To be adequately capitalized, minimum total risk–based, Tier I risk–based, and Tier I leverage ratios as set forth in the following table must be maintained. There are no conditions or events since the recent notification that management believes have changed the institution’s category.

	Actual		For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
As of December 31, 2010:
Total Capital (to Risk Weighted Assets):
Consolidated	$41,411	15.08%	≥	$21,970	≥	8.00%
First Century Bank, N.A.	$40,029	14.61%	≥	$21,917	≥	8.00%	≥	$27,396	≥	10.00%
Tier I Capital (to Risk Weighted Assets):
Consolidated	$37,948	13.82%	≥	$10,985	≥	4.00%
First Century Bank, N.A.	$36,574	13.35%	≥	$10,958	≥	4.00%	≥	$16,438	≥	6.00%
Tier I Capital (to Average Assets):
Consolidated	$37,948	9.00%	≥	$16,874	≥	4.00%
First Century Bank, N.A.	$36,574	8.68%	≥	$16,848	≥	4.00%	≥	$21,060	≥	5.00%

First Century Bankshares, Inc.     Page 47

11. Regulatory Matters (continued)

	Actual		For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
As of December 31, 2009:
Total Capital (to Risk Weighted Assets):
Consolidated	$40,524	13.56%	≥	$23,901	≥	8.00%
First Century Bank, N.A.	$38,980	13.07%	≥	$23,850	≥	8.00%	≥	$29,813	≥	10.00%
Tier I Capital (to Risk Weighted Assets):
Consolidated	$36,790	12.31%	≥	$11,950	≥	4.00%
First Century Bank, N.A.	$35,246	11.82%	≥	$11,925	≥	4.00%	≥	$17,888	≥	6.00%
Tier I Capital (to Average Assets):
Consolidated	$36,790	8.92%	≥	$16,495	≥	4.00%
First Century Bank, N.A.	$35,246	8.55%	≥	$16,481	≥	4.00%	≥	$20,602	≥	5.00%

12. Parent Company Financial Data

Condensed financial information of First Century Bankshares, Inc. (parent company only) is presented below:

STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2010	2009
Assets:	(Dollars in Thousands)
Cash	$183	$247
Investment in subsidiaries at equity	39,096	38,566
Other assets	1,175	672
TOTAL ASSETS	$40,454	$39,485
Liabilities:
Other liabilities	$483	$29
TOTAL LIABILITIES	483	29
Stockholders’ Equity:
Common stock–$1.25 par value; 10,000,000 shares authorized and 2,000,000 shares issued at December 31, 2010 and 2009; and 1,903,120 shares outstanding at December 31, 2010, and 2009	2,500	2,500
Paid-in capital	757	757
Retained earnings	38,994	38,479
Treasury stock, at cost; 96,880 shares at December 31, 2010 and 2009	(2,280)	(2,280)
TOTAL STOCKHOLDERS’ EQUITY	39,971	39,456
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$40,454	$39,485

Page 48     First Century Bankshares, Inc.

12. Parent Company Financial Data (continued)

STATEMENTS OF INCOME
	Years Ended December 31,
	2010	2009
	(Dollars in Thousands)
Income:
Dividends from subsidiary bank	$1,220	$1,830
TOTAL INCOME	1,220	1,830
Expenses:
Other	150	134
TOTAL EXPENSES	150	134
Applicable income taxes (benefits)	(57)	(55)
Income before equity in undistributed net income of subsidiaries	1,127	1,751
Equity in undistributed net income of subsidiaries	1,014	(1,436)
NET INCOME	$2,141	$315

STATEMENT OF CASH FLOWS

	Years Ended December 31,
	2010	2009
Cash flows from operating activities	(Dollars in Thousands)
Net income	$2,141	$315
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary	(1,014)	1,436
Other adjustments, net	(49)	(64)
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,078	1,687
Cash flows from financing activities
Cash dividends paid	(1,142)	(1,827)
NET CASH USED BY FINANCING ACTIVITIES	(1,142)	(1,827)
Net increase (decrease) in cash	(64)	(140)
Cash at January 1,	247	387
Cash at December 31,	$183	$247

First Century Bankshares, Inc.     Page 49

Management’s Annual Report on Internal Control Over Financial Reporting

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

Management conducted an evaluation of the effectiveness of our system of internal control over financial reporting as of December 31, 2010 based on the framework set forth in “Internal Control—Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on its evaluation, management concluded that, as of December 31, 2010, First Century Bankshares, Inc.’s internal control over financial reporting was effective.

Date: March 10, 2011

Frank W. Wilkinson President and Chief Executive Officer	J. Ronald Hypes, Treasurer (Principal Financial Officer)

Page 50     First Century Bankshares, Inc.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

First Century Bankshares, Inc.

and Subsidiaries

Bluefield, West Virginia

We have audited the accompanying consolidated statements of financial condition of First Century Bankshares, Inc. and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years then ended. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Century Bankshares, Inc. and Subsidiaries as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Brown, Edwards & Company, L.L.P.

CERTIFIED PUBLIC ACCOUNTANTS

Bluefield, West Virginia

March 15, 2011

First Century Bankshares, Inc.     Page 51

Boards of

Directors

FIRST CENTURY BANKSHARES, INC.

J. Richard Chambers

CEO and Managing Member

J.R. Chambers and Associates, LLC

W. Paul Cole, Jr.

President, Cole

Chevrolet-Cadillac

B. L. Jackson, Jr.

Retired, Former President

First National Bank of Bluefield

Robert M. Jones, Jr., MD Physician; Vice Chairman, First Century Bankshares, Inc. Samuel V. Jones, CPA Hodges, Jones and Mabry, P.C. Charles A. Peters Formerly, President, Peters Equipment, Inc.	John H. Shott Attorney Walter L. Sowers President, Pemco Corporation William Chandler Swope President, Swope Construction Services, Inc.

Frank W. Wilkinson

President and Chief Executive Officer

First Century Bankshares, Inc.
First Century Bank, N.A.

R. W. Wilkinson

Chairman of the Board

First Century Bankshares, Inc.

First Century Bank, N.A.

FIRST CENTURY BANK, N.A.

C. Scott Briers

President,

Briers, Inc.

J. Richard Chambers

CEO and Managing Member

J.R. Chambers and Associates, LLC

W. Paul Cole, Jr.

President, Cole

Chevrolet-Cadillac

B. L. Jackson, Jr.

Retired, Former President

First National Bank of Bluefield

Robert M. Jones, Jr., MD Physician; Vice Chairman, First Century Bankshares, Inc. Samuel V. Jones, CPA Hodges, Jones and Mabry, P.C. Charles A. Peters Formerly, President, Peters Equipment, Inc.	John H. Shott Attorney Walter L. Sowers President, Pemco Corporation William Chandler Swope President, Swope Construction Services, Inc.

Frank W. Wilkinson

President and Chief Executive Officer

First Century Bankshares, Inc.
First Century Bank, N.A.

R. W. Wilkinson

Chairman of the Board

First Century Bankshares, Inc.

First Century Bank, N.A.

FIRST CENTURY BANK, N.A.

WYOMING COUNTY OPERATIONS ADVISORY BOARD

Michelle Brown, DDS Oceana Dental Center Tom Evans, Jr. Private Investor	Lynn Daniels Vice President Wyoming County Operations First Century Bank, N.A.	Frank W. Wilkinson President and Chief Executive Officer First Century Bankshares, Inc. First Century Bank, N.A.	Dennis Worrell Partner, Worrell Exxon & Owner, D & T Car Wash R. W. Wilkinson Chairman of the Board First Century Bankshares, Inc. First Century Bank, N.A.

Page 52     First Century Bankshares, Inc.

Boards of

Directors

FIRST CENTURY BANK, N.A.

WYTHE COUNTY OPERATIONS ADVISORY BOARD

Robert T. Dupuis President, P & T Products, Inc. Samuel V. Jones, CPA Hodges, Jones & Mabry, PC	Garrett L. Little Vice President, Wythe County Operations First Century Bank, N.A.	Frank W. Wilkinson President and Chief Executive Officer First Century Bankshares, Inc. First Century Bank, N.A.	R. W. Wilkinson Chairman of the Board First Century Bankshares, Inc. First Century Bank, N.A.

FIRST CENTURY BANK, N.A.

SUMMERS COUNTY OPERATIONS ADVISORY BOARD

C. Scott Briers President, Briers, Inc. James S. Kerr Owner Kerr Realty	David L. Parmer Attorney at Law Bob Richmond Retired, First Century Bank N.A.	Bill J. Keaton Vice President, Summers County Operations First Century Bank N.A. Frank W. Wilkinson President and Chief Executive Officer First Century Bankshares, Inc. First Century Bank, N.A.	R. W. Wilkinson Chairman of the Board First Century Bankshares, Inc. First Century Bank, N.A.

FIRST CENTURY BANK, N.A.

RALEIGH COUNTY OPERATIONS ADVISORY BOARD

Thomas S. Acker Executive Director Forward Southern West Virginia William H. Baker Chairman of the Board Forward Southern West Virginia	Carl D. Bowman Assistant Vice President & City Executive Raleigh County First Century Bank, N.A. Senator D. Richard Browning West Virginia Senate	R. Woodrow Duba General Manager Beaver Coal Company, Limited Frank W. Wilkinson President and Chief Executive Officer First Century Bankshares, Inc. First Century Bank, N.A.	R. W. Wilkinson Chairman of the Board First Century Bankshares, Inc. First Century Bank, N.A.

First Century Bankshares, Inc.     Page 53

Corporate and

Bank Officers

FIRST CENTURY BANKSHARES, INC.

R. W. Wilkinson	Robert M. Jones, Jr., MD	W. E. Albert	J. Ronald Hypes
Chairman of the Board	Vice Chairman of the Board	Assistant Secretary	Treasurer

Frank W. Wilkinson
President and Chief Executive Officer, Secretary

FIRST CENTURY BANK, N.A.

ADMINISTRATION

R. W. Wilkinson

Chairman of the Board

Frank W. Wilkinson

President

& Chief Executive Officer

J. Ronald Hypes

Senior Vice President &

Chief Financial Officer

John D. Lay

Vice President & Controller

Wayne L. Blevins

Assistant Controller & Trust

Officer

Barbara Moore-Ray

Community Development

Officer

Cynthia Higgins-Atwell

Vice President

Internal Audit & Compliance

Lisa A. Huff

Vice President

Human Resources

Michael G. Scott

IT Manager

Deborah L. Bowman

Marketing Director

Matthew W. Barnett

BSA/Security Officer

BRANCH

ADMINISTRATION

Bill J. Keaton

Vice President,

Summers County Operations

Garrett L. Little

Vice President,

Wythe County Operations

Lynn Daniels

Vice President

Wyoming County Operations

Carl D. Bowman

Assistant Vice President

& City Executive

Raleigh County

Brenda G. Davidson

Branch Manager &

Loan Officer,

Bluefield, Virginia Office

Karen R. Kidd

Branch Manager/

Assistant Cashier,

College Avenue Office

Sandra K. Taylor

Branch Manager & Lender,

Pineville Office

Wanda Blair

Branch Manager &

Loan Officer,

Fort Chiswell Office

Kathy L. Peters

Assistant Vice President,
Teller Manager

Linda C. Hamer

Customer Service Manager

Stephanie Bailey

Branch Manager & Loan Assistant,

Oceana Office

Linda C. Rider

IRA Coordinator

Sharon Cole

Assistant Cashier

Hinton Office

Nancy M. Cales

Assistant Cashier

Hinton Office

LOANS

Jeffery L. Forlines

Senior Vice President,

Chief Credit Officer

Randall D. Price

Vice President, Credit

Administration Officer

Hal L. Absher

Director of Secondary

Mortgage Lending

Randy N. Bowles

Assistant Vice President,

Summers County Office

Barry W. Whitt

Vice President, Loans,

Princeton-Springhaven

Drive Office

Rick D. Blevins

Assistant Vice President, Loans,

Princeton Office

Vicky C. Eggleston

Consumer Loan Officer,

Wytheville Office

Charles E. Lester

Collections Officer

Jean F. Stanley

Assistant Cashier,

Princeton Office

Janet L. Whitten

Assistant Cashier

Margot A. Bower

Mortgage Loan Officer

Beckley Office

Anna Abbey

Loan Officer

OPERATIONS

W. E. Albert

Senior Vice President & Cashier

Lonnie E. Cochran

Vice President, Operations

Martha B. Cooper

Assistant Vice President,

Operations

Harold A. Mitchell

Assistant Vice President,

Imaging

Angela M. James

Director of Treasury Management

Judy A. Cecil

Assistant Cashier

TRUST

John P. Beckett, Jr.

Senior Vice President & Executive Trust Officer

Julie H. Johnson

Vice President & Senior

Trust Officer

Drew E. Porter

Vice President & Trust Officer

Mary A. Musser

Trust Officer

Mary Sue Anderson

Assistant Trust Officer

Page 54     First Century Bankshares, Inc.

First Century

Bankshares, Inc.

First Century Bank, N.A.

Locations

500 Federal Street

Bluefield, WV 24701

(304) 325–8181

525 Federal Street

Bluefield, WV 24701

(304) 324-3286

2020 College Avenue

Bluefield, WV 24701

(304) 327–5660

1223 Stafford Drive

Pine Plaza, Princeton, WV 24740

(304) 425–0856

145 Springhaven Drive

Princeton, WV 24740

(304) 431-7617

108 Spruce Street

Bluefield, VA 24605

(276) 326-2606

Rt. 10, Cook Parkway

Oceana, WV 24870

(304) 682–6221

Rt. 10, East Pineville

Pineville, WV 24874

(304) 732–8850

321 Temple Street

Hinton, WV 25951

(304) 466-2311

200 Peppers Ferry Road

Wytheville, VA 24382

(276) 223–1115

148 Ivanhoe Road

Max Meadows, VA 24360

(276) 637–3100

1826 Harper Road

Beckley, WV 25801

(304) 255-4560