Form 10-K, Exhibit 13
period 2011-12-31
FIRST CENTURY BANKSHARES INC
filed 2012-03-26
CIK 723594

Exhibit 13

FIRST CENTURY BANKSHARES, INC.

2011 Annual Report

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

P.O. Box 1559, Bluefield, WV 24701.

Annual Meeting

The annual meeting of the stockholders will be held at 3:00 p.m., Tuesday,

April 24, 2012, at the First Century Bank Seminar Center, 525 Federal Street,

Bluefield, West Virginia. All stockholders are cordially invited to attend.

Letter to the Stockholders	1

Management’s Discussion and Analysis of Financial Condition and Results of Operations	3

Consolidated Statements of Financial Condition	22

Consolidated Statements of Income	23

Consolidated Statements of Changes in Stockholders’ Equity	24

Consolidated Statements of Cash Flows	25

Notes to Consolidated Financial Statements	26

Management’s Annual Report on Internal Control Over Financial Reporting	57

Report of Independent Registered Public Accounting Firm	58

Boards of Directors	59

Corporate and Bank Officers	61

First Century Bankshares, Inc. Subsidiary Locations	Back Cover

Letter to the

Stockholders

To Our Stockholders, Customers, and Friends:

The directors, officers, and employees of First Century Bankshares, Inc. and its wholly owned subsidiary, First Century Bank, are pleased to present this Annual Report for 2011.

First Century Bankshares, Inc. had earnings of $2,216,000 for 2011 compared to $2,141,000 earned in 2010. Net income per diluted share was $1.16 for the year ended 2011 compared to $1.12 per diluted share for the year ended 2010. Net income for the year 2011 produced a return on average equity (ROAE) of 5.43% and a return on average assets (ROAA) of .52% compared to 5.31% and .51% respectively for 2010. Total assets at year end 2011 were $417,820,000 compared to $407,989,000 at year end 2010 or an increase of $9,831,000 or 2.41%.

The Board of Directors and management continue to focus their efforts on improving nonperforming assets. Total nonperforming assets, which includes our nonaccrual loans, accruing loans past-due over 90 days, restructured loans and other real estate owned, as a percentage of total assets decreased from 4.9% at the end of 2010 to 4.1% at year end 2011. During this period, the allowance for loan losses as a percentage of total loans decreased from 2.26% to 1.97% and this reflected a reduction in the level of total loans, as well as nonperforming loans. Management continually monitors the asset quality of the Company through internal risk rating matrixes, as well as external reviews. Our analysis focuses on cash flow capacity of our borrowers as the primary source of repayment and we are pleased to report that during 2011, we saw stabilization in our annual reviews of our larger credits. Our external review, through their credit risk assessment, reviewed approximately 80% of the company’s commercial portfolio. Management feels this validates our internal credit analyst review and allows us to closely monitor our largest earning asset. As we move into 2012, we will continue to have this as our primary focus.

The provision for loan losses was $3,241,000 for the year ended December 31, 2011. This was an increase of $1,305,000 compared to the provision of $1,936,000 for the same period of 2010. Net chargeoffs were $4,211,000 for the year ended December 31, 2011 compared to $386,000 for the year ended December 31, 2010.

The operating environment of the corporation continues to be difficult and in the primary markets of Mercer County and Tazewell County, we have seen the loss of Flowers Bakery Company, the soon-to-close Bluefield Beverage Company, the Kroger grocery store in Bluefield, West Virginia, as well as the potential loss of the U.S. Postal Service’s local processing center. As a result, our community has suffered a loss of over 320 jobs. We are monitoring these closures closely to determine the impact they will have on the performance of the Company.

During the fourth quarter of 2011, management recommended to the Board to freeze benefit accruals in our pension plan and a curtailment gain of $537,000 was recognized. Management has also continued to closely monitor workflows within the Company and through attrition and reallocation of staffing; we have reduced full-time equivalent employees (FTE’s) by six during 2011. Current staffing includes 140 full-time and 14 part-time employees. Management is committed to controlling personnel costs without sacrificing service to our valued customers.

It is important to let you, our shareholders, know that the Company continues to be well capitalized at December 31, 2011 with total risk-based capital to risk weighted assets of 15.41% and a Tier 1 leverage ratio of 9.49%. These are well in excess of the regulatory requirement to be considered well capitalized of 10.00% and 5.00% respectively. It is also important to note that with the decrease in total loans outstanding, as well as the decrease of approximately 4% in the investment portfolio, that the Company had significantly increased its liquidity held in cash equivalents. In the current regulatory environment in which we operate, management feels it is important to maintain a strong capital position, as well as monitoring and maintaining adequate liquidity for the Company. As we move through 2012, the Board and management are committed

First Century Bankshares, Inc.     Page 1

to enhancing your investment through these trying times. We are hopeful for regulatory stability and will continue to monitor the implementation of the Dodd-Frank Act, as well as the Consumer Financial Protection Bureau and their implementation of rules and regulations as we move forward.

During 2011, the Board of Directors modified the Company’s Dividend Policy which included declaring dividends for the prior quarter in the month following the quarter end. We felt this change was necessary to be able to determine earnings for the quarter before a dividend was declared. This policy falls in line with best practices of publicly owned corporations and we would intend to declare dividends in the future under these guidelines.

In January of 2012, the Company’s subsidiary bank converted its charter from a national bank to a West Virginia state bank, as well as a Federal Reserve member bank. We believe that this change will help the Company realize significant cost savings for regulatory assessments.

We appreciate your continued support and we will keep you fully advised as we move forward. We welcome your comments and recommendations as we continue to work through this difficult economy.

Sincerely,

Frank W. Wilkinson

President and Chief Executive Officer

Page 2     First Century Bankshares, Inc.

Management’s

Discussion and Analysis of Financial Condition and Results of Operations

AVERAGE STATEMENTS OF FINANCIAL CONDITION AND NET INTEREST DIFFERENTIAL

	2011			2010			2009
				(Dollars in Thousands)
ASSETS:	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest-bearing deposits with banks	$26,016	$54	0.21%	$16,112	$23	0.14%	$5,921	$48	0.81%
Securities available for sale and other equity securities:
U. S. Government agency securities	71,168	1,776	2.50%	67,253	2,084	3.10%	66,627	2,771	4.16%
Other securities	1,453	23	1.58%	1,624	23	1.42%	1,969	39	1.98%
Total securities available for sale	72,621	1,799	2.48%	68,877	2,107	3.06%	68,596	2,810	4.10%
Securities held to maturity:
State and municipal securities	24,831	896	3.61%	20,652	780	3.78%	18,467	705	3.82%
Total securities held to maturity	24,831	896	3.61%	20,652	780	3.78%	18,467	705	3.82%
Federal funds sold	9,987	16	0.16%	9,758	17	0.17%	4,398	10	0.23%
Loans	257,929	13,138	5.09%	272,746	14,355	5.26%	296,398	16,151	5.45%
Total interest-earning assets	$391,384	$15,903	4.06%	388,145	$17,282	4.45%	393,780	$19,724	5.01%
Allowance for loan losses	(5,463)			(4,896)			(2,944)
Cash and due from banks—demand	10,641			10,852			11,105
Bank Premises and equipment—net	12,779			13,339			13,968
Other assets	12,517			14,232			9,026
TOTAL ASSETS	$421,858			$421,672			$424,935
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest-bearing demand deposits	$83,253	$114	0.14%	$83,688	$156	0.19%	$80,032	$162	0.20%
Savings deposits	66,599	110	0.17%	58,842	134	0.23%	56,363	150	0.27%
Time deposits	152,118	1,933	1.27%	163,859	2,728	1.66%	172,108	4,334	2.52%
Total interest-bearing deposits	301,970	2,157	0.71%	306,389	3,018	0.99%	308,503	4,646	1.51%
Short-term debt	20,034	261	1.30%	19,711	276	1.40%	20,627	278	1.35%
Total interest-bearing liabilities	322,004	2,418	0.75%	326,100	3,294	1.01%	329,130	4,924	1.50%
Demand deposits	55,339			52,416			52,176
Other liabilities	4,162			3,608			3,282
TOTAL LIABILITIES	381,505			382,124			384,588
Stockholders’ equity	40,353			39,548			40,347
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$421,858			$421,672			$424,935
Average rate paid to fund earning assets			0.62%			0.85%			1.25%
NET INTEREST DIFFERENTIAL		$13,485	3.45%		$13,988	3.60%		$14,800	3.76%

For purposes of this schedule, interest on nonaccrual loans have been included only to the extent reflected in the income statement. However, the nonaccrual loan balance is included in the average amount outstanding. Income on loans includes loan fees of $139,00 in 2011, $150,000 in 2010 and $496,000 in 2009. Average balances of securities available for sale are reported at amortized cost; excludes pretax unrealized gains of $769,000 in 2011, $1,254,000 in 2010 and $1,563,000 in 2009. Interest income on tax exempt securities is shown based on the actual yield.

VOLUME/RATE ANALYSIS

	Increase (Decrease) in Interest
	2011 vs. 2010			2010 vs. 2009			2009 vs. 2008
				(Dollars in Thousands)
	Due to Change in (1)			Due to Change in (1)			Due to Change in (1)
Interest income on:	Volume	Rate	Total	Volume	Rate	Total	Volume	Rate	Total
Loans	$(767)	$(450)	$(1,217)	$(1,267)	$(529)	$(1,796)	$318	$(2,175)	$(1,857)
Securities available for sale and other equity securities	104	(412)	(308)	10	(713)	(703)	(513)	(547)	(1,060)
Securities held to maturity	154	(38)	116	83	(8)	75	19	0	19
Federal funds sold	0	(1)	(1)	11	(4)	7	(19)	(93)	(112)
Interest-bearing deposits with banks	17	14	31	49	(74)	(25)	(6)	(111)	(117)
TOTAL INTEREST INCOME	(492)	(887)	(1,379)	(1,114)	(1,328)	(2,442)	(201)	(2,926)	(3,127)
Interest expense on:
Interest-bearing demand deposits	(1)	(41)	(42)	7	(13)	(6)	15	(151)	(136)
Savings deposits	15	(39)	(24)	6	(22)	(16)	2	(209)	(207)
Time deposits	(172)	(623)	(795)	(173)	(1,433)	(1,606)	(341)	(2,145)	(2,486)
Short-term borrowings	4	(19)	(15)	(13)	11	(2)	(14)	(49)	(63)
TOTAL INTEREST EXPENSE	(154)	(722)	(876)	(172)	(1,458)	(1,630)	(338)	(2,554)	(2,892)
NET INTEREST INCOME	$(338)	$(165)	$(503)	$(943)	$131	$(812)	$137	$(372)	$(235)

(1) Changes due to a combination of volume and rate have been allocated proportionally to volume and rate.

First Century Bankshares, Inc.     Page 3

This narrative will assist you in your analysis of the accompanying consolidated financial statements and supplemental financial information. It should be read in conjunction with the audited consolidated financial statements and the notes that follow, along with the selected financial data presented elsewhere in this report. We are not aware of any market or institutional trends, events or uncertainties that will have or are reasonably likely to have a material effect on the liquidity, capital resources or operations of the Corporation, except as discussed herein. We are also not aware of any current recommendations by any regulatory authorities, which would have such a material effect if implemented, except as discussed herein.

Forward-looking Statements

This report contains certain forward-looking statements (as defined in the Private Securities Litigation Act of 1995), including certain plans, expectations, goals and projections, which are inherently subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including but not limited to: the nature and extent of governmental actions and reforms; continued monetary policy actions compressing market interest rates; rapid movements in interest rates; the rapid pace of new accounting and regulatory changes; changes in economic conditions which may affect our primary market area; continued volatility in national and local real estate values; competitive pressures on product pricing and services; success and timing of business strategies; success and timing of loan workout strategies; continuing consolidation on the financial services industry; rapidly changing technology; and evolving financial industry standards.

Corporate Structure and Acquisitions

First Century Bankshares, Inc. (“Corporation”) is chartered under the laws of West Virginia and operates as a financial holding company headquartered in Bluefield, WV. We began active operations in March 1984, in a business combination with our then sole subsidiary, The First National Bank of Bluefield. Through a series of acquisitions and consolidations, we now operate one subsidiary bank. During 2011, our subsidiary bank filed with the West Virginia Division of Financial Institutions to convert from a national banking charter to a West Virginia state banking charter. This conversion was effective January 20, 2012 and the bank now operates under the name, First Century Bank, Inc., Bluefield, WV (“FCB”). FCB is engaged in commercial banking activities that provide a broad menu of financial services to individuals and businesses. FCB operates 12 branch offices and 17 ATM locations throughout southern West Virginia and southwestern Virginia.

During 2001, we formed a financial subsidiary, First Century Financial Services, LLC, (“FCFSLLC”). This entity was formed to conduct insurance activities; however, we ceased conducting insurance activities during 2009. FCFSLLC was liquidated during the fourth quarter of 2011.

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

Page 4     First Century Bankshares, Inc.

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

Pensions

We have a defined benefit pension plan covering substantially all employees with at least nine months of service who are at least 20½ years of age. Pension expense is determined by an actuarial valuation based on assumptions that are evaluated annually as of December 31, the measurement date for pension obligations. The most significant assumptions are the long-term expected rate of return on plan assets, the discount rate used to determine the present value of the pension obligations, and the weighted-average rate of expected increase in future compensation levels. We review these assumptions with the plan’s actuaries and modify them as necessary to reflect current market conditions as well as anticipated long-term market conditions. During the fourth quarter of 2011, we ceased new accruals of pension benefits and closed the pension plan to new entrants.

Greater detail regarding pension benefits is provided later in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, as well as in Note 7 of Notes to Consolidated Financial Statements.

First Century Bankshares, Inc.     Page 5

Balance Sheet Analysis

Loans

AMOUNTS OF LOANS OUTSTANDING

	December 31,
	2011	2010	2009	2008	2007
	(Dollars in Thousands)
Commercial, financial and agricultural	$21,525	$29,102	$39,798	$44,966	$46,599
Real estate–construction and development	11,923	15,399	17,051	25,074	18,339
Real estate–mortgage	198,075	196,711	208,570	204,686	209,221
Installment loans to individuals	16,844	19,045	20,947	21,894	22,787
TOTAL LOANS OUTSTANDING	$248,367	$260,257	$286,366	$296,620	$296,946

MATURITY SCHEDULE OF LOANS

	Remaining maturity at December 31, 2011
	(Dollars in Thousands)
	1 Year or Less	1 to 5 Years	After 5 Years	Total
Commercial, financial and agricultural	$15,572	$3,047	$2,906	$21,525
Real estate–construction and development	8,385	2,244	1,294	11,923
Real estate–mortgage	63,354	84,902	49,819	198,075
Installment loans to individuals	3,812	11,083	1,949	16,844
TOTAL	$91,123	$101,276	$55,968	$248,367

With predetermined interest rates	$58,510	$100,207	$55,952	$214,669
With floating interest rates	32,613	1,069	16	33,698
TOTAL	$91,123	$101,276	$55,968	$248,367

Our primary goal is to meet the credit needs of the retail and commercial customers in our primary markets of southern West Virginia and southwestern Virginia. Total loans decreased approximately $11,890,000, or 4.6%, in 2011, following a 9.1% decrease of $26,109,000 in 2010. Competition in our market was very aggressive during 2011 for the acquisition of new loans as new, quality loan opportunities were not prevalent. Our participation loan portfolio of approximately $40,000,000 declined approximately 10% for the year. Additionally, loan demand was weak during 2011 in all of our local markets. We continued to adhere to our philosophy of not retaining long-term fixed-rate commitments in order to better manage our interest rate risk. In order to provide consumers with a long term option for home financing, we originate and sell mortgages to the Federal National Mortgage Association (Fannie Mae). During 2011 we originated and sold approximately $22,821,000 in long-term mortgages compared to approximately $32,289,000 during 2010. At December 31, 2011, the loan portfolio comprised 64.0% of total interest-earning assets as compared to 69.3% of total interest-earning assets at December 31, 2010, and contributed 82.6% of total interest income in 2011, and 83.1% in 2010.

During 2011, our emphasis was balanced between managing credit quality issues including higher levels of nonperforming assets and seeking loan opportunities from strong, small to mid-sized companies with known management and excellent financial stability. Most of the commercial loans in the portfolio have variable rates of interest. Additionally, we continued to make loans available in the retail marketplace. We also continued to maintain relationships with other community banks in Virginia and West Virginia to seek loan participation opportunities outside of our existing footprint. Consistent with our philosophy on

Page 6     First Century Bankshares, Inc.

relationship banking, most of our borrowers are also depositors and utilize other banking services. The average yield of the loan portfolio decreased to an average rate of 5.09% in 2011 compared to 5.26% in 2010. Earnings reflect pressure on the net interest margin arising from higher levels of nonperforming assets, along with the continued emphasis on economic stimulus by the Federal Reserve during 2011 that has resulted in an extended period of low interest rates. During 2009 we implemented interest rate floors in pricing our variable rate loans in order to establish a baseline of income from any given loan. We continued this strategy during 2011.

Our commercial loan portfolio is generally diversified and geographically dispersed within the region of southern West Virginia and southwest Virginia. At December 31, 2011, we had loan concentrations of $23,811,000, or 58.5% of stockholders’ equity in loans to lessors of residential property, $18,792,000, or 46.1% of stockholders’ equity in loans to lessors of nonresidential property. These concentrations are diversified by geography throughout our market area. There are no other concentrations of lines of business or industry that represent greater than 25% of stockholders’ equity. Within each specific industry, our borrowers are diversified as to specialty, service or other unique feature of the overall industry. A substantial portion of our customers’ ability to honor their contractual commitment is largely dependent upon the economic health of the respective industry within the overall economic environment of southern West Virginia and southwestern Virginia. Our local economy has been less volatile than many areas of the country during the national economic downturn due to the production of energy sources, primarily coal and natural gas. However, continued regulatory pressure on the coal industry and the utilities that use fossil fuels for energy production is beginning to have a negative impact on our local economy.

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

First Century Bankshares, Inc.     Page 7

NONPERFORMING ASSETS AND LOAN LOSS ANALYSIS

	Years Ended December 31,
	2011	2010	2009	2008	2007
	(Dollars in Thousands)
Average amount of loans outstanding	$257,929	$272,746	$296,398	$290,928	$295,451
Allowance for loan losses:
Balance at beginning of the year	$5,875	$4,325	$2,690	$2,455	$2,555
Loans charged off
Commercial, financial and agricultural	1,974	87	3,038	—	12
Real estate–construction and development	—	14	310	—	92
Real estate–mortgage	2,256	169	302	113	33
Installment loans to individuals	109	283	296	302	283
TOTAL LOANS CHARGED OFF	4,339	553	3,946	415	420
Loan recoveries
Commercial, financial and agricultural	32	18	—	45	—
Real estate–mortgage	63	96	48	78	64
Installment loans to individuals	33	53	73	78	90
TOTAL LOAN RECOVERIES	128	167	121	201	154
Net loans charged off	(4,211)	(386)	(3,825)	(214)	(266)
Provision for loan losses	3,241	1,936	5,460	449	166
BALANCE AT END OF THE YEAR	$4,905	$5,875	$4,325	$2,690	$2,455
Ratio of net loans charged off to average loans outstanding	1.63%	0.14%	1.29%	0.07%	0.09%

Provision for loan losses as a percent of loans	1.26%	0.71%	1.84%	0.15%	0.06%
Allowance at year end as a percent of loans	1.97%	2.26%	1.51%	0.91%	0.83%
Nonperforming assets (at year end)
Nonaccrual	$13,827	$16,764	$6,780	$5,614	$1,211
Past–due ninety days or more and still accruing	830	639	1,461	553	711
Troubled debt restructurings	1,429	904	989	311	198
Other real estate owned	1,180	1,750	2,578	203	135
TOTAL NONPERFORMING ASSETS	$17,266	$20,057	$11,808	$6,681	$2,255
Nonperforming assets/total loans	7.0%	7.7%	4.1%	2.3%	0.8%
Nonperforming assets/total assets	4.1%	4.9%	2.9%	1.6%	0.5%

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	2011		2010		2009		2008		2007
	(Dollars in Thousands)
	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans
Commercial, financial and agricultural	$764	8.67%	$1,757	11.40%	$752	13.90%	$463	15.16%	$523	15.69%
Real estate–construction and development	891	4.80%	284	5.92%	939	5.95%	382	8.45%	76	6.18%
Real estate–mortgage	2,663	79.75%	3,172	75.58%	2,094	72.83%	1,402	69.01%	1,471	70.46%
Installment loans to individuals	477	6.78%	588	7.10%	508	7.32%	426	7.38%	348	7.67%
Unallocated	110	N/A	74	N/A	32	N/A	17	N/A	37	N/A
TOTAL	$4,905	100.00%	$5,875	100.00%	$4,325	100.00%	$2,690	100.00%	$2,455	100.00%

Page 8     First Century Bankshares, Inc.

Nonperforming assets, including nonaccrual loans, loans past-due 90 days or more, restructured loans and other real estate owned, decreased $2,791,000, or 13.9%, to $17,266,000 at December 31, 2011, following an increase of $8,249,000, or 69.9%, to $20,057,000 at December 31, 2010. Nonperforming assets as a percentage of total assets decreased from 4.9% at December 31, 2010 to 4.1% at December 31, 2011.

Impaired credits consist primarily of loans collateralized by commercial real estate where the borrower has experienced financial difficulties as a result of the downturn in the local and national economies. There is no other concentration by locale or industry that is common among these loans. The largest impaired loan is a purchased participation loan of approximately $4,948,000, and is secured by a mixed use real estate development project in Richmond, Virginia. Both the development project and the guarantor have sought protection in bankruptcy and we are pursuing all collection efforts through this process. Specific reserves of $768,000 are assigned to this credit.

For the year ended December 31, 2011 there were no significant additions to impaired loans. Our collection efforts include foreclosure sales, often resulting in the borrower seeking protection in bankruptcy. Other borrowers make efforts to liquidate assets to avoid foreclosure on primary collateral. Our success in maximizing collateral value will, in large part, depend on the absorption rate of commercial real estate property.

During 2011, management continued to focus efforts on evaluating the Company’s commercial real estate exposure to determine the potential impact on future earnings should conditions in this sector continue to deteriorate. Our policy is to discontinue the accrual of interest on loans that are past due more than 90 days, unless those loans are well collateralized and in process of collection. We may also classify loans that are on a current payment status or past due less than 90 days as nonaccrual if the repayment of principal or interest is in doubt. Once a loan is placed in nonaccrual status we apply payments that are received to reducing the outstanding principal balance. Interest income is only recognized after the borrower can demonstrate cash flow and the ability to amortize the remaining debt, and, performs under the new arrangement for at least six payments. Nonaccrual loans were $13,827,000 at December 31, 2011, compared with $16,764,000 at December 31, 2010. Our holdings of other real estate owned decreased to $1,180,000 at December 31, 2011, compared with $1,750,000 at December 31, 2010. Other real estate owned is recorded at fair value less estimated selling costs.

We maintain an allowance for loan losses that we believe to be adequate to absorb probable credit losses inherent in the portfolio. We are committed to the early recognition of problem loans, and to an appropriate and adequate level of allowance. During 2011, we monitored our loan portfolio with even more enhanced scrutiny in order to identify potential deterioration. As a result of a reduction in total nonperforming loans, the allowance for loan losses was 1.97% of year-end loans at December 31, 2011 compared to 2.26% at December 31, 2010. The estimation of the adequacy of the allowance for loan losses is the most significant estimate that we determine. Different amounts could result under different conditions or assumptions.

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

First Century Bankshares, Inc.     Page 9

Specific reserves are recorded on impaired loans of $1,818,000 and $2,352,000 at December 31, 2011 and 2010, respectively. Other classified loans are categorized and allocated appropriate reserves. Other loans more than 90 days past due that have not been considered in these procedures are assigned a classification of Substandard and are reserved for accordingly.

Securities

SECURITIES

The following table shows the carrying values of securities at the respective periods, which is fair value for available for sale securities and amortized cost for securities held to maturity:

	December 31,
	2011	2010	2009
	(Dollars in Thousands)
Securities available for sale:
U. S. Government agency securities	$33,552	$55,808	$35,638
U. S. Government agency mortgage-backed securities	33,121	17,634	25,202
TOTAL SECURITIES AVAILABLE FOR SALE	$66,673	$73,442	$60,840
Securities held to maturity:
State, county and municipal securities	$27,024	$24,196	$19,076
TOTAL SECURITIES HELD TO MATURITY	$27,024	$24,196	$19,076

MATURITIES OF SECURITIES

The following table shows the contractual maturities of debt securities at December 31, 2011 and the weighted average yields of such securities:

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in Thousands)
Securities available for sale:
U. S. Government agency securities	$—	0.00%	$23,260	1.56%	$9,291	2.66%	$1,000	4.60%	$33,551	1.96%
U. S. Government agency mortgage-backed securities	423	5.12%	1,194	4.81%	5,691	3.90%	25,814	2.49%	33,122	2.85%
TOTAL SECURITIES AVAILABLE FOR SALE	$423	5.12%	$24,454	1.72%	$14,982	3.13%	$26,814	2.57%	$66,673	2.40%
Securities held to maturity:
State, county and municipal securities	$1,302	5.84%	$4,069	4.94%	$14,638	5.38%	$7,015	5.20%	$27,024	5.29%
TOTAL SECURITIES HELD TO MATURITY	$1,302	5.84%	$4,069	4.94%	$14,638	5.38%	$7,015	5.20%	$27,024	5.29%

Yields on tax-exempt obligations have been computed based on tax equivalent yield.

Page 10     First Century Bankshares, Inc.

During 2011, securities, our second largest category of assets, decreased by $3,941,000 or 4.0%. At December 31, 2011, securities comprised 24.1% of total interest-earning assets compared to 25.8% of total interest-earning assets at December 31, 2010. The composition of our securities portfolio reflects our investment strategy of maximizing portfolio yields subject to risk and liquidity considerations. The primary objective of our investment strategy is to maintain an appropriate level of asset liquidity and provide us with a tool to assist in controlling and managing our interest rate position while at the same time producing appropriate levels of interest income. In order to maintain liquidity and flexibility, we categorize most investments in the available for sale portfolio. We typically purchase U.S. Government agency and U.S. Government agency mortgage-backed securities in order to maintain the maximum liquidity of the portfolio. We have not purchased any of the preferred stocks or private label mortgage products that have resulted in impairment charges for many other financial companies.

The remaining securities, primarily state, county and municipal obligations comprise the held to maturity portfolio. Net unrealized gains in the held to maturity portfolio amounted to approximately $1,125,000 at December 31, 2011, compared to $66,000 at December 31, 2010. The primary reason for the increase was due to the continued decline in long term interest rates. The held to maturity portfolio increased to $27,024,000 at December 31, 2011, from $24,196,000 at December 31, 2010. State and municipal securities contained no individual issues in excess of 10% of stockholders’ equity.

At December 31, 2011, we had $569,000 in securities held to maturity having continuous unrealized loss positions for more than 12 months with gross unrealized losses of $1,000. As these losses were due to fluctuations in interest rates and not attributable to deterioration in credit quality, we did not recognize any other-than-temporary impairment in 2011.

Deposits

Deposits, our major source of funds, were essentially unchanged, increasing approximately $308,000, or 0.1%, in 2011, following an increase of $2,021,000 in 2010. Noninterest-bearing deposits increased $10,347,000 in 2011, following an increase of $1,508,000 in 2010. These changes in noninterest-bearing deposits demonstrate the effect of normal fluctuations within our commercial depositor base. The average rate paid on interest-bearing deposits in 2011 was 0.71% and 0.99% in 2010. Strong competition for deposits exists in our primary market among commercial banks, savings banks, thrift institutions, credit unions, mutual funds, brokerage houses, insurance companies, and certain national retailers. Despite this intense competition, we continue to evaluate pricing strategies that will insure the long-term benefit of maintaining market share without sacrificing profitability. As a result, interest-bearing deposits decreased $10,039,000, or 3.3%, in 2011.

First Century Bankshares, Inc.     Page 11

AVERAGE DEPOSITS

	2011 Average		2010 Average		2009 Average
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in Thousands)
Noninterest–bearing demand deposits	$55,339	N/A	$52,416	N/A	$52,176	N/A
Interest–bearing demand deposits	83,253	0.14%	83,688	0.19%	80,032	0.20%
Savings deposits	66,599	0.17%	58,842	0.23%	56,363	0.27%
Time deposits	152,118	1.27%	163,859	1.66%	172,108	2.52%
TOTAL AVERAGE DEPOSITS	$357,309	0.60%	$358,805	0.84%	$360,679	1.29%

There are no foreign offices. Average balances are computed on daily balances.

MATURITIES OF TIME CERTIFICATES OF DEPOSIT OF $100,000 OR MORE

December 31, 2011
(Dollars in Thousands)
Under 3 months	$14,260
3 to 6 months	10,269
6 to 12 months	13,713
Over 12 months	10,739
TOTAL CERTIFICATES OF DEPOSIT OF $100,000 OR MORE	$48,981

SHORT-TERM BORROWED FUNDS

	December 31,
	2011	2010	2009
	(Dollars in Thousands)
Federal funds purchased and securities sold under agreements to repurchase	$20,097	$11,431	$15,241
Other borrowed funds	—	26	26
TOTAL BORROWED FUNDS	$20,097	$11,457	$15,267

The approximate average interest rates, average amounts outstanding, and maximum amounts outstanding at any month-end for federal funds purchased and securities sold under agreements to repurchase are as follows:

	2011	2010	2009
	(Dollars in Thousands)
Average interest rates at December 31	1.28%	2.31%	1.71%
Maximum amounts outstanding at any month-end	$20,567	$19,973	$22,546
Average daily amount outstanding	$20,008	$19,685	$20,601
Weighted average interest rates	1.30%	1.40%	1.34%

The weighted average interest rates are calculated by dividing the annual interest expense by the related average daily amounts outstanding.

Capital Resources

The total per share dividend for 2011 decreased to $0.45 per share from the $0.60 per share paid in 2010. In 2011 we modified our dividend policy to move the declaration of dividends to the month following a quarter-end in order to better manage the payout based on known earnings for the quarter. This resulted in three dividend payments of $0.15 each compared with four payments in 2010. Cash dividends paid to stockholders during 2011 totaled $856,000 and $1,142,000 in 2010. At the December 31, 2011 closing price of our stock, the current dividend reflects a dividend yield of approximately 4.90%

Page 12     First Century Bankshares, Inc.

We are dependent upon dividends paid by FCB to fund dividends to the stockholders and to cover other operating costs. Our board of directors considers historical financial performance, future prospects, and anticipated needs for capital in formulating the dividend payment policy. Future dividends are dependent upon our financial results, regulatory capital requirements and general economic conditions.

One of our primary objectives is to maintain a strong capital position. Stockholders’ equity increased $753,000 or 1.9% in 2011. This increase resulted primarily from an increase in retained earnings of $1,360,000. Additionally, during 2011 we did not repurchase any treasury shares through our stock repurchase program. At December 31, 2011, we maintained approval to repurchase 9,572 shares of the Corporation’s common stock. We will continue to evaluate capital utilization to provide the most long-term value for our shareholders.

Risk-based capital regulations require all banks and bank holding companies to have a minimum total risk-based capital ratio of 8% with half of the capital composed of core capital. Conceptually, risk-based capital requirements assess the risk of a financial institution’s balance sheet and off-balance sheet commitments in relation to its capital. Under the guidelines, capital strength is measured in two tiers which are used in conjunction with risk adjusted assets in determining the risk-based capital ratios. Our Tier I capital, which consists of stockholders’ equity, adjusted for certain intangible assets, amounted to $39,465,000 at December 31, 2011, or 15.41% of total risk-weighted assets, compared to $37,948,000 at December 31, 2010, or 13.82% of total risk-weighted assets. Tier II capital, or supplementary capital, includes capital components such as qualifying allowance for loan losses, and can equal up to 100% of an institution’s Tier I capital with certain limitations. Our Tier II capital amounted to $3,223,000 at December 31, 2011, and $3,463,000 at December 31, 2010, or 1.25% of total risk-weighted assets for both years. Our total consolidated risk-based capital was $42,688,000 at December 31, 2011, or 16.67% of total risk-weighted assets, compared to $41,411,000, or 15.08% of total risk-weighted assets as of December 31, 2010. Additionally, risk-based capital guidelines require that we maintain a minimum leverage ratio (Tier I capital divided by average adjusted total consolidated assets) of 4%, which may be increased for institutions with higher levels of risk or that are experiencing or anticipating significant growth. We have not been advised by any regulatory agency of any additional specific minimum leverage ratio applicable to us. As of December 31, 2011 and 2010, the Corporation’s leverage ratio was 9.49% and 9.00% respectively; therefore, we exceeded all current minimum capital requirements.

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

Interest rate sensitivity varies with different types of interest-earning assets and interest-bearing liabilities. Overnight federal funds, on which rates change daily, and loans that are tied to the prime rate differ considerably from long-term securities and fixed rate loans. Similarly, time deposits of $100,000 and over, NOW accounts and money market deposit accounts are much more interest rate sensitive than savings accounts and other interest-bearing liabilities. We use a number of tools to measure interest rate risk, including simulating net interest income under various rate scenarios, monitoring the change in present value of the asset and liability portfolios under the same rate scenarios and monitoring the difference or gap between rate sensitive assets and liabilities over various time periods.

We have traditionally priced our commercial loans with variable rates tied to the prime rate of interest. With the dramatic reduction in the prime rate at the end of 2008, we implemented interest rate floors during 2009 on new and renewed commercial loans. We continued this policy through 2011 and at December 31, 2011 we had $43,509,000 in variable rate loans that were at their interest rate floor. This allowed us to retain a portion of our interest income, but will ultimately delay the repricing opportunities for these loans until the prime rate rises above the floor rates on the loans. Also, with the potential for rising interest rates, our customers are requesting fixed rate commitments for new and renewed loans. See the Analysis of Interest Rate Sensitivity Table for more information regarding our risk to changes in interest rates.

We continue to monitor asset/liability gap positions, while incorporating more sophisticated risk measurement tools, including simulation modeling which calculates expected net interest income based on projected interest-earning assets, interest-bearing liabilities and interest rates. Using simulation modeling allows us to evaluate earnings and capital at risk due to significant changes in interest rates. We monitor exposure to the effect of an instantaneous change in rates of 200 basis points up or down over the same period. As of December 31, 2011 and 2010, simulation indicated the impact of a 200 basis point increase in rates would result in an increase in net interest income of 7.9% and 3.3%, respectively. A 200 basis point decline in rates would result in a decrease in net interest income from an unchanged rate environment of 7.6% and 7.3%, respectively, at December 31, 2011 and 2010. These changes fall within our policy limits for the maximum negative impact to net interest income from a change in interest rates. Because of the current low interest rate environment, we also evaluate various scenarios to determine the impact of more significant changes in interest rates. In response to regulatory guidance issued during 2010, we began monitoring the potential impact of a 400 basis point increase in interest rates from the base case scenario. Our model reflects this would result in a 15.2% increase in net interest income.

Page 14     First Century Bankshares, Inc.

ANALYSIS OF INTEREST RATE SENSITIVITY

An analysis of interest rate sensitivity as of December 31, 2011 is shown below.

	Months				Years				Totals
	Less Than 3		3 – 12		1 – 5		Over 5
	(Dollars in Thousands)
Investment securities	$1,207		$1,515		$27,526		$64,801		$95,049
Federal funds sold and interest-bearing balances with banks	44,840		—		—		—		44,840
Loans	90,876		51,272		87,131		19,088		248,367
Interest-earning assets	136,923		52,787		114,657		83,889		388,256
Time deposits	39,548		71,178		34,131		162		145,019
Other interest-bearing deposits	18,441		—		131,785		—		150,226
Other interest-bearing liabilities	20,097		—		—		—		20,097
Interest-bearing liabilities	78,086		71,178		165,916		162		315,342
Interest sensitivity gap	$58,837		$(18,391)		$(51,259)		$83,727		$72,914
Cumulative interest sensitivity gap	$58,837		$40,446		$(10,813)		$72,914
Ratio of interest-earning assets to interest-bearing liabilities	1.75	x	0.74	x	0.69	x	517.83	x
Ratio of cumulative interest sensitivity gap to total earning assets	15.15%		10.42%		(2.79%)		18.78%

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

Liquidity can best be demonstrated by an analysis of cash flows. Our primary source of cash flows is from operating activities. Operating activities provided $6,110,000 of liquidity for the year ended December 31, 2011, compared to $6,678,000 in 2010. The principal elements of these operating flows are net income, increased for significant non-cash expenses for the provision for loan losses and depreciation and amortization.

In 2011, cash flows from financing activities increased $8,092,000, primarily due to increases in short-term borrowings of $8,640,000. Short-term borrowings consist of overnight repurchase agreements between FCB and certain larger commercial customers.

A secondary source of liquidity comes from investing activities, principally the maturities of investment securities. With the continued low interest rate environment during 2011, maturities and calls of investment securities were $60,069,000, compared to $67,128,000 in 2010. This rapid flow of liquidity allowed us to reallocate a portion of the available for sale portfolio into municipal securities which provided more relative value at various purchasing opportunities during the year. As of December 31, 2011, we had approximately $6,770,000 of investment securities that had scheduled maturities within 36 months. Payments from mortgage-backed securities in excess of this amount, as well as security calls while interest rates remain low, will provide additional cash flow for reinvestment.

First Century Bankshares, Inc.     Page 15

We also have access to additional sources of liquidity through the Federal Reserve System, through our membership in the Federal Home Loan Bank system and through correspondent bank relationships. As of December 31, 2011, FCB had a maximum borrowing capacity exceeding $60,000,000 through the Federal Home Loan Bank of Pittsburgh. These funds can be made available with various maturities and interest rate structures. As a member, we are required to own stock in the Federal Home Loan Bank of Pittsburgh. The amount of stock we own is based on the amount of outstanding borrowings at any given point in time. Borrowings are also collateralized by a blanket lien by the Federal Home Loan Bank on its member’s qualifying assets. At December 31, 2011, FCB owned $969,000 of stock and had no outstanding loan advances with either the Federal Home Loan Bank of Pittsburgh or the Federal Reserve Bank of Richmond.

We also have federal funds lines of credit from two correspondent banks totaling $8,700,000. There were no outstanding balances on either line at December 31, 2011.

Income Statement Analysis

Earnings Overview

Net income for the two years ended December 31, 2011 and 2010, was $2,216,000 and $2,141,000, respectively. On a per share basis, diluted net income was $1.16 in 2011 compared to $1.12 in 2010. Return on average equity was 5.43% in 2011 compared to 5.31% in 2010. Return on average assets for the year ended December 31, 2011 was 0.52% compared to 0.51% in 2010. Earnings for 2011 reflect the additional provision for loan losses, offset by increases in noninterest income and reductions in noninterest expense. Core earnings of the bank reflect the net interest margin as a percentage of average assets of 3.19% for 2011 and 3.31% for 2010.

A summary of the significant factors influencing our results of operations and related ratios is included in the following discussion.

Earnings Per Share

The Earnings Per Share Table summarizes the principal sources of changes in earnings per share from 2010 to 2011.

EARNINGS PER SHARE

Net income per share — 2010	$1.12
Increase (decrease) due to change in:
Net interest income	(0.17)
Provision for loan losses	(0.45)
Other operating income	0.50
Personnel expense	0.14
Other expense	0.02
Net income per share — 2011	$1.16

Page 16     First Century Bankshares, Inc.

Net Interest Income

The major portion of our earnings is derived from net interest income, which is the interest income on interest-earning assets less the interest expense on interest-bearing liabilities. During 2011 net interest income decreased $503,000 or 3.6%. This followed a 5.5% decrease in 2010. Net interest income resulted in a net interest margin to earning assets ratio of 3.19% for 2011, compared with 3.31% for 2010.

For the year ended December 31, 2011, interest income decreased $1,379,000, or approximately 8.0%, compared to a decrease of $2,442,000, or 12.4% for 2010. Interest on loans decreased $1,217,000 or 8.5% during 2011 compared with a decrease of $1,796,000, or 11.1% for 2010. Interest on securities decreased $192,000, or 6.7% for 2011, following a decrease of $628,000, or 17.9% for 2010. Interest income reflects a yield on average earnings assets of 4.06% for 2011, compared with 4.45% for 2010.

The decrease in interest income was accompanied by a decrease in interest expense of $876,000 or 26.6% for 2011. This followed a decrease in interest expense of $1,630,000, or 33.1% for 2010. Interest expense reflects a cost on average interest-bearing liabilities of 0.75% for 2011, compared with 1.01% for 2010.

Net interest income is affected by many factors, but most significantly by the prevailing interest rates during the period, the spread between the various sources and uses of funds, and by changes in the volume of various assets and liabilities. Earnings reflect pressure on net interest income arising from the long-term, low interest rate environment. We did implement a pricing strategy in 2009 that created interest floors on our variable rate loans. We are continuing this strategy as we have renewals and other opportunities to reprice loans. This reduction was not completely offset by lower interest expense as most deposits are priced at rates that leave no capacity for reductions. Additionally, as previously mentioned, reinvestment opportunities in the investment portfolio were not readily available at comparable rates as the maturing or called security.

Provision for Loan Losses

The most significant impact on our earnings in 2011 and 2010 continues to be our provision for loan losses. The provision for loan losses was $3,241,000 for 2011, compared to $1,936,000 for 2010, or an increase of $1,305,000, or 67.4%. The provision for loan losses as a percentage of average loans was 1.26% for 2011, compared with 0.71% for 2010. Charge-offs increased $3,786,000 during 2011. We incurred charge-offs of $3,265,000 related to one borrower during 2011 that reflects the majority of the difference. Additionally, recoveries of previous charge-offs were down $39,000, or 23.4% in 2011. The ratio of net charge offs to average loans outstanding was 1.63% for 2011, compared with 0.14% for 2010.

Noninterest Income and Expense

Noninterest income net of securities gains and losses increased $874,000, or 16.5% in 2011 after being essentially unchanged for 2010, decreasing $7,000 or 0.1%. The primary increase was related to our decision to freeze accruals of future pension benefits which resulted in the recognition of a curtailment gain of $537,000. Fees from fiduciary activities

First Century Bankshares, Inc.     Page 17

increased $367,000, or 25.7%, during 2011 after being down $154,000, or 9.7% in 2010. The fluctuations in fiduciary fees are attributed to the timing of the receipt of fees from estate settlements, pricing adjustments for assets under management and changes in overall investment performance. The largest component of noninterest income is service charges on deposit accounts. These fees were essentially unchanged in 2011, following a decrease of approximately $55,000 or 2.9%. Investment gains of $634,000 and $47,000 were recognized in 2011 and 2010, respectively, from the sale of securities. During 2011, investment gains of $632,000 were recognized from the sale of approximately $19,850,000 in mortgage-backed and other government agency securities. Management believed the pricing for these securities was being artificially inflated by current Federal Reserve monetary policy and decided to capture a portion of those gains while they were available. Gains of $2,000 were recognized on the sale of one municipal issue of $340,000 in the held to maturity portfolio which was downgraded by Standard and Poors below investment grade.

Noninterest expense decreased $355,000, or 2.5% in 2011, following a $280,000, or 1.9% decrease in 2010.

Personnel expense is the largest component of noninterest expense. Personnel expense decreased $426,000, or 6.4% in 2011, following a decrease of $235,000, or 3.4% in 2010. Most of these decreases were attributable to lower personnel expenses as a result of management’s ongoing efforts, which began in 2009, to modify the organizational structure of the Company through attrition and reallocation of workflow. Staffing reductions of 6 full-time equivalent employees, or approximately 3.9% of year-end 2010 total FTE’s, were achieved by this effort in 2011. We anticipate a reduction in employee benefit cost of approximately $400,000 for 2012 as a result of the freeze in pension plan benefits. For a complete discussion of our employee benefit programs, refer to Note 7 of the Notes to Consolidated Financial Statements, presented elsewhere in this report.

Our total expense for FDIC insurance was $479,000 in 2011 compared with $606,000 in 2010, a reduction of $127,000, or 21.0%. We anticipate higher levels of FDIC premiums for some time as the fund must rebuild its reserves due to the significant number of bank failures that have occurred during this economic downturn.

We incurred higher noninterest expense for legal and other costs related to collection efforts of our nonperforming assets, advertising expense, supplies expense, consulting fees and director’s fees.

Page 18     First Century Bankshares, Inc.

Income Taxes

Our income tax provision for 2011 reflected net tax expense of $878,000, compared to $945,000 in 2010. This resulted in an effective income tax rate of 28.4% for 2011 and 30.6% for 2010. Income taxes computed at the statutory rate are reduced primarily by interest earned on state and municipal obligations. For a more complete discussion of the Corporation’s tax position, refer to Note 8 of the Notes to Consolidated Financial Statements, presented elsewhere in this report.

RETURN ON EQUITY AND ASSETS

	December 31,
	2011	2010	2009
Percentage of net income to:
Average stockholders’ equity	5.43%	5.31%	0.76%
Average total assets	0.52%	0.51%	0.07%
Percentage of dividends declared per common share to net income per common share	38.79%	53.57%	564.71%
Percentage of average stockholders’ equity to average total assets	9.57%	9.38%	9.49%

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

Per Share Data by Quarter

The common stock of the Corporation is quoted on the NASD OTC Bulletin Board under the trading symbol FCBS. The Per Share Data by Quarter Table shows the approximate high and low bid price for 2011 and 2010. Also presented below are the dividends paid for those respective years. During 2011 we modified our dividend policy by moving the declaration of our quarterly dividend to the month following the quarter end. We felt this change was necessary to be able to determine earnings for the quarter before a dividend was declared. This change adopted a best practice of publicly owned companies. The number of stockholders of record on December 31, 2011, was 418 and outstanding shares totaled 1,903,120.

PER SHARE DATA BY QUARTER

			Market Quotations
	Dividends		2011		2010
Quarter	2011	2010	High	Low	High	Low
First Quarter	$0.15	$0.15	$13.00	$11.50	$15.20	$13.05
Second Quarter	—	0.15	14.25	12.10	14.25	11.75
Third Quarter	0.15	0.15	13.00	8.25	13.50	12.25
Fourth Quarter	0.15	0.15	12.55	10.10	12.50	10.10

First Century Bankshares, Inc.     Page 19

Trust Asset Responsibility

Assets managed by our Trust Division are presented in the graph below at market value. These assets are not included in the financial statements contained elsewhere in this report.

Trust account administration and investment management are linked through the talents of a skilled professional and support staff. Their education and experience through decades of service results in specialization in personal and retirement relationships, foundations and charitable endowments.

Page 20     First Century Bankshares, Inc.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

Statistical Summary, 2011 — 2007

	December 31,
	2011	%	2010	%	2009	%	2008	%	2007	%
	(Dollars in Thousands, Except Per Share Data)
Loans	$248,367	60	$260,257	64	$286,366	70	$296,620	70	$296,946	68
Securities	95,049	23	99,210	25	81,551	20	91,770	22	102,349	24
Federal funds sold	10,000	2	10,000	2	4,600	1	3,500	1	—	—
Interest–bearing deposits with banks	34,840	8	9,644	2	2,825	1	2,051	—	65	—
INTEREST-EARNING ASSETS	388,256	93	379,111	93	375,342	92	393,941	93	399,360	92
Cash and due from banks	10,902	2	9,225	2	9,917	2	10,908	3	13,462	3
Premises and equipment	12,503	3	13,070	3	13,566	3	14,354	3	13,385	3
Other assets	11,064	3	12,458	3	13,887	4	9,181	2	10,127	3
Allowance for loan losses	(4,905)	(1)	(5,875)	(1)	(4,325)	(1)	(2,690)	(1)	(2,455)	(1)
TOTAL ASSETS	$417,820	100	$407,989	100	$408,387	100	$425,694	100	$433,879	100
Savings deposits	$150,227	36	$147,460	36	$137,027	33	$130,102	30	$126,653	29
Time deposits	145,019	35	157,825	39	167,745	41	174,331	41	191,197	44
Other interest–bearing liabilities	20,097	5	11,457	3	15,267	4	22,658	5	27,708	7
INTEREST-BEARING LIABILITIES	315,343	76	316,742	78	320,039	78	327,091	76	345,558	80
Demand deposits	57,403	13	47,056	11	45,548	11	53,598	13	44,905	10
Other liabilities	4,350	1	4,220	1	3,344	1	3,640	1	3,011	1
TOTAL LIABILITIES	377,096	90	368,018	90	368,931	90	384,329	90	393,474	91
STOCKHOLDERS’ EQUITY	40,724	10	39,971	10	39,456	10	41,365	10	40,405	9
TOTAL LIABILITIES & EQUITY	$417,820	100	$407,989	100	$408,387	100	$425,694	100	$433,879	100
TOTAL DEPOSITS	$352,649		$352,341		$350,320		$358,031		$362,755
BOOK VALUE PER SHARE	$21.40		$21.00		$20.73		$21.74		$21.16

SUMMARY OF OPERATIONS

Statistical Summary, 2011 — 2007

	Years Ended December 31,
	2011	2010	2009	2008	2007
	(Dollars in Thousands, Except Per Share Data)
Interest income	$15,903	$17,282	$19,724	$22,851	$26,838
Interest expense	2,418	3,294	4,924	7,816	10,465
NET INTEREST MARGIN	13,485	13,988	14,800	15,035	16,373
Provision for loan losses	3,241	1,936	5,460	449	166
Net credit margin	10,244	12,052	9,340	14,586	16,207
Noninterest income	6,793	5,332	5,430	4,793	4,785
Noninterest expense	13,943	14,298	14,578	13,683	13,875
INCOME BEFORE INCOME TAXES	3,094	3,086	192	5,696	7,117
Provision for income taxes	878	945	(123)	2,011	2,429
NET INCOME	$2,216	$2,141	$315	$3,685	$4,688
EARNINGS PER COMMON SHARE:
Basic	$1.16	$1.12	$0.17	$1.93	$2.40
Diluted	$1.16	$1.12	$0.17	$1.93	$2.39
Dividends per common share	$0.45	$0.60	$0.96	$1.11	$1.10
Payout ratio	39%	54%	565%	58%	46%

First Century Bankshares, Inc.     Page 21

Consolidated

Statements of Financial Condition

	December 31,
	2011	2010
ASSETS	(Dollars in Thousands, Except Per Share Data)
Cash and due from banks	$10,902	$9,225
Interest-bearing balances with banks	34,840	9,644
Federal funds sold	10,000	10,000
Securities available for sale	66,673	73,442
Securities held to maturity (estimated fair value of $28,149 in 2011 and $24,262 in 2010)	27,024	24,196
Federal Home Loan Bank and Federal Reserve Bank Stock	1,352	1,572
Loans	248,367	260,257
Less allowance for loan losses	4,905	5,875
Net loans	243,462	254,382
Premises and equipment, net	12,503	13,070
Other real estate owned	1,180	1,750
Goodwill	5,183	5,183
Other assets	4,701	5,525
TOTAL ASSETS	$417,820	$407,989

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$57,403	$47,056
Interest-bearing	295,246	305,285
Total deposits	352,649	352,341
Short-term borrowings	20,097	11,457
Other liabilities	4,350	4,220
TOTAL LIABILITIES	377,096	368,018
Commitments and contingencies (see Notes 9 and 10)
STOCKHOLDERS’ EQUITY
Common stock - $1.25 par value; 10,000,000 shares authorized and 2,000,000 shares issued at December 31, 2011 and 2010; 1,903,120 shares outstanding at December 31, 2011 and 2010	2,500	2,500
Paid-in capital	757	757
Retained earnings	42,086	40,726
Accumulated other comprehensive income (loss), net of tax	(2,339)	(1,732)
Treasury stock, at cost; 96,880 shares at December 31, 2011 and 2010	(2,280)	(2,280)
TOTAL STOCKHOLDERS’ EQUITY	40,724	39,971
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$417,820	$407,989

The accompanying notes are an integral part of the consolidated financial statements.

Page 22     First Century Bankshares, Inc.

Consolidated

Statements of Income

	Years Ended December 31,
	2011	2010
INTEREST INCOME	(Dollars in Thousands, Except Per Share Data)
Interest and fees on loans	$13,138	$14,355
Interest on balances with banks	54	23
Interest and dividends from securities available for sale:
Taxable	1,799	2,107
Interest and dividends from securities held to maturity:
Taxable	117	56
Tax-exempt	779	724
Interest on federal funds sold	16	17
TOTAL INTEREST INCOME	15,903	17,282
INTEREST EXPENSE
Interest on time certificates of $100,000 or more	580	829
Interest on other deposits	1,577	2,189
Interest on federal funds purchased and securities sold under agreements to repurchase	261	276
TOTAL INTEREST EXPENSE	2,418	3,294
Net interest income	13,485	13,988
Provision for loan losses	3,241	1,936
Net interest income after provision for loan losses	10,244	12,052
NONINTEREST INCOME
Income from fiduciary activities	1,796	1,429
Service charges on deposit accounts	1,849	1,846
Pension plan curtailment gain	537	—
Other noninterest income	1,977	2,010
Securities gains	634	47
TOTAL NONINTEREST INCOME	6,793	5,332
NONINTEREST EXPENSE
Salaries, wages, and other employee benefits	6,256	6,682
Premises and equipment	2,324	2,351
Data processing	1,011	989
FDIC assessments	479	606
Loan collection expense	450	385
Legal fees	162	155
Advertising and public relations	242	210
Postage	243	253
Supplies and printing	288	267
Consulting fees	282	159
Director fees	211	163
Other noninterest expense	1,995	2,078
TOTAL NONINTEREST EXPENSE	13,943	14,298
Income before income taxes	3,094	3,086
Provision for income taxes	878	945
NET INCOME	$2,216	$2,141

NET INCOME PER COMMON SHARE:
Basic and diluted	$1.16	$1.12

AVERAGE SHARES OUTSTANDING:
Basic and diluted	1,903,120	1,903,120

The accompanying notes are an integral part of the consolidated financial statements.

First Century Bankshares, Inc.     Page 23

Consolidated

Statements of Changes in Stockholders’ Equity

	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Treasury Stock	Total
	(Dollars in Thousands, Except Per Share Data)
Balance at December 31, 2009	$2,500	$757	$39,727	$(1,248)	$(2,280)	$39,456

Comprehensive income:
Net income	$—	$—	$2,141	$—	$—	$2,141
Change in net unrealized gain (loss) on pension and postretirement benefits	—	—	—	(212)	—	(212)
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effect	—	—	—	(272)	—	(272)
Total comprehensive income (loss)	—	—	2,141	(484)	—	1,657
Cash dividends declared—$0.60 per share	—	—	(1,142)	—	—	(1,142)
Balance at December 31, 2010	$2,500	$757	$40,726	$(1,732)	$(2,280)	$39,971

Comprehensive income:
Net income	$—	$—	$2,216	$—	$—	$2,216
Change in net unrealized gain (loss) on pension and postretirement benefits	—	—	—	(790)	—	(790)
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effect	—	—	—	183	—	183
Total comprehensive income (loss)	—	—	2,216	(607)	—	1,609
Cash dividends declared—$0.45 per share	—	—	(856)	—	—	(856)
Balance at December 31, 2011	$2,500	$757	$42,086	$(2,339)	$(2,280)	$40,724

The accompanying notes are an integral part of the consolidated financial statements.

Page 24     First Century Bankshares, Inc.

Consolidated

Statements of Cash Flows

	Years Ended December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES	(Dollars in Thousands)
Net income before adjustments to reconcile net income to net cash provided by operating activities:	$2,216	$2,141
Provision for loan losses	3,241	1,936
Depreciation and amortization	800	867
Deferred income tax (benefit) expense	698	(697)
Securities gains	(634)	(47)
Pension plan curtailment gain	(537)	—
Loss on disposal of fixed assets	—	34
Loss (gain) on disposal of other real estate owned	(10)	24
Impairment write down of other real estate owned	97	20
Decrease in interest receivable	412	241
Net investment amortization	333	234
Net decrease in other assets	87	1,387
Net increase (decrease) in interest payable and other liabilities	(593)	538
NET CASH PROVIDED BY OPERATING ACTIVITIES	6,110	6,678

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of securities held to maturity	(5,598)	(6,998)
Purchases of securities available for sale	(70,764)	(79,267)
Redemptions of Federal Home Loan Bank stock	220	63
Proceeds from maturities and calls of securities held to maturity	2,345	1,835
Proceeds from maturities and calls of securities available for sale	57,724	65,293
Proceeds from sales of securities available for sale	20,485	792
Proceeds from sales of securities held to maturity	342	—
Net decrease in loans	7,187	25,875
Proceeds from disposal of other real estate owned	963	592
Acquisition of premises and equipment	(233)	(405)
NET CASH PROVIDED BY INVESTING ACTIVITIES	12,671	7,780

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand and savings deposits	13,114	11,941
Net decrease in time deposits	(12,806)	(9,920)
Net (decrease) increase in short-term borrowings	8,640	(3,810)
Cash dividends paid	(856)	(1,142)
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	8,092	(2,931)
Net increase in cash and cash equivalents	26,873	11,527
Cash and cash equivalents at beginning of year	28,869	17,342
Cash and cash equivalents at end of year	$55,742	$28,869

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$1,943	$3,291
Income taxes	$887	$590

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS
Transfers of loans to other real estate owned	$492	$698
Internally financed sales of other real estate owned	$—	$850

The accompanying notes are an integral part of the consolidated financial statements.

First Century Bankshares, Inc.     Page 25

Notes to

Consolidated Financial Statements

1. Summary of Significant Accounting and Reporting Policies

First Century Bankshares, Inc. (the “Corporation” or the “Company”), and its wholly owned subsidiary, First Century Bank, Inc. (“FCB”), operate twelve branches in southern West Virginia and southwestern Virginia. The Corporation’s primary source of revenue is derived from loans to customers who are predominately small to medium size businesses and middle income individuals. The accounting and reporting policies of the Corporation conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The following is a summary of the more significant accounting and reporting policies:

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

Cash and Cash Equivalents — For purposes of reporting cash flows, cash equivalents include cash on hand and amounts due from banks (including cash items in process of collection); interest–bearing balances with banks and federal funds sold. To comply with Federal Reserve regulations, the subsidiary bank is required to maintain reserve balances with the Federal Reserve Bank of Richmond. The amount of those reserve balances at December 31, 2011 and 2010, was approximately $275,000 and $304,000, respectively.

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

Loans — Loans are reported at their principal outstanding balance net of charge-offs and certain other deferred or unearned income. Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans. Interest income, net of amortization or accretion of deferred items, is recognized as earned using the interest method.

The segments of the Company’s loan portfolio are disaggregated to a level that allows management to monitor risk and performance. In reviewing risk, management has de-

Page 26     First Century Bankshares, Inc.

1. Summary of Significant Accounting and Reporting Policies (continued)

termined there to be several different risk categories within the loan portfolio. The allowance for loan losses consists of amounts applicable to: (i) the commercial loan portfolio; (ii) the commercial real estate loan portfolio; (iii) the consumer loan portfolio; (iv) the residential real estate portfolio: and, (iv) the residential construction loan portfolio. The commercial real estate (“CRE”) loan segment is further disaggregated into three classes. Commercial construction loans are generally made to developers or investors for the purpose of acquiring, developing and constructing residential or commercial structures. Non-owner occupied CRE loans, which include loans secured by non-owner occupied nonfarm nonresidential properties, generally have a greater risk profile than all other CRE loans, which include multifamily structures and owner-occupied commercial structures. Construction lending is generally considered to involve a higher degree of credit risk than long-term permanent financing. Construction loans to businesses for building commercial structures are inherently more risky than residential construction loans that are generally made to individuals for the acquisition of and/or construction on a lot or lots on which a residential dwelling is to be built. If the estimate of construction cost proves to be inaccurate, the Company may be compelled to advance additional funds to complete the construction with repayment dependent, in part, on the success of the ultimate project rather than the ability of a borrower or guarantor to repay the loan. If the Company is forced to foreclose on a project prior to completion, there is no assurance that it will be able to recover the entire unpaid portion of the loan. In addition, the Company may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminate period of time. The commercial business segment consists of loans made for the purpose of financing the activities of commercial customers. The residential mortgage loan segment is made up of fixed rate and adjustable rate single-family amortizing term loans, which are primarily first liens. The consumer loans consist of motor vehicle loans, savings account loans, personal lines of credit, overdraft loans, other types of secured consumer loans, and unsecured personal loans.

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

First Century Bankshares, Inc.     Page 27

1. Summary of Significant Accounting and Reporting Policies (continued)

A loan is considered impaired, based on current information and events, if it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans that are collateral dependent is based on the fair value of the collateral. The measurement of other impaired loans is generally based on the present value of expected future cash flows discounted at the loan’s contractual interest rate.

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

Unsecured loans are typically charged-off within 90 days of becoming delinquent. All secured consumer loans are to be charged-off or written down to fair value of collateral on or before becoming 120 days past due. Loans secured by residential real estate are written down to the fair value of collateral on or before becoming 180 days past due, unless the loan is in bankruptcy or other legal collection proceedings and may go 365 days before a charge-off is taken.

Secured commercial loans, including commercial, commercial real estate and commercial construction loans, are to be charged off promptly upon determination that all or a portion of any loan balance is uncollectible. A commercial loan is considered uncollectible when the borrower is delinquent in principal or interest and 1) it is unlikely the borrower will have the ability to pay the debt in a timely manner, 2) collateral value is insufficient to cover the outstanding indebtedness and 3) guarantors do not provide adequate support.

We identify past due loans based on contractual terms on a loan by loan basis.

The methodology used to determine an estimate for the reserve for unfunded lending commitments is inherently similar to the methodology used in calculating the allowance for loan losses adjusted for factors specific to binding commitments, including the probability of funding and exposure at the time of funding. The reserve for unfunded lending commitments is included in other liabilities with increases or decreases included in noninterest expense. At December 31, 2011 and 2010, the reserve for unfunded lending commitments was $10,000. Estimates may change at some point in the future.

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

Page 28     First Century Bankshares, Inc.

1. Summary of Significant Accounting and Reporting Policies (continued)

Loans may be returned to accrual status when all principal and interest amounts contractually due are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of the loan agreement.

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

Loan Servicing — At December 31, 2011 and 2010, the Corporation serviced the home mortgage loans of approximately 1,300 borrowers. Loans are serviced for the Federal National Mortgage Association (Fannie Mae). As of December 31, 2011, the Corporation serviced loans with an aggregate principal amount of approximately $123,564,000 compared to $127,066,000 at December 31, 2010. The average annual servicing fee on its servicing portfolio was 0.25% for 2011 and 2010. The Corporation’s servicing business collects mortgage payments, administers tax and insurance escrows, and seeks to mitigate losses on defaulted loans and responds to borrower inquiries. Fannie Mae reserves the right to change service providers at its discretion. Therefore, the Corporation does not recognize an intangible asset for mortgage servicing rights. During 2011 and 2010, the loan servicing function generated fees of approximately $310,000 and $303,000, respectively.

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

First Century Bankshares, Inc.     Page 29

1. Summary of Significant Accounting and Reporting Policies (continued)

Goodwill And Other Intangibles — Goodwill and indefinite-lived intangible assets are not amortized, but are reviewed at least annually for impairment. If impaired, goodwill or indefinite-lived intangible assets are written down to fair value, calculated using the discounted cash flow method. The unimpaired balance of goodwill and indefinite-lived intangibles totaled approximately $5,183,000 at December 31, 2011 and 2010.

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

The Corporation classifies interest and penalties related to income tax assessments, if any, in interest expense or noninterest expense, respectively in the consolidated statements of operations. Tax years 2008 through 2010 are subject to examination by the Internal Revenue Service and the West Virginia Department of Taxation. The Corporation has analyzed the tax positions taken or expected to be taken in its tax returns and has concluded it has no liability related to uncertain tax positions.

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

New Accounting Standards

In July 2010, FASB issued ASU No. 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. ASU 2010-20 is intended to provide additional information to assist financial statement users in

Page 30     First Century Bankshares, Inc.

1. Summary of Significant Accounting and Reporting Policies (continued)

assessing an entity’s credit risk exposures and evaluating the adequacy of its allowance for credit losses. The disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2011. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2011. The amendments in ASU 2010-20 encourage, but do not require, comparative disclosures for earlier reporting periods that ended before initial adoption. However, an entity should provide comparative disclosures for those reporting periods ending after initial adoption. The adoption of this ASU did not have a material effect on the Company’s results of operations or financial position. The Company has presented the necessary disclosures in Note 3 herein.

In April 2011, the FASB issued ASU 2011-02, Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring . The amendments in this Update provide additional guidance or clarification to help creditors in determining whether a creditor has granted a concession and whether a debtor is experiencing financial difficulties for purposes of determining whether a restructuring constitutes a troubled debt restructuring. The amendments in this Update are effective for the first interim or annual reporting period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning annual period of adoption. As a result of applying these amendments, an entity may identify receivables that are newly considered impaired. For purposes of measuring impairment of those receivables, an entity should apply the amendments prospectively for the first interim or annual period beginning on or after June 15, 2011. The Company has presented the necessary disclosures in Note 3 herein.

In April 2011, the FASB issued ASU 2011-03, Reconsideration of Effective Control for Repurchase Agreements. The main objective in developing this Update is to improve the accounting for repurchase agreements (repos) and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. The amendments in this Update remove from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (2) the collateral maintenance implementation guidance related to that criterion. The amendments in this Update apply to all entities, both public and nonpublic. The amendments affect all entities that enter into agreements to transfer financial assets that both entitle and obligate the transferor to repurchase or redeem the financial assets before their maturity. The guidance in this Update is effective for the first interim or annual period beginning on or after December 15, 2011 and should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption is not permitted. This ASU is not expected to have a significant impact on the Company’s financial statements.

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards. The amendments in this Update result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. The amendments in this update are to be applied prospectively. For public entities, the

First Century Bankshares, Inc.     Page 31

1. Summary of Significant Accounting and Reporting Policies (continued)

amendments are effective during interim and annual periods beginning after December 15, 2011. For nonpublic entities, the amendments are effective for annual periods beginning after December 15, 2011. Early application by public entities is not permitted. This ASU is not expected to have a significant impact on the Company’s financial statements.

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income. The amendments in this Update improve the comparability, clarity, consistency, and transparency of financial reporting and increase the prominence of items reported in other comprehensive income. To increase the prominence of items reported in other comprehensive income and to facilitate convergence of U.S. GAAP and IFRS, the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity was eliminated. The amendments require that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. All entities that report items of comprehensive income, in any period presented, will be affected by the changes in this Update. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. For nonpublic entities, the amendments are effective for fiscal years ending after December 15, 2012, and interim and annual periods thereafter. The amendments in this Update should be applied retrospectively, and early adoption is permitted. This ASU is not expected to have a significant impact on the Company’s financial statements.

In September 2011, the FASB issued ASU 2011-08, Intangibles – Goodwill and Other Topics (Topic 350), Testing Goodwill for Impairment. The objective of this update is to simplify how entities, both public and nonpublic, test goodwill for impairment. The amendments in the Update permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. Under the amendments in this Update, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount. The amendments in this Update apply to all entities, both public and nonpublic, that have goodwill reported in their financial statements and are effective for interim and annual goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance. This ASU is not expected to have a significant impact on the Company’s financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standard–setting bodies are not currently applicable to the Company or are not expected to have a significant impact on the Company’s financial position, results of operations and cash flows.

Page 32     First Century Bankshares, Inc.

2. Securities

Securities available for sale at December 31, 2011 and 2010 are summarized as follows:

	2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
U.S. Government agency obligations	$33,452	$112	$12	$33,552
U.S. Government agency mortgage-backed securities	32,482	661	22	33,121
TOTAL SECURITIES AVAILABLE FOR SALE	$65,934	$773	$34	$66,673
	2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
U.S. Government agency obligations	$56,151	$132	$475	$55,808
U.S. Government agency mortgage-backed securities	16,844	790	—	17,634
TOTAL SECURITIES AVAILABLE FOR SALE	$72,995	$922	$475	$73,442

Securities held to maturity at December 31, 2011 and 2010 are summarized as follows:

	2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
State and municipal obligations	$27,024	$1,139	$14	$28,149
TOTAL SECURITIES HELD TO MATURITY	$27,024	$1,139	$14	$28,149
	2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
State and municipal obligations	$24,196	$345	$279	$24,262
TOTAL SECURITIES HELD TO MATURITY	$24,196	$345	$279	$24,262

Securities with an aggregate fair value of $34,102,000 at December 31, 2011 and $34,551,000 at December 31, 2010, were pledged to secure public and trust deposits and for other purposes required or permitted by law, including approximately $20,205,000 at December 31, 2011 and $11,431,000 at December 31, 2010 pledged to secure repurchase agreements.

Sales of securities available for sale were as follows:

	2011	2010
	(Dollars in Thousands)
Proceeds from sales	$20,485	$792
Gross realized gains	632	47

During the third quarter of 2011, one municipal issue in the held to maturity portfolio was downgraded below investment grade quality. The security was sold with proceeds of $342,000 received and a $2,000 gain was recognized.

First Century Bankshares, Inc.     Page 33

2. Securities (continued)

The amortized cost and estimated fair value for securities available for sale and securities held to maturity by contractual maturities at December 31, 2011 are shown in the following tables. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

	Amortized Cost	Fair Value	Net Unrealized Gains (Losses)
	(Dollars in Thousands)
Due in one year or less	$415	$423	$8
Due after one year through five years	24,337	24,454	117
Due after five years through ten years	14,642	14,982	340
Due after ten years	26,540	26,814	274
TOTAL SECURITIES AVAILABLE FOR SALE	$65,934	$66,673	$739

	Amortized Cost	Fair Value	Net Unrealized Gains (Losses)
	(Dollars in Thousands)
Due in one year or less	$1,302	$1,321	$19
Due after one year through five years	4,070	4,190	120
Due after five years through ten years	14,638	15,370	732
Due after ten years	7,014	7,268	254
TOTAL SECURITIES HELD TO MATURITY	$27,024	$28,149	$1,125

We held 11 available for sale securities and 4 held to maturity securities with unrealized losses at December 31, 2011. The following table shows the gross unrealized losses and fair value of the Corporation’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category at December 31, 2011:

	Less Than Twelve Months		Over Twelve Months
	(Dollars in Thousands)

Description of Security	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Securities available for sale:
U.S. Government agency obligations	$12	$4,989	$—	$—
U.S. Government agency mortgage-backed securities	22	7,583	—	—
Total securities available for sale	$34	$12,572	$—	$—
Securities held to maturity:
Municipal securities	$13	$1,235	$1	$569
Total securities held to maturity	$13	$1,235	$1	$569

For all of these securities, because the decline in market value is attributable to changes in interest rates and not credit quality and because the Corporation has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Corporation does not consider these investments to be other-than-temporarily impaired at December 31, 2011.

Page 34     First Century Bankshares, Inc.

3. Loans and Allowance for Loan Losses

Loans at December 31, 2011 and 2010 consisted of the following:

	December 31,
	2011	2010
	(Dollars in Thousands)
Commercial	$21,525	$29,102
Commercial–real estate
Construction	7,291	8,462
Owner occupied	50,116	52,289
Non-owner occupied	50,817	51,378
Total commercial loans	129,749	141,231
Consumer	16,844	19,045
Residential real estate	97,142	93,044
Residential construction	4,632	6,937
Total consumer loans	118,618	119,026
TOTAL LOANS	$248,367	$260,257

The Corporation’s subsidiary has had and can be expected to have in the future various banking transactions with directors, executive officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties). These loans to related parties are summarized as follows:

	2011	2010
	(Dollars in Thousands)
BALANCE AT BEGINNING OF YEAR	$13,427	$18,291
New loans	9,153	4,591
Repayments	(3,514)	(9,455)
BALANCE AT END OF YEAR	$19,066	$13,427

Loans are categorized into one of nine loan grades with grades 1 through 5 representing various levels of acceptable loans and grades 6 through 9 representing various levels of credit deterioration.

To help ensure that risk ratings are accurate and reflect the present and future capacity of borrowers to repay a loan as agreed, the Company has a structured loan rating process with both internal and external oversight. The Credit Administration Department is responsible for the timely and accurate risk rating of the loan portfolio at origination and on an ongoing basis. As part of this process the Company’s loan officers are responsible for providing the Credit Administration Department with all necessary information needed to accurately risk rate the loans in excess of $250,000 in their portfolios at origination and on an ongoing basis. Loans under $250,000 are assigned a predetermined risk rating set by The Credit Administration Department based upon the class and risk characteristics of the loan. The Company’s approving Committees review risk ratings when approving a loan. Additionally, on a quarterly basis any risk rating changes are reported to the Discount Committee and the Board of Directors, except those made within the pass risk ratings. The Company engages an external consultant to conduct loan review on a quarterly basis. Generally, the external consultant reviews commercial relationships that equal or exceed $250,000, but not less than 75% of the total commercial portfolio, and all adversely classified commercial credits. Detailed problem loan reports, including plans for resolution, are completed on loans classified

First Century Bankshares, Inc.     Page 35

3. Loans and Allowance for Loan Losses (continued)

as OAEM and Substandard greater than $250,000 on a quarterly basis. The Company’s process requires the review and evaluation of impaired loans greater than $250,000 and all troubled debt restructures to be updated at least quarterly.

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

Page 36     First Century Bankshares, Inc.

3. Loans and Allowance for Loan Losses (continued)

The following table presents loans by credit quality indicator at December 31, 2011.

	Pass	Special Mention	Substandard	Total
	(Dollars in Thousands)
Commercial	$19,524	$65	$1,936	$21,525
Commercial–Real Estate
Construction	2,343	—	4,948	7,291
Owner Occupied	37,028	5,371	7,717	50,116
Non-Owner Occupied	47,284	767	2,766	50,817
Consumer	16,527	86	231	16,844
Residential Real Estate	90,968	281	5,893	97,142
Residential Construction	4,063	—	569	4,632
TOTAL	$217,737	$6,570	$24,060	$248,367

The following table presents loans by credit quality indicator at December 31, 2010.

	Pass	Special Mention	Substandard	Total
	(Dollars in Thousands)
Commercial	$24,069	$918	$4,115	$29,102
Commercial–Real Estate
Construction	3,514	0	4,948	8,462
Owner Occupied	40,104	4,080	8,105	52,289
Non-Owner Occupied	46,238	3,152	1,988	51,378
Consumer	18,614	148	283	19,045
Residential Real Estate	86,446	1,497	5,101	93,044
Residential Construction	6,365	0	572	6,937
TOTAL	$225,350	$9,795	$25,112	$260,257

The following table presents loans by past due status at December 31, 2011.

	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans	90 Days Past Due and Still Accruing
	(Dollars in Thousands)
Commercial	$157	$233	$1,169	$1,559	$19,966	$21,525	$—
Commercial–Real Estate
Construction	—	—	4,948	4,948	2,343	7,291	—
Owner Occupied	681	174	3,047	3,902	46,214	50,116	—
Non-Owner Occupied	123	—	1,827	1,950	48,867	50,817	—
Consumer	136	88	61	285	16,559	16,844	42
Residential Real Estate	1,607	999	1,999	4,605	92,537	97,142	765
Residential Construction	47	—	476	523	4,109	4,632	23
TOTAL	$2,751	$1,494	$13,527	$17,772	$230,595	$248,367	$830

First Century Bankshares, Inc.     Page 37

3. Loans and Allowance for Loan Losses (continued)

The following table presents loans by past due status at December 31, 2010.

	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans	90 Days Past Due and Still Accruing
	(Dollars in Thousands)
Commercial	$338	$919	$543	$1,800	$27,302	$29,102	$—
Commercial–Real Estate
Construction	4,948	14	—	4,962	3,500	8,462	65
Owner Occupied	312	2,374	150	2,836	49,453	52,289	—
Non-Owner Occupied	690	968	930	2,588	48,790	51,378	5
Consumer	389	83	91	563	18,482	19,045	44
Residential Real Estate	2,428	625	1,183	4,236	88,808	93,044	525
Residential Construction	—	21	65	86	6,851	6,937	—
TOTAL	$9,105	$5,004	$2,962	$17,071	$243,186	$260,257	$639

The following table presents impaired loans at December 31, 2011.

	Carrying Amount	Unpaid Principal Balance	Associated Allowance	Average Carrying Amount	Interest Income Recognized

	(Dollars in Thousands)
With no related allowance recorded:
Commercial	$19	$269	$—	$19	$1
Commercial Real Estate
Owner occupied	499	499	—	513	—
Nonowner occupied	123	123	—	127	—

Total Commercial	$641	$891	$—	$659	$1

Consumer	$14	$14	$—	$14	$—
Residential real estate	983	983	—	1,013	9
Residential construction	452	452	—	452	—

Total Consumer	$1,449	$1,449	$—	$1,479	$9

With an allowance recorded:
Commercial	$1,154	$1,273	$469	$1,132	$—
Commercial Real Estate
Construction	4,948	4,948	768	4,948	—
Owner occupied	3,046	3,046	33	3,078	15
Nonowner occupied	2,613	2,613	463	2,612	29

Total Commercial	$11,761	$11,880	$1,733	$11,770	$44

Consumer	$26	$26	$1	$36	$2
Residential real estate	624	624	81	635	28
Residential Construction	33	33	3	33	2

Total Consumer	$683	$683	$85	$704	$32

Total:
Commercial	$1,173	$1,542	$469	$1,151	$1
Commercial Real Estate
Construction	4,948	4,948	`768	4,948	—
Owner occupied	3,545	3,545	33	3,591	15
Nonowner occupied	2,736	2,736	463	2,739	29

Total Commercial	$12,402	$12,771	$1,733	$12,429	$45

Consumer	$40	$40	$1	$50	$2
Residential real estate	1,607	1,607	81	1,648	37
Residential construction	485	485	3	485	2

Total Consumer	$2,132	$2,132	$85	$2,183	$41

Page 38     First Century Bankshares, Inc.

3. Loans and Allowance for Loan Losses (continued)

The following table presents impaired loans at December 31, 2010.

	Carrying Amount	Unpaid Principal Balance	Associated Allowance	Average Carrying Amount	Interest Income Recognized

	(Dollars in Thousands)
With no related allowance recorded:
Commercial	$599	$849	$—	$773	$1
Commercial Real Estate
Construction	4,948	4,948	—	4,883	140
Owner occupied	2,356	2,356	—	2,392	—
Nonowner occupied	1,423	1,423	—	1,428	—

Total Commercial	$9,326	$9,576	$—	$9,476	$141

Consumer	$12	$12	$—	$181	$—
Residential real estate	411	411	—	434	—
Residential construction	452	452	—	452	—

Total Consumer	$875	$875	$—	1,067	$—

With an allowance recorded:
Commercial	$2,988	$2,988	$1,199	$4,410	$124
Commercial Real Estate
Owner occupied	1,634	1,634	712	1,642	67
Nonowner occupied	533	533	327	544	29

Total Commercial	$5,155	$5,155	$2,238	$6,596	$220

Consumer	$38	$38	$1	$42	$1
Residential real estate	548	548	110	1,046	58
Residential construction	34	34	3	34	2

Total Consumer	$620	$620	$114	$1,122	$61

Total:
Commercial	$3,587	$3,837	$1,199	$5,183	$125
Commercial Real Estate
Construction	4,948	4,948	—	4,883	140
Owner occupied	3,990	3,990	712	4,034	67
Nonowner occupied	1,956	1,956	327	1,972	29

Total Commercial	$14,481	$14,731	$2,238	$16,072	$361

Consumer	$50	$50	$1	$223	$1
Residential real estate	959	959	110	1,480	58
Residential construction	486	486	3	486	2

Total Consumer	$1,495	$1,495	$114	$2,189	$61

The following table presents nonaccrual loans, accruing loans past due 90 days or more, and restructured loans at December 31:

	2011	2010
	(Dollars in Thousands)
Nonaccrual loans	$13,827	$16,764
Accruing loans past due 90 days or more	830	639
Restructured loans (accruing)	1,429	904

First Century Bankshares, Inc.     Page 39

3. Loans and Allowance for Loan Losses (continued)

The following table presents the composition of nonaccrual loans at December 31, 2011 and 2010.

	December 31,
	2011	2010
	(Dollars in Thousands)
Commercial	$1,354	$3,203
Commercial–Real Estate
Construction	4,948	4,948
Owner Occupied	3,669	4,066
Non-Owner Occupied	1,827	1,973
Total Commercial Loans	11,798	14,190
Consumer	26	72
Residential Real Estate	1,551	2,050
Residential Construction	452	452
Total Consumer Loans	2,029	2,574
TOTAL NONACCRUAL LOANS	$13,827	$16,764

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

The remaining portfolio is segregated into loan pools consisting of commercial loans, commercial real estate owner occupied loans, commercial real estate non-owner occupied loans, commercial construction and land development loans, residential real estate loans, residential construction loans and consumer loans. The historical net charge-off percentage of each category is compiled. This data is then used to establish an average charge off percentage for each category.

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

Page 40     First Century Bankshares, Inc.

3. Loans and Allowance for Loan Losses (continued)

The following tables summarize changes in the allowance for loan losses applicable to each category of the loan portfolio:

	For the Year Ended December 31, 2011
	Commercial	Commercial Real Estate	Consumer	Residential Real Estate	Construction	Unallocated	Total
	(Dollars in Thousands)
Balance at beginning of period	$1,758	$1,966	$588	$1,206	$283	$74	$5,875
Provision for loan losses	927	1,235	(14)	449	608	36	3,241
Recoveries on loans previously charged off	8	62	57	1	—	—	128
Loans charged off	(1,929)	(1,735)	(154)	(521)	—	—	(4,339)
Balance at end of period	$764	$1,528	$477	$1,135	$891	$110	$4,905

	For the Year Ended December 31, 2010
	Commercial	Commercial Real Estate	Consumer	Residential Real Estate	Construction	Unallocated	Total
	(Dollars in Thousands)
Balance at beginning of period	$752	$1,328	$508	$767	$938	$32	$4,325
Provision for loan losses	1,075	575	310	575	(641)	42	1,936
Recoveries on loans previously charged off	18	93	53	3	—	—	167
Loans charged off	(87)	(30)	(283)	(139)	(14)	—	(553)
Balance at end of period	$1,758	$1,966	$588	$1,206	$283	$74	$5,875

The following table presents the allocation of the allowance for loan losses at December 31, 2011 and 2010.

	December 31, 2011
	Commercial	Commercial Real Estate	Consumer	Residential Real Estate	Construction	Unallocated	Total
	(Dollars in Thousands)
Reserve ending balance	$764	$1,528	$477	$1,135	$891	$110	$4,905
Individually evaluated for impairment	$353	$612	$1	$81	$771	$—	$1,818
Collectively evaluated for impairment	$411	$916	$476	$1,054	$120	$110	$3,087
Principal balance outstanding:
Individually evaluated for impairment	$1,173	$6,281	$40	$1,607	$5,433	$—	$14,534
Collectively evaluated for impairment	20,352	94,651	16,804	95,535	6,491	—	233,833
Total loans	$21,525	$100,932	$16,844	$97,142	$11,924	$—	$248,367

	December 31, 2010
	Commercial	Commercial Real Estate	Consumer	Residential Real Estate	Construction	Unallocated	Total
	(Dollars in Thousands)
Reserve ending balance:	$1,758	$1,966	$588	$1,206	$283	$74	$5,875
Individually evaluated for impairment	$1,199	$1,039	$1	$110	$3	$0	$2,352
Collectively evaluated for impairment	$559	$927	$587	$1,096	$280	$74	$3,523
Principal balance outstanding:
Individually evaluated for impairment	$3,587	$5,946	$50	$959	$5,434	$—	$15,976
Collectively evaluated for impairment	26,229	97,404	19,017	91,065	10,566	—	244,281
Total loans	$29,816	$103,350	$19,067	$92,024	$16,000	$—	$260,257

First Century Bankshares, Inc.     Page 41

3. Loans and Allowance for Loan Losses (continued)

The Company’s loan portfolio also includes certain loans that have been modified in a troubled debt restructuring (TDR), where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Company’s collection activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months.

When the Company modifies a loan, management evaluates any possible impairment based on the present value of expected future cash flows, discounted at the contractual interest rate of the original loan agreement, except when the sole remaining source of repayment for the loan is the operation or liquidation of the collateral. In these cases management uses the current fair value of the collateral, less selling costs, instead of discounted cash flows. If management determines that the value of the modified loan is less than the recorded investment in the loan, net of charge-offs, deferred loan fees or costs and unamortized premium or discount, impairment is recognized by segment or class of loan, as applicable, through an allowance estimate or a charge-off to the allowance. Segment and class status is determined by the loan’s classification at origination.

The following tables include the recorded investment and number of modifications for these loans by type of concession. The Company reports the recorded investment in the loans prior to modifications and also the recorded investment in the loans after the loans were restructured. There were no modifications for troubled debt restructurings within the last year where concessions were made and subsequently defaulted in the current reporting period. As a result of adopting the amendments in ASU 2011-012, the Company reassessed all restructurings that occurred since January 1, 2011 to determine whether they are considered troubled debt restructurings (TDRs) under the amended guidance. The Company identified no TDRs for which the allowance for loan losses had previously been measured under a general allowance methodology.

Troubled debt restructurings

For the Year Ended December 31, 2011

	Number Of Modifications	Recorded Investment Prior to Modification	Recorded Investment After Modification
		(Dollars in Thousands)
Interest Only Period Provided
Commercial–real estate
Non-owner Occupied	1	$785	$785
TOTAL	1	$785	$785
Loan Term Extension
Consumer	2	$10	$10
Residential real estate	1	176	194
TOTAL	3	$186	$204

Page 42     First Century Bankshares, Inc.

4. Premises and Equipment

Premises and equipment at December 31, 2011 and 2010 consisted of the following:

	December 31,
	2011	2010
	(Dollars in Thousands)
Land	$2,552	$2,552
Buildings and improvements	15,736	15,756
Equipment and fixtures	6,354	6,395
Total	24,642	24,703
Less accumulated depreciation	12,139	11,633
NET PREMISES AND EQUIPMENT	$12,503	$13,070

Depreciation charged to operating expense amounted to $800,000 in 2011 and $867,000 in 2010.

Certain premises and equipment are utilized under long-term operating leases. The aggregate minimum annual rental commitments under those leases total approximately $144,000 in 2012, $142,000 in 2013, $128,000 in 2014, $77,000 in 2015 and $50,000 in 2016. Total net rent expense included in the accompanying consolidated financial statements was $129,000 in 2011 and $91,000 in 2010.

5. Deposits

Deposits at December 31, 2011 and 2010 were as follows:

	December 31,
	2011	2010
	(Dollars in Thousands)
Individuals, partnerships and corporations:
Demand deposits	$54,237	$44,638
Time and savings deposits	278,455	288,581
U.S. Government	9	18
States and political subdivisions	17,358	17,634
Due to banks	572	171
Certified and official checks	2,018	1,299
TOTAL DEPOSITS	$352,649	$352,341

The scheduled maturities of time deposits at December 31, 2011 were as follows:

(Dollars in Thousands)
2012	$109,561
2013	17,058
2014	4,241
2015	6,229
2016	7,742
Thereafter	188
TOTAL TIME DEPOSITS	$145,019

First Century Bankshares, Inc.     Page 43

5. Deposits (continued)

Time deposits include certificates of deposit issued in amounts of $100,000 or more totaling approximately $48,981,000 and $52,426,000 at December 31, 2011 and 2010, respectively. At December 31, 2011, deposits of executive officers, directors and their related interests were $7,301,000.

6. Other Comprehensive Income

Other comprehensive income is defined as comprehensive income exclusive of net income. Other comprehensive income (loss) consists of the following:

	Years Ended December 31,
	(Dollars in Thousands)
	2011	2010
Unrealized gains (losses) on pension and postretirement benefit obligations arising during the year	$(1,261)	$(338)
Unrealized gains (losses) on available for sale securities arising during the year	927	(387)
Reclassification adjustment for gains included in net income	(634)	(47)
Other comprehensive income (loss) before tax	(968)	(772)
Income tax benefit related to other comprehensive income	361	288
Other comprehensive income (loss), net of tax	$(607)	$(484)

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

Page 44     First Century Bankshares, Inc.

7. Post Employment Benefits (continued)

The following table outlines the changes in the Corporation’s postemployment benefit plan obligations, assets and funded status for the years ended December 31, 2011 and 2010, and the assumptions and components of net periodic benefit costs for the two years in the period ended December 31, 2011.

	Pension Benefits		Other Postretirement Benefits
	2011	2010	2011	2010
	(Dollars in Thousands)
Change in projected benefit obligation
Projected benefit obligation at beginning of year	$8,729	$7,987	$993	$1,008
Service cost	347	317	13	15
Interest cost	439	446	51	57
Actuarial (gain) loss	795	701	13	(43)
Benefits paid	(295)	(722)	(42)	(44)
Effect of curtailment	(358)	—	—	—
Projected benefit obligation at end of year	9,657	8,729	1,028	993
Change in plan asset
Fair value of plan assets at beginning of year	6,727	6,468	—	—
Actual return on plan assets	82	681	—	—
Employer contribution	500	300	42	44
Benefits paid	(295)	(722)	(42)	(44)
Fair value of plan assets at end of year	7,014	6,727	—	—
Funded status	(2,643)	(2,002)	(1,028)	(993)
Unrecognized net actuarial (gain) loss	4,809	4,172	(395)	(447)
Unrecognized prior service cost	—	(627)	—	—
Unrecognized transition obligation	—	—	55	111
Prepaid (accrued) benefit cost	$2,166	$1,543	$(1,368)	$(1,329)

The defined benefit pension plan’s accumulated benefit obligation was $9,657,000 at December 31, 2011, and $8,420,000 at December 31, 2010.

During 2011 the Corporation amended the defined benefit pension plan to freeze all accruals and to close the plan to new entrants. As a result, the Corporation recognized a curtailment gain of $537,000 for the year ended December 31, 2011.

	Pension Benefits		Other Postretirement Benefits
	2011	2010	2011	2010
	(Dollars in Thousands)
Actuarial assumptions
Discount rate	4.45%	5.13%	4.53%	5.27%
Expected return on plan assets	8.00%	8.00%	N/A	N/A
Rate of compensation increase	N/A	3.00%	N/A	N/A

Components of net periodic benefit cost
Service cost	$347	$317	$13	$15
Interest cost	439	446	51	57
Expected return on plan assets	(536)	(511)	—	—
Amortization of prior service cost	(90)	(90)	—	—
Amortization of transition obligation	—	—	55	55
Recognized net actuarial (gain) loss	254	219	(38)	(34)
Net periodic benefit cost	414	381	81	93
Curtailment income	(537)	—	—	—
Net benefit cost (income)	$(123)	$381	$81	$93

First Century Bankshares, Inc.     Page 45

7. Post Employment Benefits (continued)

Included in Accumulated Other Comprehensive Income at December 31, 2011 and 2010 are the following non-cash pretax charges which have not yet been recognized in net periodic pension cost. Also presented is the estimated portion of each component of Accumulated Other Comprehensive Income which is expected to be recognized as a component of net periodic benefit cost during the year-ending December 31, 2012.

	Amt. recognized in Acc. Other Comp. Income at Dec 31, 2011	Amt. recognized in Acc. Other Comp. Income at Dec 31, 2010	Amount expected to be charged to net periodic cost in 2012
	(Dollars in Thousands)
Pension Benefits:
Net actuarial losses	$4,809	$4,172	$116
Prior service cost	—	$(627)	—

Other Postretirement Benefits:
Net actuarial gains	$(395)	$(447)	$(37)
Transition obligation	$55	$111	$55

The expected benefits to be paid under the Corporation’s postemployment benefit plans are as follows:

	Pension Benefits	Other Postretirement Benefits
	(Dollars in Thousands)
2012	$514	$49
2013	$502	$51
2014	$350	$50
2015	$434	$50
2016	$1,082	$54
2017-2021	$2,717	$275

The asset allocation for the defined benefit pension plan for the years ended December 31, 2011 and 2010, by asset category, is as follows:

ASSET CATEGORY

	Percentage of Plan Assets
	2011	2010
Equity securities	70%	75%
Debt securities	20	20
Real estate	1	1
Other	9	4
Total	100%	100%

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

Page 46     First Century Bankshares, Inc.

7. Post Employment Benefits (continued)

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

The following table presents fair value information about the Company’s defined benefit pension plan assets by asset category as of December 31, 2011 and 2010.

		Fair Value Measurements at December 31, 2011, Using:
Description	Fair Value December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in Thousands)
Equity securities	$3,620	$3,620	$—	$—
Indexed funds	1,720	1,720	—	—
Debt securities	659	—	659	—
Preferred stocks	325	—	325	—
Real estate mortgages	54	—	54	—
Other investments, includes cash and cash equivalents	636	636	—	—
Total	$7,014	$5,976	$1,038	$—

		Fair Value Measurements at December 31, 2010, Using:
Description	Fair Value December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in Thousands)
Equity securities	$3,438	$3,438	$—	$—
Indexed funds	2,143	2,143	—	—
Debt securities	353	—	353	—
Preferred stocks	298	—	298	—
Real estate mortgages	83	—	83	—
Other investments, includes cash and cash equivalents	412	412	—	—
Total	$6,727	$5,993	$734	$—

Equity securities and indexed funds: Valued at the closing prices reported on the active market on which the individual securities are traded.

All other investments: Valued at fair value based on models that consider criteria such as dealer quotes, available trade date, issuer credit worthiness, and bond and swap yield curves.

The Corporation made discretionary contributions of $300,000 to the pension plan in 2010, and $500,000 in 2011. The Corporation expects to contribute $1,000,000 to the pension plan in 2012.

First Century Bankshares, Inc.     Page 47

7. Post Employment Benefits (continued)

The Corporation maintains a qualified 401(k) retirement savings plan. All employees age 21 and over are eligible to participate on a voluntary basis. The Corporation adopted a safe-harbor match of 100% up to 6% of compensation for 2010 and 2011. Total amounts charged to operating expense for payments pursuant to this plan were approximately $214,000 in 2011 and $234,000 in 2010.

8. Income Taxes

The provision for income taxes consisted of the following:

	Years Ended December 31,
Tax provision attributed to income from operations:	2011	2010
Current:	(Dollars in Thousands)
Federal	$157	$1,361
State	23	281
Deferred expense (benefit)	698	(697)
PROVISION FOR INCOME TAXES	$878	$945

The components of deferred tax assets and liabilities at December 31, 2011 and 2010 were as follows:

	2011	2010
	(Dollars in Thousands)
Allowance for loan losses	$1,544	$2,091
Retirement plans	1,369	1,118
Alternative minimum tax credits	164	—
Other	131	121
Gross deferred tax assets	3,208	3,330
Depreciation	(216)	(280)
Goodwill	(1,586)	(1,428)
Unrealized gains on securities available for sale	(276)	(167)
Other	(252)	(240)
Gross deferred tax liabilities	(2,330)	(2,115)
NET DEFERRED TAX ASSET	$878	$1,215

The principal differences between the effective tax rate and the federal statutory rate were as follows:

	Years Ended December 31,
	2011		2010
	(Dollars in Thousands)
	Amount	%	Amount	%
Provision at statutory rate	$1,052	34	$1,049	34
Tax-exempt interest income from certain investment securities and loans	(276)	(9)	(273)	(9)
State income tax expense, net of federal benefit	91	3	120	4
Other, net	11	—	49	2
PROVISION FOR INCOME TAXES	$878	28	$945	31

Page 48     First Century Bankshares, Inc.

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

The components of the Corporation’s off-balance sheet financial commitments at December 31, 2011 and 2010 are as follows:

	December 31,
	2011	2010
Unused lines of credit	(Dollars in Thousands)
Home equity lines	$5,044	$4,686
Commercial real estate, construction and land development secured by real estate	15,027	20,942
Other unused commitments	16,483	16,714
Total unused lines of credit	$36,554	$42,342
Financial standby letters of credit	$3,796	$3,887

The carrying amount and fair value of financial standby letters of credit was $3,000 at December 31, 2011 and 2010. Also, at December 31, 2011 and 2010, the Corporation had residential mortgage loan commitments outstanding of $2,533,000 and $2,843,000, respectively. Derivative financial instruments related to these commitments at December 31, 2011 and 2010 were $23,000 and $60,000, respectively.

First Century Bankshares, Inc.     Page 49

10. Financial Instruments, Concentrations of Credit and Fair Values (continued)

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

A substantial portion of the customers’ ability to honor their contractual commitment is largely dependent upon the economic conditions of the respective industry and overall economic conditions of the region. At December 31, 2011, the Corporation had concentrations of $23,811,000, or 58.5% of stockholders’ equity in loans to lessors of residential real property, and $18,792,000, or 46.1% of stockholders’ equity in loans to lessors of nonresidential real property. These concentrations are diversified by geography throughout the Mid-Atlantic region.

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

The estimated fair value and the recorded book balances at December 31, 2011 and 2010 were as follows:

	2011		2010
	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount
	(Dollars in Thousands)
Assets:
Cash and cash equivalents	$55,742	$55,742	$28,869	$28,869
Securities available for sale	66,673	66,673	73,442	73,442
Securities held to maturity	28,149	27,024	24,262	24,196
Federal Home Loan Bank and Federal Reserve Bank stock	1,352	1,352	1,572	1,572
Net loans	254,834	243,462	264,533	254,382
Accrued interest receivable	832	832	1,243	1,243

Liabilities:
Noninterest-bearing deposits	$57,403	$57,403	$47,056	$47,056
Deposits with no stated maturities	150,227	150,227	147,460	147,460
Deposits with stated maturities	145,973	145,019	158,730	157,825
Short-term borrowings	20,097	20,097	11,457	11,457
Accrued interest payable	86	86	137	137

Page 50     First Century Bankshares, Inc.

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

First Century Bankshares, Inc.     Page 51

10. Financial Instruments, Concentrations of Credit and Fair Values (continued)

available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions.

Loans:

The Corporation does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. The fair value of impaired loans is estimated using one of several methods, including collateral value, recent appraisal value and/or tax assessed value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2011, substantially all of the total impaired loans were evaluated based on the fair value of the collateral. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Corporation records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Corporation records the impaired loan as nonrecurring Level 3.

Foreclosed Assets / Repossessions:

Foreclosed assets and repossessions are adjusted to fair value upon transfer of the loans to foreclosed assets and repossessions. Subsequently, foreclosed assets and repossessions are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Corporation records the foreclosed asset as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Corporation records the foreclosed asset or repossession as nonrecurring Level 3.

Page 52     First Century Bankshares, Inc.

10. Financial Instruments, Concentrations of Credit and Fair Values (continued)

The following table presents information about the Company’s assets and liabilities measured at fair value on a recurring and nonrecurring basis as of December 31, 2011 and 2010, and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value.

		Fair Value Measurements at December 31, 2011, Using:
Description	Fair Value December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in Thousands)
Assets and liabilities measured on a recurring basis:
Available-for-sale securities	$66,673	$—	$66,673	$—
Total	$66,673	$—	$66,673	$—

Assets and liabilities measured on a nonrecurring basis:
Impaired loans, net	$12,716	$—	$12,716	$—
Foreclosures and repossessions	1,180	—	1,180	—
Total	$13,896	$—	$13,896	$—

		Fair Value Measurements at December 31, 2010, Using
Description	Fair Value December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in Thousands)
Assets and liabilities measured on a recurring basis:
Available-for-sale securities	$73,442	$—	$73,442	$—
Total	$73,442	$—	$73,442	$—

Assets and liabilities measured on a nonrecurring basis:
Impaired loans, net	$13,624	$—	$13,624	$—
Foreclosures and repossessions	1,768	—	1,768	—
Total	$15,392	$—	$15,392	$—

11. Regulatory Matters

The Corporation’s principal source of funds for dividend payment and debt service is dividends received from the subsidiary bank.

Under applicable federal and state laws, the payment of dividends by FCB to the Corporation is restricted in any calendar year to the net profits of that year, as defined, combined with the retained net profits of the two preceding years. At December 31, 2011, FCB had retained net profits for the years 2011 and 2010, of approximately $2,783,000.

The Corporation and its subsidiary are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s

First Century Bankshares, Inc.     Page 53

11. Regulatory Matters (continued)

financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its subsidiary must meet specific capital guidelines that involve quantitative measures of the Corporation’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and its subsidiary to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk–weighted assets (as defined), and Tier I capital to average assets (as defined). Management believes, as of December 31, 2011, that the Corporation and its subsidiary meet all capital adequacy requirements to which they are subject.

At it’s most recent regulatory examination FCB received notification from it’s primary regulator that it was well–capitalized under the regulatory framework for prompt corrective action. To be adequately capitalized, minimum total risk–based, Tier I risk–based, and Tier I leverage ratios as set forth in the following table must be maintained. There are no conditions or events since the recent notification that management believes have changed the institution’s category.

	Actual		For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
	(Dollars in Thousands)
As of December 31, 2011:
Total Capital (to Risk Weighted Assets):
Consolidated	$42,688	16.67%	≥	$20,490	≥	8.00%
First Century Bank	$41,565	16.26%	≥	$20,456	≥	8.00%	≥	$25,571	≥	10.00%
Tier I Capital (to Risk Weighted Assets):
Consolidated	$39,465	15.41%	≥	$10,245	≥	4.00%
First Century Bank	$38,347	15.00%	≥	$10,228	≥	4.00%	≥	$15,342	≥	6.00%
Tier I Capital (to Average Assets):
Consolidated	$39,465	9.49%	≥	$16,640	≥	4.00%
First Century Bank	$38,347	9.23%	≥	$16,623	≥	4.00%	≥	$20,778	≥	5.00%

	Actual		For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
	(Dollars in Thousands)
As of December 31, 2010:
Total Capital (to Risk Weighted Assets):
Consolidated	$41,411	15.08%	≥	$21,970	≥	8.00%
First Century Bank	$40,029	14.61%	≥	$21,917	≥	8.00%	≥	$27,396	≥	10.00%
Tier I Capital (to Risk Weighted Assets):
Consolidated	$37,948	13.82%	≥	$10,985	≥	4.00%
First Century Bank	$36,574	13.35%	≥	$10,958	≥	4.00%	≥	$16,438	≥	6.00%
Tier I Capital (to Average Assets):
Consolidated	$37,948	9.00%	≥	$16,874	≥	4.00%
First Century Bank	$36,574	8.68%	≥	$16,848	≥	4.00%	≥	$21,060	≥	5.00%

Page 54     First Century Bankshares, Inc.

12. Parent Company Financial Data

Condensed financial information of First Century Bankshares, Inc. (parent company only) is presented below:

STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2011	2010
Assets:	(Dollars in Thousands)
Cash	$487	$183
Investment in subsidiary at equity	39,605	39,096
Other assets	640	1,175
TOTAL ASSETS	$40,732	$40,454
Liabilities:
Other liabilities	$8	$483
TOTAL LIABILITIES	8	483
Stockholders’ Equity:
Common stock–$1.25 par value; 10,000,000 shares authorized and 2,000,000 shares issued at December 31, 2011 and 2010; and 1,903,120 shares outstanding at December 31, 2011, and 2010	2,500	2,500
Paid-in capital	757	757
Retained earnings	39,747	38,994
Treasury stock, at cost; 96,880 shares at December 31, 2011 and 2010	(2,280)	(2,280)
TOTAL STOCKHOLDERS’ EQUITY	40,724	39,971
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$40,732	$40,454

STATEMENTS OF INCOME
	Years Ended December 31,
	2011	2010
	(Dollars in Thousands)
Income:
Dividends from subsidiary bank	$700	$1,220
Interest income	7	—
TOTAL INCOME	707	1,220
Expenses:
Other	160	150
TOTAL EXPENSES	160	150
Applicable income taxes (benefits)	(55)	(57)
Income before equity in undistributed net income of subsidiaries	602	1,127
Equity in undistributed net income of subsidiary	1,614	1,014
NET INCOME	$2,216	$2,141

First Century Bankshares, Inc.     Page 55

12. Parent Company Financial Data (continued)

STATEMENT OF CASH FLOWS

	Years Ended December 31,
	2011	2010
Cash flows from operating activities	(Dollars in Thousands)
Net income	$2,216	$2,141
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary	(1,614)	(1,014)
Other adjustments, net	55	(49)
NET CASH PROVIDED BY OPERATING ACTIVITIES	657	1,078
Cash flows from investing activities
Cash received from dissolution of financial subsidiary	503	—
NET CASH PROVIDED BY INVESTING ACTIVITIES	503	—
Cash flows from financing activities
Cash dividends paid	(856)	(1,142)
NET CASH USED BY FINANCING ACTIVITIES	(856)	(1,142)
Net increase (decrease) in cash	304	(64)
Cash at January 1,	183	247
Cash at December 31,	$487	$183

Page 56     First Century Bankshares, Inc.

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

Management conducted an evaluation of the effectiveness of our system of internal control over financial reporting as of December 31, 2011 based on the framework set forth in “Internal Control—Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on its evaluation, management concluded that, as of December 31, 2011, First Century Bankshares, Inc.’s internal control over financial reporting was effective.

Date: March 1, 2012

Frank W. Wilkinson President and Chief Executive Officer	J. Ronald Hypes, Treasurer (Principal Financial Officer)

First Century Bankshares, Inc.     Page 57

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

First Century Bankshares, Inc.

and Subsidiaries

Bluefield, West Virginia

We have audited the accompanying consolidated statements of financial condition of First Century Bankshares, Inc. and Subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years then ended. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Century Bankshares, Inc. and Subsidiary as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Brown, Edwards & Company, L.L.P.

CERTIFIED PUBLIC ACCOUNTANTS

Bluefield, West Virginia

March 6, 2012

Page 58     First Century Bankshares, Inc.

Boards of

Directors

FIRST CENTURY BANKSHARES, INC.

J. Richard Chambers CEO and Managing Member J.R. Chambers and Associates, LLC W. Paul Cole, Jr. President, Cole Chevrolet-Cadillac Senator D. Richard Browning West Virginia Senate

Michael R. Shott

Chairman & CEO – JanPak, Inc.

Chairman of the Board

First Century Bankshares, Inc.

First Century Bank

Robert M. Jones, Jr., MD

Physician; Vice Chairman, First

Century Bankshares, Inc.

Samuel V. Jones, CPA

Hodges, Jones and Mabry, P.C.

Charles A. Peters Formerly, President, Peters Equipment, Inc. John H. Shott Attorney Walter L. Sowers President, Pemco Corporation

William Chandler Swope

President,

Swope Construction Services, Inc.

Frank W. Wilkinson

President and Chief Executive Officer

First Century Bankshares, Inc.
First Century Bank

R. W. Wilkinson

Retired Chairman, President & CEO

First Century Bankshares, Inc.

First Century Bank

FIRST CENTURY BANK

C. Scott Briers

President,

Briers, Inc.

J. Richard Chambers

CEO and Managing Member

J.R. Chambers and Associates, LLC

W. Paul Cole, Jr.

President, Cole

Chevrolet-Cadillac

Stephen H. Blaydes, M.D.

Eye Surgeon

The Blaydes Clinic

Timm Boggess

Legal Counsel

Met Resources

Senator D. Richard Browning

West Virginia Senate

R. Woodrow Duba

General Manager

Beaver Coal Company, Limited

Michael R. Shott

Chairman & CEO – JanPak, Inc.

Chairman of the Board

First Century Bankshares, Inc.

First Century Bank

Robert M. Jones, Jr., MD

Physician; Vice Chairman,

First Century Bankshares, Inc.

Samuel V. Jones, CPA

Hodges, Jones and Mabry, P.C.

Charles A. Peters

Formerly, President,

Peters Equipment, Inc.

John H. Shott

Attorney

Walter L. Sowers

President,

Pemco Corporation

William Chandler Swope

President,

Swope Construction Services, Inc.

Frank W. Wilkinson

President and Chief Executive Officer

First Century Bankshares, Inc.
First Century Bank

R. W. Wilkinson

Retired – Chairman, President & CEO

First Century Bankshares, Inc.

First Century Bank

FIRST CENTURY BANK

WYOMING COUNTY OPERATIONS ADVISORY BOARD

Michelle Brown, DDS Oceana Dental Center Tom Evans, Jr. Private Investor	Lynn Daniels Vice President Wyoming County Operations First Century Bank	Frank W. Wilkinson President and Chief Executive Officer First Century Bankshares, Inc. First Century Bank	Dennis Worrell Partner, Worrell Exxon & Owner, D & T Car Wash R. W. Wilkinson Retired – Chairman, President & CEO First Century Bankshares, Inc. First Century Bank.

First Century Bankshares, Inc.     Page 59

Boards of

Directors

FIRST CENTURY BANK

WYTHE COUNTY OPERATIONS ADVISORY BOARD

Timothy A. Bess Chief Executive Officer Wythe County Community Hospital Samuel V. Jones, CPA Hodges, Jones & Mabry, PC	Garnett L. Little Vice President, Wythe County Operations First Century Bank	Frank W. Wilkinson President and Chief Executive Officer First Century Bankshares, Inc. First Century Bank	R. W. Wilkinson Retired - Chairman, President & CEO First Century Bankshares, Inc. First Century Bank

FIRST CENTURY BANK

SUMMERS COUNTY OPERATIONS ADVISORY BOARD

C. Scott Briers President, Briers, Inc. James S. Kerr Owner Kerr Realty	David L. Parmer Attorney at Law Bob Richmond Retired, First Century Bank	Bill J. Keaton Vice President, Summers County Operations First Century Bank Frank W. Wilkinson President and Chief Executive Officer First Century Bankshares, Inc. First Century Bank	R. W. Wilkinson Retired - Chairman, President & CEO First Century Bankshares, Inc. First Century Bank

FIRST CENTURY BANK

RALEIGH COUNTY OPERATIONS ADVISORY BOARD

William H. Baker Chairman of the Board Forward Southern West Virginia	Carl D. Bowman Assistant Vice President & City Executive Raleigh County First Century Bank Senator D. Richard Browning West Virginia Senate	R. Woodrow Duba General Manager Beaver Coal Company, Limited Frank W. Wilkinson President and Chief Executive Officer First Century Bankshares, Inc. First Century Bank	R. W. Wilkinson Retired - Chairman, President & CEO First Century Bankshares, Inc. First Century Bank

Page 60     First Century Bankshares, Inc.

Corporate and

Bank Officers

FIRST CENTURY BANKSHARES, INC.

Michael R. Shott	Robert M. Jones, Jr., MD	W. E. Albert	J. Ronald Hypes
Chairman of the Board	Vice Chairman of the Board	Secretary	Treasurer

Frank W. Wilkinson
President and Chief Executive Officer

FIRST CENTURY BANK

ADMINISTRATION

Michael R. Shott

Chairman of the Board

Frank W. Wilkinson

President

& Chief Executive Officer

J. Ronald Hypes

Senior Vice President &

Chief Financial Officer

John D. Lay

Vice President & Controller

Wayne L. Blevins

Vice President, Assistant Controller & Trust

Officer

Barbara Moore-Ray

Community Development

Officer

Cynthia Higgins-Atwell

Vice President

Internal Audit & Compliance

Lisa A. Huff

Vice President

Human Resources

Michael G. Scott

IT Manager

Deborah L. Bowman

Marketing Director

Matthew W. Barnett

BSA/Security Officer

BRANCH

ADMINISTRATION

Bill J. Keaton

Vice President,

Summers County Operations

Garnett L. Little

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

Loan Officer,

Fort Chiswell Office

Kathy L. Peters

Assistant Vice President,
CSR/Teller Manager

Angela M. James

Director of Treasury Management

Stephanie Bailey

Branch Manager & Loan Assistant,

Oceana Office

Kevin D. Gillespie

Branch Manager & Lender

Pineville Office

Linda C. Rider

IRA Coordinator

Sharon Cole

Assistant Cashier

Hinton Office

Nancy M. Cales

Assistant Cashier

Hinton Office

LOANS

Jeffery L. Forlines

Senior Vice President,

Chief Credit Officer

Randall D. Price

Vice President, Credit

Administration Officer

Anna Abbey

Director of Secondary

Mortgage Lending

Linda C. Hamer

Loan Officer

Randy N. Bowles

Assistant Vice President,

Summers County Office

Barry W. Whitt

Vice President, Loans,

Princeton-Springhaven

Drive Office

Rick D. Blevins

Assistant Vice President,

Credit Administration

Vicky C. Eggleston

Consumer Loan Officer,

Wytheville Office

Charles E. Lester

Collections Officer

Jean F. Stanley

Assistant Cashier,

Princeton Office

Helen L. Belcher

Loan Officer

Oceana Office

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

First Century Bankshares, Inc.     Page 61

First Century

Bankshares, Inc.

First Century Bank

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